UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

Uniti Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PROXY STATEMENT/PROSPECTUS
TRANSACTION PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Stockholders of Uniti Group Inc.:
On May 3, 2024, Uniti Group Inc. (“Uniti”) entered into an Agreement and Plan of Merger, dated as of May 3, 2024, by and between Uniti and Windstream Holdings II, LLC (“Windstream”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 17, 2024 (as it may be further amended and/or restated from time to time, the “Merger Agreement”). Upon the terms and subject to the conditions set forth in the Merger Agreement and following a pre-closing reorganization of Windstream (as further described in “The Merger — Overview of the Merger and Other Transactions”) an affiliate of Windstream identified as “Merger Sub” in the Merger Agreement will merge with and into Uniti (the “Merger”), with Uniti surviving the Merger, with the result that both of Uniti and Windstream’s successor by merger will be indirect wholly owned subsidiaries of Windstream Parent, Inc., a Delaware corporation that is currently an indirect wholly owned subsidiary of Windstream which is the entity that is filing this Form S-4 (“New Uniti”). In connection with the Merger, Windstream Parent, Inc. will be renamed Uniti Group Inc.
If the Merger is completed, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of Uniti’s common stock, par value $0.0001 per share (“Uniti Common Stock”), will automatically be canceled and retired and converted into the right to receive a number of shares of New Uniti common stock, par value $0.0001 per share (“New Uniti Common Stock”) equal to the Exchange Ratio. The “Exchange Ratio” will be obtained by dividing (i) the aggregate number of shares of New Uniti Common Stock (excluding shares in respect of awards of restricted shares of Uniti Common Stock granted under Uniti’s 2015 Equity Incentive Plan, as amended and restated effective March 28, 2018 (the “Uniti Stock Plan”) and such restricted shares, the “Uniti Restricted Stock Awards”)) that would be issued to holders of Uniti Common Stock and holders of vested performance-based restricted stock units that have been granted under the Uniti Stock Plan (the “Uniti PSU Awards”) as of the Effective Time if such holders were to receive, in respect of such securities, 57.68% of all shares of New Uniti Common Stock outstanding as of immediately following the Effective Time on an as converted and fully diluted basis, after giving effect to the Closing (as defined below) (after giving effect to certain issuances of securities of New Uniti and excluding certain other securities to properly apportion dilution, all such shares of New Uniti Common Stock outstanding at such time, the “Pro Forma Share Total”) by (ii) the aggregate number of shares of Uniti Common Stock (excluding shares in respect of Uniti Restricted Stock Awards) issued and outstanding as of immediately prior to the Effective Time (including in respect of Uniti Common Stock subject to Uniti PSU Awards that have vested but not settled and any shares issued or issuable under any Excess Uniti Equity Awards (as defined in the Merger Agreement) (at target performance, to the extent applicable), but excluding certain other securities to properly apportion dilution) (together with any cash in lieu of fractional shares of New Uniti Common Stock, the “Uniti Merger Consideration”), without interest and subject to any withholding of taxes required by applicable law. Immediately following the Closing and without giving effect to conversion of any outstanding convertible securities, the redemption or repurchase of the New Uniti Preferred Stock (as defined below) or the exercise of the New Uniti Warrants (as defined below), Uniti stockholders are expected to initially own approximately 62% of the outstanding New Uniti Common Stock.
If the Merger is completed, Windstream’s pre-closing equityholders will receive (i) the remaining shares of New Uniti Common Stock, representing approximately 35.42% of the Pro Forma Share Total (which, as noted above, takes into account dilution from certain future issuances), (ii) warrants of New Uniti (exercisable three years after issuance or, if earlier, upon any change of control of New Uniti or the redemption of the corresponding New Uniti Preferred Stock) representing approximately 6.9% of the Pro Forma Share Total (the “New Uniti Warrants”), (iii) shares of preferred stock of New Uniti having an aggregate initial liquidation preference of $575,000,000 (the “New Uniti Preferred Stock”) and (iv) $425,000,000 (less certain transaction expenses) in cash from Uniti (the “Closing Cash Payment”).
Therefore, legacy Uniti stockholders would receive shares of New Uniti Common Stock representing approximately 62% of New Uniti Common Stock outstanding immediately following the Merger, and legacy Windstream equityholders would receive shares of New Uniti Common Stock, representing approximately 38% of New Uniti Common Stock outstanding immediately following the Merger, without giving effect to the New Uniti Warrants. Assuming the shares of New Uniti Common Stock underlying the New Uniti Warrants were fully issued at Closing, the aggregate amount of New Uniti Common Stock received by legacy Uniti stockholders and legacy Windstream equityholders would be approximately 58% and 42%, respectively.
This proxy statement/prospectus covers the New Uniti Common Stock issuable to the Uniti stockholders.
Following the Merger, the New Uniti Common Stock is expected to be listed on the Nasdaq Global Market (“Nasdaq”) under the proposed symbol “UNIT.” It is a condition of the Closing that the New Uniti Common Stock be approved for listing on Nasdaq, subject to official notice of issuance. While trading on Nasdaq is expected to begin on the first business day following the date of the Closing, there can be no assurance that New Uniti’s securities will be listed on Nasdaq or that a viable and active trading market will develop. See “Risk Factors” beginning on page 37 for more information.
The Merger cannot be completed without approval of the Merger by the affirmative vote of a majority of all the votes entitled to be cast on the matter by the Uniti stockholders. The Voting Stockholders (as defined below), which are affiliates of Elliott Investment Management L.P. (“EIM”), have committed to voting all of their Uniti Common Stock, which as of the date of this proxy statement/prospectus represented approximately 4.15% of the total outstanding shares of Uniti Common Stock in favor of the Merger. Accordingly, proposals to approve the Merger and the other matters discussed in this proxy statement/prospectus will be presented at the special meeting of Uniti stockholders scheduled to be held on April 2, 2025 (the “Special Meeting”). Uniti has fixed the close of business on February 10, 2025, as the record date for the determination of Uniti stockholders entitled to notice of, and to vote at, the Special Meeting.
Uniti’s board of directors has unanimously determined, among other things, (i) that the Merger Agreement and the actions and transactions contemplated thereby, including the Merger, are in the best interests of Uniti and its stockholders, (ii) that the actions and transactions contemplated by the Merger Agreement on the terms and conditions thereof, including the Merger, are advisable, (iii) that the approval of the Merger and the other actions and transactions contemplated by the Merger Agreement on the terms and conditions thereof shall be submitted to the stockholders of Uniti for consideration at the Special Meeting, (iv) to recommend that the Uniti stockholders approve the Merger and the other actions and transactions contemplated by the Merger Agreement and (v) to approve the Merger Agreement.
Your vote is very important regardless of the number of shares of Uniti Common Stock that you own.
Whether or not you plan to attend the Special Meeting virtually, please submit your proxy as soon as possible by following the instructions on the accompanying proxy card to make sure that your shares are represented at the meeting. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished by the broker, bank or other nominee. You must provide voting instructions by telephone or via the internet by following the instructions on the enclosed voting instruction form or by marking, signing, dating and returning the enclosed voting instruction form by mail in the postage-paid envelope provided in order for your shares to be voted.
The Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically in person.
The accompanying proxy statement/prospectus provides Uniti stockholders with detailed information about the Merger and other matters to be considered at the Special Meeting. We encourage you to read the entire accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 37 of the accompanying proxy statement/prospectus.
Sincerely,
/s/ Kenny A. Gunderman Kenny A. Gunderman President and Chief Executive Officer Uniti Group Inc.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Merger or the other transactions described in this proxy statement/prospectus or the securities to be issued in connection with the Merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated February 12, 2025, and is first being mailed to Uniti stockholders on or about February 12, 2025.

Uniti Group Inc.
2101 Riverfront Drive
Suite A
Little Rock, AR 72202
Telephone: (501) 850-0820
NOTICE OF
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 2, 2025
TO THE STOCKHOLDERS OF UNITI GROUP INC.
NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of Uniti Group Inc., a Maryland corporation (“Uniti”), will be held at 8:00 a.m. Eastern time, on April 2, 2025. You or your proxyholder may attend and vote at the meeting online by visiting www.virtualshareholdermeeting.com/UNIT2025SM and using a control number listed on your enclosed proxy card or voting instruction form. The Special Meeting will be held solely by means of remote communication in a virtual format. Please note that there will be no physical location for the Special Meeting. To register and receive access to the meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in the attached proxy statement/prospectus of which this notice forms a part. You are cordially invited to attend the Special Meeting, in order to consider and vote upon the following proposals:
(1)
Proposal 1 — The Merger Proposal — A proposal to approve the merger of an affiliate of Windstream Holdings II, LLC (“Windstream”) with and into Uniti with Uniti surviving the merger as a wholly owned subsidiary of Windstream Parent, Inc. (“New Uniti”) (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of May 3, 2024, by and between Uniti and Windstream, as amended by the Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 17, 2024 (as it may be further amended and/or restated from time to time, the “Merger Agreement”), a copy of which is attached as Annex A to the proxy statement/prospectus accompanying this Notice, and approve the other actions and transactions contemplated thereby;

(2)
Proposal 2 — The Advisory Compensation Proposal — A proposal to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Uniti’s named executive officers that is based on or otherwise relates to the Merger;

(3)
Proposal 3 — The Interim Charter Amendment Proposal — A proposal to approve the amendment to the charter of Uniti, designating Uniti as the agent of Uniti stockholders to pursue damages in the event that specific performance is not sought or granted as a remedy for Windstream’s willful breach of the Merger Agreement, as set forth in Annex L to the proxy statement/prospectus accompanying this Notice;

(4)
Proposal 4 — The Delaware Conversion Proposal — A proposal to approve the conversion of Uniti to a Delaware corporation as more fully described in the proxy statement/prospectus accompanying this Notice, and the related plan of conversion attached thereto as Annex O; and

(5)
Proposal 5 — The Adjournment Proposal — A proposal to approve, if necessary, the adjournment of the Special Meeting to a later date or dates to permit further solicitation of proxies in the event that there are insufficient votes to approve one or more of the foregoing proposals or to ensure there are sufficient shares represented to constitute a quorum necessary to conduct the business of the Special Meeting. This proposal will only be presented at the meeting if there are not sufficient shares represented to achieve a quorum or sufficient votes to approve one or more of the foregoing proposals.

These items of business are described in the attached proxy statement/prospectus, which we encourage you to read in its entirety before voting. Only holders of record of shares of Uniti common stock, par value $0.0001 per share (“Uniti Common Stock” and each such share, a “Uniti Common Share”) at the close of business on February 10, 2025 are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting.
After careful consideration, Uniti’s board of directors unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, “FOR” the Interim Charter Amendment Proposal, “FOR” the Delaware Conversion Proposal and, if presented, “FOR” the Adjournment Proposal.
The Closing is conditioned on, among other things, the approval of the Merger Proposal. A copy of the Merger Agreement is attached as Annex A to the proxy materials attached hereto and incorporated herein by reference.
All Uniti stockholders are cordially invited to attend the Special Meeting which will be held virtually over the internet at www.virtualshareholdermeeting.com/UNIT2025SM. To ensure your representation at the Special Meeting, however, you are urged to vote by telephone or via the internet following the instructions on the enclosed proxy card or by completing, signing, dating and returning the enclosed proxy card by mail in the postage-paid envelope provided as soon as possible. If you are a stockholder of record of Uniti Common Shares, you may also cast your vote at the Special Meeting. If your Uniti Common Shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your Uniti Common Shares or, if you wish to attend the Special Meeting and vote, obtain and submit a proxy using the 16-digit control number provided on your proxy card or voting instruction form provided by your broker or bank.
Your vote is important regardless of the number of Uniti Common Shares you own. Whether you plan to attend the meeting or not, please vote by telephone or via the internet following the instructions on the enclosed proxy card or sign, date and return the enclosed proxy card by mail as soon as possible in the postage-paid envelope provided. If your shares are held in “street name”, you should contact your bank or broker to ensure that votes related to the Uniti Common Shares you beneficially own are voted.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors
/s/ Daniel L. Heard

Daniel L. Heard
Secretary

i

ii

ADDITIONAL INFORMATION
As permitted by the rules of the SEC, this proxy statement/prospectus incorporates important business and financial information about Uniti Group Inc., a Maryland corporation (“Uniti”) from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the SEC website at http://www.sec.gov.
Copies of documents filed by Uniti with the SEC are available at the investor relations page of Uniti’s website, https://investor.uniti.com/, and are also available to you free of charge upon your request in writing or by telephone to Uniti at the address and telephone number below.
Uniti Group Inc.
4005 Rodney Parham Road
Little Rock, AR 72212
Telephone: (501) 748-7000
Attention: Corporate Secretary
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must make your request no later than five business days before the date of the Special Meeting. This means that holders of Uniti Common Stock (as defined below) requesting documents must do so by March 26, 2025 in order to receive them before the Special Meeting.
See the section entitled “Where You Can Find More Information” of this proxy statement/prospectus for further information. The contents of the website of the SEC and Uniti are not being incorporated into this proxy statement/prospectus. This information about how you can obtain certain documents that are being incorporated by reference into this joint proxy statement/prospectus at these websites is being provided only for your convenience.

ABOUT THIS DOCUMENT
This proxy statement/prospectus, which forms a part of a registration statement on Form S-4 (Registration No. 333-281068) filed with the SEC by Windstream Parent, Inc. (“New Uniti”), constitutes a prospectus of New Uniti under Section 5 of the Securities Act of 1933, as amended (the “1933 Act”), with respect to the New Uniti Common Stock (as defined below) to be issued to stockholders of Uniti in connection with the Merger (as defined below). This document also constitutes a proxy statement of Uniti under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules promulgated thereunder, and a notice of meeting with respect to the Special Meeting of Uniti stockholders scheduled to be held on April 2, 2025 to consider and vote upon, among other things, the proposals to approve the Merger pursuant to the Agreement and Plan of Merger dated as of May 3, 2024, by and between Uniti and Windstream Holdings II, LLC, a Delaware limited liability company (“Windstream”), as amended by the Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 17, 2024 (as it may be further amended and/or restated from time to time, the “Merger Agreement”) and the other actions and transactions contemplated by the Merger Agreement, and to adjourn the meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve the Merger Proposal.
Unless otherwise indicated or the context otherwise requires, all references in this proxy statement/prospectus to the terms “Uniti” and the “Company” refer to Uniti Group Inc., together with its subsidiaries. All references in this proxy statement/prospectus to “Windstream” refer to Windstream Holdings II, LLC and New Windstream, LLC.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND SPECIAL MEETING
The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Special Meeting and the proposals to be presented at the Special Meeting, including with respect to the Merger. The following questions and answers do not include all the information that is important to Uniti stockholders. Uniti stockholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the Merger and the voting procedures for the Special Meeting. See “Where You Can Find More Information” beginning on page 290 of this proxy statement/prospectus.
Q.
Why am I receiving this proxy statement/prospectus?

A.
Uniti and Windstream have entered into the Merger Agreement providing for the merger of an affiliate of Windstream identified as “Merger Sub” in the Merger Agreement (“Merger Sub”) with and into Uniti (the “Merger”), with Uniti surviving the Merger as a wholly owned indirect subsidiary of Windstream Parent, Inc., a Delaware corporation which is the entity that is filing this Form S-4 (referred to herein as “New Uniti”), which is currently an indirect wholly owned subsidiary of Windstream and will, in connection with the Merger, become the ultimate parent company of Uniti and Windstream’s successor by merger. See the section entitled “The Merger — Overview of the Merger and Other Transactions” beginning on page 156 of this proxy statement/prospectus. In order to complete the Merger, Uniti stockholders must approve the Merger (the “Merger Proposal”) and the other actions and transactions contemplated by the Merger Agreement (collectively, the “Transactions”) and all other conditions to the Merger must be satisfied or waived. The Merger Proposal and the proposals to approve the other Transactions are further described in the Proposals section, beginning on page 243 of this proxy statement/prospectus.

Uniti will hold the Special Meeting to obtain approval of the Merger Proposal and certain other related approvals. This proxy statement/prospectus, which you should read carefully, contains important information about the Merger and other matters being considered at the Special Meeting.
This document is being delivered to you as both a proxy statement of Uniti and a prospectus of New Uniti in connection with the Merger. It is the proxy statement by which the Uniti board of directors (the “Uniti Board”) is soliciting proxies from Uniti stockholders to vote at the Special Meeting, or at any adjournment or postponement of the Special Meeting, on such proposals. In addition, this document is the prospectus by which New Uniti will issue shares of New Uniti common stock, par value $0.0001 per share (“New Uniti Common Stock”) to Uniti stockholders in the Merger in accordance with the Merger Agreement.
Your vote is important regardless of the number of shares of Uniti common stock, par value $0.0001 per share (“Uniti Common Stock” and each such share, a “Uniti Common Share”), that you own. We encourage you to vote as soon as possible.
Q.
Are there any other matters being presented to stockholders at the Special Meeting?

A.
In addition to voting on the Merger Proposal, the stockholders of Uniti are being asked to consider and vote on:

1.
a proposal to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Uniti’s named executive officers that is based on or otherwise relates to the Merger (the “Advisory Compensation Proposal”), which is further described in the section entitled “Proposal 2 — The Advisory Compensation Proposal,” beginning on page 244 of this proxy statement/prospectus;

2.
a proposal to approve the amendment to the charter of Uniti (the “Interim Charter Amendment Proposal”), which is further described in the sections titled “Proposal 3 — The Interim Charter Amendment Proposal” and “The Merger Agreement — Charter Amendment,” beginning on pages 245 and 230, respectively, of this proxy statement/prospectus and a copy of which is attached to this proxy statement/prospectus as Annex L;

3.
a proposal to approve the conversion of Uniti to a Delaware corporation and the plan of conversion attached to this proxy statement/prospectus as Annex O (the “Delaware Conversion Proposal”), which is further described in the section entitled “Proposal 4 — The Delaware Conversion Proposal,” beginning on page 246 of this proxy statement/prospectus; and

4.
a proposal to approve, if necessary, the adjournment of the Special Meeting to a later date or dates to permit further solicitation of proxies in the event there are insufficient votes for one or more of the foregoing proposals or to ensure there are sufficient shares represented to constitute a quorum necessary to conduct the business of the Special Meeting (the “Adjournment Proposal” and, together with the Merger Proposal, the Advisory Compensation Proposal, the Interim Charter Amendment Proposal and the Delaware Conversion Proposal, the “Proposals”), which proposal will only be presented at the Special Meeting if there are not sufficient shares represented to achieve a quorum or sufficient votes to approve one or more of the foregoing proposals. See the section entitled “Proposal 5 — The Adjournment Proposal.”

Consummation of the Merger is conditioned on approval of the Merger Proposal, but not on any of the other Proposals.
Q.
Where and when is the Special Meeting?

A.
The Special Meeting will be held on April 2, 2025, beginning at 8:00 a.m., Eastern Time (with log-in beginning at 7:45 a.m., Eastern Time), unless postponed to a later date. The Special Meeting will be a virtual only meeting conducted via live audio webcast at www.virtualshareholdermeeting.com/UNIT2025SM. You will need the 16-digit control number provided on your proxy card or voting instruction form in order to attend the Special Meeting. Because the Special Meeting is being conducted via live webcast, stockholders will not be able to attend the Special Meeting in person.

Q.
Who can vote at and attend, and what is the record date of, the Special Meeting?

A.
All Uniti stockholders who hold Uniti Common Shares at the close of business on February 10, 2025, the record date for the Special Meeting (the “Record Date”), are entitled to receive notice of, and to vote at, the Special Meeting. Only Uniti stockholders as of the close of business on the Record Date, or their duly appointed proxies, and invited guests of Uniti may attend the Special Meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) may vote online during the Special Meeting if they have a voting instruction form with a 16-digit control number. Street name holders should receive their voting instruction form from their broker, bank or other institution where they hold their account.

Q.
How does the Uniti Board recommend I vote?

A.
At a meeting held on May 2, 2024, the Uniti Board unanimously determined, among other things, (i) that the Merger Agreement and the actions and transactions contemplated thereby, including the Merger, are in the best interests of Uniti and its stockholders, (ii) that the actions and transactions contemplated by the Merger Agreement on the terms and conditions thereof, including the Merger, are advisable, (iii) that the approval of the Merger and the other actions and transactions contemplated by the Merger Agreement on the terms and conditions thereof shall be submitted to the stockholders of Uniti for consideration at the Special Meeting and (iv) to recommend that the Uniti stockholders approve the Merger and the other actions and transactions contemplated by the Merger Agreement. On May 16, 2024, the Compensation Committee of the Uniti Board (the “Committee”), through a written consent signed by all of the members of the Committee, unanimously determined that it is in the best interests of Uniti to grant the Special Equity Grants (as defined below) and approved such Special Equity Grants, which are the subject of the Advisory Compensation Proposal. On October 9, 2024, the Uniti Board, through a written consent signed by all the directors, unanimously determined (i) that the Delaware Conversion (as defined below) and the Plan of Conversion (as defined below) are in the best interests of Uniti and its stockholders, (ii) that the Delaware Conversion and the Plan of Conversion are advisable, (iii) that the Delaware Conversion and the Plan of Conversion shall be submitted to the Uniti stockholders for consideration at the Special Meeting, (iv) to recommend that the Uniti stockholders approve the Delaware Conversion and the Plan of Conversion and (v) to approve the Delaware Conversion and the Plan of Conversion, including the certificate of incorporation attached thereto as Exhibit A.
Accordingly, the Uniti Board unanimously recommends that Uniti stockholders vote “FOR” the Merger Proposal. In addition, the Uniti Board unanimously recommends that Uniti stockholders vote “FOR” the Advisory Compensation Proposal, “FOR” the Interim Charter Amendment Proposal, “FOR” the Delaware Conversion Proposal and, if presented, “FOR” the Adjournment Proposal. See “The Merger — Recommendation of the Uniti Board and Uniti’s Reasons for the Merger” beginning on page 170 of this proxy statement/prospectus.
Q.
Do any of Uniti’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A.
In considering the recommendation of the Uniti Board with respect to the Merger Proposal, you should be aware that Uniti’s directors and executive officers have certain interests in the Merger that may be different from, or in addition to, the interests of Uniti stockholders generally. The Uniti Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger and in recommending that the Merger be approved by the Uniti stockholders. See “The Merger — Interests of Uniti’s Directors and Executive Officers in the Merger,” beginning on page 203 of this proxy statement/prospectus.

Q.
Why is Uniti proposing to convert from a Maryland corporation to a Delaware corporation pursuant to the Delaware Conversion Proposal?

A.
As described below in “Risk Factors — If Uniti exercises its rights under the Merger Agreement to effect the Merger using an alternative transaction structure, Uniti expects that New Uniti would not receive a step-up in the tax basis of any of Uniti’s assets, reducing potential tax savings for New Uniti that would otherwise result from the Merger,” if the Merger is a taxable transaction for U.S. federal income tax purposes, Uniti expects that in order to obtain certain U.S. federal income tax benefits, Uniti would effect a post-closing reorganization, pursuant to which Uniti would (i) convert from a corporation to a limited liability company (the “LLC Conversion”) and (ii) in connection with the LLC Conversion, distribute a deemed dividend to HoldCo. It is possible that New Uniti could incur significant state and local income tax liabilities on HoldCo’s receipt of such deemed dividend if it occurs after the Closing Date (as defined below). In order to reduce such potential exposure for state and local tax liabilities, it is desirable for the LLC Conversion to be effected after the Merger but on the Closing Date. Uniti believes that, under Maryland law and administrative practice, it may be difficult to complete the LLC Conversion on the same day that the Merger is completed, but, if Uniti converts to a Delaware corporation prior to the Effective Time, Uniti expects that it would be able to complete the LLC Conversion under Delaware law and administrative practice on the Closing Date.

For U.S. federal income tax purposes, Uniti will continue to be treated as the same corporation, and continue to be treated as a REIT, both before and after it converts from a Maryland corporation to a Delaware corporation, and therefore Uniti does not expect there to be any differences in the taxation of Uniti stockholders with respect to their shares in Uniti as a result of the conversion.
Q.
What will happen in the Merger?

A.
Pursuant to the Merger Agreement, Merger Sub will merge with and into Uniti, with Uniti surviving the Merger as an indirect wholly owned subsidiary of New Uniti. After the Merger, Uniti common stock will be delisted from the Nasdaq Global Market (“Nasdaq”) and deregistered under the 1934 Act. Uniti stockholders and pre-closing Windstream equityholders will receive certain equity interests in New Uniti in connection with the Merger. Following the Merger, New Uniti Common Stock is expected to be listed on Nasdaq. New Uniti will not qualify as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes.

Q.
What will I receive in the Merger?

A.
If the Merger is completed, at the effective time of the Merger (the “Effective Time”), each issued and outstanding share of Uniti Common Stock will automatically be canceled and retired and converted into the right to receive a number of shares of New Uniti Common Stock equal to the Exchange Ratio. The Exchange Ratio will be obtained by dividing (i) the aggregate number of shares of New Uniti Common Stock (excluding shares in respect of Uniti Restricted Stock Awards (as defined below)) that would be issued to holders of Uniti Common Shares and holders of vested Uniti PSU Awards (as defined below) as of the Effective Time if such holders were to receive, in respect of such securities, 57.68% of all shares of New Uniti Common Stock outstanding as of immediately following the Effective Time on an as converted and fully diluted basis, after giving effect to the closing of the Merger (the “Closing”) (after giving effect to certain issuances of securities of New Uniti and excluding certain other securities to properly apportion dilution, all such shares of New Uniti Common Stock outstanding at such time, the “Pro Forma Share Total”) by (ii) the aggregate number of shares of Uniti Common Stock (excluding shares in respect of Uniti Restricted Stock Awards) issued and outstanding as of immediately prior to the Effective Time (including in respect of Uniti Common Shares subject to Uniti PSU Awards that have vested but not settled and any shares issued or issuable under any Excess Uniti Equity Awards (as defined in the Merger Agreement) (at target performance, to the extent applicable), but excluding certain other securities to properly apportion dilution) (together with any cash in lieu of fractional shares of New Uniti Common Stock, the “Uniti Merger Consideration”), without interest and subject to any withholding of taxes required by applicable law.

For illustrative purposes only, assume there are (i) 242,443,090 shares of Uniti Common Stock issued and outstanding immediately prior to Closing (including those underlying vested Uniti PSU Awards, those issuable to repurchase equity of certain subsidiaries from third party holders and those issued or issuable under any Excess Uniti Equity Awards, but excluding certain other securities), which is the number of shares of Uniti Common Stock issued and outstanding (assuming all of the stock issuances described above would have occurred) as of January 9, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus, and (ii) 108,382,662 units of Windstream equity issued and outstanding (including those underlying the existing warrants issued by Windstream and certain Windstream equity awards, but excluding certain other equity awards that will be settled in cash at or prior to the Closing), which is the number of units of Windstream equity issued and outstanding (assuming the settlement of certain equity awards described above would have occurred) as of January 9, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus. The Exchange Ratio is calculated by first multiplying the outstanding units of Windstream equity (i.e. , 108,382,662) by 136.29% (which is the “Pro Forma Share Total Factor,” calculated as 57.68% divided by (1-57.68%)), and then dividing that product by the aggregate number of shares of Uniti Common Stock then outstanding (i.e., 242,443,090). This would result in the Exchange Ratio being approximately 0.6093, and each outstanding share of Uniti Common Stock at the Effective Time would be converted into approximately 0.6093 shares of New Uniti Common Stock, with holders receiving cash in lieu of fractional shares. Therefore, legacy Uniti stockholders would receive shares of New Uniti Common Stock representing approximately 62% of New Uniti Common Stock outstanding immediately following the Merger, and legacy Windstream equityholders would receive shares of New Uniti Common Stock representing approximately 38% of New Uniti Common Stock outstanding immediately following the Merger.
Additionally, as discussed above, legacy Windstream holders will receive the New Uniti Warrants representing 6.9% of the Pro Forma Share Total. Assuming the shares of New Uniti Common Stock underlying the New Uniti Warrants were fully issued at Closing, the aggregate amount of New Uniti Common Stock received by legacy Uniti stockholders and legacy Windstream equityholders would be approximately 58% and 42%, respectively.
Any other issuances of New Uniti Common Stock following the Closing, including pursuant to the Windstream MIP, Converted PSUs and Converted Restricted Stock Awards (as defined in the Merger Agreement), would further dilute all New Uniti stockholders (including legacy Uniti stockholders and legacy Windstream equityholders) on a pro rata basis.

Q.
Who will own Uniti after the Merger?

A.
Without giving effect to conversion of any outstanding convertible securities, the redemption or repurchase of the New Uniti Preferred Stock (as defined below) or the exercise of the New Uniti Warrants, Uniti stockholders and Windstream equityholders are expected to receive approximately 62% and 38% of the New Uniti Common Stock outstanding immediately following the Merger, respectively. As of the date of this proxy statement/prospectus, an affiliate of Elliott (as defined below) is Windstream’s largest equityholder, and affiliates of Elliott are expected to continue to be the largest stockholders of New Uniti after the Closing. See “Beneficial Ownership of Securities — Security Ownership of Certain Beneficial Owners and Management of New Uniti” for more information about ownership of New Uniti by New Uniti’s directors, executive officers and greater than five percent stockholders.

Q.
How will I receive the Uniti Merger Consideration to which I am entitled?

A.
The conversion of Uniti Common Shares into the right to receive the Uniti Merger Consideration will occur automatically upon the Closing. Promptly after the Effective Time and in any event within two business days thereafter, an exchange agent will mail to each holder of Uniti Common Shares at the Effective Time a letter of transmittal and instructions for use in effecting the surrender of certificates representing Uniti Common Shares (“Certificates”) and book-entry shares representing Uniti Common Shares (“Uncertificated Shares”) in exchange for the Merger Consideration. Upon receipt by the exchange agent of (i) Certificates together with a properly completed letter of transmittal or (ii) receipt of an “agent’s message” by the exchange agent (or such other evidence, if any, of transfer as the exchange agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holder of such Certificates or Uncertificated Shares will be entitled to receive the Uniti Merger Consideration in exchange therefor.

Q.
Will the Merger be taxable to stockholders?

A.
Based on the transaction structure set forth in the Merger Agreement, Uniti expects that the receipt of the Uniti Merger Consideration by Uniti stockholders in exchange for Uniti Common Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, in which case a U.S. Holder (as defined below under “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences of the Merger — U.S. Holders”) generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (a) the fair market value of the shares of New Uniti Common Stock received by the U.S. Holder in the Merger and the amount of cash received in lieu of fractional shares of New Uniti Common Stock and (b) the U.S. Holder’s adjusted tax basis in the Uniti Common Shares surrendered in the Merger. Uniti stockholders may be liable for U.S. federal, state and/or local income taxes with respect to any such gain recognized on the transaction, even though they will not receive any cash in the transaction.

Except in certain specific circumstances described under “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences of the Merger — Non-U.S. Holders,” a Non-U.S. Holder (as defined below under “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences of the Merger — Non-U.S. Holders”) generally will not be subject to U.S. federal income tax unless the Non-U.S. Holder has certain connections with the United States.
However, as discussed below under “Risk Factors — Risks Related to the Merger — If Uniti exercises its rights under the Merger Agreement to effect the Merger using an alternative transaction structure, Uniti expects that New Uniti would not receive a step-up in the tax basis of any of Uniti’s assets, reducing potential tax savings for New Uniti that otherwise would result from the Merger” in certain circumstances, it is possible that Uniti may exercise its rights under the Merger Agreement to elect to effect the Merger using an alternative transaction structure that is intended to be a tax-free transaction to Uniti stockholders for U.S. federal income tax purposes, in which case Uniti stockholders would not recognize any gain, and would not be permitted to recognize any loss, realized on the receipt of the Uniti Merger Consideration by Uniti stockholders in exchange for Uniti Common Shares pursuant to the

Merger (except for any gain or loss that may result from the receipt of cash in lieu of a fractional share of New Uniti Common Stock). However, there can be no assurance that Uniti will exercise its rights under the Merger Agreement to elect to effect the Merger using an alternative transaction structure. For a more detailed summary of the tax consequences of the Merger under the alternative structure, see the section below entitled “Material U.S. Federal Income Tax Considerations — Tax Consequences of the Merger if Uniti Elects to Effect the Merger Using an Alternative Transaction Structure.”
The U.S. federal income tax consequences described above may not apply to all holders of Uniti Common Shares. You should read the section entitled “Material U.S. Federal Income Tax Considerations” for a more complete discussion of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated and the tax consequences of the Merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the applicable U.S. federal, state, local and non-U.S. tax consequences of the Merger to you.
Q.
Who will the directors and officers of New Uniti be?

A.
Following the Closing, the initial board of New Uniti will be comprised of nine directors and is expected to include the five current Uniti directors, two directors nominated by Elliott pursuant to the Elliott Stockholder Agreement (as defined below) and two directors jointly selected by Uniti and Elliott. Uniti’s existing senior management team (consisting of the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Executive Vice President — General Counsel and Secretary, Executive Vice President — Chief Technology Officer and Senior Vice President and Chief Revenue Officer) will comprise the senior management of New Uniti following the Closing.

Q.
Do I have appraisal rights if I object to the proposed Merger?

A.
There are no appraisal rights in connection with the Merger with respect to Uniti Common Shares. See the section entitled “Appraisal Rights,” beginning on page 242 of this proxy statement/prospectus.

Q.
What happens if the Merger is not consummated?

A.
If Uniti does not complete the Merger, it may be required to pay to Windstream certain fees, expense reimbursement, and/or damages. If the Merger Agreement is terminated because the Uniti stockholders do not approve the Merger Proposal, Uniti will be required to pay to Windstream reasonable and documented out-of-pocket third-party expenses incurred by Windstream and its affiliates and equityholders in connection with the Merger and the Transactions, up to $25,000,000. In the event the Merger Agreement is terminated by Windstream as a result of a breach by Uniti of certain financing-related representations, warranties and covenants, Uniti will be required to pay a termination fee of $75,000,000 to Windstream. In the event the Merger Agreement is terminated by Uniti to enter into a superior proposal or by Windstream as a result of an adverse recommendation change by the Uniti Board or in certain other circumstances, Uniti will be required to pay to Windstream a termination fee of $55,000,000. In the event of a willful breach by Uniti or Windstream, such breaching party may also be liable to the other party for damages. See “The Merger Agreement — Termination — Termination Fees,” beginning on page 229 of this proxy statement/prospectus.

Q.
When do you expect the Merger to be completed?

A.
It is currently anticipated that the Merger will be consummated in the second half of 2025. For a description of the conditions to the Closing, see the section entitled “The Merger Agreement — Conditions to Closing,” beginning on page 227 of this proxy statement/prospectus.

Q.
Is the completion of the Merger subject to any conditions?

A.
Yes. Uniti and Windstream are not required to complete the Merger unless certain conditions are satisfied or waived. These conditions include, among others, the approval of the Merger Proposal by holders of a majority of outstanding Uniti Common Shares, the expiration or termination of any applicable waiting period, or any extension thereof, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) (without the imposition of a Burdensome Condition (as defined below)), the receipt of approvals from the Federal Communications Commission (“FCC”) and certain state public utility commissions, that this proxy statement/prospectus shall have been declared effective by the SEC and that the New Uniti Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on Nasdaq. For a more complete summary of the conditions that must be satisfied or waived prior to the Closing, see “The Merger Agreement — Conditions to Closing.”
Q.
What do I need to do now?

A.
Uniti urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the Annexes, and to consider how the Merger will affect you as a Uniti stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.
How do I vote?

A.
If you are a holder of record of Uniti Common Shares on the Record Date, you may vote at the Special Meeting or by submitting a proxy in advance of the Special Meeting. You may submit your proxy by telephone or via the internet by following the instructions on the enclosed proxy card (internet and telephone voting will be accessible until 11:59 p.m., Eastern Time, on April 1, 2025, the day before the Special Meeting) or by completing, signing, dating and returning the enclosed proxy card by mail in the accompanying pre-addressed postage paid envelope. If you sign your proxy card and return it but do not indicate how you would like to vote your shares on any or all proposals, your shares will be voted in accordance with the recommendation of the Uniti Board on such proposal(s).

All Uniti stockholders of record may vote online during the Special Meeting. Street name holders may vote online during the Special Meeting if they have a voting instruction form with a 16-digit control number. Street name holders should receive their voting instruction form from their broker, bank or other institution where they hold their account.
Beneficial stockholders who wish to attend may vote online during the Special Meeting if they have a voting instruction form with a 16-digit control number. Beneficial owners should contact the broker, bank or other institution where they hold their account to receive their voting instructions. Whether you plan to attend the Special Meeting or not, we encourage you to vote by proxy as soon as possible.
Q.
If my Uniti Common Shares are held in “street name,” will my broker, bank or nominee automatically vote my Uniti Common Shares for me?

A.
No. Your broker, bank or other nominee cannot vote your Uniti Common Shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee. Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the Special Meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power on such proposal. Under NYSE rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the proposals described in this proxy statement, and therefore, we do not expect any broker non-votes at the Special Meeting. As such, if a beneficial owner of Uniti Common Shares held in “street name” does not give voting instructions to the broker, bank or other nominee, and does not attend the Special Meeting themselves, then those shares will not be counted as present or represented by proxy at the Special Meeting.

Q.
May I change my vote after I have mailed my signed proxy card?

A.
Yes. Stockholders may submit a later-dated, signed proxy card, whether over the internet, by telephone or by mail, so that it is received prior to the vote at the Special Meeting or attend the Special Meeting and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Uniti’s Secretary at Uniti Group Inc., 2101 Riverfront Drive, Suite A, Little Rock, Arkansas 72202, which must be received prior to the vote at the Special Meeting.
If a Uniti stockholder holds shares through a bank, broker or other nominee, such stockholder should follow the instructions provided by his or her bank, broker or other nominee as to how to change or revoke his, her or its voting instructions before the Special Meeting. Alternatively, a Uniti stockholder may also revoke their proxy by attending the Special Meeting virtually, using his, her or its unique 16-digit control number and voting his, her or its shares online during the Special Meeting.
Q.
What happens if I sell my Uniti Common Shares before the Special Meeting?

A.
If you transfer your shares after the Record Date but before the Special Meeting, you will retain the right to vote such shares at the Special Meeting, but you will have transferred the right to receive the Uniti Merger Consideration to the person to whom you transfer your shares. In order to receive the Uniti Merger Consideration, you must hold your Uniti Common Shares through the Closing.

Q.
What happens if I sell my Uniti Common Shares after the Special Meeting but before the Effective Time?

A.
If you transfer your shares after the Special Meeting but before the Effective Time, you will have transferred the right to receive the Uniti Merger Consideration to the person to whom you transfer your shares. In order to receive the Uniti Merger Consideration, you must hold your Uniti Common Shares through the Closing.

Q.
What constitutes a quorum for the Special Meeting?

A.
A quorum is the minimum number of Uniti Common Shares that must be present or represented by a valid proxy to hold a valid Special Meeting. A quorum will be present at the Special Meeting if stockholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting are present at the virtual meeting in person or represented by proxy. Abstentions and broker non-votes, if any, will be counted as present for purposes of establishing a quorum.

Q.
What stockholder vote thresholds are required for the approval of each proposal brought before the meeting?

A.
The approval of each of the Merger Proposal, Interim Charter Amendment Proposal and the Delaware Conversion Proposal requires the affirmative vote of a majority of all the votes entitled to be cast thereon. The approval of each other Proposal requires the affirmative vote of a majority of the votes cast thereon at the Special Meeting, assuming a quorum is present.

Accordingly, a Uniti stockholder’s failure to vote or abstention as well as a broker non-vote, if any, will have the same effect as voting “AGAINST” the Merger Proposal, the Interim Charter Amendment Proposal and the Delaware Conversion Proposal. Failures to vote, abstentions and broker non-votes, if any, will have no effect on the vote any other Proposal (assuming a quorum is present).
Q.
Are there any Uniti stockholders who have already committed to voting in favor of the Merger Proposal at the Special Meeting?

A.
Yes. In connection with the Merger Agreement, the Voting Stockholders, which are entities affiliated with Elliott, agreed to vote all their Uniti Common Shares in favor of the Merger Proposal and any other stockholder authorization action reasonably requested by Uniti, including the Interim Charter Amendment Proposal. Such entities hold approximately 4.15% of all Uniti Common Shares. Additionally, as of the Record Date, Uniti’s directors and executive officers, as a group, owned and were entitled to vote 6,035,511 Uniti Common Shares. Uniti currently expects that these directors and executive officers will vote their shares in favor of the Merger Proposal and each of the other Proposals, although none of the directors and executive officers are obligated to do so. If all current directors and executive officers of Uniti, together with such entities affiliated with EIM, vote to approve each of the Merger Proposal, the Interim Charter Amendment Proposal and the Delaware Conversion Proposal, approximately 43.48% of the remaining votes entitled to be cast thereon would still be needed for the approval of such Proposals. The approval of each other Proposals requires the affirmative vote of a majority of the votes cast thereon at the Special Meeting. No other Uniti stockholder entered into any voting or similar agreement with Uniti mandating such stockholder to vote its Uniti Common Stock in favor of the Merger Proposal in connection with the Merger Agreement. See “Other Agreements Related to the Transactions — Voting Agreement,” beginning on page 232 of this proxy statement/prospectus.
Q.
What interests does Elliott have in New Uniti?

A.
Elliott has interests in New Uniti that may be different from, or in addition to, the interests of New Uniti’s stockholders. These interests potentially include, among others, that the Elliott Stockholders (as defined below) are collectively expected to be the largest holders of New Uniti Common Stock, New Uniti Warrants and New Uniti Preferred Stock immediately after the Merger and will have influence over New Uniti. Elliott is expected to be able to influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other extraordinary transactions. Elliott may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. Accordingly, Elliott’s influence over New Uniti could negatively impact the trading price of New Uniti Common Stock. In addition to its significant ownership of New Uniti Common Stock, New Uniti Warrants and New Uniti Preferred Stock, the Elliott Stockholders will enter into a Stockholder Agreement with New Uniti pursuant to which Elliott will have the right, but not the obligation, to select two designees to the board of directors of New Uniti, as well as the right to jointly select with Uniti two additional designees to the board of directors of New Uniti, though Elliott will also be subject to certain standstill and transfer restrictions for a certain period following the Closing. The Elliott Stockholders will also enter into a Registration Rights Agreement with New Uniti, pursuant to which the Elliott Stockholders will receive customary piggyback and demand registration rights. Furthermore, as the largest holder of New Uniti Preferred Stock, Elliott could prioritize its New Uniti Preferred Stock holdings over its New Uniti Common Stock holdings, which could result in Elliott voting its New Uniti Common Stock in a way with which you disagree and which may be adverse to your interests. Additionally, following the tenth anniversary of the initial issuance of the New Uniti Preferred Stock, affiliates of Elliott may require New Uniti to repurchase the New Uniti Preferred Stock at a price equal to 100% of the liquidation preference of the New Uniti Preferred Stock to be repurchased plus accrued and unpaid dividends on such New Uniti Preferred Stock, subject to certain limitations.

Q.
What happens if I fail to take any action with respect to the Special Meeting?

A.
If you fail to take any action with respect to the Special Meeting and the Merger is approved by Uniti’s stockholders and consummated, you will receive the Uniti Merger Consideration and become a stockholder of New Uniti. If you fail to take any action with respect to the Special Meeting and the Merger Proposal is not approved, you will continue to be a stockholder of Uniti. For more information on the rights accompanying ownership of New Uniti Common Stock, see the Section “Comparison of Stockholder Rights,” beginning on page 262 of this proxy statement/prospectus.

Q.
What should I do with my share certificates?

A.
After the Closing, Uniti stockholders will receive instructions regarding the exchange of their Uniti Common Shares for shares of New Uniti Common Stock.

Q.
What should I do if I receive more than one set of voting materials?

A.
Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your Uniti Common Shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold Uniti Common Shares. If you are a holder of record and your Uniti Common Shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction form that you receive in order to cast a vote with respect to all of your Uniti Common Shares.

Q.
Who is soliciting my proxy?

A.
The Uniti Board is soliciting your proxy, and Uniti will bear the cost of soliciting proxies. Innisfree M&A Incorporated (“Innisfree”) has been retained to assist with the solicitation of proxies. Innisfree will be paid a solicitation fee of approximately $150,000 and will be reimbursed for its reasonable out-of-pocket expenses relating to the Special Meeting. Solicitation initially will be made by mail and e-mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of Uniti Common Shares, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Innisfree or, without additional compensation, by certain of Uniti’s directors, officers and employees.

Q.
Who will count the votes?

A.
A representative from Broadridge Financial Solutions, Inc. (“Broadridge”) will serve as the inspector of election.

Q.
Where can I find voting results of the Special Meeting?

A.
Uniti intends to announce preliminary voting results at the Special Meeting and publish final results on a Current Report on Form 8-K that will be filed with the SEC following the Special Meeting. All reports that Uniti files with the SEC are publicly available when filed.

Q.
Who can help answer my questions?

A.
If you have questions about the Merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact:

Uniti Group Inc.
2101 Riverfront Drive, Suite A
Little Rock, Arkansas 72202
Tel: (501) 850-0820
Email: investor.relations@uniti.com
or
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll-free: (877) 750-0510
Banks and brokers may call collect: (212) 750-5833

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should carefully read this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of Uniti, Windstream and each of their subsidiaries, to fully understand the proposed Transactions before voting on the Proposals. Please see the section entitled “Where You Can Find Additional Information” beginning on page 290 of this proxy statement/prospectus.
The Companies
Windstream
Windstream is a privately-held communications company that connects customers to new opportunities and possibilities by leveraging its nationwide network to deliver a full suite of advanced communications services. Windstream provides fiber-based broadband to residential and small business customers in 18 states, managed cloud communications and security services for large enterprises and government entities across the United States, and tailored waves and transport solutions for carriers, content providers and large cloud computing and storage service providers in the United States and Canada.
The mailing address of Windstream’s principal executive office is 4005 Rodney Parham Road, Little Rock, Arkansas, 72212 and its telephone number is (501) 748-7000.
Uniti
Uniti is an independent, internally managed REIT engaged in the acquisition, construction and leasing of mission critical infrastructure in the communications industry. Uniti is principally focused on acquiring and constructing fiber optic, copper and coaxial broadband networks and data centers.
The mailing address of Uniti’s principal executive office is 2101 Riverfront Drive, Suite A, Little Rock, Arkansas, 72202 and its telephone number is (501) 850-0820.
New Uniti and New Windstream LLC
On April 19, 2024 and in anticipation of signing the Merger Agreement, Windstream formed New Windstream, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Windstream (“New Windstream LLC”). On that same day, New Windstream LLC formed New Uniti as a wholly owned subsidiary. The formation of New Windstream LLC and New Uniti is referred to herein as the “Pre-Signing Windstream Restructuring.”
New Uniti and New Windstream LLC have no assets and have not carried on any activities or operations to date, except for those activities incidental to their formation or undertaken in connection with the transaction.
The mailing address of New Uniti’s principal executive office is 4005 Rodney Parham Road, Little Rock, Arkansas 72212 and its telephone number is (501) 748-7000.
Significant Stockholders
Elliott
EIM manages approximately $69.7 billion of assets as of June 30, 2024. Founded in 1977, EIM is one of the oldest fund managers under continuous management. Investors in the funds managed by EIM include pension plans, sovereign wealth funds, endowments, charitable organizations, funds-of-funds, insurance companies, high net worth individuals and families, and employees of the firm.
As of the date of this proxy statement/prospectus, an affiliate of Elliott is Windstream’s largest equityholder and has significant governance rights, including the right to nominate managers to the Windstream Board (as defined below). The Voting Stockholders, which are entities affiliated with Elliott, also own approximately 4.15% of the total outstanding shares of Uniti Common Stock and, pursuant to the Voting Agreement described below, have committed to vote all such Uniti Common Stock in favor of the Merger. As a result, Elliott affiliates will receive securities of New Uniti in the Merger on account of its pre-Merger equity ownership of both Windstream and New Uniti. Immediately following the Closing, the Elliott Stockholders, collectively, are expected to be the largest holders of New Uniti Common Stock and the Elliott Stockholders will collectively hold the majority of the outstanding New Uniti Preferred Stock. See “Beneficial Ownership of Securities” for more information about Elliott and its affiliates’ ownership of New Uniti securities.
In addition to its significant ownership of New Uniti securities, the Elliott Stockholders will enter into a Stockholder Agreement with New Uniti pursuant to which Elliott will have the right, but not the obligation, to select two designees to the board of directors of New Uniti, as well as the right to jointly select with Uniti two additional designees to the board of directors of New Uniti. As a result, Elliott will continue to have influence over New Uniti following the Merger, including over the outcome of key transactions, though Elliott will also be subject to certain standstill and transfer restrictions for a certain period following the Closing. Additionally, the Elliott Stockholders will enter into a Registration Rights Agreement with New Uniti, pursuant to which the Elliott Stockholders will receive customary piggyback and demand registration rights. Elliott may also have interests that differ from other holders of New Uniti Common Stock, including as a result of the Elliott Stockholders’ ownership of the New Uniti Preferred Stock. See “Other Agreements Related to the Transactions — Elliott Stockholder Agreement,” “Other Agreements Related to the Transactions — Registration Rights Agreement” and “Description of Securities Following the Merger —  Series A Preferred Stock.” As described in “The Merger — Background of the Merger,” affiliates of EIM participated in certain negotiations related to the Merger and the Merger Agreement, as well as the negotiation of the Stockholder Agreement and Registration Rights Agreement to which Elliott and its affiliates will be parties.
Overview of the Merger Agreement and Agreements Related to the Merger Agreement
Merger Agreement (see page 209)
The terms and conditions of the Merger are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.
If the Merger Proposal is approved and the Merger is subsequently completed, Merger Sub will merge with and into Uniti, with Uniti surviving the merger as a wholly owned subsidiary of New Uniti. New Uniti will not qualify as a REIT for U.S. federal income tax purposes.
Merger Consideration (see page 159)
Pursuant to the Merger Agreement, at the Effective Time and as a result of the Merger, each issued and outstanding Uniti Common Share will automatically be canceled and converted into the right to receive a number of shares of New Uniti Common Stock equal to the Exchange Ratio, without interest and subject to any withholding of taxes required by applicable law. Without giving effect to conversion of any outstanding convertible securities, the redemption or repurchase of the New Uniti Preferred Stock or the exercise of the New Uniti Warrants, Uniti stockholders are expected to receive approximately 62% of New Uniti Common Stock outstanding immediately following the Merger and pre-Closing Windstream equityholders are expected to receive approximately 38% of New Uniti Common Stock outstanding immediately following the Merger.
The Windstream Rights Offering and Windstream Tender Offer (see page 156)
On September 26, 2024, Windstream commenced a rights offering (the “Windstream Rights Offering”) pursuant to which all Windstream equityholders were offered the right to purchase pre-funded warrants of Windstream (the “Rights Offering Warrants”). The Windstream Rights Offering subscription period expired on October 25, 2024. The Rights Offering Warrants have substantially the same terms as the outstanding units of Windstream (including a right of first refusal and transfer restrictions). Concurrently with the commencement of the Windstream Rights Offering, Windstream launched a tender offer (the “Windstream

Tender Offer”) pursuant to which Windstream offered to purchase all outstanding units of Windstream from Windstream equityholders. The proceeds from the Windstream Rights Offering will be used to fund the Windstream Tender Offer. As of the date of this proxy statement/prospectus, the Windstream Tender Offer remains open. Windstream may extend the Windstream Tender Offer at its discretion, and presently intends to do so until (i) receipt of the Pre-Closing Windstream Reorganization Regulatory Approvals (as defined below) and (ii) the affirmative vote of Uniti stockholders to approve the Merger Proposal. The completion of the Windstream Rights Offering and Windstream Tender Offer are subject to the receipt of the Pre-Closing Windstream Reorganization Regulatory Approvals and the Uniti Stockholder Approval. Neither the Windstream Rights Offering nor the Windstream Tender Offer are conditions to the Closing, nor will their completion be conditioned on the Closing.
The Windstream Tender Offer and Windstream Rights Offering are intended to provide Windstream equityholders with liquidity for their outstanding units through the Windstream Tender Offer or an opportunity to participate in the funding of the Windstream Tender Offer by participating in the Windstream Rights Offering. All Windstream equityholders, other than Oaktree Capital Management (“Oaktree”), which agreed to sell all of its units in the Windstream Tender Offer (subject to Windstream’s right to reject up to 300,000 Windstream units tendered by Oaktree in certain circumstances), have been provided with the same options, including the option to decline both the Windstream Tender Offer and Windstream Rights Offering and to receive their pro rata portion of the New Uniti Common Stock, New Uniti Preferred Stock and New Uniti Warrants and the right to receive their pro rata portion of the Closing Cash Payment in connection with the Closing.
Windstream F Reorganization (see page 156)
After receipt or satisfaction of the Pre-Closing Windstream Reorganization Regulatory Approvals, New Windstream LLC will form a new Delaware limited liability company and a direct wholly owned subsidiary of New Windstream (“New Windstream Topco”). New Windstream Topco will then form a new Delaware limited liability company and a direct wholly owned subsidiary of New Windstream Topco (“New Windstream Midco”). Lastly, New Windstream Midco will form New Windstream Holdings II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of New Windstream Midco (“New Windstream Holdings II”). Following the formation of New Windstream Holdings II, New Windstream LLC will elect to be treated as a corporation for U.S. federal income tax purposes. Thereafter, Windstream will merge with and into New Windstream Holdings II, with New Windstream Holdings II surviving the merger as the successor to Windstream (the “F-Reorg Merger”). In connection with the F-Reorg Merger, Windstream equityholders will receive common units of New Windstream LLC (“New Windstream Units”) and warrants exchangeable for common units of New Windstream LLC (“New Windstream Warrants”), and New Windstream Holdings II (as successor to Windstream) will be automatically released from, and New Windstream LLC will be joined to, the Merger Agreement. Additionally, New Windstream Holdings II will succeed to Windstream’s obligation as guarantor and as “Holdings” under the Windstream Revolver, and New Windstream LLC will assume any outstanding awards under the Windstream MIP. The transactions described in this paragraph, the completion of which is a condition to Closing, are referred to herein as the “Windstream F Reorganization.”
Windstream Internal Reorg Merger (see page 157)
Prior to the Closing Date, New Windstream Midco will form Windstream New Holdings, Inc., a Delaware corporation and a direct wholly owned subsidiary of New Windstream Midco (“New Holdings”). New Windstream Midco and New Holdings will then form either a Maryland or Delaware limited partnership and a subsidiary of New Windstream Midco and New Holdings (“Holdco”). Holdco will then form either a Maryland or Delaware limited liability company and a direct wholly owned subsidiary of Holdco (“Merger Sub”).
On the Closing Date and prior to the Closing, New Windstream LLC will merge with and into New Uniti, with New Uniti surviving the merger (the “Internal Reorg Merger”). As consideration for the Internal Reorg Merger, each New Windstream LLC equityholder will receive (i) a pro rata portion of New Uniti Common Stock representing, in the aggregate, approximately 38% of the outstanding shares of New Uniti Common Stock (immediately following the Closing and without giving effect to conversion of any convertible securities or New Uniti Warrants to be issued in connection with the Merger), (ii) a pro rata portion of New Uniti Preferred Stock, (iii) a pro rata portion of New Uniti Warrants and (iv) the right to receive their respective pro rata portion of the Closing Cash Payment (which is contingent upon the occurrence of the Closing). The completion of the Internal Reorg Merger is a condition to Closing.
Voting Agreement (see page 232)
Concurrently with the entry into the Merger Agreement, EIM, Elliott Associates, L.P. (“EALP”), Elliott International, L.P. (“EILP” and, together with EIM and EALP, “Elliott”), DEVONIAN II ICAV, an investment vehicle affiliated with Elliott (“Devonian” and, together with EALP, the “Voting Stockholders”), and Uniti entered into a voting agreement, in the form attached hereto as Annex B (the “Voting Agreement”), pursuant to which, among other things, each Voting Stockholder agreed to vote all of their Uniti Common Shares in favor of (i) the approval of the Merger pursuant to the Merger Agreement and the other Transactions and (ii) any stockholder authorization action reasonably requested by Uniti in furtherance of the foregoing, including the Interim Charter Amendment Proposal and the Delaware Conversion Proposal. The Voting Stockholders collectively hold approximately 4.15% of the outstanding Uniti Common Shares.
Unitholder Agreements (see page 232)
Concurrently with the entry into the Merger Agreement, (i) Elliott and Nexus Aggregator L.P. (“Nexus” and, together with Elliott, collectively, the “Elliott Unitholders”), Uniti and Windstream entered into a Unitholder Agreement, in the form attached hereto as Annex C (the “Elliott Unitholder Agreement”) and (ii) certain legacy Windstream equityholders (collectively, the “Legacy Unitholders” and, together with the Elliott Unitholders, the “Unitholders”) and Uniti entered into a Unitholder Agreement, as amended by the First Amendment to the Unitholder Agreement, in the form attached hereto as Annex D (the “Legacy Windstream Unitholder Agreement” and, together with the Elliott Unitholder Agreement, the “Unitholder Agreements”).
Pursuant to the Unitholder Agreements, the Unitholders agreed to certain customary releases in favor of Uniti and certain of its related parties and Uniti agreed to certain customary releases in favor of the Unitholders and certain of their related parties. The Unitholders further agreed to certain customary “standstill” restrictions and certain customary obligations regarding non-solicitation of certain Uniti and Windstream employees and non-disparagement of Uniti and Windstream. In addition, the Unitholders agreed, subject to certain restrictions, to take certain actions in connection with Uniti and Windstream obtaining regulatory approvals that may be required in connection with the Merger.
Stockholder Agreements (see page 236)
At the Effective Time, (i) Elliott, Nexus and Devonian (collectively, the “Elliott Stockholders”) will enter into a stockholder agreement with New Uniti, substantially in the form attached hereto as Annex E (the “Elliott Stockholder Agreement”) and (ii) certain legacy Windstream and Uniti investors that are managed, advised, or sub-advised by a specified investor adviser (the “Investor Adviser” and such investors, the “Legacy Investors”) will enter into a stockholder agreement with New Uniti, substantially in the form attached hereto as Annex F (the “Legacy Investor Stockholder Agreement” and, together with the Elliott Stockholder Agreement, the “Stockholder Agreements”).
Pursuant to the Elliott Stockholder Agreement, Elliott will have the right, but not the obligation, to select two designees to the board of directors of New Uniti (the “New Uniti Board”), subject to certain adjustments, for so long as Elliott and its controlled affiliates collectively beneficially own a specified amount of New Uniti Common Stock. Pursuant to the Legacy Investor Stockholder Agreement, if the Investor Adviser’s controlled affiliates beneficially own common stock of New Uniti representing at least 5% of the issued and outstanding common stock of New Uniti immediately after the Closing on a fully-diluted basis (including treating New Uniti Warrants on an as-exercised basis), the Legacy Investors may jointly select a non-voting observer to the New Uniti Board, for so long as such entities beneficially own a specified amount of New Uniti Common Stock. Each of the Elliott Stockholders and the Legacy Investors agreed to certain customary lockups for the first six months following the Effective Time and certain customary standstill arrangements with respect to New Uniti.

Registration Rights Agreement (see page 239)
In connection with the Closing, New Uniti will enter into a registration rights agreement (the “Registration Rights Agreement”) with the Elliott Stockholders and the Legacy Investors. Pursuant to the Registration Rights Agreement, the Elliott Stockholders and the Legacy Investors will receive customary piggyback and demand rights, with demands limited to two for each of the Elliott Stockholders and the Legacy Investors and an additional four shelf takedowns for each of the Elliott Stockholders and the Legacy Investors, subject to increases in connection with certain redemptions or repurchases of the New Uniti Preferred Stock that are settled in shares of New Uniti Common Stock. The Registration Rights Agreement will include customary cooperation and indemnification provisions.
New Uniti Organizational Documents and Certificate of Designations
Prior to the Closing Date (but no earlier than three Business Days prior to the Closing Date), at the effective time of the Internal Reorg Merger, New Uniti will adopt an amended and restated certificate of incorporation, bylaws and certificate of designations for the New Uniti Preferred Stock, which will set forth, among other things, the rights, preferences, privileges and restrictions of the New Uniti Common Stock and New Uniti Preferred Stock.
Holders of New Uniti Preferred Stock will be entitled to receive cumulative dividends at the applicable dividend rate on the liquidation preference per share of the New Uniti Preferred Stock, payable quarterly in cash or compounded by adding to the liquidation preference of New Uniti Preferred Stock, at the option of New Uniti. The dividend rate will initially be 11% per year for the first six years after the initial issuance of the New Uniti Preferred Stock, subject to certain increases thereafter and during periods in which an event of default has occurred under any material debt of New Uniti or its subsidiaries. New Uniti may redeem the New Uniti Preferred Stock at its option at any time at a price per share equal to (i) for the first three years after the initial issuance thereof, $1,400 minus any cash dividends paid on such New Uniti Preferred Stock and (ii) thereafter, 100% of the liquidation preference of the New Uniti Preferred Stock to be redeemed plus accrued and unpaid dividends on such New Uniti Preferred Stock.
Following the tenth anniversary of the initial issuance of the New Uniti Preferred Stock, affiliates of Elliott may require New Uniti to repurchase the New Uniti Preferred Stock at a price equal to 100% of the liquidation preference of the New Uniti Preferred Stock to be repurchased plus accrued and unpaid dividends on such New Uniti Preferred Stock, subject to certain limitations.
Upon a change of control of New Uniti, the holders of the New Uniti Preferred Stock may require New Uniti to repurchase the New Uniti Preferred Stock at a price equal to 100% of the liquidation preference of the New Uniti Preferred Stock to be repurchased plus accrued and unpaid dividends on such shares of New Uniti Preferred Stock.
The certificate of incorporation will contain certain restrictions on transfers related to FCC regulations regarding foreign ownership.
The affirmative vote of holders of at least a majority of the voting power of New Uniti’s outstanding shares of stock will generally be required to amend the certificate of incorporation, other than certain provisions that may be amended only by the affirmative vote of holders of at least 66 2∕3% of the voting power of its outstanding shares of voting stock, voting together as a single class.
Please see “Description of Securities Following the Merger,” beginning on page 256 of this proxy statement/prospectus, for a fuller description of such organizational documents.
Warrant Agreement (see page 239)
In connection with the Transactions, New Uniti will issue warrants to purchase New Uniti Common Stock (the “New Uniti Warrants”) under a warrant agreement, to be dated the date of the initial issuance thereof, between New Uniti and a warrant agent (the “Warrant Agreement”). Subject to certain ownership limitations, each New Uniti Warrant will entitle the registered holder thereof to purchase, initially, one share of New Uniti Common Stock for $0.01 per share during the exercise period, subject to customary adjustments set forth in the Warrant Agreement. The exercise period will commence on the third anniversary of the initial issuance date of the New Uniti Warrants or, if earlier, upon any change of control of New Uniti or the redemption of the corresponding New Uniti Preferred Stock. The New Uniti Warrants do not have any voting rights. Please see “Description of Securities Following the Merger — New Uniti Warrants,” beginning on page 261 of this proxy statement/prospectus, for a description of the agreement governing the New Uniti Warrants.
Special Meeting
Date, Time and Location.   The Special Meeting will be held on April 2, 2025, beginning at 8:00 a.m., Eastern Time (with log-in beginning at 7:45 a.m., Eastern Time), unless adjourned or postponed to a later date. The Special Meeting will be a virtual only meeting conducted via live audio webcast at www.virtualshareholdermeeting.com/UNIT2025SM. You will need the 16-digit control number provided on your proxy card or voting instruction form in order to attend the Special Meeting. Because the Special Meeting is being conducted via live webcast, stockholders will not be able to attend the Special Meeting in person.
Purposes of the Special Meeting.   The Special Meeting is being held to consider and vote upon the following proposals:
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Proposal 1 — The Merger Proposal:   A proposal to approve the Merger, and the other actions and transactions contemplated by the Merger Agreement, a copy of which is attached as Annex A, which is further described in the section entitled “Proposal 1 — The Merger Proposal”;

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Proposal 2 — The Advisory Compensation Proposal:   A proposal to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Uniti’s named executive officers that is based on or otherwise relates to the Merger, which is further described in the section entitled “Proposal 2 — The Advisory Compensation Proposal”;

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Proposal 3 — The Interim Charter Amendment Proposal:   A proposal to approve the amendment to the charter of Uniti, which is further described in the sections titled “Proposal 3 — The Interim Charter Amendment Proposal” and “The Merger Agreement — Charter Amendment” and a copy of which is attached to this proxy statement/prospectus as Annex L;

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Proposal 4 — The Delaware Conversion Proposal:   A proposal to convert Uniti to a Delaware corporation and approve the plan of conversion attached to this proxy statement/prospectus as Annex O, which is further described in the section entitled “Proposal 4 — The Delaware Conversion Proposal”; and

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Proposal 5 — The Adjournment Proposal:   A proposal to approve, if necessary, the adjournment of the Special Meeting to a later date or dates to permit further solicitation and votes of proxies in the event that there are insufficient votes for one of more of the foregoing proposals or to ensure there are sufficient shares represented to constitute a quorum necessary to conduct the business of the Special Meeting, which proposal will only be presented at the Special Meeting if there are not sufficient shares represented to achieve a quorum or sufficient votes to approve one or more of the foregoing proposals, and which is further described in the section entitled “Proposal 5 — The Adjournment Proposal.”

Record Date; Stockholders Entitled to Vote.   All Uniti stockholders who hold Uniti Common Shares at the close of business on February 10, 2025, which is the Record Date for the Special Meeting, are entitled to receive notice of, and to vote at, the Special Meeting. Only Uniti stockholders as of the close of business on the Record Date, or their duly appointed proxies, and invited guests of Uniti may attend the Special Meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) may vote online during the Special Meeting if they have a voting instruction form with a 16-digit control number. Street name holders should receive their voting instruction form from their broker, bank or other institution where they hold their account. Each issued and outstanding Uniti Common Share as of the Record Date entitles its holder of record to one vote on each matter to be considered at the Special Meeting.
Quorum.   In order for business to be conducted at the Special Meeting, a quorum must be present. A quorum will be present at the Special Meeting if stockholders entitled to cast a majority of all the votes entitled to be cast at such the Special Meeting are present at the virtual meeting in person or by proxy. Abstentions and broker non-votes, if any, will be counted as present for purposes of establishing a quorum.
Required Vote; Treatment of Abstentions and Failure to Vote.   The votes required for each proposal are as follows:
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Proposal 1 — The Merger Proposal:   The affirmative vote of a majority of all the votes entitled to be cast thereon is required to approve the Merger Proposal. The required vote on the Merger Proposal is based on the number of outstanding shares of Uniti Common Stock entitled to vote thereon — not the number of shares actually voted. The failure of any Uniti stockholder to submit a vote (i.e., by not submitting a proxy and not voting at the Special Meeting) and any abstention from voting by a Uniti stockholder will have the same effect as a vote “AGAINST” the Merger Proposal. Because the Merger Proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the Merger Proposal, and will not be able to vote on the Merger Proposal absent instructions from the beneficial owner of any Uniti Common Shares held of record by them. As a result, a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.

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Proposal 2 — The Advisory Compensation Proposal:   The affirmative vote of a majority of the votes cast thereon at the Special Meeting is required to approve the Advisory Compensation Proposal. The required vote on the Advisory Compensation Proposal is based on the number of Uniti Common Shares actually voted — not the number of outstanding shares of Uniti Common Stock entitled to be voted thereon. Assuming a quorum is present, abstentions and a failure to attend the Special Meeting virtually or by proxy and submit a vote will have no effect on the outcome of the vote on the Advisory Compensation Proposal. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, those shares will not be counted as present or represented by proxy at the Special Meeting and, as a result, will have no effect on the outcome of the vote on the Advisory Compensation Proposal (assuming a quorum is present). While the Uniti Board intends to consider the vote resulting from the Advisory Compensation Proposal, the vote is advisory only and therefore not binding on Uniti, and, if the proposed Merger is approved by Uniti stockholders and consummated, the compensation that is the subject of the Advisory Compensation Proposal, including amounts Uniti is contractually obligated to pay, will be payable even if the Advisory Compensation Proposal is not approved.

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Proposal 3 — The Interim Charter Amendment Proposal:   The affirmative vote of a majority of all the votes entitled to be cast thereon is required to approve the Interim Charter Amendment Proposal. The required vote on the Interim Charter Amendment Proposal is based on the number of outstanding shares entitled to vote thereon — not the number of shares actually voted. The failure of any Uniti stockholder to submit a vote (i.e., by not submitting a proxy and not voting at the Special Meeting) and any abstention from voting by a Uniti stockholder will have the same effect as a vote “AGAINST” the Interim Charter Amendment Proposal. Because the Interim Charter Amendment Proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the Interim Charter Amendment Proposal, and will not be able to vote on the Interim Charter Amendment Proposal absent instructions from the beneficial owner of any Uniti Common Shares held of record by them. As a result, a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Interim Charter Amendment Proposal.

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Proposal 4 — The Delaware Conversion Proposal:   The affirmative vote of a majority of all the votes entitled to be cast thereon is required to approve the Delaware Conversion Proposal. The required vote on the Delaware Conversion Proposal is based on the number of outstanding shares entitled to vote thereon — not the number of shares actually voted. The failure of any Uniti stockholder to submit a vote (i.e., by not submitting a proxy and not voting at the Special Meeting) and any abstention from voting by a Uniti stockholder will have the same effect as a vote “AGAINST” the Delaware Conversion Proposal. Because the Delaware Conversion Proposal is non-routine, brokers, banks and other nominees do not have discretionary authority to vote on the Delaware Conversion Proposal, and will not be able to vote on the Delaware Conversion Proposal absent instructions from the beneficial owner of any Uniti Common Shares held of record by them. As a result, a broker non-vote, if any, will have the same effect as a vote “AGAINST” the Delaware Conversion Proposal.

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Proposal 5 — The Adjournment Proposal:   The affirmative vote of a majority of the votes cast thereon at the Special Meeting is required to approve the Adjournment Proposal. The required vote on the Adjournment Proposal is based on the number of Uniti Common Shares actually voted — not the number of outstanding shares. Assuming a quorum is present, abstentions and a failure to attend the Special Meeting virtually or by proxy and submit a vote will have no effect on the outcome of the vote on the Adjournment Proposal. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, those shares will not be counted as represented by proxy at the Special Meeting, and, as a result, will have no effect on the outcome of the vote on the Adjournment Proposal (assuming a quorum is present).

Share Ownership; Voting by Uniti’s Directors and Executive Officers and Certain Other Persons.   As of the Record Date, Uniti’s directors and executive officers, as a group, owned and were entitled to vote 6,035,511 Uniti Common Shares. Uniti currently expects that these directors and executive officers will vote their shares in favor of the Merger Proposal and each of the other Proposals, although none of the directors and executive officers are obligated to do so. In addition, the Voting Stockholders, which are affiliates of EIM that collectively hold approximately 4.15% of the outstanding Uniti Common Shares have contractually agreed to vote all of their Uniti Common Shares in favor of (a) the approval of the Merger pursuant to the Merger Agreement and the other actions and transactions contemplated thereby and (b) any stockholder authorization action reasonably requested by Uniti in furtherance of the foregoing, including the Interim Charter Amendment Proposal and the Delaware Conversion Proposal.
Recommendation of the Uniti Board and Uniti’s Reasons for the Merger (see page 170)
At a meeting of the Uniti Board held on May 2, 2024, the Uniti Board unanimously determined (i) that the Merger Agreement and the other Transaction Agreements (including the Unitholder Agreements, the Voting Agreement, the Stockholder Agreements and the Registration Rights Agreement) and the actions and transactions contemplated thereby, including the Merger, the proposed amendment to Uniti’s charter that is the subject of the Interim Charter Amendment Proposal (attached as Annex L to this proxy statement/prospectus) (the “Charter Amendment”) and the pre-closing Uniti restructuring, are in the best interests of, Uniti and its stockholders, (ii) that the actions and transactions contemplated by the Merger Agreement and the other Transaction Agreements on the terms and conditions thereof, including the Merger, the Interim Charter Amendment Proposal and the pre-closing Uniti restructuring are advisable, (iii) that the approval of the Merger, the Interim Charter Amendment Proposal, the pre-closing Uniti restructuring and the other actions and transactions contemplated by the Merger Agreement and the other Transaction Agreements on the terms and conditions thereof shall be submitted to the Uniti stockholders for consideration at the Special Meeting, (iv) to recommend that the Uniti stockholders approve the Merger, the Interim Charter Amendment Proposal, the pre-closing Uniti restructuring and the other actions and transactions contemplated by the Merger Agreement and the other Transaction Agreements, and (v) to approve the Merger Agreement and the other Transaction Agreements (including the Unitholder Agreements, the Voting Agreement, the Stockholder Agreements and the Registration Rights Agreement). On May 16, 2024, the Committee, through a written consent signed by all of the members of the Committee, unanimously determined that it is in the best interests of Uniti to grant the Special Equity Grants and approved such Special Equity Grants, which are the subject of the Advisory Compensation Proposal. On October 9, 2024, the Uniti Board, through a written consent signed by all the directors, unanimously determined (i) that the Delaware Conversion (as defined below) and the Plan of Conversion (as defined below) are in the best interests of Uniti and its stockholders, (ii) that the Delaware Conversion and the Plan of Conversion are advisable, (iii) that the Delaware Conversion and the Plan of Conversion shall be submitted to the Uniti stockholders for consideration at the Special Meeting, (iv) to recommend that the Uniti stockholders approve the Delaware Conversion and the Plan of Conversion and (v) to approve the Delaware Conversion and the Plan of Conversion, including the certificate of incorporation attached thereto as Exhibit A. When you consider the Uniti Board’s recommendation, you should be aware that Uniti’s directors may have interests in the Merger that may be different from, or in addition to, the interests of Uniti’s stockholders generally. These interests are described in the section entitled “The Merger — Interests of Uniti’s Directors and Executive Officers in the Merger.”
The Uniti Board unanimously recommends that stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, “FOR” the Interim Charter Amendment Proposal, “FOR”

the Delaware Conversion Proposal and, if presented, “FOR” the Adjournment Proposal. See “The Merger — Recommendation of the Uniti Board and Uniti’s Reasons for the Merger” beginning on page 170 of this proxy statement/prospectus.
Opinion of J.P. Morgan Securities LLC to the Uniti Board (see page 183)
Uniti retained J.P. Morgan Securities LLC (“J.P. Morgan”) to act as a financial advisor to the Uniti Board in connection with the Uniti Board’s evaluation of the Merger. On May 2, 2024, J.P. Morgan rendered its oral opinion (which was subsequently confirmed by delivery of a written opinion dated as of May 3, 2024) to the Uniti Board that, as of such date and based upon and subject to the assumptions made, procedures followed and matters considered in, and limitations on, the review undertaken by J.P. Morgan in preparing its opinion, the Exchange Ratio in the Merger was fair, from a financial point of view, to the holders of Uniti Common Stock.
The summary of the written opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion, a copy of which is attached as Annex M and is incorporated by reference into this proxy statement. J.P. Morgan’s written opinion sets forth, among other things, the assumptions made, procedures followed and matters considered in, and limitations on the review undertaken by J.P. Morgan in preparing its opinion. Holders of Uniti Common Stock are urged to read the opinion in its entirety.
J.P. Morgan’s written opinion was addressed to the Uniti Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to the Exchange Ratio in the Merger and did not address any other aspect of the Merger.
J.P. Morgan acted as a financial advisor to the Uniti Board with respect to providing its opinion in connection with the Uniti Board’s review of the Merger. Uniti has agreed to pay J.P. Morgan an aggregate fee of $7 million, all of which became payable upon the delivery of J.P. Morgan’s opinion. In addition, Uniti has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and expenses of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
Opinion of Stephens Inc. to the Uniti Board (see page 174)
Uniti engaged Stephens Inc. (“Stephens”) to act as a financial advisor to the Uniti Board in connection with the Uniti Board’s evaluation of the Merger. As part of this engagement, Uniti requested that Stephens evaluate the fairness to the holders of Uniti Common Stock, from a financial point of view, of the Exchange Ratio. At a meeting of the Uniti Board held on May 2, 2024, Stephens rendered to the Uniti Board its opinion, subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the assumptions, limitations, qualifications and conditions described in its opinion, the Exchange Ratio was fair, from a financial point of view, to such holders (solely in their capacity as such).
The full text of the written opinion of Stephens, dated as of May 2, 2024, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering such opinion, is attached as Annex N to this proxy statement/prospectus and is incorporated herein by reference. Uniti encourages you to read such opinion carefully and in its entirety. Stephens’s opinion was addressed to, and provided for the information and benefit of, the Uniti Board (in its capacity as such) in connection with its evaluation of the proposed Merger. Such opinion does not constitute a recommendation to the Uniti Board or to any other persons in respect of the Merger, including as to how any holder of Uniti Common Shares should vote or act in respect of the Merger. Such opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Uniti, nor does it address the underlying business decision of Uniti to engage in the Merger.
Board of Directors and Management Following the Merger (see page 202)
Effective as of the Effective Time, it is expected that (i) the board of directors of New Uniti will be the current members of the Uniti Board, two individuals designated by Elliott and two individuals mutually agreed upon by Uniti and Elliott and (ii) the current officers of Uniti will hold the same offices in New Uniti.

Interests of Certain Directors, Officers and Affiliates of Windstream and Uniti
Interests of Windstream’s Directors and Executive Officers in the Merger (see page 205)
Windstream’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Windstream’s equityholders generally. The members of the Windstream Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending that Windstream equityholders approve and adopt the Merger Agreement. These interests potentially include, among others, that all outstanding time-based Windstream restricted units (“Windstream Restricted Units”) granted under the Windstream Holdings II, LLC 2020 Management Incentive Plan (the “Windstream MIP”) and held by Windstream’s executive officers and directors will accelerate and vest upon the earlier of the Closing and May 2, 2025. Participants in the Windstream MIP currently employed by Windstream and current members of the Windstream Board agreed to settle all issued and outstanding Windstream Restricted Units for cash consideration payable on or about May 2, 2025, or upon the Closing, whichever is earlier, in an estimated amount of approximately $19.5 million. Furthermore, current Windstream executive officers have agreed to the cancellation of all performance-based Windstream restricted units (“Windstream PSUs”) and all Windstream performance options (“Windstream Performance Options”) granted to them under the Windstream MIP that could have been eligible to vest upon the Closing. Finally, certain Windstream employees, including Windstream’s executive officers, have been granted cash transaction bonuses, the payment of which is subject to their continued employment through the Closing. On the Closing Date and on behalf of New Uniti, Uniti will pay or cause to be paid through Windstream’s payroll such transaction bonuses in an estimated aggregate amount of $20.0 million (including approximately $12.7 million to Windstream’s executive officers). Additionally, certain Windstream directors may serve on the New Uniti Board post-closing and may be compensated for such services pursuant to New Uniti’s director compensation program. Lastly, because the Merger will constitute a change in control of Windstream under the severance agreements Windstream has entered into with certain of its executive officers, the severance payable to those executive officers if they are involuntarily terminated within two years following the Closing will be enhanced relative to what would be paid upon an involuntary termination prior to the Closing.
Interests of Uniti’s Directors and Executive Officers in the Merger (see page 203)
Uniti’s executive officers have interests in the Merger that may be different from, or in addition to, the interests of the Uniti stockholders generally. The members of the Uniti Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending that Uniti stockholders approve the Merger. These interests include that Uniti executive officers have received a special grant of performance-based restricted stock units granted under Uniti’s 2015 Equity Incentive Plan, as amended and restated effective March 28, 2018 (the “Uniti Stock Plan” and such awards, the “Uniti PSU Awards”) and awards of restricted shares of Uniti Common Stock granted under the Uniti Stock Plan (each, a “Uniti Restricted Stock Award”) that will be eligible to begin vesting subject to the Closing and will not accelerate vesting upon the closing but will remain outstanding and eligible to vest based on service after the Closing.
See “The Merger — Interests of Uniti’s Directors and Executive Officers in the Merger” for a more detailed description of the interests of Uniti’s directors and executive officers.
Material U.S. Federal Income Tax Consequences
For a description of certain U.S. federal income tax consequences of the Merger and the ownership and disposition of New Uniti Common Stock, please see the information set forth in “Material U.S. Federal Income Tax Considerations” beginning on page 249 of this proxy statement/prospectus.
Accounting Treatment
The Merger will be accounted for as a reverse merger using the acquisition method of accounting, pursuant to Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with Windstream treated as the legal acquirer and Uniti treated as the accounting acquirer. Uniti has been determined to be the accounting acquirer primarily based on an evaluation of the following facts and circumstances:
•
Uniti’s existing stockholders will hold the majority (approximately 62%) voting interest in New Uniti immediately following the Closing;

•
Uniti’s existing five-member board of directors will comprise the majority of the nine-member New Uniti Board;

•
Uniti’s existing senior management team (consisting of the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Executive Vice President — General Counsel and Secretary, Executive Vice President — Chief Technology Officer and Senior Vice President and Chief Revenue Officer) will comprise the senior management of New Uniti;

•
Uniti is the entity that will transfer cash to effectuate the Merger; and

•
Upon the Closing, New Uniti will be renamed Uniti Group Inc. and is expected to trade under the Nasdaq ticker “UNIT.” See “— Listing” below.

ASC 805 requires the allocation of the purchase price consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. Accordingly, the total purchase price from Uniti, as the accounting acquirer, to acquire Windstream will be allocated to the assets acquired and assumed liabilities of Windstream based upon preliminary estimated fair values. Any excess amounts after allocating the estimated consideration to identifiable tangible and intangible assets acquired and liabilities assumed will be recorded as goodwill; however, the net assets of Uniti will continue to be recognized at historical cost. Furthermore, because Uniti is treated as the accounting acquirer, prior period financial information presented in the New Uniti financial statements will reflect the historical activity of Uniti. See “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus for more detail.
Appraisal Rights
Appraisal rights in connection with the Merger are not available to holders of Uniti Common Shares. See the section entitled “Appraisal Rights,” beginning on page 242 of this proxy statement/prospectus.
Comparison of Stockholder Rights (see page 262)
If the Merger is successfully completed, holders of Uniti Common Shares will become holders of New Uniti Common Stock, and their rights as stockholders will be governed by New Uniti’s organizational documents and Delaware law. In addition to differences between Uniti’s and New Uniti’s organizational documents, there are also differences between Delaware and Maryland law applicable to corporations.
Risk Factor Summary
In evaluating the Merger and the Proposals, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 37 of this proxy statement/prospectus. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of Uniti and Windstream to complete the Merger, (ii) the business, cash flows, financial condition and results of operations of Uniti or Windstream prior to the Closing and (iii) the business, cash flows, financial condition and results of operations of New Uniti, Uniti or Windstream following the Closing. These risks include, but are not limited to, the following:
•
Because the Exchange Ratio is based on predetermined ownership percentages, it will not be adjusted if there is a decrease in Windstream’s value prior to the Merger, and therefore, Uniti stockholders cannot be sure of the value of the consideration they will receive in the Merger, if completed.

•
Because the Exchange Ratio depends on the amount of then outstanding Uniti Common Stock and Windstream units, it will not be determined until immediately prior to the Closing.

•
The Merger is subject to conditions, including conditions that may not be satisfied or waived on a timely basis or at all, and which if delayed or not satisfied may prevent, delay or jeopardize the Closing, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the Merger.

•
The termination of the Merger Agreement could negatively impact Uniti and Windstream and, in certain circumstances, could require Uniti to pay certain termination fees or expense reimbursement to Windstream.

•
There can be no assurance that Uniti will be able to obtain sufficient cash to pay the Closing Cash Payment for the Merger in a timely manner or at all.

•
Stockholder litigation could prevent or delay the Closing or otherwise negatively impact each of Uniti’s and Windstream’s businesses and operations.

•
Uniti and Windstream will incur significant transaction costs in connection with the Merger.

•
The Merger Agreement contains provisions that limit Uniti’s ability and Windstream’s ability to pursue alternatives to the Merger and could discourage a potential competing transaction counterparty from making a favorable alternative transaction proposal to Uniti or Windstream.

•
Until the Closing or the termination of the Merger Agreement in accordance with its terms, Uniti is prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Uniti and its respective stockholders.

•
The Merger may distract Uniti’s and Windstream’s respective management teams from their other responsibilities and the Merger Agreement may limit each of Uniti’s ability and Windstream’s ability to pursue new opportunities.

•
The Merger, including uncertainty regarding the Merger, may cause third parties to delay or defer decisions concerning Uniti and Windstream and could adversely affect Uniti’s and Windstream’s ability to effectively manage their respective businesses.

•
Business uncertainties while the Merger is pending may negatively impact Uniti’s ability and Windstream’s ability to attract and retain personnel.

•
The unaudited pro forma condensed combined financial information in this proxy statement/prospectus are presented for illustrative purposes only and may not be reflective of New Uniti’s operating results or financial condition following the Closing.

•
Competition and overbuilding in consumer service areas and competition in business markets could reduce market share and adversely affect New Uniti’s results of operations and financial condition.

•
Pro forma consolidated indebtedness could materially and adversely affect New Uniti’s financial position, including reducing funds available for other business purposes and reducing our operational flexibility.

•
We rely on information technology in our operations, and any material failure, inadequacy, interruption or security failure of that technology could harm our business. Further, cybersecurity incidents could have a material adverse effect on our business, our results of operations and financial condition.

•
Rapid changes in technology could affect our ability to compete.

•
Continuous increases in broadband usage may cause network capacity limitations, resulting in service disruptions or reduced capacity for customers.

•
In certain operating territories and/or at certain locations, New Uniti will be dependent on other carriers to provide facilities used to offer service to customers.

•
New Uniti may face claims and new compliance or regulatory obligations relating to lead contained in copper network assets.

•
New Uniti’s operations will require sufficient access to liquidity to fund cash needs; if funds are not available when needed, this could affect service to customers and growth opportunities and have a material adverse impact on the business and financial position.

•
If New Uniti is prohibited from participating in government programs, results of operations could be materially and adversely affected.

•
New Uniti will be subject to various forms of regulation from the FCC and state regulatory commissions, which limit pricing flexibility for regulated voice and high-speed internet products, subject New Uniti to service quality, service reporting and other obligations and expose New Uniti to the reduction of revenue from changes to the Universal Service Fund (“USF”), the inter-carrier compensation system, or access to interconnection with competitors’ facilities.

•
New Uniti’s business will be subject to other government regulations and changes in current or future laws, regulations or rules could restrict its ability to operate in the manner currently contemplated.

•
New Uniti’s stock price may fluctuate significantly.

•
Insiders will continue to have influence over us after the Merger and could limit your ability to influence the outcome of key transactions, including a change of control.

•
Some provisions of Delaware law and New Uniti’s certificate of incorporation and bylaws may deter third parties from acquiring New Uniti.

•
We do not anticipate paying any cash dividends in the foreseeable future.

•
Additional factors discussed herein under “Risk Factors” and in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part II, Item 1A “Risk Factors” of Uniti’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and in Part I, Item 1A “Risk Factors” of Uniti’s Annual Report on Form 10-K for the year ended December 31, 2023, as well as those described in Uniti’s subsequent filings with the SEC, in each case, which are incorporated by reference into this proxy statement/prospectus.

Regulatory Approvals (see page 206)
Under the Merger Agreement, Uniti and Windstream are required to use reasonable best efforts to take, or cause to be taken (including by causing their respective controlled affiliates to take), all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the Transactions. See “The Merger Agreement — Efforts to Obtain Regulatory Consents.”
Antitrust Clearance in the U.S.
The Merger is subject to the requirements of the HSR Act, which prevents the parties from consummating the Merger until, among other things, Windstream and Uniti have filed notifications with and furnished certain information to the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the 30-calendar day waiting period has expired. If the FTC or the Antitrust Division were to issue a request for additional information and documentary material (a “second request”), prior to the expiration of the initial waiting period, Windstream and Uniti would need to observe a second 30-calendar day waiting period, which would begin to run only after each of Windstream and Uniti have substantially complied with the second request, unless such waiting period were terminated earlier or the waiting period were otherwise extended through agreement by the FTC or the Antitrust Division and the parties to the transaction.
Each of Windstream and Uniti filed a Notification and Report Form for Certain Mergers and Acquisitions with the Antitrust Division and the FTC as required pursuant to the HSR Act on September 30, 2024. Windstream pulled and refiled its Notification and Report Form on November 1, 2024, which extended the applicable waiting period under the HSR Act to 11:59 p.m. Eastern Time on December 2, 2024. As of the date of this proxy statement/prospectus, the applicable waiting period under the HSR Act has expired. Although neither Windstream nor Uniti believes that the Merger will violate U.S. antitrust laws, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.
FCC and State PUC Approval
Under the Merger Agreement, each of Uniti’s and Windstream’s obligation to consummate the Merger is subject to the condition that certain regulatory approvals be obtained from the FCC and state public utilities commissions (“State PUCs”). Certain FCC and State PUC approvals will also be required for the Pre-Closing Windstream Reorganization to be completed prior to the Merger (the “Pre-Closing Windstream Reorganization Regulatory Approvals”). On May 24 and 27, 2024, Uniti and Windstream jointly filed the required joint applications with the FCC, filed restated versions containing additional information requested by FCC staff on August 14, 2024 and August 22, 2024, and further supplemented those applications as requested by FCC Staff on September 18, 2024 and November 18, 2024. On October 2, 2024, the FCC’s Wireline Competition Bureau and the Office of International Affairs released a Public Notice seeking comment on the joint applications. On October 18, 2024, the Department of Justice filed a letter with the FCC notifying the FCC that executive branch government agencies are reviewing the applications and on January 16, 2025, the Department of Justice filed a letter notifying the FCC that the initial 120-review period begins as of the date of the letter. No other comments were filed. Uniti and Windstream jointly filed the required applications with the relevant State PUCs between May 24, 2024 and June 24, 2024, except for Texas, where the application for the Pre-Closing Windstream Reorganization was filed in July and the application for the Merger was filed in August. As of February 5, 2025, the Pre-Closing Windstream Reorganization has been approved by the FCC and state regulators in California, Connecticut, Kentucky, Louisiana, New Jersey, New York, Pennsylvania, Texas, and Virginia, and the Merger has been approved by regulators in Colorado, Connecticut, the District of Columbia, Indiana, Iowa, Kentucky, Louisiana, Maryland, Minnesota, Mississippi, New Jersey, Ohio, Pennsylvania, Texas, Virginia and West Virginia.
Uniti and Windstream can provide no assurance that the required FCC and State PUC approvals will be obtained. In addition, even if the required FCC and State PUC approvals are obtained, Uniti and Windstream can provide no assurance regarding the timing of the approvals, or regarding terms and conditions that the FCC or State PUCs may impose on New Uniti in connection with their regulatory approvals.
Listing (see page 208)
New Uniti will take all necessary action to cause the shares of New Uniti Common Stock issued in connection with the Merger to be listed on Nasdaq under the ticker “UNIT.” As of the date of this proxy statement/prospectus, Uniti Common Stock trades on Nasdaq under the ticker “UNIT.”
Settlement Agreement
On May 12, 2020, Windstream and Uniti entered into a settlement agreement to resolve certain claims and causes of action brought by Windstream against Uniti related to the then-existing master lease between the companies (the “2020 Settlement Agreement”). For more information, see “Information about Windstream — Company History.”
Consent Solicitation/Windstream 2028 Notes Indenture Amendments
On September 18, 2024, Windstream completed a consent solicitation (the “Consent Solicitation”) pursuant to which it received the requisite consents from the holders of its 7.750% senior first lien notes due 2028 (the “Windstream 2028 Notes”) to amend the Windstream 2028 Notes Indenture (as defined below) to implement amendments to the Windstream 2028 Notes Indenture (the “Windstream 2028 Notes Indenture Amendments”) that permit Uniti and Windstream to consolidate their debt into a single silo by allowing Windstream to:
•
on and from the date the consent fee is paid, (i) add a definition of “Permitted Reorganization” that includes the expected potential structures for a reorganization transaction following the Closing (the “Post-Closing Reorganization”), (ii) modify the “Mergers and Consolidations” covenant in the Windstream 2028 Notes Indenture to expressly permit the Merger and the Post-Closing Reorganization, (iii) modify the “Limitation on Affiliate Transactions” covenant in the Windstream 2028 Notes Indenture to permit the Merger and the Post-Closing Reorganization, (iv) modify the “Change of Control” provision in the Windstream 2028 Notes Indenture to exclude the Merger and the Post-Closing Reorganization as a “Change of Control” and (v) include catch-all authorizations to the applicable agents and trustees to make other ministerial modifications necessary to implement the Windstream 2028 Notes Indenture Amendments;

•
on and from the date of the Merger, allow for the option to apply push-down accounting for the effects of the Merger to Windstream’s financial statements without needing to provide reconciling adjustments; and

•
on and from the date of the Post-Closing Reorganization, if any, (i) modify the “Limitation on Indebtedness” and “Limitation on Liens” covenants in the Windstream 2028 Notes Indenture to (x) permit indebtedness of Uniti outstanding as of the consummation of the Post-Closing Reorganization and to permit related liens securing any such indebtedness, (y) to permit borrowings under Uniti’s credit agreement and related liens, and (z) to conform the terms of these covenants to align with Uniti’s secured notes with respect to certain permitted dollar- and ratio-based baskets, (ii) modify the “Limitation on Restricted Payments” covenant and “Permitted Investments” definition in the Windstream 2028 Notes Indenture (x) allow for certain investments of Uniti in existence as of the consummation of the Post-Closing Reorganization and (y) align the general Permitted Investment basket with the terms of Uniti’s secured notes, (iii) modify the “Limitations on Restricted Payments” covenant in the Windstream 2028 Notes Indenture to align the “builder” and “starter” baskets within the general permitted restricted payments calculation as well as related ratios, (iv) modify the “Guarantee and Collateral” provisions in the Indenture to provide that “Collateral” shall not include any assets that do not constitute “Collateral” under the agreements governing Uniti’s credit agreement and Uniti’s secured notes and that no one who is not required to guarantee Uniti debt must guarantee such debt following the Post-Closing Reorganization, (v) with respect to the Windstream 2028 Notes, authorize the entry into the intercreditor agreement governing Uniti’s credit agreement and Uniti’s secured notes in lieu of Windstream’s existing first lien intercreditor agreement and the entry into security agreements in the form used under the documents governing such Uniti debt following the Post-Closing Reorganization, (vi) clarify that all subsidiaries designated as “Unrestricted Subsidiaries” under the agreements covering Uniti’s debt shall be deemed an Unrestricted Subsidiary automatically under the Windstream 2028 Notes Indenture without treating such designation as an Investment (as defined in the Windstream 2028 Notes Indenture), (vii) modify the threshold for Designated Non-Cash Consideration within the Limitation on Sales of Assets and Subsidiary Stock Sale covenant to align with Uniti’s secured notes, and (viii) authorize entering into any additional security documents and/or making any conforming amendments to any existing security documents to the extent necessary or advisable in connection with the Pre-Closing Reorganization.

The new supplemental indenture to the Windstream 2028 Notes Indenture became effective on September 18, 2024, but the Windstream 2028 Notes Indenture Amendments included therein will not become operative until the date the consent fee is paid, the Closing or the Post-Closing Reorganization, as applicable.
Windstream Refinancing Transactions
On October 4, 2024, Windstream Services, LLC (“Windstream Services,” previously known as Windstream Services II, LLC), and Windstream Escrow Finance Corp. (together with Windstream Services, the “Co-Issuers”) issued $800 million aggregate principal amount of 8.250% senior first lien notes due 2031 (the “Initial Windstream 2031 Notes”). The Initial Windstream 2031 Notes are guaranteed on a senior secured basis by certain of the Co-Issuers’ direct or indirect wholly-owned domestic subsidiaries. The Initial Windstream 2031 Notes will mature on October 1, 2031, unless earlier repurchased or redeemed in accordance with their terms prior to that date.
On the same day, Windstream Services entered into amendments to, and incurred $500 million incremental term loan borrowings under, the Windstream Credit Agreement (the “Windstream 2024 Term Loan” and, together with the issuance of the Windstream 2031 Notes (as defined below), the “Windstream Refinancing Transactions”). The Windstream 2024 Term Loan will bear interest based on a floating rate plus a margin (which, at Windstream’s election, may be the Base Rate plus 3.75% or the Adjusted Term SOFR Rate plus 4.75% (each as defined in the Windstream’s Credit Agreement, provided that the Adjusted Term SOFR Rate “floor” shall be 0%)) and will mature on October 1, 2031.
The Co-Issuers used the net proceeds from the issuance of the Initial Windstream 2031 Notes and the Windstream 2024 Term Loan to fully repay the Windstream Initial Term Loans (as defined below) and

Windstream Incremental Term Loan (as defined below) and to pay related premiums, fees and expenses. The remaining proceeds will be used for general corporate purposes, which may include investments in Windstream’s network and other capital expenditures, such as expansion and acceleration of its Kinetic fiber-to-the-home buildout.
On December 23, 2024, the Co-Issuers issued an additional $1,400 million aggregate principal amount of 8.250% senior first lien notes due 2031 (the “Additional Windstream 2031 Notes” and, together with the Initial Windstream 2031 Notes, the “Windstream 2031 Notes”). The Additional Windstream 2031 Notes form a single class of debt securities with, and are fungible with, the Initial Windstream 2031 Notes. The Additional Windstream 2031 Notes are guaranteed on a senior secured basis by certain of the Co-Issuers’ direct or indirect wholly-owned domestic subsidiaries who are guarantors of the Initial Windstream 2031 Notes. The Additional Windstream 2031 Notes will mature on October 1, 2031, unless earlier repurchased or redeemed in accordance with their terms prior to that date. The net proceeds from the issuance of the Additional Windstream 2031 Notes were used to fund the redemption in full of the Windstream 2028 Notes and to pay any related premiums, fees and expenses.
Uniti ABS Notes Offering
On February 3, 2025, Uniti Fiber ABS Issuer LLC and Uniti Fiber TRS Issuer LLC (collectively, the “ABS Notes Issuers”), each an indirect, bankruptcy-remote subsidiary of Uniti, issued $589.0 million aggregate principal amount of secured fiber network revenue term notes, consisting of $426.0 million 5.9% Series 2025-1, Class A-2 term notes, $65.0 million 6.4% Series 2025-1, Class B term notes and $98.0 million 9.0% Series 2025-1, Class C term notes (collectively, the “ABS Notes”), each with an anticipated repayment date in April 2030. The ABS Notes were issued as part of a securitization transaction, pursuant to which certain of Uniti’s fiber network assets and related customer contracts in the State of Florida and the Gulf Coast region of Louisiana, Mississippi and Alabama, including the assets of the ABS Bridge Loan Parties that secured the ABS Loan Facility (each as defined below), were contributed to the ABS Notes Issuers and their subsidiaries. The cash flow from these contributed assets will be used to service the obligations under the ABS Notes.
Uniti used the net proceeds from the issuance of the ABS Notes to repay and terminate its ABS Loan Facility, and will use the remaining net proceeds to fund the partial redemption of $125.0 million aggregate principal amount of its 10.50% senior secured notes due 2028 and for general corporate purposes. The incurrence of the ABS Notes and the use of proceeds therefrom is referred to as the ‘‘Uniti ABS Refinancing Transactions.’’

SUMMARY HISTORICAL FINANCIAL DATA OF WINDSTREAM
The following tables set forth Windstream’s summary historical financial data as of September 30, 2024 and for the nine months ended September 30, 2024 and 2023, and as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021. The summary historical balance sheet data as of December 31, 2023 and 2022 and the summary historical statement of operations data for the years ended December 31, 2023, 2022 and 2021 have been derived from Windstream’s historical audited consolidated financial statements and related notes thereto which are included elsewhere in this proxy statement/prospectus. The summary historical balance sheet data as of September 30, 2024 and the summary historical statement of operations data for the nine months ended September 30, 2024 and 2023 have been derived from Windstream’s unaudited condensed consolidated financial statements and the notes thereto which are included elsewhere in this proxy statement/prospectus. Operating results for the nine months ended September 30, 2024 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2024. The summary historical consolidated financial data is qualified in its entirety by, and should be read in conjunction with, “Windstream’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Windstream’s historical audited consolidated financial statements and unaudited condensed consolidated financial statements and the notes thereto, each of which is included elsewhere in this proxy statement/prospectus. Windstream’s historical consolidated financial information may not be indicative of the future performance of New Uniti following the Transactions. See “Cautionary Note Regarding Forward — Looking Statements” and “Risk Factors.”
	Nine Months Ended September 30,		Fiscal Years Ended December 31,
Statement of operations data (Millions, except per unit amounts)	2024	2023	2023	2022	2021
Revenues and sales:
Service revenues	$2,795.4	$2,990.2	$3,948.0	$4,183.8	$4,355.8
Sales revenues	47.8	30.0	38.7	45.1	63.1
Total revenues and sales	2,843.2	3,020.2	3,986.7	4,228.9	4,418.9
Costs and expenses:
Cost of services (exclusive of depreciation and amortization included below)	1,738.2	1,869.3	2,457.9	2,653.1	2,749.6
Cost of sales	35.7	32.1	40.4	47.8	58.6
Selling, general and administrative	514.8	548.1	747.2	747.9	667.0
Depreciation and amortization	612.6	597.9	790.8	801.4	751.5
Net (gain) loss on asset retirements and dispositions(a)	(29.1)	(8.5)	(1.8)	51.1	35.6
Gain on sale of operating assets(b)	(103.2)	—	—	—	—
Total costs and expenses	2,769.0	3,038.9	4,034.5	4,301.3	4,262.3
Operating income (loss)	74.2	(18.7)	(47.8)	(72.4)	156.6
Other income (expense), net(c)	2.2	0.1	(13.8)	(21.9)	47.9
Gain on early extinguishment of debt(d)	—	—	—	—	10.2
Interest expense	(160.7)	(156.4)	(209.6)	(185.4)	(175.8)
(Loss) income before income taxes	(84.3)	(175.0)	(271.2)	(279.7)	38.9
Income tax benefit (expense)	13.2	41.0	61.4	62.0	(21.5)
Net (loss) income	$(71.1)	$(134.0)	$(209.8)	$(217.7)	$17.4
(Loss) earnings per unit:
Basic	$(0.78)	$(1.49)	$(2.33)	$(2.42)	$0.19
Diluted	$(0.78)	$(1.49)	$(2.33)	$(2.42)	$0.19
Weighted average units outstanding:
Basic	90.7	90.2	90.2	90.0	90.0
Diluted	90.7	90.2	90.2	90.0	90.5

(a)
See corresponding section of Note 2 to Windstream’s historical audited consolidated financial statements and Note 1 to Windstream’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for information related to the net (gain) loss on asset retirements and dispositions recorded in each period.

(b)
See corresponding section of Note 1 to Windstream’s unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for information related to the gain on sale of operating assets recorded in the nine months ended September 30, 2024.

(c)
Other (expense) income, net in each period primarily consists of the non-operating components of pension expense (income). See Note 12 to Windstream’s historical audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information.

(d)
See corresponding section of Note 4 to Windstream’s historical audited consolidated financial statements included elsewhere in this proxy statement/prospectus for information related to gain on early extinguishment of debt recorded in 2021.

Balance sheet data (millions)	As of September 30, 2024	As of December 31, 2023	As of December 31, 2022
Total assets	$8,386.7	$8,771.7	$9,271.2
Long-term debt(1)	$2,319.6	$2,319.0	$2,318.9
Total liabilities	$7,337.4	$7,629.9	$7,912.9
Total equity	$1,049.3	$1,141.8	$1,358.3

(1)
Excludes the current portion of long-term debt of $7.5 million as of September 30, 2024, December 31, 2023, and December 31, 2022, respectively.

	Twelve Months Ended September 30, 2024(1)	Nine Months Ended September 30,		Year Ended December 31,
Other financial data (millions)		2024	2023	2023	2022	2021
EBITDA(2)	$838.9	$689.0	$579.3	$729.2	$707.1	$966.2
Adjusted capital expenditures(3)	$898.1	$664.5	$814.8	$1,048.4	$1,067.2	$953.7

(1)
The data for the twelve months ended September 30, 2024 represents the result of adding results for the year ended December 31, 2023 and the nine months ended September 30, 2024 and subtracting the results for the nine months ended September 30, 2023. This methodology does not comply with U.S. generally accepted accounting principles (“GAAP”).

(2)
Windstream defines “EBITDA” as net income (loss), before interest expense, income tax (expense) benefit and depreciation and amortization.

(3)
Windstream defines “Adjusted capital expenditures” as total capital expenditures, less reimbursement for cost to remove equipment and start-up construction equipment capital expenditures.

EBITDA and Adjusted capital expenditures are not measures calculated in accordance with GAAP, and they should not be considered as alternatives to net income (loss) or capital expenditures determined in accordance with GAAP. Windstream believes that EBITDA and Adjusted capital expenditures are useful financial metrics to assess its access to liquidity and capital, as well as its financial performance from period to period by excluding certain items that Windstream believes are not representative of its core business. Windstream believes that these non-GAAP financial measures provide investors with useful tools for assessing its access to liquidity and capital, and the comparability between periods of its ability to generate earnings from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. Windstream uses EBITDA and Adjusted capital expenditures for business planning purposes and believes that EBITDA and Adjusted capital expenditures or similarly titled non-GAAP financial measures are widely used by investors, securities analysts, ratings agencies and other parties in evaluating companies in Windstream’s industry as a measure of financial performance. Windstream cautions investors that amounts presented in accordance with its definition of EBITDA and Adjusted capital expenditures may not be comparable to similar measures disclosed by other issuers, because not all issuers calculate EBITDA and Adjusted capital expenditures in the same manner. EBITDA and Adjusted capital expenditures should not be considered as an alternative to net income (loss) or capital expenditures or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of Windstream’s liquidity.
The reconciliation of Windstream’s net income to EBITDA for the twelve months ended September 30, 2024, for the nine months ended September 30, 2024 and 2023, and for the years ended December 31, 2023, 2022 and 2021 are as follows:
	Twelve Months Ended September 30, 2024(a)	Nine Months Ended September 30,		Year Ended December 31,
(Millions)		2024	2023	2023	2022	2021
Net (loss) income	$(146.9)	$(71.1)	$(134.0)	$(209.8)	$(217.7)	$17.4
Depreciation and amortization	805.5	612.6	597.9	790.8	801.4	751.5
Interest expense	213.9	160.7	156.4	209.6	185.4	175.8
Income tax (benefit) expense	(33.6)	(13.2)	(41.0)	(61.4)	(62.0)	21.5
EBITDA	$838.9	$689.0	$579.3	$729.2	$707.1	$966.2

(a)
The data for the twelve months ended September 30, 2024 represents the result of adding results for the year ended December 31, 2023 and the nine months ended September 30, 2024 and subtracting the results for the nine months ended September 30, 2023. This methodology does not comply with GAAP.

The reconciliation of Windstream’s capital expenditures to Adjusted capital expenditures for the twelve months ended September 30, 2024, for the nine months ended September 30, 2024 and 2023, and for the years ended December 31, 2023, 2022 and 2021 are as follows:
	Twelve Months Ended September 30, 2024(a)	Nine Months Ended September 30,		Year Ended December 31,
(Millions)		2024	2023	2023	2022	2021
Total capital expenditures	$901.6	$664.6	$821.4	$1,058.4	$1,080.8	$962.8
Reimbursement for cost to remove equipment(b)	(3.5)	(0.1)	(5.2)	(8.6)	—	—
Start-up construction equipment capital expenditures(c)	—	—	(1.4)	(1.4)	(13.6)	(9.1)
Adjusted capital expenditures	$898.1	$664.5	$814.8	$1,048.4	$1,067.2	$953.7

(a)
The data for the twelve months ended September 30, 2024 represents the result of adding results for the year ended December 31, 2023 and the nine months ended September 30, 2024 and subtracting the results for the nine months ended September 30, 2023. This methodology does not comply with GAAP.

(b)
Reimbursement for cost to remove equipment consists of reimbursement from the FCC for a portion of the cost to remove from our network certain equipment purchased from a Chinese manufacturer that we were required to remove by FCC order. Windstream completed the removal of this equipment in the first quarter of 2023.

(c)
Start-up construction equipment capital expenditures consists of non-recurring capital expenditures for construction equipment to support Windstream’s internal engineering and fiber construction organization.

SUMMARY HISTORICAL FINANCIAL DATA OF UNITI
The following tables set forth Uniti’s summary historical financial data as of and for the nine months ended September 30, 2024 and 2023 and as of and for the years ended December 31, 2023, 2022 and 2021. The summary historical financial data for the years ended December 31, 2023, 2022 and 2021 and as of the years ended December 31, 2023 and 2022 have been derived from Uniti’s audited consolidated financial statements and related notes, which are incorporated herein by reference. The summary historical financial data as of and for the nine months ended September 30, 2024 and 2023 have been derived from Uniti’s unaudited consolidated financial statements, which are incorporated herein by reference. Operating results for the nine months ended September 30, 2024 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2024. The summary historical financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Uniti’s consolidated financial statements and the related notes in its 2023 Annual Report and its most recent Quarterly Report on Form 10-Q incorporated by reference in this proxy statement/prospectus.
	For the nine months ended September 30,		Year Ended December 31,
(Thousands)	2024	2023	2023	2022	2021
Revenues:
Leasing	$658,829	$637,849	$852,772	$827,457	$801,497
Fiber infrastructure	214,783	226,326	297,059	301,390	299,025
Total revenues	873,612	864,175	1,149,831	1,128,847	1,100,522
Costs and Expenses:
Interest expense, net	381,693	389,243	512,349	376,832	446,296
Depreciation and amortization	234,862	231,379	310,528	292,788	290,942
General and administrative expense	80,546	77,331	102,732	100,992	101,176
Operating expense (exclusive of depreciation and amortization)	106,753	109,878	144,276	143,131	146,869
Transaction related and other costs	31,068	9,805	12,611	10,340	7,544
Goodwill impairment	—	203,998	203,998	240,500	—
Gain on sale of operations	—	—	—	(176)	(28,143)
Gain on sale of real estate	(18,999)	(1,424)	(2,164)	(433)	(442)
Other expense (income), net	(301)	21,323	18,386	(7,269)	18,553
Total costs and expenses	815,622	1,041,533	1,302,716	1,156,705	982,795
Income (loss) before income taxes and equity in earnings from unconsolidated entities	57,990	(177,358)	(152,885)	(27,858)	117,727
Income tax benefit	(13,869)	(62,899)	(68,474)	(17,365)	(4,916)
Equity in (earnings) loss from unconsolidated entities	—	(1,990)	(2,662)	(2,371)	(2,102)
Net income (loss)	71,859	(112,469)	(81,749)	(8,122)	124,745
Net income (loss) attributable to noncontrolling interests	23	(50)	(36)	153	1,085
Net income (loss) attributable to shareholders	71,836	(112,419)	(81,713)	(8,275)	123,660
Participating securities’ share in earning	(1,493)	(890)	(1,207)	(1,135)	(1,077)
Dividends declared on convertible preferred stock	(15)	(15)	(20)	(20)	(10)
Net income (loss) attributable to common shareholders	$70,328	$(113,324)	$(82,940)	$(9,430)	$122,573

Balance sheet data (thousands)	As of 9/30/24	As of 12/31/23	As of 12/31/22
Total assets	$5,098,671	$5,025,129	$4,851,229
Total long-term debt(1)	$5,782,633	$5,523,579	$5,188,815
Total liabilities, net	$7,574,978	$7,509,250	$7,122,435
Total shareholders’ deficit	$(2,476,307)	$(2,484,121)	$(2,271,206)

(1)
Total long-term debt includes unamortized discount, premium and debt issuance costs. Includes $275.0 million drawn under Uniti’s ABS Loan Facility as of September 30, 2024.

	Twelve months ended September 30, 2024(1)	For the nine months ended September 30,		Year Ended December 31,
(Thousands)		2024	2023	2023	2022	2021
Other financial data:
EBITDA(2)	$901,945	$674,545	$445,254	$672,654	$644,133	$857,067
Adjusted EBITDA(2)	$931,735	$700,611	$692,378	$923,502	$905,896	$878,281

(1)
The data for the twelve months ended September 30, 2024 represents the result of adding results for the year ended December 31, 2023 and the nine months ended September 30, 2024 and subtracting the results for the nine months ended September 30, 2023. This methodology does not comply with GAAP.

(2)
Uniti defines “EBITDA” as net income (loss), as defined by GAAP, before interest expense, provision for income taxes and depreciation and amortization. Uniti defines “Adjusted EBITDA” as net income (loss) determined in accordance with GAAP, before interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense and the impact, which may be recurring in nature, of transaction and integration related costs, costs associated with the bankruptcy of Windstream, costs associated with litigation claims made against Uniti, and costs associated with the implementation of our enterprise resource planning system (collectively, “Transaction related and other costs”), costs related to the settlement with Windstream, goodwill impairment charges, severance costs, amortization of non-cash rights-of-use assets, the write-off of unamortized deferred financing costs, costs incurred as a result of the early repayment of debt, including early tender and redemption premiums and costs associated with the termination of related hedging activities, gains or losses on dispositions, changes in the fair value of contingent consideration and financial instruments, and other similar or infrequent items (although we may not have had such charges in the periods presented). Adjusted EBITDA includes adjustments to reflect Uniti’s share of Adjusted EBITDA from unconsolidated entities. Uniti believes EBITDA and Adjusted EBITDA are important supplemental measures to net income because they provide additional information to evaluate our operating performance on an unleveraged basis. In addition, Adjusted EBITDA is calculated similarly to defined terms in Uniti’s material debt agreements used to determine compliance with specific financial covenants. Since EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, they should not be considered as alternatives to net income determined in accordance with GAAP.

The reconciliation of Uniti’s net income to EBITDA and Adjusted EBITDA for the twelve months ended September 30, 2024, for the nine months ended September 30, 2024 and 2023, and for the years ended December 31, 2023, 2022 and 2021 are as follows:

	Twelve Months Ended September 30, 2024	Nine Months Ended September 30,		Year Ended December 31,
		2024	2023	2023	2022	2021
	(Thousands)
Net income (loss)	$102,579	$71,859	$(112,469)	$(81,749)	$(8,122)	$124,745
Depreciation and amortization	314,011	234,862	231,379	310,528	292,788	290,942
Interest expense, net	504,799	381,693	389,243	512,349	376,832	446,296
Income tax benefit	(19,444)	(13,869)	(62,899)	(68,474)	(17,365)	(4,916)
EBITDA(1)	$901,945	$674,545	$445,254	$672,654	$644,133	$857,067
Stock-based compensation	13,203	10,120	9,408	12,491	12,751	13,847
Transaction related and other costs	33,874	31,068	9,805	12,611	10,340	7,544
Goodwill impairment	—	—	203,998	203,998	240,500	—
Gain on sale of operations	—	—	—	—	(176)	(28,143)
Gain on sale of real estate	(19,739)	(18,999)	(1,424)	(2,164)	(433)	(442)
Other, net	1,697	3,877	23,073	20,893	(4,790)	24,917
Adjustments for equity in earnings from unconsolidated entities	755	—	2,264	3,019	3,571	3,491
Adjusted EBITDA*	$931,735	$700,611	$692,378	$923,502	$905,896	$878,281

*
Amounts may not subtotal due to rounding.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements included in or incorporated by reference into this proxy statement/prospectus that are not historical facts, including financial estimates and projections and statements with respect to New Uniti’s performance and to the expected timing, completion and effects of the Merger, including expected synergies, constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the SEC. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the Merger, including future financial and operating results, New Uniti’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Forward-looking statements are based on the current beliefs and expectations of the managements of Uniti and Windstream and are subject to significant risks and uncertainties outside of their control. Words such as “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on future circumstances that may or may not occur. Actual results may differ materially from the current beliefs and expectations of the management of Uniti and Windstream depending on a number of factors affecting their businesses and risks associated with the successful execution of the Merger and the integration and performance of New Uniti following the Merger. In evaluating these forward-looking statements, you should carefully consider the risks described herein and in other reports that New Uniti and Uniti file with the SEC. See “Risk Factors” and “Where You Can Find More Information.” Factors which could have a material adverse effect on operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to:
•
the Exchange Ratio being based on pre-determined ownership percentages meaning that it will not be adjusted if there is a decrease in Windstream’s value prior to the Merger, and therefore Uniti stockholders cannot be sure of the value of the consideration they will receive in the Merger, if completed;

•
the Exchange Ratio being dependent upon the amount of then outstanding Uniti Common Stock and Windstream units at the Closing, which means that the Exchange Ratio will not be determined until immediately prior to the Closing;

•
the Merger being subject to conditions, including conditions that may not be satisfied or waived on a timely basis or at all, and which if delayed or not satisfied may prevent, delay or jeopardize the Closing, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the Merger;

•
the termination of the Merger Agreement, which could negatively impact Uniti and Windstream and, in certain circumstances, could require Uniti to pay certain termination fees or expense reimbursement to Windstream;

•
the uncertainty that Uniti will be able to obtain sufficient cash to pay the Closing Cash Payment for the Merger in a timely manner or at all;

•
stockholder litigation, which could prevent or delay the Closing or otherwise negatively impact each of Uniti’s and Windstream’s businesses and operations;

•
the significant transaction costs that Uniti and Windstream will incur in connection with the Merger;

•
the possibility that the Merger may distract Uniti’s and Windstream’s respective management teams from their other responsibilities and the Merger Agreement may limit each of Uniti’s ability and Windstream’s ability to pursue new opportunities;

•
the possibility that the Merger, including uncertainty regarding the Merger, may cause third parties to delay or defer decisions concerning Uniti and Windstream and could adversely affect Uniti’s and Windstream’s ability to effectively manage their respective businesses;

•
business uncertainties while the Merger is pending, which may negatively impact Uniti’s ability and Windstream’s ability to attract and retain personnel;

•
the unaudited pro forma condensed combined financial information in this proxy statement/prospectus which are presented for illustrative purposes only and may not be reflective of New Uniti’s operating results or financial condition following the Closing;

•
our stock price, which may fluctuate significantly;

•
insider control over New Uniti that could limit your ability to influence the outcome of key transactions, including a change of control;

•
certain provisions of Delaware law and our certificate of incorporation and bylaws that may deter third parties from acquiring us;

•
the fact that we do not anticipate paying any cash dividends in the foreseeable future;

•
competition and overbuilding in consumer service areas and competition in business markets, which could reduce market share and adversely affect New Uniti’s results of operations and financial condition;

•
risks related to pro forma consolidated indebtedness, which could materially and adversely affect New Uniti’s financial position, including reducing funds available for other business purposes and reducing our operational flexibility;

•
the possibility that our reliance on information technology in our operations, and any material failure, inadequacy, interruption or security failure of that technology could harm our business, and further, cybersecurity incidents could have a material adverse effect on our business, our results of operations and financial condition;

•
rapid changes in technology, which could affect our ability to compete;

•
the possibility that continuous increases in broadband usage may cause network capacity limitations, resulting in service disruptions or reduced capacity for customers;

•
risks related to New Uniti’s operations, which will require sufficient access to liquidity to fund cash needs; if funds are not available when needed, this could affect service to customers and growth opportunities and have a material adverse impact on the business and financial position;

•
risks related to the potential of New Uniti being prohibited from participating in government programs, which could cause results of operations to be materially and adversely affected;

•
risks related to New Uniti being subject to various forms of regulation from the FCC and state regulatory commissions, which limit pricing flexibility for regulated voice and high-speed Internet products, subject New Uniti to service quality, service reporting and other obligations and expose New Uniti to the reduction of revenue from changes to the USF, the inter-carrier compensation system, or access to interconnection with competitors’ facilities;

•
risks related to New Uniti’s business being subject to other government regulations and changes in current or future laws, regulations, rules, federal executive orders or state or federal mandates could restrict its ability to operate in the manner currently contemplated; and

•
additional factors discussed herein under “Risk Factors” and in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part II, Item 1A “Risk Factors” of Uniti’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and in Part I, Item 1A “Risk Factors” of Uniti’s Annual Report on Form 10-K for the year ended December 31, 2023, as well as those described in Uniti’s subsequent filings with the SEC, in each case, which are incorporated by reference into this proxy statement/prospectus. Forward-looking statements speak only as of the date of this proxy statement/prospectus. Except as required by law, Uniti, Windstream and New Uniti expressly disclaim any obligation to update or revise any forward-looking statements to reflect any change in expectations or any change in events, conditions or circumstances on which any such statement is based.

RISK FACTORS
You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included and incorporated by reference herein, in evaluating the Merger and the Proposals to be voted on at the Special Meeting. Certain of the following risk factors describe the risks and uncertainties facing New Uniti following the Closing and have been prepared as if the Merger is complete. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Merger, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of New Uniti following the Merger. The risks discussed below may not prove to be exhaustive and are based on certain assumptions made by Uniti and Windstream that later may prove to be incorrect or incomplete.
You should also read and consider the risk factors associated with Uniti’s business because these risk factors may affect the operations and financial results of New Uniti. These risk factors may be found under Part I, Item 1A, “Risk Factors” in Uniti’s Annual Report on Form 10-K for the year ended December 31, 2023, under Part II, Item 1A, “Risk Factors” in Uniti’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 and in Uniti’s subsequent filings with the SEC, in each case, which are incorporated by reference into this proxy statement/prospectus. Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to New Uniti, unless otherwise specified, including each of Uniti and Windstream following the Closing.
Risks Related to the Merger
Because the Exchange Ratio is based on predetermined ownership percentages, it will not be adjusted if there is a decrease in Windstream's value prior to the Merger, and therefore Uniti stockholders cannot be sure of the value of the consideration they will receive in the Merger, if completed.
If the Merger is completed, each Uniti Common Share outstanding immediately prior to the Merger (except for the excluded shares) will automatically be converted into the right to receive the Uniti Merger Consideration. Because the Exchange Ratio is based on predetermined ownership percentages, Uniti stockholders will bear the risk of a decrease in the value of Windstream during the pendency of the Merger.
Because the Exchange Ratio depends on the amount of then outstanding Uniti Common Stock and Windstream units, the Exchange Ratio will not be known until immediately prior to Closing.
The Exchange Ratio is based on a predetermined ownership percentage that Uniti stockholders will collectively hold following the Closing and will be calculated based on the amount of Uniti Common Stock and Windstream units outstanding immediately prior to the Closing. Therefore, any calculation of the Exchange Ratio set forth in this proxy statement/prospectus is preliminary in nature, and the final Exchange Ratio will not be determined until immediately prior to the Closing. Further, if certain issuances of additional Uniti Common Stock are made prior to the Closing, including as a result of any conversion of the 2027 convertible notes, the Exchange Ratio will decrease and Uniti stockholders on an individual basis will bear any related dilution. Uniti does not currently expect any such additional issuances of Uniti Common Stock to occur prior to the Closing, other than in connection with ordinary course vesting of outstanding Uniti Restricted Stock Awards and/or Uniti PSU Awards.
The Merger is subject to conditions, including conditions that may not be satisfied or waived on a timely basis or at all, and which if delayed or not satisfied may prevent, delay or jeopardize the Closing, result in additional expenditures of money and resources and/or reduce the anticipated benefits of the Merger.
The Merger is subject to customary closing conditions, including, among others, the receipt of the required approval by Uniti stockholders and the expiration or termination of applicable waiting periods under the HSR Act, the receipt of approvals from the FCC and certain State PUCs, and other applicable laws. Such conditions, some of which are beyond our control, may not be satisfied or waived in a timely manner or at all and therefore make the completion and timing of the Closing uncertain. In addition, the Merger is subject to the New Uniti Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger having been approved for listing on Nasdaq, subject to official notice of issuance. There can be no assurance that such shares will be so approved. See the section entitled “The Merger Agreement — Conditions to Closing.”
The governmental authorities whose approval is needed have broad discretion in making their decisions. Neither Uniti nor Windstream can provide any assurance that required approvals, consents or clearances will be obtained in a timely manner or at all. Regulatory and governmental entities may impose conditions on the granting of approvals required in connection with the Merger. Such conditions may require divestitures of certain operations or assets of Uniti and Windstream and may impose costs, limitations, employee retention requirements or other restrictions on the conduct of the businesses of New Uniti after the Closing. Under the Merger Agreement, Uniti and Windstream are required to use their reasonable best efforts to take all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the Merger, which requirement may obligate Uniti and Windstream to agree to certain conditions, but neither Uniti nor Windstream can predict the scope or type of conditions that may be imposed. If all required approvals, consents and clearances are obtained and the closing conditions are satisfied, no assurance can be given as to the terms or conditions of the approvals, consents or clearances that may restrict the conduct of Uniti, Windstream or New Uniti following the Merger, and compliance with any such conditions may reduce the anticipated benefits of the Merger, including anticipated synergies, efficiencies and cost savings related to the Merger.
Timing of the approvals cannot be predicted. Each of Uniti and Windstream may extend the initial end date of the Merger (November 3, 2025) for successive one-month periods until May 3, 2026, and there is no assurance approvals will be secured by that date.
Finally, no assurance can be given that the required stockholder approval will be obtained or that the required closing conditions will be satisfied.
The termination of the Merger Agreement could negatively impact Uniti and Windstream and, in certain circumstances, could require Uniti to pay certain termination fees or expense reimbursement to Windstream.
The Merger Agreement contains certain termination rights for both Uniti and Windstream, which, if exercised, would result in the Merger not being consummated. If the Merger Agreement is terminated in accordance with its terms and the Merger is not completed, the ongoing business of Uniti and Windstream may be adversely affected by a variety of factors, including the failure to pursue other beneficial opportunities during the pendency of the Merger, the failure to obtain the anticipated benefits of completing the Merger, the payment of certain costs relating to the Merger and the focus of Uniti’s and Windstream’s respective management teams on the Merger for an extended period of time rather than on ongoing business matters or other opportunities or issues. Uniti’s stock price may fall as a result of any such termination. Failure to complete the Merger may result in irreparable reputational harm as perceived by each of Uniti’s and Windstream’s investors, stockholders, investor and securities analysts, peers, others in the telecommunications industry and any other third party whether presently known or unknown and may also affect each of Uniti’s and Windstream’s respective relationships with employees, customers, suppliers, vendors and other partners. A failure to close the Merger could have a material adverse effect on each of Uniti’s and Windstream’s respective businesses, operations, earnings and financial results.
If the Merger Agreement is terminated under certain specified circumstances, Uniti may be required to reimburse Windstream for certain expenses incurred in connection with the Merger Agreement and the Transactions, up to $25 million, or under other certain specified circumstances, Uniti may be required to pay Windstream a termination fee of either $55 million or $75 million. There is no guarantee that Uniti will have sufficient funds to make these contractually required payments to Windstream. See the section entitled “The Merger Agreement — Termination — Termination Fees.”
There can be no assurance that Uniti will be able to obtain sufficient cash to pay the Closing Cash Payment for the Merger in a timely manner or at all.
Uniti’s obligation under the Merger Agreement to consummate the Merger, including paying $425 million (less certain transaction expenses) in cash to Windstream equityholders (the “Closing Cash Payment”), is not conditioned on Uniti’s having sufficient available cash and access to liquidity to fund the Closing Cash Payment. While Uniti believes it will be able to fund the Closing Cash Payment in full, there can be no assurance that Uniti will have access to sufficient cash when it is required to make such payment under the Merger Agreement. If Windstream terminates the Merger Agreement in certain circumstances due to Uniti’s failure to pay the Closing Cash Payment or uncured breach of representations or covenants related to the Closing Cash Payment, a breach of Uniti’s representation regarding financial capability or Uniti’s failure to obtain financing in accordance with the Merger Agreement, Uniti would be obligated to pay a termination fee of $75 million to Windstream, and there is no guarantee that Uniti will have sufficient funds to make this payment or any other termination fee or expense reimbursement that may become payable pursuant to the Merger Agreement. See the section entitled “The Merger Agreement — Termination — Termination Fees.”
Stockholder litigation could prevent or delay the Closing or otherwise negatively impact each of Uniti’s and Windstream’s businesses and operations.
Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into acquisition, merger or other business combination agreements. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and other resources to the lawsuit. An adverse judgment could result in monetary damages, which could have a negative impact on Uniti’s or New Uniti’s liquidity and financial condition.
Any lawsuits brought against Uniti, Windstream or Uniti’s directors could also seek, among other things, injunctive relief or other equitable relief, including a request to enjoin the companies from consummating the Merger. One of the conditions to the closing of the Merger is that no order, judgment, decision opinion or decree issued by any court of competent jurisdiction or other governmental authority prohibiting, rendering illegal or permanently enjoining the consummation of the Transactions shall have taken effect after the date of the Merger Agreement and still be in effect, in each case without the imposition of a Burdensome Condition (as defined below). Consequently, if a plaintiff is successful in obtaining an order, judgment, decision opinion or decree prohibiting the Closing, such order, judgment, decision opinion or decree may delay or prevent the Merger from being completed within the expected time frame or at all, which may adversely affect Uniti’s and Windstream’s businesses, reputation with customers, vendors, suppliers, or employees, and financial positions and results of operations.
Uniti and Windstream will incur significant transaction costs in connection with the Merger.
Uniti and Windstream have incurred and are each expected to continue to incur non-recurring costs associated with the Merger. These costs have been, and will continue to be, substantial and, in many cases, will be borne by each of Uniti and Windstream whether or not the Merger is completed. A substantial majority of non-recurring expenses will consist of transaction costs and include, among others, fees paid to financial, legal, accounting and other advisors and employee retention, severance and benefit costs. Uniti will also incur costs related to formulating and implementing integration plans. Although Uniti expects that the elimination of certain duplicative costs, as well as the realization of synergies and efficiencies related to the Merger, should allow New Uniti to offset these transaction costs over time, this net benefit may not be achieved in the near-term or at all.
The Merger Agreement contains provisions that limit Uniti’s ability and Windstream’s ability to pursue alternatives to the Merger and could discourage a potential competing transaction counterparty from making a favorable alternative transaction proposal to Uniti or Windstream.
The Merger Agreement contains provisions that make it more difficult for each of Uniti and Windstream to be acquired by, or enter into certain combination transactions with, a third party, including operational constraints preventing the acquisition or disposition of Uniti and Windstream securities, restrictions on capital expenditures and restrictions on loan transactions and incurrences of indebtedness.
The Merger Agreement contains certain provisions that restrict Uniti’s ability to, among other things, solicit, initiate or take any action to knowingly induce the making, submission or announcement of, or knowingly facilitate or encourage the submission of an alternative transaction, or participate or engage in any discussions or negotiations, or cooperate with any person, with respect to an alternative transaction. In addition, even in circumstances in which Uniti is permitted under the Merger Agreement to entertain an alternative transaction proposal, Windstream would have an opportunity to offer to modify the terms of the

Merger Agreement before the Uniti Board may decide to withhold, qualify or modify its recommendation with respect to the Merger in a manner adverse to Windstream and before Uniti may terminate the Merger Agreement. If the Merger Agreement is terminated by Uniti to enter into an alternative transaction or by Windstream if the Uniti Board withholds, qualifies or modifies in a manner adverse to Windstream its recommendation with respect to the Merger or in certain other circumstances, Uniti would be required to pay a termination fee of $55 million to Windstream, as contemplated by the Merger Agreement. See the section entitled “The Merger Agreement — Termination — Termination Fees.”
These provisions could discourage a potential third-party acquirer or merger partner that might have an interest in acquiring or combining with all or a significant portion of Uniti or pursuing an alternative transaction from considering or proposing such a transaction.
Until the Closing or the termination of the Merger Agreement in accordance with its terms, Uniti and Windstream are prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to each of Uniti and Windstream and their respective equityholders.
After the date of the Merger Agreement and prior to the Effective Time, the Merger Agreement restricts Uniti and Windstream from taking specified actions without the written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and requires that the businesses of Uniti and Windstream and each of their subsidiaries be conducted in all material respects in the ordinary course of business consistent with past practice. These restrictions may prevent Uniti or Windstream from making appropriate changes to their respective businesses or organizational structures or from consummating attractive business opportunities that may arise prior to the Closing and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the Merger could be exacerbated by any delays in the Closing or termination of the Merger Agreement.
The Merger may distract Uniti’s and Windstream’s respective management teams from their other responsibilities and the Merger Agreement may limit each of Uniti’s ability and Windstream’s ability to pursue new opportunities.
The Merger could cause each of Uniti’s and Windstream’s management teams to focus their time and energies on matters related to the Transactions that otherwise would be directed to the companies’ businesses and operations. Any such distraction on the part of Uniti’s and Windstream’s management teams could affect each of Uniti’s ability and Windstream’s ability to service existing business and develop new business and adversely affect each of Windstream’s and Uniti’s businesses and earnings before the Closing.
Uncertainty regarding the Merger may cause third parties to delay or defer decisions concerning Uniti and Windstream and could adversely affect Uniti’s and Windstream’s ability to effectively manage their respective businesses.
The Merger will happen only if the stated conditions are met, including the approval of the Merger Agreement by Uniti’s stockholders, among other conditions. Many of the conditions are outside the control of Uniti and Windstream, and both parties also have certain rights to terminate the Merger Agreement. Accordingly, there may be uncertainty regarding the Closing. This uncertainty may cause others that deal with Uniti or Windstream, including new or existing customers, to delay or defer entering into contracts with Uniti or Windstream or make other decisions concerning Uniti or Windstream or seek to change or cancel existing business relationships with Uniti or Windstream. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on each of Uniti’s and Windstream’s businesses, regardless of whether the Merger is ultimately completed, and on New Uniti’s business if the Merger is completed.
Business uncertainties while the Merger is pending may negatively impact Uniti’s ability and Windstream’s ability to attract and retain personnel.
Uncertainty about the effect of the Merger on Uniti’s and Windstream’s employees may impair Uniti’s and Windstream’s abilities to attract, retain and motivate key personnel until the Merger is completed. Retention or hiring of certain employees may be challenging while the Merger is pending, as certain employees may experience uncertainty about their future roles with New Uniti. If key employees of Uniti or

Windstream depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined entity, Uniti’s or Windstream’s businesses, as applicable, could be harmed and the ability to conduct business operations may be impeded.
Uniti and Windstream may pursue acquisitions and dispositions of assets and other strategic opportunities, which may result in the use of a significant amount of management resources or significant costs, and Uniti and Windstream may not fully realize the potential benefits of such transactions.
Before the Closing, each of Uniti and Windstream may pursue acquisitions and dispositions of assets and other strategic opportunities with the consent of the other party, any of which may materially impact the terms of the Merger. Accordingly, Uniti and Windstream may evaluate potential transactions and other strategic alternatives to which they may devote a significant amount of management resources, which could negatively impact the operations of either company. Uniti and Windstream may incur significant costs in connection with pursuing acquisitions, dispositions of assets and other strategic opportunities regardless of whether the underlying transactions are completed. In the event that Uniti or Windstream consummates an acquisition, a disposition of assets or strategic alternative in the future, there is no assurance that Uniti or Windstream, as applicable, would fully realize the potential benefits of such a transaction. Integration may be difficult and unpredictable, and acquisition-related integration costs, including certain non-recurring charges, could materially and adversely affect results of operations. Moreover, integrating assets and businesses or disposing of assets may significantly burden management and internal resources, including the potential loss or unavailability of key personnel. If Uniti or Windstream, as applicable, fails to successfully integrate the assets and businesses it acquires or successfully dispose of certain assets, such company may not fully realize the potential expected benefits of such transaction, and operating results could be adversely affected.
The unaudited pro forma condensed combined financial information in this proxy statement/prospectus are presented for illustrative purposes only and may not be reflective of New Uniti’s operating results or financial condition following the Closing.
The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New Uniti’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated. Further, New Uniti’s actual results and financial position after the Merger may differ materially and adversely from the pro forma information that is included in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information has been prepared based upon the assumption that Uniti will be identified as the accounting acquirer under GAAP and reflects adjustments based upon preliminary estimates of the fair value of assets to be acquired and liabilities to be assumed of Windstream.
Uniti stockholders will own a smaller proportion of shares of New Uniti Common Stock than they currently own of shares of Uniti Common Stock.
Upon the Closing, each Uniti stockholder will become a stockholder in New Uniti. After the Closing, Uniti stockholders will own a smaller proportion of New Uniti than they currently own of Uniti. Upon the Closing, it is anticipated that Uniti stockholders will receive approximately 62% of the New Uniti Common Stock outstanding immediately after the Closing. This percentage is calculated without giving effect to conversion of any outstanding convertible securities, the redemption or repurchase of the New Uniti Preferred Stock or the exercise of the New Uniti Warrants. Accordingly, Uniti stockholders will have less ownership of New Uniti than they now have of Uniti.
The New Uniti Common Stock to be received by Uniti stockholders as a result of the Merger will have rights different from the Uniti Common Stock.
Upon the Closing, the rights of Uniti stockholders holding Uniti Common Stock, who will become stockholders of New Uniti, will be governed by the certificate of incorporation and bylaws of New Uniti. The rights associated with Uniti Common Stock are different from the rights which will be associated with the

New Uniti Common Stock. See the section of this proxy statement/prospectus titled “Comparison of Stockholder Rights” for a discussion of these rights.
The Merger is expected to be taxable to Uniti stockholders for U.S. federal income tax purposes, in which case Uniti stockholders may be liable for taxes with respect to any gain recognized as a result of the Merger, even without receiving any cash.
Based on the transaction structure set forth in the Merger Agreement, Uniti expects that the receipt of the Uniti Merger Consideration by Uniti stockholders in exchange for Uniti Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, in which case a U.S. Holder (as defined below under “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences of the Merger — U.S. Holders”) generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (a) the fair market value of the shares of New Uniti Common Stock received by the U.S. Holder in the Merger and the amount of cash received in lieu of fractional shares of New Uniti Common Stock and (b) the U.S. Holder’s adjusted tax basis in the Uniti Common Stock surrendered in the Merger. A U.S. Holder may be liable for U.S. federal, state and/or local income taxes with respect to any such gain recognized on the transaction, even though it will not receive any cash in the transaction.
If Uniti exercises its rights under the Merger Agreement to effect the Merger using an alternative transaction structure, Uniti expects that New Uniti would not receive a step-up in the tax basis of any of Uniti’s assets, reducing potential tax savings for New Uniti that otherwise would result from the Merger.
As discussed above under “Risk Factors — Risks Related to the Merger — The Merger is expected to be taxable to Uniti stockholders for U.S. federal income tax purposes, in which case Uniti stockholders may be liable for taxes with respect to any gain recognized as a result of the Merger, even without receiving any cash,” Uniti expects the Merger to be a taxable transaction for U.S. federal income tax purposes. If the Merger is a taxable transaction for U.S. federal income tax purposes, then following the Merger, Uniti expects to carry out certain post-closing restructuring transactions (the “Uniti Post-Closing Restructuring”) that are expected to result, for U.S. federal income tax purposes, in HoldCo owning certain of Uniti’s assets with a fair market value tax basis, which may produce significant tax savings for New Uniti after the Merger. However, the application of the Code and the regulations thereunder to certain aspects of the Uniti Post-Closing Restructuring is uncertain, and Uniti currently is seeking a private letter ruling from the Internal Revenue Service (the “IRS”) with respect to certain tax consequences of the Uniti Post-Closing Restructuring (the “IRS Ruling Request”). There can be no assurance that the IRS will grant the requested ruling, and, accordingly, no assurance that Uniti will carry out the Uniti Post-Closing Restructuring and obtain the tax benefits described above after the Merger. Receipt of the requested ruling is not a condition to the Closing.
As described below under “The Merger Agreement — Other Covenants and Agreements,” the Merger Agreement provides that Uniti has the right, subject to certain terms and conditions, to elect to effect the Merger using, in lieu of the transaction structure set forth in the Merger Agreement, an alternative transaction structure intended to cause the Merger to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code. Uniti’s right to elect to effect the Merger using an alternative transaction is conditioned upon, among other things, the alternative transaction structure not impairing, impeding or delaying the Closing in any material respect. Uniti expects that it would exercise its rights under the Merger Agreement to effect the Merger using an alternative transaction structure only if Uniti does not receive the requested ruling from the IRS and Uniti further determines that it will not effect the Uniti Post-Closing Restructuring without the requested ruling. Therefore, there can be no assurance that Uniti will seek to exercise its rights under the Merger Agreement to effect the Merger using an alternative transaction structure. In addition, no assurance can be given that there will exist an alternative transaction structure that would comply with the limitations on Uniti’s rights to elect to effect the Merger using an alternative transaction structure, or that the Merger would then qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and there can therefore be no assurance that Uniti will be able to effect the Merger using an alternative transaction structure.
If Uniti elects to effect the Merger using an alternative transaction structure, Uniti expects that the Merger will qualify as a reorganization under Section 368(a) of the Code, in which case Uniti does not expect to carry out the Uniti Post-Closing Restructuring and consequently the potential tax savings associated with the Uniti Post-Closing Restructuring would no longer be available. In addition, as described below in the section entitled “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences of the Merger,” the U.S. federal income tax consequences of the Merger to a U.S. Holder would differ from those that would apply if the Merger were treated as a taxable transaction, including that a U.S. Holder would generally not be permitted to recognize any loss realized on the exchange of Uniti Common Shares for New Uniti Common Stock in the Merger.
For additional information, see the section entitled “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences of the Merge — Tax Consequences of the Merger if Uniti Elects to Effect the Merger Using an Alternative Transaction Structure.” The tax consequences to you of the Merger will depend on your particular facts and circumstances. You are urged to consult your own tax advisor as to the tax consequences of the Merger in your particular circumstances, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws.
Uniti may waive one or more of the closing conditions without re-soliciting stockholder approval.
Uniti may determine to waive, in whole or part, one or more of the conditions to closing prior to Uniti being obligated to consummate the Merger. Uniti currently expects to evaluate the materiality of any waiver and its effect of Uniti stockholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement/prospectus or any re-soliciting stockholder approval is required in light of any such waiver. A waiver of one or more of the conditions to closing may include, among other things, Uniti consenting to material dispositions of assets and other strategic transactions by Windstream without Uniti re-soliciting stockholder approval. Any determination whether to waive any conditions to closing, or to re-solicit stockholder approval to amend or supplement this proxy statement/prospectus as a result of such a waiver, will be made by Uniti at the time of such waiver based on the facts and circumstances as they exist at that time. To the extent Uniti determines that it is in the best interests of the Uniti stockholders to waive any closing conditions, and Uniti does elect to waive such condition and consummates the Merger, the market could react negatively, which could cause a substantial decline in the price of New Uniti Common Stock following the Merger.
Uniti stockholders are not entitled to appraisal rights in connection with the Merger.
Appraisal rights are statutory rights that enable stockholders to dissent from certain extraordinary transactions, such as certain mergers, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the applicable transaction. Under Maryland law, holders of Uniti Common Shares will not have rights to an appraisal of the fair value of their shares in connection with the Merger. If the Delaware Conversion occurs, the Merger will be a Delaware merger and appraisal rights will be subject to Delaware law. However, no appraisal rights would be available to Uniti stockholders as Delaware stockholders with respect to the Merger because of an exception under Section 262 of the Delaware General Corporation Law (“DGCL”) for mergers authorized pursuant to Section 265 of the DGCL. See the section entitled “Appraisal Rights.”
The opinions of Uniti’s financial advisors will not reflect changes in circumstances between the signing of the Merger Agreement and the Closing.
Uniti has received opinions from its financial advisors in connection with the signing of the Merger Agreement but has not obtained any updated opinion from its financial advisors as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Uniti or Windstream, general market and economic conditions and other factors that may be beyond the control of Uniti or Windstream, and on which the companies’ respective financial advisors’ opinions were based, may significantly alter the value of Uniti or Windstream or the price of Uniti Common Shares by the time the Merger is completed. The opinions do not speak as of the time the Merger will be completed or as of any date other than the date of such opinions. Because Uniti does not currently anticipate asking its financial advisors to update their opinions, the opinions will not address the fairness of the Merger consideration from a financial point of view at the time the Merger is completed. The Uniti Board’s recommendation that Uniti stockholders approve the Merger, however, is made as of the date of this proxy statement/prospectus.
Uniti’s directors and executive officers have interests in the Merger that may be different from, or in addition to, your interests as a stockholder of Uniti.
In considering the recommendation of the Uniti board to vote for the approval of the Merger Proposal, Uniti stockholders should be aware that the directors and executive officers of Uniti have interests in the Merger that may be different from, or in addition to, the interests of Uniti stockholders generally. The Uniti Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement and declaring the Merger advisable, and in making its recommendation that Uniti stockholders vote to approve the Merger. For more information, see “The Merger — Interests of Uniti’s Directors and Executive Officers in the Merger.”
Risks Related to New Uniti Following the Merger
Competition and overbuilding in consumer service areas and competition in business markets could reduce market share and adversely affect New Uniti’s results of operations and financial condition.
New Uniti will face intense competitive pressures in its markets, including, but not limited to, competition from wireless companies, cable television companies and electric cooperatives in consumer service areas and other communications carriers or providers in business markets. Many competitors, especially wireless and cable television companies, have advantages, including substantially larger operational and financial resources, larger and more diverse networks, less stringent regulation, no carrier of last resort obligations and superior brand recognition. These entities may provide services that are competitive with the services that New Uniti will offer or intend to introduce. For example, competitors may seek to introduce networks in primarily copper-based markets that are competitive with or superior to our copper-based networks.
Wireless companies also aggressively offer high-speed internet service via wireless technology to a larger geographic footprint. Customers are increasingly choosing to stop using traditional wireline phone services and instead rely solely on wireless service. Cable television companies have aggressively expanded into consumer markets, offering voice, wireless and high-speed internet services in addition to video services. Some customers in the legacy Windstream footprint have chosen to move to cable television providers for their voice, high-speed internet and television bundles. Cable television companies are subject to less stringent regulations than what New Uniti will have to comply with for its consumer operations. Additionally, fixed wireless and satellite competition has contributed to a reduction in voice lines and generally has caused pricing pressure in the industry.
Additionally, some competitors have been awarded funding over a ten-year period starting in 2022 under the FCC’s Rural Digital Opportunity Fund (“RDOF”) program or state specific programs to expand broadband in and around the consumer markets that New Uniti will service, increasing competitive pressures. Competition in the consumer markets could also increase as awards are determined under various state and federal broadband funding programs, including the American Rescue Plan Act, the Infrastructure Investment and Jobs Act, via the Broadband Equity Access and Deployment Program (“BEAD”), by states and municipalities, and state specific funding programs. While Windstream is evaluating and aggressively pursuing all appropriate funding opportunities, competitors may receive awards in legacy Windstream markets and adjacent markets, which could affect New Uniti’s revenues in several ways, including accelerated consumer household loss, reductions by customers in usage-based services or shifts to less profitable services and a need to lower our prices or increase marketing expenses to stay competitive, especially if these competitors are allowed to overbuild existing facilities.
In certain business markets, New Uniti may purchase significant amounts of network capacity from other carriers to provide service to customers. These network facilities are owned by companies that will be competing directly with New Uniti for business customers. For additional information, see the risk factor “In certain operating territories and/or at certain locations, New Uniti will be dependent on other carriers to provide facilities used to offer service to customers.”

The ability of New Uniti to compete effectively depends in part on the ability to achieve and maintain a competitive cost structure. Competition in consumer and business markets could affect future revenues and profitability in several ways, including being forced to lower prices or increase sales and marketing expense, accelerated consumer household loss, reductions by customers in usage-based services or shifts to less profitable services. Moreover, the federal BEAD program requires a “low cost” option in areas constructed utilizing BEAD funding. This option has yet to be defined, as each state is entitled to establish parameters and participation guidelines, leading to uncertainty and risk related to “low cost” locations in the event New Uniti is awarded BEAD funding for certain locations.
Pro forma consolidated indebtedness could materially and adversely affect New Uniti’s financial position, including reducing funds available for other business purposes and reducing our operational flexibility.
As of September 30, 2024, on a pro forma basis and as further adjusted to give effect to the Uniti ABS Refinancing Transactions, there was outstanding long-term indebtedness of approximately $8.9 billion, comprising: (i) Windstream legacy indebtedness consisting of the Windstream Revolver, which as of September 30, 2024, provided for an aggregate amount of borrowings up to $500 million, the Windstream 2024 Term Loan and the Windstream 2031 Notes and (ii) Uniti legacy indebtedness consisting of senior notes, the ABS Notes and its revolving credit facility which, as of September 30, 2024, provided for an aggregate committed amount of borrowings up to approximately $500 million. See “Description of New Uniti Indebtedness” for a description of the Uniti and Windstream indebtedness expected to be outstanding as of the Closing.
Following the Closing, New Uniti may, but is not required to, consummate the Post-Closing Reorganization, which would combine Windstream’s and Uniti’s debt into a single silo capital structure with a common parent entity. Prior to completing the Post-Closing Reorganization, each of Uniti’s and Windstream’s legacy indebtedness will remain separate within its respective organizational structure, with no cross-guarantees or credit support between legacy Uniti or Windstream. Each of Uniti’s and Windstream’s indebtedness contain restrictive covenants that impose significant restrictions on the ability of Uniti and Windstream to operate together, other than on an arm’s-length basis in accordance with the terms of such indebtedness. As a result, we may have significant restrictions on our ability to transfer assets, or otherwise enter into non-arm’s length transactions, between the Uniti and Windstream organizational structures. If the Post-Closing Reorganization is not completed, such restrictions will continue to govern the terms of each of Uniti’s and Windstream’s respective indebtedness. Such indebtedness also contains restrictive covenants that impose significant restrictions on the ability to pay dividends and make other distributions from each of Uniti and Windstream to New Uniti. As a result of these covenants, we may be limited in the manner in which we conduct our business, and we may be constrained in our ability to pay dividends or unable to engage in favorable business activities or finance future operations or capital needs. If the Post-Closing Reorganization is completed, certain of the existing agreements and arrangements presently in effect between Uniti and Windstream (such as the Windstream Leases and the 2020 Settlement Agreement, which requires Uniti to fund periodic settlement payments and reimburse Windstream for certain GCIs (as defined below)) could be (but are not required to be) terminated.
Further, any significant additional indebtedness that New Uniti may incur could require a substantial portion of cash flow to make interest and principal payments due on such indebtedness, limiting the ability to borrow additional amounts for working capital, capital expenditures or debt services requirements to execute the go-forward business strategy or other purposes. Greater demands on cash resources may reduce funds available to New Uniti to make capital expenditures and acquisitions or carry out other aspects of the business strategy. Increased indebtedness can also (i) limit our ability to adjust rapidly to changing market conditions, (ii) make New Uniti more vulnerable to general adverse economic and industry conditions, (iii) create competitive disadvantages compared to other companies with relatively lower debt levels, (iv) expose New Uniti to increased interest rate risk to the extent that our debt obligations are subject to variable interests rates or if New Uniti needs to refinance existing debt that bears interest at a rate lower than current market rates, (v) adversely affect customers, vendors, employees or creditors’ perception of New Uniti and (vi) increase the risk that New Uniti may not meet the financial or non-financial covenants contained in debt agreements or timely make all required debt payments, either of which could result in the acceleration of some or all of our outstanding indebtedness.

Cybersecurity incidents could have a material adverse effect on New Uniti’s business, results of operations and financial condition.
Network and information systems and other technologies, including those related to network management, customer service operations, employee data, and the products and services to be provided by New Uniti, are expected to be critical to New Uniti’s business activities. Cybersecurity attacks or incidents or unauthorized access to or disruption of the operation of New Uniti’s networks and systems and those of New Uniti’s suppliers, vendors and other services providers, have in the past and could in the future (i) disrupt the proper functioning of networks and systems, which could in turn disrupt the service to be provided to customers, (ii) result in the destruction, loss, theft, misappropriation or release of proprietary, confidential, personal, sensitive, classified or otherwise valuable information of New Uniti, its employees, customers or its customers’ end users, (iii) require New Uniti to notify customers, regulatory agencies or the public of such cybersecurity attacks or incidents, (iv) damage New Uniti’s reputation or result in a loss of business and revenue or require customer credits or incentives to retain customers, (v) subject New Uniti to claims or lawsuits by customers, vendors, or regulators for damages, fines, penalties, license or permit revocations or other remedies, (vi) result in the loss of industry certifications or (vii) require significant management attention or financial resources to remedy the resulting damages or to change systems. Any of the foregoing could have a material adverse effect on New Uniti’s business, its results of operations and financial condition.
As cybersecurity threats become increasingly sophisticated and severe, particularly with the use of Artificial Intelligence (“AI”) and machine learning by cybercriminals, the proliferation of organized cybercrime groups, hackers, terrorists, and other external parties, including foreign and state-supported actors, the increasing public awareness of the importance of safeguarding personal information, and the growing volume of legislation adopted or being considered regarding data privacy and cybersecurity, cybersecurity-related risks have increased, and will continue to increase. Additionally, cyberattacks may be difficult to detect for long periods of time and a post-attack investigation may not be able to ascertain the entire scope of an attack’s impact. Thus, New Uniti may be required to expend significant costs and additional resources on cybersecurity risk management to continue to modify or enhance protective measures or to remediate any cybersecurity vulnerabilities or other exposures.
New Uniti will be subject to state and federal laws and regulations relating to privacy and data protection including regulations promulgated by the FCC and a number of state privacy laws that include significant penalties for non-compliance. Attention to privacy and data security requirements is increasing at all levels of government globally, and privacy-related legislation is under consideration in many locations. Such developments could cause impacts to New Uniti’s operations, increased legal risk, reputational harm or compliance costs.
New Uniti expects to have in place data privacy and cybersecurity policies and other internal controls to safeguard and protect against misuse or loss of confidential, proprietary, sensitive, personal and other nonpublic information, including sensitive customer and employee information that may be stored for business purposes and policies and other internal controls to safeguard and protect against malicious interference with networks and information technology infrastructure and related systems and technology, as well as misappropriation of data and other malfeasance. However, New Uniti cannot completely eliminate these risks or future unknown risks associated with cybersecurity incidents or threat actors. This risk is elevated when there are wars, armed conflicts, or military actions occurring globally, or when there is general global political unrest.
Any failure of the physical or internal systems infrastructure or services could lead to significant costs and disruptions.
New Uniti’s business will depend on providing customers with reliable services. The services provided are subject to disruption, degradation or failure resulting from numerous factors, including human error, aging infrastructure and legacy technologies, power loss, improper maintenance, physical or electronic security breaches, fire, earthquake, hurricane, flood and other natural disasters, water damage, the effect of war, terrorism and any related conflicts or similar events worldwide, and sabotage and vandalism. From time to time in the ordinary course of business, New Uniti expects that it will experience disruptions in its service due to factors such as cable damage, fiber cuts (particularly in rural areas without redundant fiber networks), inclement weather and service failures of our third-party service providers. Additionally, New Uniti could face disruptions due to capacity limitations as a result of changes in our customers’ high-speed internet usage patterns, resulting in a significant increase in the utilization of our network. New Uniti may not be able to efficiently upgrade or change its networks or facilities to meet new demands without incurring significant costs that it may not be able to pass on to customers.
New Uniti also expects to rely on software and systems to process, transmit and store electronic information and to manage or support a variety of business processes, including financial transactions and maintenance of records, which includes customers’ proprietary business information and certain sensitive customer and employee information. Although New Uniti will take steps to protect the security of the data maintained in these systems, it is possible that the security measures will not be able to prevent the breach or improper functioning of its systems. Any failure to maintain proper function, security and availability of the systems could interrupt operations, damage New Uniti’s reputation, subject New Uniti to liability claims or regulatory penalties and could materially and adversely affect New Uniti’s business, results of operations and financial condition.
Rapid changes in technology could affect our ability to compete.
The technology used to deliver communications services changes rapidly, requiring investment to stay abreast of the changes. Wireless companies are aggressively developing networks using next-generation data technologies, which are capable of delivering high-speed internet service via wireless technology to a larger geographic footprint. If these technologies continue to expand in availability and reliability, they could become a cost-effective alternative to high-speed internet services, further increasing competition, especially in consumer areas. In addition, cable operators continue to develop technology to deploy faster broadband speeds, and such deployment may be done more rapidly by cable operators than by New Uniti. Although New Uniti will use fiber optics in parts of its networks and will expand and enhance its fiber network, it will continue to rely on copper transport media to serve customers in certain areas.
Additionally, AI technology continues to develop in a highly competitive and rapidly evolving environment by a wide variety of technology companies, many of which are dedicating substantial resources to research and development initiatives. New Uniti may utilize AI technology in the delivery of services to customers but may choose to or need to limit its use due to associated costs. AI presents various challenges, its use could have unintended adverse consequences, and any use of AI may give rise to risks related to harmful content, inaccurate output, bias, intellectual property infringement or misappropriation, defamation, privacy incidents, and cybersecurity vulnerabilities, among others. The United States, the European Union and other governmental bodies have taken initial steps to regulate AI, which could ultimately increase AI’s legal risks or decrease its usefulness. Thus, there is no assurance that any use by New Uniti of AI will not cause harm to its business, operations or reputation or give rise to significant costs.
If New Uniti is unable to keep up with changes and leverage next generation technology, or make the capital expenditures necessary to continue to leverage the latest technology, New Uniti may not be able to offer competitive services to our customers. This could adversely affect New Uniti’s ability to compete for consumers and business customers, which, in turn, would adversely affect results of operations and financial condition.
Continuous increases in broadband usage may cause network capacity limitations, resulting in service disruptions or reduced capacity for customers.
Broadband consumption continues to increase, and, as a result, could require significant capital expenditures to increase network capacity to avoid service disruptions or reduced capacity for customers.
While New Uniti believes demand for these services may drive customers to pay for faster internet speeds offered as part of our premium services, New Uniti may not be able to recover the costs of the necessary network investments. This could result in an adverse impact to New Uniti’s results of operations and financial condition.
In certain operating territories and/or at certain locations, New Uniti will be dependent on other carriers to provide facilities used to offer service to customers.
In certain markets and/or at certain locations, New Uniti may purchase a significant portion of its network capacity from other carriers. These carriers may compete directly with New Uniti for customers. Availability and pricing of these services can be volatile and subject to change.

Because providers may be able to deny or limit access to capacity regarding certain services, New Uniti may not be able to effectively compete in some of its markets going forward. Also, if the provider does not adequately maintain or timely install its own facilities, despite legal obligations, service to customers may be adversely affected. As a result of all these items, New Uniti’s competitive position, operations, financial condition and operating results could be materially affected.
New Uniti’s operations will require sufficient access to liquidity to fund its cash needs; if funds are not available when needed, this could affect service to customers and growth opportunities and have a material adverse impact on the business and financial position.
New Uniti will require substantial capital to maintain and enhance its network and build-out new fiber networks, even if there are matching funds under state or federal broadband programs, to remain competitive. While New Uniti expects to be able to fund required capital expenditures, other operating expenses (including debt service obligations) and intra-company obligations from cash generated from operations and borrowings under credit facilities, other risk factors described in this section, such as (i) the risks related to the substantial pro forma consolidated indebtedness of New Uniti, which will require a substantial portion of cash flow to make interest and principal payments due on such indebtedness, limiting the ability to borrow additional amounts for working capital or other expenditures and (ii) the risks related to reliance on government funding and the adverse impact upon expected revenue and operating results should we be prohibited from participating in such government programs, could materially reduce cash available from operations or significantly increase capital expenditure requirements. For more information, see the risk factors “Pro forma consolidated indebtedness could materially and adversely affect New Uniti’s financial position, including reducing funds available for other business purposes and reducing our operational flexibility.” and “If New Uniti is prohibited from participating in government programs, results of operations could be materially and adversely affected.” If any of these risks are realized, funds for capital expenditures may not be available when needed, which could affect service to customers and growth opportunities. New Uniti may also need to access the capital markets to generate additional funds in an amount sufficient to fund its business operations, announced investment activities, capital expenditures, debt service and other obligations and may seek to access the equity and debt capital markets when market conditions are appropriate. The amount, nature and timing of any capital markets transactions will depend on, among other things, operating performance and other circumstances; then-current commitments and obligations; the amount, nature and timing of capital requirements; any limitations imposed by current credit arrangements; and overall market conditions. If forward-looking expectations about New Uniti’s liquidity prove to be incorrect or if New Uniti is unable to access the capital markets as anticipated, it would be subject to a shortfall in liquidity in the future which could lead to a reduction in capital expenditures and, in an extreme case, the ability to pay debt service obligations on a timely basis or at all.
If New Uniti is prohibited from participating in government programs, results of operations could be materially and adversely affected.
It is anticipated that New Uniti will be the recipient of a meaningful amount of end user revenue and government funding under various government programs, including broadband funding programs, and Universal Service Funding on a state and federal level. If New Uniti does not continue to qualify for participation in these programs for any reason, or qualifies for less than the anticipated funding, or if these programs are phased out without a replacement, due to changes in the law or lack of funding, the financial and operating condition of New Uniti could be materially impaired.
Additionally, as a government contractor for services for various state, local and federal agencies, the failure to comply with the complex government regulations, changes to government regulations, executive orders, federal or state mandates or statutes applicable to the programs, or the terms of one or more of our government contracts, could result in suspension or debarment from future government programs for a significant period of time or result in harm to New Uniti’s reputation with the government and possible restriction from future government activities. While New Uniti should have compliance programs and internal controls that are reasonably designed to prevent misconduct and non-compliance relating to the government programs and contracting, it cannot eliminate the risk that employees, partners or subcontractors may independently engage in such activities.

If New Uniti is suspended or debarred from government programs, or if government contracts are terminated for any reason, it could suffer a significant reduction in expected revenue which could have a material and adverse effect on operating results. For additional information relating to the state, local and federal funding that we receive, see the section titled “Windstream Management’s Discussion and Analysis of Financial Condition.”
New Uniti will be subject to various forms of regulation from the FCC and state regulatory commissions, which limit pricing flexibility for regulated voice and high-speed internet products, subject New Uniti to service quality, service reporting and other obligations and expose New Uniti to the reduction of revenue from changes to the USF, the inter-carrier compensation system, or access to interconnection with competitors’ facilities.
New Uniti will be subject to various forms of regulation from the regulatory commissions in each state where its service territory is located, as well as from the FCC. In some circumstances, these regulations restrict the ability to adjust rates to reflect market conditions and may affect the ability to compete and respond to changing industry conditions. Thus, future revenues, costs, and capital investment in New Uniti’s business could be adversely affected by applicability of government requirements. Certain competitors, especially cable competitors, are generally subject to less stringent regulations, and cable voice offerings and others are subject to fewer service quality and reporting requirements, and their rates are generally not subject to regulation.
Consumer areas also may be subject to “carrier of last resort” obligations, which generally obligate the company to provide basic voice services to any person within our service area regardless of the profitability of the customer. Competitors in these areas are not subject to such requirements. Because of these regulatory disparities, New Uniti will have less flexibility in its markets than competitors, impeding its ability to compete on an equal basis, that could result in future revenue losses.
In addition, these regulations could create significant compliance costs. Delays in obtaining certifications and regulatory approvals could cause substantial legal and administrative expenses, and conditions imposed in connection with such approvals could adversely affect the rates charged to customers. The business also may be affected by legislation and regulation imposing new or greater obligations related to, for example, implementing anti-digital discrimination requirements, assisting law enforcement, bolstering homeland and cyber-security measures, protecting intellectual property rights of third parties, minimizing environmental impacts and implementing sustainability measures, protecting customer privacy, or addressing other issues that affect the communications industry.
Legislative and regulatory activity has recently increased, particularly with respect to broadband networks. For example, Congress approved tens of billions of dollars in new funding for broadband deployment pursuant to BEAD, but BEAD comes with “Buy America” supply requirements that may be difficult to comply with due to equipment shortages. Although subject to court challenge, the FCC has issued several new regulations, including “digital discrimination” regulations that are difficult to administer, and seeks to reimpose network neutrality requirements that would reclassify broadband service as a “telecommunications service” under Title II of the Communications Act of 1934, which would authorize the FCC to potentially regulate customer rates, speeds, data usage thresholds or other terms for internet services and prohibit, or seriously restrict, arrangements between us and internet content, applications and service providers. States and localities are also increasingly proposing new regulations impacting communications services, including new privacy laws. Any of these regulations could significantly affect New Uniti’s business and legal and compliance costs. In addition, U.S. and foreign regulators and courts could adopt new interpretations of existing competition, privacy, cyber or antitrust laws or enact new laws or regulatory tools that could negatively impact New Uniti’s businesses. New Uniti is unable to predict the outcome or effects of any of these potential actions or any other legislative or regulatory proposals on our businesses.
Windstream is facing claims, and New Uniti in the future may face claims and new compliance, regulatory or other obligations or liabilities, relating to lead contained in copper network assets.
There have been media articles alleging that lead-clad telecommunications cables are an environmental and health and safety risk. Windstream is currently subject to litigation relating to the subject matter of these assertions. While we are currently evaluating this litigation, it is too soon to determine whether the litigation could materially affect our business, financial condition and results of operations. Windstream and New Uniti may also be subject to additional claims, governmental, employee and union inquiries, potentially new regulation or legislation, investigations and remedial or other obligations or other obligations relating to lead-clad cables and may incur significant expenses addressing such matters or complying with any new regulation or legislation or other obligations or liabilities, which could have a material adverse effect on Windstream’s and New Uniti’s business, financial condition and results of operations.
The level of returns on pension plan investments and changes to the actuarial assumptions used to value pension obligations could have a material effect on earnings and result in material funding requirements to meet pension obligations, impacting available cash.
Pension plan investments to be acquired from Windstream are exposed to changes in the financial markets. Returns generated on plan assets have historically funded a large portion of the benefits paid under the Windstream pension plan. Funding requirements may increase as a result of a decline in the market value of plan assets, a decline in the interest rates used to calculate the present value of future plan obligations or government regulations that increase minimum funding requirements of the pension liability, which could adversely affect cash flows from operations. Also, reductions in discount rates and extensions of participant mortality rates directly increase pension liability and expose New Uniti to greater funding obligations in the future.
New Uniti may pursue acquisitions and seek other strategic opportunities, which may result in the use of a significant amount of management resources or significant costs, and New Uniti may not fully realize the potential benefits of such transactions.
Upon the Closing, New Uniti intends to pursue acquisitions and seek other strategic opportunities. Accordingly, New Uniti expects in the future to be engaged in evaluating potential transactions and other strategic alternatives to which it may devote a significant amount of its management resources, which could negatively impact operations. New Uniti may incur significant costs in connection with seeking acquisitions or other strategic opportunities regardless of whether the underlying transactions are completed. In the event that New Uniti consummates an acquisition or strategic alternative in the future, there is no assurance that New Uniti would fully realize the potential benefits of such a transaction. Integration may be difficult and unpredictable, and acquisition-related integration costs, including certain non-recurring charges, could materially and adversely affect results of operations. Moreover, integrating assets and businesses may significantly burden management and internal resources, including the potential loss or unavailability of key personnel. If New Uniti fails to successfully integrate the assets and businesses we acquire, it may not fully realize the potential expected benefits of such transaction, and operating results could be adversely affected.
Any further impairment of Uniti’s goodwill would negatively impact New Uniti’s financial condition.
Goodwill represents the excess of cost over the fair value of net assets acquired in business combinations. Impairment may result from significant changes in the manner of use of the acquired assets, negative industry or economic trends and/or any changes in the key assumptions regarding fair value. The extent to which the fair value of net assets acquired in business combinations is ultimately impacted will depend on numerous evolving factors that are presently uncertain and which Uniti and New Uniti may not be able to predict. Although Uniti assesses potential impairment of its goodwill on an annual basis, negative industry or economic trends and/or any changes in key assumptions regarding its fair value may cause Uniti to perform an interim analysis of goodwill and to report an impairment charge in the future, which could have a significant adverse impact on Uniti’s reported earnings. At September 30, 2024, on a pro forma basis, Uniti had $672.2 million of goodwill on its consolidated balance sheet. For a discussion of Uniti’s goodwill impairment testing, see Note 3 to Uniti’s consolidated financial statements in Part II, Item 8 “Financial Statements and Supplementary Data” and “Critical Accounting Estimates-Evaluation of Goodwill Impairment” in Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Uniti’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated herein by reference.
New Uniti may need to defend itself against lawsuits or claims of infringement, misappropriation or other violation of the intellectual property rights of others.
Each of Uniti and Windstream has in the past, and New Uniti may in the future, face claims or lawsuits from third parties, claiming infringement upon their intellectual property rights. In certain situations,

New Uniti may have the ability to seek indemnification from vendors regarding these lawsuits or claims. If New Uniti cannot enforce indemnification rights or if vendors lack the financial means to provide indemnity, these claims may require significant time and money to defend and divert the attention and resources of New Uniti’s management and key personnel from its business operations, even if New Uniti were to prevail in the lawsuits or claims against it. If such third-party intellectual property rights are successfully asserted against New Uniti, it could have adverse effects on New Uniti’s business, including requiring that it (i) pay substantial damages, or ongoing royalty payments, (ii) seek a license from the owner of the asserted intellectual property, which license may not be available on reasonable terms, or at all, (iii) comply with other unfavorable terms or (iv) establish and maintain alternative branding for its products and services. In addition, in responding to these claims or lawsuits, New Uniti may be required to stop selling or using, or redesigning, one or more of its products or services, which could adversely affect the way it plans to conduct business. Any of the foregoing events may result in an adverse impact to New Uniti’s results of operations and financial condition.
Key suppliers may experience financial or operational difficulties that may adversely affect our operations.
New Uniti will purchase a significant amount of goods and equipment from a small number of key suppliers. Should these suppliers breach, terminate or elect not to renew their agreements or otherwise fail to perform their obligations in a timely manner, experience operating or financial difficulties, be unable to provide the goods or equipment, be unable to procure component parts for the goods and equipment purchased from them, or experience negative impacts to their operations, including due to the implementation of tariffs, epidemics, pandemics, diseases, armed conflicts, military actions or wars, their issues could adversely affect the business as a result of increased prices to source goods and equipment through alternative vendors or result in delays or cancellation in delivery of equipment and goods needed to provide services or to maintain or enhance the network. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.
Adverse developments in the relationship with employees or the ability to hire and retain key personnel could adversely affect New Uniti’s business, results of operations and financial condition.
The ability to successfully operate the business depends on the contributions of employees, especially key personnel. The loss or unavailability for any reason of key members of the workforce could have a material impact on New Uniti’s business. In the current professional climate, it may be more difficult to hire or retain key personnel, and replace those who leave, which could impair execution of strategies and operational initiatives, thereby having an adverse effect on the financial condition and results of operations.
Additionally, New Uniti will be party to collective bargaining agreements with several unions. While relationships with these unions generally have been satisfactory, and historically, legacy Windstream has succeeded in negotiating new collective bargaining agreements without work stoppages, no assurances can be given that New Uniti will succeed in negotiating new collective bargaining agreements to replace the expiring ones without work stoppages. Increases in organizational activity or any future work stoppages could have a material adverse effect on New Uniti’s business, results of operations and financial condition.
Unforeseen events could adversely affect New Uniti’s operations, business, and reputation.
New Uniti could be negatively impacted by unforeseen events, such as extreme weather events, natural disasters (including as a result of any potential effects of climate change), acts of vandalism or terrorism, or outbreak of highly infectious or contagious diseases. For example, the COVID-19 pandemic negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial markets, and another pandemic or other unforeseen event in the future could do the same. Also, global climate change could result in increased frequency of certain types of natural disasters and extreme weather events that could adversely impact New Uniti’s network. New Uniti cannot predict with certainty the rate at which climate change is occurring or the potential direct or indirect impacts of climate change to the business. Any such unforeseen events could, among other things, damage or delay deployment of our communication infrastructure, interrupt or delay service to customers, potentially resulting in legal claims or penalties, disruption in operations, damage to New Uniti’s reputation, negative market perception, or costly response measures, each of which could adversely affect the business.

Sustainability related disclosures may expose New Uniti to reputational and legal risks.
The current trend of heightened interest and awareness regarding sustainability measures taken by companies may continue for the foreseeable future. New Uniti could be criticized regarding the accuracy, adequacy, or completeness of its climate, community impact, or sustainability disclosures.
We may also incur additional expenses as a result of U.S. and international regulators requiring additional disclosures regarding broader environmental, social or governance-related factors. Compliance with such regulations and the associated potential cost is complicated by the fact that various countries and regions are following different approaches to the regulation of climate change.
New Uniti will be dependent on the communications industry and may be susceptible to the risks associated with it, including general weak economic conditions, which could materially adversely affect its business, financial position or results of operations.
The success of New Uniti will be dependent on the communications industry and its participants, which could be adversely affected by economic conditions in general, including any impacts from inflation, tariffs that may be implemented that could cause supply chain disruption, changes in consumer trends and preferences, changes in communications technology designed to enhance the efficiency of communications distribution systems (including lit fiber networks and wireless equipment), and other factors over which we and our tenants have no control. A decrease in the communications business or development and implementation of any such new technologies would likely have an adverse effect on New Uniti’s revenues. In addition, New Uniti will originate and terminate calls for long-distance and other voice carriers over its network in exchange for access charges that will generate a significant portion of New Uniti’s revenues. If these carriers go bankrupt or experience substantial financial difficulties and are unable to timely make payments, it may have a negative effect on New Uniti’s results of operations and financial condition.
Weak economic conditions and disruptions in the global financial markets, such as higher interest rates, may impact New Uniti’s ability to obtain financing or to refinance existing debt on acceptable terms, if at all, which could increase the cost of borrowings over time. Further, inflationary pressures in the United States may also have negative impacts on cost structure and pricing models and may impact the ability of third parties (including advertisers, customers, suppliers, wholesale distributors and retailers, among others) to satisfy their obligations to New Uniti.
Failure to realize the benefits expected from the Merger could adversely affect the value of New Uniti Common Stock.
There can be no assurance that Uniti and Windstream will actually realize any of the benefits expected from the Merger or realize such benefits within the anticipated timeframe. Anticipated benefits from the Merger include lower costs, increased revenues, synergies and growth opportunities. Achieving these benefits will depend, in part, on Uniti’s and Windstream’s ability to combine their businesses successfully and efficiently. The challenges involved in this combination, which will be complex and time consuming, include the following:
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preserving Uniti’s and Windstream’s customer and other important relationships and attracting new business and operational relationships;

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integrating financial forecasting and controls, procedures and reporting cycles;

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consolidating and integrating corporate, information technology, finance and administrative infrastructures; and

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integrating employees and related HR systems and benefits, maintaining employee morale and retaining key employees.

If Uniti and Windstream do not successfully manage these issues and the other challenges inherent in the Merger, then Uniti may not achieve the anticipated benefits on the anticipated timeframe or at all and New Uniti’s revenue, expenses, operating results and financial condition and stock price could be materially adversely affected.

The financial forecasts are based on various assumptions that may not be realized.
The financial estimates set forth in the forecasts included under the section “The Merger — Certain Unaudited Prospective Financial Information of Uniti” beginning on page 193 of this proxy statement/prospectus were based on assumptions of, and information available to, Uniti’s management when prepared, and these estimates and assumptions are subject to uncertainties, many of which are beyond Uniti’s and New Uniti’s control and may not be realized. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Note Regarding Forward-Looking Statements” will be important in determining the combined company’s future results. As a result of these contingencies, actual future results may vary materially from Uniti’s estimates. In view of these uncertainties, the inclusion of financial estimates in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will necessarily reflect actual future results.
Uniti’s financial estimates were not prepared with a view toward public disclosure, and such financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and neither Uniti nor New Uniti undertakes any obligation, other than as required by applicable law, to update the financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.
The prospective financial information included in this document has been prepared by and is the responsibility of Uniti’s management. KPMG LLP (“KPMG”), Uniti’s independent registered public accounting firm, and PricewaterhouseCoopers LLP (“PwC”), Windstream’s independent registered public accounting firm, have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the prospective financial information and, accordingly, neither KPMG nor PwC have expressed an opinion or any other form of assurance with respect thereto. The KPMG report on Uniti’s consolidated financial statements incorporated by reference from Uniti’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, relates to Uniti’s previously issued financial statements and the PwC report included in this proxy statement/prospectus relates to Windstream’s previously issued financial statements. The reports do not extend to the prospective financial information and should not be read to do so.
The unaudited pro forma combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Uniti’s actual financial position or results of operations would have been had the Merger been completed on the dates indicated, or indicative of what Uniti’s or Windstream’s actual financial position or results of operations will be in the future. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
If the Merger is completed, the Windstream Leases will become intercompany agreements; the performance and financial condition of New Uniti will remain subject to Windstream’s ability to satisfy its payment and other obligations under such leases.
In the event the Merger is completed, the Windstream Leases will become intercompany agreements within New Uniti and Windstream will remain obligated to make lease payments to Uniti pursuant to their terms. In the event Windstream’s financial condition or performance deteriorates and Windstream is unable to satisfy its payment and other obligations under the Windstream Leases, the financial condition and results of operations of New Uniti could be materially and adversely affected. See the section entitled “Other Agreements Related to the Transactions — Windstream Leases” for more information.
If Uniti fails to convert to a Delaware corporation prior to the Effective Time, there is increased risk that Uniti may incur significant state tax liabilities.
As more fully described above in the risk factor “If Uniti exercises its rights under the Merger Agreement to effect the Merger using an alternative transaction structure, Uniti expects that New Uniti would not receive a step-up in the tax basis of any of Uniti’s assets, reducing potential tax savings for New Uniti that otherwise would result from the Merger,” following the Merger New Uniti may effect the Uniti Post-Closing Restructuring to obtain certain U.S. federal income tax benefits. However, certain state and local income tax consequences of the Uniti Post-Closing Restructuring are uncertain, and it is possible that New Uniti could incur significant state and local tax income liabilities if the Uniti Post-Closing Restructuring is effected. Uniti intends to take the position that, if the Uniti Post-Closing Restructuring can be completed after the Merger becomes effective but on the same day that the Merger is completed, such state and local tax liabilities will not apply, although there can be no assurance that state and local tax authorities will agree with Uniti’s position and that such state and local tax liabilities will not be incurred. Uniti believes that, under Maryland law and administrative practice, it may be difficult to complete the Uniti Post-Closing Restructuring on the same day that the Merger is completed unless, prior to the Effective Time, Uniti converts to a Delaware corporation. If Uniti stockholders fail to approve the proposal to convert Uniti to a Delaware corporation, or if the Uniti Board determines that it is in the best interests of Uniti and its stockholders to abandon the conversion prior to the Closing, with the result that Uniti cannot convert to a Delaware corporation prior to the Effective Time, Uniti may not be able to complete the Uniti Post-Closing Restructuring on the same day that the Merger is completed. Although Uniti expects that, even if Uniti does not convert to a Delaware corporation prior to the Effective Time, the combined company would still be able to complete the Uniti Post-Closing Restructuring after the day on which the Merger is completed and obtain the anticipated U.S. federal income tax benefits, in such circumstance there would be a significantly increased risk that the state and local income tax liabilities described above would be incurred by the combined company as a result of effecting the Uniti Post-Closing Restructuring.
Unlike Uniti, New Uniti will not be a REIT for U.S. federal income tax purposes, and will be subject to regular U.S. federal, state and local corporate income taxes after the Merger.
Unlike Uniti, New Uniti will not be a REIT. As a result, following the Merger, New Uniti will be subject to regular U.S. federal corporate income tax, as well as state and local corporate income taxes in the jurisdictions in which it operates. In addition, unlike Uniti, New Uniti will not be subject to the requirements for qualifying as a REIT, including, among other things, the requirement to distribute annual dividends that are not less than 90% of its REIT taxable income on an annual basis. As discussed below under the risk factor entitled “We do not anticipate paying any cash dividends in the foreseeable future,” New Uniti does not anticipate paying any cash dividends on the New Uniti Common Stock in the foreseeable future.
New Uniti may be a United States real property holding corporation for U.S. federal income tax purposes after the Merger, which could subject certain dispositions of the New Uniti Common Stock by the non-U.S. investors to U.S. federal income tax.
Based on the expected composition of New Uniti’s assets, New Uniti may be a United States real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes after the Merger. If New Uniti is a USRPHC for U.S. federal income tax purposes, certain dispositions of the New Uniti Common Stock by Non-U.S. Holders that own, actually or constructively, more than 5% of New Uniti Common Stock during a specified time period may be subject to U.S. federal income tax on any gain from such disposition. If any such gain is subject to U.S. federal income tax, the Non-U.S. Holder will be required to file a U.S. federal income tax return reporting such gain.
For additional information, see the section entitled “Material U.S. Federal Income Tax Considerations — Material U.S. Federal Income Tax Consequences of the Ownership and Disposition of New Uniti Common Stock — Non-U.S. Holders — Gain on Disposition of New Uniti Common Stock.”
Risks Related to New Uniti Common Stock
New Uniti’s stock price may fluctuate significantly.
The trading price of New Uniti Common Stock is likely to be volatile and subject to wide price fluctuations in response to various factors, including:
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market conditions in the broader stock market in general, or in our industry in particular;

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actual or anticipated fluctuations in our quarterly financial and operating results;

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introduction of new products and services by us or our competitors;

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issuance of new or changed securities analysts’ reports or recommendations;

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sales of large blocks of our stock;

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additions or departures of key personnel;

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regulatory developments;

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litigation and governmental investigations; and

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economic and political conditions or events.

These and the other factors described herein may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of Uniti and Windstream stock has been volatile, holders of that stock have instituted securities class action litigation against them. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business.
Insiders, including Elliott and its affiliates, will have influence over us after the Merger and could limit your ability to influence the outcome of key transactions, including a change of control.
Two of our largest stockholders, directors and executive officers and entities affiliated with them are expected to own over 35% of the outstanding shares of the New Uniti Common Stock upon the Closing (before giving effect to the exercise of warrants or any potential conversion of the New Uniti Preferred Stock into New Uniti Common Stock). In particular, Elliott and its affiliates are expected to own over 24% of such New Uniti Common Stock. As a result, subject to the Stockholder Agreements, these stockholders, would be able to influence matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other extraordinary transactions. See “Other Agreements Related to the Transactions — Elliott Stockholder Agreement” and “Other Agreements Related to the Transactions — Legacy Investor Stockholder Agreement.” Further, pursuant to the Elliott Stockholder Agreement, Elliott will have the right, subject to certain requirements, to select a number of director designees equal to (a) two (or, in the event the number of directors on the New Uniti Board is greater than nine, a number that would result in the number of designees representing 20% of the directors then comprising the New Uniti Board), for so long as Elliott and its controlled affiliates collectively beneficially own at least 50% of the shares of New Uniti Common Stock that they hold as of the date of the Elliott Stockholder Agreement and (b) one (or, in the event the number of directors on the New Uniti Board is greater than nine, a number that would result in the number of designees representing 10% of the directors then comprising the New Uniti Board), for so long as Elliott and its controlled affiliates collectively beneficially own at least 25% but less than 50% of such shares of New Uniti Common Stock.
Our largest stockholders, including Elliott and its affiliates, may also have interests that differ from yours, including as a result of holding other investments, and may vote in a way with which you disagree and which may be adverse to your interests. For example, Elliott has made an investment in Crown Castle Inc., and appointed two new directors to the board of Crown Castle in connection with a cooperation agreement between Elliott and Crown Castle. Elliott has also made investments in other FCC-licensed companies that do not currently compete with Windstream, and, in the future, Elliott could make investments in other telecommunication assets or portfolio companies that could compete with New Uniti, which could result in Elliott having interests that differ from those of other New Uniti stockholders. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of New Uniti Common Stock.
Our certificate of incorporation will include a corporate opportunity waiver.
To the fullest extent permitted under the DGCL, our certificate of incorporation will renounce any interest or expectancy of New Uniti in, or in being offered an opportunity to participate in, business opportunities that are presented to our directors or stockholders other than those directors or stockholders who are employees of New Uniti. Our significant stockholders, including Elliott, the Legacy Investors, our non-employee directors and their respective affiliates will not (to the fullest extent permitted by applicable law) have any liability to New Uniti for any breach of fiduciary duty for engaging in any such activities or from not disclosing any corporate opportunities to New Uniti or from pursuing or acquiring such opportunities themselves or offering or directing such opportunities to any other person. As a result of these provisions, New Uniti may be not be offered certain corporate opportunities which could be beneficial, or our significant stockholders, including Elliott, the Legacy Investors, our non-employee directors or their respective affiliates may direct such opportunities to certain other businesses in which they are engaged (or such other businesses may otherwise pursue such opportunities) causing them to compete with New Uniti, which may cause such opportunities not to be available to New Uniti or to become more expensive or difficult for New Uniti to pursue, which could adversely impact New Uniti’s business or prospects. By being a stockholder in New Uniti, you will be deemed to have notice of and have consented to these provisions of our certificate of incorporation.
Some provisions of Delaware law and our certificate of incorporation and bylaws may deter third parties from acquiring us.
Our certificate of incorporation and bylaws provide for, among other things:
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the authorization of undesignated preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

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advance notice requirements for stockholder proposals; and

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a “synthetic” anti-takeover provision in lieu of the statutory protections of Section 203 of the Delaware General Corporation Law.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take other corporate actions than you desire. See “Comparison of Stockholder Rights.”
We do not anticipate paying any cash dividends in the foreseeable future.
We currently intend to retain our future earnings, if any, for the foreseeable future, to fund the development and growth of our business. We do not intend to pay any dividends to holders of our common stock for the foreseeable future. As a result, capital appreciation in the price of our common stock, if any, will be your only source of gain on an investment in our common stock.
The redemption or repurchase of the New Uniti Preferred Stock may result in significant dilution and/or cash expenditures.
We may redeem the New Uniti Preferred Stock at our option at any time at a price per share equal to (i) for the first three years after the initial issuance thereof, $1,400 minus any cash dividends paid on such shares of New Uniti Preferred Stock and (ii) thereafter, 100% of the liquidation preference of the New Uniti Preferred Stock to be redeemed plus accrued and unpaid dividends on such shares. In addition, following the tenth anniversary of the initial issuance of the New Uniti Preferred Stock, affiliates of Elliott may, subject to certain constraints, require us to repurchase the New Uniti Preferred Stock at a price equal to 100% of the liquidation preference of the shares to be repurchased plus accrued and unpaid dividends on such shares. Under the terms of the New Uniti Preferred Stock, we may elect to settle any redemption or repurchase in cash or shares of New Uniti Common Stock (valued at the time of issuance of such New Uniti Common Stock); provided, however, that, subject to certain conditions, a holder of the New Uniti Preferred Stock may require us to settle any redemption or repurchase of its New Uniti Preferred Stock in shares of New Uniti Common Stock, subject to a cap. See “Description of Securities Following the Merger — Preferred Stock.” In the event we settle a redemption or repurchase of the New Uniti Preferred Stock with shares of New Uniti Common Stock, our common stockholders will experience dilution, which may be significant. If we settle any redemption or repurchase with cash, such cash amounts may be significant and may require us to incur incremental indebtedness, which may impact our financial position and constrain our operational flexibility.
Sales of substantial amounts of New Uniti Common Stock in the open market by the Elliott Stockholders, the Legacy Investors or any of their respective affiliates could depress New Uniti’s stock price.
Shares of New Uniti Common Stock that are issued to the Elliott Stockholders, the Legacy Investors or any of their respective controlled affiliates in connection with the Merger will become freely tradable following the six-month anniversary of the Closing Date, once registered pursuant to the Registration Rights Agreement or sold in compliance with Rule 144 promulgated under the 1933 Act. Pursuant to the Registration Rights Agreement, the Elliott Stockholders and the Legacy Investors will receive customary piggyback and demand rights, with demands limited to two for each of the Elliott Stockholders and the Legacy Investors and an additional four shelf takedowns for each of the Elliott Stockholders and the Legacy Investors, subject to increases in connection with certain redemptions or repurchases of the New Uniti Preferred Stock that are settled in New Uniti Common Stock.
Such persons may wish to dispose of some or all of their interests in New Uniti, and as a result may seek to sell their shares of New Uniti Common Stock. These sales (or the perception that these sales may occur), coupled with the increase in the number of outstanding shares of New Uniti Common Stock, may affect the market for, and the market price of, New Uniti Common Stock in an adverse manner.
If the Merger is completed and New Uniti’s stockholders, including the aforementioned persons, sell substantial amounts of New Uniti Common Stock in the public market following the Closing, the market price of the New Uniti Common Stock may decrease. These sales might also make it more difficult for New Uniti to raise capital by selling equity or equity-related securities at a time and price that it otherwise would deem appropriate.
Risks Related to Uniti
Uniti is, and following the Closing, New Uniti will continue to be, subject to the risks described in (i) Part I, Item 1A, “Risk Factors” in Uniti’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 29, 2024 and Part I, Item IA, “Risk Factors” in Uniti’s Quarterly Report on Form 10-Q for the three months ended March 31, 2024 filed with the SEC on May 3, 2024 and (ii) Uniti’s subsequent filings with the SEC, in each case, which are incorporated by reference into this proxy statement/prospectus.

INFORMATION ABOUT NEW UNITI
Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to New Uniti after giving effect to the Merger, unless otherwise specified. See “Information about Windstream” for additional information concerning the Windstream business and “Business” in Part I, Item 1 of Uniti’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated herein by reference, for additional information concerning the Uniti business.
New Uniti
New Uniti combines Uniti’s wholesale fiber infrastructure with Windstream’s fiber-to-the-home (“FTTH”) and other services to create a premier integrated digital infrastructure company with approximately 230,000 fiber route miles across 47 states. New Uniti will serve more than 1.1 million customers — including over 400,000 residential fiber customers — with a network that includes 1.5 million fiber-equipped households predominantly situated in the Midwest and Southeast United States with a particular concentration in lesser penetrated Tier II and Tier III markets.
The Merger combines Uniti’s network with Windstream’s reach and operating capabilities. The Merger is expected to remove several dis-synergies that exist in the current landlord tenant structure between Uniti and Windstream, remove uncertainty of the Windstream Lease renewals, and align the companies’ capital allocation objectives to deliver synergies. See “The Merger — Recommendation of the Uniti Board and Uniti’s Reasons for the Merger.” In addition, Windstream’s significant investments into expanding its fiber network are expected to improve retention for the New Uniti customer base. Despite these investments, the current Windstream network assets have economic obsolescence, as rising material and labor costs have caused significant increases in the cost of replacing telecommunications assets in recent years. In turn, the Windstream network assets have excess service capacity, and the New Uniti network assets may in the future experience excess service capacity as well. For more information on the economic obsolescence of Windstream network assets, including the estimated useful lives of Windstream property, plant and equipment (“PP&E”), see Note 2 to the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement/prospectus.
On a pro forma basis, New Uniti generated approximately $4.3 billion and $3.1 billion of revenue for the year ended December 31, 2023 and the nine months ended September 30, 2024, respectively. Assuming a favorable outcome with respect to the IRS Ruling Request, New Uniti generated $1,208.6 million of net income ($1,325.2 million of which represents non-recurring income) on a pro forma basis for the year ended December 31, 2023 and $112.0 million of net income on a pro forma basis for the nine months ended September 30, 2024 (none of which represents non-recurring income). Assuming an unfavorable outcome with respect to the IRS Ruling Request, New Uniti generated $455.3 million of net income ($571.9 million of which represents non-recurring income) on a pro forma basis for the year ended December 31, 2023 and $112.0 million of net income on a pro forma basis for the nine months ended September 30, 2024 (none of which represents non-recurring income). Non-recurring amounts in this context include the expected net income tax benefit relating to Uniti not qualifying as a REIT after the Closing and the tax impacts relating to the IRS Ruling Request, as well as the expected gain relating to the settlement of pre-existing relationships between Windstream and Uniti, which is primarily due to the structure of the business combination and differences in Windstream and Uniti historical accounting for the same transactions. New Uniti’s net income for the nine months ended September 30, 2024 did not include any non-recurring amounts. See “Unaudited Pro Forma Condensed Combined Financial Information.”
New Uniti will operate under three business segments:
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Kinetic will leverage Uniti’s and Windstream’s fully-owned, combined 79,000 route mile fiber network to offer Windstream’s legacy residential and small business customers high-speed internet, voice, and video services. Kinetic will utilize its incumbent position and embedded network as it continues to deploy fiber to households, which we believe is one the most robust and growing fiber use cases, in a cost-efficient manner. As the owner of the network assets, we will be able to reduce the backhaul costs associated with expanding FTTH, which can be a significant expense. Kinetic is currently targeting to expand fiber capabilities to 1.9 million households by 2027 and has already secured grants and awards to build fiber to over 300,000 of those households. We believe Kinetic also has the ability to expand its FTTH build by up to an additional 1 million households within its existing footprint.
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Fiber Infrastructure will combine Uniti’s legacy fiber and non-Windstream leasing businesses with the CLEC portion of Windstream’s wholesale business to provide network bandwidth to other telecommunication carriers, enterprises and hyperscalers. The combination will create a predominantly on-net national fiber infrastructure business that offers differentiated routes and both national and deep regional capabilities. Fiber Infrastructure’s backhaul, dark fiber and expanded waves offerings are well-positioned to capitalize on the increasing demand for bandwidth stemming from the growing deployment of generative AI. In addition, we believe Fiber Infrastructure’s several Tier II and Tier III intercity routes present an attractive offering to our growing hyperscaler customer base.

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Managed Services will consist of Windstream’s heritage Enterprise business, which offers managed cloud communications and security services, integrated voice and data services, and traditional voice services to mid-market and large business customers within New Uniti’s ILEC and CLEC markets (as defined herein).

If New Uniti elects to complete the Post-Closing Reorganization, each of Windstream’s and Uniti’s debt will be combined into a single silo capital structure with a common parent entity. However, if New Uniti does not complete the Post-Closing Reorganization, the legacy Uniti and Windstream organizational structures and existing indebtedness will remain separate, and the agreements and arrangements presently in effect between Uniti and Windstream will remain in place. See “Description of New Uniti Indebtedness” and “Liquidity and Capital Resources Following the Merger.” New Uniti will be taxed as a C-Corporation.
Kenneth A. Gunderman will serve as New Uniti’s Chief Executive Officer and Paul Bullington will serve as Chief Financial Officer. New Uniti’s board of directors will initially comprise nine members consisting of Uniti’s existing five directors, two directors nominated by Elliott and two directors to be selected by Uniti and Elliott. See “The Merger — Board of Directors and Management Following the Merger.”
Following the Merger, New Uniti will be renamed Uniti Group Inc. and its common stock is expected to be listed on Nasdaq under the trading symbol “UNIT.” New Uniti will maintain its corporate headquarters at 2101 Riverfront Drive, Suite A, Little Rock, Arkansas 72202, telephone number (501) 850-0820.

INFORMATION ABOUT WINDSTREAM
All references in this section to “we,” “us,” or “our” refer to Windstream Holdings II, LLC and its subsidiaries, unless otherwise specified.
Company History
Since our creation in July 2006 through the spinoff of Alltel Corporation’s landline division and merger with VALOR Communications, we have transformed our business from a rural, consumer-focused voice provider into a fiber-based broadband operator delivering high speed internet throughout our footprint and a national provider of advanced communications and technology solutions to businesses. Through a series of acquisitions completed in 2010 and 2011 we enhanced our capabilities to provide Internet Protocol (“IP”) based services, cloud computing and managed services to business customers, while also significantly expanding our fiber network allowing us to provide network bandwidth to other telecommunications carriers, network operators, and governmental entities, as well as serve the wireless backhaul market.
In April 2015, we completed the spin-off of certain telecommunications network assets, including our fiber and copper networks and other real estate, into an independent, publicly traded real estate investment trust, Uniti (formerly Communications Sales & Leasing, Inc.), and through the Windstream Leases, we have the exclusive right to use those telecommunications network assets in serving our customers.
In 2017, we completed the acquisitions of EarthLink Holdings Corp. (“EarthLink”) and Broadview Networks Holdings, Inc. (“Broadview”). EarthLink was a leading provider of data, voice and managed network services to retail and wholesale business customers, while Broadview was a leading provider of cloud-based unified communications solutions to small and medium-sized businesses. Broadview’s proprietary OfficeSuite® and unified communications platforms were complementary to our existing SD-WAN product offerings.
In February 2019, our predecessor entity, Windstream Holdings, Inc. and all of its subsidiaries, (collectively, the “Debtors”), filed voluntary petitions (the “Chapter 11 Cases”) for reorganization under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Chapter 11 Cases were filed following an adverse court ruling, which resulted in the acceleration of all of the Debtors’ long-term debt and remaining obligations under the Windstream Leases with Uniti. In June 2020, the Bankruptcy Court approved and confirmed the First Amended Joint Chapter 11 Plan of Reorganization of the Debtors that became effective on September 21, 2020, allowing the Debtors to emerge from the Chapter 11 Cases. As part of the transactions undertaken pursuant to the Plan, the Debtors were reorganized and Windstream Holdings II, LLC was formed and became the new parent company. In connection with its emergence from bankruptcy, Windstream and Uniti entered into the 2020 Settlement Agreement to resolve certain claims and causes of action brought by Windstream against Uniti related to the master lease in the bankruptcy proceeding. As part of the settlement, both companies agreed to split the original master lease into two separate master leases, one for ILEC assets and one for CLEC assets. Additionally, the companies committed to invest substantial capital, and Uniti specifically agreed to invest up to an aggregate of $1.75 billion to upgrade its network, including long-term fiber and related assets in certain Windstream ILEC and CLEC properties, over the term of the master leases. As part of the settlement, Uniti acquired $45 million of on-net fiber revenue and access to 2.2 million fiber strand miles from Windstream and agreed to pay $400 million in quarterly cash installments paid to Windstream over five years, at an annual interest rate of 9%. Windstream and Uniti have complied with their obligations under the 2020 Settlement Agreement, and there are no ongoing disputes between Windstream and Uniti relating to these matters. For more information, see “The Merger — Background of the Merger.”
Since our emergence from bankruptcy, we have continued to make strategic investments to increase speed capabilities to more of our geographic footprint and to expand our metro fiber and long-haul network services.
Organizational Structure
Windstream’s quality-first approach connects customers to new opportunities and possibilities by leveraging its nationwide network to deliver a full suite of advanced communications services. We provide fiber-based broadband to residential and small business customers in 18 states, managed cloud communications and security services for large enterprises and government entities across the United States, and tailored waves and transport solutions for carriers, content providers and large cloud computing and storage service providers in the United States and Canada.
As further discussed below, our operations are organized into three business segments: Kinetic, Enterprise and Wholesale. The Kinetic segment serves consumer and small business customers in markets in which we are the incumbent local exchange carrier (“ILEC”) and provides services over network facilities operated by us. In addition to large business and wholesale customers with the majority of their service locations residing in ILEC markets, the Enterprise and Wholesale segments also serve customers in markets in which we are a competitive local exchange carrier (“CLEC”) and provide services over network facilities primarily leased from other carriers. We evaluate performance of the segments based on direct margin, which is computed as segment revenues and sales less segment direct operating expenses.
KINETIC SEGMENT
Overview
Kinetic provides high-speed broadband internet, voice, and other value-added services to 1.3 million residential and small business customers across 18 states.
Strategy
Our objective is to profitably grow penetration of our broadband network by continuing to invest in expanding our fiber footprint, accelerating subscriber acquisition, reducing churn, and growing average revenue per customer.
Consumer and small business bandwidth needs and expectations continue to grow at a rapid pace, driven by increasing demand for streaming video, videoconferencing, gaming, and the proliferation of connected devices. At the same time, competitive pressure has increased, particularly for our legacy copper service. In this environment, our continued investments in expanding our fiber footprint are important to strengthen Kinetic’s competitive positioning and achieve our goal of sustained profitable growth.
The charts below highlight our progress expanding and increasing penetration of our residential next generation passings during the past three years.
Residential next generation passings (in millions)

Residential Net Adds by technology (in thousands)
Building fiber is a key driver of subscriber acquisition, retention, and revenue, particularly in competitive markets, and we expect it will become more important over time. In addition to investments in our broadband network, we are focused on delivering sustained profitable subscriber growth with compelling service and product offerings, marketing and sales effectiveness, and customer experience.
Services and Products
We offer consumers and small businesses a portfolio of communications services over both our fiber and copper networks, including broadband internet, voice, and other value-added services.
Kinetic’s residential and small business services include:
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Broadband internet:   fiber-to-the-prem and digital subscriber line (“DSL”) internet services for residential and small business customers at up to multi-gigabit speeds.

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CPE:   consumer and small business customers can lease an advanced Wi-Fi gateway from Kinetic. We also offer state-of-the-art mesh extenders as an add-on service, allowing customers to enable strong signal throughout the entirety of their home or business.

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Wireless service bundle:   residential customers can bundle their Kinetic broadband service with any post-paid wireless service plan with AT&T.

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Internet security:   add-on service providing a suite of security functionality including protection from cybersecurity threats, the ability to set and monitor parental controls, password vault and virtual private network (“VPN”), and 24/7 technical support.

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Live TV and streaming video:   residential customers can add TV streaming services via DirecTV.

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Voice:   residential and small business voice services, delivered over traditional landline or voice over internet protocol (“VoIP”), including call management options and emergency access.

Our goal is to provide customers with fast, reliable, and secure broadband along with the value-added services they need to get the most out of their internet. We continue to develop and source additional solutions to better meet evolving customer needs and further differentiate Kinetic in the marketplace.
Sales and Marketing
Our sales and marketing efforts are focused on accelerating subscriber growth with clear and differentiated branding, compelling offers, a range of media platforms to drive awareness and consideration, and multiple sales channels that allow us to reach and engage with potential customers in a variety of ways.
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Brand:   We invest in establishing a clear, differentiated brand identity, which is essential to building durable awareness and preference in the marketplace, particularly where we compete with well-established national brands.

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Product offerings and pricing:   We optimize and expand our offerings, pricing, and promotions on an ongoing basis to better address consumer and small business needs and differentiate ourselves from competitors, with the goal to ultimately win a higher share of demand in the market.

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Media and lead generation:   We use a variety of paid and earned media to drive awareness and consideration among potential customers, including digital, traditional, and direct response marketing, in addition to local marketing, sponsorships, and earned media coverage.

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Inbound sales channels:   Our media and lead generation activities typically direct potential customers to our consumer or small business website or sales call center, where prospects can learn more about our offerings, check availability for their address, and complete an order.

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Outbound and other channels:   We use additional sales channels to reach potential customers in different contexts that are largely incremental to our media-driven activities. These include primarily door-to-door sales, local retail or community connection centers, and third-party distribution partners.

Our teams execute segmented acquisition programs, coordinating across Marketing, Sales, and Operations to accelerate penetration growth in specific parts of our footprint or prospect base, including a program targeting newly completed fiber premises. The effectiveness of our sales and marketing activities is underpinned by the customer experience we provide and our resulting reputation. We aim to consistently improve the customer experience and deliver quality execution across all aspects of sales and marketing.
Competition
Kinetic faces intense and growing competitive pressure in the residential and small business broadband market. Technology improvements and other changes in the market landscape have led to increased competition from both existing competitors and new market entrants.
Sources of competition in our service areas include, but are not limited to, the following:
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Cable operators:   Cable providers remain our largest source of competition for residential and small business broadband customers. These operators compete aggressively with significant marketing spend, attractive promotional pricing, and bundled offerings with cable TV and/or mobile service.

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Fiber overbuilders:   A range of entities have built or expanded fiber networks within our footprint. These include existing wireline competitors expanding or upgrading networks as well as a diverse set of competitors including new local or regional providers, electric cooperatives, local municipalities, and open access network operators.

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Wireless operators:   Wireless home internet solutions using fixed wireless technology have emerged as a major source of competition in the residential market. While this technology has limitations, particularly compared to our fiber broadband service, wireless operators have seen significant consumer adoption driven by national advertising from established brands, convenience, and pricing. They also offer larger data packages and faster speeds to their mobile customers, reducing demand for wired home broadband service among some consumers and businesses.

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Satellite internet providers:   Satellite broadband offerings have improved in recent years and have emerged as a material source of competition, particularly in our more rural and lower-speed copper areas.

Competition has increased from all four of these sources. While approximately 25 percent of households in our footprint have no high-speed wireline competitor, the emergence of wireless home internet providers means there are very few locations in our footprint without meaningful competition.

ENTERPRISE SEGMENT
Overview
Windstream Enterprise drives business transformation through the convergence of our proprietary software solutions and cloud-optimized network with the goal of unlocking our clients’ revenue and profitability potential. Our end-to-end IT managed services modernize technology infrastructure, optimize operations, reduce resource constraints and elevate the experience of our clients and their end-users, while securing their critical data and protecting brand reputation. Analysts recognize Windstream Enterprise as a market leader for our product innovation, and clients rely on what we believe is our best-in-class management portal. Businesses trust Windstream Enterprise as their single-source for a high-performance network and award-winning suite of connectivity, collaboration and security solutions — delivered by a team of technology experts whose success is directly tied to our clients’ complete satisfaction.
Industry Motivators
The traditional network services industry continues to undergo a massive transition, driven by the emergence of cloud services and applications, hybrid and remote work environments, and lean IT teams. As a result, there is enormous demand for secure bandwidth and collaboration solutions. With the acceleration of this dynamic, enterprise businesses are facing a “tipping point” where legacy/Time Division Multiplexing (“TDM”) services no longer support their needs. Outdated legacy network-based and voice products lack effective security, flexibility and scalability versus today’s digital/software/cloud-based managed technology solutions. The cloud-based applications provided by Windstream Enterprise are changing the way customers consume networks by leveraging software-based solutions to improve the customer experience, lower operating costs and increase productivity and efficiencies.
Another industry trend is the move toward adopting managed services partnerships. Based on third-party market research, we believe that approximately two-thirds of enterprises lack sufficient IT resources to achieve business goals. As heavily as enterprises have invested in digital transformation, many are simultaneously coping with one of the most significant IT staffing shortages in history. Because of this, their internal teams often lack the bandwidth or the skillset to successfully fuel mission-critical strategic and digital objectives like IT agility, security and customer experience. Through managed services providers like Windstream, customers can become future-fit by improving agility, security and customer experiences.
Additional trends Windstream helps to address are: (1) secure cloud connectivity, (2) AI-powered contact centers, (3) customer migration from Multiprotocol Label Switching (“MPLS”) to Software-Defined Wide Area Network (“SD-WAN”) and the continued migration toward a comprehensive Secure Access Service Edge (“SASE”) solution and (4) transitioning from premises-based Private Branch Exchange (“PBX”) to United Communications as a Service (“UCaaS”). Our national network and expanded product portfolio are complemented by our agility in providing solutions tailored to the needs of key verticals — retail, healthcare, financial services, education, manufacturing, hospitality and state and local government.
Strategy
The strategy for our Enterprise business segment is to stay focused on serving our customers with a quality-first approach so that we can serve them better. We advise and counsel them to develop and grow their business through our managed solutions portfolio, and we aim to increase our earnings by earning their trust. This focus supports our efforts to be the trusted connectivity, communications and security advisor — driving business transformation through the convergence of our proprietary software solutions and cloud-optimized network with the goal of unlocking our clients’ revenue and profitability potential. Our leading priority of quality is motivated by a mindset of ownership and accountability across the entire organization, and our strategic priorities are to provide personalized experiences to customers and prospects around renewals for targets customers, upsell and cross-sell existing customers with next-generation solutions, and pursue profitable new logo opportunities.
Services and Products
The drivers of demand are a result of Enterprise businesses transforming their own IT infrastructure to move workloads to the cloud, ensure cloud application performance, improve employee productivity and enhance data security, among other strategic imperatives. Our portfolio of solutions is well-positioned to support these enterprise IT imperatives. As the network evolves into the platform for how business gets done, we believe our customers increasingly value our tailored solution-design process and dedicated service support model. They subscribe to services such as SD-WAN, SASE and Security Service Edge (“SSE”), Secure Flex Premium, Managed Network Security (“MNS”), Local Area Network (“LAN”) Services, UCaaS, Contact Center as a Service (“CCaaS”), fiber transport connectivity to major cloud ecosystems and a comprehensive suite of IT Managed Services.
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SD-WAN:   Our secure technological wide-area network solution, SD-WAN, ensures optimal application performance irrespective of the underlying transport and allows for business continuity as well as routing control via our WE Connect customer-facing portal.

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SASE:   SASE elevates network performance and security, while simplifying overall management. Organizations leverage the power and flexibility of an SD-WAN network backbone with unified security solution.

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SSE:   Cloud-native SSE enables businesses to instantly integrate next-generation security components into existing network environments without disruption and creates a path towards a full SASE environment.

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Secure Flex Premium:   An integrated network and security solution for complete customization and control delivered by our IT Managed Services team, Secure Flex Premium is a comprehensive suite of premium technology solutions.

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UCaaS:   UCaaS delivers the capabilities to drive productivity and engagement to ensure reliability, flexibility and security. OfficeSuite® is an award-winning cloud-based solution that blends user-centric design with advanced, market-proven technology.

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CCaaS powered by Talkdesk:   This solution transforms interactions with a contact center service delivering better conversion rates, increased customer retention and higher satisfaction scores. It enables customers to connect with agents on their terms while empowering agents to work from anywhere.

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Managed Network Security:   Fully integrated with our SD-WAN solutions, MNS enables organizations to deploy advanced networking and security capabilities instead of relying on multiple products and partners to provide the same functionality, ultimately reducing costs and gaining comprehensive network security features.

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IT Managed Services:   IT resources are too often buried in routine monitoring and maintenance tasks that limit their ability to focus on core initiatives. Our IT Managed Services enables business agility and digital transformation strategies for enterprise organizations with a comprehensive suite of managed technology and security solutions.

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LAN Services:   Our team of network pros will design, deploy and manage clients’ LAN Services, freeing their IT teams to spend less time managing and monitoring the network and more time on driving strategic initiatives. LAN services include Secure WiFi, Cloud Managed Switch and Intelligent IP cameras.

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Multi-site networking:   Our advanced network provides private, secure multi-site connections for large businesses with multiple locations. Our core growth networking products include SD-WAN, and Wavelength connectivity solutions.

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High-speed Internet:   We offer a range of high-speed broadband internet access options providing reliable connections designed to help our customers reduce costs and boost productivity.

Sales and Marketing
Every member of the Enterprise organization plays a critical role in achieving the strategy above:
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Sales + Sales Engineering:   Deliver profitable growth focusing on cross-sell and upsell opportunities of all customers and acquisition of profitable new logo opportunities.

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Enterprise Marketing:   Deploy a customer data platform (“CDP”) to help automate personalized campaigns by collecting and unifying customer data from multiple sources, while simultaneously building a marketing-influenced pipeline for our sellers and customer success teams to close.

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Customer Success + Revenue Enablement:   Focus relentlessly on retention, renewing out-of-term and in-window revenues for our targeted customers.

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Access + Offer Management:   Remove interconnection expense and work with our sellers to enable profitable renewals and revenue growth opportunities.

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Product + Technology:   Manage our product portfolio to maximize marketability, profitability and supportability for our existing and future customers.

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Business Advancement + Intelligence:   Ensure we are getting the most out of our data, systems and processes to achieve positive business outcomes.

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Customer Care + Service Assurance:   Provide a customer experience where exceptional support inspires future customers to choose Windstream and fosters lasting loyalty among our existing customers.

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Service Delivery:   Lead with customer centricity and data transparency to drive exceptional customer experiences.

Competition
The market for enterprise customers is highly competitive. We believe we are well-positioned to gain market share within the enterprise segment based upon our ability to leverage new product capabilities to capitalize on the significant industry trends listed above.
Our primary competitors are other managed services providers that offer network, security and/or communications and collaboration solutions. These providers provide a range of similar services, from traditional voice to advanced data and technology services using similar facilities and technologies as we do, and they compete directly with us for customers of all sizes.
WHOLESALE SEGMENT
Overview
The Wholesale segment leverages our nationwide network to provide high-capacity bandwidth and transport services to wholesale customers, including telecom companies, content providers, cable, international and other network operators. The Wholesale segment also leverages our local network to provide primarily ethernet (e-access), dedicated internet access, and fiber-to-the-tower services to carriers and other related telecom companies.
Strategy
Our Wholesale strategy focuses on quality in technology leadership, network expansion, and flexible partnership. Windstream Wholesale is a leader in the optical technology space leveraging the flexibility offered by our open and disaggregated architecture of our Intelligent Converged Optical Network (“ICON”). We provide industry-leading services including 400G waves, managed spectrum, and Network Intelligence through our iconnect self-service user portal. Our network expansion strategy focuses on monetizing our network investment in strategic, high-traffic locations to drive new sales through the connection of our ICON network from carrier hotels, international landing stations and data centers. We support our hyperscale partners in their AI initiatives through high-count, long-haul dark fiber construction projects. Our local network connects common interconnection points in tier one locations to tier two and three markets, enabling customers to reach their end-users through unique and diverse routes.
Our sales and operational support teams consistently provide fast and flexible solutions, targeting high-growth areas in the hyperscaler/content, international, cable, and carrier verticals.
To maintain the direct margins in our Wholesale business, we aim to continue to execute on our three-pronged strategy of leading in optical technology, expanding the network to simplify customer connectivity, and delivering best-in-class service to our customers through our fast and flexible partnership approach.
Services and Products
Wholesale services provide network bandwidth to hyperscalers and content providers, other domestic and international telecommunications providers, cable operators and wireless carriers. These services include 10Gbps – 400Gbps wave services, spectrum, Ethernet, internet, and dark fiber and colocation services. Wholesale services also include fiber-to-the-tower connections to support the wireless backhaul market. Customers manage these services via our customer-facing portal with unique features that enables accuracy, operational insight and efficiency.
Sales and Marketing
Our sales and marketing efforts are designed to differentiate us from our competitors by leveraging the attributes from each of our three strategic pillars and our fast and flexible culture. We combine the agility of an entrepreneurial start up with the capabilities and reach of a large carrier. Our teams are closely aligned with our engineering organization to build and provide customized network solutions for our customers in a timely manner. Our sales and customer support staff work closely with each customer to ensure that their specific business needs are met. Whether servicing content providers, cable operators, data centers or other communication services providers requiring single or multiple circuit connections or additional bandwidth, our goal is to exceed customer expectations by providing fast and flexible designs and installations tailored to their needs.
Competition
The market for high-bandwidth optical transport services remains competitive among high-growth data centers. Diverse routing and operation efficiencies, such as installation intervals and service availability, are key differentiators. Windstream Wholesale also leverages advantages with our iconnect portal and its map-based Network Intelligence functionality. This combination has enabled Windstream Wholesale to win market share of inter-datacenter, high bandwidth optical services. Competition in local markets has intensified with an increasing number of entrants and various potential substitution products (SD-WAN, cable data and wireless data). In these markets, network reach drives opportunities, providing a significant advantage for Windstream.
Significant Customers
Our customers range from individual households to large business enterprises. No single customer, or group of related customers, represented 10 percent or more of our annual operating revenues during the three-year period ended December 31, 2023.
Seasonality
Our business is not subject to significant seasonal fluctuations. From time to time, weather related problems have resulted in increased costs to repair our network and respond to service calls in some of our markets. The amount and timing of these costs are subject to the weather patterns of any given year but have generally been highest during the third quarter and have been related to damage from severe storms, including hurricanes, tropical storms and tornadoes in our markets along the Atlantic Ocean and Gulf of Mexico coastlines.

Network
Windstream’s network organization aims to create a consistent customer experience through targeted initiatives and investments focused on network reliability, fiber expansion and modernization while simultaneously reducing costs through network optimization and business partner best practices. Additionally, Windstream continues to assess emerging technologies to lead go-forward product sets, improve customer experience and drive network efficiencies.
Windstream focuses on quality, delivering differentiation through consistent network reliability, customer experience and continual advancement in technology. Investments in the IP, transport and access layers enable continued success in meeting growing bandwidth demands. Where Windstream desires to secure off-net customers, strategic service agreements are implemented to extend our ability to serve. Windstream’s network organization creates a consistent customer experience through targeted initiatives and investments focused on network reliability, fiber expansion and modernization while simultaneously reducing costs through network optimization and business partner best practices. Additionally, Windstream continues to assess emerging technologies to lead go-forward product sets, improve customer experience and drive network efficiencies.
Employees and Human Capital Resources
With approximately 9,400 employees on a full-time equivalent basis as of December 31, 2023, we know that our people are one of our most valuable assets. To assist in implementing our core business priorities, we have developed programs and practices that support, develop and care for our employees throughout their careers with Windstream based upon the following pillars:
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Providing Competitive Pay and Benefits to attract and maintain a diverse workforce with the necessary skills and talent to achieve our business priorities.

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Developing, Retaining and Growing our Employees by offering educational opportunities that keep pace with changes occurring across our industry.

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Fostering a Culture of Innovation and Belonging based on mutual respect and acknowledgement that each employee brings unique skills, talents, and perspectives.

Providing Competitive Pay and Benefits
Windstream strives to be an employer of choice by offering our employees competitive compensation and benefit packages. Our compensation packages consider the location and responsibilities for each role, ensuring that compensation structures are competitive and fair and equitable across different regions and job functions.
We provide high-quality, comprehensive medical, prescription, dental, and vision coverage for employees. Additionally, we provide programs and resources to support our employees’ health and wellbeing, including care management and personal health care assistance, expert medical opinion services, telehealth, virtual physical therapy, diabetes and hypertension programs, tobacco cessation, fertility benefits, and others. We also have a robust Employee Assistance Program, a generous portfolio of mental and behavioral health resources, and provide a variety of life and supplemental medical and life insurance opportunities to protect and help employees manage personal priorities.
Windstream provides competitive financial benefits to all employees including a 401(k)-retirement plan with a company match up to 4% of eligible pay and health savings accounts for eligible health plans with an employer contribution. We also offer financial literacy training and counseling to support employees in making financial decisions and maximizing their retirement savings.
Developing, Growing and Retaining our Employees
Our learning culture is focused on providing meaningful learning content that provides the skills our employees need to best fulfill their current role and any future roles that they seek. We provide extensive on-the-job training opportunities, tuition reimbursement programs and career development support via specific programs designed to enhance communication, leadership and managerial skills within our employee base.
In 2023, we invested over $3.5 million in learning and development initiatives for our employees. Our employees completed more than 275,000 hours of training and had access to more than 9,000 learning opportunities. On average, employees took approximately 30 hours of training last year. We believe these training initiatives enable our employees to maximize their potential and thrive professionally.
As part of this, we offer thousands of learning experiences and courses to ensure employees are cared for throughout their employee lifecycle with Windstream. These experiences and courses include onboarding, personal development including regular performance check-ins and feedback, goal setting and career pathing and professional skills training, both online and in the classroom.
To assist our employees along their career journey, we developed an internal application called Skill Finder, which allows employees to search our job description data base, identify next step career pathing, identify the skills needed for those positions and then find available training to build the skills. It also enables employees to search positions based on the skills they already have and connect to our application system to check current openings and apply. This provides a one-stop destination to help employees see and prepare for their future.
Continued support and development of our leaders is key to Windstream’s success. We have created tailored programs to provide hands-on development for our leaders (and aspiring leaders) based on where they are in their career journey and how much time they want to commit to a development program.
Fostering a Culture of Innovation and Belonging
Windstream strives to create and foster a workforce and work environment that reflects and contributes to the communities where we do business. We recognize that each team member brings a unique set of ideas, skills and perspectives that have been shaped by their heritage and background. We consider this diversity to be a valuable resource, and we empower every member of our team to contribute their unique talents and perspectives to foster an environment where creativity and innovation flourish. Our employees’ passions, purpose and diversity are essential in our ability to deliver a world-class customer experience as we strive to build a more connected future, both within our organization and in the broader communities we serve.
Employee Resource Groups (“ERGs”) are an integral component of Windstream’s commitment to cultivate a workplace that allows Windstream to capitalize on the extraordinary talents of our employees. Windstream has seven ERGs focused on people with disabilities, the LGBTQ+ community, employees with multicultural backgrounds, veterans and women. Open to any Windstream employee, these voluntary groups connect employees with shared characteristics, life experiences, and interests, and promote a culture of innovation and belonging. Our ERGs have empowered our team members to grow and succeed by providing networking, mentorship and skill-building opportunities.
Labor Relations
As of December 31, 2023, approximately 20% of our U.S. workforce was represented by a union, including the Communications Workers of America or the International Brotherhood of Electrical Workers.
We have a long history of working with our union groups and regularly meet with union leaders to talk about key issues, including safety, customer service, operational processes, our business performance, and the impacts that changing technology and competition are having on our customers, our employees, and the company. Windstream is committed to cultivating collaborative relationships with the unions representing our workers and to fostering an environment where open communication and respect for worker’s rights contribute to a thriving workplace. We respect our employees’ rights to voluntarily establish and join unions and similar associations without unlawful interference.

Regulatory Matters
Windstream is subject to regulatory oversight in the U.S. by the FCC and state public utility commissions, and we are also subject to regulatory oversight in Canada by the Canadian Radio-television and Telecommunications Commission. We are also subject in the U.S. to various federal and state statutes that govern the provision of telecommunications and broadband services. In certain cases, these regulations restrict the rates that Windstream may charge for a subset of its service offerings, limit its flexibility to change prices for certain services in response to market conditions, or require Windstream to receive regulatory approval for certain rate changes. Windstream actively monitors and participates in regulatory proceedings and engages with federal and state lawmakers on matters that may impact its business. We cannot predict with certainty the outcome of pending federal and state proceedings relating to our operations. For more information on the regulatory oversight to which Windstream is subject and the programs in which it participates, see the descriptions of broadband grant awards and programs, IIJA (as defined below) broadband funding, RDOF funding, ACP (as defined below) funding and state USF funding in the section entitled “Windstream’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Legal Proceedings
Bankruptcy-Related Litigation
Windstream Holdings, LLC (“Old Holdings”), its current and former directors, and certain of its executive officers are the subject of two shareholder-related lawsuits arising out of the merger with EarthLink Holdings Corporation in February 2017. Both complaints allege securities law violations and breaches of fiduciary duty related to the disclosures in the joint proxy statement/prospectus soliciting shareholder approval of the merger, which the plaintiffs allege were inadequate and misleading.
In the first lawsuit (the “Federal Case”), the federal plaintiffs’ proof of claim was resolved on the bankruptcy docket in September 2021. Pursuant to the Plan, approved and confirmed by the Bankruptcy Court in 2020 and described above in this section entitled “Information About Windstream” and elsewhere in this proxy statement/prospectus, the plaintiffs’ recovery is limited to the extent of any available insurance proceeds.
In June 2023, the court denied Windstream’s long-standing motion to dismiss the claims. The court held oral arguments in February 2024 regarding certification of the class but never ruled on class certification. On May 6, 2024, the parties in the Federal Case agreed to a settlement that was approved on February 6, 2025, at the scheduled fairness hearing, after no objections being filed. The presiding judge entered the final approval order, effective February 6, 2025, and the deadline to appeal this final order is March 10, 2025, although the judge has discretion to permit a late-filed notice of appeal up to 30 days after the March deadline, or April 9, 2025. Windstream’s directors’ and officers’ insurance carriers are providing coverage for the settlement, as Windstream has paid all applicable deductibles.
Key elements of the settlement include:
(a)
The lead plaintiff concedes that none of the defendants are making any concession of liability or wrongdoing, and the defendants concede that the lead plaintiff makes no concession regarding lack of merit.

(b)
The parties agree that the settlement releases any and all shareholder claims related to the subject matter of the lawsuit against Windstream and the other defendants, and the claims are fully discharged.

(c)
Upon approval by the court, Windstream’s insurance carriers, on behalf of the defendants, will place in escrow the settlement amount of $85 million for distribution to class members.

(d)
A Claims Administrator will be appointed by the court and, under supervision of the court, will provide notice of the settlement to class members and oversee the distribution of the settlement fund.

The second lawsuit, pending in state court in Georgia (the “State Case”), was stayed in 2019. The state plaintiff failed to submit a proof of claim and in light of the Company’s emergence from bankruptcy, Windstream believes the state case should be discharged, but the plaintiff is challenging that position. In any event, final approval of the settlement of the Federal Case now bars class members, including plaintiffs in the State Case, from commencing or prosecuting any of the released claims against the defendants, including the claims asserted in the State Case. Thus, Windstream will seek dismissal of the State Case after the appeal time has run on the final order approving the settlement in the Federal Case.
While the ultimate resolution of the State Case is not currently predictable, if there is an adverse ruling, the ruling could constitute a material adverse outcome on the future consolidated results of operations, cash flows, or financial condition of Windstream. See Notes 16 and 17 to Windstream’s historical audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information.
Properties
Our property, plant and equipment consist primarily of land and buildings, central office equipment, office and warehouse facilities, outside communications plant, customer premise equipment, furniture, fixtures, vehicles, machinery, other equipment and software to support the Kinetic, Enterprise and Wholesale segments in the distribution of telecommunications products. Central office equipment includes digital switches and peripheral equipment. Our outside communications plant includes aerial and underground cable, conduit, poles and wires. As such, our properties do not provide a basis for description by character or location of principal units. All of our property is considered to be in good working condition and suitable for its intended purpose.
Our gross investment in property, by category, as of December 31, 2023, was as follows:
(Millions)	Depreciable Lives	2023
Land		$31.1
Building and improvements	3 – 30 years	261.8
Central office equipment	3 – 25 years	1,656.2
Outside communications plant	7 – 40 years	1,634.1
Furniture, vehicles and other equipment	1 – 23 years	1,144.0
Tenant capital improvements	2 – 10 years	463.4
Construction in progress		445.0
		5,635.6
Less accumulated depreciation		(1,711.4)
Property, plant and equipment, net		$3,924.2

INFORMATION ABOUT UNITI
Uniti is an independent, internally managed REIT engaged in the acquisition, construction and leasing of mission critical infrastructure in the communications industry. Uniti is principally focused on acquiring and constructing fiber optic, copper and coaxial broadband networks and data centers.
The mailing address of Uniti’s principal executive office is 2101 Riverfront Drive, Suite A, Little Rock, AR, 72202 and its telephone number is (501) 850-0820.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus, unless otherwise noted.
Introduction
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation S-X of the Exchange Act. The unaudited pro forma condensed combined financial information present the pro forma effects of (i) the Merger, (ii) the other transactions contemplated by the Merger Agreement, (iii) the issuance of a special grant of equity awards by Uniti in connection with the Merger Agreement (as described in the Special Equity Grants section below), (iv) the issuance of $300.0 million senior secured notes by Uniti and Uniti’s assumed draw of $220.0 million on its revolving credit facility (as described in the Financing section below), and (v) the Windstream Refinancing Transactions (collectively for purposes of this section of this proxy statement/prospectus, the “Transactions”).
The unaudited pro forma condensed combined balance sheet as of September 30, 2024 combines the unaudited historical condensed consolidated balance sheet of Uniti and the unaudited historical condensed consolidated balance sheet of Windstream on a pro forma basis as if the Transactions had been consummated on September 30, 2024.
The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2024, and for the year ended December 31, 2023 give effect to the Transactions as if they had been consummated on January 1, 2023, the first day of Uniti’s fiscal year 2023, and combines the historical results of Uniti and Windstream. The unaudited pro forma condensed combined statement of income for the nine months ended September 30, 2024 combines the unaudited historical condensed consolidated statements of income of Uniti and Windstream for the nine months ended September 30, 2024. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2023 combines the audited historical consolidated statements of income of Uniti and Windstream for the year ended December 31, 2023.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent Uniti management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed.
The unaudited pro forma condensed combined financial information should be read in conjunction with:
•
The accompanying notes to the unaudited pro forma condensed combined financial information;

•
The unaudited historical condensed consolidated financial statements of Uniti as of and for the nine months ended September 30, 2024, and the related notes set forth in the Quarterly Report on the Form 10-Q filed with the SEC on November 8, 2024, incorporated by reference into this proxy statement/prospectus;

•
The audited historical consolidated financial statements of Uniti as of and for the year ended December 31, 2023, and the related notes set forth in the Annual Report on the Form 10-K filed with the SEC on February 29, 2024, incorporated by reference into this proxy statement/prospectus;

•
The unaudited historical condensed consolidated financial statements of Windstream as of and for the nine months ended September 30, 2024 and the related notes, included elsewhere in this proxy statement/prospectus;

•
The audited historical consolidated financial statements of Windstream for the year ended December 31, 2023 and the related notes, included elsewhere in this proxy statement/prospectus;

•
Uniti’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference in this proxy statement/prospectus; and

•
The section entitled “Windstream’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this proxy statement/prospectus.

Description of the Merger
On May, 3, 2024, Uniti and Windstream entered into the Merger Agreement providing for the Merger of Uniti and Windstream that will result in New Uniti becoming the parent company of both Uniti and Windstream.
Prior to the Closing, Uniti and Windstream have each agreed to undertake certain transactions in furtherance of the pre-Closing reorganizations contemplated by the Merger Agreement.
Prior to the Closing, Windstream intends to commence the Windstream Rights Offering pursuant to which all Windstream equityholders will be offered the right to purchase the Rights Offering Warrants. The Rights Offering Warrants will have substantially the same terms as the outstanding units of Windstream (including a right of first refusal and transfer restrictions) and will be exercised automatically immediately prior to the Closing of the Merger, subject to regulatory approvals. Concurrently with the commencement of the Windstream Rights Offering, Windstream will launch the Windstream Tender Offer pursuant to which Windstream will offer to purchase all outstanding units of Windstream from Windstream equityholders. The proceeds from the Windstream Rights Offering will be used to fund the Windstream Tender Offer.
In connection with the Pre-Closing Windstream Reorganization (as defined in the Merger Agreement), New Windstream LLC, a wholly owned subsidiary of Windstream formed prior to the signing of the Merger Agreement, will elect to be treated as a corporation for U.S. federal income tax purposes following the formation of New Windstream Holdings II. Thereafter, Windstream will complete the F-Reorg Merger, in which Windstream will merge with and into New Windstream Holdings II, with New Windstream Holdings II surviving the merger as the successor to Windstream. In connection with the F-Reorg Merger, Windstream equityholders will receive common units of New Windstream LLC and warrants exchangeable for common units of New Windstream LLC, and New Windstream Holdings II (as successor to Windstream) will be automatically released from, and New Windstream LLC will be joined to, the Merger Agreement. The F-Reorg Merger represents a capital restructuring of Windstream, in which the impact is anticipated to be contained within Windstream’s historical equity and thus have no impact to the unaudited pro forma condensed combined financial information of the combined company.
At the Closing but prior to the Effective Time, as a result of the Internal Reorg Merger, each New Windstream LLC equityholder will receive, in exchange for such equityholder’s units and penny warrants of New Windstream LLC, its pro rata portion of (i) a number of shares of New Uniti Common Stock, (ii) New Uniti Warrants, (iii) shares of New Uniti Preferred Stock having an aggregate initial liquidation preference of $575,000,000 and (iv) the right to receive their respective pro rata portion of the Closing Cash Payment (which is contingent upon the occurrence of the Closing). For more information, see the risk factor “There can be no assurance that Uniti will be able to obtain sufficient cash to pay the Closing Cash Payment for the Merger in a timely manner or at all.”
Pursuant to the Merger Agreement, at the Effective Time, Merger Sub will merge with and into Uniti with Uniti continuing as the surviving company. As a result of the Merger, each issued and outstanding share of Uniti Common Stock will automatically be (i) converted into the right to receive a number of shares of New Uniti Common Stock equal to the Exchange Ratio, without interest and subject to any withholding of taxes required by applicable law and (ii) cancelled and cease to have any rights except the right to receive the New Uniti Common Stock upon surrender thereof. The Exchange Ratio, which is subject to adjustments based on shares outstanding at the Closing, is calculated to be approximately 0.6093 as of January 9, 2025. Each outstanding share of Uniti Common Stock at the Effective Time would be converted into approximately 0.6093 shares of New Uniti Common Stock resulting in a reverse stock split to Uniti shareholders. Refer to Note 11 for discussions on the pro forma effect of the reverse stock split and impact to Uniti’s historical earnings (loss) per common share. As a result of the Pre-Closing Windstream Reorganization as well as the Merger, all surviving Windstream equityholders will have their historical

Windstream equity exchanged for New Uniti Common Stock, New Uniti Preferred Stock, and New Uniti Warrants. In addition, and as a result of the Merger, all historical Uniti stockholders will have Uniti Common Stock exchanged for New Uniti Common Stock in accordance with the Exchange Ratio. See the section titled “The Merger” for additional information on the effects of the transactions mentioned here.
Special Equity Grants
On May 16, 2024, the Compensation Committee (the “Committee”) of the Uniti Board of Directors approved a special grant of Uniti PSU Awards (the “Special PSU Awards”) and Uniti Restricted Stock Awards (the “Special Restricted Stock Awards”) to certain Uniti executive officers and employees (the “Special Equity Grants”). The Special Restricted Stock Awards will vest as to 20%, 30% and 50% on the first, second and third anniversaries of the Closing, respectively. The Special PSU Awards will vest between 0% and 200% of the target amount based on performance over the three-year period following the Closing. These special grants are designed to create additional incentives that extend beyond the stockholder return objectives and time frame of previously granted equity awards, with the goal of driving outstanding levels of performance and value creation during the three-year period after the Closing. For more information on the Special PSU Awards and the Special Restricted Stock Awards, see “The Merger — Interests of Uniti’s Directors and Executive Officers in the Merger — Special Equity Grants.”
Financing
On May 17, 2024, certain subsidiaries of Uniti issued $300.0 million aggregate principal amount of new 10.50% secured notes due 2028, and Uniti used a portion of the net proceeds from the offering to temporarily repay outstanding borrowings under its Revolving Credit Facility. Uniti intends to use the liquidity from the offering to fund a portion of the Closing Cash Payment in connection with the Merger. For more information, see the risk factor “There can be no assurance that Uniti will be able to obtain sufficient cash to pay the Closing Cash Payment for the Merger in a timely manner or at all.”
Uniti’s obligation under the Merger Agreement to consummate the Merger, including paying the Closing Cash Payment, is not conditioned on Uniti having sufficient available cash and access to liquidity to fund the Closing Cash Payment. While Uniti believes it will be able to fund the Closing Cash Payment in full, there can be no assurance that Uniti will have access to sufficient cash when it is required to make such payment under the Merger Agreement. For the purposes of preparing this pro forma financial information, it is assumed that Uniti will fund the remaining portion of the Closing Cash Payment with borrowings of $220.0 million under its revolving credit facility that will mature on September 24, 2027 (“Revolving Credit Facility”). See Uniti’s historical financial statements and the related notes for additional information on the Revolving Credit Facility.
Windstream Refinancing Transactions
On October 4, 2024, the Co-Issuers issued $800 million aggregate principal amount of Initial Windstream 2031 Notes. The Initial Windstream 2031 Notes were issued at par. Concurrent with the issuance of the Initial Windstream 2031 Notes, Services incurred $500 million incremental term loan borrowings due 2031 (the “Windstream 2024 Term Loan”). The Windstream 2024 Term Loan will bear interest based on a floating rate plus a margin (which, at Windstream’s election, may be the Base Rate plus 3.75% or the Adjusted Term SOFR Rate plus 4.75% (each as defined in the Windstream’s Credit Agreement, provided that the Adjusted Term SOFR Rate “floor” shall be 0%)) and will mature on October 1, 2031.
Windstream used the net proceeds from the issuance of the Initial Windstream 2031 Notes and the Windstream 2024 Term Loan to fully repay the Windstream Initial Term Loan and Windstream Incremental Term Loan and to pay related premiums, fees and expenses. The remaining proceeds will be used for general corporate purposes, which may include investments in Windstream’s network and other capital expenditures, such as expansion and acceleration of its Kinetic fiber-to-the-home buildout. For more information on the Windstream Refinancing Transactions, see “Summary — Windstream Refinancing Transactions,” “Description of New Uniti Indebtedness — Legacy Windstream Indebtedness” and the Subsequent Events footnote in Windstream’s unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2024.

On December 23, 2024, the Co-Issuers issued $1,400 million aggregate principal amount of Additional Windstream 2031 Notes, which form a single class of debt securities with, and are fungible with, the Initial Windstream 2031 Notes. The Additional Windstream 2031 Notes will mature on October 1, 2031, unless earlier repurchased or redeemed in accordance with their terms prior to that date. The net proceeds from the issuance of the Additional Windstream 2031 Notes were used to fund the redemption in full of the Windstream 2028 Notes and to pay any related premiums, fees and expenses.
Anticipated Accounting Treatment
The Merger will be accounted for as a reverse merger using the acquisition method of accounting, pursuant to ASC 805, with Windstream treated as the legal acquirer and Uniti treated as the accounting acquirer. Uniti has been determined to be the accounting acquirer primarily based on an evaluation of the following facts and circumstances:
•
Uniti’s existing stockholders will hold the majority (approximately 62%) voting interest in New Uniti immediately following the consummation of the Merger;

•
Uniti’s existing five-member board of directors will comprise the majority of the nine-member New Uniti Board;

•
Uniti’s existing senior management team (consisting of the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Executive Vice President — General Counsel and Secretary, Executive Vice President — Chief Technology Officer and Senior Vice President and Chief Revenue Officer) will comprise the senior management of New Uniti;

•
Uniti is the entity that will transfer cash to effectuate the Merger; and

•
Upon the consummation of the Merger, New Uniti will be renamed Uniti Group Inc. and is expected to trade under the Nasdaq ticker “UNIT.” See “The Merger — Listing” below.

The guidance in ASC 805 identifies the relevant indicators that must be evaluated to determine the accounting acquirer. As indicated in ASC 805-10-55-12(a) the acquirer usually is the combining entity whose owners as a group retain or receive the largest portion of the voting rights in the combined entity. As a result of the Merger, Uniti shareholders will hold the majority of the voting interest in New Uniti. Further, the Company assessed the existence of large minority voting interests in consideration of ASC 805-10-55-12(b) and evaluated the impact of common ownership between Uniti and Windstream. The Company identified Elliott, who owns 49.37% and 4.15% of Windstream and Uniti, respectively and the PIMCO Funds, who own 20.61% and 2.42% of Windstream and Uniti, respectively. Elliott is expected to have the largest minority voting interest in New Uniti immediately following the Merger; however, excluding Elliott’s and the PIMCO Funds’ ownership interest in Uniti, the remaining Uniti shareholders still maintain greater than 50% of the ownership of the combined company. See “Beneficial Ownership of Securities — Security Ownership of Certain Beneficial Owners and Management of New Uniti.” Accordingly, in both scenarios Uniti shareholders maintain a majority of the voting rights of New Uniti. Management also considered composition of the New Uniti Board. Under Section 3.1(a) of Article III of the Elliott Stockholder Agreement, Elliott will have the right, but not the obligation, to select two of the nine members of the New Uniti Board. Two additional board members will be jointly selected by Uniti and Elliott. Uniti’s existing five-member board of directors will comprise the majority of the nine-person board and, as indicated in ASC 805-10-55-12(c), the acquirer usually is the combining entity whose owners have the ability to elect or appoint or to remove a majority the governing body. In addition, the composition of the New Uniti Board is not subject to change within a short period of time after the Closing. Furthermore, the standstill restrictions described in Section 4.1(a)(i) of the Elliott Stockholder Agreement restrict Elliott Stockholders from acquiring additional shares of New Uniti Common Stock until 30 days following the date Elliott loses its right to select a director or ceases to have a director on the New Uniti Board. Aside from as described above, common ownership did not influence any other factors assessed in the accounting acquirer analysis. Based on the Company’s assessment of all relevant factors, Uniti was determined to be the accounting acquirer.
ASC 805 requires the allocation of the purchase price consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial statements, the total purchase price to acquire Windstream will be allocated to the assets acquired and liabilities assumed of Windstream based upon preliminary estimated fair values. Any excess amounts after allocating the estimated consideration to identifiable tangible and intangible assets acquired and liabilities assumed will be recorded as goodwill. The net assets of Uniti will continue to be recognized at historical cost. Because Uniti is treated as the accounting acquirer, prior period financial information presented in the New Uniti financial statements will reflect the historical activity of Uniti.
The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of certain assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized. The differences between the preliminary amounts and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the ruling outcome of Uniti’s request for a private letter ruling from the IRS that Uniti is currently seeking with respect to certain tax consequences of the post-closing restructuring transactions Uniti expects to carry out following the Merger:
—
Assuming favorable private letter ruling:   This presentation assumes the IRS rules favorably on the private letter ruling and the Merger will be structured as a taxable transaction.

—
Assuming unfavorable private letter ruling:   This presentation assumes the IRS declines to rule favorably on the private letter ruling and the Merger will be structured as a nontaxable transaction.

The foregoing scenarios are for illustrative purposes only as the outcome of the private letter ruling is unknown from the IRS as of the date of this proxy statement/prospectus. Accordingly, the actual financial position and results of operations may differ significantly from the pro forma amounts presented with respect to the private letter ruling herein. Refer to Note 1 for additional background on the pending private letter ruling.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2024
(In thousands)
	As of September 30, 2024	As of September 30, 2024											As of September 30, 2024			As of September 30, 2024
	Uniti (Historical, as Reclassified) (Note 3)	Windstream (Historical, as Adjusted) (Note 4)	Windstream Pre-Closing Transaction Adjustments (Note 5)		Windstream (Historical, as further adjusted for Pre-Closing Transactions)	Accounting Policy and Reclassification Adjustments (Note 6)		Merger Transaction Accounting Adjustments (Note 2 & 7)		Settlement of Pre-Existing Relationships Adjustments (Note 8)	Financing Adjustments (Note 10)		Pro Forma Combined (Assuming Favorable Private Letter Ruling)	Merger Transaction Accounting Adjustments (Assuming Unfavorable Private Letter Ruling)		Pro Forma Combined (Assuming Unfavorable Private Letter Ruling)
ASSETS
Current assets:
Cash and cash equivalents	$34,077	$32,065	$162,975	5A	$337,718	$—		$(276,348)	2B	$(152,652)	$220,000	10A	$162,795	$—		$162,795
			(162,975)	5B
			305,653	5D
Restricted cash	19,311	5,382	—		5,382	—		—		—	—		24,693	—		24,693
Accounts receivable, net	51,604	322,961	—		322,961	—		—		(5,159)	—		369,406	—		369,406
Inventories	—	154,766	—		154,766	—		—		—	—		154,766	—		154,766
Prepaid expenses	10,953	140,156	—		140,156	—		(61,288)	2G	—	—		89,821	—		89,821
Other current assets	12,900	204,287	—		204,287	—		—		261	—		217,448	—		217,448
Total current assets	128,845	859,617	305,653		1,165,270	—		(337,636)		(157,550)	220,000		1,018,929	—		1,018,929
Property, plant and equipment, net	4,156,542	3,441,703	—		3,441,703	—		303,697	2C	—	—		7,901,942	—		7,901,942
Intangible assets, net	282,839	250,323	—		250,323	—		558,977	2D	—	—		1,092,139	—		1,092,139
Goodwill	157,380	—	—		—	—		514,799	2H	—	—		672,179	—		672,179
Operating lease right-of-use assets, net	126,791	322,774	—		322,774	—		(1,100)	2F	(12,913)	—		435,552	—		435,552
Other assets, net	122,197	90,514	—		90,514	—		(4,072)	2E	(94,827)	—		70,664	—		70,664
								(43,148)	2G
Deferred income tax assets, net	124,077	—	—		—	—		(455,345)	7G	—	—		110,326	(441,594)	7F	—
								441,594	7E					331,268	7G
Total Assets	$5,098,671	$4,964,931	$305,653		$5,270,584	$—		$977,766		$(265,290)	$220,000		$11,301,731	$(110,326)		$11,191,405
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Liabilities:
Current liabilities:
Accounts payable	$5,912	$163,546	$—		$163,546	$—		$67,688	7B	$(160)	$—		$278,420	$—		$278,420
								41,434	2A
Accrued taxes	14,542	68,189	—		68,189	—		21,964	7D	—	—		104,695	—		104,695
Advance payments	—	133,611	—		133,611	(133,611)	6A	—		—	—		—	—		—

	As of September 30, 2024	As of September 30, 2024											As of September 30, 2024			As of September 30, 2024
	Uniti (Historical, as Reclassified) (Note 3)	Windstream (Historical, as Adjusted) (Note 4)	Windstream Pre-Closing Transaction Adjustments (Note 5)		Windstream (Historical, as further adjusted for Pre-Closing Transactions)	Accounting Policy and Reclassification Adjustments (Note 6)		Merger Transaction Accounting Adjustments (Note 2 & 7)		Settlement of Pre-Existing Relationships Adjustments (Note 8)	Financing Adjustments (Note 10)		Pro Forma Combined (Assuming Favorable Private Letter Ruling)	Merger Transaction Accounting Adjustments (Assuming Unfavorable Private Letter Ruling)		Pro Forma Combined (Assuming Unfavorable Private Letter Ruling)
Accrued interest payable	56,562	14,231	—		14,231	—		—		—	—		70,793	—		70,793
Dividends payable	2	—	—		—	—		—		—	—		2	—		2
Current portion of long-term debt	—	7,500	(7,500)	5D	—	—		—		—	—		—	—		—
Current portion of finance lease obligations	2,629	—	—		—	1,976	6B	—		—	—		4,605	—		4,605
Current portion of operating lease liabilities	12,209	92,219	—		92,219	—		—		(225)	—		104,203	—		104,203
Deferred revenue	87,023	—	—		—	133,611	6A	—		(53,620)	—		167,014	—		167,014
Other current liabilities	49,476	365,309	—		365,309	(1,976)	6B	—		(8,001)	—		404,808	—		404,808
Total current liabilities	228,355	844,605	(7,500)		837,105	—		131,086		(62,006)	—		1,134,540	—		1,134,540
Long-term deferred revenue	1,212,736	—	—		—	87,615	6A	—		(945,700)	—		354,651	—		354,651
Deferred income taxes	—	167,166	—		167,166	—		288,179	2I	—	—		—	311,727	7F	642,995
								(455,345)	7G					331,268	7G
Intangible liabilities, net	148,377	—	—		—	—		—		(140,800)	—		7,577	—		7,577
Settlement payable	95,147	—	—		—	—		—		(95,147)	—		—	—		—
Operating lease liabilities	66,576	232,257	—		232,257	—		—		(8,330)	—		290,503	—		290,503
Finance lease obligations	15,240	—	—		—	2,290	6B	—		—	—		17,530	—		17,530
Notes and other debt, net	5,782,633	2,319,556	362,356	5D	2,681,912	—		55,245	2E	—	220,000	10A	8,739,790	—		8,739,790
Other liabilities	25,914	375,992	—		375,992	(87,615)	6A	—		—	—		312,001	—		312,001
						(2,290)	6B
Total Liabilities	7,574,978	3,939,576	354,856		4,294,432	—		19,165		(1,251,983)	220,000		10,856,592	642,995		11,499,587
Shareholders’ Deficit:
Preferred stock	—	—	—		—	—		1	2B	—	—		1	—		1
Common stock	24	—	—		—	—		9	2B	—	—		24	—		24
								(9)	7C
Legacy Windstream common units	—	1,463,002	(1,300,027)	5C	—	—		—		—	—		—	—		—
			(162,975)	5B
New Windstream common units	—	—	1,300,027	5C	1,300,027	—		(1,300,027)	2J	—	—		—	—		—
Additional paid-in capital	1,232,228	8,300	162,975	5A	171,275	—		82	7A	—	—		2,815,120	—		2,815,120
								1,582,801	2B
								(171,275)	2J
								9	7C

	As of September 30, 2024	As of September 30, 2024									As of September 30, 2024			As of September 30, 2024
	Uniti (Historical, as Reclassified) (Note 3)	Windstream (Historical, as Adjusted) (Note 4)	Windstream Pre-Closing Transaction Adjustments (Note 5)		Windstream (Historical, as further adjusted for Pre-Closing Transactions)	Accounting Policy and Reclassification Adjustments (Note 6)	Merger Transaction Accounting Adjustments (Note 2 & 7)		Settlement of Pre-Existing Relationships Adjustments (Note 8)	Financing Adjustments (Note 10)	Pro Forma Combined (Assuming Favorable Private Letter Ruling)	Merger Transaction Accounting Adjustments (Assuming Unfavorable Private Letter Ruling)		Pro Forma Combined (Assuming Unfavorable Private Letter Ruling)
Accumulated other comprehensive income/(loss)	(820)	11,957	—		11,957	—	(11,957)	2J	—	—	(820)	—		(820)
Accumulated deficit	(3,708,705)	(457,904)	(49,203)	5D	(507,107)	—	884	7A	986,693	—	(2,369,186)	(753,321)	7F	(3,122,507)
							(67,688)	7B
							(41,434)	2A
							548,541	2J
							441,594	7E
							(21,964)	7D
Total shareholders’ deficit	(2,477,273)	1,025,355	(49,203)		976,152	—	959,567		986,693	—	445,139	(753,321)		(308,182)
Noncontrolling interests:
Operating partnership units	716	—	—		—	—	(716)	7A	—	—	—	—		—
Cumulative non-voting convertible preferred stock	250	—	—		—	—	(250)	7A	—	—	—	—		—
Total Shareholders’ Deficit	(2,476,307)	1,025,355	(49,203)		976,152	—	958,601		986,693	—	445,139	(753,321)		(308,182)
Total Liabilities and Shareholders’ Deficit	$5,098,671	$4,964,931	$305,653		$5,270,584	$—	$977,766		$(265,290)	$220,000	$11,301,731	$(110,326)		$11,191,405

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income
For the nine months ended September 30, 2024
(In thousands, except per share data)
	For the nine months ended September 30, 2024	For the nine months ended September 30, 2024										For the nine months ended September 30, 2024
	Uniti (Historical, as Reclassified) (Note 3)	Windstream (Historical)	Windstream Pre-Closing Transaction Adjustments (Note 5)		Windstream (Historical, as Adjusted)	Elimination of Intercompany Transactions (Note 9)		Merger Transaction Accounting Adjustments (Note 7)		Financing Adjustments (Note 10)		Pro Forma Combined (Assuming Favorable and Unfavorable Private Letter Ruling)
Revenues
Service and other revenues	$864,027	$2,795,404	$—		$2,795,404	$(609,752)	9A	$—		$—		$3,043,964
						(5,715)	9F
Sales revenues	9,585	47,812	—		47,812	—		—		—		57,397
Total revenue	873,612	2,843,216	—		2,843,216	(615,467)		—		—		3,101,361
Operating expenses
Cost of services and other revenues (exclusive of depreciation and amortization)	98,620	1,738,247	—		1,738,247	(6,811)	9B	(136)	7FF	—		1,292,574
						(521,484)	9G	(15,862)	7GG
Cost of sales	8,133	35,678	—		35,678	—		—		—		43,811
General and administrative expense	80,546	514,767	—		514,767	—		(46,230)	7GG	—		553,182
								4,099	7HH
Depreciation and amortization	234,862	612,635	—		612,635	—		(277,157)	7CC	—		569,979
								(361)	7DD
Transaction related and other costs	31,068	—	—		—	—		—		—		31,068
Net (gain) loss on asset retirement and dispositions	—	(29,078)	—		(29,078)	41,603	9H	—		—		12,525
Net (gain) loss on sale of operating assets	(18,999)	(103,237)	—		(103,237)	—		—		—		(122,236)
Total operating expenses	434,230	2,769,012	—		2,769,012	(486,692)		(335,647)		—		2,380,903
Operating (loss) income	439,382	74,204	—		74,204	(128,775)		335,647		—		720,458
Interest expense, net	(381,693)	(160,707)	(2,637)	5AA	(163,344)	5,081	9C	(5,593)	7EE	(11,868)	10BB	(562,630)
						2,490	9J			(7,703)	10AA
Other (expense) income, net	301	2,160	—		2,160	—		—		—		2,461
(Loss) income before income taxes	57,990	(84,343)	(2,637)		(86,980)	(121,204)		330,054		(19,571)		160,289

	For the nine months ended September 30, 2024		For the nine months ended September 30, 2024										For the nine months ended September 30, 2024
	Uniti (Historical, as Reclassified) (Note 3)		Windstream (Historical)	Windstream Pre-Closing Transaction Adjustments (Note 5)		Windstream (Historical, as Adjusted)	Elimination of Intercompany Transactions (Note 9)		Merger Transaction Accounting Adjustments (Note 7)		Financing Adjustments (Note 10)		Pro Forma Combined (Assuming Favorable and Unfavorable Private Letter Ruling)
Income tax (benefit) expense	(13,869)		(13,255)	(659)	7KK	(13,914)	(149,465)	9E	82,513	7KK	(4,893)	7KK	48,280
							119,164	9I	28,744	7LL
Net (loss) income	71,859		(71,088)	(1,978)		(73,066)	(90,903)		218,797		(14,678)		112,009
Net income (loss) attributable to noncontrolling interests	23		—	—		—	—		(23)	7AA	—		—
Net (loss) income attributable to shareholders	71,836		(71,088)	(1,978)		(73,066)	(90,903)		218,820		(14,678)		112,009
Participating securities’ share in earnings	(1,493)		—	—		—	—		488	7II	—		(1,005)
Dividends declared on convertible preferred stock	(15)		—	—		—	—		15	7AA	—		—
Dividends accumulated on New Uniti preferred stock	—		—	—		—	—		(52,729)	7JJ	—		(52,729)
Net (loss) income attributable to common shares	$70,328		$(71,088)	$(1,978)		$(73,066)	$(90,903)		$166,594		$(14,678)		$58,275
Earnings per common share
Basic	$0.30
Diluted	$0.30
Weighted-average number of common shares outstanding
Basic	237,242
Diluted	237,242
Pro forma earnings per common share
Basic	$0.49	11A											$0.23	11B
Diluted	$0.49	11A											$0.23	11B
Pro forma weighted-average number of common shares outstanding
Basic	144,552	11A											253,597	11B
Diluted	144,552	11A											253,597	11B
See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Income
For the year ended December 31, 2023
(In thousands, except per share data)
	For the year ended December 31, 2023	For the year ended December 31, 2023												For the year ended December 31, 2023			For the year ended December 31, 2023
	Uniti (Historical, as Reclassified) (Note 3)	Windstream (Historical)	Windstream Pre-Closing Transaction Adjustments (Note 5)		Windstream (Historical, as Adjusted)	Elimination of Intercompany Transactions (Note 9)		Merger Transaction Accounting Adjustments (Note 7)		Settlement of Pre-Existing Relationships Adjustments (Note 8)		Financing Adjustments (Note 10)		Pro Forma Combined (Assuming Favorable Private Letter Ruling)	Merger Transaction Accounting Adjustments (Assuming Unfavorable Private Letter Ruling)		Pro Forma Combined (Assuming Unfavorable Private Letter Ruling)
Revenues
Service and other revenues	$1,133,035	$3,947,975	$—		$3,947,975	$(791,410)	9AA	$—		$—		$—		$4,284,908	$—		$4,284,908
						(4,692)	9FF
Sales revenues	16,796	38,709	—		38,709	—		—		—		—		55,505	—		55,505
Total revenue	1,149,831	3,986,684	—		3,986,684	(796,102)		—		—		—		4,340,413	—		4,340,413
Operating expenses
Cost of services and other revenues (exclusive of depreciation and amortization)	132,168	2,457,934	—		2,457,934	(7,734)	9BB	(182)	7FF	—		—		1,884,015	—		1,884,015
						(678,222)	9GG	(19,949)	7GG
Cost of sales	12,108	40,381	—		40,381	—		—		—		—		52,489	—		52,489
General and administrative expense	102,732	747,249	—		747,249	(161)	9DD	67,688	7BB	—		—		872,028	—		872,028
								(58,005)	7GG
								12,525	7HH
Depreciation and amortization	310,528	790,751	—		790,751	—		(322,950)	7CC	—		—		757,403	—		757,403
								(20,926)	7DD
Goodwill impairment	203,998	—	—		—	—		—		—		—		203,998	—		203,998
Transaction related and other costs	12,611	—	—		—	—		—		—		—		12,611	—		12,611
Net (gain) loss on asset retirement and dispositions	—	(1,780)	—		(1,780)	26,975	9HH	—		—		—		25,195	—		25,195
Net (gain) loss on sale of operating assets	(2,164)	—	—		—	—		—		—		—		(2,164)	—		(2,164)
Total operating expenses	771,981	4,034,535	—		4,034,535	(659,142)		(341,799)		—		—		3,805,575	—		3,805,575
Operating (loss) income	377,850	(47,851)	—		(47,851)	(136,960)		341,799		—		—		534,838	—		534,838
Interest expense, net	(512,349)	(209,560)	(6,563)	5AA	(216,123)	10,506	9CC	(6,984)	7EE	—		(31,241)	10BB	(761,131)	—		(761,131)
												(4,940)	10AA
Other (expense) income, net	(18,386)	(13,813)	—		(13,813)	—		—		986,693		—		954,494	—		954,494
(Loss) income before income taxes and equity in earnings from unconsolidated entities	(152,885)	(271,224)	(6,563)		(277,787)	(126,454)		334,815		986,693		(36,181)		728,201	—		728,201
Income tax (benefit) expense	(68,474)	(61,399)	(1,641)	7KK	(63,040)	(193,252)	9EE	83,706	7KK	246,673	7KK	(9,045)	7KK	(477,744)	753,321	7NN	275,577
						161,639	9II	(194,357)	7LL
								(441,594)	7MM

	For the year ended December 31, 2023		For the year ended December 31, 2023								For the year ended December 31, 2023				For the year ended December 31, 2023
	Uniti (Historical, as Reclassified) (Note 3)		Windstream (Historical)	Windstream Pre-Closing Transaction Adjustments (Note 5)	Windstream (Historical, as Adjusted)	Elimination of Intercompany Transactions (Note 9)	Merger Transaction Accounting Adjustments (Note 7)		Settlement of Pre-Existing Relationships Adjustments (Note 8)	Financing Adjustments (Note 10)	Pro Forma Combined (Assuming Favorable Private Letter Ruling)		Merger Transaction Accounting Adjustments (Assuming Unfavorable Private Letter Ruling)		Pro Forma Combined (Assuming Unfavorable Private Letter Ruling)
Equity in earnings from unconsolidated entities	(2,662)		—	—	—	—	—		—	—	(2,662)		—		(2,662)
Net (loss) income	(81,749)		(209,825)	(4,922)	(214,747)	(94,841)	887,060		740,020	(27,136)	1,208,607		(753,321)		455,286
Net income (loss) attributable to noncontrolling interests	(36)		—	—	—	—	36	7AA	—	—	—		—		—
Net (loss) income attributable to shareholders	(81,713)		(209,825)	(4,922)	(214,747)	(94,841)	887,024		740,020	(27,136)	1,208,607		(753,321)		455,286
Participating securities’ share in earnings	(1,207)		—	—	—	—	(13,876)	7II	—	—	(15,083)		9,927	7II	(5,156)
Dividends declared on convertible preferred stock	(20)		—	—	—	—	20	7AA	—	—	—		—		—
Dividends accumulated on New Uniti preferred stock	—		—	—	—	—	(64,075)	7JJ	—	—	(64,075)		—		(64,075)
Net (loss) income attributable to common shares	$(82,940)		$(209,825)	$(4,922)	$(214,747)	$(94,841)	$809,093		$740,020	$(27,136)	$1,129,449		$(743,394)		$386,055
Earnings (loss) per common share
Basic	$(0.35)
Diluted	$(0.35)
Weighted-average number of common shares outstanding
Basic	236,401
Diluted	236,401
Pro forma earnings (loss) per common share
Basic	$(0.58)	11A									$4.47	11B			$1.53	11B
Diluted	$(0.58)	11A									$3.50	11B			$1.36	11B
Pro Forma weighted-average number of common shares outstanding
Basic	144,039	11A									252,507	11B			252,507	11B
Diluted	144,039	11A									348,353	11B			348,353	11B
See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1.   Basis of Presentation
The unaudited pro forma condensed combined balance sheet as of September 30, 2024 assumes the Transactions were completed on September 30, 2024. The unaudited pro forma condensed combined statements of income presented for the nine months ended September 30, 2024 and the year ended December 31, 2023 assume the Transactions were completed on January 1, 2023.
As described above, unaudited pro forma condensed combined financial information has been prepared with the Merger being accounted for as a reverse merger using the acquisition method of accounting, pursuant to ASC 805 with Windstream treated as the legal acquirer and Uniti treated as the accounting acquirer. Under the acquisition method of accounting, the purchase consideration will be allocated to Windstream’s assets acquired and liabilities assumed based on their estimated fair values at Closing, which is currently expected to occur in the second half of 2025. Any differences between the estimated fair value of the assets acquired and liabilities assumed will be recorded to goodwill.
The process of valuing the assets and liabilities of Windstream immediately prior to the Merger, as well as evaluating accounting policies for conformity, is preliminary. Additionally, under the acquisition method of accounting, the acquirer is required to recognize the consideration transferred at fair value. Because there are shares exchanged as part of the Merger, the preliminary purchase price fluctuates with changes in Uniti’s stock price. As such, the consideration will not be fixed until Closing. The actual accounting may vary based on final analyses of the valuation of assets acquired and liabilities assumed, which could be material. New Uniti will finalize the accounting for the Merger as soon as practicable within the measurement period in accordance with ASC 805, but in no event later than one year from Closing.
Both Uniti and Windstream’s historical financial statements were prepared in accordance with GAAP and presented in U.S. dollars. The historical financial information of Uniti has been reclassified, as further discussed in Note 3, to align with the anticipated presentation of New Uniti. Further, the historical financial information of Windstream has been adjusted to conform to the presentation of New Uniti, as further discussed in Note 6.
Prior to the contemplated Transactions, Uniti and Windstream had several pre-existing relationships, which primarily relate to (i) the Windstream Leases, (ii) the asset purchase agreement, pursuant to which Uniti paid Windstream in exchange for exclusive rights to use certain fiber strand miles leased by Windstream, certain fiber assets (and underlying rights) owned by Windstream, dark fiber indefeasible rights of use (“IRUs”) relating to the fiber strand miles and fiber assets, and a 20-year IRU for certain strands included in the transferred fiber assets that Uniti granted to Windstream (the “Asset Purchase Agreement”), (iii) the settlement agreement, pursuant to which Uniti is obligated to make periodic payments to Windstream related to the litigation settlement between Uniti and Windstream that was implemented in connection with Windstream’s emergence from bankruptcy (the “2020 Settlement Agreement”), and (iv) various other leasing and supplier arrangements between Uniti and Windstream. See Uniti and Windstream’s historical financial statements and the related notes for additional information on the background of the pre-existing relationships between Uniti and Windstream. Upon the consummation of the Transactions, all historical pre-existing relationships between Uniti and Windstream are considered effectively settled for accounting purposes and the related transactions and balances will become intercompany transactions under New Uniti. As such, in accordance with the guidance in ASC 805, all significant intercompany transactions and balances have been eliminated in the unaudited pro forma condensed combined financial information. Refer to Note 4 for adjustments made to Windstream’s historical balance sheet to eliminate balances related to pre-existing relationships. Refer to Note 8 for discussion on the impact of the settlement of pre-existing relationships and related pro forma adjustments made to Uniti’s historical financial statements. Refer to Note 9 for the adjustments made to Uniti’s and Windstream’s historical statements of income to reflect the elimination of intercompany transactions.
The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that Uniti believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Uniti believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to Uniti’s management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Transactions.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New Uniti. They should be read in conjunction with the historical financial statements and notes thereto of Uniti and Windstream. The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the companies filed consolidated income tax returns during the periods presented.
Following the Merger, New Uniti will not qualify as a real estate investment trust for U.S. federal income tax purposes. Uniti is currently seeking a private letter ruling from the IRS with respect to certain tax consequences of the Uniti Post-Closing Restructuring. As the outcome of the private letter ruling is pending, the pro forma financial information have been prepared using alternative assumptions that the IRS rules both favorably and unfavorably with respect to the IRS Ruling Request and also reflects the estimated tax impact of the Uniti Post-Closing Restructuring assuming the IRS rules both favorably and unfavorably. Upon resolution of the private letter ruling, Uniti’s management will perform a comprehensive review of the tax impact of the Uniti Post-Closing Restructuring. As a result of the review, Uniti’s management may identify additional adjustments that could have a material impact on the financial statements of New Uniti, including but not limited to New Uniti’s provision for income taxes which as reflected in the pro forma financial information does not necessarily reflect the amounts that would have resulted had the companies filed consolidated income tax returns during the periods presented. Refer to Note 7E and Note 7MM for the tax impact related to a favorable private letter ruling on the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of income, respectively. Refer to Note 7F and Note 7NN for the tax impact related to an unfavorable private letter ruling on the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of income, respectively.
Following the Closing, New Uniti may, but is not required to, consummate the Post-Closing Reorganization, which would combine Windstream’s and Uniti’s debt into a single silo capital structure with a common parent entity. The unaudited pro forma condensed combined financial information has been prepared under the assumption that Windstream’s and Uniti’s debt would not be combined into a single silo capital structure with a common parent entity. However, should New Uniti combine Windstream’s and Uniti’s debt into a single silo capital structure, it is anticipated that such event would not have a material accounting impact on the unaudited pro forma condensed combined financial information.
Note 2.   Preliminary Purchase Consideration and Preliminary Purchase Price Allocation of the Merger
Estimated preliminary purchase consideration
The estimated preliminary merger consideration of $1,859.2 million is calculated based on the fair value of the consideration expected to be transferred, which includes the estimated fair value of New Uniti Common Stock, New Uniti Preferred Stock and New Uniti Warrants to be issued, the estimated cash consideration, and the estimated effective settlement of pre-existing relationships. The calculation of the merger consideration is as follows:

Amount (in thousands)
Estimated fair value of New Uniti Common Stock to be issued(i)	$825,169
Estimated fair value of New Uniti Preferred Stock to be issued(ii)	596,856
Estimated fair value of New Uniti Warrants to be issued(iii)	160,786
Estimated cash consideration(iv)	429,000
Settlement of pre-existing relationships(v)	(152,652)
Total estimated merger consideration	$1,859,159

(i)
Represents the estimated fair value of approximately 90.6 million shares of New Uniti Common Stock estimated to be issued to Windstream equityholders. The number of shares of New Uniti Common Stock to be issued to Windstream equityholders is equal to the number of New Windstream LLC equity units anticipated to be outstanding immediately prior to Closing after giving effect to the Pre-Closing Windstream Reorganization. As this Merger is accounted for as a reverse acquisition, the fair value of the common stock transferred is measured based upon: (a) the implied fair value per share of New Uniti Common Stock, which is based on the Uniti Common Stock price divided by the Exchange Ratio to take into consideration the relative percentage of equity interests in the combined entity that results from the reverse acquisition, and (b) the number of shares of New Uniti Common Stock estimated to be issued to Windstream equityholders, as follows:

Uniti Common Stock price at January 2, 2025	$5.55
Exchange Ratio*	0.6093
Implied New Uniti Common Stock price	$9.11
Shares of New Uniti Common Stock issued to Windstream equityholders	90,590,212
Estimated fair value of New Uniti Common Stock issued in consideration	$825,169,339

*
The Exchange Ratio, as defined in the Merger Agreement, is calculated as of January 9, 2025 and is subject to adjustments based on shares outstanding at the Closing.

(ii)
Represents the estimated fair value of approximately 0.6 million shares of New Uniti Preferred Stock estimated to be issued to Windstream equityholders. The value of the Preferred Stock was estimated using a Black-Derman-Toy lattice model to account for the features of the New Uniti Preferred Stock, as well as the risk associated with the New Uniti Preferred Stock, which are captured through the risk free rate term structure and the credit risk adjusted spread.

(iii)
Represents the estimated fair value of approximately 18.0 million New Uniti Warrants estimated to be issued to Windstream equityholders. The calculated intrinsic value using the market price of Uniti Common Stock as of January 2, 2025 was considered as a reasonable proxy of the value of the New Uniti Warrants.

(iv)
Represents the total estimated cash consideration of $429.0 million to be paid, consisting of $389.5 million of Closing Cash Payment, $19.5 million of Windstream MIP Payments (as defined in the Merger Agreement) and $20.0 million of Windstream Transaction Bonuses (as defined in the Merger Agreement)

(v)
Represents the amounts related to the effective settlement of pre-existing relationships as of September 30, 2024 between Uniti and Windstream, which are not part of the Merger consideration transferred for Windstream as the effective settlement of pre-existing relationships between Uniti and Windstream are recognized and accounted for separately from the Merger. Refer to Note 8 for further details on the pre-existing relationships and the amounts that are being settled.

Preliminary purchase price allocation
Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Windstream are recorded at their fair value and added to those of Uniti. The pro forma adjustments are based on estimates of the fair value of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the preliminary purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed.
The following table sets forth a preliminary allocation of the purchase consideration of the identifiable tangible and intangible assets acquired and liabilities assumed of Windstream, adjusted for reclassification alignments to that of Uniti’s historical financial information, as discussed further in Note 6, and for elimination adjustments related to pre-existing relationship balances with Uniti, as discussed further in Note 4, with the excess recorded as goodwill:
in thousands	Windstream (Historical, as further adjusted for Pre-Closing Transactions)	Fair Value Adjustment		Windstream Net Assets at Fair Value
Cash and cash equivalents	$337,718	$—		$337,718
Restricted cash and cash equivalents	5,382	—		5,382
Accounts receivable	322,961	—		322,961
Inventories	154,766	—		154,766
Prepaid expenses	140,156	(61,288)	2G	78,868
Other current assets	204,287	—		204,287
Property, plant and equipment	3,441,703	303,697	2C	3,745,400
Intangible assets	250,323	558,977	2D	809,300
Operating lease right-of-use assets	322,774	(1,100)	2F	321,674
Other assets	90,514	(4,072)	2E	43,294
		(43,148)	2G
Total assets	$5,270,584	$753,066		$6,023,650
Accounts payable	$163,546	$41,434	2A	$204,980
Accrued taxes	68,189	—		68,189
Advance payments	133,611	—		133,611
Accrued interest payable	14,231	—		14,231
Current portion of operating lease liabilities	92,219	—		92,219
Other current liabilities	365,309	—		365,309
Deferred income taxes	167,166	288,179	2I	455,345
Operating lease liabilities	232,257	—		232,257
Notes and other debt	2,681,912	55,245	2E	2,737,157
Other liabilities	375,992	—		375,992
Total liabilities	$4,294,432	$384,858		$4,679,290
Net assets acquired (a)	$976,152	$368,208		$1,344,360
Estimated purchase consideration (b)				$1,859,159	2B
Estimated goodwill (b) – (a)				$514,799	2H
Preliminary purchase consideration noted in the table above was estimated based on Uniti Common Stock using a stock price of $5.55, the closing price as of January 2, 2025. At this stock price, the allocation of total estimated purchase consideration results in goodwill of $514.8 million, as detailed in the table above. The actual merger consideration will depend on the per share price of Uniti Common Stock at the Closing, and therefore, will fluctuate with the market price of Uniti Common Stock until the Transactions are consummated. As a measure of sensitivity on total purchase consideration, a change of 10% to the stock price used would change the preliminary purchase consideration by approximately +/- $98.6 million.

Any differences between the fair value of the consideration issued and the fair value of the assets acquired and liabilities assumed are recorded as goodwill. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually or more frequently if indicators of impairment exist. Goodwill recognized in the Merger is not expected to be deductible for tax purposes.
The final determination of the purchase price allocation of the Merger will be based on Windstream’s net assets acquired as of the Closing Date. The purchase price allocation may change materially based on the receipt of more detailed information and completion of the valuation of Windstream’s net assets acquired as of the Closing Date. Therefore, the actual allocations may differ from the pro forma adjustments presented.
Purchase Price Allocation Adjustments
A.
Represents an adjustment to record Windstream’s estimated to-be incurred transaction costs related to the Transactions for banker fees, legal fees, advisory services, and accounting and other professional fees.

B.
Represents the estimated total merger consideration of $1,859.2 million, consisting of (i) issuance of approximately 90.6 million shares of New Uniti Common Stock with an estimated fair value of $825.2 million, (ii) issuance of approximately 0.6 million shares of New Uniti Preferred Stock with an estimated fair value of $596.9 million, (iii) issuance of approximately 18.0 million New Uniti Warrants with an estimated fair value of $160.8 million, and (iv) cash consideration of $429.0 million, offset by $152.7 million related to the settlement of pre-existing relationships between Uniti and Windstream. The New Uniti Preferred Stock and New Uniti Warrants have been recognized as equity instruments upon consummation of the Transactions.

The adjustments related to the estimated total merger consideration include the following:
(in thousands)
Estimated fair value of New Uniti Common Stock to be issued
Common stock	$9
Additional paid-in capital(2)	825,160
Estimated fair value of New Uniti Preferred Stock to be issued
Preferred stock	1
Additional paid-in capital(2)	596,855
Estimated fair value of New Uniti Warrants to be issued
Additional paid-in capital(2)	160,786
Estimated cash consideration
Cash(1)	(276,348)

(1)
The effective settlement of pre-existing relationships between Uniti and Windstream are recognized and accounted for separately from the Merger. For the purposes of preparing the pro forma financial information, it is assumed that the amounts related to the effective settlement of pre-existing relationships, which are not part of the Merger consideration transferred for Windstream, will be settled in cash. Accordingly, the estimated cash consideration of $429.0 million is reduced by $152.7 million related to the settlement. Refer to Note 8 for further details.

(2)
The net adjustment to Additional paid-in capital is $1,582.8 million.

C.
Represents the fair value adjustment of $303.7 million to Windstream’s property, plant, and equipment in connection with the application of the acquisition method of accounting.

Preliminary property, plant and equipment assumed consists of the following:
Property, plant and equipment	Approximate Fair Value (in thousands)	Estimated Useful Lives
Land	$84,800	Indefinite
Buildings and improvements	557,700	1 – 28 years
Central office equipment	1,332,700	4 – 7 years
Outside communications plant	962,700	1 – 23 years
Furniture, vehicles and other equipment	406,300	1 – 10 years
Construction in progress	401,200	N/A
Total property, plant and equipment	$3,745,400
In determining the estimated fair value of the tangible assets, the cost approach was used, which considers cost to a market participant buyer to acquire or construct a substitute asset of comparable utility, adjusted for obsolescence, including any functional, technological, and economic obsolescence. Economic obsolescence was identified due to the overcapacity and rising replacement costs of the fiber network. In particular, increases in replacement costs of the assets used in the telecommunications industry have outpaced the resulting cash flows a market participant would expect to generate from the assets. As a result of these factors, the estimated depreciated replacement cost of the tangible assets exceeded the relative cash flows expected to be generated by the assets, indicating that an economic obsolescence adjustment was required to estimate fair value. The analysis was based on the fixed asset subledger, network construction builds or proposals, financial data and supplementary descriptive data provided by Windstream.
D.
Represents the fair value adjustment of $559.0 million to Windstream’s intangible assets in connection with the application of the acquisition method of accounting.

Preliminary identifiable intangibles assumed consist of the following:
Intangible assets	Approximate Fair Value (in thousands)	Estimated Useful Lives
FCC Spectrum licenses	$78,900	Indefinite
Right of way	41,400	10.6 years
IPv4 addresses	345,000	15 – 20 years
Customer relationships	225,000	10 – 12 years
Trade names	119,000	1 – 20 years
Total intangible assets	$809,300
For spectrum licenses, given the recency of acquisition in a competitive auction fair value was assumed to be equal to book value. Currently, there are no legal, regulatory, contractual, competitive, economic or other factors that would limit the useful life of the spectrum, and therefore, the licenses are considered indefinite-lived intangible assets. For the right of way asset, given the recency of the agreement execution at market, fair value was assumed to be equal to book value. The fair value of the IPv4 addresses was determined using a “market approach,” based on observable recent auction prices and other relevant information generated by market transactions involving identical or comparable (that is, similar) assets. The fair value of the customer relationships intangible was determined using an “income approach,” specifically a multi-period excess earnings approach. The fair value of the trademarks and trade names was determined using an “income approach,” specifically the relief-from-royalty method.
E.
Represents the elimination of historical Windstream’s unamortized debt issuance costs and discount balances of $59.3 million associated with the assumed Windstream debt. This includes adjustments to long-term debt and unamortized debt issuance costs capitalized in assets.

Preliminary assumed debt consists of the Initial Windstream 2031 Notes, the Windstream 2024 Term Loan and the Additional Windstream 2031 Notes issued as part of the Windstream Refinancing

Transaction, further described in Note 5. The fair value of assumed debt is $2.7 billion. The fair value of the debt assumed was measured based on either observed market prices in an inactive market or based on current market interest rates applicable to the related debt instrument.
F.
Represents the adjustment of $1.1 million to Windstream’s operating right-of-use assets in connection with the application of the acquisition method of accounting.

Preliminary assumed right-of-use assets were measured at an amount equal to the lease liability, adjusted by $1.1 million for favorable or unfavorable terms of the lease when compared with market terms. In determining the fair value of leased real property, the income approach was performed on material leasehold intangibles to assess above/below market leasehold value.
G.
Represents the elimination of $104.4 million of Windstream’s historical deferred commissions and deferred costs to fulfill in connection with the application of the acquisition method of accounting

H.
Represents the preliminary estimate of goodwill of $514.8 million. The adjustment to goodwill reflects the excess of consideration transferred, as discussed in Note 2B, over the assets acquired and liabilities assumed of Windstream based upon preliminary estimated fair values. The preliminary estimate of goodwill is directly affected by the related pro forma adjustments discussed in Note 2C – 2G, 2I and 2J.

I.
Represents the deferred tax impact of $288.2 million associated with the adjustments to Windstream assumed net assets including incremental differences in book and tax basis created from the preliminary purchase price allocation resulting from the step up in fair value of Windstream net assets. Deferred taxes are determined using a blended statutory tax rate based on jurisdictions where income is generated. The effective tax rate of the combined company following the Transactions could be significantly different depending on post-acquisition activities, including the geographical mix of income. This determination is preliminary and subject to change based upon the final determination of the fair value on the date of Closing.

J.
Represents the elimination of $934.7 million of Windstream’s historical equity balances, adjusted for $41.4 million related to Windstream’s estimated to-be incurred transaction costs, as discussed in Note 2A above, and adjusted for $49.2 million related to the Windstream Refinancing Transactions as discussed in Note 5 below.

Note 3.   Adjustments to Uniti Historical Financial Information
Uniti has previously presented unclassified financial information and New Uniti will present classified financial information. Therefore, reclassification adjustments are made below to reclassify Uniti balances in a classified format. In addition, other reclassification adjustments to disaggregate certain financial statement line items are made to conform with the expected New Uniti presentation. These reclassifications have no effect on previously reported total assets, total liabilities and total shareholders’ deficit.
Presented below are the adjustments made to Uniti’s balance sheet as of September 30, 2024 in order to conform with the expected New Uniti presentation:
(in thousands, except par value)	Uniti (Historical)	Adjustments to reclassify Financial Statement Presentation	Uniti (Historical, as Reclassified)
ASSETS
Property, plant and equipment, net	$4,156,542	$—	$4,156,542
Cash and cash equivalents	34,077	—	34,077
Restricted cash and cash equivalents	19,311	—	19,311
Accounts receivable, net	51,604	—	51,604
Goodwill	157,380	—	157,380
Intangible assets, net	282,839	—	282,839

(in thousands, except par value)	Uniti (Historical)	Adjustments to reclassify Financial Statement Presentation		Uniti (Historical, as Reclassified)
Straight-line revenue receivable	105,823	(105,823)	3A	—
Operating lease right-of-use assets, net	126,791	—		126,791
Derivative asset	231	(231)	3B	—
Other assets, net	39,996	105,823	3A	122,197
		231	3B
		(23,853)	3C
Other current assets	—	12,900	3C	12,900
Prepaid expenses	—	10,953	3C	10,953
Deferred income tax assets, net	124,077	—		124,077
Total Assets	$5,098,671	$—		$5,098,671
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Liabilities:
Accounts payable, accrued expenses and other liabilities, net	$95,844	$(95,844)	3D	$—
Accounts payable	—	5,912	3D	5,912
Accrued taxes	—	14,542	3D	14,542
Other current liabilities	—	49,476	3D	49,476
Other liabilities	—	25,914	3D	25,914
Settlement payable	95,147	—		95,147
Intangible liabilities, net	148,377	—		148,377
Accrued interest payable	56,562	—		56,562
Deferred revenue	1,299,759	(1,212,736)	3E	87,023
Long-term deferred revenue	—	1,212,736	3E	1,212,736
Dividends payable	2	—		2
Operating lease liabilities	78,785	(12,209)	3F	66,576
Current portion of operating lease liabilities	—	12,209	3F	12,209
Finance lease obligations	17,869	(2,629)	3G	15,240
Current portion of finance lease obligations	—	2,629	3G	2,629
Notes and other debt, net	5,782,633	—		5,782,633
Total Liabilities	7,574,978	—		7,574,978
Shareholders’ Deficit:
Preferred stock $0.0001 par value, 50,000 shares authorized, no shares issued and outstanding	—	—		—
Common stock $0.0001 par value, 500,000 shares authorized, issued and outstanding: 237,488 shares at September 30, 2024	24	—		24
Additional paid-in capital	1,232,228	—		1,232,228
Accumulated other comprehensive loss	(820)	—		(820)
Distributions in excess of accumulated earnings	(3,708,705)	—		(3,708,705)
Total Uniti shareholders’ deficit	(2,477,273)	—		(2,477,273)

(in thousands, except par value)	Uniti (Historical)	Adjustments to reclassify Financial Statement Presentation	Uniti (Historical, as Reclassified)
Noncontrolling interests:
Operating partnership units	716	—	716
Cumulative non-voting convertible preferred stock, $0.01 par value, 6 shares authorized, 3 issued and outstanding	250	—	250
Total Shareholders’ Deficit	(2,476,307)	—	(2,476,307)
Total Liabilities and Shareholders’ Deficit	$5,098,671	$—	$5,098,671

Presented below is Uniti’s historical, as reclassified, balance sheet as of September 30, 2024 reordered to conform with the expected New Uniti presentation:
(in thousands, except par value)	Uniti (Historical, as Reclassified)
ASSETS
Current assets:
Cash and cash equivalents	$34,077
Restricted cash and cash equivalents	19,311
Accounts receivable, net	51,604
Prepaid expenses	10,953
Other current assets	12,900
Total current assets	128,845
Property, plant and equipment, net	4,156,542
Intangible assets, net	282,839
Goodwill	157,380
Operating lease right-of-use assets, net	126,791
Other assets, net	122,197
Deferred income tax assets, net	124,077
Total Assets	$5,098,671
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Liabilities:
Current liabilities:
Accounts payable	$5,912
Accrued taxes	14,542
Accrued interest payable	56,562
Dividends payable	2
Current portion of finance lease obligations	2,629
Current portion of operating lease liabilities	12,209
Deferred revenue	87,023
Other current liabilities	49,476
Total current liabilities	228,355
Long-term deferred revenue	1,212,736
Intangible liabilities, net	148,377
Settlement payable	95,147

(in thousands, except par value)	Uniti (Historical, as Reclassified)
Operating lease liabilities	66,576
Finance lease obligations	15,240
Notes and other debt, net	5,782,633
Other liabilities	25,914
Total Liabilities	7,574,978
Shareholders’ Deficit:
Preferred stock $0.0001 par value, 50,000 shares authorized, no shares issued and outstanding	—
Common stock $0.0001 par value, 500,000 shares authorized, issued and outstanding: 237,488 shares at September 30, 2024	24
Additional paid-in capital	1,232,228
Accumulated other comprehensive loss	(820)
Distributions in excess of accumulated earnings	(3,708,705)
Total Uniti shareholders’ deficit	(2,477,273)
Noncontrolling interests:
Operating partnership units	716
Cumulative non-voting convertible preferred stock, $0.01 par value, 6 shares authorized, 3 issued and outstanding	250
Total Shareholders’ Deficit	(2,476,307)
Total Liabilities and Shareholders’ Deficit	$5,098,671

The adjustments below are made to reclassify Uniti income statement balances to align with the expected presentation of New Uniti. These reclassifications have no effect on previously reported total revenue, total costs and expenses, or net income attributable to common shares.
Presented below are the reclassification adjustments made to Uniti’s income statement for the nine months ended September 30, 2024:
(in thousands)	Uniti (Historical)	Adjustments to reclassify Financial Statement Presentation		Uniti (Historical, as Reclassified)
Revenues
Uniti Leasing (Rentals)	$653,756	$(653,756)	3AA	$—
Uniti Fiber (Rentals)	37,588	(37,588)	3AA	—
Uniti Leasing (Service)	5,073	(5,073)	3AA	—
Uniti Fiber (Service)	177,195	(167,610)	3AA	—
		(9,585)	3BB
Service and other revenues	—	864,027	3AA	864,027
Sales revenues	—	9,585	3BB	9,585
Total revenue	873,612	—		873,612
Operating expenses
Cost of services and other revenues (exclusive of depreciation and amortization)	—	98,620	3CC	98,620
Cost of sales	—	8,133	3CC	8,133

(in thousands)	Uniti (Historical)	Adjustments to reclassify Financial Statement Presentation		Uniti (Historical, as Reclassified)
Operating expense (exclusive of depreciation and amortization)	106,753	(106,753)	3CC	—
General and administrative expense	80,546	—		80,546
Depreciation and amortization	234,862	—		234,862
Transaction related and other costs	31,068	—		31,068
Gain on sale of real estate	(18,999)	18,999	3DD	—
Net (gain) loss on sale of operating assets	—	(18,999)	3DD	(18,999)
Total operating expenses	434,230	—		434,230
Operating (loss) income	439,382	—		439,382
Interest expense, net	(381,693)	—		(381,693)
Other (expense) income, net	301	—		301
(Loss) income before income taxes	57,990	—		57,990
Income tax (benefit) expense	(13,869)	—		(13,869)
Net (loss) income	71,859	—		71,859
Net (loss) income attributable to noncontrolling interests	23	—		23
Net (loss) income attributable to shareholders	71,836	—		71,836
Participating securities’ share in earnings	(1,493)	—		(1,493)
Dividends declared on convertible preferred stock	(15)	—		(15)
Net (loss) income attributable to common shares	$70,328	$—		$70,328

Presented below are the reclassification adjustments made to Uniti’s income statement for the year ended December 31, 2023:
(in thousands)	Uniti (Historical)	Adjustments to Reclassify Financial Statement Presentation		Uniti (Historical, as Reclassified)
Revenues
Uniti Leasing (Rentals)	$845,925	$(845,925)	3AA	$—
Uniti Fiber (Rentals)	65,903	(65,903)	3AA	—
Uniti Leasing (Service)	6,847	(6,847)	3AA	—
Uniti Fiber (Service)	231,156	(214,360)	3AA	—
		(16,796)	3BB
Service and other revenues	—	1,133,035	3AA	1,133,035
Sales revenues	—	16,796	3BB	16,796
Total revenue	1,149,831	—		1,149,831
Operating expenses
Cost of services and other revenues (exclusive of depreciation and amortization)	—	132,168	3CC	132,168
Cost of sales	—	12,108	3CC	12,108
Operating expense (exclusive of depreciation, accretion and amortization)	144,276	(144,276)	3CC	—
General and administrative expense	102,732	—		102,732

(in thousands)	Uniti (Historical)	Adjustments to Reclassify Financial Statement Presentation		Uniti (Historical, as Reclassified)
Depreciation and amortization	310,528	—		310,528
Goodwill impairment	203,998	—		203,998
Transaction related and other costs	12,611	—		12,611
Gain on sale of real estate	(2,164)	2,164	3DD	—
Net (gain) loss on sale of operating assets	—	(2,164)	3DD	(2,164)
Total operating expenses	771,981	—		771,981
Operating (loss) income	377,850	—		377,850
Interest expense, net	(512,349)	—		(512,349)
Other (expense) income, net	(18,386)	—		(18,386)
(Loss) income before income taxes and equity in earnings from unconsolidated entities	(152,885)	—		(152,885)
Income tax (benefit) expense	(68,474)	—		(68,474)
Equity in earnings from unconsolidated entities	(2,662)	—		(2,662)
Net (loss) income	(81,749)	—		(81,749)
Net (loss) income attributable to noncontrolling interests	(36)	—		(36)
Net (loss) income attributable to shareholders	(81,713)	—		(81,713)
Participating securities’ share in earnings	(1,207)	—		(1,207)
Dividends declared on convertible preferred stock	(20)	—		(20)
Net (loss) income attributable to common shares	$(82,940)	$—		$(82,940)

Adjustments to Uniti’s Historical Balance Sheet
A.
Represents the reclassification of Uniti’s Straight-line revenue receivable to Other assets, net.

B.
Represents the reclassification of Uniti’s Derivative asset to Other assets, net.

C.
Represents the reclassification of Uniti’s current portion of other assets from Other assets, net to Other current assets and Prepaid expenses.

D.
Represents the reclassification of Uniti’s Accounts payable, accrued expenses and other liabilities, net to Accounts payable, Accrued taxes, Other current liabilities, and Other liabilities.

E.
Represents the reclassification of Uniti’s noncurrent portion of deferred revenue from Deferred revenue to Long-term deferred revenue.

F.
Represents the reclassification of Uniti’s current portion of operating lease liabilities from Operating lease liabilities to Current portion of operating lease liabilities.

G.
Represents the reclassification of Uniti’s current portion of finance lease obligations from Finance lease obligations to Current portion of finance lease obligations.

Adjustments to Uniti’s Historical Statements of (Loss) Income
AA.
Represents the reclassification of Uniti’s rental and service revenues from Uniti Leasing (Rentals), Uniti Fiber (Rentals), Uniti Leasing (Service) and Uniti Fiber (Service) to Service and other revenues.

BB.
Represents the reclassification of Uniti’s sales revenue from Uniti Fiber (Service) to Sales revenues.

CC.
Represents the reclassification of Uniti’s cost of services and other revenues and cost of sales from Operating expense to Cost of services and other revenues and Cost of sales.

DD.
Represents the reclassification of Uniti’s Gain on sale of real estate to Net (gain) loss on sale of operating assets.

Note 4.   Adjustments to Windstream Historical Balance Sheet
Windstream’s historical financial statements include certain historical balances related to pre-existing relationships with Uniti. As all historical pre-existing relationships between Uniti and Windstream will be considered effectively settled and the related transactions and balances will become intercompany transactions under New Uniti, all balances related to pre-existing relationships were identified and eliminated from the historical Windstream balance sheet. These amounts do not represent assets or liabilities of New Uniti and thus have been eliminated from the historical Windstream balance sheet as they will not be part of the identifiable assets acquired or liabilities assumed by Uniti.
Presented below are the adjustments made to Windstream’s balance sheet as of September 30, 2024 to present Windstream’s historical balances adjusted for the elimination of pre-existing relationship balances with Uniti:
(in thousands)	Windstream (Historical)	Adjustments to Eliminate Balances from Pre-Existing Relationships		Windstream (Historical, as Adjusted)
ASSETS
Current assets:
Cash and cash equivalents	$32,065	$—		$32,065
Restricted cash and cash equivalents	5,382	—		5,382
Accounts receivable, net	330,631	(7,499)	4B	322,961
		(171)	4C
Inventories	154,766	—		154,766
Prepaid expenses	140,717	(561)	4C	140,156
Other current assets	204,287	—		204,287
Total current assets	867,848	(8,231)		859,617
Property, plant and equipment, net	3,776,268	(321,107)	4A	3,441,703
		(13,458)	4B
Intangible assets, net	250,323	—		250,323
Operating lease right-of-use assets, net	3,400,742	(3,077,965)	4A	322,774
		(3)	4C
Other assets, net	91,493	(979)	4C	90,514
Total Assets	$8,386,674	$(3,421,743)		$4,964,931
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Current liabilities:
Accounts payable	$167,448	$(2,490)	4B	$163,546
		(1,412)	4C
Accrued taxes	68,189	—		68,189
Advance payments	136,826	(3,215)	4B	133,611
Accrued interest payable	14,231	—		14,231
Current portion of long-term debt	7,500	—		7,500

(in thousands)	Windstream (Historical)	Adjustments to Eliminate Balances from Pre-Existing Relationships		Windstream (Historical, as Adjusted)
Current portion of operating lease liabilities	488,718	(396,502)	4A	92,219
		3	4C
Other current liabilities	365,470	(161)	4B	365,309
Total current liabilities	1,248,382	(403,777)		844,605
Deferred income taxes	167,166	—		167,166
Operating lease liabilities	3,189,523	(2,957,266)	4A	232,257
Notes and other debt, net	2,319,556	—		2,319,556
Other liabilities	412,734	(36,742)	4B	375,992
Total Liabilities	7,337,361	(3,397,785)		3,939,576
Shareholders’ Equity:
Common units	1,463,002	—		1,463,002
Additional paid-in capital	8,300	—		8,300
Accumulated other comprehensive income/(loss)	11,957	—		11,957
Accumulated deficit	(433,946)	(23,958)	4D	(457,904)
Total Shareholders’ Equity	1,049,313	(23,958)		1,025,355
Total Liabilities and Shareholders’ Equity	$8,386,674	$(3,421,743)		$4,964,931

Adjustments to Windstream’s Historical Financial Information
A.
Represents the elimination of the pre-existing relationship related to the Windstream Leases. The adjustment to PP&E relates to elimination of TCI assets that both Uniti and Windstream historically capitalized as fixed assets.

B.
Represents the elimination of the pre-existing relationship related to the Asset Purchase Agreement. The adjustment to PP&E relates to assets from other leasing arrangements where Uniti is the lessor and Windstream is the lessee. Windstream historically classified these arrangements as finance leases, whereas Uniti historically concluded these arrangements as operating leases. As such, both companies recorded these assets in their respective PP&E balances based on their historical accounting assessment.

C.
Represents the elimination of the pre-existing relationship related to other immaterial agreements between Uniti and Windstream.

D.
Represents the net impact to accumulated deficit related to the elimination of pre-existing relationships between Uniti and Windstream in Note 4A, Note 4B, and Note 4C above.

Note 5.   Pre-Closing Windstream Reorganization and Windstream Refinancing Transactions
As described above and elsewhere in this proxy statement/prospectus, Windstream has completed the Windstream Refinancing Transactions and, prior to the Closing, Windstream will complete the Pre-Closing Windstream Reorganization, including the Windstream Rights Offering, the Windstream Tender Offer and the F-Reorg Merger. The pro forma adjustments representing the Pre-Closing Windstream Reorganization and Windstream Refinancing Transactions are based on certain currently available information and certain assumptions and methodologies that Uniti believes are reasonable under the circumstances. The unaudited pro forma adjustments may be revised as additional information becomes available and is evaluated, and accordingly may differ significantly from the pro forma amounts reflected herein. For more information on the Windstream Refinancing Transactions, see “Summary — Windstream Refinancing Transactions,” “Description of New Uniti Indebtedness — Legacy Windstream Indebtedness” and

the Subsequent Events footnote in Windstream’s unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2024.
The following adjustments were made to the unaudited pro forma condensed combined financial statements:
Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
A.
Represents proceeds from Windstream’s issuance of Rights Offering Warrants to Windstream equityholders in connection with the Windstream Rights Offering. For the purposes of the pro forma financial information, it is assumed that 12.5 million warrants will be issued for an assumed price of $13 per warrant.

B.
Represents the repurchase of common units from Windstream equityholders in connection with the Windstream Tender Offer. For the purposes of the pro forma financial information, it is assumed that 12.5 million common units will be repurchased for an assumed price of $13 per unit. The proceeds from the Windstream Rights Offering will be used to fund the Windstream Tender Offer.

C.
Represents the exchange of legacy Windstream equityholders common units and warrants for common units and warrants of New Windstream LLC in connection with the F-Reorg Merger.

D.
Represents the net proceeds from Windstream’s issuance of the $800.0 million Initial Windstream 2031 Notes, the $500.0 million Windstream 2024 Term Loan and the $1,400 million Additional Windstream 2031 Notes as part of the Windstream Refinancing Transactions. The proceeds from the issuance of the Initial Windstream 2031 Notes and the Windstream 2024 Term Loan were used to fully repay the Windstream Initial Term Loan and Windstream Incremental Term Loan and to pay related premiums, fees and expenses. The proceeds from the issuance of the Additional Windstream 2031 Notes were used to fund the redemption in full of the Windstream 2028 Notes and to pay any related premiums, fees and expenses. For the purposes of preparing this pro forma financial information, a portion of the proceeds is assumed to be used to pay the consent fee in connection with the Windstream 2028 Notes Indenture Amendments, which is expected to occur shortly prior to the Closing. Based on an analysis of participating creditors, Windstream concluded that a portion of the Windstream Refinancing Transactions should be accounted for as a debt modification and the remainder as a debt extinguishment. Refer to the Subsequent Events footnote in Windstream’s unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2024 for more information on the accounting assessment of the Windstream Refinancing Transactions.

The adjustments to Cash and cash equivalents, Notes and other debt, net, Current portion of long-term debt, and Accumulated deficit related to the Windstream Refinancing Transactions are as follows:
In thousands	As of September 30, 2024
Represents the proceeds from the issuance of the Initial Windstream 2031 Notes, the Windstream 2024 Term Loan and the Additional Windstream 2031 Notes, net of debt discount, premium, and issuance costs	$2,704,711
Represents the fees incurred in connection with the Windstream Refinancing Transactions, including the consent fee	(35,864)
Represents the repayment of the Windstream Initial Term Loan, Windstream Incremental Term Loan, and Windstream 2028 Notes	(2,363,194)
Net adjustment to Cash and cash equivalents	$305,653

In thousands	As of September 30, 2024
Represents the proceeds from the issuance of the Initial Windstream 2031 Notes, the Windstream 2024 Term Loan and the Additional Windstream 2031 Notes, net of debt discount, premium, and issuance costs	$2,704,711
Represents the repayment of the Windstream Initial Term Loan, Windstream Incremental Term Loan, and Windstream 2028 Notes	(2,342,355)
Net adjustment to Notes and other debt, net	$362,356
In thousands	As of September 30, 2024
Represents the repayment of the Windstream Initial Term Loan, Windstream Incremental Term Loan, and Windstream 2028 Notes	$(7,500)
Net adjustment to Current portion of long-term debt	$(7,500)
In thousands	As of September 30, 2024
Represents the fees incurred in connection with the Windstream Refinancing Transactions, including the consent fee	$(35,864)
Represents the loss on repayment of the Windstream Initial Term Loan, Windstream Incremental Term Loan, and Windstream 2028 Notes	(13,339)
Net adjustment to Accumulated deficit	$(49,203)
Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income
AA.
Reflects estimated interest expense on the Initial Windstream 2031 Notes, the Windstream 2024 Term Loan and the Additional Windstream 2031 Notes issued as part of the Windstream Refinancing Transactions, including the amortization of debt issuance costs, premium, and discount. The estimated interest expense on the Initial Windstream 2031 Notes and the Additional Windstream 2031 Notes is based on the stated interest rate of 8.25%. The interest rate for the Windstream 2024 Term Loan assumed for the purposes of preparing this pro forma financial information is 9.71%, which represents the adjusted term SOFR rate as of the debt issuance date, October 4, 2024, plus 4.75%. As the rate for the Windstream 2024 Term Loan is variable rate, a change of 12.5 basis points to the interest rate would change interest expense by approximately +/‑ $0.5 million for the nine months ended September 30, 2024 and +/- $0.6 million for the year ended December 31, 2023.

Additionally, this adjustment reflects the elimination of historical interest expense on the Windstream Initial Term Loan, Windstream Incremental Term Loan and Windstream 2028 Notes that were repaid as part of the Windstream Refinancing Transactions. The adjustment for interest expense is as follows:
In thousands	For the nine months ended September 30, 2024	For the year ended December 31, 2023
Reflects the removal of historical interest expense related to the repayment of the Windstream Initial Term Loan, Windstream Incremental Term Loan, and Windstream 2028 Notes	$168,525	$221,860
Reflects the interest expense related to the issuance of the Initial Windstream 2031 Notes, the 2024 Term Loan and the Additional Windstream 2031 Notes	(171,162)	(228,423)
Net adjustment to Interest expense, net	$(2,637)	$(6,563)

Note 6.   Accounting Policies and Reclassifications
As part of the preparation of these unaudited pro forma condensed combined financial statements, Uniti’s management performed a preliminary accounting policy comparison between Uniti and Windstream, and no material differences in policies were noted. Upon the Closing, New Uniti’s management will perform a comprehensive review of Uniti and Windstream’s accounting policies. As a result of the review, New Uniti’s management may identify additional differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New Uniti.
As part of the preparation of these unaudited pro forma condensed combined financial statements, the following reclassifications were made to align Windstream’s financial statement presentation to New Uniti’s expected financial statement presentation:
Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
A.
Represents the reclassification of Windstream’s deferred revenue from Advance payments and Other liabilities to Deferred revenue and Long-term deferred revenue, respectively.

B.
Represents the reclassification of Windstream’s finance lease liabilities from Other current liabilities and Other liabilities to Current portion of finance lease obligations and Finance lease obligations, respectively.

Note 7.   Adjustments to the Unaudited Pro Forma Condensed Combined Financial Information
Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2024 are as follows:
A.
Represents the settlement and extinguishment of historical noncontrolling interest operating partnership units and noncontrolling interest preferred stock, respectively, as part of the Pre-Closing Uniti Restructuring.

B.
Represents an adjustment to record Uniti’s estimated to-be incurred transaction costs related to the Transactions for banker fees, legal fees, advisory services, and accounting and other professional fees.

C.
Represents the exchange of Uniti Common Stock for New Uniti Common Stock.

D.
Represents tax impact of New Uniti no longer qualifying as a REIT upon the Closing. The tax impact is expected to result in the recognition of incremental accrued taxes of $22.0 million.

E.
Represents the tax impact of the Uniti Post-Closing Restructuring assuming the IRS rules favorably on the IRS Ruling Request, as described in Note 1 above. The tax impact of the Uniti Post-Closing Restructuring is expected to result in the recognition of a net deferred tax asset of $441.6 million related to a step up in the tax basis of certain assets of Uniti, comprised of a gross deferred tax asset of $808.0 million net of valuation allowance of $366.4 million. Per the requirements set forth in ASC 740-10-45-6, all deferred tax liabilities and assets, as well as the related valuation allowance, have been offset and presented as a single noncurrent amount.

F.
Represents the tax impact assuming the IRS declines to rule favorably on the IRS Ruling Request, as described in Note 1 above. In the case of an unfavorable private letter ruling Uniti would instead expect to recognize a deferred tax liability of $311.7 million. The incremental adjustments to the unaudited pro forma condensed combined balance sheet to reflect an unfavorable private letter ruling include an increase to deferred tax liability of $311.7 million as described above, a decrease to deferred tax assets of $441.6 million to reflect the removal of the favorable private letter ruling adjustment from Note 7E, and adjustments to accumulated deficit which are as follows:

In thousands	As of September 30, 2024
Reflects the removal of the favorable private letter ruling	$(441,594)
Reflects the impact of the unfavorable private letter ruling	(311,727)
Net adjustment to Accumulated deficit	$(753,321)

G.
Represents netting adjustments to deferred tax asset and deferred tax liability based on a net deferred tax asset position for New Uniti assuming the outcome of a favorable private letter ruling and net deferred tax liability position for New Uniti assuming the outcome of an unfavorable private letter ruling.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income
The pro forma adjustments included in the unaudited pro forma condensed statements of income for the nine months ended September 30, 2024 and year ended December 31, 2023 are as follows:
AA.
Represents the adjustment to remove allocation of historical net income attributed to noncontrolling interest and to remove dividends declared on Uniti’s historical convertible preferred stock as part of the Pre-Closing Uniti Restructuring, as described in Note 7A above.

BB.
Represents the total estimated to-be incurred transaction costs for Uniti to be recognized in the statement of income for the year ended December 31, 2023, as discussed in Note 7B above. This is a non-recurring item.

CC.
Represents an adjustment to depreciation expense related to property, plant and equipment acquired, as described in Note 2C above, based on the estimated useful lives.

While the effect of the fair value adjustment to Windstream’s PP&E is an increase to PP&E, the adjustment to depreciation expense has the effect of decreasing pro forma depreciation expense for the periods presented, primarily driven by the increased expected usage and operating conditions which led to certain assets having longer depreciable lives due to the expected benefits derived from the assets. Specifically, certain buildings and improvements, copper (part of outside communications plant), and central office equipment assets were assessed to have longer estimated useful lives. Buildings and improvements had a historical remaining weighted average useful life of 13.5 years which increased to approximately 23.5 years, copper had a historical weighted average remaining useful life of 6.5 years which increased to approximately 17.0 years, and central office equipment had a historical remaining weighted average useful life of 5.2 years which increased to approximately 5.5 years.
As discussed in Note 2, the purchase price allocation may change materially based on the receipt of more detailed information and completion of the valuation of Windstream’s net assets acquired as of the Closing Date. Accordingly, the actual depreciation expense may differ significantly from the pro forma amounts reflected herein.
The adjustment for depreciation expense is as follows:
In thousands	For the nine months ended September 30, 2024	For the year ended December 31, 2023
Reflects the removal of Windstream’s historical depreciation expense	$(569,469)	$(712,800)
Reflects the depreciation expense of acquired property, plant, and equipment	292,312	389,850
Net adjustment to depreciation expense	$(277,157)	$(322,950)

DD.
Represents an adjustment to amortization expense related to intangible assets acquired, as described in Note 2D above, based on the estimated useful lives.

While the effect of the fair value adjustment to Windstream’s intangible assets is an increase to intangible assets, the adjustment to amortization expense has the effect of decreasing pro forma amortization expense for the periods presented, primarily driven by a lower expected customer attrition rate going forward due to Windstream’s significant investments into expanding its fiber network and maintaining high speed capabilities on its copper network. This directly results in an extension of the periods in which future cash flows are expected to be generated from the customer relationship intangible asset and a longer estimated useful life. Customer relationships had a historical remaining useful life of 0.3 years, which increased to approximately 11.0 years.
As discussed in Note 2, the purchase price allocation may change materially based on the receipt of more detailed information and completion of the valuation of Windstream’s net assets acquired as of the Closing Date. Accordingly, the actual amortization expense may differ significantly from the pro forma amounts reflected herein.
The adjustment for amortization expense is as follows:
In thousands	For the nine months ended September 30, 2024	For the year ended December 31, 2023
Reflects the removal of Windstream’s historical amortization expense	$(43,167)	$(78,000)
Reflects the amortization expense of acquired intangible assets	42,806	57,074
Net adjustment to amortization expense	$(361)	$(20,926)

EE.
Represents an adjustment to interest expense recorded to amortize the fair value adjustment to assumed debt, as described in Note 2E above, over the remaining life of the debt instruments.

FF.
Represents an adjustment to operating lease expense as a result of the adjustment to assumed right-of-use asset, as described in Note 2F above.

GG.
Represents the reversal of historical amortization expense related to the elimination of deferred commission and deferred costs to fulfill, as discussed in Note 2G above, which do not qualify for separate asset recognition by Uniti. The fair value of the customer relationship asset and related amortization expense contemplate the value of the acquired contracts, as described in Note 2G and Note 6DD above, respectively.

HH.
Represents the recognition of stock-based compensation expense related to the Uniti Special Restricted Stock Awards issued as part of the Special Equity Grants. Fair value of Uniti Special Restricted Stock Awards is estimated using the Uniti Common Stock price as of the grant date.

II.
Represents the allocation of net income attributable to participating securities. Uniti Restricted Stock Awards are considered participating securities as they receive non-forfeitable rights to dividends at the same rate as Uniti Common Stock.

JJ.
Represents the dividends accumulated plus accretion of the carrying value on New Uniti Preferred Stock, in accordance with the underlying terms.

KK.
Represents the income statement impact to tax from the adjustments. A blended statutory tax rate of 25% was utilized for all adjustments. The blended statutory tax rate is based on the jurisdictions in which the assets are located and is not necessarily indicative of the effective tax rate of New Uniti following the Transactions, which could be significantly different depending on post-acquisition activities, including the geographical mix of income.

LL.
Represents tax impact of New Uniti no longer qualifying as a REIT upon the Closing. The tax impact is expected to result in the recognition of an incremental income tax expense of $28.7 million for the nine months ended September 30, 2024 and incremental net income tax benefit of $194.4 million for the year ended December 31, 2023, of which $224.6 million of the tax benefit is non-recurring.

MM.
Represents the impact to income tax (benefit) expense related to the Uniti Post-Closing

Restructuring assuming the IRS rules favorably on the IRS Ruling Request, as discussed in Note 7E above. The tax impact of the Uniti Post-Closing Restructuring is expected to result in the recognition of an incremental income tax benefit of $441.6 million for the year ended December 31, 2023. This is a non-recurring item.
NN.
Represents the impact to income tax (benefit) expense assuming the IRS declines to rule favorably on the IRS Ruling Request, as discussed in Note 7F above. In the case of an unfavorable private letter ruling Uniti would instead expect to recognize an incremental income tax expense of $311.7 million for the year ended December 31, 2023. This is a non-recurring item. The incremental adjustments to the unaudited pro forma condensed combined statement of income include an increase to tax expense to reflect an unfavorable private letter ruling and a reversal of the tax benefit from Note 7MM to reflect the removal of the favorable private letter ruling adjustment. The adjustment for tax expense is as follows:

In thousands	For the year ended December 31, 2023
Reflects the removal of the favorable private letter ruling	$441,594
Reflects the impact of the unfavorable private letter ruling	311,727
Net adjustment to Tax (benefit) expense	$753,321
Note 8.   Settlement of Pre-Existing Relationships Adjustments
As discussed in Note 1, prior to the contemplated Transactions, Uniti and Windstream had several pre-existing relationships, which primarily relate to (i) the Windstream Leases, (ii) the Asset Purchase Agreement, (iii) the 2020 Settlement Agreement, and (iv) various other leasing and supplier arrangements between Uniti and Windstream.
The Transactions in effect settles the pre-existing relationships between Uniti and Windstream. In accordance with ASC 805, Uniti would recognize a gain or loss, measured as the lower of the amount by which the contract is favorable or unfavorable from the perspective of Uniti or the amount of the stated settlement provisions, offset by any previously recognized amounts.
The settlement amounts and related gain or loss for the effective settlement of pre-existing relationships between Uniti and Windstream as of September 30, 2024 are as follows:
in thousands	Estimated settlement(4)	Uniti’s Previously recognized net assets (liabilities)	Net gain (loss)(5)
Windstream Leases(1)	$—	$(898,331)	$898,331
Asset Purchase Agreement(2)	(62,500)	(150,862)	88,362
2020 Settlement Agreement(3)	(95,147)	(95,147)	—
Other leasing and supplier agreements(3)	4,995	4,995	—
Total	$(152,652)	$(1,139,345)	$986,693

(1)
The Windstream Leases have no stated settlement terms, and the contracts are not cancelable. Further, the Windstream Leases were deemed at-market.

(2)
The estimated settlement for the Asset Purchase Agreement is measured at the amount by which the contract is unfavorable from the perspective of Uniti based on the estimated remaining value of the upfront payment of the indefeasible right of use contract.

(3)
The 2020 Settlement Agreement and other leasing and supplier agreements were assessed to be at-market and the estimated settlement amounts were determined to be materially consistent with the previously recorded amounts.

(4)
Represents the amounts related to the effective settlement of pre-existing relationships, which are not part of the Merger consideration transferred for Windstream. For the purposes of preparing the pro forma financial information, it is assumed that the amounts related to the effective settlement of pre-existing relationships will be settled in cash. Accordingly, the total estimated settlement amount reduces the estimated cash consideration as discussed in Note 2B.
(5)
The net gain is reflected in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2023. This is a non-recurring item.

Uniti’s previously recognized amounts related to the pre-existing relationship balances with Windstream is $1,139.3 million. Presented below are adjustments to eliminate the previously recognized amounts from the respective financial statement line items on Uniti’s historical balance sheet as of September 30, 2024:
in thousands	Windstream Leases	Asset Purchase Agreement	2020 Settlement Agreement	Other leasing and supplier agreements	Total
Accounts receivable, net	$—	$(3,655)	$—	$(1,504)	$(5,159)
Other current assets	165	—	—	96	261
Operating lease right-of-use assets, net	—	—	—	(12,913)	(12,913)
Other assets, net	(93,712)	—	—	(1,115)	(94,827)
Total Assets	(93,547)	(3,655)	—	(15,436)	(112,638)
Accounts payable	—	—	—	(160)	(160)
Current portion of operating lease liabilities	—	—	—	(225)	(225)
Deferred revenue	(52,176)	(830)	—	(614)	(53,620)
Other current liabilities	—	(7,411)	—	(590)	(8,001)
Long-term deferred revenue	(939,702)	(5,476)	—	(522)	(945,700)
Intangible liability	—	(140,800)	—	—	(140,800)
Settlement payable	—	—	(95,147)	—	(95,147)
Operating lease liability	—	—	—	(8,330)	(8,330)
Total Liabilities	(991,878)	(154,517)	(95,147)	(10,441)	(1,251,983)
Net assets (liabilities)	$(898,331)	$(150,862)	$(95,147)	$4,995	$(1,139,345)
Note 9.   Elimination of Intercompany Transactions on the Unaudited Pro Forma Condensed Combined Statements of Income
The adjustments in Note 9 represent the elimination of intercompany transactions between Uniti and Windstream on the unaudited pro forma condensed statements of income. As all historical pre-existing relationships between Uniti and Windstream will be considered effectively settled and the related transactions and balances will become intercompany transactions under New Uniti, all balances related to pre-existing relationships were identified and eliminated from the historical Uniti and Windstream financial statements. Due to the differences in Uniti’s and Windstream’s historical accounting treatment for the pre-existing relationship transactions, the elimination of these transactions do not balance. The differences are primarily driven by Uniti and Windstream historical accounting for the 2020 Settlement Agreement and the tenant funded capital improvements (“TCIs”). Regarding the 2020 Settlement Agreement, Uniti recognized litigation expense in 2020 representing the present value of the settlement payments required under the 2020 Settlement Agreement and historically recognized accretion of the settlement payments as interest expense, while Windstream recognized the payments due from Uniti related to the 2020 Settlement Agreement at the date of lease modification as a reduction to Windstream’s operating lease liability, which historically has affected the straight-line lease expense recognized for the Windstream Leases. Regarding the TCIs, Uniti historically recognized the cost basis of TCIs that are capital in nature as both property, plant and equipment and deferred revenue, while Windstream historically accounts for TCIs as leasehold improvements that are capitalized to fixed assets and depreciated over the shorter of the initial lease term or the useful life of the asset. In addition to the two factors mentioned above which were the primary drivers of the differences in Uniti and Windstream’s pre-existing relationship balances, Uniti recognized below-market lease intangible liabilities as part of the Asset Purchase Agreement in 2020 and historically has amortized those liabilities into revenue over the lease term with Windstream. Further, Windstream historically recognized differences in the amount of growth capital improvements (“GCIs”) reimbursements from Uniti and the carrying value of the TCIs as gains. Uniti and Windstream separately evaluated and concluded on the accounting for these matters based on their independent assessment of the facts and judgements. The accounting guidance does not require entities to recognize transactions in the same manner with corresponding balancing entries as its counterparties. Accordingly, the elimination of the intercompany adjustments between the two entities reflected in the unaudited pro forma financial information do not balance. Presented below are the adjustments to eliminate intercompany transactions on the historical statement of income for the nine months ended September 30, 2024 related to the pre-existing relationship balances with Uniti and Windstream:
in thousands	Uniti		Windstream		Total
Service and other revenues	$(609,752)	9A	$(5,715)	9F	$(615,467)
Cost of services and other revenues	(6,811)	9B	(521,484)	9G	(528,295)
Interest expense, net	5,081	9C	2,490	9J	7,571
Net gain on asset retirement and dispositions	—		41,603	9H	41,603
Income tax expense, net(1)	(149,465)	9E	119,164	9I	(30,301)

(1)
Represents the income tax expense on the adjustments calculated at the pro forma tax rate of 25%. The adjustments to income tax expense are estimated based on a blended statutory tax rate and do not reflect actual tax rates, as discussed further in Note 7KK.

Presented below are the adjustments to eliminate intercompany transactions on the historical statement of income for the year ended December 31, 2023 related to the pre-existing relationship balances with Uniti and Windstream:
in thousands	Uniti		Windstream		Total
Service and other revenues	$(791,410)	9AA	$(4,692)	9FF	$(796,102)
Cost of services and other revenues	(7,734)	9BB	(678,222)	9GG	(685,956)
Interest expense, net	10,506	9CC	—		10,506
General and administrative expense	(161)	9DD	—		(161)
Net gain on asset retirement and dispositions	—		26,975	9HH	26,975
Income tax expense, net(1)	(193,252)	9EE	161,639	9II	(31,613)

(1)
Represents the income tax expense on the adjustments calculated at the pro forma tax rate of 25%. The adjustments to income tax expense are estimated based on a blended statutory tax rate and do not reflect actual tax rates, as discussed further in Note 7KK.

Elimination of Uniti Intercompany Transactions
Presented below are adjustments to eliminate previously recognized amounts on Uniti’s historical statement of income for the nine months ended September 30, 2024 related to the pre-existing relationship balances with Windstream:
in thousands	Windstream Leases	Asset Purchase Agreement	2020 Settlement Agreement	Other leasing and supplier agreements	Total
Service and other revenues	$(596,061)	$(10,622)	$—	$(3,069)	$(609,752)	9A
Cost of services and other revenues	—	—	—	(6,811)	(6,811)	9B
Interest expense, net	—	—	5,081	—	5,081	9C
Presented below are adjustments to eliminate previously recognized amounts on Uniti’s historical statement of income for the year ended December 31, 2023 related to the pre-existing relationship balances with Windstream:

in thousands	Windstream Leases	Asset Purchase Agreement	2020 Settlement Agreement	Other leasing and supplier agreements	Total
Service and other revenues	$(774,511)	$(12,410)	$—	$(4,489)	$(791,410)	9AA
Cost of services and other revenues	—	—	—	(7,734)	(7,734)	9BB
General and administrative expense	—	—	—	(161)	(161)	9DD
Interest expense, net	—	—	10,506	—	10,506	9CC
Elimination of Windstream Intercompany Transactions
Presented below are adjustments to eliminate previously recognized amounts on Windstream’s historical statement of income for the nine months ended September 30, 2024 related to the pre-existing relationship balances with Uniti:
in thousands	Windstream Leases	Asset Purchase Agreement	2020 Settlement Agreement	Other leasing and supplier agreements	Total
Service and other revenues	$—	$(1,081)	$—	$(4,634)	$(5,715)	9F
Cost of services and other revenues	(521,130)	—	—	(354)	(521,484)	9G
Net gain on asset retirement and dispositions	41,603	—	—	—	41,603	9H
Interest expense, net	—	2,490	—	—	2,490	9J
Presented below are adjustments to eliminate previously recognized amounts on Windstream’s historical statement of income for the year ended December 31, 2023 related to the pre-existing relationship balances with Uniti:
in thousands	Windstream Leases	Asset Purchase Agreement	2020 Settlement Agreement	Other leasing and supplier agreements	Total
Service and other revenues	$—	$(3,023)	$—	$(1,668)	$(4,692)	9FF
Cost of services and other revenues	(677,108)	—	—	(1,114)	(678,222)	9GG
Net gain on asset retirement and dispositions	26,975	—	—	—	26,975	9HH
Note 10.   Financing Adjustments
As described above, on May 17, 2024, Uniti issued $300.0 million aggregate principal amount of new 10.50% secured notes due 2028 and used a portion of the net proceeds from the offering to temporarily repay outstanding borrowings under its Revolving Credit Facility. Uniti intends to use the liquidity from the offering to fund a portion of the Closing Cash Payment. For the purposes of the pro forma financial information, it is assumed that Uniti will fund a portion of the Closing Cash Payment by borrowing on its Revolving Credit Facility in the amount of $220.0 million. The following financing adjustments were made to the unaudited pro forma condensed combined financial statements:
Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
A.
Represents proceeds from Uniti’s assumed draw of $220.0 million on its Revolving Credit Facility due 2027 to fund a portion of the Closing Cash Payment.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Income
AA.
Represents estimated interest expense on Uniti’s assumed $220.0 million draw on the Revolving Credit facility due 2027. The interest rate assumed for the purposes of preparing this pro forma financial information is 8.64%, which represents the 1-month Term SOFR reference rate as of January 2, 2025, plus a margin per the terms of the Revolving Credit Facility.

As the Revolving Credit Facility is variable rate, a change of 12.5 basis points to the interest rate would change interest expense by approximately +/- $0.2 million for the nine months ended September 30, 2024 and +/- $0.3 million for the year ended December 31, 2023.
BB.
Represents estimated interest expense on Uniti’s $300.0 million new secured notes due 2028, based on the stated interest rate of 10.5%, including the amortization of debt issuance costs and premium.

Note 11.   Earnings (Loss) per Share
A.
As a result of the Merger, each issued and outstanding share of Uniti Common Stock will be converted into a number of shares of New Uniti Common Stock equal to the Exchange Ratio, which is calculated to be approximately 0.6093 as of January 9, 2025. Accordingly, each outstanding share of Uniti Common Stock at the Effective Time would be converted into approximately 0.6093 shares of New Uniti Common Stock, resulting in a reverse stock split to Uniti shareholders.

The table below gives pro forma effect of this reverse stock split to Uniti’s historical earnings (loss) per share (“EPS”) information by retroactively applying the Exchange Ratio to Uniti’s historical weighted average shares outstanding:
in thousands, except per share data	For the nine months ended September 30, 2024	For the year ended December 31, 2023
Numerator:
Historical Uniti net income (loss) attributable to common shares	$70,328	$(82,940)
Denominator:
Historical Uniti weighted average shares outstanding	237,242	236,401
Exchange Ratio*	0.6093	0.6093
Pro forma Uniti weighted average shares outstanding (converted to New Uniti Common Stock)	144,552	144,039
Pro forma net income per share attributable to common stock:
Basic	$0.49	$(0.58)
Diluted	$0.49	$(0.58)

*
The Exchange Ratio, as defined in the Merger Agreement, is calculated as of January 9, 2025 and is subject to adjustments based on shares outstanding at the Closing.

B.
Represents pro forma EPS calculated using the Uniti historical weighted average shares outstanding and the issuance of additional shares in connection with the Transactions. As the Transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Merger and other Transactions have been outstanding for the entire periods presented.

in thousands, except per share data	For the nine months ended September 30, 2024(7)	For the year ended December 31, 2023 (Assuming Favorable Private Letter Ruling)	For the year ended December 31, 2023 (Assuming Unfavorable Private Letter Ruling)
Basic – Numerator:
Pro forma net income attributable to common shares	$58,275	$1,129,449	$386,055
Basic – Denominator:
Historical Uniti weighted average shares outstanding (basic) (converted to New Uniti Common Stock)(1)	144,552	144,039	144,039
Shares issued to historical Uniti operating unit holders pursuant to the Pre-Closing Uniti Restructuring	9	9	9
Shares of New Uniti Common Stock to be issued to Windstream equityholders	90,590	90,590	90,590
New Uniti Warrants to be issued per the Merger Agreement(2)	17,671	17,671	17,671
Weighted average shares of Special Restricted Stock Awards vested into New Uniti Common Stock	775	198	198
Total	253,597	252,507	252,507
Diluted – Numerator:
Pro forma net income attributable to common shares	$58,275	$1,129,449	$386,055
Plus: adjustment for participating securities’ share in earnings	(894)	3,274	569
Plus: adjustment for New Uniti Preferred Stock dividends(5)	—	64,075	64,075
Plus: adjustment for assumed conversion of historical Uniti 2027 convertible notes and exchangeable notes(4)	—	23,090	23,090
Total	$57,381	$1,219,888	$473,789
Diluted – Denominator:(3)
Historical Uniti weighted average shares outstanding (diluted) (converted to New Uniti Common Stock)(1)(4)	144,552	176,759	176,759
Shares issued to historical Uniti operating unit holders pursuant to the Pre-Closing Uniti Restructuring	9	9	9
Shares of New Uniti Common Stock to be issued to Windstream equityholders	90,590	90,590	90,590
New Uniti Warrants to be issued per the Merger Agreement	17,671	17,671	17,671
Additional shares from assumed conversion of New Uniti Preferred Stock to be issued per the Merger Agreement (converted to New Uniti Common Stock)(5)	—	63,126	63,126

in thousands, except per share data	For the nine months ended September 30, 2024(7)	For the year ended December 31, 2023 (Assuming Favorable Private Letter Ruling)	For the year ended December 31, 2023 (Assuming Unfavorable Private Letter Ruling)
Weighted average shares of Special Restricted Stock Awards vested into New Uniti Common Stock	775	198	198
Total	253,597	348,353	348,353
Pro forma net income per share attributable to common stock:
Basic	$0.23	$4.47	$1.53
Diluted(6)	$0.23	$3.50	$1.36

(1)
Historical Uniti weighted average shares outstanding are converted into New Uniti Common Stock by applying the Exchange Ratio. Refer to Note 11A for discussions on the pro forma effect of the reverse stock split and impact to Uniti’s historical earnings (loss) per common share.

(2)
In accordance with ASC Topic 260, Earnings Per Share, shares issuable for little to no consideration should be included in the number of outstanding shares used for basic EPS. The New Uniti Warrants, which are considered participating securities, are penny warrants and therefore are included in the denominator of basic EPS.

(3)
To determine the dilutive impact, Uniti applied the if-converted method for Uniti’s historical exchangeable notes and 2027 convertible notes and the New Uniti Preferred Stock, and applied the two-class method for the participating Uniti Special Restricted Stock Awards as it was more dilutive than the treasury stock method.

(4)
For the year ended December 31, 2023, the historical Uniti weighted average shares outstanding was further adjusted to include the dilutive effect of Uniti’s historical exchangeable notes and 2027 convertible notes. The potential common shares related to Uniti’s historical exchangeable notes and 2027 convertible notes were historically excluded from the computation of earnings per share as their effect would have been antidilutive. For the nine months ended September 30, 2024, the effect of Uniti’s historical exchangeable notes and 2027 convertible notes was excluded from the computation of diluted EPS as the effect would have been anti-dilutive.

(5)
For the nine months ended September 30, 2024, New Uniti Preferred Stock to be issued per the Merger Agreement, which is redeemable for New Uniti Common Stock, was excluded from the computation of diluted EPS as the effect would have been anti-dilutive. For the year ended December 31, 2023, New Uniti Preferred Stock was included in the computation of diluted EPS as the effect was dilutive.

(6)
For the nine months ended September 30, 2024, there were no antidilutive securities excluded from the computation of diluted EPS other than the historical exchangeable notes and 2027 convertible notes and the New Uniti Preferred Stock, as described above. For the year ended December 31, 2023, there were no antidilutive securities which were excluded from diluted EPS.

(7)
For the nine months ended September 30, 2024, the outcome of the private letter ruling does not have an impact to both the basic and diluted EPS amounts for New Uniti.

INFORMATION ABOUT THE UNITI SPECIAL MEETING
General
Uniti is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the Uniti Board for use at the Special Meeting and at any adjournment or postponement thereof. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the meeting.
Date, Time and Place of Special Meeting of Uniti’s Stockholders; Participation
The Special Meeting will be held on April 2, 2025, beginning at 8:00 a.m., Eastern Time (with log-in beginning at 7:45 a.m., Eastern Time), unless postponed to a later date. The Special Meeting will be a virtual only meeting conducted via live audio webcast at www.virtualshareholdermeeting.com/UNIT2025SM. Beneficial stockholders who wish to attend may vote online during the Special Meeting if they have a voting instruction form with a 16-digit control number. Beneficial owners should contact the bank broker or other institution where they hold their account to receive their voting instructions. Because the Special Meeting is being conducted via live webcast, stockholders will not be able to attend the Special Meeting in person.
Uniti will have technicians ready to assist Uniti stockholders with any technical difficulties they may have accessing the virtual meeting. If Uniti stockholders encounter any difficulties accessing the virtual meeting or during the meeting time, Uniti stockholders should navigate to www.virtualshareholdermeeting.com/UNIT2025SM, where a phone number for IT support will be posted.
Purpose of the Meeting
At the Special Meeting, Uniti stockholders will be asked to vote upon the following proposals:
•
Proposal 1 — The Merger Proposal:   A proposal to approve the Merger and the other actions and transactions contemplated by the Merger Agreement, a copy of which is attached as Annex A, which is further described in the section entitled “Proposal 1 — The Merger Proposal”;

•
Proposal 2 — The Advisory Compensation Proposal:   A proposal to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Uniti’s named executive officers that is based on or otherwise relates to the Merger, which is further described in the section entitled “Proposal 2 — The Advisory Compensation Proposal”;

•
Proposal 3 — The Interim Charter Amendment Proposal:   A proposal to approve the amendment to the charter of Uniti, which is further described in the sections titled “Proposal 3 — The Interim Charter Amendment Proposal” and “The Merger Agreement — Charter Amendment” and a copy of which is attached to this proxy statement/prospectus as Annex L;

•
Proposal 4 — The Delaware Conversion Proposal:   A proposal to convert Uniti to a Delaware corporation and approve the plan of conversion attached to this proxy statement/prospectus as Annex O, which is further described in the section entitled “Proposal 4 — The Delaware Conversion Proposal”; and

•
Proposal 5 — The Adjournment Proposal:   A proposal to approve, if necessary, the adjournment of the Special Meeting to a later date or dates to permit further solicitation and votes of proxies in the event that there are insufficient votes for one or more of the foregoing proposals or to ensure there are sufficient shares represented to constitute a quorum necessary to conduct the business of the Special Meeting, which proposal will only be presented at the Special Meeting if there are not sufficient shares represented to achieve a quorum or sufficient votes to approve one or more of the foregoing proposals, and which is further described in the section entitled “Proposal 5 — The Adjournment Proposal.”

Recommendation of the Uniti Board
At a meeting of the Uniti Board held on May 2, 2024, the Uniti Board unanimously determined (i) that the Merger Agreement and the actions and transactions contemplated thereby, including the Merger and the Charter Amendment, are advisable and in the best interests of Uniti and its stockholders and (ii) that the approval of the Merger and the other actions and transactions contemplated by the Merger Agreement on the terms and conditions thereof shall be submitted to the stockholders of Uniti for consideration at the Special Meeting. On May 16, 2024, the Committee, through a written consent signed by all of the members of the Committee, unanimously determined that it is in the best interests of Uniti to grant the Special Equity Grants and approved such Special Equity Grants, which are the subject of the Advisory Compensation Proposal. On October 9, 2024, the Uniti Board, through a written consent signed by all the directors, unanimously determined (i) that the Delaware Conversion (as defined below) and the Plan of Conversion (as defined below) are in the best interests of Uniti and its stockholders, (ii) that the Delaware Conversion and the Plan of Conversion are advisable, (iii) that the Delaware Conversion and the Plan of Conversion shall be submitted to the Uniti stockholders for consideration at the Special Meeting, (iv) to recommend that the Uniti stockholders approve the Delaware Conversion and the Plan of Conversion and (v) to approve the Delaware Conversion and the Plan of Conversion, including the certificate of incorporation attached thereto as Exhibit A.
Accordingly, the Uniti Board unanimously recommends that stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, “FOR” the Interim Charter Amendment Proposal, “FOR” the Delaware Conversion Proposal and, if presented, “FOR” the Adjournment Proposal. See “The Merger — Recommendation of the Uniti Board and Uniti’s Reasons for the Merger” beginning on page 170 of this proxy statement/prospectus for a discussion of a number of factors considered by the Uniti Board in reaching its decision.
Uniti stockholders should carefully read this proxy statement/prospectus, including any documents incorporated by reference, and the Annexes in their entirety for more detailed information concerning the Merger and the Transactions.
Record Date; Outstanding Shares; Persons Entitled to Vote
Uniti stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned Uniti Common Shares at the close of business on February 10, 2025, which is the Record Date for the Special Meeting. Stockholders will have one vote for each Uniti Common Share owned at the close of business on the Record Date. If your shares are held in “street name”, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are voted. On the Record Date, there were 244,229,237 Uniti Common Shares outstanding.
Quorum
A quorum will be present at the Special Meeting if stockholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting are present at the virtual meeting in person or by proxy. Abstentions and broker non-votes, if any, will be counted as present for purposes of establishing a quorum.
Vote Required
The approval of each of the Merger Proposal, the Interim Charter Amendment Proposal and the Delaware Conversion Proposal requires the affirmative vote of a majority of all the votes entitled to be cast. The approval of each other Proposal requires the affirmative vote of a majority of the votes cast thereon at the Special Meeting.
Each Uniti Common Share that you own in your name entitles you to one vote. Your proxy card shows the number of Uniti Common Shares that you own. If your shares are held in “street name”, you should contact your broker to ensure that votes related to the Uniti Common Shares you beneficially own are voted.
Voting Your Shares
If, as of the Record Date, your Uniti Common Shares are registered directly in your name with the EQ Shareowner Services (the “Transfer Agent”), you are considered the stockholder of record with respect to those Uniti Common Shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to Uniti or to a third party to vote at the Special Meeting.

Uniti stockholders of record may vote their Uniti Common Shares or submit a proxy to have their Uniti Common Shares voted at the Special Meeting in one of the following ways:
•
Internet:   Uniti stockholders may submit their proxy via the internet by following the instructions on the enclosed proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on April 1, 2025, the day before the Special Meeting.

•
Telephone:   Uniti stockholders may submit their proxy by using a touch-tone telephone and dialing the toll-free number listed on the enclosed proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on April 1, 2025, the day before the Special Meeting.

•
Mail:   Uniti stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement/prospectus. Uniti stockholders who authorize their proxy to vote this way should mail the proxy card early enough so that it is received before the date of the Special Meeting.

•
Vote Virtually at the Special Meeting:   To vote virtually at the special meeting, visit www.virtualshareholdermeeting.com/UNIT2025SM and enter the control number included on your enclosed proxy card.

Whether or not you plan to participate in the Special Meeting, Uniti urges you to submit your proxy by completing and returning the proxy card as promptly as possible, or by submitting your proxy by telephone or via the internet, prior to the Special Meeting to ensure that your Uniti Common Shares will be represented and voted at the Special Meeting if you are unable to participate.
The Uniti Board has appointed certain persons as proxy holders to vote proxies in accordance with the instructions of Uniti stockholders. If you are a stockholder of record and you authorize these proxy holders to vote your Uniti Common Shares with respect to any matter to be acted upon, your Uniti Common Shares will be voted in accordance with your instructions in your proxy. If you are a stockholder of record and you authorize these proxy holders to vote your Uniti Common Shares but do not specify how your Uniti Common Shares should be voted on a Proposal, these proxy holders will vote your shares on such Proposal as the Uniti Board recommends. If any other matter properly comes before the Special Meeting, these proxy holders will vote on that matter in their discretion.
Abstentions and Broker Non-Votes; Failure to Vote
An abstention occurs when a stockholder attends a meeting, or is represented by proxy, but abstains from voting. At the meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Accordingly, a Uniti stockholder’s failure to vote, as well as an abstention and a broker non-vote (if any), will have the same effect as voting “AGAINST” the Merger Proposal, the Interim Charter Amendment Proposal and the Delaware Conversion Proposal. Failures to vote, abstentions and broker non-votes, if any, will have no effect on the vote on any other Proposal (assuming a quorum is present). If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, your shares will be voted in accordance with the recommendation of the Board.
Broker non-votes are shares held in “street name” by brokers, banks and other nominees that are present or represented by proxy at the meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power on such proposal. Because under NYSE rules, brokers, banks and other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the Proposals described in this proxy statement/prospectus, if a beneficial owner of shares of Uniti Common Shares held in “street name” does not give voting instructions to the broker, bank or other nominee, then those Uniti Common Shares will not be permitted under NYSE rules to be voted at the meeting, and therefore will not be counted as present or represented by proxy at the meeting. Because the vote to approve the Merger Proposal, the Interim Charter Amendment Proposal and the Delaware Conversion Proposal are based on the affirmative vote of the holders of a majority of all the votes entitled to be cast on the matter at the Special Meeting, the failure to provide your bank, broker, trust or other nominee with voting instructions it will have the same effect as a vote “AGAINST” the Merger Proposal, the Interim Charter Amendment Proposal and the Delaware Conversion Proposal. Because the vote to approve each other Proposal requires the affirmative vote of a majority of the votes cast on such proposal and because your bank, broker, trust or other nominee does not have discretionary authority to vote on each other Proposal, the failure to provide your bank, broker, trust or other nominee with voting instructions will have no effect on the approval of each other Proposal, assuming a quorum is present.
Revoking Your Proxy
If you are a stockholder and you give a proxy, you may revoke it at any time before it is exercised by submitting a later-dated, signed proxy card, whether over the internet, by telephone or by mail, so that it is received prior to the vote at the Special Meeting or by attending the Special Meeting and voting. Stockholders also may revoke their proxy by sending a notice of revocation to Uniti’s Secretary at Uniti Group Inc., 2101 Riverfront Drive, Suite A, Little Rock, Arkansas 72202, which must be received prior to the vote at the Special Meeting.
If a Uniti stockholder holds shares through a bank, broker or other nominee, such stockholder should follow the instructions provided by such bank, broker or other nominee as to how to change or revoke his, her or its voting instructions before the Special Meeting. Alternatively, a Uniti stockholder may also revoke their proxy by attending the Special Meeting virtually, using his, her or its unique 16-digit control number and voting his, her or its shares online during the Special Meeting.
Shares and Voting of Uniti’s Directors and Executive Officers
As of the Record Date, Uniti’s directors and executive officers, as a group, owned and were entitled to vote 6,035,511 Uniti Common Shares. Uniti currently expects that these directors and executive officers will vote their shares in favor of the Merger Proposal and each of the other Proposals described in this proxy statement/prospectus, although none of the directors and executive officers are obligated to do so.
Appraisal Rights
No dissenters’ or appraisal rights will be available with respect to the Merger or any of the other Transactions. See the section entitled “Appraisal Rights.”
Tabulation of Votes
A representative from Broadridge will serve as the inspector of election.
Proxy Solicitation Costs
Uniti will pay for the proxy solicitation costs related to the Special Meeting. In addition to sending and making available these materials, some of Uniti’s directors, officers and employees may solicit proxies in person by contacting Uniti stockholders by telephone or over the internet. Uniti stockholders may also be solicited by press releases issued by Uniti, postings on Uniti’s websites and advertisements in periodicals. None of Uniti’s directors, officers or employees will receive additional compensation for their solicitation services. Uniti has engaged Innisfree to assist in the solicitation of proxies for the Special Meeting. Uniti estimates that it will pay Innisfree a fee of approximately $150,000, plus reasonable out-of-pocket expenses relating to the Special Meeting. Certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party may solicit proxies for Uniti. If so, they will mail proxy information to, or otherwise communicate with, the beneficial owners of Uniti Common Shares held by them. Uniti will also reimburse banks, brokerage firms, custodians, trustees, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Uniti Common Shares.
Adjournment
Pursuant to Uniti’s Bylaws, the chairman of the meeting will have the power to adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting.

However, pursuant to the Merger Agreement, Uniti may only adjourn the Special Meeting in a limited set of circumstances, including with Windstream’s consent or if Uniti believes in good faith that adjournment is necessary to (a) ensure that required supplements or amendments to this proxy statement/prospectus are provided to stockholders, subject to certain limitations, (b) allow reasonable time to solicit additional proxies to obtain the required approval or (c) ensure there is a quorum. In any event, the Special Meeting may not be adjourned to a date that is more than 20 days from the date of the originally scheduled Special Meeting.
Who Can Answer Your Questions About Voting Your Shares
If you are a Uniti stockholder and have any questions about how to vote or direct a vote in respect of your Uniti Common Shares, you should contact:
Uniti Group Inc.
2101 Riverfront Drive, Suite A
Little Rock, Arkansas 72202
Tel: (501) 850-0820
Email: investor.relations@uniti.com
or
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll-free: (877) 750-0510
Banks and brokers may call collect: (212) 750-5833

HISTORICAL MARKET PRICE AND DIVIDEND INFORMATION
Market Price Information
New Uniti
New Uniti is currently a private company, and its shares of common stock are not publicly traded.
Uniti
Market Information
Uniti Common Stock has traded on Nasdaq under the symbol “UNIT.”
Holders
As of February 10, 2025, the most recent practicable trading day prior to the date of this proxy statement/prospectus for which this information was available, the closing price of Uniti Common Stock was $5.42 per share as reported on Nasdaq. As of February 10, 2025, Uniti had 244,229,237 outstanding shares of common stock, and there were approximately 15,191 registered holders of record of Uniti Common Stock. A substantially greater number of holders of Uniti Common Stock are “street name” or beneficial holders, whose shares of record are held by banks, brokers, and other financial institutions.
The market prices of shares of Uniti Common Stock have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Special Meeting and the date the Merger is completed. No assurance can be given concerning the market price of shares of Uniti Common Stock before the Closing or the market price of New Uniti Common Stock after the Closing.
Dividends
New Uniti
New Uniti has never declared or paid cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. Following the Closing, New Uniti intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any cash dividends on its capital stock in the foreseeable future. Notwithstanding the foregoing, any determination to pay cash dividends subsequent to the Merger will be at the discretion of the New Uniti Board and will depend upon a number of factors, including New Uniti’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the New Uniti Board deems relevant.
Uniti
Uniti has elected to be taxed as a REIT for U.S. federal income tax purposes. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pays tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income.
Under the Merger Agreement, Uniti agreed to suspend dividend payments or other distributions until the Closing, except for the dividend that was paid on June 28, 2024, and those dividends reasonably required for it or its subsidiaries to maintain its status as a REIT or to avoid the payment or imposition of income or excise tax, among other customary exceptions. Any dividends must be authorized by the Uniti Board, which will take into account various factors including its current and anticipated operating results, its financial position, REIT requirements, conditions prevailing in the market, restrictions in its debt documents and additional factors they deem appropriate. Dividend payments are not guaranteed, and its board of directors may decide, in its absolute discretion, at any time and for any reason, to pay or not to pay dividends or to change the amount historically paid as dividends.

WINDSTREAM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) of Windstream, together with the consolidated financial statements and the related notes of Windstream included elsewhere in this proxy statement/prospectus. Some of the information contained in this MD&A or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following MD&A.
Within this MD&A, the terms “Windstream,” “the Company,” “we,” or “our” refer to Windstream Holdings II, LLC and its subsidiaries, including Windstream Services, LLC.
ORGANIZATIONAL STRUCTURE AND OVERVIEW
Windstream’s quality-first approach connects customers to new opportunities and possibilities by leveraging its nationwide network to deliver a full suite of advanced communications services. We provide fiber-based broadband to residential and small business customers in 18 states, managed cloud communications and security services for large enterprises and government entities across the U.S., and tailored waves and transport solutions for carriers, content providers and large cloud computing and storage service providers in the U.S. and Canada. Our operations are organized into three business segments: Kinetic, Enterprise and Wholesale. The Kinetic segment serves consumer and small business customers in markets in which we are the ILEC and provides services over network facilities operated by us. In addition to large business and wholesale customers with the majority of their service locations residing in ILEC markets, the Enterprise and Wholesale segments also serve customers in markets in which we are a competitive local exchange carrier (“CLEC”) and provide services over network facilities primarily leased from other carriers. For additional information related to our segments, see the “— Business Segment Operating Results” section below, Note 9 to our unaudited condensed consolidated financial statements and Note 14 to our audited consolidated financial statements, both included elsewhere in this proxy statement/prospectus.
We evaluate performance of the segments based on direct margin, which is computed as segment revenues and sales less segment costs and expenses. Segment revenues are based upon each customer’s classification to an individual segment and include all services provided to that customer. There are no differences between total segment revenues and sales and total consolidated revenues and sales. Segment costs and expenses include certain direct expenses incurred in providing services and products to segment customers and selling, general and administrative expenses that are directly associated with specific segment customers or activities. These direct expenses include customer specific access costs, cost of sales, field operations, sales and marketing, product development, licensing fees, provision for estimated credit losses, and compensation and benefit costs for employees directly assigned to the segments.
Costs incurred related to our network operations and operational support functions including network access and facilities, network operations, engineering, service delivery, and customer support are managed centrally and not monitored by or reported to the chief operating decision maker (“CODM”) at a segment level. In addition, centrally-managed administrative functions, including information technology, accounting and finance, legal, human resources, and other corporate management activities are not monitored by or reported to the CODM by segment. Accordingly, these shared operating expenses are not assigned to the segments. We also do not assign to the segments depreciation and amortization expense, straight-line expense under the Windstream Leases with Uniti, net gain on asset retirements and dispositions, gain on sale of operating assets, other income, net, interest expense, and income tax benefit because these items are not monitored by or reported to the CODM at a segment level.
Kinetic
We manage as one business our residential and small business operations in ILEC markets due to the similarities with respect to service offerings and marketing strategies. Residential customers can bundle voice, high-speed internet and video services, to provide one convenient billing solution and receive bundle discounts. We offer a wide range of advanced internet services, local and long-distance voice services, integrated voice and data services, and web conferencing products to our small business customers. These services are equipped to deliver high-speed internet with competitive speeds, value added services to enhance business productivity and options to bundle services to meet our small business customer needs. Products and services offered to small business customers also include managed cloud communications and security services.
Kinetic service revenues also include revenue from federal and state USF, amounts received from the RDOF, and certain surcharges assessed to our customers, including billings for our required contributions to federal and state USF programs. Sales revenues include sales of various types of communications equipment and products to customers including selling network equipment to contractors on a wholesale basis.
Enterprise
We manage as one business our mid-market and large business customers located within both our ILEC and CLEC markets. Products and services offered include managed cloud communications and security services, integrated voice and data services, advanced data and traditional voice and long-distance services. Enterprise strategic revenues consist of recurring Secure Access Service Edge, Unified Communications as a Service, OfficeSuite UC®, Software Defined Wide Area Network and associated network access products and services. Enterprise service revenues also include Advanced internet protocol (“IP”) revenues, which consist of recurring dynamic IP, dedicated internet access, multi-protocol label switching services, integrated voice and data services, long-distance and managed services. In addition, Enterprise service revenues include TDM and other revenues consisting of TDM-based voice and data services, usage-based long-distance revenues, resale revenues and all non-recurring revenues, as well as certain surcharges assessed to customers. Enterprise product sales include high-end data and communications equipment which facilitate the delivery of advanced data and voice services to enterprise customers.
For our Enterprise business, our focus remains on converting customers to our strategic and advanced solutions as part of our TDM exit strategy to migrate the majority of our CLEC customers off of the TDM network. Accordingly, we expect to see continued declines in TDM and other revenues, including end user surcharges, while maintaining stability in revenues derived from our strategic and Advanced IP service offerings.
Wholesale
Our wholesale operations are focused on providing network bandwidth to other telecommunications carriers, network operators, governmental entities, content providers, and large cloud computing and storage service providers. These services include network transport services to end users, Ethernet and Wave transport up to 400 Gbps, and dark fiber and colocation services. Wholesale services also include fiber-to-the-tower connections to support the wireless backhaul market. In addition, we offer voice and data carrier services to other communications providers and to larger-scale purchasers of network capacity. Wholesale fiber sales revenues represent amounts recognized from sales-type leases for fiber where control of the fiber has transferred to the customer.
Our wholesale priorities include growing Wave and Ethernet sales and revenues, building and selling fiber on route expansions, and adding new customers. For additional information related to our segments, see the section entitled “— Business Segment Operating Results,” and Note 9 to our unaudited condensed consolidated financial statements and Note 14 to our audited consolidated financial statements, each included elsewhere in this proxy statement/prospectus.
EXECUTIVE SUMMARY
Financial and operational highlights for the nine-month periods ended September 30, 2024 and the year ended December 31, 2023 consisted of the following:
•
For the nine months ended September 30, 2024 and the year ended December 31, 2023, we had revenues and sales of $2.8 billion and $4.0 billion, respectively, and net losses of $71.1 million and $209.8 million, respectively. Revenues and sales for the nine months ended September 30, 2024 and year ended December 31, 2023 decreased $177.0 million and $242.2 million, respectively, compared to the prior year period. Net losses for the nine months ended September 30, 2024 and year ended December 31, 2023 decreased $62.9 million and $7.9 million, respectively, compared to the prior year period.
•
Within the Kinetic segment, our consumer revenues declined 5 percent and grew 3.3 percent for the year-over-year periods ending September 30, 2024 and December 31, 2023, respectively. The decline in the most recent period was driven by a reduction in funding due to the discontinuance of the Affordable Connectivity Program (“ACP”) in May 2024. Apart from the impacts of the ACP, Kinetic service revenues are benefiting from positive results in fiber additions as we continue to build our strategic fiber markets and demonstrate strong early penetration through our fiber fast start program. Our fiber build program continues to expand rapidly with over 136,000 and 232,000 new premises constructed during the first nine months of 2024 and the year ended December 31, 2023, respectively. As of September 30, 2024, 1,595,000 consumer premises had access to our fiber network. Currently, 36 percent of consumer households have access to 1-Gigabyte per second (“Gbps”) service. During the first nine months of 2024 and the year ended December 31, 2023, we saw strong growth in our fiber subscriber base, however, this growth was offset by declines in our digital subscriber line (“DSL”) subscriber base. We ended the third quarter of 2024 and the year ended December 31, 2023 with 435,000 and 383,000 consumer subscribers on our fiber network, representing a 27 percent and 26 percent fiber customer penetration rate (calculated as the total number of fiber consumer subscribers divided by the total number of consumer premises passed), respectively. These fiber customer penetration rates were driven by a net increase of 52,000 and 96,000 fiber subscribers for the nine months ended September 30, 2024 and the year ended December 31, 2023, respectively, an improvement of 40 basis points and 310 basis points measured on a year over year basis.

•
Within the Enterprise segment, we continue our focus on our Strategic and Advanced IP portfolios, which as of September 30, 2024 and December 31, 2023 represents approximately 89 percent and 80 percent, respectively, of our total Enterprise service revenues on an annualized basis, excluding end user surcharges. These combined revenues were down 4 percent for the first nine months of 2024, on a year-over-year basis.

•
Our Wholesale business delivered strong revenue results in the first nine months of 2024 and for the year ended December 31, 2023 as service revenues increased 5 percent and 7 percent, respectively, for the period ended September 30, 2024 and the year ended December 31, 2023 on a year-over-year basis. Direct margin grew by 4 percent and 2 percent for the nine months ended September 30, 2024 and the year ended December 31, 2023, respectively. The growth in our direct margin was driven by strong sales in both periods highlighted by high demand from telecom, cable and content customers and price increases for transport services.

•
During the first nine months of 2024 and for the year ended December 31, 2023, our total annualized interconnection, network access and facility expenses decreased by approximately 16 percent and 19 percent on a year-over-year basis to an annualized amount of approximately $630 million and $690 million, respectively. As of September 30, 2024 and December 31, 2023, this annual interconnection expense amount still includes approximately $275 million and $335 million, respectively, of TDM-related expenses including network facility expense. As a result of our TDM exit program, these TDM-related expenses declined approximately 24 percent and 28 percent on a year-over-year basis during the periods ended September 30, 2024 and December 31, 2023, respectively. We fully exited 490 and 920 collocations associated with our TDM migration plans during the first nine months of 2024 and for the year ended December 31, 2023, respectively.

The Company reported an operating loss of $(37.3) million and a net loss of $(70.9) million for the three-month period ended September 30, 2024 and operating income of $74.2 million and a net loss of $(71.1) million for the nine-month period ended September 30, 2024. The operating loss in the three-month period ended September 30, 2024 primarily reflected the overall declines in service revenues further discussed below, partially offset by lower interconnections costs attributable to rate reductions and cost improvements from the continuation of network efficiency projects, and lower salary costs due to workforce reductions completed in both 2024 and 2023.

Operating results for the nine-month period ended September 30, 2024 were favorably impacted by a pretax gain of $103.2 million from the sale of certain unused IPv4 addresses completed in March 2024, the net gain on asset retirements and dispositions of $29.1 million, an increase in fiber sales, the aforementioned growth in Wholesale revenues, lower interconnection costs attributable to rate reductions and cost improvements from the continuation of network efficiency projects discussed above, and lower salary costs due to workforce reductions completed in both the first nine months of 2024 and the year ended December 31, 2023. These favorable impacts on our operating results were partially offset by the overall reduction in Enterprise service revenues primarily due to higher customer churn for legacy services as we continue to transition customers off of TDM-related services to our strategic and advanced IP products and services.
Operating results for 2023 reflected an overall reduction in Enterprise service revenues primarily due to higher customer churn for legacy services as we continue to transition customers off of TDM-related services, partially offset by the aforementioned growth in Kinetic consumer and Wholesale revenues and reduced interconnections costs, as well as lower salary and wages due to workforce reductions completed in both 2023 and 2022.
Comparatively, operating results for 2022 were adversely impacted by the transition from Connect America Fund (“CAF”) Phase II, funding to amounts received from RDOF. CAF Phase II funding ended as of December 31, 2021 and RDOF began as of January 1, 2022. This transition in federal funding resulted in a net decrease in service revenues and operating income of $123.5 million for the year ended December 31, 2022 compared to the same period in 2021. Reductions in traditional voice, switched access, long-distance and data and integrated services, as well as increases in depreciation and amortization expense and selling, general and administrative expenses also adversely impacted our operating results in 2022 compared to 2021. These decreases were partially offset by an increase in state USF support of $61.3 million in 2022, growth in Kinetic consumer revenues, Wholesale revenues and lower interconnections costs. The increase in state USF revenues primarily reflected $53.7 million of arrearages recognized for the period November 2020 to July 2022 payable to the Company pursuant to a December 20, 2022 settlement agreement.
As further discussed in the section entitled “Summary of the Proxy Statement/Prospectus — Consent Solicitation/Windstream 2028 Notes Indenture Amendments” and “Description of New Uniti Indebtedness — Legacy Windstream Indebtedness — Windstream Senior First Lien 2028 Notes,” in September 2024, we successfully completed the Consent Solicitation, pursuant to which we received the requisite consents from the holders of the Windstream 2028 Notes to amend the Windstream 2028 Notes Indenture to implement the Windstream 2028 Notes Indenture Amendments that permit Uniti and Windstream to consolidate their debt into a single silo. In October and December 2024, we completed the Windstream Refinancing Transactions, which included the issuance of the Windstream 2031 Notes and Windstream 2024 Term Loan, both of which mature in 2031. Net proceeds from the Windstream Refinancing Transactions were used to fully repay borrowings outstanding under the Windstream Credit Agreement consisting of the Term Loan and Incremental Term Loan both due in 2027 and to fund the redemption in full of the Windstream 2028 Notes, thus improving our debt maturity profile, as well as adding additional liquidity of over $300.0 million. For more information on the Windstream Refinancing Transactions, see the sections entitled “Summary of the Proxy Statement/Prospectus — Windstream Refinancing Transactions,” “Description of New Uniti Indebtedness — Legacy Windstream Indebtedness” and “Unaudited Pro Forma Condensed Combined Financial Information — Windstream Refinancing Transactions.”
OPERATING ENVIRONMENT AND TRENDS
The telecommunications industry is highly competitive. The rapid development of new technologies, services and products has eliminated many of the distinctions among wireless, cable, internet and traditional telephone services and brought new competitors to our markets. We expect competition to remain intense as traditional and non-traditional participants seek increased market share.
In our Kinetic business, we are committed to providing our customers with exceptional service and offering faster broadband speeds and the convenience of bundling internet, voice and video services. In 2024, we expect continued growth in our Kinetic fiber broadband customer base while experiencing declines in DSL customers, primarily in lower speed areas, from the effects of competition and our existing DSL customers transitioning to our fiber-based broadband services. Our ability to deliver faster internet speeds across our footprint should drive gains in market share and corresponding growth in consumer and small business revenues.
For our Enterprise business, our focus remains on converting customers to our strategic and advanced solutions as part of our TDM exit program to migrate our existing CLEC customers off of the TDM network. As we continue to implement this program, we expect to experience continued declines in TDM and other revenues, as well as reductions in interconnection, network facility and fiber expenses. Our Wholesale business leverages our nationwide network to provide high-capacity bandwidth and transport services to wholesale customers, including other telecommunications carriers, network operators, governmental entities, content providers, and large cloud computing and storage service providers. Our priorities for our Wholesale business include continuing to grow Wave and Ethernet sales and revenues, building and selling fiber on route expansions, and adding new customers.
To improve our consolidated operating results and discretionary cash flows, we are also focused on reducing operating expenses and capital expenditures.
CONSOLIDATED RESULTS OF OPERATIONS
Comparison of the Three and Nine Months Ended September 30, 2024 and 2023
The following table reflects the consolidated operating results for Windstream in the three and nine months ended September 30, 2024 compared to the same period a year ago:
	Three Months Ended September 30,		Increase (Decrease)		Nine Months Ended September 30,		Increase (Decrease)
(Millions)	2024	2023	Amount	%	2024	2023	Amount	%
Revenues and sales:
Service revenues	$903.0	$990.8	$(87.8)	(9)	$2,795.4	$2,990.2	$(194.8)	(7)
Sales revenues	13.3	11.2	2.1	19	47.8	30.0	17.8	59
Total revenues and sales	916.3	1,002.0	(85.7)	(9)	2,843.2	3,020.2	(177.0)	(6)
Costs and expenses:
Cost of services	573.5	615.9	(42.4)	(7)	1,738.2	1,869.3	(131.1)	(7)
Cost of sales	10.6	11.1	(0.5)	(5)	35.7	32.1	3.6	11
Selling, general and administrative	163.1	183.7	(20.6)	(11)	514.8	548.1	(33.3)	(6)
Depreciation and amortization	204.1	202.7	1.4	1	612.6	597.9	14.7	2
Net loss (gain) on asset retirements and dispositions(a)	2.3	(2.9)	(5.2)	*	(29.1)	(8.5)	20.6	*
Gain on sale of operating assets(a)	—	—	—	*	(103.2)	—	103.2	*
Total costs and expenses	953.6	1,010.5	(56.9)	(6)	2,769.0	3,038.9	(269.9)	(9)
Operating (loss) income	(37.3)	(8.5)	28.8	*	74.2	(18.7)	92.9	*
Other income, net	0.7	0.1	0.6	*	2.2	0.1	2.3	*
Interest expense	(54.3)	(52.1)	2.2	4	(160.7)	(156.4)	4.3	3
Loss before income taxes	(90.9)	(60.5)	30.4	50	(84.3)	(175.0)	(90.7)	(52)
Income tax benefit	20.0	14.4	5.6	39	13.2	41.0	27.8	(68)
Net loss	$(70.9)	$(46.1)	$24.8	54	$(71.1)	$(134.0)	$(62.9)	(47)

*
Not meaningful

(a)
See corresponding sections of Note 1 to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information related to the net loss (gain) on asset retirements and dispositions and gain on sale of operating assets.

Service Revenues
The following table reflects the primary drivers of the changes in service revenues in the three and nine months ended September 30, 2024 compared to the same periods a year ago:
	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2024
(Millions)	Increase (Decrease) Amount	Increase (Decrease) Amount
Changes in Wholesale service revenues(a)	$(0.6)	$9.5
Decreases in Kinetic small business, regulatory, and other service revenues	(3.1)	(6.0)
Decreases in Kinetic consumer service revenues(b)	(14.9)	(19.7)
Decreases in Enterprise service revenues(c)	(69.2)	(178.6)
Net decreases in service revenues	$(87.8)	$(194.8)

(a)
Increase in the nine-month period ended September 30, 2024 was primarily attributable to price increases for transport services, higher demand from content providers for network services, and continued growth in Wave and Ethernet services.

(b)
Decreases reflect the effects of continued declines in DSL customers, discontinuation of subsidies funded by the ACP, which ended in May 2024, as well as reductions in voice and other revenues of $4.1 million and $9.4 million for the three and nine-month periods of 2024, respectively, due to lower demand for consumer voice-only services. Windstream had received approximately $3.0 million in monthly subsidies under this program attributable to its ACP customer base.

(c)
Decreases were primarily due to higher customer churn for legacy services as we continue to transition customers off of TDM-related services. As a result, service revenues reflect reductions in traditional voice, long-distance and data and integrated services, as well as declines in switched access revenues and long-distance usage.

Sales Revenues
Sales revenues include sales of various types of communications equipment and products to customers including selling network equipment to contractors on a wholesale basis. Enterprise product sales include high-end data and communications equipment which facilitate the delivery of advanced data and voice services to enterprise customers. Consumer product sales include home networking equipment, computers and phones. Sales revenues also include amounts recognized from sales-type leases for fiber where control of the fiber has transferred to the customer. Fiber sales were $6.2 million and $24.5 million during the three and nine-month periods ended September 30, 2024 compared to fiber sales of $2.2 million and $4.2 million in the three and nine-month periods of 2023.
The following table reflects the primary drivers of the changes in sales revenues in the three and nine months September 30, 2024 compared to the same periods a year ago:
	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2024
(Millions)	Increase (Decrease) Amount	Increase (Decrease) Amount
Increases in Wholesale fiber sales	$4.0	$20.3
Decreases in Enterprise product sales	(0.9)	(0.8)
Decreases in Kinetic consumer and contractor product sales	(1.0)	(1.7)
Net increases in sales revenues	$2.1	$17.8

Cost of Services
Cost of services expense primarily consists of charges incurred for network operations, interconnection, and business taxes. Network operations charges include salaries and wages, materials, contractor costs, IT support and costs to lease certain network facilities. Interconnection expense consists of charges incurred to access the public switched network and transport traffic to the internet, including charges paid to other carriers for access points where we do not own the primary network infrastructure. Other expenses consist of third-party costs for ancillary voice and data services, business taxes, business and financial services.
The following table reflects the primary drivers of the changes in cost of services in the three and nine months ended September 30, 2024 compared to the same periods a year ago:
	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2024
(Millions)	Increase (Decrease) Amount	Increase (Decrease) Amount
Increases in straight-line rent expense under master leases with Uniti(a)	$4.9	$15.2
Increases in federal USF expense	0.9	0.7
Decreases in network and other operations(b)	(15.0)	(49.3)
Decreases in interconnection expense(c)	(33.2)	(97.7)
Net decreases in cost of services	$(42.4)	$(131.1)

(a)
Increases reflect additional rent related to growth capital improvements (“GCIs”) funded by Uniti. Under provisions of the master lease agreements, on the one-year anniversary of any GCIs funded by Uniti, the annual base rent payable by Windstream increases by an amount equal to 8.0 percent of the funding amount, subject to an annual escalator of 0.5 percent.

(b)
Decreases were attributable to lower facility costs and decreases in salary expense resulting from workforce reductions completed in both 2024 and 2023.

(c)
Decreases in interconnection expense was attributable to cost improvements from the continuation of network efficiency projects, increased legacy customer churn, and lower long-distance usage.

Cost of Sales
Cost of sales represents the associated cost of equipment. The following table reflects the primary drivers of the changes in cost of sales in the three and nine months ended September 30, 2024 compared to the same periods a year ago:
	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2024
(Millions)	Increase (Decrease) Amount	Increase (Decrease) Amount
Increases in cost of fiber sales	$1.2	$7.9
Decreases in cost of sales to Enterprise customers	(0.3)	(2.1)
Decreases in cost of sales to consumers and contractors	(1.4)	(2.2)
Net change in cost of sales	$(0.5)	$3.6
The net change in cost of sales was generally consistent with the net change in sales revenues.
Selling, General and Administrative (“SG&A”)
SG&A expenses result from sales and marketing efforts, advertising, IT support, provision for estimated credit losses, costs associated with corporate and other support functions and professional fees. These expenses include salaries, wages and employee benefits not directly associated with the provisioning of services to our customers.

The following table reflects the primary drivers of the changes in SG&A expenses in the three and nine months ended September 30, 2024 compared to the same periods a year ago:
	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2024
(Millions)	Increase (Decrease) Amount	Increase (Decrease) Amount
Increases in other costs(a)	$2.4	$36.1
Decreases in compensation and benefits(b)	(20.5)	(67.7)
Net decreases in SG&A	$(20.6)	$(33.3)

(a)
Increases were primarily attributable to our pending Merger with Uniti consisting of legal, accounting and consulting fees. Other costs also include employee severance, lease termination costs, professional and consulting fees, and other miscellaneous expenses incurred in completing certain cost optimization projects.

(b)
Decreases were primarily attributable to lower salary costs due to workforce reductions completed in both 2024 and 2023.

Depreciation and Amortization
Depreciation and amortization expense includes the depreciation of property, plant and equipment and the amortization of intangible assets. Set forth below is a summary of depreciation and amortization expense in the three and nine months ended September 30, 2024 compared to the same periods a year ago:
	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2024
(Millions)	Increase (Decrease) Amount	Increase (Decrease) Amount
Increases in depreciation expense(a)	$9.7	$41.3
Decreases in amortization expense(b)	(8.3)	(26.6)
Net increases in depreciation and amortization expense	$1.4	$14.7

(a)
Increases were primarily due to incremental depreciation related to new additions of property, plant and equipment.

(b)
Decreases reflect the use of an accelerated amortization method (sum-of-the-years-digits method) to amortize the customer relationship intangible assets. The effect of using an accelerated amortization method results in a decline in expense each period as the intangible assets amortize.

Operating (Loss) Income
The Company reported an operating loss of $(37.3) million for the three-month period ended September 30, 2024 and operating income of $74.2 million for the nine-month period ended September 30, 2024, compared to operating losses of $(8.5) million and $(18.7) million in the three and nine-month periods ended September 30, 2023, respectively. The operating loss in the three-month period ended September 30, 2024 primarily reflected the overall declines in service revenues previously discussed, partially offset by lower interconnection costs attributable to rate reductions and cost improvements from the continuation of network efficiency projects, and lower salary costs due to workforce reductions completed in both 2024 and 2023. Operating income for the nine-month period ended September 30, 2024 primarily reflected the pretax gain of $103.2 million from the sale of certain unused IPv4 addresses completed in March 2024, the net gain on asset retirements and dispositions of $29.1 million, an increase in fiber sales, lower interconnections costs attributable to rate reductions and cost improvements from the continuation of network efficiency projects, and lower salary costs due to workforce reductions completed in both 2024 and 2023. The beneficial effects of these items on operating income in the nine-month period ended September 30, 2024 were partially offset by the overall decline in service revenues previously discussed.

Interest Expense
Set forth below is a summary of interest expense in the three and nine months ended September 30, 2024 compared to the same periods a year ago:
	Three Months Ended September 30, 2024	Nine Months Ended September 30, 2024
(Millions)	Increase (Decrease) Amount	Increase (Decrease) Amount
Changes in interest expense – long-term debt	$(1.1)	$2.0
Increases in interest expense – finance leases and other	0.7	0.8
Increases attributable to the effect of interest rate swaps	1.9	3.9
Changes in capitalized interest expense	0.7	(2.4)
Net increases in interest expense	$2.2	$4.3
The increase in interest expense during the nine-month period ended September 30, 2024 reflected higher interest rates applicable to incremental borrowings under the senior secured revolving credit facility and higher interest rates related to both the senior secured first lien term loan facility (the “Term Loan”) and super senior incremental term loan (“Incremental Term Loan”). See Notes 3 and 4 to the unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information related to our long-term debt obligations and interest rate swaps.
Income Taxes
During the three and nine-month periods ended September 30, 2024, the Company recognized income tax benefits of $20.0 million and $13.2 million, respectively, as compared to income tax benefits of $14.4 million and $41.0 million for the same periods in 2023. The income tax benefit recorded in the three and nine-month periods of 2024 and 2023 reflected the loss before taxes in each period. The income tax benefit recorded in the nine-month period of 2024 attributable to the pretax loss was partially offset by discrete tax expense of $5.4 million for nondeductible transaction costs associated with the merger with Uniti, and by discrete tax expense of $25.6 million related to the sale of the IPv4 addresses. Inclusive of the discrete items, our effective tax rate was 22.0 percent and 15.7 percent for the three and nine-month periods ended September 30, 2024, respectively, as compared to 23.8 percent and 23.4 percent for the same periods in 2023.
In determining our quarterly provision for income taxes, the Company uses an estimated annual effective tax rate, which is based on our expected annual income, statutory rates and tax planning opportunities. Significant or unusual items are separately recognized in the quarter in which they occur.
BUSINESS SEGMENT OPERATING RESULTS
Kinetic
A summary of Kinetic broadband customers was as follows as of September 30:
			Increase (Decrease)
(Thousands)	2024	2023	Amount	%
Fiber consumer broadband customers	435.0	363.4	71.6	20
DSL consumer broadband customers	666.5	784.0	(117.5)	(15)
Total consumer broadband customers	1,101.5	1,147.4	(45.9)	(4)
We expect continued growth in our fiber broadband customer base while experiencing declines in DSL customers, primarily in lower speed areas, from the effects of competition and our existing customers transitioning to our fiber-based broadband services. Our ability to deliver faster internet speeds across our footprint should drive gains in market share and corresponding growth in consumer and small business revenues.

The following table reflects the Kinetic segment results of operations in the three and nine months ended September 30, 2024 compared to the same periods a year ago:
	Three Months Ended September 30,		Increase (Decrease)		Nine Months Ended September 30,		Increase (Decrease)
(Millions)	2024	2023	Amount	%	2024	2023	Amount	%
Revenues and sales:
Service revenues:
Broadband bundles	$290.0	$300.8	$(10.8)	(4)	$894.0	$904.3	$(10.3)	(1)
Voice and other	13.6	17.7	(4.1)	(23)	44.3	53.7	(9.4)	(18)
Consumer(a)	303.6	318.5	(14.9)	(5)	938.3	958.0	(19.7)	(2)
Small business	40.6	42.6	(2.0)	(5)	125.7	125.5	0.2	—
RDOF funding	13.1	13.1	—	—	39.3	39.3	—	—
State USF	14.4	15.3	(0.9)	(6)	44.0	47.3	(3.3)	(7)
End user surcharges	12.7	12.9	(0.2)	(2)	39.8	42.7	(2.9)	(7)
Total service revenues	384.4	402.4	(18.0)	(4)	1,187.1	1,212.8	(25.7)	(2)
Product sales	6.7	7.7	(1.0)	(13)	22.1	23.8	(1.7)	(7)
Total revenues and sales	391.1	410.1	(19.0)	(5)	1,209.2	1,236.6	(27.4)	(2)
Costs and expenses(b)	159.7	166.1	(6.4)	(4)	474.2	474.1	0.1	—
Direct margin	$231.4	$244.0	$(12.6)	(5)	$735.0	$762.5	$(27.5)	(4)

(a)
Decreases reflect the effects of continued declines in DSL customers, discontinuation of subsidies funded by the ACP, which ended in May 2024, as well as reductions in voice and other revenues of $4.1 million and $9.4 million for the three and nine-month periods of 2024, respectively, due to lower demand for consumer voice-only services. Windstream had received approximately $3.0 million in monthly subsidies under this program attributable to its ACP customer base. These decreases were partially offset in the nine-month period ended September 30, 2024 by growth in broadband bundle revenues primarily due to growth in fiber broadband customers.

(b)
Decrease in the three-month period ended September 30, 2024 was primarily due to decreases in sales and marketing costs, consistent with the declines in consumer and small business revenue.

Enterprise
The following table reflects the Enterprise segment results of operations in the three and nine months ended September 30, 2024 compared to the same periods a year ago:
	Three Months Ended September 30,		Increase (Decrease)		Nine Months Ended September 30,		Increase (Decrease)
(Millions)	2024	2023	Amount	%	2024	2023	Amount	%
Revenues and sales:
Service revenues:
Strategic and Advanced IP(a)	$276.5	$302.5	$(26.0)	(9)	$865.3	$902.2	$(36.9)	(4)
TDM/Other(a)	34.8	76.7	(41.9)	(55)	114.9	253.4	(138.5)	(55)
End user surcharges	13.0	14.3	(1.3)	(9)	41.5	44.7	(3.2)	(7)
Total service revenues	324.3	393.5	(69.2)	(18)	1,021.7	1,200.3	(178.6)	(15)
Product sales	0.4	1.3	(0.9)	(69)	1.2	2.0	(0.8)	(40)
Total revenues and sales	324.7	394.8	(70.1)	(18)	1,022.9	1,202.3	(179.4)	(15)
Costs and expenses(b)	138.4	175.9	(37.5)	(21)	442.3	546.9	(104.6)	(19)
Direct margin	$186.3	$218.9	$(32.6)	(15)	$580.6	$655.4	$(74.8)	(11)

(a)
Decreases were primarily due to higher customer churn for legacy services, including within the strategic and Advanced IP portfolio, as we continue to transition customers off of TDM-related services. As a result, service revenues reflect reductions in traditional voice, long-distance and data and integrated services, as well as declines in switched access revenues and long-distance usage.

(b)
Decreases were consistent with the overall reduction in service revenues primarily attributable to customer churn and the corresponding reductions in customer access and federal USF expenses, and reduced labor costs due to workforce reductions.

Wholesale
The following table reflects the Wholesale segment results of operations in the three and nine months ended September 30, 2024 compared to the same periods a year ago:
	Three Months Ended September 30,		Increase (Decrease)		Nine Months Ended September 30,		Increase (Decrease)
(Millions)	2024	2023	Amount	%	2024	2023	Amount	%
Revenues and sales:
Service revenues(a)	$194.3	$194.9	$(0.6)	—	$586.6	$577.1	$9.5	2
Fiber sales(b)	6.2	2.2	4.0	182	24.5	4.2	20.3	*
Total revenues and sales	200.5	197.1	3.4	2	611.1	581.3	29.8	5
Costs and expenses(c)	23.2	20.8	2.4	12	74.1	63.4	10.7	17
Direct margin	$177.3	$176.3	$1.0	1	$537.0	$517.9	$19.1	4

(a)
Increase in the nine-month period ended September 30, 2024 was primarily attributable to price increases for transport services, higher demand from content providers for network services, and continued growth in Wave and Ethernet services.

(b)
In 2024, the Company entered into indefeasible right of use (“IRU”) arrangements that met the criteria for sales-type lease classification. Accordingly, during the three and nine-month periods ended September 30, 2024, the Company recognized sales revenue of $6.2 million and $24.5 million, cost of sales of $2.3 million and $9.9 million and gross profit of $3.9 million and $14.6 million related to these IRU arrangements, respectively.

(c)
Increase in the nine-month period ended September 30, 2024 primarily reflects the incremental cost of sales related to the IRU agreements discussed in note (b) above.

Comparison of the years ended December 31, 2023, 2022 and 2021
The following table reflects our consolidated operating results for the years ended December 31:
				2023 to 2022		2022 to 2021
	Year Ended December 31,			Increase (Decrease)		Increase (Decrease)
(Millions)	2023	2022	2021	Amount	%	Amount	%
Revenues and sales:
Service revenues	$3,948.0	$4,183.8	$4,355.8	$(235.8)	(6)	$(172.0)	(4)
Sales revenues	38.7	45.1	63.1	(6.4)	(14)	(18.0)	(29)
Total revenues and sales	3,986.7	4,228.9	4,418.9	(242.2)	(6)	(190.0)	(4)
Costs and expenses:
Cost of services	2,457.9	2,653.1	2,749.6	(195.2)	(7)	(96.5)	(4)
Cost of sales	40.4	47.8	58.6	(7.4)	(15)	(10.8)	(18)
Selling, general and administrative	747.2	747.9	667.0	(0.7)	—	80.9	12

				2023 to 2022		2022 to 2021
	Year Ended December 31,			Increase (Decrease)		Increase (Decrease)
(Millions)	2023	2022	2021	Amount	%	Amount	%
Depreciation and amortization	790.8	801.4	751.5	(10.6)	(1)	49.9	7
Net (gain) loss on asset retirements and dispositions(a)	(1.8)	51.1	35.6	(52.9)	(104)	15.5	44
Total costs and expenses	4,034.5	4,301.3	4,262.3	(266.8)	(6)	39.0	1
Operating loss	(47.8)	(72.4)	156.6	(24.6)	(34)	(229.0)	(146)
Other (expense) income, net(b)	(13.8)	(21.9)	47.9	(8.1)	(37)	(69.8)	(146)
Net gain on early extinguishment of debt(c)	—	—	10.2	—	*	(10.2)	(100)
Interest expense	(209.6)	(185.4)	(175.8)	24.2	13	9.6	5
(Loss) income before income taxes	(271.2)	(279.7)	38.9	(8.5)	(3)	(318.6)	*
Income tax benefit (expense)	61.4	62.0	(21.5)	(0.6)	(1)	(83.5)	*
Net (loss) income	$(209.8)	$(217.7)	$17.4	$(7.9)	(4)	$(235.1)	*

(a)
See corresponding section of Note 2 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for information related to the net (gain) loss on asset retirements and dispositions recorded in each period.

(b)
Other (expense) income, net in each period primarily consists of the non-operating components of pension expense (income). See Note 12 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information.

(c)
See corresponding section of Note 4 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for information related to gain on early extinguishment of debt recorded in 2021.

Service Revenues
The following table reflects the primary drivers of the year-over-year changes in annual service revenues:
	2023 to 2022	2022 to 2021
(Millions)	Increase (Decrease) Amount	Increase (Decrease) Amount
Increases in Wholesale service revenues(a)	$50.3	$55.0
Increases in Kinetic consumer service revenues(b)	41.3	26.8
Decreases in Kinetic business service revenues	(8.7)	(10.2)
Decreases in Kinetic regulatory and other service revenues(c)	(37.4)	(73.0)
Decreases in Enterprise service revenues(d)	(281.3)	(170.6)
Net decreases in service revenues	$(235.8)	$(172.0)

(a)
Increases in 2023 and 2022 were due to higher demand from content providers for network services, continued growth in Wave and Ethernet services, and the effect of price increases for transport services.

(b)
Increase in 2023 reflects growth in broadband bundle revenues of $47.4 million due to growth in fiber broadband customers, partially offset by a decline in DSL customers. The increase was partially offset by a reduction in voice and other revenues of $6.1 million, primarily due to lower demand for consumer voice-only services and the shutdown of the Kinetic TV consumer business in April 2022. Increase in 2022 reflected growth in high-speed internet bundle revenues of $42.4 million primarily attributable to growth in net broadband customers, partially offset by a decrease of $15.4 million in voice and other revenues primarily due to lower demand for consumer voice-only services and the shutdown of the remaining Kinetic TV consumer business.
(c)
Decrease in 2023 was primarily due to a reduction of $37.6 million in Texas state USF support. In 2022, Texas state USF support included $53.7 million of arrearages recognized for the period November 2020 to July 2022 payable to the Company pursuant to a December 20, 2022 settlement agreement with the Texas Public Utility Commission (“PUC”). Excluding the effect of the arrearages, Texas state USF support increased $16.1 million year-over-year as a result of an increase in the Texas USF assessment factor effective August 1, 2022, which allowed the Texas PUC to resume fully paying its monthly funding obligations beginning in October 2022. Decrease in 2022 was primarily due to the transition from CAF Phase II to RDOF funding effective January 1, 2022, resulting in a net decrease in Kinetic service revenues of $123.5 million in 2022. The decrease was partially offset by an increase in state USF support of $61.3 million in 2022, which included $53.7 million of arrearages recognized pursuant to the aforementioned settlement agreement with the Texas PUC discussed above. See Notes 8 and 16 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information related to Texas USF support and the related settlement agreement.

(d)
Decreases in 2023 and 2022 were primarily due to higher customer churn for legacy services as we continue to transition customers off of TDM-related services. As a result, service revenues reflect reductions in traditional voice, long-distance and data and integrated services.

Sales Revenues
Sales revenues include sales of various types of communications equipment and products to customers including selling network equipment to contractors on a wholesale basis. Enterprise product sales include high-end data and communications equipment which facilitate the delivery of advanced data and voice services to enterprise customers. Consumer product sales include home networking equipment, computers and phones. Sales revenues also include amounts recognized from sales-type leases for fiber where control of the fiber has transferred to the customer. Fiber sales totaled $5.1 million in 2023, $1.7 million in 2022 and $10.0 million in 2021.
The following table reflects the primary drivers of the year-over-year changes in annual sales revenues:
	2023 to 2022	2022 to 2021
(Millions)	Increase (Decrease) Amount	Increase (Decrease) Amount
Changes in Wholesale fiber sales	$3.4	$(8.3)
Decreases in Enterprise product sales(a)	(0.9)	(3.5)
Decreases in Kinetic consumer and contractor product sales(b)	(8.9)	(6.2)
Net decreases in sales revenue	$(6.4)	$(18.0)

(a)
Decrease in 2022 primarily due to lower equipment sales as the Company focuses on delivering cloud-based services.

(b)
Decreases in 2023 and 2022 primarily reflect lower contractor sales due to our initiatives to utilize the Company’s internal fiber construction team and to reduce reliance on outside contractors in completing our fiber investment program.

Cost of Services
Cost of services expense primarily consists of charges incurred for network operations, interconnection, and business taxes. Network operations charges include salaries and wages, materials, contractor costs, IT support and costs to lease certain network facilities. Interconnection expense consists of charges incurred to access the public switched network and transport traffic to the internet, including charges paid to other carriers for access points where we do not own the primary network infrastructure. Other expenses consist of third-party costs for ancillary voice and data services, business and financial services.

The following table reflects the primary drivers of the year-over-year changes in annual cost of services:
	2023 to 2022	2022 to 2021
(Millions)	Increase (Decrease) Amount	Increase (Decrease) Amount
Increases in straight-line rent expense attributable to master lease with Uniti(a)	$19.7	$16.9
Decreases in federal USF expense(b)	(9.5)	(34.7)
Changes in business taxes(c)	(11.3)	0.3
Changes in network and other operations(d)	(44.4)	5.0
Decreases in interconnection expense(e)	(149.7)	(84.0)
Net decreases in cost of services	$(195.2)	$(96.5)

(a)
Increases reflect additional rent related to growth capital improvements (“GCIs”) funded by Uniti. Under provisions of the Windstream Leases, on the one-year anniversary of any GCIs funded by Uniti, the annual base rent payable by Windstream increases by an amount equal to 8.0 percent of the funding amount, subject to an annual escalator of 0.5 percent.

(b)
Decreases reflect the overall declines in service revenues in 2023 and 2022, as well as annual reductions in the federal USF rate effective in the third quarter of each year.

(c)
Decrease in 2023 reflects the overall year-over-year decline in service revenues.

(d)
Decrease in 2023 was attributable to lower Enterprise network operations of $27.2 million primarily attributable to a reduction in salary expense resulting from workforce reductions completed in 2022, These expenses also reflected lower Kinetic operations costs of $10.2 million primarily due to the absence of certain start-up costs in 2023. The Company had incurred start-up costs associated with our internal fiber construction program of $10.6 million during 2022, primarily consisting of incremental wages in expanding our workforce. Kinetic operations costs also reflected a reduction in content licensing fees of $4.0 million attributable to the shutdown of the Kinetic TV consumer business in April 2022. These decreases were partially offset by higher employee severance costs due to additional workforce reductions completed during 2023.

(e)
Decreases in interconnection expense were attributable to cost improvements from the continuation of network efficiency projects, increased legacy customer churn, and lower long-distance usage.

Cost of Sales
Cost of sales represents the associated cost of equipment and fiber sales to customers. The following table reflects the primary drivers of the year-over-year changes in annual cost of sales:
	2023 to 2022	2022 to 2021
(Millions)	Increase (Decrease) Amount	Increase (Decrease) Amount
Changes in fiber sales	$1.6	$(1.0)
Decreases in sales to consumers and contractors	(9.0)	(9.8)
Net decreases in cost of sales	$(7.4)	$(10.8)
The net decreases in cost of sales were consistent with the net decreases in sales revenues.
Selling, General and Administrative (“SG&A”)
SG&A expenses result from sales and marketing efforts, advertising, IT support, provision for estimated credit losses, costs associated with corporate and other support functions and professional fees. These expenses include salaries, wages and employee benefits not directly associated with the provisioning of services to our customers.
The following table reflects the primary drivers of the year-over-year changes in annual SG&A expenses:
	2023 to 2022	2022 to 2021
(Millions)	Increase (Decrease) Amount	Increase (Decrease) Amount
Increases in amortization of deferred contract acquisition costs(a)	$16.9	$17.9
Increases in other costs(b)	7.7	20.2
Increases in equity-based compensation	5.0	1.4
Increases in provision for estimated credit losses(c)	4.8	21.9
Increases in sales and marketing(d)	4.5	8.0
Changes in compensation and other benefits(e)	(39.6)	11.5
Net changes in SG&A	$(0.7)	$80.9

(a)
Increases reflect the amortization of deferred contract acquisition costs in excess of the amount deferred in each year for new customer contract additions.

(b)
Increases were primarily attributable to employee severance, lease termination costs, professional and consulting fees and other miscellaneous expenses incurred in completing certain cost optimization projects.

(c)
Increase in 2022 reflects higher write-offs attributable to increased customer churn for legacy services and an incremental increase in the number of non-pay residential customer disconnects driven, in part, by our fourth quarter 2022 action to reduce collection timelines for past due accounts. Conversely, bad debt expense in 2021 was favorably impacted by a reduction in the number of non-pay residential customer disconnects, primarily attributable to the effects of federal stimulus programs that ceased at the end of 2021.

(d)
Increases were primarily attributable to higher advertising costs consistent with the growth in fiber broadband customers and Enterprise strategic revenues previously discussed.

(e)
Decrease in 2023 was primarily attributable to lower salary and wages consistent with the workforce reductions completed in both 2023 and 2022 and a decrease in channel partner commissions costs consistent with the overall decline in Enterprise service revenues. Increase in 2022 was primarily attributable to higher salary and commissions costs consistent with the hiring of additional sales employees to support the growth in fiber broadband customers previously discussed.

Depreciation and Amortization
Depreciation and amortization expense includes the depreciation of property, plant and equipment and the amortization of intangible assets.
The following table reflects the primary drivers of the year-over-year changes in annual depreciation and amortization expense:
	2023 to 2022	2022 to 2021
(Millions)	Increase (Decrease) Amount	Increase (Decrease) Amount
Increases in depreciation expense(a)	$26.8	$87.4
Decreases in amortization expense(b)	(37.4)	(37.5)
Net changes in depreciation and amortization	$(10.6)	$49.9

(a)
Increases were primarily due to incremental depreciation related to new additions of property, plant and equipment.

(b)
Decreases reflect the use of an accelerated amortization method (sum-of-the-years-digits method) to amortize the customer relationship intangible assets. The effect of using an accelerated amortization method results in a decline in expense each period as the intangible assets amortize.

Operating Loss
During 2023 and 2022, the Company incurred operating losses of $47.8 million and $72.4 million, respectively, compared to operating income of $156.6 million in 2021. The operating loss in 2023 primarily reflected the overall decline in service revenues previously discussed, partially offset by lower interconnections costs attributable to rate reductions and cost improvements from the continuation of network efficiency projects, and lower salary and wages due to workforce reductions completed in both 2023 and 2022. The operating loss in 2022 primarily reflected the transition from CAF Phase II to RDOF funding effective January 1, 2022, reductions in traditional voice, switched access, long-distance and data and integrated services as well as increases in depreciation and amortization expense and SG&A expenses and net losses on asset retirements and dispositions. The adverse effects to operating results for 2022 attributable to these items were partially offset by growth in Kinetic consumer revenues, state USF support, Wholesale revenues and lower interconnections costs attributable to rate reductions and cost improvements from the continuation of network efficiency projects.
Interest Expense
Set forth below is a summary of interest expense for the years ended December 31:
(Millions)	2023	2022	2021
Interest expense – long-term debt	$234.6	$186.3	$171.0
Interest expense – finance leases and other	10.3	10.3	10.3
Effects of interest rate swaps	(19.2)	(4.6)	0.4
Less capitalized interest expense	(16.1)	(6.6)	(5.9)
Total interest expense	$209.6	$185.4	$175.8
As presented in the table above, interest expense increased $24.2 million, or 13 percent in 2023 compared to 2022 and increased $9.6 million, or 5 percent in 2022 compared to 2021. The increase in 2023 was primarily driven by higher interest rates applicable to incremental borrowings under the senior secured revolving credit facility, higher interest rates related to the Term Loan, and increased interest expense associated with the issuance of the $250.0 million super senior incremental term loan in November 2022 (“Incremental Term Loan”) attributable to the debt being outstanding for a full year in 2023 compared to only approximately two months in 2022. The increase in interest expense in 2022 was primarily driven by incremental borrowing under the senior secured revolving credit facility and the issuance of a new $250.0 million Incremental Term Loan. See Notes 4 and 5 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information related to our long-term debt obligations and interest rate swaps.
Income Taxes
The Company recognized an income tax benefit of $61.4 million in 2023, as compared to an income tax benefit of $62.0 million for 2022. The income tax benefit recorded in 2023 and 2022 reflected the loss before taxes in each period. Our effective tax rate was 22.6 percent for 2023, as compared to 22.2 percent in 2022.

BUSINESS SEGMENT OPERATING RESULTS
Kinetic
A summary of Kinetic broadband customers was as follows as of December 31:
				2023 to 2022		2022 to 2021
				Increase (Decrease)		Increase (Decrease)
(Thousands)	2023	2022	2021	Amount	%	Amount	%
Fiber consumer broadband customers	383.2	287.2	163.2	96.0	33	124.0	76
DSL consumer broadband customers	752.4	878.5	1,000.2	(126.1)	(14)	(121.7)	(12)
Total consumer broadband customers	1,135.6	1,165.7	1,163.4	(30.1)	(3)	2.3	—
We expect continued growth in our fiber broadband customer base while experiencing declines in DSL customers, primarily in lower speed areas, from the effects of competition and our existing DSL customers transitioning to our fiber-based broadband services. Our ability to deliver faster internet speeds across our footprint should drive gains in market share and corresponding growth in consumer and small business revenues.
The following table reflects the Kinetic segment results of operations for the years ended December 31:
				2023 to 2022		2022 to 2021
				Increase (Decrease)		Increase (Decrease)
(Millions)	2023	2022	2021	Amount	%	Amount	%
Revenues and sales:
Service revenues:
Broadband bundles	$1,207.6	$1,160.2	$1,117.8	$47.4	4	$42.4	4
Voice and other	70.5	76.6	92.2	(6.1)	(8)	(15.6)	(17)
Total consumer(a)	1,278.1	1,236.8	1,210.0	41.3	3	26.8	2
Small business(b)	168.2	176.9	187.1	(8.7)	(5)	(10.2)	(5)
RDOF funding/CAF Phase II(c)	52.4	51.8	175.3	0.6	1	(123.5)	(70)
State USF(d)	62.5	100.2	38.9	(37.7)	(38)	61.3	158
End user surcharges(e)	58.3	58.6	69.4	(0.3)	(1)	(10.8)	(16)
Total service revenues	1,619.5	1,624.3	1,680.7	(4.8)	—	(56.4)	(3)
Product sales(f)	30.2	39.1	45.3	(8.9)	(23)	(6.2)	(14)
Total revenues and sales	1,649.7	1,663.4	1,726.0	(13.7)	(1)	(62.6)	(4)
Costs and expenses(g)	627.6	631.7	604.0	(4.1)	(1)	27.7	5
Direct margin	$1,022.1	$1,031.7	$1,122.0	$(9.6)	(1)	$(90.3)	(8)

(a)
Increases in 2023 and 2022 reflect growth in broadband bundle revenues due to growth in fiber broadband customers, partially offset by declines in DSL customers and reductions in voice and other revenues, primarily due to lower demand for consumer voice-only services and the shutdown of the Kinetic TV consumer business in April 2022.

(b)
Decreases in 2023 and 2022 were primarily due to reductions in customers attributable to the effects of competition.

(c)
Decrease in 2022 was primarily due to the transition from CAF Phase II to RDOF funding effective January 1, 2022, resulting in a net decrease in Kinetic service revenues of $123.5 million, when compared to 2021.

(d)
Decrease in 2023 was primarily due to a reduction of $37.6 million in Texas state USF support. In 2022, Texas state USF support included $53.7 million of arrearages recognized for the period November 2020 to July 2022 payable to the Company pursuant to a December 20, 2022 settlement agreement with the Texas PUC. In addition to the effect of the arrearages, Texas state USF support increased $16.1 million in 2022 as a result of an increase in the Texas USF assessment factor effective August 1, 2022, which allowed the Texas PUC to resume fully paying its monthly funding obligations beginning in October 2022. See Notes 8 and 16 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information related to Texas USF support and the related settlement agreement.
(e)
Decrease in 2022 primarily reflects the overall decline in service revenues and an annual reduction in the federal USF rate.

(f)
Decreases in 2023 and 2022 primarily reflect lower contractor sales due to our initiatives to utilize the Company’s internal fiber construction team and to reduce reliance on outside contractors in completing our fiber investment program.

(g)
Increase in 2022 reflected higher labor costs attributable to internalizing our broadband construction operations beginning in late 2021, increased advertising costs consistent with the growth in fiber broadband customers and an increase in the provision for estimated credit losses, reflecting higher write-offs due to an incremental increase in the number of non-pay residential customer disconnects.

Enterprise
The following table reflects the Enterprise segment results of operations for the years ended December 31:
				2023 to 2022		2022 to 2021
				Increase (Decrease)		Increase (Decrease)
(Millions)	2023	2022	2021	Amount	%	Amount	%
Revenues and sales:
Service revenues:
Strategic and Advanced IP(a)	$1,198.2	$1,198.7	$1,225.5	$(0.5)	—	$(26.8)	(2)
TDM/Other(b)	303.2	568.6	686.1	(265.4)	(47)	(117.5)	(17)
End user surcharges(c)	60.4	75.8	102.1	(15.4)	(20)	(26.3)	(26)
Total service revenues	1,561.8	1,843.1	2,013.7	(281.3)	(15)	(170.6)	(8)
Product sales(d)	3.4	4.3	7.8	(0.9)	(21)	(3.5)	(45)
Total revenues and sales	1,565.2	1,847.4	2,021.5	(282.2)	(15)	(174.1)	(9)
Costs and expenses(e)	710.9	838.9	897.8	(128.0)	(15)	(58.9)	(7)
Direct margin	$854.3	$1,008.5	$1,123.7	$(154.2)	(15)	$(115.2)	(10)

(a)
Decrease in 2022 was primarily attributable to customer churn, partially offset by growth in SASE and OfficeSuite UC® products and services.

(b)
Decreases in 2023 and 2022 were primarily due to higher customer churn for legacy services as we continue to transition customers off of TDM-related services. As a result, these revenues reflect reductions in traditional voice and long-distance usage.

(c)
Decreases in 2023 and 2022 were primarily due to the overall reductions in service revenues each year.

(d)
Decrease in 2022 primarily due to lower equipment sales as the Company focuses on delivering cloud-based services.

(e)
Decreases in 2023 and 2022 were consistent with the overall reductions in service revenues primarily attributable to customer churn and the corresponding reductions in customer access and federal USF expenses, and reduced labor costs due to workforce reductions. These decreases were partially offset by increases in the provision for estimated credit losses, reflecting higher write-offs attributable to increased customer churn for legacy TDM services, and increases in the amortization of deferred contract acquisition and fulfillment costs, resulting from the annual amount amortized exceeding the annual amount deferred for new customer contract additions. Costs and expenses in 2022 also reflected increased advertising costs related to the Company’s initiatives to grow Enterprise strategic revenues.

Wholesale
The following table reflects the Wholesale segment results of operations as of December 31:
				2023 to 2022		2022 to 2021
				Increase (Decrease)		Increase (Decrease)
(Millions)	2023	2022	2021	Amount	%	Amount	%
Revenues and sales:
Service revenues(a)	$766.7	$716.4	$661.4	$50.3	7	$55.0	8
Fiber sales	5.1	1.7	10.0	3.4	200	(8.3)	(83)
Total revenues and sales	771.8	718.1	671.4	53.7	7	46.7	7
Costs and expenses(b)	83.0	91.8	92.3	(8.8)	(10)	(0.5)	(1)
Direct margin	$688.8	$626.3	$579.1	$62.5	10	$47.2	8

(a)
Increases in 2023 and 2022 were due to higher demand from content providers for network services, continued growth in Wave and Ethernet services, and the effect of price increases for transport services.

(b)
Decrease in 2023 primarily reflected a reduction in customer access costs attributable to cost improvements from network efficiency projects and lower long-distance usage.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES
Liquidity and Capital Resources
Windstream relies largely on operating cash flows and long-term debt to provide for its liquidity requirements. As of September 30, 2024, the Company had a working capital deficit primarily due to timing differences in the recognition of its annual operating lease obligations and required monthly payments under the Windstream Leases. The working capital deficit is measured at a point in time and is not indicative of the Company’s ability to manage cash and meet its current obligations as they become due. The Company generated strong operating cash flows in the nine months ended September 30, 2024 and the year ended December 31, 2023, and utilized its available borrowing capacity under its revolving credit facility to fund any short-term cash shortfalls and then repaid those borrowings in periods in which cash inflows exceeded cash outflows. As of September 30, 2024, there were no borrowings outstanding under the revolving credit facility. Accordingly, the Company had access to and available borrowing capacity under its senior secured revolving credit facility of $341.1 million as of September 30, 2024. Management has assessed the current and expected business climate, the Company’s current and expected needs for funds and its current and expected sources of funds, and has determined, based on Windstream’s forecasted financial results and financial condition as of September 30, 2024, that cash on hand and cash expected to be generated from operating activities, will be sufficient to fund the Company’s ongoing working capital requirements, planned capital expenditures, scheduled debt principal and interest payments, and lease payments due under the Windstream Leases with Uniti for at least the next twelve months from the issuance of the unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. The Company intends to continue utilizing the available capacity under its revolving credit facility to fund its short-term liquidity needs as they arise. As discussed in Note 17 to our annual audited consolidated financial statements included elsewhere in this proxy statement/prospectus, on March 28, 2024, the Company completed the sale of certain of its unused IPv4 addresses for $104.3 million and received $103.5 million in cash, net of broker fees.
In November 2022, in conjunction with the issuance of the new $250.0 million Incremental Term Loan, the Company repaid all borrowings outstanding under the senior secured revolving credit facility and extended its maturity to January 23, 2027. Under the Windstream Leases, the Company will receive from Uniti up to $1.75 billion in cash to fund capital improvements to its network and Uniti also will pay Windstream $400.0 million in quarterly cash installments over a five-year period ending in 2025, at an annual interest rate of 9.0 percent, which amount may be fully paid after one year, resulting in total cash payments to be received from Uniti ranging from $438 – $485 million over the five-year period. During the first nine months of 2024, the Company received from Uniti quarterly cash installment payments totaling

$73.5 million. Through September 30, 2024, the Company has received $1,025.0 million in cash from Uniti to fund capital improvements and $386.9 million in cash settlement payments. As discussed in Note 17 to our annual audited consolidated financial statements included elsewhere in this proxy statement/prospectus, in October 2024, the Company received from Uniti the fourth quarterly cash installment payment of $24.5 million payable in 2024. Windstream expects total capital expenditures to be approximately $930.0 million in 2024, of which approximately $230.0 million will be funded by Uniti.
As further discussed in the sections entitled “Summary of the Proxy Statement/Prospectus — Consent Solicitation/Windstream 2028 Notes Indenture Amendments,” “Description of New Uniti Indebtedness — Legacy Windstream Indebtedness — Windstream Senior First Lien 2028 Notes,” and “Unaudited Pro Forma Condensed Combined Financial Information — Windstream Refinancing Transactions,” in September 2024, Windstream successfully completed the Consent Solicitation, pursuant to which Windstream received the requisite consents from the holders of the Windstream 2028 Notes to amend the Windstream 2028 Notes Indenture to implement the Windstream 2028 Notes Indenture Amendments that permit Uniti and Windstream to consolidate their debt into a single silo. In October and December 2024, Windstream completed the Windstream Refinancing Transactions, which included the issuance of the Windstream 2031 Notes and Windstream 2024 Term Loan, both of which mature in 2031. Net proceeds from the Windstream Refinancing Transactions were used to fully repay borrowings outstanding under the Windstream Credit Agreement consisting of the Term Loan and Incremental Term Loan both due in 2027 and to fund the redemption in full of the Windstream 2028 Notes, thus improving Windstream’s debt maturity profile, as well as adding additional liquidity of over $300.0 million.
From time to time, including in the near term, Windstream may seek to opportunistically refinance or extend maturity dates of existing indebtedness through, but not limited to, tender offers, exchange offers, redemptions, open market purchases, privately negotiated purchases and new issuances.
Historical Cash Flows
The following table summarizes our cash flow activities for the periods presented:
	Nine Months Ended September 30,		Years Ended December 31,
(Millions)	2024	2023	2023	2022	2021
Cash flows provided from (used in):
Operating activities	$364.7	$531.2	$762.4	$495.9	$863.6
Investing activities	(366.1)	(604.4)	(808.0)	(878.7)	(700.2)
Financing activities	(11.3)	(14.2)	(22.1)	209.9	(19.8)
Net (decreases) increases in cash, cash equivalents and restricted cash	$(12.7)	$(87.4)	$(67.7)	$(172.9)	$143.6
Our cash position decreased $12.7 million and $87.4 million in the nine-month periods ended September 30, 2024 and 2023, respectively. Cash inflows in 2024 were primarily from operating activities, funding received from Uniti under the Windstream Leases and borrowings under the senior secured revolving credit facility. These inflows were offset by cash outflows for capital expenditures, repayments of debt and payments under our finance lease obligations.
Our cash position decreased $67.7 million in 2023 and $172.9 million in 2022. Cash inflows in 2023 and 2022 were primarily from operating activities, funding received from Uniti under the Windstream Leases and borrowings under the senior secured revolving credit facility. These inflows were partially offset by cash outflows for capital expenditures, repayments of debt and payments under our finance lease obligations. Cash inflows in 2022 also included proceeds from the issuance of the new Incremental Term Loan.
Cash Flows — Operating Activities
Cash provided from operations is our primary source of funds. Cash flows provided from operating activities decreased $166.5 million in the nine-month period ended September 30, 2024, as compared to the same period in 2023, primarily due to net unfavorable working capital changes, principally consisting of timing differences in the payment of trade accounts payable. Cash flows provided from operating activities increased from $495.9 million in 2022 to $762.4 million in 2023, primarily due to net favorable changes in working capital, including the receipt of $38.3 million in arrearages and interest owed from the Texas USF, and timing differences in the payment of trade accounts payable. In addition, cash outlays for inventory purchases decreased $140.9 million in 2023 compared to 2022, as operating cash flows in 2022 included incremental outlays of $91.4 million for inventory purchases to mitigate extended lead times and supply chain shortages and to facilitate our initiatives to accelerate broadband expansion and to internalize our construction operations. Cash flows from operations in 2023 also included the receipt of $98.0 million in cash settlement payments from Uniti, while cash flows from operations in 2022 reflected the absence of any settlement payments from Uniti as a result of Uniti prepaying all amounts payable to Windstream in 2022 during the fourth quarter of 2021.
Cash flows provided from operating activities decreased from $863.6 million in 2021 to $495.9 million in 2022, primarily due to the year-over-year decline in operating income, the absence of any settlement payments from Uniti and incremental outflows for inventory purchases noted above, as well as, unfavorable timing differences in the collection of trade accounts receivable. Due to Uniti’s prepayment of amounts due in 2022, cash flows from operations in 2021 included $190.9 million of settlement payments received in 2021.
The Company utilized net operating loss carryforwards and other income tax initiatives to lower its cash income tax obligations during 2023. The Company expects to remain a minimal cash taxpayer for the foreseeable future.
Cash Flows — Investing Activities
Cash used in investing activities primarily consists of capital expenditures to upgrade and expand the speed capabilities of network facilities used to service customers. Cash flows used in investing activities decreased $238.3 million in the nine-month period ended September 30, 2024, as compared to the same period in 2023. Cash outlays for capital expenditures for the nine-month period ended September 30, 2024 totaled $664.6 million and were partially offset by funding received from Uniti of $230.8 million to pay for certain growth capital improvements under the Windstream Leases. Cash inflows also included $34.3 million in grant funds received from various state programs to fund capital expenditures to expand the availability and affordability of residential broadband service. Cash outlays for capital expenditures funded by government grants totaled $82.8 million in 2024. As previously discussed, cash flows from investing activities included the receipt of $103.5 million in cash from the sale of certain unused IPv4 addresses completed in March 2024. The Company also received $9.2 million in cash from the liquidation of a non-marketable investment. In December 2023, in conjunction with a merger transaction, the Company was notified that its investment in certain non-marketable securities issued by the acquiree was to be liquidated and payable in cash to Windstream in January of 2024. Comparatively, capital expenditures were $821.4 million for the nine-month period ended September 30, 2023, and were partially offset by funding received from Uniti of $233.5 million. Cash inflows in 2023 also included $14.5 million in grant funds received from various state programs to fund capital expenditures to expand the availability and affordability of residential broadband service. Cash outlays for capital expenditures funded by government grants totaled $43.5 million in 2023.
Cash flows used in investing activities were $808.0 million in 2023, reflecting cash outlays for capital expenditures of $1,058.4 million, partially offset by funding received from Uniti of $250.0 million to pay for certain capital improvements under the Windstream Leases. Cash inflows in 2023 also included $49.5 million in grant funds received from various state programs to fund capital expenditures to expand the availability and affordability of residential broadband service. Cash outlays for capital expenditures funded by government grants totaled $67.9 million in 2023. Comparatively, cash flows used in investing activities were $878.7 million in 2022, reflecting cash outlays for capital expenditures of $1,080.8 million, partially offset by funding received from Uniti of $238.0 million to pay for certain capital improvements under the Windstream Leases. Cash inflows in 2022 also included $10.1 million in grant funds received from various state programs to fund capital expenditures to expand the availability and affordability of residential broadband service. Cash flows used in investing activities were $700.2 million in 2021, reflecting cash outlays for capital expenditures of $962.8 million, partially offset by funding received from Uniti of $221.5 million to pay for certain capital improvements under the Windstream Leases. Cash inflows in 2021 also included $50.9 million in grant funds received from various state programs to fund capital expenditures to expand the availability and affordability of residential high-speed internet service. This funding primarily consisted of $46.3 million received from the Arkansas Rural Connect (“ARC”) Broadband Program. Cash outlays for capital expenditures funded by government grants totaled $11.5 million in the successor period of 2021. The Company intends to fully utilize all government grant funding received for capital expenditures directed toward expanding its broadband service.
Cash Flows — Financing Activities
Cash used in financing activities totaled $11.3 million in the nine-month period ended September 30, 2024. During the first nine months of 2024, proceeds from the issuance of debt consisted of new borrowings of $222.0 million under the senior secured revolving credit facility, all of which were repaid as of September 30, 2024. In addition to the repayments of all current year borrowings under the senior secured revolving credit agreement, repayments of debt also included $5.6 million in scheduled principal payments on the Term Loan. Principal payments related to finance leases totaled $6.4 million in the first nine months of 2024. Comparatively, cash provided from financing activities totaled $14.2 million in the nine-month period ended September 30, 2023. During the first nine months of 2023, proceeds from the issuance of debt consisted of new borrowings of $370.0 million under the senior secured revolving credit facility, all of which were repaid through September 30, 2023. In addition, repayments of debt in the nine-month period ended September 2023 also included $5.7 million in scheduled principal payments on the Term Loan. Principal payments related to finance leases totaled $8.1 million in the first nine months of 2023.
Cash used in financing activities was $22.1 million in 2023. Proceeds from the issuance of debt consisted of new borrowings of $520.0 million under the senior secured revolving credit facility, all of which were repaid as of December 31, 2023. In addition to the repayments of all current year borrowings under the senior secured revolving credit agreement, repayments of debt also included $7.5 million in scheduled principal payments on the Term Loan. Principal payments related to finance leases totaled $10.2 million in 2023. Comparatively, cash provided from financing activities was $209.9 million in 2022. Proceeds from the issuance of debt in 2022 consisted of the new $250.0 million Incremental Term Loan issued at a discount of $12.5 million and new borrowings of $405.0 million under the senior secured revolving credit facility. Repayments of debt in 2022 consisted of the repayment of all $405.0 million of new borrowings outstanding under the senior secured revolving credit facility and $7.5 million in scheduled principal payments on the Term Loan. Principal payments related to finance leases were $10.3 million in 2022. Debt issuance costs paid in 2022 associated with the new Incremental Term Loan and extension of the senior secured revolving credit facility totaled $6.9 million. Cash used in financing activities was $19.8 million in 2021, primarily reflecting $7.5 million of principal payments on the Term Loan and principal payments related to finance leases of $10.6 million.
Pension and Employee Savings Plan Contributions
The Company maintains a non-contributory qualified defined benefit pension plan. Future benefit accruals for all eligible non-bargaining employees covered by the plan have ceased. The Company’s annual minimum funding requirements to the pension plan for the 2024 plan year totaled $15.3 million and intends to fund the contributions using cash. On April 15, 2024, the Company made in cash its required quarterly employer contribution of $5.1 million and on June 3, 2024, the Company made in cash its remaining required employer contributions of $10.2 million to satisfy its 2024 minimum funding requirements. Incremental to its required minimum funding contributions, the Company also made voluntary cash contributions to the pension plan of $7.0 million on April 15, 2024 and $28.0 million on November 18, 2024. The total amount of the 2024 contributions, and amount and timing of future contributions to the pension plan are dependent upon a myriad of factors including future investment performance, changes in future discount rates and changes in the demographics of the population participating in the plan.
The Company also sponsors an employee savings plan under section 401(k) of the Internal Revenue Code. The plan covers substantially all salaried employees and certain bargaining unit employees. Participating employees receive employer matching contributions up to a maximum of 4 percent of employee pre-tax contributions to the plan for employees contributing up to 5 percent of their eligible pre-tax compensation.

The employer matching contribution is calculated and funded in cash to the plan each pay period with an annual true-up to be made as soon as administratively possible after the end of the year.
Contributions to the plan during the first nine months of 2024 were $19.0 million and included the annual 2023 true-up contribution. Comparatively, contributions to the plan during the first nine months of 2023 were $22.6 million and included the annual 2022 true-up contribution. During 2023, contributions to the plan were $27.9 million in cash and included the annual 2022 true-up contribution. In 2022, contributions to the plan were $26.4 million in cash and included the annual 2021 true-up contribution.
Contractual Obligations and Commitments
Set forth below is a summary of our material contractual obligations and commitments as of September 30, 2024:
	Obligations by Period
(Millions)	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 years	Total
Long-term debt including current maturities(a)	$7.5	$948.4	$1,400.0	$—	$2,355.9
Interest payments on long-term debt obligations(b)	211.0	404.1	108.5	—	723.6
Leaseback of real estate contributed to pension plan(c)	5.8	11.9	12.4	28.1	58.2
Finance leases(d)	4.8	7.7	7.4	42.9	62.8
Uniti operating leases	672.8	1,512.8	1,544.9	456.5	4,187.0
Other operating leases(e)	89.0	74.5	51.7	44.6	259.8
Purchase obligations(f)	353.6	215.7	70.0	116.9	756.2
Other long-term liabilities and commitments(g)(h)(i)(j)	17.7	164.6	100.6	222.1	505.0
Total contractual obligations and commitments	$1,362.2	$3,339.7	$3,295.5	$911.1	$8,908.5

(a)
Excludes unamortized discount of $26.8 million and unamortized debt issuance costs of $2.1 million included in long-term debt as of September 30, 2024.

(b)
Variable rates on the Incremental Term Loan and Term Loan were calculated based on Secured Overnight Financing Rate (“SOFR”), which was 4.845 percent as of September 30, 2024.

(c)
Represents undiscounted future minimum lease payments related to the leaseback of real estate contributed to the Windstream Pension Plan, which exclude the residual value of the obligations at the end of the initial lease terms.

(d)
Finance leases include non-cancellable leases, consisting principally of leases for facilities and equipment.

(e)
Other operating leases include non-cancellable leases, consisting principally of leases for network facilities, real estate, office space and office equipment.

(f)
Purchase obligations include open purchase orders and amounts payable under non-cancellable contracts. The portion attributable to non-cancellable contracts primarily represents agreements for network capacity and software licensing.

(g)
Other long-term liabilities and commitments primarily consist of pension and other postretirement benefit obligations, asset retirement obligations and long-term deferred revenue.

(h)
Excludes $19.3 million in long-term finance lease obligations included above in finance leases. Also excludes $57.8 million included above in leaseback of real estate contributed to pension plan.

(i)
Excludes estimated capital expenditures of approximately $151.0 million that Windstream expects to incur in excess of funding commitments received from governmental agencies to fund the cost of fiber broadband expansion to over 156,000 locations, as previously discussed under “Broadband Grant Awards and Programs.”

(j)
Includes $0.4 million in pension and postretirement benefit obligations that were included in other current liabilities as of September 30, 2024.

See Notes 3 and 4 to our unaudited condensed consolidated financial statements and Notes 4, 5, 9 and 10 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information regarding certain of the obligations and commitments listed above.

As previously discussed, on October 4, 2024, Windstream completed the Windstream Refinancing Transactions, which included the issuance of new debt and the full repayment of certain borrowings that were outstanding as of September 30, 2024. The amounts presented in the table above related to long-term debt and interest payments on long-term debt obligations do not reflect the effects of the Windstream Refinancing Transactions.
Debt Agreements and Covenants
As further discussed in Note 3 to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus, the Company’s long-term debt obligations as of September 30, 2024 consisted of borrowings under the amended credit agreement and was comprised of a $250.0 million Incremental Term Loan due February 23, 2027 and a $750.0 million Term Loan due September 21, 2027, as well as $1.4 billion of 7.750 percent senior first lien notes due August 15, 2028 (the “2028 Notes”). The Company’s access to liquidity depends on, among other things, compliance with the terms of the amended credit agreement and indenture governing the 2028 Notes. The terms of the amended credit agreement and indenture for the 2028 Notes include customary covenants that, among other things, require the Company to maintain certain financial ratios, restrict its ability to incur additional indebtedness (thereby potentially constraining its ability to finance operations or capital needs), and restrict its ability to pay dividends. Further, noncompliance with certain financial ratios could result in a default under the amended credit agreement. As of December 31, 2023, 2022 and 2021, and September 30, 2024, the Company was in compliance with all of its debt covenants. See “Description of New Uniti Indebtedness — Legacy Windstream Indebtedness” for more information regarding the material covenants governing Windstream’s legacy indebtedness.
Off-Balance Sheet Arrangements
The Company does not use securitization of trade receivables, affiliation with special purpose entities, variable interest entities or synthetic leases to finance its operations. Additionally, the Company has not entered into any arrangement requiring it to guarantee payment of third-party debt or to fund losses of an unconsolidated special purpose entity.
Broadband Grant Awards and Programs
In November 2021, Windstream received $46.3 million in state grants funded through the federal American Rescue Plan Act of 2021 (“ARPA”) and administered by the ARC Broadband Program for fiber broadband expansion, which will allow us to deliver 1-Gbps internet service to more than 15,100 households and small businesses in rural areas within seven Arkansas counties. Windstream invested $33.8 million of its own capital, bringing the total construction cost to $80.1 million. The Company completed construction and deployment of broadband service to all locations within the project footprints during the first nine months of 2023. In completing the construction projects, the Company utilized all $46.3 million in grant funding received related to this program.
In February 2022, Windstream announced that it will partner with 18 counties across Georgia for fiber broadband expansion, which we believe will allow us to deliver 1-Gbps internet service to more than 70,000 Georgia homes and businesses. Funding for these broadband projects will come from $170.5 million in grants awarded to the counties, funded through ARPA. Windstream will invest $129.9 million of its own capital to complete the projects. Additionally, in January 2023, the Company was awarded grants under the Capital Projects Fund (“CPF”) Grant Program in the State of Georgia for fiber broadband expansion to deliver broadband service speeds of at least 100-Mbps download and upload to approximately 4,500 households across four counties in Georgia. Funding for these broadband projects will come from $34.9 million in grants awarded to the Company and funded through ARPA. Windstream will invest approximately $2.0 million of its own capital to complete the projects. In June 2023, Windstream was awarded $8.5 million through a second round of the CPF Grant Program in the State of Georgia. The Company will invest $11.2 million of its own capital to expand broadband service to an additional 2,200 households across another three counties in Georgia.
In May 2024, Windstream was awarded a grant for $11.9 million from the Commonwealth of Pennsylvania’s Broadband Infrastructure Program, which will allow the Company to deliver 1-Gbps internet service to 2,400 locations in three counties.

As of September 30, 2024, Windstream has secured $366.0 million in funding commitments from governmental agencies that will help us deliver fiber to over 156,000 locations. In completing these broadband expansion projects, Windstream expects to incur approximately $151.0 million of incremental capital expenditures. The Company will continue to seek out additional opportunities to obtain external funding for the expansion of 1-Gbps internet service across its service areas either from direct grants from governmental programs or through the formation of public private partnerships.
Infrastructure Investment and Jobs Act Broadband Funding
In 2021, Congress passed a bipartisan infrastructure framework (the Infrastructure Investment and Jobs Act or “IIJA”), which includes $65 billion in broadband funding to be allocated by the National Telecommunications and Information Administration (“NTIA”), with $42.45 billion to be distributed through formula-based grants to states for broadband deployment projects in unserved and underserved areas over a five-year time frame pursuant to the BEAD program. The framework also includes $14.2 billion to address affordability challenges, as well as additional funding for middle-mile projects and digital equity programs. In 2023, all states submitted a five-year action plan outlining how they intended to deploy their BEAD applications. Additionally, states also submitted their initial proposals to NTIA, which outlined the process to challenge the classification of locations eligible for BEAD funding (in Volume I) and the competitive process to select providers for BEAD projects (in Volume II). These proposals must be approved by NTIA before any allocated funding is released. All eighteen states in Windstream’s footprint have received approval of their Volume I and Volume II proposals from NTIA.
Windstream expects to participate to help close the digital divide in its rural and high-cost service territories. However, because such funding will be distributed on a competitive basis, Windstream may face increased competition in its footprint as a result of program awards, especially if the states allow overbuilding of Windstream’s network in areas where Windstream believes locations are “served” as defined by BEAD. Furthermore, the IIJA requires participating service providers to offer a “low-cost” service option. The terms of that offering are set out in each state’s Volume II, pursuant to guidance from NTIA. For more information on BEAD and related financing commitments, see the section entitled “The Merger Agreement — Conduct of Windstream Business Prior to the Completion of the Business Combination.”
RDOF Funding
In 2019, the FCC announced a $20 billion RDOF program to support rural broadband deployments. In January 2020, the FCC established two reverse-auction funding phases, with Phase I funding of $16 billion and Phase II of $4.4 billion. Phase I targeted areas that were wholly unserved by broadband speeds of at least 25-Megabytes per second (“Mbps”) download and 3-Mbps upload. Auction results were released in December 2020, and $9.2 billion was awarded. At the time, the FCC indicated that the $6.8 billion not awarded would be added to Phase II, but Phase II will not likely proceed, especially in light of the BEAD Program being administered by the Department of Commerce. Windstream was awarded $522.8 million in support over ten years ($52.3 million per year) for approximately 192,000 locations in 18 states. Windstream intends to meet its service obligations through the deployment of fiber and offering 1-Gbps speed capabilities. The first program milestone requires 40 percent completion on or before December 31, 2025.
Affordable Connectivity Program (“ACP”)
The ACP was a federal consumer-based program funded by the IIJA to provide financial assistance to eligible broadband subscribers in the form of monthly service subsidies. During the duration of the program, from December 2021 to May 2024, the ACP provided up to a $30 per month discount on broadband services, and $75 per month in tribal areas. Windstream previously served approximately 86,500 customers under the ACP. Because Congress failed to authorize necessary funding for the ACP on a permanent basis, the program ended in May 2024. To avoid a negative customer impact, Windstream is providing affected customers with a monthly bill credit in the same amount as the ACP benefit, subject to special terms and conditions including our ability to eliminate it at any time, to allow for a period of transition for our ACP customers. There has been no further action at the federal level to reactivate this program.

State USF Funding
In the first nine months of 2024 and the year ended December 31, 2023, Windstream recognized revenue from state USF programs in Texas, Pennsylvania, New Mexico, Oklahoma, South Carolina, Nebraska, Alabama, and Arkansas. These payments are intended to provide subsidies, in addition to federal USF receipts, for the high cost of operating telecommunications networks in certain areas. For the nine-month period ended September 30, 2024 and the year ended December 31, 2023, we recognized $44.0 million and $62.6 million, respectively, in state USF support. Windstream participates in two USF programs in Texas, and for the nine-month period ended September 30, 2024 and the year ended December 31, 2023, we received $23.2 million and $36.0 million, respectively, from the large company program and $2.3 million and $1.9 million, respectively, from the small company program. On June 18, 2023, the Texas Legislature passed legislation requiring companies receiving Texas USF support to complete a financial needs-based test review with the Texas PUC. Windstream filed the required needs-based test petition for the large company program on December 28, 2023, and received a final decision on June 6, 2024. The Texas PUC approved Windstream’s continued support through December 2028, and did not make changes to the rates or service areas.
Windstream receives approximately $13.2 million in annual state USF support in Pennsylvania. On August 3, 2023, the Pennsylvania Public Service Commission (the “PSC”) issued an order opening a rulemaking proceeding regarding the program, with the proceeding expected to take more than 12 months to complete. Windstream, along with the industry trade group, are actively participating in the proceeding, submitting two rounds of comments to date. At this time, the PSC has not taken any further action on the matter.
Quantitative and Qualitative Disclosures about Market Risk
Market risk is comprised of three elements: interest rate risk, equity risk and foreign currency risk. Windstream has exposure to market risk from changes in interest rates, as further discussed below. Currently, the Company does not have any significant exposure to equity or foreign currency risk. Market risk has been estimated using a sensitivity analysis. The results of the sensitivity analysis are further discussed below. Actual results may differ from these estimates.
Interest Rate Risk
The Company is exposed to market risk through changes in variable interest rates incurred on borrowings under the amended credit agreement, consisting of the $250.0 million Incremental Term Loan, $750.0 million Term Loan issued under the senior secured first lien term loan facility, and any borrowings outstanding under the senior secured revolving credit facility. The Company enters into interest rate swap agreements to mitigate its exposure to the variability in cash flows on a portion of its floating-rate debt obligations. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of interest rate swap activity. The Company does not enter into interest rate swap agreements, or other derivative financial instruments, for trading or speculative purposes. Management periodically reviews the Company’s exposure to interest rate fluctuations and implements strategies to manage the exposure.
As of September 30, 2024, Windstream Services, LLC is party to two pay fixed, receive variable interest rate swap agreements designated as cash flow hedges of the interest rate risk inherent in borrowings outstanding under its amended credit agreement due to changes in the benchmark interest rate. The interest rate swaps mature on October 31, 2025 and October 31, 2026. As of September 30, 2024, the weighted average fixed rate paid on the interest rate swaps was 2.567 percent and the weighted average variable rate received was 4.920 percent. The hedging relationships are expected to be highly effective in mitigating cash flow risks resulting from changes in interest rates. For additional information regarding our interest rate swap agreements, see Note 3 to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus.
As of September 30, 2024, the unhedged portion of our variable rate debt was $456.0 million. For variable rate debt instruments, market risk is defined as the potential change in earnings resulting from a hypothetical adverse change in interest rates. A hypothetical increase of 100 basis points in variable interest rates would increase annual interest expense by approximately $4.6 million. Actual results may differ from this estimate.
Critical Accounting Policies and Estimates
Windstream’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S. Significant accounting policies are discussed in detail in Note 2 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus. Certain of these accounting policies, as discussed below, require management to make estimates and assumptions about future events that could materially affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Management believes that the estimates, judgments and assumptions made when accounting for the items described below are reasonable, based on information available at the time they are made. However, there can be no assurance that actual results will not differ from those estimates.
Useful Lives of Assets
The calculation of depreciation and amortization expense is based on the estimated economic useful lives of the underlying property, plant and equipment and finite-lived intangible assets. Rapid changes in technology or changes in market conditions could result in significant changes to the estimated useful lives of our tangible or finite-lived intangible assets that could materially affect the carrying value of these assets and our future consolidated operating results. An extension of the average useful life of our property, plant and equipment of one year would decrease depreciation expense by approximately $86.0 million per year, while a reduction in the average useful life of one year would increase depreciation expense by approximately $113.4 million per year.
Pension Benefits
The Company maintains a non-contributory qualified defined benefit pension plan. The annual costs of providing pension benefits are based on certain key actuarial assumptions, including the expected return on plan assets and discount rate. Windstream recognizes changes in the fair value of plan assets and actuarial gains and losses due to actual experience differing from the various actuarial assumptions, including changes in our pension obligation, as pension expense or income in the fourth quarter each year, unless an earlier measurement date is required. Our projected net pension expense for 2024, which is estimated to be approximately $0.5 million, was calculated based upon a number of actuarial assumptions, including an expected long-term rate of return on qualified pension plan assets of 7.75 percent and a discount rate of 5.16 percent. If returns vary from the expected rate of return or there is a change in the discount rate, the estimated net pension income could vary. In developing the expected long-term rate of return assumption, we considered the plan’s historical rate of return, as well as input from our investment advisors. Projected returns on qualified pension plan assets were based on broad equity and bond indices and include a targeted asset allocation of 48.6 percent to equities, 32.0 percent to fixed income securities, and 19.4 percent to alternative investments, with an aggregate expected long-term rate of return of approximately 7.75 percent. Lowering the expected long-term rate of return on the qualified pension plan assets by 50 basis points (from 7.75 percent to 7.25 percent) would result in an increase in our projected pension expense of approximately $2.0 million, the effects of which would result in the recognition of pension expense of $2.5 million in 2024.
The discount rate selected is derived by identifying a theoretical settlement portfolio of high-quality corporate bonds sufficient to provide for the plan’s projected benefit payments. The values of the plan’s projected benefit payments are matched to the cash flows of the theoretical settlement bond portfolio to arrive at a single equivalent discount rate that aligns the present value of the required cash flows with the market value of the bond portfolio. The discount rate determined on this basis was 5.16 percent as of December 31, 2023. Lowering the discount rate by 25 basis points (from 5.16 percent to 4.91 percent) would result in a decrease in our projected pension expense of approximately $0.7 million, the effects of which would result in the recognition of pension income of $0.2 million in 2024. See Notes 2 and 10 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for additional information related to the pension plan.

Income Taxes
Our estimates of income taxes and the significant items resulting in the recognition of deferred tax assets and liabilities are disclosed in Note 14 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus and reflect our assessment of future tax consequences of transactions that have been reflected in our financial statements or tax returns for each taxing jurisdiction in which we operate. In evaluating our ability to recover our deferred tax assets, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities and results of recent operations. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. Actual income taxes to be paid could vary from these estimates due to future changes in income tax law or the outcome of audits completed by federal and state taxing authorities.
Recently Issued Authoritative Guidance
See Note 1 to our unaudited condensed consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of recently issued authoritative guidance related to Business Segments, Income Taxes and Disaggregation of Expenses and our evaluation of the related impacts to the consolidated financial statements and related disclosures.

LIQUIDITY AND CAPITAL RESOURCES FOLLOWING THE MERGER
New Uniti’s principal liquidity needs will be to fund operating expenses, meet debt service obligations, and fund investment activities, including capital expenditures which may increase as a result of our planned fiber expansion activities.
Operating expenses.   New Uniti expects to satisfy operating expenses in the ordinary course of business with cash provided from operations.
Debt service.   Windstream and Uniti have substantial debt obligations, all of which are expected to remain outstanding as obligations of New Uniti or its subsidiaries. As of September 30, 2024 on a pro forma basis and as further adjusted to give effect to the Uniti ABS Refinancing Transactions as described in ‘‘Summary — Uniti ABS Refinancing Transactions’’ and “Description of New Uniti Indebtedness — Legacy Windstream Indebtedness,” New Uniti would have approximately $8.9 billion of indebtedness. On a pro forma basis, after giving effect to the Uniti ABS Refinancing Transactions, New Uniti’s annual interest expense is approximately $557.8 million. See “Description of New Uniti Indebtedness” for a description of the Uniti and Windstream indebtedness expected to be outstanding as of the Closing.
Each of Uniti and Windstream was in compliance with the covenants in their respective debt agreements for the periods presented herein. See “Description of New Uniti Indebtedness” for a description of Uniti’s and Windstream’s outstanding indebtedness. Following the Closing and prior to completing the Post-Closing Reorganization, each of Uniti’s and Windstream’s legacy indebtedness will remain separate within its respective organizational structure, with no cross-guarantees or credit support between legacy Uniti or Windstream. Each of Uniti’s and Windstream’s indebtedness contains restrictive covenants that impose significant restrictions on the ability of Uniti and Windstream to operate together, other than on an arm’s-length basis in accordance with the terms of such indebtedness. As a result, New Uniti may have significant restrictions on its ability to transfer assets, or otherwise enter into non-arm’s length transactions, between the Uniti and Windstream organizational structures. If the Post-Closing Reorganization is not completed, such restrictions will continue to govern the terms of each of Uniti’s and Windstream’s respective indebtedness. Such indebtedness also contains restrictive covenants that impose significant restrictions on the ability to pay dividends and make other distributions from each of Uniti and Windstream to New Uniti. As a result of these covenants, New Uniti may be limited in the manner in which it conducts its business, and it may be constrained in its ability to pay dividends or unable to engage in favorable business activities or finance future operations or capital needs. As a result of the Consent Solicitation and Windstream Refinancing Transactions (see “Summary of the Proxy Statement/Prospectus — Consent Solicitation/Windstream 2028 Notes Indenture Amendments” and “— Windstream Refinancing Transactions”), the material covenants within Windstream’s legacy indebtedness were amended or otherwise updated where necessary to align with those within Uniti’s legacy indebtedness. In turn, if the Post-Closing Reorganization is completed and the organizational silos are collapsed, the covenants within Uniti’s legacy indebtedness will effectively govern New Uniti’s activities following the Post-Closing Reorganization and the restrictive covenants limiting the ability of Uniti and Windstream to operate together will be eliminated.
If the Post-Closing Reorganization is not completed, the legacy Uniti and Windstream debt structures are initially expected to remain separate, and all Windstream indebtedness will remain obligations of Windstream and all Uniti indebtedness will remain obligations of Uniti, with no cross-guarantees or credit support between legacy Uniti or Windstream. However, if the Post-Closing Reorganization is completed, New Uniti may, but is not required to, combine Windstream’s and Uniti’s debt into a single silo capital structure with a common parent entity.
Prior to the Post-Closing Reorganization, Windstream is required to maintain a consolidated total leverage ratio (as defined in the Windstream Credit Agreement) of less than 3.25:1.00 and Uniti is required to maintain a consolidated secured leverage ratio (as defined in the credit agreement governing Uniti’s senior secured credit facility) of 5.00:1.00. As of September 30, 2024, Windstream’s consolidated total leverage ratio was approximately 1.74:1.00, and Uniti’s consolidated secured leverage ratio was approximately 3.80:1.00.
If the Post-Closing Reorganization is completed and the organizational silos are collapsed, New Uniti will be required to maintain a consolidated secured leverage ratio of 5.00:1.00. On a pro forma basis as of September 30, 2024, New Uniti would have a consolidated secured leverage ratio of approximately 3.70:1.00.

Capital expenditures.   For the year ended December 31, 2023, Uniti and Windstream together funded capital expenditures of $1.23 billion (Uniti $417.0 million; Windstream $808.4 million, net of $250.0 million in Growth Capital Improvement payments from Uniti to Windstream). For the nine months ended September 30, 2024, Uniti and Windstream together funded capital expenditures of $992.4 million (Uniti $327.8 million; Windstream $664.6 million, net of $230.8 million in Growth Capital Improvement payments from Uniti to Windstream).
Following the Closing, transactions that presently occur between Uniti and Windstream, including payments and the satisfaction of other obligations arising under the Windstream Leases and the 2020 Settlement Agreement, will remain in effect. Uniti will remain obligated (i) to make $490.1 million of cash payments to Windstream in equal installments over 20 consecutive quarters beginning in October 2020 and (ii) to reimburse Windstream for up to an aggregate of $1.75 billion for Growth Capital Improvements (as defined below) in long-term value accretive fiber and related assets made by Windstream through 2029. Windstream will remain obligated to make payments under the Windstream Leases to Uniti, which presently have an aggregate annual rent of $675.6 million. As of the date of this proxy statement/prospectus, Windstream has made all payments owed to Uniti under the Windstream Leases, and as of September 30, 2024, Uniti has paid $386.9 million of the $490.1 million due to Windstream under the 2020 Settlement Agreement. Uniti’s reimbursement commitment for Growth Capital Improvements does not require Uniti to reimburse Windstream for maintenance or repair expenditures (except for costs incurred for fiber replacements to the CLEC MLA (as defined below) leased property, up to $70 million during the term), and each such reimbursement is subject to underwriting standards. Uniti’s total annual reimbursement commitments for the Growth Capital Improvements under both Windstream Leases (and under separate equipment loan facilities) are limited to $225 million in 2024; $175 million per year in 2025 and 2026; and $125 million per year in 2027 through 2029. If New Uniti collapses the legacy debt silos, the payments between Uniti and Windstream could, at New Uniti’s option, cease.
New Uniti’s primary sources of liquidity and capital resources are expected to be cash provided from operating activities as well as liquidity that is available to Windstream or Uniti through their respective credit facilities. See each of Windstream’s and Uniti’s historical audited consolidated financial statements and related notes, included elsewhere in this proxy statement/prospectus, for the net cash generated from operating activities for the year ended December 31, 2023 and nine months ended September 30, 2024 for Windstream and Uniti, respectively. On a pro forma basis as of September 30, 2024, New Uniti would have approximately $495.0 million available for borrowing under Uniti’s revolving credit facility and $341.1 million available for borrowing under the Windstream Revolver, in each case subject to customary borrowing conditions. Based on an assessment of the current and expected business climate and forecasted financial results, New Uniti expects these sources will be sufficient to cover New Uniti’s liquidity needs to cover its operating expenses, debt service, capital expenditures and other cash needs for the twelve months following the Merger.
On a longer-term basis, New Uniti believes the same sources of liquidity and capital resources will be sufficient to satisfy its liquidity needs. New Uniti anticipates growing cash provided by operating activities by expanding its FTTH customer footprint and expects to realize certain synergies, efficiencies and cost savings related to the Merger. A significant portion of New Uniti’s indebtedness matures within the next four years, and New Uniti expects that it will need to refinance or repay its indebtedness at maturity by raising additional capital (which could include a combination of equity offerings and/or debt financings) or instead seek to extend the applicable maturity dates of its indebtedness. While no assurances can be provided, New Uniti believes any such refinancing should be achievable, as reflected by the ability of both Uniti and Windstream to refinance a portion of their existing indebtedness after the entry into the Merger Agreement. New Uniti may also elect to access the capital markets to generate additional funds to help fund its business operations, investment activities, capital expenditures, debt service and distributions to shareholders. The amount, nature and timing of any capital markets transactions, including any refinancing, will depend on: New Uniti’s operating performance and other circumstances; New Uniti’s then-current commitments and obligations; the amount, nature and timing of New Uniti’s capital requirements; any limitations imposed by New Uniti’s credit arrangements; and overall market conditions. These expectations are forward-looking and subject to a number of uncertainties and assumptions. For more information, see the risk factor “New Uniti’s operations will require sufficient access to liquidity to fund its cash needs; if funds are not available when needed, this could affect service to customers and growth opportunities and have a material adverse impact on the business and financial position.”

DESCRIPTION OF NEW UNITI INDEBTEDNESS
If New Uniti elects to complete the Post-Closing Reorganization, each of Windstream’s and Uniti’s debt will be combined into a single silo capital structure with a common parent entity. However, if New Uniti does not complete the Post-Closing Reorganization, the legacy Uniti and Windstream organizational structures and the existing indebtedness of each company will remain separate, and the agreements and arrangements presently in effect between Uniti and Windstream will remain in place, with no cross-guarantees or credit support between Uniti or Windstream. Additionally, if New Uniti does not complete the Post-Closing Reorganization, transactions that presently occur between Uniti and Windstream, including payments and the satisfaction of other obligations arising under the Windstream Leases and the 2020 Settlement Agreement, must be made in accordance with the covenants within Uniti’s and Windstream’s outstanding indebtedness. Set forth below are descriptions of the Uniti and Windstream indebtedness that is expected to be outstanding upon the Closing.
Legacy Uniti Indebtedness
Senior Secured Credit Facility
Uniti Group LP, CSL Capital, LLC and Uniti Group Finance 2019 Inc. (collectively, the “borrowers”) have entered into a senior secured credit facility currently consisting of a $500.0 million revolving credit facility that matures on September 24, 2027 (the “Revolving Credit Facility”), which provides Uniti with the ability to obtain revolving loans as well as swingline loans and letters of credit from time to time.
The credit agreement governing Uniti’s senior secured credit facility permits the borrowers, subject to customary conditions, to incur (i) incremental term loan borrowings and/or increased commitments under the credit agreement in an unlimited amount, so long as, on a pro forma basis after giving effect to any such borrowings or increases, Uniti’s consolidated secured leverage ratio, as defined in the credit agreement, does not exceed 4.00 to 1.00 and (ii) other indebtedness, so long as, on a pro forma basis after giving effect to any such indebtedness, Uniti’s consolidated total leverage ratio, as defined in the credit agreement, does not exceed 6.50 to 1.00 and if such debt is secured, Uniti’s consolidated secured leverage ratio, as defined in the credit agreement, does not exceed 4.00 to 1.00. Incremental term loan borrowings and revolving commitments are uncommitted and the availability thereof will depend on market conditions at the time the issuers seek to incur such borrowings and/or commitments.
All obligations under Uniti’s senior secured credit facility are unconditionally guaranteed by Uniti Group Inc. on a senior unsecured basis and by certain of Uniti Group LP’s subsidiaries (the “subsidiary guarantors”) on a senior secured basis. All obligations under the senior secured credit facility, and the guarantees of those obligations, are secured, subject to certain exceptions, on a first priority basis, by substantially all of the assets of the borrowers and the subsidiary guarantors under our senior secured credit facility, including a pledge of all of the capital stock of our subsidiaries directly held by the borrowers and the guarantors under our senior secured credit facility (which pledge, in the case of the capital stock of any foreign subsidiary, is limited to 65% of the voting capital stock and 100% of the non voting stock of such first tier foreign subsidiary) and liens on certain deposit accounts, including the account into which rents under the Windstream Leases are to be deposited. The liens on the collateral securing the obligations under the senior secured credit facility are subject to an intercreditor agreement between the collateral agent for the senior secured credit facility and the collateral agent for the secured notes, and acknowledged by the borrowers and the subsidiary guarantors. All outstanding principal and interest are due and payable, and all commitments terminate under the Revolving Credit Facility, on September 24, 2027.
Borrowings under the Revolving Credit Facility bear interest at a rate equal to either a base rate plus an applicable margin ranging from 2.75% to 3.50% or a SOFR term rate plus an applicable margin ranging from 3.75% to 4.50%, in each case, calculated in a customary manner and determined based on our consolidated secured leverage ratio. Uniti is required to pay a quarterly commitment fee under the Revolving Credit Facility equal to 0.50% of the average amount of unused commitments during the applicable quarter (subject to a step-down to 0.40% per annum of the average amount of unused commitments during the applicable quarter upon achievement of a consolidated secured leverage ratio not to exceed a certain level), as well as quarterly letter of credit fees equal to the product of (A) the applicable margin with respect to SOFR borrowings and (B) the average amount available to be drawn under outstanding letters of credit during such quarter.
The senior secured credit facility contains certain customary affirmative covenants, as well as certain customary negative covenants that, among other things, restrict, subject to certain exceptions, the ability of the borrowers and their subsidiaries to incur indebtedness, grant liens on their assets, sell assets, make investments, engage in acquisitions, mergers or consolidations, pay certain dividends and other restricted payments, and amend the Windstream Leases. These negative covenants are similar to the negative covenants contained in the indentures that govern Uniti’s outstanding notes, subject to certain exceptions. The borrowers and their subsidiaries are also required to maintain a consolidated secured leverage ratio not to exceed 5.00 to 1.00. In addition, the credit agreement contains customary events of default, including a cross-default provision whereby the failure of the borrowers or certain of their subsidiaries to make payments under other debt obligations, or the occurrence of certain events affecting those other borrowing arrangements, could trigger an obligation to repay any amounts outstanding under the credit agreement. In particular, a repayment obligation could be triggered if (i) the borrowers or certain of their subsidiaries fail to make a payment when due of any principal or interest on any other indebtedness aggregating $75.0 million or more, or (ii) an event occurs that causes, or would permit the holders of any other indebtedness aggregating $75.0 million or more to cause, such indebtedness to become due prior to its stated maturity. A termination of the Windstream Leases would result in an “event of default” under the credit agreement if a replacement lease was not entered into within 90 calendar days and Uniti does not maintain pro forma compliance with a consolidated secured leverage ratio, as defined in the credit agreement, of 5.00 to 1.00.
The description of the credit agreement is qualified in its entirety by the text of the credit agreement, a copy of which is filed with the SEC and is incorporated by reference into this proxy statement/prospectus.
ABS Notes Issuance
On February 3, 2025, the ABS Notes Issuers, each an indirect, bankruptcy-remote subsidiary of Uniti, issued $589.0 million aggregate principal amount of secured fiber network revenue term notes, consisting of $426.0 million 5.9% Series 2025-1, Class A-2 term notes, $65.0 million 6.4% Series 2025-1, Class B term notes and $98.0 million 9.0% Series 2025-1, Class C term notes (collectively, the “ABS Notes”), each with an anticipated repayment date in April 2030. The ABS Notes were issued as part of a securitization transaction, pursuant to which certain of Uniti’s fiber network assets and related customer contracts in the State of Florida and the Gulf Coast region of Louisiana, Mississippi and Alabama, including the assets of the ABS Bridge Loan Parties that secured the ABS Loan Facility, were contributed to the ABS Notes Issuers, Uniti Fiber GulfCo LLC and Uniti Fiber TRS AssetCo LLC (collectively, the ‘‘ABS Notes Obligors”). The cash flow from these contributed assets will be used to service the obligations under the ABS Notes.
The ABS Notes were issued pursuant to an indenture, dated as of February 3, 2025 (the “ABS Notes Base Indenture”), as supplemented by a Series 2025-1 Supplement thereto, dated as of February 3, 2025 (the “Series 2025-1 Supplement” and, together with the ABS Notes Base Indenture, the ‘‘ABS Notes Indenture’’), in each case by and among the ABS Notes Obligors and Wilmington Trust, National Association, as indenture trustee.
The ABS Notes are secured by a security interest in substantially all of the assets (subject to customary limited exceptions) of the ABS Notes Obligors and are guaranteed by each ABS Notes Issuer’s respective parent entity (each an “ABS Guarantor” and, together with the ABS Notes Obligors, the ‘‘ABS Notes Parties’’). The guarantee of each ABS Guarantor is secured by a security interest in the equity interests of the applicable Issuer. Neither Uniti nor any subsidiary of Uniti, other than the ABS Notes Parties, will guarantee or in any way be liable for the obligations under ABS Notes. Each ABS Note Party is a special purpose, bankruptcy remote subsidiary of Uniti and is an unrestricted subsidiary under Uniti's credit agreement and the applicable indentures governing Uniti's outstanding senior notes.
The ABS Notes are subject to a series of customary covenants and restrictions. These covenants and restrictions include (i) that the ABS Notes Issuers maintain a liquidity reserve account to be used to make required payments in respect of the ABS Notes, (ii) provisions relating to optional and mandatory prepayments, including specified make-whole payments in the case of certain optional prepayments of the ABS Notes prior to the quarterly payment date in April 2030, and (iii) covenants relating to recordkeeping, access to information and similar matters. As provided in the ABS Notes Base Indenture, the ABS Notes are also subject to rapid amortization in the event of a failure to maintain a stated debt service coverage ratio. A rapid amortization may be cured if the debt service coverage ratio exceeds a certain threshold for a certain period of time, upon which cure, regular amortization, if any, will resume. The ABS Notes are also subject to certain customary events of default, including events relating to non-payment of required interest, principal or other amounts due on or with respect to the ABS Notes, failure to comply with covenants within certain time frames, certain bankruptcy events, breaches of specified representations and warranties, failure of security interests to be effective and certain judgments.
Uniti used the net proceeds from the issuance of the ABS Notes to repay and terminate its ABS Loan Facility, and will use the remaining net proceeds to fund the partial redemption of $125.0 million aggregate principal amount of its 10.50% secured notes (defined below) and for general corporate purposes.
The description of the ABS Notes and the ABS Notes Indenture is qualified in its entirety by the text of the ABS Notes Indenture, which is filed with the SEC and incorporated by reference into this proxy statement/prospectus.
Asset-Backed Bridge Loan Facility
On February 23, 2024, Uniti Fiber Bridge Borrower LLC (the “ABS Bridge Borrower”), Uniti Fiber Bridge HoldCo LLC and Uniti Fiber GulfCo LLC (together, the “ABS Bridge Loan Parties”), each an indirect subsidiary of Uniti, entered into a bridge loan and security agreement (the “ABS Loan Agreement”) by and among the ABS Bridge Loan Parties, Wilmington Trust, National Association, as administrative agent, collateral agent, account bank and verification agent, Barclays Bank PLC, as facility agent, and the lenders identified therein.
The ABS Loan Agreement provided for a secured, multi-draw term loan facility of up to $350.0 million (the “ABS Loan Facility”). As of September 20, 2024, $275.0 million aggregate principal amount was outstanding under the ABS Loan Facility.
On February 3, 2025, Uniti used a portion of the net proceeds from the issuance of the ABS Notes to repay and terminate the ABS Loan Facility.
The description of the ABS Loan Agreement is qualified in its entirety by the text of the ABS Loan Agreement, a copy of which is filed with the SEC and incorporated by reference into this proxy statement/prospectus.
Senior Notes
Secured Notes
On April 20, 2021, Uniti Group LP, Uniti Group Finance 2019 Inc., and CSL Capital LLC issued $570.0 million aggregate principal amount of 4.750% Senior Secured Notes due April 15, 2028 (the “4.750% secured notes”) under an indenture dated as of April 20, 2021 among such issuers, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee and collateral agent.
On February 14, 2023, Uniti Group LP, Uniti Group Finance 2019 Inc., Uniti Fiber Holdings Inc., and CSL Capital LLC (hereinafter the “notes issuers”) issued $2.6 billion aggregate principal amount of 10.50% Senior Secured Notes due 2028 (the “existing 10.50% secured notes”) under the indenture dated as of February 14, 2023 among the notes issuers, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee and collateral agent. On May 6, 2024, the notes issuers issued an additional $300 million of 10.50% Senior Secured Notes due 2028 (the ‘‘additional 10.50% secured notes’’ and, together with the existing 10.50% secured notes, the ‘‘10.50% secured notes’’; the 10.50% secured notes and the 4.750% secured notes are collectively referred to as the ‘‘secured notes’’) pursuant to an indenture dated as of May 6, 2024 among the notes issuers, the guarantors party thereto and Deutsche Bank Trust Company

Americas, as trustee and collateral agent. On February 3, 2025, Uniti issued a notice of redemption to redeem $125.0 million aggregate principal amount of the 10.50% secured notes on February 14, 2025.
The secured notes may be redeemed at certain fixed redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest, as set forth in the indentures governing the secured notes.
The secured notes indentures contain customary high yield covenants limiting Uniti Group LP and its restricted subsidiaries from incurring or guaranteeing additional indebtedness; incurring or guaranteeing secured indebtedness; paying dividends or distributions on, or redeeming or repurchasing, capital stock; making certain investments or other restricted payments; selling assets; entering into transactions with affiliates; merging or consolidating or selling all or substantially all of their assets; and creating restrictions on Uniti’s ability to pay dividends. The covenants are subject to a number of important and significant limitations, qualifications and exceptions. The indentures governing the secured notes also contain customary events of default.
Each of the issuers and guarantors of the secured notes also either issue or guarantee Uniti’s senior notes.
The descriptions of the secured notes and the indentures governing such notes are qualified in their entirety by the indentures governing such notes, copies of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus.
Senior Unsecured Notes
On February 2, 2021, the notes issuers issued $1,110.0 million aggregate principal amount of unsecured 6.50% Senior Notes due February 15, 2029 (the “6.50% senior notes”) under an indenture among the notes issuers, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee.
On October 13, 2021, the notes issuers issued $700.0 million aggregate principal amount of unsecured 6.000% Senior Notes due January 15, 2030 (the “6.000% senior notes” and, together with the 6.50% senior notes, the “senior notes”) under an indenture among the notes issuers, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee.
The senior notes may be redeemed at certain fixed redemption prices expressed as percentages of the principal amount, plus accrued and unpaid interest, as set forth in the senior notes indentures.
The senior notes indentures contain customary high yield covenants limiting Uniti Group LP and its restricted subsidiaries from incurring or guaranteeing additional indebtedness; incurring or guaranteeing secured indebtedness; paying dividends or distributions on, or redeeming or repurchasing, capital stock; making certain investments or other restricted payments; selling assets; entering into transactions with affiliates; merging or consolidating or selling all or substantially all of their assets; and creating restrictions on Uniti’s ability to pay dividends. The covenants are subject to a number of important and significant limitations, qualifications and exceptions. The indentures governing the secured notes also contain customary events of default.
Each of the issuers and guarantors of the senior notes also either issue or guarantee Uniti’s secured notes.
The descriptions of the senior notes and the indentures governing such notes are qualified in their entirety by the indentures governing such notes, copies of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus.
7.50% Convertible Senior Notes due 2027
On December 12, 2022, Uniti issued $300.0 million aggregate principal amount of 2027 convertible notes (the “original 2027 convertible notes”). On December 23, 2022, Uniti issued an additional $6.5 million aggregate principal amount of 2027 convertible notes pursuant to the initial purchasers’ partial exercise of their 13-day option to purchase additional 2027 convertible notes (the “additional 2027 convertible notes” and, together with the original 2027 convertible notes, the “2027 convertible notes”). Uniti issued the 2027 convertible notes pursuant to an indenture, dated as of December 12, 2022 (the “convertible notes indenture”), among Uniti, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee. The 2027 convertible notes are senior unsecured notes and are guaranteed by each of Uniti’s subsidiaries that is an issuer, obligor or guarantor under Uniti’s secured and senior notes. The 2027 convertible notes will mature on December 1, 2027, unless earlier converted, redeemed or repurchased.
Prior to the close of business on the business day immediately preceding September 1, 2027, the 2027 convertible notes are convertible only upon satisfaction of certain conditions and during certain periods described in the 2027 convertible notes indenture, and thereafter, the 2027 convertible notes are convertible at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. The 2027 convertible notes became convertible on May 6, 2024 in connection with the public announcement by Uniti of its entry into the Merger Agreement and will remain convertible until the close of business on the 35th trading day immediately following the actual effective date of the Merger (or if earlier, the date the Merger Agreement is terminated). Prior to the effective date of the Merger, the 2027 convertible notes are convertible on the terms set forth in the 2027 convertible notes indenture into cash, shares of Uniti Common Stock, or a combination thereof, at Uniti’s election, subject to limitations under the credit agreement governing the senior secured credit facility. The conversion rate is initially 137.1742 shares of Uniti Common Stock per $1,000 principal amount of 2027 convertible notes (equivalent to an initial conversion price of approximately $7.29 per share of Uniti Common Stock). The conversion rate is subject to adjustment in some circumstances as described in the 2027 convertible notes indenture. In addition, following certain corporate events that occur prior to the maturity date or Uniti’s delivery of a notice of redemption, Uniti will increase, in certain circumstances, the conversion rate for a holder who elects to convert its 2027 convertible notes in connection with such corporate event or notice of redemption, as the case may be. If a holder elects to convert its 2027 convertible notes in connection with the announcement by Uniti of its entry into the Merger Agreement, Uniti will not be required to increase the conversion rate for such holder.
Upon the Closing, the 2027 convertible notes indenture will be amended in accordance with the terms of the 2027 convertible notes indenture to provide that, at and after the effective time of the Merger, the right to convert each $1,000 principal amount of the 2027 convertible notes for shares of Uniti Common Stock will be changed into a right to convert such principal amount of notes for a number of shares of New Uniti Common Stock that a holder of a number of shares of Uniti Common Stock equal to the conversion rate immediately prior to the effective time of the Merger would have been entitled to receive upon the Closing. However, at and after the effective time of the Merger, (i) Uniti will continue to have the right to determine the form of consideration to be paid or delivered, a the case may be, upon conversion of the 2027 convertible notes, as set forth in the amended 2027 convertible notes indenture, (ii)(x) any amount payable in cash upon conversion of the 2027 convertible notes will continue to be payable in cash, (y) any shares of Uniti Common Stock that would have been issuable upon conversion of the 2027 convertible notes will instead be deliverable in a number of shares of New Uniti Common Stock that a holder of that number of shares of Uniti Common Stock would have received in such Merger and (z) if Uniti elects to satisfy its conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of New Uniti Common Stock, the amount of cash and shares of New Uniti Common Stock due upon conversion will be based on the volume-weighted average price of New Uniti Common Stock during the relevant observation period under the amended 2027 convertible notes indenture.
If Uniti undergoes a fundamental change (as defined in the 2027 convertible notes indenture), subject to certain conditions, holders may require Uniti to repurchase for cash all or part of their 2027 convertible notes at a repurchase price equal to 100% of the principal amount of the 2027 convertible notes to be repurchased, plus accrued and unpaid interest, if any, to, but not including, the fundamental change repurchase date. The Closing will not constitute a fundamental change. Upon the Closing, the amended 2027 convertible notes indenture will contain a similar right for holders to require Uniti to repurchase the 2027 convertible notes upon a fundamental change of New Uniti as Uniti’s board of directors reasonably considers necessary.
Under the 2027 convertible notes indenture, Uniti may redeem all or a portion of the 2027 convertible notes, at any time, at a cash redemption price equal to 100% of the principal amount of the 2027 convertible notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, if Uniti’s board of directors determines such redemption is necessary to preserve Uniti’s status as a REIT for U.S. federal income tax purposes. Upon the Closing, Uniti expects that it will cease to be a REIT for U.S.

federal income tax purposes, in which case it will no longer have the right to redeem the 2027 convertible notes in connection with the preservation of its status as a REIT for U.S. federal income tax purposes. On or after December 8, 2025 and prior to the 42nd scheduled trading day immediately preceding the maturity date, if the last reported sale price per share of Uniti Common Stock has been at least 130% of the conversion price for the 2027 convertible notes for certain specified periods, Uniti may redeem all or a portion of the 2027 convertible notes at a cash redemption price equal to 100% of the principal amount of the 2027 convertible notes to be redeemed plus accrued and unpaid interest to, but not including, the redemption date.
This description of the 2027 convertible notes indenture is qualified in its entirety by the convertible notes indenture, a copy of which is filed with the SEC and incorporated by reference into this proxy statement/prospectus.
Legacy Windstream Indebtedness
Windstream Credit Agreement
General
Pursuant to the Credit Agreement by and among Windstream Services, Windstream, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, and the lenders from time to time party thereto, entered into on September 21, 2020 (as amended, the “Windstream Credit Agreement”), Windstream Services obtained (a) a “first out” senior secured revolving credit facility in an aggregate committed amount of up to $500.0 million that matures on January 23, 2027 (the “Windstream Revolver”) and (b) a senior secured first lien term loan facility in an aggregate principal amount of $750.0 million that matures on September 21, 2027 (the “Windstream Initial Term Loans” and, collectively with the Windstream Revolver, the Windstream Incremental Term Loans (as defined below), and the Windstream 2024 Term Loan, the “Windstream Credit Facilities”). The proceeds of loans extended under the Windstream Credit Facilities may be used (i) for working capital and other general corporate purposes (ii) to pay transaction costs, professional fees and other obligations and expenses incurred in connection with the Windstream Credit Facilities and (iii) for specified refinancings and other transactions, permitted acquisitions, capital expenditures and transaction costs.
On November 23, 2022, Windstream Services, Windstream, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto entered into an amendment to the Windstream Credit Agreement, to provide for the: (1) issuance of a new $250.0 million super senior incremental term loan that matures on February 23, 2027 (the “Windstream Incremental Term Loans” and, together with the Windstream Initial Term Loans, the “Windstream Term Loans”), (2) transition of the variable interest rate on the existing Windstream Initial Term Loans from LIBOR to SOFR and (3) extension of the maturity of the Windstream Revolver from September 21, 2024 to January 23, 2027. The Windstream Incremental Term Loans were issued at a discount of $12.5 million. Proceeds from the issuance of the Windstream Incremental Term Loans were used to pay down all amounts outstanding under the Windstream Revolver and to pay all related fees and expenses. On October 4, 2024, the borrowings under the Windstream Term Loans were fully repaid.
On October 4, 2024, Windstream Services entered into amendments to the Windstream Credit Agreement to, among other things, incur the Windstream 2024 Term Loan. Windstream Services used the net proceeds from the issuance of the Initial Windstream 2031 Notes and the Windstream 2024 Term Loan to fully repay the Windstream Initial Term Loans and Windstream Incremental Term Loan and to pay related premiums, fees and expenses. The remaining proceeds will be used for general corporate purposes, which may include investments in Windstream’s network and other capital expenditures, such as expansion and acceleration of its Kinetic fiber-to-the-home buildout. The Windstream 2024 Term Loan will bear interest based on a floating rate plus a margin (which, at Windstream’s election, may be the Base Rate plus 3.75% or the Adjusted Term SOFR Rate plus 4.75% (each as defined in the Windstream’s Credit Agreement, provided that the Adjusted Term SOFR Rate “floor” shall be 0%)) and will mature on October 1, 2031.

Repayments
The outstanding principal amount of the Windstream Revolver and the Windstream 2024 Term Loan is due and payable on the applicable maturity dates for each such facility.
Prepayments
Mandatory Prepayments.   The Windstream 2024 Term Loan is subject to mandatory prepayment and reduction in an amount equal to (a) 100% of the net cash proceeds of non-ordinary course asset dispositions or casualty events (with step-downs to (1) 50% if the consolidated first lien secured leverage ratio would be less than or equal to 1.50:1.00 but greater than 1.00:1.00, or (2) 0% if the consolidated first lien senior secured leverage ratio would be less than or equal to 1.00:1.00), subject to the right to reinvest such proceeds within a specified period of time and certain other exceptions and (b) 100% of the net cash proceeds received from the incurrence of any certain indebtedness not expressly permitted under the Windstream Credit Agreement.
Optional Prepayments.   Voluntary prepayments of borrowings under the Windstream Credit Facilities are currently permitted at any time without premium or penalty.
Guarantees; Security
The obligations under the Windstream Credit Agreement are guaranteed by Windstream and certain wholly-owned domestic subsidiaries of Windstream Services.
The obligations and guarantees under the Windstream Credit Agreement are secured by security interests in (i) the equity interests of Windstream Services and (ii) the assets and properties of Windstream Services and of the subsidiaries of Windstream Services that are guarantors of the Windstream Credit Agreement, in each case subject to certain exceptions.
The respective rights of the lenders under the Windstream Credit Agreement and the holders of the Windstream 2031 Notes in the collateral securing such obligations are governed by an intercreditor agreement between the collateral agent under the Windstream Credit Agreement and the collateral agents under the Windstream 2031 Notes Indenture (as defined below) (the “Windstream Intercreditor Agreement”). If the Post-Closing Reorganization is completed, an intercreditor agreement between the collateral agent under Uniti’s senior secured credit facility and the collateral agent for Uniti’s senior secured notes (the “Uniti Intercreditor Agreement”) will replace the Windstream Intercreditor Agreement and govern the respective rights of the lenders under the Windstream Credit Agreement and the holders of the Windstream 2031 Notes.
Covenants, Representations and Warranties
The Windstream Credit Agreement includes customary negative covenants, including covenants limiting the ability of Windstream Services and its restricted subsidiaries (other than certain covenants therein which are limited to subsidiary guarantors and along with certain covenants restricting Windstream) to, among other things, incur additional indebtedness, create liens on assets, make investments, loans or advances, engage in mergers, consolidations, sales of assets and acquisitions, pay dividends and distributions and make payments in respect of certain material payment subordinated indebtedness, in each case subject to customary exceptions. The Windstream Credit Agreement also includes customary representations and warranties and affirmative covenants. The Windstream Credit Agreement includes a financial covenant requiring maintenance of, prior to the Post-Closing Reorganization, a consolidated total leverage ratio of less than (i) 3.50:1.00 on or prior to June 30, 2024 and (ii) 3.25:1.00 after June 30, 2024 and, following the Post-Closing Reorganization, a consolidated total senior secured leverage ratio of no less than 5.00 to 1.00.
Events of Default
Events of default under the Windstream Credit Agreement include nonpayment of principal, interest or other amounts when due, violation of certain covenants, inaccuracy of representations or warranties, certain defaults under other material debt, certain bankruptcy or insolvency events, certain material judgments, invalidity of collateral documents, change of control, certain events relating to the Windstream Leases (which events will no longer constitute an event of default on and after the Post-Closing Reorganization)

and related recognition agreements (including its ceasing to be in full force and effect, certain non-permitted amendments thereto, and certain events of default thereunder), certain regulatory events having a material adverse effect, and certain ERISA events in each case subject to customary threshold, notice and grace period provisions.
Interest — Windstream Revolver
Effective September 21, 2024, the borrowing capacity under the Windstream Revolver decreased from $500.0 million to $475.0 million of capacity through January 23, 2027. 2027 Revolving Credit Loans under the Windstream Revolver bear interest, at the option of Windstream Services, at a rate equal to SOFR plus a 0.10 percent credit spread adjustment with a floor of 1.00 percent plus a margin of 3.25 percent per annum for term benchmark loans or 2.25 percent for base rate loans subject to two step downs of 25 basis points each based on the achievement of certain first lien secured leverage ratios. Fees paid to creditors and other third-party costs incurred in connection with amending the Windstream Revolver of $3.5 million were deferred and are being amortized on a straight-line basis over the remaining contractual term of the Windstream Revolver.
During 2023 and 2022, Windstream Services borrowed $520.0 million and $405.0 million, respectively, under the Windstream Revolver, and repaid all of these borrowings by the end of the respective year. Considering letters of credit of $134.1 million, the amount available for borrowing under the Windstream Revolver was $335.2 million as of December 31, 2023 and $341.1 million as of September 30, 2024.
For the nine months ended September 30, 2024 and the year ended December 31, 2023, the variable interest rate on borrowings outstanding under the Windstream Revolver ranged from 8.95 percent to 9.46 percent and 7.93 percent to 10.75 percent, respectively, and the weighted average rate on amounts outstanding was 9.42 percent and 9.54 percent, respectively.
Interest — Hedging
Windstream Services has entered into two interest rate swaps to hedge a portion of its variable rate debt. As of December 31, 2023, including the effects of the interest rate swaps, approximately 80 percent of Windstream Services’ total long-term debt was fixed rate debt.
Windstream Senior First Lien 2031 Notes
General
On October 4, 2024, the Co-Issuers issued the Initial Windstream 2031 Notes pursuant to an indenture dated October 4, 2024, between Windstream Services, as issuer, Windstream Escrow Finance Corp., as co-issuer, and Wilmington Trust, National Association, as trustee and notes collateral agent (the “Windstream 2031 Notes Indenture”). The Initial Windstream 2031 Notes will mature on October 1, 2031, unless earlier repurchased or redeemed in accordance with their terms prior to that date.
On December 23, 2024, the Co-Issuers issued the Additional Windstream 2031 Notes, which form a single class of debt securities with, and are fungible with, the Initial Windstream 2031 Notes. The Additional Windstream Notes are governed by the Windstream 2031 Notes Indenture and will mature on October 1, 2031, unless earlier repurchased or redeemed in accordance with their terms prior to that date.
Interest
The Windstream 2031 Notes bear interest at a rate equal to 8.250%.
Redemption
Windstream Services may redeem the Windstream 2031 Notes (i) in whole or in part, at any time prior to October 1, 2027, at a price equal to 100.000% of the principal amount thereof, plus a make-whole premium, (ii) up to 40.0% of the principal amount thereof, with the proceeds of certain equity offerings, at any time prior to October 1, 2027 at a price equal to 108.250% of the principal amount thereof, (iii) in whole or in part, at any time on or after October 1, 2027 and prior to October 1, 2028, at a price equal to 104.125% of the principal amount thereof, (iv) in whole or in part, at any time on or after October 1, 2028 and prior to October 1, 2029, at a price equal to 102.063% of the principal amount thereof and (v) in whole or in part, at any time on or after October 1, 2029 at a price equal to 100.000% of the principal amount thereof, in each case, plus accrued and unpaid interest, if any, to but excluding the redemption date.
Guarantees; Security
The obligations in respect of the Windstream 2031 Notes are guaranteed on a senior secured basis by certain of the direct or indirect wholly-owned domestic subsidiaries of the Co-Issuers.
The obligations and guarantees in respect of the Windstream 2031 Notes are secured by security interests in the assets and properties of Windstream Services and of the subsidiaries of Windstream Services that are guarantors of the Windstream 2031 Notes, in each case subject to certain exceptions.
The respective rights of the lenders under the Windstream Credit Agreement and the holders of the Windstream 2031 Notes in the collateral securing such obligations are governed by the Windstream Intercreditor Agreement. If the Post-Closing Reorganization is completed, the Uniti Intercreditor Agreement will replace the Windstream Intercreditor Agreement and govern the respective rights of the lenders under the Windstream Credit Agreement and the holders of the Windstream 2031 Notes.
If the Post-Closing Reorganization is completed, each guarantor of the Windstream 2031 Notes and the Windstream Credit Facilities would become a guarantor of Uniti’s senior secured credit facility, Uniti’s senior secured notes, Uniti’s senior notes and certain other indebtedness of Uniti, if any, incurred prior to consummation of the Post-Closing Reorganization, and each guarantor of such indebtedness of Uniti would become a guarantor of the Windstream 2031 Notes and the Windstream Credit Facilities. See “Description of New Uniti Indebtedness—Legacy Uniti Indebtedness.”
Covenants
The Windstream 2031 Notes Indenture includes customary negative covenants, including covenants limiting Windstream Services and its restricted subsidiaries’ ability to, among other things, incur additional indebtedness, make restricted payments, dispose of assets, create liens on assets and engage in affiliate transactions, in each case subject to customary exceptions. The Windstream 2031 Notes Indenture also includes certain customary affirmative covenants.
Events of Default
Events of default under the Windstream 2031 Notes Indenture include nonpayment of interest, principal or premium when due, violation of covenants, certain defaults under other material debt, certain material judgments, certain guarantees ceasing to be in full force and effect, certain bankruptcy or insolvency events, liens ceasing to be valid and perfected or assertion of the invalidity thereof, in each case subject to customary threshold, notice and grace period provisions.

THE MERGER
The following is a description of the material aspects of the Merger. While we believe that the following description covers the material aspects of the Merger, the description may not contain all of the information that is important to you. We encourage you to carefully read this entire document, including the Merger Agreement attached to this proxy statement as Annex A, for a more complete understanding of the Merger. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to carefully read the Merger Agreement, as well as the other Transaction Agreements, in its entirety before voting on the Proposals. The discussion herein is qualified in its entirety by reference to such documents.
Overview of the Merger and Other Transactions
Prior to the consummation of the Closing, Uniti and Windstream have each agreed to undertake certain transactions in furtherance of the pre-closing reorganizations contemplated by the Merger Agreement.
The Windstream Rights Offering and Windstream Tender Offer
On September 26, 2024, Windstream commenced the Windstream Rights Offering pursuant to which all Windstream equityholders were be offered the right to purchase Rights Offering Warrants. The Rights Offering Warrants have substantially the same terms as the outstanding units of Windstream (including a right of first refusal and transfer restrictions). The Rights Offering Warrants have a 35-year term, to be exercised automatically immediately prior to the Closing, subject to receipt of the Pre-Closing Windstream Reorganization Regulatory Approvals. The Windstream Rights Offering subscription period expired on October 25, 2024. Concurrently with the commencement of the Windstream Rights Offering, Windstream launched the Windstream Tender Offer pursuant to which Windstream offered to purchase all outstanding units of Windstream from Windstream equityholders. As of the date of this proxy statement/prospectus, the Windstream Tender Offer remains open. Windstream may extend the Windstream Tender Offer at its discretion, and presently intends to do so until (i) receipt of the Pre-Closing Windstream Reorganization Regulatory Approvals and (ii) the affirmative vote of Uniti stockholders to approve the Merger Proposal. The proceeds from the Windstream Rights Offering will be used to fund the Windstream Tender Offer.
The Windstream Tender Offer and Windstream Rights Offering are intended to provide Windstream equityholders with liquidity for their outstanding units through the Windstream Tender Offer or an opportunity to participate in the funding of the Windstream Tender Offer by participating in the Windstream Rights Offering. All Windstream equityholders, other than Oaktree, which has agreed to sell all of its units in the Windstream Tender Offer (subject to Windstream’s right to reject up to 300,000 Windstream units tendered by Oaktree in certain circumstances), have been provided with the same options, including the option to decline both the Windstream Tender Offer and Windstream Rights Offering and to receive their pro rata portion of the New Uniti Common Stock, New Uniti Preferred Stock and New Uniti Warrants and the right to receive their pro rata portion of the Closing Cash Payment in connection with the Closing.
Oaktree has tendered its Windstream units in the Windstream Tender Offer (subject to Windstream’s right to reject up to 300,000 Windstream units tendered by Oaktree in certain circumstances), Nexus and certain Legacy Investors have subscribed for an amount of Rights Offering Warrants equal to their respective pro rata ownership amount, and Nexus has agreed to backstop any shortfall in buying demand needed to satisfy selling demand, after all over-subscriptions are allocated amongst Windstream equityholders that over-subscribed for Rights Offering Warrants. The completion of the Windstream Rights Offering and the Windstream Tender Offer are conditioned on receipt of the Pre-Closing Windstream Reorganization Regulatory Approvals and Uniti Stockholder Approval, but neither are conditioned on, or are a condition to, the Closing.
Windstream F Reorganization
After receipt or satisfaction of the Pre-Closing Windstream Reorganization Regulatory Approvals, New Windstream LLC will form New Windstream Topco, which will then form New Windstream Midco.

Lastly, New Windstream Midco will form New Windstream Holdings II. Following the formation of New Windstream Holdings II, New Windstream LLC will elect to be treated as a corporation for U.S. federal income tax purposes. Thereafter, Windstream will cause the consummation of the F-Reorg Merger. The Windstream F Reorganization is intended to be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”). The definitive documents to effectuate the Windstream F Reorganization shall be treated as a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g).
In connection with the F-Reorg Merger, Windstream equityholders will receive common units of New Windstream LLC and warrants exchangeable for common units of New Windstream LLC, and New Windstream Holdings II (as successor to Windstream) will be automatically released from, and New Windstream LLC will be joined to, the Merger Agreement. Additionally, New Windstream Holdings II will succeed to Windstream’s obligation as guarantor and as “Holdings” under the Windstream Revolver, and New Windstream LLC will assume any outstanding awards under the Windstream MIP. The completion of the Windstream F Reorganization is a condition to Closing.
Windstream Internal Reorg Merger and Closing Date Equity Contributions
Prior to the Closing Date, New Windstream Midco will form Windstream New Holdings, which will then form Holdco. Holdco will then form Merger Sub.
On the Closing Date but prior to the Effective Time, New Windstream LLC will consummate the Internal Reorg Merger. As consideration for the Internal Reorg Merger, each New Windstream LLC equityholder will receive, in exchange for such equityholder’s New Windstream Units and New Windstream Warrants, its pro rata portion of (i) a number of shares of New Uniti Common Stock representing approximately 35.42% of the Pro Forma Share Total, (ii) New Uniti Warrants representing approximately 6.9% of the Pro Forma Share Total, (iii) shares of New Uniti Preferred Stock and (iv) the right to receive the Closing Cash Payment. Additionally, New Uniti will, through a series of transactions, contribute New Uniti Common Stock to Holdco, and Holdco will deposit or otherwise make available such New Uniti Common Stock to the Exchange Agent for the aggregate Merger Consideration. The Internal Reorg Merger is intended to be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. The definitive documents to effectuate the Windstream F Reorg shall be treated as a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g). The completion of the Internal Reorg Merger is a condition to Closing.
Pre-Closing Uniti Restructuring
Prior to the Closing, Uniti will undergo a reorganization in which, among other things, (i) Uniti will indirectly acquire the currently outstanding minority interest in Uniti Group LP, and (ii) certain Uniti subsidiaries will elect to be treated for U.S. federal income tax purposes as “disregarded entities” with respect to Uniti. (the “Pre-Closing Uniti Restructuring”). At the Closing, Merger Sub will merge with and into Uniti with Uniti continuing as the surviving company (the “Surviving Corporation”), with Uniti stockholders receiving the Uniti Merger Consideration in exchange for their shares of Uniti Common Stock. As a result of the Merger, each of Uniti and Windstream will become indirect, wholly owned subsidiaries of New Uniti.
Closing Transactions
Upon the Closing, the New Uniti Common Stock will be registered with the SEC and is expected to be listed and traded on Nasdaq under the symbol “UNIT.” Following the transaction, the Uniti Common Shares will be delisted from Nasdaq and deregistered under the 1934 Act, and Uniti will cease to be publicly traded and will cease filing periodic and other reports with the SEC.

Form of the Merger
Immediately Prior to the Merger

Following the Merger

Former Windstream equityholders
Former Uniti stockholders
38%*
62%*
New Uniti
100%
New Windstream Topco
100%
New Windstream Midco
100%
100%
99%
New Windstream Holdings II
New Holdings
100%
1%
Existing Windstream subsidiaries
HoldCo
100%
Uniti (Surviving Corporation)
100%
Existing Uniti subsidiaries

*
Without giving effect to conversion of any outstanding convertible securities, the redemption or repurchase of the New Uniti Preferred Stock or the exercise of the New Uniti Warrants, Uniti stockholders and Windstream equityholders are expected to receive approximately 62% and 38% of the New Uniti Common Stock outstanding immediately following the Merger, respectively.

Merger Consideration
On the Closing Date but prior to the Effective Time, as a result of the Internal Reorg Merger, each New Windstream LLC equityholder will receive, in exchange for such equityholder’s New Windstream Units and New Windstream Warrants, its pro rata portion of (i) a number of shares of New Uniti Common Stock representing approximately 35.42% of the Pro Forma Share Total, (ii) New Uniti Warrants representing approximately 6.9% of the Pro Forma Share Total, (iii) shares of New Uniti Preferred Stock and (iv) the right to receive the Closing Cash Payment.
Pursuant to the Merger Agreement, at the Effective Time and as a result of the Merger, each issued and outstanding Uniti Common Share will automatically be (i) converted into the right to receive a number of shares of New Uniti Common Stock equal to the Exchange Ratio, without interest and subject to any withholding of taxes required by applicable law and (ii) cancelled and cease to have any rights except the right to receive the Uniti Merger Consideration upon surrender thereof. The “Exchange Ratio” will be obtained by dividing (i) the aggregate number of shares of New Uniti Common Stock (excluding shares in respect of Uniti Restricted Stock Awards) that would be issued to holders of Uniti Common Stock and holders of vested Uniti PSU Awards that have been granted under the Uniti Stock Plan as of the Effective Time if such holders were to receive, in respect of such securities, 57.680% of the Pro Forma Share Total by (ii) the aggregate number of Uniti Common Shares (excluding shares in respect of Uniti Restricted Stock Awards) issued and outstanding as of immediately prior to the Effective Time (including in respect of Uniti Common Shares subject to Uniti PSU Awards that have vested but not settled and any shares issued or issuable under any Excess Uniti Equity Awards (as defined in the Merger Agreement) (at target performance, to the extent applicable), but excluding certain other securities to properly apportion dilution).
For illustrative purposes only, assume there are (i) 242,443,090 shares of Uniti Common Stock issued and outstanding immediately prior to Closing (including those underlying vested Uniti PSU Awards, those issuable to repurchase equity of certain Uniti subsidiaries from third party holders and those issued or issuable under any Excess Uniti Equity Awards, but excluding certain other securities), which is the number of shares of Uniti Common Stock issued and outstanding (assuming all of the stock issuances described above would have occurred) as of January 9, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus, and (ii) 108,382,662 units of Windstream equity issued and outstanding (including those underlying the existing warrants issued by Windstream and certain Windstream equity awards, but excluding certain other equity awards that will be settled in cash at or prior to the Closing), which is the number of units of Windstream equity issued and outstanding (assuming the settlement of certain equity awards described above would have occurred) as of January 9, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus. The Exchange Ratio is calculated by first multiplying the outstanding units of Windstream equity (i.e., 108,382,662) by 136.29% (which is the “Pro Forma Share Total Factor,” calculated as 57.68% divided by (1-57.68%)), and then dividing that product by the aggregate number of shares of Uniti Common Stock then outstanding (i.e., 242,443,090). This would result in the Exchange Ratio being approximately 0.6093, and each outstanding share of Uniti Common Stock at the Effective Time would be converted into approximately 0.6093 shares of New Uniti Common Stock, with holders receiving cash in lieu of fractional shares. Therefore, without giving effect to conversion of any convertible securities or New Uniti Warrants to be issued in connection with the Merger, legacy Uniti stockholders would receive shares of New Uniti Common Stock, representing approximately 62% of New Uniti Common Stock outstanding immediately following the Merger, and legacy Windstream equityholders would receive shares of New Uniti Common Stock, representing approximately 38% of New Uniti Common Stock outstanding immediately following the Merger.
Additionally, as discussed above, legacy Windstream holders will receive the New Uniti Warrants representing 6.9% of the Pro Forma Share Total. Assuming the shares of New Uniti Common Stock underlying the New Uniti Warrants were fully issued at Closing, the aggregate amount of New Uniti Common Stock received by legacy Uniti stockholders and legacy Windstream equityholders would be approximately 58% and 42%, respectively. Any other issuances of New Uniti Common Stock following the Closing, including pursuant to the Windstream MIP, Converted PSUs and Converted Restricted Stock Awards (as defined in the Merger Agreement), would further dilute all New Uniti stockholders (including legacy Uniti stockholders and legacy Windstream equityholders) on a pro rata basis.
As a result of the transaction, each of Uniti and Windstream will be wholly owned subsidiaries of New Uniti, the Uniti stockholders will become holders of New Uniti Common Stock, and Windstream equityholders will become holders of New Uniti Common Stock, New Uniti Preferred Stock and New Uniti Warrants.
Background of the Merger
The following chronology summarizes certain key events and contacts that preceded signing of the Merger Agreement. It does not purport to catalogue every conversation or other action of or among the Uniti Board, members of Uniti management, Uniti’s representatives, the Windstream board of managers, members of Windstream management, Windstream’s representatives and other parties.
Uniti was spun off from Windstream to operate as a standalone company in April 2015. As part of the ongoing evaluation of its business, the Uniti Board and senior management of Uniti regularly reviewed and assessed Uniti’s operations, performance and strategic direction in light of the current business and economic environment. These reviews included discussions regarding long-term strategic plans and various potential opportunities available to Uniti that could further its strategic objectives and complement its competitive strengths in seeking to enhance stockholder value, including acquisitions of, or combinations with, other communications companies and other transactions that would have been contingent on a concurrent acquisition of all or a portion of Windstream’s assets or changes to the parties’ rights under the Windstream Lease. The Uniti Board’s goal was to ensure it was maximizing stockholder value in the context of Windstream’s position as Uniti’s sole tenant and uncertainty about Windstream’s long-term financial strength, which the Uniti Board believed negatively impacted Uniti’s potential value.
In 2019, Uniti engaged in discussions with Company A, a fiber infrastructure provider, regarding a potential transaction in which Uniti would acquire Company A and combine Uniti and Company A’s fiber businesses. A non-disclosure agreement (“NDA”) was executed and diligence had begun, but all discussions ended when Windstream entered into voluntary Chapter 11 bankruptcy on February 24, 2019.
Following Windstream’s entry into bankruptcy, Uniti and Windstream were involved in litigation regarding the Windstream Leases as part of the bankruptcy proceeding. Ultimately, Uniti’s Board determined that it should take a long-term strategic approach to settling the issues between the two companies and began discussions with a number of Windstream’s stakeholders, exploring potential ways to strengthen Windstream’s long-term competitive position following emergence. In the second half of 2020, Uniti reached a settlement with Windstream, which was approved by the bankruptcy court, and Windstream emerged from bankruptcy on September 21, 2020, with over $4 billion in debt discharged and $2 billion of new capital from certain Windstream stakeholders.
As part of the settlement, Uniti and Windstream agreed that upgrading the ILEC copper network to fiber would bring substantial value to both companies. Accordingly, both companies committed to invest substantial capital, and Uniti specifically agreed to invest up to an aggregate of $1.75 billion to upgrade its network, including long-term fiber and related assets in certain Windstream ILEC and CLEC properties, over the term of the amended and restated master leases. Specifically, Uniti and Windstream bifurcated the original master lease agreement and entered into two structurally similar master leases, consisting of the ILEC MLA (as defined below) that governs Uniti-owned assets used for Windstream’s ILEC operations and the CLEC MLA (as defined below) that governs Uniti-owned assets used for Windstream’s CLEC operations. The original master lease agreement was bifurcated to enhance and maximize Windstream’s strategic optionality should it choose to separate the ILEC and CLEC businesses at some point in the future. As part of the settlement, Uniti acquired $45 million of on-net fiber revenue and access to 2.2 million fiber strand miles from Windstream and agreed to pay $400 million in quarterly cash installments paid to Windstream over five years, at an annual interest rate of 9%.
Following Windstream’s emergence from bankruptcy, Uniti and Company A resumed discussions in the second half of 2020, this time regarding a potential transaction in which Company A would acquire Uniti, with the goal of combining the fiber assets of Uniti and Company A.
On November 17, 2020, Company A made an offer to acquire Uniti for $12.50 per share. The Uniti Board, in consultation with Uniti’s legal and financial advisors, determined that the proposal was not in the best interest of Uniti’s stockholders at such time and did not reflect the significant benefits that would accrue from combining the businesses. The Uniti Board therefore encouraged Company A to increase its valuation.
On June 11, 2021, Company A increased its offer to $14.50 per share, contingent upon Company A also being able to acquire Windstream. The Uniti Board again determined that Company A’s valuation was not in the best interest of Uniti’s stockholders at such time, including based on a valuation analysis conducted with its financial advisors that indicated Uniti’s value was in excess of $20.00 per share. An NDA was executed, however, and Company A was permitted to begin due diligence to potentially support a higher valuation.
On July 22, 2021, Company F submitted a non-binding proposal to acquire all of the equity of Windstream for $5 billion, on a debt-free, cash-free basis, and Windstream and Company A entered into an NDA on the same day. On July 28, 2021, Windstream and Company F, an affiliate of Company A, entered into a confidentiality agreement to evaluate and negotiate the potential transaction. On a combined basis, Company A offered to pay approximately $13.6 billion (or approximately a 7.7x multiple on trailing EBITDA) for all outstanding equity of both Uniti and Windstream.

While discussions with Company A were ongoing, Uniti was also engaging in discussions with Companies B, C, D and E regarding a potential transaction in which one of such entities would acquire the ILEC MLA and underlying Kinetic network from Uniti while also acquiring all of the outstanding equity of Windstream. In the fourth quarter of 2021, Uniti engaged in numerous discussions with these entities regarding the Uniti-related portion of such transaction, and in December 2021, Company E emerged as the leading bidder with a non-binding proposal of $5.6 billion for Uniti’s ILEC MLA and underlying network.
During this time, Company E was simultaneously in discussions to acquire Windstream, as it sought to recombine Windstream and the underlying ILEC network assets. On February 11, 2022, Company E submitted to Windstream a non-binding proposal for the potential acquisition of all of the equity of Windstream for $4.5 billion, on a debt-free, cash-free basis. Windstream rejected Company E’s offer on that same day.
On April 12, 2022, Company E submitted to Windstream a non-binding proposal for the potential acquisition of all of the equity of Windstream for $4.7 billion, on a debt-free, cash-free basis, that was not conditioned on separate transactions with Uniti.
On April 21, 2022, Company E, Windstream and Uniti reached tentative agreement on value for both the ILEC MLA and underlying network and Windstream, and the parties entered into a mutual NDA to discuss such Company E proposals. On a combined basis, Company E agreed to pay approximately $10.3 billion (or approximately a 7.1x multiple on trailing EBITDA) for the ILEC MLA and underlying network plus all of the outstanding equity of Windstream. Uniti would have continued to own and operate its existing fiber business as a substantially deleveraged, publicly traded, pure-play fiber company.
On April 21, 2022, Company A made a non-binding proposal of $16.50 per share to acquire Uniti (equivalent to an approximately 10.0x multiple on trailing EBITDA, which would have resulted in an implied value of $14.0 billion, or a 7.9x multiple on trailing EBITDA, if Company A were to acquire both Uniti and Windstream). Uniti informed Company A that it was not prepared to accept its offer at that time but encouraged Company A to conduct further in-depth due diligence which would potentially lead Company A to increase its offer. The Uniti Board determined at the time that the proposed transaction with Company E would have resulted in superior value to the current proposal from Company A due to its determination that separate transactions for different segments of the business would extract more value for Uniti and its stockholders.
On May 31, 2022, Windstream received a non-binding proposal from Company A to acquire Windstream’s Enterprise and Wholesale segments for $2.2 billion (or a 9.1x multiple on trailing EBITDA).
Around this same time in the first half of 2022, the global bond market suffered a significant collapse and corporate borrowing transactions became extremely challenging. On May 18, 2022, Company E lowered its bid for the ILEC MLA and underlying network to $4.8 billion citing the depressed credit market environment as the reason it could no longer honor its prior offer. Subsequently, in June of 2022, Uniti informed Company E that it was not willing to move forward at the new discounted valuation. Additionally, Company A did not respond to Uniti’s offer of further due diligence and, on June 15, 2022, Company A informed Windstream that it was no longer interested in pursuing a deal for its Enterprise and Wholesale segments at that time.
On November 1, 2022, Uniti contacted Windstream’s representatives regarding a possible transaction between Uniti and Windstream that was expected to be more likely to be feasible in the then-current financing environment. Uniti’s proposed structure allowed Uniti to spin-off all of its assets other than the ILEC MLA to its stockholders and subsequently recombine the ILEC MLA with Windstream’s business. The proposed structure would have resulted in a company that included both the Windstream operating business and the ILEC MLA, with two credit silos beneath the parent company. The proposed transaction was structured as a reverse merger of Windstream into Uniti, with Windstream being the ultimate acquirer. Windstream responded to this proposal on January 4, 2023 that the economic terms of the offer were not acceptable, and proposed an alternative transaction structure.
During the period following Windstream’s emergence from bankruptcy, Uniti also received regular expressions of interest in its Uniti fiber and Uniti leasing business, excluding the ILEC MLA. Beginning in early 2023, the Uniti Board decided to evaluate that interest and discussed the potential opportunity for, if such a sale were successful, the remaining Uniti business to either acquire Windstream (using the cash proceeds from the sale, plus the ILEC MLA) or remain as a publicly traded REIT with a substantially deleveraged balance sheet. Uniti received non-binding indications of interest from multiple potential bidders with valuations ranging from $2.2 billion to $3.0 billion (or 10.0x – 20.0x trailing EBITDA for the Uniti fiber and Uniti leasing business and in some cases 5.9x – 7.6x for the CLEC MLA EBITDA, based on cash EBITDA rather than GAAP EBITDA).
In June 2023, Company G made a non-binding proposal to form a joint venture with Uniti, valuing the fiber business and the CLEC MLA at $3 billion (or a combined 10x EBITDA). Under this structure, Uniti and Company G, a publicly traded company, would each contribute their respective fiber businesses to a joint venture vehicle, and in exchange Uniti would receive cash and a minority stake in the joint venture. Company G would be the majority partner, and the joint venture vehicle would be a subsidiary of Company G. If Uniti had pursued this option, Uniti would have remained as a publicly traded company with the ILEC MLA, a deleveraged balance sheet and a minority ownership in a sizeable fiber joint venture.
Additionally, in February 2023, Windstream launched a process to sell its Wholesale business in a transaction that may have required Uniti to consent to a sublease of its CLEC fiber network to the new buyer. On July 2, 2023, Company F submitted a non-binding proposal to acquire the Wholesale business from Windstream for $600 million in cash, subject to the requirement that the parties enter into a sublease of the CLEC MLA with assumption of the lease to occur after some period of time. Ultimately, the parties could not reach agreement and discussions ended in September 2023.
After years of exploring potential strategic transactions, numerous conversations with potential acquirers and other stakeholders, and with knowledge of the transactions previously pursued by Windstream, the Uniti Board ultimately concluded that:
•
the industrial logic of combining Uniti and Windstream was clear, including the growing fiber-to-the-home market, the combination of Uniti’s fiber business with Windstream’s Wholesale business and the potential to recoup investments Uniti had made in Windstream as part of the settlement of the litigation that was part of Windstream’s bankruptcy;

•
based on prior offers from numerous third parties, such a combination would deliver significant value to the party able to affect such a combination;

•
following the combination, the combined company would be in a stronger position to contemplate and consummate additional value-creating transactions as the complexity of the Windstream Leases would be reduced; and

•
potential acquirers would be in a stronger position to finance an offer that would represent full value to Uniti stockholders.

For the reasons above and those set forth in the section below titled ‘‘— Recommendation of the Uniti Board and Uniti's Reasons for the Merger”, in the second half of 2023, the Uniti Board determined that the best path forward for Uniti and its stockholders was to recombine Uniti with Windstream in order to execute on opportunities that would only be feasible if one entity owned all rights to the CLEC MLA, ILEC MLA and the businesses of both companies.
On October 4, 2023, the Uniti Board met to discuss the potential acquisition of Windstream and discussed the initial proposed terms of the transaction. The Uniti Board determined that Uniti should pursue the acquisition and authorized Mr. Kenny Gunderman, the Chief Executive Officer of Uniti, to approach Windstream’s management with the proposed terms.
On October 10, 2023, Mr. Gunderman met via teleconference with Mr. Tony Thomas, the then-Chief Executive Officer of Windstream, to discuss the possibility of Uniti acquiring Windstream. Mr. Gunderman sent to Mr. Thomas the key financial terms of Uniti’s proposal, which implied an enterprise value of Windstream of $4 billion, and contemplated a $1 billion cash payment to legacy Windstream equityholders to repurchase Windstream equity which would be funded via a preferred stock offering (the “PIPE”) or asset sales and, based on each company’s respective valuation and prior to the $1 billion cash payment, 17% of the common stock of the combined company for Windstream equityholders.

On October 11, 2023, Mr. Gunderman discussed with Mr. Johannes Weber, a member of Windstream’s board of managers and portfolio manager of Elliott, whether Elliott would be willing to consider a proposal by Uniti to acquire Windstream.
On October 14, 2023, Mr. Weber agreed with Mr. Gunderman that it made sense for Uniti, Windstream and Elliott to proceed with discussions and agreed via email to do so on a confidential basis. A formal confidentiality agreement between Uniti, Windstream and Elliott was ultimately executed on December 6, 2023.
On October 14, 2023, Mr. Gunderman updated the Uniti Board on his recent discussions and Elliott’s interest in participating in a potential transaction.
On October 17, 2023, Mr. Gunderman sent to Mr. Weber the key financial terms of Uniti’s proposal (which had previously been shared with Mr. Thomas on October 10th). Mr. Gunderman and Mr. Weber had a discussion via teleconference during which Mr. Weber, on behalf of Windstream and Elliott, expressed interest in a potential transaction in which Elliott continued as an equityholder in the combined company, though noted that they disagreed with Uniti’s proposed valuation. Mr. Weber suggested to Mr. Gunderman that Mr. Gunderman speak with other large equityholders of Windstream.
Following this conversation, as suggested by Mr. Weber, Mr. Gunderman held meetings via teleconference with representatives of other large Windstream equityholders that each expressed interest in a potential transaction.
On October 27, 2023, Mr. Gunderman met with Mr. Weber via teleconference, during which Mr. Gunderman indicated that Uniti required a response quickly on Windstream’s interest in pursuing the potential transaction, noting that they planned to pursue other strategic opportunities if Windstream declined. Mr. Weber confirmed Windstream’s desire to move quickly and invited Mr. Gunderman to meet in person in New York City the following week.
Following these conversations, Mr. Gunderman updated Mr. Francis X. Frantz, the Chairman of the Uniti Board, on his discussions with representatives of Windstream, Elliott and the other Windstream equityholders.
On October 31, 2023, Mr. Weber and Mr. Dave Miller, a partner and senior portfolio manager of Elliott, sent their own proposal to Mr. Gunderman, which the parties discussed that evening. Mr. Weber and Mr. Miller proposed Windstream’s equityholders receive 74% of the common stock of the combined company based on each company’s respective valuation, and prior to the $1 billion cash payment to legacy Windstream equityholders to repurchase Windstream equity at the closing. They also indicated that Elliott and other Windstream equityholders may be willing to accept preferred stock in lieu of a portion of the cash payment. Mr. Gunderman informed Mr. Weber and Mr. Miller that this ownership split was too favorable to Windstream’s equityholders and noted that Windstream’s public rhetoric related to the lease renewal was inaccurate and had an adverse effect on Uniti’s value, and any acquisition proposal would need to account for that effect.
On November 3, 2023, Elliott sent a revised proposal to Uniti proposing that Windstream equityholders receive 59% of the common stock of the combined company based on each company’s respective valuation, and prior to the $1 billion payment to legacy Windstream equityholders to repurchase Windstream equity at the closing. They also proposed that Elliott receive its pro rata portion of the $1 billion cash payment via preferred stock and warrants instead of cash, which would reduce the amount of cash for Uniti to raise from third-party investors. The preferred stock would be issued with a 12% dividend rate and warrants representing 12% of the common stock of the combined company, each of which were on the high end of potential PIPE terms that Uniti had included in its initial October 10 proposal. Mr. Gunderman held a call with Mr. Weber and Mr. Miller to discuss these terms and ultimately rejected the proposal on the basis that the value was still too favorable for Windstream’s equityholders as compared to Uniti’s stockholders.
Following the November 3, 2023 conversation, Mr. Gunderman spoke with Mr. Weber and Mr. Miller and proposed that Uniti stockholders receive 65% of the common stock of the combined company based on each company’s respective valuation, and prior to the $1 billion payment to legacy Windstream equityholders to repurchase Windstream equity at the closing. He also indicated that Uniti would be open to issuing preferred stock to certain Windstream equityholders in lieu of paying cash if based on agreeable terms, which would reduce the amount of preferred stock available for third parties in the PIPE. Mr. Weber and Mr. Miller advised Mr. Gunderman that the proposed ownership split for Windstream equityholders was not acceptable.
On November 6, 2023, Mr. Gunderman updated the Uniti Board and explained the proposed value split between Uniti stockholders and Windstream equityholders set forth in Elliott’s and Uniti’s latest proposals.
On November 8, 2023, Uniti sent a revised proposal to Elliott proposing, among other terms, that Uniti stockholders receive 55% of the common stock of the combined company based on each company’s respective valuation, and prior to the $1 billion payment to legacy Windstream equityholders to repurchase Windstream equity at the closing. Uniti also proposed giving an unspecified portion of the PIPE to Windstream’s equityholders in lieu of cash. Mr. Gunderman again spoke via teleconference with Mr. Weber and Mr. Miller to review these revised terms.
On November 17, 2023, Elliott sent a revised proposal to Uniti proposing, among other terms, that Windstream equityholders would receive 55% of the common stock of the combined company based on each company’s respective valuation, and prior to the $1 billion payment to legacy Windstream equityholders to repurchase Windstream equity at the closing. Elliott also proposed that $600 million of the PIPE be issued to certain Windstream equityholders in lieu of cash, with the terms of the preferred stock including a 12% dividend rate and warrants representing 7.2% of the combined company common stock but otherwise matching the terms Uniti was able to obtain from third party PIPE investors. Mr. Gunderman again spoke with Mr. Miller and Mr. Weber via teleconference to review these terms.
On November 20, 2023, Uniti sent a revised proposal to Elliott which included Uniti stockholders receiving 52.5% of the common stock of the combined company based on each company’s respective valuation, and prior to the $1 billion payment to legacy Windstream equityholders to repurchase Windstream equity at the closing. Uniti also proposed that $250 million of the PIPE be issued to certain Windstream equityholders in lieu of cash, with terms including warrants representing 3% of the combined company common stock but otherwise matching the terms (including the dividend rate) Uniti was able to obtain from third party PIPE investors. Windstream equityholders would also have the option to receive up to an additional $250 million of the PIPE in lieu of cash but without additional warrants and solely on terms that match those of third-party investors. Mr. Gunderman again spoke with Mr. Miller and Mr. Weber via teleconference to review the revised terms. Later that day, Mr. Gunderman sent this proposal to the Uniti Board and provided a summary of the back-and-forth proposals on ownership splits from each party as outlined in the paragraphs above.
On November 22, 2023, Elliott sent a revised proposal to Uniti, which included Windstream equityholders receiving 52.5% of the common stock of the combined company based on each company’s respective valuation, and prior to the $1 billion payment to legacy Windstream equityholders to repurchase Windstream equity at the closing. Elliott also proposed that $550 million of the PIPE be issued to certain Windstream equityholders in lieu of cash, with terms including a 12% dividend rate and warrants representing 6.6% of the combined company common stock but otherwise matching the terms Uniti was able to obtain from third party PIPE investors. Mr. Gunderman met with Mr. Miller and Mr. Weber via teleconference to review their proposal.
On November 24, 2023, Uniti sent a revised proposal to Elliott, and the parties again met via teleconference to discuss the proposal. This proposal maintained that Uniti’s stockholders would receive 52.5% of the common stock of the combined company based on each company’s respective valuation, and prior to the $1 billion payment to legacy Windstream equityholders to repurchase Windstream equity at the closing, but Uniti agreed to issue $500 million of the PIPE to certain Windstream equityholders in lieu of cash, with terms including warrants representing 6% of the combined company common stock but otherwise matching the terms (including the dividend rate) Uniti was able to obtain from third party PIPE investors.
On November 27, 2023, Elliott responded with a revised proposal to Uniti maintaining Elliott’s prior stance for Windstream equityholders to receive 52.5% of the common stock of the combined company based on each company’s respective valuation, and prior to the $1 billion payment to legacy Windstream equityholders to repurchase Windstream equity at the closing. Elliott also proposed that Windstream equityholders be issued $425 million of the PIPE in lieu of cash, with terms including a 12% dividend rate and warrants representing 5.1% of the combined company common stock but otherwise matching the terms Uniti was able to obtain from third party PIPE investors. Windstream equityholders would also be given the option to receive up to an additional $125 million of the PIPE in lieu of cash but without warrants and solely on terms that match those of third-party investors. The parties convened once again via teleconference to discuss these terms.
Later on November 27, 2023, Uniti delivered a revised proposal to Elliott, and Mr. Gunderman, Mr. Miller and Mr. Weber reconvened via teleconference to discuss the key terms of the potential transaction. In this revised proposal, Uniti stockholders would receive 51% of the common stock of the combined company based on each company’s respective valuation, and prior to the $1 billion payment to legacy Windstream equityholders to repurchase Windstream equity at the closing. Additionally, Windstream equityholders would be issued $350 million of the PIPE in lieu of cash, with terms including warrants representing 4.2% of the combined company common stock but otherwise matching the terms (including the dividend rate) Uniti was able to obtain from third party PIPE investors, along with the option to receive an additional $150 million of the PIPE without warrants and solely on terms that match those of third-party investors.
On November 28, 2023, Elliott delivered a revised proposal to Uniti, which included Windstream equityholders receiving 51% of the common stock of the combined company based on each company’s respective valuation, and prior to the $1 billion payment to legacy Windstream equityholders to repurchase Windstream equity at the closing, but maintained its prior proposal for Windstream equityholders to receive $425 million of the PIPE in lieu of cash, with terms including a 12% dividend rate and 5.1% warrants but otherwise matching the terms Uniti was able to obtain from third party PIPE investors, plus the option to receive an additional $125 million of the PIPE solely on terms that match those of third-party investors.
On November 29, 2023, the parties agreed that Uniti stockholders would receive 50.1% of the common stock of the combined company based on each company’s respective valuation, and prior to the $1 billion payment to legacy Windstream equityholders to repurchase Windstream equity at the closing. Additionally, Windstream equityholders would be issued $400 million of the PIPE in lieu of cash, with terms including warrants representing 4.8% of the combined company common stock but otherwise matching the terms (including the dividend rate) Uniti was able to obtain from third party PIPE investors, plus an option for Windstream equityholders to receive up to an additional $175 million of the PIPE solely on terms that match those of third-party investors. Later that day, Mr. Gunderman updated the Uniti Board and confirmed that the parties had reached a verbal agreement and summarized the key terms described above.
In late November 2023, Windstream engaged Goldman Sachs and Morgan Stanley to act as financial advisors in connection with the potential transaction. The determination to engage Goldman Sachs and Morgan Stanley as Windstream’s financial advisors was based on, among other things, each of Goldman Sachs’ and Morgan Stanley’s qualifications, experience, reputation and familiarity with Windstream.
On December 5, 2023, Uniti, on behalf of the Uniti Board, engaged J.P. Morgan to act as a financial advisor and provide a fairness opinion in connection with the potential transaction. The determination to engage J.P. Morgan as Uniti’s financial advisor was based on, among other things, J.P. Morgan’s qualifications, experience and reputation and J.P. Morgan’s familiarity with Uniti.
On December 7, 2023, Davis Polk, counsel for Uniti, delivered the initial draft of the Merger Agreement to Debevoise, counsel for Windstream. Approximately one week later, on December 15, 2023, a meeting between representatives of Davis Polk, Debevoise and each company’s auditor was convened by videoconference to discuss potential transaction structures and related tax issues.
On December 9, 2023, Uniti management was given access to the virtual data room containing diligence materials on Windstream, and each party launched their respective diligence processes during the month of December.
During the month of December, representatives of Windstream, Uniti and one of Uniti’s financial advisors met on several occasions via teleconference to discuss Windstream’s forecasts.

On December 27, 2023, Mr. Gunderman updated the Uniti Board on the due diligence process, the PIPE outreach process, findings with respect to potential synergies and discussions related to the proposed tax structure, among others.
On December 29, 2023, Debevoise delivered to Davis Polk a document setting forth proposed post-transaction governance and liquidity arrangements that would be applicable to large rollover Windstream equityholders. The parties then exchanged various drafts of this document through February 15, 2024.
On December 30, 2023, representatives of Uniti’s and Windstream’s respective financial advisors met to coordinate the processes for the merger transaction and the PIPE.
Over the next few months until the signing of the Merger Agreement, Mr. Gunderman regularly held calls with the Chairman of the Uniti Board to provide updates on the status of negotiations, the anticipated timeline to signing and changes to key transaction terms.
On January 2, 2024, Davis Polk delivered the initial draft of the Stockholders Agreement to Debevoise, which responded to the draft governance and liquidity document that had been exchanged with Debevoise.
On January 4, 2024, representatives of Davis Polk and Debevoise convened via videoconference to discuss the terms of the Stockholders Agreement described above.
On January 8, 2024, Debevoise returned a revised draft of the Merger Agreement to Davis Polk, and on January 9, 2024, Davis Polk delivered initial drafts of a subscription agreement to be used in the PIPE transaction, the Warrant Agreement and the terms of the preferred stock to Debevoise.
On January 10, 2024, the Uniti Board held a call to discuss the status of negotiations between the parties and the broader transaction timeline.
In mid-January 2024, Uniti launched the marketing process of the PIPE and entered into non-disclosure agreements with approximately 15 potential investors, and throughout January, February and March 2024, these parties conducted due diligence on Uniti and the transaction.
On January 23, 2024, representatives of Uniti’s and Windstream’s respective financial advisors (but, for the avoidance of doubt, not including J.P. Morgan or Stephens) met via teleconference to discuss Windstream’s forecasts.
From January to April 2024, Uniti, Windstream and their respective advisors continued to have in-depth discussions regarding financial, business and legal due diligence matters.
On February 1, 2024, Mr. Gunderman updated the Uniti Board on the PIPE process, governance matters, the due diligence process, the status of the various transaction documents and the communications plan for the announcement of the transaction, among others.
Davis Polk sent an initial draft of the Elliott Unitholder Agreement to Debevoise on February 13, 2024 and a revised draft of the Merger Agreement on February 28, 2024, and representatives of Davis Polk and Debevoise exchanged various drafts of the PIPE transaction documents and other transaction agreements throughout February and March 2024. During this time, the key issues being negotiated in the Merger Agreement included the amount and scope of the termination fees, restrictions on paying dividends between signing and closing, limitations on the Uniti Board’s ability to accept a superior proposal and control over regulatory filings. The key issues negotiated in the Unitholder Agreements over the next few months included the scope of released claims, equity transfer restrictions, scope of the non-solicit provision and the level of regulatory undertaking required of individual equityholders. The key issues negotiated in the PIPE transaction documents were the dividend rate, redemption features, the amount of warrants, dividend participation rights and the exercise period.
On February 16, 2024, various media outlets reported on a potential transaction between Uniti and Windstream. Following these reports, various strategic counterparties contacted Uniti management expressing interest in discussing potential strategic opportunities for the combined company following the closing of the transaction.

On February 27, 2024, the Uniti Board convened a meeting by teleconference, with members of Uniti management in attendance, to discuss the strategic rationale and expected synergies of the transaction, certain financial information provided by Windstream and the PIPE transaction and potential investors.
On March 4, 2024, representatives from Davis Polk and Debevoise convened via teleconference to discuss potential transaction structures, including the PIPE, the Windstream Rights Offering and the Windstream Tender Offer.
On March 20, 2024, despite interest from numerous potential investors, Uniti decided that it was not in the best interests of the parties to continue pursuing third party PIPE financing. During the PIPE marketing period, Uniti’s debt securities improved materially and became a more attractive source of financing from an execution and cost of capital perspective. The parties determined that, in lieu of raising $1 billion through the PIPE, Windstream’s equityholders would receive a reduced cash payment of $425 million (to be funded through incremental debt financing by Uniti) and the remaining $575 million of consideration would be in the form of the preferred stock and warrants representing 6.9% of the combined company’s common stock (with the cash option being reduced by any amounts that would be payable to settle Windstream’s equity awards). Windstream equityholders would receive 38% of the common stock of the combined company (with such percentages excluding the effect of the warrants to be issued). The negotiated terms of the preferred were informed by the indications of interest from potential PIPE investors, and Uniti determined that the terms of the negotiated preferred to be received by Windstream equityholders were superior to those that could be obtained from potential new PIPE investors.
On March 29, 2024, Mr. Gunderman updated the Uniti Board on the proposed transaction timeline and status of negotiations. The Uniti Board then held a call with Uniti management on April 3, 2024 to discuss these updates as well as the potential engagement of a local financial advisor.
On April 4, 2024, Davis Polk delivered an initial draft of the Voting Agreement to Debevoise, pursuant to which Elliott would commit to vote all of its shares of Uniti Common Stock in favor of the Merger and related proposals, and the parties exchanged various drafts of the Voting Agreement and other transaction agreements prior to May 3, 2024. The key issues negotiated in the Voting Agreement included the scope of the matters required to be voted on, transfer restrictions on the stockholder’s Uniti Common Stock and scope of the proxy granted to Uniti.
On April 5, 2024, representatives of Davis Polk and Debevoise convened via videoconference to discuss the terms of the Stockholders Agreement described above.
Between April 6, 2024 and April 14, 2024, Davis Polk and Debevoise exchanged various issues lists pertaining to outstanding issues in the Merger Agreement and the Stockholders Agreements, including (i) obligations and conditions related to Uniti financing the Closing Cash Payment and its transaction expenses, (ii) the payment of certain termination fees and remedies, (iii) treatment of the Windstream equity awards, (iv) post-closing benefits, (v) certain interim operating covenants, (vi) standstill restrictions for certain stockholders following the Closing and (vii) transfer restrictions for certain stockholders following the Closing.
On April 8, 2024, Mr. Gunderman sent to the Uniti Board the proposed communications materials for the announcement of the transaction and provided a brief update on the status of the transaction.
On April 9, 2024, Debevoise delivered the initial draft of the Registration Rights Agreement to Davis Polk, and the parties exchanges various drafts of the document over the next few weeks along with the other transaction documents.
On April 9, 2024, Davis Polk sent to Cravath, Swaine & Moore LLP (“Cravath”), counsel to the lenders, initial drafts of the Commitment Letter, Fee Letter and Engagement letter for the debt financing. Over the course of the next few weeks prior to signing the definitive agreements, Davis Polk and Cravath exchanged various drafts of the documents for the debt financing and the Merger Agreement.
Over the next three weeks, representatives of Davis Polk, Debevoise and Ropes & Gray LLP (“Ropes & Gray”), counsel to the Legacy Investors, continued to exchange various drafts of the transaction agreements, and representatives of the parties’ legal and financial advisors held meetings to discuss the remaining issues, including (i) obligations and conditions related to Uniti financing the Closing Cash Payment and its transaction expenses, (ii) the calculation of the Exchange Ratio, (iii) limitations on certain interim operating covenants, among others, (iv) appropriate efforts standards with respect to regulatory filings and cooperation for certain Windstream equityholders, (v) standstill and transfer restrictions for certain stockholders following the Closing, (vi) the terms of the Registration Rights Agreement, (vii) with respect to the preferred stock, dividend rates, the combined company’s redemption right and redemption price, change of control provisions and voting rights, (viii) with respect to the warrants, the number of shares underlying the warrants, the duration of the warrants and participation rights of warrant holders.
On April 16, 2024, Mr. Gunderman updated the Uniti Board on the status of the transaction documents and overall transaction timeline.
On April 19, 2024, Uniti, on behalf of the Uniti Board, engaged Stephens to provide an additional fairness opinion in connection with the potential transaction due to, among other things, Stephens’ qualifications, experience and reputation, particularly locally, and Stephens’ familiarity with Uniti.
On April 24, 2024, the Uniti Board convened a meeting by teleconference, with members of Uniti management and representatives of Davis Polk, J.P. Morgan and Stephens in attendance. Members of Uniti management and representatives of Davis Polk delivered to the Uniti Board an overview of the directors’ fiduciary duties and a summary of the key terms of the transaction agreements, and representatives of J.P. Morgan and Stephens each presented an overview of their respective financial analyses of the transaction.
From April 24 to April 28, 2024, representatives of Davis Polk, Debevoise and Ropes & Gray continued to negotiate and work to finalize the various transaction agreements and prepare for signing.
On April 28, 2024, the Uniti Board convened a meeting by teleconference, with members of Uniti management and representatives of Davis Polk, J.P. Morgan and Stephens in attendance. Members of Uniti management and representatives of Davis Polk provided an overview of key updates to the terms of the transaction agreements and discussed the material remaining open issues, including certain obligations related to the financing, the closing condition related to the receipt of the Revolving Credit Facility Consent and the trigger for the payment of the Financing Termination Fee. Representatives of J.P. Morgan and Stephens each rendered their respective oral opinions to the Uniti Board that, as of that date and based upon and subject to the assumptions made, procedures followed and matters considered in, and limitations on, the review undertaken by J.P. Morgan and Stephens, as applicable, in preparing their respective opinions, the Exchange Ratio was fair, from a financial point of view, to the holders of Uniti Common Stock. Lastly, the Uniti Board and members of Uniti management proposed suspending Uniti’s dividend in anticipation of signing the definitive transaction agreements given Uniti’s obligations thereunder. Following such discussion, the Uniti Board unanimously approved the Merger, for the reasons described in the section titled “—Recommendation of the Uniti Board and Uniti’s Reasons for the Merger” below and resolved to recommend the Merger to Uniti’s stockholders, and also approved the suspension of the dividend.
Following the April 28 meeting through May 2, 2024, the parties and their representatives continued to exchange revised versions of all transaction agreements in order to address comments related to certain non-economic concerns raised by certain of Windstream’s equityholders, and Mr. Gunderman informed the Uniti Board of this delay in the evening of April 28, 2024.
On May 2, 2024, the Uniti Board convened a meeting by teleconference, with members of Uniti management and representatives of Davis Polk, J.P. Morgan and Stephens in attendance. The Uniti Board declared a $0.15 dividend payable in June 2024, which was expected to be the last dividend paid to Uniti stockholders prior to the closing of the transaction, and representatives of Davis Polk and Uniti management confirmed to the Uniti Board that all open issues related to the transaction agreements had been resolved and provided an overview of the revised terms of the agreements. Representatives of J.P. Morgan and Stephens each rendered their respective oral opinions (which were subsequently confirmed by delivery of written opinions dated as of, in the case of Stephens, May 2, 2024, and in the case of J.P. Morgan, May 3, 2024) to the Uniti Board that, as of that date and based upon and subject to the assumptions made, procedures followed and matters considered in, and limitations on, the review undertaken by J.P. Morgan and Stephens, as applicable, in preparing their respective opinions, the Exchange Ratio was fair, from a financial point of view, to the holders of Uniti Common Stock. Following such discussion, the Uniti

Board unanimously approved the Merger, for the reasons described in the section titled “— Recommendation of the Uniti Board and Uniti’s Reasons for the Merger” below and resolved to recommend the Merger to Uniti’s stockholders.
Shortly following this meeting, early in the morning on May 3, 2024, the parties executed the Merger Agreement and certain other transaction agreements. Before the opening of Nasdaq normal trading hours on May 3, 2024, the parties issued a joint press release announcing the execution of the Merger Agreement.
Recommendation of the Uniti Board and Uniti’s Reasons for the Merger
At a meeting of the Uniti Board held on May 2, 2024, the Uniti Board unanimously determined (i) that the Merger Agreement and the other Transaction Agreements and the actions and transactions contemplated thereby, including the Merger, the Charter Amendment and the pre-closing Uniti restructuring, are in the best interests of, Uniti and its stockholders, (ii) that the actions and transactions contemplated by the Merger Agreement and the other Transaction Agreements on the terms and conditions thereof, including the Merger, the Charter Amendment and the pre-closing Uniti restructuring are advisable, (iii) that the approval of the Merger, the Charter Amendment, the pre-closing Uniti restructuring and the other actions and transactions contemplated by the Merger Agreement and the other Transaction Agreements on the terms and conditions thereof shall be submitted to the Uniti stockholders for consideration at the Special Meeting, (iv) to recommend that the Uniti stockholders approve the Merger, the Charter Amendment, the pre-closing Uniti restructuring and the other actions and transactions contemplated by the Merger Agreement and the other Transaction Agreements, and (v) to approve the Merger Agreement and the other Transaction Agreements (including the Unitholder Agreements, the Voting Agreement, the Stockholder Agreements and the Registration Rights Agreement). On May 16, 2024, the Committee, through a written consent signed by all of the members of the Committee, determined that it is in the best interests of Uniti to grant the Special Equity Grants and approved such Special Equity Grants, which are the subject of the Advisory Compensation Proposal. On October 9, 2024, the Uniti Board, through a written consent signed by all the directors, unanimously determined (i) that the Delaware Conversion (as defined below) and the Plan of Conversion (as defined below) are in the best interests of Uniti and its stockholders, (ii) that the Delaware Conversion and the Plan of Conversion are advisable, (iii) that the Delaware Conversion and the Plan of Conversion shall be submitted to the Uniti stockholders for consideration at the Special Meeting, (iv) to recommend that the Uniti stockholders approve the Delaware Conversion and Plan of Conversion and (v) to approve the Delaware Conversion and Plan of Conversion, including the certificate of incorporation attached thereto as Exhibit A. When you consider the Uniti Board’s recommendation, you should be aware that Uniti’s directors may have interests in the Merger that may be different from, or in addition to, the interests of Uniti’s stockholders generally. These interests are described in the section entitled “The Merger — Interests of Uniti’s Directors and Executive Officers in the Merger.”
The Uniti Board unanimously recommends that stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, “FOR” the Interim Charter Amendment Proposal, “FOR” the Delaware Conversion Proposal and “FOR” the Adjournment Proposal.
In reaching its unanimous resolution as described above, the Uniti Board considered a variety of factors, both positive and negative, and potential benefits and detriments of the Merger to Uniti and Uniti stockholders. The following are some of the significant factors that supported the Uniti Board’s recommendation that the Uniti stockholders approve the Merger Agreement and the transactions contemplated thereby (which are not necessarily presented in order of relative importance):
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Merger Consideration.   The value of the Uniti Merger Consideration to be received by Uniti stockholders in relation to the market prices of Uniti Common Shares prior to the Uniti Board’s approval of the Merger Agreement, and the fact that Uniti stockholders will receive a higher amount of New Uniti Common Stock which will provide them with a greater opportunity to benefit from upside performance.

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Uncertainty of Future Market Price.   The uncertainty of Uniti’s future stock market price if Uniti remained independent. The Uniti Board considered Uniti’s business, assets, financial condition, results of operations, management, competitive position and prospects, as well as current industry, economic and stock and credit market conditions. The Uniti Board also considered Uniti’s long range plan and the initiatives and the potential execution risks associated with such plan. In connection with these considerations, the Uniti Board considered the attendant risk that if Uniti remained independent, Uniti Common Shares might not trade at levels equal to or greater than the value of the Uniti Merger Consideration in the near term, over an extended period of time or at all.
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Negotiations with Windstream.   The benefits that Uniti and its advisors were able to obtain during its negotiations with Windstream. The Uniti Board believed that the consideration and terms reflected in the Merger Agreement represented the best transaction that could be obtained by Uniti stockholders at the time, and that there was no assurance that a more favorable transaction or opportunity to sell Uniti would arise later.

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Benefits of a Combined Company.   The Uniti Board believes that the company resulting from a merger of Uniti and Windstream would be well positioned to achieve future growth and generate additional returns for Uniti’s former stockholders, including as a result of:

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the benefits associated with consolidating Uniti and Windstream, thus combining Uniti’s national wholesale owned network with Windstream’s fiber-to-the-home business, which would be able to initially serve over 1.1 million customers and 1.5 million existing homes, with a particularly strong presence in the Midwest and Southeast;

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expected annual operating expense synergies of up to $100 million and annual capital expenditures savings of $20 million to $30 million within 36 months of Closing, resulting from removing several dis-synergies which exist in the current landlord/tenant relationship, as well as any potential risk to the renewal of the master leases scheduled to occur in 2030;

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expected enhanced free cash flow;

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strengthening the combined company’s ability to return capital to stockholders, compared to Uniti and Windstream on a standalone going concern basis, as a result of the benefits of enhanced margins and better access to capital; and

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the scale to execute on larger-sized acquisition opportunities.

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Ownership and Management.   Based on the Exchange Ratio, which is based on predetermined ownership percentages and will not fluctuate in the event that the value of Windstream increases relative to the market price of Uniti Common Shares between the date of the Merger Agreement and the Closing, Uniti stockholders would own a majority of the combined company following the Closing and that Uniti’s officers would be appointed as the combined company’s initial officers.

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Due Diligence.   Uniti’s due diligence review of Windstream and discussions with Windstream’s management and financial and legal advisors.

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Other Alternatives.   The Uniti Board determined, after a review of other business combination opportunities reasonably available to Uniti, that the Merger represents the best potential business combination reasonably available to Uniti and an attractive opportunity for Uniti’s management to accelerate its business plan based upon the process utilized to evaluate and assess other alternatives, and the Uniti Board’s belief that such process has not presented a better alternative. The Uniti Board further considered the risk that if Uniti did not enter into the Merger Agreement at such time, it may not have another opportunity to do so or to accept a comparable opportunity.

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Opinions of Financial Advisors.   The opinions of J.P. Morgan and Stephens, Uniti’s financial advisors, dated May 3, 2024, and May 2, 2024, respectively, and delivered to the Uniti Board to the effect that, as of such date and based on and subject to matters described in their respective opinions, the Uniti Merger Consideration was fair, from a financial point of view, to Uniti. See “Opinion of Stephens Inc. to the Uniti Board” and “Opinion of J.P. Morgan to the Uniti Board” beginning on page 174 and 183, respectively, of this proxy statement/prospectus.

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Likelihood of Consummation.   The likelihood that the Merger would be completed, in light of, among other things, the conditions to the Merger, the absence of a Windstream financing condition, and the efforts required to obtain regulatory approvals, including the obligation of Windstream to hold separate, sell, license, divest or otherwise dispose of certain businesses or properties or assets of Windstream, Uniti or their respective affiliates.

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Certainty Regarding Lease.   The fact that the Merger would eliminate risks and uncertainty, including related to potential disputes and arbitration between Uniti and Windstream regarding renewal of the Windstream Leases between Uniti and Windstream to occur prior to expiration in 2030, as well as the potential difference in rent amounts following each renewal, and the fact that even if Uniti were successful in any such arbitration, Windstream may not be able to fulfill its obligations, and a Windstream bankruptcy could adversely affect Uniti.

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Elliott Designees.   The Uniti Board’s belief that the addition of directors nominated by Elliott to the New Uniti Board in connection with the Transactions will add further valuable expertise and experience, which will enhance the likelihood of realizing the strategic benefits that Uniti expects to derive from the Merger;

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Standstill.   The fact that, pursuant to the Elliott Stockholder Agreement, the Elliott Stockholders will be subject to customary standstill restrictions that will mitigate certain risks typically associated with the presence of concentrated ownership in a large stockholder.

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Terms of the Merger Agreement.   The Uniti Board considered the terms of the Merger Agreement, including the following.

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the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the Merger and their ability to terminate the Merger Agreement;

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the fact that under certain circumstances, and subject to certain conditions more fully described in the section entitled “The Merger Agreement — No Solicitation of Competing Proposals”, the Uniti Board’s ability to change its recommendation of the Merger.

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the fact that under certain circumstances, and subject to certain conditions more fully described in the section entitled “The Merger Agreement — No Solicitation of Competing Proposals”, Uniti can provide information to and engage in negotiations and discussions with a third party in connection with a bona fide alternative acquisition proposal that did not result from a breach of Uniti’s non-solicitation obligations, if the Uniti Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and the Uniti Board can terminate the Merger Agreement to accept such Superior Proposal in order to comply with its fiduciary duties if Uniti complies with certain procedural requirements;

•
the belief of the Uniti Board that the payment of the $55,000,000 termination fee was not likely to unduly discourage additional competing third-party proposals or reduce the price of such proposals, that such termination fees and provisions are customary for transactions of this size and type, and that the size of the termination fee was reasonable in the context of comparable transactions;

•
the fact that, in the event of Windstream’s willful breach of the Merger Agreement, Uniti may be able to seek uncapped damages (which may include the benefit of the bargain lost by Uniti stockholders); and

•
the ability of Uniti to specifically enforce the terms of the Merger Agreement under certain circumstances.

•
Potential Tax Benefits.   The fact that, if Uniti receives the ruling it is requesting from the IRS, the receipt of which is not a condition to closing, the structure of the transaction is expected to permit the combined company to obtain a step-up in the tax basis of Uniti’s assets, which Uniti expects would result in significant future tax savings for the combined company after the Merger, as more fully described above in risk factor “If Uniti exercises its rights under the Merger Agreement to effect the Merger using an alternative transaction structure, Uniti expects that New Uniti would not receive a step-up in the tax basis of any of Uniti’s assets, reducing potential tax savings for New Uniti that otherwise would result from the Merger.”

The Uniti Board also considered certain potentially negative factors in its deliberations concerning the Merger, including the following:

•
Integration.   The risk that integrating the businesses of the two companies will be costly and limited initially by the requirement to maintain separate debt structures for Windstream and Uniti, and the risk that the potential benefits of the Merger may not be fully achieved or may not be achieved within the expected time frame;

•
Risk of Non-Completion.   The risk that the Merger might not be completed, including as a result of the failure to obtain regulatory approvals or the failure of Uniti’s stockholders to approve the Merger Agreement Proposal, and the effect the resulting public announcement of the termination of the Merger Agreement may have on the trading price of Uniti Common Shares and Uniti’s business and operating results, particularly in light of the costs incurred in connection with the Merger, and the possibility that if the Merger Agreement is terminated under certain circumstances, Uniti may be required to pay to Windstream a termination fee of either $75,000,000 or $55,000,000 and, if the Merger Agreement is terminated as a result the Uniti stockholders failing to approve the Merger Agreement Proposal, Uniti may be required to pay certain expenses of Windstream up to $25,000,000;

•
Fixed Exchange Ratio.   The Uniti Board considered that because the Merger Consideration is based on an exchange ratio derived from predetermined ownership percentages, in which Uniti stockholders as of immediately prior to the Closing will receive New Uniti Common Stock equal to 57.68% of the fully-diluted New Uniti Common Stock immediately following the Closing (subject to pro rata dilution from any common equity financing to support the Closing Cash Payment), Uniti stockholders will bear the risk of a decrease in the value of Windstream during the pendency of the Merger, and the Merger Agreement does not provide Uniti with a collar or a value-based termination right;

•
REIT Status.   The fact that, following the Closing, the combined company will not qualify as a real estate investment trust for U.S. federal income tax purposes;

•
Concentrated Ownership.   Risks associated with the fact that Elliott and its affiliates will own a large percentage of New Uniti Common Stock following the Merger;

•
Risk of Tax Treatment.   The risk that Uniti will not receive a favorable IRS ruling, the receipt of which is not a condition to closing, and that the combined company will not be able to obtain a step-up in the tax basis of Uniti’s assets and the significant tax savings that would be expected to result therefrom after the Merger, as more fully described above in the risk factor “If Uniti exercises its rights under the Merger Agreement to effect the Merger using an alternative transaction structure, Uniti expects that New Uniti would not receive a step-up in the tax basis of any of Uniti’s assets, reducing potential tax savings for New Uniti that otherwise would result from the Merger”;

•
Macroeconomic Risks.   The risk of macroeconomic uncertainty and the effects it could have on Uniti’s revenues;

•
Disruption and Costs.   The possible distraction of Uniti’s management and the costs and expenses associated with completing the Merger, including costs that will be incurred regardless of whether or not the Merger is completed;

•
Possible Deterrence of Competing Offers.   The risk that various provisions of the Merger Agreement, including the requirement that Uniti must pay to Windstream a termination fee of $55,000,000 if the Merger Agreement is terminated under certain circumstances to accept a superior proposal, may discourage other parties potentially interested in an acquisition of, or combination with, Uniti from pursuing that opportunity;

•
Interim Operating Covenants.   The risk that the restrictions on the conduct of Uniti’s and its subsidiaries’ businesses during the period between the execution of the Merger Agreement and the Closing as set forth in the Merger Agreement may limit Uniti’s ability to engage with or pursue various opportunities. This interim period may continue until May 3, 2026, if regulatory approvals require such time;

•
Impact of Announcement.   The uncertainty about the effect of the Merger, regardless of whether the Merger is completed, on Uniti’s employees, customers and other parties, which may impair Uniti’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with Uniti. Additionally, the potential for litigation arising in connection with the Merger;

•
Risks of a Combined Company.   The fact that, if the Merger is completed, Uniti will be subject to additional risks associated with Windstream’s business;

•
Interests of Directors and Executive Officers.   The fact that the executive officers and directors of Uniti have certain interests in the Merger that may be different from, or in addition to, the interests of Uniti’s stockholders generally;

•
Uncertainty of Analyses.   The fact that the analyses, including the analyses regarding the renewal of the Windstream Leases, and unaudited forecasted financial information on which the Uniti Board relied are uncertain; and

•
Other Risks.   Various other risks associated with Uniti’s business, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

While the Uniti Board considered potentially positive and potentially negative factors, the Uniti Board concluded that, overall, the potentially positive factors outweighed the potentially negative factors. The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Uniti Board in its consideration of the Merger, but includes the material positive factors and material negative factors considered by the Uniti Board in that regard. In view of the number and variety of factors and the amount of information considered, the Uniti Board did not find it practicable to, nor did it attempt to, make specific assessments of, quantify, or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the Uniti Board may have given different weights to different factors. Based on the totality of the information presented, the Uniti Board collectively reached the unanimous decision to reach the determinations described above in light of the foregoing factors and other factors that the members of the Uniti Board felt were appropriate. Portions of this explanation of the Uniti Board’s reasons for the Merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Opinion of Stephens Inc. to the Uniti Board
On April 19, 2024, Uniti, on behalf of the Uniti Board, engaged Stephens to provide a fairness opinion in connection with the Uniti Board’s evaluation of the Merger. As part of its engagement, Stephens was asked to undertake a study of the fairness, from a financial point of view, of the Exchange Ratio in the proposed Merger. Uniti engaged Stephens because, among other factors, Stephens is a nationally recognized investment banking firm with substantial experience in similar transactions. As part of its investment banking business, Stephens is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.
As part of Stephens’ engagement, representatives of Stephens participated in meetings of the Uniti Board held on April 28, 2024 and May 2, 2024, in which the Uniti Board considered and approved the proposed Merger. At these meetings, Stephens reviewed the financial aspects of the proposed Merger and rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the Uniti Board dated as of May 2, 2024, that, as of such date, the Exchange Ratio in the proposed Merger is fair to the holders of Uniti Common Shares (solely in their capacity as such) from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered by Stephens in connection with the preparation of its opinion.
The full text of Stephens’ written opinion letter (the “Stephens Opinion Letter”) is attached as Annex N to this proxy statement/prospectus. The Stephens Opinion Letter outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens in rendering its opinion. The summary of such opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such written Stephens Opinion Letter. Uniti stockholders are urged to read the entire Stephens Opinion Letter carefully in connection with their consideration of the proposed Merger. Uniti did not give any instruction to or impose any limitations on Stephens as it related to the issuance of its opinion.

Stephens’ opinion speaks only as of the date of such opinion, and Stephens has undertaken no obligation to update or revise its opinion. Such opinion was directed to the Uniti Board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the proposed Merger. Such opinion only addresses whether the Exchange Ratio in the proposed Merger is fair to the holders of the Uniti Common Shares (solely in their capacity as such) from a financial point of view as of the date of such opinion. Such opinion does not address the underlying business decision of Uniti to engage in the proposed Merger or any other term or aspect of the Merger Agreement or the transactions contemplated thereby. Stephens’ opinion does not constitute a recommendation to the Uniti Board or any of the Uniti stockholders as to how such person should vote or otherwise act with respect to the proposed Merger or any other matter. Uniti and Windstream determined the Uniti Merger Consideration through a negotiation process.
In connection with developing its opinion, Stephens:
(i)
Reviewed the then most recent May 2, 2024 draft of the Merger Agreement and related documents provided to Stephens by Uniti;

(ii)
Reviewed certain audited financial statements of Uniti as filed with its Form 10-K for the year ended December 31, 2023, and certain audited financial statements of Windstream filed as Exhibit 99.1 with Uniti’s Form 10-K/A for the year ended December 31, 2023;

(iii)
Reviewed certain publicly available historical business and financial information relating to Uniti and Windstream;

(iv)
Reviewed certain non-public historical business and financial information, including projected financial forecasts and other data relating to Uniti and Windstream, furnished to Stephens by management of Uniti, including, in the case of Windstream, as adjusted by management of Uniti;

(v)
Reviewed the potential pro forma financial impact of the proposed Merger on the future financial performance of the combined company based upon projected financial forecasts and other data relating to Uniti and Windstream provided to Stephens by the management of Uniti, including, in the case of Windstream, as adjusted by management of Uniti, and the amount and timing of projected synergies and other strategic benefits anticipated by management of Uniti to be realized from the proposed Merger;

(vi)
Discussed with members of management of Uniti the future business and prospects of Uniti and Windstream, the anticipated financial consequences of the proposed Merger to Uniti and Windstream and the amount and timing of projected synergies and other strategic benefits anticipated by management of Uniti to be realized from the proposed Merger;

(vii)
Reviewed public information with respect to certain other companies in lines of business that Stephens believes to be relevant in evaluating the businesses of Uniti and the pro forma combined entity, respectively;

(viii)
Reviewed historical stock prices and trading volumes of the common stock of Uniti; and

(ix)
Conducted such other financial studies, analyses and investigations as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information, financial data and financial forecasts concerning Uniti and Windstream provided to Stephens by Uniti and of the other information reviewed by Stephens in connection with the preparation of Stephens’ opinion, and its opinion was based upon such information. Stephens did not independently verify or undertake any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. Stephens did not assume any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Uniti or of Windstream, and Stephens was not furnished with any such evaluations or appraisals; nor did Stephens evaluate the solvency or fair value of Uniti or of Windstream under any laws relating to bankruptcy, insolvency or similar matters. Stephens did not assume any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of Uniti or Windstream. Stephens did not make an independent analysis of the effects of potential future changes in the rate of inflation or of prevailing rates of interest or other market developments or disruptions, or of the effects of any global conflicts or hostilities, or of any other disaster or adversity, on the business or prospects of Uniti or Windstream. With respect to the prospective financial information or forecasts prepared by management of Uniti and management of Windstream, including the forecasts of potential cost savings and potential synergies, as provided to Stephens by Uniti, Stephens also assumed that such financial forecasts had been reasonably prepared and reflected the best then currently available estimates and judgments of management of Uniti as to the future financial performance of Uniti and Windstream, respectively, and provided a reasonable basis for Stephens’ analysis. Stephens recognized that such prospective financial information or forecasts were based on numerous variables, assumptions and judgments that were inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such forecasts, and Stephens expressed no opinion as to the reliability of such prospective financial information, forecasts or estimates or the assumptions upon which they were based.
Stephens does not provide legal, accounting, regulatory, or tax advice or expertise, and Stephens relied solely, and without independent verification, on the assessments of Uniti and its other advisors with respect to such matters. Stephens assumed, with Uniti’s consent, that the proposed Merger will not result in any materially adverse legal, regulatory, accounting or tax consequences for Uniti or its stockholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the proposed Merger will be resolved favorably to Uniti and its stockholders. Stephens did not express any opinion as to any tax or other consequences that might result from the proposed Merger.
Stephens’ opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on the date of such opinion, and on the information made available to Stephens as of the date of such opinion. Market price data used by Stephens in connection with its opinion was based on reported market closing prices as of May 1, 2024. It should be understood that subsequent developments may affect the opinion and that Stephens did not undertake any obligation to update, revise or reaffirm the opinion or otherwise comment on events occurring after the date of the opinion. Stephens further noted that volatility or disruptions in the credit and financial markets relating to, among other things, potential future changes in the rate of inflation or prevailing rates of interest or other market developments or disruptions, or the effects of any global conflicts or hostilities, or any other disaster or adversity may or may not have an effect on Uniti or Windstream, and Stephens did not express an opinion as to the effects of such volatility or disruptions on the proposed Merger or any party to the proposed Merger. Stephens further expressed no opinion as to the prices at which the securities of any participant in the proposed Merger may trade at any time subsequent to the announcement of the proposed Merger.
In connection with developing its opinion, Stephens assumed that, in all respects material to its analyses:
(i)
the proposed Merger and any related transactions will be consummated on the terms of the latest draft of the merger agreement provided to Stephens, without material waiver or modification;

(ii)
the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement are true and correct;

(iii)
each party to the Merger Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv)
all conditions to the completion of the proposed Merger will be satisfied within the time frames contemplated by the Merger Agreement without any waivers;

(v)
that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the proposed Merger and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the proposed Merger to Uniti or the holders of the common stock of Uniti (solely in their capacity as such);

(vi)
there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Uniti or Windstream since the date of the most recent financial statements made available to Stephens, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact Uniti or Windstream; and
(vii)
the proposed Merger will be consummated in a manner that complies with applicable law and regulations.

Stephens’ opinion was limited to whether the Exchange Ratio in the proposed Merger is fair to the holders of the common stock of Uniti (solely in their capacity as such) from a financial point of view as of the date of such opinion. Stephens was not asked to, and it did not, offer any opinion as to the terms of the Merger Agreement or the form of the proposed Merger or any aspect of the proposed Merger, other than the fairness, from a financial point of view, of the Exchange Ratio in the proposed Merger to the holders of the common stock of Uniti (solely in their capacity as such). Such opinion did not address the merits of the underlying decision by Uniti to engage in the proposed Merger, the merits of the proposed Merger as compared to other alternatives potentially available to Uniti or the relative effects of any alternative transaction in which Uniti might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the proposed Merger, including with respect to how to vote or act with respect to the proposed Merger. Moreover, Stephens did not express any opinion as to the fairness of the amount or nature of the compensation to any of Uniti’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other stockholders of Uniti or otherwise.
The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with developing its opinion. In performing the financial analyses described below, Stephens relied on the financial and operating data, projections and other financial information and assumptions concerning Uniti and Windstream provided by management of Uniti, and Stephens reviewed with Uniti’s executive management certain assumptions concerning Uniti and Windstream upon which the analyses were based, as well as other factors. Although this summary does not purport to describe all of the analyses performed or factors considered by Stephens, it does set forth those analyses considered by Stephens to be material in arriving at its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses summarized below. Accordingly, Stephens’ analyses and the summary of its analyses must be considered as a whole and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying Stephens’ analyses and opinion.
Summary of Proposed Merger
Pursuant to the Merger Agreement, and subject to the terms, conditions and limitations set forth therein, and for purposes of its opinion, Stephens understood that, subject to potential adjustments as described in the Merger Agreement, each outstanding Uniti Common Share, subject to certain exceptions described in the Merger Agreement, will be converted into the right to receive a number of shares of the common stock of the combined entity determined in accordance with the Merger Agreement, so that the holders of the common stock of the Company (solely in their capacity as such) (and holders of vested performance-based restricted stock unit awards of common stock of Uniti, solely in their capacity as such) will receive, in the aggregate, approximately 57.68% of all shares of the common stock of the combined entity as of the Closing, before giving effect to any dilution arising from unvested Uniti awards and equity issued

(or issuable) in connection with certain Uniti financing transactions, but treating Uniti securities underlying Excess Uniti Equity Awards (as defined in the Merger Agreement) as vested (at target performance, to the extent applicable).
Uniti Group Inc. Financial Analysis
Selected Publicly Traded Companies Analysis:
Stephens compared the financial condition, operating statistics and market valuation of Uniti to Cogent Communications Holdings, Inc. and Frontier Communications Corporation, two publicly traded companies in the telecommunications industry.
To perform this analysis, Stephens reviewed publicly available financial information as of and for the last twelve-month period ended December 31, 2023, or the most recently reported period available, and the market trading multiples of the selected public companies based on May 1, 2024 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains the EBITDA multiple for Uniti and each of its selected peer companies, which was reviewed and utilized by Stephens in its analysis:
Sector	Selected Public Company	TEV / 2024E EBITDA	TEV / 2025E EBITDA
Enterprise / Fiber Communications Provider	Cogent Communications Holdings, Inc.	13.1x	13.8x
Rural Local Exchange Carrier	Frontier Communications Corporation	7.4x	7.0x
Reference:
	Uniti Group Inc.	7.4x	7.2x
Source:   SEC filings, S&P Global Market Intelligence, and publicly available information.
Stephens applied a range of EBITDA multiples of 7.25x to 7.75x to Uniti, in each case derived by Stephens based on its review of the respective peer companies selected and its experience and professional judgment, to the estimated EBITDA for Uniti for the year ending December 31, 2025. Uniti’s estimated EBITDA was based on the projections provided by the management of Uniti. See the section below entitled “ — Certain Unaudited Prospective Financial Information of Uniti” for additional information regarding the unaudited prospective financial information used by Stephens in performing its analysis. Based on this analysis, Stephens derived a range of implied enterprise values for Uniti as of December 31, 2024 and then a range of implied equity values for Uniti by reducing the range of implied enterprise values by the amount of Uniti’s projected net debt (calculated as debt less cash and cash equivalents) as of December 31, 2024. Based on this analysis, Stephens derived an implied equity value range for Uniti of approximately $1.476 billion to $1.965 billion, as compared to Uniti’s equity value implied by the closing price of Uniti Common Stock on February 16, 2024 (i.e., before the proposed Merger was reported by the press):
Implied Equity Value Range for Uniti Group Inc.	Uniti Group Inc. Equity Value on February 16, 2024
$1.476 billion to $1.965 billion	$1.233 billion
Stephens selected the companies used in this analysis because their relative asset size and financial performance, among other factors, were reasonably similar to Uniti; however no selected company is identical or directly comparable to Uniti. In evaluating comparable companies, Stephens made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Uniti, such as the impact of competition on the businesses of Uniti and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Uniti or the industry or in the financial markets in general. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Uniti was compared.
Discounted Cash Flow Analysis:
Stephens performed a standalone discounted cash flow analysis of Uniti to estimate a range of implied equity values for Uniti based upon the discounted net present value of the projected Unlevered Cash Flow for Uniti from January 1, 2025, through calendar year 2028. In this analysis, Stephens used (i) financial information and data provided by Uniti, and (ii) prospective financial information provided by Uniti management. See the section below entitled “— Certain Unaudited Prospective Financial Information of Uniti” for additional information regarding the unaudited prospective financial information used by Stephens in performing its analysis. Stephens determined the projected amount of Unlevered Cash Flow for Uniti on a standalone basis assuming a terminal value for Uniti based upon a range of terminal EBITDA multiples, selected by Stephens exercising its professional judgment given the nature of Uniti and its business and industry, of 7.25x to 7.75x. In selecting a terminal EBITDA multiple for Uniti, Stephens considered the range of EBITDA multiples of Uniti and of the comparable public companies of Uniti set forth in the section entitled “— Selected Publicly Traded Companies Analysis” above.
Stephens calculated the terminal value for Uniti by applying the selected range of terminal EBITDA multiples to the Uniti projected standalone 2028 Adjusted EBITDA. Stephens calculated the range of implied enterprise values for Uniti by adding the net present value of the annual projected Unlevered Cash Flow for Uniti from January 1, 2025, through calendar year 2028 and the present value of Uniti’s implied standalone terminal value at the end of such period.
Stephens discounted the cash flows and terminal values to December 31, 2024, using discount rates ranging from 11.25% to 12.25% which were based on estimates of Uniti’s weighted average cost of capital as calculated by Stephens.
Based on this analysis, Stephens derived a range of implied enterprise values for Uniti as of December 31, 2024, and then a range of implied equity values for Uniti by reducing the range of implied enterprise values by the amount of Uniti’s projected net debt (calculated as debt less cash and cash equivalents) as of December 31, 2024. Based on this analysis, Stephens derived an implied equity value range for Uniti on a standalone basis of approximately $1.385 billion to $1.972 billion.
The following table summarizes the approximate implied equity value range for Uniti, as compared to Uniti’s equity value, utilizing the closing price of Uniti Common Stock, on February 16, 2024:
Implied Equity Value Range for Uniti Group Inc.	Uniti Group Inc. Equity Value on February 16, 2024
$1.385 billion to $1.972 billion	$1.233 billion
The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Uniti. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.
Pro Forma Combined Uniti Group Inc. and Windstream Holdings II, LLC Financial Analysis
Selected Publicly Traded Companies Analysis:
Stephens compared the financial condition, operating statistics and market valuation of the pro forma combined entity to Cogent Communications Holdings, Inc., Frontier Communications Corporation, Consolidated Communications Holdings, Inc., and Shenandoah Telecommunications Company, four publicly traded companies in the telecommunications industry.
To perform this analysis, Stephens reviewed publicly available financial information as of and for the last twelve-month period ended December 31, 2023, or the most recently reported period available, and the market trading multiples of the selected public companies based on May 1, 2024 closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains the EBITDA multiple for each of the pro forma combined entity’s selected peer companies, which was reviewed and utilized by Stephens in its analysis:
Sector	Selected Public Company	TEV / 2024E EBITDA	TEV / 2025E EBITDA
Enterprise / Fiber Communications Provider	Cogent Communications Holdings, Inc.	13.1x	13.8x
Rural Local Exchange Carrier	Frontier Communications Corporation	7.4x	7.0x
Rural Local Exchange Carrier	Consolidated Communications Holdings, Inc.	8.9x	8.3x
Rural Local Exchange Carrier / Residential Fiber	Shenandoah Telecommunications Company	8.6x	7.1x
Source:   SEC filings, S&P Global Market Intelligence, and publicly available information.
Stephens applied a range of EBITDA multiples of 6.75x to 7.25x to the pro forma combined entity, in each case derived by Stephens based on its review of the respective peer companies selected and its experience and professional judgment, to the estimated pro forma combined EBITDA of Uniti and Windstream for the year ending December 31, 2025. Pro forma combined estimated EBITDA was based on the projections provided by the management of Uniti. See the section below entitled “— Certain Unaudited Prospective Financial Information of Uniti” for additional information regarding the unaudited prospective financial information used by Stephens in performing its analysis. Based on this analysis, Stephens derived a range of pro forma implied enterprise values of the pro forma combined entity as of December 31, 2024 and then a range of implied equity values for the pro forma combined entity by reducing the range of implied enterprise values by the amount of pro forma combined entity’s projected net debt (calculated as Uniti and Windstream debt less cash and cash equivalents) as of December 31, 2024. Stephens derived an implied equity value range for the pro forma combined entity of approximately $2.358 billion to $3.157 billion. Based on this analysis, Stephens derived Uniti’s implied equity value range in the pro forma combined entity of approximately $1.360 billion to $1.821 billion by multiplying Uniti’s equity ownership percentage of 57.68% in the pro forma combined entity by the implied equity value range for the pro forma combined entity of approximately $2.358 billion to $3.157 billion, as compared to Uniti’s equity value implied by the closing price of Uniti Common Stock on February 16, 2024:
Implied Equity Value Range for Combined Pro Forma Entity	Implied Equity Value Range for Uniti’s Stake	Uniti Equity Value on February 16, 2024
$2.358 billion to 3.157 billion	$1.360 billion to $1.821 billion	$1.233 billion
Stephens selected the companies used in this analysis because their relative asset size and financial performance, among other factors, were reasonably similar to the pro forma combined entity; however no selected company is identical or directly comparable to the pro forma combined entity. In evaluating comparable companies, Stephens made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Uniti and Windstream, such as the impact of competition on the businesses of Uniti and Windstream, and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Uniti, Windstream, or the industry or in the financial markets in general. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the pro forma entity was compared.
Discounted Cash Flow Analysis:
Stephens performed a discounted cash flow analysis of the pro forma combined entity (exclusive of any synergies or cost savings as a result of the proposed Merger) to estimate a range of implied equity values for the pro forma combined entity based upon the discounted net present value of the projected unlevered, after-tax free cash flows for the pro forma combined entity from January 1, 2025, through calendar year 2028. In this analysis, Stephens used (i) financial information and data regarding Uniti and Windstream provided by Uniti and (ii) prospective financial information for the pro forma combined entity provided by Uniti management. See the section below entitled “— Certain Unaudited Prospective Financial Information of Uniti” for additional information regarding the unaudited prospective financial information used by Stephens in performing its analysis. Stephens determined the projected amount of unlevered, after-tax free cash flows for the pro forma combined entity assuming a terminal value for the pro forma combined entity based upon a range of terminal EBITDA multiples, selected by Stephens exercising its professional judgment given the nature of Uniti and Windstream and their industry and respective businesses, of 7.25x to 7.75x. In selecting a terminal EBITDA multiple for the pro forma combined entity, Stephens considered the range of EBITDA multiples of the pro forma combined entity and of the comparable public companies of the pro forma combined entity set forth in the section entitled “— Selected Publicly Traded Companies Analysis” above.
Stephens calculated the terminal value for the pro forma combined entity by applying the selected range of terminal EBITDA multiples to the 2028 EBITDA of the pro forma combined entity. Stephens calculated the range of implied enterprise values for the pro forma combined entity by adding the net present value of the annual projected unlevered, after-tax free cash flows for the pro forma combined entity from January 1, 2025, through calendar year 2028 and the present value of the pro forma combined entity’s implied standalone terminal value at the end of such period.
Stephens discounted the cash flows and terminal values to December 31, 2024, using discount rates ranging from 10.5% to 11.5% which were based on estimates of the pro forma combined entity’s weighted average cost of capital as calculated by Stephens.
Based on this analysis, Stephens derived a range of implied enterprise values for the pro forma combined entity as of December 31, 2024, and then a range of implied equity values for the pro forma combined entity by reducing the range of implied enterprise values by the amount of the pro forma combined entity’s projected net debt (calculated as Uniti and Windstream debt less cash and cash equivalents) as of December 31, 2024. Based on this analysis, Stephens derived an implied equity value range for the pro forma combined entity of approximately $2.507 billion to $3.508 billion.
Based on this analysis, Stephens derived Uniti’s implied equity value range in the pro forma combined entity of approximately $1.446 billion to $2.023 billion by multiplying Uniti’s equity ownership percentage of 57.68% in the pro forma combined entity by the implied equity value range for the pro forma combined entity of approximately $2.507 billion to $3.508 billion.
The following table summarizes the approximate implied equity value range for the pro forma combined company and Uniti’s equity ownership percentage in the pro forma combined entity of 57.68%, as compared to Uniti’s equity value, utilizing the closing price of Uniti Common Stock, on February 16, 2024:
Implied Equity Value Range for Pro Forma Combined Entity	Implied Equity Value Range for Uniti’s Stake	Uniti Equity Value on February 16, 2024
$2.507 billion to $3.508 billion	$1.446 billion to $2.023 billion	$1.233 billion
The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Uniti, Windstream or the pro forma combined entity. The actual results may vary from the projected results, any of these assumptions might not be realized in future operations and the variations may be material.
Relative Value Analysis:
Stephens performed a relative value analysis to determine the theoretical change in equity value for Uniti stockholders resulting from the proposed Merger. In this analysis, Stephens used (i) the range of equity values for Uniti and for the pro forma combined entity set forth above in the sections entitled “Uniti Group Inc. Financial Analysis — Discounted Cash Flow Analysis” and “Pro Forma Combined Uniti Group Inc.

and Windstream Holdings II, LLC Financial Analysis — Discounted Cash Flow Analysis”, respectively, and (ii) pro forma assumptions (including the impact of synergies, net operating losses (“NOLs”) and tax benefits as a result of the proposed Merger) provided by the executive management team of Uniti. See the section below entitled “— Synergies Analysis” for additional information regarding the pro forma assumptions used by Stephens in performing its analysis.
Stephens calculated the range of equity values for Uniti stockholders in the pro forma combined entity (exclusive of any synergies, NOLs or tax benefits as a result of the proposed Merger) by multiplying the high end and the low end of the implied equity value range for the pro forma combined entity set forth in the section entitled “Pro Forma Combined Uniti Group Inc. and Windstream Holdings II, LLC Financial Analysis — Discounted Cash Flow Analysis” above by Uniti’s equity ownership percentage in the pro forma combined entity of 57.68%.
Stephens adjusted the range of equity values for the pro forma combined entity set forth in the section entitled “Pro Forma Combined Uniti Group Inc. and Windstream Holdings II, LLC Financial Analysis —  Discounted Cash Flow Analysis” above to reflect the projected (i) NOLs, (ii) tax benefits (e.g., asset basis step-up) for the pro forma combined entity for the first four years following the closing of the proposed Merger (i.e., years 1-4) and for the 11 years thereafter (i.e., years 5 to 15) from the closing of the proposed Merger and (iii) Operating Expense Synergies and Capex Savings (collectively, “synergies and cost savings”) arising out of the proposed Merger as provided by the executive management team of Uniti. See the section below entitled “—Certain Estimated Synergies Attributable to the Merger” for additional information regarding the pro forma assumptions used by Stephens in performing its analysis.
The following table summarizes the range of equity values for Uniti on a standalone basis set forth in the section entitled “Uniti Group Inc. Financial Analysis — Discounted Cash Flow Analysis” above to the range of equity values for Uniti stockholders in the pro forma combined entity (inclusive of any synergies and cost savings):
	Low	High
Uniti Equity Value (Stand-alone basis)	$1.385 billion	$1.972 billion
Pro Forma Combined Equity Value (including present value of NOLs and tax benefits, for Years 1-4 post-transaction close)	$1.446	$2.023
Pro Forma Combined Equity Value (including synergies and cost savings and present value of tax benefits, for Years 5-15 post-transaction close)	$1.824	$2.404
% Premium to Equity Value for Uniti on Stand-alone basis	4.4% to 31.7%	2.6% to 21.9%
Other Factors
In developing its opinion, Stephens also noted certain additional factors that Stephens did not consider as part of its material financial analyses, but that Stephens referenced for informational purposes, including, among other things, (i) historical trading prices and trading volumes of Uniti Common Stock during the one-year period ended May 1, 2024, (ii) the range of publicly available research analysts’ one year forward price targets for Uniti and (iii) renewal of the Windstream Leases for calendar years 2031 through 2035. In particular the termination/renewal of the Windstream Leases presents a unique risk to Uniti’s and Windstream’s businesses and could have detrimental impact on either or both businesses depending on the final terms of such renewal.
Miscellaneous
The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the results from any particular analysis described above should not be taken to be the view of Stephens.

In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Uniti. The analyses performed by Stephens are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.
Stephens received a fee in the amount of $2,500,000 from Uniti upon rendering its fairness opinion. Uniti has also agreed to indemnify Stephens against certain claims and liabilities that could arise out of Stephens’ providing its opinion.
Affiliates and employees of Stephens Inc. own an investment interest of less than one-half of one percent of the outstanding common stock of Uniti, and Stephens makes a market in the stock of Uniti. Stephens has not received any investment banking fees from Uniti or Windstream within the past two years. Within the past two years, Stephens or its affiliates have provided insurance agency services to Uniti and have received customary compensation for such services of approximately $460,000. Stephens expects to pursue future investment banking services assignments with participants in the proposed Merger.
In the ordinary course of its business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions and trades or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of participants in the proposed Merger.
Opinion of J.P. Morgan to the Uniti Board
Pursuant to an engagement letter, Uniti retained J.P. Morgan to act as a financial advisor to the Uniti Board in connection with the Uniti Board’s evaluation of the Merger.
At the meeting of the Uniti Board on May 2, 2024, J.P. Morgan rendered its oral opinion to the Uniti Board that, as of such date and based upon and subject to the assumptions made, procedures followed and matters considered in, and limitations on, the review undertaken by J.P. Morgan in preparing its opinion, the Exchange Ratio in the Merger was fair, from a financial point of view, to the holders of Uniti Common Shares. J.P. Morgan has confirmed its May 2, 2024 oral opinion by delivering its written opinion to the Uniti Board, dated May 3, 2024, that, as of such date, the Exchange Ratio in the Merger was fair, from a financial point of view, to holders of Uniti Common Shares.
The full text of the written opinion of J.P. Morgan, dated May 3, 2024, which sets forth, among other things, the assumptions made, procedures followed and matters considered in, and limitations on the review undertaken by J.P. Morgan in preparing its opinion, is attached as Annex M to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of Uniti Common Shares are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Uniti Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger, was directed only to the Exchange Ratio in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of any consideration to the holders of the Convertible Notes, the Exchangeable Notes or the Call Spread Warrants (in each case, as defined in the Merger Agreement) or any other class of securities, creditors or other constituencies of Uniti, or as to the underlying decision by Uniti to engage in the Merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any holder of Uniti Common Shares as to how such stockholder should vote with respect to the Merger or any other matter.
In arriving at its opinions, J.P. Morgan, among other things:
•
reviewed the Merger Agreement;

•
reviewed certain publicly available business and financial information concerning Uniti and Windstream and the industries in which they operate;

•
compared the financial and operating performance of Uniti and Windstream with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Uniti Common Shares and certain publicly traded securities of such other companies;

•
reviewed certain internal financial analyses and forecasts prepared by the managements of Uniti and Windstream relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); and

•
performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Uniti with respect to certain aspects of the Merger, and the past and current business operations of Uniti and Windstream, the financial condition and future prospects and operations of Uniti and Windstream, the effects of the Merger on the financial condition and future prospects of Uniti and Windstream, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Uniti and Windstream or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Uniti, did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Uniti, Windstream, New Uniti, New Windstream, LLC, HoldCo or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies and the annual cash rent expense assumptions for the 2030 renewal of the Windstream Leases (the “Lease Renewal Assumptions”), J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Uniti and Windstream to which such analyses or forecasts relate. J.P. Morgan expresses no view as to such analyses or forecasts (including the Synergies and the Lease Renewal Assumptions) or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of Uniti, and will be consummated as described in the Merger Agreement. J.P. Morgan also assumed that the representations and warranties made by Uniti, Windstream, New Uniti, New Windstream, LLC, HoldCo and Merger Sub in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to Uniti with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the Closing will be obtained without any adverse effect on Uniti or Windstream or on the contemplated benefits of the Merger.
The projections furnished to J.P. Morgan were prepared by or at the direction of the management of Uniti, as discussed more fully under the section entitled “— Certain Unaudited Prospective Financial Information of Uniti.” Uniti does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the management of Uniti, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section entitled “— Certain Unaudited Prospective Financial Information of Uniti.”
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to the holders of Uniti Common Shares of the Exchange Ratio in the Merger and J.P. Morgan has expressed no opinion as to the fairness of the Merger to, or any consideration to be paid in connection with the Merger to, the holders of the Convertible Notes, the Exchangeable Notes or the Call Spread Warrants or of any other class of securities, creditors or other constituencies of Uniti, or as to the underlying decision by Uniti to engage in the Merger. J.P. Morgan also expressed no opinion as to the Voting Agreement, the Unitholder Agreements, the Stockholder Agreements, the Registration Rights Agreement or any voting, governance or other rights of the existing equity holders of Windstream, whether pursuant thereto, pursuant to the other documentation to be entered into in connection with the Merger, or otherwise (and did not take any such rights into account in its analysis). Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Uniti Common Shares in the Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Uniti Common Shares or any other class of securities of Uniti will trade at any future time.
J.P. Morgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Uniti or any other alternative transaction.
The terms of the Merger Agreement, including the Exchange Ratio, were determined through arm’s length negotiations between Uniti and Windstream, and the decision to enter into the Merger Agreement was solely that of the Uniti Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Uniti Board in its evaluation of the Merger and should not be understood as determinative of the views of the Uniti Board or management with respect to the Merger or the Exchange Ratio.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodologies in rendering its opinion to the Uniti Board on May 3, 2024 and in the financial analyses presented to the Uniti Board on May 2, 2024 in connection with the rendering of such opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Uniti Board and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to standalone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Uniti Analyses
As further described below, for each of the following analyses, J.P. Morgan determined the implied enterprise value of Uniti excluding the expected financial impact of the Windstream Leases. J.P. Morgan determined the implied value of the Windstream Leases separately, as described below, and then added such amount to the implied Uniti enterprise value to derive the implied equity value per share ranges summarized below.
Public Trading Multiples Analysis
Using publicly available information, J.P. Morgan compared selected financial data of Uniti with similar data for certain publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to the business of Uniti. These companies (referred to herein as the “Enterprise Connectivity Companies”) were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, were, in J.P. Morgan’s judgement, considered sufficiently similar to those of Uniti to serve as a comparative reference.
Enterprise Connectivity Companies
•
Lumen Technologies, Inc.

•
Cogent Communications

Neither of the Enterprise Connectivity Companies reviewed are identical to Uniti and certain of these companies may have characteristics that are materially different from those of Uniti. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect Uniti. In all instances, multiples were based on closing stock prices on May 1, 2024.
With respect to the Enterprise Connectivity Companies, the information J.P. Morgan presented included the multiple of implied firm value to estimates of calendar year 2024 and 2025 adjusted EBITDA (after taking into account stock-based compensation expenses (“SBC”)) for the applicable companies, which J.P. Morgan refers to as “FV / Adjusted EBITDA (post-SBC)”, in this section entitled “Opinion of J.P. Morgan to the Uniti Board.” Financial data for the Enterprise Connectivity Companies was based on the Enterprise Connectivity Companies’ filings with the SEC, publicly available equity research analysts’ consensus estimates for calendar years 2024 and 2025 and FactSet Research Systems. Results of this analysis are presented as indicated in the following table:
Enterprise Connectivity Companies	FV / 2024E Adjusted EBITDA (post-SBC)	FV / 2025E Adjusted EBITDA (post-SBC)
Lumen Technologies, Inc.(1)	3.1x	3.1x
Cogent Communications	14.3x	15.2x
Mean	8.7x	9.2x
Median	8.7x	9.2x

(1)
Firm value metric reflects market value of Lumen Technologies, Inc. debt as of May 1, 2024

Based on the above analysis of the selected Enterprise Connectivity Companies and on other factors J.P. Morgan considered appropriate, J.P. Morgan then derived an FV/ 2024E Adjusted EBITDA (post-SBC) reference range of 8.75x to 13.25x and an FV/ 2025E Adjusted EBITDA (post-SBC) reference range of 9.25x to 14.25x. J.P. Morgan then applied the applicable range to Uniti’s FY 2024E Adjusted EBITDA Excl. Leases (post-SBC) and FY 2025E Adjusted EBITDA Excl. Leases (post-SBC) in each case, as provided in the Uniti Management Estimates used by J.P. Morgan and described in the section entitled “— Certain Unaudited Prospective Financial Information of Uniti”, and adjusted to include the net present value to Uniti of the Windstream Leases and Uniti’s tax attributes, pursuant to assumptions provided by Uniti management, as discussed under “— Discounted Cash Flow Analyses” immediately below. The analysis indicated the following ranges of implied equity values per Uniti Common Share (in each case, rounded to the nearest $0.25 per share):
	Implied Per Share Equity Value (rounded to the nearest $0.25)
	Low	High
FY 2024E Adjusted EBITDA Excl. Leases (post-SBC)	$2.75	$5.25
FY 2025E Adjusted EBITDA Excl. Leases (post-SBC)	$4.00	$7.00
The ranges of implied per share equity value were compared to the closing price per Uniti Common Share as of February 16, 2024, the last full trading day prior to media speculation regarding a potential transaction with Windstream, of $5.10.
Discounted Cash Flow Analyses
Fully Diluted Equity Value of Uniti Common Shares
J.P. Morgan conducted discounted cash flow analyses for the purpose of determining the implied fully diluted equity value per Uniti Common Share. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating their “present value.” For purposes of J.P. Morgan’s analysis, “unlevered free cash flows” were calculated by taking earnings before interest and taxes, subtracting cash taxes, adding back depreciation and amortization, subtracting capital expenditures and adjusting for changes in working capital and other cash flow items, including non-cash revenue and expenses. For purposes of J.P. Morgan’s opinion, “present value” refers to the current value of one or more future unlevered free cash flows from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account certain macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. For purposes of J.P. Morgan’s opinion, “terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final projection period.
J.P. Morgan calculated the unlevered free cash flows that Uniti expected to generate on a standalone basis (i.e., without any Synergies), excluding the free cash flows attributable to the Windstream Leases, which were calculated separately as described in the following paragraph, during fiscal years 2024 through 2032 based upon Uniti management projections. J.P. Morgan also calculated a range of terminal values at the end of the projection period by applying a terminal period rate estimated by Uniti management ranging from 2.50% to 3.50% of the unlevered free cash flow of Uniti during the terminal period of the projections. The unlevered free cash flows and range of terminal values were then discounted to present values as of December 31, 2023 using a range of discount rates from 11.25% to 10.25%, which were chosen by J.P. Morgan based upon an analysis of Uniti’s weighted average cost of capital. The present value of the unlevered free cash flows and the range of terminal values for Uniti were then adjusted for the addition of the present value of the rental income pursuant to the Windstream Leases (assuming a 0.5% escalation, as provided by Uniti management, and discounted at 12.00%, in each case discussed immediately below) and the present value of Uniti’s tax attributes (discounted at 10.75%), to indicate a range of implied equity values per Uniti Common Share on a standalone basis, calculated based on the fully diluted number of shares outstanding using the treasury stock method, and after accounting for net debt (including cash proceeds from pending asset divestitures), and non-controlling interests each as provided by Uniti management (in each case, rounded to the nearest $0.25 per share), of $3.50 to $5.25 per Uniti Common Share. This range of implied per share equity value was compared to the closing price per Uniti Common Share as of February 16, 2024, the last full trading day prior to media speculation regarding a potential transaction with Windstream, of $5.10.
Rental Income Pursuant to the Windstream Leases
J.P. Morgan calculated the free cash flows attributable to Uniti’s rental income pursuant to the Windstream Leases from fiscal year 2024 through their April 30, 2030 expiration based upon the Uniti Management Lease Estimates described in the section entitled “Certain Unaudited Prospective Financial Information.” J.P. Morgan also calculated a terminal value at the end of the projection period using a renewal rent estimate provided by Uniti management that reflected an escalation of 0.5% over current rent. The free cash flows and terminal value were then discounted to present values as of December 31, 2023 using a discount rate of 12.00%, which was chosen by J.P. Morgan based upon an analysis of Windstream’s secured debt yield, yielding a present value of $4,933 million.
Standalone Tax Attributes
J.P. Morgan calculated the tax savings expected to result from Uniti’s tax attributes for fiscal years 2024 through 2036 based on Uniti management projections and then discounted such amounts to their present value as of December 31, 2023 using a discount rate of 10.75%, yielding a present value of $89 million.
Windstream Analyses
As further described below, for each of the following analyses, J.P. Morgan determined the implied enterprise value of Windstream excluding the expected financial impact of the Windstream Leases. J.P. Morgan determined the implied value of the Windstream Leases separately, as described below, and then subtracted such amount from the implied Windstream enterprise value to derive the implied equity value ranges summarized below.
Sum-of-the-Parts Public Trading Multiples Analysis
J.P. Morgan performed a sum of the parts trading multiples comparable analysis for Windstream. That is, J.P. Morgan (i) separately derived an implied firm value range for Windstream’s Enterprise and Wholesale segments, which are combined and collectively referenced as one segment in this section entitled “Opinion of J.P. Morgan to the Uniti Board” and its Kinetic segment, (ii) calculated a range of implied firm values for Windstream as a sum of such ranges and (iii) subsequently derived a range of implied equity values for Windstream as a whole.
For each of Windstream’s Enterprise and Wholesale segment and Kinetic segment, using publicly available information, J.P. Morgan compared selected financial data of each such segment with similar data for certain publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to that of the applicable Windstream segment. The companies selected by J.P. Morgan to be used for reference for Windstream’s Enterprise and Wholesale segment were the Enterprise Connectivity Companies set forth above. The companies selected by J.P. Morgan to be used for reference for Windstream’s Kinetic segment were as follows (which are referred to in this proxy statement as the “Fiber to the Home (FttH) Upgrade Companies” and “Cable Companies”):
Fiber to the Home (FttH) Upgrade Companies
•
Frontier Communications Parent, Inc.

•
Consolidated Communications Holdings, Inc.

•
TDS Telecom Inc.

•
Shenandoah Telecommunications Co.

Cable Companies
•
Comcast Corporation

•
Charter Communications, Inc.

•
Altice USA, Inc.

•
Cable One, Inc.

•
WideOpenWest, Inc.

For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies were based on the selected companies’ filings with the SEC and information J.P. Morgan obtained from FactSet Research Systems and selected equity research reports. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.
The FttH Upgrade Companies and Cable Companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, were, in J.P. Morgan’s judgement, considered sufficiently similar to that of Windstream’s Kinetic segment. The Enterprise Connectivity Companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, were, in J.P. Morgan’s judgement, considered sufficiently similar to those of Windstream’s Enterprise and Wholesale segment. None of the selected companies reviewed are identical to Windstream or the applicable segment and certain of these companies may have characteristics that are materially different from Windstream or such applicable segment. Furthermore, the analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies and segments involved and other factors that could affect the companies differently than they would affect Windstream or its business segments. Multiples were based on closing stock prices on May 1, 2024 in all instances other than for (1) Consolidated Communications Holdings, which multiple was based on the closing stock price as of the April 12, 2023 unaffected date prior to a press release issued by such company that it had received a take-private proposal from Searchlight Capital and British Columbia Investment Management, and (2) TDS Telecom, which multiple was based on the closing stock price as of the August 3, 2023 unaffected date prior to its parent company, Telephone and Data Systems, Inc., announcing a process to explore strategic alternatives for its subsidiary, UScellular. With respect to the selected companies in its sum of the parts analysis, the information J.P. Morgan presented included Adjusted FV / EBITDA (post-SBC) for 2024 and 2025 for each applicable company.

Results of the analysis of Enterprise Connectivity Companies are set forth earlier in this section, while results of the analysis prepared for Windstream’s Kinetic segment are set forth in the following table:
	FV / 2024E Adjusted EBITDA (post-SBC)	FV / 2025E Adjusted EBITDA (post-SBC)
FttH Upgrade Companies
Frontier Communications Parent, Inc.	7.5x	7.1x
Consolidated Communications Holdings, Inc.(1)	8.5x	7.9x
TDS Telecom Inc.(2)	4.6x	4.2x
Shenandoah Telecommunications Co.(3)	10.4x	8.8x
Mean	7.8x	7.0x
Median	8.0x	7.5x
Cable Companies
Comcast Corporation	6.1x	6.0x
Charter Communications, Inc.	6.5x	6.4x
Altice USA, Inc.(4)	5.8x	5.8x
Cable One, Inc.	5.4x	5.4x
WideOpenWest, Inc.	4.8x	4.7x
Mean	5.7x	5.7x
Median	5.8x	5.8x

(1)
Unaffected as of April 12, 2023

(2)
Unaffected as of August 3, 2023

(3)
Pro forma for acquisition of Horizon announced on October 24, 2023 and towers sale to Vertical Bridge announced on March 1, 2024.

(4)
Firm value metric reflects market value of Altice debt as of May 1, 2024

Based on these analyses and on other factors J.P. Morgan considered appropriate, J.P. Morgan then derived a reference range of 3.00x to 4.00x for FV/ 2024E Adjusted EBITDA (post-SBC) and 3.00x to 4.00x for FV/ 2025E Adjusted EBITDA (post-SBC) for Windstream’s Enterprise and Wholesale segment, and 5.75x to 7.50x for FV/ 2024E Adjusted EBITDA (post-SBC) and 5.75x to 7.00x for FV / 2025E Adjusted EBITDA for Windstream’s Kinetic segment.
After applying these ranges to the FY 2024E and FY 2025E Adjusted EBITDA (post-SBC) of the applicable Windstream segments, based on the Adjusted Windstream Estimates (as defined below) approved for J.P. Morgan’s use in connection with its financial analyses by the Uniti Board and Uniti management described in the section entitled “— Certain Unaudited Prospective Financial Information of Uniti,” and adjusting to deduct the net present value of the Windstream Leases and to add the tax attributes, pursuant to assumptions provided by Uniti management, the analysis indicated the following ranges of implied equity values of Windstream’s combined business (in each case, rounded to the nearest $25 million and a minimum value of $0 million):
	Implied Equity Value (rounded to the nearest $25 million) (values in millions)
	Low	High
FY 2024E Adjusted EBITDA (post-SBC)	$0	$1,800
FY 2025E Adjusted EBITDA (post-SBC)	$250	$1,800

Discounted Cash Flow Analyses
Fully Diluted Equity Value of Windstream
J.P. Morgan also conducted a discounted cash flow analysis for the purpose of determining the implied fully diluted equity value of Windstream. For purposes of J.P. Morgan’s analysis, “unlevered free cash flows” were calculated by taking earnings before interest and taxes, subtracting cash taxes, adding back depreciation and amortization, subtracting capital expenditures and adjusting for changes in working capital and other cash flow items, including pension capital contributions, severance costs and other cost initiatives.
J.P. Morgan calculated the unlevered free cash flows that Windstream expected to generate during fiscal years 2024 through 2026 based upon the Adjusted Windstream Estimates and upon projections for the subsequent period developed using terminal period assumptions provided by Uniti’s management for use in J.P. Morgan’s analysis, implying a terminal growth rate ranging from 1.50% to 2.50%. The unlevered free cash flows and range of terminal values were then discounted to present values as of December 31, 2023 using a range of discount rates from 11.25% to 10.25%, which were chosen by J.P. Morgan based upon an analysis of Windstream’s weighted average cost of capital. The present value of the unlevered free cash flows and the range of terminal values for Windstream were then adjusted for the deduction of the present value of the Windstream Leases (assuming a 0.5% escalation, as provided by Uniti management, and discounted at 12.00%, in each case as discussed above), the addition of the present value of Windstream’s tax attributes (using a discount rate of 10.75%, as described below) and the addition of the present value of Windstream’s lease tax shield (discounted at 12.00%), to indicate a range of implied equity values for Windstream on a standalone basis, after accounting for net debt (including capital leases and proceeds from pending asset divestures), and pension SLB, each as provided by Uniti management (in each case, rounded to the nearest $25 million) of $650 million to $2,300 million.
Tax Shield from Rent Expense Under the Windstream Leases
As instructed by Uniti management, J.P. Morgan assumed that the rent expense incurred under the Windstream Leases reduces Windstream’s taxable income, thereby serving as a tax shield for Windstream. J.P. Morgan calculated the tax savings expected to result from this tax shield from fiscal year 2024 through the April 30, 2030 expiration of the Windstream Leases based upon Uniti management projections. J.P. Morgan also calculated a terminal value at the end of the projection period using the same renewal rent estimate described above, as instructed by Uniti management. The tax savings and terminal value were then discounted to present values as of December 31, 2023 using the same 12.00% discount rate discussed above, yielding a present value of $1,453 million.
Standalone Tax Attributes
J.P. Morgan calculated the tax savings expected to result from Windstream’s standalone tax attributes for fiscal years 2024 through 2036 based on Windstream projections prepared by Uniti management for fiscal years 2024 through 2028 and Uniti management projections for fiscal years 2029 through 2036, and then discounted such savings to their present value as of December 31, 2023 using a discount rate of 10.75%, yielding a present value of $150 million.
Synergies Analysis
Based upon the Uniti management projections described in the section entitled “Certain Unaudited Prospective Financial Information,” J.P. Morgan also calculated the unlevered free cash flows related to the operating cost and revenue synergies expected to result from the Merger (the “Operating Synergies”) and the cost-of-capital synergies expected to result from the Merger (the “Cost of Capital Synergies”), in each case taking into account the costs to achieve such Synergies. J.P. Morgan also calculated the net impact to the aggregate tax attributes expected to result from the Merger (“Impact to Tax Attributes”):
•
Operating Synergies:   J.P. Morgan calculated the unlevered free cash flows expected to result from the Operating Synergies during fiscal years 2024 through 2028, based on the Uniti management projections. J.P. Morgan also calculated a range of terminal values for the Operating Synergies at the end of this period by applying terminal growth rates ranging from 2.50% to 3.50%. These unlevered free cash flows and terminal value ranges were discounted to present value using discount rates ranging from 11.25% to 10.25%, which were chosen by J.P. Morgan based upon an analysis of Uniti and Windstream’s weighted average cost of capital. These calculations yielded a range of implied Operating Synergies from $1,499 million to $1,923 million.
•
Cost of Capital Synergies:   J.P. Morgan estimated the potential impact of the Merger on the respective discount rates of Uniti and Windstream based on an analysis of certain financial metrics for each company on a standalone basis compared to the corresponding financial metrics estimated for the combined business that would result from the Merger. J.P. Morgan calculated the cost of capital synergies as the difference between (i) the sum of (A) the Uniti discounted cash flow analysis using a range of discount rates from 11.25% to 10.25% and (B) the Windstream discounted cash flow analysis using a range of discount rates from 11.25% to 10.25% and (ii) the sum of (A) the Uniti discounted cash flow analysis using a range of discount rates from 10.50% to 9.50% and (b) the Windstream discounted cash flow analysis using a range of discount rates from 10.25% to 9.25%. These calculations yielded a range of implied Cost of Capital Synergies from $1,186 million to $1,774 million.

•
Impact to Tax Attributes:   J.P. Morgan then calculated the net impact to aggregate Uniti and Windstream tax attributes as (i) the net present value of the tax savings expected to result from combining the tax attributes of Uniti and Windstream minus (ii) the sum of the net present values of the tax savings expected to result from (A) Uniti’s standalone tax attributes, (B) Windstream’s standalone tax attributes and (C) the tax shield attributable to Windstream’s rent expenses under the Windstream Leases plus (iii) the net present value of the tax shield for fiscal years 2024 through 2039 that would be created by the step up in Uniti’s tax basis that could potentially result from the Merger, as estimated by Uniti management. These calculations yielded an Impact to Tax Attributes range with a midpoint of negative $629 million, which midpoint was used for purposes of J.P. Morgan’s analysis.

Relative Value Analysis
Based upon (i) the implied equity values for Uniti and Windstream calculated in the public trading multiples analysis described above and (ii) the implied equity values for Uniti and Windstream calculated in the discounted cash flow analyses described above, J.P. Morgan calculated an implied range of percentage ownership by holders of Uniti Common Shares as of immediately prior to the Merger of the combined, post-Merger entity, taking into account the impact of (x) Windstream undertaking the pre-closing reorganization contemplated by the Merger Agreement and (y) the issuance of the New Uniti Warrants to Windstream equityholders and exercise of such New Uniti Warrants. For each comparison, J.P. Morgan compared the highest equity value for Uniti to the lowest equity value for Windstream to derive the highest implied percentage ownership by holders of Uniti Common Shares as of immediately prior to the Merger implied by each set of reference ranges. J.P. Morgan also compared the lowest equity value for Uniti to the highest equity value for Windstream to derive the lowest implied percentage ownership by holders of Uniti Common Shares as of immediately prior to the Merger implied by each set of reference ranges. The implied ranges resulting from this analysis were:
	Implied Uniti Ownership
	Low	High
Public Trading Multiples Analysis
FV / 2024 Adjusted EBITDA (post-SBC)	42.4%	93.1%
FV / 2025 Adjusted EBITDA (post-SBC)	50.3%	93.1%
Discounted Cash Flow Analysis
Standalone before any Synergies	36.1%	93.1%
Standalone plus Operating Synergies and Impact to Tax Attributes(1)	24.8%	62.6%
Standalone plus Operating Synergies, Impact to Tax Attributes and Cost of Capital Synergies(2)	16.7%	34.8%

(1)
Assumes (a) Operating Synergies at the midpoint of the discounted cash flow range described above net of $100 million in transaction expenses, as estimated by Uniti management and (b) an Impact to Tax Attributes of negative $629 million.

(2)
Assumes, in addition to the Operating Synergies and Impact to Tax Attributes described above, Cost of Capital Synergies at the midpoint of the discounted cash flow range described above.

The resulting implied ranges of percentage ownership were then compared to the fully diluted ownership by holders of Uniti Common Shares as of immediately prior to the Merger in the Merger of 57.68%.
Intrinsic Value Creation Analysis
J.P. Morgan conducted an intrinsic value creation analysis that compared the implied equity value of Uniti derived from a discounted cash flow valuation on a standalone basis to the pro forma combined company implied equity value. J.P. Morgan determined the pro forma combined company implied equity value including expected Synergies by calculating the sum of (a) the implied equity value of Uniti using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above, plus (b) the implied equity value of Windstream using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above, plus (c) estimated Operating Synergies using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above (net of $100 million in expected transaction costs, as estimated by Uniti management), minus (d) an expected Impact to Tax Attributes of $629 million, as estimated by Uniti management, minus (e) an expected impact of $1 billion resulting from the pre-closing Windstream reorganization contemplated by the Merger Agreement, plus (f) estimated Cost of Capital Synergies using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above. The analysis indicated, on an intrinsic basis, that the Merger created incremental implied value for the holders of Uniti Common Shares.
Miscellaneous
The foregoing summary of certain material financial analyses undertaken by J.P. Morgan does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Uniti or Windstream. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Uniti or Windstream. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Uniti and Windstream. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Uniti and Windstream.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Uniti with respect to the Merger and deliver an opinion to the Uniti Board with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Uniti and Windstream and the industries in which they operate.
For services rendered in connection with the Merger, Uniti has agreed to pay J.P. Morgan an aggregate fee of $7 million, all of which became payable upon the delivery of J.P. Morgan’s opinion. In addition, Uniti has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and expenses of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.
During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and J.P. Morgan’s affiliates have had commercial or investment banking relationships with Uniti and Windstream, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period for Uniti have included acting as joint lead bookrunner on Uniti’s offering of debt securities in February 2023 and as joint lead bookrunner on Uniti’s offering of convertible debt securities in December 2022, and such services during such period for Windstream have included acting as lead arranger on Windstream’s term loan credit facility in November 2022. In addition, during the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and J.P. Morgan’s affiliates have had commercial or investment banking relationships with Elliott, a significant affiliate of Windstream, for which J.P. Morgan and such affiliates have received customary compensation (as described below). Such services during such period for Elliott have included providing financial advisory services to Elliott portfolio companies. J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Windstream, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and J.P. Morgan’s affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of Uniti. During the two year period preceding delivery of its opinion, the aggregate fees recognized by J.P. Morgan from Uniti were approximately $10.2 million. During the two-year period preceding delivery of its opinion, the aggregate fees recognized by J.P. Morgan and its affiliates from Windstream were approximately $2.7 million. During the two year period preceding delivery of its opinion, the aggregate fees recognized by J.P. Morgan from Elliott were approximately $2.5 million. During the two-year period preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Investor Adviser, a significant affiliate of Windstream, and the aggregate fees recognized by J.P. Morgan from the Investor Adviser were zero. J.P. Morgan also provided investment banking services to Windstream in connection with corporate finance activity in October 2024 related to the Transactions, for which J.P. Morgan received $10.6 million of fees, and expects to receive up to an additional $1.5 million upon closing of the Transactions. In addition to these services, J.P. Morgan acted as joint bookrunner on Windstream’s offering of debt securities in December 2024, for which J.P. Morgan received fees of $2.3 million. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Uniti, Windstream, the Investor Adviser’s controlled affiliates or Elliott portfolio companies for J.P. Morgan’s own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.
Certain Unaudited Prospective Financial Information
While Uniti has from time to time provided limited financial guidance to investors, Uniti’s management does not, as a matter of course, otherwise publicly disclose forecasts or internal projections as to future performance due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. In connection with the Merger, Uniti management provided certain unaudited non-public prospective financial information regarding Uniti and Windstream to the Uniti Board (referred to as the “prospective financial information”). At the direction of the Uniti Board, the prospective financial information was also provided to, and approved by the Uniti Board for use and reliance by, J.P. Morgan and Stephens for purposes of performing their respective financial analyses in connection with rendering their respective opinions to the Uniti Board (as more fully described above under the sections titled “— Opinion of Stephens Inc. to the Uniti Board” and “— Opinion of J.P. Morgan to the Uniti Board”). A summary of the prospective financial information is included below to give Uniti stockholders access to certain information that was considered by the Uniti Board for purposes of evaluating the Merger. This prospective financial information is not, and should not be viewed as, public guidance or even targets.
This information was prepared solely for internal use and is subjective in many respects. The prospective financial information, while presented with numerical specificity, were based on numerous variables and assumptions, including about future performance, that are inherently uncertain and many of which are beyond Uniti’s and Windstream’s control. The prospective financial information reflects numerous estimates, assumptions and judgments made by Uniti management, based on information available at the time the prospective financial information was developed, with respect to, among other things, industry performance and competition, anticipated renewal of the CLEC and ILEC leases, general business, economic, regulatory, market and financial conditions, other future events and matters specific to Uniti’s business, all of which are difficult to predict and many of which are beyond Uniti’s control. There can be no assurances that the prospective financial information accurately reflects future trends or accurately estimates New Uniti’s, Uniti’s or Windstream’s future financial and operating performance. The prospective financial information also reflects assumptions as to certain business decisions that may not be realized and are subject to change. Important factors that may affect actual results and cause the prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to Uniti’s and Windstream’s respective businesses (including the ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions, the factors discussed in the section titled “Risk Factors” and other factors described in or referenced under the section titled “Cautionary Note Regarding Forward-Looking Statements” and those risks and uncertainties detailed in Uniti’s public filings with the SEC. Further, the prospective financial information covers multiple years and by its nature becomes subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the prospective financial information will be realized, and actual results may vary materially from those shown. Modeling and forecasting the future performance of a telecommunications and digital infrastructure company is a highly speculative endeavor. Since the prospective financial information covers a long period of time, the prospective financial information by its nature is unlikely to anticipate each circumstance that will have an effect on the commercial value of New Uniti’s, Uniti’s and Windstream’s properties, products and services.
The prospective financial information was not prepared with a view toward public disclosure and, accordingly, does not necessarily comply with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information or GAAP.
The prospective financial information included in this document, including the prospective financial information set forth below, has been prepared by and is the responsibility of Uniti’s management. KPMG LLP (“KPMG”), Uniti’s independent registered public accounting firm, and PricewaterhouseCoopers LLP (“PwC”), Windstream’s independent registered public accounting firm, have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the prospective financial information and, accordingly, neither KPMG nor PwC have expressed an opinion or any other form of assurance with respect thereto. The KPMG report on Uniti’s consolidated financial statements incorporated by reference from Uniti’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, relates to Uniti’s previously issued financial statements and the PwC report included in this proxy statement/prospectus relates to Windstream’s previously issued financial statements. The reports do not extend to the prospective financial information and should not be read to do so.
The prospective financial information is not being included in this proxy statement/prospectus in order to influence any Uniti stockholder’s decision as to whether or not to approve the Merger. The summary of the prospective financial information is being included in this proxy statement/prospectus solely because the prospective financial information was made available to the Uniti Board, J.P. Morgan and Stephens.

The prospective financial information (other than estimated synergies) does not take into account any circumstances or events occurring after the date it was prepared, including the announcement of the Merger, any Merger-related expenses, the effect on Uniti or Windstream of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the Merger Agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. The prospective financial information also does not take into account the effect of any failure of the Merger to close and should not be viewed as accurate or continuing in that context.
The inclusion of the prospective financial information in this proxy statement/prospectus should not be regarded as an indication that New Uniti, Uniti, Windstream, any other recipient of the financial projections or any of their respective affiliates, advisors or representatives considered or consider the prospective financial information to be predictive of actual future events, and the prospective financial information should not be relied on as such. None of New Uniti, Uniti, Windstream, or any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from this prospective financial information, and none of them undertakes any obligation to update or otherwise revise or reconcile the prospective financial information to reflect circumstances existing after the date such prospective financial information was generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the prospective financial information is shown to be in error or no longer appropriate. None of New Uniti, Uniti or Windstream intend to make publicly available any update or other revisions to the prospective financial information, except as required by law. None of New Uniti, Uniti, Windstream, or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other investor regarding the ultimate performance of New Uniti compared to the prospective financial information or that the projected results will be achieved.
Uniti stockholders are cautioned not to place undue, if any, reliance on the prospective financial information included in this proxy statement/prospectus.
The prospective financial information incorporates certain financial measures which are not GAAP measures. Such financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Uniti’s calculations of these financial measures may differ from others in its industry and are not necessarily comparable with information presented under similar captions used by other companies. Financial measures provided to a financial advisor are excluded from the SEC’s definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure to be presented. Reconciliations of these financial measures were not prepared nor relied upon by the Uniti Board or by J.P. Morgan or Stephens for purposes of performing their respective financial analyses in connection with rendering their respective opinions to the Uniti Board (as described in the sections above titled “— Opinion of Stephens Inc. to the Uniti Board” and “— Opinion of J.P. Morgan to the Uniti Board”). Accordingly, a reconciliation of the financial measures included in the prospective financial information is not provided.
Subject to the foregoing qualifications, the prospective financial information is set forth below:
Uniti Management Estimates
The following table presents certain unaudited prospective financial information of Uniti for the years ending December 31, 2024 through December 31, 2028 (the “Full Uniti Management Estimates”), which was part of the prospective financial information.
Period ($ in millions)	2024E	2025E	2026E	2027E	2028E
Revenue(1)	$1,188	$1,236	$1,287	$1,336	$1,387
Adjusted EBITDA(2)	$939	$978	$1,019	$1,059	$1,100
Unlevered Cash Flow (pre-tax)(1)(3)	$460	$516	$630	$737	$784

(1)
These Uniti Management Estimates include the effect of the Windstream Leases.

(2)
Adjusted EBITDA is calculated as earnings before net interest, income taxes, depreciation and amortization. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

(3)
Unlevered Cash Flow is a non-GAAP measure calculated as Adjusted EBITDA less capital expenditures, less non-cash revenue including straight-line revenue and deferred revenue amortization, plus non-recurring charges, plus proceeds from asset sales.

The following table presents certain unaudited prospective financial information regarding the aggregate value of the Windstream Leases for the years ending December 31, 2024 through December 31, 2029 and for 2030, from January 1, 2030 through April 30, 2030 (the “Uniti Management Lease Estimates”), which was a part of the prospective financial information. The Uniti Management Lease Estimates were calculated assuming the annual base rent payable by Windstream to Uniti would continue to be subject to a 0.5% annual base rent price escalator, which is contractually fixed with no variability through April 2030 and set forth in the terms of the Windstream Leases.
Period ($ in millions)	2024E	2025E	2026E	2027E	2028E	2029E(5)	4/30/2030E(5)	Renewal(6)
Total Cash Rent	$676	$679	$682	$686	$689	$692	$232	—
Total Cash GCI(7)	$55	$78	$95	$110	$121	$132	$47	—
Total Cash Rent (Incl. GCI)(1)	$730	$757	$778	$796	$810	$824	$279	$515
Total Rental Revenue(2)	$729	$729	$729	$729	$729	—	—	—
Total GCI Revenue(3)	$68	$82	$93	$100	$106	—	—	—
Net Cash Flow (Incl. GCI)(4)	$402	$508	$603	$671	$685	$699	$279	$515

(1)
Total Cash Rent (Incl. GCI) is the sum of (i) the cash payment related to the Windstream Leases before straight-line revenue, tenant-funded capital improvements, Windstream Leases expenses and allocated corporate costs, and (ii) the cash payment related to gross capital improvements (“GCI”) rent revenue before straight-line revenue.

(2)
Total Rental Revenue includes straight-line revenue and tenant-funded capital improvements.

(3)
Total GCI Revenue includes straight-line revenue.

(4)
Net Cash Flow (Incl. GCI) is Total Cash Rent (Incl. GCI), less ILEC and CLEC GCI funding, less cash settlement transfer payments to Windstream.

(5)
Based on discussions between J.P. Morgan and Uniti management, Uniti management extended the Uniti Management Lease Estimates through the year ending December 31, 2029 and for 2030, from January 1, 2030 through April 30, 2030, solely with respect to the prospective financial information provided to J.P. Morgan.

(6)
Renewal is the annual Total Cash Rent (Incl. GCI) following the 2030 renewal of the Windstream Leases.

(7)
Though GCI rent payments may vary slightly based on the timing of Windstream’s requests for such GCI payments, any such variation is expected to be immaterial. The Management Lease Estimates assume that Windstream will continue to request the maximum GCI funding permitted under the Windstream Leases through 2030.

The following table presents unaudited prospective financial information of Uniti for the years ending December 31, 2024 through December 31, 2032 excluding the effect of the Windstream Leases (the “Ex-Lease Uniti Management Estimates”), which was a part of the prospective financial information.
Period ($ in millions)	2024E	2025E	2026E	2027E	2028E	2029E(3)	2030E(3)	2031E(3)	2032E(3)
Revenue Excl. Leases	$391	$425	$465	$507	$552	$598	$649	$704	$763
Adjusted EBITDA Excl. Leases (post-SBC)(1)	$129	$154	$184	$217	$252	$312	$351	$394	$440
Unlevered FCF Excl. Leases (pre-tax)(2)	$(35)	$(5)	$15	$52	$86	$144	$182	$221	$262

(1)
Adjusted EBITDA Excl. Leases (post-SBC) is calculated as earnings, excluding the effect of the Windstream Leases, and before net interest, income taxes, depreciation and amortization, as further adjusted to include share-based compensation expenses, assuming such share-based compensation for Uniti employees would remain constant at approximately $13.2 million per year. Adjusted EBITDA Excl. Leases (post-SBC) is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

(2)
Unlevered free cash flow (pre-tax) is a non-GAAP measure calculated as Adjusted EBITDA Excl. Leases (post-SBC), less capital expenditure less non-cash revenue including straight-line revenue and deferred revenue amortization.

(3)
Based on discussions between J.P. Morgan and Uniti management, Uniti management extended the Ex-Lease Uniti Management Estimates through the year ending December 31, 2032, solely with respect to the prospective financial information provided to J.P. Morgan.

Adjusted Windstream Estimates
The following table presents unaudited prospective financial information of Windstream prepared by Windstream management and, in certain instances described below, adjusted by Uniti management for the years ending December 31, 2024 through December 31, 2026 excluding the estimated effect of the Windstream Leases (the “Adjusted Windstream Estimates”), which was part of the prospective financial information.
Period ($ in millions)	2024E	2025E	2026E
Revenue	$3,702	$3,454	$3,388
Adjusted EBITDA (post-SBC)(1)(2)	$1,415	$1,412	$1,421
Unlevered FCF (pre-tax)(1)(3)	$441	$606	$570

(1)
These Adjusted Windstream Estimates were adjusted by Uniti management to include the estimated share-based compensation expenses determined during Uniti management’s due diligence process.

(2)
Adjusted EBITDA (post-SBC) is calculated as earnings excluding the effect of the Windstream Leases and gain on sale of IPv4 assets before net interest, income taxes, depreciation and amortization, as further adjusted to include share-based compensation expenses, assuming such compensation for Windstream employees would remain constant at approximately $8 million per year. Adjusted EBITDA (post-SBC) is a non-GAAP financial measure and should not be considered as an alternative to net income or operating income as a measure of operating performance or cash flows or as a measure of liquidity.

(3)
Unlevered free cash flow (pre-tax) is a non-GAAP measure calculated as Adjusted EBITDA (post-SBC), less capital expenditure, less (plus) any increase (reduction) in net working capital, less pension capital contributions, less severance expenses and costs associated with expense initiatives. The Unlevered free cash flow (pre-tax) projections herein include share-based compensation expenses, assuming such compensation for Windstream employees would remain constant at approximately $8 million per year.

Certain Estimated Synergies Attributable to the Merger
The following table presents unaudited prospective financial information prepared by Uniti management relating to the anticipated cost savings and other financial benefits estimated to be realized by New Uniti following the Closing for the years ending December 31, 2024 through December 31, 2028, net of incremental costs realized by the combination of the businesses as a result of the Transactions (the “Initial Estimated Synergies”), which was a part of the prospective financial information.
Period ($ in millions)	2024E	2025E	2026E	2027E	2028E
Operating Expense Synergies(1)	$(0)	$24	$53	$66	$66
Additional Windstream Efficiencies(2)(8)	$(0)	$11	$30	$73	$116
Total EBITDA Synergies(3)	$(0)	$35	$84	$139	$181

Period ($ in millions)	2024E	2025E	2026E	2027E	2028E
Capex Savings(4)	$(0)	$27	$25	$24	$22
Additional Capex Efficiencies(5)(8)	$(1)	$24	$33	$33	$23
Total Capex Synergies(6)	$(1)	$51	$58	$56	$45
Period ($ in millions)	2024E	2025E	2026E	2027E	2028E
Unlevered FCF (pre-tax)(7)	$(1)	$71	$127	$193	$226

(1)
Operating Expense Synergies is the operating expense savings, before the impact of cash taxes, that Uniti management estimated would be realized following the Closing.

(2)
Additional Windstream Efficiencies is the impact to EBITDA of accelerated bookings and reduced churn in the Windstream Wholesale business, before the impact of cash taxes, that Uniti management estimated would be realized following the Closing.

(3)
Total EBITDA Synergies represents the sum of (i) Operating Expense Synergies and (ii) Additional Windstream Efficiencies.

(4)
Capex Savings is the capital expenditure savings that Uniti management estimated would be realized following the Closing from the elimination of redundant new builds as a combined platform.

(5)
Additional Capex Efficiencies represents savings that Uniti management estimated would be realized following the Closing from the elimination of redundant network upgrades as a combined platform, optimizing the Windstream build plan near the existing Uniti footprint, and cost benefits of enhanced scale.

(6)
Total Capex Synergies represents the sum of (i) Capex Savings and (ii) Additional Capex Efficiencies.

(7)
Unlevered free cash flow (pre-tax) is a non-GAAP measure calculated as Total EBITDA Synergies, plus Total Capex Synergies, net of associated dis-synergies.

(8)
Based on discussions between J.P. Morgan and Uniti management, Uniti management prepared prospective financial information which is inclusive of the additional revenue and cost benefits expected to be realized within the Windstream business following the Closing, solely with respect to the prospective financial information provided to J.P. Morgan.

For additional information on Uniti’s actual results and historical financial information, see the section titled “Where You Can Find More Information.” For additional information on Windstream’s actual results and historical financial information, see “Windstream’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Windstream’s historical audited consolidated financial statements and unaudited condensed consolidated financial statements and the notes thereto, each of which is included elsewhere in this proxy statement/prospectus.
Windstream’s Reasons for the Merger
In the course of reaching its decision to approve the Merger, the Windstream board of managers (the “Windstream Board”), and a special committee formed by the Windstream Board to consider the transaction, held numerous meetings, consulted with Windstream’s senior management, its financial advisors and legal counsel, and considered a wide variety of factors in making its determination that the Merger is advisable, fair to, and in the best interests of, Windstream and its equityholders. In arriving at its determination, the Windstream Board considered a variety of factors weighing positively in favor of the Merger, including, but not limited to, the following (which are not listed in any relative order of importance):
•
Merger Consideration.   The total value of the Merger Consideration to be received by current Windstream equityholders upon the Closing (including cash, New Uniti Common Stock, New Uniti Warrants and New Uniti Preferred Stock, the combination of which provides Windstream equityholders with upfront liquidity, equity interests in New Uniti and dividend and potential liquidation value from the New Uniti Preferred Stock). Additionally, the fact that Windstream equityholders will receive New Uniti Preferred Stock will provide them with a fixed return senior to that of the New Uniti Common Stock in exchange for reducing the potential benefit achieved from upside performance.

•
Terms of the Merger Agreement.   The Windstream Board considered the terms of the Merger Agreement, including the following:

•
the representations, warranties and covenants of the parties;

•
the conditions to the parties’ obligations to complete the Merger and their ability to terminate the Merger Agreement, including (i) the $55,000,000 termination fee that Uniti would owe to Windstream under certain circumstances where Uniti pursues an alternative transaction, (ii) the $75,000,000 termination fee that Uniti would owe to Windstream under certain circumstances due to Uniti’s failure to pay the Closing Cash Payment or uncured breach of representations or covenants related to the Closing Cash Payment and (iii) Windstream’s right to expense reimbursement of up to $25,000,000 upon termination of the Merger Agreement if Uniti’s stockholders do not approve the Merger; and

•
Windstream’s ability to seek uncapped damages in the event of a willful breach of the Merger Agreement by Uniti.

•
Likelihood of Consummation.   The Windstream Board believes the Merger is likely to be consummated, subject to receipt of required regulatory approvals, including from the FCC and certain state communications regulatory authorities.

•
Anticipated Improvement of Cost of Capital.   The anticipated improvement of New Uniti’s cost of capital as compared to Uniti or Windstream, which is expected to provide greater flexibility for ABS financing of New Uniti, and the expectation that New Uniti will have substantial value accretive uses for its capital going forward.

•
Expected Financial Position and Plans of New Uniti.   The expected financial position, operations, management, operating and financial plans of New Uniti, including:

•
the expected cash resources of New Uniti and ability to deploy those resources to execute on the business plan of New Uniti;

•
expected increased cash flow of the combined enterprise, which is expected to improve net leverage ratios and increase New Uniti’s optionality for strategic initiatives;

•
the expected opportunities for increased fiber-to-the-home expansion for New Uniti; and

•
the scale to execute larger-sized acquisition opportunities.

•
Market Prospects.   The prospects of New Uniti in a rapidly growing market for digital infrastructure services, particularly in tier two and three markets, as well as its prospects to offer distinct intercity routes to differentiate itself from competitors.

•
Majority Equityholder Support.   The support of Windstream’s largest equityholder, an affiliate of Elliott, and its willingness to enter into a voting agreement with Uniti to vote in favor of the merger. Windstream’s next two largest equityholders were also in favor of the transaction.

•
Due Diligence.   Windstream’s due diligence review of Uniti and discussions with Uniti’s management and financial and legal advisors.

•
Lack of Comparable Alternative Business Strategies.   The belief of the Windstream Board that it would be unlikely to realize superior results through alternative business strategies (including continuing as a privately-held, stand-alone entity, or other merger or acquisition prospects, and the associated risks of delay, non-consummation or unavailability thereof).

•
Market and Macroeconomic Trends.   Current economic, industry and market conditions affecting Windstream, including the rise in hyperscaler demand, especially in tier two and three markets, and market trends indicating a consolidation of commercial fiber and fiber-to-the-home industries.

•
Risk Reduction Related to Potential Arbitration with Uniti.   The Merger is expected to reduce certain risks and uncertainty, including related to potential disputes and arbitration between Uniti and Windstream regarding renewal of the Windstream Leases between Uniti and Windstream to occur in 2030, as well as the difference in rent amounts following each renewal.

The Windstream Board also identified and considered a number of uncertainties, risks and other matters in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, some of which are countervailing factors and risks to Windstream and its equityholders, including the following:
•
Fixed Exchange Ratio.   The Windstream Board considered that because the Merger Consideration is based on an exchange ratio derived from predetermined ownership percentages, in which Uniti stockholders as of immediately prior to the Closing will receive New Uniti Common Stock equal to 57.68% of the fully-diluted New Uniti Common Stock immediately following the Closing (subject to pro rata dilution from any common equity financing to support the Closing Cash Payment). As a result, Windstream equityholders will bear the risk of a decrease in the value of Uniti during the pendency of the Merger, and the Merger Agreement does not provide Windstream with a collar or a value-based termination right.

•
Interim Operating Covenants.   The risk that the restrictions on the conduct of Windstream’s and its subsidiaries’ businesses during the period between the execution of the Merger Agreement and the Closing as set forth in the Merger Agreement may limit Windstream’s ability to engage with or pursue various opportunities. This interim period may continue until May 3, 2026, if regulatory approvals require such time.

•
Risk of Additional Costs and Delays.   The risk that the parties may incur significant costs and delays, and the possibility that the Merger might not be completed in a timely manner or at all, for a variety of reasons, such as the failure of Uniti to obtain the required stockholder vote or the failure to obtain the requisite regulatory approvals, and the potential adverse effect on the reputation of Windstream and the ability of Windstream to obtain financing in the future in the event the Merger is not completed.

•
Costs of Completing the Merger.   The costs involved in connection with completing the Merger, the time and effort of Windstream senior management required to complete the Merger, the related disruptions or potential disruptions to Windstream’s business operations and future prospects, including its relationships with its employees, partners and customers and others that do business or may do business in the future with Windstream.

•
Costs of Integration.   The challenges inherent in the combination of two businesses, including the risk that integration between the two companies may take more time and be more costly than anticipated, and the risk that the cost synergies and other benefits expected to be obtained as a result of the Merger might not be fully or timely realized.

•
Macroeconomic Risk.   The risk of macroeconomic uncertainty and the effects it could have on New Uniti’s revenues.

•
Additional Risks, Expenses and Obligations Post-Merger.   The fact that, if the Merger is completed, Windstream will be subject to additional risks associated with Uniti’s business, additional expenses and obligations to which Windstream is not currently subject, and operational changes to Windstream’s business, in each case that may result from being a public company.

•
Lack of Comparable Transactions.   The lack of comparable transactions available to inform financial valuation analyses related to the Merger.

•
Post-Closing Liabilities.   The fact that the representations and warranties in the Merger Agreement do not survive the Closing and the potential risk of liabilities that may arise post-closing;

•
Conditionality of Future Tax Savings.   The risk that Uniti will not receive a favorable IRS ruling, the receipt of which is not a condition to closing, and that the combined company will not be able to obtain a step-up in the tax basis of Uniti’s assets and the significant tax savings that would be expected to result therefrom after the Merger, as more fully described above in the risk factor “If Uniti exercises its rights under the Merger Agreement to effect the Merger using an alternative transaction structure, Uniti expects that New Uniti would not receive a step-up in the tax basis of any of Uniti’s assets, reducing potential tax savings for New Uniti that otherwise would result from the Merger.”

•
Post-Closing Debt Structure.   The substantial indebtedness of Uniti and Windstream and potential operational constraints on New Uniti resulting from the financial and restrictive covenants in the agreements governing the indebtedness of Uniti and Windstream which will remain outstanding upon Closing, including the fact that if New Uniti does not elect to complete the Post-Closing Reorganization such that each of Uniti’s and Windstream’s debt is combined into a single silo capital structure with a common parent entity, each of Uniti’s and Windstream’s legacy indebtedness will remain separate within its respective organizational structure, with no cross-guarantees or credit support between legacy Uniti or Windstream and covenants that will impose limitations on intercompany transactions that may otherwise be beneficial to New Uniti.
•
Relative Equity Ownership of Windstream Equityholders in New Uniti.   The fact that upon the Closing, each Windstream equityholders’ percentage ownership of New Uniti will be significantly smaller than such equityholders’ percentage ownership of Windstream prior to the Merger, and Windstream equityholders individually will generally have less influence on the management and policies of New Uniti than they now have on the management and policies of Windstream.

•
Other Risks.   Various other risks associated with New Uniti and the Merger, including the risks of the type and nature described in the section titled “Risk Factors” and the matters described in the section titled “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement/prospectus.

While the Windstream Board considered potentially positive and potentially negative factors, the Windstream Board concluded that, overall, the potentially positive factors outweighed the potentially negative factors. The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Windstream Board in its consideration of the Merger, but includes the material positive factors and material negative factors considered by the Windstream Board in that regard. In view of the number and variety of factors and the amount of information considered, the Windstream Board did not find it practicable to, nor did it attempt to, make specific assessments of, quantify, or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the Windstream Board may have given different weights to different factors. Based on the totality of the information presented, the Windstream Board collectively reached the unanimous decision to reach the determinations described above in light of the foregoing factors and other factors that the members of the Windstream Board felt were appropriate. Portions of this explanation of the Windstream Board’s reasons for the Merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Ownership of New Uniti Following the Merger
Pursuant to the Merger Agreement, at the Effective Time, each issued and outstanding Uniti Common Share will automatically be canceled and retired and converted into the right to receive a number of shares of New Uniti Common Stock equal to the Exchange Ratio.
Without giving effect to conversion of any convertible securities or New Uniti Warrants to be issued in connection with the Merger, Uniti stockholders are expected to receive approximately 62% of the New Uniti Common Stock outstanding immediately following the Merger. In connection with the transactions contemplated by the Merger Agreement, Windstream’s pre-closing equityholders will receive (i) the remaining shares of New Uniti Common Stock representing approximately 38% of the outstanding shares of New Uniti Common Stock immediately following the Merger without giving effect to conversion of any convertible securities or New Uniti Warrants to be issued in connection with the Merger, (ii) New Uniti Warrants (exercisable three years after issuance or, if earlier, upon any change of control of New Uniti or the redemption of the corresponding New Uniti Preferred Stock) representing approximately 6.9% of the Pro Forma Share Total (the “New Uniti Warrants”), (iii) shares of New Uniti Preferred Stock and (iv) the right to receive the Closing Cash Payment. See “Description of Securities Following the Merger.”

Board of Directors and Management Following the Merger
Management
The current officers of Uniti are expected to serve as the initial officers of New Uniti after the Closing and include:
•
Kenneth A. Gunderman — President and Chief Executive Officer

•
Paul Bullington — Senior Vice President and Chief Financial Officer

•
Daniel L. Heard — Executive Vice President — General Counsel and Secretary

•
Michael Friloux — Executive Vice President — Chief Technology Officer

•
Ronald J. Mudry — Senior Vice President and Chief Revenue Officer

For additional information concerning Uniti’s executive officers, please refer to Part III of Uniti’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this proxy statement/prospectus.
Board of Directors
New Uniti’s governing documents will provide that the New Uniti Board must consist of not less than two nor more than nine directors. At the effective time of the Merger, the number of directors who serve on the New Uniti Board will be set at nine. The members of the New Uniti Board are expected to initially consist of:
•
Uniti’s five existing directors as of the Closing:

•
Two directors to be nominated by Elliott pursuant to the terms of the Elliott Stockholder Agreement; and

•
Two directors to be jointly selected by Uniti and Elliott.

For additional information concerning Uniti’s existing directors, please refer to Part III of Uniti’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this proxy statement/prospectus.
Elliott-Designated Directors
Under the Elliott Stockholder Agreement, (i) Elliott will have the right, subject to certain requirements, to select a number of director designees equal to (a) two (or, in the event the number of directors on the New Uniti Board is greater than nine, a number that would result in the number of designees representing 20% of the directors then comprising the New Uniti Board), for so long as Elliott and its controlled affiliates collectively beneficially own at least 50% of the shares of New Uniti Common Stock that they hold as of the date of the Elliott Stockholder Agreement (inclusive of shares of common stock issued or issuable in connection with the exercise of the New Uniti Warrants and shares of common stock issued in connection with the redemption, repurchase or conversion of any shares of the New Uniti Preferred Stock) and (b) one (or, in the event the number of directors on the New Uniti Board is greater than nine, a number that would result in the number of designees representing 10% of the directors then comprising the New Uniti Board), for so long as Elliott and its controlled affiliates collectively beneficially own at least 25% but less than 50% of such shares of common stock. See “Other Agreements Related to the Transaction — Elliott Stockholder Agreement” for additional information.
Director Compensation
New Uniti’s non-employee director compensation has not yet been determined. New Uniti’s non-employee director compensation program will be designed to attract and retain qualified individuals to serve on the New Uniti Board in line with that of other public companies of a similar size and complexity.

Compensation Committee Interlocks and Insider Participation
During 2023, none of Uniti’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on the Uniti Board or compensation committee of Uniti or is expected to serve on the New Uniti Board or compensation committee of New Uniti following the Closing.
Interests of Uniti’s Directors and Executive Officers in the Merger
When considering the recommendation of the Uniti Board that Uniti stockholders vote in favor of the approval of the Merger, Uniti stockholders should be aware that Uniti’s executive officers have interests in the Merger that may be different from, or in addition to, the interests of Uniti stockholders generally. These interests are described below, and are quantified in the narrative and tabular disclosure included under “— Quantification of Potential Payments and Benefits to Uniti’s Named Executive Officers” below. The members of the Uniti Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending that Uniti stockholders approve the Merger. The Merger will not constitute a change in control (or term of similar import) for purposes of any Uniti equity awards or other compensation or benefit arrangements, and therefore the disclosure in this section is limited to the special equity grants described below.
Special Equity Grants
On May 16, 2024, the Committee approved a special grant of the Special Equity Awards. These special grants are designed to create additional incentives that extend beyond the shareholder return objectives and time frame of previously granted equity awards, with the goal of driving outstanding levels of performance and value creation during the three-year period after the Closing and will not accelerate vesting upon the closing but will remain outstanding and eligible to vest based on service after the Closing. These special grants are also intended to provide additional incentives for Uniti’s executive officers to consider further value-creating transactions the Closing.
The Special Restricted Stock Awards will vest as to 20%, 30% and 50% on the first, second and third anniversaries of the Closing, respectively. The Special PSU Awards will vest between 0% and 200% of the target amount based on performance over the three-year period following the Closing. Vesting of the Special PSU Awards will depend on the achievement of a total shareholder return metric relative to a peer group for the combined company, with the peer group identified by the Committee within 30 days following the Closing. If performance falls below the 33rd percentile relative to the peer group, none of the Special PSU Awards will vest. If performance exceeds the 75th percentile relative to the peer group, the Special PSU Awards will vest at 200% of target.
The Special Restricted Stock Awards and the Special PSU Awards will be forfeited upon termination of employment; provided, however, that, subject to the Closing, in the event of a termination without cause, resignation for good reason, retirement with the Committee’s consent or termination due to death or permanent disability (each, a “Qualifying Termination”), other than during the one-year period following a Change in Control (see below), (i) the Special PSU Awards will become service vested on a pro rata basis and remain eligible to vest based on actual performance, and (ii) all of the Special Restricted Stock Awards will become fully vested, except that if the Qualifying Termination is due to retirement, the Special Restricted Stock Awards will become vested on a pro rata basis.
If the Merger Agreement is terminated and the Merger does not occur, the Special PSU Awards and Special Restricted Stock Awards will be immediately forfeited for no consideration, unless the Merger Agreement is terminated in order to enter into a transaction agreement that would result in a Change in Control (as defined in the Uniti Stock Plan), in which case, continued eligibility for vesting of the Special PSU Awards and the Special Restricted Stock Awards will be contingent upon consummation of the Change in Control.
If a Change in Control occurs, the relative total shareholder return metric with respect to the Special PSU Awards will be deemed achieved at the maximum level, and unvested Special PSU Awards and Special Restricted Stock Awards will remain subject to service vesting and be forfeited upon termination of employment; provided, however, that in the event of a Qualifying Termination within the one-year period immediately following a Change in Control, the Special PSU Awards and Special Restricted Stock Awards will become fully vested.
See the disclosure included under “Quantification of Potential Payments and Benefits to Uniti’s Named Executive Officers” below for the estimated value of the Special Restricted Stock Awards and Special PSU Awards granted to Uniti’s executive officers, each of whom are named executive officers.
Quantification of Potential Payments and Benefits to Uniti’s Named Executive Officers
The table below sets forth the amount of compensation that each of Uniti’s named executive officers could receive in connection with the Merger, which is currently limited to the special equity grants described above. The amounts in the table are based on the following assumptions, which may or may not actually occur:
•
the per share price of Uniti Common Stock is $3.96 (which, in accordance with SEC requirements, is the average closing price of Uniti Common Stock over the first five business days following the first public announcement of the Merger);

•
the performance vesting conditions applicable to the Special PSU Awards are deemed achieved at the maximum level of performance; and

•
each named executive officer remains employed through the third anniversary of the assumed closing date of the Merger.

Golden Parachute Compensation
Name	Other ($)(1)	Total ($)
Kenneth A. Gunderman	8,653,035	8,653,035
Paul Bullington	2,545,010	2,545,010
Daniel L. Heard	2,188,709	2,188,709
Michael Friloux	2,545,010	2,545,010
Ronald J. Mudry	2,036,008	2,036,008

(1)
These amounts reflect the estimated value of the Special Restricted Stock Awards and the Special PSU Awards (assuming maximum performance), as further described above under “Special Equity Grants.” These awards are new grants and are not related to the acceleration or cancellation of existing awards. “As described under the section entitled “Treatment of Uniti Equity Awards; Employee Stock Purchase Plan”, outstanding Unit PSU Awards and Uniti Restricted Stock Awards will not accelerate upon the Closing and, instead, will be assumed by New Uniti (with appropriate adjustment to the number of shares covered thereby) and remain subject to the same terms and conditions (including any vesting, forfeiture and dividend equivalent terms) as were applicable to such awards immediately prior to the effective time of the Merger, with performance conditions in respect of Uniti PSU Awards deemed achieved at target. The table below includes the portion of these amounts attributable to the Special Restricted Stock Awards and the portion of these amounts attributable to the Special PSU Awards.

Name	Special Restricted Stock Awards ($)	Special PSU Awards ($)(a)
Kenneth A. Gunderman	5,191,821	3,461,214
Paul Bullington	1,527,006	1,018,004
Daniel L. Heard	1,313,225	875,484
Michael Friloux	1,527,006	1,018,004
Ronald J. Mudry	1,221,605	814,403

(a)
Assumes maximum performance.

Interests of Windstream’s Directors and Executive Officers in the Merger
Windstream’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of Windstream’s equityholders generally. The members of the Windstream Board were aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending that Windstream equityholders approve and adopt the Merger Agreement. These interests potentially include, among others, that all outstanding time-based Windstream Restricted Units granted under the Windstream MIP and held by Windstream’s executive officers and directors will accelerate and vest upon the earlier of the Closing and May 2, 2025. Participants in the Windstream MIP currently employed by Windstream and current members of the Windstream Board agreed to settle all issued and outstanding Windstream Restricted Units for cash consideration payable on or about May 2, 2025, or upon the Closing, whichever is earlier. Furthermore, current Windstream executive officers have agreed to the cancellation of all Windstream PSUs and all Windstream Performance Options granted to them under the Windstream MIP that could have been eligible to vest upon the Closing, depending on the fair market value of the Merger consideration as of the Closing. Finally, the executive officers have been granted cash transaction bonuses, the payment of which is subject to their continued employment through the Closing. Additionally, certain Windstream directors may serve on the New Uniti Board post-closing and may be compensated for such services pursuant to New Uniti’s director compensation program. Lastly, because the Merger will constitute a change in control of Windstream under the severance agreements Windstream has entered into with certain of its executive officers, the severance payable to those executive officers if they are involuntarily terminated within two years following the Closing will be enhanced relative to what would be paid upon an involuntary termination prior to the Closing.
Indebtedness of Windstream
Windstream’s existing debt is expected to remain in-place following the Merger. See “Description of New Uniti Indebtedness” for a description of the Windstream indebtedness expected to be outstanding as of the Closing.
Indebtedness of Uniti
Uniti’s existing debt is expected to remain in-place following the Merger. See “Description of New Uniti Indebtedness” for a description of the Uniti indebtedness expected to be outstanding as of the Closing.
Closing and Effective Time of the Merger
The Merger will be completed and become effective at such time as articles of merger are duly filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland (“SDAT”), or, if Uniti elects to convert to a Delaware corporation prior to closing, then, at such time as a certificate of merger with respect to the Merger is duly filed with the Delaware Secretary of State or, in either case, at such later time as agreed to by Uniti and Windstream and specified in such certificate of merger (not to exceed 30 days from the acceptance for record of such articles of merger); provided that in no event shall the Effective Time occur prior to 4:00 p.m. Eastern time on the Closing Date.
Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by Uniti’s stockholders of the Merger Agreement Proposal, Uniti and Windstream anticipate that the Merger will be completed in the second half of 2025. There can be no assurances as to when, or if, the Merger will occur. Subject to certain conditions, either Uniti or Windstream may terminate the Merger Agreement if the Merger is not completed on or before the initial end date (November 3, 2025) or, if either Uniti or Windstream has elected to extend the initial end date in accordance with the Merger Agreement (for successive one-month periods, but not beyond May 3, 2026), the Merger is not completed on or before the extended end date. The right to terminate the Merger Agreement after the initial end date or the extended end date, as applicable, will not be available to Uniti or Windstream, as applicable, if that party’s breach of any provision of the Merger Agreement is the primary cause of the failure of the Merger to be consummated by such date. See “The Merger Agreement — Conditions to Closing” and “The Merger Agreement — Termination.”

Regulatory Approvals
Antitrust Clearance in the U.S.
The Merger is subject to the requirements of the HSR Act, which prevents the parties from consummating the Merger until, among other things, Windstream and Uniti have filed notifications with and furnished certain information to the FTC and the Antitrust Division, and the 30-calendar day waiting period has expired or been terminated by the FTC or the Antitrust Division. If the FTC or the Antitrust Division were to issue a second request prior to the expiration of the initial waiting period, Windstream and Uniti would need to observe a second 30-calendar day waiting period, which would begin to run only after each of Windstream and Uniti have substantially complied with the second request, unless such waiting period were terminated earlier or the waiting period were otherwise extended through agreement by the FTC or the Antitrust Division and the parties to the transaction.
Each of Windstream and Uniti filed a Notification and Report Form for Certain Mergers and Acquisitions with the Antitrust Division and the FTC as required pursuant to the HSR Act on September 30, 2024. Windstream pulled and refiled its Notification and Report Form on November 1, 2024, which extended the applicable waiting period under the HSR Act to 11:59 p.m. Eastern Time on December 2, 2024. As of the date of this proxy statement/prospectus, the applicable waiting period under the HSR Act has expired.
At any time before or after the termination of the statutory waiting periods under the HSR Act, or before or after the effective time, the FTC, Antitrust Division, and others may take action under U.S. antitrust laws, including seeking to enjoin the Closing, to rescind or other unwinding of the transaction or to conditionally permit the Closing subject to regulatory conditions or other remedies. Although neither Windstream nor Uniti believes that the transaction will violate U.S. antitrust laws, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful. Private parties could also seek to take legal action under U.S. antitrust laws under certain circumstances.
FCC Approval
Uniti and Windstream each hold a number of licenses and authorizations issued by the FCC that are necessary to operate their respective telecommunications businesses, including authorizations to provide interstate and international telecommunications services, to operate interstate and international telecommunications facilities, and to operate certain wireless facilities. Windstream also receives certain FCC subsidies to expand broadband and voice service availability in certain high-cost areas. The FCC must approve the transfer of both Uniti’s and Windstream’s respective licenses and authorizations, as well as Windstream’s high-cost support, to New Uniti. In addition, the Communications Act of 1934 (the “Communications Act”) and FCC regulations require FCC approval for foreign ownership of certain wireless licenses to exceed 25%. Windstream has already received approval for aggregate foreign ownership of its wireless licenses to exceed 25%; however, as a result of the Merger, aggregate foreign ownership of Uniti’s wireless licenses will exceed 25% as well. The FCC will therefore also need to approve foreign ownership in excess of 25% with respect to Uniti’s wireless licenses held by New Uniti, as well as provide specific approval for certain foreign owners holding more than 5% in those licenses.
The FCC will not issue its approvals related to the Merger until it receives the review and recommendations of certain executive branch government agencies that together undertake a national security review of transactions involving potential foreign ownership of U.S. telecommunications assets. These agencies include the Department of Justice, the Federal Bureau of Investigation, the Department of Homeland Security and the Department of Defense.
In addition to the approvals related to the Merger, the FCC must also approve the transfer of certain wireless licenses by Windstream in connection with the Pre-Closing Windstream Reorganization.
Under the Merger Agreement, it is a condition to each of Uniti’s and Windstream’s obligation to effect the Merger that all consents required to be obtained from the FCC in connection with the Merger Agreement are obtained. On May 24 and 27, 2024, Uniti and Windstream jointly filed the required applications with the FCC, filed restated versions containing additional information requested by FCC staff on August 14, 2024 and August 22, 2024, and further supplemented those applications as requested by FCC Staff on September 18, 2024 and November 18, 2024. These applications are subject to public comment and possible opposition by third parties, and the FCC released a public notice seeking comment on the applications on October 2, 2024. On October 18, 2024, the Department of Justice filed a letter with the FCC notifying the FCC that executive branch government agencies are reviewing the applications and on January 16, 2025, the Department of Justice filed a letter notifying the FCC that the initial 120-review period begins as of the date of the letter. No other comments were filed. Uniti and Windstream intend to cooperate fully with the FCC and the executive branch agencies.
State Regulatory Approvals
Uniti and Windstream each hold a number of licenses and authorizations issued by State PUCs that are necessary to operate their respective telecommunications businesses, including authorizations to provide intrastate telecommunications services and to operate intrastate telecommunications facilities. Certain State PUCs require formal applications for the transfer of control of these certificates, licenses and authorizations in connection with the Merger Agreement. Certain State PUCs also require formal applications before new investors may acquire non-controlling shares in regulated telecommunications providers exceeding certain thresholds. These State PUCs will need to approve the Merger, and, in some jurisdictions, will need to approve the resulting changed ownership of Windstream’s and Uniti’s respective state licenses and authorizations by investors in New Uniti.
In addition to the approvals related to the Merger, certain State PUCs will require approval in connection with the Pre-Closing Windstream Reorganization, including the resulting changed ownership of Windstream’s licenses and authorizations among equityholders.
In addition to applications relating to the Merger and to the Pre-Closing Windstream Reorganization, Uniti and Windstream expect to file notifications of the Merger and the Pre-Closing Windstream Reorganization in certain states where formal applications are not required, and some State PUCs could initiate proceedings investigating the Merger and/or the Pre-Closing Windstream Reorganization.
Under the Merger Agreement, it is a condition to each of Uniti’s and Windstream’s obligation to effect the Merger that all consents required to be obtained from the relevant State PUCs in connection with the Merger and the Pre-Closing Windstream Reorganization are obtained. Uniti and Windstream jointly filed the required applications with the relevant State PUCs between May 24, 2024 and June 24, 2024 except for Texas, where the application for the Pre-Closing Windstream Reorganization was filed in July and the application for the Merger was filed in August. These applications are subject to public comment and possible opposition by third parties. Uniti and Windstream intend to cooperate fully with the State PUCs. As of February 5, 2025, the Pre-Closing Windstream Reorganization has been approved by the FCC and state regulators in California, Connecticut, Kentucky, Louisiana, New Jersey, New York, Pennsylvania, Texas, and Virginia, and the Merger has been approved by regulators in Colorado, Connecticut, the District of Columbia, Indiana, Iowa, Kentucky, Louisiana, Maryland, Minnesota, Mississippi, New Jersey, Ohio, Pennsylvania, Texas, Virginia and West Virginia.
Accounting Treatment
The Merger will be accounted for as a reverse merger using the acquisition method of accounting, pursuant to ASC Topic 805, Business Combinations, with Windstream treated as the legal acquirer and Uniti treated as the accounting acquirer. Uniti has been determined to be the accounting acquirer primarily based on an evaluation of the following facts and circumstances:
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Uniti’s existing stockholders will hold the majority (approximately 62%) voting interest in New Uniti immediately following the Closing;

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Uniti’s existing five-member board of directors will comprise the majority of the nine-member New Uniti Board;

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Uniti’s existing senior management team (consisting of the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Executive Vice President — General Counsel and

Secretary, Executive Vice President — Chief Technology Officer and Senior Vice President and Chief Revenue Officer) will comprise the senior management of New Uniti;
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Uniti is the entity that will transfer cash to effectuate the Merger; and

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Upon the Closing, New Uniti will be renamed Uniti Group Inc. and is expected to trade under the Nasdaq ticker “UNIT.” See “— Listing” below.

ASC 805 requires the allocation of the purchase price consideration to the fair value of the identified assets acquired and liabilities assumed upon consummation of a business combination. Accordingly, the total purchase price to acquire Windstream will be allocated to the assets acquired and assumed liabilities of Windstream based upon preliminary estimated fair values. Any excess amounts after allocating the estimated consideration to identifiable tangible and intangible assets acquired and liabilities assumed will be recorded as goodwill; however, the net assets of Uniti will continue to be recognized at historical cost. Furthermore, because Uniti is treated as the accounting acquirer, prior period financial information presented in the New Uniti financial statements will reflect the historical activity of Uniti. See “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus for more detail.
Listing
New Uniti will take all necessary action to cause the shares of New Uniti Common Stock issued in connection with the Merger to be listed on Nasdaq under the ticker “UNIT.” As of the date of this proxy statement/prospectus, Uniti Common Stock trades on Nasdaq under the ticker “UNIT.”
Litigation Related to the Merger
As of the date of this proxy statement, there are no pending lawsuits challenging the Merger or other Transactions. However, potential plaintiffs may file lawsuits challenging the Merger or other Transactions and the outcome of any future litigation is uncertain.
Such litigation, if not resolved, could prevent or delay the Closing or other Transactions and result in substantial costs to New Uniti, including any costs associated with the indemnification of directors and officers. One of the conditions to the Closing is that no applicable law or order issued by a governmental authority or other legal restraint which is then in effect that renders illegal or enjoins the Closing or other Transactions whether on a preliminary or permanent basis. Therefore, if a plaintiff were successful in obtaining an injunction prohibiting the Closing or other Transactions on the agreed-upon terms, then such injunction may prevent the Merger from being consummated, or from being consummated within the expected time frame.
As of January 30, 2025, Uniti has received three letters from purported Uniti stockholders demanding that Uniti and Uniti’s board of directors make supplemental disclosures to stockholders to remedy various alleged omissions of information in this proxy statement/prospectus relating to the Transactions. The letters generally seek further disclosure regarding (i) the metrics, forecasts, estimates and assumptions prepared by Uniti management and/or reviewed by Uniti’s financial advisors in giving their opinions, (ii) post-Merger employment and other post-Merger arrangements and (iii) nondisclosure agreements and standstill obligations entered into by Uniti and Windstream. Uniti and Windstream believe the demands are without merit.

THE MERGER AGREEMENT
This section of the proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A hereto. You are urged to read carefully the Merger Agreement in its entirety prior to voting on the proposals presented at the Special Meeting because it is the primary legal document that governs the Transactions. The legal rights and obligations of the parties to the Merger Agreement are governed by the specific language of the Merger Agreement, and not this summary.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties to the Merger Agreement and are subject to important qualifications and limitations agreed to by such parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the underlying disclosure schedules, which are referred to herein as the “Uniti Disclosure Schedule” and the “Windstream Disclosure Schedule,” respectively, which are not filed publicly and which are subject to contractual standards of materiality that may be different from those generally applicable to stockholders and were used for the purpose of allocating risk among the parties to the Merger Agreement rather than for the purpose of establishing matters as facts. Uniti and Windstream do not believe that the Uniti Disclosure Schedule or the Windstream Disclosure Schedule contain information that is material to an investment decision. Moreover, certain representations and warranties in the Merger Agreement may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Uniti or Windstream or any other matter.
General
On May 3, 2024, Uniti and Windstream entered into the Merger Agreement providing for the combination of Uniti and Windstream which results in New Uniti becoming the parent company of both Uniti and Windstream, with Uniti stockholders and Windstream equityholders receiving approximately 62% and 38% of the New Uniti Common Stock outstanding immediately following the Merger, respectively.
Structure of the Transactions
Pursuant to the Merger Agreement, the parties to the Merger Agreement have agreed that (i) prior to the Closing, Windstream will become an indirect, wholly owned subsidiary of New Windstream LLC as a result of Windstream merging with and into New Windstream Holdings II LLC, with New Windstream Holdings II LLC surviving the merger as the successor entity to Windstream pursuant to the Windstream F Reorg (as defined in the Merger Agreement), (ii) following the Windstream F Reorg but prior to the Closing, New Windstream LLC will cause certain of its subsidiaries to form HoldCo and Merger Sub, (iii) prior to the Closing, New Windstream LLC will merge with and into New Uniti with New Uniti continuing as the surviving company (the “Internal Reorg Merger”) (iv) prior to the Closing, Uniti will complete the Pre-Closing Uniti Restructuring and (v) at the Closing, Merger Sub will merge with and into Uniti with Uniti continuing as the surviving company. Prior to the Closing and subject to stockholder approval and certain other requirements, Uniti expects to convert to a Delaware entity to address certain logistical matters in connection with the Closing (the “Delaware Conversion”) pursuant to the Plan of Conversion attached to this proxy statement/prospectus as Annex O. The Pre-Signing Windstream Restructuring, Windstream F Reorg and Internal Reorg Merger are collectively referred to herein as the “Pre-Closing Windstream Reorganization.”
As a result of the Transactions, each of Uniti and Windstream will become indirect, wholly owned subsidiaries of New Uniti, Uniti stockholders will become holders of New Uniti Common Stock, and Windstream equityholders will become holders of New Uniti Common Stock, New Uniti Preferred Stock and New Uniti Warrants. Without giving effect to conversion of any convertible securities or New Uniti Warrants to be issued in connection with the Merger Uniti stockholders are expected to receive approximately 62% of the New Uniti Common Stock outstanding immediately following the Merger and

Windstream equityholders are expected to receive approximately 38% of the New Uniti Common Stock outstanding immediately following the Merger.
Closing of the Merger
Unless Uniti and Windstream otherwise mutually agree or the Merger Agreement is otherwise terminated pursuant to its terms, the Closing will take place no later than the third business day after the date on which all of the closing conditions set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) (such date, the “Closing Date”). See “— Conditions to Closing” for a more complete description of the conditions that must be satisfied prior to Closing.
As of the date of this proxy statement/prospectus, the parties anticipate that the Merger will be effective during the second half of 2025. However, there can be no assurance as to when or if the Merger will occur.
If the Transactions are not completed by November 3, 2025 (as it may be extended pursuant to the Merger Agreement, the “End Date”), the Merger Agreement may be terminated by either Uniti or Windstream, subject to the right of each party to extend the End Date for six rolling one-month periods if all the closing conditions other than those relating to required regulatory approvals have been satisfied (though not to extend beyond May 3, 2026). However, a party may not terminate the Merger Agreement or extend the End Date as described in this paragraph if such party’s breach of any provision of the Merger Agreement has been a primary cause of the failure of the Merger to occur on or before such termination date. See “— Termination.”
Effect of the Merger on Uniti Common Shares
Pursuant to the Merger Agreement, at the Effective Time and as a result of the Merger, each issued and outstanding Uniti Common Share will automatically be (i) converted into the right to receive a number of shares of New Uniti Common Stock equal to the Exchange Ratio, without interest and subject to any withholding of taxes required by applicable law and (ii) cancelled and cease to have any rights except the right to receive the Uniti Merger Consideration upon surrender thereof. The “Exchange Ratio” will be obtained by dividing (a) the aggregate number of shares of New Uniti Common Stock (excluding shares in respect of Uniti Restricted Stock Awards) that would be issued to holders of Uniti Common Stock and holders of vested Uniti PSU Awards as of the Effective Time if such holders were to receive, in respect of such securities, 57.680% of the Pro Forma Share Total by (b) the aggregate number of Uniti Common Shares (excluding shares in respect of Uniti Restricted Stock Awards) issued and outstanding as of immediately prior to the Effective Time (including in respect of Uniti Common Shares subject to Uniti PSU Awards that have vested but not settled and any shares issued or issuable under any Excess Uniti Equity Awards (at target performance, to the extent applicable), but excluding certain other securities to properly apportion dilution).
For illustrative purposes only, assume there are (i) 242,443,090 shares of Uniti Common Stock issued and outstanding immediately prior to Closing (including those underlying vested Uniti PSU Awards, those issuable to repurchase equity of certain Uniti subsidiaries from third party holders and those issued or issuable under any Excess Uniti Equity Awards, but excluding certain other securities), which is the number of shares of Uniti Common Stock issued and outstanding (assuming all of the stock issuances described above would have occurred) as of January 9, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus, and (ii) 108,382,662 units of Windstream equity issued and outstanding (including those underlying the existing warrants issued by Windstream and certain Windstream equity awards, but excluding certain other equity awards that will be settled in cash at or prior to the Closing), which is the number of units of Windstream equity issued and outstanding (assuming the settlement of certain equity awards described above would have occurred) as of January 9, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus. The Exchange Ratio is calculated by first multiplying the outstanding units of Windstream equity (i.e., 108,382,662) by 136.29% (which is the “Pro Forma Share Total Factor,” calculated as 57.68% divided by (1-57.68%)), and then dividing that product by the aggregate number of shares of Uniti Common Stock then outstanding (i.e., 242,443,090). This would result in the Exchange Ratio being approximately 0.6093, and each outstanding share of Uniti Common Stock at the Effective Time would be converted into approximately 0.6093 shares of New Uniti Common Stock, with holders receiving cash in lieu of fractional shares. Therefore, legacy Uniti stockholders would receive shares of New Uniti Common Stock representing approximately 62% of New Uniti Common Stock outstanding immediately following the Merger, and legacy Windstream equityholders would receive shares of New Uniti Common Stock, representing approximately 38% of New Uniti Common Stock outstanding immediately following the Merger.
Additionally, as discussed below, legacy Windstream holders will receive the New Uniti Warrants representing 6.9% of the Pro Forma Share Total. Assuming the shares of New Uniti Common Stock underlying the New Uniti Warrants were fully issued at Closing, the aggregate amount of New Uniti Common Stock received by legacy Uniti stockholders and legacy Windstream equityholders would be approximately 58% and 42%, respectively. Any other issuances of New Uniti Common Stock following the Closing, including pursuant to the Windstream MIP, Converted PSUs and Converted Restricted Stock Awards (as defined in the Merger Agreement), would further dilute all New Uniti stockholders (including legacy Uniti stockholders and legacy Windstream equityholders) on a pro rata basis.
Immediately prior to the Effective Time, all shares of Uniti Common Stock that are owned by any subsidiary of Uniti or by Windstream, HoldCo, Merger Sub or any subsidiary of Windstream, HoldCo or Merger Sub will be cancelled and will cease to exist and no consideration will be delivered in exchange for such shares.
The membership interests of Merger Sub outstanding immediately prior to the Effective Time will be canceled and retired and will cease to exist, and will thereafter be converted into a number of shares of common stock of the Surviving Corporation such that HoldCo, as the sole member of Merger Sub immediately prior to the Effective Time, owns all outstanding shares of stock in the Surviving Corporation immediately following the Effective Time.
Prior to the Effective Time, if any change in the equity interests or the outstanding shares of capital stock of Uniti or Windstream occurs, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio will be appropriately adjusted to provide to the holders of Uniti Common Stock or the holders of Windstream equity interests, as applicable, the same economic effect as contemplated by the Merger Agreement prior to such event.
Effect of the Transactions on the Equity Interests of Windstream Equityholders and Closing Cash Payment
On the Closing Date but prior to the Effective Time, as a result of the Internal Reorg Merger, each Windstream equityholder will receive, in exchange for such equityholder’s New Windstream Units and New Windstream Warrants, its pro rata portion of (i) a number of shares of New Uniti Common Stock representing approximately 35.42% of all shares of the Pro Forma Share Total, (ii) New Uniti Warrants representing approximately 6.9% of the Pro Forma Share Total, (iii) shares of New Uniti Preferred Stock and (iv) the right to receive the Closing Cash Payment. On the Closing Date and at the Effective Time, each outstanding Windstream Restricted Unit, Windstream PSU (to the extent vested) and Windstream Performance Option (to the extent vested) will be cancelled in exchange for the right to receive either (i) its pro rata share of the foregoing Merger consideration (taking into account the exercise of Windstream Performance Options, where applicable) or (ii) an amount in cash equal to the fair market value of that consideration, as determined by the Windstream Board as of immediately prior to the Merger. Each outstanding Windstream PSU and Windstream Performance Option that is not vested after giving effect to the Merger will be automatically cancelled for no consideration.
On the Closing Date and on behalf of New Uniti, Uniti will (i) pay or cause to be paid to the Exchange Agent (as defined below) (for distribution to the holders of New Uniti Common Stock immediately following the Internal Reorg Merger, pro rata based on the number of shares of New Uniti Common Stock held by each such stockholder) an amount of cash equal to $425,000,000 (adjusted for certain transaction expenses and previous payments to participants in the Windstream MIP in respect of their outstanding, vested Windstream Restricted Units, Windstream PSUs and Windstream Performance Options) and (ii) pay or cause to be paid through Windstream’s payroll transaction bonuses to certain Windstream employees, in an estimated aggregate amount of $20.1 million, and the unpaid portion of any cash payments to be made to participants in the Windstream MIP who are currently employed by Windstream or current members of the

Windstream Board in respect of their outstanding vested Windstream Restricted Units, Windstream PSUs and Windstream Performance Options, in an estimated amount of $19.5 million. See Note 2 to the unaudited pro forma condensed combined financial information, included elsewhere in this proxy statement/prospectus.
Treatment of Uniti Equity Awards; Employee Stock Purchase Plan
The Merger Agreement provides for the treatment set forth below with respect to the equity awards held by Uniti’s non-employee directors, executive officers and other employees:
Performance Stock Unit Awards.   At the effective time of the Merger, each Uniti PSU Award granted under the Uniti Stock Plan that is outstanding immediately prior to the effective time of the Merger shall automatically and without any action on the part of the holder thereof be assumed by New Uniti and remain subject to the same terms and conditions (including any vesting, forfeiture and dividend equivalent terms) as were applicable to such Uniti PSU Award immediately prior to the effective time of the Merger, but shall be converted into an award with respect to a number of shares of New Uniti Common Stock (rounded up or down to the nearest whole share) equal to the product of (i) (a) in the case of any then-unvested Uniti PSU Award, the target number of shares of Uniti Common Stock subject to such Uniti PSU Award or (b) in the case of any then-vested Uniti PSU Award, the number of shares of Uniti Common Stock subject to such Uniti PSU Award in respect of which such Uniti PSU Award has vested and (ii) the Exchange Ratio.
Restricted Stock Awards.   At the effective time of the Merger, each Uniti Restricted Stock Award granted under the Uniti Stock Plan (and which remains subject to unsatisfied vesting conditions) that is outstanding immediately prior to the effective time of the Merger shall automatically and without any action on the part of the holder thereof be assumed by New Uniti and remain subject to the same terms and conditions (including any vesting, forfeiture and dividend terms) as were applicable to such Uniti Restricted Stock Award immediately prior to the effective time of the Merger, but shall be converted into an award with respect to a number of shares of New Uniti Common Stock (rounded up or down to the nearest whole share) equal to the product of (i) the number of shares of Uniti Common Stock subject to such Uniti Restricted Stock Award and (ii) the Exchange Ratio.
Employee Stock Purchase Plan.   At the effective time of the Merger, New Uniti shall assume Uniti’s Amended and Restated Employee Stock Purchase Plan (the “Uniti ESPP”). With respect to each offering period under the Uniti ESPP that would otherwise be in effect as of the effective time of the Merger, such offering period shall continue following the effective time of the Merger as an offering in respect of shares of New Uniti Common Stock, subject to the terms of the Uniti ESPP.
Governing Documents; Officers and Directors
At the Effective Time, (i) the certificate of incorporation, or charter, as applicable, of the Surviving Corporation, as in effect immediately prior to the Closing, will be amended and restated to be in the form of Exhibit J to the Merger Agreement and (ii) the bylaws of the Surviving Corporation will be amended and restated to be in the form of Exhibit K to the Merger Agreement, in each case, with such changes as may be reasonably necessary to reflect that Uniti is a Delaware entity if, on or prior the Closing Date, Uniti converts to a Delaware entity.
As of the Effective Time, (i) the certificate of incorporation of New Uniti will be in the form of Exhibit G to the Merger Agreement (included herein as Annex I to this proxy statement/prospectus) and (ii) the bylaws of New Uniti will be in the form of Exhibit H to the Merger Agreement (included herein as Annex J to this proxy statement/prospectus, which, in each case, will be adopted at the effective time of the Internal Reorg Merger (with such changes as may be agreed between Uniti and Windstream).
From and after the Effective Time, Uniti and Windstream will take all necessary actions to ensure that (i) the initial post-Closing board of directors of New Uniti will be comprised of those directors specified in the articles of merger filed in connection with the Merger, which are currently expected to be the current members of the Uniti Board, two individuals designated by Elliott and two individuals mutually agreed upon by Uniti and Elliott and (ii) the initial post-Closing officers of Uniti will be those officers specified in the articles of merger filed in connection with the Merger, which are currently expected to be the current officers of Uniti.

Surrender of Uniti Common Shares
Prior to the Effective Time, Uniti will appoint a U.S. bank or trust company or other independent financial institution in the U.S. to act as the exchange agent (the “Exchange Agent”) in connection with the transaction, and New Windstream LLC will cause HoldCo to enter into an exchange agent agreement reasonably acceptable to Uniti with such agent.
At or prior to the Effective Time, New Uniti will deliver, through HoldCo, to the Exchange Agent the aggregate Uniti Merger Consideration to be paid to holders of Uniti Common Shares in accordance with Merger Agreement. Within two business days of the Closing Date, HoldCo will send, or cause the Exchange Agent to send, to each holder of Uniti Common Shares at the Effective Time a letter of transmittal and instructions, which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the stock certificates or transfer of uncertificated shares to the Exchange Agent.
If any portion of the Uniti Merger Consideration is to be paid to a person other than the person in whose name the surrendered certificate or the transferred uncertificated share is registered, such payment will only be transferred to such person if (i) either such certificate is properly endorsed or is otherwise in proper form for transfer or such uncertificated share is properly transferred and (ii) the person requesting payment pays to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such certificate or uncertificated share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
At the Effective Time, the stock transfer books of Uniti will be closed, and there will be no further registration of transfers of shares of Uniti Common Stock. If, after the Effective Time, certificates or uncertificated shares are presented to the Surviving Corporation or the Exchange Agent, they will be canceled and exchanged for the Uniti Merger Consideration in accordance with the Merger Agreement.
Any portion of the Uniti Merger Consideration made available to the Exchange Agent pursuant to the Merger Agreement (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Uniti Common Stock 12 months after the Effective Time will be returned to HoldCo, upon demand, and any holder who has not exchanged its shares of Uniti Common Stock for the Uniti Merger Consideration prior to that time will look only to HoldCo for, and HoldCo will remain liable for, payment of the Uniti Merger Consideration in respect of such shares of Uniti Common Stock without any interest thereon and subject to any withholding of taxes. If any certificate is not surrendered prior to such date on which any Uniti Merger Consideration would otherwise escheat to or become the property of any governmental authority, then any such Uniti Merger Consideration will, to the extent permitted by applicable law, become the property of HoldCo, free and clear of all claims or interest of any person previously entitled thereto.
If any certificate representing Uniti Common Shares is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond (in a reasonable amount as the Surviving Corporation may direct) as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will pay the Uniti Merger Consideration to be paid in respect of the Uniti Common Shares represented by such certificate.
No Fractional Shares
No fractional shares of New Uniti Common Stock will be issued in the Merger. All fractional shares of New Uniti Common Stock that a holder of Uniti Common Shares would otherwise be entitled to receive as a result of the Merger will be aggregated and if a fractional share results from such aggregation, the holder will be entitled to receive, in lieu thereof, an amount in cash, without interest and subject to any withholding of taxes, calculated by multiplying the closing sale price of a share of New Uniti Common Stock on Nasdaq on the trading day immediately following the date on which the Effective Time occurs by the fraction of a share of New Uniti Common Stock to which such holder would otherwise have been entitled.
No Dissenters’ or Appraisal Rights
No dissenters’ or appraisal rights (or rights of an objecting stockholder under Section 3-201 et seq. of the Maryland General Corporation Law (“MGCL”) or otherwise) will be available with respect to the Merger or any of the other Transactions.

Representations and Warranties
Under the Merger Agreement, Uniti made customary representations and warranties to Windstream relating to, among other things: corporate existence and power; corporate and governmental authorization; non-contravention; capitalization; subsidiaries; SEC filings and internal controls; financial statements; disclosure documents; absence of certain changes; absence of undisclosed liabilities; compliance with laws; litigation; real property; intellectual property; regulatory matters; tax matters; employee and employee benefit matters; labor relation matters; environmental matters; material contracts; insurance; finders’ fees; takeover statutes; transaction expenses; affiliate transactions; and financial capability.
Under the Merger Agreement, Windstream made customary representations and warranties to Uniti relating to among other things: corporate existence and power; corporate and governmental authorization; non-contravention; capitalization; subsidiaries; financial statements; disclosure documents; absence of certain changes; absence of undisclosed liabilities; compliance with laws; litigation; real property; intellectual property; regulatory matters; tax matters; employee and employee benefit matters; labor relation matters; environmental matters; material contracts; insurance; finders’ fees; ownership of common stock; management agreements; solvency; transaction expenses; affiliate transactions and absence of operations of New Uniti and New Windstream LLC.
None of the representations or warranties in the Merger Agreement survive the Closing and all rights, claims, and causes of action with respect thereto terminate at the Closing.
Conduct of Uniti Business Prior to the Completion of the Business Combination
Uniti has agreed that, during the period from the date of the Merger Agreement until the earlier of its termination or the Closing, Uniti will, and will cause its subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course except to the extent otherwise consented to in writing by Windstream, as expressly required or contemplated by the Transaction Agreements, as reasonably required to effect the Pre-Closing Uniti Restructuring, as required by applicable law or as set forth in the Uniti Disclosure Schedule.
In addition to the general covenant above, Uniti has agreed that, subject to the same exceptions set forth above, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, Uniti will not, and will not permit any of its subsidiaries to, do any of the following:
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amend the charter, bylaws or other similar organizational documents of Uniti, other than in immaterial respects;

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(a) split, combine or reclassify any shares of its capital stock, (b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for (i) dividends or other such distributions reasonably required for Uniti or any of its subsidiaries to maintain its status as a REIT or to avoid the payment or imposition of income or excise tax, (ii) as required by the terms of any Uniti “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or other employment, equity, incentive or other compensation or benefit plan, program arrangement or agreement, in each case that is sponsored, maintained or contributed to by Uniti or any of its subsidiaries, or in respect of which Uniti or any of its subsidiaries has any liability (contingent or otherwise) other than any such plan or agreement that is implemented, administered or operated by any governmental authority (a “Uniti Plan”), (iii) dividends or other such distributions by any of its subsidiaries to Uniti or another subsidiary of Uniti and (iv) the dividend announced on May 3, 2024, paid on June 18, 2024, or (c) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of Uniti, except as required by the terms of (or to satisfy ordinary course of business tax withholding under) any Uniti Plan or for de minimis amounts in the ordinary course of business consistent with past practice;

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issue, deliver or sell, or authorize the issuance, delivery or sale of, any securities of Uniti or any of its subsidiaries, subject to certain exceptions;

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acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities or businesses, or enter into any partnership, joint venture or strategic alliance, in each case with a value in excess of a specified amount, except in the ordinary course of business;

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sell, assign, lease, license, convey or otherwise transfer or dispose of any of its assets (including any material Uniti intellectual property rights), securities, properties, interests or businesses that have a fair market value in excess of a specified amount other than (a) such actions for fair consideration in the ordinary course of business, (b) non-exclusive licenses of Uniti intellectual property rights granted in the ordinary course of business, (c) for the purpose of disposing of obsolete or worthless assets or in connection with the normal repair and replacement of assets and (d) any termination of the call option transactions entered into by and among Uniti Fiber Holdings Inc. and each of Citigroup Global Markets Inc., Barclays Bank PLC, JPMorgan Chase Bank, National Association and RBC Capital Markets, LLC pursuant to call option transaction confirmations dated as of June 25, 2019 and June 27, 2019 (the “Bond Hedge Transactions” and/or the call option transactions entered into by and among Uniti and each of Goldman Sachs & Co. LLC, Mizuho Markets Americas LLC and Jefferies International Limited, Bank of Montreal and Deutsche Bank AG, London Branch pursuant to call option transaction confirmations dated as of December 7, 2022 and December 21, 2022 (the “Capped Call Transactions”);

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except (a) as required by the terms of any Uniti Plan as in effect on the date of the Merger Agreement or adopted or amended in accordance with the terms of the Merger Agreement or (b) in the ordinary course of business, (i) increase or change the compensation or benefits payable to any current or former Uniti service provider (other than increases in base compensation of up to 4% annually in the aggregate (and corresponding increases in target bonus amounts) for current employees), (ii) accelerate the vesting of any compensation or benefits of any current or former Uniti Service Provider, (iii) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Uniti Service Provider, (iv) terminate, enter into, adopt, materially amend, materially modify or renew any material Uniti Plan, (v) (A) hire any employees with at least a specified annual base compensation or (B) terminate the employment of any employees with at least such specified annual base compensation, other than for cause, (vi) establish, adopt, enter into or amend any collective bargaining or similar agreement or (vii) recognize any labor union or any other organization seeking to represent any employees of Uniti;

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make or authorize any capital expenditure other than any capital expenditures that: (a) are substantially consistent with the applicable amounts set forth in Uniti’s capital expense budget provided to Windstream (but in no event in excess of the aggregate amount set forth therein); or (b) when added to all other capital expenditures made on behalf of Uniti and its Subsidiaries in any given fiscal quarter but not provided for in such capital expense budget, do not exceed a specified amount in the aggregate during any fiscal quarter;

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other than in connection with certain permitted actions, make any loans, advances or capital contributions to, or investments in, any other person (other than (a) advances of business expenses to employees in the ordinary course of business, (b) trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business and (c) loans or advances among Uniti and any of its subsidiaries and capital contributions to or investments in its subsidiaries);

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incur, assume or otherwise become liable for any indebtedness for borrowed money (or guarantees thereof) or issue any debt securities or assume or guarantee the obligations of any other Person in excess of a specified amount, other than (a) pursuant to Uniti and its subsidiaries’ credit facilities in effect as of the date hereof, or (b) indebtedness incurred between Uniti and any of its subsidiaries or between any of such subsidiaries or guarantees by Uniti of indebtedness of any subsidiary of Uniti, subject to certain restrictions on the permissible interest rate for any such indebtedness;

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with respect to certain of Uniti’s material contracts, (a) amend or modify in any material respect, terminate (other than any termination in accordance with the terms of an existing Uniti material contract) or waive any of its material rights or claims under any Uniti material contract or any Uniti real property lease, or (b) enter into any contract that would, if entered into prior to the date hereof, constitute a Uniti material contract or Uniti real property lease, in each case, other than in the ordinary course of business;
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other than in connection with any stockholder or derivative litigation related to the Transactions, settle, release, waive, discharge or compromise (or offer to do any of the foregoing) any proceeding involving or against Uniti or any of its subsidiaries, other than settlements that (a) do not require monetary payments by Uniti or any of its Subsidiaries in excess of a specified amount (in each case net of insurance proceeds from third parties) and (b) do not involve injunctive relief against Uniti or any of its subsidiaries, admission of guilt or wrongdoing or other restrictions that could be expected to materially limit Uniti or any of its subsidiaries in the conduct of their business, assets or operations;

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change Uniti’s methods of accounting, except as required by changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

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(a) make, change, revoke, rescind, or otherwise modify any material tax election, (b) file any amended or otherwise modify any income or other material tax return; (c) adopt, change, or otherwise modify any tax accounting period or any material tax accounting method, principles, or practices, (d) settle, consent to, or compromise (in whole or in part) any material proceeding, assessment, audit, examination or other litigation related to income or other material taxes; (e) surrender any right to claim a material tax refund, offset, or other reduction in liability; (f) consent to any extension or waiver of the limitation period applicable to any income or other material tax claim or assessment (other than any routine extension granted in the ordinary course of business); (g) enter into any closing agreement pursuant to Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law); or (h) take any action that could, or fail to take any action the failure of which could, reasonably be expected to cause (i) Uniti to fail to qualify as a REIT or (ii) a change in the entity classification of a subsidiary of Uniti for U.S. federal income tax purposes (provided that, for the avoidance of doubt, nothing in the Merger Agreement will preclude Uniti or any of its subsidiaries from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code);

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liquidate, dissolve, recapitalize, reorganize or otherwise wind up the business or operations of Uniti (excluding, for the avoidance of doubt, any of its subsidiaries), or adopt a plan with respect thereto, or fail to maintain Uniti’s existence; or

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agree, resolve or commit to do any of the foregoing.

However, during the period from the date of the Merger Agreement until the earlier of its termination or the Closing, notwithstanding the above restrictions, Uniti may take any action that in the good faith judgment of Uniti is reasonably necessary or appropriate for Uniti to maintain its REIT qualification, to preserve the status of any of its subsidiaries as a partnership, disregarded entity, QRS, REIT, or TRS, as applicable, for U.S. federal income tax purposes, or to avoid or reduce the payment or imposition of any income or excise tax.
Conduct of Windstream Business Prior to the Completion of the Business Combination
Windstream has agreed that, during the period from the date of the Merger Agreement until the earlier of its termination or the Closing, Windstream will, and will cause its subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course except to the extent otherwise consented to in writing by Uniti, as expressly required or contemplated by the Transaction Agreements, as reasonably required to effect the Pre-Closing Windstream Reorganization, as required by applicable law or as set forth in the Windstream Disclosure Schedule.
In addition to the general covenant above, Windstream has agreed that, subject to the same exceptions set forth above, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement or the Effective Time, Windstream will not, and will not permit any of its subsidiaries to, do any of the following:

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amend its certificate of incorporation, bylaws, limited liability company agreement or other similar organizational documents of Windstream, other than in immaterial respects;

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(a) split, combine or reclassify any equity interests, (b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its equity interests, except for dividends or other such distributions by any of its wholly owned subsidiaries or (c) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of Windstream, except as required by the terms of any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or (ii) other employment, equity, incentive or other compensation or benefit plan, program arrangement or agreement, in each case that is sponsored, maintained or contributed to by Windstream or any of its subsidiaries, or in respect of which Windstream or any of its subsidiaries has any liability (contingent or otherwise) other than any such plan or agreement that is implemented, administered or operated by any governmental authority (a “Windstream Plan”) or for de minimis amounts in the ordinary course of business consistent with past practice;

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(a) issue, deliver or sell, or authorize the issuance, delivery or sale of, any securities of Windstream or any of its subsidiaries, other than the issuance of any securities of a Windstream subsidiary to Windstream or any other subsidiary of Windstream or (b) amend any term of any security of Windstream or any of its subsidiaries, except as required by the terms of any Windstream Plan in effect on the date of the Merger Agreement or adopted or amended in accordance with the terms of the Merger Agreement;

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acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities or businesses, or enter into any partnership, joint venture or strategic alliance, in each case with a value in excess of a specified amount, except in the ordinary course of business;

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sell, assign, lease, license, convey or otherwise transfer or dispose of any of its assets (including any material Windstream intellectual property rights), securities, properties, interests or businesses that have a fair market value in excess of a specified amount, other than (a) such actions for fair consideration in the ordinary course of business, (b) non-exclusive licenses of Windstream intellectual property rights granted in the ordinary course of business and (c) for the purpose of disposing of obsolete or worthless assets or in connection with the normal repair and replacement of assets;

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except (a) as required by the terms of any Windstream Plan as in effect on the date of the Merger Agreement or adopted or amended in accordance with the terms of the Merger Agreement or (b) in the ordinary course of business, (i) increase or change the compensation or benefits payable to any current or former Windstream Service Provider (other than increases in base compensation of up to 4% annually in the aggregate (and corresponding increases in target bonus amounts) for current employees), (ii) accelerate the vesting of any compensation or benefits of any current or former Windstream Service Provider, (iii) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Windstream Service Provider, (iv) terminate, enter into, adopt, materially amend, materially modify or renew any material Windstream Plan, (v) (A) hire any employees with at least a specified annual base compensation or (B) terminate the employment of any employees with at least such specified annual base compensation, other than for cause, (vi) establish, adopt, enter into or amend any collective bargaining or similar agreement or (vii) recognize any labor union or any other organization seeking to represent any employees of Windstream;

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make or authorize any capital expenditure other than any capital expenditures that: (a) are substantially consistent with the applicable amounts set forth in Windstream’s capital expense budget provided to Uniti (but in no event in excess of the aggregate amount set forth therein), (b) when added to all other capital expenditures made on behalf of Windstream and its subsidiaries in any given fiscal year but not provided for in such capital expense budget, do not exceed a specified amount in the aggregate during any fiscal year (excluding any capital expenditure representing Windstream’s portion of the costs to pass BEAD-eligible locations Windstream may be awarded or financing commitments by Windstream and its subsidiaries with respect to BEAD (“BEAD Commitments”) made on or prior to the date of the Uniti Stockholder Approval), or (c) are BEAD Commitments made from the date of the Merger Agreement until (and including) the date of the Uniti Stockholder Approval that do not exceed a specified amount in the aggregate;
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make any loans, advances or capital contributions to, or investments in, any other person (other than (a) advances of business expenses to employees in the ordinary course of business, (b) trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business, and (c) loans or advances among Windstream and any of its wholly owned subsidiaries and capital contributions to or investments in its wholly owned subsidiaries);

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incur, assume or otherwise become liable for any indebtedness for borrowed money (or guarantees thereof) or issue any debt securities or assume or guarantee the obligations of any other person in excess of a specified amount other than (a) pursuant to Windstream and its subsidiaries’ credit facilities in effect as of the date hereof, or (b) indebtedness incurred between Windstream and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries or guarantees by Windstream of indebtedness of any wholly owned subsidiary of Windstream;

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with respect to certain of Windstream’s material contracts, (a) amend or modify in any material respect, terminate (other than any termination in accordance with the terms of an existing Windstream material contract) or waive any of its material rights or claims under any Windstream material contract or any Windstream real property lease, or (b) enter into any contract that would, if entered into prior to the date hereof, constitute a Windstream material contract or Windstream real property lease, in each case, other than in the ordinary course of business (and in no event will Windstream take any action described in clauses (a) or (b) with respect to any contract that is or would constitute a Windstream Affiliate Transaction hereunder);

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settle, release, waive, discharge or compromise (or offer to do any of the foregoing) any proceeding involving or against Windstream or any of its subsidiaries, other than settlements that (i) do not require monetary payments by Windstream or any of its Subsidiaries in excess of a specified amount (in each case net of insurance proceeds from third parties) and (ii) do not involve injunctive relief against Windstream or any of its subsidiaries, admission of guilt or wrongdoing or other restrictions that could be expected to materially limit Windstream or any of its subsidiaries in the conduct of their business, assets or operations;

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change Windstream’s methods of accounting, except as required by changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

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(a) make, change, revoke, rescind, or otherwise modify any material tax election, (b) file any amended or otherwise modify any income or other material tax return; (c) adopt, change, or otherwise modify any tax accounting period or any material tax accounting method, principles, or practices, (d) settle, consent to, or compromise (in whole or in part) any material proceeding, assessment, audit, examination or other litigation related to income or other material taxes; (e) surrender any right to claim a material tax refund, offset, or other reduction in liability; (f) consent to any extension or waiver of the limitation period applicable to any income or other material tax claim or assessment (other than any routine extension granted in the ordinary course of business); (g) enter into any closing agreement pursuant to Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law); (h) take any action that could, or fail to take any action the failure of which could, reasonably be expected to cause a change in the entity classification of a subsidiary of Windstream for U.S. federal income tax purposes; or (i) take any action that could, or fail to take any action the failure of which could, reasonably be expected to cause any subsidiary that leased property from Uniti or any of its subsidiaries to cease to be an entity disregarded as separate from Windstream for U.S. federal income tax purposes;

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liquidate, dissolve, recapitalize, reorganize or otherwise wind up the business or operations of Windstream (excluding, for the avoidance of doubt, any of its subsidiaries), or adopt a plan with respect thereto, or fail to maintain Windstream’s existence; or

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agree, resolve or commit to do any of the foregoing.

Additionally, during the period from the date of the Merger Agreement until the earlier of its termination or the Closing, Windstream will, upon Uniti’s request, keep Uniti reasonably informed regarding Windstream’s strategic planning, proposed capital expenditure and financing commitments, and progress on projects with respect to the Broadband Equity Access and Deployment Program (“BEAD”), at least every two weeks, and will, to the extent permitted by applicable law, offer Uniti a reasonable opportunity to (i) review and comment on the same and (ii) review and comment in advance on any proposed applications with respect to BEAD (other than immaterial amendments or supplements thereto), financing commitments related to such applications and other material transaction documentation in connection with BEAD. However, Uniti will not have the right to affirmatively require Windstream or its subsidiaries to participate in any particular BEAD market, process or project or to spend, or commit to spend (or to increase any commitment to spend), funds in any particular BEAD process or market or on any particular BEAD project.
Stockholder Meeting and Board Recommendation
Uniti must (i) as promptly as reasonably practicable following the date the registration statement on Form S-4 of which this proxy statement/prospectus forms a part is declared effective by the SEC, establish a record date for and promptly and duly call and give notice of, and commence mailing of this proxy statement/prospectus to holders of Uniti Common Shares as of the record date established for, a meeting of such holders to take place within 40 days following the mailing of this proxy statement/prospectus to such holders for the purposes of (a) obtaining the approval of the Merger and the other transaction contemplated by the Transaction Agreements by the affirmative vote of holders of a majority of the outstanding Uniti Common Stock (the “Uniti Stockholder Approval”), (b) obtaining Uniti stockholder approval of the Interim Charter Amendment Proposal and the Delaware Conversion Proposal and the other Proposals (ii) take certain related and customary procedural and administrative actions.
Subject to the ability of the Uniti Board to make an Adverse Recommendation Change (as defined below), the Uniti Board must recommend to the Uniti stockholders the approval of the Transactions (the “Uniti Board Recommendation”).
Under the terms of the Merger Agreement, Uniti may adjourn or recess the Special Meeting (i) with Windstream’s consent or (ii) to the extent Uniti believes in good faith that such adjournment or recess is reasonably necessary (a) to ensure that any required supplement or amendment to this proxy statement/prospectus that the Uniti Board has determined in good faith to be necessary under applicable law after consultation with, and taking into account the advice of, outside legal counsel, is provided to the holders of Uniti Common Shares within a reasonable amount of time in advance of the Special Meeting, (b) allow reasonable additional time to solicit additional proxies necessary to obtain the Uniti Stockholder Approval or (c) ensure that there are sufficient Uniti Common Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Special Meeting (in which case, Uniti shall use its reasonable best efforts to obtain such a quorum as promptly as practicable). However, Uniti may not adjourn or recess the Special Meeting to a date that is more than 20 calendar days after the date the Special Meeting was originally scheduled without the prior written consent of Windstream.
No Solicitation of Competing Proposals
The Merger Agreement (except as noted below) generally restricts Uniti’s ability to: (i) initiate, solicit, propose or take any action to knowingly assist, facilitate or encourage (including by way of furnishing information) the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as defined below); (ii) enter into or knowingly participate in any substantive discussions with or negotiations with, furnish any material nonpublic information relating to Uniti or any of its subsidiaries, or afford access to the business, properties, assets, books or records of Uniti or any of its subsidiaries to, or otherwise knowingly cooperate with, any third party in connection with any Acquisition Proposal; (iii) (a) withdraw or withhold (or qualify or modify in a manner adverse to Windstream) the recommendation of the Uniti Board that the Uniti stockholders approve the Transactions (the “Uniti Board Recommendation”), or publicly announce its intention to do the same, or fail to include the Uniti Board Recommendation in this prospectus/proxy statement, (b) other than with respect to a tender offer or exchange offer that is the subject of the following clause (c), within 10 business days of Windstream’s written request, fail to publicly make or reaffirm the Uniti Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or broadly sent or given to the stockholders of Uniti (though Windstream will only be entitled to make such a written request for reaffirmation once for each Acquisition Proposal and for each material modification to such Acquisition Proposal), or (c) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation D promulgated under the 1934 Act within 10 business days after the commencement (within the meaning of Rule 14d-2 under the 1934 Act) of such tender offer or exchange offer (any of the foregoing clauses (a) through (c), an “Adverse Recommendation Change”); (iv) enter into any an amendment, grant any waiver or release or terminate any provision under any standstill, confidentiality or other similar agreement (subject to certain exceptions if the Uniti Board determines, in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the standard of conduct of the members of the Uniti Board under applicable law); (v) enter into any agreement in principle, letter of intent, memorandum of understanding, acquisition agreement or other contract providing for or relating to an Acquisition Proposal (other than certain confidentiality agreements) (any of the foregoing described in this clause (v), an “Alternative Acquisition Agreement”); or (vi) resolve, authorize, propose or agree to do any of the foregoing.
Notwithstanding the foregoing, at any time prior to the receipt of the Uniti Stockholder Approval, if Uniti receives a bona fide written Acquisition Proposal after the date of the Merger Agreement that was not solicited in breach of the Merger Agreement, and the Uniti Board, after consultation with its outside legal counsel and its financial advisor, determines in good faith that such written Acquisition Proposal constitutes or would reasonably be expected to lead to, a Superior Proposal (as defined below) and that failure to take such action would reasonably be expected to be inconsistent with the standard of conduct applicable to the members of the Uniti Board under applicable law, Uniti may engage in negotiations or discussions with such third party and its representatives and furnish to such third party or its representatives nonpublic information relating to Uniti; provided that if any material nonpublic information provided to such third party was not previously provided to Windstream, Uniti must provide such information to Windstream substantially contemporaneously with (or within 24 hours following) the time it is provided to such third party.
Under the Merger Agreement, Uniti must notify Windstream in writing promptly (and in any event within 24 hours) (i) of the receipt by Uniti of any Acquisition Proposal or any material amendment or modification to the material terms of any Acquisition Proposal and such notice shall include, to the extent then known to Uniti, the identity of the person making the Acquisition Proposal and the material terms and conditions thereof (along with unredacted copies of such Acquisition Proposal and all proposed transaction agreements and other material documents provided in connection therewith) and (ii) of any request for material nonpublic information relating to Uniti, or for access to the business, properties, assets, books or records or personnel of Uniti, by any third party in connection with an Acquisition Proposal. Uniti must also keep Windstream informed on a reasonably current basis of any material changes to the status and material terms and conditions of any Acquisition Proposal.
An “Acquisition Proposal” for purposes of the Merger Agreement means any third party offer or proposal relating to:
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any acquisition or purchase, directly or indirectly, of 25% or more of the consolidated assets of Uniti and its subsidiaries or 25% or more of any class of equity or voting securities of Uniti or any of its subsidiaries whose assets, individually or in the aggregate, constitute, directly or indirectly, 25% or more of the consolidated assets of Uniti and its subsidiaries;

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any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Uniti or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Uniti and its subsidiaries; or

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a merger, consolidation, amalgamation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Uniti or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Uniti and its subsidiaries.

A “Superior Proposal” for purposes of the Merger Agreement means a bona fide, written Acquisition Proposal (but substituting “more than 50%” for all references to “25%” in the definition of such term) that did not result from a breach of Uniti’s non-solicitation obligations on terms that the Uniti Board determines in good faith, after consultation with its outside legal counsel and financial advisors, is more favorable (including from a financial point of view) to Uniti’s stockholders than the Merger, in each case, taking into consideration:
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all relevant factors (including the identity of the counterparty, the terms and conditions of such Acquisition Proposal (including the transaction consideration, conditionality, timing, certainty of financing and regulatory approvals and the expected timing and likelihood of consummation, and such other factors determined by the Uniti Board in good faith to be relevant)); and

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if applicable, any changes to the terms of the Merger Agreement proposed by Windstream pursuant to its “match rights,” described below under “— Change of Recommendation; Match Rights.”

Change of Recommendation; Match Rights
Notwithstanding that the Uniti Board is generally obligated to make the Uniti Board Recommendation, subject to providing Windstream with “match rights” as described in more detail below, the Uniti Board may, (i) in response to a bona fide written Acquisition Proposal made after the date of the Merger Agreement that did not result from a breach of the Merger Agreement, (a) make an Adverse Recommendation Change and/or (b) terminate the Merger Agreement (subject to payment of a termination fee, as discussed in more detail in “— Termination — Termination Fees”) in order to substantially concurrently enter into a written definitive agreement for such Superior Proposal; or (ii) in response to an Intervening Event, make an Adverse Recommendation Change, in each case, if, prior to making such Adverse Recommendation Change, the Uniti Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would reasonably be expected to be inconsistent with the standard of conduct of the members of the Uniti Board under applicable law.
Uniti must notify Windstream in writing of its intention to take any such actions at least four business days prior to taking such action, specifying the reasons for the Adverse Recommendation Change and providing certain documentation regarding the Superior Proposal or Intervening Event, as applicable. During such four business day-period, Uniti must negotiate with Windstream in good faith (to the extent Windstream wishes to negotiate) to make adjustments to the terms and conditions of the Merger Agreement as Windstream may propose, and as a condition to effecting an Adverse Recommendation Change, the Uniti Board must have considered in good faith any such revisions proposed in writing by Windstream and any other information offered by Windstream in response to such notice and must have determined in good faith, after consultation with its outside legal counsel and financial advisor, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal and failure to take such action would reasonably be expected to be inconsistent with the standard of conduct applicable to the members of the Uniti Board under applicable law. In the event of any change to any of the financial or other material terms of the Superior Proposal, Uniti will deliver additional notice to Windstream and the foregoing will apply during a three business day period.
An “Intervening Event” for purposes of the Merger Agreement is any event, fact, circumstance, development or occurrence that:
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was not known to or reasonably foreseeable by the Uniti Board as of the date of the Merger Agreement, which event or circumstance becomes known to or by the Uniti Board prior to receipt of the Uniti Stockholder Approval; or

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was known to or reasonably foreseeable by the Uniti Board as of the date of the Merger Agreement, but the consequences of which (or the magnitude thereof) were not, and, in each case, does not relate to an Acquisition Proposal or Superior Proposal;

provided that in no event shall the fact that Uniti meets or exceeds any internal or published projections, forecasts or estimates or other financial performance or results of operations for any period or changes in the credit rating, market price or trading volume of any securities of Uniti or its subsidiaries in and of itself constitute an Intervening Event, provided that in the case of the facts described in the foregoing proviso, the underlying causes of such facts may be considered and taken into account in determining whether there has been an Intervening Event
In addition, nothing in the Merger Agreement prohibits Uniti or the Uniti Board from (i) taking and disclosing to Uniti’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or making any legally required disclosure to stockholders with regard to the Transactions or an Acquisition Proposal (provided that neither Uniti nor the Uniti Board may make an Adverse Recommendation Change unless permitted by the Merger Agreement), (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (iii) contacting and engaging in discussions with any person or group and their respective representatives who has made an Acquisition Proposal after the date of the Merger Agreement solely for the purpose of clarifying such Acquisition Proposal and the terms thereof or informing such third party of the restrictions imposed by the Merger Agreement.
Efforts to Obtain Regulatory Consents
Under the Merger Agreement, Uniti and Windstream are required to use reasonable best efforts to take, or cause to be taken (including by causing their respective controlled affiliates to take), all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the Transactions as soon as practicable (and, in any event, at least 10 business days prior to the End Date), including:
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preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

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obtaining and maintaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations required or advisable to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the Transactions as soon as practicable (and, in any event, at least 10 business days prior to the End Date).

In furtherance and not in limitation of the foregoing, the Merger Agreement requires each of Uniti and Windstream to (and to cause their respective controlled affiliates to):
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make an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 HSR Act with respect to the Transactions with the FTC and the Antitrust Division on the 150th day after the date of the Merger Agreement;

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make the appropriate initial filings to obtain certain approvals in respect of the Transactions from the FCC, which filings have been made;

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make the appropriate initial filings to obtain certain State PUC approvals, which filings have been made;

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in the case of Windstream, make the appropriate initial filings for certain approvals required in connection with Windstream’s pre-closing reorganization, which filings have been made; and

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make all certain other regulatory filings as promptly as practicable after the date of the Merger Agreement,

Each of Uniti and Windstream agreed to use reasonable best efforts to promptly resolve any objections by any governmental authority or private party with respect to the Transactions, including taking the following actions:
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proposing, negotiating, committing to or effecting, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, transfer or license of any assets, properties, products, rights, services or businesses of any party or any of its controlled affiliates, or any interest therein, or agreeing to any other structural or conduct remedy, including its spectrum or Uniti communications licenses or Windstream communications licenses, as applicable, or governmental authorizations;

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discontinuing, or causing any of its subsidiaries to discontinue, offering any product or service, or committing to cause Windstream or any of its subsidiaries after giving effect to the Closing to discontinue offering any product or service;

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making, or causing any of its subsidiaries to make, or accepting any condition, limitation, obligation, commitment or requirement, or committing to cause Windstream or any of its subsidiaries after giving effect to the Closing to make or accept any condition, limitation, obligation, commitment or requirement (to any governmental authority or otherwise) regarding its future operations or the future operations of Windstream or any of its subsidiaries after giving effect to the Closing;

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agreeing to any other prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership of any asset or business;

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conducting its businesses or, after giving effect to the Closing, Windstream’s or any of its subsidiaries’ businesses in a specified manner, or proposing, agreeing or permitting to conduct any of such businesses in a specified manner, or committing to make capital expenditures or other expenditures in their respective service areas, including, in each case, by agreeing to undertakings required by a governmental authority;

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expending or paying funds or giving any other consideration in order to obtain certain approvals;

•
otherwise taking or committing to take any actions that would limit any party’s, or any party’s controlled affiliates’, freedom of action with respect to, or its or their ability to retain, any assets, properties, products, rights, services or businesses of such person, or any interest or interests therein; or

•
agreeing to do any of the foregoing.

However, neither party is obligated to take any such action (i) that is not conditioned upon the occurrence of Closing or (ii) to the extent it would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of New Uniti and its subsidiaries (including Uniti, Windstream and their respective subsidiaries), taken as a whole after giving effect to the Closing (a “Burdensome Condition”).
Under the Merger Agreement, Uniti and Windstream also agree to:
•
use their reasonable best efforts to take, or cause to be taken (including by causing their respective controlled affiliates to take, or cause to be taken), all actions that are customarily undertaken to obtain consent or approval from the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector, established pursuant to Executive Order 13913 (“Team Telecom”) so as to enable the Closing to occur;

•
subject to applicable law, promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General, any other governmental authority or private party regarding the Merger Agreement or the Transactions, permit the other parties and their outside counsel to review in advance, and consider in good faith the other party’s reasonable comments, to any proposed substantive written communication to any of the foregoing;

•
not agree to participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with the Merger Agreement or the Merger and the other Transactions unless in each case it consults with the other parties in advance and, to the extent permitted by such governmental authority, gives the other parties the opportunity to attend and participate thereat; and

•
furnish the other parties or their outside counsel promptly with copies of all substantive correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their controlled affiliates and their controlled respective representatives on the one hand, and any governmental authority or members or their respective staffs on the other hand, with respect to any applicable law in connection with the Merger Agreement; provided that such material may be designated as restricted to “outside counsel” or redacted as described in the Merger Agreement.

Uniti and Windstream have agreed that (i) Uniti will have primary responsibility for preparing and filing any submissions to, and will be entitled to direct the defense of the Merger Agreement and the Transactions before any governmental authority and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, governmental authorities, in each case, under certain competition laws; provided, however, that Uniti shall afford Windstream a reasonable opportunity to review, comment and participate therein and (ii) Windstream will have primary responsibility for preparing and filing any submissions to, and will be entitled to direct the defense of the Merger Agreement and the Transactions before, and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, the FCC, the State PUCs and all other governmental authorities that regulate communications facilities or telecommunications, telecommunications services, enhanced or advanced services or information services and governmental authorities regulating the occupancy, maintenance or use of any public rights-of-way utilized by Uniti or Windstream and their respective subsidiaries.
Directors’ and Officers’ Indemnification and Insurance
For six years after the Effective Time, New Uniti will, or will cause each of Windstream and Uniti, as applicable, to (i) indemnify and hold harmless all present and former directors, officers and certain other agents of Uniti, Windstream and their respective subsidiaries to the fullest extent permitted by the DGCL, the MGCL or any other applicable law or provided under each of Uniti’s, Windstream’s or their respective subsidiaries’ organizational documents in effect as of the date of the Merger Agreement and in certain circumstances to advance expenses to such persons and (ii) maintain in effect provisions in the organizational documents of New Uniti and its subsidiaries regarding limitation of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the Merger Agreement. In addition, after the Effective Time, New Uniti will, and will cause Uniti, Windstream and their respective subsidiaries to, honor and comply with existing indemnification agreements with such persons and not amend such agreements in a manner that would adversely affect any such person.
Prior to the Effective Time, New Uniti will obtain and fully pay the premiums for a non-cancellable extension of the directors’ and officers’ liability coverage of Windstream and Uniti’s existing directors’ and officers’ insurance policies and Windstream and Uniti’s existing fiduciary liability insurance policies, which will (i) be for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as Windstream or Uniti’s respective current insurance carrier with respect to such existing policies and (iii) have terms, conditions, retentions and limits of liability that are, in the aggregate, no less favorable than the coverage provided under Windstream and Uniti’s, as applicable, existing policies with respect to certain matters that existed or occurred at or prior to the Effective Time; provided that the cost of any such tail policy will not exceed 300% of the aggregate annual premium paid by the applicable party in respect of such existing policies.
Employee Matters
For 12 months following the Closing Date (or shorter period of post-closing employment), New Uniti must provide non-union Windstream employees with (i) base salaries, short-term cash incentive opportunities and long-term incentive opportunities that are no less favorable in the aggregate than pre-closing levels (excluding, in each case, transaction-based bonus opportunities or other similar extraordinary compensation arrangements); provided, that (A) no Windstream employee’s base salary or short-term cash incentive opportunities may be reduced during such period and (B) long-term incentive opportunities do not need to be provided in the same form or mix of cash and/or equity as were provided by Windstream or one of its subsidiaries, (ii) employee benefits (excluding equity and long-term incentives, defined benefit pension and retiree health and welfare benefits (other than retiree health and welfare benefits for which the premium costs are solely borne by the retiree)) that are substantially comparable in the aggregate to pre-closing levels and (iii) subject to certain exceptions, severance protections no less favorable than those specified in Windstream’s severance plans.

New Uniti must also provide Windstream employees transitioning to any employee benefit plan of the combined company post-closing with full service credit equivalent to their tenure under Windstream’s analogous plans for vesting and eligibility purposes (but excluding benefit accrual, other than for vacation and severance), and following the Closing Date, New Uniti must make reasonable best efforts to (i) waive preexisting condition exclusions and waiting periods with respect to participation and coverage requirements for Windstream employees under welfare benefit plans to the same extent as under Windstream’s plans pre-Closing, and (ii) credit Windstream employees for prior out-of-pocket expenses paid towards any deductible, co-payment or out-of-pocket requirements for the plan year in which the Closing Date occurs.
Other Covenants and Agreements
The Merger Agreement contains other covenants and agreements, including covenants related to:
•
Uniti and Windstream agreeing not to incur any material transaction expenses other than those previously disclosed to the other party without the prior written consent of the other party;

•
Uniti agreeing to use its reasonable best efforts to obtain sufficient financing to make the Closing Cash Payment and to pay its transaction expenses in accordance with the Merger Agreement;

•
Windstream agreeing to cooperate with Uniti in its efforts to obtain such financing and any other financing transaction Uniti undertakes prior to the Closing (subject to certain customary limitations);

•
Uniti agreeing to use its reasonable best efforts to obtain, within 90 days of the date of the Merger Agreement, a consent or amendment under its Revolving Credit Facility to waive or amend the covenant therein requiring Uniti to maintain its qualification as a REIT (which consent is also a condition to the Closing, as described in more detail below) (and which consent was received by Uniti on June 17, 2024);

•
Uniti agreeing to notify Windstream of any period where Uniti permits its directors to trade in securities of Uniti or buys, sells or offers to sell securities of Uniti in the public markets;

•
Windstream agreeing to take all actions necessary to cause New Uniti, New Windstream LLC, HoldCo and Merger Sub to perform their obligations under the Merger Agreement and being liable for all such persons’ obligations;

•
Uniti and Windstream agreeing that the trading policies of New Uniti following the Effective Time will be no more restrictive than the trading policies of Uniti in effect on the date of the Merger Agreement (except as required to comply with applicable law);

•
Windstream agreeing to terminate certain transactions with its affiliates prior to the Closing;

•
Certain tax matters, including (i) the intended tax treatment of the Windstream Pre-Closing Restructuring (as defined in the Merger Agreement) and the Merger, (ii) the IRS Ruling Request, and (iii) the payment of transfer and similar taxes in connection with the transactions contemplated by the Merger Agreement;

•
Uniti having the right, subject to certain conditions, to elect in its sole discretion, by no later than 14 days prior to the Closing and after consulting Windstream in good faith, to require that the structure of the transactions contemplated by the Merger Agreement (other than certain transactions in the Pre-Closing Windstream Reorganization) be altered such that the Merger constitutes a tax-free reorganization within the meaning of Section 368(a) of the Code to Uniti and Uniti’s stockholders;

•
Windstream agreeing to deliver to Uniti, as promptly as reasonably practicable following the end of any fiscal quarter (other than the fiscal quarter of any fiscal year), certain specified financial statements of Windstream;

•
customary covenants related to confidentiality and publicity relating to the Merger Agreement and the Transactions;

•
the notification of certain matters and the settlement of any litigation in connection with the Merger Agreement or the Transactions;

•
Windstream agreeing to use its reasonable best efforts to enable the listing of New Uniti on Nasdaq as the successor to Uniti prior to the Effective Time, and Windstream and Uniti agreeing to use reasonable best efforts to cause New Uniti’s name and ticker symbol to be “Uniti Group Inc.” and “UNIT,” respectively, unless otherwise mutually agreed;

•
the parties agreeing to use reasonable best efforts to implement any necessary, appropriate or desirable elections under, or amendments, adjustments or waivers to, the Convertible Notes, the Exchangeable Notes, the Bond Hedge Transactions, the Capped Call Transactions and the Call Spread Warrants prior to the Effective Time; and

•
Uniti and Windstream agreeing to complete their respective contemplated pre-closing reorganizations and cooperate with each other in connection therewith.

Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of Uniti and Windstream, as applicable, are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of Uniti and Windstream are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Merger Agreement, a “Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect or change that is, or would reasonably be expected, individually or in the aggregate, to have a material adverse effect on (a) the condition (financial or otherwise), assets, business or results of operations of Uniti or Windstream, as applicable, and its respective subsidiaries, taken as a whole, or (b) the ability of Uniti or Windstream, as applicable, and its respective subsidiaries to consummate the Transactions.
In the case of clause (a) in the above paragraph, however, none of the following will be taken into account in determining whether a Material Adverse Effect has occurred or will occur (subject to certain limitations set forth in the Merger Agreement):
(i)
changes in GAAP or the official interpretation thereof;

(ii)
changes in general economic, political or regulatory conditions in the U.S. or any other country or region, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates);

(iii)
changes in conditions generally affecting the industries in which Uniti or Windstream, as applicable, and its subsidiaries operate;

(iv)
changes in applicable law or the interpretation thereof;

(v)
geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, natural disasters, acts of God, demonstrations, public disaster, epidemics, pandemics or other diseases (including COVID-19 and any COVID-19 measures), including any deterioration or worsening thereof;

(vi)
the announcement, pendency, or consummation of the Transactions, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Uniti or Windstream, as applicable, and any of its subsidiaries with customers, suppliers, service providers, employees, governmental authorities or any other persons and any stockholder or derivative litigation relating to the execution, delivery and performance of the Merger Agreement or the announcement or consummation of the Transactions;

(vii)
any failure by Uniti or Windstream, as applicable, and any of its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period;

(viii)
any actions taken (or omitted to be taken) at the written request of the other party;

(ix)
solely in the case of Uniti, changes in the price and/or trading volume of the shares of Uniti

Common Stock or any other securities of Uniti on Nasdaq or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of Uniti; or
(x)
any actions taken (or omitted to be taken) by Uniti or Windstream, as applicable, or its subsidiaries that are expressly required to be taken (or omitted to be taken) pursuant to the Merger Agreement, including any actions required under the Merger Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable law for the Closing;

provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i), (ii), (iii), (iv) and (v) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such event has had a disproportionate adverse effect on Uniti or Windstream, as applicable, or any of its subsidiaries relative to other companies operating in the industries, in which case the incremental disproportionate adverse impact may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.
Conditions to Closing
The Closing is subject to various conditions. There can be no assurance as to whether or when all of the conditions will be satisfied or waived.
Conditions to Each Party’s Obligation
The respective obligations of each party to the Merger Agreement to consummate the Merger are subject to the satisfaction or, to the extent legally permissible, waiver in writing of the following conditions:
•
receipt of the Uniti Stockholder Approval;

•
expiration of the waiting period (or extensions thereof) under the HSR Act relating to the Transactions, or termination thereof without the imposition of any Burdensome Condition;

•
receipt of certain other consents, clearances and approvals of any governmental authority required in connection with the execution, delivery and performance of the Transaction Agreements and Transactions, which approvals shall be in full force and effect, and any applicable waiting periods in respect thereof shall have expired or been terminated, in each case without the imposition of a Burdensome Condition;

•
the registration statement of which this proxy statement/prospectus forms a part having been declared effective by the SEC under the 1933 Act, the absence of any stop order issued by the SEC suspending such effectiveness, and the absence of any proceeding seeking such a stop order having been initiated or threatened by the SEC;

•
consummation of the Pre-Closing Uniti Restructuring, the Windstream F Reorg and the Internal Reorg Merger in accordance with the terms of the Merger Agreement;

•
the absence of any law adopted or promulgated and any temporary restraining order, preliminary or permanent injunction or other order, judgment decision opinion or decree prohibiting, rendering illegal or permanently enjoining the consummation of the Transactions;

•
the approval for listing on Nasdaq of New Uniti Common Stock to be issued in or reserved for issuance in connection with the Merger, subject only to official notice of issuance; and

•
the issuance of the New Uniti Preferred Stock and New Uniti Warrants in the Internal Reorg Merger.

The obligations of Windstream, HoldCo and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing of the following conditions:
•
material performance by Uniti of its pre-Closing obligations under the Merger Agreement;

•
the accuracy of the representations and warranties of Uniti (subject to certain materiality standards set forth in the Merger Agreement);

•
absence of the occurrence of a Material Adverse Effect on Uniti;

•
Windstream’s receipt of a certificate signed by an executive officer of Uniti certifying that the conditions set forth in the three immediately preceding bullets points have been satisfied; and

•
receipt by Uniti of the Revolving Credit Facility Consent.

The obligation of Uniti to consummate the Merger is subject to the satisfaction or waiver in writing of the following conditions:
•
material performance by each of Windstream, HoldCo and Merger Sub of their pre-Closing obligations under the Merger Agreement;

•
the accuracy of the representations and warranties of Windstream, HoldCo and Merger Sub (subject to certain materiality standards set forth in the Merger Agreement);

•
absence of the occurrence of a Material Adverse Effect on Windstream; and

•
Uniti’s receipt of a certificate signed by an executive officer of Windstream certifying that the conditions set forth in the three immediately preceding bullets points have been satisfied.

Termination
Mutual Termination Rights:
The Merger Agreement may be terminated and the Merger may be abandoned prior to the Effective Time:
•
by mutual written agreement of Uniti and Windstream;

•
by either Uniti or Windstream if the Merger has not been consummated by November 3, 2025 (as it may be extended, but not beyond May 3, 2026, if all the closing conditions other than those relating to required regulatory approvals have been satisfied), except that the right to so terminate the Merger Agreement will not be available to any party whose breach of any provision of the Merger Agreement has been the primary cause of the failure of the Merger to be consummated by the End Date (the “End Date Termination Right”);

•
by either Uniti or Windstream if a court of competent jurisdiction has issued a permanent injunction or other order, or any applicable law has been enacted after the date of the Merger Agreement, preventing the consummation of the Transactions and such injunction, order or applicable law has become final and nonappealable, except that the right to so terminate the Merger Agreement will not be available to any party whose breach of any provision of the Merger Agreement has been the primary cause of such injunction or order;

•
by either Uniti or Windstream, if the Uniti Stockholder Approval is not obtained at the Special Meeting (including any adjournment or recess thereof) (the “No Vote Termination Right”).

Additional Termination Rights of Uniti:
The Merger Agreement may be terminated by Uniti if:
•
prior to receipt of the Uniti Stockholder Approval, the Uniti Board authorizes Uniti to, and Uniti substantially simultaneously with the termination of the Merger Agreement, enters into a definitive written agreement providing for a Superior Proposal (the “Superior Proposal Termination Right”); or

•
Windstream, HoldCo or Merger Sub has breached any of their representations or warranties or failed to perform any of their covenants in any material respect and has not cured such breach within the time periods provided for in the Merger Agreement, so long as Uniti is not concurrently in breach of its obligations under the Merger Agreement so as to cause certain closing conditions incapable of being satisfied.

Additional Termination Rights of Windstream:
The Merger Agreement may be terminated by Windstream if:

•
prior to the receipt of the Uniti Stockholder Approval, the Uniti Board changes its recommendation that the Uniti stockholders approve the Merger and the other Transactions in a manner described in the Merger Agreement (the “Adverse Recommendation Change Termination Right”);

•
Uniti has breached any of its representations or warranties or failed to perform any of its covenants in any material respect and has not cured such breach within the time periods provided for in the Merger Agreement, so long as Windstream, HoldCo and Merger Sub are not concurrently in breach of their obligations under the Merger Agreement so as to cause certain closing conditions incapable of being satisfied (the “Uniti Material Breach Termination Right”); or

•
Uniti fails to consummate the Closing and pay the Closing Cash Payment (or demonstrate that such payment will be made) in accordance with the Merger Agreement if certain other closing conditions have been and remain satisfied and Windstream has irrevocably confirmed by written notice to Uniti that all of the conditions to Windstream’s obligations have been and remain satisfied or waived and that it is ready, willing and able to consummate the Closing the “Closing Cash Payment Termination Right”).

Termination Fees
Uniti has agreed to pay Windstream a termination fee of $55,000,000 (the “Termination Fee”) if the Merger Agreement is terminated:
•
by Uniti pursuant to the Superior Proposal Termination Right;

•
by Windstream pursuant to the Adverse Recommendation Change Termination Right;

•
prior to receipt of the Uniti Stockholder Approval, by Windstream or Uniti pursuant to the End Date Termination Right (and at such time certain mutual closing conditions have been satisfied) or pursuant to the No Vote Termination Right, or by Windstream pursuant to the Uniti Material Breach Termination Right, and:

•
after the date of the Merger Agreement but prior to the date of termination or the date of the Uniti Stockholders Meeting, as applicable, an Acquisition Proposal has been publicly announced or otherwise publicly communicated to the Uniti Board and not publicly withdrawn prior to the date of termination or the date of the Uniti Stockholders Meeting, as applicable; and

•
within 12 months after the date of such termination, Uniti has entered into a definitive agreement with any third party with respect to such Acquisition Proposal that is subsequently consummated or any other Acquisition Proposal is consummated (provided that solely for purposes of this broader bullet, all references to “25% or more” in the definition of “Acquisition Proposal” will be deemed to be references to “more than 50%”).

Uniti has agreed to pay Windstream a termination fee of $75,000,000 (the “Financing Termination Fee”) if the Merger Agreement is terminated (a) by Windstream pursuant to the Uniti Material Breach Termination Right, based on a breach of Uniti’s representation regarding financial capability or Uniti’s failure to obtain financing in accordance with the Merger Agreement, (b) by either Uniti or Windstream pursuant to the End Date Termination Right if at such time Windstream would have been entitled to terminate the Merger Agreement pursuant to the circumstances described in the foregoing clause (a), or (c) by Windstream pursuant to the Closing Cash Payment Termination Right.
Uniti has agreed to reimburse Windstream for reasonable and documented out-of-pocket third-party expenses up to an amount of $25,000,000 if the Merger Agreement is terminated by either Uniti or Windstream as a result of a failure to obtain the Uniti Stockholder Approval (the “Expense Amount”). However, Uniti will not be required to pay the Expense Amount if certain Windstream equityholders that also own shares of Uniti Common Stock fail to vote their shares of Uniti Common Stock in favor of the adoption of the Merger Agreement and the other Transaction Agreements and the approval of the Merger and the other Transactions (among other proposals), and such shares not voted would have been sufficient to obtain the Uniti Stockholder Approval.
In circumstances where the Termination Fee or the Financing Termination Fee is payable to Windstream, Windstream’s right to receive such termination fee will be its sole and exclusive remedy under the Merger

Agreement in connection with the Merger Agreement or the transactions contemplated thereby, including any breach of the Merger Agreement, except, solely with respect to the Termination Fee, in the case of a Willful Breach by Uniti. While Windstream may pursue both a grant of specific performance in accordance with the Merger Agreement and the payment of the Termination Fee or the Financing Termination Fee, as the case may be, under no circumstance will Windstream be permitted or entitled to receive both a grant of specific performance and payment of the Termination Fee or the Financing Termination Fee, as applicable. In no event will Uniti be required to pay (i) the Termination Fee, the Financing Termination Fee or the Expense Amount on more than one occasion or (ii) both the Termination Fee and the Financing Termination Fee, and in the event the Termination Fee becomes due and payable after the date that the Expense Amount has been paid, the amount of the Termination Fee will be reduced by an amount of the Expense Amount previously paid by Uniti.
Effect of Termination
If the Merger Agreement is validly terminated, the Merger Agreement will become void and of no effect without liability of any party (or any representative of such party), except under certain provisions of the Transaction Agreement that will survive such termination, including, among others, provisions relating to the payment of termination fees, confidentiality, director and officer indemnification and fees and expenses. However, no such termination will relieve any party of any liability for damages resulting from the “Willful Breach” by any party, such party will be liable for any and all liabilities and damages. For purposes of the Merger Agreement, “Willful Breach” means any breach of the Merger Agreement that is the consequence of an action or omission by any party if such party knew or should have known that the taking of such action or the failure to take such action would be a breach of the Merger Agreement.
Charter Amendment
The Merger Agreement contemplates that the Uniti stockholders may vote on the Charter Amendment that would designate Uniti as the agent of Uniti stockholders to pursue damages in the event that specific performance is not sought or granted as a remedy for Windstream’s willful breach of the Merger Agreement. Approval of the Charter Amendment is not a condition to the Merger Agreement and the vote of Uniti stockholders on the Interim Charter Amendment Proposal will not have any bearing on whether the Merger is consummated.
The Charter Amendment is intended to address recent case law from the Delaware Chancery Court that, if Maryland courts were to apply a similar legal standard, could be construed to, in effect, limit the remedies available to Uniti and its stockholders under the Merger Agreement absent the Charter Amendment.
Under the Merger Agreement, Uniti and Windstream agreed that, in the event of Windstream’s willful breach of the Merger Agreement, Uniti’s damages would not be limited by the terms of the Merger Agreement and may include the premium reflected in the Uniti Merger Consideration.
In the event that the Charter Amendment is approved by the Uniti stockholders and Uniti, acting as agent of the Uniti stockholders, were to recover damages in the event of Windstream’s willful breach of the Merger Agreement, whether through judgment, settlement or otherwise, the Charter Amendment provides that the Uniti Board shall, in its sole discretion distribute such damages to Uniti stockholders by dividend, stock repurchase or buyback or in any other manner.
Miscellaneous
Parties to the Agreement
Promptly following their formation, Windstream will cause HoldCo and Merger Sub to execute joinders and become parties to the Merger Agreement. Windstream will also cause New Windstream LLC to execute a joinder and become a party to the Merger Agreement promptly following the completion of the Windstream F Reorg, and at such time, New Windstream Holdings II (as successor to Windstream) will be automatically released from the Merger Agreement and have no further obligations thereunder. At such time, New Windstream LLC will assume and perform all obligations and liabilities of Windstream thereunder.

Enforcement of Agreement
The parties agree that, in addition to any other remedy to which they are entitled at law or in equity, each party will be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions hereof without needing to prove that irreparable harm would occur or the inadequacy of money damages as a remedy (and each party waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity.

OTHER AGREEMENTS RELATED TO THE TRANSACTIONS
This section of the proxy statement/prospectus describes the material aspects of the Transactions, other than the provisions of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, the Voting Agreement, the Elliott Unitholder Agreement, the Legacy Windstream Unitholder Agreement, the Elliott Stockholder Agreement, the Legacy Investor Stockholder Agreement, the Registration Rights Agreement and the Warrant Agreement, which are attached as Annexes A through H hereto, respectively (collectively, the “Transaction Agreements”, and the Windstream Leases, which are included as exhibits to the registration statement of which this proxy statement/prospectus forms a part). You are urged to read carefully the Transaction Agreements in their entirety prior to voting on the proposals presented at the Special Meeting because they are the primary legal documents that govern the Transactions. The legal rights and obligations of the parties to the Transaction Agreements are governed by the specific language of the Transaction Agreements, and not this summary.
The Transaction Agreements contain representations, warranties and covenants that the respective parties made or will make to each other as of the respective dates of such agreements or other specific dates. The assertions embodied in those representations, warranties and covenants were or will be made for purposes of the contract among the parties to the applicable Transaction Agreements and are subject to important qualifications and limitations agreed to by such parties in connection with negotiating the Transaction Agreements. Certain representations and warranties in the Transaction Agreements may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Transaction Agreements or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Uniti or Windstream or any other matter.
Voting Agreement
In connection with the Merger Agreement, EIM, EALP, International, Devonian and Uniti entered into the Voting Agreement, pursuant to which, among other things, each Voting Stockholder agreed to (i) vote all of their Uniti Common Shares in favor of (a) the adoption of the Merger Agreement and the other Transaction Agreements and the approval of the Merger and the other Transactions and (b) any stockholder authorization action reasonably requested by Uniti in furtherance of the foregoing, including the Interim Charter Amendment Proposal and the Delaware Conversion Proposal. The Voting Stockholders collectively hold approximately 4.15% of the outstanding Uniti Common Shares. In support of the foregoing, each Voting Stockholder granted an irrevocable proxy appointing Uniti as such Voting Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Voting Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the foregoing manner.
Each Voting Stockholder further waived all appraisal rights in connection with the Transactions. Each Voting Stockholder and Elliott also agreed that prior to the earlier of the Effective Time, the valid termination of the Merger Agreement, the mutual written consent of the parties to the Voting Agreement and an Adverse Recommendation Change, they would not directly or indirectly transfer or permit the transfer of any Uniti Common Shares they beneficially own, other than with the prior written consent of Uniti, transfers in accordance with the express terms of the Merger Agreement or for certain transfers between such persons or their or Elliott’s controlled affiliates.
Elliott Unitholder Agreement
In connection with the Merger Agreement, the Elliott Unitholders and Uniti and Windstream entered into the Elliott Unitholder Agreement.
Mutual Release
Effective as of the Closing, the Elliott Unitholders, on behalf of themselves and their respective controlled affiliates (the “Elliott Releasing Parties”), agreed to release Uniti and certain of its related parties from, and Uniti, on behalf of itself and its controlled affiliates (the “Uniti Releasing Parties”), agreed to release the Elliott Unitholders and certain of their related parties (the “Uniti Released Parties”) from, any proceedings, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether at law or in equity, or any other liability (i) arising prior to, on or after the Closing (so long as the facts, circumstances, actions, omissions, and/or events giving rise to such claim or liability occurred prior to the Closing) relating to such released party’s or any of its controlled affiliate’s relationship with New Uniti, Windstream and New Windstream LLC (collectively, the “Windstream Group”) or their direct or indirect ownership therein (including any entitlement to expense reimbursement or sponsor, monitoring or similar fees) or (ii) relating to the approval or consummation of the transactions contemplated by the Merger Agreement or any Transaction Agreements, including any alleged breach of any duty by any officer, manager, director, equityholder, partner or other owner of ownership interests of the Windstream Group; provided that nothing contained in the Elliott Unitholder Agreement limits in any manner (a) with respect to the Elliott Releasing Parties, (1) any rights to indemnification or contribution, or to any related advancement or reimbursement of expenses, to which an Elliott Releasing Party may be entitled pursuant to the Merger Agreement, any other Transaction Agreement or the organizational documents of the Windstream Group or any of their respective subsidiaries, (2) any rights to receive the Closing Cash Payment, or (3) any rights vis a vis other equityholders of the Windstream Group, in their capacity as such, pursuant to the organizational documents of the Windstream Group; provided that such rights shall only be enforceable against such other equityholders and, for the avoidance of doubt, not against any member of the Windstream Group, (b) with respect to the Uniti Releasing Parties, rights to recoup advancement or reimbursement of expenses previously paid by a Uniti Releasing Party to a Uniti Released Party as a result of indemnification or contribution rights of such Uniti Released Party, to the extent it is ultimately determined that such Uniti Released Party was not entitled to such advancement or reimbursement pursuant to, as applicable, the Merger Agreement, any other Transaction Agreement or the organizational documents of Uniti, each member of the Windstream Group or any of their respective subsidiaries or (c) with respect to the Elliott Releasing Parties and the Uniti Releasing Parties, any other rights expressly granted to such parties in the Merger Agreement or any other Transaction Agreement.
Restrictive Covenants
Each Elliott Unitholder agreed that from the date of the Elliott Unitholder Agreement until 12 months after the Closing, such Elliott Unitholder and its controlled affiliates will not, directly or indirectly, solicit or hire any person who is, at any time on or after the date hereof and on or prior to the Closing, a management-level employee (or higher) of Uniti, the Windstream Group or any of their respective controlled affiliates, subject to certain customary exceptions.
Each Elliott Unitholder further agreed, from the date of the Elliott Unitholder Agreement until the Closing, not, and to cause its controlled affiliates not to, directly or indirectly, intentionally make any public, written or oral statements regarding Uniti, the Windstream Group or any of their respective subsidiaries or affiliates to any third party that are disparaging or that are intended to damage the business, goodwill, reputation or business relationships of such persons with the public generally or with any of their customers, suppliers or employees, in each case, subject to certain customary exceptions.
Confidentiality; Standstill
In addition, EIM, Uniti and Windstream agreed to extend the termination of a confidentiality agreement previously entered into between such persons and the standstill period thereunder until the earlier of the Closing and the termination of the Merger Agreement.
During such extended standstill period, Elliott agreed that it, its affiliates and any person acting on behalf of or at the direction of Elliott or any such affiliates will not, directly or indirectly, without the prior written consent of Uniti and subject to customary exceptions and sunset provisions:
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acquire, agree to acquire, propose, seek or offer to acquire any voting securities or a material portion of the assets of Uniti or any of its subsidiaries, or any warrant, option or other direct or indirect right to acquire any such securities or assets;

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enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving Uniti or any of its subsidiaries;

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initiate, encourage, make, or in any way participate or engage in, any “solicitation” of “proxies” as such terms are used in the proxy rules of the SEC to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Uniti (including, for the avoidance of doubt, indirectly by means of communication with the press or the media);

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file with the SEC a proxy statement or any supplement thereof or any other soliciting material in respect of Uniti or its stockholders that would be required to be filed with the SEC pursuant to Rule 14a-12 or other provisions of the 1934 Act;

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nominate or recommend for nomination a person for election at any stockholder meeting at which directors of the Uniti Board are to be elected;

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submit any stockholder proposal for consideration at, or bring any other business before, any Uniti stockholder meeting;

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initiate, encourage, make, or in any way intentionally participate or engage in, any “withhold” or similar campaign with respect to any Uniti stockholder meeting;

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form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any voting securities of Uniti;

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call, request the calling of, or otherwise seek or intentionally assist in the calling of a special meeting of the stockholders of Uniti;

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otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of Uniti;

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publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing; or

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advise, intentionally assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing; or

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make any request to amend or waive any of the foregoing standstill obligations described above or take any action that would reasonably be expected to require Uniti to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described above with Elliott, Uniti or any of their respective affiliates (collectively, the “Standstill Restricted Actions”).

Restrictions on Transfer
Each Elliott Unitholder agreed not to directly or indirectly transfer or permit the transfer of any of its membership interests in Windstream (including any securities of Windstream acquired in the Windstream Rights Offering), other than with the prior written consent of Uniti and for certain transfers between such persons or their or Elliott’s controlled affiliates.
Regulatory Undertakings
From the date of the Elliott Unitholder Agreement until the Closing, each Elliott Unitholder agreed that it and its controlled affiliates will take all actions reasonably required to be undertaken by them to (i) enable the Windstream Group to comply with their obligations under the provisions of Section 8.01 of the Merger Agreement with respect to the filings referred to in Section 8.01(b) of the Merger Agreement (including, for the avoidance of doubt, any filing required by the Committee on Foreign Investment in the United States (“CFIUS”)), provided that the Elliott Unitholders are not required to supply information or materials to the extent doing so would violate any applicable law and (ii) (a) make appropriate filings of Notification and Report Forms pursuant to the HSR Act with respect to the Transactions and the transactions contemplated by the Pre-Closing Windstream Reorganization transactions with the FTC and the Antitrust Division, in each case as such persons are required to make under applicable law to consummate such transactions and (b) with respect to each such filing, take all actions that Windstream would be required to take in connection with such filings, had it made such filings, pursuant to Section 8.01 of the Merger Agreement; provided that if an objection is asserted with respect to the Transactions, or if any governmental authority requests any action (other than requests to provide information or participate in meetings or discussions in connection with the filings referred to above), the foregoing obligation will not require any Elliott Unitholder or any of its affiliates, other than the Windstream Group and its respective subsidiaries, to propose, negotiate or commit to, accept or otherwise agree to any obligation, requirement, condition, or limitation of any governmental authority (other than providing information or participating in meetings or discussions in connection with the filings referred to above) that would apply to any Elliott Unitholder or any of its affiliates, or any of their respective portfolio operating companies, other than the Windstream Group and its respective subsidiaries.
Rights Offering
Subject to Section 9.02 of the Merger Agreement, each Elliott Unitholder is required to cause to be completed the steps contemplated by the Windstream Rights Offering to be completed by it (including, to the extent contemplated by the Windstream Rights Offering, purchasing Windstream pre-funded warrants and exchanging Windstream units for Windstream pre-funded warrants).
Legacy Windstream Unitholder Agreement
In connection with the Merger Agreement, the Legacy Unitholders and Uniti entered into the Legacy Windstream Unitholder Agreement.
Mutual Release
Each Legacy Unitholder that receives consideration as a result of the Merger, on behalf of itself and its respective successors and assigns, and Uniti, on behalf of itself and its controlled affiliates, released each other and certain of their respective related parties to the same extent of the corresponding releases in the Elliott Unitholder Agreement, except that in addition to the exceptions to such releases in the Elliott Unitholder Agreement, the release by the Legacy Unitholders does not limit in any manner any claims or rights in respect of any indebtedness or debt securities of the Windstream Group of any of their respective subsidiaries for which any Legacy Unitholder or its controlled affiliates is a lender or holder.
Restrictive Covenants
Each Legacy Unitholder agreed to the non-solicitation and non-disparagement restrictive covenants described above under “— Elliott Unitholder Agreement — Restrictive Covenants,” except that the Legacy Unitholders’ non-solicitation obligations are limited to certain specified employees.
In addition, each Legacy Unitholder agreed to certain customary confidentiality and non-use obligations with respect to documents and information concerning Uniti, the Windstream Group or any of their respective affiliates, or the Transactions, or the negotiation and execution of the Merger Agreement and the other Transaction Agreements (or the terms thereof).
Regulatory Undertakings
From the date of the Legacy Windstream Unitholder Agreement until the Closing, each Legacy Unitholder agreed that it and its controlled affiliates will take all actions reasonably required to be undertaken by them to (i) enable the Windstream Group to comply with their obligations under the provisions of Section 8.01 of the Merger Agreement with respect to the filings referred to in Section 8.01(b) of the Merger Agreement, provided that the Legacy Unitholders are not required to (a) supply information or materials to the extent doing so would violate any applicable law and prior to providing any information, the Legacy Unitholders may, if reasonably appropriate or necessary, require Windstream or Uniti to enter into a customary separate confidentiality agreement or common interest agreement with such Legacy Unitholder on terms reasonably acceptable to such Legacy Unitholder, (b) provide any information of or related to any non-controlled affiliate of any Legacy Unitholder or cause or require any non-controlled affiliates of any Legacy Unitholder to take any action, (c) commence or defend any action to obtain any consent or to obtain information required to submit any filing or (d) take or cause to be taken, do or cause to be done, negotiate, commit to, suffer, agree to and effect any action or certain other undertakings related to obtaining any consent, making any filing or providing any information that would reasonably be expected to have an adverse effect on the business, financial condition or results of operations of, or reputation of, the Legacy Unitholder or any of its controlled affiliates. If an objection is asserted with respect to the Transactions, or if any governmental authority requests any action (other than requests to provide information or participate in meetings or discussions in connection with the filings referred to above), the foregoing obligation of the Legacy Unitholders will not require any Legacy Unitholder or any of its affiliates to (1) propose, negotiate or commit to, accept or otherwise agree to any obligation, requirement, condition, or limitation of any governmental authority (other than providing information or participating in meetings or discussions in connection with the filings referred to above) that would apply to any Legacy Unitholder or any of its affiliates, or any of their respective portfolio operating companies or (2) submit a declaration or notice as set forth in the rules and regulations of the Foreign Investment Risk Review Modernization Act of 2018, as amended, or otherwise to be made with CFIUS.
The Legacy Unitholders agreed that in the event that (i) CFIUS requests a declaration or filing by any Legacy Unitholder or its controlled affiliates or (ii) Team Telecom (together with CFIUS, the “Executive Branch Committees”) requests information during its review of applications filed with the FCC, and the Legacy Unitholders are unable to produce information requested from an Executive Branch Committee within 20 business days of a request from an Executive Branch Committee (or such number of days reasonably necessary to satisfy any applicable deadline imposed by an Executive Branch Committee in its request) or following submission of such information, an Executive Branch Committee objects to the involvement in New Uniti of the Legacy Unitholders on the basis of their right to appoint a board observer, then the Legacy Unitholders will (x) with respect to CFIUS, irrevocably waive their right to appoint a board observer if such waiver is required to obtain CFIUS clearance for the Merger or to eliminate the jurisdiction of CFIUS to review the Merger or (y) with respect to Team Telecom, irrevocably waive their right to appoint a board observer if such waiver is required for Team Telecom to refrain from objecting to approval of the FCC applications, including by filing a petition to adopt conditions.
Standstill
The Legacy Unitholders agreed that, from and after the date of the Legacy Windstream Unitholder Agreement until the earlier of the Closing and the termination of the Merger Agreement, each Legacy Unitholder and their controlled affiliates will not, directly or indirectly, without Uniti’s prior written consent and subject to customary exceptions and sunset provisions, take any of the Standstill Restricted Actions.
Elliott Stockholder Agreement
Subject to and at the Effective Time, the Elliott Stockholders and New Uniti will enter into the Elliott Stockholder Agreement.
Board Nominations
Pursuant to the Elliott Stockholder Agreement, Elliott will have the right, but not the obligation, to select a number of designees (each, an “Elliott Designee”) equal to (i) two (or, in the event the number of directors on the New Uniti Board is greater than nine, a number that would result in the number of Elliott Designees representing 20% of the directors then comprising the New Uniti Board), for so long as Elliott and its controlled affiliates collectively beneficially own at least 50% of the shares of New Uniti Common Stock that they hold as of the date of the Elliott Stockholder Agreement and (ii) one (or, in the event the number of directors on the New Uniti Board is greater than nine, a number that would result in the number of Elliott Designees representing 10% of the directors then comprising the New Uniti Board), for so long as Elliott and its controlled affiliates collectively beneficially own at least 25% but less than 50% of such shares of New Uniti Common Stock, in each case subject to certain customary requirements. If Elliott and its controlled affiliates collectively cease to hold at least 25% of such shares of New Uniti Common Stock, then Elliott will lose the right to select any Elliott Designees.
Compensation; Indemnification; Insurance
Unless waived by the applicable Elliott Designee, each Elliott Designee will be entitled to receive (i) any and all applicable director and committee fees and compensation that are payable to New Uniti’s non-employee directors as part of New Uniti’s director compensation plan and (ii) reimbursement by New Uniti for reasonable and documented out-of-pocket expenses incurred while traveling to and from New Uniti board and committee meetings as well as travel for other business related to his or her service on the New Uniti Board or committees thereof, subject to any maximum reimbursement obligations of general applicability to directors as may be established by the New Uniti Board from time to time.
New Uniti will be required to (i) provide each Elliott Designee (in his or her capacity as a member of the New Uniti Board) with the same rights and benefits (including with respect to insurance, indemnification and exculpation) that it provides to other members of the New Uniti Board and (ii) maintain directors’ and officers’ liability insurance as determined by the New Uniti Board.
Standstill
From and after the date of the Elliott Stockholder Agreement until the later of (i) the date that is one year after the date of the Elliott Stockholder Agreement and (ii) 30 days following the date that is the later to occur of Elliott no longer having (x) an Elliott Designee serving on the New Uniti Board or (y) a right to select an Elliott Designee, Elliott and its controlled affiliates will not, directly or indirectly, without the prior written consent of New Uniti and subject to customary exceptions and sunset provisions:
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acquire, or agree or offer to acquire any equity securities of New Uniti or a material portion of the assets of New Uniti or its subsidiaries, or any warrant, option or other direct or indirect right to acquire any such securities or assets;

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make or submit to New Uniti or any of its subsidiaries any proposal for or offer to enter into any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving New Uniti or any of its subsidiaries, either publicly or in a manner that would reasonably be expected to require public disclosure by New Uniti or Elliott or its controlled affiliates;

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engage in, any “solicitation” of “proxies” as such terms are used in the proxy rules of the SEC with respect to the election or removal of directors of New Uniti or any other matter or proposal relating to New Uniti or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the 1934 Act) in any such solicitation of proxies;

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file with the SEC a proxy statement or any supplement thereof or any other soliciting material in respect of New Uniti or its stockholders that would be required to be filed with the SEC pursuant to Rule 14a-12 or other provisions of the 1934 Act;

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(x) nominate or recommend for nomination a person for election to the New Uniti Board at any stockholder meeting at which directors of the New Uniti Board are to be elected or (y) seek the removal of any member of the New Uniti Board, in each case other than as expressly permitted pursuant to the Elliott Stockholder Agreement;

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submit any stockholder proposal for consideration at, or bring any other business before, any New Uniti stockholder meeting;

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initiate or in any way intentionally participate or engage in, any “withhold” or similar campaign with respect to any New Uniti stockholder meeting;

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form, join or act in concert with a “group” (within the meaning of Section 13(d)(3) of the 1934 Act) for the purpose of voting, acquiring, holding, or disposing of, any equity securities of New Uniti (other than solely with controlled affiliates of Elliott);

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call or seek to call (publicly or otherwise), alone or in concert with others, a special meeting of the stockholders of New Uniti, or initiate or propose any action by written consent;

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enter into any negotiations, agreements or arrangements with any other persons to take any action that Elliott and its controlled affiliates are prohibited from taking pursuant to its standstill restrictions; or

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make any request to amend or waive any of the above standstill restrictions, in each case publicly or in a manner that would reasonably be expected to require New Uniti or Elliott or any of its controlled affiliates to make any public announcement or disclosure of such request.

Quorum and Voting
From and after the date of the Elliott Stockholder Agreement until 30 days following the date that is the later to occur of Elliott no longer having (x) an Elliott Designee serving on the New Uniti Board or (y) a right to select an Elliott Designee, the Elliott Stockholders must cause all equity securities of New Uniti beneficially owned by the Elliott Stockholders or any of their respective affiliates that any of them has the right to vote (or to direct the vote), as of the applicable record date for any annual meeting or special meeting of stockholders of New Uniti or any action by written consent of stockholders, to be present for quorum purposes and to be voted, at all such stockholder meetings or at any adjournments or postponements thereof, in favor of all directors nominated by the New Uniti Board in all director elections.
Transfer Restrictions
Subject to certain customary exceptions, none of the Elliott Stockholders or any of their respective affiliates may transfer any equity securities of New Uniti without the prior written consent of New Uniti prior to the six-month anniversary of the Closing Date. The Elliott Stockholders also may not, without the prior written consent of New Uniti, transfer any equity securities of New Uniti to any transferee that, to Elliott’s knowledge, is a company competitor, an activist investor or any transferee that would, immediately after giving effect to such transfer, beneficially own five percent or more of the total voting power of the equity securities of New Uniti.
Termination
The Elliott Stockholder Agreement will terminate on the first date on which Elliott and its affiliates cease to beneficially own any equity securities (excluding any derivative instruments) of New Uniti; provided that the confidentiality provisions will survive any such termination until the date that is 12 months after the date on which Elliott no longer has an Elliott Designee serving on the New Uniti Board.
Legacy Investor Stockholder Agreement
Subject to and at the Effective Time, certain of the Legacy Investors and New Uniti will enter into the Legacy Investor Stockholder Agreement.
Board Observer
If the Investor Adviser’s controlled affiliates beneficially own common stock of New Uniti representing at least 5% of the issued and outstanding common stock of New Uniti immediately after the Closing on a fully-diluted basis (including treating warrants on an as-exercised basis) (the “Closing New Uniti Common Stock”), the Legacy Investors may jointly select a non-voting observer (a “Board Observer”) reasonably satisfactory to New Uniti, who will be entitled to notice of, to attend, and participate in, as a non-voting observer, all meetings of the New Uniti Board (including any executive sessions thereof), whether in person, telephonically or otherwise. If the Investor Adviser’s controlled affiliates at any time transfer any equity securities of New Uniti and, following such transfer, collectively cease to hold a percentage of the New Uniti Common Stock that they hold as of the date of the Legacy Investor Stockholder Agreement that would result in such controlled affiliates holding less than 5% of the Closing New Uniti Common Stock as of such date, the Legacy Investors will lose the right to select a Board Observer.
Subject to certain customary exceptions, New Uniti will be required to give the Board Observer copies of all notices, minutes, consents and other materials that it provides to members of the New Uniti Board or committees thereof, concurrently with the members of the New Uniti Board or committee, as applicable. The Board Observer will be permitted to share information with the Legacy Investors for purposes of monitoring and evaluating their investment in New Uniti, subject to customary confidentiality restrictions.
New Uniti will be required to reimburse the Board Observer for all reasonable out-of-pocket travel expenses incurred (consistent with New Uniti’s travel policy) in connection with attending meetings of the New Uniti Board, subject to any maximum reimbursement obligations of general applicability to non-executive directors as may be established by the New Uniti Board from time to time.

Standstill
From and after the date of the Legacy Investor Stockholder Agreement until the later of (i) the date that is one year after the date of the Legacy Investor Stockholder Agreement and (ii) 30 days following the date that the Legacy Investors are no longer entitled to select a Board Observer, the Legacy Investors and their controlled affiliates will be bound by standstill restrictions similar to those applicable to the Elliott Stockholders pursuant to the Elliott Stockholder Agreement, as described above under “— Elliott Stockholder Agreement,” subject to certain other exceptions specified in the Legacy Investor Stockholder Agreement. The foregoing summary of the Legacy Investors’ standstill obligations is qualified in its entirety by reference to the complete text of the Legacy Investor Stockholder Agreement, which is attached hereto as Annex F.
Quorum and Voting
From and after the date of the Legacy Investor Stockholder Agreement until 30 days following the date that the Legacy Investors are no longer entitled to select a Board Observer, the Legacy Investors must cause all equity securities of New Uniti beneficially owned by the Legacy Investors that any of them has the right to vote (or to direct the vote), as of the applicable record date for any annual meeting or special meeting of stockholders of New Uniti or any action by written consent of stockholders, to be present for quorum purposes and to be voted, at all such stockholder meetings or at any adjournments or postponements thereof, in favor of all directors nominated by the New Uniti Board in all director elections.
Transfer Restrictions
Subject to certain customary exceptions, none of the Legacy Investors or any of their respective controlled affiliates may transfer any equity securities of New Uniti without the prior written consent of New Uniti prior to the six-month anniversary of the Closing Date.
Termination
The Legacy Investor Stockholder Agreement will terminate on the first date on which the Legacy Investors and their respective controlled affiliates cease to beneficially own any equity securities (excluding any derivative instruments) of New Uniti; provided that the confidentiality provisions will survive any such termination until the date that is 12 months after the date on which the Legacy Investors are no longer entitled to select a Board Observer.
Registration Rights Agreement
In connection with the Closing, New Uniti will enter into the Registration Rights Agreement with the Elliott Stockholders and the Legacy Investors. Pursuant to the Registration Rights Agreement, the Elliott Stockholders and the Legacy Investors will receive customary piggyback and demand rights, with demands limited to two for each of the Elliott Stockholders and the Legacy Investors and an additional four shelf takedowns for each of the Elliott Stockholders and the Legacy Investors, subject to increases in connection with certain redemptions or repurchases of the New Uniti Preferred Stock that are settled in shares of New Uniti Common Stock. The Registration Rights Agreement will include customary cooperation and indemnification provisions.
Warrant Agreement
Please see “Description of Securities Following the Merger — New Uniti Warrants” for a description of the Warrant Agreement.
Windstream Leases
In connection with Windstream’s emergence from bankruptcy, Uniti and Windstream entered into two leases: (a) a master lease (the “ILEC MLA”) that governs Uniti owned assets used for Windstream’s incumbent local exchange carrier (“ILEC”) operations and (b) a master lease (the “CLEC MLA” and, together with the ILEC MLA, the “Windstream Leases”) that governs Uniti owned assets used for

Windstream’s competitive local exchange carrier (“CLEC”) operations. The aggregate initial annual rent under the Windstream Leases was $663.0 million. The tenants under the ILEC MLA are Windstream (successor in interest to Windstream Holdings, Inc.), Windstream Services, and certain subsidiaries and/or newly formed affiliated entities operating the ILECs, and the landlords under the ILEC MLA are the Uniti entities that own the applicable ILEC assets. Similarly, the tenants under the CLEC MLA are Windstream (successor in interest to Windstream Holdings Inc.), Windstream Services, and certain subsidiaries and/or newly formed affiliated entities operating CLECs, and the landlords under the CLEC MLA are the Uniti entities that own the CLEC assets. The Windstream Leases contain cross-guarantees and cross-default provisions, which will remain effective as long as Windstream or an affiliate is the tenant under both of the Windstream Leases and unless and until the landlords under the ILEC MLA are different from the landlords under the CLEC MLA. The Windstream Leases permit Uniti to transfer its rights and obligations and otherwise monetize or encumber the Windstream Leases, together or separately, so long as Uniti does not transfer interests in either Windstream Lease to a Windstream competitor.
In addition, the Windstream Leases impose certain financial restrictions on Windstream if Windstream fails to maintain certain financial covenants. Windstream covenants not to incur certain indebtedness (other than certain refinancing in a principal amount that does not exceed the sum of the principal amount of the indebtedness refinanced, the accrued and unpaid interest on such indebtedness refinanced and any other amounts owing thereon and any customary costs incurred in connection with such refinancing or drawings under its revolving credit facility, in an amount not to exceed $750 million) if its total leverage ratio, pro forma for the incurrence of such indebtedness, would exceed 3.00:1.00. Further, Windstream covenants not to incur certain additional indebtedness, pay dividends, repurchase stock or prepay unsecured debt, or enter into certain affiliate transactions without Uniti’s consent if Windstream’s total leverage ratio exceeds 3.50:1.00. Notwithstanding the foregoing, the financial covenants described herein shall not apply at any time in which Windstream maintains a corporate family rating of not less than “B2” by Moody’s and either “B” by Standard & Poor’s or “B” by Fitch Ratings.
Pursuant to the Windstream Leases, Windstream (or any successor tenant under a Windstream Lease) has the right to cause Uniti to reimburse up to an aggregate $1.75 billion for certain growth capital improvements in long-term value accretive fiber and related assets made by Windstream (or the applicable tenant under the Windstream Lease) to certain ILEC and CLEC properties (the “Growth Capital Improvements”). Uniti’s reimbursement commitment for Growth Capital Improvements does not require Uniti to reimburse Windstream for maintenance or repair expenditures (except for costs incurred for fiber replacements to the CLEC MLA leased property, up to $70 million during the term), and each such reimbursement is subject to underwriting standards. Uniti’s total annual reimbursement commitments for the Growth Capital Improvements under both Windstream Leases (and under separate equipment loan facilities) are limited to $225 million in 2024; $175 million per year in 2025 and 2026; and $125 million per year in 2027 through 2029.
If the cost incurred by Windstream (or the successor tenant under a Windstream Lease) for Growth Capital Improvements in any calendar year exceeds the annual limit for such calendar year, Windstream (or such tenant, as the case may be) may submit such excess costs for reimbursement in any subsequent year and such excess costs shall be funded from the annual commitment amounts in such subsequent period. In addition, to the extent that reimbursements for Growth Capital Improvements funded in any calendar year during the term is less than the annual limit for such calendar year, the unfunded amount in any calendar year will carry-over and may be added to the annual limits for subsequent calendar years, subject to an annual limit of $250 million in any calendar year, except that, during calendar year 2021, Uniti’s combined total obligation to fund Growth Capital Improvements may exceed $250 million to the extent of any unfunded excess amounts from calendar year 2020. Starting on the first anniversary of each installment of reimbursement for a Growth Capital Improvement, the rent payable by Windstream under the applicable Windstream Lease will increase by an amount equal to 8.0% (the “Rent Rate”) of such installment of reimbursement. The Rent Rate will thereafter increase to 100.5% of the prior Rent Rate on each anniversary of each reimbursement. In the event that the tenant’s interest in either Windstream Lease is transferred by Windstream under the terms thereof (unless transferred to the same transferee), or if Uniti transfers its interests as landlord under either Windstream Lease (unless to the same transferee), the reimbursement rights and obligations will be allocated between the ILEC MLA and the CLEC MLA by Windstream, provided that the maximum that may be allocated to the CLEC MLA following such transfer is $20 million per year. If Uniti fails to reimburse any Growth Capital Improvement payment or equipment loan funding request as and when it is required to do so under the terms of the Windstream Leases, and such failure continues for 30 days, then such unreimbursed amounts may be applied as an offset against the rent owed by Windstream under the Windstream Leases (and such amounts will thereafter be treated as if Uniti had reimbursed them).
Uniti and Windstream have entered into separate ILEC and CLEC Equipment Loan and Security Agreements (collectively “Equipment Loan Agreement”) in which Uniti will provide up to $125 million (limited to $25 million in any calendar year) of the $1.75 billion of Growth Capital Improvements commitments discussed above in the form of loans for Windstream to purchase equipment related to network upgrades or to be used in connection with the Windstream Leases. Interest on these loans will accrue at 8% from the date of the borrowing. All equipment financed through the Equipment Loan Agreement is the sole property of Windstream; however, Uniti will receive a first-lien security interest in the equipment purchased with the loans. No such loans have been made as of September 30, 2024.
Payments under the Windstream Leases provided 68.2% and 66.9% of Uniti’s total revenue for the nine months ended September 30, 2024 and 2023, respectively. Payments under the Windstream Leases provided 67.3%, 66.5% and 66.4% of Uniti’s total revenue for the years ended December 31, 2023, 2022, and 2021, respectively. Although Windstream does not disaggregate the percentage of Windstream’s revenue that is related to utilization of assets leased pursuant to the Windstream Leases, Windstream believes that a substantial majority of Windstream’s total revenues is related to such leased assets.

APPRAISAL RIGHTS
No dissenters’ or appraisal rights (or rights of an objecting stockholder under Section 3-201 et seq. of the MGCL or otherwise) will be available with respect to the Merger or any of the other Transactions. Except as provided in the MGCL, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder’s stock from the successor if, among other things, (i) the corporation consolidates or merges with another corporation, (ii) the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation, or (iii) the corporation is converted in accordance with the MGCL. However, under the MGCL, a stockholder of a Maryland corporation may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if, except in limited circumstances not applicable to the Merger or any of the other Transactions, any shares of the applicable class or series of the corporation’s stock are listed on a national securities exchange on the record date for determining stockholders entitled to vote on the transaction objected to. On February 10, the record date for determining stockholders entitled to vote on the Merger and the other Transactions, shares of Uniti Common Stock were listed on the Nasdaq. In addition, Uniti’s charter provides that Uniti reserves the right to amend, alter, change or repeal any provision contained in the charter, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders in the charter are granted subject to such reservation.
If the Delaware Conversion occurs, the Merger will be a Delaware merger and appraisal rights will be subject to Delaware law. However, no appraisal rights would be available to Uniti stockholders as Delaware stockholders with respect to the Merger because of an exception under Section 262 of the DGCL for mergers authorized pursuant to Section 265 of the DGCL.

PROPOSAL 1 — THE MERGER PROPOSAL
Overview
Uniti is asking its stockholders to approve the Merger and the other actions and transactions contemplated by the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. As discussed under “The Merger — Recommendation of the Uniti Board and Uniti’s Reasons for the Merger,” the Uniti Board has unanimously declared the Merger and the other transactions contemplated by the Merger Agreement advisable and in the best interests of Uniti and its stockholders and has recommended that Uniti stockholders approve this proposal. The Merger cannot be completed without such approval.
Uniti currently operates through a typical up-REIT structure, pursuant to which it holds substantially all of its assets through Uniti Group LP, a Delaware limited partnership (the “Operating Partnership”). Uniti is the sole general partner of the Operating Partnership and, as of December 31, 2023 owned approximately 99.96% of the partnership interests in the Operating Partnership. In anticipation of the fact that New Uniti will not qualify as a REIT, and that Uniti will cease to be a REIT, in each case after the Closing, Uniti will implement the Pre-Closing Uniti Restructuring, which, among other things, will eliminate the up-REIT structure, with the result that Uniti Group LP will thereafter be wholly-owned, directly and indirectly, by Uniti. New Uniti does not expect the fact that neither it nor Uniti will qualify as a REIT after the Closing to adversely affect its ability to pursue potential future acquisitions of infrastructure assets, including, where appropriate, using its stock, in whole or in part, to effect a tax-free acquisition.
Vote Required for Approval
The approval of the Merger Proposal will require the affirmative vote of a majority of all the votes entitled to be cast at the Special Meeting. Accordingly, assuming that a quorum is present, a Uniti stockholder’s failure to vote as well as an abstention and a broker non-vote, if any, will have the same effect as voting “AGAINST” the Merger Proposal. Abstentions and broker non-votes, if any, will count as present for the purposes of establishing a quorum. Each Uniti Common Share outstanding on the Record Date of the Special Meeting is entitled to one vote on the Merger Proposal. The approval of the Merger Proposal is a condition to the Closing.
Recommendation of the Uniti Board
THE UNITI BOARD UNANIMOUSLY RECOMMENDS THAT UNITI STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

PROPOSAL 2 — THE ADVISORY COMPENSATION PROPOSAL
Overview
Uniti is asking its stockholders to indicate their approval, on an advisory (non-binding) basis, of the compensation that Uniti’s named executive officers, as determined in accordance with Item 402(t) of Regulation S-K, will or may be eligible to receive from Uniti in connection with the Merger as disclosed in the section entitled “The Merger — Interests of Uniti’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Uniti’s Named Executive Officers,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, and the related narrative disclosure (referred to as the “golden parachute” compensation), as required by Section 14A of the 1934 Act.
You should carefully review the golden parachute compensation information disclosed in the sections of this proxy statement/prospectus referred to above.
Vote Required for Approval
The vote on the Advisory Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal and each other Proposal. Accordingly, you may vote to approve the Merger Proposal and/or any other Proposal and vote not to approve the Advisory Compensation Proposal and vice versa. The approval of the Advisory Compensation Proposal by holders of Uniti Common Shares is not a condition to the Closing. Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on either Uniti or New Uniti. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation subject to the Advisory Proposal will be paid to Uniti’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Uniti stockholders fail to approve the advisory vote regarding the Advisory Proposal.
The Advisory Compensation Proposal requires the affirmative vote of a majority of the votes cast thereon at the Special Meeting, assuming a quorum is present. Assuming a quorum is present, failures to vote, abstentions and broker non-votes, if any, will have no effect on the vote for this proposal. Abstentions and broker non-votes, if any, will count as present for the purposes of establishing a quorum. Each Uniti Common Share outstanding on the Record Date of the Special Meeting is entitled to one vote on the Advisory Compensation Proposal.
Recommendation of the Uniti Board
THE UNITI BOARD UNANIMOUSLY RECOMMENDS THAT UNITI STOCKHOLDERS VOTE “FOR” THE ADVISORY COMPENSATION PROPOSAL

PROPOSAL 3 — THE INTERIM CHARTER AMENDMENT PROPOSAL
Overview
Uniti is asking its stockholders to approve an amendment to the charter of Uniti, designating Uniti as the agent of its stockholders to pursue damages in the event that specific performance is not sought or granted as a remedy for Windstream’s willful breach of the Merger Agreement. The Uniti Board has unanimously declared the Charter Amendment advisable and in the best interests of Uniti and its stockholders and has recommended that Uniti stockholders approve this proposal.
The Charter Amendment is intended to address recent case law from the Delaware Chancery Court that, if Maryland courts were to apply a similar legal standard, could be construed to, in effect, limit the remedies available to Uniti and its stockholders under the Merger Agreement absent the Charter Amendment.
The Charter Amendment, which is set forth in Annex L to this proxy statement/prospectus, reads as follows:
“To the fullest extent permitted by law, (i) the Corporation is designated as the stockholders’ sole and exclusive agent with the exclusive right to pursue and recover any remedies on behalf of stockholders under that certain Agreement and Plan of Merger, dated as of May 3, 2024, by and between the Corporation and Windstream Holdings II, LLC, a Delaware limited liability company, as amended by the Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 17, 2024 (as it may be further amended from time to time, the “Merger Agreement”), including under Section 12.06 thereof, pursuant to which, in the event that specific performance is not sought or granted as a remedy, the Corporation may pursue and recover damages or other amounts set forth in Section 12.06 of the Merger Agreement, and (ii) any amounts or damages recovered by the Corporation on behalf of the stockholders, whether through judgment, settlement or otherwise, shall, in the sole discretion of the Board of Directors, be distributed to the stockholders by a dividend, stock repurchase or buyback or in any other manner.”
If the Interim Charter Amendment Proposal is approved by the Uniti stockholders at the Special Meeting, Uniti intends to promptly make the necessary filings with the SDAT promptly following the conclusion of the Special Meeting to effect the Charter Amendment, which will become effective regardless of whether the Merger is completed.
Vote Required for Approval
The vote on the Interim Charter Amendment Proposal is a vote separate and apart from the vote on the Merger Proposal and each other Proposal. Accordingly, you may vote to approve the Merger Proposal and/or any other Proposal and vote not to approve the Interim Charter Amendment Proposal and vice versa. The approval of the Interim Charter Amendment Proposal by Uniti stockholders is not a condition to the Closing.
The Interim Charter Amendment Proposal requires the affirmative vote of a majority of all the votes entitled to be cast at the Special Meeting. Accordingly, assuming that a quorum is present, a Uniti stockholder’s failure to vote as well as an abstention and a broker non-vote, if any, will have the same effect as voting “AGAINST” the Interim Charter Amendment Proposal. Abstentions and broker non-votes, if any, will count as present for the purposes of establishing a quorum. Each Uniti Common Share outstanding on the Record Date of the Special Meeting is entitled to one vote on the Interim Charter Amendment Proposal.
Recommendation of the Uniti Board
THE UNITI BOARD UNANIMOUSLY RECOMMENDS THAT UNITI STOCKHOLDERS VOTE “FOR” THE INTERIM CHARTER AMENDMENT PROPOSAL.

PROPOSAL 4 — THE DELAWARE CONVERSION PROPOSAL
Overview
Uniti is asking its stockholders to approve a proposal to convert Uniti from a Maryland corporation to a Delaware corporation shortly prior to the Effective Time to ensure the Uniti Post-Closing Restructuring is completed on the Closing Date and to approve the related Plan of Conversion (as defined below).
The Uniti Board has unanimously declared the Delaware Conversion and Plan of Conversion to be advisable and in the best interests of Uniti and its stockholders and has recommended that Uniti stockholders approve this proposal. As New Uniti would likely obtain significant tax advantages if Uniti were to convert to a Delaware corporation prior to the Effective Time, current Uniti stockholders would benefit from such advantages following the exchange of Uniti Common Stock for New Uniti Common Stock in the Merger.
As described in “Risk Factors — If Uniti exercises its rights under the Merger Agreement to effect the Merger using an alternative transaction structure, Uniti expects that New Uniti would not receive a step-up in the tax basis of any of Uniti’s assets, reducing potential tax savings for New Uniti that would otherwise result from the Merger,” if the Merger is a taxable transaction for U.S. federal income tax purposes, Uniti expects that in order to obtain certain U.S. federal income tax benefits, Uniti would, as part of the Uniti Post-Closing Restructuring, (i) effect the LLC Conversion, and (ii) in connection with the LLC Conversion, distribute a deemed dividend to HoldCo. It is possible that New Uniti could incur significant state and local income tax liabilities on HoldCo’s receipt of such deemed dividend if it occurs after the Closing Date. In order to reduce such potential exposure for state and local tax liabilities, it is desirable for the LLC Conversion to be effected after the Merger but on the Closing Date. Uniti believes that, under Maryland law and administrative practice, it may be difficult to complete the LLC Conversion on the same day that the Merger is completed, but, if Uniti converts to a Delaware corporation prior to the Effective Time, Uniti expects that it would be able to complete the LLC Conversion under Delaware law and administrative practice on the Closing Date. The Delaware Conversion is expected to take place shortly prior to Closing.
For U.S. federal income tax purposes, Uniti will continue to be treated as the same corporation, and continue to be treated as a REIT, both before and after it converts from a Maryland corporation to a Delaware corporation, and therefore Uniti does not expect there to be any differences in the taxation of Uniti stockholders with respect to their Uniti Common Shares as a result of the Delaware Conversion.
To accomplish the Delaware Conversion, the Uniti Board has adopted a plan of conversion in the form attached to this proxy statement/prospectus as Annex O (the “Plan of Conversion”). The Plan of Conversion provides, among other things, that (i) Uniti will convert to a Delaware corporation prior to the Effective Time and will thereafter be subject to all of the provisions of the DGCL, (ii) all shares of Uniti Common Stock that are outstanding immediately prior to the consummation of the Delaware Conversion will be converted automatically into shares of Common Stock of the converted Delaware entity on a one-for-one basis and (iii) if the Delaware Conversion Proposal and the Merger Proposal are approved by Uniti stockholders, the Merger, the Merger Agreement and the other actions and transactions contemplated thereby will be deemed authorized, adopted and approved by the converted Delaware entity. Attached as Exhibit A to the Plan of Conversion and incorporated therein by reference is the certificate of incorporation of Uniti as the converted Delaware entity that will become effective upon the effectiveness of the Delaware Conversion.
Assuming that Uniti’s stockholders approve this Delaware Conversion Proposal, Uniti will cause the Delaware Conversion to be effected prior to the Effective Time, by making all necessary filings with the SDAT and the Secretary of State of the State of Delaware (the “DE SOS”), as applicable. Approval of this Delaware Conversion Proposal by Uniti stockholders will constitute approval of the Delaware Conversion, the Plan of Conversion and the actions and filings contemplated thereby.
Notwithstanding the foregoing, the Delaware Conversion may be abandoned or the Plan of Conversion may be terminated by majority vote of the entire Uniti Board at any time prior to the effective date of the Delaware Conversion, whether before or after approval by Uniti stockholders. If the Delaware Conversion Proposal is approved by Uniti stockholders, the Delaware Conversion would become effective no earlier than three business days prior to the Closing upon the filing and effectiveness of articles of conversion with the SDAT, a certificate of conversion with the DE SOS and a certificate of incorporation for the converted Delaware entity with the DE SOS.
Material Stockholder Rights Considerations Applicable to the Conversion
If Uniti were to convert to a Delaware corporation, Uniti would cease to be governed by the MGCL and going forward would be governed by the DGCL. The section entitled “Comparison of Stockholder Rights” describes certain key differences between the MGCL and DGCL (in addition to differences between the Uniti Charter and the New Uniti Charter and the Uniti Bylaws and the New Uniti Bylaws (as defined below) that are not applicable to the Delaware Conversion). If the Delaware Conversion occurs in connection therewith, Uniti would adopt the certificate of incorporation attached to the Plan of Conversion as Exhibit A as its new charter, as well as new bylaws, both of which would be substantially the same as Uniti’s current charter and bylaws, with only such changes as may be reasonably necessary to reflect that Uniti is a Delaware corporation. Such adoption would not affect or change the organizational documents of New Uniti.
Vote Required for Approval
The vote on the Delaware Conversion Proposal is a vote separate and apart from the vote on the Merger Proposal and each other Proposal. Accordingly, you may vote to approve the Merger Proposal and/or any other Proposal and vote not to approve the Delaware Conversion Proposal and vice versa. The approval of the Delaware Conversion Proposal by Uniti stockholders is not a condition to the Closing.
The Delaware Conversion Proposal requires the affirmative vote of a majority of all the votes entitled to be cast at the Special Meeting. Accordingly, assuming that a quorum is present, a Uniti stockholder’s failure to vote, as well as an abstention and a broker non-vote, if any, will have the same effect as voting “AGAINST” the Delaware Conversion Proposal. Abstentions and broker non-votes, if any, will count as present for the purposes of establishing a quorum. Each Uniti Common Share outstanding on the Record Date of the Special Meeting is entitled to one vote on the Delaware Conversion Proposal.
Recommendation of the Uniti Board
THE UNITI BOARD UNANIMOUSLY RECOMMENDS THAT UNITI STOCKHOLDERS VOTE “FOR” THE DELAWARE CONVERSION PROPOSAL.

PROPOSAL 5 — THE ADJOURNMENT PROPOSAL
Overview
Uniti is asking its stockholders to approve the adjournment or postponement of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient shares represented to constitute a quorum or votes to approve one or more of the other Proposals at the time of the Special Meeting.
If, at the Special Meeting, the number of Uniti Common Shares present or represented and voting in favor of one or more of the other Proposals is insufficient to constitute a quorum necessary to conduct the business of the Special Meeting or to approve such Proposal(s), Uniti intends to move to adjourn or postpone the Special Meeting in order to enable the Uniti Board to achieve a quorum or to solicit additional proxies for approval of such Proposal(s), including the solicitation of proxies from holders of Uniti Common Shares who have previously voted. In that event, Uniti will ask holders of Uniti Common Shares to vote on the Adjournment Proposal, but not any other Proposal.
Pursuant to the MGCL and the Uniti Bylaws, the Special Meeting may be adjourned without new notice being given, so long as the new date of the reconvened Special Meeting is not more than 120 days after the original record date. Additionally, under the Merger Agreement, the Special Meeting may not be adjourned to a date more than 20 days later than the originally scheduled Special Meeting.
Vote Required for Approval
The Adjournment Proposal requires the affirmative vote of a majority of the votes cast thereon at the Special Meeting, assuming a quorum is present. Assuming a quorum is present, failures to vote, abstentions and broker non-votes, if any, will have no effect on the vote for this proposal. Abstentions and broker non-votes, if any, will count as present for the purposes of establishing a quorum. Each Uniti Common Share outstanding on the Record Date of the Special Meeting is entitled to one vote on the Adjournment Proposal
Recommendation of the Uniti Board
THE UNITI BOARD UNANIMOUSLY RECOMMENDS THAT UNITI STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion sets forth the material U.S. federal income tax consequences of the Merger to U.S. Holders and Non-U.S. Holders (each as defined below) whose Uniti Common Shares are converted into the right to receive the Uniti Merger Consideration pursuant to the Merger. This discussion does not address any tax consequences arising under the laws of any U.S. state or local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. In addition, it does not address any alternative minimum tax consequences of the Merger, or the potential application of the Medicare contribution tax on net investment income. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement. These laws may change, possibly retroactively, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.
This discussion addresses only consequences to those holders that hold their Uniti Common Shares as a “capital asset” within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or that may be applicable to holders that are subject to special treatment under the U.S. federal income tax laws, such as:
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financial institutions;

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tax-exempt organizations or accounts;

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S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity);

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insurance companies;

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mutual funds;

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dealers or brokers in stocks and securities;

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traders in securities that elect mark-to-market method of tax accounting with respect to their Uniti Common Shares;

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holders of Uniti Common Shares or equity awards that received Uniti Common Shares or equity awards through a tax-qualified retirement plan or otherwise as compensation;

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foreign pension funds;

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persons that have a functional currency other than the U.S. dollar;

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holders of Uniti Common Shares that hold Uniti Common Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

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persons who actually or constructively own more than 5% of the outstanding shares of Uniti Common Shares, or, after the Merger, of the outstanding shares of New Uniti Common Stock;

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controlled foreign corporations;

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passive foreign investment companies;

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persons subject to special tax accounting rules (including rules requiring recognition of gross income based on a taxpayer’s applicable financial statement); or

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United States expatriates.

The U.S. federal income tax consequences of the Merger to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes and that holds Uniti Common Shares generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Uniti Common Shares should consult their own tax advisors.
We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation. If the tax consequences described below are successfully challenged, the tax consequences applicable to the Merger may differ from the tax consequences described below.
For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Uniti Common Shares that is:
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A citizen or individual resident of the United States;

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A corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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A trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has elected to be treated as a U.S. person under applicable U.S. Treasury regulations.

For purposes of this proxy statement, a beneficial owner of Uniti Common Shares that is neither a U.S. Holder nor a partnership is referred to as a “Non-U.S. Holder.”
Holders should consult with their own tax advisors as to the tax consequences of the Merger in light of their particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. state or local, non-U.S. or other tax laws and of changes in those laws.
Material U.S. Federal Income Tax Consequences of the Merger
Based on the transaction structure set forth in the Merger Agreement, the receipt of Uniti Merger Consideration in exchange for Uniti Common Shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Unless otherwise stated, the remainder of this discussion assumes that the Merger will be so treated.
U.S. Holders
In general, a U.S. Holder receiving Uniti Merger Consideration in exchange for Uniti Common Shares pursuant to the Merger will recognize capital gain or loss for U.S. federal income tax purposes on the exchange in an amount equal to the difference, if any, between (a) the fair market value of the New Uniti Common Shares received in the Merger and the amount of cash received in lieu of fractional shares of New Uniti Common Stock and (b) the U.S. Holder’s adjusted tax basis in the Uniti Common Shares surrendered in the Merger.
Gain or loss generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the Uniti Common Shares is more than one year at the time of the Closing. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, are currently subject to U.S. federal income tax at preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.
If a U.S. Holder acquired different blocks of Uniti Common Shares at different times or at different prices, any gain or loss and the holding period with respect to the Uniti Common Shares exchanged must be determined separately with respect to each block of Uniti Common Shares that is exchanged.
Non-U.S. Holders
The receipt of Uniti Merger Consideration by a Non-U.S. Holder in exchange for Uniti Common Shares pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
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the gain, if any, on such shares is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment or fixed base in the United States);

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the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of Uniti Common Shares pursuant to the Merger and certain other conditions are met; or

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Uniti Common Shares are treated as “United States real property interests” (“USRPIs”) for U.S. federal income tax purposes.

Gain described in the first bullet point immediately above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a U.S. Holder, subject to an applicable income tax treaty providing otherwise. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments. Non-U.S. Holders described in the second bullet point immediately above will be subject to tax on any gain realized on the exchange at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S.-source capital losses, if any, of the Non-U.S. Holder, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, subject to certain exceptions discussed below, the Uniti Common Shares will be treated as a USRPI if 50% or more of Uniti’s assets throughout a prescribed testing period consist of USRPIs. Uniti believes that 50% or more of its assets consist, and have historically consisted, of USRPIs. Even if the foregoing 50% test is met, however, Uniti Common Shares will not constitute a USRPI if Uniti is a domestically controlled qualified investment entity. A REIT is a “domestically controlled qualified investment entity” if less than 50% of value of its stock is held, directly or indirectly, by non-U.S. persons at all times during a specified testing period (generally the lesser of the five-year period ending on the date of the relevant disposition or the period of its existence), after applying certain presumptions and look-through rules regarding the ownership of its stock. Prior to the Effective Time of the Merger, Uniti’s charter contains restrictions designed to protect Uniti’s status as a domestically controlled qualified investment entity, and Uniti believes that it currently is, and will remain until the Effective Time, a domestically controlled qualified investment entity. However, no assurance can be given that Uniti is or will remain a domestically controlled qualified investment entity.
In the event that Uniti is not a domestically controlled qualified investment entity, but the Uniti Common Shares are “regularly traded” on an established securities market during the calendar year in which the Merger occurs, any gain recognized on the exchange of Uniti Common Shares nonetheless would not be subject to U.S. federal income tax, provided that the Non-U.S. Holder has owned, actually or constructively, 5% or less of the outstanding Uniti Common Shares at all times during the shorter of the five-year period preceding the disposition date or the Non-U.S. holder’s holding period of such stock. Uniti believes that the Uniti Common Shares currently qualify, and will qualify at the Effective Time, as “regularly traded.”
If gain recognized on the exchange of Uniti Common Shares were subject to U.S. federal income tax, the Non-U.S. Holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. Holder with respect to that gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Moreover, if the Uniti Common Shares were not “regularly traded” (as discussed above), in order to enforce the collection of the tax, an applicable withholding agent generally would be required to withhold 15% of the Uniti Merger Consideration payable for such Uniti Common Shares and remit that amount to the IRS. Such withholding agent may be required to sell a portion of the Uniti Merger Consideration otherwise to be received by such Non-U.S. Holder in order to fund such withholding.
Non-U.S. Holders are urged to consult with their own tax advisors as to whether the receipt of Uniti Merger Consideration in exchange for shares of Uniti Common Shares pursuant to the Merger may be subject to U.S. federal income tax or withholding. Any amounts overwithheld by an applicable withholding agent may be refunded or credited against such Non-U.S. Holder’s U.S. federal income tax liability provided the required forms, information and returns are timely furnished to and filed with the IRS.
Tax Consequences of the Merger if Uniti Elects to Effect the Merger Using an Alternative Transaction Structure
Based on the transaction structure set forth in the Merger Agreement, Uniti expects that the receipt of the Uniti Merger Consideration by Uniti stockholders in exchange for Uniti Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. The tax consequences to U.S. Holders and Non-U.S. Holders in the case of a taxable transaction are set out above under “— U.S. Holders” and “— Non-U.S. Holders”, respectively. As discussed in the risk factor “If Uniti exercises its rights under the Merger Agreement to effect the Merger using an alternative transaction structure, Uniti expects that New Uniti would not receive a step-up in the tax basis of any of Uniti’s assets, reducing potential tax savings for New Uniti that otherwise would result from the Merger”, in certain circumstances, it is possible that Uniti may exercise its rights under the Merger Agreement to elect to effect the Merger using an alternative transaction structure such that the Merger as a tax-free “reorganization” under Section 368(a) of the Code.
If Uniti elects to effect the Merger using an alternative transaction structure, Uniti expects that the Merger will qualify as a reorganization under Section 368(a) of the Code. Assuming the Merger so qualifies, (i) a holder who exchanges Uniti Common Shares for New Uniti Common Stock pursuant to the Merger generally would not recognize gain or loss on such exchange, except for any cash received in lieu of a fractional share of New Uniti Common Stock, (ii) the aggregate adjusted tax basis of a holder in the New Uniti Common Stock received as a result of the Merger (including any fractional shares of New Uniti Common Stock deemed received and exchanged for cash) generally would equal the aggregate adjusted tax basis of the Uniti Common Shares surrendered in exchange therefor, and (iii) a holder’s holding period for the New Uniti Common Stock received in the exchange (including any fractional shares of New Uniti Common Stock) will include the holding period for the Uniti Common Shares surrendered in the exchange that were held by such holder. A holder who receives cash in lieu of a fractional share of New Uniti Common Stock would be treated as having received the fractional share pursuant to the Merger and then as having exchanged the fractional share for cash in a redemption by New Uniti, and would recognize gain or loss equal to the difference between the amount of cash received and the basis in such holder’s fractional share interest as described above. Such gain or loss would generally be subject to U.S. federal income tax under the sane rules described above under “— Material U.S. Federal Income Tax Consequences of the Merger.”
Information Reporting and Backup Withholding
Payments of cash in lieu of fractional shares to a holder in the Merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules (generally, by furnishing a properly completed and executed IRS Form W-9 or applicable IRS Form W-8 to the applicable withholding agent). Certain holders (such as corporations) are exempt from information reporting and backup withholding.
Non-U.S. Holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Non-U.S. Holders should consult their own tax advisors regarding compliance with such requirements and procedures.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
Material U.S. Federal Income Tax Consequences of the Ownership and Disposition of New Uniti Common Stock
U.S. Holders
Dividends.
As discussed in the risk factor “We do not anticipate paying any cash dividends in the foreseeable future,” New Uniti does not anticipate paying any cash dividends to holders of New Uniti Common Stock in the foreseeable future. If New Uniti makes distributions of cash or other property (other than certain pro rata distributions of New Uniti stock or rights to acquire New Uniti stock) in respect of shares of New Uniti Common Stock, the gross amount of such distributions generally will be taxable to a U.S. Holder as dividend income to the extent of a U.S. Holder’s pro rata share of New Uniti’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be included in a U.S. Holder’s gross income on the day that such income is actually or constructively received by such U.S. Holder. Subject to certain holding period and other requirements, such dividend income will generally be eligible for the dividends received deduction in the case of corporate U.S. Holders and will generally be treated as “qualified dividend income” eligible for reduced rates of taxation for noncorporate U.S. Holders (including individuals).
Any portion of a distribution that exceeds the U.S. Holder’s pro rata share of New Uniti’s current and accumulated earnings and profits generally will first be treated as a non-taxable return of capital to the extent of the U.S. Holder’s adjusted basis in the New Uniti Common Stock, and finally the balance in excess of adjusted basis will be treated as gain from the disposition of shares of New Uniti Common Stock. Any such capital gain will be long-term capital gain if such U.S. Holder’s holding period in the applicable stock is more than one year.
Gain on Disposition of New Uniti Common Stock.
A U.S. Holder generally will recognize taxable gain or loss on any sale, exchange or other disposition of New Uniti Common Stock in an amount equal to the difference between the amount realized for the New Uniti Common Stock and such U.S. Holder’s adjusted basis in such stock. The character of such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in the applicable stock is more than one year. Long-term capital gains of non-corporate U.S. Holders (including individuals) derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Non-U.S. Holders
Dividends.
As discussed above under “Risk Factors — We do not anticipate paying any cash dividends in the foreseeable future,” New Uniti does not anticipate paying any cash dividends to holders of New Uniti Common Stock in the foreseeable future. If New Uniti makes distributions of cash or other property (other than certain pro rata distributions of New Uniti stock or rights to acquire New Uniti stock) in respect of shares of New Uniti Common Stock, the gross amount of such distributions generally will be treated as a dividend for U.S. federal income tax purposes to the extent of Non-U.S. Holder’s pro rata share of New Uniti’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds the Non-U.S. Holder’s pro rata share of New Uniti’s current and accumulated earnings and profits generally will first be treated as a non-taxable return of capital to the extent of the Non-U.S. Holder’s adjusted basis in the New Uniti Common Stock, and finally the balance in excess of adjusted basis will be treated as gain from the disposition of shares of New Uniti Common Stock.
Dividends paid to a Non-U.S. Holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification (generally, a properly executed IRS Form W-8ECI) and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A Non-U.S. Holder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (i) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable or successor form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (ii) if New Uniti Common Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain non-U.S. Holders that are pass-through entities rather than corporations or individuals.
A Non-U.S. Holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Gain on Disposition of New Uniti Common Stock.
Subject to the discussion of backup withholding and FATCA below, any gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of New Uniti Common Stock generally will not be subject to U.S. federal income tax unless:
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the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the Non-U.S. Holder);

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the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

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New Uniti Common Stock is treated as USRPI for U.S. federal income tax purposes.

A Non-U.S. Holder described in the first bullet point immediately above will be subject to U.S. federal income tax on the gain derived from the sale or other disposition on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code, subject to an applicable income tax treaty providing otherwise. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments. Non-U.S. Holders described in the second bullet point immediately above will be subject to tax on any gain realized on the exchange at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S.-source capital losses, if any, of the Non-U.S. Holder, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, subject to certain exceptions discussed below, New Uniti Common Stock will be treated as a USRPI if 50% or more of New Uniti’s assets throughout a prescribed testing period consist of USRPIs. Based on the expected composition of New Uniti’s assets, 50% or more of New Uniti’s assets may consist of USRPIs after the Merger. Consequently, subject to the exception discussed below, New Uniti Common Stock may be a USRPI after the Merger.
However, if New Uniti Common Stock is “regularly traded” on an established securities market during the calendar year in which the sale or other disposition occurs, any gain recognized on the exchange of New Uniti Common Stock nonetheless would not be subject to U.S. federal income tax, provided that the Non-U.S. Holder owns, actually or constructively, 5% or less of the outstanding New Uniti Common Stock at all times during the shorter of the five-year period preceding the disposition date or the Non-U.S. holder’s holding period of such stock. Uniti expects the New Uniti Common Stock to be traded on Nasdaq after the Merger, and consequently Uniti expects New Uniti Common Stock to qualify as “regularly traded.” However, no assurance can be given that New Uniti Common Stock will be, or will continue to be, “regularly traded” after the Merger.
If gain recognized on the sale or other disposition of New Uniti Common Stock were subject to U.S. federal income tax, the Non-U.S. Holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. Holder with respect to that gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Moreover, if the New Uniti Common Stock were not “regularly traded”, in order to enforce the collection of the tax, an applicable withholding agent generally would be required to withhold 15% of the gain recognized on the sale or other disposition of the New Uniti Common Stock and remit that amount to the IRS.
Non-U.S. Holders are urged to consult with their own tax advisors as to whether any sale, exchange or other dispositions of the New Uniti Common Stock may be subject to U.S. federal income tax or withholding.

Any amounts overwithheld by an applicable withholding agent may be refunded or credited against such Non-U.S. Holder’s U.S. federal income tax liability provided the required forms, information and returns are timely furnished to and filed with the IRS.
Information Reporting and Backup Withholding
Distributions with respect to the New Uniti Common Stock and the proceeds from the sale, exchange or other disposition of the New Uniti Common Stock that are paid to a holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules (generally, by furnishing a properly completed and executed IRS Form W-9 or applicable IRS Form W-8 to the applicable withholding agent). Certain holders (such as corporations) are exempt from information reporting and backup withholding.
Non-U.S. Holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Non-U.S. Holders should consult their own tax advisors regarding compliance with such requirements and procedures.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
FATCA
Sections 1471 to 1474 of the Code, the U.S. Treasury Regulations and other administrative guidance issued thereunder (commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) generally impose withholding at a rate of 30% on payments to foreign entities of dividends (including deemed dividends) on common stock of a U.S. corporation, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or an exemption applies. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution (as specifically defined for this purpose) generally will be entitled to a refund of amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Holders of New Uniti Common Stock should consult their tax advisors regarding the possible implications of these rules on its investment in New Uniti Common Stock.
This discussion of material U.S. federal income tax consequences is not tax advice. Holders of Uniti Common Shares are urged to consult their tax advisors with respect to the tax consequences of the Merger and the ownership and disposition of New Uniti Common Stock, including the application of U.S. federal income tax laws as well as the U.S. federal estate or gift tax laws or the laws of any U.S. state or local, non-U.S. or other taxing jurisdiction or any applicable tax treaty that may apply to their particular situations.

DESCRIPTION OF SECURITIES FOLLOWING THE MERGER
The following descriptions are summaries of the material terms of New Uniti’s certificate of incorporation and bylaws that will become effective upon the Closing. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, these documents, copies of which are filed with the SEC as exhibits to the registration statement of which this proxy statement/prospectus is a part, and applicable law.
General
Following this offering, New Uniti’s authorized capital stock will consist of 5,500,000,000 shares of common stock, $0.0001 par value per share, and 50,000,000 shares of preferred stock, $0.0001 par value per share.
Common Stock
Common stock.   All outstanding shares of common stock to be issued in connection with the Closing will be duly authorized, validly issued, fully paid and non-assessable.
Voting rights.   The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.
Dividend rights.   Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.
Rights upon liquidation.   In the event of liquidation, dissolution or winding up of New Uniti, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Other rights.   The holders of its common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
In addition to the New Uniti Preferred Stock to be issued at the Closing (as described below), the New Uniti Board will have the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of New Uniti. without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. With the exception of the New Uniti Preferred Stock described herein, at present, New Uniti has no plans to issue any of preferred stock.
Series A Preferred Stock
In connection with the transactions contemplated by the Merger Agreement, New Uniti will issue shares of Series A Preferred Stock with an aggregate liquidation value of $575.0 million (the “New Uniti Preferred Stock”). The New Uniti Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of New Uniti, will rank senior to New Uniti’s junior stock (including common stock), on a parity with all parity preferred stock of New Uniti and junior to all senior stock and existing and future indebtedness of New Uniti.
Holders of the New Uniti Preferred Stock will be entitled to receive cumulative dividends at the applicable dividend rate on the liquidation preference per share of the New Uniti Preferred Stock, payable quarterly in cash or compounded by adding to the liquidation preference of New Uniti Preferred Stock, at the option of New Uniti. The dividend rate will initially be 11% per year for the first six years after the initial issuance of the New Uniti Preferred Stock. The dividend rate will be increased by an additional 0.5% per year during each of the seventh and eighth year after the initial issuance of the New Uniti Preferred Stock and be further increased by an additional 1% per year during each subsequent year, subject to a cap of 16% per year. In addition, the then-applicable dividend rate will be increased by 1% per year during any period in which an event of default has occurred under any material debt of New Uniti or its subsidiaries.
New Uniti may redeem the New Uniti Preferred Stock at its option at any time at a price per share equal to (i) for the first three years after the initial issuance thereof, $1,400 minus any cash dividends paid on such New Uniti Preferred Stock and (ii) thereafter, 100% of the liquidation preference of the New Uniti Preferred Stock to be redeemed plus accrued and unpaid dividends on such New Uniti Preferred Stock.
Following the tenth anniversary of the initial issuance of the New Uniti Preferred Stock, entities affiliated with Elliott that hold New Uniti Preferred Stock (together, the “Anchor Holder”) may require New Uniti to repurchase the New Uniti Preferred Stock at a price equal to 100% of the liquidation preference of the New Uniti Preferred Stock to be repurchased plus accrued and unpaid dividends on such New Uniti Preferred Stock. The aggregate liquidation preference of the New Uniti Preferred Stock that the Anchor Holder may require New Uniti Preferred Stock to repurchase is subject to a cap and the Anchor Holder may not exercise such right more than once in any 12-month period.
Upon a change of control of New Uniti, the holders of the New Uniti Preferred Stock may require New Uniti to repurchase the New Uniti Preferred Stock at a price equal to 100% of the liquidation preference of the New Uniti Preferred Stock to be repurchased plus accrued and unpaid dividends on such shares of New Uniti Preferred Stock.
New Uniti may elect to settle any redemption or repurchase of the New Uniti Preferred Stock in cash or shares of New Uniti Common Stock, with each share of New Uniti Common Stock being valued for this purpose at the lesser of (i) the arithmetic average of the volume-weighted average prices per share of New Uniti Common Stock over the 20 consecutive trading days ending on, and including, the fifth trading day immediately preceding the relevant redemption date or repurchase date, as the case may be, and (ii) the arithmetic average of the volume-weighted average prices per share of New Uniti Common Stock over the five consecutive trading days ending on, and including, the fifth trading day immediately preceding the relevant redemption date or repurchase date, as the case may be; provided that subject to certain conditions, a holder of the New Uniti Preferred Stock may require New Uniti to settle any redemption or repurchase of a share of New Uniti Preferred Stock owned by such holder in shares of New Uniti Common Stock subject to a cap equal to 20% of the total number of shares of New Uniti Common Stock outstanding immediately following the Closing on a fully diluted basis divided by the number of shares of New Uniti Preferred Stock issued on the initial issue date.
Holders of New Uniti Preferred Stock are generally not entitled to vote on matters submitted to a vote of stockholders of New Uniti. Subject to certain exceptions, the consent of the holders of least a majority of the outstanding shares of the New Uniti Preferred Stock is required for the issuance of any parity stock or senior stock of New Uniti.
Election and Removal of Directors
The New Uniti Board will consist of between two and nine directors, and it will initially consist of nine directors. The exact number of directors in the future will be fixed from time to time by resolution of the New Uniti Board.
In uncontested elections of directors, each director nominee will be elected only if the number of votes cast for such nominee exceeds the number of votes cast against such nominee. Directors who fail to receive a majority of votes cast in their favor must tender their resignation, which the board of directors can determine whether to accept or reject. In contested elections — the election of a director nominee that was properly nominated by a stockholder pursuant to the provisions of New Uniti’s bylaws — directors are elected by a plurality of votes cast.
Any director may be removed with or without cause by an affirmative vote of shares representing a majority of the shares then entitled to vote at an election of directors. Any vacancy occurring on the Board (other than with respect to a director that is designated by Elliott as described below) and any newly created directorship may be filled only by a majority of the remaining directors in office. See “Other Agreements Related to the Transaction — Elliott Stockholder Agreement” for a description of Elliott’s director designation rights.
Limits on Written Consents
The certificate of incorporation and the bylaws will provide that the holders of New Uniti Common Stock will not be able to act by written consent without a meeting.
Stockholder Meetings
New Uniti’s certificate of incorporation and bylaws will provide that, unless otherwise provided for by terms of a class of preferred stock relating to the election of directors by the holders of such preferred stock, special meetings of stockholders may be called only by the Board acting pursuant to a resolution adopted by a majority of directors.
Amendment of Certificate of Incorporation
The provisions of the certificate of incorporation described under “— Election and Removal of Directors,” “— Stockholder Meetings” and “— Limits on Written Consents” may be amended only by the affirmative vote of holders of at least 66 2∕3% of the voting power of its outstanding shares of voting stock, voting together as a single class. The affirmative vote of holders of at least a majority of the voting power of New Uniti’s outstanding shares of stock will generally be required to amend other provisions of its certificate of incorporation.
Amendment of Bylaws
The bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, with:
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the affirmative vote of a majority of directors in any manner not inconsistent with Delaware law or New Uniti’s amended and restated certificate of incorporation, or

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the affirmative vote of holders of not less than 66 2∕3% of the voting power of New Uniti’s outstanding shares of voting stock, voting together as a single class.

Other Limitations on Stockholder Actions
The bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at New Uniti’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders. The bylaws also specify requirements as to the form and content of a stockholder’s notice.
In order to submit a nomination for the board of directors, a stockholder must submit any information with respect to the nominee that would be required to be included in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by stockholders.
Limitation of Liability of Directors and Officers
The certificate of incorporation will provide that no present or former director or officer will be personally liable to New Uniti or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except as required by applicable law, as in effect from time to time. Pursuant to and consistent with Delaware law, New Uniti’s exculpation provision does not eliminate the liability for any:
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breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders,

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acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

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for a director for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions,

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for any transaction from which the director or officer derived an improper personal benefit;

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for an officer in any action by or in the right of the corporation.

As a result, neither New Uniti nor its stockholders have the right, through stockholders’ derivative suits on its behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.
The bylaws will provide that, to the fullest extent permitted by law, New Uniti will indemnify any of its officers or directors against all damages, claims and liabilities arising out of the fact that the person is or was a director or officer, or served any other enterprise at New Uniti request as a director or officer. Amending this provision will not reduce its indemnification obligations relating to actions taken before an amendment.
Forum Selection
Unless New Uniti consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of New Uniti, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of New Uniti to New Uniti or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the certificate of incorporation or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America, including the applicable rules and regulations promulgated thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of New Uniti shall be deemed to have notice of and consented to the foregoing forum selection provisions.
Restrictions to Prevent Violations of FCC Foreign Ownership Rules and Other FCC Rules
If, at any time, a holder of shares of common stock or preferred stock acquires additional shares of common stock or preferred stock, or is otherwise attributed with ownership of such shares, that would cause New Uniti to violate (in each case, a “FCC Violation”) (A) any requirement of the FCC regarding foreign ownership (collectively, “Foreign Ownership Requirements”) or (B) any other rule or regulation of the FCC applicable to New Uniti, then New Uniti may, at the option of the Board, (i) redeem from the holder or holders causing such FCC Violation a sufficient number of shares of common stock or, at the option of the Board, preferred stock to eliminate the FCC Violation by paying in cash therefor a sum equal to such preferred stock’s Redemption Price (as defined below), (ii) suspend those rights of stock ownership the exercise of which causes or could cause such FCC Violation and/or (iii) require the sale of as many shares of common stock or preferred stock held by such stockholder as is necessary to eliminate such FCC Violation, and if the New Uniti Board so requires, such stockholder shall promptly sell, and take all actions to sell, such shares such that, following such sale, there is no FCC Violation as a result of such stockholder. The “Redemption Price” will equal such price as is mutually determined by such stockholders and New Uniti or, if no mutually acceptable agreement can be reached, shall equal either (i) 75% of the fair market value of the common stock or 75% of the fair market value of the preferred stock, as applicable (in each case in accordance with the procedures for determining fair market value as set forth in the certificate of incorporation), where such holder caused the FCC Violation, or (ii) the common stock fair market value or the preferred stock fair market value, as applicable, where the FCC Violation was caused by no fault of the holder; provided, however, that the determination of whether such party caused the FCC Violation shall be made, in good faith, by the disinterested members of the New Uniti Board. The foregoing provisions shall not apply to EIM or certain of its subsidiaries.

FCC Eligibility
In order to enable New Uniti to establish that existing and proposed stockholders are eligible to be stockholders of New Uniti under applicable law, the officers of New Uniti, to the extent necessary, may request from each existing and proposed stockholder information relating to the citizenship and the extent, if any, of the foreign ownership of the stockholder, and such other information regarding the stockholder as is reasonable to ensure New Uniti is in compliance with applicable law.
Business Opportunities
To the fullest extent permitted under the General Corporation Law of the State of Delaware (the “DGCL”), New Uniti will renounce any interest or expectancy of New Uniti in, or in being offered an opportunity to participate in, business opportunities that are presented to its directors or stockholders other than those directors or stockholders who are employees of New Uniti.
Delaware Business Combination Statute
The certificate of incorporation will expressly provide that New Uniti shall not be subject to Section 203 of the DGCL, which applies to certain business combinations involving interested stockholders. However, New Uniti will not engage in any business combination (as defined in the certificate of incorporation) at any point in time at which its common stock is registered under Section 12(b) or 12(g) of the 1934 Act with any interested stockholder (as defined in the certificate of incorporation) for a period of three years following the time that such stockholder became an interested stockholder, unless:
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prior to such time, the New Uniti Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of New Uniti’s voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

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at or subsequent to such time, the business combination is approved by the New Uniti Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of New Uniti’s outstanding voting stock that is not owned by the interested stockholder.

The definition of “interested stockholder” will not include (i) EIM and its affiliates, (ii) any Elliott Direct Transferee (defined as person that acquires (other than in a registered public offering) directly from EIM or any of its affiliates or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the 1934 Act beneficial ownership of 15% or more of the then outstanding voting stock of New Uniti) or (iii) any Elliott Indirect Transferee (defined as any person that acquires (other than in a registered public offering) directly from any Elliott Direct Transferee beneficial ownership of 15% or more of the then outstanding voting stock of New Uniti).
Anti-Takeover Effects of Certain Provisions of Delaware Law
Certain provisions of New Uniti’s certificate of incorporation and bylaws could make acquisition of control of New Uniti by means of a proxy contest or otherwise more difficult.
These provisions, as well as New Uniti ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New Uniti to first negotiate with the New Uniti Board. New Uniti believes that the benefits of increased protection give it the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Listing
New Uniti intends to apply to list its common stock on the Nasdaq Global Market under the symbol “UNIT.”
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is expected to be Equiniti Trust Company, LLC.
New Uniti Warrants
In connection with the transactions contemplated by the Merger Agreement, New Uniti will issue warrants to purchase New Uniti Common Stock under the Warrant Agreement. Subject to certain ownership limitations, each New Uniti Warrant will entitle the registered holder to purchase, initially, one share of New Uniti Common Stock for $0.01 per share during the exercise period, subject to customary adjustments set forth in the Warrant Agreement. The exercise period will commence on the third anniversary of the initial issuance date of the New Uniti Warrants or, if earlier, upon any change of control of New Uniti or the redemption of the corresponding New Uniti Preferred Stock. New Uniti will settle the exercise of a warrant on a cashless basis by delivering a number of shares of New Uniti Common Stock with a value equal to the amount by which the market price of the New Uniti Common Stock at the time of exercise as measured under the Warrant Agreement exceeds the strike price of $0.01 per share. The warrants will expire on the tenth anniversary of the initial issuance date thereof. The holders of the warrants are entitled to participate in all distributions made on the New Uniti Common Stock on an as-exercised basis. The warrants do not have any voting rights.

COMPARISON OF STOCKHOLDER RIGHTS
As a result of the Merger, the Uniti Common Shares will be canceled and automatically converted into the right to receive shares of New Uniti Common Stock. Each share of New Uniti Common Stock will be issued in accordance with, and subject to the rights and obligations of, the Amended and Restated Certificate of Incorporation of New Uniti (the “New Uniti Charter”) and the Amended and Restated Bylaws of New Uniti (the “New Uniti Bylaws”), each of which will be effective upon the Closing, in substantially the form attached hereto as Annexes I and J, respectively. Because New Uniti will be, at the Effective Time, a corporation organized under the laws of the State of Delaware, the rights of the stockholders of New Uniti (including former Uniti stockholders following the exchange of their Uniti Common Shares for the Uniti Merger Consideration) will be governed by Delaware law and the New Uniti Charter and New Uniti Bylaws.
Many of the principal attributes of New Uniti Common Stock and Uniti Common Shares will be similar. However, there are differences between the rights of stockholders of Uniti prior to the Closing under the laws of Maryland and the rights of stockholders of New Uniti under Delaware law. In addition, there are differences between the New Uniti Charter and New Uniti Bylaws as such will be in effect from and after the Effective Time and the charter of Uniti (the “Uniti Charter”) and the Amended and Restated Bylaws of Uniti (the “Uniti Bylaws”).
The following is a summary comparison of certain differences between the rights of Uniti stockholders under the Uniti Charter and Uniti Bylaws and Maryland law, and the rights of New Uniti stockholders under the New Uniti Charter and New Uniti Bylaws and Delaware law. The discussion in this section does not include a description of rights or obligations under the United States federal securities or tax laws or Nasdaq listing requirements or of New Uniti’s or Uniti’s governance or other policies.
The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of Delaware law, the New Uniti Charter and New Uniti Bylaws, as they will be in effect from and after the Effective Time, Maryland law and the Uniti Charter and Uniti Bylaws. You are also urged to carefully read the relevant provisions of Delaware law and Maryland law for a more complete understanding of the differences between being a stockholder of New Uniti and a stockholder of Uniti. See “Risk Factors — Risks Related to New Uniti Common Stock” for more information.
	New Uniti	Uniti
Authorized Capital Stock/Shares	The New Uniti Charter authorizes New Uniti to issue up to 5,550,000,000 shares of capital stock, consisting of 5,500,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share.	The Uniti Charter authorizes Uniti to issue up to 550,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock, par value $0.0001 per share (the “Uniti Common Stock”), and 50,000,000 shares of preferred stock, par value $0.0001 per share (the “Uniti Preferred Stock”).
Amendment of Organizational Documents
To the fullest extent permitted by Delaware law, the New Uniti Charter may be amended by the New Uniti Board. Nevertheless, amendments pertaining to the following matters must be approved by a two-thirds majority vote of the total voting power of all outstanding securities of New Uniti generally entitled to vote in the election of directors:
•
voting rights of New Uniti Common Stock;

•
the rights of the New Uniti Board and stockholders to adopt, amend or

Under the MGCL, an amendment to a corporation’s charter generally requires the approval of the corporation’s board of directors and the holders of two-thirds of the outstanding stock entitled to vote thereon, unless the charter requires a higher vote, or the charter provides for a lower vote, which may not be less than the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Except for amendments permitted to be made without stockholder approval under Maryland law or by specific provision

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repeal bylaws;
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the powers, number, quorum and election, vacancy and removal procedures for the New Uniti Board; and

•
the procedures for amendment to the New Uniti Charter.

The New Uniti Bylaws may be amended only if approved by a two-thirds majority vote of the total voting power of all outstanding securities of New Uniti generally entitled to vote in an annual or special meeting of stockholders.
in the Uniti Charter, including amendments to (i) increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that Uniti has authority to issue, (ii) change the name of Uniti, and (iii) change the name or other designation, or the par value, of any class or series of stock, any amendment to the Uniti Charter shall be valid only if the Uniti Board has declared such amendment as advisable and such amendment is approved by the affirmative vote of the holders of a majority in voting power of the outstanding stock of Uniti eligible to be cast in the election of directors. Any and all provisions of the Uniti Bylaws may be repealed, altered, amended or rescinded, and new bylaws may be adopted (a) by the Uniti stockholders and (b) by the Uniti Board, provided that the Uniti Board cannot alter or repeal any bylaw made by the Uniti stockholders.
Right to Call Special Meetings	Under the New Uniti Charter, special meetings of the stockholders may only be called by the New Uniti Board. Notwithstanding the foregoing, when a series of New Uniti Preferred Stock is entitled to elect directors, holders of such New Uniti Preferred Stock may call special meetings of holders of New Uniti Preferred Stock in accordance with the terms of the New Uniti Preferred Stock adopted by the New Uniti Board.	Under the Uniti Bylaws, special meetings of the stockholders may only be called by the chairman of the Uniti Board, the president, the chief executive officer or a majority of the Uniti Board or by the secretary upon the written request of the Uniti stockholders entitled to cast not less than twenty percent of all the votes entitled to be cast at such meeting.
Advance Notice Requirement of Proposals by Stockholders/Holders of Shares and Director Nominations	The New Uniti Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the New Uniti Board may be made only (i) pursuant to New Uniti’s notice of the meeting, (ii) by the New Uniti Board or any committee thereof, (iii) as provided in the certificate of designations for any class or series of New Uniti Preferred Stock or (iv) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in the New Uniti Bylaws and at the time of the annual meeting and who is	The Uniti Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the Uniti Board and the proposal of business to be considered by stockholders may be made only (i) pursuant to Uniti’s notice of the meeting, (ii) by or at the direction of the Uniti Board or (iii) by a Uniti stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in the Uniti Bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the

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entitled to vote at the meeting and who has complied with the advanced notice procedures of the New Uniti Bylaws. In order to timely file notice of proposed business or nomination, a stockholder entitled to propose such business or nomination must provide notice of such business or nomination no earlier than 120 days prior to and no later than 90 days prior to the first anniversary of the date of the proxy statement of the prior year’s annual meeting. In the event that the annual meeting is advanced by more than 30 days from the first anniversary of the date of the prior year’s meeting or delayed more than 70 days after such anniversary, the notice of by such stockholder is timely if brought no earlier than 120 days prior to the date of such annual meeting and no later than the later of 90 days prior to the date of such annual meeting or the 10th day following the announcement of the date of such annual meeting.
The New Uniti Bylaws provide that business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice of such special meeting, unless such special meeting will include as business the election of directors, in which case, the nomination provisions pertaining to annual meetings will also be observed. In order for a stockholder to propose a nomination or other business, such stockholder must provide timely notice of such nomination or other business. Notice will be timely if brought no earlier than 150 days prior to the date of the special meeting and no later than the later of 120 days prior to the date of such meeting or ten days following the announcement of such meeting. The stockholder’s notice must conform to the notice requirements articulated in the New Uniti Bylaws.

advance notice procedures of the Uniti Bylaws. In order for the stockholder’s notice of proposed business or nomination to be timely, a stockholder must provide notice of such business or nomination no earlier than the 150th day, and no later than 5:00 p.m., Central Time, on the 120th day, prior to the first anniversary of the date of the proxy statement for the prior year’s annual meeting. In the event that the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the prior year’s meeting, the notice by such stockholder is timely if delivered no earlier than the 150th day prior to the date of such annual meeting and no later than 5:00 p.m., Central Time, on the later of the 120th day prior to the date of such annual meeting or the 10th day following the public announcement of the date of such annual meeting.
With respect to special meetings of stockholders, only the business specified in Uniti’s notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Uniti Board at a special meeting may be made only (i) by or at the direction of the Uniti Board or (ii) provided that the special meeting has been called in accordance with the Uniti Bylaws for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in the Uniti Bylaws and at the time of the special meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the Uniti Bylaws. In order for a stockholder’s notice to be timely, such stockholder must provide notice of such nomination no earlier than the 120th day prior to the date of the special meeting and no later than 5:00 p.m., Central Time, on the later of the 90th day prior to the date of such meeting or the 10th day following the public announcement of such meeting.

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Number and Election of Directors; Vacancies; Removal	The New Uniti Charter provides that the number of directors will be set only by the New Uniti Board in accordance with the New Uniti Bylaws. The New Uniti Bylaws provide that a majority of the entire New Uniti Board may at any time increase or decrease the number of directors. However, unless the Uniti Charter and Uniti Bylaws are amended, the number of directors may never be less than two or more than nine. Any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies. When one or more directors will resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, will have the power to fill such vacancy or vacancies. In uncontested elections of directors, each director nominee will be elected only if the number of votes cast for such nominee exceeds the number of votes cast against such nominee. Directors who fail to receive a majority of votes cast in their favor must tender their resignation, which the board of directors can determine whether to accept or reject. In contested elections — the election of a director nominee that was properly nominated by a stockholder pursuant to the provisions of New Uniti’s bylaws — directors are elected by a plurality of votes cast.
The Uniti Charter provides that the number of directors will be set only by the Uniti Board. The Uniti Bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless the Uniti Charter and Uniti Bylaws are amended, the number of directors may never be less than two or more than nine. The Uniti Bylaws provide that in uncontested elections, directors shall be elected by a majority of the votes cast. In contested elections, directors shall be elected by a plurality of the votes of the shares present, in person or represented by proxy at the meeting and entitled to vote in the election of directors.
Under the Uniti Charter, subject to the rights, if any, of holders of any class or series of preferred stock, any vacancy on the Uniti Board that results from an increase in the number of directors may be filled by a majority of the Uniti Board then in office, provided that a quorum is present, and any other vacancy occurring on the Uniti Board may be filled by a majority of the Uniti Board then in office, even if less than a quorum, or by a sole remaining director. Any individual so elected shall serve until his or her successor is elected and qualifies. Under the Uniti Charter, subject to the rights, if any, of the holders of any class or series of preferred stock, any and all of the directors of Uniti may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of Uniti’s then outstanding capital stock entitled to vote generally in the election of directors.

Stockholder Action by Written Consent	Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, stockholders of New Uniti must take all actions at a duly called annual or special meeting and may not act by written consent.	Under the MGCL, holders of common stock may take action only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting unless the charter provides for a lesser percentage. The Uniti Charter does not provide for a lesser percentage.

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Standard of Conduct	A director of a Delaware corporation owes fiduciary duties of good faith, due care and loyalty to the corporation and its stockholders. As a presumption, the business judgment rule provides that the acts of independent directors will be presumed to be taken in good faith and with appropriate care.	Maryland law requires a director of a Maryland corporation to perform his or her duties as a director (including his or her duties as a member of a committee of the board on which he or she serves) in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Maryland law provides that a person who performs his or her duties in accordance with the above standard has no liability by reason of being or having been a director of a corporation. An act of a director is presumed to satisfy the standard.
Appraisal Rights	Under the DGCL, holders of shares of New Uniti Common Stock are entitled to appraisal rights in connection with certain mergers, consolidations, conversions, transfers, domestications or continuances, if such holders do not vote in favor of such transactions and otherwise validly submit a written demand for appraisal and otherwise perfect their appraisal rights. If such holders validly exercise and perfect their appraisal rights and do not withdraw their demand for appraisal, the Delaware Court of Chancery will determine the fair value of their shares of New Uniti Common Stock at the effective time of the applicable transaction (exclusive of any element of value arising from the accomplishment or expectation of such transaction). The process of demanding and exercising appraisal rights requires strict compliance with technical prerequisites. The foregoing summary is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.	Under the MGCL, stockholders of a Maryland corporation who have not voted in favor of the transaction and have complied with the other requirements of Section 3-202 of the MGCL have the right to demand and to receive payment of the fair value of their stock, if, among other things, (i) the corporation consolidates or merges with another corporation, (ii) the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder’s rights, unless the right to do so is reserved by the charter of the corporation, or (iii) the corporation is converted in accordance with the MGCL. However, under the MGCL, a stockholder of a Maryland corporation may not demand the fair value of the stockholder’s stock and is bound by the terms of the transaction if, except in limited circumstances not applicable to the Merger or any of the other Transactions, any shares of the applicable class or series of the corporation’s stock are listed on a national securities exchange on the record date for determining stockholders entitled to vote on the transaction objected to. On February 10, the record date for determining stockholders entitled to

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vote on the Merger and the other Transactions, the shares of Uniti Common Stock were listed on the Nasdaq. In addition, the Uniti Charter provides that Uniti reserves the right to amend, alter, change or repeal any provision contained in the Uniti Charter, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders in the Uniti Charter are granted subject to such reservation.
Distributions	Subject to applicable law, the New Uniti Board may declare and pay distributions. However, under the DGCL, a corporation may not pay a dividend to the extent that, at the time of the dividend, after giving effect to the dividend, all liabilities of the corporation (with the exception of certain liabilities) exceed the fair value of the assets of the corporation. To the extent a distribution to a stockholder is made that violates the foregoing, the stockholder may be obligated to repay any funds wrongfully distributed to it.	Subject to applicable law, the Uniti Board may authorize and Uniti may declare and pay dividends. However, under Section 2-311 of the MGCL, dividends may not be paid if, after giving effect to such dividends: (1) the corporation would not be able to pay its indebtedness as the indebtedness becomes due in the usual course of business; or (2) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the charter permits otherwise (including in articles supplementary classifying the terms of any class or series of stock), the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. The MGCL also permits a corporation that fails to satisfy the requirements in clause (2) of the foregoing sentence to make a distribution from (i) its net earnings for the fiscal year in which the distribution is made, (ii) its net earnings for the preceding fiscal year or (iii) the sum of its net earnings for the preceding eight fiscal quarters.
Dissolution	Under Section 275 of the DGCL, a Delaware corporation may be dissolved upon the approval thereof by (i) a majority of the board of directors and stockholders holding a majority of the outstanding stock of the corporation at a meeting of the stockholders for the purpose of voting on the proposed dissolution or (ii) all the stockholders entitled to vote thereon shall consent.	Under Section 3-403 of the MGCL, a Maryland corporation may be voluntarily dissolved if a majority of the board of directors adopts a resolution declaring the dissolution advisable and if the dissolution is approved by the stockholders of the corporation by the affirmative vote of two-thirds of all of the votes entitled to be cast (unless the charter provides for

	New Uniti	Uniti

In certain circumstances, a corporation may also be dissolved by decree or judgment of the Delaware Court of Chancery.
Following a dissolution, the stockholders of a Delaware corporation are entitled to receive any remaining assets after payment, satisfaction and discharge of the corporation’s existing debts and obligations, including necessary expenses of liquidation.
approval by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter). The Uniti Charter provides for approval of a dissolution by a majority of all the votes entitled to be cast on the matter.
Limitations on Director and Officer Liability	The New Uniti Charter provides that no present or former director or officer of New Uniti will be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by Delaware law.	Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from: (i) actual receipt of an improper benefit or profit in money, property or services; or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Uniti Charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
Indemnification
Section 145 of the DGCL allows a corporation to indemnify any director, officer, employee or agent from and against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Delaware law requires the indemnification for expenses incurred by directors, officers, employees or agents where such persons were successful on the merits in a proceeding.
The New Uniti Charter provides that, each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding,

Maryland law requires a corporation (unless its charter provides otherwise, which the Uniti Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to or in which he or she is made a party or witness by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify a present or former director and/or officer, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with any proceeding to which he or she may be made or threatened to be made a party by reason of his or her service in those or other capacities unless it is established that:
•
the act or omission of the director or officer was material to the matter giving rise to the proceeding and

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whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of New Uniti or is or was serving at the request of New Uniti as a director or officer of another enterprise, shall be indemnified and held harmless by New Uniti to the fullest extent permitted by Delaware Law.
This includes and permits, in accordance with Delaware law, indemnification for breach of fiduciary duty, except as follows: (i) for any breach of the director’s duty of loyalty to New Uniti or the holders of the shares; (ii) for acts or omissions not in good faith (including a bad faith violation of the implied contractual covenant of good faith and fair dealing) or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit.
The New Uniti Board may provide such indemnification to employees and agents of New Uniti.

(a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;
•
the director or officer actually received an improper personal benefit in money, property or services; or

•
in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a corporation may not indemnify a director or officer in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to pay or reimburse reasonable expenses to a director or officer in advance of final disposition of a proceeding upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
The Uniti Charter provides for indemnification to the maximum extent permitted by Maryland law. However, notwithstanding the indemnification otherwise provided for in the Uniti Charter, Uniti shall not provide indemnification for any loss, liability or expenses arising out of an alleged violation of federal or state securities laws by a director or officer unless one of the following conditions are met:
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there has been a successful adjudication on the merits of each count involving alleged securities law violations as to such director or officer;

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•
such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such director or officer; or

•
a court of competent jurisdiction approves a settlement of the claims against such director or officer and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.

Restrictions on Transfer	Since New Uniti will not qualify as a REIT, the New Uniti Charter does not have any transfer restrictions related to maintaining REIT status. However, in order to remain compliant with FCC regulations related to foreign ownership requirements and other FCC rules, the New Uniti Board may redeem, suspend the voting rights of, or force the sale of any shares transferred in such a way that would cause an FCC violation. See the section entitled “Description of Securities Following the Merger — Restrictions to Prevent Violations of FCC Foreign Ownership Rules and Other FCC Rules.”	Due to, among other things, limitations on the concentration of ownership of a REIT imposed by the Code, the Uniti Charter provides for several transfer restrictions related to maintaining Uniti’s REIT status, including a provision stating that, subject to the rights of the Uniti Board to waive the ownership limitation or to establish less restrictive limits for certain persons, no person shall beneficially or constructively own in excess of 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding Uniti Common Stock or 9.8% in value of the outstanding capital stock of Uniti. The Uniti Charter further provides that no person shall own shares of capital stock of Uniti to the extent such ownership would cause Uniti to be “closely held”, to fail to qualify as a REIT or “domestically controlled qualified investment entity” under the Code or to beneficially or constructively own 9.9% or more of the ownership interests in certain tenants of Uniti’s real property, and the Uniti Charter further provides that there may not be fewer than 100 holders of Uniti capital stock. Any transfer that violates the ownership limits, causes Uniti to be “closely held” or causes Uniti to fail to qualify as a REIT or as a “domestically controlled qualified investment entity” under the Code, results in the

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automatic transfer of any shares contravening these Uniti Charter provisions to a charitable trust, unless the transfer to the charitable trust would not be effective, in which case the transfer will be void. Any transfer that would cause there to be fewer than 100 holders of Uniti capital stock will be void. The Uniti Board may also prevent, move to enjoin or refuse to recognize any such violative transfer or may redeem any violative shares. Any person who acquires or attempts or intends to acquire shares of Uniti stock that will or may violate the ownership limits, or any of the other restrictions on transfer and ownership of Uniti stock, and any person who is the intended transferee of shares of Uniti stock that are transferred to the charitable trust, is required to give Uniti immediate written notice and, in the case of a proposed transfer, at least 15 days prior written notice, to Uniti and provide Uniti with such other information as Uniti may request in order to determine the effect of the transfer on Uniti’s status as a REIT. The provisions of the Uniti Charter regarding restrictions on transfer and ownership of Uniti’s stock will not apply if the Uniti Board determines that it is no longer in Uniti’s best interests to attempt to qualify, or to continue to qualify, as a REIT.
Business Combinations	The New Uniti Charter contains a provision expressly waiving the applicability of Section 203 of the DGCL. The New Uniti Charter further contains provisions based on Section 203 of the DGCL which prohibit New Uniti from engaging in a business combination with an interested stockholder for a period of three years following the time that the holder of shares became an interested stockholder unless such business combination is approved by the affirmative vote of the holders of 66 2∕3% of the outstanding shares, excluding shares held by the interested stockholder or unless the board approved either the business combination or the transaction which	Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance of reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate

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resulted in the stockholder becoming an interested stockholder. An interested stockholder is (i) a person who, directly or indirectly, controls 15% or more of the outstanding voting shares of New Uniti at any time within the prior three-year period or (ii) an affiliate or associate of New Uniti at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; but an interested stockholder will not include (a) EIM, any direct or indirect transferee from EIM, or any of their respective affiliates or successors or any person whose ownership of shares is in excess of the 15% limitation as a result of an action taken solely by New Uniti. A business combination includes (i) a merger or consolidation of New Uniti or any subsidiary of New Uniti with or caused by an interested stockholder or any affiliate of an interested stockholder, (ii) a sale or other disposition of property or assets, or issuance or transfer of any securities of New Uniti or any subsidiary, with or caused by an interested stockholder or any affiliate of an interested stockholder having an aggregate market value equal to 10% or more of the aggregate market value of the outstanding shares of New Uniti, (iii) certain transactions which result in the issuance or transfer by New Uniti or its subsidiaries to the interested stockholder, subject to certain exceptions, (iv) certain transactions that would increase the interested stockholder’s proportionate share ownership in New Uniti and (v) certain transactions resulting in any receipt by the interested stockholder of the direct or indirect benefit of any loans or other financial benefits provided through New Uniti.
of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The MGCL permits the board of directors to provide that its approval is subject to compliance with any terms and conditions determined by it.
In light of the election in the Uniti Charter to opt out of the business combination act, the five-year prohibition and the supermajority vote requirements do not apply to business combinations between Uniti and any interested stockholder of Uniti.

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Approval of Extraordinary Actions	Except as set forth above under “— Amendment of Organizational Documents,” actions such as dissolutions, mergers and sales of all or substantially all assets shall be effective and valid (to the fullest extent of the DGCL) if approved by the New Uniti Board and approved by the affirmative vote of holders of a majority in voting power of New Uniti’s outstanding stock.	Under the MGCL, a Maryland corporation generally cannot merge, convert, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Under the Uniti Charter, these actions must be approved by the affirmative vote of holders of a majority in voting power of Uniti’s outstanding stock.
Control Share Acquisitions	Delaware law generally does not include any anti-takeover laws other than Section 203, discussed above.	The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to the control shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (a) a person who makes or proposes to make a control share acquisition, (b) an officer of the corporation or (c) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), that would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote

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as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem for fair value any or all of the control shares (except those for which voting rights have previously been approved).
Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

	New Uniti	Uniti

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.
The Uniti Charter contains a provision that exempts from the control share acquisition statute any and all acquisitions by any person of any shares of Uniti stock.

Exclusive Forum for Certain Litigation	The New Uniti Bylaws designate the Court of Chancery of the State of Delaware (and, in some circumstances, other federal and state courts in Delaware) as the exclusive forum for resolving: (i) any derivative action or proceeding brought on behalf of Uniti; (ii) any action asserting a claim for breach of fiduciary duty owed by any director, officer, stockholder, employee or agent of Uniti to Uniti or its stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL; or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware.	The Uniti Bylaws provide that unless Uniti consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland (and, in some circumstances, other federal and state courts in Maryland) as the exclusive forum for resolving: (i) any derivative action or proceeding brought on behalf of Uniti; (ii) any action asserting a claim for breach of fiduciary duty owed by any director, officer, stockholder, employee or agent of Uniti to Uniti or its stockholders; (iii) any action asserting a claim against Uniti or any director, officer, stockholder, employee or agent of Uniti arising out of or relating to any provision of the MGCL, the Uniti Bylaws or the Uniti Charter; or (iv) any action asserting a claim against Uniti or any director, officer, stockholder, employee or agent of Uniti governed by the internal affairs doctrine of the State of Maryland.
Other Statutory Takeover Provisions	The New Uniti Charter and the DGCL have no comparable provisions. As discussed above, the duties of the directors of New Uniti will be consistent with the duties of a director of a Delaware corporation. Delaware corporate law imposes an enhanced level of scrutiny when a board implements anti-takeover measures in a change of control context and shifts the burden of proof to the board to show that the defensive mechanism adopted by a board is reasonable in relation to the threat posed.
The MGCL provides protection for Maryland corporations against unsolicited takeovers by protecting the board of directors with regard to actions taken in a takeover context. The MGCL provides that the standard of conduct applicable to directors will not require them to:
•
accept, recommend or respond to any proposal by a person seeking to acquire control;

•
make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, as described above;

New Uniti	Uniti

•
take any action with respect to a stockholder rights plan;

•
elect to be subject to any or all of the “elective provisions” described below; or

•
act or fail to act solely because of (i) the effect the act or failure to act may have on an acquisition or potential acquisition of control or (ii) the amount or type of consideration that may be offered or paid to stockholders in an acquisition.

The MGCL also establishes a presumption that the act of a director satisfies the required standard of care. In addition, under the MGCL an act of a director relating to or affecting an acquisition or a potential acquisition of control, or any other transaction or potential transaction, is not subject to a higher duty or greater scrutiny than is applied to any other act of a director.
Subtitle 8 of Title 3 of the MGCL allows Maryland corporations with a class of equity securities registered under the 1934 Act to elect to be governed by all or any part of the provisions thereof relating to extraordinary actions and unsolicited takeovers. The election to be governed by one or more of these provisions can be made by a Maryland corporation in its charter or bylaws or by resolution adopted by the board of directors so long as the corporation has a class of equity securities registered under the 1934 Act and at least three directors who, at the time of any election to be subject to the provisions, are not:
•
officers or employees of the corporation;

•
persons seeking to acquire control of the corporation;

•
directors, officers, affiliates or associates of any person seeking to acquire control; or

•
nominated or designated as directors by a person seeking to acquire control.

New Uniti	Uniti

Articles supplementary must be filed with the SDAT if a Maryland corporation elects to be subject to any or all of the provisions by board resolution or bylaw amendment. Stockholder approval is not required for the filing of articles supplementary. Subtitle 8 of Title 3 of the MGCL provides that a corporation can elect to be subject to all or any portion of the following provisions notwithstanding any contrary provisions contained in its existing charter or bylaws:
•
a classified board,

•
two-thirds vote requirement for removing a director,

•
a requirement that the number of directors be fixed only by vote of the directors,

•
a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class in which the vacancy occurred, and

•
a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Under the Uniti Charter, Uniti may not elect to be subject to any of these additional provisions of Subtitle 8 without stockholder approval.

BENEFICIAL OWNERSHIP OF SECURITIES
Security Ownership of Certain Beneficial Owners and Management of New Uniti
The following table sets forth information with respect to the beneficial ownership of New Uniti Common Stock immediately prior to and after the Closing by:
•
New Uniti’s directors and executive officers after the Merger, individually and as a group; and

•
each other person, or group of affiliated persons, who is known by New Uniti to beneficially own more than 5% of New Uniti Common Stock immediately prior to and/or after Closing.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. Except as otherwise noted, the persons and entities listed in the table below have sole voting and investing power with respect to all of the shares of New Uniti Common Stock they beneficially own or will own subject to community property laws where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Uniti Group Inc., 2101 Riverfront Drive, Suite A, Little Rock, Arkansas 72202.
Prior to the Merger, the beneficial ownership information included below has been determined assuming that there will be 90,705,184 shares of New Uniti Common Stock issued and outstanding after giving effect to the Pre-Closing Windstream Reorganization and immediately prior to the Merger. Amounts and percentages in the “Immediately Prior to the Merger” column represent the beneficial ownership of New Uniti Common Stock after giving effect to the Internal Reorg Merger, pursuant to which each legacy Windstream equityholder will receive a pro rata portion of New Uniti Common Stock representing, in the aggregate, approximately 38% of the shares of the Pro Forma Share Total to be outstanding immediately following the Closing and without giving effect to conversion of any convertible securities or New Uniti Warrants to be issued in connection with the Merger. The pre-Merger beneficial ownership of New Uniti Common Stock assumes that the Windstream equityholders that have tendered units in the Windstream Tender Offer as of the date of this proxy statement/prospectus will be the only Windstream equityholders to tender units, and allocates the Rights Offering Warrants pro rata amongst the Rights Offering participants in accordance with their respective Rights Offering subscriptions. See the section titled “The Merger — Overview of the Merger and Other Transactions” for more information regarding the Pre-Closing Windstream Reorganization, the Windstream Rights Offering and the Windstream Tender Offer.
After the Merger, the beneficial ownership of New Uniti Common Stock set forth in the table below has been determined assuming that (1) there will be 238,426,306 shares of New Uniti Common Stock outstanding after the Merger and (2) the directors and executive officers of Uniti and 5% or more beneficial owners of Uniti Common Stock as of February 10, 2025 will continue to beneficially own an equal number of Uniti Common Shares as of the date of the Merger, which will be exchanged for New Uniti Common Stock in an amount determined pursuant to the Exchange Ratio. If, however, the Closing occurs after the first fiscal quarter of 2025 as is currently expected, a certain number of Uniti Restricted Stock Awards and Uniti PSU Awards held by certain directors and executive officers of Uniti may vest prior to the Merger, which would increase their respective individual beneficial ownership in New Uniti following the Merger.

	Immediately Prior to the Merger(1)		Immediately After the Merger
Name and Address of Beneficial Owner	Number of shares of New Uniti Common Stock	%	Number of shares of New Uniti Common Stock**	%
5% Holders of New Uniti Prior to the Merger
Entities affiliated with Elliott Investment Management L.P.(2)	52,910,282	58.33%	69,383,939	27.89%
Legacy Investors(3)	22,085,804	24.35%	25,585,020	10.73%
BlackRock, Inc.(4)	—	N/A	26,815,630	11.25%
The Vanguard Group(5)	—	N/A	23,091,364	9.68%
Directors and Executive Officers of New Uniti After the Merger
Paul Bullington	—	N/A	423,981	*
Michael Friloux	—	N/A	330,583	*
Kenneth A. Gunderman	—	N/A	1,758,529	*
Daniel L. Heard	—	N/A	381,719	*
Ronald J. Mudry	—	N/A	315,657	*
All Directors and Executive Officers of New Uniti After the Merger as a Group (five Individuals)			3,210,468	1.35%

*
Denotes less than 1%

**
Assumes an Exchange Ratio of approximately 0.6093 based on the outstanding shares of Uniti Common Stock and outstanding Windstream units as of January 9, 2025 (assuming certain transactions contemplated by the Merger Agreement will have been given effect).

(1)
If each Windstream equityholder other than Elliott, the Legacy Investors and the Rights Offering participants were to tender their respective units in the Windstream Tender Offer, the number of shares of New Uniti Common Stock owned by entities affiliated with Elliott and the Legacy Investors immediately prior to the Merger would increase to 58,293,023 and 24,332,667, respectively, representing 64.27% and 26.83% of all New Uniti Common Stock outstanding immediately prior to the Merger. In such case, immediately after the Merger, entities affiliated with Elliott and the Legacy Investors would beneficially own 75,818,298 and 27,833,604 shares of New Uniti Common Stock, respectively, representing 30.35% and 11.67% of all New Uniti Common Stock outstanding immediately prior to the Merger.

(2)
Includes New Uniti Common Stock (after giving effect to the exercise in full of New Uniti Warrants) held by (i) EALP, (ii) Devonian, (iii) Nexus, (iv) Nexus Aggregator I-A L.P. (“Nexus I-A”) and (v) Nexus Aggregator II LP (“Nexus II” and collectively, the “Elliott Shareholders”). Does not include any shares of New Uniti Common Stock that may be received by the Elliott Shareholders as a result of any redemption or repurchase of the New Uniti Preferred Stock. Nexus Aggregator GP LLC (“Nexus GP”) is the general partner of Nexus, Nexus I-A and Nexus II, and EALP is the sole limited partner of Nexus GP. EILP is the sole owner of Devonian. EIM is the investment manager of EALP and EILP, and has voting power and dispositive power with respect to the New Uniti Common Stock held by the Elliott Shareholders. The address of EIM is 360 Rosemary Ave, 18th Floor, West Palm Beach, FL 33401. The general partner of EIM is Elliott Investment Management GP LLC, a Delaware limited liability company (“EIM GP”). Paul E. Singer is the sole managing member of EIM GP.

(3)
Represents 25,585,020 shares of New Uniti Common Stock (without giving effect to the exercise of any New Uniti Warrants) beneficially owned by certain funds and accounts (the “PIMCO Funds”) managed, advised or sub-advised by Pacific Investment Management Company LLC (“PIMCO”). PIMCO, in its capacity as investment manager, adviser or sub-adviser. exercises sole or shared voting or dispositive power over the securities owned by the PIMCO Funds. The business address for each of the PIMCO Funds is c/o Pacific Investment Management Company LLC, 650 Newport Center Drive, Newport Beach, CA 92660.

(4)
The business address of BlackRock, Inc. (“BlackRock”) is 55 East 52nd Street, New York, NY, 10055.

The New Uniti Common Stock held by BlackRock reported in the table above is based solely upon the information contained in the Schedule 13G/A filed on February 5, 2025 in respect of the Uniti Common Shares held by BlackRock, and assumes that BlackRock will continue to beneficially own 44,012,295 Uniti Common Shares at the time of the Merger.
(5)
The business address of The Vanguard Group (“Vanguard”) is 100 Vanguard Blvd., Malvern, PA 19355. The New Uniti Common Stock held by Vanguard reported in the table above is based solely upon the information contained in the Schedule 13G/A filed on February 13, 2024 in respect of the Uniti Common Shares held by Vanguard, and assumes that Vanguard will continue to beneficially own 37,899,684 Uniti Common Shares at the time of the Merger.

Security Ownership of Certain Beneficial Owners and Management of Uniti
The following table sets forth information with respect to the beneficial ownership of Uniti’s stock, as of February 10, 2025, by:
•
each of Uniti’s current directors and executive officers;

•
all of Uniti’s current directors and executive officers together as a group; and

•
each other person, or group of affiliated persons, who is known by Uniti to beneficially own more than 5% of the outstanding Uniti Common Stock.

The percentages in the tables below are based on 244,229,237 shares of Uniti Common Stock outstanding as of February 10, 2025. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. Except as otherwise noted, the persons and entities listed in the table below have sole voting and investing power with respect to all of the shares of Uniti Common Stock they beneficially own subject to community property laws where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Uniti Group Inc., 2101 Riverfront Drive, Suite A, Little Rock, Arkansas 72202.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares of Common Stock Beneficially Owned
Jennifer S. Banner	153,558	*
Scott G. Bruce	177,914	*
Paul Bullington	695,877	*
Francis X. (“Skip”) Frantz	301,942(1)	*
Michael Friloux	542,583	*
Kenneth A. Gunderman	2,886,260	1.18%
Daniel L. Heard	626,512	*
Ronald J. Mudry	518,086	*
Carmen Perez-Carlton	132,779	*
All current directors and executive officers as a group (nine persons)	6,035,511	2.47%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	44,012,295(2)	18.02%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	37,899,684(3)	15.52%

*
Indicates less than 1%.

(1)
Includes 140 shares of Uniti Common Stock held in trust for the benefit of Mr. Frantz’s spouse and children. Mr. Frantz’s spouse is the trustee of the trust. These shares of Uniti Common Stock are deemed beneficially owned under SEC rules, but Mr. Frantz disclaims beneficial ownership of such shares.

(2)
Based solely upon the information contained in a Schedule 13G/A filed on February 5, 2025. According to that Schedule 13G/A, Blackrock, Inc. has sole voting power over 43,397,294 of the reported shares, no shared voting power or shared dispositive power with respect to any reported shares, and sole dispositive power over 44,012,295 shares.

(3)
Based solely upon the information contained in a Schedule 13G/A filed on February 13, 2024. According to that Schedule 13G/A, The Vanguard Group has no sole voting power over any of the reported shares, shared voting power over 270,271 of the reported shares, sole dispositive power over 37,373,288 of the reported shares, and shared dispositive power over 526,396 of the reported shares.

Security Ownership of Certain Beneficial Owners of Windstream
The following table sets forth information with respect to the beneficial ownership of Windstream’s units, as of January 10, 2025, by:
•
the Windstream Board and Windstream’s executive officers as a group; and

•
each other person, or group of affiliated persons, who is known by Windstream to beneficially own more than 5% of the outstanding Windstream units.

The percentages in the tables below are based on 90,705,184 units of Windstream outstanding as of January 10, 2025. The amounts and percentages of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. Except as otherwise noted, the persons and entities listed in the table below have sole voting and investing power with respect to all of the units of Windstream they beneficially own subject to community property laws where applicable. The table below does not give effect to the purchase of any Rights Offering Warrants or the sale of any Windstream units in connection with the Windstream Rights Offering or the Windstream Tender Offer.
	Number of Windstream Units Beneficially Owned	Percentage of Windstream Units Beneficially Owned
Name and Address of Beneficial Owner
Entities affiliated with Elliott Investment Management(1)	44,782,259	49.37%
Legacy Investors(2)	18,693,006	20.61%
Entities affiliated with Oaktree Capital Management(3)	12,408,237	13.68%
All current directors and executive officers as a group(4)	—	*

(1)
Represents Windstream units held by Nexus. Nexus GP is the general partner of Nexus and EALP is the sole limited partner of Nexus GP. EIM is the investment manager of EALP and has voting power and dispositive power with respect to the Windstream units held by Nexus. The address of EIM is 360 Rosemary Ave, 18th Floor, West Palm Beach, FL 33401. The general partner of EIM is EIM GP. Paul E. Singer is the sole managing member of EIM GP.

(2)
Represents Windstream units beneficially owned by the PIMCO Funds. PIMCO, in its capacity as investment manager, adviser or sub-adviser. exercises sole or shared voting or dispositive power over the securities owned by the PIMCO Funds. The business address for each of the PIMCO Funds is c/o Pacific Investment Management Company LLC, 650 Newport Center Drive, Newport Beach, CA 92660.
(3)
Represents Windstream units held by affiliates of Oaktree Capital Management. The business address of Oaktree Capital Management is 333 South Grand Avenue, 27th Floor, Los Angeles, CA 90071.

(4)
No member of the Windstream Board nor any Windstream executive officer beneficially owns Windstream units. Additionally, each member of the Windstream Board and each Windstream executive officer participating in the Windstream MIP agreed to settle all issued and outstanding Windstream Restricted Units held by such director of executive officer, as applicable, for cash consideration payable on or about May 2, 2025, or upon the Closing, whichever is earlier.

EXECUTIVE COMPENSATION
See the section entitled “Executive Compensation”, incorporated by reference into Uniti’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 29, 2024, for information regarding compensation of Uniti’s named executive officers and directors for the fiscal year ended December 31, 2023.
New Uniti has not yet paid any compensation to its directors or executive officers. It is currently expected that the compensation to be paid to executive officers of New Uniti following the Closing will be substantially similar to the compensation paid to Uniti executive officers immediately prior to the Closing. New Uniti’s non-employee director compensation program will be designed to attract and retain qualified individuals to serve on the New Uniti Board in line with that of other public companies of a similar size and complexity.
In connection with the Merger, New Uniti will assume the Uniti Stock Plan and the Uniti ESPP.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
New Uniti Policies and Procedures for Transactions with Related Persons
In connection with Closing, the New Uniti Board will adopt a written policy regarding the review and approval of any related-party transaction required to be disclosed under SEC rules. The Audit Committee of the New Uniti Board will be responsible for the review and approval of transactions covered by the policy, which will provide that no related-party transaction will be approved unless it is (a) deemed commercially reasonable, fair and in, or not inconsistent with, the best interests of New Uniti; and (b) determined to have terms comparable to those that could be obtained in an arm’s-length transaction with an unrelated third party.
Since its formation in April 2024, New Uniti has not entered into any related-party transactions other than those described in the section titled “Other Agreements Related to the Transactions.”
Uniti’s Transactions with Related Persons
Robert Gunderman, the brother of Kenneth Gunderman, the President and Chief Executive Officer of Uniti, served as the Chief Financial Officer of Windstream until September 2022. Other than as described below, there are no other transaction between related parties of Uniti that require disclosure.
On September 18, 2020, in connection with Windstream’s emergence from bankruptcy and the implementation of Uniti’s settlement with Windstream, Uniti and Windstream entered into the Windstream Leases. See “Information About Windstream — Company History” and “Other Agreements Related to the Transactions — Windstream Leases” for additional information concerning Windstream’s emergence from bankruptcy and the related 2020 Settlement Agreement, and the Windstream Leases and the Growth Capital Improvements payable thereunder.
Windstream’s Transactions with Related Persons
Windstream has agreed to reimburse expenses incurred by its three largest equityholders in connection with the Merger on a pro rata basis, up to an aggregate amount of $4 million. Windstream is also a party to the Unitholder Agreements as described in the section entitled “Other Agreements Related to the Transactions.”

UNITI STOCKHOLDER PROPOSALS
Future Uniti Stockholder Proposals
Currently, Uniti does not anticipate holding an annual meeting of stockholders in 2025. If the Merger is not completed, you will continue to be entitled to attend and participate in Uniti’s annual meetings of stockholders, and Uniti will hold an annual meeting of stockholders in 2025 (the “2025 Annual Meeting”), in which case Uniti will provide notice of or otherwise publicly disclose the date on which such the 2025 Annual Meeting will be held. If the 2025 Annual Meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the 2025 Annual Meeting in accordance with Rule 14a-8 under the 1934 Act and the Uniti Bylaws, as described below. Under Rule 14a-8, a stockholder who intends to present a proposal at the 2025 Annual Meeting, if held, and who wishes the proposal to be included in our proxy statement for that meeting must have submitted the proposal in writing to Uniti Group Inc., Attention: Daniel L. Heard, Executive Vice President — General Counsel and Secretary, 2101 Riverfront Drive, Suite A, Little Rock, AR, 72202. However, if the date of the 2025 Annual Meeting is changed by more than 30 days from the anniversary of the 2024 annual meeting (which occurred on May 23, 2024), notice must be so delivered a reasonable time before Uniti begins to mail the proxy statement for the 2025 annual meeting. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8.
Stockholders who intend to present a proposal regarding a director nomination or other matter of business at the 2025 Annual Meeting must ensure that those proposals are received at Uniti’s principal executive office located at 2101 Riverfront Drive, Suite A, Little Rock, AR 72202, Attention: Daniel L. Heard, Executive Vice President — General Counsel and Secretary, no earlier than November 12, 2024 and no later than 5:00 p.m., Central Time, on December 12, 2024. Such proposals must comply with the information and other requirements set forth in the Uniti Bylaws and, if intended to be included in the proxy statement for the 2025 Annual Meeting, must also meet the requirements set forth in the rules and regulations of the SEC.
Stockholder proposals submitted pursuant to 1934 Act Rule 14a-8 to be included in the proxy statement and presented at the 2025 Annual Meeting must be received by Uniti at its principal executive office on or before December 12, 2024 in order to be considered for inclusion in the proxy materials.
In addition to satisfying the requirements in the Uniti Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Uniti’s nominees must provide notice that sets forth the information required by 1934 Act Rule 14a-19 no later than March 24, 2025.

NEW UNITI STOCKHOLDER PROPOSALS AND NOMINATIONS
If the Merger is completed, stockholders will be entitled to attend and participate in the annual meetings of stockholders of New Uniti. New Uniti will provide notice of or otherwise publicly disclose the date on which the annual general meeting will be held. Stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for the annual general meeting in accordance with Rule 14a-8 under the 1934 Act.

LEGAL MATTERS
Debevoise & Plimpton LLP will pass upon the validity of the New Uniti Common Stock issued in connection with the Merger and certain other legal matters related to this proxy statement/prospectus.

EXPERTS
The financial statements of Windstream Holdings II, LLC as of December 31, 2023 and December 31, 2022 and for each of the three years in the period ended December 31, 2023 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of Uniti Group Inc. as of December 31, 2023 and 2022, and for each of the years in the three-year period ended December 31, 2023, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2023, expresses an opinion that Uniti Group Inc. did not maintain effective internal control over financial reporting as of December 31, 2023, because of the effect of a material weakness on the achievement of the objectives of the control criteria, and contains an explanatory paragraph that states that Uniti Group Inc. did not have a sufficient complement of personnel with appropriate technical expertise to perform an effective risk assessment related to determining the income tax impact of goodwill impairments.

DELIVERY OF DOCUMENTS TO UNITI STOCKHOLDERS
Some banks, brokers and other nominee record stockholders may be participating in the practice of “householding” this proxy statement/prospectus. This means that only one set of these documents may have been sent to multiple stockholders at a shared address unless contrary instructions have been received by Uniti from one or more of the stockholders.
If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, you may be able to do so by contacting Broadridge Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-866-540-7095, and providing your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. If this option is not available to you, please contact your custodian bank or broker directly. The revocation of a consent to householding will be effective 30 days following its receipt. You may also have an opportunity to opt in or opt out of householding by following the instructions on your voting instruction form or by contacting your bank or broker. Any stockholder who wants to receive separate copies of this proxy statement/prospectus, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact his, her or its bank, broker or other nominee record stockholder.
If you would like to receive an extra copy of this proxy statement/prospectus, we will send a copy to you by mail upon request to Uniti Investor Relations, 2101 Riverfront Drive, Suite A, Little Rock, Arkansas 72202 or by calling (501) 850-0820. Each document is also available in digital form for download or review in the “Investors — Annual Reports” section of our website at www.uniti.com.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
New Uniti has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to New Uniti and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of New Uniti’s or Uniti’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the proxy statement/prospectus and the exhibits filed with the registration statement for copies of the actual contract, agreement or other document.
Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part and the Closing, New Uniti will be subject to the information and periodic reporting requirements of the 1934 Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. Uniti files reports, proxy statements and other information with the SEC as required by the 1934 Act. You can read Uniti’s or New Uniti’s SEC filings, New Uniti’s registration statement and the proxy statement/prospectus included herein, over the internet at the SEC’s website at http://www.sec.gov. None of the information contained on, or that may be accessed through any other website identified herein is part of, or incorporated into, this proxy statement/prospectus. All website addresses in this proxy statement/prospectus are intended to be inactive textual references only.
The SEC allows Uniti to “incorporate by reference” information into this proxy statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in later filed documents incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Uniti has previously filed with the SEC and any additional documents that Uniti or New Uniti, as applicable, may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the initial filing of this registration statement and on or prior to effectiveness of this registration statement and after the effectiveness of this proxy statement/prospectus and until the date that the offering is terminated (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). Separate financial statements of New Uniti are not included in this proxy statement/prospectus because New Uniti is a business combination related shell company and will not be capitalized on other than a nominal basis prior to the effective date of this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the documents set forth below previously filed by Uniti with the SEC:
•
Uniti’s Annual Report on Form 10-K (the “2023 Annual Report”) for the fiscal year ended December 31, 2023 filed with the SEC on February 29, 2024 (but excluding Amendment No. 1 and Amendment No. 2 to the 2023 Annual Report filed with the SEC on March 26, 2024 and March 27, 2024, respectively);

•
those portions of Uniti’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 11, 2024 that are incorporated by reference into the 2023 Annual Report;

•
Uniti’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed on May 3, 2024, for the quarter ended June 30, 2024, filed on August 1, 2024, and for the quarter ended September 30, 2024, filed November 8, 2024;

•
Uniti’s Current Reports on Form 8-K filed on February 26, 2024, February 29, 2024, May 3, 2024, May 3, 2024 (but not the information furnished pursuant to Items 7.01 or 9.01 thereof), May 6, 2024, May 7, 2024, May 17, 2024, May 21, 2024, May 23, 2024, June 18, 2024, October 25, 2024, October 31, 2024 and February 3, 2025; and

•
Any description of shares of Uniti Common Stock contained in a registration statement filed pursuant to the 1934 Act and any amendment or report filed for the purpose of updating such description.

You may request a copy of this proxy statement/prospectus from New Uniti, without charge, through the SEC’s website at the address provided above or by written or telephonic request to:
Windstream Parent, Inc.
4005 Rodney Parham Road
Little Rock, AR 72212
Telephone: (501) 748-7000
You may request a copy of this proxy statement/prospectus from Uniti, without charge, through the SEC’s website at the address provided above or by written or telephonic request to:
Uniti Group Inc.
2101 Riverfront Drive, Suite A
Little Rock, AR 72202
Telephone: (501) 850-0820
If you are a stockholder of Uniti and would like to request documents, please do so no later than five business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from Uniti, Uniti will mail them to you by first-class mail, or another equally prompt means.

WINDSTREAM HOLDINGS II, LLC
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
To the Board of Managers and Unitholders of Windstream Holdings II, LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Windstream Holdings II, LLC and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, of comprehensive income (loss), of equity and of cash flows for each of the three years in the period ended December 31, 2023, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.
Revenue Recognition — Service Revenues from Contracts with Customers
As described in Notes 2 and 7 to the consolidated financial statements, the Company recognizes revenues from contracts with customers primarily through the provisioning of telecommunications and other services. These services include a variety of communication and connectivity services for consumer and business customers including other carriers that use the Company’s facilities to provide services to their customers, as well as professional and integrated managed services provided to large enterprises and government customers. Service revenues are recognized over the period that the corresponding services are rendered to customers. The service revenues recognized from contracts with customers was $3,565.8 million for the year ended December 31, 2023.

The principal consideration for our determination that performing procedures relating to recognition of service revenues from contracts with customers is a critical audit matter is a high degree of auditor effort in performing procedures related to the Company’s recognition of service revenues.
Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) testing the completeness, accuracy, and occurrence of revenue recognized for a sample of service revenue transactions by obtaining and inspecting invoices, cash receipts from customers, and sales contracts, as applicable, (ii) recalculating service revenues from contracts with customers recognized based on the terms of each arrangement for a sample of transactions, and (iii) testing a sample of outstanding customer invoice balances as of December 31, 2023 by obtaining evidence of subsequent cash receipt or obtaining and inspecting source documents, such as invoices, and sales contracts.
/s/ PricewaterhouseCoopers LLP
Little Rock, Arkansas
July 28, 2024
We have served as the Company’s auditor since 2006.

WINDSTREAM HOLDINGS II, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the years ended December 31,
(Millions, except per unit amounts)	2023	2022	2021
Revenues and sales:
Service revenues	$3,948.0	$4,183.8	$4,355.8
Sales revenues	38.7	45.1	63.1
Total revenues and sales	3,986.7	4,228.9	4,418.9
Costs and expenses:
Cost of services (exclusive of depreciation and amortization included below)	2,457.9	2,653.1	2,749.6
Cost of sales	40.4	47.8	58.6
Selling, general and administrative	747.2	747.9	667.0
Depreciation and amortization	790.8	801.4	751.5
Net (gain) loss on asset retirements and dispositions	(1.8)	51.1	35.6
Total costs and expenses	4,034.5	4,301.3	4,262.3
Operating (loss) income	(47.8)	(72.4)	156.6
Other (expense) income, net	(13.8)	(21.9)	47.9
Gain on early extinguishment of debt	—	—	10.2
Interest expense	(209.6)	(185.4)	(175.8)
(Loss) income before income taxes	(271.2)	(279.7)	38.9
Income tax benefit (expense)	61.4	62.0	(21.5)
Net (loss) income	$(209.8)	$(217.7)	$17.4
(Loss) earnings per unit:
Basic	$(2.33)	$(2.42)	$0.19
Diluted	$(2.33)	$(2.42)	$0.19
Weighted average units outstanding:
Basic	90.2	90.0	90.0
Diluted	90.2	90.0	90.5
The accompanying notes are an integral part of these consolidated financial statements.

WINDSTREAM HOLDINGS II, LLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
	For the years ended December 31,
(Millions)	2023	2022	2021
Net (loss) income	$(209.8)	$(217.7)	$17.4
Other comprehensive (loss) income:
Designated interest rate swaps:
Changes in fair value in the period	(0.5)	30.9	5.2
Net unrealized (gains) losses included in interest expense	(14.2)	(4.6)	0.4
De-designated interest rate swaps:
Amortization of unrealized gain	(5.0)	—	—
	(19.7)	26.3	5.6
Income tax benefit (expense)	4.9	(6.5)	(1.4)
Change in interest rate swaps	(14.8)	19.8	4.2
Postretirement plan:
Prior service credit recorded in the period	—	—	8.2
Change in net actuarial gain	—	2.6	6.3
Amounts included in net periodic benefit cost:
Amortization of net actuarial gains	(0.7)	(0.6)	(0.4)
Amortization of prior service credits	(0.8)	(0.8)	(0.3)
	(1.5)	1.2	13.8
Income tax benefit (expense)	0.4	(0.3)	(3.4)
Change in postretirement plan	(1.1)	0.9	10.4
Other comprehensive (loss) income	(15.9)	20.7	14.6
Comprehensive (loss) income	$(225.7)	$(197.0)	$32.0
The accompanying notes are an integral part of these consolidated financial statements.

WINDSTREAM HOLDINGS II, LLC
CONSOLIDATED BALANCE SHEETS
	December 31,
(Millions)	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$44.9	$112.6
Restricted cash	5.3	5.3
Accounts receivable, net of allowance for credit losses of $22.9 and $20.4, respectively	352.6	376.9
Inventories	186.2	236.5
Prepaid expenses	144.7	130.8
Other current assets	88.2	82.8
Total current assets	821.9	944.9
Intangible assets, net	246.0	324.0
Property, plant and equipment, net	3,924.2	3,847.6
Operating lease right-of-use assets	3,686.3	4,026.1
Other assets	93.3	128.6
Total Assets	$8,771.7	$9,271.2
Liabilities and Equity
Current Liabilities:
Current portion of long-term debt	$7.5	$7.5
Current portion of operating lease obligations	456.3	421.1
Accounts payable	242.7	191.9
Advance payments	164.2	147.2
Accrued taxes	58.3	75.4
Accrued interest	42.7	43.7
Other current liabilities	306.0	305.8
Total current liabilities	1,277.7	1,192.6
Long-term debt	2,319.0	2,318.9
Long-term operating lease obligations	3,455.2	3,764.3
Deferred income taxes	197.8	267.4
Other liabilities	380.2	369.7
Total liabilities	7,629.9	7,912.9
Commitments and Contingencies (See Note 16)
Equity:
Equity units	1,463.0	1,463.0
Additional paid-in capital	22.8	13.6
Accumulated other comprehensive income	18.9	34.8
Accumulated deficit	(362.9)	(153.1)
Total equity	1,141.8	1,358.3
Total Liabilities and Equity	$8,771.7	$9,271.2
The accompanying notes are an integral part of these consolidated financial statements.

WINDSTREAM HOLDINGS II, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the years ended December 31,
(Millions)	2023	2022	2021
Cash Flows from Operating Activities:
Net (loss) income	$(209.8)	$(217.7)	$17.4
Adjustments to reconcile net (loss) income to net cash provided from operations:
Depreciation and amortization	790.8	801.4	751.5
Provision for estimated credit losses	49.6	44.8	22.9
Pension expense (income)	12.4	40.9	(46.1)
Deferred income taxes	(64.3)	(81.5)	11.6
Net (gain) loss on asset retirements and dispositions	(1.8)	51.1	35.6
Gain on early extinguishment of debt	—	—	(10.2)
Other, net	28.2	16.7	15.3
Changes in operating assets and liabilities, net
Accounts receivable	(25.3)	(55.4)	51.5
Inventories	49.5	(91.4)	(71.9)
Prepaid expenses	(13.9)	(12.8)	(15.1)
Other current assets	6.9	(15.0)	(18.6)
Income tax receivable	—	—	9.7
Other assets	9.3	(16.9)	(38.9)
Accounts payable	49.0	22.5	(35.4)
Advance payments	17.0	7.1	2.4
Accrued interest	(1.0)	2.4	1.8
Accrued taxes	(17.1)	13.8	(1.2)
Other current liabilities	19.0	(6.5)	(8.6)
Other liabilities	(1.0)	15.9	20.2
Operating lease assets and lease obligations	65.9	(23.5)	168.7
Other, net	(1.0)	—	1.0
Net cash provided from operating activities	762.4	495.9	863.6
Cash Flows from Investing Activities:
Capital expenditures	(1,058.4)	(1,080.8)	(962.8)
Uniti funding of growth capital expenditures	250.0	238.0	221.5
Capital expenditures funded by government grants	(67.9)	(52.1)	(11.5)
Grant funds received for broadband expansion	49.5	10.1	50.9
Other, net	18.8	6.1	1.7
Net cash used in investing activities	(808.0)	(878.7)	(700.2)
Cash Flows from Financing Activities:
Proceeds of debt issuances	520.0	642.5	—
Repayments of debt	(527.5)	(412.5)	(7.5)
Debt issuance costs	—	(6.9)	—
Payments under finance leases	(10.2)	(10.3)	(10.6)
The accompanying notes are an integral part of these consolidated financial statements.

WINDSTREAM HOLDINGS II, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
	For the years ended December 31,
(Millions)	2023	2022	2021
Other, net	(4.4)	(2.9)	(1.7)
Net cash (used in) provided from financing activities	(22.1)	209.9	(19.8)
Net (decrease) increase in cash, cash equivalents and restricted cash	(67.7)	(172.9)	143.6
Cash, Cash Equivalents and Restricted Cash:
Beginning of period	117.9	290.8	147.2
End of period	$50.2	$117.9	$290.8
Supplemental Cash Flow Disclosures:
Interest paid, net of interest capitalized	$203.7	$173.4	$168.3
Income taxes paid (refunded), net	$11.6	$11.7	$(0.4)
Change in accounts payable and other current liabilities for purchases of property and equipment	$(4.9)	$11.9	$37.8
The accompanying notes are an integral part of these consolidated financial statements.

WINDSTREAM HOLDINGS II, LLC
CONSOLIDATED STATEMENTS OF EQUITY
(Millions)	Equity Units	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings (Accumulated Deficit)	Total
Balance as of December 31, 2020	$1,463.0	$1.8	$(0.5)	$47.2	$1,511.5
Net income	—	—	—	17.4	17.4
Other comprehensive income, net of tax:
Change in postretirement plan	—	—	10.4	—	10.4
Change in interest rate swaps	—	—	4.2	—	4.2
Comprehensive income	—	—	14.6	17.4	32.0
Equity-based compensation	—	6.5	—	—	6.5
Balance as of December 31, 2021	$1,463.0	$8.3	$14.1	$64.6	$1,550.0
Net loss	—	—	—	(217.7)	(217.7)
Other comprehensive income (loss), net of tax:
Change in postretirement plan	—	—	0.9	—	0.9
Change in interest rate swaps	—	—	19.8	—	19.8
Comprehensive income (loss)	—	—	20.7	(217.7)	(197.0)
Equity-based compensation	—	7.9	—	—	7.9
Taxes withheld on vested and settled restricted common units and other	—	(2.6)	—	—	(2.6)
Balance as of December 31, 2022	$1,463.0	$13.6	$34.8	$(153.1)	$1,358.3
Net loss	—	—	—	(209.8)	(209.8)
Other comprehensive loss, net of tax:
Change in postretirement plan	—	—	(1.1)	—	(1.1)
Change in designated interest rate swaps	—	—	(11.0)	—	(11.0)
Amortization of unrealized gain on de-designated interest rate swap	—	—	(3.8)	—	(3.8)
Comprehensive loss	—	—	(15.9)	(209.8)	(225.7)
Equity-based compensation	—	13.0	—	—	13.0
Taxes withheld on vested and settled restricted common units	—	(3.8)	—	—	(3.8)
Balance as of December 31, 2023	$1,463.0	$22.8	$18.9	$(362.9)	$1,141.8
The accompanying notes are an integral part of these consolidated financial statements.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.   Background and Basis of Presentation:
Organizational Structure — Windstream Holdings II, LLC (“Holdings”), is a Delaware limited liability company together with its consolidated subsidiaries, (collectively, “Windstream,” “the Company,” “we,” or “our”), is a privately held company with no publicly registered debt or equity securities. Windstream Services, LLC (“Services” or the “Borrower”) is a wholly owned subsidiary of Holdings.
Foreign Ownership and Equity Interests — At its emergence from bankruptcy in September 2020, the Company issued 90.0 million equity units, consisting of approximately 15.6 million common units and approximately 74.4 million special warrants to purchase common units to holders of allowed first lien claims and participants in a $750.0 million rights offering. On June 2, 2023, the Federal Communications Commission (“FCC”) issued a final order approving the Company’s Petition for Declaratory Ruling regarding foreign equity and ownership interests of the Company. Issuance of this order triggered the automatic exchange of special warrants issued to certain equity holders for common units or limited rights common units in a one-to-one exchange. As a result of the FCC order, approximately 74.4 million special warrants became null, void and worthless as of June 9, 2023, the effective date of the exchange. Following the exchange, the Company had approximately 90.2 million common units issued and outstanding. There were no material impacts to the ownership structure or governance of the Company as a result of the exchange. As of December 31, 2023, there were 90,562,074 common units issued and outstanding.
Description of Business — Windstream’s quality-first approach connects customers to new opportunities and possibilities by leveraging its nationwide network to deliver a full suite of advanced communications services. We provide fiber-based broadband to residential and small business customers in 18 states, managed cloud communications and security services for large enterprises and government entities across the United States of America (“U.S.”), and tailored waves and transport solutions for carriers, content providers and large cloud computing and storage service providers in the U.S. and Canada. Our operations are organized into three business segments: Kinetic, Enterprise and Wholesale. The Kinetic segment serves consumer and small business customers in markets in which we are the incumbent local exchange carrier (“ILEC”) and provides services over network facilities operated by us. In addition to large business and wholesale customers with the majority of their service locations residing in ILEC markets, the Enterprise and Wholesale segments also serve customers in markets in which we are a competitive local exchange carrier (“CLEC”) and provide services over network facilities primarily leased from other carriers.
Consumer service revenues are generated from the provisioning of broadband and voice services to consumers. Enterprise and Kinetic business service revenues include revenues from managed communications services, integrated voice and data services, advanced data and traditional voice and long-distance services provided to large, mid-market and small business customers. Enterprise strategic revenues consist of recurring Secure Access Service Edge, Unified Communications as a Service, OfficeSuite UC®, Software Defined Wide Area Network and associated network access products and services. Enterprise revenues also include dynamic Internet protocol, dedicated Internet access, multi-protocol label switching services, and time-division multiplexing, voice and data services. Wholesale revenues include revenues from other communications services providers for special access circuits and fiber connections, voice and data transport services, and wireless backhaul services. Additionally, service revenues also include switched access revenues, federal and state Universal Service Fund (“USF”) revenues, end user surcharges and revenues from providing other miscellaneous services. Beginning in 2022, service revenues also include amounts received from the Rural Digital Opportunity Fund (“RDOF”). Service revenues in 2021 included amounts received from the Connect America Fund (“CAF”) Phase II, for which funding ended as of December 31, 2021.
Sales revenues include sales of various types of communications equipment and products to customers including selling network equipment to contractors on a wholesale basis. Enterprise product sales include high-end data and communications equipment which facilitate the delivery of advanced data and voice services to enterprise customers. Sales revenues also include amounts recognized from sales-type leases for fiber where control of the fiber has transferred to the customer.
See Notes 7 and 14 for additional information regarding the Company’s business segments.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2.   Summary of Significant Accounting Policies and Changes:
Significant Accounting Policies
Consolidation — The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions have been eliminated, as applicable.
Use of Estimates — The preparation of financial statements, in accordance with generally accepted accounting principles in the U.S. (“U.S. GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the consolidated financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying consolidated financial statements, and such differences could be material.
Cash and Cash Equivalents — Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less.
Restricted Cash — Deposits held as security for indebtedness under our corporate purchase card program and not available for use have been presented as restricted cash in the accompanying consolidated financial statements.
Accounts Receivable — Accounts receivable consist principally of amounts billed and currently due from customers and are generally unsecured and due within 30 days. The amounts due are stated at their net estimated realizable value. An allowance for credit losses is maintained to provide for the estimated amount of receivables that will not be collected. Concentration of credit risk with respect to accounts receivable is limited because a large number of geographically diverse customers make up our customer base. Due to varying customer billing cycle cut-offs, management must estimate service revenues earned but not yet billed at the end of each reporting period. Included in accounts receivable are unbilled revenues related to communications services and product sales of $26.2 million and $30.2 million as of December 31, 2023 and 2022, respectively.
Accounts receivable consists of the following as of December 31:
(Millions)	2023	2022
Accounts receivable	$375.5	$397.3
Less: Allowance for credit losses	(22.9)	(20.4)
Accounts receivable, net	$352.6	$376.9
Allowance for Credit Losses — Consistent with the guidance in Accounting Standards Codification (“ASC”) Topic 326, Financial Instruments — Credit Losses (“ASC 326”), management estimates credit losses for trade receivables by aggregating similar customer types together to calculate expected default rates based on historical losses as a percentage of total aged receivables. These rates are then applied, on a monthly basis, to the outstanding balances staged by customer. In addition to continued evaluation of historical losses, ASC 326 requires forward-looking information and forecasts to be considered in determining credit loss estimates. Our current forecast methodology assesses historical trends to project future losses and is not forward-looking for potential economic factors that would change the credit loss model. Therefore, historical trends continue to be the most accurate expectation of future losses as the Company has defined rules around customers who can establish service. Our revenue and associated accounts receivable are based upon a recurring revenue structure whereby customers are billed in advance of service being provided over the ensuing 30 days and there is little month-to-month volatility in the composition of the customer base across all segments. Management is actively monitoring current economic conditions, including the impacts of inflation on our customers and their associated accounts receivable balances in order to adjust

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2.   Summary of Significant Accounting Policies and Changes: (Continued)
the allowance for credit losses accordingly. To date, no material risk has been identified; however, management will continue to monitor and make adjustments, as necessary.
Activity in the allowance for credit losses consisted of the following:
(Millions)
Balance as of December 31, 2021	$14.0
Provision for estimated credit losses	44.8
Write-offs, net of recovered accounts	(38.4)
Balance as of December 31, 2022	$20.4
Provision for estimated credit losses	49.6
Write-offs, net of recovered accounts	(47.1)
Balance as of December 31, 2023	$22.9
Inventories — Inventories include finished goods consisting of network components to be installed into the network, equipment to be sold to customers and materials and supplies used for maintenance and repairs. Inventories are stated at the lower of cost or net realizable value. Cost is determined using either an average original cost or specific identification method of valuation.
Prepaid Expenses — Prepaid expenses primarily consist of prepaid services, rent, insurance, taxes, maintenance contracts, refundable deposits, and the current portion deferred contract costs recorded in accounting for revenue from contracts with customers. Prepayments are expensed on a straight-line basis over the corresponding life of the underlying agreements.
Other Current Assets — Other current assets primarily consist of receivables related to federal and state broadband grant programs and the current portion of interest rate swap agreements and contract assets recorded in accounting for revenue from contracts with customers.
Intangible Assets — Indefinite-lived intangible assets consist of spectrum licenses that provide the exclusive right to utilize designated radio frequency spectrum to provide telecommunication services. The spectrum licenses were purchased in the 3.5, 24, 28, and 37 gigahertz (“GHz”) airwave auctions conducted by the FCC in 2020 and 2019. The spectrum licenses have an initial term of 10 years and are subject to renewal by the FCC. Currently, there are no legal, regulatory, contractual, competitive, economic or other factors that would limit the useful life of the spectrum licenses. Management evaluates the useful life determination for the spectrum licenses each year to determine whether events and circumstances continue to support an indefinite useful life. Indefinite-lived intangible assets are not amortized and are tested for impairment annually or more frequently if events or changes in circumstances indicate that it is more likely than not that the asset is impaired.
Finite-lived intangible assets are initially recorded at estimated fair value. Customer relationships are amortized using the sum-of-the-years-digits method over the estimated lives of the customer relationships. All other finite-lived intangible assets are amortized using a straight-line method over the estimated useful lives. See Note 3 for additional information regarding intangible assets.
Property, Plant and Equipment — Property, plant and equipment is stated at original cost, less accumulated depreciation. Property, plant and equipment consists of central office equipment, office and warehouse facilities, outside communications plant, customer premise equipment, furniture, fixtures, vehicles, machinery, other equipment and software to support the business units in the distribution of telecommunications products. The costs of additions, replacements, substantial improvements and extension of the network to the customer premise, including related contract and internal labor costs, are capitalized, while the costs

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2.   Summary of Significant Accounting Policies and Changes: (Continued)
of maintenance and repairs are expensed as incurred. Capitalized internal labor costs include non-cash equity-based compensation and the matching contribution to the employee savings plan for those employees directly involved with construction activities. Depreciation expense was $712.8 million, $686.0 million, and $598.6 million for the years ended December 31, 2023, 2022 and 2021, respectively.
Property, plant and equipment, net consisted of the following as of December 31:
(Millions)	Depreciable Lives	2023	2022
Land		$31.1	$31.1
Building and improvements	3 – 30 years	261.8	251.4
Central office equipment	3 – 25 years	1,656.2	1,468.4
Outside communications plant	7 – 40 years	1,634.1	1,518.7
Furniture, vehicles and other equipment	1 – 23 years	1,144.0	1,048.6
Tenant capital improvements	2 – 10 years	463.4	334.6
Construction in progress		445.0	429.0
		5,635.6	5,081.8
Less accumulated depreciation		(1,711.4)	(1,234.2)
Property, plant and equipment, net		$3,924.2	$3,847.6
Tenant capital improvements (“TCIs”) consist of capital expenditures for upgrades or replacements to the network assets leased from Uniti Group, Inc. (“Uniti”) that are funded by the Company and become the property of Uniti at the time such improvements are placed in service. TCIs are accounted for as leasehold improvements and are depreciated over the shorter of the estimated useful life of the asset or the remaining initial contractual term of the Uniti master leases. TCIs also include growth capital improvements (“GCIs”). Under the master lease agreements, GCIs initially funded by Windstream and for which reimbursement from Uniti has been requested, but not yet received are reflected as TCIs in property, plant and equipment, net and become the property of Uniti when placed in service. When reimbursements for GCIs are received from Uniti, the related TCIs are derecognized and become leased assets under the master lease agreements. GCI reimbursements received from Uniti totaled $250.0 million, $238.0 million and $221.5 million for the years ended December 31, 2023, 2022 and 2021, respectively.
Depreciation expense is computed using the straight-line method over the estimated useful lives of the related assets. When depreciable plant is retired or otherwise disposed of, the related cost and accumulated depreciation is deducted from the plant accounts, with the corresponding gain or loss reflected in operating results.
Interest is capitalized in connection with the acquisition or construction of plant assets. Capitalized interest is included in the cost of the asset with a corresponding reduction in interest expense. Capitalized interest was $16.1 million, $6.6 million and $5.9 million for the years ended December 31, 2023, 2022 and 2021, respectively.
Net (Gain) Loss on Asset Retirements and Dispositions — In conjunction with the Company’s ongoing initiatives to migrate substantially all of its CLEC customers from time-division multiplexing (“TDM”) network equipment to newer technologies, replace existing ILEC copper cable with fiber optic cable, and reduce the number of leased and colocation sites, the Company retired certain property, plant and equipment, primarily consisting of TDM equipment and copper cable. Upon retirement, the Company wrote-off the remaining net book value of the related assets and recorded pretax losses totaling $31.5 million, $61.6 million and $35.6 million for the years ended December 31, 2023, 2022 and 2021, respectively.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2.   Summary of Significant Accounting Policies and Changes: (Continued)
During 2023 and 2022, the Company also realized aggregate pretax gains of $6.3 million and $1.5 million, respectively, from the sale of various buildings and vehicles.
Windstream has received and expects to receive funds for capital expenditures to expand the availability and affordability of residential broadband service via direct grants or through the formation of public-private partnerships. These funds are accounted for as a reduction of the gross cost of the related capital expenditures. Under the master lease agreements, Uniti reimburses Windstream for GCIs on a gross basis. As previously discussed, when reimbursements for GCIs are received from Uniti, the related TCIs are derecognized. Differences in the amount of the GCI reimbursements and the carrying value of the TCIs are recognized as gains. During the years ended December 31, 2023 and 2022, the Company recorded pretax gains of $27.0 million and $9.0 million, respectively, related to GCI reimbursements that exceeded the carrying value of TCIs at the time of reimbursement.
Asset Retirement Obligations — Asset retirement obligations are recognized in accordance with authoritative guidance on accounting for asset retirement obligations and conditional asset retirement obligations, which requires recognition of a liability for the fair value of an asset retirement obligation if the amount can be reasonably estimated. Asset retirement obligations include legal obligations to remediate the asbestos in certain buildings upon our exit, to properly dispose of chemically-treated telephone poles upon removal from service and to restore certain leased properties to their previous condition upon exit from the lease. Asset retirement obligations totaled $27.5 million and $26.3 million as of December 31, 2023 and 2022, respectively, and are included in other liabilities in the accompanying consolidated balance sheets.
Impairment of Long-Lived Assets — Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset group may not be recoverable from future, undiscounted net cash flows expected to be generated by the asset group. If the asset group is not fully recoverable, an impairment loss would be recognized for the difference between the carrying value of the asset group and its estimated fair value based on discounted net future cash flows.
Derivative Instruments — Derivative instruments are accounted for in accordance with authoritative guidance for recognition, measurement and disclosures about derivative instruments and hedging activities, including when a derivative or other financial instrument can be designated as a hedge. This guidance requires recognition of all derivative instruments at fair value as either assets or liabilities, depending on the rights or obligations under the related contracts, and accounting for the changes in fair value based on whether the derivative has been designated as, qualifies as and is effective as a hedge. Changes in fair value of cash flow hedges are recorded as a component of other comprehensive income (loss) in the current period. Cash settlements related to our cash flow hedges are presented in operating activities within the accompanying consolidated statements of cash flows. In the event a cash flow hedge is no longer highly effective, it will be de-designated and changes in fair value will be recognized in earnings in the current period. See Note 5 for additional information regarding the Company’s hedging activities and derivative instruments.
Revenue Recognition — Revenues from contracts with customers are earned primarily through the provisioning of telecommunications and other services and through the sale of equipment to customers and contractors. These services include a variety of communication and connectivity services for consumer and business customers including other carriers that use our facilities to provide services to their customers, as well as professional and integrated managed services provided to large enterprises and government customers. These revenues are accounted for under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”). Revenues that are not accounted for under ASC 606 are earned from leasing arrangements, federal and state USF programs and other regulatory-related sources and activities.
A contract’s transaction price, considering discounts given for bundled purchases and promotional credits, is allocated to each distinct performance obligation, a promise in a contract to transfer a distinct good or service to the customer, and recognized as revenue when, or as, the performance obligation is

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2.   Summary of Significant Accounting Policies and Changes: (Continued)
satisfied. While the majority of our contracts have multiple performance obligations, the revenue recognition pattern is generally not impacted by the allocation since the performance obligations are generally satisfied over the same period of time. When the method and timing of transfer and performance risk are the same, services are deemed to be highly interdependent. Highly interdependent, indistinct services are combined into a single performance obligation. Although each month of services promised is a separate performance obligation, the series of monthly service performance obligations promised over the course of the contract is deemed to be a single performance obligation for purposes of the allocation.
For contracts with multiple performance obligations, the contract’s transaction price is allocated to each performance obligation based on the relative standalone selling price of each performance obligation in the contract. The standalone selling price is the estimated price the Company would charge for the good or service in a separate transaction with similar customers in similar circumstances. Identifying distinct performance obligations and determining the standalone selling price for each performance obligation within a contract with multiple performance obligations requires management judgment.
Performance obligations are satisfied over time as services are rendered or at a point in time depending on our evaluation of when the customer obtains control of the promised goods. Revenue is recognized when obligations under the terms of a contract with the customer are satisfied; generally, this occurs when services are rendered or control of the communication products is transferred. Service revenues are recognized over the period that the corresponding services are rendered to customers. Revenues that are billed in advance include monthly recurring network access and data services, special access and monthly recurring voice, Internet and other related charges. Revenues derived from other telecommunications services, including interconnection, long-distance and enhanced services are recognized monthly as services are provided. Telecommunications network maintenance revenue from indefeasible rights to use fiber optic network facility arrangements are generally recognized over the term of the related contract. Sales of communications products including customer premise equipment and modems are recognized when products are delivered to and accepted by customers.
In determining whether installation is a separate performance obligation, management evaluates, among other factors, whether other performance obligations are highly dependent upon installation requiring significant integration or customization or whether a customer can benefit from the installation with other readily available resources. In circumstances where customers can benefit from the installation with other readily available resources, installation is a separate performance obligation. Installation revenue is recognized when the installation is complete. In circumstances where other telecommunication service performance obligations are highly dependent upon installation, installation is not a separate purchase obligation, and accordingly, the installation fees are included in the transaction price allocated to and recognized with other telecommunication service performance obligations.
Fees assessed to customers for service activation are considered a material right in a month-to-month contract. These service activation fees are deferred and recognized as service revenue on a straight-line basis over the estimated life of the customer.
The Company has adopted the predominance practical expedient applicable to contracts with customers that include both lease and non-lease components and combines the lease and non-lease components into a single performance obligation for purposes of recognizing revenue from such contracts.
As a practical expedient, similar contracts or performance obligations are grouped together into portfolios of contracts or performance obligations when the result does not differ materially from considering each contract or performance obligation separately. The portfolio approach is applied for the following: service activations, installation services, certain promotional credits, commissions and other costs to fulfill a contract. Portfolios are recognized over the estimated life of the customer. Determining the estimated life of the customer requires management judgment.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2.   Summary of Significant Accounting Policies and Changes: (Continued)
The estimated life of customer relationships varies by customer type. Wholesale customer lives are estimated based on the average number of months each individual circuit is active. Business customer lives are based on average contract terms. Residential customer lives are estimated based on average customer tenure.
Certain contracts include discounts and promotional credits given to customers. Discounts and promotional credits are included in the transaction price. These estimates are based on historical experience and anticipated performance.
In determining whether to include in revenues and expenses, the taxes and surcharges assessed and collected from customers and remitted to government authorities, including USF charges, sales, use, value added and excise taxes, management evaluates, among other factors, whether the Company is the primary obligor or principal tax payer for the fees and taxes assessed in each jurisdiction in which it operates. In those jurisdictions for which the Company is the primary obligor, taxes and surcharges are recorded on a gross basis and included in revenues and costs of services and products. In jurisdictions in which the Company functions as a collection agent for the government authority, taxes are recorded on a net basis and the amounts excluded from revenues and costs of services and products.
The Company offers third-party video services to customers. The third-party service provider retains control of the service and is the primary obligor. Accordingly, the Company records commissions received on a net basis.
See Note 7 for additional information regarding our revenues from contracts with customers including contract balances, remaining performance obligations, revenue by category and deferred contract costs.
Government Assistance — The Company receives federal and state governmental assistance in the form of subsidies and grants for either the construction of long-lived assets used in providing broadband service or to help offset the high cost of providing service to rural markets. Because U.S. GAAP does not specify the accounting for government grants applicable to for-profit entities, the Company considered the application of other authoritative accounting guidance by analogy and concluded that International Accounting Standard 20 — Accounting for Government Grants and Disclosures of Government Assistance (“IAS 20”) was the most appropriate authoritative guidance for recording and classifying federal and state governmental assistance received by the Company.
Under IAS 20, the accounting for government grants should be based on the nature of the expenditures which the grant is intended to compensate. Accordingly, grants received as subsidies to offset the high cost of providing service to rural markets are recognized as service revenues in the consolidated statements of operations and are generally received one to two months in arrears. Grants that compensate Windstream for the cost of acquiring or constructing long-lived assets are recognized as a reduction in the cost of the related asset. If Windstream receives the grant funding upfront in advance of completing the related construction project, the Company establishes a liability for the portion of the grant funds received but not yet spent. The liability is then relieved on a pro rata basis as construction occurs and capital expenditures are incurred. Conversely, if Windstream incurs capital expenditures prior to receiving the grant funds, the Company records a receivable equal to the amount of capital expenditures incurred to be funded by the grant. Consistent with IAS 20, government grants are recognized when there is reasonable assurance that Windstream has met the requirements of the applicable program and there is reasonable assurance that the funding will be received.
Intercarrier Billing Disputes — The Company routinely disputes network access charges that are billed by other companies for access to their networks. Management has accrued amounts that it believes are adequate related to ongoing billing disputes. The reserves are subject to changes in estimates and management judgment as new information becomes available. Due to the length of time historically required to resolve these disputes, these matters may be resolved or require adjustment in future periods and relate to costs

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2.   Summary of Significant Accounting Policies and Changes: (Continued)
invoiced, accrued or paid in prior periods. Amounts recorded for billing disputes were not material as of December 31, 2023 and 2022. While management believes the reserves recorded for billing disputes are adequate as of December 31, 2023, it is possible that future adjustments to these reserves could be recorded and such adjustments could be significant.
Advertising — Advertising costs are expensed as incurred. Advertising expense totaled $67.9 million, $64.8 million and $49.6 million for the years ended December 31, 2023, 2022 and 2021, respectively.
Equity-based Compensation — The Company issues equity-based awards in the form of time-based restricted common units, performance-based restricted common units and performance-based options. In accordance with authoritative guidance on equity-based compensation, compensation expense for time-based restricted units is measured at fair value on the date of the grant and recognized over the requisite service period. Compensation expense for performance-based restricted common units and options is measured at the grant date fair value and recognized when it is probable that the performance condition (e.g., occurrence of a liquidity or change-in-control event) will be achieved. Forfeitures are accounted for prospectively when they occur.
Fair value of time-based restricted common units, performance-based common units and performance-based options is determined using a Black-Scholes option-pricing model that also utilizes a Monte Carlo simulation in determining fair value of the performance-based common units and options. To determine the underlying fair value of Windstream’s common units at the date of grant, the Company utilized independent third-party valuations that included a combination of an income approach, based on the present value of estimated future cash flows of the Company, and a market approach based on market data of comparable public companies to determine Windstream’s enterprise value and total equity value. The discounted cash flow model reflected our assumptions regarding revenue growth rates, cost structure, economic and market trends, and other expectations impacting our expected future operating results. The Company discounted the estimated cash flows using rates that represented a market participant’s weighted average cost of capital commensurate with the underlying business operations. The market approach developed an indication of fair value by calculating average market pricing multiples of revenues and earnings before interest, taxes, depreciation for selected peer publicly traded companies. Equal weighting was assigned to each valuation approach to determine the concluded underlying fair value of the Company’s common units on per unit basis.
Compensation expense for equity-based awards is included in cost of services and selling, general and administrative expenses in the accompanying consolidated statements of operations. See Note 11 for additional information relating to equity-based awards.
Pension Benefits — Changes in the fair value of plan assets and actuarial gains and losses due to actual experience differing from actuarial assumptions, are recognized as a component of net periodic pension expense (income) in the fourth quarter in the year in which the gains and losses occur, and if applicable in any quarter in which an interim remeasurement is required. The remaining components of net periodic pension expense (income), primarily benefits earned, interest cost and expected return on plan assets, are recognized ratably on a quarterly basis. See Note 10 for additional information regarding actuarial assumptions, net periodic pension expense (income), projected benefit obligation, plans assets, future contributions and payments.
Leases — The Company leases network assets and equipment, real estate, office space and office equipment. Leases with an initial term of 12 months or less are not recorded on the balance sheet, and lease expense for these leases is recognized on a straight-line basis over the lease term. Lease agreements with lease and nonlease components are generally accounted for separately. For certain agreements in which the Company leases space for data storage and communications equipment within data centers, central offices of other interexchange carriers and alternative access providers, Windstream accounts for the lease and

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2.   Summary of Significant Accounting Policies and Changes: (Continued)
nonlease components as a single lease component when the timing and pattern of transfer of the lease and nonlease components are identical, and the lease classification would have been an operating lease absent the combination.
Windstream uses an incremental borrowing rate when the rates implicit in the leases are not readily determinable. The incremental borrowing rates are based on a bond yield curve derived from publicly-traded bond offerings of telecommunications companies with similar credit characteristics that approximate the interest rates that Windstream would incur to borrow on a collateralized basis over a similar period of time as the average remaining lease term of our existing lease portfolio. Windstream applies the incremental borrowing rate to new leases entered into during the period.
Certain of our lease agreements include rental payments adjusted periodically for inflation. Lease liabilities are not remeasured as a result of changes to the inflation index. Changes to the inflation index are treated as variable lease payments and recognized in the period in which the obligation for those payments was incurred. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.
The exercise of lease renewal options is at our sole discretion. At inception of a lease, the lease term is generally equal to the initial lease term as a renewal is not reasonably certain at inception. Subsequent renewals are treated as lease modifications. Due to the nature and expected use of the leased assets, exercise of renewal options is reasonably certain for month-to-month fiber, colocation, point of presence and rack space leases. The lease term is based on the average lease term for similar assets or expected period of use of the underlying asset. The Company applies a portfolio approach to effectively account for the operating lease right-of-use asset and liability for these low-dollar, high-volume leases. Certain leases also include options to purchase the leased property.
Generally, lease agreements that include a bargain purchase option, transfer of ownership, contractual lease term equal to or greater than 75 percent of the remaining estimated economic life of the leased facilities or equipment or present value of minimum lease payments equal to or greater than 90 percent of the fair value of the leased facilities or equipment are accounted for as finance leases.
Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the lease term, including renewal option periods that are reasonably assured.
Income Taxes — Income taxes are accounted for in accordance with guidance on accounting for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax balances are adjusted to reflect tax rates based on currently enacted tax laws, which will be in effect in the years in which the temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period of the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized. Uncertain tax positions are accounted for in accordance with authoritative guidance which prescribes a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. Our evaluations of tax positions consider various factors including, but not limited to, changes in tax law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, information obtained during in process audit activities and changes in facts or circumstances related to a tax position. Potential interest and penalties related to unrecognized tax benefits are accrued for in income tax benefit (expense). The Company uses the portfolio approach for releasing income tax effects from accumulated other comprehensive income.
(Loss) Earnings Per Unit — The Company computes basic (loss) earnings per unit by dividing net (loss) income applicable to common units and special warrants by the weighted average number of

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2.   Summary of Significant Accounting Policies and Changes: (Continued)
common units and special warrants outstanding during each period. Because the special warrants were convertible into common units for no additional consideration and were exchanged for common units upon receipt of the FCC order previously discussed in Note 1, the special warrants are included in the number of outstanding units for both basic and diluted (loss) earnings per unit. Vested unsettled time-based restricted units include a non-forfeitable right to receive dividend equivalent distributions on a one-to-one per unit ratio to common units and therefore are considered participating securities and are included in the computation of (loss) earnings per unit pursuant to the two-class method. Calculations of (loss) earnings per unit under the two-class method exclude from the numerator any dividends paid or owed to participating securities and any undistributed earnings considered to be attributable to participating securities. The related participating securities are similarly excluded from the denominator.
Diluted (loss) earnings per unit share is computed by dividing net (loss) income applicable to common units and special warrants by the weighted average number of common units and special warrants to include the effect of potentially dilutive securities. Potentially dilutive securities include incremental shares issuable upon vesting of time-based restricted common units. Unvested time-based restricted common units are included in the computation of dilutive (loss) earnings per unit using the treasury stock method. Dilutive (loss) earnings per unit excludes all potentially dilutive securities if their effect is anti-dilutive.
The Company has also issued performance-based options and performance-based restricted common units as part of its equity-based compensation plan. For these performance-based awards, the right to receive dividend equivalent distributions is forfeited if the awards do not vest and therefore are considered non-participating securities under the two-class method until the performance conditions have been satisfied. Because vesting of these performance-based awards is conditioned upon the occurrence of a change in control or liquidity event, they are excluded in the computation of diluted (loss) earnings per unit until it is probable that a change in control or liquidity event will occur.
A reconciliation of net (loss) income and number of units used in computing basic and diluted (loss) earnings per unit was as follows for the years ended December 31:
(Millions, except per unit amounts)	2023	2022	2021
Basic and diluted (loss) earnings per unit:
Numerator:
Net (loss) income	$(209.8)	$(217.7)	$17.4
Income applicable to participating securities	—	—	(0.1)
Net (loss) income attributable to common units	$(209.8)	$(217.7)	$17.3
Denominator:
Basic units outstanding
Weighted average common units outstanding	57.3	15.6	15.6
Weighted average special warrants outstanding	32.9	74.4	74.4
Weighted average basic units outstanding	90.2	90.0	90.0
Effect of unvested time-based restricted common units	—	—	0.5
Weighted average diluted units outstanding	90.2	90.0	90.5
Basic and diluted (loss) earnings per unit:
Net (loss) income	$(2.33)	$(2.42)	$0.19

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2.   Summary of Significant Accounting Policies and Changes: (Continued)
The effect of unvested time-based restricted common units for the years ended December 31, 2023 and 2022 have been excluded from the computation of diluted shares because their inclusion would have an anti-dilutive effect due to the reported net losses in those years. There were 0.6 million and 0.8 million unvested time-based restricted common units outstanding as of December 31, 2023 and 2022, respectively.
Recently Adopted Accounting Standards
Reference Rate Reform — In 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-04, Reference Rate Reform (“Topic 848”): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). Subject to meeting certain criteria, ASU 2020-04 provides qualifying entities the option until December 31, 2022 to apply expedients and exceptions to contract modifications and hedging accounting relationships that reference the London Interbank Offering Rate (“LIBOR”) or another reference rate expected to be discontinued. In 2021, the FASB issued ASU 2021-01, which permits entities to elect certain additional optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by changes in the interest rates used for discounting cash flows, computing variation margin settlements, and calculating price alignments in connection with reference rate reform activities under way in global financial markets. In December 2022, the FASB issued ASU 2022-06, which deferred the sunset date of Topic 848 from December 31, 2022 to December 31, 2024, after which date entities will no longer be permitted to apply the optional expedients and other relief provided in Topic 848. As further discussed in Note 5, Services made elections to apply certain optional expedients available under Topic 848 to its existing hedge accounting relationships in conjunction with refinancing certain long-term debt obligations completed in November 2022 and transitioning from LIBOR to the Secured Overnight Financing Rate (“SOFR”) in July 2023. Following the transition of its interest rate swap agreements to SOFR, the Company has no other agreements that reference LIBOR, and accordingly, the guidance in Topic 848 will have no further applicability to the Company.
Recently Issued Authoritative Guidance
Segment Reporting — In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280) — Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires that a public entity disclose, on an interim and annual basis, significant segment expense categories and amounts that are regularly provided to its chief operating decision maker (“CODM”) and included in each reported measure of segment profit or loss. An entity must also disclose, by reportable segment, the amount and composition of other expenses. The standard also requires an entity to disclose the title and position of its CODM and explain how the CODM uses the reported measures in assessing segment performance and determining how to allocate resources. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 and interim periods in fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments in ASU 2023-07 are to be applied on a retrospective basis. The Company is currently in the process of evaluating the impacts of this guidance to its segment disclosures included within its consolidated financial statements.
Income Taxes — In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) — Improvements to Income Tax Disclosures (“ASU 2023-09”). The standard intends to improve transparency about income tax information primarily through changes to the tax rate reconciliation and income taxes paid disclosures. ASU 2023-09 will require entities on an annual basis to disclose a tabular rate reconciliation using both percentages and dollar amounts that includes specific categories of reconciling items and to provide additional information for reconciling items that meet a specified quantitative threshold. ASU 2023-09 also requires entities to disclose on an annual basis the amount of income taxes paid (net of refunds received) disaggregated by federal, state and foreign jurisdictions and for individual jurisdictions in which income taxes paid (net of refunds received) is equal to or greater than 5 percent of total income taxes paid (net of refunds received). ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, which is

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
2.   Summary of Significant Accounting Policies and Changes: (Continued)
January 1, 2025 for the Company, with early adoption permitted. The amendments in ASU 2023-09 are to be applied on a prospective basis, although retrospective application is permitted. The Company is currently in the process of evaluating the impacts of this guidance to the income tax disclosures included within its consolidated financial statements.
3.   Intangible Assets, Net:
Indefinite-lived intangible assets were as follows as of December 31:
(Millions)	2023	2022
FCC Spectrum licenses	$78.9	$78.9
The Company acquired wireless spectrum licenses in the 3.5, 24, 28 and 37 GHz bands in auctions conducted by the FCC during 2020 and 2019 for $78.9 million. The spectrum licenses have an initial term of 10 years and are subject to renewal by the FCC. Currently, there are no legal, regulatory, contractual, competitive, economic or other factors that would limit the useful life of the spectrum, and therefore, the licenses are considered indefinite-lived intangible assets. As of December 31, 2023, the weighted average remaining renewal period for the acquired spectrum licenses was 6.6 years. The Company elected to perform a qualitative impairment assessment in 2023 and concluded that its wireless spectrum licenses were not impaired.
The gross carrying amount and accumulated amortization of finite-lived intangible assets by major category were as follows as of December 31:
	2023			2022
(Millions)	Gross Cost	Accumulated Amortization	Net Carrying Value	Gross Cost	Accumulated Amortization	Net Carrying Value
Customer relationships	$402.5	$(365.8)	$36.7	$402.5	$(295.8)	$106.7
Trade names	154.0	(25.2)	128.8	154.0	(17.5)	136.5
Product names	2.5	(0.9)	1.6	2.5	(0.6)	1.9
Balance	$559.0	$(391.9)	$167.1	$559.0	$(313.9)	$245.1
The amortization methodology and useful lives for finite-lived intangible assets were as follows:
Intangible Assets	Amortization Methodology	Estimated Useful Life
Customer relationships	sum of years digits	4 – 5 years
Trade names	straight-line	20 years
Product names	straight-line	10 years
Amortization expense for intangible assets subject to amortization for the years ended December 31, 2023, 2022, and 2021 was $78.0 million, $115.4 million, and $152.9 million, respectively. Amortization expense for intangible assets subject to amortization was estimated to be as follows for each of the years ended December 31:

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
3.   Intangible Assets, Net: (Continued)
Year	(Millions)
2024	$40.6
2025	12.0
2026	8.0
2027	8.0
2028	8.0
Thereafter	90.5
Total	$167.1
4.   Debt:
Debt was as follows as of December 31:
(Millions)	2023	2022
Issued by Services:
Super senior incremental term loan – variable rate, due February 23, 2027	$250.0	$250.0
Senior secured term loan facility – variable rate, due September 21, 2027	711.6	719.1
Senior first lien notes – 7.750%, due August 15, 2028(a)	1,400.0	1,400.0
Senior secured revolving credit facility – variable rate, due January 23, 2027	—	—
Unamortized discount on long-term debt(b)	(32.4)	(39.4)
Unamortized debt issuance costs(b)	(2.7)	(3.3)
	2,326.5	2,326.4
Less current portion	(7.5)	(7.5)
Total long-term debt	$2,319.0	$2,318.9

(a)
Notes were issued on August 25, 2020, by a predecessor entity. Upon emergence from bankruptcy, Services assumed all payment and other obligations related to these notes.

(b)
Amounts are amortized using the interest method over the life of the related debt instrument.

Credit Agreement — Pursuant to the Credit Agreement, by and between the Borrower, Holdings, JPMorgan Chase Bank, N.A., as Administrative and Collateral Agent, and Lender Parties, dated September 21, 2020 (the “Credit Agreement”), the Borrower obtained (a) a “first out” senior secured revolving credit facility in an aggregate committed amount of up to $500.0 million maturing on September 21, 2024 and (b) a senior secured first lien term loan facility (the “Term Loan”) in an aggregate principal amount of $750.0 million maturing on September 21, 2027. The proceeds of loans extended under the credit facilities may be used (i) for working capital and other general corporate purposes (ii) to pay transaction costs, professional fees and other obligations and expenses incurred in connection with the credit facilities, and (iii) for permitted acquisitions, capital expenditures and transaction costs.
In November 2022, Services executed incremental amendments to the Credit Agreement to provide for the following: (1) issuance of a new $250.0 million super senior incremental term loan (the “Incremental Term Loan”), (2) transition of the variable interest rate on the existing Term Loan from LIBOR to SOFR and (3) extension of the maturity of the senior secured revolving credit facility from September 21, 2024 to January 23, 2027. The Incremental Term Loan was issued at a discount of $12.5 million. Debt issuance costs of $3.4 million associated with the Incremental Term Loan were capitalized and are being amortized over the life of the loan. Proceeds from the issuance of the Incremental Term Loan were used to pay down all

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
4.   Debt: (Continued)
amounts outstanding under the senior secured revolving credit facility and to pay all related fees and expenses. Interest rates on the Incremental Term Loan bear interest, at the option of the Borrower, at a rate equal to SOFR plus a 0.10 percent credit spread adjustment with a floor of 0.50 percent plus 4.00 percent per annum or a base rate plus 3.00 percent.
Following the transition from LIBOR, interest rates on the Term Loan bear interest, at the option of the Borrower, at a rate equal to SOFR plus a 0.10 percent credit spread adjustment with a floor of 1.00 percent plus a margin of 6.25 percent per annum or a base rate plus 5.25 percent. Previously, the Term Loan bore interest, at the option of Borrower, at a rate equal to either LIBOR plus 6.25 percent or a base rate plus 5.25 percent. The Term Loan is subject to quarterly amortization payments in an aggregate amount equal to 0.25 percent of the initial principal amount of the loan with the remaining balance payable at maturity.
The amended senior secured revolving credit facility will have $500.0 million of capacity through September 21, 2024 and $475.0 million of capacity through January 23, 2027. Loans under the amended senior secured revolving credit facility will bear interest, at the option of the Borrower, at a rate equal to SOFR plus a 0.10 percent credit spread adjustment with a floor of 1.00 percent plus a margin of 3.25 percent per annum or a base rate plus 2.25 percent subject to two step downs of 25 basis points each based on the achievement of certain first lien secured leverage ratios. Prior to the amendment, loans under the senior secured revolving credit facility bore interest, at the option of Borrower, at a rate equal to either LIBOR plus 3.00 percent or a base rate plus 2.00 percent, subject to two step downs of 25 basis points each based on achievement of certain first lien secured leverage ratios. Fees paid to creditors and other third-party costs incurred in connection with amending the senior secured revolving credit facility of $3.5 million were deferred and are being amortized on a straight-line basis over the remaining contractual term of the amended revolving credit facility.
During 2023 and 2022, Services borrowed $520.0 million and $405.0 million under the senior secured revolving credit facility and repaid all of these borrowings by the end of the year. Considering letters of credit of $164.8 million, the amount available for borrowing under the amended senior secured revolving credit facility was $335.2 million as of December 31, 2023.
For the year ended December 31, 2023, the variable interest rate on borrowings outstanding under the senior secured revolving credit facility ranged from 7.93 percent to 10.75 percent, and the weighted average rate on amounts outstanding was 9.54 percent. Comparatively, during the year ended December 31, 2022, the variable interest rate on borrowings outstanding under the senior secured revolving credit facility ranged from 3.75 percent to 9.25 percent, and the weighted average rate on amounts outstanding was 6.88 percent. There were no borrowings under the senior secured revolving credit facility in 2021.
For the year ended December 31, 2023, the variable interest rate on the Term Loan ranged from 10.67 percent to 11.71 percent, and the weighted average rate on amounts outstanding on the Term Loan was 11.37 percent. Comparatively, during the year ended December 31, 2022, the variable interest rate on the Term Loan ranged from 7.25 percent to 10.67 percent, and the weighted average rate on amounts outstanding on the Term Loan was 7.61 percent. During 2021, the variable interest rate on the Term Loan was 7.25 percent.
For the year ended December 31, 2023, the variable interest rate on borrowings outstanding under the Incremental Term Loan ranged from 8.42 percent to 9.46 percent, and the weighted average rate on amounts outstanding was 9.12 percent. Comparatively, during the year ended December 31, 2022, the variable interest rate on borrowings outstanding under the Incremental Term Loan ranged from 8.05 percent to 8.42 percent, and the weighted average rate on amounts outstanding was 8.14 percent.
As further discussed in Note 5, Services has entered into two interest rate swaps to hedge a portion of its variable rate debt. As of December 31, 2023, approximately 80 percent of Services total long-term debt was fixed rate debt, after considering the effects of the interest rate swaps.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
4.   Debt: (Continued)
Gain on Early Extinguishment of Debt
Upon emergence from bankruptcy, outstanding obligations under the 6.750 percent senior notes due April 1, 2028 (the “Midwest Notes”) were cancelled and holders of claims under the Midwest Notes received $100.0 million in aggregate principal in new loans under the Term Loan. At emergence, only a portion of the holders of the Midwest Notes were identified. As such, the portion of the Term Loan attributable to the unidentified holders of the Midwest Notes of $17.9 million was held by Windstream. As holders of the Midwest Notes came forward after emergence, individual holders were paid off and their portion of the Term Loan was retired. Institutional investors who came forward after emergence received their pro rata share of the Term Loan.
Under the provisions of the Credit Agreement, the unidentified holders of the Midwest Notes had until June 26, 2021 (“Reversion Date”) to come forward to obtain their allocation of the Term Loan. After such time, any unclaimed portion of the Term Loan held by Windstream for the benefit of the holders of the Midwest Notes was automatically discharged, terminated and cancelled. As of the Reversion Date, the unclaimed balance of the Term Loan was approximately $10.2 million. Because the Company’s obligations related to the unclaimed Term Loan were fully discharged as of the Reversion Date, the Company reduced its long-term debt obligations and recorded a gain on early extinguishment of debt of $10.2 million in the second quarter of 2021.
Debt Covenants
The amended Credit Agreement includes usual and customary negative covenants for exit loan agreements of this type, including covenants limiting Borrower and its restricted subsidiaries’ (other than certain covenants therein which are limited to subsidiary guarantors) ability to, among other things, incur additional indebtedness, create liens on assets, make investments, loans or advances, engage in mergers, consolidations, sales of assets and acquisitions, pay dividends and distributions and make payments in respect of certain material payment subordinated indebtedness, in each case subject to customary exceptions for exit loan agreements of this type. The amended Credit Agreement also includes certain customary representations and warranties, affirmative covenants and events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, certain events under Employee Retirement Income Security Act (“ERISA”), unstayed judgments in favor of a third party involving an aggregate liability in excess of a certain threshold, change of control, specified governmental actions having a material adverse effect or condemnation or damage to a material portion of the collateral.
The terms of the Credit Agreement and indenture for the 7.750 percent senior first lien notes due August 15, 2028 (the “2028 Notes”) include customary covenants that, among other things, require the Company to maintain certain financial ratios and restrict its ability to incur additional indebtedness. These financial ratios include a maximum leverage ratio of 3.5 to 1.0 and a maximum first lien secured leverage ratio of 2.25 to 1.0. As of December 31, 2023, the Company was in compliance with all of its debt covenants.
Certain properties of the Company are pledged as collateral to secure long-term debt obligations of Services. The obligations under Services’ senior secured credit facility and indenture governing the 2028 Notes are secured by liens on all of the personal property assets and the related operations of the Company’s subsidiaries who are guarantors of the senior secured credit facility and 2028 Notes.
Maturities for long-term debt outstanding as of December 31, 2023, excluding $32.4 million of unamortized discount and $2.7 million of unamortized debt issuance costs, were as follows for the years ended December 31:

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
4.   Debt: (Continued)
Year	(Millions)
2024	$7.5
2025	7.5
2026	7.5
2027	939.1
2028	1,400.0
Total	$2,361.6
Interest Expense
Interest expense was as follows for the years ended December 31:
(Millions)	2023	2022	2021
Interest expense – long-term debt	$234.6	$186.3	$171.0
Interest expense – finance leases and other	10.3	10.3	10.3
Effects of interest rate swaps	(19.2)	(4.6)	0.4
Less capitalized interest expense	(16.1)	(6.6)	(5.9)
Total interest expense	$209.6	$185.4	$175.8
5.   Derivatives:
Set forth below is information related to interest rate swap agreements as of December 31:
(Millions)	2023	2022
Designated portion, measured at fair value:
Other current assets	$10.8	$17.5
Other assets	$5.6	$14.2
Other current liabilities	$0.1	$—
Other liabilities	$5.0	$—
Accumulated other comprehensive (loss) income	$(2.4)	$31.7
De-designated portion, measured at fair value:
Accumulated other comprehensive income	$14.3	$—
Changes in derivative instruments were as follows for the years ended December 31:
(Millions)	2023	2022	2021
Designated interest rate swaps:
Changes in fair value, net of tax	$(0.3)	$23.3	$3.9
Reclassification of unrealized (gains) losses, net of tax	$(10.7)	$(3.5)	$0.3
De-designated interest rate swaps:
Reclassification of unrealized gains, net of tax	$(3.8)	$—	$—
As of December 31, 2023, the Company expects to recognize net gains of $8.4 million, net of taxes, in interest expense during the next twelve months for interest settlements related to its interest rate swap agreements.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
5.   Derivatives: (Continued)
Services enters into interest rate swap agreements to mitigate its exposure to the variability in cash flows on a portion of its floating-rate debt, consisting of the $750.0 million Term Loan, $250.0 million Incremental Term Loan and borrowings under the senior secured revolving credit facility. As of December 31, 2022, Services was party to two pay fixed, receive variable interest rate swap agreements with bank counterparties. The first swap had a notional value of $200.0 million, matured on October 31, 2023 and the fixed rate paid is 1.0290 percent. The second swap has a notional value of $300.0 million, matures on October 31, 2025 and the fixed rate paid is 1.1012 percent. The variable rate received on both swaps is the one-month U.S. Dollar-London Interbank Offered Rate-British Bankers Association (“USD-LIBOR-BBA”) rate subject to a minimum of 1.0 percent and resets on the first day of the floating rate calculation period specified in each swap agreement. Services has designated both swaps as cash flow hedges of the interest rate risk inherent in borrowings outstanding under its Credit Agreement due to changes in the benchmark interest rate.
On May 11, 2023, the Company sold to the respective bank counterparty the 1.0 percent floor component of its existing pay fixed, receive variable interest rate swap with a notional value of $300.0 million and a maturity date of October 31, 2025, for approximately $1.0 million in cash. In conjunction with the sale, Services and the bank counterparty amended the interest rate swap agreement resulting in a change in the fixed interest rate paid from 1.1012 percent to 1.1422 percent. The variable rate received, notional value and maturity date of the amended swap are the same as the original swap. The Company designated the amended swap as a cash flow hedge of the variable interest rate risk inherent in borrowings outstanding under its Credit Agreement due to changes in the benchmark interest rate. As a result of the sale, Services discontinued hedge accounting for the original swap. Because the Company concluded that it was probable that the original hedged transactions (future interest payments) would still occur, the risk of the variability of future cash flows was not eliminated upon discontinuance of hedge accounting. Accordingly, unrealized gains deferred in accumulated other comprehensive income related to the discontinued hedging relationship as of May 11, 2023, of approximately $19.4 million will be amortized on a straight-line basis to interest expense over the remaining contractual term of the original swap.
USD LIBOR-based rates ceased to be published after June 30, 2023. As a result, the variable rate received on both interest rate swaps transitioned to the U.S. Dollar Secured Overnight Financing Rate fallback rate (“USD-SOFR”) for both valuations and settlements, beginning on July 27, 2023, and will continue to reset on the first day of the floating rate calculation period specified in each swap agreement. Other than the transition in variable rate indices, there were no other changes to the interest rate swaps, including notional amounts, maturity dates, fixed interest rates paid, or variable rate floors.
Effective October 31, 2023, Services entered into a new pay fixed, receive variable interest rate swap agreement with a bank counterparty with a notional value of $200.0 million that matures on October 31, 2026. The fixed rate paid is 4.7030 percent and the variable rate received is the one-month USD-SOFR rate (not subject to a floor) that resets on the first day of the floating rate calculation period specified in the swap agreement. Services has designated the swap as a cash flow hedge of the interest rate risk inherent in borrowings outstanding under its Credit Agreement due to changes in the benchmark interest rate. The new swap replaces the $200.0 million notional value interest rate swap, which matured and terminated on October 31, 2023.
Under the provisions of Topic 848, the Company has the option to change the method of assessing effectiveness upon a change in the critical terms of the derivative or the hedged transactions. As a result of the amendments to its Credit Agreement and refinancing of certain debt obligations completed in November 2022, and the transition from LIBOR to SOFR completed in July 2023, Services elected to continue its current method of assessing effectiveness of its hedging relationships and elected certain optional expedients available under Topic 848 to match the reference rate on the hypothetical derivative with the reference rate on the hedging instrument, to assert the probability of the hedged interest payments and to

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
5.   Derivatives: (Continued)
update the designated hedged risk in all outstanding cash flow hedging relationships to match the risk presented in the modified interest payments.
All or a portion of the change in fair value of the interest rate swap agreements recorded in accumulated other comprehensive income may be recognized in earnings in certain situations. If Services extinguishes all of its variable rate debt, or a portion of its variable rate debt such that the outstanding notional amount of the swaps exceeds the outstanding notional amount of variable rate debt, all or a portion of the change in fair value of the swaps may be recognized in earnings. In addition, the change in fair value of the swaps may be recognized in earnings if the Company determines it is no longer probable that it will have future variable rate cash flows to hedge against. The Company has assessed the counterparty risk and determined that no substantial risk of default exists as of December 31, 2023. Each counterparty is a bank with a current credit rating at or above A, as determined by Moody’s Ratings, Standard & Poor’s Corporation and Fitch Ratings.
The swap agreements with each of the bank counterparties contain cross-default provisions whereby if Services were to default on certain indebtedness and that indebtedness were to be accelerated, it could result in the counterparties terminating the outstanding swap agreements with Services. Were such a termination to occur, the party that was in a liability position under the applicable swap at the time of such termination would be required to pay the value of the swap, as determined in accordance with the terms of the applicable swap agreement, to the other party. As of December 31, 2022, neither of the interest rate swap agreements were in an aggregate liability position. Services’ obligations to its swap counterparties are secured under the Credit Agreement and Services does not post any separate collateral to its counterparties related to its interest rate swap agreements.
Balance Sheet Offsetting
Services is party to master netting arrangements, which are designed to reduce credit risk by permitting net settlement of transactions, with counterparties. For financial statement presentation purposes, the Company does not offset assets and liabilities under these arrangements.
The following tables present the assets and liabilities subject to an enforceable master netting arrangement as of December 31, 2023 and 2022.
Information pertaining to derivative assets was as follows:
	Gross Amount of Assets Presented in the Consolidated Balance Sheets	Gross Amount Not Offset in the Consolidated Balance Sheets
Millions		Financial Instruments	Cash Collateral Received	Net Amount
December 31, 2023:
Interest rate swaps	$16.4	$(5.1)	$—	$11.3
December 31, 2022:
Interest rate swaps	$31.7	$—	$—	$31.7

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
5.   Derivatives: (Continued)
Information pertaining to derivative liabilities was as follows:
	Gross Amount of Liabilities Presented in the Consolidated Balance Sheets	Gross Amount Not Offset in the Consolidated Balance Sheets
Millions		Financial Instruments	Cash Collateral Received	Net Amount
December 31, 2023:
Interest rate swaps	$5.1	$(5.1)	$—	$—
6.   Fair Value Measurements:
Fair value of financial and non-financial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or transfer a liability in an orderly transaction between market participants. Authoritative guidance defines the following three tier hierarchy for assessing the inputs used in fair value measurements:
Level 1 — Quoted prices in active markets for identical assets or liabilities
Level 2 — Observable inputs other than quoted prices in active markets for identical assets or liabilities
Level 3 — Unobservable inputs
The highest priority is given to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority is given to unobservable inputs (level 3 measurement). Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires management judgment and may affect the determination of fair value of assets and liabilities and their placement within the fair value hierarchy levels.
Financial instruments consist primarily of cash, cash equivalents, restricted cash, accounts receivable, accounts payable, interest rate swaps and long-term debt. With respect to the Company’s financial instruments, the carrying amount of cash, restricted cash, accounts receivable and accounts payable has been estimated by management to approximate fair value due to the relatively short period of time to maturity for those instruments.
Cash equivalents, interest rate swaps and long-term debt are measured at fair value on a recurring basis. Cash equivalents were not significant as of December 31, 2023 and 2022.
Non-financial assets and liabilities, including property, plant and equipment, intangible assets and asset retirement obligations, are measured at fair value on a non-recurring basis. No event occurred during the years ended December 31, 2023 and 2022 requiring any non-financial asset and liability to be subsequently recognized at fair value.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
6.   Fair Value Measurements: (Continued)
The fair value of debt and interest rate swaps was as follows as of December 31:
(Millions)	2023	2022
Recorded at Fair Value in the Financial Statements:
Interest rate swap assets – Level 2	$16.4	$31.7
Interest rate swap liabilities – Level 2	$5.1	$—
Not Recorded at Fair Value in the Financial Statements:(a)
Debt, including current portion – Level 2:
Included in current portion of long-term debt	$7.1	$6.7
Included in long-term debt	$2,148.6	$2,032.8

(a)
Recognized at carrying value of $2,329.2 million and $2,329.7 million, including current portion excluding unamortized debt issuance costs, as of December 31, 2023 and 2022, respectively.

The fair value of interest rate swaps is determined based on the present value of expected future cash flows using the applicable observable, quoted swap rates (USD-SOFR as of December 31, 2023 and USD-LIBOR-BBA as of December 31, 2022) for the full term of the swaps and incorporating credit valuation adjustments to appropriately reflect both Services’ own non-performance risk and non-performance risk of the respective counterparties. As of December 31, 2023 and 2022, the adjustment to the fair value of the interest rate swaps to reflect non-performance risk was immaterial.
The fair value of the 2028 Notes was based on observed market prices in an inactive market and the fair value of the Incremental Term Loan and the Term Loan were based on current market interest rates applicable to the debt instrument.
During 2023, there were no assets or liabilities measured at fair value for purposes of the fair value hierarchy using significant unobservable inputs (level 3). There were no transfers within the fair value hierarchy during the year ended December 31, 2023.
7.   Revenues:
Revenues from contracts with customers are accounted for under ASC 606 and are earned primarily through the provisioning of telecommunications and other services and through the sale of equipment to customers and contractors. Revenues are also earned from leasing arrangements, federal and state USF programs and other regulatory-related sources and activities.
Contract Balances — Contract assets include unbilled amounts, which result when revenue recognized exceeds the amount billed to the customer and the right to payment is not just subject to the passage of time. Contract assets principally consist of discounts and promotional credits given to customers. The current and noncurrent portions of contract assets are included in other current assets and other assets, respectively, in the accompanying consolidated balance sheets.
Contract liabilities consist of services billed in excess of revenue recognized. The changes in contract liabilities are primarily related to customer activity associated with services billed in advance, the receipt of cash payments and the satisfaction of performance obligations. Amounts are classified as current or noncurrent based on the timing of when the Company expects to recognize revenue. The current portion of contract liabilities is included in advance payments while the noncurrent portion is included in other liabilities.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
7.   Revenues: (Continued)
Contract assets and liabilities from contracts with customers were as follows as of December 31:
(Millions)	2023	2022
Contract assets(a)	$62.4	$67.3
Contract liabilities(b)	$191.4	$173.4

(a)
Included $37.8 million and $39.1 million in other current assets and $24.6 million and $28.2 million in other assets as of December 31, 2023 and 2022, respectively.

(b)
Included $129.4 million and $122.5 million in advance payments and $62.0 million and $50.9 million in other liabilities as of December 31, 2023 and 2022, respectively.

	Year Ended December 31,
(Millions)	2023	2022	2021
Revenues recognized included in the opening contract liability balance	$121.8	$131.2	$126.5
Remaining Performance Obligations — Remaining performance obligations represent services the Company is required to provide to customers under bundled or discounted arrangements, which are satisfied as services are provided over the contract term. Certain contracts provide customers the option to purchase additional services or usage-based services. The fees related to the additional services or usage-based services are recognized when the customer exercises the option, typically on a month-to-month basis. In determining the transaction price allocated, the Company does not include these non-recurring fees and estimates for usage, nor does it consider arrangements with an original expected duration of less than one year.
Remaining performance obligations reflect recurring charges billed, adjusted for discounts and promotional credits and revenue adjustments. As of December 31, 2023, the aggregate amount of the transaction price allocated to remaining performance obligations was approximately $1.8 billion for contracts with original expected durations of more than one year remaining. The Company expects to recognize approximately 42 percent, 28 percent, and 16 percent of its remaining performance obligations as revenue during 2024, 2025 and 2026, respectively, with the remaining balance thereafter.
Revenue by Category — Windstream disaggregates its revenues from contracts with customers based on the business segment and class of customer to which products and services are provided because management believes that doing so best depicts the nature, amount and timing of the Company’s revenue recognition. Subsequent to the date these financial statements were originally available to be issued, the Company recast its prior period disaggregation of revenue by category to align with the Company’s Business Segment determination as discussed in Note 14 to the consolidated financial statements.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
7.   Revenues: (Continued)
Revenues disaggregated by category were as follows:
	Year Ended December 31, 2023
(Millions)	Kinetic	Enterprise	Wholesale	Total
Category:
Consumer:
Broadband bundles	$1,108.8	$—	$—	$1,108.8
Voice and other	70.5	—	—	70.5
Enterprise:
Strategic and Advanced IP	—	1,195.3	—	1,195.3
TDM/Other	—	303.2	—	303.2
Small business	168.2	—	—	168.2
Wholesale	—	—	719.8	719.8
Total service revenues accounted for under ASC 606	1,347.5	1,498.5	719.8	3,565.8
Sales revenues	30.2	3.4	5.1	38.7
Total revenues and sales accounted for under ASC 606	1,377.7	1,501.9	724.9	3,604.5
Other revenues(a)	272.0	63.3	46.9	382.2
Total revenues and sales	$1,649.7	$1,565.2	$771.8	$3,986.7
	Year Ended December 31, 2022
(Millions)	Kinetic	Enterprise	Wholesale	Total
Category:
Consumer:
Broadband bundles	$1,071.4	$—	$—	$1,071.4
Voice and other	76.6	—	—	76.6
Enterprise:
Strategic and Advanced IP	—	1,194.8	—	1,194.8
TDM/Other	—	568.6	—	568.6
Small business	176.9	—	—	176.9
Wholesale	—	—	674.6	674.6
Total service revenues accounted for under ASC 606	1,324.9	1,763.4	674.6	3,762.9
Sales revenues	39.1	4.3	1.7	45.1
Total revenues and sales accounted for under ASC 606	1,364.0	1,767.7	676.3	3,808.0
Other revenues(a)	299.4	79.7	41.8	420.9
Total revenues and sales	$1,663.4	$1,847.4	$718.1	$4,228.9

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
7.   Revenues: (Continued)
	Year Ended December 31, 2021
(Millions)	Kinetic	Enterprise	Wholesale	Total
Category:
Consumer:
Broadband bundles	$1,042.2	$—	$—	$1,042.2
Voice and other	92.2	—	—	92.2
Enterprise:
Strategic and Advanced IP	—	1,221.3	—	1,221.3
TDM/Other	—	686.1	—	686.1
Small business	187.1	—	—	187.1
Wholesale	—	—	624.2	624.2
Total service revenues accounted for under ASC 606	1,321.5	1,907.4	624.2	3,853.1
Sales revenues	45.3	7.8	10.0	63.1
Total revenues and sales accounted for under ASC 606	1,366.8	1,915.2	634.2	3,916.2
Other revenues(a)	359.2	106.3	37.2	502.7
Total revenues and sales	$1,726.0	$2,021.5	$671.4	$4,418.9

(a)
Other service revenues primarily consist of operating lease income (excluded from Broadband bundles, Strategic and Advanced IP and Wholesale), end user surcharges, and state USF. These revenues also include RDOF funding in 2023 and 2022 and CAF Phase II funding in 2021, as further discussed in Note 8.

Deferred Contract Acquisition and Fulfillment Costs — Direct incremental costs to acquire a contract, consisting of sales commissions, and direct incremental costs to fulfill a contract consisting of labor and materials consumed for activities associated with the provision, installation and activation of services, are deferred and recognized in operating expenses using a portfolio approach over the estimated life of the customer, which ranges from 18 to 39 months. Determining the amount of costs to fulfill a contract requires management judgment. In determining costs to fulfill, consideration is given to periodic time studies, management estimates and statistics from internal information systems.
Deferred contract acquisition and fulfillment costs are classified as current or noncurrent based on the timing of when the Company expects to recognize the expense. The current and noncurrent portions of deferred contract acquisition and fulfillment costs are included in prepaid expenses and other assets, respectively, in the accompanying consolidated balance sheets. Amortization of deferred contract acquisition costs and amortization of deferred fulfillment costs are included in selling, general and administrative expenses and costs of services, respectively, in the accompanying consolidated statements of operations.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
7.   Revenues: (Continued)
The following table presents the deferred contract acquisition and fulfillment costs included on our consolidated balance sheets as of December 31:
(Millions)	2023	2022
Deferred Contract Acquisition Costs:
Prepaid expenses	$55.5	$46.8
Other assets	35.7	38.6
Total deferred contract acquisition costs	$91.2	$85.4
Deferred Contract Fulfillment Costs:
Prepaid expenses	$14.8	$11.5
Other assets	8.3	5.7
Total deferred contract fulfillment costs	$23.1	$17.2
Amortization of deferred contract acquisition costs was $61.4 million, $48.6 million and $23.7 million for the years ended December 31, 2023, 2022 and 2021, respectively. Amortization of deferred contract fulfillment costs was $16.6 million, $14.5 million and $7.2 million for the years ended December 31, 2023, 2022 and 2021, respectively.
8.   Government Assistance:
The Company receives federal and state governmental assistance in the form of subsidies and grants for either the construction of long-lived assets used in providing broadband service or to help offset the high cost of providing service to rural markets. Federal and state governmental assistance received by the Company and accounted for as service revenues consist of the following:
RDOF Support — In 2019, the FCC announced RDOF for rural broadband deployments. The Company was awarded $522.8 million in RDOF support over ten years ($52.3 million per year beginning in 2022) to provide rural broadband service to approximately 192,000 locations in 18 states. Windstream has committed to offering broadband service at speeds of at least 1- Gigabyte per second (“Gbps”) download and 500-Megabytes per second (“Mbps”) upload as well as meet certain network latency performance requirements. The Company expects to incur approximately $635.0 million in aggregate capital expenditures during the years 2022 through 2027 in meeting its broadband service requirements. During 2023 and 2022, Windstream incurred $20.3 million and $21.0 million, respectively, in capital expenditures related to RDOF. Recipients of RDOF support are required to file annual reports indicating their progress in meeting their milestone broadband service requirements and are subject to specific record retention and audit requirements. Failure to timely submit the required reporting or meet specified milestones could result in the withholding of future funding and/or recovery of previous support provided. Windstream fully expects to meet all future requirements under RDOF and to receive funding for the total amount awarded. RDOF funding was $52.3 million in 2023. Windstream received delayed approvals in New York and Florida, resulting in $51.7 million in RDOF being recognized in 2022. Accounts receivable included $4.4 million and $4.5 million as of December 31, 2023 and 2022, respectively, for RDOF support received in January 2024 and 2023, respectively.
CAF Phase II Support — In conjunction with reforming the federal USF, the FCC established CAF which provided incremental broadband funding to a number of unserved and underserved locations. In 2015, Windstream accepted support offers under CAF Phase II for 17 of 18 states in which the Company was the incumbent provider, totaling $175.0 million in annual funding. As a recipient of CAF Phase II funding, the Company was required to offer customers standalone voice service at reasonable rates and to offer broadband service at speeds of at least 10-Mbps download and 1-Mbps upload to approximately 400,000 locations by the end of 2020. The Company was required to file annual reports with the FCC

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
8.   Government Assistance: (Continued)
indicating its progress in meeting specified broadband targets and to certify that the CAF support was used only for the provision, maintenance, and upgrading of facilities and services for which the support was intended. The Company satisfied its annual reporting and broadband deployment requirements for each year CAF support was available and funding ceased as of December 31, 2021. CAF funding was $175.3 million in 2021.
State USF Support — The Company receives funding from state USF programs in eight states with a substantial portion of the funding received in Texas, Pennsylvania and New Mexico. This funding is intended to subsidize, apart from federal programs, the high cost of operating telecommunications networks in certain rural areas. The Company is required to provide periodic reporting in accordance with the requirements of the individual states documenting that the funding was used to support the provisioning of service to customers, including the maintenance and operation of the network facilities. State USF funding included in service revenues totaled $62.6 million, $100.2 million and $38.9 million in 2023, 2022 and 2021, respectively. As further discussed in Note 15, state USF funding in 2022 included $53.7 million of arrearages recognized for the period November 2020 to July 2022 payable to the Company pursuant to a December 2022 settlement agreement with the Texas Public Utility Commission, of which $16.0 million was paid to the Company on December 23, 2022. During 2023, the Company received all remaining arrearages and interest owed pursuant to the settlement agreement, which in the aggregate totaled $54.3 million. Accounts receivable included $6.4 million and $44.0 million as of December 31, 2023 and 2022, respectively, for support not yet received related to the state USF programs and for the remaining amounts due under the settlement agreement.
Grant funds received for capital expenditures to expand the availability and affordability of residential broadband service via direct grants or through the formation of public private partnerships recognized as a reduction in the cost of the related assets consisted of the following:
Arkansas Rural Connect (“ARC”) Broadband Program — In the fourth quarter of 2021, the Company received $46.3 million to fund the cost of fiber broadband expansion projects in seven counties in Arkansas funded through the American Rescue Plan Act of 2021 (“ARPA”). Windstream also invested its own capital to complete the projects to provide broadband service at speeds of at least 1-Gbps download and 1-Gbps upload. Under terms of the approved grant awards, the Company had committed to completing all construction projects by the end of the first quarter of 2022. Due to construction delays outside of its direct control (e.g., untimely receipt of all construction permits, delays in the identification of other utilities underground conduit locations, execution of joint-use pole attachment agreements with other utility service providers, and contract labor issues), the Company completed construction and deployment of broadband service to all locations within the project footprints during the first half of 2023. During 2023, 2022 and 2021, Windstream incurred $21.7 million, $48.7 million and $9.7 million in total capital expenditures, respectively, and applied $8.6 million, $31.8 million and $5.9 million of ARC funding, respectively, to reduce the cost of the related assets. In total, the Company utilized all $46.3 million in funding related to this program and invested $33.8 million of its own capital to complete the approved construction projects. As of December 31, 2022, the amount of ARC funding received not yet expended was $8.6 million and was included in other current liabilities in the accompanying consolidated balance sheets.
In February 2022, the Company was approved to receive an additional $5.2 million in ARC funding for construction projects in two other counties, with Windstream being responsible for all project costs that exceed the amounts of the grants. Funding for these projects will be received on a quarterly basis following submission of documentation of eligible capital expenditures incurred. Under terms of the approved grant awards, the Company had originally committed to completing all construction projects by January 31, 2023. Due to similar construction delays as noted above, Windstream completed these projects during November 2023. As of December 31, 2023, Windstream has requested but has not yet received any reimbursement of the grant funds for these two additional projects. Capital expenditures funded by the Company in 2023 and 2022 were $1.8 million and $0.5 million, respectively, and capital expenditures funded

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
8.   Government Assistance: (Continued)
by the grant in 2023 and 2022 were $4.0 million and $1.2 million, respectively. Included in other current assets were $5.2 million and $1.2 million as of December 31, 2023 and 2022, respectively, for funding reimbursements not yet received.
For all ARC broadband projects, once construction is completed, all Internet service orders must be supplied within 30 days of an order being placed. This service commitment extends through January 1, 2030. Failure to cure within 30 days of notification of any non-performance could result in the recipient being required to return up to 5 percent of the grant funds received per month of non-performance to the State of Arkansas. Windstream fully expects to meet all future requirements to provide service within 30 days of receipt of a service order and therefore expects to retain all grant proceeds.
Coronavirus Aid, Relief, and Economic Security Act (“CARES”) Funding — In 2020, the Company was awarded a total of $11.1 million in CARES funding consisting of $4.9 million in Arkansas for three counties, $4.9 million in Nebraska for five cities and $1.3 million for one county in Pennsylvania. Windstream was awarded the grants in each state to install and deliver broadband infrastructure, broadband access and service to potential customers in the cities/counties covered by the grants. Windstream is responsible for all projects costs that exceed the amounts of the grants. The Company was required to provide broadband services to customers at speeds of at least 25-Mbps download and 3-Mbps upload. The Company was required to maintain supporting documentation and records related to the appropriate use of the grant funds and provide periodic reporting in accordance with the requirements of the individual states, including notification of completion of the construction projects. There were no capital expenditures incurred by Windstream nor any additional funding received by the Company in 2023 and 2022 related to these grants. During 2021, Windstream incurred capital expenditures of $3.6 million and received CARES funding of $0.2 million. Because the Company has met the construction and service requirements of the grants, no further activity related to CARES funding is expected.
Florida Rural Infrastructure Fund Fiscal Year 2022-2023 Statewide Program — In February 2022, the Company was awarded a grant to support fiber broadband expansion to deliver 1-Gbps Internet service to approximately 4,900 households in Hamilton County. Funding for this broadband project will come from $2.0 million in grants awarded to the county and funded through ARPA. Windstream expects to invest $7.2 million of its own capital to complete the project, and the Company is responsible for all project costs that exceed the amounts of the grants. The grants were amended on February 7, 2023, specifying that the county funds will be disbursed to Windstream as follows: 34 percent upon permitting approval, 33 percent upon construction completion and the remaining 33 percent upon completion of final testing. Construction projects related to this program began in 2023 and are expected to be completed in the first half of 2024.
Upon completion of each project, Windstream will be able to offer broadband service speeds of at least 1-Gbps download and upload to the households within the county. The county will have no ownership right or interest in any of the constructed assets, as Windstream will retain full legal and/or beneficial title to the constructed assets. The county is responsible for preparing and submitting all reporting required in connection with its receipt of the funds, including financial reports, performance reports, and annual reports. Windstream will provide to the county, information necessary for the county to fulfill its reporting obligations. All grant funds are subject to recapture and repayment for non-compliance. The State of Florida shall have the right to terminate the grant agreement and to recapture and be reimbursed for any payments made: (i) that are not allowed under applicable laws, rules and regulations; or (ii) that are otherwise inconsistent with the grant agreement, including any unapproved expenditures. Windstream fully expects to meet all future construction and service requirements and therefore expects to receive and retain all grant proceeds related to this program. As of December 31, 2023, Windstream had not received any grant funds under this program. During 2023 and 2022, capital expenditures funded by the Company were $5.3 million and $0.6 million, respectively. Capital expenditures funded by the grant were $1.5 million in 2023 and immaterial in 2022. Included in other current assets as of December 31, 2023 was $1.5 million for funding not yet received.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
8.   Government Assistance: (Continued)
Georgia State Fiscal Recovery Fund Broadband Infrastructure Program — In February 2022, the Company announced that it will partner with 18 counties across Georgia for fiber broadband expansion to deliver 1-Gbps Internet service to approximately 70,000 Georgia homes and businesses. Funding for these broadband projects will come from $170.5 million in grants awarded to the counties and funded through ARPA. Windstream expects to invest $129.9 million of its own capital to complete the projects. Windstream is responsible for all project costs that exceed the amounts of the grants. All expenditures covered by the grant funds must be incurred by October 31, 2026, and each county must submit expenses for reimbursement directly to the State of Georgia no later than December 31, 2026. Grant funds must be used solely for costs directly incurred to complete the broadband project identified in the approved grant application. Windstream will be required to submit adequate supporting documentation for each expenditure incurred monthly to the applicable county, which in turn, will submit a request for reimbursement directly to the State of Georgia. Upon reimbursement from the State of Georgia, the county will remit the funds to Windstream. Construction projects related to this program began in 2023 and Windstream expects to complete the majority of projects in 2024.
Upon completion of each project, Windstream will be able to offer broadband service speeds of at least 1-Gbps download and upload to the households within each county. The county will have no ownership right or interest in any of the constructed assets, as Windstream will retain full legal and/or beneficial title to the constructed assets. Each county will be responsible for preparing and submitting all reporting required in connection with its receipt of the funds, including financial reports, performance reports, and annual reports. Windstream will provide to each county, information necessary for the county to fulfill its reporting obligations. All grant funds will be subject to recapture and repayment for non-compliance. The State of Georgia shall have the right to terminate the grant agreement and to recapture and be reimbursed for any payments made: (i) that are not allowed under applicable laws, rules and regulations; or (ii) that are otherwise inconsistent with the grant agreement, including any unapproved expenditures. Windstream fully expects to meet all future construction and service requirements and therefore expects to receive and retain all grant proceeds related to this program. Through December 31, 2023, Windstream had received $30.7 million in grant funds under this program. As of December 31, 2022, Windstream had not requested nor received any reimbursement grant funds under this program. Capital expenditures funded by the Company in 2023 and 2022 were $25.3 million and $0.9 million, respectively. Capital expenditures funded by the grant in 2023 and 2022 were $30.1 million and $4.0 million, respectively, with $3.4 million and $4.0 million included in other current assets as of December 31, 2023 and 2022, respectively, for funding not yet received.
In January 2023, the Company was awarded grants under the Capital Projects Fund (“CPF”) Grant Program in the State of Georgia for fiber broadband expansion to deliver broadband service speeds of at least 100-Mbps download and upload to approximately 4,500 households across four counties in Georgia. Funding for these broadband projects will come from $34.9 million in grants awarded to the Company and funded through ARPA. Windstream expects to invest approximately $2.0 million of its own capital to complete the projects. All expenditures covered by the grant funds must be incurred by December 31, 2026, and all requests for reimbursement of qualified expenditures must be made directly to the State of Georgia no later than December 31, 2026.
In June 2023, Windstream was awarded an additional $8.5 million through a second round of the CPF Grant Program in the State of Georgia. The Company expects to invest $11.2 million of its own capital to expand broadband service to an additional 2,200 households across another three counties in Georgia. All expenditures covered by the grant funds must be incurred by October 31, 2026, and all requests for reimbursement of qualified expenditures must be made directly to the State of Georgia no later than December 31, 2026. Capital expenditures incurred related to the CPF Grant Program in 2023 were immaterial. Under the CPF Grant Program, the State of Georgia shall have the right to terminate the grant agreements and to recapture and be reimbursed for any payments made: (i) that are not allowed under applicable laws, rules and regulations; or (ii) that are otherwise inconsistent with the grant agreement, including any unapproved expenditures.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
8.   Government Assistance: (Continued)
Empower Rural Iowa, Coronavirus State and Local Fiscal Recovery Funds Grant — In March 2022, the Company was awarded grants in 10 counties across Iowa for fiber broadband expansion to deliver 100-Mbps Internet service to more than 2,300 Iowa households. Funding for these broadband projects will come from a total of $10.1 million in grants awarded to the counties and funded through ARPA. Windstream expects to invest $8.7 million of its own capital to complete the project. All expenditures covered by the grant funds must be incurred by December 31, 2024, and each county may pay through September 30, 2026. Grant funds must be used solely for costs directly incurred to complete the broadband project identified in the approved grant application, Windstream is responsible for any costs over the grant out amount by county. Windstream will be required to submit adequate supporting documentation for each expenditure incurred monthly to the applicable county, which in turn, will submit a request for reimbursement directly to the State of Iowa. Upon reimbursement from the State of Iowa, the county will remit the funds to Windstream. Construction projects related to this program began in 2023 and are expected to be completed by the end of 2024.
Upon completion of each project, Windstream will be able to offer broadband service speeds of at least 100-Mbps download and upload to the households within each county. The county will have no ownership right or interest in any of the constructed assets, as Windstream will retain full legal and/or beneficial title to the constructed assets. Each county is responsible for preparing and submitting all reporting required in connection with its receipt of the funds, including financial reports, performance reports, and annual reports. Windstream will provide to each county, information necessary for the county to fulfill its reporting obligations. All grant funds are subject to recapture and repayment for non-compliance. The State of Iowa shall have the right to terminate the grant agreement and to recapture and be reimbursed for any payments made: (i) that are not allowed under applicable laws, rules and regulations; or (ii) that are otherwise inconsistent with the grant agreement, including any unapproved expenditures. Windstream fully expects to meet all future construction and service requirements and therefore expects to receive and retain all grant proceeds related to this program. Through December 31, 2023, Windstream had received $5.0 million in grant funds under this program. As of December 31, 2022, Windstream had not requested nor received any reimbursement grant funds under this program. Capital expenditures funded by the Company in 2023 and 2022 were $5.1 million and $0.3 million, respectively. Capital expenditures funded by the grant in 2023 were $6.2 million and immaterial in 2022. Included in other current assets as of December 31, 2023 was $1.5 million for funding not yet received.
Nebraska USF — The Company is required by state commission order to use 95 percent of its annual USF funding received in Nebraska to fund certain broadband construction projects. The Company is required to notify the Nebraska Public Service Commission (“PSC”) of the expected cost and amount of USF funding to be used to complete the construction projects. There are no formal grant applications or agreements between the Company and the PSC. All construction projects must be completed within 18 months unless an extension is granted by the PSC and the funding must be used for the construction of network facilities capable of providing broadband services to customers at speeds of at least 25-Mbps download and 3-Mbps upload. Windstream is responsible for all projects costs that exceed the amounts of the USF funding. The Company is required to maintain supporting documentation and records related to the appropriate use of the USF funds. In 2022, Windstream notified the PSC of its intent to complete construction projects in two exchanges within Nebraska at a total expected cost of $7.6 million, funded in large part by $7.3 million of USF funding (the “2022 Projects”). In 2021, Windstream notified the PSC of its intent to complete construction projects in five exchanges (the “2021 Projects”) within Nebraska at a total expected cost of $8.0 million, funded in large part by $6.3 million of USF funding. Windstream elected not to accept its share of allocated funding to complete any new 2023 construction projects. For construction projects related to 2022 and prior years, Windstream funded capital expenditures of $5.0 million, $0.9 million and $0.3 million in 2023, 2022 and 2021, respectively, while Nebraska USF funded capital expenditures of $4.1 million, $11.4 million and $2.0 million in 2023, 2022 and 2021, respectively. Windstream received Nebraska USF of $9.2 million, $2.2 million and $5.5 million in 2023, 2022 and 2021, respectively. Other

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
8.   Government Assistance: (Continued)
current assets included $6.6 million and $9.8 million as of December 31, 2023 and 2022, respectively, for funding not yet received. Due to construction delays primarily related to obtaining required permits and supply chain shortages, the Company has requested from the PSC a second extension to complete construction of the two 2021 Projects extending the deadline from June 30, 2023 to June 30, 2024. The Company has also requested an extension from the PSC for the 2022 Projects, to now be completed by December 31, 2024.
National Telecommunications and Information Administration (“NTIA”) Broadband Infrastructure Program Grant in Sabine County, Texas (the “County”) — In February 2022, Windstream was awarded a grant to support fiber broadband expansion to deliver Internet service with speeds of 25-Mbps download and 3-Mbps upload or greater to approximately 5,400 households. Funding for this broadband project comes from a $12.7 million grant awarded to the County by NTIA. Windstream expects to invest $4.7 million of its own capital to complete the project and maintain a $4.0 million performance bond until project completion. Grant funds must be used solely for costs directly incurred to complete the broadband project identified in the approved grant application, Windstream is responsible for any costs over the grant out amount. Windstream is required to submit adequate supporting documentation for each expenditure incurred monthly to the County, which in turn, will submit a request for reimbursement directly to NTIA. Upon reimbursement from NTIA, the County will remit the funds to Windstream. Construction projects related to this program began in late 2023, with certain projects remaining on hold pending a permit from the U.S. National Forestry Service. Windstream funded capital expenditures of approximately $0.4 million in both 2023 and 2022. The grant funded capital expenditures of approximately $0.7 million in both 2023 and 2022. Windstream has not yet received any reimbursement grant funds under this program. Accordingly, other current assets included $1.4 million as of December 31, 2023, for funding not yet received.
Ohio Broadband — In March 2022, Windstream was awarded six grants by Ohio’s Department of Development to support installation of last mile broadband infrastructure with the capability to provide tier two broadband service with speeds of up to 1-Gbps symmetrical. Funds received by Windstream will total $6.6 million. Windstream will contribute approximately $0.4 million in matching funds amounting to an overall project cost of $7.0 million. Timing of funding is milestone-based. Windstream has received $4.0 million with the final 10 percent to be received upon completion. Construction is required to be completed, including final testing, by July 1, 2024. Assuming timely receipt of permits, the Company expects to complete the construction on time. The Company is required to provide broadband services to customers at speeds of at least 50-Mbps symmetrical, as well as annual operational reports through July 1, 2028. A breach of the terms may result in reclamation of all or a portion of the grant funds. Windstream had received $2.0 million and $2.0 million in grant funds under this program as of December 31, 2023 and 2022, respectively. Capital expenditures funded by the grant were $3.9 million and $0.4 million as of December 31, 2023 and 2022, respectively, with $0.3 million included in other current assets as of December 31, 2023, for funding not yet received.
9.   Leases:
Our operating leases for network assets and equipment, office space, office equipment and real estate have remaining lease terms of 1 to 30 years, some of which may include one or more options to renew with renewal terms that can extend the lease term from 1 to 10 years or more. Finance leases consist principally of facilities and equipment for use in our operations. As of December 31, 2023, there are no material operating or finance leases that have not yet commenced.
Leaseback of Telecommunication Network Assets — Under two structurally similar but independent agreements with Uniti, one applicable to network facilities within ILEC market areas and the other applicable to network facilities within CLEC market areas, Windstream has the exclusive right to use certain telecommunications network assets, including fiber and copper networks, for an initial term ending in April 2030, with up to four, five-year renewal options. The terms of the master lease agreements with Uniti provided for an initial total annual base rent of $672.2 million paid in equal monthly installments in advance

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
9.   Leases: (Continued)
with an annual escalator of 0.5 percent. Future payments due under the master lease agreements reset to fair market rates upon Windstream’s execution of the renewal options. As of December 31, 2023, the remaining initial term of the master lease agreements is 6.3 years with a discount rate of 8.1 percent. Under the master lease agreements, Uniti also agreed to fund up to $1.75 billion in GCIs over the remaining initial lease term and to pay Windstream $400.0 million in quarterly cash installments over a five-year period ending in 2025, at an annual interest rate of 9.0 percent, which amount may be paid in full or in part at any time, resulting in total cash payments ranging from $438 – $485 million over the five-year period. On the one-year anniversary of any GCIs funded by Uniti, the annual base rent payable by the Company will increase by an amount equal to 8.0 percent of such investment, subject to a 0.5 percent annual escalator. Settlement payments from Uniti are accounted for as an accretion to the Company’s operating lease liability when received. Through December 31, 2023, the Company has received $794.2 million in cash from Uniti to fund GCIs and $313.4 million in cash installment payments.
Leaseback of Real Estate Contributed to Pension Plan — Windstream leases certain real property contributed to the Windstream Pension Plan. The lease agreements provide for the continued use of the properties by our operating subsidiaries and include initial lease terms of 10 years for certain properties and 20 years for the remaining properties at an aggregate annual rent of approximately $6.0 million. The lease agreements provide for annual rent increases ranging from 2 percent to 3 percent over the initial lease term and may be renewed for up to three additional five-year terms. The properties are managed on behalf of the Company’s non-contributory qualified defined benefit pension plan (the “Windstream Pension Plan”) by an independent fiduciary. Due to our ability to repurchase the property by ceasing all but de minimis operations at the location, control of the property has not transferred and the transaction continues to be accounted for as a financing obligation. Accordingly, the properties continue to be reported as assets of Windstream and depreciated over their remaining useful lives until termination of the lease agreements. The long-term lease obligation of $66.9 million and $67.6 million as of December 31, 2023 and 2022 is presented in other liabilities. As a result of using the effective interest rate method, when lease payments are made to the Windstream Pension Plan, a portion of the payment is charged to interest expense and the remaining portion is recorded as a reduction to the long-term lease obligation.
Components of lease expense were as follows for the years ended December 31:
(Millions)	Classification	2023	2022	2021
Operating lease costs(a)	Cost of services and Selling, general and administrative	$810.5	$783.6	$752.5
Finance lease costs:
Amortization of right-of-use assets	Depreciation and amortization	9.9	9.1	10.1
Interest on lease liabilities	Interest expense	7.4	2.1	4.7
Net lease expense		$827.8	$794.8	$767.3

(a)
Includes short-term leases and variable lease costs which are not material.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
9.   Leases: (Continued)
Supplemental balance sheet information related to leases was as follows as of December 31:
(Millions)	2023	2022
Operating Leases
Operating lease right-of-use assets	$3,686.3	$4,026.1
Current portion of operating lease obligations	$456.3	$421.1
Long-term operating lease obligations	3,455.2	3,764.3
Total operating lease liabilities	$3,911.5	$4,185.4
Finance Leases
Property, plant and equipment, gross	$113.0	$72.6
Accumulated depreciation	(35.1)	(24.1)
Property, plant and equipment, net	$77.9	$48.5
Other current liabilities	$6.4	$9.8
Other liabilities	21.4	27.9
Total finance lease liabilities	$27.8	$37.7
Weighted Average Remaining Lease Term
Operating leases	6.2 years	7.2 years
Finance leases	12.1 years	10.3 years
Leaseback of real estate contributed to pension plan	8.8 years	9.8 years
Weighted Average Discount Rate
Operating leases	8.2%	8.1%
Finance leases	13.5%	11.4%
Leaseback of real estate contributed to pension plan	8.3%	8.3%
Supplemental cash flow information related to leases was as follows for the years ended December 31:
(Millions)	2023	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows from operating leases	$739.3	$807.1	$677.2
Operating cash outflows from finance leases	$7.4	$2.1	$4.7
Financing cash outflows from finance leases	$10.2	$10.3	$10.6
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$141.0	$235.5	$155.9
Finance leases	$0.3	$5.7	$12.7

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
9.   Leases: (Continued)
As of December 31, 2023, future minimum lease payments under non-cancellable leases were as follows:
(Millions)	Operating Leases(a)	Leaseback of Real Estate Contributed to Pension Plan(a)	Finance Leases(a)
2024	$725.6	$6.1	$10.4
2025	726.4	5.8	5.1
2026	781.8	5.9	3.7
2027	779.7	6.1	3.7
2028	779.4	6.2	3.7
Thereafter	1,072.5	32.7	45.6
Total future minimum lease payments	4,865.4	62.8	72.2
Less: Amounts representing interest	(953.9)	(42.4)	(44.4)
Add: Residual value	—	46.5	—
Present value of lease liabilities	$3,911.5	$66.9	$27.8

(a)
Includes options to extend lease terms that are reasonably certain of being exercised.

To provide comprehensive communication solutions to meet our customers’ needs, our services are integrated with the latest communications equipment. Certain offerings include equipment leases. Windstream also leases fiber to generate cash flow from unused or underutilized portions of our network. Lease terms typically range from 1 to 20 years some of which may include one or more options to renew, with renewal terms that can extend the lease term from 1 to 10 years. Fiber customers do have the ability to early terminate the lease by relinquishing the fiber strands back to us; however, we have assessed the probability of such action to be remote.
As previously discussed in Note 2, the Company has adopted the predominance practical expedient applicable to contracts with customers that include both lease and non-lease components and prospectively combines the lease and non-lease components into a single performance obligation for purposes of recognizing revenue from such contracts as a result of the application of fresh start accounting.
Subsequent to the date these financial statements were originally available to be issued, the Company made an immaterial correction to the amounts previously disclosed as its annual operating lease income. As corrected, operating lease income was $137.4 million, $125.6 million and $109.1 million for the years ended December 31, 2023, 2022 and 2021, respectively, compared to the previously disclosed amounts of $145.2 million, $132.2 million and $114.9 million, respectively. This correction had no impact on the Company’s previously reported consolidated service revenues or net (loss) income. Operating lease income is included in service revenues in the consolidated statements of operations.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
9.   Leases: (Continued)
Future lease receipts from non-cancellable leases were as follows for the years ended December 31:
Year	(Millions)
2024	$5.0
2025	4.3
2026	4.0
2027	3.9
2028	3.5
Thereafter	21.7
Total future lease receipts	$42.4
10.   Employee Benefit Plans:
The Company maintains a non-contributory qualified defined benefit pension plan. Future benefit accruals for all eligible nonbargaining employees covered by the pension plan have ceased.
The components of pension expense (income) were as follows for the years ended December 31:
(Millions)	2023	2022	2021
Benefits earned during the period(a)	$1.7	$3.0	$3.8
Interest cost on benefit obligation(b)	33.4	31.6	30.2
Net actuarial loss (gain)(b)	10.3	46.5	(12.3)
Settlement (gain) loss(b)	(0.4)	12.8	—
Expected return on plan assets(b)	(32.6)	(53.0)	(67.8)
Net periodic pension expense (income)	$12.4	$40.9	$(46.1)

(a)
Included in cost of services and selling, general and administrative expense.

(b)
Included in other (expense) income, net.

During August 2022, the Company settled $205.5 million of its pension benefit obligations by irrevocably transferring the retiree pension liabilities to an insurance company through the purchase of group annuity contracts. The purchase of the annuity contracts was funded with pension plan assets of $212.7 million. As a result of the settlement, the Company remeasured its pension benefit obligations as of August 31, 2022, which resulted in the recognition of a settlement loss of $11.3 million. In accordance with its accounting policy, the Company immediately recognizes as net periodic pension cost any actuarial gains or losses arising due to changes in actuarial assumptions whenever an interim re-measurement is required. Accordingly, the Company recognized a pretax actuarial loss of $37.0 million in the third quarter of 2022. The actuarial loss primarily resulted from lower-than-expected returns on plan assets realized in 2022, partially offset by an increase in the discount rate used to measure the pension benefit obligations from 2.90 percent at January 1, 2022 to 4.77 percent as of August 31, 2022.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10.   Employee Benefit Plans: (Continued)
A summary of plan assets, projected benefit obligation and funded status of the pension plan was as follows as of December 31:
(Millions)	2023	2022
Fair value of plan assets, at beginning of year	$475.7	$1,014.7
Actual return on plan assets	32.9	(248.6)
Employer contributions(a)	—	—
Benefits paid	(40.7)	(57.3)
Settlements(b)	(49.4)	(233.1)
Fair value of plan assets at end of year	$418.5	$475.7
Projected benefit obligation at beginning of year	$634.6	$1,131.3
Interest cost on projected benefit obligations	33.4	31.6
Service cost	2.7	4.3
Actuarial (gain) loss(c)	10.1	(242.2)
Benefits paid	(40.7)	(57.3)
Settlements(b)	(49.4)	(233.1)
Projected benefit obligation at end of year	$590.7	$634.6
Plan assets less than projected benefit obligation recorded in the balance sheet:
Current liabilities	$(17.5)	$—
Noncurrent liabilities	(154.7)	(158.9)
Funded status recognized in the consolidated balance sheets	$(172.2)	$(158.9)

(a)
For 2023 and 2022, the Company had no minimum funding requirements and did not make any discretionary contributions to the plan during 2023 and 2022.

(b)
In an effort to reduce our long-term pension obligations and administrative expenses, during the fourth quarter of 2023, the Company offered to certain eligible participants the option to receive a single lump-sum payment in full settlement of all future pension benefits earned by the participant from prior service to Windstream. Individuals eligible for the voluntary lump-sum payment option were former employees and certain of their beneficiaries with termination dates on or prior to June 30, 2023 who had not yet commenced their pension benefit payments. The calculated amount of the single lump-sum payment was the present value of the participant’s vested accrued pension benefit as of December 2023. All lump-sum payments were made from existing plan assets and totaled $29.3 million. Settlements also included regular lump-sum payments made throughout the year.

(c)
The net actuarial loss for 2023 primarily consisted of an actuarial loss of $19.0 million attributable to the change in discount rate from 5.49 percent to 5.16 percent, an actuarial gain of $5.3 million attributable to other assumption changes, including updates to the lump-sum conversion interest rates and mortality, and an actuarial gain of $3.2 million attributable to demographic experience.

The accumulated benefit obligation of the pension plan was $582.8 million and $626.1 million as of December 31, 2023 and 2022, respectively.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10.   Employee Benefit Plans: (Continued)
Assumptions — Actuarial assumptions used to calculate pension benefits expense (income) were as follows for the years ended December 31:
(Millions)	2023	2022(a)	2021
Discount rate	5.49%	2.90%	2.58%
Expected return on plan assets	7.25%	6.45%	6.75%
Rate of compensation increase	3.00%	3.00%	2.00%

(a)
As a result of the remeasurement of the pension benefit obligation in August 2022 previously discussed, the discount rate assumption changed from 2.90 percent to 4.77 percent as of the remeasurement date.

Actuarial assumptions used to calculate the projected benefit obligations were as follows for the years ended December 31:
	2023	2022
Discount rate	5.16%	5.49%
Expected return on plan assets	7.75%	7.25%
Rate of compensation increase	3.00%	3.00%
In developing the expected long-term rate of return assumption, management considered the plan’s historical rate of return, as well as input from the Company’s investment advisors. Projected returns on qualified pension plan assets were based on broad equity and bond indices and include a targeted asset allocation of 48.6 percent to equities, 32.0 percent to fixed income securities, and 19.4 percent to alternative investments, with an aggregate expected long-term rate of return of approximately 7.75 percent.
Plan Assets — Pension plan assets are allocated to asset categories based on the specific strategy employed by the asset’s investment manager. The asset allocation by asset category was as follows for the years ended December 31:
	Target Allocation(a)	Percentage of Plan Assets
Asset Category	2023	2023	2022
Equity securities	18.4% – 33.4%	31.6%	22.0%
Fixed income securities	30.3% – 60.3%	44.4%	43.5%
Alternative investments	19.8% – 34.8%	22.5%	30.0%
Money market and other short-term interest bearing securities	0.0% – 6.5%	1.5%	4.5%
		100.0%	100.0%

(a)
In mid-December 2023, the Company made changes to its target allocation of plan assets that will be implemented in 2024 as follows: equity securities (41.3% – 55.9%), fixed income securities (13.2% – 47.8%), alternative investments (12.1% – 26.7%) and money market and other short-term investments (0.0% – 5.0%).

The Company utilizes a third party to assist in evaluating the allocation of the total assets in the pension plan, taking into consideration the benefit obligations and funded status of the pension plan. Assets are managed utilizing a liability driven investment approach, meaning that assets are managed within a risk management framework which addresses the need to generate incremental returns in the context of an appropriate level of risk, based on plan liability profiles and changes in funded status. The return objectives are to satisfy funding obligations when and as prescribed by law and to keep pace with the growth of the

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10.   Employee Benefit Plans: (Continued)
pension plan liabilities. Given the long-time horizon for paying out benefits and the Company’s current financial condition, the pension plan can accept an average level of risk relative to other similar plans. The liquidity needs of the pension plan are manageable given that lump sum payments are not available to most participants.
Equity securities include stocks of both large and small capitalization domestic and international companies. Equity securities are expected to provide both diversification and long-term real asset growth. Domestic equities may include modest holdings of non-U.S. equities, purchased by domestic equity managers as long as they are traded in the U.S and denominated in U.S. dollars and both active and passive (index) investment strategies. International equities provide a broad exposure to return opportunities and investment characteristics associated with the world equity markets outside the U.S. The pension plan’s equity holdings are diversified by investment style, market capitalization, market or region, and economic sector.
Fixed income securities include securities issued by the U.S. Government and other governmental agencies, debt securities issued by domestic and international entities, and derivative instruments comprised of swaps, futures, forwards and options. These securities are expected to provide diversification benefits and are expected to reduce asset volatility and pension funding volatility, and a stable source of income.
Alternative investments may include hedge funds, commodities, both private and public real estate and private equity investments. In addition to attractive diversification benefits, the alternative investments are expected to provide both income and capital appreciation.
Investments in money market and other short-term interest bearing securities are maintained to provide liquidity for benefit payments with protection of principal being the primary investment objective.
The fair values of pension plan assets were determined using the following inputs as of December 31, 2023:
		Quoted Price in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(Millions)	Fair Value	Level 1	Level 2	Level 3
Money market fund(a)	$61.6	$—	$61.6	$—
Collective and other trust funds(b)	133.6	—	133.6	—
Government and agency securities(c)	60.0	—	60.0	—
Real estate LLCs(e)	78.0	—	—	78.0
Other investments(f)	6.6	1.6	5.0	—
Investments included in fair value hierarchy	339.8	$1.6	$260.2	$78.0
Other investments measured at NAV:
Pooled funds(g)	27.2
Private equity funds(h)	56.6
Total investments	423.6
Dividends and interest receivable	0.5
Pending trades and other liabilities	(5.6)
Total plan assets	$418.5

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10.   Employee Benefit Plans: (Continued)
The fair values of pension plan assets were determined using the following inputs as of December 31, 2022:
		Quoted Price in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
(Millions)	Fair Value	Level 1	Level 2	Level 3
Money market fund(a)	$55.2	$—	$55.2	$—
Collective and other trust funds(b)	142.9	—	142.9	—
Government and agency securities(c)	57.8	—	57.8	—
Common and preferred stocks – international(d)	16.4	16.4	—	—
Real estate LLCs(e)	70.9	—	—	70.9
Other investments(f)	2.5	2.4	0.1	—
Investments included in fair value hierarchy	345.7	$18.8	$256.0	$70.9
Other investments measured at NAV:
Pooled funds(g)	69.6
Private equity funds(h)	59.7
Total investments	475.0
Dividends and interest receivable	0.9
Pending trades and other liabilities	(0.2)
Total plan assets	$475.7

(a)
The money market fund is valued based on the fair value of the underlying assets held as determined by the fund manager on the last business day of the year. The underlying assets are mostly comprised of certificates of deposit, time deposits and commercial paper valued at amortized cost. The carrying amount of interest bearing cash is estimated to approximate fair value due to the short-term nature of this investment.

(b)
Units in collective and other trust funds are valued by reference to the funds’ underlying assets and are based on the net asset value as reported by the fund manager on the last business day of the year. The underlying assets are mostly comprised of publicly traded equity securities and fixed income securities. These securities are valued at the official closing price of, or the last reported sale prices as of the close of business or, in the absence of any sales, at the latest available bid price.

(c)
Government and agency securities and corporate bonds are valued using pricing models maximizing the use of observable inputs for similar securities. Corporate bonds include values based on yields currently available on comparable securities of issuers with similar credit ratings.

(d)
Common and preferred stocks traded in active markets on securities exchanges are valued at their quoted market price on the last day of the year. Securities traded in markets that are not considered active are valued based on quoted market prices, broker or dealer quotes or alternative pricing sources with reasonable levels of price transparency. Securities that trade infrequently and therefore have little or no price transparency are valued using best estimates, including unobservable inputs.

(e)
This category consists of real estate properties contributed by the Company to limited liability companies (“LLCs”) wholly-owned by the pension plan that are leased back by Windstream. The fair value of these properties is based on independent appraisals. (See also Note 9.)

(f)
Other investments consist of derivative financial instruments and investments in foreign currency.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10.   Employee Benefit Plans: (Continued)
Derivative financial instruments are valued based on models that reflect the contractual terms of the instruments. Inputs include observable market information, such as swap curves, benchmark yields, rating updates and interdealer broker quotes at the end of the year. Investments in foreign currency are valued at their quoted market price on the last day of the year.
(g)
The pooled funds are valued based on the net asset value of the fund as a practical expedient as determined by the fund manager on the last business day of the year and is derived from the fair value of each underlying investment held by the pooled fund. These investments have not been classified within the fair value hierarchy.

(h)
Private equity funds consist of investments in limited partnerships and are valued based on the pension plan’s capital account balance at year end, resulting in valuation at net asset value as a practical expedient, as reported in the audited financial statements of the partnership. These investments have not been classified within the fair value hierarchy.

The following is a reconciliation of the beginning and ending balances of pension plan assets that are measured at fair value using significant unobservable inputs:
(Millions)	Real estate LLCs
Balance as of December 31, 2021	$73.3
Unrealized losses	(2.4)
Balance as of December 31, 2022	$70.9
Unrealized gains	7.1
Balance as of December 31, 2023	$78.0
There were no transfers within the fair value hierarchy during the years ended December 31, 2023 and 2022.
There have been no significant changes in the methodology used to value investments from prior year. The valuation methods used may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the valuation methods are consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
Expected Future Employer Contributions and Benefit Payments — Expected future employer contributions and benefit payments are as follows as of December 31, 2023:
(Millions)
Expected employer contributions in 2024	$17.5
Expected benefit payments:
2024	$49.0
2025	48.6
2026	47.8
2027	47.3
2028	46.6
2029 – 2032	221.8
For 2024, the expected employer contribution of $17.5 million will be made to satisfy our 2024 annual minimum funding requirements. The Company intends to fund the contributions using cash. The total amount of the 2024 contribution, and amount and timing of future contributions including voluntary

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
10.   Employee Benefit Plans: (Continued)
contributions, to the pension plan are dependent upon a myriad of factors including future investment performance, changes in future discount rates and changes in the demographics of the population participating in the plan.
Windstream also provides postretirement healthcare and life insurance benefits for eligible employees. Employees share in, and the Company funds, the costs of the plan as benefits are paid. As of December 31, 2023 and 2022, the unfunded postretirement projected benefit obligation was $4.8 million and $5.0 million, respectively. In determining its periodic postretirement benefits cost, the Company amortizes unrecognized actuarial gains and losses exceeding 10.0 percent of the projected benefit obligation over the lesser of 10 years or the average remaining service life of active employees or life expectancy of inactive participants. Unrecognized actuarial gains and losses below the 10.0 percent corridor are not amortized. Prior service credits are amortized over the average remaining service life of active plan participants. Postretirement benefit income, which is included in other (expense) income, net in the accompanying consolidated statements of operations, totaled $1.2 million in both 2023 and 2022 and $0.4 million in 2021.
The Company sponsors an employee savings plan under section 401(k) of the Internal Revenue Code. The plan covers substantially all salaried employees and certain bargaining unit employees. Participating employees receive employer matching contributions up to a maximum of 4 percent of employee pre-tax contributions to the plan for employees contributing up to 5 percent of their eligible pre-tax compensation. Effective January 1, 2020, the plan was amended such that the employer matching contribution is calculated and funded in cash to the plan each pay period with an annual true-up to be made as soon as administratively possible after the end of the year.
During 2023, contributions to the plan were $27.9 million in cash and included the annual 2022 true-up contribution. In 2022, contributions to the plan were $26.4 million in cash and included the annual 2021 true-up contribution. Contributions to the plan during the year ended December 31, 2021 were $19.5 million in cash and included the annual 2020 true-up contribution.
Excluding amounts capitalized, expense recorded related to the employee savings plan was $26.4 million, $27.4 million and $25.1 million for the years ended December 31, 2023, 2022 and 2021, respectively. Expense related to the employee savings plan is attributable to the employer matching contribution under the plan and is included in cost of services and selling, general and administrative expenses in the accompanying consolidated statements of operations.
11.   Equity-Based Compensation Plans:
Under the 2020 Management Incentive Plan (“Incentive Plan”), the Company may issue up to a maximum of 10.0 million of equity-based awards in the form of restricted common units or options to certain directors, officers, executives and other key management employees. Considering the effect of forfeitures, the Incentive Plan had remaining capacity of 1.8 million equity-based awards as of December 31, 2023.
Restricted Units — During 2023 and 2022, our Board of Managers granted additional time-based restricted units. No time-based restricted units were granted in 2021. The following tables present the vesting periods and grant date fair values of time-based restricted units granted in 2023 and 2022.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
11.   Equity-Based Compensation Plans: (Continued)
(Number of units in thousands)	Granted in 2023
Vest one-half on date of grant with remaining one-half vesting ratably from date of grant through service period ending on October 30, 2025	700.0
Vest ratably from date of grant through service period ending on July 1, 2024 − non-employee directors	86.2
Total granted	786.2
Weighted average grant date fair value per unit	$13.58
Grant date fair value (millions)	$10.7
(Number of units in thousands)	Granted in 2022
Vest ratably from date of grant through service period ending on September 21, 2024	107.9
Vest ratably from date of grant through service period ending on July 1, 2023 − non-employee directors	8.7
Total granted	116.6
Weighted average grant date fair value per unit	$19.26
Grant date fair value (millions)	$2.2
The weighted average fair value of time-based restricted common units granted was determined using the Black-Scholes model based on the following weighted average assumptions: expected life of 4.8 years, expected volatility of 39.6 percent and risk-free interest rate of 4.6 percent for 2023 and expected life of 3.2 years, expected volatility of 37.0 percent and risk-free interest rate of 3.6 percent for 2022.
Time-based restricted unit activity was as follows for the year ended December 31, 2023:
	(Thousands) Number of Units	Weighted Average Fair Value Per Unit
Non-vested as of December 31, 2022	822.4	$13.42
Granted	786.2	$13.58
Vested	(974.9)	$13.27
Forfeited	(7.4)	$12.60
Non-vested as of December 31, 2023	626.3	$13.86
As of December 31, 2023, there were 1,000,799 vested time-based restricted common units settled and 1,111,135 vested time-based restricted common units not yet settled. Vested units for employees will be settled in common units and distributed at the earliest of (1) a change in control, (2) grantee’s death, disability, or separation from service or (3) six years from emergence date of September 21, 2020. Vested units for non-employee directors and for one executive grant will be settled in common units and distributed at the earliest of (1) a change in control, (2) separation from service or (3) ten years from the date specified in the grant agreement. As of December 31, 2023, unrecognized compensation expense for the non-vested time-based restricted units totaled $6.9 million and will be recognized over a weighted average period of 0.8 years. Equity-based compensation expense recognized for the time-based restricted units was $13.0 million, $7.9 million and $6.5 million for the years ended December 31, 2023, 2022 and 2021, respectively.
Options and Performance Units — As of December 31, 2021, there were 4.2 million unvested performance-based options and 1.3 million unvested performance-based restricted common units that had

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
11.   Equity-Based Compensation Plans: (Continued)
been granted under the Incentive Plan in 2020. There were no new grants awarded in 2023 and 2021 and there were no forfeitures during 2021. As presented in the table below, additional performance-based options and performance-based restricted common units were granted during 2022. Under the terms of the grant awards, the options and restricted common units are subject to both time and performance vesting conditions. The awards time vest ratably from the date of grant through September 21, 2024. The percentage of the award vested is dependent upon the increase in equity value subsequent to emergence measured upon a change in control or liquidity event. The options include an exercise price of $12.50 and the maximum term for each option granted is 10 years.
The following table summarizes the activity of performance-based options and performance-based restricted common units during the years ended December 31, 2023 and 2022:
	Stock Options		Performance Units
	(Thousands) Number of Units	Weighted Average Fair Value Per Unit	(Thousands) Number of Units	Weighted Average Fair Value Per Unit
Non-vested as of December 31, 2021	4,235.4	$4.41	1,270.6	$6.15
Granted	269.6	$1.95	80.9	$4.74
Forfeited	(276.1)	$4.41	(82.8)	$6.15
Non-vested as of December 31, 2022	4,228.9	$4.25	1,268.7	$6.06
Forfeited	(18.5)	$4.41	(5.6)	$6.15
Non-vested as of December 31, 2023	4,210.4	$4.25	1,263.1	$6.06
Because the vesting of the options and performance units are subject to both a service and performance condition, no compensation expense is recognized related to these awards until it is probable that a change in control or liquidity event will occur. At such time, the cost of the options and performance units based on the grant-date fair value will be recognized as compensation expense on a straight-line basis over the remaining requisite period in which the recipient is required to provide services in exchange for the award.
The weighted average fair value of performance units granted in 2022 was $4.74 per unit. The weighted average fair value of options granted during 2022 was $1.95 per share using the Black-Scholes option-pricing model based on the following weighted average assumptions: expected life of 5.6 years, expected volatility of 36.8 percent and risk-free interest rate of 3.7 percent.
As of December 31, 2023, total unrecognized compensation expense for non-vested options and performance units was $17.9 million and $7.7 million, respectively, and was equal to the aggregate grant date fair value of the unvested awards.
12.   Other (Expense) Income, Net:
The components of other (expense) income, net were as follows for the years ended December 31:
(Millions)	2023	2022	2021
Non-operating pension (expense) income(a)	$(10.7)	$(37.9)	$49.9
Distributions from bankruptcy claims account(b)	—	16.2	—
Loss on liquidation of non-marketable investment(c)	(4.2)	—	—
Other, net	1.1	(0.2)	(2.0)
Total other (expense) income, net	$(13.8)	$(21.9)	$47.9

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
12.   Other (Expense) Income, Net: (Continued)

(a)
See Note 10 for a detail of the components of net periodic pension (expense) income included in other (expense) income, net.

(b)
In 2022, the Company received cash distributions totaling $23.4 million from the general unsecured claims account, which was funded at emergence to administer and settle remaining general unsecured bankruptcy claims. This separate cash account was established for the predecessor entity, Windstream Services PE, LLC (“Old Services”), which is not a subsidiary of the Company. Of the total cash received, $7.2 million was applied to a receivable due from Old Services, with the balance of $16.2 million recorded to other (expense) income, net. Once all remaining bankruptcy-related claims are settled, any remaining cash held by Old Services will be transferred to the Company.

(c)
Effective December 1, 2023, in conjunction with a merger transaction, the Company was notified that its investment in certain non-marketable securities issued by the acquiree was to be liquidated for $9.2 million in cash payable to Windstream in January 2024. At the time of notification, the carrying value of the Company’s investment was $13.4 million, resulting in a loss upon liquidation of $4.2 million. A receivable for the liquidation proceeds was included in other current assets as of December 31, 2023, and the cash was received by the Company on January 9, 2024.

13.   Accumulated Other Comprehensive Income:
Accumulated other comprehensive income balances, net of tax, were as follows as of December 31:
(Millions)	2023	2022	2021
Postretirement plan	$9.9	$11.0	$10.1
Unrealized holding (losses) gains on interest rate swaps:
Designated portion	(1.8)	23.8	4.0
De-designated portion	10.8	—	—
Accumulated other comprehensive income	$18.9	$34.8	$14.1
Changes in accumulated other comprehensive income balances, net of tax, were as follows:
(Millions)	Unrealized Holdings (Losses) Gains on Interest Rate Swaps	Postretirement Plan	Total
Balance as of December 31, 2021	$4.0	$10.1	$14.1
Other comprehensive income before reclassifications	23.3	2.0	25.3
Amounts reclassified from other accumulated comprehensive income(a)	(3.5)	(1.1)	(4.6)
Balance as of December 31, 2022	$23.8	$11.0	$34.8
Other comprehensive income before reclassifications	(0.3)	—	(0.3)
Amounts reclassified from other accumulated comprehensive income(a)	(14.5)	(1.1)	(15.6)
Balance as of December 31, 2023	$9.0	$9.9	$18.9

(a)
See separate table below for details about these reclassifications.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
13.   Accumulated Other Comprehensive Income: (Continued)
Reclassifications out of accumulated other comprehensive income were as follows for the years ended December 31:
Details about Accumulated Other Comprehensive Income Components	(Millions) Amount Reclassified from Accumulated Other Comprehensive Income			Affected Line Item in the Consolidated Statements of Operations
	2023	2022	2021
Designated interest rate swaps:
Recognition of net unrealized (gains) losses	$(14.2)	$(4.6)	$0.4	Interest expense
De-designated interest rate swaps:
Amortization of unrealized gain	(5.0)	—	—	Interest expense
	(19.2)	(4.6)	0.4	(Loss) income before income taxes
	4.7	1.1	(0.1)	Income tax benefit (expense)
	(14.5)	(3.5)	0.3	Net (loss) income
Postretirement plan:
Amortization of net actuarial gains	(0.7)	(0.6)	(0.4)(a)	Other (expense) income, net
Amortization of prior service credits	(0.8)	(0.8)	(0.3)(a)	Other (expense) income, net
	(1.5)	(1.4)	(0.7)	(Loss) income before income taxes
	0.4	0.3	0.2	Income tax benefit (expense)
	(1.1)	(1.1)	(0.5)	Net (loss) income
Total reclassifications for the period, net of tax	$(15.6)	$(4.6)	$(0.2)	Net (loss) income

(a)
Included in the computation of postretirement benefit income for the period.

14.   Business Segments:
The Company’s segments are determined based on the current organizational and management structure in place and the internal financial information regularly reviewed and used by the CODM for making operating decisions and assessing performance. We evaluate performance of the segments based on direct margin, which is computed as segment revenues and sales less segment direct operating expenses. For financial reporting purposes, our operating and reportable segments consist of:
Kinetic — We manage as one business our residential and small business operations in ILEC markets due to the similarities with respect to service offerings and marketing strategies. Residential customers can bundle voice, high-speed Internet and video services, to provide one convenient billing solution and receive bundle discounts. We offer a wide range of advanced Internet services, local and long-distance voice services, integrated voice and data services, and web conferencing products to our small business customers. These services are equipped to deliver high-speed Internet with competitive speeds, value added services to enhance business productivity and options to bundle services to meet our small business customer needs. Products and services offered to small business customers also include managed cloud communications and security services.
Kinetic service revenues also include revenue from federal and state USF programs, amounts received from RDOF in 2023 and 2022, CAF — Phase II support received in 2021, and certain surcharges assessed

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
14.   Business Segments: (Continued)
to our customers, including billings for our required contributions to federal and state USF programs. Sales revenues include sales of various types of communications equipment and products to customers including selling network equipment to contractors on a wholesale basis.
Enterprise — We manage as one business our mid-market and large business customers located both within our ILEC and CLEC markets. Products and services offered include managed cloud communications and security services, integrated voice and data services, advanced data and traditional voice and long-distance services. Enterprise strategic revenues consist of recurring Secure Access Service Edge, Unified Communications as a Service, OfficeSuite UC®, Software Defined Wide Area Network and associated network access products and services. Enterprise service revenues also include dynamic Internet protocol, dedicated Internet access, multi-protocol label switching services, time-division multiplexing, voice and data services, and certain surcharges assessed to customers. Enterprise product sales include high-end data and communications equipment which facilitate the delivery of advanced data and voice services to enterprise customers.
Wholesale — Our wholesale operations are focused on providing network bandwidth to other telecommunications carriers, network operators, governmental entities, content providers, and large cloud computing and storage service providers. These services include network transport services to end users, Ethernet and Wave transport of up to 400 Gbps, and dark fiber and colocation services. Wholesale services also include fiber-to-the-tower connections to support the wireless backhaul market. In addition, we offer voice and data carrier services to other communications providers and to larger-scale purchasers of network capacity. Wholesale fiber sales revenues represent amounts recognized from sales-type leases for fiber where control of the fiber has transferred to the customer.
We evaluate performance of the segments based on direct margin, which is computed as segment revenues and sales less segment direct operating expenses. Segment revenues are based upon each customer’s classification to an individual segment and include all services provided to that customer. There are no differences between total segment revenues and sales and total consolidated revenues and sales. Segment costs and expenses include certain direct expenses incurred in providing services and products to segment customers and selling, general and administrative expenses that are directly associated with specific segment customers or activities. These direct expenses include customer specific access costs, cost of sales, field operations, sales and marketing, product development, licensing fees, provision for estimated credit losses, and compensation and benefit costs for employees directly assigned to the segments.
Our network operations and operational support functions are managed centrally and are not monitored by or reported to the CODM at a segment level. Accordingly, these shared operating expenses are not assigned to the segments and primarily consist of costs incurred related to network access and facilities, network operations, engineering, service delivery and customer support. Costs related to centrally-managed administrative functions, including information technology, accounting and finance, legal, human resources and other corporate management activities are not monitored by or reported to the CODM by segment. We also do not assign to the segments depreciation and amortization expense, straight-line expense under the master lease agreements with Uniti, or net gain (loss) on asset retirements and dispositions, because these items are not monitored by or reported to the CODM at a segment level.
Interest expense and net gain on early extinguishment of debt have also been excluded from segment operating results because we manage our financing activities on a total company basis and have not assigned any debt or lease obligations to the segments. Other income (expense), net, and income tax benefit (expense) are not monitored as a part of our segment operations and, therefore, these items also have been excluded from our segment operating results.
Capital expenditures for network enhancements and information technology-related projects benefiting Windstream as a whole are not assigned to the segments and are presented as corporate/shared capital expenditures. Asset information by segment is not monitored or reported to the CODM and therefore has

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
14.   Business Segments: (Continued)
not been presented. Substantially all of our customers, operations and assets are located in the U.S., and we do not have any single customer that provides more than 10 percent of our total consolidated revenues and sales.
The following table summarizes our segment results for the years ended December 31:
(Millions)	2023	2022	2021
Kinetic:
Revenues and sales	$1,649.7	$1,663.4	$1,726.0
Costs and expenses	627.6	631.7	604.0
Direct margin	$1,022.1	$1,031.7	$1,122.0
Enterprise:
Revenues and sales	$1,565.2	$1,847.4	$2,021.5
Costs and expenses	710.9	838.9	897.8
Direct margin	$854.3	$1,008.5	$1,123.7
Wholesale:
Revenues and sales	$771.8	$718.1	$671.4
Costs and expenses	83.0	91.8	92.3
Direct margin	$688.8	$626.3	$579.1
Total segment revenues and sales	$3,986.7	$4,228.9	$4,418.9
Total segment costs and expenses	1,421.5	1,562.4	1,594.1
Total segment direct margin	$2,565.2	$2,666.5	$2,824.8
Capital expenditures by segment were as follows as of December 31:
(Millions)	2023	2022	2021
Kinetic	$528.0	$517.2	$465.0
Enterprise	74.7	89.1	77.5
Wholesale	122.4	104.3	60.5
Corporate/Shared(a)	333.3	370.2	359.8
Total	$1,058.4	$1,080.8	$962.8

(a)
Represents capital expenditures not directly assigned to the segments and primarily consist of capital outlays for network enhancements and information technology-related projects benefiting Windstream as a whole.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
14.   Business Segments: (Continued)
The following table reconciles segment direct margin to consolidated net (loss) income for the years ended December 31:
(Millions)	2023	2022	2021
Total segment direct margin	$2,565.2	$2,666.5	$2,824.8
Depreciation and amortization	(790.8)	(801.4)	(751.5)
Straight-line expense under master lease agreements with Uniti	(677.1)	(657.4)	(640.7)
Net gain (loss) on asset retirements and dispositions	1.8	(51.1)	(35.6)
Unassigned shared operating expenses(a)	(1,146.9)	(1,229.0)	(1,240.4)
Other (expense) income, net	(13.8)	(21.9)	47.9
Interest expense	(209.6)	(185.4)	(175.8)
Net gain on early extinguishment of debt	—	—	10.2
Income tax benefit (expense)	61.4	62.0	(21.5)
Net (loss) income	$(209.8)	$(217.7)	$17.4

(a)
Represents operating expenses not assigned to the segments primarily consisting of expenses related to network access and facilities, network operations, engineering, service delivery, and customer support, as well as expenses related to centrally-managed administrative functions, including information technology, accounting and finance, legal, human resources, and other corporate management activities.

15.   Income Taxes:
Income tax benefit (expense) was as follows for the years ended December 31:
(Millions)	2023	2022	2021
Current:
Federal	$—	$(0.4)	$0.1
State	(2.9)	(19.1)	(10.0)
	(2.9)	(19.5)	(9.9)
Deferred:
Federal	50.8	52.5	(12.6)
State	13.5	29.0	1.0
	64.3	81.5	(11.6)
Income tax benefit (expense)	$61.4	$62.0	$(21.5)
The deferred income tax benefit for 2023 and 2022 reflected the loss before income taxes. The deferred income tax expense for 2021 primarily resulted from temporary differences between depreciation and amortization expense for income tax purposes and depreciation and amortization expense recorded in the accompanying consolidated financial statements.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
15.   Income Taxes: (Continued)
Differences between the federal income tax statutory rates and effective income tax rates, which include both federal and state income taxes, were as follows for the years ended December 31:
(Millions)	2023	2022	2021
Statutory federal income tax rate	21.0%	21.0%	21.0%
Increase (decrease)
State income taxes, net of federal benefit	4.1	3.9	6.4
Adjust deferred taxes for state net operating loss carryforward	0.2	(0.4)	8.0
Valuation allowance	(0.8)	(0.4)	(1.7)
Executive compensation	(1.2)	(0.7)	1.5
Post-emergence bankruptcy-related items	(0.1)	(0.7)	6.2
Tax attribute reduction	—	—	13.3
Post-emergence professional fees	—	(0.1)	2.7
Other items, net	(0.6)	(0.4)	(2.1)
Effective income tax rate	22.6%	22.2%	55.3%
The effective income tax rate in 2021 primarily reflected the impact of a reduction in our tax attributes and various post-emergence bankruptcy-related items and professional fees related to the Company’s emergence from bankruptcy in September 2020.
The significant components of the net deferred income tax liability were as follows as of December 31:
(Millions)	2023	2022
Deferred income tax assets:
Long-term lease obligations	$984.7	$1,053.7
Operating loss and credit carryforwards	179.8	181.6
Interest expense	117.9	73.5
Postretirement and other employee benefits	43.4	40.2
Research and development capitalization	34.0	22.4
Bad debt	11.4	14.2
Deferred debt costs	6.3	8.0
Equity-based compensation	4.1	3.0
Other	30.8	29.5
	1,412.4	1,426.1
Less valuation allowance	(11.0)	(10.2)
Deferred income tax assets	$1,401.4	$1,415.9

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
15.   Income Taxes: (Continued)
(Millions)	2023	2022
Deferred income tax liabilities:
Operating lease right-of-use assets	$912.4	$997.5
Property, plant and equipment	613.9	597.1
Goodwill and other intangible assets	29.5	43.1
Unrealized holding gains on interest rate swaps	2.9	7.8
Other	40.5	37.8
Deferred income tax liabilities	1,599.2	1,683.3
Net deferred income tax liability	$197.8	$267.4

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets and liabilities, carryback potential and tax planning strategies in making this assessment.
As of December 31, 2023 and 2022, federal net operating loss carryforwards were approximately $789.6 million and $797.1 million, respectively. Net operating losses generated prior to 2018 expire in varying amounts from 2024 through 2036. Under the 2017 Tax Act, federal net operating losses generated in 2018 and future years can be carried forward indefinitely.
As of December 31, 2023 and 2022, state net operating loss carryforwards were approximately $163.3 million and $164.1 million, respectively, which expire annually in varying amounts from 2024 through 2043.
Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized. For both December 31, 2023 and 2022, recorded valuation allowances totaled approximately $9.1 million related to state loss carryforwards which are expected to expire before they are utilized. The amount of state tax credit carryforwards as of December 31, 2023 and 2022, were approximately $6.2 million and $6.4 million, respectively, which expire in varying amounts from 2024 through 2033. Due to the expected lack of sufficient future taxable income, the Company believes that it is more likely than not that the benefit from some of the state tax credit carryforwards will not be realized prior to expiration. Therefore, as of December 31, 2023 and 2022, Windstream recorded valuation allowances of approximately $1.9 million and $1.1 million, respectively, to reduce our deferred tax assets to amounts expected to be realized.
Uncertainty in taxes is accounted for in accordance with authoritative guidance. For all periods presented, there were no unrecognized tax benefits. Windstream does not expect or anticipate a significant change in the next twelve months in unrecognized tax benefits.
The Company files income tax returns in the U.S. federal jurisdiction and various states. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years prior to 2020. Windstream has identified Arkansas, California, Florida, Georgia, Illinois, Iowa, Kentucky, Nebraska, New York, North Carolina, Pennsylvania, Texas and Virginia as “major” state taxing jurisdictions.
Accrued interest and penalties related to unrecognized tax benefits are recognized as a component of income tax expense. For all periods presented, there were no interest or penalties recognized nor any amounts accrued for interest and penalties.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
16.   Commitments and Contingencies:
Bankruptcy-Related Litigation
U.S. Bank, as indenture trustee for certain pre-petition Old Services unsecured notes, appealed the U.S. Bankruptcy Court for the Southern District of New York’s (the “Bankruptcy Court”) approval of the Uniti settlement and the Order Confirming the First Amended Joint Chapter 11 Plan (the “Confirmation Order”) approving the Joint Chapter 11 Plan of Reorganization (as amended, the “Plan”) to the U.S. District Court for the Southern District of New York in 2020. In June 2021, the appellate court entered an order dismissing the appeal as equitably moot. In July 2021, U.S. Bank appealed the dismissal to the U.S. Court of Appeals for the Second Circuit (“Second Circuit”) which affirmed the dismissal of the appeal. U.S. Bank sought en banc review by the entire Second Circuit, and that review resulted in the Second Circuit finding in Windstream’s favor. U.S. Bank filed a petition for certiorari with the U.S. Supreme Court in March 2023. The petition was denied, and the matter is now over.
Windstream Holdings, LLC (“Old Holdings”), its current and former directors, and certain of its executive officers are the subject of two shareholder-related lawsuits arising out of the merger with EarthLink Holdings Corp. in February 2017 pending in federal court in Arkansas and state court in Georgia. The pending complaints contain similar assertions and claims of alleged securities law violations and breaches of fiduciary duties related to the disclosures in the joint proxy statement/prospectus soliciting shareholder approval of the merger, which the plaintiffs allege were inadequate and misleading.
In June 2023, the court denied Windstream’s long-standing motion to dismiss the claims, after holding oral arguments in August 2019 and after Windstream renewed its motion to dismiss in July 2021 in response to the plaintiffs amending the complaint. There is a trial date in the federal case set for November 2024, and discovery is proceeding. The state court case was stayed in 2019, and remains stayed. Oral arguments were held on February 15, 2024 regarding certification of the class, and a ruling is anticipated in the near future.
The federal plaintiffs’ proof of claim was resolved on the bankruptcy docket in September 2021. Pursuant to the Company’s Plan of Reorganization, plaintiffs are limited to a recovery to the extent of any available insurance proceeds. The state plaintiff failed to submit a proof of claim and in light of the Company’s emergence from bankruptcy, Windstream believes the state case should be discharged, but the plaintiff is challenging the discharge. To the extent the state court case proceeds, applicable law provide that the plaintiff’s recovery is limited to available insurance proceeds.
Management believes that the Company has valid defenses for each of the lawsuits and plans to vigorously defend the pursuit of all matters. While the ultimate resolution of the matters is not currently predictable, if there is an adverse ruling in any of these matters, the ruling could constitute a material adverse outcome on the future consolidated results of operations, cash flows, or financial condition of the Company.
Texas USF Litigation
Starting in 2020, the Texas USF ran a quarterly deficit due to a declining contributions base. Despite state statutory and regulatory requirements to fully fund the programs, the Texas Public Utility Commission (“PUC”) short-paid Windstream and other telecom companies each month from November 2020 through July 2022. In January 2021, the Texas Telephone Association (“TTA”), of which Windstream is a member, filed a lawsuit against the PUC to restore USF funding to its previous levels. After a negative trial court ruling, TTA, Windstream and Lumen Technologies, Inc. appealed the decision, with the appellate court ruling, in June 2022, in favor of the appellants and ordered the PUC to resume fully funding its Texas USF obligations and remanded the case to the trial court for a determination on short paid amounts owed. On July 13, 2022, the PUC ordered an increase in the Texas USF assessment factor from 3.3 percent to 24.0 percent effective August 1, 2022. The increase allowed the PUC to meet current funding obligations, start paying short-paid amounts, and establish a reserve balance. The Company started receiving full go-forward payments in October 2022. To resolve all open issues, the parties entered into a settlement agreement

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
16.   Commitments and Contingencies: (Continued)
that provided for, among other things, that the State pay all arrearage amounts, plus interest, by December 31, 2023. This settlement agreement was approved by the trial court in December 2022, and the case was dismissed. The Company has received all arrearages and interest owed pursuant to the settlement agreement totaling $54.3 million, and accordingly, this matter is now concluded.
Other Matters
The Company is currently involved in certain legal proceedings arising in the ordinary course of business and, as required, has accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any specific period could be materially affected by changes in its assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any specific claim or proceeding would not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.
Notwithstanding the foregoing, any litigation pending against the Company and any claims that could be asserted against the Company that arose prior to February 25, 2019 (the “Petition Date”) are subject to discharge pursuant to releases finalized at emergence or resolution in accordance with the Bankruptcy Code for any outstanding proof of claims.
17.   Subsequent Events:
The Company evaluated subsequent events and transactions for possible recognition or disclosure in these financial statements through March 11, 2024, the date these financial statements were originally available to be issued, and further evaluated subsequent events for disclosure through July 28, 2024, the date these financial statements were available to be reissued. No additional disclosures are required other than those matters that have been reflected within these consolidated financial statements.
Settlement Payments from Uniti — On January 8, 2024, April 5, 2024 and July 8, 2024, the Company received from Uniti the first, second and third quarterly cash installment payments of $24.5 million each payable to Windstream in 2024, for a total of $73.5 million, pursuant to the amended master lease agreements.
Amended Right of Way Agreement — On March 27, 2024, the Company executed an amended non-exclusive right of way agreement for the period May 31, 2024 to December 31, 2034. Under terms of the amended agreement, Windstream will pay a total of $74.1 million payable on an annual basis escalating from $1.6 million in 2024 to $9.2 million in 2034.
Sale of Operating Assets — On March 28, 2024, the Company completed the sale of certain of its unused IPv4 addresses for $104.3 million and received $103.5 million in cash, net of broker fees. Including other transaction-related expenses, the Company recognized a pretax gain of $103.2 million from the sale in the first quarter of 2024.
Pension Plan Contributions — On April 15, 2024, the Company made its required quarterly employer contribution of $5.1 million, as well as an additional voluntary contribution of $7.0 million in cash to the qualified pension plan. On June 3, 2024, the Company made in cash its remaining required employer contributions of $10.2 million to satisfy its 2024 minimum funding requirements.
Settlement of Management Incentive Plan (“MIP”) — On May 2, 2024, the Board of Managers (the “Board”) terminated the MIP with respect to the granting of any new equity awards. In conjunction with this action, participants in the MIP currently employed by the Company and current members of the Board agreed to settle all issued and outstanding time-based restricted units for cash consideration of $13 per

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
17.   Subsequent Events: (Continued)
unit payable on or about May 2, 2025, or upon consummation of the merger with Uniti, whichever is earlier (see below for further discussion of pending merger with Uniti). As of May 2, 2024, there were 1,500,306 time-based restricted units outstanding held by current management employees and Board members. Participants in the MIP currently employed by the Company also agreed to forfeit all performance-based restricted units and performance-based options previously granted to them in exchange for other cash consideration payable upon consummation of the merger with Uniti. As a result, 345,469 performance-based units and 1,151,572 performance-based options were cancelled. Participants in the MIP formerly employed by the Company will be offered the option to receive cash consideration for time-based restricted units that previously vested and were settled as common units for the same cash consideration of $13 per unit, payable upon acceptance of the offer and, in exchange, relinquish performance-based units and performance-based options previously issued to them. As of May 2, 2024, there were 708,318 common units, 889,404 performance-based units and 2,964,703 performance-based options outstanding held by former management employees of the Company.
Pending Merger Transaction — On May 3, 2024, Windstream entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Uniti, pursuant to which, prior to closing (as defined in the Merger Agreement) (the “Closing”), Windstream will undergo an internal reorganization (the “Pre-Closing Windstream Reorganization”), pursuant to which Windstream will (a) merge with and into a newly formed entity, a Delaware limited liability company identified as “New Windstream Holdings II” in the Merger Agreement (“New Windstream Holdings II”), with New Windstream Holdings II as the surviving entity of such merger, and (b) Windstream Parent, Inc., a Delaware corporation that is currently an indirect wholly owned subsidiary of Windstream (“New Uniti”), will become the ultimate parent company of New Windstream Holdings II (as successor to Windstream). Following the Pre-Closing Windstream Reorganization, an entity formed as part of the Pre-Closing Windstream Reorganization and an indirect wholly owned subsidiary of New Uniti identified as “Merger Sub” in the Merger Agreement will merge with and into Uniti (the “Merger”), with Uniti surviving the Merger as an indirect wholly owned subsidiary of New Uniti, such that both New Windstream Holdings II (as successor to Windstream) and Uniti will be indirect wholly owned subsidiaries of New Uniti. Windstream’s Board of Managers has unanimously approved the Merger Agreement.
Upon consummation of the Merger, New Uniti will become an integrated telecommunications company. The common stock of New Uniti (“New Uniti Common Stock”) is expected to be listed on the Nasdaq. Uniti’s and Windstream’s existing debt is expected to remain in-place following the Merger and each company will remain as a separate subsidiary of New Uniti, with its own debt obligations and no cross-guarantees. Initially, the legacy Uniti and Windstream organizational structures will remain separate, and the existing agreements and arrangements presently in effect between Uniti and Windstream, such as our master lease agreements with Uniti and the settlement agreement with Uniti, which requires Uniti to fund periodic settlement payments and reimburse Windstream for certain growth capital improvements, will remain in place.
At the closing of the Merger, Uniti and Windstream equityholders are expected to hold approximately 62 percent and 38 percent, respectively, of New Uniti before giving effect to the conversion of any outstanding convertible securities or the issuance of warrants to purchase New Uniti Common Stock referenced below. In addition, at the closing of the Merger, Uniti will fund an aggregate cash payment of $425 million (less certain transaction expenses) that will be distributed to Windstream equityholders on a pro-rata basis. Windstream equityholders will also be entitled to pro rata distributions of (i) new shares of non-voting preferred stock of New Uniti with a dividend rate of 11 percent per year for the first six years, subject to an additional 0.5 percent per year during each of the seventh and eighth year after the initial issuance and further increased by an additional 1 percent per year during each subsequent year, subject to a cap of 16 percent per year and with an aggregate liquidation preference of $575 million, and (ii) warrants to purchase New Uniti Common Stock, with an exercise price of $0.01 per share, subject to customary adjustments, representing in the aggregate approximately 6.9 percent of the pro forma share total of New Uniti.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
17.   Subsequent Events: (Continued)
Uniti and Windstream have each made customary representations and warranties and covenants in the Merger Agreement, including covenants, subject to certain exceptions, to use reasonable best efforts to conduct their respective businesses in the ordinary course during the interim period between the execution of the Merger Agreement and the consummation of the Merger (the “Interim Period”). Uniti and Windstream have each agreed to use its respective reasonable best efforts to cause the transactions contemplated by the Merger Agreement to be consummated as soon as practicable, including in connection with obtaining all approvals required to be obtained from any governmental authority or third party that are necessary, proper or advisable to consummate such transactions.
The Merger is subject to customary closing conditions, including, among others, approval by Uniti’s stockholders and receipt of required regulatory approvals, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the receipt of approvals from the FCC and certain state public utility commissions. We currently expect the Merger to close in 2025.
The Merger Agreement contains certain customary termination rights for each of Uniti and Windstream, including if the Merger has not been consummated on or before November 3, 2025, subject to certain extensions through no later than May 3, 2026. If the Merger Agreement is terminated, Uniti will be obligated to pay Windstream (i) out-of-pocket third-party expenses incurred in connection with the Merger, not to exceed $25 million, if the Merger Agreement was terminated because Uniti Stockholder Approval was not obtained, (ii) a termination fee of $55 million under specified circumstances, including termination following Uniti accepting a Superior Proposal or Windstream receiving an Adverse Recommendation Change (each as defined in the Merger Agreement) and (iii) a termination fee of $75 million under specified circumstances, including if the Merger Agreement is terminated by Windstream due to Uniti’s failure to obtain sufficient financing or Uniti’s uncured breach of certain related representations and covenants, in circumstances where the termination fee in (ii) is not due.
Pending Settlement of Bankruptcy-Related Litigation — On May 6, 2024, the parties to the class action lawsuit previously discussed in Note 16 agreed to a settlement that remains subject to federal court approval in Arkansas. The parties are preparing the appropriate pleadings to submit to the court for review and approval of the settlement that will be applicable to the shareholder class. Windstream’s directors’ and officers’ insurance carriers are providing full coverage for the settlement, if approved, as the Company has paid all applicable deductibles.
Key elements of the settlement include:
•
Lead Plaintiff concedes that none of the defendants are making any concession of liability or wrongdoing, and the defendants concede that Lead Plaintiff makes no concession regarding lack of merit.

•
The parties agree that the settlement releases any and all shareholder claims against the Company and the defendants, and the claims are fully discharged.

•
Upon approval by the court, the Company, in conjunction with its insurance carriers, will place in escrow the settlement amount of $85 million for distribution to class members.

•
A Claims Administrator will be appointed by the court and, under supervision of the Court, shall provide notice of the settlement to class members and oversee the distribution of the settlement fund.

There is a trial date in the federal case in November 2024 that has been stayed in light of the pending settlement. Court approval of the settlement by the presiding federal judge will bar class members, including the plaintiff in the state case, from commencing or prosecuting any of the released claims against the defendants. Thus, the Company will seek dismissal of the state court case at the appropriate time.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
17.   Subsequent Events: (Continued)
As a result, the Company will record a liability for the agreed upon settlement amount of $85.0 million and a loss recovery insurance receivable of $85.0 million for insurance proceeds deemed probable of recovery in its consolidated balance sheet as of March 31, 2024.

WINDSTREAM HOLDINGS II, LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions, except per unit amounts)	2024	2023	2024	2023
Revenues and sales:
Service revenues	$903.0	$990.8	$2,795.4	$2,990.2
Sales revenues	13.3	11.2	47.8	30.0
Total revenues and sales	916.3	1,002.0	2,843.2	3,020.2
Costs and expenses:
Cost of services (exclusive of depreciation and amortization included below)	573.5	615.9	1,738.2	1,869.3
Cost of sales	10.6	11.1	35.7	32.1
Selling, general and administrative	163.1	183.7	514.8	548.1
Depreciation and amortization	204.1	202.7	612.6	597.9
Net loss (gain) on asset retirements and dispositions	2.3	(2.9)	(29.1)	(8.5)
Gain on sale of operating assets	—	—	(103.2)	—
Total costs and expenses	953.6	1,010.5	2,769.0	3,038.9
Operating (loss) income	(37.3)	(8.5)	74.2	(18.7)
Other income, net	0.7	0.1	2.2	0.1
Interest expense	(54.3)	(52.1)	(160.7)	(156.4)
Loss before income taxes	(90.9)	(60.5)	(84.3)	(175.0)
Income tax benefit	20.0	14.4	13.2	41.0
Net loss	$(70.9)	$(46.1)	$(71.1)	$(134.0)
Loss per unit:
Basic	$(0.78)	$(0.51)	$(0.78)	$(1.49)
Diluted	$(0.78)	$(0.51)	$(0.78)	$(1.49)
Weighted average units outstanding:
Basic	90.7	90.2	90.7	90.2
Diluted	90.7	90.2	90.7	90.2
The accompanying notes are an integral part of these condensed consolidated financial statements.

WINDSTREAM HOLDINGS II, LLC
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions)	2024	2023	2024	2023
Net loss	$(70.9)	$(46.1)	$(71.1)	$(134.0)
Other comprehensive loss:
Designated interest rate swaps:
Change in fair value in the period	(6.2)	2.6	2.9	7.5
Net unrealized gains included in interest expense	(1.7)	(3.6)	(5.1)	(11.8)
De-designated interest rate swap:
Amortization of unrealized gain	(2.0)	(2.0)	(5.9)	(3.1)
	(9.9)	(3.0)	(8.1)	(7.4)
Income tax benefit	2.4	0.8	2.0	1.9
Change in interest rate swaps	(7.5)	(2.2)	(6.1)	(5.5)
Postretirement plan:
Amounts included in net periodic benefit cost:
Amortization of net actuarial gains	(0.1)	(0.1)	(0.5)	(0.5)
Amortization of prior service credits	(0.2)	(0.2)	(0.6)	(0.6)
	(0.3)	(0.3)	(1.1)	(1.1)
Income tax benefit	0.1	—	0.3	0.2
Change in postretirement plan	(0.2)	(0.3)	(0.8)	(0.9)
Other comprehensive loss	(7.7)	(2.5)	(6.9)	(6.4)
Comprehensive loss	$(78.6)	$(48.6)	$(78.0)	$(140.4)
The accompanying notes are an integral part of these condensed consolidated financial statements.

WINDSTREAM HOLDINGS II, LLC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Millions, except number of common units)	September 30, 2024	December 31, 2023
Assets
Current Assets:
Cash and cash equivalents	$32.1	$44.9
Restricted cash	5.4	5.3
Accounts receivable, net of allowance for credit losses of $20.3 and $22.9, respectively	330.6	352.6
Inventories	154.8	186.2
Prepaid expenses	140.7	144.7
Other current assets	204.3	88.2
Total current assets	867.9	821.9
Intangible assets, net	250.3	246.0
Property, plant and equipment, net	3,776.3	3,924.2
Operating lease right-of-use assets	3,400.7	3,686.3
Other assets	91.5	93.3
Total Assets	$8,386.7	$8,771.7
Liabilities and Equity
Current Liabilities:
Current portion of long-term debt	$7.5	$7.5
Current portion of operating lease obligations	488.7	456.3
Accounts payable	167.4	242.7
Advance payments	136.8	164.2
Accrued taxes	68.2	58.3
Accrued interest	14.2	42.7
Other current liabilities	365.6	306.0
Total current liabilities	1,248.4	1,277.7
Long-term debt	2,319.6	2,319.0
Long-term operating lease obligations	3,189.5	3,455.2
Deferred income taxes	167.2	197.8
Other liabilities	412.7	380.2
Total liabilities	7,337.4	7,629.9
Commitments and Contingencies (See Note 13)
Equity:
Common units, 90,705,184 and 90,562,074 issued and outstanding, respectively	1,463.0	1,463.0
Additional paid-in-capital	8.3	22.8
Accumulated other comprehensive income	12.0	18.9
Accumulated deficit	(434.0)	(362.9)
Total equity	1,049.3	1,141.8
Total Liabilities and Equity	$8,386.7	$8,771.7
The accompanying notes are an integral part of these condensed consolidated financial statements.

WINDSTREAM HOLDINGS II, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Nine Months Ended September 30,
(Millions)	2024	2023
Cash Flows from Operating Activities:
Net loss	$(71.1)	$(134.0)
Adjustments to reconcile net loss to net cash provided from operations:
Depreciation and amortization	612.6	597.9
Gain on sale of operating assets	(103.2)	—
Net gain on asset retirements and dispositions	(29.1)	(8.5)
Provision for estimated credit losses	33.9	35.5
Deferred income taxes	(28.4)	(43.7)
Other, net	9.0	15.2
Changes in operating assets and liabilities, net
Accounts receivable	(11.9)	(7.5)
Inventories	31.3	30.7
Prepaid expenses	(0.9)	(23.1)
Other current assets	(79.5)	5.0
Other assets	(5.5)	8.4
Accounts payable	(61.9)	48.0
Advance payments	(27.4)	11.6
Accrued interest	(28.4)	(28.4)
Accrued taxes	9.9	(6.6)
Other current liabilities	44.8	(27.8)
Other liabilities	7.5	12.3
Operating lease assets and lease obligations	52.3	47.7
Other, net	10.7	(1.5)
Net cash provided from operating activities	364.7	531.2
Cash Flows from Investing Activities:
Capital expenditures	(664.6)	(821.4)
Uniti funding of growth capital expenditures	230.8	233.5
Capital expenditures funded by government grants	(82.8)	(43.5)
Grant funds received for broadband expansion	34.3	14.5
Proceeds from sale of operating assets	103.5	—
Proceeds from liquidation of non-marketable investment	9.2	—
Other, net	3.5	12.5
Net cash used in investing activities	(366.1)	(604.4)
Cash Flows from Financing Activities:
Proceeds of debt issuances	222.0	370.0
Repayments of debt	(227.6)	(375.6)
Payments under finance leases	(6.4)	(8.1)
Other, net	0.7	(0.5)
Net cash used in financing activities	(11.3)	(14.2)
Net decrease in cash, cash equivalents and restricted cash	(12.7)	(87.4)
Cash, Cash Equivalents and Restricted Cash:
Beginning of period	50.2	117.9
End of period	$37.5	$30.5
Supplemental Cash Flow Disclosures:
Interest paid, net of interest capitalized	$180.8	$181.1
Income taxes paid, net	$7.9	$11.3
Right-of-use assets obtained in exchange for operating lease obligations	$95.8	$137.3
Change in accounts payable and other current liabilities for purchases of property and equipment	$14.4	$24.4
The accompanying notes are an integral part of these condensed consolidated financial statements.

WINDSTREAM HOLDINGS II, LLC
CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED)
(Millions)	Equity Units	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
Balance at December 31, 2023	$1,463.0	$22.8	$18.9	$(362.9)	$1,141.8
Net income	—	—	—	59.7	59.7
Other comprehensive income, net of tax:
Change in postretirement plan	—	—	(0.3)	—	(0.3)
Change in designated interest rate swaps	—	—	4.0	—	4.0
Amortization of net gains on de-designated interest rate swap	—	—	(1.5)	—	(1.5)
Comprehensive income	—	—	2.2	59.7	61.9
Equity-based compensation	—	1.4	—	—	1.4
Taxes withheld on vested and settled restricted common units	—	(0.5)	—	—	(0.5)
Balance at March 31, 2024	$1,463.0	$23.7	$21.1	$(303.2)	$1,204.6
Net loss	—	—	—	(59.9)	(59.9)
Other comprehensive loss, net of tax:
Change in postretirement plan	—	—	(0.3)	—	(0.3)
Change in designated interest rate swaps	—	—	0.4	—	0.4
Amortization of unrealized gain on de-designated interest rate swap	—	—	(1.5)	—	(1.5)
Comprehensive loss	—	—	(1.4)	(59.9)	(61.3)
Reclassification of equity awards	—	(15.6)	—	—	(15.6)
Equity-based compensation	—	0.5	—	—	0.5
Taxes withheld on vested and settled restricted common units	—	(0.3)	—	—	(0.3)
Balance at June 30, 2024	$1,463.0	$8.3	$19.7	$(363.1)	$1,127.9
Net loss	—	—	—	(70.9)	(70.9)
Other comprehensive loss, net of tax:
Change in postretirement plan	—	—	(0.2)	—	(0.2)
Change in designated interest rate swaps	—	—	(6.1)	—	(6.1)
Amortization of unrealized gain on de-designated interest rate swap	—	—	(1.4)	—	(1.4)
Comprehensive loss	—	—	(7.7)	(70.9)	(78.6)
Balance at September 30, 2024	$1,463.0	$8.3	$12.0	$(434.0)	$1,049.3
The accompanying notes are an integral part of these condensed consolidated financial statements.

WINDSTREAM HOLDINGS II, LLC
CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED)
(Millions)	Equity Units	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
Balance at December 31, 2022	$1,463.0	$13.6	$34.8	$(153.1)	$1,358.3
Net loss	—	—	—	(38.2)	(38.2)
Other comprehensive loss, net of tax:
Change in postretirement plan	—	—	(0.3)	—	(0.3)
Change in designated interest rate swaps	—	—	(4.6)	—	(4.6)
Comprehensive loss	—	—	(4.9)	(38.2)	(43.1)
Equity-based compensation	—	1.6	—	—	1.6
Balance at March 31, 2023	$1,463.0	$15.2	$29.9	$(191.3)	$1,316.8
Net loss	—	—	—	(49.7)	(49.7)
Other comprehensive income (loss), net of tax:
Change in postretirement plan	—	—	(0.3)	—	(0.3)
Change in designated interest rate swaps	—	—	2.1	—	2.1
Amortization of net gains on de-designated interest rate swap	—	—	(0.8)	—	(0.8)
Comprehensive income (loss)	—	—	1.0	(49.7)	(48.7)
Equity-based compensation	—	1.6	—	—	1.6
Balance at June 30, 2023	$1,463.0	$16.8	$30.9	$(241.0)	$1,269.7
Net loss	—	—	—	(46.1)	(46.1)
Other comprehensive loss, net of tax:
Change in postretirement plan	—	—	(0.3)	—	(0.3)
Change in designated interest rate swaps	—	—	(0.7)	—	(0.7)
Amortization of net gains on de-designated interest rate swap	—	—	(1.5)	—	(1.5)
Comprehensive loss	—	—	(2.5)	(46.1)	(48.6)
Equity-based compensation	—	1.5	—	—	1.5
Balance at September 30, 2023	$1,463.0	$18.3	$28.4	$(287.1)	$1,222.6
The accompanying notes are an integral part of these condensed consolidated financial statements.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
1.   Preparation of Interim Financial Statements:
Organizational Structure — Windstream Holdings II, LLC (“Holdings”), a Delaware limited liability company, together with its consolidated subsidiaries, (collectively, “Windstream,” “the Company,” “we,” or “our”), is a privately held company with no publicly registered debt or equity securities. Windstream Services, LLC (“Services” or the “Borrower”) is a wholly owned subsidiary of Holdings.
Foreign Ownership and Equity Interests — At its emergence from bankruptcy in September 2020, the Company issued 90.0 million equity units, consisting of approximately 15.6 million common units and approximately 74.4 million special warrants to purchase common units to holders of allowed first lien claims and participants in a $750.0 million rights offering. On June 2, 2023, the Federal Communications Commission (“FCC”) issued a final order approving the Company’s Petition for Declaratory Ruling regarding foreign equity and ownership interests of the Company. Issuance of this order triggered the automatic exchange of special warrants issued to certain equity holders for common units or limited rights common units in a one-to-one exchange. As a result of the FCC order, approximately 74.4 million special warrants became null, void and worthless as of June 9, 2023, the effective date of the exchange. Following the exchange, the Company had approximately 90.2 million common units issued and outstanding. There were no material impacts to the ownership structure or governance of the Company as a result of the exchange.
Description of Business — Windstream’s quality-first approach connects customers to new opportunities and possibilities by leveraging its nationwide network to deliver a full suite of advanced communications services. We provide fiber-based broadband to residential and small business customers in 18 states, managed cloud communications and security services for large enterprises and government entities across the United States of America (“U.S.”), and tailored waves and transport solutions for carriers, content providers and large cloud computing and storage service providers in the U.S. and Canada. Our operations are organized into three business segments: Kinetic, Enterprise and Wholesale. The Kinetic segment serves consumer and small business customers in markets in which we are the incumbent local exchange carrier (“ILEC”) and provides services over network facilities operated by us. In addition to large business and wholesale customers with the majority of their service locations residing in ILEC markets, the Enterprise and Wholesale segments also serve customers in markets in which we are a competitive local exchange carrier (“CLEC”) and provide services over network facilities primarily leased from other carriers.
Basis of Presentation — The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions have been eliminated, as applicable. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) have been condensed or omitted consistent with the interim reporting requirements of a public business entity and the Company’s debt agreements. The accompanying condensed consolidated balance sheet as of December 31, 2023 was derived from audited financial statements but does not include all disclosures required by U.S. GAAP. In the opinion of management, all adjustments, consisting of normal, recurring adjustments, necessary for a fair statement of the Company’s results of operations for, and financial condition as of the end of, the interim periods have been made in the preparation of the accompanying unaudited condensed consolidated financial statements. The results for the interim periods are not necessarily indicative of results for the full year. For a more complete discussion of significant accounting policies and certain other information, this report should be read in conjunction with the Company’s 2023 annual audited financial statements issued on July 28, 2024.
The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying unaudited condensed consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the condensed consolidated financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying unaudited condensed consolidated financial statements, and such differences could be material.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
1.   Preparation of Interim Financial Statements: (Continued)
Lessor Arrangements — Certain service offerings to customers include equipment leases. The Company also leases its network facilities to other service providers and enters into arrangements with third parties to lease unused or underutilized portions of its network. These leases meet the criteria for operating lease classification. Operating lease income was $36.3 million and $109.3 million for the three and nine-month periods ended September 30, 2024, as compared to $34.5 million and $101.6 million for the three and nine-month periods ended September 30, 2023, respectively, and is included in service revenues in the condensed consolidated statements of operations.
Periodically, the Company enters into indefeasible right of use (“IRU”) arrangements that grant exclusive access to and unrestricted use of specific dark fiber assets and for which the terms of the arrangements are for a major part of the assets’ remaining economic life. These IRU arrangements meet the criteria for sales-type lease classification. During the three and nine-month periods ended September 30, 2024, the Company recognized sales revenue of $6.2 million and $24.5 million, cost of sales of $2.3 million and $9.9 million and gross profit of $3.9 million and $14.6 million related to these IRU arrangements, respectively. Comparatively, during the three and nine-month periods ended September 30, 2023, the Company recognized sales revenue of $2.2 million and $4.2 million, cost of sales of $1.1 million and $1.9 million and gross profit of $1.1 million and $2.3 million, respectively, related to these IRU arrangements.
Government Assistance — The Company receives federal and state governmental assistance in the form of subsidies and grants for either the construction of long-lived assets used in providing broadband service or to help offset the high cost of providing service to rural markets. In absence of specific U.S. GAAP related to the accounting for government grants applicable to for-profit entities, the Company considered the application of other authoritative accounting guidance by analogy and concluded that International Accounting Standard 20 — Accounting for Government Grants and Disclosures of Government Assistance (“IAS 20”) was the most appropriate authoritative guidance for recording and classifying federal and state governmental assistance received by the Company.
Under IAS 20, the accounting for government grants should be based on the nature of the expenditures which the grant is intended to compensate and should be recognized when there is reasonable assurance that the Company has met the requirements of the applicable program and there is reasonable assurance that the funding will be received. Grants received as subsidies to offset the high cost of providing service to rural markets are recognized as service revenues in the condensed consolidated statements of operations and are generally received one to two months in arrears. Grants that compensate Windstream for the cost of acquiring or constructing long-lived assets are recognized as a reduction in the cost of the related asset. If Windstream receives the grant funding upfront in advance of completing the related construction project, the Company establishes a liability for the portion of the grant funds received but not yet spent. The liability is then relieved on a pro rata basis as construction occurs and capital expenditures are incurred. Included in other current liabilities were $3.5 million and $3.7 million as of September 30, 2024 and December 31, 2023, respectively, for funding received but not yet spent. Conversely, if Windstream incurs capital expenditures prior to receiving the grant funds, the Company records a receivable equal to the amount of capital expenditures incurred to be funded by the grant. Included in other current assets were $76.4 million and $28.1 million as of September 30, 2024 and December 31, 2023, respectively, for funding not yet received.
Gain on Sale of Operating Assets — In March 2024, the Company sold certain of its unused IPv4 addresses for $104.3 million and received $103.5 million in cash, net of broker fees. Including other transaction-related expenses, the Company recognized a pretax gain of $103.2 million from the sale.
Net Gain on Asset Retirements and Dispositions — In conjunction with the Company’s ongoing initiatives to migrate substantially all of its CLEC customers from time-division multiplexing (“TDM”) network equipment to newer technologies, replace existing ILEC copper cable with fiber optic cable, and reduce the number of leased colocation sites, the Company retired certain property, plant and equipment, primarily consisting of TDM equipment and copper cable. Upon retirement, the Company wrote-off the

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
1.   Preparation of Interim Financial Statements: (Continued)
remaining net book value of the related assets and recorded pretax losses totaling $4.8 million and $11.1 million for the three and nine-month periods ended September 30, 2024, respectively, as compared to $13.6 million and $21.9 million for the three and nine-month periods ended September 30, 2023, respectively. On an aggregate basis, the Company realized pretax net gains from the disposal of vehicles and other assets of $1.4 million for both the three and nine-month periods ended September 30, 2024. Comparatively, the Company realized aggregate pretax net gains from the disposal of vehicles and other assets of $3.6 million and $5.0 million for the three and nine-month periods ended September 30, 2023, respectively.
Windstream has received and expects to receive funds for capital expenditures to expand the availability and affordability of residential broadband service via direct grants or through the formation of public private partnerships. These funds are accounted for as a reduction of the gross cost of the related capital expenditures. Under the master lease agreements, Uniti Group, Inc. (“Uniti”) reimburses Windstream for growth capital improvements (“GCIs”) on a gross basis. GCIs initially funded by Windstream and for which reimbursement from Uniti has been requested, but not yet received are reflected as tenant capital improvements (“TCIs”) in property, plant and equipment, net and become the property of Uniti when placed in service. When reimbursements for GCIs are received from Uniti, the related TCIs are derecognized and become leased assets under the master lease agreements. Differences in the amount of the GCI reimbursements and the carrying value of the TCIs are recognized as gains. During the three and nine-month periods ended September 30, 2024, the Company recorded pretax gains related to GCI reimbursements that exceeded the carrying value of TCIs at the time of reimbursement of $3.9 million and $41.6 million, respectively, as compared to $12.9 million and $25.4 million for the three and nine-month periods ended September 30, 2023, respectively.
Provision for Income Taxes — During the three and nine-month periods ended September 30, 2024, the Company recognized income tax benefits of $20.0 million and $13.2 million, respectively, as compared to income tax benefits of $14.4 million and $41.0 million for the same periods in 2023. The income tax benefit recorded in the three and nine-month periods of 2024 and 2023 reflected the loss before taxes in each period. The income tax benefit recorded in the nine-month period of 2024 attributable to the pretax loss was partially offset by discrete tax expense of $5.4 million for nondeductible transaction costs associated with the merger with Uniti, and by discrete tax expense of $25.6 million related to the sale of the IPv4 addresses. Inclusive of the discrete items, the Company’s effective tax rate was 22.0 percent and 15.7 percent for the three and nine-month periods ended September 30, 2024, respectively, as compared to 23.8 percent and 23.4 percent for the same periods in 2023.
Recently Issued Authoritative Guidance
Segment Reporting — In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280) — Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires that a public entity disclose, on an interim and annual basis, significant segment expense categories and amounts that are regularly provided to its chief operating decision maker (“CODM”) and included in each reported measure of segment profit or loss. An entity must also disclose, by reportable segment, the amount and composition of other expenses. The standard also requires an entity to disclose the title and position of its CODM and explain how the CODM uses the reported measures in assessing segment performance and determining how to allocate resources. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023 and interim periods in fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments in ASU 2023-07 are to be applied on a retrospective basis. The Company is currently in the process of evaluating the impacts of this guidance to its segment disclosures included within its condensed consolidated financial statements.
Income Taxes — In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740) —  Improvements to Income Tax Disclosures (“ASU 2023-09”). The standard intends to improve transparency about income tax information primarily through changes to the tax rate reconciliation and income taxes

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
1.   Preparation of Interim Financial Statements: (Continued)
paid disclosures. ASU 2023-09 will require entities on an annual basis to disclose a tabular rate reconciliation using both percentages and dollar amounts that includes specific categories of reconciling items and to provide additional information for reconciling items that meet a specified quantitative threshold. ASU 2023-09 also requires entities to disclose on an annual basis the amount of income taxes paid (net of refunds received) disaggregated by federal, state and foreign jurisdictions and for individual jurisdictions in which income taxes paid (net of refunds received) is equal to or greater than 5 percent of total income taxes paid (net of refunds received). ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, which is January 1, 2025 for the Company, with early adoption permitted. The amendments in ASU 2023-09 are to be applied on a prospective basis, although retrospective application is permitted. The Company is currently in the process of evaluating the impacts of this guidance to the income tax disclosures included within its consolidated financial statements.
Disaggregation of Expenses — In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income (Topic 220) — Expense Disaggregation Disclosures (“ASU 2024-03”). This update requires public business entities to provide more detailed disclosure in the notes to the financial statements of certain categories of expenses, such as purchases of inventory, employee compensation, depreciation, and intangible asset amortization, that are components of existing captions presented on the face of the statement of operations. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027, with early adoption permitted. The amendments in ASU 2024-03 may be applied either prospectively or retrospectively. The Company is currently evaluating the impact that ASU 2024-03 will have on its financial statement presentation and disclosures.
2.   Intangible Assets, Net:
Indefinite-lived intangible assets were as follows as of September 30:
(Millions)	September 30, 2024	December 31, 2023
FCC Spectrum licenses	$78.9	$78.9
The Company acquired wireless spectrum licenses in the 3.5, 24, 28 and 37 GHz bands in auctions conducted by the FCC during 2020 and 2019 for $78.9 million. The spectrum licenses have an initial term of 10 years and are subject to renewal by the FCC. Currently, there are no legal, regulatory, contractual, competitive, economic or other factors that would limit the useful life of the spectrum, and therefore, the licenses are considered indefinite-lived intangible assets. As of September 30, 2024, the weighted average remaining renewal period for the acquired spectrum licenses was 5.9 years.
The gross carrying amount and accumulated amortization of finite-lived intangible assets by major category were as follows:
	September 30, 2024			December 31, 2023
(Millions)	Gross Cost	Accumulated Amortization	Net Carrying Value	Gross Cost	Accumulated Amortization	Net Carrying Value
Customer relationships	$402.5	$(397.0)	$5.5	$402.5	$(365.8)	$36.7
Trade names	154.0	(31.0)	123.0	154.0	(25.2)	128.8
Right-of-way(a)	42.8	(1.4)	41.4	—	—	—
Product names	2.5	(1.0)	1.5	2.5	(0.9)	1.6
Total	$601.8	$(430.4)	$171.4	$559.0	$(391.9)	$167.1

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
2.   Intangible Assets, Net: (Continued)

(a)
On March 27, 2024, the Company executed an amended non-exclusive right of way agreement for the period May 31, 2024 to December 31, 2034. Under terms of the amended agreement, Windstream will pay a total of $74.1 million payable on an annual basis escalating from $1.6 million in 2024 to $9.2 million in 2034. Accordingly, as of May 31, 2024, the Company recognized a right-of-way intangible asset and a related contractual liability of $42.8 million equal to the present value of the total future annual payments due under the agreement.

The amortization methodology and useful lives for finite-lived intangible assets were as follows:
Intangible Assets	Amortization Methodology	Estimated Useful Life
Customer relationships	sum of years digits	4 – 5 years
Trade names	straight-line	20 years
Right-of-way	straight-line	10.6 years
Product names	straight-line	10 years
Amortization expense for intangible assets subject to amortization was $12.7 million and $38.5 million for the three and nine-month periods ended September 30, 2024, as compared to $21.0 million and $65.2 million for the three and nine-month periods ended September 30, 2023, respectively.
Amortization expense for intangible assets subject to amortization was estimated to be as follows for each of the years ended September 30:
Year	(Millions)
2024 (excluding the nine-months ended September 30, 2024)	$4.4
2025	16.1
2026	12.0
2027	12.0
2028	12.0
Thereafter	114.9
Total	$171.4
3.   Debt:
Debt was as follows:
(Millions)	September 30, 2024	December 31, 2023
Issued by Services:
Super senior incremental term loan – variable rate, due February 23, 2027(a)	$250.0	$250.0
Senior secured term loan facility – variable rate, due September 21, 2027(a)	706.0	711.6
Senior first lien notes – 7.750%, due August 15, 2028(b)	1,400.0	1,400.0
Senior secured revolving credit facility – variable rate, due January 23, 2027	—	—
Unamortized discount on long-term debt(c)	(26.8)	(32.4)
Unamortized debt issuance costs(c)	(2.1)	(2.7)
	2,327.1	2,326.5

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
3.   Debt: (Continued)
(Millions)	September 30, 2024	December 31, 2023
Less current portion	(7.5)	(7.5)
Total long-term debt	$2,319.6	$2,319.0

(a)
As further discussed in Note 14, on October 4, 2024, Windstream completed refinancing transactions which included the issuance of new debt and the full repayment of these borrowings.

(b)
Notes were issued on August 25, 2020, by a predecessor entity. Upon emergence from bankruptcy, Services assumed all payment and other obligations related to these notes.

(c)
Amounts are amortized using the interest method over the life of the related debt instrument.

Credit Agreement — Pursuant to the Credit Agreement, by and between the Borrower, Holdings, JPMorgan Chase Bank, N.A., as Administrative and Collateral Agent, and Lender Parties, dated September 21, 2020 (the “Credit Agreement”), the Borrower obtained (a) a “first out” senior secured revolving credit facility in an aggregate committed amount of up to $475.0 million maturing on January 23, 2027 and (b) a senior secured first lien term loan facility (the “Term Loan”) in an aggregate principal amount of $750.0 million maturing on September 21, 2027. The proceeds of loans extended under the credit facilities may be used (i) for working capital and other general corporate purposes (ii) to pay transaction costs, professional fees and other obligations and expenses incurred in connection with the credit facilities, and (iii) for permitted acquisitions, capital expenditures and transaction costs.
In November 2022, Services executed incremental amendments to the Credit Agreement to provide for the following: (1) issuance of a new $250.0 million super senior incremental term loan (the “Incremental Term Loan”), (2) transition of the variable interest rate on the existing Term Loan from London Interbank Offering Rate (“LIBOR”) to Secured Overnight Financing Rate (“SOFR”) and (3) extension of the maturity of the senior secured revolving credit facility from September 21, 2024 to January 23, 2027. The Incremental Term Loan was issued at a discount of $12.5 million. Debt issuance costs of $3.4 million associated with the Incremental Term Loan were capitalized and are being amortized over the life of the loan. The Incremental Term Loan bears interest, at the option of the Borrower, at a rate equal to SOFR plus a 0.10 percent credit spread adjustment with a floor of 0.50 percent plus 4.00 percent per annum or a base rate plus 3.00 percent.
Following the transition from LIBOR, the Term Loan bears interest, at the option of the Borrower, at a rate equal to SOFR plus a 0.10 percent credit spread adjustment with a floor of 1.00 percent plus a margin of 6.25 percent per annum or a base rate plus 5.25 percent. Previously, the Term Loan bore interest, at the option of Borrower, at a rate equal to either LIBOR plus 6.25 percent or a base rate plus 5.25 percent. The Term Loan is subject to quarterly amortization payments in an aggregate amount equal to 0.25 percent of the initial principal amount of the loan with the remaining balance payable at maturity.
Effective September 21, 2024, the borrowing capacity under the amended senior secured revolving credit facility decreased from $500.0 million to $475.0 million of capacity through January 23, 2027. Loans under the amended senior secured revolving credit facility will bear interest, at the option of the Borrower, at a rate equal to SOFR plus a 0.10 percent credit spread adjustment with a floor of 1.00 percent plus a margin of 3.25 percent per annum or a base rate plus 2.25 percent subject to two step downs of 25 basis points each based on the achievement of certain first lien secured leverage ratios.
During the nine months ended September 30, 2024 and 2023, Services borrowed $222.0 million and $370.0 million under the senior secured revolving credit facility and repaid all of these borrowings by the end of the periods, respectively. Considering letters of credit of $133.9 million, the amount available for borrowing under the senior secured revolving credit facility was $341.1 million as of September 30, 2024.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
3.   Debt: (Continued)
The variable interest rate on borrowings outstanding under the senior secured revolving credit facility ranged from 10.50 percent to 10.75 percent, and the weighted average rate on amounts outstanding was 10.74 percent for both the three and nine-month periods ended September 30, 2024. Comparatively, during the three and nine-month periods ended September 30, 2023, the variable interest rate on borrowings outstanding under the senior secured revolving credit facility ranged from 7.93 percent to 10.75 percent, and the weighted average rate on amounts outstanding was 9.52 percent and 9.51 percent, respectively.
The variable interest rate on the Incremental Term Loan ranged from 8.95 percent to 9.46 percent, and the weighted average rate on amounts outstanding was 9.41 percent and 9.42 percent for the three and nine-month periods ended September 30, 2024, respectively. Comparatively, during the three and nine-month periods ended September 30, 2023, the variable interest rate on the Incremental Term Loan ranged from 8.42 percent to 9.43 percent, and the weighted average rate on amounts outstanding was 9.35 percent and 9.02 percent, respectively.
The variable interest rate on the Term Loan ranged from 11.20 percent to 11.71 percent, and the weighted average rate on amounts outstanding on the Term Loan was 11.66 percent and 11.67 percent for the three and nine-month periods ended September 30, 2024, respectively. Comparatively, during the three and nine-month periods ended September 30, 2023, the variable interest rate on the Term Loan ranged from 10.67 percent to 11.68 percent, and the weighted average rate on amounts outstanding was 11.60 percent and 11.27 percent, respectively.
As further discussed in Note 4, Services has entered into two interest rate swaps to hedge a portion of its variable rate debt. As of September 30, 2024, approximately 81 percent of Services’ total long-term debt was fixed rate debt, after including the effects of the interest rate swaps.
Debt Covenants and Compliance
The amended Credit Agreement includes usual and customary negative covenants for exit loan agreements of this type, including covenants limiting Borrower and its restricted subsidiaries’ (other than certain covenants therein which are limited to subsidiary guarantors) ability to, among other things, incur additional indebtedness, create liens on assets, make investments, loans or advances, engage in mergers, consolidations, sales of assets and acquisitions, pay dividends and distributions and make payments in respect of certain material payment subordinated indebtedness, in each case subject to customary exceptions for exit loan agreements of this type. The amended Credit Agreement also includes certain customary representations and warranties, affirmative covenants and events of default, including, but not limited to, payment defaults, breaches of representations and warranties, covenant defaults, certain events under Employee Retirement Income Security Act (“ERISA”), unstayed judgments in favor of a third party involving an aggregate liability in excess of a certain threshold, change of control, specified governmental actions having a material adverse effect or condemnation or damage to a material portion of the collateral.
The terms of the Credit Agreement and indenture for the 7.750 percent senior first lien notes due August 15, 2028 (the “2028 Notes”) include customary covenants that, among other things, require the Company to maintain certain financial ratios and restrict its ability to incur additional indebtedness. These financial ratios include a maximum leverage ratio of 3.25 to 1.0 and a maximum first lien secured leverage ratio of 2.25 to 1.0. As of September 30, 2024, the Company was in compliance with all of its debt covenants.
As legally structured, the pending merger transaction with Uniti will not trigger a change in control under the amended Credit Agreement or indenture for the 2028 Notes, and accordingly, will not affect the Company’s compliance with its debt covenants (see Note 12 for further discussion of our pending merger with Uniti).
Consent Solicitation
On September 18, 2024, Windstream completed a consent solicitation pursuant to which it received the requisite consents from the holders of the 2028 Notes to amend the related indenture to allow for, but not

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
3.   Debt: (Continued)
require, the collapse of Uniti’s and Windstream’s separate debt silos upon the closing of the anticipated merger between Uniti and Windstream.
Interest Expense
Interest expense was as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions)	2024	2023	2024	2023
Interest expense – long-term debt	$58.5	$59.6	$176.7	$174.7
Interest expense – finance leases and other	3.4	2.7	8.6	7.8
Effect of interest rate swaps	(3.7)	(5.6)	(11.0)	(14.9)
Less capitalized interest expense	(3.9)	(4.6)	(13.6)	(11.2)
Total interest expense	$54.3	$52.1	$160.7	$156.4
4.   Derivatives:
Set forth below is information related to interest rate swap agreements:
(Millions)	September 30, 2024	December 31, 2023
Designated portion, measured at fair value:
Other current assets	$8.2	$10.8
Other assets	$0.5	$5.6
Other current liabilities	$1.8	$0.1
Other liabilities	$3.5	$5.0
Accumulated other comprehensive loss	$(4.6)	$(2.4)
De-designated portion, unamortized value
Accumulated other comprehensive income	$8.4	$14.3
Changes in derivative instruments were as follows for the nine-month periods ended September 30:
(Millions)	2024	2023
Designated interest rate swaps:
Changes in fair value, net of tax	$2.2	$5.7
Reclassification of unrealized gains, net of tax	$(3.9)	$(8.9)
De-designated interest rate swaps:
Reclassification of unrealized gains, net of tax	$(4.4)	$(2.3)
As of September 30, 2024, the Company expects to recognize net gains of $5.1 million, net of taxes, in interest expense during the next twelve months for interest settlements related to its interest rate swap agreements.
Derivative instruments are accounted for in accordance with authoritative guidance for recognition, measurement and disclosures about derivative instruments and hedging activities, including when a derivative or other financial instrument can be designated as a hedge. This guidance requires recognition of all derivative instruments at fair value as either assets or liabilities, depending on the rights or obligations

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
4.   Derivatives: (Continued)
under the related contracts, and accounting for the changes in fair value based on whether the derivative has been designated as, qualifies as and is effective as a hedge. Changes in fair value of cash flow hedges are recorded as a component of other comprehensive (loss) income in the current period. In the event a cash flow hedge is no longer highly effective, it will be de-designated and changes in fair value will be recognized in earnings in the current period.
Services enters into interest rate swap agreements to mitigate its exposure to the variability in cash flows on a portion of its floating-rate debt, consisting of the $750.0 million Term Loan, $250.0 million Incremental Term Loan and borrowings under the senior secured revolving credit facility. As of September 30, 2024 and December 31, 2023, Services was party to two pay fixed, receive variable interest rate swap agreements with bank counterparties. The variable rate received rests on the first day of the floating rate calculation period specified in the respective interest rate swap agreements. Services has designated both swaps as cash flow hedges of the interest rate risk inherent in borrowings outstanding under the Credit Agreement due to changes in the benchmark interest rate.
The first swap has a notional value of $300.0 million matures on October 31, 2025, and the variable rate received was the one-month U.S. Dollar-London Interbank Offered Rate-British Bankers Association (“USD-LIBOR-BBA”) rate subject to a minimum of 1.0 percent. On May 11, 2023, the Company sold to the respective bank counterparty the 1.0 percent floor component and amended the interest rate swap agreement resulting in a change in the fixed interest rate paid from 1.1012 percent to 1.1422 percent. The variable rate received, notional value and maturity date of the amended swap were the same as the original swap. As a result of the sale, Services discontinued hedge accounting for the original swap. Because the Company concluded that it was probable that the original hedged transactions (future interest payments) would still occur, the risk of the variability of future cash flows was not eliminated upon discontinuance of hedge accounting. Accordingly, unrealized gains deferred in accumulated other comprehensive income related to the discontinued hedging relationship as of May 11, 2023, of approximately $19.4 million are being amortized on a straight-line basis to interest expense over the remaining contractual term of the original swap.
USD LIBOR-based rates ceased to be published after June 30, 2023. As a result, the variable rate received on the swap transitioned to the U.S. Dollar Secured Overnight Financing Rate fallback rate (“USD-SOFR”) for both valuations and settlements, beginning on July 27, 2023.
The second interest rate swap was entered into by Services effective October 31, 2023, and has a notional value of $200.0 million and matures on October 31, 2026. The fixed rate paid is 4.7030 percent and the variable rate received is the one-month USD-SOFR rate (not subject to a floor). This swap replaced a $200.0 million notional value interest rate swap, which matured and terminated on October 31, 2023. The fixed rate paid on the terminated swap was 1.0290 percent and the variable rate received was the one-month USD-LIBOR-BBA rate subject to a minimum of 1.0 percent before also transitioning to the USD-SOFR fallback rate beginning on July 27, 2023.
All or a portion of the change in fair value of the interest rate swap agreements recorded in accumulated other comprehensive income may be recognized in earnings in certain situations. If Services extinguishes all of its variable rate debt, or a portion of its variable rate debt such that the outstanding notional amount of the swaps exceeds the outstanding notional amount of variable rate debt, all or a portion of the change in fair value of the swaps may be recognized in earnings. In addition, the change in fair value of the swaps may be recognized in earnings if the Company determines it is no longer probable that it will have future variable rate cash flows to hedge against. The Company has assessed the counterparty risk and determined that no substantial risk of default exists as of September 30, 2024. Each counterparty is a bank with a current credit rating at or above A, as determined by Moody’s Ratings, Standard & Poor’s Corporation and Fitch Ratings.
The swap agreements with each of the bank counterparties contain cross-default provisions whereby if Services were to default on certain indebtedness and that indebtedness were to be accelerated, it could result

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
4.   Derivatives: (Continued)
in the counterparties terminating the outstanding swap agreements with Services. Were such a termination to occur, the party that was in a liability position under the applicable swap at the time of such termination would be required to pay the value of the swap, as determined in accordance with the terms of the applicable swap agreement, to the other party. Services’ obligations to its swap counterparties are secured under the Credit Agreement and Services does not post any separate collateral to its counterparties related to its interest rate swap agreements.
Balance Sheet Offsetting
Services is party to master netting arrangements, which are designed to reduce credit risk by permitting net settlement of transactions, with counterparties. For financial statement presentation purposes, the Company does not offset assets and liabilities under these arrangements.
The following table presents the Company’s derivative assets subject to an enforceable master netting arrangement as of September 30, 2024 and December 31, 2023.
	Gross Amount of Assets Presented in the Condensed Consolidated Balance Sheets	Gross Amount Not Offset in the Condensed Consolidated Balance Sheets
(Millions)		Financial Instruments	Cash Collateral Received	Net Amount
September 30, 2024:
Interest rate swaps	$8.7	$(5.3)	$—	$3.4
December 31, 2023:
Interest rate swaps	$16.4	$(5.1)	$—	$11.3
Information pertaining to derivative liabilities was as follows:
	Gross Amount of Liabilities Presented in the Condensed Consolidated Balance Sheets	Gross Amount Not Offset in the Condensed Consolidated Balance Sheets
Millions		Financial Instruments	Cash Collateral Received	Net Amount
September 30, 2024:
Interest rate swaps	$5.3	$(5.3)	$—	$—
December 31, 2023:
Interest rate swaps	$5.1	$(5.1)	$—	$—
5.   Fair Value Measurements:
Fair value of financial and non-financial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or transfer a liability in an orderly transaction between market participants. Authoritative guidance defines the following three tier hierarchy for assessing the inputs used in fair value measurements:
Level 1 — Quoted prices in active markets for identical assets or liabilities
Level 2 — Observable inputs other than quoted prices in active markets for identical assets or liabilities
Level 3 — Unobservable inputs

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
5.   Fair Value Measurements: (Continued)
The highest priority is given to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority is given to unobservable inputs (level 3 measurement). Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires management judgment and may affect the determination of fair value of assets and liabilities and their placement within the fair value hierarchy levels.
Financial instruments consist primarily of cash, cash equivalents, restricted cash, accounts receivable, accounts payable, interest rate swaps and long-term debt. With respect to the Company’s financial instruments, the carrying amount of cash, restricted cash, accounts receivable and accounts payable has been estimated by management to approximate fair value due to the relatively short period of time to maturity for those instruments. Cash equivalents, interest rate swaps and long-term debt are measured at fair value on a recurring basis. Cash equivalents were not significant as of September 30, 2024 or December 31, 2023.
Non-financial assets and liabilities, including property, plant and equipment, intangible assets and asset retirement obligations, are measured at fair value on a non-recurring basis. No event occurred during the nine-month period ended September 30, 2024 requiring any non-financial asset or liability to be subsequently recognized at fair value.
The fair value of debt and interest rate swaps was as follows:
(Millions)	September 30, 2024	December 31, 2023
Recorded at Fair Value in the Financial Statements:
Interest rate swap assets – Level 2	$8.7	$16.4
Interest rate swap liabilities – Level 2	$5.3	$5.1
Not Recorded at Fair Value in the Financial Statements:(a)
Debt, including current portion – Level 2:
Included in current portion of long-term debt	$7.5	$7.1
Included in long-term debt	$2,351.9	$2,148.3

(a)
Recognized at carrying value of $2,329.2 million and $2,329.2 million, including current portion and excluding unamortized debt issuance costs, at September 30, 2024 and December 31, 2023, respectively.

The fair value of interest rate swaps is determined based on the present value of expected future cash flows using the applicable observable, quoted swap rates (USD-SOFR) for the full term of the swaps and incorporating credit valuation adjustments to appropriately reflect both Services’ own non-performance risk and non-performance risk of the respective counterparties. As of September 30, 2024 and December 31, 2023, the adjustment to the fair value of the interest rate swaps to reflect non-performance risk was immaterial.
The fair value of the 2028 Notes was based on observed market prices in an inactive market and the fair value of the Incremental Term Loan and the Term Loan were based on current market interest rates applicable to the debt instrument.
During 2024, there were no assets or liabilities measured at fair value for purposes of the fair value hierarchy using significant unobservable inputs (level 3). There were no transfers within the fair value hierarchy during the nine-month period ended September 30, 2024.
6.   Revenues:
Revenues from contracts with customers are accounted for under Accounting Standards Codification (“ASC”) Topic 606 — Revenues from Contracts with Customers (“ASC 606”) and are earned primarily

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
6.   Revenues: (Continued)
through the provisioning of telecommunications and other services and through the sale of equipment to customers and contractors. Revenues are also earned from leasing arrangements, federal and state Universal Service Fund (“USF”) programs and other regulatory-related sources and activities.
Consumer service revenues are generated from the provisioning of broadband and voice services to consumers. Enterprise and Kinetic business service revenues include revenues from managed communications services, integrated voice and data services, advanced data and traditional voice and long-distance services provided to large, mid-market and small business customers. Enterprise strategic revenues consist of recurring Secure Access Service Edge, Unified Communications as a Service, OfficeSuite UC®, Software Defined Wide Area Network and associated network access products and services. Enterprise revenues also include dynamic Internet protocol, dedicated Internet access, multi-protocol label switching services, and TDM, voice and data services. Wholesale revenues include revenues from other communications services providers for special access circuits and fiber connections, voice and data transport services, and wireless backhaul services. Additionally, service revenues also include switched access revenues, federal and state USF revenues, end user surcharges and revenues from providing other miscellaneous services.
Sales revenues include sales of various types of communications equipment and products to customers including selling network equipment to contractors on a wholesale basis. Enterprise product sales include high-end data and communications equipment which facilitate the delivery of advanced data and voice services to enterprise customers. Sales revenues also include amounts recognized from sales-type leases for fiber where control of the fiber has transferred to the customer.
Accounts Receivable — Accounts receivable consist principally of amounts billed and currently due from customers and are generally unsecured and due within 30 days. The amounts due are stated at their net estimated realizable value. An allowance for credit losses is maintained to provide for the estimated amount of receivables that will not be collected. Concentration of credit risk with respect to accounts receivable is limited because a large number of geographically diverse customers make up our customer base. Due to varying customer billing cycle cut-offs, management must estimate service revenues earned but not yet billed at the end of each reporting period. Included in accounts receivable are unbilled revenues related to communication services and product sales of $27.3 million and $26.2 million at September 30, 2024 and December 31, 2023, respectively.
Accounts receivable consists of the following as of:
(Millions)	September 30, 2024	December 31, 2023
Accounts receivable	$350.9	$375.5
Less: Allowance for credit losses	(20.3)	(22.9)
Accounts receivable, net	$330.6	$352.6
Allowance for Credit Losses — Consistent with the guidance in ASC Topic 326, Financial Instruments — Credit Losses (“ASC 326”), management estimates credit losses for trade receivables by aggregating similar customer types together to calculate expected default rates based on historical losses as a percentage of total aged receivables. These rates are then applied, on a monthly basis, to the outstanding balances staged by customer. In addition to continued evaluation of historical losses, ASC 326 requires forward-looking information and forecasts to be considered in determining credit loss estimates. Our current forecast methodology assesses historical trends to project future losses and is not forward-looking for potential economic factors that would change the credit loss model. Therefore, historical trends continue to be the most accurate expectation of future losses as the Company has defined rules around customers who can establish service. Our revenue and associated accounts receivable are based upon a recurring revenue structure whereby customers are billed in advance of service being provided over the ensuing 30 days and there is little month-to-month volatility in the composition of the customer base across all segments.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
6.   Revenues: (Continued)
Management is actively monitoring current economic conditions, including the impacts of inflation on our customers and their associated accounts receivable balances in order to adjust the allowance for credit losses accordingly. To date, no material risk has been identified; however, management will continue to monitor and make adjustments, as necessary.
Activity in the allowance for credit losses consisted of the following:
(Millions)
Balance as of December 31, 2023	$22.9
Provision for estimated credit losses	10.7
Write-offs, net of recovered accounts	(11.4)
Balance as of March 31, 2024	$22.2
Provision for estimated credit losses	13.8
Write-offs, net of recovered accounts	(13.6)
Balance as of June 30, 2024	$22.4
Provision for estimated credit losses	9.4
Write-offs, net of recovered accounts	(11.5)
Balance as of September 30, 2024	$20.3
Contract Balances — Contract assets include unbilled amounts, which result when revenue recognized exceeds the amount billed to the customer and the right to payment is not just subject to the passage of time. Contract assets principally consist of discounts and promotional credits given to customers. The current and noncurrent portions of contract assets are included in other current assets and other assets, respectively, in the accompanying condensed consolidated balance sheets.
Contract liabilities consist of services billed in excess of revenue recognized. The changes in contract liabilities are primarily related to customer activity associated with services billed in advance, the receipt of cash payments and the satisfaction of performance obligations. Amounts are classified as current or noncurrent based on the timing of when the Company expects to recognize revenue. The current portion of contract liabilities is included in advance payments while the noncurrent portion is included in other liabilities.
Contract assets and liabilities from contracts with customers were as follows at:
(Millions)	September 30, 2024	December 31, 2023
Contract assets(a)	$59.5	$62.4
Contract liabilities(b)	$187.6	$191.4

(a)
Included $33.5 million and $37.8 million in other current assets and $26.0 million and $24.6 million in other assets as of September 30, 2024 and December 31, 2023, respectively.

(b)
Included $118.1 million and $129.4 million in advance payments and $69.5 million and $62.0 million in other liabilities as of September 30, 2024 and December 31, 2023, respectively.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
6.   Revenues: (Continued)
	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions)	2024	2023	2024	2023
Revenues recognized included in the opening contract liability balance	$2.4	$5.7	$110.9	$115.7
Remaining Performance Obligations — Remaining performance obligations represent services the Company is required to provide to customers under bundled or discounted arrangements, which are satisfied as services are provided over the contract term. Certain contracts provide customers the option to purchase additional services or usage-based services. The fees related to the additional services or usage-based services are recognized when the customer exercises the option, typically on a month-to-month basis. In determining the transaction price allocated, the Company does not include these non-recurring fees and estimates for usage, nor does it consider arrangements with an original expected duration of less than one year.
Remaining performance obligations reflect recurring charges billed, adjusted for discounts and promotional credits and revenue adjustments. At September 30, 2024, the aggregate amount of the transaction price allocated to remaining performance obligations was approximately $2.0 billion for contracts with original expected durations of more than one year remaining. The Company expects to recognize approximately 11 percent, 38 percent, and 26 percent of our remaining performance obligations as revenue during the remainder of 2024, 2025 and 2026, respectively, with the remaining balance thereafter.
Revenue by Category — Windstream disaggregates its revenues from contracts with customers based on the business segment and class of customer to which products and services are provided because management believes that doing so best depicts the nature, amount and timing of the Company’s revenue recognition.
Revenues disaggregated by category were as follows:
	Three Months Ended September 30, 2024
(Millions)	Kinetic	Enterprise	Wholesale	Total
Category:
Consumer:
Broadband bundles	$264.0	$—	$—	$264.0
Voice and other	13.6	—	—	13.6
Enterprise:
Strategic and Advanced IP	—	276.0	—	276.0
TDM/Other	—	34.8	—	34.8
Small business	40.6	—	—	40.6
Wholesale	—	—	179.7	179.7
Total service revenues accounted for under ASC 606	318.2	310.8	179.7	808.7
Sales revenues	6.7	0.4	6.2	13.3
Total revenues and sales accounted for under ASC 606	324.9	311.2	185.9	822.0
Other revenues(a)	66.2	13.5	14.6	94.3
Total revenues and sales	$391.1	$324.7	$200.5	$916.3

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
6.   Revenues: (Continued)
	Three Months Ended September 30, 2023
(Millions)	Kinetic	Enterprise	Wholesale	Total
Category:
Consumer:
Broadband bundles	$276.1	$—	$—	$276.1
Voice and other	17.7	—	—	17.7
Enterprise:
Strategic and Advanced IP	—	301.8	—	301.8
TDM/Other	—	76.7	—	76.7
Small business	42.6	—	—	42.6
Wholesale	—	—	183.5	183.5
Total service revenues accounted for under ASC 606	336.4	378.5	183.5	898.4
Sales revenues	7.7	1.3	2.2	11.2
Total revenues and sales accounted for under ASC 606	344.1	379.8	185.7	909.6
Other revenues(a)	66.0	15.0	11.4	92.4
Total revenues and sales	$410.1	$394.8	$197.1	$1,002.0
	Nine Months Ended September 30, 2024
(Millions)	Kinetic	Enterprise	Wholesale	Total
Category:
Consumer:
Broadband bundles	$815.2	$—	$—	$815.2
Voice and other	44.3	—	—	44.3
Enterprise:
Strategic and Advanced IP	—	863.6	—	863.6
TDM/Other	—	114.9	—	114.9
Small business	125.7	—	—	125.7
Wholesale	—	—	544.5	544.5
Total service revenues accounted for under ASC 606	985.2	978.5	544.5	2,508.2
Sales revenues	22.1	1.2	24.5	47.8
Total revenues and sales accounted for under ASC 606	1,007.3	979.7	569.0	2,556.0
Other revenues(a)	201.9	43.2	42.1	287.2
Total revenues and sales	$1,209.2	$1,022.9	$611.1	$2,843.2
	Nine Months Ended September 30, 2023
(Millions)	Kinetic	Enterprise	Wholesale	Total
Category:
Consumer:
Broadband bundles	$831.3	$—	$—	$831.3
Voice and other	53.7	—	—	53.7

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
6.   Revenues: (Continued)
	Nine Months Ended September 30, 2023
(Millions)	Kinetic	Enterprise	Wholesale	Total
Enterprise:
Strategic and Advanced IP	—	900.0	—	900.0
TDM/Other	—	253.4	—	253.4
Small business	125.5	—	—	125.5
Wholesale	—	—	543.3	543.3
Total service revenues accounted for under ASC 606	1,010.5	1,153.4	543.3	2,707.2
Sales revenues	23.8	2.0	4.2	30.0
Total revenues and sales accounted for under ASC 606	1,034.3	1,155.4	547.5	2,737.2
Other revenues(a)	202.3	46.9	33.8	283.0
Total revenues and sales	$1,236.6	$1,202.3	$581.3	$3,020.2

(a)
Other service revenues primarily consist of operating lease income (excluded from Broadband bundles, Strategic and Advanced IP and Wholesale), end user surcharges, funding from the Rural Digital Opportunity Fund (“RDOF”) and state USF.

Deferred Contract Acquisition and Fulfillment Costs — Direct incremental costs to acquire a contract, consisting of sales commissions and direct incremental costs to fulfill a contract consisting of labor and materials consumed for activities associated with the provision, installation and activation of services, including costs to implement customized solutions, are deferred and recognized in operating expenses using a portfolio approach over the estimated life of the customer, which ranges from 24 to 39 months. Determining the amount of costs to fulfill a contract requires management judgment. In determining costs to fulfill, consideration is given to periodic time studies, management estimates and statistics from internal information systems.
Deferred contract acquisition and fulfillment costs are classified as current or noncurrent based on the timing of when the Company expects to recognize the expense. The current and noncurrent portions of deferred contract acquisition and fulfillment costs are included in prepaid expenses and other assets, respectively, in the accompanying condensed consolidated balance sheets. Amortization of deferred contract acquisition costs and amortization of deferred fulfillment costs are included in selling, general and administrative expenses and costs of services, respectively, in the accompanying condensed consolidated statements of operations.
The following table presents the deferred contract acquisition and fulfillment costs included on our condensed consolidated balance sheets:
(Millions)	September 30, 2024	December 31, 2023
Deferred Contract Acquisition Costs:
Prepaid expenses	$47.3	$55.5
Other assets	31.6	35.7
Total deferred contract acquisition costs	$78.9	$91.2
Deferred Contract Fulfillment Costs:
Prepaid expenses	$14.0	$14.8
Other assets	11.5	8.3
Total deferred contract fulfillment costs	$25.5	$23.1

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
6.   Revenues: (Continued)
Amortization of deferred contract acquisition costs was $15.3 million and $48.1 million for the three and nine-month periods ended September 30, 2024, respectively, as compared to $15.9 million and $44.0 million for the three and nine-month periods ended September 30, 2023, respectively. Amortization of deferred contract fulfillment costs was $4.5 million and $14.1 million for the three and nine-month periods ended September 30, 2024, respectively, as compared to $4.2 million and $11.8 million for the three and nine-month periods ended September 30, 2023, respectively.
7.   Employee Benefit Plans:
The Company maintains a non-contributory qualified defined benefit pension plan. Future benefit accruals for all eligible non-bargaining employees covered by the pension plan have ceased. The components of pension expense (income) were as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions)	2024	2023	2024	2023
Benefits earned during the period(a)	$0.5	$0.4	$1.3	$1.2
Interest cost on benefit obligation(b)	7.3	8.4	21.9	25.1
Expected return on plan assets(b)	(7.8)	(8.2)	(23.4)	(24.5)
Net periodic pension expense (income)	$—	$0.6	$(0.2)	$1.8

(a)
Included in cost of services and selling, general and administrative expense.

(b)
Included in other income, net.

The Company’s annual minimum funding requirements to the qualified pension plan for the 2024 plan year totaled $15.3 million. On April 15, 2024, the Company made in cash its required quarterly employer contribution of $5.1 million and on June 3, 2024, the Company made in cash its remaining required employer contributions of $10.2 million to satisfy its 2024 minimum funding requirements. Incremental to its required minimum funding contributions, the Company also made a voluntary cash contribution of $7.0 million to the pension plan on April 15, 2024. The amount and timing of future contributions to the pension plan are dependent upon a myriad of factors including future investment performance, changes in future discount rates and changes in the demographics of the population participating in the plan.
The Company also sponsors an employee savings plan under section 401(k) of the Internal Revenue Code. The plan covers substantially all salaried employees and certain bargaining unit employees. Participating employees receive employer matching contributions up to a maximum of 4.0 percent of employee pre-tax contributions to the plan for employees contributing up to 5.0 percent of their eligible pre-tax compensation. The employer matching contribution is calculated and funded in cash to the plan each pay period with an annual true-up to be made as soon as administratively possible after the end of the year. Contributions to the plan during the first nine months of 2024 were $19.0 million and included the annual 2023 true-up contribution. Comparatively, contributions to the plan during the same period of 2023 were $22.6 million and included the annual 2022 true-up contribution.
Excluding amounts capitalized, expense attributable to the employer matching contribution under the plan recorded for the three and nine-month periods ended September 30, 2024 was $5.7 million and $18.8 million, respectively, as compared to $6.2 million and $20.5 million for the three and nine-month periods ended September 30, 2023, respectively. Expense related to the employee savings plan is included in cost of services and selling, general and administrative expenses in the condensed consolidated statements of operations.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
8.   Equity-Based Compensation Plan:
Under the 2020 Management Incentive Plan (“MIP”), the Company was authorized to issue up to a maximum of 10.0 million of equity-based awards in the form of restricted common units or options to certain directors, officers, executives and other key management employees. Awards granted under the MIP included time-based restricted common units, performance-based options and performance-based restricted common units. No new awards were granted under the MIP in 2024. On May 2, 2024, the Board of Managers (the “Board”) terminated the MIP with respect to the granting of any new equity awards. In conjunction with this action, participants in the MIP currently employed by the Company and current members of the Board agreed to settle all issued and outstanding time-based restricted units for cash consideration of $13 per unit payable on or about May 2, 2025, or upon consummation of the merger with Uniti, whichever is earlier (see Note 12 for further discussion of our pending merger with Uniti). As of May 2, 2024, there were 1,500,306 time-based restricted units outstanding held by current management employees and Board members. Participants in the MIP currently employed by the Company also agreed to forfeit all performance-based restricted units and performance-based options previously granted to them in exchange for other cash consideration payable upon consummation of the merger with Uniti. As a result, 345,469 performance-based units and 1,151,572 performance-based options were cancelled. Additionally, the termination of the MIP also accelerated the vesting by shortening the remaining service period for 87,500 time-based restricted units to May 2, 2025.
Participants in the MIP formerly employed by the Company will be offered the option to receive cash consideration for time-based restricted units that previously vested and were settled as common units for the same cash consideration of $13 per unit, payable upon acceptance of the offer and, in exchange, relinquish performance-based units and performance-based options previously issued to them. As of May 2, 2024, there were 708,318 common units, 889,404 performance-based units and 2,964,703 performance-based options outstanding held by former management employees of the Company.
The changes to the issued and outstanding time-based restricted units due to the termination of the MIP were accounted for as a modification of the original awards and a change in their classification from equity to liability awards because the awards will now be settled in cash in lieu of common units. As of the modification date, the fair value for all unvested and vested unsettled time-based restricted units was remeasured based on the $13 cash consideration per unit. No incremental compensation expense resulted from the remeasurement of the modified awards, nor did the modifications change the expectation that the unvested time-based restricted units would ultimately vest. Due to the change in classification of the awards, $15.6 million was reclassified from additional paid in capital to other current liabilities, representing the modified fair value of the pro rata portion of the requisite service period completed by former participants in the MIP currently employed by the Company and current members of the Board. Amounts remaining in additional paid in capital as of September 30, 2024, represent compensation expense previously recognized for time-based restricted units that had vested and were settled in common units.
Time-based restricted unit activity was as follows for the period from January 1, 2024 through September 30, 2024:
	(Thousands) Number of Units	Weighted Average Fair Value Per Unit
Non-vested as of December 31, 2023	626.3	$13.86
Vested	(369.9)	$14.26
Forfeited	(31.3)	$13.80
Non-vested as of September 30, 2024	225.1	$13.20
As of September 30, 2024, unrecognized compensation expense for the non-vested time-based restricted units totaled $1.8 million and will be recognized as an increase to the liability on a straight-line

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
8.   Equity-Based Compensation Plan: (Continued)
basis over a weighted average period of 0.6 years. Compensation expense recognized for the time-based restricted units was $1.1 million and $4.1 million for the three and nine-month periods ended September 30, 2024, respectively, as compared to $1.6 million and $4.7 million for the three and nine-month periods ended September 30, 2023, respectively.
As of September 30, 2024, there were 1,200,246 vested time-based restricted common units settled and 1,281,556 vested time-based restricted common units not yet settled. As noted above, vested units for employees will be settled for cash consideration of $13 per unit payable on or about May 2, 2025, or upon consummation of the merger with Uniti, whichever is earlier.
Options and Performance Units — As of September 30, 2024, there were 3.0 million unvested performance-based options and 0.9 million unvested performance-based restricted common units held by former management employees of the Company that had been granted under the MIP. Under the terms of the grant awards, the options and restricted common units are subject to both time and performance vesting conditions. The awards time vest ratably from the date of grant through September 21, 2024. The percentage of the award vested is dependent upon the increase in equity value subsequent to emergence measured upon a change in control or liquidity event. The options include an exercise price of $12.50 and the maximum term for each option granted is 10 years.
The following table summarizes the activity of performance-based options and performance-based restricted common units during the nine months ended September 30, 2024:
	Stock Options		Performance Units
	(Thousands) Number of Units	Weighted Average Fair Value Per Unit	(Thousands) Number of Units	Weighted Average Fair Value Per Unit
Non-vested as of December 31, 2023	4,210.4	$4.25	1,263.1	$6.06
Forfeited	(1,245.7)	$4.15	(373.7)	$6.00
Non-vested as of September 30, 2024	2,964.7	$4.29	889.4	$6.09
Because the vesting of the options and performance units are subject to both a service and performance condition, no compensation expense is recognized related to these awards until it is probable that a change in control or liquidity event will occur. At such time, the cost of the options and performance units based on the grant-date fair value will be recognized immediately as compensation expense.
As of September 30, 2024, total unrecognized compensation expense for non-vested options and performance units was $12.7 million and $5.4 million, respectively, and was equal to the aggregate grant date fair value of the unvested awards.
9.   Accumulated Other Comprehensive Income:
Accumulated other comprehensive income balances, net of tax, were as follows:
(Millions)	September 30, 2024	December 31, 2023
Postretirement plan	$9.1	$9.9
Unrealized holding (losses) gains on interest rate swaps:
Designated portion	(3.5)	(1.8)
De-designated portion	6.4	10.8
Accumulated other comprehensive income	$12.0	$18.9

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
9.   Accumulated Other Comprehensive Income: (Continued)
Changes in accumulated other comprehensive income balances, net of tax, were as follows:
(Millions)	Unrealized Net Holding Gains on Interest Rate Swaps	Postretirement Plan	Total
Balance as of December 31, 2023	$9.0	$9.9	$18.9
Other comprehensive income before reclassifications	2.2	—	2.2
Amounts reclassified from accumulated other comprehensive income (see table below)	(8.3)	(0.8)	(9.1)
Balance as of September 30, 2024	$2.9	$9.1	$12.0
Reclassifications out of accumulated other comprehensive income were as follows:
	(Millions) Amount Reclassified from Accumulated Other Comprehensive Income
Details about Accumulated Other Comprehensive Income Components	Three Months Ended September 30,		Nine Months Ended September 30,		Affected Line Item in the Condensed Consolidated Statements of Operations
	2024	2023	2024	2023
Designated interest rate swaps:
Recognition of net unrealized gains	$(1.7)	$(3.6)	$(5.1)	$(11.8)	Interest expense
De-designated interest rate swap:
Amortization of unrealized gains	(2.0)	(2.0)	(5.9)	(3.1)	Interest expense
	(3.7)	(5.6)	(11.0)	(14.9)	Loss before income taxes
	0.9	1.4	2.7	3.7	Income tax benefit
	(2.8)	(4.2)	(8.3)	(11.2)	Net loss
Postretirement plan:
Amortization of net actuarial gains	(0.1)	(0.1)	(0.5)	(0.5)	Other income, net
Amortization of prior service credits	(0.2)	(0.2)	(0.6)	(0.6)	Other income, net
	(0.3)	(0.3)	(1.1)	(1.1)	Loss before income taxes
	0.1	—	0.3	0.2	Income tax benefit
	(0.2)	(0.3)	(0.8)	(0.9)	Net loss
Total reclassifications for the period, net of tax	$(3.0)	$(4.5)	$(9.1)	$(12.1)	Net loss
10.   Loss Per Unit:
The Company computes basic loss per unit by dividing net loss applicable to common units and special warrants by the weighted average number of common units and special warrants outstanding during each period. Because the special warrants were convertible into common units for no additional consideration and were exchanged for common units upon receipt of the FCC order previously discussed, the special warrants are included in the number of outstanding units for both basic and diluted loss per unit. Prior to the termination of the MIP on May 2, 2024, previously discussed in Note 8, vested unsettled time-based restricted units included a non-forfeitable right to receive dividend equivalent distributions on a one-to-one per unit ratio to common units and accordingly were considered participating securities and were included in the computation of loss per unit pursuant to the two-class method. Calculations of loss per unit under the

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
10.   Loss Per Unit: (Continued)
two-class method excluded from the numerator any dividends paid or owed to participating securities and any undistributed earnings considered to be attributable to participating securities. The related participating securities are similarly excluded from the denominator.
Diluted loss per unit share is computed by dividing net loss applicable to common units and special warrants by the weighted average number of common units and special warrants to include the effect of potentially dilutive securities. Prior to the termination of the MIP, potentially dilutive securities included incremental shares issuable upon vesting of time-based restricted common units. Unvested time-based restricted common units were included in the computation of dilutive earnings (loss) per unit using the treasury stock method. Dilutive earnings (loss) per unit excludes all potentially dilutive securities if their effect is anti-dilutive.
The Company has also issued performance-based options and performance-based restricted common units as part of its equity-based compensation plan. For these performance-based awards, the right to receive dividend equivalent distributions is forfeited if the awards do not vest and therefore are considered non-participating securities under the two-class method until the performance conditions have been satisfied. Because vesting of these performance-based awards is conditioned upon the occurrence of a change in control or liquidity event, they are excluded in the computation of diluted earnings (loss) per unit until it is probable that a change in control or liquidity event will occur.
A reconciliation of net loss and number of units used in computing basic and diluted loss per unit was as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions, except per unit amounts)	2024	2023	2024	2023
Basic and diluted loss per unit:
Numerator:
Net loss attributable to common units	$(70.9)	$(46.1)	$(71.1)	$(134.0)
Denominator:
Basic and diluted units outstanding
Weighted average common units outstanding	90.7	90.2	90.7	46.4
Weighted average special warrants outstanding	—	—	—	43.8
Weighted average basic and diluted units outstanding	90.7	90.2	90.7	90.2
Basic and diluted loss per unit:
Net loss	$(0.78)	$(0.51)	$(0.78)	$(1.49)
The effect of unvested time-based restricted common units for the three and nine-month periods ended September 30, 2023 has been excluded from the computation of diluted shares because their inclusion would have an anti-dilutive effect due to the reported net loss in those periods. There were 0.4 million unvested time-based restricted common units outstanding as of September 30, 2023.
11.   Business Segments:
The Company’s segments are determined based on the current organizational and management structure in place and the internal financial information regularly reviewed and used by the CODM for making operating decisions and assessing performance. We evaluate performance of the segments based on direct margin, which is computed as segment revenues and sales less segment cost and expenses. For financial reporting purposes, our operating and reportable segments consist of:

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
11.   Business Segments: (Continued)
Kinetic — We manage as one business our residential and small business operations in ILEC markets due to the similarities with respect to service offerings and marketing strategies. Residential customers can bundle voice, high-speed Internet and video services, to provide one convenient billing solution and receive bundle discounts. We offer a wide range of advanced Internet services, local and long-distance voice services, integrated voice and data services, and web conferencing products to our small business customers. These services are equipped to deliver high-speed Internet with competitive speeds, value added services to enhance business productivity and options to bundle services to meet our small business customer needs. Products and services offered to small business customers also include managed cloud communications and security services.
Kinetic service revenues also include revenue from federal and state USF programs, amounts received from RDOF, and certain surcharges assessed to our customers, including billings for our required contributions to federal and state USF programs. Sales revenues include sales of various types of communications equipment and products to customers, including selling network equipment to contractors on a wholesale basis.
Enterprise — We manage as one business our mid-market and large business customers located both within our ILEC and CLEC markets. Products and services offered include managed cloud communications and security services, integrated voice and data services, advanced data and traditional voice and long-distance services. Enterprise strategic revenues consist of recurring Secure Access Service Edge, Unified Communications as a Service, OfficeSuite UC®, Software Defined Wide Area Network and associated network access products and services. Enterprise service revenues also include dynamic Internet protocol, dedicated Internet access, multi-protocol label switching services, time-division multiplexing, voice and data services, and certain surcharges assessed to customers. Enterprise product sales include high-end data and communications equipment which facilitate the delivery of advanced data and voice services to enterprise customers.
Wholesale — Our wholesale operations are focused on providing network bandwidth to other telecommunications carriers, network operators, governmental entities, content providers, and large cloud computing and storage service providers. These services include network transport services to end users, Ethernet and Wave transport of up to 400 Gigabyte per second (“Gbps”), and dark fiber and colocation services. Wholesale services also include fiber-to-the-tower connections to support the wireless backhaul market. In addition, we offer voice and data carrier services to other communications providers and to larger-scale purchasers of network capacity. Wholesale fiber sales revenues represent amounts recognized from sales-type leases for fiber where control of the fiber has transferred to the customer.
Segment revenues are based upon each customer’s classification to an individual segment and include all services provided to that customer. There are no differences between total segment revenues and sales and total consolidated revenues and sales. Segment costs and expenses include certain direct expenses incurred in providing services and products to segment customers and selling, general and administrative expenses that are directly associated with specific segment customers or activities. These direct expenses include customer specific access costs, cost of sales, field operations, sales and marketing, product development, licensing fees, provision for estimated credit losses, and compensation and benefit costs for employees directly assigned to the segments.
Our network operations and operational support functions are managed centrally and are not monitored by or reported to the CODM at a segment level. Accordingly, these shared operating expenses are not assigned to the segments and primarily consist of costs incurred related to network access and facilities, network operations, engineering, service delivery and customer support. Costs related to centrally-managed administrative functions, including information technology, accounting and finance, legal, human resources and other corporate management activities are not monitored by or reported to the CODM by segment. We also do not assign to the segments depreciation and amortization expense, straight-line expense under the

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
11.   Business Segments: (Continued)
master lease agreements with Uniti, net gain on asset retirements or dispositions or gain on sale of operating assets, because these items are not monitored by or reported to the CODM at a segment level.
Interest expense has also been excluded from segment operating results because we manage our financing activities on a total company basis and have not assigned any debt or finance lease obligations to the segments. Other income, net, and income tax benefit are not monitored as a part of our segment operations and, therefore, these items also have been excluded from our segment operating results.
Capital expenditures for network enhancements and information technology-related projects benefiting Windstream as a whole are not assigned to the segments and are presented as corporate/shared capital expenditures. Asset information by segment is not monitored or reported to the CODM and therefore has not been presented. Substantially all of our customers, operations and assets are located in the U.S., and we do not have any single customer that provides more than 10 percent of our total consolidated revenues and sales.
The following table summarizes our segment results:
	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions)	2024	2023	2024	2023
Kinetic:
Revenues and sales	$391.1	$410.1	$1,209.2	$1,236.6
Costs and expenses	159.7	166.1	474.2	474.1
Direct margin	$231.4	$244.0	$735.0	$762.5
Enterprise:
Revenues and sales	$324.7	$394.8	$1,022.9	$1,202.3
Costs and expenses	138.4	175.9	442.3	546.9
Direct margin	$186.3	$218.9	$580.6	$655.4
Wholesale:
Revenues and sales	$200.5	$197.1	$611.1	$581.3
Costs and expenses	23.2	20.8	74.1	63.4
Direct margin	$177.3	$176.3	$537.0	$517.9
Total segment revenues and sales	$916.3	$1,002.0	$2,843.2	$3,020.2
Total segment costs and expenses	$321.3	$362.8	$990.6	$1,084.4
Total segment direct margin	$595.0	$639.2	$1,852.6	$1,935.8
Capital expenditures by segment were as follows:
	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions)	2024	2023	2024	2023
Kinetic	$121.3	$137.3	$357.4	$405.9
Enterprise	10.0	17.8	38.0	59.9
Wholesale	21.6	30.9	75.8	96.8
Corporate/Shared(a)	61.7	81.3	193.3	258.8
Total	$214.6	$267.3	$664.5	$821.4

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
11.   Business Segments: (Continued)

(a)
Represents capital expenditures not directly assigned to the segments and primarily consist of capital outlays for network enhancements and information technology-related projects benefiting Windstream as a whole.

The following table reconciles segment direct margin to consolidated net loss:
	Three Months Ended September 30,		Nine Months Ended September 30,
(Millions)	2024	2023	2024	2023
Total segment direct margin	$595.0	$639.2	$1,852.6	$1,935.8
Depreciation and amortization	(204.1)	(202.7)	(612.6)	(597.9)
Straight-line expense under contractual arrangement with Uniti	(174.9)	(170.1)	(521.1)	(506.0)
Net gain on asset retirements and dispositions	(2.3)	2.9	29.1	8.5
Gain on sale of operating assets	—	—	103.2	—
Other unassigned operating expenses(a)	(251.0)	(277.8)	(777.0)	(859.1)
Other income, net	0.7	0.1	2.2	0.1
Interest expense	(54.3)	(52.1)	(160.7)	(156.4)
Income tax benefit	20.0	14.4	13.2	41.0
Net loss	$(70.9)	$(46.1)	$(71.1)	$(134.0)

(a)
Represents operating expenses not assigned to the segments primarily consisting of expenses related to network access and facilities, network operations, engineering, service delivery, and customer support, as well as expenses related to centrally-managed administrative functions, including information technology, accounting and finance, legal, human resources, and other corporate management activities.

12.   Pending Merger:
On May 3, 2024, Windstream entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Uniti, pursuant to which, prior to closing (as defined in the Merger Agreement) (the “Closing”), Windstream will undergo an internal reorganization (the “Pre-Closing Windstream Reorganization”), pursuant to which Windstream will (a) merge with and into a newly formed entity, a Delaware limited liability company identified as “New Windstream Holdings II” in the Merger Agreement (“New Windstream Holdings II”), with New Windstream Holdings II as the surviving entity of such merger, and (b) Windstream Parent, Inc., a Delaware corporation that is currently an indirect wholly owned subsidiary of Windstream (“New Uniti”), will become the ultimate parent company of New Windstream Holdings II (as successor to Windstream). Following the Pre-Closing Windstream Reorganization, an entity formed as part of the Pre-Closing Windstream Reorganization and an indirect wholly owned subsidiary of New Uniti identified as “Merger Sub” in the Merger Agreement will merge with and into Uniti (the “Merger”), with Uniti surviving the Merger as an indirect wholly owned subsidiary of New Uniti, such that both New Windstream Holdings II (as successor to Windstream) and Uniti will be indirect wholly owned subsidiaries of New Uniti. Windstream’s Board of Managers has unanimously approved the Merger Agreement.
Upon consummation of the Merger, New Uniti will become an integrated telecommunications company. The common stock of New Uniti (“New Uniti Common Stock”) is expected to be listed on the Nasdaq. If New Uniti elects to complete the Post-Closing Reorganization (as defined in Note 14), each of Windstream’s and Uniti’s debt will be combined into a single silo capital structure with a common parent entity. However, if New Uniti does not complete the Post-Closing Reorganization, the legacy Uniti and

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
12.   Pending Merger: (Continued)
Windstream organizational structures and existing indebtedness of each company will remain separate with no cross-guarantees, and we anticipate that the existing agreements and arrangements presently in effect between Uniti and Windstream will remain in place, such as our master lease agreements with Uniti and the settlement agreement with Uniti, which requires Uniti to fund periodic settlement payments and reimburse Windstream for certain growth capital improvements.
At the closing of the Merger, Uniti and Windstream equityholders are expected to hold approximately 62 percent and 38 percent, respectively, of New Uniti before giving effect to the conversion of any outstanding convertible securities or the issuance of warrants to purchase New Uniti Common Stock referenced below. In addition, at the closing of the Merger, Uniti will fund an aggregate cash payment of $425 million (less certain transaction expenses) that will be distributed to Windstream equityholders on a pro-rata basis. Windstream equityholders will also be entitled to pro rata distributions of (i) new shares of non-voting preferred stock of New Uniti with a dividend rate of 11 percent per year for the first six years, subject to an additional 0.5 percent per year during each of the seventh and eighth year after the initial issuance and further increased by an additional 1 percent per year during each subsequent year, subject to a cap of 16 percent per year and with an aggregate liquidation preference of $575 million, and (ii) warrants to purchase New Uniti Common Stock, with an exercise price of $0.01 per share, subject to customary adjustments, representing in the aggregate approximately 6.9 percent of the pro forma share total of New Uniti.
Uniti and Windstream have each made customary representations and warranties and covenants in the Merger Agreement, including covenants, subject to certain exceptions, to use reasonable best efforts to conduct their respective businesses in the ordinary course during the interim period between the execution of the Merger Agreement and the consummation of the Merger (the “Interim Period”). Uniti and Windstream have each agreed to use its respective reasonable best efforts to cause the transactions contemplated by the Merger Agreement to be consummated as soon as practicable, including in connection with obtaining all approvals required to be obtained from any governmental authority or third party that are necessary, proper or advisable to consummate such transactions.
The Merger is subject to customary closing conditions, including, among others, approval by Uniti’s stockholders and receipt of required regulatory approvals, including the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the receipt of approvals from the FCC and certain state public utility commissions. We currently expect the Merger to close in 2025.
The Merger Agreement contains certain customary termination rights for each of Uniti and Windstream, including if the Merger has not been consummated on or before November 3, 2025, subject to certain extensions through no later than May 3, 2026. If the Merger Agreement is terminated, Uniti will be obligated to pay Windstream (i) out-of-pocket third-party expenses incurred in connection with the Merger, not to exceed $25 million, if the Merger Agreement was terminated because Uniti Stockholder Approval was not obtained, (ii) a termination fee of $55 million under specified circumstances, including termination following Uniti accepting a Superior Proposal or Windstream receiving an Adverse Recommendation Change (each as defined in the Merger Agreement) and (iii) a termination fee of $75 million under specified circumstances, including if the Merger Agreement is terminated by Windstream due to Uniti’s failure to obtain sufficient financing or Uniti’s uncured breach of certain related representations and covenants, in circumstances where the termination fee in (ii) is not due.
As of December 5, 2024, the Company has received fourteen state approvals for the merger and has four state approvals in process as well as pending approval from the FCC.
13.   Commitments and Contingencies:
Bankruptcy-Related Litigation
Windstream Holdings, LLC (“Old Holdings”), its current and former directors, and certain of its executive officers are the subject of two shareholder-related lawsuits arising out of the merger with EarthLink

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
13.   Commitments and Contingencies: (Continued)
Holdings Corp. in February 2017 pending in federal court in Arkansas and state court in Georgia. The state court case was stayed in 2019, and remains stayed pending the outcome in the federal case. The pending complaints contain similar assertions and claims of alleged securities law violations and breaches of fiduciary duties related to the disclosures in the joint proxy statement/prospectus soliciting shareholder approval of the merger, which the plaintiffs allege were inadequate and misleading. The federal plaintiffs’ proof of claim was resolved on the bankruptcy docket in September 2021. Pursuant to the Company’s Plan of Reorganization, plaintiffs are limited to a recovery to the extent of any available insurance proceeds. The state plaintiff failed to submit a proof of claim and in light of the Company’s emergence from bankruptcy, Windstream believes the state case should be discharged, but the plaintiff is challenging the discharge. To the extent the state court case proceeds, applicable law provides that the plaintiff’s recovery is limited to available insurance proceeds.
In June 2023, the federal court denied Windstream’s long-standing motion to dismiss the claims, after holding oral arguments in August 2019. On May 6, 2024, the parties in the federal case in Arkansas agreed to a class action settlement that remains subject to court approval. The federal court entered an order preliminarily approving the settlement on October 16, 2024, and scheduled a Fairness Hearing for February 6, 2025. Windstream’s directors’ and officers’ insurance carriers are providing full coverage for the settlement, if approved, as the Company has paid all applicable deductibles.
Key elements of the settlement include:
•
Lead Plaintiff concedes that none of the defendants are making any concession of liability or wrongdoing, and the defendants concede that Lead Plaintiff makes no concession regarding lack of merit.

•
The parties agree that the settlement releases any and all shareholder claims against the Company and the defendants, and the claims are fully discharged.

•
Upon approval by the court, the Company, in conjunction with its insurance carriers, will place in escrow the settlement amount of $85.0 million for distribution to class members.

•
A Claims Administrator will be appointed by the court and, under supervision of the Court, shall provide notice of the settlement to class members and oversee the distribution of the settlement fund.

There is a trial date in the federal case set for November 2024 that has been stayed in light of the pending settlement. Court approval of the settlement by the presiding federal judge will bar class members, including the plaintiff in the state case, from commencing or prosecuting any of the released claims against the defendants. Thus, the Company will seek dismissal of the state court case at the appropriate time.
As of September 30, 2024, the Company recorded a liability for the agreed upon settlement amount of $85.0 million and a loss recovery insurance receivable of $85.0 million for insurance proceeds deemed probable of recovery, which are included in other current liabilities and other current assets, respectively, in the condensed consolidated balance sheet.
Other Matters
The Company is currently involved in certain legal proceedings arising in the ordinary course of business and, as required, have accrued an estimate of the probable costs for the resolution of those claims for which the occurrence of loss is probable and the amount can be reasonably estimated. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any specific period could be materially affected by changes in its assumptions or the effectiveness of its strategies related to these proceedings. Additionally, due to the inherent uncertainty of litigation,

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
13.   Commitments and Contingencies: (Continued)
there can be no assurance that the resolution of any specific claim or proceeding would not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.
Notwithstanding the foregoing, any litigation pending against the Company and any claims that could be asserted against the Company that arose prior to February 25, 2019 (the “Petition Date”) are subject to discharge pursuant to releases finalized at emergence or resolution in accordance with the Bankruptcy Code for any outstanding proof of claims.
14.   Subsequent Events:
The Company evaluated subsequent events and transactions for possible recognition or disclosure in these condensed consolidated financial statements through December 5, 2024, the date these condensed consolidated financial statements were originally available to be issued, and further evaluated subsequent events for disclosure through February 7, 2025, the date these condensed consolidated financial statements were available to be reissued. No additional disclosures are required other than those matters that have been reflected within these consolidated condensed financial statements.
Debt Refinancing — On October 4, 2024, Services and Windstream Escrow Finance Corp. (collectively, the “Co-Issuers”), each a subsidiary of Windstream, issued $800.0 million aggregate principal amount of 8.250 percent senior first lien notes due October 1, 2031 (the “2031 Notes”). The 2031 Notes were issued at par and are guaranteed on a senior secured basis by certain of the Co-Issuers’ direct and indirect wholly-owned domestic subsidiaries. The indenture governing the 2031 Notes contains provisions that allow for the collapse of Uniti’s and Windstream’s separate debt silos (the “Post-Closing Reorganization”) upon the closing of the anticipated merger between Uniti and Windstream. The 2031 Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. As such, the 2031 Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.
Concurrent with the issuance of the 2031 Notes, the Co-Issuers agreed upon amendments to, and incurred $500.0 million of incremental borrowings under, the Credit Agreement (the “Windstream 2024 Term Loan” and, together with the issuance of the 2031 Notes, the “Windstream Refinancing Transactions”). The Windstream 2024 Term Loan was issued at a discount of $2.5 million. The Windstream 2024 Term Loan, which will mature on October 1, 2031, will bear interest based on a floating rate plus a margin (which at Services’ election, may be the base rate plus 3.750 percent or the adjusted term SOFR rate plus 4.75 percent (as defined in the Credit Agreement), with a floor for the adjusted term SOFR rate of 0.0 percent). Upon completion of the Windstream Refinancing Transactions, all outstanding indebtedness of Windstream permit the Post-Closing Reorganization.
The Co-Issuers used the net proceeds from the issuance of the 2031 Notes and the Windstream 2024 Term Loan to fully repay borrowings outstanding under the Credit Agreement consisting of the Term Loan due on September 21, 2027 and Incremental Term Loan due February 23, 2027 and to pay fees and expenses, including accrued and unpaid interest, if any. The remaining proceeds will be used for general corporate purposes to invest in Windstream’s network and other capital expenditures.
In connection with the Windstream Refinancing Transactions, Services incurred $26.2 million in arrangement, legal and other third-party fees. At the time of completing the Windstream Refinancing Transactions, there was $17.0 million in unamortized discount and debt issuance costs related to the Term Loan and Incremental Term Loan. Based on an analysis of participating creditors, Services concluded that a portion of the Windstream Refinancing Transactions should be accounted for as a debt modification and the remainder as a debt extinguishment. For the portion to be accounted for under the extinguishment method of accounting, Services expects to recognize a net loss of $3.1 million, consisting of the write-off of a portion of the unamortized discount and debt issuance costs related to the Term Loan and Incremental Term Loan. The remaining $13.9 million of unamortized discount and debt issuance costs will continue to

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
14.   Subsequent Events: (Continued)
be deferred and amortized over the term of the new debt obligations in accordance with debt modification accounting. The $26.2 million in arrangement, legal and other third-party fees will be allocated on a lender-by-lender basis to creditors resulting in $10.2 million of fees to be expensed as additional interest expense under debt modification accounting, while the remaining $16.0 million of fees will be capitalized and amortized over the terms of the new debt obligations in accordance with the extinguishment method of accounting.
In conjunction with the Windstream Refinancing Transactions, on October 7, 2024, Services extended the maturity of its $200.0 million pay fixed, receive variable interest rate swap agreement from October 31, 2026 to October 31, 2029. In completing this blend and extend transaction, the fixed rate paid decreased from 4.7030 percent to 4.1730 percent. The variable rate received on the extended interest rate swap remains the one-month USD-SOFR rate (not subject to a floor) that resets on the first day of the floating rate calculation period specified in the swap agreement. Services has designated the extended swap as a cash flow hedge of the interest rate risk inherent in borrowings outstanding under its Credit Agreement due to changes in the benchmark interest rate. As a result of this transaction, Services discontinued hedge accounting for the original swap. Because Windstream concluded that it was probable that the original hedged transactions (future interest payments) would still occur, the risk of the variability of future cash flows was not eliminated upon discontinuance of hedge accounting. Accordingly, unrealized losses deferred in accumulated other comprehensive income related to the discontinued hedging relationship as of October 7, 2024, of approximately $4.2 million will be amortized on a straight-line basis to interest expense over the remaining contractual term of the original swap.
On December 23, 2024, the Co-Issuers issued $1.4 billion aggregate principal amount of additional 2031 Notes, which form a single class of debt securities with, and are fungible with, the initial $800.0 million aggregate principal amount of 2031 Notes issued on October 4, 2024, as discussed above. The additional 2031 Notes are governed by the Windstream 2031 Notes Indenture and will mature on October 1, 2031, unless earlier repurchased or redeemed in accordance with their terms prior to that date. The additional 2031 Notes were issued at a premium of $52.5 million and are guaranteed on a senior secured basis by certain of the Co-Issuers’ direct and indirect wholly-owned domestic subsidiaries. The Co-Issuers used the net proceeds from the issuance of the additional 2031 Notes to fund the redemption in full of the 2028 Notes and to pay all related premiums, fees and expenses, including accrued and unpaid interest, if any.
Pending Sale of Operating Assets — On October 5, 2024, the Company entered into a purchase agreement to sell certain of its unused IPv4 addresses in two separate tranches, with proceeds from the first tranche totaling approximately $26.1 million and proceeds from the second tranche totaling approximately $26.2 million. Neither tranche is contingent on the other for closing. If both tranches are sold, the Company will receive approximately $51.5 million in cash, net of broker fees, under the agreement and would recognize a pretax gain equal to the amount of the cash proceeds, less other transaction-related costs, if any. The first tranche closed on November 29, 2024, and Windstream received $25.7 million in cash, net of broker fees. The second tranche is expected to close on or before February 14, 2025.
Settlement Payment from Uniti — On October 7, 2024, the Company received from Uniti the fourth quarterly cash installment payment of $24.5 million payable to Windstream in 2024, pursuant to the amended master lease agreements. On January 8, 2025, the Company received from Uniti the first quarterly cash installment payment of $24.5 million payable to Windstream in 2025.
Pension Plan Contribution — On November 18, 2024, the Company made an additional voluntary contribution of $28.0 million in cash to the qualified pension plan.
Pending Merger  — In connection with its pending merger with Uniti previously discussed in Note 12, as of February 7, 2025, the Company has received sixteen state approvals for the Merger and has two state approvals in process, as well as pending approval from the FCC.

WINDSTREAM HOLDINGS II, LLC
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
14.   Subsequent Events: (Continued)
Pending Settlement of Bankruptcy-Related Litigation — In June 2023, the court denied Windstream’s long-standing motion to dismiss the claims previously discussed under “Bankruptcy-Related Litigation” in Note 13. The court held oral arguments in February 2024 regarding certification of the class but never ruled on class certification. On May 6, 2024, the parties in the Federal Case agreed to a settlement that was approved on February 6, 2025, at the scheduled fairness hearing, after no objections being filed. The presiding judge entered the final approval order, effective February 6, 2025, and the deadline to appeal this final order is March 10, 2025, although the judge has discretion to permit a late-filed notice of appeal up to 30 days after the March deadline, or April 9, 2025. Windstream’s directors’ and officers’ insurance carriers are providing coverage for the settlement, as Windstream has paid all applicable deductibles.
Key elements of the settlement include:
(a)
The lead plaintiff concedes that none of the defendants are making any concession of liability or wrongdoing, and the defendants concede that the lead plaintiff makes no concession regarding lack of merit.

(b)
The parties agree that the settlement releases any and all shareholder claims related to the subject matter of the lawsuit against Windstream and the other defendants, and the claims are fully discharged.

(c)
Upon approval by the court, Windstream’s insurance carriers, on behalf of the defendants, will place in escrow the settlement amount of $85 million for distribution to class members.

(d)
A Claims Administrator will be appointed by the court and, under supervision of the court, will provide notice of the settlement to class members and oversee the distribution of the settlement fund.

The second lawsuit, pending in state court in Georgia (the “State Case”), was stayed in 2019. The state plaintiff failed to submit a proof of claim and in light of the Company’s emergence from bankruptcy, Windstream believes the state case should be discharged, but the plaintiff is challenging that position. In any event, final approval of the settlement of the Federal Case now bars class members, including plaintiffs in the State Case, from commencing or prosecuting any of the released claims against the defendants, including the claims asserted in the State Case. Thus, Windstream will seek dismissal of the State Case after the appeal time has run on the final order approving the settlement in the Federal Case.

Annex A
AGREEMENT AND PLAN OF MERGER
dated as of
May 3, 2024
by and between
UNITI GROUP INC.
and
WINDSTREAM HOLDINGS II, LLC

A-i

A-ii

A-iii

Exhibits
Exhibit A:
Pre-Closing Windstream Reorganization

Exhibit B:
Form of Elliott Stockholders Agreement

Exhibit C:
Form of Legacy Windstream Holder Adviser Stockholders Agreement

Exhibit D:
Form of Registration Rights Agreement

Exhibit E:
Pre-Closing Uniti Restructuring

Exhibit F:
Form of Warrant Agreement

Exhibit G:
Form of Certificate of Incorporation of New Uniti

Exhibit H:
Form of Bylaws of New Uniti

Exhibit I:
Illustrative Example of Exchange Ratio

Exhibit J:
Form of Certificate of Incorporation of Surviving Corporation

Exhibit K:
Form of Bylaws of Surviving Corporation

Exhibit L:
Uniti Organizational Document Amendment

Exhibit M:
Form of Joinder

Exhibit N:
Form of Certificate of Designations

A-iv

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 3, 2024, by and between Uniti Group Inc., a Maryland corporation (“Uniti”), and Windstream Holdings II, LLC, a Delaware limited liability company (“Windstream”).
W I T N E S S E T H
WHEREAS, the board of directors of Uniti (the “Uniti Board”), by resolutions duly adopted, has (i) unanimously determined that the Merger and the other transactions contemplated hereby are in the best interests of Uniti and Uniti’s stockholders, (ii) declared advisable the Merger and the other transactions contemplated hereby on the terms and conditions of this Agreement, (iii) directed that the approval of the Merger and the other transactions contemplated hereby on the terms and conditions of this Agreement be submitted to Uniti’s stockholders for consideration at the Uniti Stockholders Meeting, (iv) resolved to recommend the approval of the Merger and the other transactions contemplated hereby to Uniti’s stockholders and (v) approved this Agreement;
WHEREAS, the board of managers of Windstream, by resolutions duly adopted, has unanimously (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of Windstream and Windstream’s equityholders and (ii) approved and adopted this Agreement and the transactions contemplated hereby;
WHEREAS, prior to the Closing, Windstream intends to undertake a series of transactions, pursuant to which, (i) following the date the Proxy Statement is first mailed to the stockholders of Uniti and receipt or satisfaction of applicable Pre-Closing Windstream Reorganization Regulatory Approvals, Windstream would complete a rights offering to existing Windstream equityholders, as contemplated on pages 4 and 5 of Exhibit A hereto (the “Rights Offering”); (ii) promptly following the receipt or satisfaction of applicable Pre-Closing Windstream Reorganization Regulatory Approvals and receipt of the Uniti Stockholder Approval, New Windstream, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Windstream (“New Windstream LLC”), would form or cause to be formed three direct or indirect Subsidiaries, including a Delaware limited liability company identified as “New Windstream Holdings II” in Exhibit A (“New Windstream Holdings II”), and Windstream would merge with and into New Windstream Holdings II, with New Windstream Holdings II as the surviving entity of such merger and an indirect wholly owned Subsidiary of New Windstream LLC, as contemplated on page 6 of Exhibit A hereto (the “Windstream F Reorg”); (iii) prior to the Closing Date (but no earlier than three Business Days prior to the Closing Date), New Windstream LLC would form or cause to be formed three indirect Subsidiaries, including a Maryland limited partnership identified as “Holdco” in Exhibit A (“HoldCo”), and a Maryland limited liability company and a wholly owned direct Subsidiary of HoldCo identified as “Merger Sub” in Exhibit A (“Merger Sub”), as contemplated on page 7 of Exhibit A; and (iv) following the transactions described in the foregoing clauses (i), (ii) and (iii) but prior to the Closing, New Windstream LLC would merge with and into Windstream Parent, Inc., a Delaware corporation and a Subsidiary of New Windstream LLC (“New Uniti”), with New Uniti as the surviving entity of such merger (as contemplated on page 8 of Exhibit A hereto, such merger, the “Internal Reorg Merger” and the transactions described in the foregoing clauses (i), (ii), (iii) and (iv) and the corresponding portions of Exhibit A hereto, collectively, the “Pre-Closing Windstream Reorganization”);
WHEREAS, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), the parties hereto intend that (i) the Windstream F Reorg shall be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and the definitive documents to effectuate the Windstream F Reorg shall be treated as a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g), (ii) (x) the Internal Reorg Merger shall be treated as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, (y) the definitive documents to effectuate the Internal Reorg Merger shall be treated as a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and Treasury Regulations Section 1.368-2(g), and (z) New Uniti Preferred Stock and New Uniti Warrants received by any person in connection with the Internal Reorg Merger shall be treated as a single integrated instrument and “stock or securities” within the meaning of Section 354 of the Code and not as preferred stock within the meaning of Section 351(g)(3)(A) of the Code or “other property or money” within the meaning of Section 356 of the Code, (iii) the cash paid in connection with the Internal Reorg Merger shall be treated as made in redemption of applicable equity interests of Windstream to which Section 302(b) applies, (iv) the Merger shall be treated as a taxable sale of the capital stock of Uniti to HoldCo, a regarded partnership for U.S. federal income tax purposes, in exchange for the Merger Consideration under Section 1001 of the Code, and (v) Uniti shall not fail to qualify as a REIT (as defined below) solely by reason of the Merger (clauses (i)  – (v) collectively, the “Intended Tax Treatment”);
WHEREAS, immediately following the effective time of the Internal Reorg Merger, the capitalization of New Uniti will consist of New Uniti Common Stock, New Uniti Preferred Stock and New Uniti Warrants, each of which will remain outstanding following the Closing, and holders of New Uniti Common Stock will receive, as a result of the Internal Reorg Merger, the right to receive, at the Closing, such holder’s pro rata portion of the Closing Cash Payment;
WHEREAS, pursuant to the Pre-Closing Windstream Reorganization, the ultimate parent company of New Windstream Holdings II (as successor to Windstream) will, immediately prior to the Closing, be New Uniti;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Uniti to enter into this Agreement, Elliott (as defined below), Elliott Associates, L.P., a Delaware limited partnership (“EALP”), Elliott International, L.P., a Cayman Islands limited partnership (together with Elliott and EALP, the “Elliott Entities”) and Devonian II ICAV an Irish collective asset-management vehicle, acting solely for and on behalf of its sub-fund Devonian II — Sub-Fund I (“Devonian”), are entering into a voting agreement with Uniti (the “Elliott Voting Agreement”), pursuant to which each such Person has agreed, on the terms and subject to the conditions set forth therein, to, among other things, vote all of their respective voting shares in Uniti (if any) in favor of the approval of the Merger and certain other matters in connection with the Transactions as contemplated thereby;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Uniti to enter into this Agreement, (i) the Elliott Entities, together with Nexus Aggregator L.P., a Delaware limited partnership (“Nexus Aggregator”) and (ii) certain funds and accounts managed, advised or sub-advised by Legacy Windstream Holder Adviser (as defined below) are entering into unitholder agreements with Uniti (the “Unitholder Agreements”), pursuant to which such Windstream equityholders have agreed to certain matters in connection with the Transactions;
WHEREAS, substantially concurrently with the consummation of the Closing, (i) the Elliott Entities, together with Nexus Aggregator and Devonian (or certain Affiliates thereof), and (ii) certain funds and accounts managed, advised or sub-advised by Legacy Windstream Holder Adviser will each enter into a stockholders agreement with New Uniti in the forms attached hereto as Exhibit B and Exhibit C, respectively (collectively, the “Stockholders Agreements”); and
WHEREAS, substantially concurrently with the consummation of the Closing, New Uniti, EALP, Nexus Aggregator and Devonian (or certain Affiliates thereof), and Legacy Windstream Holder will enter into a registration rights agreement in the form attached hereto as Exhibit D (the “Registration Rights Agreement”).
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
Definitions
Section 1.01.   Definitions.   As used herein, the following terms have the following meanings:
“1933 Act” means the Securities Act of 1933.
“1934 Act” means the Securities Exchange Act of 1934.
“2024 Exchangeable Notes Indenture” means the Indenture, dated as of June 28, 2019 (as amended and supplemented as of the date hereof), between Uniti Fiber Holdings Inc., the guarantors party thereto, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

“2027 Convertible Notes Indenture” means the Indenture, dated as of December 12, 2022 (as amended and supplemented as of the date hereof), between Uniti, the guarantors party thereto and the Trustee.
“Acceptable Confidentiality Agreement” shall mean a confidentiality agreement that contains terms with respect to confidentiality and use that in all material respects are no less restrictive or otherwise more favorable to Uniti’s counterparty thereto than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict any person from making, publicly or privately, an Acquisition Proposal, acquiring Uniti or taking any other similar action, or otherwise contain any standstill or similar provision).
“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party inquiry, offer or proposal, relating to (i) any acquisition or purchase, directly or indirectly, of 25% or more of the consolidated assets of Uniti and its Subsidiaries or 25% or more of any class of equity or voting securities of Uniti or any of its Subsidiaries whose assets, individually or in the aggregate, constitute, directly or indirectly, 25% or more of the consolidated assets of Uniti and its Subsidiaries, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 25% or more of any class of equity or voting securities of Uniti or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Uniti and its Subsidiaries or (iii) a merger, consolidation, amalgamation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Uniti or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Uniti and its Subsidiaries.
“Adverse Recommendation Change” has the meaning set forth in Section 6.03(a).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling”, “controlled” and “under common control with” have correlative meanings. Notwithstanding the foregoing, no portfolio company of any investment fund managed by Elliott, Oaktree or Legacy Windstream Holder Adviser shall be considered an Affiliate of Windstream, New Windstream LLC or New Uniti for purposes of Section 8.01.
“Aggregate Merger Consideration Share Number” means the aggregate number of shares of New Uniti Common Stock that would be issued to holders of Uniti Common Stock (and assuming, for this purpose, that all Operating Partnership Units and FinanceCo Preferred Shares still outstanding as of immediately prior to the Effective Time, other than those held by Uniti or any of its Subsidiaries, were exchanged for Uniti Common Stock immediately prior to the Effective Time) and holders of Uniti PSU Awards (to the extent vested as of the Effective Time) as of the Effective Time in accordance with the terms of this Agreement if such holders were to receive, in respect of such shares of Uniti Common Stock and Uniti PSU Awards, 57.680% of the Pro Forma Share Total; provided that for purposes of calculating the Aggregate Merger Consideration Share Number, (i) any Uniti Restricted Stock Awards (other than Excess Uniti Equity Awards) and Uniti Securities issued (or issuable) after the date hereof and prior to the Closing in connection with the Convertible Notes, the Exchangeable Notes, the Call Spread Warrants or the Alternative Financing shall be disregarded and (ii) any Uniti Securities comprising Excess Uniti Equity Awards shall be considered vested (at target performance, to the extent applicable) as of the Effective Time regardless of whether not then actually vested.
“Agreement” has the meaning set forth in the Preamble.
“Alternative Acquisition Agreement” has the meaning set forth in Section 6.03(a).
“Alternative Financing” means alternative debt financing (including debt securities to be issued or incurred in lieu of, or supplemental to, any bridge facility contemplated by the Debt Commitment Letter or pursuant to any “securities demand” provisions in the Fee Letter and/or any asset-backed securitization financing (or bridge loan financing related thereto) or any combination thereof) to be incurred or issued by Uniti or its Subsidiaries, or equity financing (including preferred equity financing to be issued by New

Uniti and/or common equity financing to be issued by Uniti or New Uniti), which is, in the aggregate, in an amount sufficient for Uniti to satisfy the Financing Requirement at the Closing.
“Alternative Structure Election” has the meaning set forth in Section 9.02.
“Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other Applicable Law related to bribery or corruption.
“Antitrust Division” has the meaning set forth in Section 8.01(b).
“Applicable Date” has the meaning set forth in Section 4.07(a).
“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state or local law (statutory, common or otherwise), act, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, statute or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.
“Articles of Merger” has the meaning set forth in Section 2.02(c).
“BEAD” means the Broadband Equity Access and Deployment Program pursuant to which grants will be awarded to providers to build out broadband networks by states utilizing Broadband Equity Access and Deployment Program money from the U.S. federal government.
“BEAD Commitments” means capital expenditure representing Windstream’s portion of the costs to pass BEAD-eligible locations Windstream may be awarded or financing commitments by Windstream and its Subsidiaries with respect BEAD.
“Bond Hedge Transactions” means the call option transactions entered into by and among Uniti Fiber Holdings Inc. and each of Citigroup Global Markets Inc., Barclays Bank PLC, JPMorgan Chase Bank, National Association and RBC Capital Markets, LLC pursuant to call option transaction confirmations dated as of June 25, 2019 and June 27, 2019.
“Burdensome Condition” has the meaning set forth in Section 8.01(c).
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.
“Call Spread Warrants” means warrants issued by Uniti to Citigroup Global Markets Inc., Barclays Bank PLC, JPMorgan Chase Bank, National Association and RBC Capital Markets, LLC pursuant to warrant confirmations dated as of June 25, 2019 and June 27, 2019.
“Capped Call Transactions” means the call option transactions entered into by and among Uniti and each of Goldman Sachs & Co. LLC, Mizuho Markets Americas LLC and Jefferies International Limited, Bank of Montreal and Deutsche Bank AG, London Branch pursuant to call option transaction confirmations dated as of December 7, 2022 and December 21, 2022.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any other similar Applicable Law.
“Certificate of Designations” means a Certificate of Designations, in the form attached as Exhibit N hereto, to be filed by New Uniti with the Secretary of State of the State of Delaware prior to the Internal Reorg Merger (as the same may be revised in accordance with Section 6.06(f)).
“Certificates” has the meaning set forth in Section 2.05.
“Closing” has the meaning set forth in Section 2.02(b).
“Closing Cash Payment” means an amount equal to (i) $425,000,000, minus (ii) aggregate amount of the Windstream Transaction Bonuses and the Windstream MIP Payments, if any, plus (iii) the amount of any cash retention awards described in Item 3 of Section 6.01(b)(vi) of the Uniti Disclosure Schedule that are payable prior to, at or as a result of the Closing.

“Closing Date” has the meaning set forth in Section 2.02(b).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” has the meaning set forth in the Recitals.
“Communications Act” means the Communications Act of 1934, as amended, and the rules, regulations and published policies, procedures, orders and decisions of the FCC.
“Communications Laws” means (a) the Communications Act; (b) state statutes governing intrastate telecommunications services and/or facilities and the rules, regulations, and published policies, procedures, orders and decisions of the State PUCs; and (c) any laws of any other Governmental Authority regulating or overseeing communications facilities or communications services, including but not limited to laws relating to the occupancy or use of any public rights-of-way.
“Communications Regulatory Authorities” means the FCC, the State PUCs and all other Governmental Authorities that regulate communications facilities or telecommunications, telecommunications services, enhanced or advanced services or information services (as those terms are defined in the Communications Laws) in the jurisdictions in which Uniti or Windstream and their respective Subsidiaries, as applicable, have such facilities or conduct business as of the date of this Agreement. Notwithstanding the foregoing, Communications Regulatory Authorities shall not include any Governmental Franchising Authority.
“Competition Laws” means Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.
“Confidentiality Agreement” has the meaning set forth in Section 8.07(b).
“Contract” means any agreement, commitment, lease, sublease, license, contract, note, bond, mortgage, indenture, arrangement or other obligation.
“Converted PSU Award” has the meaning set forth in Section 2.04(a).
“Converted Restricted Stock Award” has the meaning set forth in Section 2.04(a)(ii).
“Convertible Notes” means the 7.50% Convertible Senior Notes due 2027 issued by Uniti pursuant to the 2027 Convertible Notes Indenture.
“Covered Employee” has the meaning set forth in Section 8.11(a).
“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 and all related strains and sequences, including any variants or evolutions or mutations thereof or related or associated epidemics, pandemics, public health emergencies or disease outbreaks.
“COVID-19 Measures” shall mean (i) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester, safety or similar Applicable Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act, or any other response to COVID-19 (including any such response undertaken by any similarly situated industry participants) and (ii) the reversal or discontinuation of any of the foregoing.
“D&O Insurance” has the meaning set forth in Section 7.03(d).
“Debt Commitment Letter” has the meaning set forth in Section 4.27.
“Debt Financing” has the meaning set forth in Section 4.27.
“Debt Financing Documents” means any underwriting agreement, purchase agreement, placement agreement, credit agreement, indenture or any other definitive agreement entered into by any Debt Financing Source, on the one hand, and Uniti or any of its Affiliates, on the other, in connection with the Debt Financing.

“Debt Financing Source” means each Person that has committed or agreed to provide, arrange, syndicate, underwrite, purchase or place any Debt Financing, or has otherwise entered into any agreement with Uniti or any of its Affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, all or any part of the Debt Financing and the respective successors and permitted assigns of the foregoing.
“Debt Financing Sources Related Parties” means the Debt Financing Sources, their respective Affiliates and the respective partners, managers, members, trustees and Representatives of any of such Debt Financing Sources or any such Affiliates.
“Delaware Limited Liability Company Act” means the Delaware Limited Liability Company Act.
“Devonian” has the meaning set forth in the Recitals.
“DGCL” means the Delaware General Corporation Law.
“Effective Time” has the meaning set forth in Section 2.02(c).
“Elliott” means Elliott Investment Management, L.P.
“Elliott Voting Agreement” has the meaning set forth in the Recitals.
“End Date” has the meaning set forth in Section 11.01(b)(i).
“Enforceability Exceptions” has the meaning set forth in Section 4.02(a).
“Environmental Laws” means any and all Applicable Laws concerning public or worker health or safety (with respect to exposure to Hazardous Substances), pollution, or the protection of the environment or natural resources.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any Person who was at any relevant time considered a single employer with Uniti or any of its Subsidiaries or Windstream or any of its Subsidiaries, as applicable, under Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.
“Excess Uniti Equity Awards” means the Uniti Restricted Stock Awards and Uniti PSU Awards described in Items 3 and 4 of Section 6.01(b)(vi) of the Uniti Disclosure Schedule.
“Exchange Agent” has the meaning set forth in Section 2.05(a).
“Exchange Ratio” has the meaning set forth in Section 2.03(a).
“Exchangeable Notes” means the 4.00% Exchangeable Senior Notes due 2024 issued by Uniti Fiber Holdings Inc. pursuant to the 2024 Exchangeable Notes Indenture.
“Ex-Im Laws” means all Applicable Laws and regulations relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws and regulations administered by U.S. Customs and Border Protection).
“Expense Amount” has the meaning set forth in Section 12.04(b)(iii).
“F Reorganization Completion Date” means (i) with respect to New Windstream LLC, the date on which Windstream F Reorg is completed, and (ii) with respect to New Uniti, the date on which Internal Reorg Merger is completed.
“FCC” means the United States Federal Communications Commission.
“FCC Approvals” means, as set forth in Section 1.01(i) of the Uniti Disclosure Schedule, the approvals, consents, waivers, declaratory rulings or other authorization from the FCC for the Transactions other than the Pre-Closing Windstream Reorganization.

“Fee Letter” has the meaning set forth in Section 4.27.
“FinanceCo Preferred Shares” means the 8.0% Series A Cumulative Non-Voting Convertible Preferred Stock of Uniti Group Finance Inc., which are convertible into shares of Uniti Common Stock at the option of the holder.
“Financing” has the meaning set forth in Section 6.06(a).
“Financing Related Proceeding” has the meaning set forth in Section 12.13(a).
“Financing Requirement” has the meaning set forth in Section 6.06(a).
“Financing Termination Fee” has the meaning set forth in Section 12.04(c).
“Form S-4” has the meaning set forth in Section 8.02(a).
“FTC” has the meaning set forth in Section 8.01(b).
“Fund Administrator” means the entity that administers a state or the federal Universal Service Fund, state or federal telecommunications relay service fund, the North American Numbering Plan, or number portability.
“GAAP” means generally accepted accounting principles in the United States, in effect from time to time.
“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof, or Nasdaq or any self-regulatory organization.
“Governmental Authorization” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization, designation or similar rights issued, granted or obtained by or from any Governmental Authority.
“Governmental Franchising Authority” means any state, municipal, local or other Governmental Authority that regulates the occupancy, maintenance or use of any public rights-of-way utilized by Uniti or Windstream and their respective Subsidiaries, as applicable.
“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.
“Hazardous Substances” means any substance, material, chemical, pollutant or waste regulated by, or pursuant to which liability or standards of conduct may be imposed under, any Environmental Law on account of their toxic or hazardous properties, including petroleum products or byproducts, asbestos, radiation, lead, polychlorinated biphenyls, and per- and polyfluoroalkyl substances.
“HoldCo” has the meaning set forth in the Recitals.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indemnified Person” has the meaning set forth in Section 7.03(a).
“Intellectual Property Rights” means any and all intellectual property and similar proprietary rights throughout the world, including any and all of the following, whether or not registered, and all rights therein: (i) trademarks, service marks, trade names, trade dress, logos, domain names, social media identifiers and accounts, corporate names and other indications of origin, including all registrations, applications for registration and renewals of the foregoing and the goodwill associated with the foregoing, (ii) mask works, inventions, patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, provisionals, non-provisionals, renewals, supplementary protection certificates, extensions and reexaminations thereof and the equivalent of any of the foregoing) and all inventions and improvements to the inventions disclosed in each such registration, patent or patent application, (iii) works of authorship and copyrights and registrations and applications for registrations thereof, including derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by Applicable Law, regardless of the medium of fixation or means of expression, (iv) confidential and proprietary information, including trade secrets and know-how, (v) databases, data collections and rights to Personal Data, (vi) rights in Software, and (vii) rights to sue or recover and retain damages, costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation associated with any of the foregoing.
“Intended F Reorganization Treatment” means (i) with respect to New Windstream LLC, the treatment of Windstream F Reorg as a “reorganization” under Section 368(a)(1)(F) of the Code, and (ii) with respect to New Uniti, the treatment of Internal Reorg Merger as a “reorganization” under Section 368(a)(1)(F) of the Code.
“Intended Tax Treatment” has the meaning set forth in the Recitals.
“Internal Controls” has the meaning set forth in Section 4.07(f).
“Internal Reorg Merger” has the meaning set forth in the Recitals.
“Intervening Event” has the meaning set forth in Section 6.03(e)(ii).
“IRS” means the United States Internal Revenue Service.
“IT Assets” means all Software, computer hardware (whether general or special purpose), networks (other than the internet), interfaces, platforms, servers, peripherals and electronic data processing, information, record keeping, communications, telecommunications and computer systems, including any outsourced systems and processes.
“Knowledge” means (i) with respect to Uniti, the actual knowledge, after inquiry of direct reports, of the individuals listed on Section 1.01(ii) of the Uniti Disclosure Schedule and (ii) with respect to Windstream, the actual knowledge, after inquiry of direct reports, of the individuals listed on Section 1.01(i) of the Windstream Disclosure Schedule.
“Legacy Windstream Holder” means OC III LVS I LP and other funds and accounts that hold Windstream common units or warrants and are managed, advised or sub-advised by the investment manager of OC III LVS I LP set forth on Section 1.01(iii) of the Windstream Disclosure Schedule (such investment manager, the “Legacy Windstream Holder Adviser”).
“Legacy Windstream Holder Adviser” has the meaning set forth in the definition of “Legacy Windstream Holder”.
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other similar adverse claim of any kind in respect of such property or asset.
“Maryland Limited Liability Company Act” means the Maryland Limited Liability Company Act.
“Maximum Debt Financing Interest Rate” means the rate set forth on Section 1.01(iii) of the Uniti Disclosure Schedule.
“Merger” has the meaning set forth in Section 2.02(a).
“Merger Consideration” has the meaning set forth in Section 2.03(a).
“Merger Sub” has the meaning set forth in the Recitals.
“MGCL” means the Maryland General Corporation Law.
“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) of ERISA.
“Nasdaq” means the Nasdaq Global Select Market.
“New Uniti” has the meaning set forth in the Recitals.

“New Uniti Charter” has the meaning set forth in Section 2.01(f).
“New Uniti Common Stock” means the common stock of New Uniti.
“New Uniti Preferred Stock” means perpetual non-convertible Series A Preferred Stock of New Uniti, to be issued in connection with the Internal Reorg Merger, with an aggregate initial Liquidation Preference (as defined in the Certificate of Designations) of $575,000,000 and having the powers, preferences and rights set forth in the Certificate of Designations (as the same may be revised in accordance with Section 6.06(f)).
“New Uniti Warrants” means warrants to be issued by New Uniti in connection with the Internal Reorg Merger, representing, upon exercise of all such warrants, 6.9000% of the Pro Forma Share Total at a purchase price of $0.01 per share, pursuant to a warrant agreement in the form attached as Exhibit F hereto (the “Warrant Agreement”).
“New Windstream LLC” has the meaning set forth in the Recitals.
“New Windstream Holdings II” has the meaning set forth in the Recitals.
“Nexus Aggregator” has the meaning set forth in the Recitals.
“Notes RRAs” means (i) the registration rights agreement, dated as of June 28, 2019, among Uniti, Uniti Fiber Holdings Inc. and Barclays Capital Inc., relating to the Exchangeable Notes and (ii) the registration rights agreement, dated as of December 12, 2022, among Uniti, Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., relating to the Convertible Notes.
“Oaktree” means Oaktree AIF Investments, L.P., Oaktree Capital Management, L.P., Oaktree Fund GP II, L.P., Oaktree Strategic Income SPV, LLC and their respective managed funds and accounts.
“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.
“Open Window Period” has the meaning set forth in Section 6.08.
“Operating Partnership Units” means limited partnership interests in Uniti Group LP, a Delaware limited partnership controlled by Uniti as its general partner, which are exchangeable for shares of Uniti Common Stock or, at Uniti’s election, cash of equivalent value.
“Other Regulatory Filings” mean the filings seeking approval, waiver or consent from or providing notice to any Governmental Authority required pursuant to Applicable Law (including any Competition Laws or Communications Laws), the Uniti Communications Licenses, the Windstream Communications Licenses, Governmental Authorizations issued by a Governmental Franchising Authority or a grant or loan award document with a Governmental Authority as set forth in Section 1.01(iv) of the Uniti Disclosure Schedule (in each case, other than (i) the Notification and Report Form pursuant to the HSR Act, (ii) the filings for the FCC Approvals, (iii) the filings for the State PUC Approvals and (iv) the Pre-Closing Windstream Reorganization Regulatory Approvals).
“PCAOB” means the Public Company Accounting Oversight Board.
“Permitted Transaction” has the meaning set forth in Section 7.07(a).
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Personal Data” means (i) any and all information that identifies an individual person or (ii) “personal data,” “personal information,” “personally identifiable information” or any similar term as defined under any Applicable Law.
“Pre-Closing Uniti Restructuring” means the transactions set forth in Exhibit E.
“Pre-Closing Windstream Reorganization” has the meaning set forth in the Recitals.
“Pre-Closing Windstream Reorganization Regulatory Approvals” means the filings with and approvals from the Governmental Authorities in connection with the Pre-Closing Windstream Reorganization as identified on Section 5.03(b) of the Windstream Disclosure Schedule.

“Pro Forma Share Total” means all shares of New Uniti Common Stock outstanding as of immediately following the Effective Time on an as converted and fully diluted basis, after giving effect to the Closing, including (a) the issuance of New Uniti Common Stock and New Uniti Warrants (and the shares of New Uniti Common Stock underlying the New Uniti Warrants) in the Internal Reorg Merger, (b) the issuance of any New Uniti Common Stock underlying any Windstream RSUs, Windstream PSUs or Windstream Performance Options, (c) the issuance of any New Uniti Common Stock (i) underlying any Uniti PSU Awards that are vested as of the Effective Time and (ii) issued or issuable under any Excess Uniti Equity Award (at target performance, to the extent applicable) and (d) the issuance of any New Uniti Common Stock as Merger Consideration (and assuming, for this purpose, that all Operating Partnership Units and FinanceCo Preferred Shares still outstanding as of immediately prior to the Effective Time, other than those held by Uniti or any of its Subsidiaries, were exchanged for Uniti Common Stock immediately prior to the Effective Time), but excluding any dilution attributable to (i) any Uniti Restricted Stock Awards or any Uniti PSU Awards that are not vested as of the Effective Time (other than Excess Uniti Equity Awards) and (ii) any Uniti Securities issued (or issuable) after the date hereof and prior to the Closing in connection with the Convertible Notes, the Exchangeable Notes, the Call Spread Warrants or the Alternative Financing.
“Proceeding” means any action, claim, charge, complaint, arbitration, mediation, litigation, suit or other similarly formal legal proceeding commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.
“Proxy Statement” has the meaning set forth in Section 4.09.
“QRS” means a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.
“Registration Rights Agreement” has the meaning set forth in the Recitals.
“REIT” means a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.
“Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, attorneys, accountants and other advisors of such Person, acting on such Person’s behalf.
“Revolving Credit Facility Consent” has the meaning set forth in Section 6.07.
“Rights Offering” has the meaning set forth in the Recitals.
“Rule 144A Offering” has the meaning set forth in Section 7.07(a)(ii).
“Sanctioned Country” means any country or region that is (or the government of which is) or has been in the last five years the subject or target of a comprehensive embargo under Sanctions Laws (including, at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.
“Sanctions Laws” means all U.S. and non-U.S. laws relating to economic or trade sanctions, including the Applicable Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council and the European Union.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SDAT” has the meaning set forth in Section 2.02(c).
“SEC” means the Securities and Exchange Commission.
“Software” means all computer software (in object code or source code format), operating systems, applications, firmware, routines, algorithms, data and databases, and related documentation and materials.

“Solvent” has the meaning set forth in Section 5.24.
“State PUC” means any state public service or public utilities commission, or similar state regulatory agency or body that regulates the intrastate telecommunications services or facilities of Uniti or Windstream, as applicable, or their respective Subsidiaries.
“State PUC Approval” means, as set forth in Section 1.01(v) of the Uniti Disclosure Schedule, the approvals, consents, waivers, rulings or other authorizations from a State PUC for the Transactions other than the Pre-Closing Windstream Reorganization.
“Stockholders Agreement” has the meaning set forth in the Recitals.
“Subsidiary” means, with respect to any Person, (i) any entity of which such person, directly or indirectly, owns (A) securities or other ownership interests having ordinary voting power to elect a majority of the board or other governing body of directors or other Person or body performing similar functions or (B) more than 50% of the outstanding equity or financial interests or (ii) any entity in which such Person is or any of its Subsidiaries is a general partner or managing member of such other Person.
“Superior Proposal” has the meaning set forth in Section 6.03(e)(i).
“Surviving Corporation” has the meaning set forth in Section 2.02(a).
“Tax” means any and all domestic or foreign, federal, state, or local taxes, charges, levies, imposts, duties, and other like assessments or charges of any kind that are in the nature of a tax, including income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits, or selected items of income, earnings or profits), capital taxes, gross receipts taxes, sales taxes, use taxes, value added taxes, goods and services taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment or unemployment taxes, excise taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, ad valorem taxes, property taxes (real, personal or abandoned), windfall profits taxes, alternative or add-on minimum taxes, and customs duties, and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, levies, imposts, duties or other assessments.
“Tax Return” means any report, return, document, declaration, form, claim for refund, election, document, statement or other information or filing filed or required to be supplied to any Taxing Authority with respect to Taxes, including any schedules or related or supporting information, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration, form, claim for refund, election, document, statement or other information or filing, and including any amendment thereof or supplement thereto.
“Taxing Authority” means any Governmental Authority responsible for or otherwise having jurisdiction with respect to the imposition, collection, assessment, or regulation of any Tax or Tax Return.
“Team Telecom” means the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector, established pursuant to Executive Order 13913, Establishing the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector, 85 FR 19643 (April 8, 2020), conducting national security review of an FCC-notified transaction involving potential foreign involvement in U.S. telecommunications assets, as well as any predecessor or successor group or other group within the Executive Branch of the United States government charged with performing or assisting the FCC with such review.
“Termination Fee” has the meaning set forth in Section 12.04(b).
“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Uniti, Windstream or any of their respective Affiliates.
“Title IV Plan” means any Uniti Plan or Windstream Plan, as applicable (in each case other than any Multiemployer Plan) that is or was subject to Title IV of ERISA or Section 412 of the Code.

“Trade Control Laws” means any Sanctions Laws, Ex-Im Laws or the anti-boycott Applicable Laws administered by the U.S. Department of Commerce and/or the U.S. Department of Treasury’s Internal Revenue Service.
“Transaction Agreements” shall mean this Agreement, the Unitholder Agreements, the Elliott Voting Agreement, the Stockholders Agreements, the Registration Rights Agreement, the Certificate of Designations, the Warrant Agreements and the Confidentiality Agreement.
“Transaction Expenses” means, in each case whether payable prior to, at or after the Closing, (i) the aggregate fees, costs and expenses incurred by Uniti or Windstream to third parties (including financial advisors, attorneys, accountants and other Representatives) in connection with (a) the contemplated Transactions and the evaluation, preparation, negotiation, documentation, execution and performance of this Agreement and the other Transaction Agreements and (b) any sale process and related activities considered in lieu of the transactions contemplated by this Agreement and the other Transaction Agreements, in each case, whether billed prior to, on or after the Closing Date, (ii) any stay or retention bonus, change in control bonus, transaction bonus, severance or similar compensatory amounts payable to any current or former Uniti Service Providers or Windstream Service Providers that becomes payable by Uniti or Windstream as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements (and any payroll taxes associated with any payments made as a result of, or in connection with the consummation of the transactions contemplated by this Agreement, whether or not otherwise a Transaction Expense) and (iii) any amounts incurred or owing under, any fees, costs, expenses and other liabilities incurred (or that would be incurred or made) as a result of the settlement or termination of, any Windstream Affiliate Transaction, without any Liability to any of Windstream, Uniti, HoldCo or Merger Sub after the Effective Time, in each case in this definition whether paid or unpaid as of the Closing.
“Transactions” means the Merger and the other transactions contemplated by the Transaction Agreements (excluding, for the avoidance of doubt, the approval of the Uniti Organizational Document Amendment and the Uniti Delaware Conversion at the Uniti Stockholders Meeting).
“Transfer Taxes” has the meaning set forth in Section 9.02.
“TRS” means a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code.
“Trustee” has the meaning set forth in the definition of “2024 Exchangeable Notes Indenture”.
“Uncertificated Shares” has the meaning set forth in Section 2.05(a).
“Unitholder Agreements” has the meaning set forth in the Recitals.
“Uniti” has the meaning set forth in the Preamble.
“Uniti Affiliate Transaction” has the meaning set forth in Section 4.26.
“Uniti Balance Sheet” means the consolidated balance sheet of Uniti as of the Uniti Balance Sheet Date and the footnotes thereto set forth in Uniti’s report on Form 10-K for the annual period ended on the Uniti Balance Sheet Date.
“Uniti Balance Sheet Date” means December 31, 2023.
“Uniti Board” has the meaning set forth in the Recitals.
“Uniti Board Recommendation” has the meaning set forth in Section 4.02(b).
“Uniti Common Stock” has the meaning set forth in Section 4.05(a).
“Uniti Communications Licenses” means all material Governmental Authorizations issued by the Communications Regulatory Authorities and held by Uniti and its Subsidiaries as of the date of this Agreement.
“Uniti Data Security Requirements” means, collectively, all of the following to the extent relating to the access, collection, use, storage, sharing, distribution, transfer, disclosure, security, protection, destruction, disposal or other processing of Personal Data (whether in electronic or any other form or medium) or privacy, security or security breach notification requirements, in each case applicable to Uniti and its Subsidiaries in relation to the conduct of Uniti’s business: (i) Uniti’s own published or otherwise publicly disclosed rules, policies and procedures; (ii) all Applicable Laws; (iii) binding industry standards applicable to the industry in which Uniti’s business operates; and (iv) Contracts into which Uniti and its Subsidiaries have entered or by which they are otherwise bound.
“Uniti Delaware Conversion” has the meaning set forth in Section 6.02.
“Uniti Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Uniti to Windstream.
“Uniti ESPP” means the Uniti Group Inc. Amended and Restated Employee Stock Purchase Plan.
“Uniti Financial Advisor Opinions” has the meaning set forth in Section 4.23.
“Uniti Financial Statements” has the meaning set forth in Section 4.08.
“Uniti Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by Uniti or any of its Subsidiaries.
“Uniti IT Assets” has the meaning set forth in Section 4.15(e).
“Uniti Leased Real Property” has the meaning set forth in Section 4.14(b).
“Uniti LLC Conversion” means the conversion of the corporate form of the Surviving Corporation from a corporation to a limited liability company following the Closing.
“Uniti Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect or change that is, or would reasonably be expected, individually or in the aggregate, to have a material adverse effect on (x) the condition (financial or otherwise), assets, business or results of operations of Uniti and its Subsidiaries, taken as a whole, or (y) the ability of Uniti and its Subsidiaries to consummate the Transactions, excluding, solely in the case of clause (x) above, any effect resulting directly or indirectly from (i) changes in GAAP or the official interpretation thereof, (ii) changes in general economic, political or regulatory conditions in the United States or any other country or region, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates), (iii) changes in conditions generally affecting the industries in which Uniti and its Subsidiaries operate, (iv) changes in Applicable Law or the interpretation thereof, (v) geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, natural disasters, acts of God, demonstrations, public disaster, epidemics, pandemics or other diseases (including COVID-19 and any COVID-19 Measures), including any deterioration or worsening thereof, (vi) the announcement, pendency, or consummation of the Transactions, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Uniti and any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons and any stockholder or derivative litigation relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the Transactions (provided that this clause (vi) shall not apply to any representation or warranty to the extent such representation or warranty expressly purports to address, as applicable, the consequences resulting from the execution, delivery and performance of this Agreement or the announcement or consummation of the Transactions), (vii) any failure by Uniti or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Uniti Material Adverse Effect” may be taken into account in determining whether there has been a Uniti Material Adverse Effect), (viii) any actions taken (or omitted to be taken) at the written request of Windstream, HoldCo or Merger Sub), (ix) changes in the price and/or trading volume of the shares of Uniti Common Stock or any other securities of Uniti on Nasdaq or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of Uniti (it being understood that any underlying facts giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Uniti Material Adverse Effect” may be taken into account in determining whether there has been a Uniti Material Adverse Effect) or (x) any actions taken (or omitted to be taken) by Uniti or any of its Subsidiaries that are expressly required to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under Applicable Law for the consummation of the Merger (provided that this clause (x) shall not apply to any representation or warranty to the extent such representation or warranty expressly purports to address, as applicable, the consequences resulting from the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement), except, with respect to clauses (i), (ii), (iii), (iv) and (v), to the extent that such event has had a disproportionate adverse effect on Uniti or any of its Subsidiaries relative to other companies operating in the industry or industries in which Uniti or any of its Subsidiaries conducts business, in which case the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred or would reasonably be expected to occur a Uniti Material Adverse Effect.
“Uniti Material Contracts” has the meaning set forth in Section 4.20(a).
“Uniti Organizational Document Amendment” has the meaning set forth in Section 6.02.
“Uniti Owned Real Property” has the meaning set forth in Section 4.14(b).
“Uniti Permitted Liens” means (i) Liens disclosed on the Uniti Balance Sheet or notes thereto or securing liabilities reflected on the Uniti Balance Sheet or notes thereto, (ii) Liens for Taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith and for which adequate reserves have been established on the Uniti Financial Statements in accordance with GAAP, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith, (iv) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Uniti Real Property, which are not currently violated by the use or occupancy of such Uniti Real Property or the operation of the business conducted thereon, (v) any matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially and adversely impair the continued use and operation of the property to which they relate in the business of Uniti and its Subsidiaries as currently conducted, (vi) any Liens or encumbrances on title affecting a lessor’s (or sublessor’s) interest in any of the Uniti Leased Real Property or affecting the interest of a subtenant of Uniti or its Subsidiaries therein, and for which adequate reserves have been established on the Uniti Financial Statements in accordance with GAAP, (vii) Liens constituting non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business, (viii) any state of facts which an accurate survey of the Uniti Real Property would disclose and which, individually or in the aggregate, do not materially and adversely impair the continued use and which are not currently violated by the use or occupancy of such Uniti Real Property or the operation of the business conducted thereon and (ix) Liens disclosed on Section 1.01(vi) of the Uniti Disclosure Schedule.
“Uniti Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or (ii) other employment, equity, incentive or other compensation or benefit plan, program arrangement or agreement, in each case that is sponsored, maintained or contributed to by Uniti or any of its Subsidiaries, or in respect of which Uniti or any of its Subsidiaries has any liability (contingent or otherwise), other than any such plan or agreement that is implemented, administered or operated by any Governmental Authority.
“Uniti Preferred Stock” has the meaning set forth in Section 4.05(a).
“Uniti PSU Award” means an award of performance-based restricted stock units that has been granted under the Uniti Stock Plan.
“Uniti Real Property” has the meaning set forth in Section 4.14(b).
“Uniti Real Property Lease” has the meaning set forth in Section 4.14(d).
“Uniti Related Parties” has the meaning set forth in Section 12.04(d).
“Uniti Restricted Stock Award” means an award of restricted shares of Uniti Common Stock that has been granted under the Uniti Stock Plan and which, as of the relevant time of determination, remains subject to vesting conditions that have not been satisfied.

“Uniti Ruling” means a private letter ruling from the IRS regarding certain U.S. federal income tax consequences of a deemed liquidation of Uniti after the Merger, including with respect to the ability of Uniti to effect a consent dividend under Section 565 of the Code in connection with such liquidation, and any other U.S. federal income tax issues associated with the Transactions.
“Uniti Ruling Correspondence” has the meaning set forth in Section 9.01(c).
“Uniti SEC Documents” has the meaning set forth in Section 4.07(a).
“Uniti Securities” has the meaning set forth in Section 4.05(c).
“Uniti Service Provider” means an employee, officer, director or other individual service provider of Uniti or any of its Subsidiaries.
“Uniti Stock Plan” means the Uniti Group Inc. 2015 Equity Incentive Plan, as amended and restated effective March 28, 2018.
“Uniti Stockholder Approval” means the approval of the Merger and the other Transactions by the affirmative vote of holders of a majority of the outstanding Uniti Common Stock.
“Uniti Stockholders Meeting” has the meaning set forth in Section 6.02(a).
“Uniti Subsidiary Securities” has the meaning set forth in Section 4.06(b).
“Uniti Tax Group” has the meaning set forth in Section 4.17(i).
“Universal Service Contributions” means any amount owed to a federal or state Universal Service Fund under Applicable Law (or under any forms or instructions related to the payment of such amounts, or any policies, practices or procedures adopted by the Fund Administrators), whether billed or unbilled.
“Universal Service Fund” means a state or the federal mechanism designated by Applicable Law to support the availability of communications services, whether in high cost areas or to specific classes of customers (such as schools and libraries, low income consumers, hospitals or other designated customer classes).
“Universal Service Subsidies” means any amounts paid from Universal Service Funds to carriers for services that qualify for support under a state or the federal Universal Service Fund.
“WARN” means the Worker Adjustment and Retraining Notification Act of 1988 or any similar Applicable Law.
“Warrant Agreement” has the meaning set forth in the definition of “New Uniti Warrant.”
“Willful Breach” has the meaning set forth in Section 11.02.
“Windstream” has the meaning set forth in the Preamble (and shall include any successor entity resulting from the merger of Windstream contemplated by the Pre-Closing Windstream Reorganization).
“Windstream Affiliate Transaction” has the meaning set forth in Section 5.26.
“Windstream Audited Financial Statements” has the meaning set forth in Section 8.02(c).
“Windstream Balance Sheet” means the consolidated balance sheet of Windstream and its consolidated Subsidiaries as of the Windstream Balance Sheet Date.
“Windstream Balance Sheet Date” means December 31, 2022.
“Windstream Change in Control Consideration” means, in respect of each unit of Windstream underlying a Windstream Performance Option, Windstream PSU or a Windstream RSU, either (i) the same number of shares of New Uniti Common Stock and New Uniti Preferred Stock (including associated New Uniti Warrants) and the portion of the Closing Cash Payment that a share of New Uniti Common Stock issued in the Internal Reorg Merger is entitled to receive at the Closing, provided that the Windstream Change in Control Consideration payable in respect of a Windstream Performance Option shall be determined as though such Windstream Performance Option were exercised into Windstream units via “net settlement” or “cashless exercise” based on the difference between the fair market value of a Windstream unit as of immediately prior to the consummation of the Transaction and the exercise price applicable to such Windstream Performance Option), or (ii) an amount in cash equal to the fair market value of the consideration described in clause (i). The form of the Windstream Change in Control Consideration, and the fair market value of the Windstream Change in Control Consideration shall be determined in good faith by the board of directors of Windstream as constituted as of immediately prior to the closing of the Transaction.
“Windstream Communications Licenses” means all material Governmental Authorizations issued by the Communications Regulatory Authorities and held by Windstream and its Subsidiaries as of the date of this Agreement.
“Windstream Data Security Requirements” means, collectively, all of the following to the extent relating to the access, collection, use, storage, sharing, distribution, transfer, disclosure, security, protection, destruction, disposal or other processing of Personal Data (whether in electronic or any other form or medium) or privacy, security or security breach notification requirements, in each case applicable to Windstream and its Subsidiaries in relation to the conduct of Windstream’s business: (i) Windstream’s own published or otherwise publicly disclosed rules, policies and procedures; (ii) all Applicable Laws; (iii) binding industry standards applicable to the industry in which Windstream’s business operates; and (iv) Contracts into which Windstream and its Subsidiaries have entered or by which they are otherwise bound.
“Windstream Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Windstream to Uniti.
“Windstream F Reorg” has the meaning set forth in the Recitals.
“Windstream Financial Statements” has the meaning set forth in Section 5.07.
“Windstream Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by Windstream or any of its Subsidiaries.
“Windstream IT Assets” has the meaning set forth in Section 5.14(e).
“Windstream Leased Real Property” has the meaning set forth in Section 5.13(b).
“Windstream Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect or change that is, or would reasonably be expected, individually or in the aggregate, to have a material adverse effect on (x) the condition (financial or otherwise), assets, business or results of operations of Windstream and its Subsidiaries, taken as a whole, or (y) the ability of Windstream and its Subsidiaries to consummate the Transactions, excluding, solely in the case of clause (x) above, any effect resulting directly or indirectly from (i) changes in GAAP or the official interpretation thereof, (ii) changes in general economic, political or regulatory conditions in the United States or any other country or region, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates), (iii) changes in conditions generally affecting the industries in which Windstream and its Subsidiaries operate, (iv) changes in Applicable Law or the interpretation thereof, (v) geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, natural disasters, acts of God, demonstrations, public disaster, epidemics, pandemics or other diseases (including COVID-19 and any COVID-19 Measures), including any deterioration or worsening thereof, (vi) the announcement, pendency, or consummation of the Transactions, including the impact of any of the foregoing on the relationships, contractual or otherwise, of Windstream and any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other Persons and any stockholder or derivative litigation relating to the execution, delivery and performance of this Agreement or the announcement or consummation of the Transactions (provided that this clause (vi) shall not apply to any representation or warranty to the extent such representation or warranty expressly purports to address, as applicable, the consequences resulting from the execution, delivery and performance of this Agreement or the announcement or consummation of the Transactions), (vii) any failure by Windstream or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Windstream Material Adverse Effect” may be taken into account in determining whether there has been a Windstream Material Adverse Effect), (viii) any actions taken (or omitted to be taken) at the written request of Uniti, or (ix) any actions taken (or omitted to be taken) by Windstream or any of its Subsidiaries, HoldCo or Merger Sub that are expressly required to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under Applicable Law for the consummation of the Merger (provided that this clause (ix) shall not apply to any representation or warranty to the extent such representation or warranty expressly purports to address, as applicable, the consequences resulting from the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement), except, with respect to clauses (i), (ii), (iii), (iv) and (v), to the extent that such event has had a disproportionate adverse effect on Windstream or any of its Subsidiaries relative to other companies operating in the industry or industries in which Windstream or any of its Subsidiaries conducts business, in which case the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred or would reasonably be expected to occur a Windstream Material Adverse Effect.
“Windstream Material Contracts” has the meaning set forth in Section 5.19(a).
“Windstream MIP” means the Windstream Holdings II, LLC 2020 Management Incentive Plan, as amended from time to time.
“Windstream MIP Payments” means any cash payments made in respect of Windstream RSUs, Windstream PSUs or Windstream Performance Options outstanding as of the date hereof or granted following the date hereof to the extent permitted hereunder in respect of the holders thereof, including any such payments described in clause (ii) of the definition of Windstream Change in Control Consideration, whether such payments are made prior to the Closing or upon the Closing pursuant to Section 2.10.
“Windstream Owned Real Property” has the meaning set forth in Section 5.13(b).
“Windstream Performance Award” means a Windstream Performance Option or a Windstream PSU.
“Windstream Performance Option” means an award of performance-based options that has been granted under the Windstream MIP.
“Windstream Permitted Liens” means (i) Liens disclosed on the Windstream Balance Sheet or notes thereto or securing liabilities reflected on the Windstream Balance Sheet or notes thereto, (ii) Liens for Taxes, assessments and similar charges that are not yet due and payable or are being contested in good faith and for which adequate reserves have been established on the Windstream Financial Statements in accordance with GAAP, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith, (iv) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Windstream Real Property, which are not currently violated by the use or occupancy of such Windstream Real Property or the operation of the business conducted thereon, (v) any matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially and adversely impair the continued use and operation of the property to which they relate in the business of Windstream and its Subsidiaries as currently conducted, (vi) any Liens or encumbrances on title affecting a lessor’s (or sublessor’s) interest in any of the Windstream Leased Real Property or affecting the interest of a subtenant of Windstream or its Subsidiaries therein, and for which adequate reserves have been established on the Windstream Financial Statements in accordance with GAAP, (vii) Liens constituting non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business, (viii) any state of facts which an accurate survey of the Windstream Real Property would disclose and which, individually or in the aggregate, do not materially and adversely impair the continued use and which are not currently violated by the use or occupancy of such Windstream Real Property or the operation of the business conducted thereon and (ix) Liens disclosed on Section 1.01(ii) of the Windstream Disclosure Schedule.
“Windstream Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) or (ii) other employment, equity, incentive or other compensation or benefit plan, program arrangement or agreement, in each case that is sponsored, maintained or contributed to by Windstream or any of its Subsidiaries, or in respect of which Windstream or any of its Subsidiaries has any liability (contingent or otherwise) other than any such plan or agreement that is implemented, administered or operated by any Governmental Authority.
“Windstream PSU” means an award of performance-based restricted units that has been granted under the Windstream MIP.
“Windstream Real Property” has the meaning set forth in Section 5.13(b).
“Windstream Real Property Lease” has the meaning set forth in Section 5.13(b).
“Windstream Related Parties” has the meaning set forth in Section 12.04(d).
“Windstream Revolving Credit Facility” means the Credit Agreement, dated as of September 21, 2020 (as amended or supplemented), among Windstream Services, LLC (f/k/a Windstream Services II, LLC), Windstream, JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and each L/C Issuer and each lender from time to time party thereto.
“Windstream RSU” means an award of time-based restricted units that has been granted under the Windstream MIP.
“Windstream Securities” has the meaning set forth in Section 5.05(e).
“Windstream Service Provider” means an employee, officer, director or other individual service provider of Windstream or any of its Subsidiaries.
“Windstream Subsidiary Securities” has the meaning set forth in Section 5.06(b).
“Windstream Tax Group” has the meaning set forth in Section 5.16(i).
“Windstream Transaction Bonuses” means the transaction bonuses described in Section 7.01(vi)(A) of the Windstream Disclosure Schedule.
Section 1.02.   Other Definitional and Interpretative Provisions.   The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”. References to any statute, law or other Applicable Law shall be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to “ordinary course of business” (or similar references) shall mean ordinary course of business consistent with past practice. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “transactions contemplated hereby” shall not include approval of the Uniti Organizational Document Amendment or the Uniti Delaware Conversion at the Uniti Stockholders Meeting. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Unless otherwise indicated, (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded; (ii) if the last day of such period is not a Business Day, the period in question will end on the next Business Day; (iii) if any action must be taken on or by a day that is not a Business Day, such action may be validly taken on or by the next day that is a Business Day. Whenever this Agreement requires HoldCo or Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Windstream to cause HoldCo and/or Merger Sub to take such action. As the context requires, (x) from and after the completion of the Windstream F Reorg until the effective time of the Internal Reorg Merger, references to Windstream will be deemed to refer to New Windstream LLC and (ii) from and after the effective time of the Internal Reorg Merger, references to Windstream or New Windstream LLC will be deemed to refer to New Uniti. References to one gender shall include all genders. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. References to documents or information “made available” or “provided” to the other party or similar terms shall mean documents or information (i) publicly available on the SEC EDGAR database at least two (2) Business Days prior to the date of this Agreement, (ii) delivered by or on behalf of Uniti to Windstream or Windstream’s Representatives, or vice versa, via e-mail or in hard copy form at least two (2) Business Days prior to the execution of this Agreement or (iii) uploaded and viewable to Windstream or Uniti and such party’s Representatives, as applicable, at least two (2) Business Days prior to the execution of this Agreement in the applicable dataroom hosted on Intralinks or Datasite, as applicable.
ARTICLE 2
Pre-Closing Transactions; The Merger
Section 2.01.   Pre-Closing Transactions.   Prior to the Closing, the following transactions shall occur:
(a)   Subject to Section 9.02, Windstream shall, and shall cause its applicable Subsidiaries to, cause to be completed the steps contemplated by the Pre-Closing Windstream Reorganization to be completed by them and shall keep Uniti reasonably informed of the status thereof and afford Uniti a reasonable opportunity to review and comment in advance on any documentation in connection therewith (it being agreed that Windstream may reject any such comments in its reasonable discretion); provided that, without the prior written consent of Uniti, Windstream may from time to time amend or modify Exhibit A and the transactions and other actions contemplated thereby so long as no such amendment or modification would, individually or in the aggregate, (i) have an adverse impact in any material respect on Uniti or, after the Closing, New Uniti (or any of their respective Subsidiaries, Affiliates or equityholders) (it being understood that any amendment or modification that results in an Elliott Entity or any of its Affiliates receiving cash in the Rights Offering will be deemed to have such a material adverse impact on Uniti), (ii) impair, impede or delay the consummation of the other transactions contemplated by this Agreement in any material respect or (iii) be reasonably expected to, in any material respect, (A) adversely affect Uniti’s ability to qualify as a REIT prior to or immediately following the Effective Time, (B) adversely affect Uniti’s ability to effect the Uniti LLC Conversion or (C) adversely affect Uniti’s or New Uniti’s ability to rely on the Uniti Ruling. The parties hereby acknowledge and agree that the Pre-Closing Windstream Reorganization includes the Rights Offering, but the consummation of the Rights Offering is not a condition to any Person’s obligation to complete any other step of the Pre-Closing Windstream Reorganization, or to consummate the Closing or the other Transactions, and in no event will any Elliott Entity or its Affiliates be permitted to sell any Windstream Securities in violation of the restrictions contained in the Unitholder Agreements;
(b)   Subject to Section 9.02, Uniti shall, and shall cause its applicable Subsidiaries to, use reasonable best efforts to complete the steps contemplated by the Pre-Closing Uniti Restructuring by the applicable Persons, and shall keep Windstream reasonably informed of the status thereof and afford Windstream a reasonable opportunity to review and comment in advance on any documentation in connection therewith (it being agreed that Uniti may reject any such comments in its reasonable discretion); provided that, without the prior written consent of Windstream, Uniti may from time to time amend or modify Exhibit E and the transactions and other actions contemplated thereby so long as no such amendment or modification would, individually or in the aggregate, (i) have an adverse impact in any material respect on Windstream or, after the Closing, New Uniti (or any of their respective Subsidiaries, Affiliates or equityholders), (ii) impair, impede or delay the consummation of the other transactions contemplated by this Agreement in any material respect or (iii) be reasonably expected to, in any material respect, (A) adversely affect Uniti’s ability to qualify as a REIT prior to or immediately following the Effective Time, (B) adversely affect Uniti’s ability to effect the Uniti LLC Conversion or (C) adversely affect Uniti’s or New Uniti’s ability to rely on the Uniti Ruling;
(c)   Windstream and Uniti shall cooperate as reasonably necessary to enable the completion of the transactions contemplated by the Pre-Closing Windstream Reorganization and the Pre-Closing Uniti Restructuring in accordance with the terms of this Agreement;
(d)   Windstream shall cause HoldCo and Merger Sub to execute and deliver to Uniti joinders hereto in substantially the form attached hereto as Exhibit M to become parties to this Agreement promptly following their formation;
(e)   Windstream shall cause New Windstream LLC to execute and deliver to Uniti a joinder in the form attached hereto as Exhibit M (to be subject to the provisions of this Agreement as though it were Windstream hereunder) promptly following the completion of the Windstream F Reorg; provided that in each case, New Windstream Holdings II (as successor to Windstream) shall automatically and without further action by any Person, be fully released from this Agreement and shall have no further obligations or liabilities hereunder and, from and after such release, New Windstream LLC (or New Uniti, as successor to New Windstream LLC following the Internal Reorg Merger) shall assume, perform, discharge and fulfill all of the obligations and liabilities of Windstream hereunder;
(f)   Windstream shall take all actions necessary to cause the certificate of incorporation of New Uniti at the Closing (the “New Uniti Charter”) to be in the form of Exhibit G;
(g)   Windstream shall take all actions necessary to cause the bylaws of New Uniti at the Closing to be in the form of Exhibit H;
(h)   At the effective time of the Internal Reorg Merger, New Uniti shall issue to each holder of common units (or warrants exercisable for common units) of New Windstream LLC, in exchange therefor, such holder’s pro rata portion of (i) shares of New Uniti Common Stock, (ii) the shares of New Uniti Preferred Stock, (iii) the New Uniti Warrants, and (iv) the right to receive, at the Closing, the Closing Cash Payment, in each case as contemplated on Exhibit A hereto; and
(i)   Each of the parties hereto shall take all actions necessary to, effective as of the Effective Time, (i) cause all of the directors of New Uniti immediately prior to the Effective Time to resign as directors, (ii) elect as directors of New Uniti the persons who are members of the Uniti Board immediately prior to the Effective Time and such other directors/observers as Uniti and Windstream shall mutually agree or as otherwise required by the Stockholders Agreement prior to the Closing (who shall be the sole directors of New Uniti immediately after the Effective Time), (iii) except as otherwise indicated by Uniti in writing to Windstream prior to the Effective Time, remove the persons who are officers of New Uniti immediately prior to the Effective Time as officers of New Uniti and (iv) except as otherwise indicated by Uniti in writing to Windstream prior to the Effective Time, appoint the persons who are the officers of Uniti immediately prior to the Effective Time as officers holding the same offices of New Uniti.
Section 2.02.   The Merger.   (a) Upon the terms and subject to the conditions of this Agreement, at the Closing following the completion of the transactions contemplated by Section 2.01, at the Effective Time, Merger Sub shall be merged with and into Uniti (the “Merger”) in accordance with the MGCL and the Maryland Limited Liability Company Act, whereupon the separate existence of Merger Sub shall cease, and Uniti shall be the surviving corporation (the “Surviving Corporation”), a wholly owned direct subsidiary of HoldCo and a wholly owned indirect subsidiary of New Uniti.
(b)   Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 or through the electronic exchange of the applicable documents, using PDFs or electronic signatures as soon as possible, but in any event no later than three (3) Business Days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the

Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Windstream and Uniti may mutually agree. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.
(c)   No later than the Closing Date, Uniti and Merger Sub shall file articles of merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”), in such form as required by, and executed in accordance with, the MGCL and the Maryland Limited Liability Company Act. The Merger shall become effective at the Effective Time. As used herein, the “Effective Time” shall mean the later of the time the Articles of Merger are accepted for record by the SDAT and such other date and time as Windstream and Uniti shall agree and specify in the Articles of Merger (not to exceed 30 days from the acceptance for record of the Articles of Merger); provided that in no event shall the Effective Time occur prior to 4:00 p.m. Eastern time on the Closing Date.
(d)   From and after the Effective Time, the effects of the Merger shall be as provided in this Agreement and the applicable provisions of the MGCL and the Maryland Limited Liability Company Act. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Uniti and Merger Sub, all as provided under the MGCL.
(e)   If Uniti elects to change its corporate domicile to Delaware prior to the Closing, then Uniti and Windstream shall cause the Merger to occur in Delaware, and in such case, references in this Section 2.02 to the MGCL shall be deemed to refer to the DGCL, references to the Maryland Limited Liability Company Act shall be deemed to refer to the Delaware Limited Liability Company Act, references to the Articles of Merger shall be deemed to refer to a Certificate of Merger and references to the SDAT shall be deemed to the refer to the Secretary of State for the State of Delaware; provided that no such change of corporate domicile shall take effect without Windstream’s written consent (not to be unreasonably withheld, conditioned or delayed) (x) more than three (3) Business Days prior to the Closing Date, (y) if it would have an adverse impact in any material respect on Windstream (or any of its Subsidiaries, Affiliates or equityholders), which shall be deemed to include any adverse change to any of Windstream’s rights or obligations under this Agreement, or (z) if it would impair, impede or delay the consummation of the Closing or the other transactions contemplated by this Agreement in any material respect.
Section 2.03.   Conversion of Shares.   (a) Except as otherwise provided in Section 2.03(b) and Section 2.03(c), each share of Uniti Common Stock outstanding immediately prior to the Effective Time (other than Uniti Restricted Stock Awards, which shall be governed solely by Section 2.04) shall be converted into the right to receive a number of shares of New Uniti Common Stock equal to the Exchange Ratio (together with any cash in lieu of fractional shares of New Uniti Common Stock as specified below, the “Merger Consideration”). The “Exchange Ratio” shall be calculated so that each holder of Uniti Common Stock shall receive, in respect of each share of Uniti Common Stock, a number of shares of New Uniti Common Stock equal to the quotient obtained by dividing (i) the Aggregate Merger Consideration Share Number by (ii) the aggregate number of shares of Uniti Common Stock issued and outstanding as of immediately prior to the Effective Time (including in respect of shares of Uniti Common Stock subject to Uniti PSU Awards that have vested but have not yet been settled as of the Effective Time and any shares issued or issuable under any Excess Uniti Equity Award (at target performance, to the extent applicable), but excluding any Uniti Restricted Stock Awards (other than Excess Uniti Equity Awards) and any Uniti Securities issued (or issuable) after the date hereof and prior to the Closing in connection with the Convertible Notes, the Exchangeable Notes, the Call Spread Warrants or the Alternative Financing). As of the Effective Time, all such shares of Uniti Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.08, in each case, to be issued or paid in accordance with Section 2.05, without interest and subject to any withholding of Taxes required by Applicable Law.
(b)   Each share of Uniti Common Stock (i) owned by any Subsidiary of Uniti or (ii) owned by Windstream, HoldCo, Merger Sub or any Subsidiary of Windstream, HoldCo or Merger Sub immediately prior to the Effective Time shall be canceled, and shall cease to exist, and no payment shall be made with respect thereto.

(c)   The membership interests of Merger Sub outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and shall thereafter be converted into a number of shares of common stock of the Surviving Corporation such that HoldCo, as the sole member of Merger Sub immediately prior to the Effective Time, owns all outstanding shares of stock in the Surviving Corporation immediately following the Effective Time.
Section 2.04.   Treatment of Uniti and Windstream Equity Awards; Uniti ESPP.
(a)
(i)   Each Uniti PSU Award that is outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any action on the part of the holder thereof, be assumed by New Uniti and remain subject to the same terms and conditions (including any vesting, forfeiture and dividend equivalent terms) as were applicable to such Uniti PSU Award immediately prior to the Effective Time, but shall be converted into an award with respect to a target number of shares of New Uniti Common Stock (rounded up or down to the nearest whole share) equal to the product of (x) the target number of shares of Uniti Common Stock subject to such Uniti PSU Award and (y) the Exchange Ratio (a “Converted PSU Award”); provided that, solely in the case of any Uniti PSU Award that is vested as of the Effective Time, the corresponding Converted PSU Award shall be with respect to a number of shares of New Uniti Common Stock (rounded up or down to the nearest whole share) equal to the product of (A) the number of shares of Uniti Common Stock subject to such Uniti PSU Award in respect of which such Uniti PSU Award has vested and (B) the Exchange Ratio.
(ii)   Each Uniti Restricted Stock Award that is outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any action on the part of the holders thereof, be assumed by New Uniti and remain subject to the same terms and conditions (including any vesting, forfeiture and dividend terms) as were applicable to such Uniti Restricted Stock Award immediately prior to the Effective Time, but shall be converted into an award with respect to a number of shares of New Uniti Common Stock (rounded up or down to the nearest whole share) equal to the product of (x) the number of shares of Uniti Common Stock subject to such Uniti Restricted Stock Award and (y) the Exchange Ratio (a “Converted Restricted Stock Award”).
(iii)   At the Effective Time, New Uniti shall assume the Uniti ESPP in a manner intended to be consistent with Treasury Regulation Section 1.424-1, so that such assumption will not constitute a “modification” of outstanding options granted under the Uniti ESPP for purposes of Section 424 of the Code. With respect to each “offering period” that would otherwise be in effect as of the Effective Time, Uniti and Windstream shall take action to provide that such “offering period” shall continue following the Effective Time as an offering in respect of shares of New Uniti Common Stock, subject to the terms of the Uniti ESPP.
(iv)   At or prior to the Effective Time, Uniti, the Uniti Board (and the compensation committee of the Uniti Board) and the board of directors of Windstream, as applicable, shall adopt any resolutions and take any other actions that are necessary to effectuate the actions set forth in this Section 2.04.
(v)   New Uniti shall take all actions that are necessary to effectuate the actions set forth in this Section 2.04(a), including the reservation, issuance and listing of New Uniti Common Stock as necessary to effect such treatment. If registration of any shares of New Uniti Common Stock issuable pursuant to interests under the Uniti Stock Plan or the Uniti ESPP following the Effective Time (and giving effect to this Section 2.04(a)) is required under the 1933 Act, New Uniti shall file with the SEC as soon as reasonably practicable on or after the Closing Date a registration statement on Form S-8 with respect to such shares of New Uniti Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the Uniti Stock Plan or the Uniti ESPP, as applicable, remains outstanding or in effect and such registration of interests therein or the shares of New Uniti Common Stock issuable thereunder continues to be required.

(b)
(i)   Each Windstream RSU that is outstanding immediately prior to the Effective Time shall, at the Effective Time, automatically and without any action on the part of the holders thereof, be fully vested and canceled, and converted into the right to receive the Windstream Change in Control Consideration payable in respect thereof pursuant to the terms of the Windstream MIP and the applicable award agreements, on the terms and conditions set forth therein.
(ii)   To the extent some or all of a Windstream Performance Award that is outstanding immediately prior to the Effective Time has met the performance-vesting conditions applicable to such Windstream Performance Award after giving effect to the consummation of the Transactions (as reasonably determined by Windstream’s board of managers as constituted immediately prior to the Effective Time), such vested portion shall, at the Effective Time, automatically and without any action on the part of the holder thereof, be canceled and converted into the right to receive the Windstream Change in Control Consideration pursuant to the terms of the Windstream MIP and the applicable award agreements, on the terms and conditions set forth therein (including deferral of the payment of such amounts in respect of Windstream Performance Awards that have not satisfied their time-vesting criteria). Each Windstream Performance Award (or portion thereof) that is outstanding immediately prior to the Effective Time and for which performance-vesting conditions applicable to such Windstream Performance Award have not been satisfied after giving effect to the consummation of the Transactions (as reasonably determined by Windstream’s board of managers as constituted immediately prior to the Effective Time) shall, at the Effective Time, automatically and without any action on the part of the holder thereof, be canceled for no consideration.
Section 2.05.   Surrender and Payment.   (a) Prior to the Effective Time, Uniti shall appoint an agent reasonably acceptable to Uniti (the “Exchange Agent”), and New Windstream LLC shall cause HoldCo to enter into an exchange agent agreement, reasonably acceptable to Uniti, with such agent for the purpose of exchanging for the Merger Consideration as promptly as practicable after the Effective Time (i) certificates representing shares of Uniti Common Stock (the “Certificates”) or (ii) uncertificated shares of Uniti Common Stock (the “Uncertificated Shares”). Prior to the Effective Time, New Uniti shall contribute to HoldCo, and HoldCo shall deposit with or otherwise make available to the Exchange Agent, the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. As promptly as practicable after the Effective Time (but no later than two Business Days thereafter), New Windstream LLC shall cause HoldCo to send, or shall cause the Exchange Agent to send, to each holder of shares of Uniti Common Stock at the Effective Time a letter of transmittal and instructions (which shall be in a form reasonably acceptable to Uniti and finalized prior to the Effective Time and which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.
(b)   Each holder of shares of Uniti Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each share of Uniti Common Stock represented by a Certificate or for each Uncertificated Share (less any applicable withholding). Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent from and after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any such shares of Uniti Common Stock.
(c)   If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)   At the Effective Time, the stock transfer books of Uniti shall be closed, and there shall be no further registration of transfers of shares of Uniti Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.
(e)   Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.05 (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Uniti Common Stock 12 months after the Effective Time shall be returned to HoldCo, upon demand, and any such holder who has not exchanged such shares of Uniti Common Stock for the Merger Consideration in accordance with this Section 2.05 prior to that time shall thereafter look only to HoldCo for, and HoldCo shall remain liable for, payment of the Merger Consideration in respect of such shares of Uniti Common Stock without any interest thereon and subject to any withholding of Taxes required by Applicable Law in accordance with this Section 2.05(e). If any Certificate shall not have been surrendered prior to such date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration will, to the extent permitted by Applicable Law, become the property of HoldCo, free and clear of all claims or interest of any Person previously entitled thereto.
Section 2.06.   No Dissenters’ or Appraisal Rights.   No dissenters’ or appraisal rights (or rights of an objecting stockholder under Section 3-201 et seq. of the MGCL or otherwise) shall be available with respect to the Merger or any of the other Transactions.
Section 2.07.   Adjustments.   If, during the period between the date of this Agreement and the Effective Time any change in the equity interests or the outstanding shares of capital stock of Uniti or Windstream shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio shall be appropriately adjusted to provide to the holders of Uniti Common Stock or the holders of Windstream equity interests, as applicable, the same economic effect as contemplated by this Agreement prior to such event.
Section 2.08.   No Dividends.   All shares of New Uniti Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time, and whenever a dividend or other distribution is declared by Windstream in respect of New Uniti Common Stock, the record date for which is at or after the Effective Time, as applicable, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement; provided that no dividends or other distributions with respect to New Uniti Common Stock constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.09, will be paid to the holder of any unsurrendered Certificates or Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in Section 2.05 and this Section 2.08. Following such surrender or transfer, there shall be paid, without interest and subject to any withholding of Taxes required by Applicable Law, to the Person in whose name the securities of Windstream have been registered, at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.09 and the amount of all dividends or other distributions with a record date after the Effective Time, as applicable, previously paid or payable on the date of such surrender or transfer with respect to such securities.
Section 2.09.   Fractional Shares.   No fractional shares of New Uniti Common Stock shall be issued in the Merger. All fractional shares of New Uniti Common Stock that a holder of Uniti Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest and subject to any withholding of Taxes required by Applicable Law, determined by multiplying the closing sale price of a share of New Uniti Common Stock on Nasdaq on the trading day immediately following the date on which the Effective Time occurs by the fraction of a share of New Uniti Common Stock to which such holder would otherwise have been entitled.

Section 2.10.   Closing Cash Payment and Conversion.
(a)   On the Closing Date and on behalf of New Uniti, (i) Uniti shall pay or cause to be paid to the Exchange Agent (for distribution to the holders of New Uniti Common Stock, determined as of immediately following the Internal Reorg Merger, pro rata based on the number of shares of New Uniti Common Stock held by each such stockholder), an aggregate amount in cash equal to the Closing Cash Payment, and (ii) Uniti shall pay or cause to be paid, on behalf of Windstream, the Windstream Transaction Bonuses and the unpaid portion of the Windstream MIP Payments to each Person who is owed a portion thereof, which payments shall be made through payroll of Windstream or one of its Subsidiaries (and New Uniti shall, and shall cause its Subsidiaries to, assist with the payments described in this Section 2.10).
(b)   Following the Effective Time, on or promptly following the Closing Date (with such timing to be determined in the sole discretion of Uniti), Uniti may adopt and cause to be filed with the SDAT articles of conversion to effect the Uniti LLC Conversion. Notwithstanding anything to the contrary in this Section 2.10, if, on the Closing Date, Uniti adopts articles of conversion to effect the Uniti LLC Conversion, Uniti shall not be obligated to pay or cause to be paid the cash payments required to be paid pursuant to Section 2.10(a) until after such articles of conversion are adopted; provided that if the Uniti LLC Conversion is not effective on the Closing Date, Uniti shall pay or cause to be paid the cash payments required to be paid pursuant to Section 2.10(a) on the Closing Date.
Section 2.11.   Withholding.   Notwithstanding anything to the contrary contained in this Agreement, each of the Exchange Agent, New Uniti, HoldCo, the Surviving Corporation, Merger Sub and any other applicable payor shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Withholding for the Windstream Change in Control Consideration in respect of Windstream RSUs or Windstream Performance Awards shall be effected as cash and net share withholding in proportion to the type of consideration payable to the holder thereof.
Section 2.12.   Lost Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Uniti Common Stock represented by such Certificate, as contemplated by this Article 2.
ARTICLE 3
The Surviving Corporation
Section 3.01.   Charter.   At the Effective Time, as part of the Merger, the charter of the Surviving Corporation shall be amended and restated to be in the form of Exhibit J (with such changes as may be reasonably necessary to reflect that Uniti is a Delaware entity if, on or prior the Closing Date, Uniti effects the Uniti Delaware Conversion) until amended in accordance with Applicable Law. Nothing in this Section 3.01 shall affect in any way the indemnification obligations provided for in Section 7.03.
Section 3.02.   Bylaws.   At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to be in the form of Exhibit K (with such changes as may be reasonably necessary to reflect that Uniti is a Delaware entity if, on or prior the Closing Date, Uniti effects the Uniti Delaware Conversion) until amended in accordance with Applicable Law. Nothing in this Section 3.02 shall affect in any way the indemnification obligations provided for in Section 7.03.
Section 3.03.   Directors and Officers.   From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, the parties shall take all actions necessary so that (a) the board of directors of the Surviving Corporation shall be the directors identified in the Articles of Merger and (b) the officers of the Surviving Corporation shall be the officers identified in the Articles of Merger.

ARTICLE 4
Representations and Warranties of Uniti
Except (x) as disclosed in any Uniti SEC Document filed or furnished to the SEC on or after the Applicable Date and publicly available prior to the Business Day prior to the date hereof (but excluding any forward-looking disclosures set forth in any “risk factors” section or any disclosures in any “forward-looking statements” section; it being understood that any factual information contained within such sections shall not be excluded) or (y) subject to Section 12.05, as set forth in the Uniti Disclosure Schedule, Uniti represents and warrants to Windstream that:
Section 4.01.   Corporate Existence and Power.   (a) Uniti (i) is a corporation, duly incorporated and validly existing, (ii) is in good standing under the laws of the State of Maryland and (iii) has all corporate powers required to own, lease and operate its properties and assets in the manner currently operated and to carry on its business as now conducted and, except in the case of clauses (ii) and (iii) as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect.
(b)   Uniti is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the conduct of its business in such jurisdiction, as currently conducted, requires such qualification or licensing, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect. Uniti has made available to Windstream true, correct and complete copies of the charter and bylaws of Uniti in effect as of the date hereof, and Uniti is not in material violation of any of the provisions of its charter and bylaws.
Section 4.02.   Corporate Authorization.   (a) The execution, delivery and performance by Uniti of this Agreement and the consummation by Uniti of the Transactions are within Uniti’s corporate powers and, except for the Uniti Stockholder Approval, have been duly authorized by all necessary corporate action on the part of Uniti. The Uniti Stockholder Approval is the only vote of the holders of any of Uniti’s capital stock necessary in connection with the consummation of the Merger. Uniti has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Windstream, this Agreement constitutes a valid and binding agreement of Uniti, enforceable against Uniti in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditor’s rights, or by principles governing the availability of equitable remedies, whether considered in suit, action or proceeding at law or in equity (collectively, the “Enforceability Exceptions”)).
(b)   At a meeting duly called and held, the Uniti Board, by resolutions duly adopted, has unanimously (i) determined that the Merger and the other Transactions are in the best interests of Uniti and Uniti’s stockholders, (ii) approved this Agreement and declared advisable the Merger and the other Transactions on the terms and conditions of this Agreement, (iii) directed that the approval of the Merger and the other Transactions on the terms and conditions of this Agreement be submitted to Uniti’s stockholders for consideration at the Uniti Stockholders Meeting and (iv) resolved to recommend, subject to Section 6.03(b), the approval of the Merger and the other Transactions to Uniti’s stockholders (such recommendation, the “Uniti Board Recommendation”).
Section 4.03.   Governmental Authorization.   The execution, delivery and performance by Uniti of this Agreement and the consummation by Uniti of the Transactions require no action by or in respect of, or filing by Uniti with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act, (b) compliance with any applicable requirements of Communications Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC by New Uniti of the Form S-4, (d) the filing of the Articles of Merger with the SDAT and the acceptance for record by the SDAT of the Articles of Merger pursuant to the MGCL and the Maryland Limited Liability Company Act, (e) the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Uniti is qualified to do business, (f) filings that become applicable solely as a result of matters specifically related to Windstream or any of its Affiliates, (g) compliance with the rules and regulations of Nasdaq and (h) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect.

Section 4.04.   Non-Contravention.   The execution, delivery and performance by Uniti of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and receipt of the Uniti Stockholder Approval, the consummation of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the charter or bylaws of Uniti, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, constitute a default under (or an event that with notice or lapse of time or both would become a default), or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Uniti or any of its Subsidiaries is entitled under any provision of any agreement, note, bond, mortgage, contract, license, or other instrument binding upon Uniti or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any properties or assets (including intangible assets) of Uniti or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect.
Section 4.05.   Capitalization.   (a) The authorized capital stock of Uniti consists of 500,000,000 shares of common stock, par value $0.0001 per share (“Uniti Common Stock”), and 50,000,000 shares of preferred stock, par value $0.0001 per share (“Uniti Preferred Stock”). As of May 1, 2024, there were outstanding (i) 237,330,505 shares of Uniti Common Stock (excluding in respect of Uniti Restricted Stock Awards), (ii) no shares of Uniti Preferred Stock, (iii) (A) up to 16,899,509 shares of Uniti Common Stock issuable upon exchange of the Exchangeable Notes and (B) up to 50,452,659 shares of Uniti Common Stock issuable upon conversion of the Convertible Notes, (iv) 2,926,950 shares of Uniti Common Stock in respect of Uniti Restricted Stock Awards, (v) 1,412,563 shares of Uniti Common Stock in respect of Uniti PSU Awards (on a target basis), (vi) 37,527 shares of Uniti Common Stock issuable upon exchange of the Operating Partnership Units and (vii) 12,754,384 Call Spread Warrants exercisable for up to 25,508,768 shares of Uniti Common Stock. All shares of capital stock of Uniti outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and non-assessable. As of May 1, 2024, other than the items listed in (i) through (vi) of the second sentence of this Section 4.05, there are no issued and outstanding Uniti Securities.
(b)   Except for the Convertible Notes, as of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of Uniti having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Uniti Common Stock may vote.
(c)   Except as set forth in this Section 4.05, as of the date hereof there are no issued, reserved for issuance, existing or outstanding (i) shares of capital stock or other voting securities of or ownership interests in Uniti, (ii) securities of Uniti or its Subsidiaries convertible or exchangeable into or exercisable for shares of capital stock or other voting securities of or ownership interests in Uniti (other than, for the avoidance of doubt, the Convertible Notes, the Exchangeable Notes, the Operating Partnership Units and the Call Spread Warrants), (iii) warrants, calls, options or other rights to acquire from Uniti, or other obligation of Uniti to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in Uniti (other than, for the avoidance of doubt, the Convertible Notes, the Exchangeable Notes, the Operating Partnership Units and the Call Spread Warrants), (iv) stock options, restricted shares, stock appreciation rights, “phantom” stock, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of Uniti (the items in clauses (i) through (iv) being referred to collectively as the “Uniti Securities”) or (v) contractual obligations or commitments of any character relating to any Uniti Securities, including any agreements restricting transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any Uniti Securities (other than, for the avoidance of doubt, the Notes RRAs). There are no outstanding obligations of Uniti or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Uniti Securities. Uniti does not have a shareholder rights plan in place. Except as set forth in Section 4.05(c) of the Uniti Disclosure Schedule, Uniti has not exempted any person from the “Common Stock Ownership Limit” or the “Aggregate Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the charter of Uniti, which exemption or “Excepted Holder Limit” remains in effect.

(d)   Except as set forth on Section 4.05(d) of the Uniti Disclosure Schedule, there are no voting trusts, proxies or any other contracts or understandings with respect to the voting of the Uniti Common Stock or the Uniti Preferred Stock. Uniti is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Uniti Common Stock or Uniti Preferred Stock. There are no declared or accrued but unpaid dividends or distributions with respect to any Uniti Common Stock or Uniti Preferred Stock.
(e)   None of the Uniti Securities are owned by any Subsidiary of Uniti.
Section 4.06.   Subsidiaries.   (a) Each Subsidiary of Uniti has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing or any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect. All material Subsidiaries of Uniti as of the date hereof and their respective jurisdictions of organization are set forth in Section 4.06 of the Uniti Disclosure Schedule.
(b)   All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Uniti is owned by Uniti, directly or indirectly. As of the date hereof, there were no issued, reserved for issuance or outstanding (i) securities of Uniti or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of Uniti, (ii) warrants, calls, options or other rights to acquire from Uniti or any of its Subsidiaries, or other obligations of Uniti or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Uniti or (iii) stock options, restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Uniti (the items in clauses (i) through (iii) being referred to collectively as the “Uniti Subsidiary Securities”). There are no outstanding obligations of Uniti or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Uniti Subsidiary Securities.
Section 4.07.   SEC Filings; Internal Control.   (a) Uniti has timely filed with or furnished to the SEC all reports, schedules, forms, statements, certifications, prospectuses and other documents (including all exhibits, schedules and other information and supplements thereto) required to be filed with or furnished to the SEC by Uniti since January 1, 2021 (the “Applicable Date”) (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Uniti SEC Documents”).
(b)   As of its filing date, each Uniti SEC Document complied, and each Uniti SEC Document filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002, as the case may be. To the Knowledge of Uniti, no executive officer of Uniti has failed to make the certifications required under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Uniti SEC Document.
(c)   As of its filing date (or, if amended or superseded by a filing prior to the date hereof, as of the date of such amended or superseded filing), each Uniti SEC Document filed pursuant to the 1934 Act did not, and each Uniti SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
(d)   Each Uniti SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)   As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC with respect to the Uniti SEC Documents and, to the Knowledge of Uniti, none of the Uniti SEC Documents is the subject of any ongoing SEC review, outstanding SEC comments or outstanding SEC investigation. There are no internal investigations or, to the Knowledge of Uniti, inquiries or investigations by the SEC pending or threatened, in each case, regarding any accounting practice of Uniti. Since the Applicable Date, Uniti has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.
(f)   Uniti and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of Uniti has, in material compliance with Rule 13a-15 or 15d-15, as applicable, under the 1934 Act, (i) reasonably designed disclosure controls and procedures to ensure that material information relating to Uniti, including its consolidated Subsidiaries, is made known to the management of Uniti by others within those entities, and includes policies and procedures that ensure that information required to be disclosed by Uniti in its filings with the SEC under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, (ii) processes designed by, or under the supervision of, Uniti’s principal executive and principal financial officers, or persons performing similar functions, and effected by Uniti’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions, dispositions and assets of Uniti; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets; and (C) provide reasonable assurances that receipts and expenditures are permitted only in accordance with Uniti management’s general or specific authorization; and (iii) disclosed, based on its most recent evaluation prior to the date hereof, to Uniti’s auditors and the audit committee of the Uniti Board (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect Uniti’s ability to record, process, summarize and report financial data and have identified for Uniti’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Uniti’s Internal Controls. Uniti management has completed an assessment of the effectiveness of Uniti’s system of Internal Controls in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and, except as set forth in the Uniti SEC Documents filed prior to the date of this Agreement that assessment concluded that those controls were effective.
Section 4.08.   Financial Statements.   The audited consolidated financial statements and unaudited consolidated interim financial statements of Uniti (including all notes and schedules thereto) (the “Uniti Financial Statements”) included or incorporated by reference in Uniti SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial condition of Uniti and its consolidated Subsidiaries, as of the dates thereof and their consolidated results of operations, shareholders’ deficit and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements, in each case, none of which could reasonably be expected to be material, individually or in the aggregate). Neither Uniti nor any of its Subsidiaries is a party to, or has any commitment to become, a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).
Section 4.09.   Disclosure Documents.   The proxy statement of Uniti to be filed as part of the Form S-4 with the SEC in connection with the Merger (the “Proxy Statement”) will, when filed in definitive form, comply as to form in all material respects with the applicable requirements of the 1934 Act. The information supplied by or on behalf of Uniti in writing for inclusion or incorporation by reference in the Form S-4 and Proxy Statement and any amendment or supplement thereto will not, at the time the Form S-4 is declared effective by the SEC (or, with respect to any amendment or supplement, at the time such post-effective amendment or supplement becomes effective) and on the date the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of Uniti and at the time of the Uniti Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 do not apply to statements or omissions included or incorporated by reference in the Form S-4 or Proxy Statement or any amendment or supplement thereto based upon information supplied by Windstream, HoldCo or Merger Sub or any of their respective Representatives or advisors specifically for use or incorporation by reference therein.
Section 4.10.   Absence of Certain Changes.   Since the Uniti Balance Sheet Date through the date of this Agreement (a) there has not been any Uniti Material Adverse Effect, (b) except as set forth on Section 4.10 of the Uniti Disclosure Schedule, the business of Uniti and its Subsidiaries has been conducted in the ordinary course of business in all material respects and (c) without limiting the generality of the foregoing, Uniti has not taken any action that, if taken after the date of this Agreement, would constitute a breach of, or require the consent of, Windstream under Section 6.01.
Section 4.11.   No Undisclosed Liabilities.   There are no liabilities or obligations of Uniti or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities or obligations disclosed and provided for in the Uniti Balance Sheet or in the notes thereto; (b) liabilities or obligations incurred in the ordinary course of business since the Uniti Balance Sheet Date that would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect; (c) liabilities or obligations incurred in connection with this Agreement and the Transactions; and (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect.
Section 4.12.   Compliance with Laws.
(a)   Uniti and each of its Subsidiaries is, and since the Applicable Date has been, in compliance with, and to the Knowledge of Uniti is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect.
(b)   Except as would not reasonably be expected to be, individually or in the aggregate, material to Uniti and its Subsidiaries, taken as a whole, neither Uniti nor any of its Subsidiaries, nor any of their respective officers, directors or employees (in connection with their activities on behalf of such employer), nor to the Knowledge of Uniti, any agent or other third-party representative acting on behalf of Uniti or any of its Subsidiaries, is currently, or has been since the Applicable Date, a Person that is, or is owned or controlled by Persons that are: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country or (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country.
(c)   Neither Uniti nor any of its Subsidiaries, nor any of their respective officers, directors or employees (in connection with their activities on behalf of such employer) nor to the Knowledge of Uniti, any agent or other third-party representative acting on behalf of Uniti or any of its Subsidiaries, has since the Applicable Date made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws.
(d)   Since the Applicable Date, neither Uniti nor any of its Subsidiaries has, in connection with or relating to the business of Uniti or any of its Subsidiaries, (i) received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority, or (iii) conducted any internal investigation or audit, in each case, concerning any actual or potential material violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.
Section 4.13.   Litigation.   Since the Applicable Date, there has been no Proceeding pending against, or, to the Knowledge of Uniti, threatened by or against, or affecting Uniti or any of its Subsidiaries before (or, in the case of threatened Proceedings, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree, writ or ruling of any Governmental Authority outstanding against Uniti or any of its Subsidiaries, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect.

Section 4.14.   Properties.   (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, Uniti and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets necessary to operate its business, including all property and assets reflected on the Uniti Balance Sheet or acquired after the Uniti Balance Sheet Date, except as have been disposed of since the Uniti Balance Sheet Date in the ordinary course of business.
(b)   As of the date hereof, Section 4.14(b) of the Uniti Disclosure Schedule sets forth a true and complete list of (i) all real property owned by Uniti with a land area of greater than 100,000 square feet (the “Uniti Owned Real Property”) and (ii) all real property leased by or for the benefit of Uniti or any of its Subsidiaries (excluding any of the foregoing for the lease of fiber infrastructure such as fiber optics or conduit) for which Uniti or its Subsidiaries made gross rental payments to the lessor of at least $300,000 in Uniti’s 2023 fiscal year (the “Uniti Leased Real Property” and, together with the Uniti Owned Real Property, the “Uniti Real Property”). Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, the Uniti Real Property represents all of the real property used or intended to be used in the business of, or otherwise held by, Uniti.
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, (i) Uniti has good and marketable indefeasible fee simple title to the Uniti Owned Real Property, free and clear of all Liens other than Uniti Permitted Liens and (ii) neither Uniti nor any of its Subsidiaries leases as lessor any Uniti Owned Real Property (other than leases or licenses to customers of Uniti’s or its Subsidiaries’ services or similar rights granted to customers in the ordinary course of business) and there are no rights of first refusal or rights of first offer to purchase any Uniti Owned Real Property or any portion thereof or interest therein.
(d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, (i) each lease, sublease or license, and all material amendments and modifications thereof as of the date hereof, with respect to the Uniti Leased Real Property (each, a “Uniti Real Property Lease”) is valid, binding, enforceable and in full force and effect with respect to Uniti or one of its Subsidiaries and, to the Knowledge of Uniti, to the counterparty thereto, (ii) neither Uniti nor any of its Subsidiaries, nor to Uniti’s Knowledge any other party to a Uniti Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Uniti Real Property Lease, and neither Uniti nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Uniti Real Property Lease.
(e)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, Uniti has not received any written notice that all or any portion of Uniti Real Property is subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor and, to the Knowledge of Uniti, no such order is threatened.
(f)   Except for any Uniti Permitted Liens and as set forth in Section 4.14(f) of the Uniti Disclosure Schedule and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, (i) there are no contractual or legal restrictions that prevent Uniti or any of its Subsidiaries from using any Uniti Real Property for its current use and (ii) all structures and other buildings on the Uniti Real Property are in good operating condition sufficient for the operation of Uniti’s business and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear.
Section 4.15.   Intellectual Property, Rights and IT Assets.
(a)   Section 4.15(a) of the Uniti Disclosure Schedule lists each item of Uniti Intellectual Property Rights that is registered and applied-for with a Governmental Authority.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, (i) all Uniti Intellectual Property Rights are valid, subsisting and, to Uniti’s Knowledge, enforceable, (ii) Uniti or its Subsidiaries solely and exclusively own, free and clear of all Liens (other than any Uniti Permitted Liens), all Uniti Intellectual Property Rights and (iii) Uniti or its Subsidiaries

own all right, title and interest in, or have a written license or other right to use, all Intellectual Property Rights that are used in, held for use in or necessary for the operation of the business of Uniti and its Subsidiaries.
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, (i) the conduct of Uniti’s business as currently conducted by Uniti and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate (and, since the Applicable Date, Uniti and its Subsidiaries have not infringed, misappropriated, diluted or otherwise violated) any Intellectual Property Rights of any Person, (ii) as of the date hereof, there is no claim pending or, to the Knowledge of Uniti, threatened against Uniti or any of its Subsidiaries alleging that Uniti or any of its Subsidiaries have infringed, misappropriated, diluted or otherwise violated any valid and enforceable Intellectual Property Rights of any Person, (iii) to the Knowledge of Uniti, no Person is infringing, misappropriating, diluting or otherwise violating the Uniti Intellectual Property Rights, (iv) none of the Uniti Intellectual Property Rights are subject to any outstanding judgment, injunction, order or decree restricting the use thereof by Uniti or its Subsidiaries, and (v) there are no pending or, to the Knowledge of Uniti, threatened claims or allegations seeking to challenge the validity, enforceability or ownership of Uniti or any of its Subsidiaries’ rights in any Uniti Intellectual Property Rights.
(d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, Uniti and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Uniti Intellectual Property Rights, the value of which to Uniti and its Subsidiaries is contingent upon maintaining the confidentiality thereof and Uniti and its Subsidiaries have not disclosed any confidential Uniti Intellectual Property Rights to any Third Party other than pursuant to a written confidentiality agreement (or equivalent professional obligations of confidentiality) pursuant to which such Third Party agrees to protect such confidential information.
(e)   Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, (i) Uniti or its Subsidiaries possess all necessary rights to use all IT Assets that are currently used in the current operation of the business of Uniti and its Subsidiaries (the “Uniti IT Assets”), (ii) the Uniti IT Assets operate and perform in all material respects in a manner that permits Uniti and its Subsidiaries to conduct their respective businesses as currently conducted, (iii) Uniti and its Subsidiaries and the conduct of Uniti’s business are in compliance with, and have since the Applicable Date been in compliance with, all Uniti Data Security Requirements, (iv) since the Applicable Date through the date hereof, there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Uniti IT Assets, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Data or other notices received by Uniti or any of its Subsidiaries from any Governmental Authorities relating to Uniti Data Security Requirements and (v) there is, to Uniti’s Knowledge, no virus, worm, trojan horse or similar disabling code or program in any of the Uniti IT Assets.
Section 4.16.   Regulatory Matters.
(a)   Uniti and its Subsidiaries possess, and since the Applicable Date have possessed all material Governmental Authorizations required under Applicable Law for the ownership, lease, operation, use or maintenance of communications facilities and their business as currently conducted, including all Uniti Communications Licenses and Governmental Authorizations issued by a Governmental Franchising Authority. Section 4.16(a)(i) of the Uniti Disclosure Schedule sets forth a true, correct and complete list and description of each Uniti Communications License, including the (i) description of authorization, (ii) docket, case or similar designation, (iii) certificate number, if any, (iv) date of issuance, and (v) if applicable, the current term thereof. Except as set forth in Section 4.16(a)(ii) of the Uniti Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, since the Applicable Date, Uniti and its Subsidiaries (i) are and have been in material compliance with all Uniti Communications Licenses, Governmental Authorizations, and the Communications Laws, (ii) have not received any written notification or communication from any Governmental Authority asserting that Uniti or one of its Subsidiaries is or was not in compliance with any Uniti Communications License, Governmental Authorization, or Communications Law and (iii) have not been threatened in writing of the suspension, revocation, cancellation or modification of any Uniti Communications License. Uniti and its Subsidiaries have filed all necessary applications to renew or, if applicable, replace such Uniti Communications

Licenses, except for any such failure to file that, individually or in the aggregate, would not reasonably be expected to have a Uniti Material Adverse Effect. None of such Uniti Communications Licenses will be subject to revocation, suspension, modification, cancellation, rescission, non-renewal or termination as a result of the execution and delivery of this Agreement or the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Uniti Material Adverse Effect.
(b)   Without limiting the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Uniti Material Adverse Effect, since the Applicable Date, Uniti and its Subsidiaries have filed all required Universal Service Fund reports and all such filings were, when made, true, correct and complete and in accordance with existing precedent of the relevant Governmental Authority. Except as set forth in Section 4.16(b) of the Uniti Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, (i) since the Applicable Date, none of Uniti or its Subsidiaries has been the subject of any enforcement, Proceeding, fine, penalty or interest related to Universal Service Subsidies or Universal Service Contributions and, to the Knowledge of Uniti and its Subsidiaries, no such enforcement, Proceeding, fine, penalty or interests is threatened, (ii) to the Knowledge of Uniti and its Subsidiaries, there is no audit, examination, investigation or similar Proceeding currently in progress or pending with respect to Universal Service Subsidies or Universal Service Contributions of Uniti or its Subsidiaries and (iii) none of Uniti or its Subsidiaries has received any written or, to the Knowledge of Uniti and its Subsidiaries, other notice indicating any intent to open an audit (or other review) or request for information related to Universal Service Subsidies or Universal Service Contributions from any Fund Administrator or other Governmental Authority.
Section 4.17.   Taxes.   Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect:
(a)   All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Uniti or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are true, correct, and complete in all respects and have been prepared in substantial compliance with all Applicable Law.
(b)   Uniti and each of its Subsidiaries has timely paid in full to the appropriate Taxing Authority all Taxes due and payable by each of them (whether or not shown on any Tax Return), except for Taxes being contested in good faith and for which adequate reserves have been established on the financial statements of Uniti in accordance with GAAP. Uniti and each of its Subsidiaries has timely withheld and remitted to the appropriate Taxing Authority all Taxes required to be so withheld and remitted with respect to any amounts paid or owing to any employee, creditor, independent contractor or other third party under Applicable Law and has and have complied in all material respects with Applicable Laws relating to the payment, collection, reporting, withholding, and collection of Taxes or remittance thereof.
(c)   As of the date hereof, there is no Proceeding, examination or investigation now pending or otherwise in process, to Uniti’s Knowledge, threatened in writing against or with respect to Uniti or its Subsidiaries in respect of any Tax or Tax Return. No Taxing Authority has asserted by written notice to Uniti or its Subsidiaries any deficiency, assessment, adjustment, proposed adjustment, or claim for any Taxes that has not been paid or otherwise resolved in full.
(d)   There are no Liens for Taxes upon the assets of Uniti and its Subsidiaries except for Uniti Permitted Liens.
(e)   None of Uniti or its Subsidiaries has been granted any currently effective waiver of any statute of limitations with respect to, or any extension of period for the assessment or collection of, any income or other material Tax (other than any routine extension granted in the ordinary course of business), nor is any request from any Taxing Authority for any such waiver or extension currently outstanding.
(f)   No claim has been made in writing by any Taxing Authority in a jurisdiction where Uniti or one of its Subsidiaries does not file Tax Returns that Uniti or any of its Subsidiaries is or may be subject to Tax by or is or may be required to file (or be included in) a Tax Return in that jurisdiction. Neither Uniti nor any Subsidiary of Uniti has, nor has ever had, a permanent establishment (as defined in any applicable Tax treaty or convention between the United States and such country) or other taxable presence in any country other than its country of incorporation.

(g)   Neither Uniti nor any Subsidiary of Uniti is or, with respect to any period for which the statute of limitations remains open, has ever been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b) (or any corresponding or similar provision of U.S. state or local or non-U.S. law).
(h)   During the two-year period ending on the date of this Agreement, neither Uniti nor any Subsidiary of Uniti has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 (or so much of Code Section 356 as relates to Code Section 355).
(i)   Neither Uniti nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Code Section 1504(a)) or other combined, consolidated, unitary, or other similar group for Tax purposes (other than a group the common parent of which is or was Uniti or a Subsidiary of Uniti) (a “Uniti Tax Group”), (ii) has any liability for the Taxes of any Person (other than a member of the Uniti Tax Group) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of U.S. state or local or non-U.S. law), as a transferee or successor, by operation of Applicable Law, or otherwise, or (iii) is a party to or bound by, nor does it have any obligation under, any Tax allocation, Tax sharing, Tax indemnity, Tax gross-up, or other similar contract or arrangement with any Person (other than pursuant to (x) contracts solely among Uniti and its Subsidiaries, (y) the customary provisions of a commercial contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes, including leases, licenses or credit agreements or (z) the Transaction Agreements).
(j)   Neither Uniti nor any of its Subsidiaries is required to include any amounts in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.
(k)   Uniti (i) for all taxable years commencing with Uniti’s taxable year ended December 31, 2015 and through Uniti’s taxable year ended December 31, 2023, has elected and has been subject to U.S. federal taxation as a REIT and has satisfied all requirements to qualify as a REIT for such years, (ii) has been organized and operated in conformity for qualification and taxation as a REIT for such period, (iii) has operated, and will continue to operate, in such a manner so as to enable it to qualify as a REIT through the Effective Time (except for the distribution requirements set forth in Section 857(a) of the Code with respect to taxable periods beginning after December 31, 2023), and (iv) has not taken, or failed to take, any action, which action or failure to act would reasonably be expected to result in the failure of Uniti to qualify as a REIT, and no challenge to Uniti’s status or qualification as a REIT is pending, or to the Knowledge of Uniti, threatened. Each Subsidiary of Uniti has been, since the later of its date of formation or the date on which Uniti acquired an interest in such Subsidiary, and continues to be treated for U.S. federal and state income tax purposes as (i) a partnership or disregarded entity and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a REIT, (iii) a QRS or (iv) a TRS.
(l)   Section 4.17(l) of the Uniti Disclosure Schedule sets forth a true and complete list of each of Uniti’s Subsidiaries and the U.S. federal income tax classification of such Subsidiary as a partnership, disregarded entity, QRS, REIT or TRS.
(m)   Since the Applicable Date, neither Uniti nor any of its Subsidiaries has incurred any liability for Taxes under Code Sections 857(b), 857(f), 860(c) or 4981 or Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6, or 1.337(d)-7. Uniti (i) has not engaged at any time in any “prohibited transactions” within the meaning of Code Section 857(b)(6), non-arm’s-length transactions or any transaction that would give rise to “redetermined rents,” “redetermined deductions” or “excess interest” described in Code Section 857(b)(7) and (ii) does not hold directly or indirectly any asset, the disposition of which would be subject to rules similar to Code Section 1374 by reason of Treasury Regulation Section 1.337(d)-7.
(n)   Uniti’s dividends paid deduction, within the meaning of Code Section 561, for all taxable years commencing with Uniti’s taxable year ended December 31, 2015 and through Uniti’s taxable year ended

December 31, 2023, taking into account any dividends subject to Code Sections 857(b)(9) or 858, 857(b)(2), has not been less than the sum of (i) Uniti’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) Uniti’s net capital gain for such year (to the extent not covered in clause (i)).
(o)   Neither Uniti nor any of its Subsidiaries (other than TRSs) currently has or, as of December 31 of any taxable year through and including the taxable year ended December 31 immediately prior to the Effective Time, has had any earnings and profits attributable to such entity or any other corporation in a non-REIT year within the meaning of Section 857 of the Code.
Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 4.17 and in Sections 4.07, 4.08, 4.09 and 4.18 (in each case, to the extent expressly relating to Taxes or Tax matters) are the sole and exclusive representations of Uniti with respect to Taxes and Tax matters.
Section 4.18.   Employees and Employee Benefit Plans.
(a)   Section 4.18(a) of the Uniti Disclosure Schedule lists each material Uniti Plan. Uniti has made available to Windstream complete and accurate copies of each material Uniti Plan (or a description of all material terms, if such plan is not written). Except as, individually or in the aggregate, would not reasonably be expected to have a Uniti Material Adverse Effect, each Uniti Plan has been operated, maintained, funded and administered in accordance with its terms and in accordance with Applicable Law.
(b)   Neither the execution of this Agreement nor the consummation of the Transactions (either alone or together with any other event) would reasonably be expected to (i) entitle any current or former Uniti Service Provider to any payment or benefit payable by Uniti or its Subsidiaries or (ii) accelerate the time of payment, vesting or funding of any compensation or benefits, or increase the amount payable, to any current or former Uniti Service Provider by Uniti or its Subsidiaries or (iii) result in any payments or benefits that would be nondeductible by reason of Section 280G of the Code.
(c)   Neither Uniti nor any of its Subsidiaries has any current or contingent liability or obligation (including on account of an ERISA Affiliate) under or with respect to: (1) a Multiemployer Plan; (2) a Title IV Plan; (3) a multiple employer plan (as described in Section 413(c) of the Code); or (4) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(d)   Each Uniti Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and no circumstances exist that would reasonably be expected to result in any such letter being revoked.
(e)   Except as would not, individually or in the aggregate, reasonably be expected to have a Uniti Material Adverse Effect, each Uniti Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in material operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder.
(f)   No Uniti Plan provides or is reasonably expected to have any liability with respect to any post-employment or post-termination health, life or other welfare benefits to any Person, other than as required by COBRA or other Applicable Law.
(g)   Neither Uniti nor any of its Subsidiaries is a party to or bound by, or is currently negotiating in connection with entering into, any collective bargaining or similar agreement. There is no material labor strike, slowdown or stoppage pending or, to Uniti’s Knowledge, threatened against or affecting Uniti or any of its Subsidiaries.
(h)   Neither Uniti nor its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Uniti Service Provider for any Tax incurred by such Uniti Service Provider.
(i)   Except as would not, individually or in the aggregate, reasonably be expected to have a Uniti Material Adverse Effect, (i) no Proceeding or investigation (other than routine claims for benefits) is pending against or involves or, to Uniti’s Knowledge, is threatened against or threatened to involve, any Uniti Plan before any Governmental Authority and (ii) there is no charge, complaint or proceeding pending, threatened in writing or to Uniti’s Knowledge, threatened orally, nor has there been a charge, complaint or proceeding since the Applicable Date, against Uniti or any of its Subsidiaries alleging unlawful discrimination in employment practices before any Governmental Authority, and there is no charge of or proceeding pending, threatened in writing, or to Uniti’s Knowledge, threatened orally, nor has there been a charge or proceeding since the Applicable Date, with regard to any unfair labor practice against Uniti or any of its Subsidiaries pending before the National Labor Relations Board or any Governmental Authority.
(j)   Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, Uniti and its Subsidiaries are, and since the Applicable Date have been, in compliance with all Applicable Laws relating to labor, and employment, including those relating to labor management relations, terms and conditions of employment, health and safety, workers’ compensation, wages, hours, overtime, independent contractor classification, exempt status classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health continuation coverage under group health plans.
(k)   Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, Uniti and its Subsidiaries are, and since the Applicable Date have been, in compliance with WARN and have no liabilities or other obligations thereunder.
(l)   Since the Applicable Date, (i) to Uniti’s Knowledge, no formal allegations of sexual harassment have been made against any director or executive officer of Uniti and (ii) neither Uniti nor its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or misconduct by any such Person.
Section 4.19.   Environmental Matters.   Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, and except as set forth on Section 4.19 of the Uniti Disclosure Schedule:
(a)   no written notice, demand, request for information, citation, summons, order, complaint, or penalty has been received by Uniti or any of its Subsidiaries arising out of any Environmental Laws that is currently unresolved, and there are no judicial, administrative or other Proceedings pending or, to Uniti’s Knowledge, threatened in writing, against Uniti or any Subsidiary, in each case which relate to or arise out of any liability of Uniti or any of its Subsidiaries under, or violation by Uniti or any of its Subsidiaries of, any Environmental Laws;
(b)   Uniti and each of its Subsidiaries have obtained and maintained all permits, licenses, authorizations, certifications, and registrations required under Environmental Laws and necessary for their operations or the occupancy of the Uniti Owned Real Property or Uniti Leased Real Property to comply with all Environmental Laws and are in compliance with such permits;
(c)   the operations of Uniti and each of its Subsidiaries are in compliance with all the terms of applicable Environmental Laws; and
(d)   neither Uniti nor its Subsidiaries have released any Hazardous Substances at any Uniti Real Property, in each case so as to give rise to any liabilities pursuant to Environmental Laws.
Section 4.20.   Material Contracts.   (a) Section 4.20 of the Uniti Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each contract described below (the “Uniti Material Contracts”) in this Section 4.20 under which Uniti or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise):
(i)   purporting to limit in any material respect any line of business, industry or geographical area in which Uniti or its Subsidiaries may operate, including any non-compete or exclusivity provision that is material to Uniti and its Subsidiaries, taken as a whole;
(ii)   (A) that is a standstill or restrictive covenant agreement or that contains any standstill or similar agreement pursuant to which Uniti or any of its Subsidiaries has agreed not to acquire or to other limitations with respect to assets or securities of another Person, (B) contains any non-solicitation, no hire or similar provision that restricts Uniti or any of its Subsidiaries from soliciting, hiring, engaging, retaining or employing a third party’s current or former employees, in each case, other than confidentiality agreements entered into in the ordinary course of business that is material to Uniti and its Subsidiaries, taken as a whole or (C) grants any third party rights of first refusal, rights of first option, rights of first offer or similar rights or options to purchase, offer to purchase or otherwise acquire any interest in any of the properties or assets (other than Uniti Intellectual Property Rights) owned by Uniti or any of its Subsidiaries, in the case of this clause (C) that is material to Uniti and its Subsidiaries, taken as a whole;
(iii)   any Contract that provides for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (including properties or capital stock) that (A) is pending for aggregate consideration in excess of $10,000,000 or (B) pursuant to which Uniti or its Subsidiaries has continuing material obligations including any “earn-out” or other contingent payment obligations;
(iv)   pursuant to which Uniti or any of its Subsidiaries has potential indemnification obligations to any Person in excess of $25,000,000, except for ordinary course vendor and sales agreements;
(v)   any partnership, joint venture, strategic alliance, collaboration, co-promotion or research and development project contract that is material to Uniti and its Subsidiaries, taken as a whole;
(vi)   each Contract relating to indebtedness of Uniti or any of its Subsidiaries for borrowed money or any financial guaranty thereof with an outstanding principal amount in excess of $50,000,000, other than (A) Contracts among Uniti and its Subsidiaries and (B) financial guarantees entered into in the ordinary course of business;
(vii)   any Contract (excluding licenses for commercial off-the-shelf computer Software with annual payments of less than $2,500,000, open source licenses and non-exclusive licenses granted in the ordinary course of business) to which Uniti or any of its Subsidiaries is a party pursuant to which Uniti or any of its Subsidiaries (A) is granted any license or right to use, or covenant not to sue with respect to, any Intellectual Property Rights of a Third Party or (B) other than in the ordinary course, has granted to a Third Party any license or right to use, or covenant not to sue with respect to, any material Uniti Intellectual Property Rights;
(viii)   any Contract that obligates Uniti or any of its Subsidiaries to make any net capital expenditures in excess of $25,000,000;
(ix)   any stockholders, investors rights or registration rights agreement;
(x)   containing any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever that is material to Uniti and its Subsidiaries, taken as a whole;
(xi)   any Contract that involves the settlement of any pending or threatened Proceeding that (A) requires payment obligations after the date hereof in excess of $10,000,000 or (B) imposes any continuing material non-monetary obligations on Uniti or any of its Subsidiaries; and
(xii)   any other Contract, arrangement, commitment or understanding that would be required to be filed by Uniti as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).
(b)   Uniti has made available to Windstream a true and complete copy of each Contract set forth in Section 4.20(a) of the Uniti Disclosure Schedule. Except as would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect, as of the date hereof (i) each contract set forth in Section 4.20(a) of the Uniti Disclosure Schedule is valid and in full force and effect with respect to Uniti and its Subsidiaries party thereto and, to Uniti’s Knowledge, each other party thereto (except insofar as such enforceability may be limited by the Enforceability Exceptions) and (ii) neither Uniti nor any of its Subsidiaries nor to Uniti’s Knowledge any other party to any such contract, is in or alleged to be in violation of any provision thereof.
Section 4.21.   Insurance.   Except as would not, individually or in the aggregate, reasonably be expected to have a Uniti Material Adverse Effect, (a) Uniti and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law, (b) all insurance policies of Uniti and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither Uniti nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.
Section 4.22.   Finders’ Fees. Except for fees in the amounts (of which, for each such fee, a good faith estimate was provided in writing to Windstream prior to the date hereof) due and payable (assuming the Closing occurs) to those Persons set forth on Section 4.22(a) of the Uniti Disclosure Schedule, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Uniti or any of its Subsidiaries (a) who is or may be entitled to any brokerage fee, finder’s fee, commission or other similar fee from Uniti or any of its Affiliates or (b) to whom Uniti or any of its Affiliates owes any other material obligations following the Closing (other than customary indemnification obligations), in each case, in connection with the Transactions based upon arrangements made by and on behalf of Uniti.
Section 4.23.   Opinion of Financial Advisor.   The Uniti Board has received the opinions of J.P. Morgan Securities LLC and Stephens Inc. (the “Uniti Financial Advisor Opinions”), financial advisors to Uniti, to the effect that, as of the date of such opinion, and based on and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to holders of Uniti Common Stock.
Section 4.24.   Takeover Statutes.   No “control share acquisition,” “fair price,” “moratorium” or other takeover laws enacted under U.S. state or federal laws (including the restrictions on business combinations with an interested stockholder contained in Subtitle 6 of Title 3 of the MGCL and the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL) apply to this Agreement, the Merger or any of the other Transactions with respect to Uniti and its Subsidiaries.
Section 4.25.   Transaction Expenses.   Except for (a) as set forth on Section 4.25 of the Uniti Disclosure Schedule and (b) any fees otherwise disclosed under Section 4.22, as of the date of this Agreement, neither Uniti nor its Subsidiaries have incurred, or have entered into an agreement to incur, any material Transaction Expenses.
Section 4.26.   Affiliate Transactions.   Except as set forth on Section 4.26 of the Uniti Disclosure Schedule, no Affiliate of Uniti (other than Subsidiaries of Uniti or its Subsidiaries) (i) is a party to any material Contract or other transaction, agreement or binding arrangement or understanding with, has provided services to or has received services from Uniti or any of its Subsidiaries (including any monitoring, management or similar agreement), (ii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is or, to the Knowledge of Uniti, is currently contemplated to be, used by Uniti or any of its Subsidiaries, (iii) licenses Intellectual Property Rights (either to or from Uniti or any of its Subsidiaries), or (iv) is indebted to or a lender to Uniti or any of its Subsidiaries (any arrangement set forth or required to be set forth on Section 4.26 of the Uniti Disclosure Schedule, a “Uniti Affiliate Transaction”).
Section 4.27.   Financial Capability.   Uniti has delivered to Windstream true, complete and correct copies of the executed commitment letter, dated as of the date hereof (including all exhibits, schedules and annexes thereto, and as amended, supplemented, replaced or otherwise modified from time to time after the date hereof in compliance with Section 6.06(b), the “Debt Commitment Letter”), with fee amounts redacted in a customary manner, pursuant to which the Debt Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to provide to Uniti debt financing in the amounts set forth therein (the “Debt Financing”) and (y) the related fee letter referenced in the Debt Commitment Letter (with fee amounts and other commercially sensitive information not affecting conditionality redacted in a customary manner) (the “Fee Letter”). As of the date hereof, the Debt Commitment Letter has not been amended, modified, terminated or withdrawn. As of the date hereof, the Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligations of Uniti and, to the knowledge of Uniti, the other parties thereto, in each case, except insofar as such enforceability may be limited by the Enforceability Exceptions. As of the date hereof, the Debt Commitment Letter has not been withdrawn or terminated, or otherwise amended, supplemented or modified in any respect and no such withdrawal, termination, amendment, supplement or modification is contemplated, other than with respect to amendments, supplements or modifications to add lenders, lead arrangers, syndication agents or other Debt Financing Sources in accordance with Section 6.06(b) hereof or in connection with any Alternative Financing in the form of debt securities contemplated by the terms thereof. There are no other agreements, side letters or arrangements relating to the Debt Financing to which Uniti is a party (other than the Debt Commitment Letter and the Fee Letter) that would reduce, restrict or limit the total amount of the Debt Financing. The funding of the full amount of the Debt Financing is subject to no conditions precedent other than those set forth in the Debt Commitment Letter. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach by Uniti or, to the knowledge of Uniti, any other party thereto, under the Debt Commitment Letter. Assuming the funding in full of the Debt Financing on or before the Closing Date, Uniti will have on the Closing Date sufficient funds to satisfy the Financing Requirement. Uniti or one of its Affiliates has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date hereof.
Section 4.28.   Acknowledgement of No Other Representations and Warranties.   Except for the representations and warranties set forth in this Agreement, as qualified by the Windstream Disclosure Schedule, or any certificate delivered pursuant to this Agreement, and the representations and warranties set forth in the other Transaction Agreements (as applicable), Uniti acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Windstream, New Windstream LLC, New Uniti, HoldCo or Merger Sub to Uniti or any of its Representatives or Affiliates in connection with the Transactions, and Uniti hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of Windstream, New Windstream LLC, New Uniti, HoldCo or Merger Sub. Uniti also acknowledges and agrees that Windstream, New Windstream LLC, HoldCo and Merger Sub make no representation or warranty with respect to any projections or forecasts or forward-looking estimates, including with respect to future revenues or future cash flows of Windstream or any of its Subsidiaries, in each case, heretofore or hereafter delivered to or made available to Uniti or its Representatives or Affiliates.
ARTICLE 5
Representations and Warranties of Windstream
Except as set forth in the Windstream Disclosure Schedule, Windstream (and, as applicable, certain other Persons as set forth in this Article 5) represents and warrants to Uniti that:
Section 5.01.   Existence and Power.
(a)   Windstream (i) is duly formed, incorporated or organized, as applicable and validly existing, (ii) is in good standing under the laws of its jurisdiction of formation, incorporation or organization, as applicable and (iii) has all corporate or similar powers required to own, lease and operate its properties and assets in the manner currently operated and to carry on its business as now conducted and, except in the case of clauses (ii) and (iii) as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect. Upon becoming a party to this Agreement, each of New Uniti, New Windstream LLC, HoldCo and Merger Sub, shall be deemed to have repeated the representations and warranties set forth in this Section 5.01(a), as to itself.
(b)   Windstream is duly qualified or licensed to do business as a foreign corporation, limited liability company or limited partnership, as applicable and is in good standing in each jurisdiction where the conduct of its businesses in such jurisdiction, as currently conducted, require such qualification or licensing, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect. Windstream has made available to Uniti true, correct and complete copies of the charter, bylaws or other similar organizational documents of Windstream in effect as of the date hereof, and Windstream is not in material violation of any of the provisions of such organizational documents. Upon becoming a party to this Agreement, each of New Uniti, New Windstream LLC, HoldCo and Merger Sub shall be deemed to have repeated the representations and warranties set forth in this Section 5.01(b), as to itself.
(c)   From the date of its formation or incorporation, none of New Uniti, New Windstream LLC, HoldCo or Merger Sub will have engaged in any activities other than in connection with or as contemplated by this Agreement. As of the date of their formation or incorporation, New Uniti, New Windstream LLC, HoldCo and Merger Sub will be formed or incorporated solely for the purpose of consummating the Transactions. From the date of its formation or incorporation, all of the outstanding equity interests of HoldCo and Merger Sub will have been validly issued, will be fully paid and non-assessable and will be owned by, and at the Effective Time will be owned by, New Uniti, indirectly, free and clear of all Liens, other than generally applicable restrictions on transfer under applicable securities laws.
Section 5.02.   Corporate Authorization.   The execution, delivery and performance by Windstream of this Agreement and the consummation by Windstream of the Transactions are within the corporate, limited partnership, limited liability company or similar powers of Windstream and have been duly authorized by all necessary corporate, limited partnership, limited liability company or other similar action, as applicable, on the part of Windstream. No further limited liability company or other similar actions of Windstream are necessary to authorize the execution, delivery or performance of this Agreement, and no vote of any equityholder of Windstream is necessary to authorize the execution, delivery or performance of this Agreement. Windstream has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Uniti, this Agreement constitutes a valid and binding agreement of Windstream, enforceable against Windstream in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions). Upon becoming a party to this Agreement, each of New Uniti, New Windstream LLC, HoldCo and Merger Sub shall be deemed to have repeated the representations and warranties set forth in this Section 5.02, as to itself.
Section 5.03.   Governmental Authorization.   The execution, delivery and performance by Windstream of this Agreement and the consummation by Windstream of the Transactions require no action by or in respect of, or filing by Windstream, with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act, (b) compliance with any applicable requirements of Communications Laws, including (i) the Pre-Closing Windstream Reorganization Regulatory Approvals and (ii) the FCC Approvals and State PUC Approvals in connection with the Merger, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC of the Form S-4, (d) the filing of the Articles of Merger with the SDAT and the acceptance for record by the SDAT of the Articles of Merger pursuant to the MGCL, (e) the filing of appropriate documents with the relevant authorities of the other jurisdictions in which Windstream is qualified to do business, (f) filings that become applicable solely as a result of matters specifically related to Uniti or any of its Affiliates, (g) compliance with the rules and regulations of Nasdaq and (h) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect. Upon becoming a party to this Agreement, each of New Uniti, New Windstream LLC, HoldCo and Merger Sub shall be deemed to have repeated the representations and warranties set forth in this Section 5.03, as to itself.
Section 5.04.   Non-Contravention.   The execution, delivery and performance by Windstream of this Agreement and, assuming compliance with the matters referred to in Section 5.03, the consummation by Windstream of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Windstream, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, constitute a default under (or an event that with notice or lapse of time or both would become a default), or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Windstream or any of its Subsidiaries is entitled under any provision of any agreement, note, bond, mortgage, contract, license, or other instrument binding upon Windstream or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any properties or assets (including intangible assets) of Windstream or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect. Upon becoming a party to this Agreement, each of New Uniti, New Windstream LLC, HoldCo and Merger Sub shall be deemed to have repeated the representations and warranties set forth in this Section 5.04, as to itself.
Section 5.05.   Capitalization.   (a) As of the date hereof, the outstanding equity interests of Windstream are set forth on Section 5.05(a) of the Windstream Disclosure Schedule. Section 5.05(a) of the Windstream Disclosure Schedule sets forth a true and complete list, as of the date hereof, of the record and beneficial owners of the outstanding Windstream units, together with the number of such units held of record and beneficially by each such Person. All Windstream units outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and non-assessable. As of the date hereof, other than the items listed in (i) through (iv) of this Section 5.05(a), there are no issued and outstanding Windstream Securities. Each Windstream Performance Option has an exercise price per unit equal to or greater than the fair market value of a unit of Windstream on the date of such grant, as determined in accordance with Section 409A of the Code.
(b)   As of the date Merger Sub executes and delivers a joinder to this Agreement, all of the issued and outstanding equity interests of, and other voting, beneficial or ownership interests in, HoldCo will be held of record and beneficially owned by New Windstream LLC or one of its Subsidiaries.
(c)   As of the date HoldCo executes and delivers a joinder to this Agreement, all of the issued and outstanding equity interests of, and other voting, beneficial or ownership interests in, Merger Sub will be held of record and beneficially owned solely by HoldCo.
(d)   As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of Windstream having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which equityholders of Windstream may vote. Upon becoming a party to this Agreement, each of New Uniti, New Windstream LLC, HoldCo and Merger Sub shall be deemed to have repeated the representations and warranties set forth in this Section 5.05(d), as to itself.
(e)   As of the date hereof there are no issued, reserved for issuance, existing or outstanding (i) equity interests or other voting securities in Windstream, (ii) securities of Windstream or its Subsidiaries convertible or exchangeable into or exercisable for equity interests or other voting securities of Windstream, (iii) warrants, calls, options or other rights to acquire from Windstream, or other obligation of Windstream to issue, any equity interests or other voting securities in or any securities convertible into or exchangeable for equity interests or other voting securities in Windstream, (iv) equity equivalents, equity appreciation rights, “phantom” equity, performance units or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity interests or voting securities of Windstream (the items in clauses (i) through (iv) being referred to collectively as the “Windstream Securities”) or (v) contractual obligations or commitments of any character relating to any Windstream Securities, including any agreements restricting transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any Windstream Securities. There are no outstanding obligations of Windstream or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Windstream Securities.
(f)   Except as set forth on Section 5.05(f) of the Windstream Disclosure Schedule, there are no voting trusts, proxies or any other contracts or understandings with respect to the voting of Windstream equity interests. Windstream is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Windstream equity interests. There are no declared or accrued but unpaid dividends or distributions with respect to any Windstream equity interests.
(g)   None of the Windstream Securities are owned by any Subsidiary of Windstream.
(h)   The New Uniti Common Stock to be issued as part of the Merger Consideration will be, as of the Effective Time, duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right. Upon becoming a party to this Agreement, New Uniti shall be deemed to have repeated the representations and warranties set forth in this Section 5.05(h), as to itself.
(i)   As of immediately prior to the Effective Time, the capitalization of New Uniti shall consist of New Uniti Common Stock, the New Uniti Preferred Stock and the New Uniti Warrants, and there shall be no other equity securities of New Uniti issued or outstanding.
Section 5.06.   Subsidiaries.   (a) Each Subsidiary of Windstream has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted, except for any failure to be so organized, existing and in good standing or any failure to have such powers as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect. All material Subsidiaries of Windstream as of the date hereof and their respective jurisdictions of organization are set forth in Section 5.06 of the Windstream Disclosure Schedule.
(b)   All of the outstanding equity interests or other voting securities of, or ownership interests in, each Subsidiary of Windstream is owned by Windstream, directly or indirectly. As of the date hereof, there were no issued, reserved for issuance or outstanding (i) securities of Windstream or any of its Subsidiaries convertible into, or exchangeable for, equity interests or other voting securities of, or ownership interests in, any Subsidiary of Windstream, (ii) warrants, calls, options or other rights to acquire from Windstream or any of its Subsidiaries, or other obligations of Windstream or any of its Subsidiaries to issue, any equity interests or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any equity interests or other voting securities of, or ownership interests in, any Subsidiary of Windstream or (iii) equity equivalents, equity appreciation rights, performance units, contingent value rights, “phantom” equity or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity interests or other voting securities of, or ownership interests in, any Subsidiary of Windstream (the items in clauses (i) through (iii) being referred to collectively as the “Windstream Subsidiary Securities”). There are no outstanding obligations of Windstream or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Windstream Subsidiary Securities.
Section 5.07.   Financial Statements.   Section 5.07 of the Windstream Disclosure Schedule contains true, accurate and complete copies of (i) the unaudited interim consolidated balance sheet of Windstream and its consolidated Subsidiaries as of March 31, 2024 and the related unaudited interim consolidated statement of operations of Windstream and its consolidated Subsidiaries for the three months then ended and (ii) the audited consolidated financial statements of Windstream and its consolidated Subsidiaries for the years ended December 31, 2023 and December 31, 2022, which include the audited consolidated balance sheet of Windstream and its consolidated Subsidiaries as of December 31, 2023, December 31, 2022 and December 31, 2021 and the related audited consolidated statements of comprehensive income (loss) of Windstream and its consolidated Subsidiaries for the years then ended (the financial statements described in the foregoing clauses (i) and (ii), collectively, the “Windstream Financial Statements”). Except as set forth in the notes thereto, the Windstream Financial Statements fairly present, in all material respects, in conformity with GAAP applied on a consistent basis, the consolidated financial condition of Windstream and its consolidated Subsidiaries as of the dates thereof and its consolidated results of operations (and, when delivered pursuant to Section 7.08, shareholders’ equity and cash flows) for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements, in each case, none of which could reasonably be expected to be material, individually or in the aggregate).
Section 5.08.   Disclosure Documents.   At the time the Form S-4 or any amendment or supplement thereto is declared effective by the SEC, the Form S-4, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by or on behalf of New Uniti, New Windstream LLC, Windstream, HoldCo or Merger Sub in writing for inclusion or incorporation by reference in the Form S-4 and Proxy Statement or any amendment or supplement thereto shall not, at the time the Form S-4 is declared effective by the SEC (or, with respect to any amendment or supplement, at the time such post-effective amendment or supplement becomes effective) and on the date the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of Uniti and at the time of the Uniti Stockholders Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.08 do not apply to statements or omissions included or incorporated by reference in the Form S-4 or Proxy Statement or any amendment or supplement thereto based upon information supplied by Uniti or any of its Representatives or advisors specifically for use or incorporation by reference therein.
Section 5.09.   Absence of Certain Changes.   Since the Windstream Balance Sheet Date through the date of this Agreement (a) there has not been any Windstream Material Adverse Effect, (b) except as set forth on Section 5.09 of the Windstream Disclosure Schedule, the business of Windstream and its Subsidiaries has been conducted in the ordinary course of business in all material respects and (c) without limiting the generality of the foregoing, Windstream has not taken any action that, if taken after the date of this Agreement, would constitute a breach of, or require the consent of, Uniti under Section 7.01.
Section 5.10.   No Undisclosed Liabilities.   There are no liabilities or obligations of Windstream or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities or obligations disclosed and provided for in the Windstream Balance Sheet or in the notes thereto; (b) liabilities or obligations incurred in the ordinary course of business since the Windstream Balance Sheet Date that would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect; (c) liabilities or obligations incurred in connection with this Agreement and the Transactions; and (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect.
Section 5.11.   Compliance with Laws.
(a)   Windstream and each of its Subsidiaries is, and since the Applicable Date has been, in compliance with, and to the Knowledge of Windstream is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect.
(b)   Except as would not reasonably be expected to be, individually or in the aggregate, material to Windstream and its Subsidiaries, taken as a whole, neither Windstream nor any of its Subsidiaries, nor any of their respective officers, directors, managers or employees (in connection with their activities on behalf of such employer), nor to the Knowledge of Windstream, any agent or other third-party representative acting on behalf of Windstream or any of its Subsidiaries, is currently, or has been since the Applicable Date, a Person that is, or is owned or controlled by Persons that are: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country or (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country.
(c)   Neither Windstream nor any of its Subsidiaries, nor any of their respective officers, directors, managers or employees (in connection with their activities on behalf of such employer) nor to the Knowledge of Windstream, any agent or other third-party representative acting on behalf of Windstream or any of its Subsidiaries, has since the Applicable Date made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Government Official or other Person in violation of any applicable Anti-Corruption Laws.
(d)   Since the Applicable Date, neither Windstream nor any of its Subsidiaries has, in connection with or relating to the business of Windstream or any of its Subsidiaries, (i) received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation, (ii) made any voluntary or involuntary disclosure to a Governmental Authority or (iii) conducted any internal investigation or audit, in each case, concerning any actual or potential material violation or wrongdoing related to Trade Control Laws or Anti-Corruption Laws.
Section 5.12.   Litigation.   Since the Applicable Date, there has been no Proceeding pending against or, to the Knowledge of Windstream, threatened by or against, or affecting Windstream or any of its Subsidiaries before (or, in the case of threatened Proceedings, that would be before) or by any Governmental Authority, or any order, injunction, judgment, decree, writ or ruling of any Governmental Authority outstanding against Windstream or any of its Subsidiaries, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect.
Section 5.13.   Properties.   (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, Windstream and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets necessary to operate its business, including all property and assets reflected on the Windstream Balance Sheet or acquired after the Windstream Balance Sheet Date, except as have been disposed of since the Windstream Balance Sheet Date in the ordinary course of business.
(b)   As of the date hereof, Section 5.13(b) of the Windstream Disclosure Schedule sets forth a true and complete list of (i) all real property owned by Windstream with a land area of greater than 100,000 square feet (the “Windstream Owned Real Property”) and (ii) all real property leased by or for the benefit of Windstream or any of its Subsidiaries (excluding any of the foregoing for the lease of fiber infrastructure such as fiber optics or conduit) for which Windstream or its Subsidiaries made gross rental payments to the lessor of at least $250,000 in Windstream’s 2023 fiscal year (the “Windstream Leased Real Property” and, together with the Windstream Owned Real Property, the “Windstream Real Property”). Except as has not and would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, the Windstream Real Property represents all of the real property used or intended to be used in the business of, or otherwise held by, Windstream. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, Windstream has delivered or made available to Uniti true and complete copies of all leases, subleases, or licenses, and all material amendments and modifications thereof as of the date hereof, with respect to the Windstream Leased Real Property (each, a “Windstream Real Property Lease”).
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, (i) Windstream has good and marketable indefeasible fee simple title to the Windstream Owned Real Property, free and clear of all Liens other than Windstream Permitted Liens and (ii) neither Windstream nor any of its Subsidiaries leases as lessor any Windstream Owned Real Property (other than leases or licenses to customers of Windstream’s and its wholly owned Subsidiaries’ services or similar rights granted to customers in the ordinary course of business) and there are no rights of first refusal or rights of first offer to purchase any Windstream Owned Real Property or any portion thereof or interest therein.
(d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, (i) each Windstream Real Property Lease is valid, binding, enforceable and in full force and effect with respect to Windstream or one of its Subsidiaries and, to the Knowledge of Windstream, to the counterparty thereto, and (ii) neither Windstream nor any of its Subsidiaries, nor to Windstream’s Knowledge any other party to a Windstream Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Windstream Real Property Lease, and neither Windstream nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Windstream Real Property Lease.
(e)   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, Windstream has not received any written notice that all or any portion of Windstream Real Property is subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority with or without payment of compensation therefor and, to the Knowledge of Windstream, no such order is threatened.
(f)   Except for any Windstream Permitted Liens and as set forth in Section 5.13(f) of the Windstream Disclosure Schedule and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, (i) there are no contractual or legal restrictions that prevent Windstream or any of its Subsidiaries from using any Windstream Real Property for its current use and (ii) all structures and other buildings on the Windstream Real Property are in good operating condition sufficient for the operation of Windstream’s business and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear.
Section 5.14.   Intellectual Property, Rights and IT Assets.
(a)   Section 5.14(a) of the Windstream Disclosure Schedule lists each item of Windstream Intellectual Property Rights that is registered and applied-for with a Governmental Authority.

(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, (i) all Windstream Intellectual Property Rights are valid, subsisting and, to Windstream’s Knowledge, enforceable, (ii) Windstream or its Subsidiaries solely and exclusively own, free and clear of all Liens (other than any Windstream Permitted Liens), all Windstream Intellectual Property Rights, and (iii) Windstream or its Subsidiaries own all right, title and interest in, or have a written license or other right to use, all Intellectual Property Rights that are used in, held for use in or necessary for the operation of the business of Windstream and its Subsidiaries.
(c)   Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, (i) the conduct of Windstream’s business as currently conducted by Windstream and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate (and, since the Applicable Date, Windstream and its Subsidiaries have not infringed, misappropriated, diluted or otherwise violated) any Intellectual Property Rights of any Person, (ii) as of the date hereof, there is no claim pending or, to the Knowledge of Windstream, threatened against Windstream or any of its Subsidiaries alleging that Windstream or any of its Subsidiaries have infringed, misappropriated, diluted or otherwise violated any valid and enforceable Intellectual Property Rights of any Person, (iii) to the Knowledge of Windstream, no Person is infringing, misappropriating, diluting or otherwise violating the Windstream Intellectual Property Rights, (iv) none of the Windstream Intellectual Property Rights are subject to any outstanding judgment, injunction, order or decree restricting the use thereof by Windstream or its Subsidiaries, and (v) there are no pending or, to the Knowledge of Windstream, threatened claims or allegations seeking to challenge the validity, enforceability or ownership of Windstream or any of its Subsidiaries’ rights in any Windstream Intellectual Property Rights.
(d)   Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, Windstream and its Subsidiaries have taken commercially reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Windstream Intellectual Property Rights, the value of which to Windstream and its Subsidiaries is contingent upon maintaining the confidentiality thereof and Windstream and its Subsidiaries have not disclosed any confidential Windstream Intellectual Property Rights to any Third Party other than pursuant to a written confidentiality agreement (or equivalent professional obligations of confidentiality) pursuant to which such Third Party agrees to protect such confidential information.
(e)   Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, (i) Windstream or its Subsidiaries possess all necessary rights to use all IT Assets that are currently used in the current operation of the business of Windstream and its Subsidiaries (the “Windstream IT Assets”), (ii) the Windstream IT Assets operate and perform in all material respects in a manner that permits Windstream and its Subsidiaries to conduct their respective businesses as currently conducted, (iii) Windstream and its Subsidiaries and the conduct of Windstream’s business are in compliance with, and have since the Applicable Date been in compliance with, all Windstream Data Security Requirements, (iv) since the Applicable Date through the date hereof, there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Windstream IT Assets, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Personal Data or other notices received by Windstream or any of its Subsidiaries from any Governmental Authorities relating to Windstream Data Security Requirements and (v) there is, to Windstream’s Knowledge, no virus, worm, trojan horse or similar disabling code or program in any of the Windstream IT Assets.
Section 5.15.   Regulatory Matters.
(a)   Windstream and its Subsidiaries possess, and since the Applicable Date have possessed all material Governmental Authorizations required under Applicable Law for the ownership, lease, operation, use or maintenance of communications facilities and their business as currently conducted, including all Windstream Communications Licenses and Governmental Authorizations issued by a Governmental Franchising Authority. Section 5.15(a)(i) of the Windstream Disclosure Schedule sets forth a true, correct and complete list and description of each Windstream Communications License as reflected in FCC and State PUC public records as of the date hereof, including the (i) identity of the Windstream Subsidiary holding such license and (ii) description of authorization; and, with respect to wireless licenses held by Windstream, the (iii) call sign, (iv) number and channel block, if any, and (v) if applicable, the expiration date thereof. Except as set forth in Section 5.15(a)(i) of the Windstream Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, or since the Applicable Date, Windstream and its Subsidiaries (i) are and have been in material compliance with all Windstream Communications Licenses, Governmental Authorizations, and the Communications Laws, (ii) have not received any written notification or communication from any Governmental Authority asserting that Windstream or one of its Subsidiaries is or was not in compliance with any Windstream Communications License, Governmental Authorizations, or Communications Laws and (iii) have not been threatened in writing of the suspension, revocation, cancellation or modification of any Windstream Communications License or Governmental Authorization. Windstream and its Subsidiaries have filed all necessary applications to renew or, if applicable, replace such Windstream Communications Licenses, except for any such failure to file that, individually or in the aggregate, would not reasonably be expected to have a Windstream Material Adverse Effect. None of such Windstream Communications Licenses will be subject to revocation, suspension, modification, cancellation, rescission, non-renewal or termination as a result of the execution and delivery of this Agreement or the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Windstream Material Adverse Effect.
(b)   Without limiting the foregoing, since the Applicable Date, Windstream and its Subsidiaries have filed all required Universal Service Fund reports and all such filings were, when made, true, correct and complete and in accordance with existing precedent of the relevant Governmental Authority. Except as set forth in Section 5.15(b) of the Windstream Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, (i) since the Applicable Date, none of Windstream or its Subsidiaries has been the subject of any enforcement, Proceeding, fine, penalty or interest related to Universal Service Subsidies or Universal Service Contributions and, to the Knowledge of Windstream and its Subsidiaries, no such enforcement, Proceeding, fine, penalty or interests is threatened, (ii) to the Knowledge of Windstream and its Subsidiaries, there is no audit, examination, investigation or similar Proceeding currently in progress or pending with respect to Universal Service Subsidies or Universal Service Contributions of Windstream or its Subsidiaries and (iii) none of Windstream or its Subsidiaries has received any written or, to the Knowledge of Windstream and its Subsidiaries, other notice indicating any intent to open an audit (or other review) or request for information related to Universal Service Subsidies or Universal Service Contributions from any Fund Administrator or other Governmental Authority.
(c)   Without limiting the foregoing, since the Applicable Date, Windstream and its Subsidiaries have been in compliance in all material respects with the FCC’s requirements, including but not limited to meeting all applicable broadband deployment milestones, related to Connect America Cost Model (CACM/CAFII).
(d)   Except as set forth in Section 5.15(d) of the Windstream Disclosure Schedule, Windstream and its Subsidiaries are and, since the Applicable Date (or the duration of time since being authorized to receive support under the applicable program) have been, in compliance in all material respects with any Connect America Fund Phase II or 904 Rural Digital Opportunity Fund and, with respect to such awards, have not been found in default for which a forfeiture amount or proposed forfeiture amount remains outstanding, have not notified or reasonably expect to notify the FCC of a default, or have not been threatened in writing that there was a default.
(e)   Windstream and its Subsidiaries are in material compliance with that Letter of Agreement, dated January 18, 2023, from Windstream Holdings II, LLC to the U.S. Department of Justice, the U.S. Department of Homeland Security and the U.S. Department of Defense.
Section 5.16.   Taxes.   Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect:
(a)   All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Windstream or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are true, correct, and complete in all respects and have been prepared in substantial compliance with all Applicable Law.
(b)   Each of Windstream and its Subsidiaries has timely paid in full to the appropriate Taxing Authority all Taxes due and payable by each of them (whether or not shown on any Tax Return), except for

Taxes being contested in good faith and for which adequate reserves have been established on the financial statements of Windstream in accordance with GAAP. Each of Windstream and its Subsidiaries has timely withheld and remitted to the appropriate Taxing Authority all Taxes required to be so withheld and remitted with respect to any amounts paid or owing to any employee, creditor, independent contractor or other third party under Applicable Law and has and have complied in all material respects with Applicable Laws relating to the payment, collection, reporting, withholding, and collection of Taxes or remittance thereof.
(c)   As of the date hereof, there is no Proceeding, examination or investigation now pending or otherwise in process, to Windstream’s Knowledge, threatened in writing against or with respect to Windstream or its Subsidiaries in respect of any Tax or Tax Return. No Taxing Authority has asserted by written notice to Windstream or its Subsidiaries any deficiency, assessment, adjustment, proposed adjustment, or claim for any Taxes that has not been paid or otherwise resolved in full.
(d)   There are no Liens for Taxes upon the assets of Windstream or its Subsidiaries except for Windstream Permitted Liens.
(e)   None of Windstream or its Subsidiaries has been granted any currently effective waiver of any statute of limitations with respect to, or any extension of period for the assessment or collection of, any income or other material Tax (other than any routine extension granted in the ordinary course of business), nor is any request from any Taxing Authority for any such waiver or extension currently outstanding.
(f)   No claim has been made in writing by any Taxing Authority in a jurisdiction where Windstream, Merger Sub or one of their respective Subsidiaries does not file Tax Returns that Windstream, Merger Sub or any of their respective Subsidiaries is or may be subject to Tax by or is or may be required to file (or be included in) a Tax Return in that jurisdiction. None of Windstream or its Subsidiaries has, nor has ever had, a permanent establishment (as defined in any applicable Tax treaty or convention between the United States and such country) or other taxable presence in any country other than its country of incorporation.
(g)   None of Windstream or its Subsidiaries has or, with respect to any period for which the statute of limitations remains open, has ever been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b) (or any corresponding or similar provision of U.S. state or local or non-U.S. law).
(h)   During the two-year period ending on the date of this Agreement, none of Windstream, or its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 (or so much of Code Section 356 as relates to Code Section 355).
(i)   None of Windstream or its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Code Section 1504(a)) or other combined, consolidated, unitary, or other similar group for Tax purposes (other than a group the common parent of which is or was Windstream or a Subsidiary of Windstream) (a “Windstream Tax Group”), (ii) has any liability for the Taxes of any Person (other than a member of a Windstream Tax Group) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of U.S. state or local or non-U.S. law), as a transferee or successor, by operation of Applicable Law, or otherwise, or (iii) is a party to or bound by, nor does it have any obligation under, any Tax allocation, Tax sharing, Tax indemnity, Tax gross-up, or other similar contract or arrangement with any Person (other than pursuant to (x) contracts solely among Windstream and its Subsidiaries, (y) the customary provisions of a commercial contract entered into in the ordinary course of business, the primary purpose of which is not related to Taxes, including leases, licenses or credit agreements or (z) the Transaction Agreements).
(j)   None of Windstream or its Subsidiaries is required to include any amounts in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(k)   Section 5.16(k) of the Windstream Disclosure Schedule sets forth a true and complete list of each of Windstream’s Subsidiaries and the U.S. federal income tax classification of such Subsidiary as a corporation, partnership or disregarded entity.
Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 5.16 and in Sections 5.07, 5.08 and 5.17 (in each case, to the extent expressly relating to Taxes or Tax matters) are the sole and exclusive representations of Windstream with respect to Taxes and Tax matters.
Section 5.17.   Employees and Employee Benefit Plans.
(a)   Section 5.17(a) of the Windstream Disclosure Schedule lists each material Windstream Plan. Windstream has made available to Uniti complete and accurate copies of each material Windstream Plan (or a description of all material terms, if such plan is not written). Except as, individually or in the aggregate, would not reasonably be expected to have a Windstream Material Adverse Effect, each Windstream Plan has been operated, maintained, funded and administered in accordance with its terms and in accordance with Applicable Law.
(b)   Neither the execution of this Agreement nor the consummation of the Transactions (either alone or together with any other event) would reasonably be expected to (i) entitle any current or former Windstream Service Provider to any payment or benefit payable by Windstream or its Subsidiaries or (ii) accelerate the time of payment, vesting or funding of any compensation or benefits, or increase the amount payable, to any current or former Windstream Service Provider by Windstream or its Subsidiaries or (iii) result in any payments or benefits that would be nondeductible by reason of Section 280G of the Code.
(c)   Neither Windstream nor any of its Subsidiaries has any current or contingent liability or obligation (including on account of an ERISA Affiliate) under or with respect to: (1) a Multiemployer Plan; (2) a Title IV Plan; (3) a multiple employer plan (as described in Section 413(c) of the Code); or (4) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
(d)   Each Windstream Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and no circumstances exist that would reasonably be expected to result in any such letter being revoked. Except as would not, individually or in the aggregate, reasonably be expected to have a Windstream Material Adverse Effect, each Windstream Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in material operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder.
(e)   No Windstream Plan provides or is reasonably expected to have any liability with respect to any post-employment or post-termination health, life or other welfare benefits to any Person, other than as required by COBRA or other Applicable Law.
(f)   Neither Windstream nor any of its Subsidiaries is a party to or bound by, or is currently negotiating in connection with entering into, any collective bargaining or similar agreement. There is no material labor strike, slowdown or stoppage pending or, to Windstream’s Knowledge, threatened against or affecting Windstream or any of its Subsidiaries.
(g)   Neither Windstream nor its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Windstream Service Provider for any Tax incurred by such Windstream Service Provider.
(h)   Except as would not, individually or in the aggregate, reasonably be expected to have a Windstream Material Adverse Effect, (i) no Proceeding or investigation (other than routine claims for benefits) is pending against or involves or, to Windstream’s Knowledge, is threatened against or threatened to involve, any Windstream Plan before any Governmental Authority and (ii) there is no charge, complaint or proceeding pending, threatened in writing or to Windstream’s Knowledge, threatened orally, nor has there been a charge, complaint or proceeding since the Applicable Date, against Windstream or any of its Subsidiaries alleging unlawful discrimination in employment practices before any Governmental Authority, and there is no charge of or proceeding pending, threatened in writing, or to Windstream’s Knowledge, threatened orally, nor has there been a charge or proceeding since the Applicable Date, with regard to any unfair labor practice against Windstream or any of its Subsidiaries pending before the National Labor Relations Board or any Governmental Authority.
(i)   Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, Windstream and its Subsidiaries are, and since the Applicable Date have been, in compliance with all Applicable Laws relating to labor, and employment, including those relating to labor management relations, terms and conditions of employment, health and safety, workers’ compensation, wages, hours, overtime, independent contractor classification, exempt status classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health continuation coverage under group health plans.
(j)   Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, Windstream and its Subsidiaries are, and since the Applicable Date have been, in compliance with WARN and have no liabilities or other obligations thereunder.
(k)   Since the Applicable Date, (i) to Windstream’s Knowledge, no formal allegations of sexual harassment have been made against any director or executive officer of Windstream and (ii) neither Windstream nor its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or misconduct by any such Person.
Section 5.18.   Environmental Matters.   Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, and except as set forth on Section 5.18 of the Windstream Disclosure Schedule:
(a)   no written notice, demand, request for information, citation, summons, order, complaint, or penalty has been received by Windstream or any of its Subsidiaries arising out of any Environmental Laws that is currently unresolved, and there are no judicial, administrative or other Proceedings pending or, to Windstream’s Knowledge, threatened in writing, against Windstream or any Subsidiary, in each case which relate to or arise out of any liability of Windstream or any of its Subsidiaries under, or violation by Windstream or any of its Subsidiaries of, any Environmental Laws;
(b)   Windstream and each of its Subsidiaries have obtained and maintained all permits, licenses, authorizations, certifications, and registrations required under Environmental Laws and necessary for their operations or the occupancy of the Windstream Owned Real Property or Windstream Leased Real Property to comply with all Environmental Laws and are in compliance with such permits;
(c)   the operations of Windstream and each of its Subsidiaries are in compliance with all the terms of applicable Environmental Laws; and
(d)   neither Windstream nor its Subsidiaries have released any Hazardous Substances at any Windstream Real Property, in each case so as to give rise to any liabilities pursuant to Environmental Laws.
Section 5.19.   Material Contracts.   (a) Section 5.19(a) of the Windstream Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each contract described below (the “Windstream Material Contracts”) in this Section 5.19 under which Windstream or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise):
(i)   purporting to limit in any material respect any line of business, industry or geographical area in which Windstream or its Subsidiaries may operate, including any non-compete or exclusivity provision that is material to Windstream and its Subsidiaries, taken as a whole;
(ii)   (A) that is a standstill or restrictive covenant agreement or that contains any standstill or similar agreement pursuant to which Windstream or any of its Subsidiaries has agreed not to acquire or to other limitations with respect to assets or securities of another Person, (B) contains any non-solicitation, no hire or similar provision that restricts Windstream or any of its Subsidiaries from soliciting, hiring, engaging, retaining or employing a third party’s current or former employees, in each case, other than confidentiality agreements entered into in the ordinary course of business that is material to Windstream and its Subsidiaries, taken as a whole or (C) grants any third party rights of first refusal, rights of first option, rights of first offer or similar rights or options to purchase, offer to purchase or otherwise acquire any interest in any of the properties or assets (other than Windstream Intellectual Property Rights) owned by Windstream or any of its Subsidiaries, in the case of this clause (C) that is material to Windstream and its Subsidiaries, taken as a whole;
(iii)   any Contract that provides for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (including properties or capital stock) that (A) is pending for aggregate consideration in excess of $10,000,000 or (b) pursuant to which Windstream or its Subsidiaries has continuing material obligations including any “earn-out” or other contingent payment obligations;
(iv)   pursuant to which Windstream or any of its Subsidiaries has potential indemnification obligations to any Person in excess of $25,000,000, except for ordinary course vendor and sales agreements;
(v)   any partnership, joint venture, strategic alliance, collaboration, co-promotion or research and development project contract that is material to Windstream and its Subsidiaries, taken as a whole;
(vi)   each Contract relating to indebtedness of Windstream or any of its Subsidiaries for borrowed money or any financial guaranty thereof with an outstanding principal amount in excess of $50,000,000, other than (A) Contracts among Windstream and its wholly owned Subsidiaries and (B) financial guarantees entered into in the ordinary course of business;
(vii)   any Contract (excluding licenses for commercial off-the-shelf computer Software with annual payments of less than $2,500,000, open source licenses and non-exclusive licenses granted in the ordinary course of business) to which Windstream or any of its Subsidiaries is a party pursuant to which Windstream or any of its Subsidiaries (A) is granted any license or right to use, or covenant not to sue with respect to, any Intellectual Property Rights of a Third Party or (B) other than in the ordinary course, has granted to a Third Party any license or right to use, or covenant not to sue with respect to, any Windstream Intellectual Property Rights;
(viii)   any Contract that obligates Windstream or any of its Subsidiaries to make any net capital expenditures in excess of $25,000,000;
(ix)   any stockholders, investors rights or registration rights agreement;
(x)   containing any swap, cap, floor, collar, futures contract, forward contract, option and any other derivative financial instrument, contract or arrangement, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever that is material to Windstream and its Subsidiaries, taken as a whole;
(xi)   any Contract that involves the settlement of any pending or threatened Proceeding that (A) requires payment obligations after the date hereof in excess of $10,000,000 or (B) imposes any continuing material non-monetary obligations on Windstream or any of its Subsidiaries; and
(xii)   any other Contract, arrangement, commitment or understanding that would be required to be filed by Windstream as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) if Windstream were a reporting company under the 1934 Act.
(b)   Windstream has made available to Uniti a true and complete copy of each Contract set forth in Section 5.19(a) of the Windstream Disclosure Schedule. Except as would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect, as of the date hereof (i) each contract set forth in Section 5.19 of the Windstream Disclosure Schedule is valid and in full force and effect with respect to Windstream and its Subsidiaries party thereto and, to Windstream’s Knowledge, each other party thereto (except insofar as such enforceability may be limited by the Enforceability Exceptions) and (ii) neither Windstream nor any of its Subsidiaries, nor to Windstream’s Knowledge any other party to any such contract, is in violation of or alleged to be in violation of any provision thereof.
Section 5.20.   Insurance.   Except as would not, individually or in the aggregate, reasonably be expected to have a Windstream Material Adverse Effect, (a) Windstream and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law, (b) all insurance policies of Windstream and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (c) neither Windstream nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (d) no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.
Section 5.21.   Finders’ Fees.   Except for fees in the amounts (of which, for each such fee, a good faith estimate was provided in writing to Uniti prior to the date hereof) due and payable (assuming the Closing occurs) to those Persons set forth on Section 5.21(a) of the Windstream Disclosure Schedule, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Windstream or its Subsidiaries (a) who is or may be entitled to any brokerage fee, finder’s fee, commission or other similar fee or from Windstream any of its Affiliates or (b) to whom Windstream or any of its Affiliates owes any other material obligations following the Closing (other than customary indemnification obligations), in each case, in connection with the Transactions based upon arrangements made by and on behalf of Windstream.
Section 5.22.   Ownership of Common Stock.   Neither Windstream nor any of its Subsidiaries (excluding any pension or benefit plan sponsored, managed or advised by Windstream or its employees) are, or at any time during the last two years have been, the beneficial owner (within the meaning of Section 13 of the 1934 Act) of any shares of Uniti Common Stock or other Uniti Securities, or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting, directing the voting of or disposing of any shares of the Uniti Common Stock or other Uniti Securities.
Section 5.23.   Management Agreements.   Other than the Transaction Agreements, as of the date hereof, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Windstream or any of its controlled Affiliates (or, to Knowledge of Windstream, any of its non-controlled Affiliates), on the one hand, and any member of Uniti’s management or the Uniti Board, on the other hand, relating in any way to the Transactions or the operations of Uniti after the Effective Time.
Section 5.24.   Solvency.   Assuming (a) the satisfaction of the conditions to Windstream’s obligation to consummate the Merger, (b) the accuracy and completeness of the representations and warranties of Uniti set forth in Article 4 of this Agreement and (c) immediately prior to the Effective Time, Uniti and its Subsidiaries, on a consolidated basis, are Solvent, then, after giving effect to the Transactions and the Financing, including the payment of the aggregate Merger Consideration and Closing Cash Payment and the payment of all related fees and expenses, Windstream on a consolidated basis will be Solvent as of the Effective Time and immediately thereafter. For purposes of this Agreement, “Solvent” when used with respect to any Person means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.
Section 5.25.   Transaction Expenses.   Except for (a) as set forth on Section 5.25 of the Windstream Disclosure Schedule and (b) any fees otherwise disclosed under Section 5.21, as of the date of this Agreement, none of Windstream or its Subsidiaries have incurred, or have entered into an agreement to incur, any material Transaction Expenses.
Section 5.26.   Affiliate Transactions.   Except as set forth on Section 5.26 of the Windstream Disclosure Schedule, no Affiliate of Windstream (other than wholly owned Subsidiaries of Windstream or its Subsidiaries) (i) is a party to any material Contract or other transaction, agreement or binding arrangement or understanding with, has provided services to or has received services from Windstream or any of its Subsidiaries (including any monitoring, management or similar agreement), (ii) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is or, to the Knowledge of Windstream, is currently contemplated to be used by Windstream or any of its Subsidiaries, (iii) licenses Intellectual Property Rights (either to or from Windstream or any of its Subsidiaries), or (iv) is indebted to or a lender to Windstream or any of its Subsidiaries (any arrangement set forth or required to be set forth on Section 5.26 of the Windstream Disclosure Schedule, a “Windstream Affiliate Transaction”).
Section 5.27.   No Operations.   As of the date hereof, New Windstream LLC is a direct, wholly owned subsidiary of Windstream and New Uniti is a direct, wholly owned subsidiary of New Windstream LLC. Neither New Windstream LLC nor New Uniti (a) has ever had any liabilities except (i) liabilities incident to its limited liability company or corporate existence, as applicable, and the maintenance thereof, none of which are material, (ii) liabilities in connection with this Agreement and the other Transaction Agreements and (iii) only if the Effective Time does not occur during 2024, as of the Effective Time, liabilities for income and franchise Taxes for the year ending December 31 of the year immediately preceding the year during which the Effective Time occurs, (b) has ever had any employees, (c) has ever had any material assets or properties or (d) has ever engaged in any business activity, other than its ownership of equity interests to the extent consistent with the Pre-Closing Windstream Reorganization.
Section 5.28.   Acknowledgement of No Other Representations and Warranties.   Except for the representations and warranties set forth in this Agreement, as qualified by the Uniti Disclosure Schedule, or any certificate delivered pursuant to this Agreement, and the representations and warranties set forth in the other Transaction Agreements (as applicable), Windstream acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Uniti to Windstream, or any of its Representatives or Affiliates in connection with the Transactions, and Windstream hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of Uniti. Windstream also acknowledges and agrees that Uniti makes no representation or warranty with respect to any projections or forecasts or forward-looking estimates, including with respect to future revenues or future cash flows of Uniti or any of its Subsidiaries, in each case, heretofore or hereafter delivered to or made available to Windstream or its Representatives or Affiliates. Upon becoming a party to this Agreement, each of New Uniti, New Windstream LLC, HoldCo and Merger Sub shall be deemed to have repeated the representations and warranties set forth in this Section 5.28, as to itself.
ARTICLE 6
Covenants of Uniti
Uniti agrees that:
Section 6.01.   Conduct of Uniti.   Except (v) with the prior written consent of Windstream (which consent shall not be unreasonably withheld, conditioned or delayed), (w) as expressly required or expressly contemplated by the Transaction Agreements, (x) as reasonably required to effect the Pre-Closing Uniti Restructuring, (y) as set forth in Section 6.01 of the Uniti Disclosure Schedule or (z) as required by Applicable Law, Uniti (a) shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course (provided that in the case of this clause (a), no action with respect to the matters addressed by any subclause of the following clause (b) shall constitute a breach of this clause (a) unless such action would constitute a breach of such subclause of the following clause (b)), and (b) shall not, and shall not permit any of its Subsidiaries to:
(i)   amend the charter, bylaws or other similar organizational documents of Uniti, other than in immaterial respects;
(ii)   (A) split, combine or reclassify any shares of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for (1) dividends or other such distributions reasonably required for Uniti or any of its Subsidiaries to maintain its status as a REIT or to avoid the payment or imposition of income or excise Tax, (2) as required by the terms of any Uniti Plan and (3) dividends or other such distributions by any of its Subsidiaries to Uniti or another Subsidiary of Uniti or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Uniti Securities, except as required by the terms of (or to satisfy ordinary course of business Tax withholding under) any Uniti Plan or for de minimis amounts in the ordinary course of business consistent with past practice;

(iii)   (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Uniti Securities or Uniti Subsidiary Securities, other than the issuance or grant of (1) any Uniti Subsidiary Securities to Uniti or any other Subsidiary of Uniti, (2) (x) any annual or off-cycle equity awards pursuant to the Uniti Stock Plan that are made in the ordinary course of business consistent with past practice but not to exceed $15,000,000 in aggregate grant date value, (y) any options to participate in the Uniti ESPP pursuant to the ordinary course operation of the Uniti ESPP or (z) any Uniti Securities as required by the terms of any Uniti Plan as in effect on the date hereof or adopted or amended in accordance with the terms of this Agreement (for the avoidance of doubt, Uniti shall be entitled to file or amend a registration statement on Form S-8 to register issuance or grants made pursuant to this clause), (3) any Uniti Common Stock issuable upon conversion or exchange, as the case may be, of the Convertible Notes or the Exchangeable Notes or (4) any Uniti Common Stock issuable upon exercise or termination of the Call Spread Warrants, or (B) amend any term of any Uniti Security or any Uniti Subsidiary Security, except as required by the terms of any Uniti Plan in effect on the date hereof;
(iv)   acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities or businesses, or enter into any partnership, joint venture or strategic alliance, in each case with a value in excess of $10,000,000 in any individual transaction and $20,000,000 in the aggregate for all such transactions, except, in each case, in the ordinary course of business;
(v)   sell, assign, lease, license, convey or otherwise transfer or dispose of any of its assets (including any material Uniti Intellectual Property Rights), securities, properties, interests or businesses that have a fair market value in excess of $10,000,000 in any individual transaction and $20,000,000 in the aggregate for all such transactions, in each case, other than (A) such actions for fair consideration in the ordinary course of business, (B) non-exclusive licenses of Uniti Intellectual Property Rights granted in the ordinary course of business, (C) for the purpose of disposing of obsolete or worthless assets or in connection with the normal repair and replacement of assets and (D) any termination of the Bond Hedge Transactions and/or the Capped Call Transactions;
(vi)   except (x) as required by the terms of any Uniti Plan as in effect on the date of this Agreement or adopted or amended in accordance with the terms of this Agreement or (y) in the ordinary course of business, (A) increase or change the compensation or benefits payable to any current or former Uniti Service Provider (other than increases in base compensation of up to 4% annually in the aggregate (and corresponding increases in target bonus amounts) for current employees), (B) accelerate the vesting of any compensation or benefits of any current or former Uniti Service Provider, (C) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Uniti Service Provider, (D) terminate, enter into, adopt, materially amend, materially modify or renew any material Uniti Plan, (E) (x) hire any employees with annual base compensation of greater than $270,000 or (y) terminate the employment of any employees with annual base compensation of more than $270,000, other than for cause, (F) establish, adopt, enter into or amend any collective bargaining or similar agreement or (G) recognize any labor union or any other organization seeking to represent any employees of Uniti;
(vii)   make or authorize any capital expenditure other than any capital expenditures that: (A) are substantially consistent with the applicable amounts set forth in Uniti’s capital expense budget set forth on Section 6.01(b)(vii) of the Uniti Disclosure Schedule (but in no event in excess of the aggregate amount set forth therein); or (B) when added to all other capital expenditures made on behalf of Uniti and its Subsidiaries in any given fiscal quarter but not provided for in such capital expense budget, do not exceed $12,500,000 in the aggregate during any fiscal quarter (provided that such amount shall be pro-rated for the remainder of the fiscal quarter in effect as of the date hereof) or $50,000,000 in the aggregate during any fiscal year;
(viii)   other than in connection with actions permitted by Section 6.01(b)(iii), make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) advances of business expenses to employees in the ordinary course of business, (B) trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business and (C) loans or advances among Uniti and any of its Subsidiaries and capital contributions to or investments in its Subsidiaries);
(ix)   incur, assume or otherwise become liable for any indebtedness for borrowed money (or guarantees thereof) or issue any debt securities or assume or guarantee the obligations of any other Person in excess of $100,000,000, other than (A) pursuant to Uniti and its Subsidiaries’ credit facilities in effect as of the date hereof, or (B) indebtedness incurred between Uniti and any of its Subsidiaries or between any of such Subsidiaries or guarantees by Uniti of indebtedness of any Subsidiary of Uniti; provided that, the interest rate applicable to any indebtedness permitted to be incurred pursuant to this clause (ix) (including, for the avoidance of doubt, any indebtedness described in the applicable section of Section 6.01 of the Uniti Disclosure Schedule) shall not exceed the Maximum Debt Financing Interest Rate;
(x)   (A) amend or modify in any material respect, terminate (other than any termination in accordance with the terms of an existing Uniti Material Contract) or waive any of its material rights or claims under any Uniti Material Contract or any Uniti Real Property Lease, or (B) enter into any Contract that would, if entered into prior to the date hereof, constitute a Uniti Material Contract or Uniti Real Property Lease, in each case, other than in the ordinary course of business;
(xi)   other than in connection with any stockholder or derivative litigation, which is the subject of Section 8.08, settle, release, waive, discharge or compromise (or offer to do any of the foregoing) any Proceeding involving or against Uniti or any of its Subsidiaries, other than settlements that (A) do not require monetary payments by Uniti or any of its Subsidiaries in excess of $5,000,000 individually or $20,000,000 in the aggregate (in each case net of insurance proceeds from Third Parties) and (B) do not involve injunctive relief against Uniti or any of its Subsidiaries, admission of guilt or wrongdoing or other restrictions that could be expected to materially limit Uniti or any of its Subsidiaries in the conduct of their business, assets or operations;
(xii)   change Uniti’s methods of accounting, except as required by changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;
(xiii)   (A) make, change, revoke, rescind, or otherwise modify any material Tax election, (B) file any amended or otherwise modify any income or other material Tax Return; (C) adopt, change, or otherwise modify any Tax accounting period or any material Tax accounting method, principles, or practices, (D) settle, consent to, or compromise (in whole or in part) any material Proceeding, assessment, audit, examination or other litigation related to income or other material Taxes; (E) surrender any right to claim a material Tax refund, offset, or other reduction in liability; (F) consent to any extension or waiver of the limitation period applicable to any income or other material Tax claim or assessment (other than any routine extension granted in the ordinary course of business); (G) enter into any closing agreement pursuant to Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law); or (H) take any action that could, or fail to take any action the failure of which could, reasonably be expected to cause (i) Uniti to fail to qualify as a REIT or (ii) a change in the entity classification of a Uniti Subsidiary for U.S. federal income tax purposes; provided that, for the avoidance of doubt, nothing in this Agreement shall preclude Uniti or any of its Subsidiaries from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code;
(xiv)   liquidate, dissolve, recapitalize, reorganize or otherwise wind up the business or operations of Uniti (excluding, for the avoidance of doubt, any of its Subsidiaries), or adopt a plan with respect thereto, or fail to maintain Uniti’s existence; or
(xv)   agree, resolve or commit to do any of the foregoing.
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit Uniti or any of its Subsidiaries from taking or causing to be taken any action (including the authorization, declaration and payment of dividends or other distributions), at any time or from time to time, that in the good faith judgment of Uniti is reasonably necessary or appropriate for Uniti to maintain its qualification as a REIT, to preserve the status of any of its Subsidiaries as a partnership, disregarded entity, QRS, REIT, or TRS, as applicable, for U.S. federal income tax purposes, or to avoid or reduce the payment or imposition of any income or excise Tax.
Section 6.02.   Uniti Stockholders Meeting.   Uniti shall (a) as soon as reasonably practicable after the Form S-4 is declared effective under the 1933 Act, establish a record date for, promptly and duly call and give notice of, and, as promptly as practicable after the effectiveness of the Form S-4, commence mailing of the Proxy Statement to the holders of Uniti Common Stock as of the record date established for a meeting of holders of the shares of Uniti Common Stock (the “Uniti Stockholders Meeting”) for purposes of (i) seeking the Uniti Stockholder Approval and any other stockholder approvals required by Applicable Law in connection with the Transactions and (ii) at Uniti’s sole discretion, the approval or adoption by Uniti’s stockholders of (A) an amendment to the charter of Uniti, in substantially the form attached hereto as Exhibit L, designating Uniti as the agent of stockholders of Uniti for the purpose of enforcing such stockholders’ rights as contemplated by Section 12.06(a)(iii) (such amendment, the “Uniti Organizational Document Amendment”) (it being understood that in no event shall the Closing be conditioned on approval by Uniti’s stockholders of the Uniti Organizational Document Amendment) and/or (B) Uniti converting to a Delaware entity and taking any and all actions reasonably necessary in connection therewith, including adopting and filing new organizational documents (the “Uniti Delaware Conversion”) (it being understood that in no event shall the Closing be conditioned on approval by Uniti’s stockholders of the Uniti Delaware Conversion), (b) initiate a “broker search” in accordance with Rule 14a-13 of the 1934 Act as necessary to cause Uniti to comply with its obligations set forth in the foregoing clause (a), and (c) as soon as reasonably practicable following the commencement of the first mailing of the Proxy Statement, and no later than the 40th day following the first mailing of the Proxy Statement, pursuant to the foregoing clause (a), convene and hold the Uniti Stockholders Meeting, provided that Uniti may adjourn or recess the Uniti Stockholders Meeting to a later date with Windstream’s consent or to the extent, after reasonable consultation with Windstream, Uniti believes in good faith that such adjournment or recess is reasonably necessary to (A) ensure that any required supplement or amendment to the Proxy Statement that the Uniti Board has determined in good faith to be necessary under Applicable Law after consultation with, and taking into account the advice of, outside legal counsel, is provided to the holders of shares of Uniti Common Stock within a reasonable amount of time in advance of the Uniti Stockholders Meeting, (B) allow reasonable additional time to solicit additional proxies necessary to obtain the Uniti Stockholder Approval (including after commencement of an Acquisition Proposal that is a tender offer or exchange offer) or (C) ensure that there are sufficient shares of Uniti Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Uniti Stockholders Meeting (in which case, Uniti shall use its reasonable best efforts to obtain such a quorum as promptly as practicable); provided, however, that the Uniti Stockholders Meeting shall not be adjourned or recessed to a date that is more than 20 calendar days after the date for which the Uniti Stockholders Meeting was originally scheduled without the prior written consent of Windstream (not to be unreasonably withheld, conditioned or delayed). Uniti shall provide updates to Windstream with respect to the proxy solicitation for the Uniti Stockholders Meeting (including interim results) as reasonably requested by Windstream. Subject to Section 6.03(a), (1) the Uniti Board shall recommend that the holders of shares of Uniti Common Stock approve the Merger and the other Transactions, and Uniti shall include such Uniti Board Recommendation and the Uniti Financial Advisor Opinions in the Proxy Statement, (2) Uniti shall use its reasonable best efforts to obtain the Uniti Stockholder Approval and (3) Uniti shall otherwise comply in all material respects with all legal requirements applicable to the Uniti Stockholders Meeting. Uniti, in consultation with Windstream, may take all actions reasonably necessary to (x) render the Uniti Organizational Document Amendment effective and enforceable, including submitting any necessary filings in connection therewith and (y) effect the Uniti Delaware Conversion.
Section 6.03.   No Solicitation; Other Offers.
(a)   No-Shop.   Except as otherwise expressly permitted by the remainder of this Section 6.03, until the earliest to occur of the termination of this Agreement in accordance with the terms of Article 11 and the Effective Time, Uniti shall not and shall cause its Subsidiaries not to, and shall instruct its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, propose or take any action to knowingly assist, facilitate or encourage (including by way of furnishing information) the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into or knowingly participate in any substantive discussions with or negotiations with, furnish any material nonpublic information relating to Uniti or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of Uniti or any of its Subsidiaries to, or otherwise knowingly cooperate with, any Third Party, in connection with any Acquisition Proposal, (iii) (A) withdraw or withhold (or qualify or modify in a manner adverse to Windstream), or publicly announce its intention to do the same, the Uniti Board Recommendation, or fail to include the Uniti Board Recommendation in the Proxy Statement in accordance with Section 6.02, (B) other than with respect to a tender offer or exchange offer that is the subject of the following clause (C), within 10 Business Days of Windstream’s written request, fail to publicly make or reaffirm the Uniti Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or broadly sent or given to the stockholders of Uniti (provided that Windstream shall be entitled to make such a written request for reaffirmation only once for each Acquisition Proposal and for each material modification to such Acquisition Proposal), or (C) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation D promulgated under the 1934 Act within 10 Business Days after the commencement (within the meaning of Rule 14d-2 under the 1934 Act) of such tender offer or exchange offer (any of the foregoing in clauses (A) through (C), an “Adverse Recommendation Change”), (iv) enter into any an amendment, grant any waiver or release or terminate any provision under any standstill, confidentiality or other similar agreement; provided that the foregoing shall not prohibit Uniti or any of its Subsidiaries from amending, modifying or granting any waiver or release under any standstill, confidentiality or similar agreement of Uniti or any of its Subsidiaries, in each case, if the Uniti Board determines, in good faith, after consultation with its financial advisors and outside legal counsel, that, based on the information then available, the failure to do so would reasonably be expected to be inconsistent with the standard of conduct of the members of the Uniti Board under Applicable Law, (v) enter into any agreement in principle, letter of intent, memorandum of understanding, acquisition agreement or other Contract providing for or relating to an Acquisition Proposal other than an Acceptable Confidentiality Agreement (any of the foregoing, an “Alternative Acquisition Agreement”), or (vi) resolve, authorize, propose or agree to do any of the foregoing. Promptly after the date hereof, Uniti shall, and shall cause its Subsidiaries to, and shall instruct its Representatives to (1) cease any solicitations, discussions or negotiations with any other Person in connection with an Acquisition Proposal (other than Windstream and its Affiliates), (2) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to Uniti all nonpublic information heretofore furnished by or on behalf of Uniti, its Subsidiaries or any of its or their respective Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (3) terminate access to any physical or electronic data rooms previously granted to such Persons in each case previously provided or granted in connection with a possible Acquisition Proposal.
(b)   Exceptions.   Notwithstanding anything contained in this Agreement to the contrary, but subject to compliance with the remainder of this Article 6, at any time prior to receipt of the Uniti Stockholder Approval:
(i)   Uniti, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party and its Representatives that has made a bona fide written Acquisition Proposal after the date hereof that was not solicited in breach of Section 6.03(a) and (B) furnish to such Third Party or its Representatives nonpublic information relating to Uniti or any of its Subsidiaries and afford access to the business, properties, assets, books or records and personnel of Uniti or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement, in each case, if the Uniti Board, after consultation with its outside legal counsel and its financial advisor prior to taking the actions described in clauses (A) or (B) above, determines in good faith that such written Acquisition Proposal constitutes or would reasonably be expected to lead to, a Superior Proposal, and that failure to take such action would reasonably be expected to be inconsistent with the standard of conduct applicable to the members of the Uniti Board under Applicable Law; provided that, to the extent that any material nonpublic information relating to Uniti or its Subsidiaries is provided to any such Third Party or any such Third Party is given material access which was not previously provided to or made available to Windstream, such material nonpublic information or access is provided or made available to Windstream substantially contemporaneously with (or within 24 hours following) the time it is provided to such Third Party; and

(ii)   subject to compliance with Section 6.03(d), the Uniti Board may, (A) in response to a bona fide written Acquisition Proposal made after the date hereof that did not result from a breach of Section 6.03(a), (x) make an Adverse Recommendation Change and/or (y) terminate this Agreement pursuant to and in accordance with Section 11.01(d)(i) and in compliance with Section 12.04(b) in order to substantially concurrently enter into a written definitive agreement for such Superior Proposal, in each case, if the Uniti Board has determined in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes a Superior Proposal, and that failure to take the action described in the foregoing clause (x) or (y), as the case may be, would reasonably be expected to be inconsistent with the standard of conduct applicable to the members of the Uniti Board under Applicable Law; or (B) in response to an Intervening Event, make an Adverse Recommendation Change if, prior to making such Adverse Recommendation Change, the Uniti Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would reasonably be expected to be inconsistent with standard of conduct of the members of the Uniti Board under Applicable Law.
In addition, nothing contained in this Agreement shall prevent Uniti or the Uniti Board (or any committee thereof) from (A) taking and disclosing to Uniti’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the Transactions or an Acquisition Proposal (provided that neither Uniti nor the Uniti Board may make an Adverse Recommendation Change unless permitted by this Section 6.03(b)), (B) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (C) contacting and engaging in discussions with any Person or group and their respective Representatives who has made an Acquisition Proposal after the date hereof solely for the purpose of clarifying such Acquisition Proposal and the terms thereof or informing such Third Party of the restrictions imposed by this Section 6.03.
(c)   Required Notices.   From and after the date hereof, Uniti shall notify Windstream in writing promptly (and in any event within 24 hours) (A) of the receipt by Uniti of any Acquisition Proposal or any material amendment or modification to the material terms of any Acquisition Proposal and such notice shall include, to the extent then known to Uniti, the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (along with unredacted copies of such Acquisition Proposal and all proposed transaction agreements and other material documents provided in connection therewith), (B) of any request for material nonpublic information relating to Uniti, or for access to the business, properties, assets, books or records or personnel of Uniti, by any Third Party in connection with an Acquisition Proposal and (C) keep Windstream informed on a reasonably current basis of any material changes to the status and material terms and conditions of any Acquisition Proposal. Uniti agrees that it shall not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits Uniti from providing information to Windstream in accordance with this Section 6.03(c).
(d)   Last Look.   Neither the Uniti Board nor Uniti shall take any of the actions referred to in Section 6.03(b)(ii) unless: (i) Uniti shall have notified Windstream, in writing and at least four Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change, and attaching (A) an unredacted copy of the Superior Proposal and any proposed agreements relating to such Superior Proposal, or (B) in the case of an Intervening Event a reasonably detailed description of such Intervening Event, (ii) during such four Business Day period following the date on which such notice is received by Windstream, Uniti shall have negotiated with Windstream in good faith (to the extent Windstream wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Windstream may propose, (iii) upon the end of such notice period (or such subsequent notice period as contemplated by clause (iv) below), the Uniti Board shall have, as a condition to effecting an Adverse Recommendation Change, considered in good faith any revisions to the terms of this Agreement proposed in writing by Windstream and any other information offered by Windstream in response to the notice from Uniti and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal and failure to take such action would reasonably be expected to be inconsistent with the standard of conduct applicable to the members of the Uniti Board under Applicable Law and (iv) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, Uniti shall, in each case, have delivered to Windstream an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) shall commence (provided that the notice period thereunder shall only be three (3) Business Days) during which time Uniti shall be required to comply with the requirements of this Section 6.03(d) anew with respect to such additional notice, including clauses (i) through (iii) above.
(e)   Certain Definitions.   For purposes of this Agreement, the following terms shall have the following meanings:
(i)   “Superior Proposal” means a bona fide, written Acquisition Proposal (but substituting “more than 50%” for all references to “25%” in the definition of such term) that did not result from a breach of Section 6.03(a) on terms that the Uniti Board determines in good faith, after consultation with its outside legal counsel and financial advisors, considering all relevant legal, regulatory and financing aspects of such Acquisition Proposal is more favorable (including from a financial point of view) to Uniti’s stockholders than the Merger, in each case, taking into consideration (A) all relevant factors (including the identity of the counterparty, the terms and conditions of such Acquisition Proposal (including the transaction consideration, conditionality, timing, certainty of financing and regulatory approvals and the expected timing and likelihood of consummation, and such other factors determined by the Uniti Board in good faith to be relevant)) and (B) if applicable, any changes to the terms of this Agreement proposed by Windstream pursuant to Section 6.03(d) that, if accepted by Uniti, would be binding upon Windstream, Holdco and Merger Sub.
(ii)   “Intervening Event” means any event, fact, circumstance, development or occurrence that (A) was not known to or reasonably foreseeable by the Uniti Board as of the date of this Agreement, which event or circumstance becomes known to or by the Uniti Board prior to receipt of the Uniti Stockholder Approval or (B) was known to or reasonably foreseeable by the Uniti Board as of the date of this Agreement, but the consequences of which (or the magnitude thereof) were not, and, in each case, does not relate to an Acquisition Proposal or Superior Proposal; provided that in no event shall the fact that Uniti meets or exceeds any internal or published projections, forecasts or estimates or other financial performance or results of operations for any period or changes in the credit rating, market price or trading volume of any securities of Uniti or its subsidiaries in and of itself constitute an Intervening Event, provided that in the case of the facts described in the foregoing proviso, the underlying causes of such facts may be considered and taken into account in determining whether there has been an Intervening Event.
Section 6.04.   Stock Exchange Delisting; Deregistration.   Prior to the Effective Time, Uniti shall cooperate with Windstream and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to Applicable Law and the rules and regulations of Nasdaq to cause (a) the delisting of the Uniti Common Stock from Nasdaq as promptly as practicable after the Effective Time and (b) the deregistration of the Uniti Common Stock pursuant to the 1934 Act as promptly as practicable after such delisting.
Section 6.05.   Transaction Expenses.   Prior to the Closing, Uniti shall not, and shall cause its Subsidiaries not to, incur any material Transaction Expenses other than Transaction Expenses incurred in connection with obtaining the Financing and those listed on Section 6.05 of the Uniti Disclosure Schedule without the prior written consent of Windstream.
Section 6.06.   Financing.
(a)   Uniti shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or advisable to arrange, as promptly as practicable following the date of this Agreement, the Debt Financing or, at Uniti’s option, the Alternative Financing in compliance with the then-existing credit agreement and indentures governing indebtedness issued by Uniti and its Subsidiaries (in each case as the same may be amended, supplemented, waived or otherwise modified from time to time), in an amount sufficient, when taken together with other available cash at Uniti (but not taking into account any cash or borrowing capacity available to Windstream), to pay all Transaction Expenses of Uniti and the Closing Cash Payment (assuming it is equal to $425 million) on the Closing Date (the “Financing Requirement” and, any such financing, the “Financing”), including using reasonable best efforts to

(i) maintain in effect the Debt Commitment Letter (subject to Uniti’s right to replace, restate, supplement, modify, assign, substitute, waive, amend or terminate the Debt Commitment Letter in accordance herewith) until the Financing is consummated, (ii) enter into definitive Debt Financing Documents on terms and conditions no less favorable to Uniti than those contained in the Debt Commitment Letter and the Fee Letter, (iii) satisfy on a timely basis or obtain the waiver of all conditions applicable to Uniti contained in the Debt Commitment Letter, (iv) consummate the Debt Financing prior to, or substantially concurrently with, the Closing and (v) subject to the satisfaction of the conditions set forth in the Debt Commitment Letter, cause the Debt Financing Sources providing the Debt Financing contemplated thereby to fund, on or before the Closing Date, such Debt Financing. Except as expressly set forth in this Section 6.06, Uniti, in its sole discretion, may obtain the Financing in any manner that it elects to pursue, including any form of Alternative Financing. Uniti shall keep Windstream informed upon request on a reasonable basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and shall provide to Windstream, upon its request, copies of the definitive agreements in respect of the Debt Financing (it being understood that any fee amounts and other commercially sensitive information not affecting conditionality may be redacted in a customary manner). Uniti shall give Windstream prompt written notice (in any event within two (2) Business Days) after the occurrence of any of the following: (x) any material breach of the Debt Commitment Letter by any other party to the Debt Commitment Letter or any uncurable event or circumstance that makes a condition precedent to the Debt Financing unable to be satisfied, in each case, of which Uniti becomes aware, or any termination of all or a portion of the Debt Financing, (y) the receipt of any notice or other communication from any Debt Financing Source party thereto with respect to any (A) actual breach or default, termination or repudiation by any other party to the Debt Commitment Letter of any provisions of the Debt Commitment Letter of which Uniti becomes aware or (B) material dispute between or among any parties to the Debt Commitment Letter with respect to the obligation to fund any portion of the Debt Financing and (z) if at any time for any reason (other than consummation of a debt securities offering constituting an Alternative Financing) Uniti determines in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms contemplated by the Debt Commitment Letter, in each case to the extent that Uniti would not be able to satisfy the Financing Requirement on the Closing Date. As soon as reasonably practicable, but in any event within two (2) Business Days following the date that Windstream delivers to Uniti a written request, Uniti shall use reasonable best efforts to provide any information reasonably requested by Windstream relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence. Subject to the foregoing, with the consent of Windstream (which consent shall not be unreasonably withheld, conditioned or delayed) upon reasonable written request from Uniti to Windstream (which request shall be delivered no less than five (5) Business Days prior to the Closing Date and shall include a representation that Uniti has cash and other readily available sources of capital to satisfy the Financing Requirement), the Closing Cash Payment may be made in part by using up to $100,000,000 of available cash or borrowing capacity available to Windstream under the Windstream Revolving Credit Facility.
(b)   Other than as a result of the issuance of the “Notes” and termination of the Debt Commitment Letter in accordance with its terms in connection therewith, prior to the Closing, Uniti shall not, without the prior written consent of Windstream, replace, amend, supplement, modify or waive any provision of the Debt Commitment Letter to the extent such replacement, amendment, supplement, modification or waiver would (i) reduce the aggregate amount of the Debt Financing such that Uniti would not be able to satisfy the Financing Requirement on the Closing Date or (ii) impose new or additional conditions, or otherwise replace, amend, supplement or modify any provision of the Debt Commitment Letter in a manner that would reasonably be expected to (A) make the funding of the Debt Financing (or the satisfaction of the conditions to obtaining the Debt Financing) less likely to occur, (B) delay or prevent the Closing or (C) adversely impact the ability of Uniti to enforce its rights against the other parties to the Debt Commitment Letter, the ability of Uniti to consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby. Notwithstanding the foregoing, Uniti may amend, replace, supplement, modify or effect a waiver to the Debt Commitment Letter to add lenders, lead arrangers, syndication agents or other Debt Financing Sources or similar entities of similar creditworthiness as the Debt Financing Sources that have executed the Debt Commitment Letter as of the date hereof if the addition of such additional parties, (x) individually or in the aggregate, would not be reasonably expected to delay or prevent the Closing and (y) does not (A) reduce the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing (or payment of fees having similar effect)) such that Uniti would not be able to satisfy the Financing Requirement, (B) increase the interest rate applicable the Debt Financing above the Maximum Debt Financing Interest Rate or (C) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing in a manner that would reasonably be expected to delay or prevent the Closing. Uniti shall (i) notify Windstream in writing of any such replacement, amendment, supplement or other modification of, or waiver of any of its rights under, the Debt Commitment Letter reasonably promptly after the time such replacement, amendment, supplement, modification or waiver is effective in writing and (ii) deliver copies of the definitive documentation governing any such replacement, amendment, supplement, modification or waiver reasonably promptly after the time such replacement, amendment, supplement, modification or waiver is effective in writing (it being understood that any fee amounts and other commercially sensitive information not affecting conditionality may be redacted in a customary manner). Upon any such replacement, amendment, supplement or other modification of, or waiver under, the Debt Commitment Letter in accordance with this Section 6.06(b), the term “Debt Commitment Letter”, as applicable thereto (and consequently the term “Debt Financing” shall mean the Debt Financing contemplated by the Debt Commitment Letter as so replaced, amended, supplemented, modified or waived), shall mean the Debt Commitment Letter as so replaced, amended, supplemented, modified or waived.
(c)   If all or any portion of the Debt Financing becomes unavailable on the terms and conditions set forth in the Debt Commitment Letter and the Fee Letter, or if Uniti elects to replace all or a portion of the Debt Financing with Alternative Financing, Uniti shall promptly notify Windstream thereof, and use its reasonable best efforts to arrange and obtain the Alternative Financing. Uniti shall deliver to Windstream complete and correct copies of agreements and other documents pursuant to which any Alternative Financing shall be made available to Uniti reasonably promptly after the time such agreements or documents are effective in writing (it being understood that any fee amounts and other commercially sensitive information not affecting conditionality may be redacted in a customary manner). In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any such Alternative Financing, and the term “Debt Commitment Letter” as used in this Agreement shall be deemed to include the commitment letter or any equivalent thereof with respect to such Alternative Financing. In furtherance of, and not in limitation of, the foregoing, in the event that any Alternative Financing in lieu of all or a portion of the Debt Financing becomes unavailable, to the extent that Uniti would not be able to satisfy the Financing Requirement as a result thereof, regardless of the reason therefor, but any bridge facilities contemplated by the Debt Commitment Letter (or bridge facilities obtained under any Alternative Financing) are available on the terms and conditions described in or contemplated by the Debt Commitment Letter (or replacements thereof), then Uniti shall cause the proceeds of such bridge financing to be funded no later than the Closing.
(d)   Uniti acknowledges and agrees that the obtaining by Uniti of the Debt Financing is not a condition to Uniti’s obligations in respect of the Closing.
(e)   Uniti Group LP shall not make any dividend, distribution or other restricted payment (including from the proceeds of the Debt Financing) unless it has concluded, in good faith, that such payments will not adversely affect in any material respect Uniti’s ability to satisfy the Financing Requirement on the Closing Date.
(f)   If any portion of the Financing consists of preferred equity of New Uniti, then Windstream, New Windstream LLC and New Uniti shall reasonably cooperate with Uniti, at Uniti’s sole cost and expense, to the extent reasonably requested by Uniti, in connection with arranging and consummating such preferred financing; provided that the issuance of any such preferred equity shall be contingent on the consummation of the Closing. For the avoidance of doubt, the Financing shall not include the issuance of any additional shares of New Uniti Preferred Stock. Uniti shall provide or cause to be provided a copy of any agreement or other documents setting forth the terms of such preferred equity to the holder or holders of a majority of the New Uniti Preferred Stock that would be issued at the closing of the Internal Reorg Merger, and such majority holders may elect to receive, on behalf of the holders of New Uniti Preferred Stock, shares of such preferred equity in lieu of shares of New Uniti Preferred Stock by written notice to Uniti within ten (10) days of receipt thereof (and the Certificate of Designations shall be amended or modified accordingly).
(g)   Notwithstanding anything to the contrary in this Section 6.06, the covenants in (i) this Section 6.06 with respect to the Alternative Financing and (ii) the covenant in Section 6.06(e) shall not require Uniti to take (or cause to be taken) any action, or fail to take (or cause to fail to be taken) any action, which action or failure could be reasonably expected to (x) adversely affect Uniti’s ability to qualify as a REIT prior to or immediately after the Effective Time or (y) adversely affect Uniti’s ability to effect the Uniti LLC Conversion.
(h)   If, prior to the Expiration Date (as defined in the Debt Commitment Letter), Uniti has not consummated an Alternative Financing sufficient to satisfy the Financing Requirement, Uniti shall use reasonable best efforts to obtain and borrow the Bridge Facility (as defined in the Debt Commitment Letter) upon the terms set forth in the Debt Commitment Letter.
Section 6.07.   Revolving Credit Facility Consent.   Uniti shall use reasonable best efforts to (x) obtain, within ninety (90) days following the date hereof, a consent or amendment under its Credit Agreement, dated as of April 24, 2015 (as most recently amended by that certain eighth amendment, dated as of March 24, 2023) by and among Uniti, Uniti Group LP, Uniti Group Finance 2019 Inc., CSL CAPITAL, LLC, the lenders party thereto and Bank of America, N.A., as Administrative Agent and Collateral Agent, to waive or otherwise amend the covenant contained therein requiring Uniti to maintain its qualification as a REIT (the “Revolving Credit Facility Consent”) and (y) provide Windstream with a draft copy of such consent within thirty (30) days following the date hereof.
Section 6.08.   Open Window.   Prior to the Closing Date, Uniti shall use reasonable best efforts to promptly (but, in any event, at least two (2) Business Days prior to such date) notify Windstream in writing that an Open Window Period will commence or, to the extent such notice is practicable under the circumstances, will end. Uniti further agrees that it will, upon Windstream’s written request, as promptly as reasonably practicable (and within no more than two Business Days) after such request whether Uniti is in and Open Window Period. The term “Open Window Period” shall mean any period when Uniti (x) permits its directors to trade in securities of Uniti or (y) buys, sells or offers to sell securities of Uniti in the public markets.
ARTICLE 7
Covenants of Windstream
Windstream agrees that:
Section 7.01.   Conduct of Windstream.   Except (v) with the prior written consent of Uniti (which consent shall not be unreasonably withheld, conditioned or delayed), (w) as expressly required or expressly contemplated by the Transaction Agreements, (x) as reasonably required to effect the Pre-Closing Windstream Reorganization, (y) as set forth in Section 7.01 of the Windstream Disclosure Schedule or (z) as required by Applicable Law, Windstream (a) shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to conduct its business in the ordinary course (provided that in the case of this clause (a), no action with respect to the matters addressed by any subclause of the following clause (b) shall constitute a breach of this clause (a) unless such action would constitute a breach of such subclause of the following clause (b), and (b) shall not, and shall not permit any of its Subsidiaries to:
(i)   amend its certificate of incorporation, bylaws, limited liability company agreement or other similar organizational documents of Windstream, other than in immaterial respects;
(ii)   (A) split, combine or reclassify any equity interests, (B) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its equity interests, except for dividends or other such distributions by any of its wholly owned Subsidiaries or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Windstream Securities, except as required by the terms of any Windstream Plan or for de minimis amounts in the ordinary course of business consistent with past practice;
(iii)   (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Windstream Securities or Windstream Subsidiary Securities, other than the issuance of any Windstream Subsidiary Securities to Windstream or any other Subsidiary of Windstream or (B) amend any term of any Windstream Security or any Windstream Subsidiary Security, except as required by the terms of any Windstream Plan in effect on the date hereof or adopted or amended in accordance with the terms of this Agreement;

(iv)   acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets, securities or businesses, or enter into any partnership, joint venture or strategic alliance, in each case with a value in excess of $10,000,000 in any individual transaction and $20,000,000 in the aggregate for all such transactions, except, in each case, in the ordinary course of business;
(v)   sell, assign, lease, license, convey or otherwise transfer or dispose of any of its assets (including any material Windstream Intellectual Property Rights), securities, properties, interests or businesses that have a fair market value in excess of $10,000,000 in any individual transaction and $20,000,000 in the aggregate for all such transactions, in each case, other than (A) such actions for fair consideration in the ordinary course of business, (B) non-exclusive licenses of Windstream Intellectual Property Rights granted in the ordinary course of business and (C) for the purpose of disposing of obsolete or worthless assets or in connection with the normal repair and replacement of assets;
(vi)   except (x) as required by the terms of any Windstream Plan as in effect on the date of this Agreement or adopted or amended in accordance with the terms of this Agreement or (y) in the ordinary course of business, (A) increase or change the compensation or benefits payable to any current or former Windstream Service Provider (other than increases in base compensation of up to 4% annually in the aggregate (and corresponding increases in target bonus amounts) for current employees), (B) accelerate the vesting of any compensation or benefits of any current or former Windstream Service Provider, (C) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Windstream Service Provider, (D) terminate, enter into, adopt, materially amend, materially modify or renew any material Windstream Plan, (E) (x) hire any employees with annual base compensation of greater than $270,000 or (y) terminate the employment of any employees with annual base compensation of more than $270,000, other than for cause, (F) establish, adopt, enter into or amend any collective bargaining or similar agreement or (G) recognize any labor union or any other organization seeking to represent any employees of Windstream;
(vii)   make or authorize any capital expenditure other than any capital expenditures that: (A) are substantially consistent with the applicable amounts set forth in Windstream’s capital expense budget set forth on Section 7.01(b)(vii) of the Windstream Disclosure Schedule (but in no event in excess of the aggregate amount set forth therein), (B) when added to all other capital expenditures made on behalf of Windstream and its Subsidiaries in any given fiscal year but not provided for in such capital expense budget, do not exceed $50,000,000 in the aggregate during any fiscal year (excluding any BEAD Commitments made on or prior to the date of the Uniti Stockholder Approval, or (C) are BEAD Commitments made from the date hereof until (and including) the date of the Uniti Stockholder Approval that do not exceed $250,000,000 in the aggregate; for purposes of this subsection (vii), BEAD Commitments shall be measured based on cost to pass and not cost to connect;
(viii)   make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) advances of business expenses to employees in the ordinary course of business, (B) trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business, and (C) loans or advances among Windstream and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries);
(ix)   incur, assume or otherwise become liable for any indebtedness for borrowed money (or guarantees thereof) or issue any debt securities or assume or guarantee the obligations of any other Person in excess of $100,000,000 other than (A) pursuant to Windstream and its Subsidiaries’ credit facilities in effect as of the date hereof, or (B) indebtedness incurred between Windstream and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by Windstream of indebtedness of any wholly owned Subsidiary of Windstream;
(x)   (A) amend or modify in any material respect, terminate (other than any termination in accordance with the terms of an existing Windstream Material Contract) or waive any of its material rights or claims under any Windstream Material Contract or any Windstream Real Property Lease, or (B) enter into any Contract that would, if entered into prior to the date hereof, constitute a Windstream Material Contract or Windstream Real Property Lease, in each case, other than in the ordinary course of business; provided that notwithstanding the foregoing, in no event shall Windstream take any action described in clauses (A) or (B) with respect to any Contract that is or would constitute a Windstream Affiliate Transaction hereunder;
(xi)   settle, release, waive, discharge or compromise (or offer to do any of the foregoing) any Proceeding involving or against Windstream or any of its Subsidiaries, other than settlements that (i) do not require monetary payments by Windstream or any of its Subsidiaries in excess of $5,000,000 individually or $20,000,000 in the aggregate (in each case net of insurance proceeds from Third Parties) and (ii) do not involve injunctive relief against Windstream or any of its Subsidiaries, admission of guilt or wrongdoing or other restrictions that could be expected to materially limit Windstream or any of its Subsidiaries in the conduct of their business, assets or operations;
(xii)   change Windstream’s methods of accounting, except as required by changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;
(xiii)   (A) make, change, revoke, rescind, or otherwise modify any material Tax election, (B) file any amended or otherwise modify any income or other material Tax Return; (C) adopt, change, or otherwise modify any Tax accounting period or any material Tax accounting method, principles, or practices, (D) settle, consent to, or compromise (in whole or in part) any material Proceeding, assessment, audit, examination or other litigation related to income or other material Taxes; (E) surrender any right to claim a material Tax refund, offset, or other reduction in liability; (F) consent to any extension or waiver of the limitation period applicable to any income or other material Tax claim or assessment (other than any routine extension granted in the ordinary course of business); (G) enter into any closing agreement pursuant to Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. law); (H) take any action that could, or fail to take any action the failure of which could, reasonably be expected to cause a change in the entity classification of a Windstream Subsidiary for U.S. federal income tax purposes; or (I) take any action that could, or fail to take any action the failure of which could, reasonably be expected to cause any Subsidiary that leased property from Uniti or any of its Subsidiaries to cease to be an entity disregarded as separate from Windstream for U.S. federal income tax purposes;
(xiv)   liquidate, dissolve, recapitalize, reorganize or otherwise wind up the business or operations of Windstream (excluding, for the avoidance of doubt, any of its Subsidiaries), or adopt a plan with respect thereto, or fail to maintain Windstream’s existence; or
(xv)   agree, resolve or commit to do any of the foregoing.
(c)   Windstream shall, upon Uniti’s request, keep Uniti reasonably informed regarding Windstream’s strategic planning, proposed capital expenditure and financing commitments, and progress on projects with respect to BEAD, on at least a bi-weekly basis (i.e. every 2 weeks), and will, to the extent permitted by Applicable Law, offer Uniti a reasonable opportunity to (i) review and comment on such planning, proposed capital expenditure and financing commitments and progress and (ii) review and comment in advance on any proposed applications with respect to BEAD (other than immaterial amendments or supplements thereto), financing commitments related to such applications and other material transaction documentation in connection therewith; provided that, notwithstanding anything in this Agreement to the contrary, in no event shall Uniti have the right to affirmatively require Windstream or its Subsidiaries to participate in any particular BEAD market, process or project or to spend, or commit to spend (or to increase any commitment to spend), funds in any particular BEAD process or market or on any particular BEAD project.
Section 7.02.   Obligations of New Uniti, New Windstream LLC, HoldCo and Merger Sub.   Windstream shall take all actions necessary to cause New Uniti, New Windstream LLC, HoldCo and Merger Sub to perform their obligations under this Agreement, and shall be liable for all obligations of such Persons set forth in this Agreement or contemplated by any Transaction Agreement or the Transactions. Promptly following HoldCo’s formation, Windstream shall cause HoldCo, as the sole member of Merger Sub, to execute and deliver a written consent approving the Merger and the other Transactions in accordance with the MGCL and the Maryland Limited Liability Company Act and its organizational documents and provide a copy of such written consent to Uniti. Thereafter, none of HoldCo, Windstream or any of its Subsidiaries shall take any action to amend, modify or withdraw such consent.

Section 7.03.   Director and Officer Liability.   Windstream shall cause New Uniti to, and New Uniti shall, do the following:
(a)   For six years after the Effective Time, Windstream shall, and shall cause each of Windstream and the Surviving Corporation to, indemnify and hold harmless the present and former directors, managers, officers, employees, fiduciaries and agents of Windstream, Uniti and their respective Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at Windstream’s, Uniti’s or its Subsidiaries request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to the fullest extent permitted by the DGCL, MGCL or any other Applicable Law or provided under Windstream’s or its Subsidiaries’ organizational documents or Uniti’s charter and bylaws or other organizational documents of Uniti or any of its Subsidiaries in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. If any Indemnified Person is made party to any Proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, Windstream shall, and shall cause the Surviving Corporation to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such Proceeding or investigation, in each case, on the same terms as provided in the applicable organizational documents in effect on the date hereof; provided that any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 7.03, upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 7.03 except to the extent such failure materially prejudices such party’s position with respect to such claims).
(b)   For six years after the Effective Time, Windstream shall cause to be maintained in effect provisions in the charter, bylaws or other organizational documents of Windstream, the Surviving Corporation and their respective Subsidiaries (or in such documents of any successor to the business of Windstream, the Surviving Corporation or any such Subsidiary) regarding limitation of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.
(c)   From and after the Effective Time, Windstream shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person prior to the date hereof, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.
(d)   Prior to the Effective Time, Windstream shall, and shall cause the Surviving Corporation, as of the Effective Time to, obtain and fully pay the premiums for the non-cancellable extension of the directors’ and officers’ liability coverage of Windstream and Uniti’s existing directors’ and officers’ insurance policies and Windstream and Uniti’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time; (ii) be from an insurance carrier with the same or better credit rating as Windstream or Uniti’s respective current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are, in the aggregate, no less favorable than the coverage provided under Windstream and Uniti’s, as applicable, existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions or actions contemplated hereby); provided that Windstream shall provide Uniti a reasonable opportunity to participate in the selection of such tail policy and the cost of any such tail policy shall not exceed 300% of the aggregate annual premium paid by the applicable party in respect of the D&O Insurance (which amount is set forth in Section 7.03(d) of the Uniti Disclosure Schedule); provided further, that if the aggregate premium of such tail policy exceeds such amount, Windstream shall or shall cause the Surviving Corporation to, as applicable, obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
(e)   If Windstream, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Windstream or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.
(f)   The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the organizational documents of Windstream, the charter or bylaws of Uniti or the organizational documents of any of their respective Subsidiaries, under the DGCL, MGCL or any other Applicable Law or under any agreement of any Indemnified Person with Windstream, New Windstream LLC, New Uniti, Uniti or any of their respective Subsidiaries that is set forth in Section 7.03(c) of the Uniti Disclosure Schedule. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by each Indemnified Person.
(g)   Trading Policies.   The trading policies of New Uniti following the Effective Time will be no more restrictive than the trading policies of Uniti in effect as of the date of this Agreement (except as required to comply with Applicable Law).
Section 7.04.   Voting of Shares.   Windstream shall vote all shares of Uniti Common Stock beneficially owned by it or any of its Subsidiaries in favor of the Merger and the other Transactions at the Uniti Stockholders Meeting.
Section 7.05.   Transaction Expenses.   Prior to the Effective Time, Windstream shall not, and shall cause its Subsidiaries not to, incur any material Transaction Expenses other than those reasonably incurred in satisfaction of its obligations under Section 7.07 and those listed on Section 7.05 of the Windstream Disclosure Schedule without the prior written consent of Uniti.
Section 7.06.   Termination of Windstream Affiliate Transactions.   Except as set forth on Section 7.06 of the Windstream Disclosure Schedule, prior to the Closing, Windstream shall, and shall cause its Subsidiaries to, pay, settle or discharge all account balances owed from Windstream or any of its Subsidiaries to any of Windstream’s Affiliates (other than to Windstream or its wholly owned Subsidiaries) and terminate all Windstream Affiliate Transactions, in each case without any continuing liability of Windstream or its Subsidiaries thereunder; provided that Windstream shall notify Uniti in writing prior to terminating any such arrangement not set forth in Section 5.26 of the Windstream Disclosure Schedule. Prior to the Closing, Windstream shall deliver to Uniti written evidence reasonably satisfactory to Uniti of each such termination.
Section 7.07.   Financing Cooperation.
(a)   Prior to the Closing, Windstream, New Uniti, New Windstream LLC, HoldCo and Merger Sub agree to use its reasonable best efforts to provide, and shall cause their respective Subsidiaries and representatives to use reasonable best efforts to provide, customary cooperation in connection with (x) the arrangement and consummation of the Financing (including the Debt Financing) or (y) any other financing or filing of any registration statement which Uniti, in its sole discretion, elects to pursue to the extent that such financing or filing is permitted pursuant to Section 6.01 (any financing or filing described in this clause (y), collectively, a “Permitted Transaction”), in each case as may be reasonably requested by Uniti, at Uniti’s sole cost and expense, including:
(i)   taking all actions reasonably necessary to consummate common equity financing issued by New Uniti (solely in the event that Uniti elects to consummate the Financing in such a manner), including by causing New Uniti to issue equity securities, or agree to issue equity securities; provided that New Uniti shall not be obligated to take any such action that is not conditioned upon the occurrence of Closing;
(ii)   solely in connection with a registered offering or offering made in reliance on Rule 144A of the 1933 Act (a “Rule 144A Offering”) of equity securities or securities convertible into equity securities, furnishing Uniti and/or the Debt Financing Sources, as applicable, as promptly as reasonably practicable, with audited and interim financial statements (subject to their completion and availability) and any other financial data and information of the type required by Regulation S-X and Regulation S-K under the Securities Act or of the type and form customarily included in documents for the Financing or any Permitted Transaction, excluding, for the avoidance of doubt, any pro forma financing statements;
(iii)   solely in connection with a registered offering or Rule 144A Offering of equity securities or securities convertible into equity securities, other documents and information regarding Windstream and its Subsidiaries required or reasonably requested in connection with the delivery of any customary negative assurance opinion,
(iv)   (x) participating in a reasonable number of meetings (including customary one-on-one meetings with the prospective purchasers and underwriters, representatives or other agents of Uniti), presentations, road shows, due diligence sessions and sessions with prospective lenders, investors and ratings agencies that are customary for financings of a type similar to the Debt Financing, and making available members of senior management and representatives of Windstream with appropriate seniority and expertise therefor, and (y) providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors;
(v)   assisting in the preparation of any customary offering documents, private placement memoranda, lender presentations, bank information memoranda, rating agency presentations, offering memoranda, prospectuses and similar documents reasonably requested by Uniti in connection with the Financing or any Permitted Transaction;
(vi)   solely in connection with a registered offering or Rule 144A Offering of equity securities or securities convertible into equity securities, causing Windstream’s auditors to deliver drafts of customary comfort letters, including as to customary negative assurances and change period, confirming that such auditors are prepared to issue any such comfort letter reasonably requested in connection with the Financing or any Permitted Transaction, and obtaining consents of Windstream’s auditors for use of their reports in any materials relating to the Financing or any Permitted Transaction and to be named as experts in connection with any filings made by Uniti pursuant to the 1933 Act or the 1934 Act where any of the Windstream Audited Financial Statements or any other financial data and information are included or incorporated by reference; and
(vii)   reasonably cooperating with the marketing efforts of Uniti and its Debt Financing Sources or other financing sources for the Financing or any Permitted Transaction, including ensuring that any syndication efforts benefit materially from the existing lending and investment banking relationships of Windstream.
(b)   Notwithstanding the foregoing, nothing shall require such cooperation to the extent it would (i) unreasonably disrupt or interfere with the business or operations of Windstream and its Subsidiaries or obligate Windstream to provide, to produce or prepare financial information that is not reasonably available or prepared by Windstream in the ordinary course of business, (ii) conflict with or violate the organizational documents of any of Windstream or any of its Subsidiaries or any Applicable Law or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any contract to which any of Windstream or any of its Subsidiaries is a party, (iii) cause Windstream or any of its Subsidiaries to breach any representation, warranty, covenant or agreement in this Agreement or (iv) require Windstream or any of its Subsidiaries to (x) agree to pay any fees or reimburse any expenses prior to the Effective Time unless such fees and expenses are subject to the expense reimbursement provisions set forth in the penultimate sentence of this paragraph below or to incur any other liabilities that are effective prior to the Effective Time (except to the extent such liabilities are subject to the indemnity set forth in the final sentence of this paragraph below), (y) give any indemnities that are effective prior to the Effective Time (except to the extent such indemnities are subject to the indemnity set forth in the final sentence of this paragraph below), or (z) deliver any certificate or take any other action that would reasonably be expected to result in personal liability to a director, officer or other personnel (other than customary representation letters delivered to Windstream’s auditors in connection with the delivery of a comfort letter or consent from such auditor), deliver any legal opinion or otherwise provide any information or take any action to the extent it could result in (A) a loss or waiver of any privilege or (B) the disclosure of any trade secrets, customer-specific data or competitively sensitive information not otherwise required to be provided under this Agreement or the violation of any confidentiality obligation; provided that Windstream shall use reasonable best efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, Windstream shall, to the extent permitted by such confidentiality obligations, notify Uniti if any such information that Uniti has specifically identified and requested is being withheld as a result of any such obligation of confidentiality. Uniti shall, promptly after written request by Windstream, reimburse Windstream and its Subsidiaries for all costs and expenses (including, to the extent incurred at the request or consent of Uniti, reasonable attorneys’ fees) incurred by Windstream or any of its Subsidiaries prior to the Effective Time in connection with the Financing or any Permitted Transaction, including the cooperation contemplated by this Section 7.07. Uniti shall indemnify Windstream, its Subsidiaries and their respective Representatives from, against and in respect of all losses, damages, claims, costs or expenses (including reasonable attorneys’ fees) actually suffered or incurred by any of them in connection with the Financing and any Permitted Transaction (including any offering memorandum, offering circular, registration statement, prospectus or other disclosure or offering document in connection with the Financing) to the fullest extent permitted by Applicable Law, except to the extent that any of the foregoing arises from statements or omissions made in the Financing or any Permitted Transaction in reliance upon and in conformity with written information furnished by Windstream to Uniti used in connection therewith or the gross negligence or willful misconduct of, or material breach of this Agreement by, Windstream, its Subsidiaries, or any of their respective pre-Closing Representatives, as applicable.
(c)   Windstream consents to the use of its logos in connection with the Financing and any Permitted Transaction; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage Windstream. Notwithstanding any other provision set forth herein or in any other agreement between Uniti or any of its Affiliates and Windstream or any of its Affiliates, Uniti may, upon reasonable request and with the written consent of Windstream (such consent not to be unreasonably withheld, delayed or conditioned) share non-public or confidential information regarding Windstream and its businesses with the Debt Financing Sources, and Uniti, its Affiliates and the Debt Financing Sources may share such information with potential financing sources in connection with any marketing efforts (including any syndication) in connection with the Financing; provided, however, that Uniti shall use its best efforts to assure confidential treatment of such information.
(d)   Notwithstanding anything in this Agreement to the contrary, Windstream, New Uniti, New Windstream LLC, HoldCo and Merger Sub shall be deemed to have complied with Section 7.07(a) as it applies to any Permitted Transaction unless (i) Windstream, New Uniti, New Windstream LLC, HoldCo and Merger Sub have willfully and materially breached Section 7.07(a), (b) Uniti has notified Windstream in writing of such breach with reasonably sufficient time to cure such breach and (c) Windstream, New Uniti, New Windstream LLC, HoldCo and/or Merger Sub, as applicable, has failed to cure such breach reasonably promptly following receipt of the notice referred to in clause (b) above, and, in each case, such failure to cure is the proximate cause of Uniti not consummating such Permitted Transaction, as applicable.
Section 7.08.   Interim Financials.   Windstream shall deliver to Uniti, on or prior to May 10, 2024, statements of shareholders’ equity and cash flows of Windstream and its consolidated Subsidiaries for the three months ended March 31, 2024.
ARTICLE 8
Covenants of Uniti, Windstream, HoldCo and Merger Sub
The parties hereto agree that:
Section 8.01.   Regulatory Undertakings; Reasonable Best Efforts.   (a) Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by Uniti permitted under Section 6.02 or Section 6.03), Uniti and Windstream shall use their reasonable best efforts to take, or cause to be taken (including by causing their respective controlled Affiliates to take (and, in the case of Windstream, New Windstream LLC, New Uniti and its Subsidiaries to take), all actions, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transactions (including the Pre-Closing Windstream Reorganization Regulatory Approvals) as soon as practicable (and, in any event, at least 10 Business Days prior to the End Date), including using such reasonable best efforts in connection with (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations required or advisable to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Transactions as soon as practicable (and, in any event, at least 10 Business Days prior to the End Date). Uniti and Windstream shall bear equally all costs and expenses incurred in seeking or obtaining any of the approvals, consents, registrations, permits, authorizations and other confirmations contemplated by this Section 8.01.
(b)   In furtherance and not in limitation of the foregoing, each of Uniti and Windstream shall (and shall cause their respective controlled Affiliates to) (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) on the 150th day after the date hereof, (ii) make the appropriate initial filings to obtain the FCC Approvals as promptly as practicable and in any event within fifteen (15) Business Days after the date hereof, (iii) make the appropriate initial filings to obtain State PUC Approval as promptly as practicable and in any event within twenty five (25) Business Days after the date hereof; (iv) in the case of Windstream, make the appropriate initial filings for the Pre-Closing Windstream Reorganization Regulatory Approvals as promptly as practicable and in any event within twenty-five (25) Business Days after the date hereof; and (v) make all Other Regulatory Filings as promptly as practicable after the date hereof, and furnish to the other party or its outside counsel as promptly as practicable all information within its (or its Affiliates’) control reasonably requested by such other party and required or advisable for such other party to make any application or other filing to be made by it pursuant to any Applicable Law in connection with the Transactions. Each of Windstream and Uniti (A) shall make an appropriate response as promptly as reasonably practicable to any inquiries received from any Governmental Authority for additional information or documentary material that may be requested or required pursuant to the HSR Act or pursuant to Applicable Law (including any Competition Laws); (B) and shall promptly use reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any equivalent period pursuant to the Applicable Law (including any Competition Laws), in the jurisdictions identified in Section 5.03(a) of the Uniti Disclosure Schedule as promptly as practicable, and (C) shall use reasonable best efforts not to extend any waiting period under the HSR Act or equivalent period under any other Applicable Law (including any Competition Laws), or enter into any agreement with the FTC or the Antitrust Division or any other Governmental Authority not to consummate the Transactions, except with the prior written consent of the other parties hereto. Notwithstanding the foregoing, (1) each of Windstream and Uniti may designate any nonpublic information that is competitively sensitive provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the other party without approval of the party providing the nonpublic, sensitive information, and (2) materials may be redacted as necessary to comply with contractual arrangements and (1) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.
(c)   If any objections are asserted with respect to the Transactions under the HSR Act or any other Applicable Law (including any Competition Laws or Communications Laws), or if any Proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the Transactions as violative of the HSR Act or any other Competition Laws, Communications Laws or other Applicable Laws, Uniti and Windstream shall consult and cooperate with the other party and use (including causing their respective controlled Affiliates (which includes, in the case of Windstream, for the avoidance of doubt, New Uniti, New Windstream LLC and New Windstream Holdings II) to use) reasonable best efforts to promptly resolve such objections, which the parties hereto agree shall include the following actions in order to obtain clearances or approval under or resolve a Proceeding involving the HSR Act, any Competition Laws, any Communications Laws or other Applicable Laws: (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, transfer or license of any assets, properties, products, rights, services or businesses of any party or any of its controlled Affiliates, or any interest therein, or agreeing to any other structural or conduct remedy, including its spectrum or Uniti Communications Licenses or Windstream Communications Licenses, as applicable, or Governmental Authorizations; (ii) discontinuing, or causing any of its Subsidiaries to discontinue, offering any product or service, or committing to cause Windstream or any of its Subsidiaries after giving effect to the Closing to discontinue offering any product or service; (iii) making, or causing any of its Subsidiaries to make, or accepting any condition, limitation, obligation, commitment or requirement, or committing to cause Windstream or any of its Subsidiaries after giving effect to the Closing to make or accept any condition, limitation, obligation, commitment or requirement (to any Governmental Authority, Communications Regulatory Authority, or otherwise) regarding its future operations or the future operations of Windstream or any of its Subsidiaries after giving effect to the Closing; (iv) agreeing to any other prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership of any asset or business; (v) conducting its businesses or, after giving effect to the Closing, Windstream’s or any of its Subsidiaries’ businesses in a specified manner, or proposing, agreeing or permitting to conduct any of such businesses in a specified manner, or committing to make capital expenditures or other expenditures in their respective service areas, including, in each case, by agreeing to undertakings required by a Governmental Authority or Communications Regulatory Authority, (vi) expending or paying funds or giving any other consideration in order to obtain any FCC Approval, State PUC Approval or Pre-Closing Windstream Reorganization Approval, (vii) otherwise taking or committing to take any actions that would limit any party’s, or any party’s controlled Affiliates’, freedom of action with respect to, or its or their ability to retain, any assets, properties, products, rights, services or businesses of such Person, or any interest or interests therein; or (viii) agreeing to do any of the foregoing, except that neither party shall be obligated to take any such action (A) that is not conditioned upon the occurrence of Closing or (B) to the extent it would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, financial condition or results of operations of New Uniti and its Subsidiaries (including Uniti, Windstream and their respective Subsidiaries), taken as a whole after giving effect to the Closing (a “Burdensome Condition”).
(d)   In addition, and not to be limited by or in limitation of the foregoing, Uniti and Windstream shall use their reasonable best efforts to take, or cause to be taken (including by causing their respective controlled Affiliates to take, or cause to be taken), all actions that are customarily undertaken to obtain consent or approval from Team Telecom so as to enable the Closing to occur, including providing all such assurances as may be customarily necessary to address national security (including entering into a mitigation agreement, letter of assurance, national security agreement, or other similar arrangement or agreement), law enforcement, and public safety interests in relation to any services offered by the parties or facilities owned by the parties.
(e)   Each party shall, subject to Applicable Law, (i) promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General, any other Governmental Authority or private party regarding this Agreement or the Transactions (provided that, in the case of substantive communications from a private party, solely to the extent such communication is related to the matters covered by Section 8.01(b) or Section 8.01(c)) and, subject to Applicable Law, permit the other parties and their outside counsel to review in advance, and consider in good faith the other party’s reasonable comments, to any proposed substantive written communication to any of the foregoing; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger and the other Transactions unless in each case it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties or their outside counsel promptly with copies of all substantive correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their controlled Affiliates and their controlled respective Representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to any Applicable Law (including any Competition Laws) in connection with this Agreement; provided that such material may be designated as restricted to “outside counsel” or redacted as described in Section 8.01(b).
(f)   Uniti shall, upon consultation with Windstream and in consideration of Windstream’s views in good faith, have primary responsibility for preparing and filing any submissions to (provided that Windstream may be responsible for executing or providing its signatures for such submissions), and shall be entitled to direct the defense of this Agreement and the Transactions before any Governmental Authority and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Authorities, in each case, under the HSR Act or other Competition Laws; provided, however, that Uniti shall afford Windstream a reasonable opportunity to review, comment and participate therein.
(g)   Windstream shall, upon consultation with Uniti and in consideration of Uniti’s views in good faith, have primary responsibility for preparing and filing any submissions to (provided that Uniti may be responsible for executing or providing its signatures for such submissions), and shall be entitled to direct the defense of this Agreement and the Transactions before, and to take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, any Communications Regulatory Authority or Governmental Franchising Authority in connection with the Merger or the other Transactions; provided, however, that Windstream shall afford Uniti a reasonable opportunity to review, comment and participate therein.
Section 8.02.   Certain Filings.
(a)   As promptly as reasonably practicable after the date of this Agreement, New Uniti shall prepare and file a registration statement on Form S-4, of which the Proxy Statement shall form a part (the “Form S-4”), in form and substance reasonably acceptable to Uniti with respect to the issuance of New Uniti Common Stock in the Merger and the solicitation of the vote of Uniti’s stockholders through the Proxy Statement. Uniti and Windstream shall, and Windstream shall cause New Uniti to, use reasonable best efforts to have the Form S-4 declared effective and the Proxy Statement cleared by the SEC as promptly as reasonably practicable after the date hereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the Transactions.
(b)   Uniti and Windstream shall each cooperate with each other and use their reasonable best efforts to furnish the information required to be included in the Form S-4 and the Proxy Statement, and each party shall, as promptly as reasonably practicable, provide the other with any comments that may be received from the SEC or its staff with respect thereto, shall respond as promptly as reasonably practicable to any such comments made by the SEC or its staff with respect to the Form S-4, shall give the other party and its counsel a reasonable opportunity to review and comment on the Form S-4 each time before it is filed with the SEC and shall give reasonable and good-faith consideration to any comments thereon made by the other party and its counsel. Uniti shall cause the Proxy Statement in definitive form to be mailed to Uniti’s stockholders as promptly as reasonably practicable after the Form S-4 is declared effective under the 1933 Act. Windstream shall use its reasonable best efforts to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of New Uniti Common Stock in the Merger. Each of Uniti and Windstream shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Uniti, Windstream or any of their respective Subsidiaries, to the SEC or Nasdaq in connection with the Form S-4 and the Proxy Statement. If at any time prior to receipt of the Uniti Stockholder Approval, any information relating to Uniti or Windstream, or any of their respective Affiliates, officers or directors, should be discovered by Uniti or Windstream that should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, not misleading, the party that discovers such information shall as promptly as reasonably practicable notify the other party hereto and an appropriate amendment or supplement describing such information shall as promptly as reasonably practicable be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of each of Uniti and Windstream.
(c)   Windstream shall prepare and deliver to Uniti (i) as promptly as reasonably practicable after the date of this Agreement (and in any event no later than July 31, 2024; provided that Windstream may extend such date by 30 days with written communication (email being sufficient) to Uniti’s chief financial officer prior to July 31, 2024), the audited consolidated balance sheets of Windstream as of December 31, 2023 and 2022, and consolidated statement of comprehensive income, statement of shareholders’ equity and consolidated statements of cash flows of Windstream for each of the three years in the period ended December 31, 2023, audited in accordance with the standards of the PCAOB and containing an unqualified report of Windstream’s auditors (the “Windstream Audited Financial Statements”) and (ii) as promptly as reasonably practicable after the end of any fiscal quarter other than the fourth quarter of any fiscal year, an unaudited consolidated balance sheet of Windstream and consolidated statement of comprehensive income, statement of shareholders’ equity and consolidated statements of cash flows of Windstream as of and for a year-to-date period ended as of the end such fiscal quarter to the extent required to be included in the Form S-4, Proxy Statement and any other filings to be made by New Uniti, Windstream or Uniti with the SEC in connection with the Transactions. All such financial statements, together with any unaudited consolidated balance sheet and the related statements of comprehensive income, shareholders’ equity and cash flows of Windstream as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Form S-4, Proxy Statement and any other filings to be made by New Uniti, Windstream or Uniti with the SEC in connection with the Transactions, (A) will be prepared in conformity with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the consolidated financial condition of Windstream and its consolidated Subsidiaries as of the date thereof and for the period indicated therein and its consolidated results of operations, shareholders’ equity and cash flows, except as otherwise specifically noted therein, and (C) will, in the case of the Windstream Audited Financial Statements, have been audited in accordance with the standards of the PCAOB.
(d)   The auditor engaged to audit the Windstream Audited Financial Statements and to review the unaudited financial statements is an independent registered public accounting firm with respect to Windstream within the meaning of the 1934 Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB.
(e)   In connection with the filing of the Form S-4, the Proxy Statement and any other SEC filings requiring such information, Uniti shall, as promptly as reasonably practicable after the receipt from Windstream of the Windstream Audited Financial Statements and other financial information set forth in Section 8.02(c), prepare pro forma financial statements (as required by the SEC and Applicable Law) that comply with the rules and regulations of the SEC to the extent required for the Form S-4 and the Proxy Statement, including the requirements of Article 11 of Regulation S-X. Windstream shall use its reasonable best efforts to cooperate with Uniti with respect to the foregoing.
Section 8.03.   Public Announcements.   The initial press release relating to this Agreement shall be a joint press release mutually agreed by Windstream and Uniti. Except as set forth in, and in compliance with, Section 6.03(a), or in connection with any Proceeding brought by a party to this Agreement against any other party hereto regarding this Agreement, the Merger or the other Transactions, Windstream and Uniti shall consult with each other before issuing any further press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement and the Transactions (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement and the transactions contemplated hereby and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally) and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case, such disclosing party will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such public statement or press release, and will consider in good faith any reasonable comments of the other party thereto), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any nonpublic information regarding the Transactions beyond the scope of the disclosure included in and as materially consistent with, the press release or public statement with respect to which the other party had been consulted. No press release by Uniti shall include the name of any direct or indirect equityholder (or any of their respective Affiliates) of Windstream, New Windstream LLC (following the Windstream F Reorg) or New Uniti (following the Internal Reorg Merger) without the prior written consent of Windstream, except (a) in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case, Uniti will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to Windstream to review and comment upon such public statement or press release, and will consider in good faith any reasonable comments of the other party thereto) or (b) after the issuance of any press release with respect to which such consent was obtained, Uniti may issue additional press releases without any consent of Windstream so long as such additional press releases are materially consistent with the press release with respect to which Windstream had consented.
Section 8.04.   Section 16 Matters.   Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of shares of Uniti Common Stock (including derivative securities with respect to such Uniti Common Stock) or acquisitions of shares of New Uniti Common Stock (including derivative securities with respect to such New Uniti Common Stock) in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Uniti to be exempt under Rule 16b-3 promulgated under the 1934 Act.
Section 8.05.   Notices of Certain Events.   Each of Uniti and Windstream shall promptly notify the other of any of the following: (a) any written notice or other material communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any written notice or other written communication from any Governmental Authority in connection with the Transactions; (c) any Proceedings or investigations commenced or threatened in writing or, to its Knowledge, threatened verbally against, relating to or involving or otherwise affecting Uniti or any of its Subsidiaries or Windstream or any of its Subsidiaries, as the case may be, that relate to the Transactions; (d) Knowledge of any inaccuracy of any representation or warranty made by such party in this Agreement, or any other fact, event or circumstance, that would reasonably be expected to cause any condition to the Merger to not be satisfied; and (e) Knowledge of any failure of such party to comply with or satisfy any covenant, condition or agreement that would reasonably be expected to cause any condition to the Merger not to be satisfied; provided that a party’s good faith failure to comply with this Section 8.05 shall not provide any other party the right not to effect, or the right to terminate, the Transactions, except to the extent that any other provision of this Agreement independently provides such right.
Section 8.06.   No Control of the Other Party’s Business.   The parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Windstream, HoldCo or Merger Sub, on the one hand, or Uniti, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Windstream and Uniti will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over its and its subsidiaries’ respective business and operations.
Section 8.07.   Access to Information.   (a) From the date hereof until the Effective Time, to the extent not prohibited by Applicable Law, each of Uniti and Windstream shall (and shall cause their respective Subsidiaries to), including with respect to integration planning, the expanded “fiber to the home” construction plan and investor relations matters, (i) give the other party and its Representatives, upon reasonable notice, reasonable access during normal business hours to the Representatives, offices, personnel, properties, work papers (to the extent the other party has executed a customary release or access letter in a form reasonably satisfactory to such party’s auditors), books and records (including Tax Returns and Contracts) and other documents of it and its Subsidiaries, (ii) furnish to the other party and its Representatives such financial and operating data and other information as such Persons may reasonably request within a reasonable time of such request, including copies of such information and (iii) instruct its Representatives to reasonably cooperate with the other party in its investigation of itself and its Subsidiaries. Any investigation pursuant to this Section 8.07 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Uniti or Windstream, as applicable, and their respective Subsidiaries. Nothing in this Section 8.07 shall require Uniti or Windstream to provide any access, or to disclose any information (A) if providing such access or disclosing such information would violate any Applicable Law (including Competition Laws and, as applicable, Uniti Data Security Requirements or Windstream Data Security Requirements), (B) that would waive the protection afforded by attorney-client privilege or (C) that would unreasonably interfere with Uniti or Windstream’s or their respective Subsidiaries’ business operations; provided that the withholding party shall give notice to the requesting party of the fact that it is withholding such information or documents and thereafter the withholding party shall reasonably cooperate with the requesting party to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate clause (A) or (B). The parties may designate competitively sensitive material as “outside counsel only material” or with similar restrictions, which materials shall be given only to the outside legal counsel of the receiving party. Notwithstanding anything to the contrary, none of Uniti, Windstream or their Representatives shall be provided access to any offices or properties of the other party or its Subsidiaries to conduct any invasive or intrusive sampling of any building materials, indoor or outdoor air, water, soil, sediments or other environmental media.
(b)   All information exchanged pursuant to Section 8.07 shall be subject to the Confidentiality Agreement by and among Uniti, Windstream and Elliott, dated as of December 6, 2023, as such agreement may be amended from time to time (the “Confidentiality Agreement”). Notwithstanding anything to the contrary set forth in this Agreement or in the Confidentiality Agreement, Uniti and its Representatives may disclose information of Windstream and its Affiliates to the Debt Financing Sources and the Debt Financing Source Related Parties without an obligation on the part of the Debt Financing Sources or the Debt Financing Source Related Parties to comply with the terms of the Confidentiality Agreement, subject to the execution of customary confidentiality undertakings by such Debt Financing Sources (including with respect to their Debt Financing Source Related Parties) that are directly enforceable by Windstream (it being agreed that execution of the Debt Commitment Letter shall satisfy the requirement for execution of such customary confidentiality undertakings). For the avoidance of doubt, the immediately preceding sentence shall apply only to lenders or other Debt Financing Sources or Debt Financing Sources Related Parties with respect to debt financing, and not to any investor in, subscriber for, or purchaser of, any equity financing, in each case, in their capacities as such.
Section 8.08.   Transaction Litigation.   Uniti shall control the defense or settlement of any litigation or other Proceedings against itself or any of its directors relating to this Agreement or the Transactions; provided that, other than Proceedings between or among the parties hereto (or their Affiliates), Uniti shall give Windstream the opportunity to consult with Uniti prior to the Effective Time and keep Windstream reasonably apprised on a reasonably prompt basis with respect to the defense or settlement of any litigation or other Proceedings against Uniti or any of its directors relating to this Agreement or the Transactions, including by giving Windstream an opportunity to participate, at Windstream’s expense, in such litigation or other Proceedings; and provided, further, that, other than Proceedings between or among the parties hereto, Uniti agrees that it shall not settle any such litigation or other Proceedings without the prior written consent of Windstream, which shall not be unreasonably withheld, delayed or conditioned.
Section 8.09.   Nasdaq Listing; Name and Ticker.   (a) Windstream shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Law and the rules and policies of Nasdaq and the SEC to enable the listing of New Uniti on Nasdaq as the successor to Uniti prior to the Effective Time, subject to official notice of issuance, of (a) the New Uniti Common Stock being issued in the Merger and (b) the New Uniti Common Stock held by the stockholders of Windstream immediately prior to the Closing Date. Uniti shall use its reasonable best efforts to cooperate with Windstream with respect to the foregoing.
(b)   Windstream and Uniti shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Law and the rules and policies of Nasdaq and the SEC such that, effective as of the Closing or as promptly as reasonably practicable thereafter, New Uniti’s name and ticker symbol are Uniti Group Inc. and UNIT, respectively, unless a different name and/or ticker symbol are otherwise mutually agreed upon by Windstream and Uniti prior to the Closing.
Section 8.10.   State Takeover Statutes.   Each of Uniti, Windstream, HoldCo and Merger Sub shall (a) take all actions legally permissible and necessary so that no “control share acquisition,” “fair price,” “moratorium” or other takeover laws, regulations or provisions enacted under U.S. state or federal laws (including the restrictions on business combinations with an interested stockholder contained in Subtitle 6 of Title 3 of the MGCL and the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL) is or becomes applicable to this Agreement, the Merger or any of the Transactions contemplated hereby or by the Transaction Agreements, and (b) if any such takeover law, regulation or provision is or becomes applicable to this Agreement, the Merger or any of the other Transactions contemplated hereby or by the Transaction Agreements, cooperate and grant such approvals and take such actions as are legally permissible and reasonably necessary so that this Agreement, the Merger or any of the other Transactions contemplated hereby and by the Transaction Agreements may be consummated as promptly as practicable on the terms contemplated hereby and by the Transaction Agreements and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions and by the Transaction Agreements, including the Merger.
Section 8.11.   Employee Matters.
(a)   For a period of one year following the Closing Date (or such shorter period of employment, as the case may be), the Surviving Corporation shall cause each individual who is employed by Windstream or a Subsidiary of Windstream on the Closing Date (each, a “Covered Employee”) who is not covered by a collective bargaining agreement to be provided with: (i) base salary, short-term cash incentive opportunities and long-term incentive opportunities that are no less favorable in the aggregate than the base salary, short-term cash incentive opportunities and long-term incentive opportunities in effect immediately prior to the Closing Date (excluding, in each case, transaction based bonus opportunities or other similar extraordinary compensation arrangements under the Windstream Plans) provided, that (A) no Covered Employee’s base salary or short-term cash incentive opportunities may be reduced during such period, and (B) long-term incentive opportunities do not need to be provided in the same form or mix of cash and/or equity as were provided by Windstream or a Subsidiary of Windstream, and (ii) employee benefits (excluding equity and long-term incentives, defined benefit pension and retiree health and welfare benefits (other than retiree health and welfare benefits for which premium costs are solely borne by the retiree)) that are substantially comparable in the aggregate to those provided to each such Covered Employee as of immediately prior to the Effective Time. The employment terms and conditions of each Covered Employee whose employment is covered by collective bargaining agreement shall be governed by the applicable collective bargaining agreement.
(b)   The Surviving Corporation shall provide each Covered Employee who incurs a qualifying termination of employment during the one year period following the Closing Date with severance payments and benefits that are no less favorable than the severance payments and benefits as to which such Covered Employee would have been entitled with respect to such termination under the applicable severance plan set forth on Section 8.11(b) of the Windstream Disclosure Schedule; provided, that the foregoing shall not apply to the extent a Covered Employee is entitled to, and actually receives, severance payments and benefits pursuant to an individual Contract that otherwise provides for severance benefits.
(c)   With respect to any employee benefit plan of the Surviving Corporation or any of its Subsidiaries in which any Covered Employee becomes a participant following the Closing, such Covered Employee shall receive full credit for such employee’s service with Windstream or a Subsidiary of Windstream to the same extent that such service was recognized under an analogous Windstream Plan in which such Covered Employee participated as of immediately prior to the Effective Time for vesting and eligibility purposes (but not for benefit accrual purposes, except for vacation and severance, as applicable); provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits.
(d)   In the event of any change in the welfare benefits provided to a Covered Employee following the Closing Date, the Surviving Corporation shall, or shall cause its Subsidiaries to, use reasonable best efforts to (i) waive all limitations as to preexisting conditions exclusions and all waiting periods with respect to participation and coverage requirements applicable to each Covered Employee under any welfare benefit plan in which a Covered Employee is eligible to participate on or after the Closing Date to the same extent as such conditions and waiting periods have been waived under the applicable Windstream Plans prior to the Closing Date and (ii) credit each Covered Employee for any co-payments, deductibles and other out-of-pocket expenses paid prior to the Closing Date under the terms of any corresponding Windstream Plan in satisfying any applicable deductible, co-payment or out-of-pocket requirements for the plan year in which the Closing Date occurs under any welfare benefit plan in which the Covered Employee participates on and after the Closing Date.
(e)   From and after the Closing, the Surviving Corporation shall, or shall cause one of its Subsidiaries to, be bound by, and to comply with the terms of, the collective bargaining agreements of Windstream and its Subsidiaries as in effect as of the Closing Date until the Surviving Corporation or one of its Subsidiaries negotiate a new collective bargaining agreement. Notwithstanding anything to the contrary in this

Section 8.11, the Surviving Corporation further agrees that the provisions of this Section 8.11 shall be subject to any applicable provisions of the applicable collective bargaining agreement in respect of Covered Employees, to the extent such provisions are inconsistent with or otherwise in conflict with the provisions of any such collective bargaining agreement as in effect as of the date of this Agreement.
(f)   Nothing in this Section 8.11 shall (i) be treated as an amendment of, or undertaking to amend, any Windstream Plan or any Uniti Plan, (ii) prohibit the Surviving Corporation or any of its Subsidiaries from amending any Windstream Plan or any Uniti Plan, (iii) require the Surviving Corporation or any of its Subsidiaries to continue the employment of any Covered Employee for any period of time or, subject to any applicable arrangement covering such employee, to provide such employee with any payments or benefits upon any termination of such employee’s employment or (iv) confer any rights or benefits on any Person other than the parties to this Agreement.
Section 8.12.   Debt and Derivatives Instruments.   Prior to the Effective Time, each party shall cooperate in good faith to mutually determine, and use reasonable best efforts to implement, any necessary, appropriate or desirable elections under, or amendments, adjustments, or waivers to, the Convertible Notes, the Exchangeable Notes, the Bond Hedge Transactions, the Capped Call Transactions and the Call Spread Warrants, in each case in connection with the execution of this Agreement and the consummation of the Merger, in order to allow the Convertible Notes, the Exchangeable Notes, the Bond Hedge Transactions, the Capped Call Transactions and the Call Spread Warrants to remain outstanding (to the extent still outstanding at such time) following the Closing (but exercisable, convertible or exchangeable, as the case may be, for shares of New Uniti Common Stock) (subject to the rights of the counterparties thereto); provided, that nothing in this Section 8.12 shall require any party to (A) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the Convertible Notes, the Exchangeable Notes, the Bond Hedge Transactions, the Capped Call Transactions or the Call Spread Warrants prior to the occurrence of the Effective Time or (B) agree to any election, amendment, adjustment, waiver or any other change or modification to any instrument or agreement in connection with the Convertible Notes, the Exchangeable Notes, the Bond Hedge Transactions, the Capped Call Transactions or the Call Spread Warrants that is effective prior to the occurrence of the Effective Time.
ARTICLE 9
Tax Matters
Section 9.01.   Intended Tax Treatment.
(a)   The parties hereto agree not to take any position on any Tax Return that is inconsistent with the Intended Tax Treatment for all U.S. federal (and, if applicable, state and local) income tax purposes, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. From and after the date of this Agreement, each party hereto shall use its reasonable best efforts to ensure the Intended Tax Treatment is respected and shall not knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Intended Tax Treatment.
(b)   Without limitation of the foregoing, Windstream (i) shall cause each of New Uniti and New Windstream LLC (x) prior to the relevant F Reorganization Completion Date, not to hold any assets or incur any liabilities, except (A) for a de minimis amount of assets to facilitate its organization or maintain its legal existence, (B) liabilities in connection with this Agreement and the other Transaction Agreements and, only if the Effective Time does not occur during 2024, as of the Effective Time, liabilities for franchise Taxes for the year ending December 31 of the year immediately preceding the year during which the Effective Time occurs or (C) as otherwise contemplated by the Pre-Closing Windstream Reorganization, and (ii) shall use reasonable best efforts to not take any action or fail to take any action, and shall not cause or permit New Uniti, New Windstream LLC, or any other Affiliate of Windstream to take any action or fail to take any action, in each case which action or failure to act could prevent the Intended F Reorganization Treatment.
(c)   Uniti shall use reasonable best efforts to provide promptly to Windstream copies of all submission materials and material notices and communications that Uniti or any of its Subsidiaries receives from the IRS in connection with the Uniti Ruling, shall promptly advise Windstream of the substance of material discussions with the IRS in connection with the Uniti Ruling, and otherwise shall keep Windstream promptly and reasonably advised of the progress of and developments with respect to the Uniti Ruling. Uniti shall use reasonable best efforts to (i) provide Windstream with a draft copy of any material submission, filing, or other material correspondence to be submitted by Uniti in connection with the Uniti Ruling (“Uniti Ruling Correspondence”) and a reasonable opportunity to comment thereon (including considering in good faith all changes or comments made by Windstream), (ii) provide final copies of all Uniti Ruling Correspondence to Windstream, and (iii) provide Windstream with notice reasonably in advance of any meetings or conferences with the IRS with respect thereto and consult in good faith with Windstream in advance of any such meetings or conferences.
Section 9.02.   Alternative Structure.   Notwithstanding anything to the contrary in this Agreement, by no later than 14 days prior to the Closing and after consulting Windstream in good faith, Uniti may elect, in its sole discretion, by written notice to Windstream to require that the structure of the transactions contemplated hereby (other than the Rights Offering, the Windstream F Reorg and the Internal Reorg Merger) be altered such that the Merger constitutes a tax-free reorganization within the meaning of Section 368(a) of the Code to Uniti and Uniti’s shareholders (such election, the “Alternative Structure Election”); provided that such reorganization shall not (x) have any adverse impact (other than loss of step-up) in any material respect on Windstream (or any of its Subsidiaries, Affiliates or equityholders), which shall be deemed to include any adverse change to any of Windstream’s rights or obligations under this Agreement, (y) require any additional filings with or consents from any Governmental Authority or other third party or (z) impair, impede or delay the consummation of the Closing or the other transactions contemplated by this Agreement in any material respect. In the event that Uniti makes the Alternative Structure Election, the parties shall cooperate with each other to (i) prepare such documents as are reasonably necessary or appropriate to give effect to and implement such change in structure, including amendments to this Agreement, Exhibit A and Exhibit E, and the parties shall execute such documentation as promptly as practicable following the exercise of the Alternative Structure Election by Uniti, and in any event prior to Closing and (ii) make or amend, as the case may be, all required filings, notices and reports with the SEC and any other Governmental Authority, reflecting the alternative transaction structure.
Section 9.03.   Transfer Taxes.   Windstream and Uniti shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, value added, stock transfer, stamp or similar Taxes, and any transfer, recording, registration and other similar fees that become payable in connection with the Transactions (“Transfer Taxes”), including by, upon written request, using reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed (including with respect to the Transactions). If the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all Transfer Taxes imposed in connection with the Merger.
ARTICLE 10
Conditions to the Merger
Section 10.01.   Conditions to the Obligations of Each Party.   The obligations of Uniti, Windstream, HoldCo and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent legally permissible, waiver in writing of the following conditions:
(a)   the Uniti Stockholder Approval shall have been obtained in accordance with the MGCL;
(b)   (i) any applicable waiting period (or extensions thereof) under the HSR Act relating to the Transactions shall have expired or been terminated without the imposition of a Burdensome Condition;
(c)   all other consents, clearances and approvals of any Governmental Authority required in connection with the execution, delivery and performance of the Transaction Agreements and Transactions contemplated thereunder and set forth on Section 10.01(c) of the Uniti Disclosure Schedule shall have been obtained and shall be in full force and effect, and any applicable waiting periods in respect thereof shall have expired or been terminated, in each case without the imposition of a Burdensome Condition;
(d)   the Form S-4 shall have been declared effective by the SEC under the 1933 Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no Proceedings for such purpose shall have been initiated or threatened by the SEC;

(e)   the Pre-Closing Uniti Restructuring, the Windstream F Reorg and the Internal Reorg Merger shall have been consummated in accordance with Exhibit A and Exhibit E (for the avoidance of doubt, none of the obligations of Uniti, Windstream, HoldCo or Merger Sub to consummate the Merger are subject to the completion of the Rights Offering);
(f)   no laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision opinion or decree issued by any court of competent jurisdiction or other Governmental Authority prohibiting, rendering illegal or permanently enjoining the consummation of the Transactions shall have taken effect after the date hereof and shall still be in effect, in each case without the imposition of a Burdensome Condition;
(g)   the New Uniti Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance; and
(h)   the issuance of the New Uniti Preferred Stock and New Uniti Warrants in the Internal Reorg Merger shall have occurred.
Section 10.02.   Conditions to the Obligations of Windstream, HoldCo and Merger Sub.   The obligations of Windstream, HoldCo and Merger Sub to consummate the Merger are subject to the satisfaction or waiver in writing of the following additional conditions:
(a)   Uniti shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;
(b)   (i) the representation and warranty of Uniti contained in Section 4.10(a) shall be true in all respects at and as of the Effective Time as if made at and as of such time, (ii) the representations and warranties of Uniti contained in Section 4.01 and Section 4.02 shall be true in all respects other than de minimis inaccuracies at and as of the Effective Time as if made at and as of such time, (iii) the representations and warranties of Uniti contained in Section 4.04(a), Section 4.05(a), Section 4.05(b), Section 4.05(c), Section 4.22, Section 4.25 and Section 4.26 shall be true (disregarding all materiality and Uniti Material Adverse Effect qualifications contained therein) in all material respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), and (iv) the other representations and warranties of Uniti contained in this Agreement (disregarding all materiality and Uniti Material Adverse Effect qualifications contained therein) shall be true in all respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iv) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Uniti Material Adverse Effect;
(c)   since the date hereof, there shall not have occurred a Uniti Material Adverse Effect;
(d)   Windstream shall have received a certificate signed by an executive officer of Uniti to the effect that the conditions set forth in the preceding clauses (a), (b) and (c) have been satisfied; and
(e)   Uniti shall have obtained the Revolving Credit Facility Consent.
Section 10.03.   Conditions to the Obligations of Uniti.   The obligation of Uniti to consummate the Merger is subject to the satisfaction or waiver in writing of the following additional conditions:
(a)   each of Windstream, HoldCo and Merger Sub shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;
(b)   (i) the representation and warranty of Windstream, HoldCo and Merger Sub contained in Section 5.09(a) shall be true in all respects at and as of the Effective Time as if made at and as of such time, (ii) the representations and warranties of Windstream, HoldCo and Merger Sub contained in Section 5.01 and Section 5.02 shall be true in all respects other than de minimis inaccuracies at and as of the Effective Time as if made at and as of such time, (iii) the representations and warranties of Windstream, HoldCo and Merger Sub contained in Section 5.04(a), Section 5.05(a) through (f), Section 5.05(h), Section 5.05(i),

Section 5.21, Section 5.25 and Section 5.26 shall be true (disregarding all materiality and Windstream Material Adverse Effect qualifications contained therein) in all material respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), and (iv) the other representations and warranties of Windstream, HoldCo and Merger Sub contained in this Agreement (disregarding all materiality and Windstream Material Adverse Effect qualifications contained therein) shall be true in all respects at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iv) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Windstream Material Adverse Effect;
(c)   since the date hereof, there shall not have occurred a Windstream Material Adverse Effect; and
(d)   Uniti shall have received a certificate signed by an executive officer of Windstream to the effect that the conditions set forth in the preceding clauses (a), (b) and (c) have been satisfied.
ARTICLE 11
Termination
Section 11.01.   Termination.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except as provided in Sections 11.01(c)(i) and 11.01(d)(i), notwithstanding any approval of this Agreement by the stockholders of Uniti):
(a)   by mutual written agreement of Uniti and Windstream;
(b)   by either Uniti or Windstream, if:
(i)   the Merger has not been consummated on or before November 3, 2025 (as extended pursuant to this Section 11.01(b)(i), the “End Date”); provided that if as of the End Date the conditions set forth in Section 10.01(b) and/or Section 10.01(c) have not been satisfied or waived (to the extent permitted), but all other conditions to Closing set forth in Article 10 have been satisfied (or would be satisfied if the Closing were to occur), each of Uniti and Windstream shall have the right to extend the End Date for successive periods of one (1) month (provided that no such extension shall be beyond May 3, 2026); provided further, that the right to terminate this Agreement or extend the End Date pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach (including, in the case of Windstream, a breach by HoldCo or Merger Sub) of any provision of this Agreement is the primary cause of the failure of the Merger to be consummated by such time;
(ii)   there shall be any permanent injunction or other order issued by a court of competent jurisdiction, or any Applicable Law shall have been enacted after the date hereof, preventing the consummation of the Transactions, and such injunction or other order or Applicable Law shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(ii) shall not be available to any party whose breach (including, in the case of Windstream, a breach by HoldCo or Merger Sub) of any provision of the Transaction Agreements is the primary cause of such permanent injunction or other order; or
(iii)   at the Uniti Stockholders Meeting (including any adjournment or recess thereof), the Uniti Stockholder Approval shall not have been obtained;
(c)   by Windstream:
(i)   prior to receipt of the Uniti Stockholder Approval, if an Adverse Recommendation Change shall have occurred; or
(ii)   if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Uniti set forth in this Agreement shall have occurred that would cause or result in the conditions set forth in Section 10.02(a) or Section 10.02(b) not to be satisfied and to be incapable of being satisfied by the End Date, or if curable prior to the End Date, Uniti shall not have cured such breach within 30 calendar days after receipt of written notice thereof from Windstream stating Windstream’s intention to terminate this Agreement pursuant to this Section 11.01(c)(ii); provided that, at the time at which Windstream would otherwise exercise such termination right, none of Windstream, HoldCo or Merger Sub shall be in breach of its or their obligations under this Agreement so as to cause any of the conditions set forth in Section 10.01 or Section 10.03 not to be capable of being satisfied;
(iii)   (A) all of the conditions set forth in Section 10.01 and Section 10.03 have been and remain satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing and which would have been satisfied if the Closing had occurred at the time of such termination), (B) Uniti has failed to (x) consummate the Closing on the date the Closing was required to be consummated pursuant to Section 2.02(b) and (y) pay or cause to be paid the Closing Cash Payment as and when required by Section 2.10 (or to demonstrate to the reasonable satisfaction of Windstream that such payment will be made as and when required by Section 2.10), (C) Windstream has irrevocably confirmed by written notice to Uniti that all of the conditions to the obligations of Windstream set forth in Section 10.01 and Section 10.02 have been and remain satisfied (or have been irrevocably waived by Windstream) and that it is ready, willing and able to consummate the Closing and (D) Uniti fails to consummate the Closing within two (2) Business Days following the delivery of such notice and pay or cause to be paid the Closing Cash Payment as and when required by Section 2.10 (or to demonstrate to the reasonable satisfaction of Windstream that such payment will be made as and when required by Section 2.10).
(d)   by Uniti, if:
(i)   prior to the receipt of the Uniti Stockholder Approval, (A) the Uniti Board authorizes Uniti to, and Uniti does substantially simultaneously with termination of this Agreement, enter into a definitive written agreement providing for a Superior Proposal in accordance with Section 6.03; provided that concurrently with such termination, Uniti pays to Windstream (or its designee) the Termination Fee payable pursuant to Section 12.04; or
(ii)   a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Windstream, HoldCo or Merger Sub set forth in this Agreement shall have occurred that would cause or result in the conditions set forth in Section 10.03(a) or Section 10.03(b) not to be satisfied and to be incapable of being satisfied by the End Date, or if curable prior to the End Date, Windstream, HoldCo or Merger Sub shall not have cured such breach within 30 calendar days after receipt of written notice thereof from Uniti stating Uniti’s intention to terminate this Agreement pursuant to this Section 11.01(d)(ii); provided that at the time at which Uniti would otherwise exercise such termination right, Uniti shall not be in breach of its obligations under this Agreement so as to cause any of the conditions set forth in Section 10.01 or Section 10.02 not to be capable of being satisfied.
The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give written notice of such termination to the other parties.
Section 11.02.   Effect of Termination.   If this Agreement is validly terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party), subject to Section 12.04; provided that nothing herein shall relieve any party of any liability for damages resulting from the Willful Breach by any party, such party shall be liable for any and all liabilities and damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include damages based on the benefit of the bargain lost by a party’s equityholders (which, in the case of Uniti, may include the premium reflected in the Merger Consideration, which was specifically negotiated by the Uniti Board on behalf of Uniti’s stockholders, and may take into consideration all other relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) incurred or suffered by the other parties as a result of such failure. The provisions of this Section 11.02, Section 8.07(b), Section 7.03 and Article 12 (other than Section 12.12) shall survive any termination hereof pursuant to Section 11.01. For purposes of this Agreement, “Willful Breach” means any breach of this Agreement that is the consequence of an action or omission by any party if such party knew or should have known that the taking of such action or the failure to take such action would be a breach of this Agreement.

ARTICLE 12
Miscellaneous
Section 12.01.   Notices.   All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail transmission, so long as a receipt of such e-mail is requested and received or no failure message is generated) and shall be given,
If, prior to the Closing, to Windstream:
Windstream Holdings II, LLC
4005 Rodney Parham Road
Little Rock, AR 72212
Attention:   Paul Sunu
E-mail:       Paul.Sunu@windstream.com
with copies, which shall not constitute notice, to:
Windstream Holdings II, LLC
4005 Rodney Parham Road
Little Rock, AR 72212
Attention:  Windstream Legal Department
Email:        Windstream.legal@windstream.com
and
Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, NY 10001
Attention:  Kevin M. Schmidt
Jonathan E. Levitsky
Jennifer L. Chu
E-mail:      kmschmidt@debevoise.com
jelevitsky@debevoise.com
jlchu@debevoise.com
if to Uniti or, after the Closing, to the Surviving Corporation or Windstream to:
Uniti Group Inc.
2101 Riverfront Drive
Little Rock, Arkansas 72202
Attention:   Kenny Gunderman
Daniel Heard
E-mail:      kenny.gunderman@uniti.com
daniel.heard@uniti.com
with copies, which shall not constitute notice, to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:   H. Oliver Smith
Evan Rosen
E-mail:      oliver.smith@davispolk.com
evan.rosen@davispolk.com
or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 12.02.   No Survival.   The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Effective Time, except to the extent that any covenants and agreements by their terms are to be performed in whole or in part at or after the Effective Time, including those covenants and agreements set forth in this Article 12.
Section 12.03.   Amendments and Waivers; Remedies.   (a) Subject to Section 12.13, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Uniti Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of Uniti under the MGCL without such approval having first been obtained.
(b)   No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
(c)   The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 12.04.   Expenses.   (a) General.   Except as otherwise provided herein and subject to Section 8.01(a), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that Windstream shall reimburse Uniti for one-half the costs and expenses incurred by Uniti in seeking or obtaining any of the approvals, consents, registrations, permits, authorizations and other confirmations contemplated by Section 8.01 whether or not the Transactions are consummated. Notwithstanding anything to the contrary in this Agreement, this Section 12.04 shall survive the termination of this Agreement.
(b)   Termination Fees and Expenses.   (i) If this Agreement is terminated by Uniti pursuant to Section 11.01(d)(i) (Superior Proposal) to enter into a written definitive agreement with a Third Party or by Windstream pursuant to Section 11.01(c)(i) (Adverse Recommendation Change), then Uniti shall pay or cause to be paid to Windstream in immediately available funds $55,000,000 (in each case, such fee, the “Termination Fee”), in the case of a termination by Windstream, within two Business Days after such termination and, in the case of a termination by Uniti, immediately before and as a condition to such termination (or, if later, after Windstream’s written request thereof).
(ii)   If, prior to receipt of the Uniti Stockholder Approval, (A) this Agreement is terminated by Windstream or Uniti pursuant to Section 11.01(b)(i) (End Date), and at such time the conditions set forth in Section 10.01 (other than Section 10.01(a)) have been satisfied, or Section 11.01(b)(iii) (Uniti No Vote), or by Windstream pursuant to Section 11.01(c)(ii) (Uniti Breach), (B) after the date of this Agreement and prior to the date of termination (in the case of a termination pursuant to Section 11.01(b)(i) (End Date) or Section 11.01(c)(ii) (Uniti Breach)) or the date of the Uniti Stockholders Meeting (in the case of a termination pursuant to Section 11.01(b)(iii) (Uniti No Vote)), an Acquisition Proposal shall have been publicly announced or otherwise been publicly communicated to the Uniti Board and not publicly withdrawn prior to the date of termination (in the case of a termination pursuant to Section 11.01(b)(i) (End Date) or Section 11.01(c)(ii) (Uniti Breach)) or the date of the Uniti Stockholders Meeting (in the case of a termination pursuant to Section 11.01(b)(iii) (Uniti No Vote)) and (C) within 12 months after the date of such termination, Uniti shall have entered into a definitive agreement with any Third Party with respect to such Acquisition Proposal that is subsequently consummated (provided that for purposes of this Section 12.04(b)(ii), each reference to “25%” in the definition of Acquisition Proposal shall be deemed to be a reference to “more than 50%”), or an Acquisition Proposal is consummated, then Uniti shall pay or cause to be paid to Windstream in immediately available funds the Termination Fee, in each case less any Expense Amount previously paid or payable, on the earlier of (x) the date on which a definitive agreement with respect to an Acquisition Proposal was executed by Uniti and (y) concurrently with the consummation of such Acquisition Proposal.

(iii)   If this Agreement is terminated by either Uniti or Windstream pursuant to Section 11.01(b)(iii) (Uniti No Vote), then Uniti shall pay or cause to be paid and reimbursed to Windstream (in immediately available funds) all reasonable and documented out-of-pocket third-party expenses, including the reasonable fees and expenses of attorneys, investment bankers, financial advisors, accountants, experts, advisors and consultants, incurred by Windstream and its Affiliates and equityholders in connection with this Agreement and the Transactions, not to exceed $25,000,000 (the “Expense Amount”), in the case of a termination by Windstream, within two Business Days after such termination and, in the case of a termination by Uniti, immediately before and as a condition to such termination; provided that in no event will Uniti owe any Expense Amount if (x) Legacy Windstream Holder Adviser or its controlled Affiliates failed to vote (or cause to be voted), in person or by proxy, all shares of Uniti Common Stock that any such Person was entitled to vote or consent thereon (A) in favor of (1) the adoption of the Merger Agreement and the other Transaction Agreements and the approval of the Merger and the other Transactions and (2) any stockholder authorization action reasonably requested by Uniti in furtherance of the foregoing and (B) against any action or agreement that would reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect the consummation of the Transactions in any material respect and (y) all such shares of Legacy Windstream Holder Adviser and its controlled Affiliates not so voted would have been sufficient to have obtained the Uniti Stockholder Approval.
(c)   If this Agreement is terminated pursuant to (A) Section 11.01(c)(ii), based on a breach of any representation or warranty set forth in Section 4.27 or any breach of or failure to perform any covenant or agreement set forth in Section 6.06; (B) Section 11.01(b)(i), if at such time Windstream would have been entitled to terminate this Agreement pursuant to clause (A) of this Section 12.04(c); or (C) Section 11.01(c)(iii), then Uniti shall pay or cause to be paid to Windstream in immediately available funds $75,000,000 (such fee, the “Financing Termination Fee”) within two Business Days after such termination (or, if later, after Windstream’s written request thereof).
(d)   Notwithstanding anything herein to the contrary, Windstream, New Uniti, New Windstream LLC, HoldCo and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Termination Fee or Financing Termination Fee is payable by Uniti pursuant to Section 12.04(b) or Section 12.04(c), if such Termination Fee or Financing Termination Fee is paid in full, the receipt by Windstream of the Termination Fee or the Financing Termination Fee, as the case may be, shall be deemed to be liquidated damages and the sole and exclusive remedy of New Uniti, New Windstream LLC, Windstream, HoldCo and Merger Sub, any of their respective equityholders and any of their respective Affiliates or Representatives (collectively, in each case, other than a Uniti Related Party, the “Windstream Related Parties”) in connection with this Agreement or the transactions contemplated hereby, and the Windstream Related Parties shall be precluded from any other remedy against Uniti, at law or in equity or otherwise, and no Windstream Related Party shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Uniti or any of Uniti’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives (the “Uniti Related Parties”) in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement; provided that, under circumstances where the Termination Fee is payable, the Termination Fee shall not be Windstream’s exclusive remedy in the event of a Willful Breach by Uniti. While Windstream may pursue both a grant of specific performance in accordance with Section 12.12 and the payment of the Termination Fee or the Financing Termination Fee, as the case may be, under no circumstance shall Windstream be permitted or entitled to receive both a grant of specific performance and payment of the Termination Fee or the Financing Termination Fee, as applicable. Each party acknowledges and agrees that in no event shall Uniti be required to pay (i) the Termination Fee, the Financing Termination Fee or the Expense Amount on more than one occasion or (ii) both the Termination Fee and the Financing Termination Fee, and in the event the Termination Fee becomes due and payable after the date that the Expense Amount has been paid, the amount of the Termination Fee shall be reduced by an amount of the Expense Amount previously paid by Uniti. Each party acknowledges that the agreements contained in this Section 12.04 are an integral part of the Transactions and that, without these agreements, the other parties would not enter into this Agreement. In the event that the Termination Fee or the Financing Termination Fee is payable to Windstream, Uniti shall pay such fee to Windstream Services, LLC.

Section 12.05.   Disclosure Schedule and SEC Document References.   The parties hereto agree that any reference in a particular Section of the Uniti Disclosure Schedule or Windstream Disclosure Schedule, as applicable, shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of Uniti or Windstream, HoldCo and Merger Sub, as applicable, that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of Uniti or Windstream, HoldCo and Merger Sub, as applicable, that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Uniti Disclosure Schedule or Windstream Disclosure Schedule, as applicable, as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Uniti Material Adverse Effect or Windstream Material Adverse Effect, as applicable, and the disclosure therein of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted in certain sections of the Uniti Disclosure Schedule and Windstream Disclosure Schedule for convenience of reference only and will not be considered a part of or affect the construction or interpretation of such sections. The information provided in the Uniti Disclosure Schedule and Windstream Disclosure Schedule is being provided solely for the purpose of making disclosures pursuant to this Agreement to the parties hereto. In disclosing such information, the disclosing party does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.
Section 12.06.   Binding Effect; Benefit; Assignment; Governing Law.   (a) Subject to Section 12.06(b) and Section 12.13, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than: (i) as expressly provided in Section 7.03 (which shall be to the benefit of the parties referred to in such Section), (ii) following the valid termination of this Agreement pursuant to Article 11, as expressly provided in Section 11.02 and (iii) the right of New Uniti or Uniti on behalf of its stockholders (each of which are third party beneficiaries of this Agreement to the extent required for this clause (iii) to be enforceable), to pursue specific performance as set forth in Section 12.12 or, if specific performance is not sought or granted as a remedy, damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out of pocket costs, and may include damages based on the benefit of the bargain lost by New Uniti or by Uniti’s stockholders, as applicable (which may include, in the case of Uniti, the premium reflected in the Merger Consideration, which was specifically negotiated by the Uniti Board on behalf of Uniti’s stockholders, and may take into consideration all other relevant matters), which shall be deemed in such event to be damages of such party) in the event of Windstream’s, HoldCo’s or Merger Sub’s, or Uniti’s breach of this Agreement, it being agreed that in no event shall any Uniti stockholder be entitled to enforce any of their rights, or any of Windstream’s, HoldCo’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather Uniti shall have the sole and exclusive right to do so, as agent for such stockholders.
(b)   No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Any purported assignment, delegation or other transfer without such consent shall be void.
(c)   Except to the extent the provisions of the MGCL and/or the Maryland Limited Liability Company Act are applicable to the Merger or to the standard of conduct of the members of the Uniti Board under Applicable Law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
Section 12.07.   Jurisdiction.   Subject to Section 12.13, the parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought and determined exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.
Section 12.08.   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY PROCEEDING AGAINST ANY DEBT FINANCING SOURCE OR ANY DEBT FINANCING SOURCE RELATED PARTIES IN RESPECT OF THE FINANCING).
Section 12.09.   Counterparts; Effectiveness.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 12.10.   Entire Agreement.   The Transaction Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
Section 12.11.   Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions, taken as a whole, is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 12.12.   Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof without the necessity of proving that irreparable harm would occur or the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby agree that any right of Windstream to specifically enforce Uniti’s obligation to consummate the Closing shall include the right to cause Uniti to use all borrowing capacity and available cash to pay the Closing Cash Payment. The parties hereto hereby waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties further agree that (x) by seeking the remedies provided for in this Section 12.12, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including, subject to Section 11.02, monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 12.12 are not available or otherwise are not granted and (y) nothing contained in this Section 12.12 shall require any party to institute any Proceeding for (or limit any party’s right to institute any Proceeding for) specific performance under this Section 12.12 before exercising any termination right under Article 11 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 12.12 or anything contained in this Section 12.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 11 or pursue any other remedies under this Agreement that may be available then or thereafter.
Section 12.13.   Concerning the Debt Financing Sources Related Parties.   Notwithstanding anything in this Agreement or any other Transaction Agreement to the contrary, each of the parties hereto hereby:
(a)   agrees that any Proceeding, whether in law or in equity, whether in contract, in tort or otherwise, involving any Debt Financing Sources Related Party in any way arising out of or relating to this Agreement, any Transaction Agreement, any Debt Financing Documents, the Financing or any of the Transactions or the performance of any services hereunder or thereunder (any such Proceeding, a “Financing Related Proceeding”) shall be subject to the exclusive jurisdiction of, and shall be brought exclusively in, the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof, and irrevocably and unconditionally submits, for itself and its property, with respect to any Financing Related Proceeding, to the exclusive jurisdiction of, and to venue in, any such court; irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Financing Related Proceeding, (i) any claim that it is not personally subject to the jurisdiction of any such court for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any Proceeding commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) any Financing Related Proceeding in any such court is brought in an inconvenient forum or (B) the venue of any Financing Related Proceeding is improper; and agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient;
(b)   agrees that any Financing Related Proceeding shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would result in the application of the law of any other state, except as otherwise expressly provided in the Debt Commitment Letter or the applicable Financing Document;
(c)   agrees not to bring or support, or permit any of its Affiliates to bring or support, any Financing Related Proceeding in any forum other than the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof;
(d)   expressly and irrevocably waives all right to a jury trial with respect to any Financing Related Proceeding;
(e)   agrees that none of the Debt Financing Sources Related Parties will have any obligation or liability, on any theory of liability, to any Windstream Related Party, and no Windstream Related Party shall have any rights or claims against any of the Debt Financing Sources Related Parties, in each case, in any way arising out of or relating to this Agreement, any Transaction Agreement, any Debt Financing Document, the Financing or any of the other transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract, in tort or otherwise; provided that, for the avoidance of doubt, nothing in this Section 12.13 shall modify any rights or remedies of Uniti under the terms of the Debt Commitment Letter or any of the Debt Financing Documents;
(f)   agrees that, notwithstanding anything to the contrary in Section 12.06(a) or elsewhere in this Agreement or any other Transaction Agreement, the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, this Section 12.13; and
(g)   agrees that the provisions in this Section 12.13 (and any definition set forth in, or any other provision of, this Agreement to the extent that an amendment, waiver or other modification of such definition or other provision would amend, waive or otherwise modify the substance of this Section 12.13) shall not be amended, waived or otherwise modified, in each case, in any way adverse to any Debt Financing

Sources Related Party without the prior written consent of such Debt Financing Sources Related Party (and any such amendment, waiver or other modification without such prior written consent shall be null and void). For the avoidance of doubt, the provisions of this Section 12.13 shall apply only to lenders or other Debt Financing Sources or Debt Financing Sources Related Parties with respect to debt financing, and not to any investor in, subscriber for, or purchaser of, any equity financing, in each case, in their capacities as such.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.
UNITI GROUP INC.
By:
/s/ Daniel Heard

Name:
Daniel Heard

Title:
EVP, General Counsel & Secretary

WINDSTREAM HOLDINGS II, LLC
By:
/s/ Paul H. Sunu

Name:
Paul H. Sunu

Title:
Chief Executive Officer

Execution Version
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), is made and entered into as of July 17, 2024, by and between Uniti Group Inc., a Maryland corporation (“Uniti”), and Windstream Holdings II, LLC, a Delaware limited liability company (“Windstream”). Capitalized terms used but not defined in this Amendment have the meanings given to such terms in the Merger Agreement (as defined below).
W I T N E S S E T H:
WHEREAS the parties hereto have entered into that certain Agreement and Plan of Merger, dated as of May 3, 2024, (the “Merger Agreement”);
WHEREAS, pursuant to Section 12.03(a) of the Merger Agreement, the provisions of the Merger Agreement may be amended if in writing and signed by Uniti and Windstream; and
WHEREAS the parties hereto wish to amend the Merger Agreement as set forth in this Amendment.
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.   Amendments to Merger Agreement.   From and after the date of this Amendment, the Merger Agreement is hereby amended as follows:
(A)   Exhibit J to the Merger Agreement is hereby deleted in its entirety and replaced with the form set forth as Exhibit A to this Amendment.
(B)   Exhibit K to the Merger Agreement is hereby deleted in its entirety and replaced with the form set forth as Exhibit B to this Amendment.
(C)   Exhibit N to the Merger Agreement is hereby deleted in its entirety and replaced with the form set forth as Exhibit C to this Amendment.
(D)   Sections 7.03(a) – (e) are hereby deleted in their entirety and replaced as follows:
“Windstream shall cause New Uniti to, and New Uniti shall, do the following:
(a)   For six years after the Effective Time, New Uniti shall, or shall cause each of Windstream and the Surviving Corporation, as applicable, to, indemnify and hold harmless the present and former directors, managers, officers, employees, fiduciaries and agents of Windstream, Uniti and their respective Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at Windstream’s, Uniti’s or its Subsidiaries request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to the fullest extent permitted by the DGCL, MGCL or any other Applicable Law or provided under Windstream’s or its Subsidiaries’ organizational documents or Uniti’s charter and bylaws or other organizational documents of Uniti or any of its Subsidiaries, as applicable, in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law. If any Indemnified Person is made party to any Proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, New Uniti shall, or shall cause the Surviving Corporation and/or Windstream, as applicable, to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such Proceeding or investigation, in each case, on the same terms as provided in the applicable organizational documents in effect on the date hereof; provided that any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 7.03, upon learning of any such Proceeding, shall notify New Uniti (but the failure so to notify shall not relieve a party from any obligations that it may have under this Section 7.03 except to the extent such failure materially prejudices such party’s position with respect to such claims).
(b)   For six years after the Effective Time, New Uniti shall cause to be maintained in effect provisions in the charter, bylaws or other organizational documents of New Uniti, Windstream, the Surviving Corporation and their respective Subsidiaries (or in such documents of any successor to the business of Windstream, the Surviving Corporation or any such Subsidiary) regarding limitation of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.
(c)   From and after the Effective Time, New Uniti shall, and shall cause the Surviving Corporation, Windstream and their respective Subsidiaries to, honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person prior to the date hereof, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.
(d)   Prior to the Effective Time, New Uniti shall obtain and fully pay the premiums for the non-cancellable extension of the directors’ and officers’ liability coverage of Windstream and Uniti’s existing directors’ and officers’ insurance policies and Windstream and Uniti’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time; (ii) be from an insurance carrier with the same or better credit rating as Windstream or Uniti’s respective current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are, in the aggregate, no less favorable than the coverage provided under Windstream and Uniti’s, as applicable, existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions or actions contemplated hereby); provided that New Uniti shall provide Uniti a reasonable opportunity to participate in the selection of such tail policy and the cost of any such tail policy shall not exceed 300% of the aggregate annual premium paid by the applicable party in respect of the D&O Insurance (which amount is set forth in Section 7.03(d) of the Uniti Disclosure Schedule); provided further, that if the aggregate premium of such tail policy exceeds such amount, New Uniti shall obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
(e)   If New Uniti, Windstream, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of New Uniti, Windstream or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.”
(E)   Section 8.11 is hereby amended to delete each reference to “the Surviving Corporation” and replace each such reference with “New Uniti”.
2.   Binding Effect.   This Amendment will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
3.   Entire Agreement; Integration; References.   The Merger Agreement, as amended by this Amendment, together with the other Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. The provisions set forth in this Amendment shall be deemed to be and shall be construed as part of the Merger Agreement to the same extent as if fully set forth verbatim therein.
4.   General.   Except to the extent expressly modified hereby, the provisions of the Merger Agreement remain unmodified and are hereby confirmed as being in full force and effect. The headings in this Amendment are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.
5.   Governing Law.   Except to the extent the provisions of the MGCL and/or the Maryland Limited Liability Company Act are applicable to the Merger or to the standard of conduct of the members of the Uniti Board under Applicable Law, this Amendment and all Actions arising out of or relating to this Amendment shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.
6.   Counterparts.   This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Amendment shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
[Signature Page Follows]

Execution Version
IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.
UNITI GROUP INC.
By:
/s/ Daniel Heard

Name:
Daniel Heard

Title:
EVP, General Counsel & Secretary

WINDSTREAM HOLDINGS II, LLC
By:
/s/ Paul H. Sunu

Name:
Paul H. Sunu

Title:
Chief Executive Officer

Annex B
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”), dated as of May 3, 2024 between Uniti Group Inc., a Maryland corporation (“Uniti”), Elliott Investment Management L.P., a Delaware limited partnership (“Elliott Management”), Elliott Associates, L.P., a Delaware limited partnership (“EALP”), Elliott International, L.P., a Cayman Islands limited partnership (together with EALP and Elliott Management, “Elliott”) and DEVONIAN II ICAV, an Irish collective asset-management vehicle constituted as an umbrella fund with variable capital and segregated liability between sub-funds, authorized by the Central Bank of Ireland pursuant to the Irish Collective Asset-management Vehicles Act 2015 (as amended), acting solely for and on behalf of its sub-fund Devonian II-Sub-Fund I (together with EALP, the “Stockholders” and each a “Stockholder”).
WHEREAS, as an inducement to Uniti’s willingness to enter into that certain Agreement and Plan of Merger dated as of May 3, 2024 (the “Merger Agreement”) by and between Uniti and Windstream Holdings II, LLC, a Delaware limited liability company (“Windstream”), Uniti has requested the Stockholders and Elliott, and the Stockholders and Elliott have agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.0001 per share, of Uniti (“Uniti Common Stock”) that Elliott, each Stockholder or any of their respective controlled Affiliates (as defined below) beneficially owns as of the date hereof or may acquire on or after the date hereof until the Expiration Date (the “Shares”). Any capitalized term that is used, but not defined, herein shall have the meaning ascribed to such term in the Merger Agreement.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
Grant of Proxy; Voting Agreement
Section 1.01.   Voting Agreement.   At the Uniti Stockholder Meeting and at any other meeting of the stockholders of Uniti, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of Uniti prior to the Expiration Time, each Stockholder (in such Stockholder’s capacity as such) hereby irrevocably and unconditionally agrees to, with respect to the Shares that such Stockholder is entitled to vote or consent thereon, (i) appear at each such meeting or otherwise cause all such Shares to be counted as present thereat for purposes of determining a quorum and (ii) vote (or cause to be voted), in person or by proxy, all such Shares (x) in favor of (A) the adoption of the Merger Agreement and the other Transaction Agreements and the approval of the Merger and the other Transactions, (B) the Uniti Organizational Document Amendment, (C) the Uniti Delaware Conversion and (D) any stockholder authorization action reasonably requested by Uniti in furtherance of the foregoing, including, without limiting any of the foregoing obligations, in favor of any proposal to adjourn or postpone any meeting of the stockholders of Uniti at which any of the foregoing matters are submitted for consideration and vote of the stockholders of Uniti to a later date if there is not a quorum or sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters and (y) against any action or agreement that would reasonably be expected to impede, interfere with, delay, discourage, postpone or adversely affect the consummation of the Transactions in any material respect. Except as set forth in this Section 1.01, nothing in this Agreement shall restrict any Stockholder from voting in favor of, against or abstaining with respect to any other matter presented to the stockholders of Uniti. In addition, nothing in this Agreement shall limit the right of any Stockholder to vote any such Shares in connection with the election of directors.
Section 1.02.   Irrevocable Proxy.   Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. Solely in the event of a failure by the applicable Stockholder to act in accordance with such Stockholder’s obligations as to voting pursuant to Section 1.01 and without in any way limiting any Stockholder’s right to vote the Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval, each Stockholder grants a proxy appointing Uniti as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above. The proxy granted by Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Uniti entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Stockholder shall be automatically revoked, without any action by such Stockholder, upon termination of this Agreement in accordance with its terms.
ARTICLE 2
Representations and Warranties of Stockholders
Each Stockholder and Elliott represents and warrants, severally (and not jointly) solely with respect to such Stockholder or Elliott, as applicable, to Uniti that:
Section 2.01.   Corporate Authorization.   (a) Such Stockholder and Elliott are duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction in which it is incorporated, organized or constituted, (b) such Stockholder and Elliott have the legal capacity and have all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and (c) this Agreement has been duly executed and delivered by such Stockholder, and Elliott, assuming that this Agreement has been duly authorized, executed and delivered by Uniti, this Agreement constitutes a legally valid and binding obligation of such Stockholder and Elliott, enforceable against such Stockholder and Elliott in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditor’s rights, or by principles governing the availability of equitable remedies, whether considered in suit, action or proceeding at law or in equity the “Enforceability Exceptions”).
Section 2.02.   Non-Contravention.   The execution and delivery of this Agreement by such Stockholder and Elliott does not, and the performance by such Stockholder and Elliott of their respective obligations hereunder will not, (i) result in any violation of any Applicable Law, (ii) violate any provision of the organizational documents of Stockholder or Elliott, (iii) require any consent that has not been given or other action (including notice or payment) that has not been taken by any Person (including under any provision of any contract binding upon such Stockholder, Elliott or the Shares) or (iv) result in the imposition of any Lien upon the Shares, other than any Lien that would not adversely affect the ability of such Stockholder to perform fully its obligations hereunder with respect to the applicable Shares.
Section 2.03.   Ownership of Shares.   Except as otherwise permitted in connection with Permitted Transfers (as provided below), such Stockholder is the record and beneficial owner (as defined in Rule 13d-3 or Rule 13d-5 under the 1933 Act) of the Shares set forth opposite such Stockholder’s name on the signature page hereto, free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Shares), other than Permitted Encumbrances and generally applicable transfer restrictions under the 1933 Act. None of the Shares are subject to any voting trusts, stockholder agreements, proxies, or other agreements or understandings in effect with respect to the voting or transfer of such shares, except as provided hereunder.
Section 2.04.   Total Shares.   Except for the Shares set forth on the signature page hereto, which are owned by such Stockholder, none of the Stockholders, Elliott or any of their respective controlled Affiliates Beneficially Owns (as defined below), or is entitled to vote on any matter on which holders of shares of Uniti Common Stock may vote, any (i) shares of Uniti Common Stock, (ii) shares of any other class of common, preferred or capital stock of Uniti, (iii) any options, warrants, rights, units or securities of Uniti or any of its Affiliates convertible or exercisable into or exchangeable for (whether presently convertible, exchangeable or exercisable or not) common, preferred or capital stock of Uniti or (iv) derivative securities (as defined under Rule 16a-1 under the 1934 Act) of Uniti that increase in value as the value of any securities of Uniti described in clauses (i)  – (iii) above increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (A) such interest conveys any voting rights in such security, (B) such interest is required to be, or is capable of being, settled through delivery of such security or cash or (C) other transactions hedge the economic effect of such interest. Whenever used in this Agreement, “Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with, such Person, excluding, in respect of Elliott or any Stockholder, any portfolio operating company (as such term is understood in the private equity industry). The term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise; provided, that in no event shall Windstream, New Windstream LLC or New Uniti (collectively, the “Windstream Group”) or any of their respective Subsidiaries, or any of the Windstream Group’s other controlled Affiliates (in each case after giving effect to the Transactions) be deemed to be Affiliates of Elliott or any Stockholder or any of their respective Affiliates for purposes of this Agreement. For the avoidance of doubt, with respect to any Elliott, any fund, account or investment vehicle will be deemed an Affiliate of such Elliott if under common “control” as defined in the immediately preceding sentence. As used in this Section 2.04, “Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation).
Section 2.05.   Acknowledgment of Agreement.   Such Stockholder has read the Merger Agreement and this Agreement, has had the opportunity to consult with its tax and legal advisors and fully understand all of the provisions of the Merger Agreement and this Agreement.
ARTICLE 3
Representations and Warranties of Uniti
Uniti represents and warrants to Elliott and Stockholders:
Section 3.01.   Corporation Authorization.   (a) Uniti is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction in which it is incorporated, (b) Uniti has the legal capacity and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and (c) this Agreement has been duly executed and delivered by Uniti and, assuming that this Agreement has been duly authorized, executed and delivered by Elliott and Stockholders, this Agreement constitutes a legally valid and binding obligation of Uniti, enforceable against Uniti in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions).
ARTICLE 4
Covenants of Stockholder
Each Stockholder hereby covenants and agrees that:
Section 4.01.   No Proxies for Shares.   Except pursuant to this Agreement, such Stockholder shall not, without the prior written consent of Uniti, prior to the Expiration Time, directly or indirectly, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares during the term of this Agreement.
Section 4.02.   Appraisal Rights.   Each Stockholder hereby waives, and agrees not to exercise, any right to dissent or appraisal or any similar provision under Applicable Law (including pursuant to the DGCL or the MGCL) in connection with the Transactions.
Section 4.03.   No Transfer of Shares.   Until the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article 11 thereof, (c) the mutual written consent of the parties hereto and (d) an Adverse Recommendation Change (the “Expiration Time”), each Stockholder and Elliott agree not to, directly or indirectly, sell, dispose, assign, transfer, charge, donate, grant any lien in (other than Liens (x) arising under or imposed by Applicable Law or pursuant to this Agreement, the Merger Agreement (or the transaction contemplated by the Merger Agreement) or any Permitted Transfer or (y) that are not material to the Stockholder’s performance of its respective obligations under this Agreement or the other Transaction Documents ((x) and (y), together, the “Permitted Encumbrances”)), exchange, pledge, encumber, hypothecate, or otherwise transfer or attempt to transfer all or any portion of the Shares or any participation, right or interest therein (whether by merger, consolidation or otherwise by operation of law), in each case whether directly or indirectly (including through the transfer of any Shares in any direct or indirect holding company holding Shares or through the issuance and redemption by any such holding company of its Shares, and through deposit into a voting trust or entry into a voting agreement or arrangement with respect to any such Shares or grant of any proxy or power of attorney with respect thereto that is inconsistent with this Agreement), or enter into any offer, agreement, contract or commitment to do any of the foregoing, and regardless of whether any of the foregoing is effected, with or without consideration, voluntarily or involuntarily, and by operation of law or otherwise (any of the foregoing, a “Transfer”), or cause or permit the Transfer of any Shares, other than (i) with the prior written consent of Uniti or (ii) Transfers between the Stockholders or their or Elliott’s controlled Affiliates (so long as, for the avoidance of doubt, such Transfers do not reduce the aggregate beneficial ownership of the Stockholders, including any transferee who becomes a Stockholder pursuant to Section 4.04), provided, that in each case, the transferee shall, and such Stockholder (or Elliott) shall cause such transferee (other than in the case of a customary securities lending arrangement as contemplated below) to, at the time of and as a condition to such Transfer, execute and deliver to Uniti a counterpart to this Agreement in the form attached hereto as Exhibit A providing that such transferee shall agree to be bound as a Stockholder under this Agreement (provided that the transferor shall continue to be liable for any failure of the transferee to comply with any provision of this Agreement) (each such exception, a “Permitted Transfer”). The foregoing restrictions on Transfers of Shares shall not prohibit any such Transfers by any Stockholder pursuant to, and in accordance with the express terms of, the Merger Agreement. Any Transfer or attempted Transfer of any Shares in violation of this Section 4.03 shall be null and void and of no effect whatsoever. For the avoidance of doubt, the fact that a Stockholder’s Shares may be loaned by such Stockholder as part of customary securities lending arrangements shall constitute a Permitted Transfer and actions taken in connection therewith shall constitute a Permitted Encumbrance, so long as such Stockholder is entitled to (and does) vote any such loaned Shares at any stockholder meeting of Uniti held prior to the Expiration Date (including by recalling such loaned Shares prior to the record date for such meeting as necessary, following which record date the Stockholder may again loan any or all of such Stockholder’s Shares as part of customary securities lending arrangements) in accordance with this Agreement; provided that the Shares are released from any such lending arrangements prior to or as of Closing and are held by a Stockholder or Elliott or a permitted transferee thereof referred to in the immediately preceding sentence. Uniti hereby agrees to use reasonable best efforts to provide Elliott with advance notice of the record date for any stockholder meeting of Uniti held before the Expiration Date. Uniti shall notify Elliott upon each commencement of a “broker search” in accordance with Rule 14a-13 of the Exchange Act, and any updates thereto. For the avoidance of doubt, “Shares” shall exclude any cash-settled swap instruments that do not confer a right to control or direct the voting of the underlying shares of Uniti Common Stock.
Section 4.04.   Joinder.   Elliott irrevocably agrees to cause any of its controlled Affiliates that acquires any Uniti Common Stock or other voting securities of Uniti on or after the date hereof to execute and deliver a counterpart to this Agreement in the form attached hereto as Exhibit A and agree to be bound with respect to this Agreement with respect to such shares to the same extent such shares would be subject to this Agreement had they been acquired or held by a Stockholder. Each such Affiliate shall be considered a “Stockholder” for all purposes under this Agreement.
Section 4.05.   Publicity.   Each Stockholder and Elliott hereby authorizes Uniti to publish and disclose in any announcement or disclosure in connection with the Transactions, including in any press release, the Form S-4, the Proxy Statement or any other filing with any Governmental Authority made in connection with the Merger and the other Transactions, each Stockholder’s and Elliott’s identity and ownership of the Shares, as applicable, and the nature of each Stockholder’s and Elliott’s obligations under this Agreement; provided that, prior to any such announcement or disclosure, as well as any other disclosure that references the Stockholders or Elliott (individually or as a group), Uniti shall use reasonable best efforts to provide each Stockholder and Elliott, as applicable, with the opportunity to review and comment on any references to such Stockholder or Elliott, as applicable, in such announcement or disclosure and consider such comments in good faith.
ARTICLE 5
Miscellaneous
Section 5.01.   Further Assurances.   Subject to the terms and conditions of this Agreement, Uniti, Elliott and Stockholder will each use their reasonable best efforts to execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under, and in accordance with, applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.
Section 5.02.   Certain Adjustments.   In the event of a stock split, stock dividend or distribution, or any change in the Shares by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such Shares may be changed or exchanged or which are received in such transaction.
Section 5.03.   Stop Transfer Instructions.   At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes Uniti or its counsel to notify Uniti’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by Uniti following the Expiration Time.
Section 5.04.   Expenses.   Except as otherwise provided in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.
Section 5.05.   Specific Performance.   (a) Elliott and Stockholder acknowledge and agree that (i) Uniti would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and therefore, notwithstanding anything to the contrary set forth in this Agreement, Elliott and Stockholder hereby agree that Uniti shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and/or specific performance by Elliott or Stockholder, and Elliott and Stockholder hereby agree to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other parties have an adequate remedy at law, and hereby agree to waive any requirement to post any bond in connection with obtaining such relief, and (ii) the equitable remedies described in this Article 5 shall be in addition to, and not in lieu of, any other remedies at law or in equity that Uniti may elect to pursue.
(b)   Notwithstanding anything to the contrary contained in this Agreement, in no event shall Elliott, Stockholder or any other Person have any right whatsoever to cause Uniti or any of its Affiliates to consummate the Closing, and in no event shall any other party hereto or any other Person be entitled to seek or obtain any injunction or injunctions to compel Uniti or any of its Affiliates to consummate the Closing, except for the rights of the members of the Windstream Group party to the Merger Agreement to seek specific performance pursuant to the express terms of Section 12.12 (Specific Performance) of the Merger Agreement (but subject to the limitations set forth therein).
Section 5.06.   Governing Law.   This Agreement and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. Each party expressly agrees and acknowledges that the State of Delaware has a reasonable relationship to the parties and/or this Agreement.
Section 5.07.   Jurisdiction; Waiver of Jury Trial.   The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement, the Transaction Agreements or the Transactions contemplated thereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought and determined exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in any manner permitted by the laws of the State of Delaware shall be deemed effective service of process on such party. Each Stockholder, Elliott and Uniti hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement, the Merger Agreement or the Transactions contemplated thereby.
Section 5.08.   Amendments; Termination.   Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment,

by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall automatically terminate and be of no further force or effect upon the Expiration Time.
Section 5.09.   Counterparts; Effectiveness.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 5.10.   Entire Agreement.   This Agreement, the Confidentiality Agreement and the other Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall, or shall be construed or deemed to, constitute a Transfer of any Shares or any legal or beneficial interest in or voting or other control over any of the Shares or as creating or forming a “group” for purposes of the 1934 Act, and all rights, ownership and benefits or and relating to the Shares shall remain vested in and belong to Stockholder, subject to the agreements of the parties set forth herein. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.
Section 5.11.   Successors and Assigns.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto (except that Uniti may assign its rights and obligations under this Agreement in whole or in part to one or more of its controlled Affiliates). Elliott agrees to be responsible for compliance with this Agreement by any controlled Affiliate of Elliott that becomes bound by this Agreement in accordance with Section 4.04, and any breach of this Agreement by any such controlled Affiliates shall be deemed a breach by Elliott.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
UNITI GROUP INC.
By:
/s/ Daniel Heard

 Name: Daniel Heard
 Title:   EVP, General Counsel & Secretary
ELLIOTT INVESTMENT MANAGEMENT L.P.
By:
/s/ Elliot Greenberg

 Name: Elliot Greenberg
 Title:   Vice President
ELLIOTT ASSOCIATES, L.P.
By:
Elliott Investment Management L.P., as attorney-in-fact

By:
/s/ Elliot Greenberg

 Name: Elliot Greenberg
 Title:   Vice President
ELLIOTT INTERNATIONAL, L.P.
By:
Elliott Investment Management L.P., as attorney-in-fact

By:
/s/ Elliot Greenberg

 Name: Elliot Greenberg
 Title:   Vice President
DEVONIAN II ICAV, acting solely for and on behalf of its sub-fund DEVONIAN II — SUB-FUND I
By:
/s/ Jeffrey Yurkovic

 Name: Jeffrey Yurkovic
 Title:   Director
Stockholder	Shares Owned
Elliott Associates, L.P.	3,137,498
Devonian II – Sub-Fund I	6,983,464
Elliott International, L.P.	0
Elliott Investment Management L.P.	0
[Signature Page to Voting Agreement]

Annex C
UNITHOLDER AGREEMENT
This UNITHOLDER AGREEMENT (this “Agreement”) dated as of May 3, 2024 is entered into by and between Uniti Group Inc., a corporation organized under the laws of Maryland (“Uniti”), Elliott Investment Management L.P., a Delaware limited partnership (“Elliott Management”), Elliott Associates, L.P. (“EALP”), Elliott International, L.P. (together with EALP and Elliott Management, “Elliott”), Nexus Aggregator L.P., a Delaware limited partnership (“Nexus” and, together with Elliott, each a “Covered Person”) and holder of membership interests of Windstream Holdings II, LLC, a Delaware limited liability company (“Windstream”) and, solely for the purposes of Section 2(b), Windstream. Any capitalized term that is used, but not defined, herein shall have the meaning ascribed to such term in the Merger Agreement (as defined below).
WHEREAS, concurrently with the execution of this Agreement, Uniti has entered into that certain Agreement and Plan of Merger dated as of May 3, 2024 (the “Merger Agreement”) by and between Uniti and Windstream, pursuant to which, among other things, Windstream shall become a wholly owned indirect Subsidiary of New Windstream LLC, a Delaware limited liability company (“New Windstream LLC”) prior to the Closing, New Windstream LLC shall merge with and into Windstream Parent, Inc., a Delaware corporation (“New Uniti” and together with Windstream and New Windstream LLC and each of their respective Subsidiaries, the “Windstream Group”) with New Uniti surviving the merger, and at the Closing, Uniti shall merge with and into a Subsidiary of New Uniti and survive the merger as a wholly owned indirect Subsidiary of New Uniti, in each case on the terms and subject to the conditions set forth in the Merger Agreement, an executed copy of which is attached hereto as Exhibit A;
WHEREAS, the board of directors of Uniti (the “Uniti Board”), by resolutions duly adopted, has (i) unanimously determined that the transactions contemplated by the Merger Agreement are in the best interests of Uniti and Uniti’s stockholders, (ii) declared advisable the transactions contemplated by the Merger Agreement on the terms and conditions of the Merger Agreement, (iii) directed that the approval of the transactions contemplated by the Merger Agreement on the terms and conditions of the Merger Agreement be submitted to Uniti’s stockholders for consideration at the Uniti Stockholders Meeting, (iv) resolved to recommend the approval of the transactions contemplated by the Merger Agreement to Uniti’s stockholders and (v) approved the Merger Agreement;
WHEREAS, the board of managers of Windstream, by resolutions duly adopted, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Windstream and Windstream’s equityholders and (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby; and
WHEREAS, as an inducement to Uniti’s willingness to enter into the Merger Agreement and the other Transaction Agreements to which it is a party, the Covered Persons have agreed to execute and deliver this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged and agreed), each of the parties hereto, intending to be legally bound, hereby agree as follows:
1.   Contractual Obligations; Further Assurances; Release; Joinder.
(a)   Existing Contractual Obligations.   Each Covered Person, on behalf of itself and its controlled Affiliates (as defined below), hereby waives any and all consent, termination, change of control or similar rights, of such Covered Person or such Affiliates, and any related obligations, including any notice, penalty or similar obligations, of the Windstream Group, in each case, that would be triggered by the announcement, pendency or consummation of the Transactions under any Contract or other contractual obligation (including any commercial and financing agreements and arrangements) between such Covered Person or any of its Affiliates, on the one hand, and Windstream or any of its Subsidiaries, on the other hand.

(b)   Further Assurances.   Subject to the terms and conditions of this Agreement and the Merger Agreement, each Covered Person agrees to use its reasonable best efforts to execute and deliver, or cause to be executed and delivered, all further documents and instruments as Uniti may reasonably request to evidence such Covered Person’s obligations under Section 1(a), Section 1(c) or Section 2(d) of this Agreement.
(c)   Elliott Release.   Effective as of the Closing, each Covered Person, on behalf of itself and its controlled Affiliates and their respective successors and assigns (collectively, the “Elliott Releasing Parties”), forever waives, releases, remises and discharges the Windstream Group (which, for the avoidance of doubt, includes Uniti as of the Closing), the current and former managers and directors of such parties, and their respective controlled Affiliates and each of their and their respective controlled Affiliates’ former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, controlled Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) (collectively, the “Elliott Released Parties”) from any and all manner of Proceedings, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether at law or in equity, or any other liability (i) arising prior to, on or after the Closing (so long as the facts, circumstances, actions, omissions, and/or events giving rise to such claim or liability occurred prior to the Closing) relating to such Covered Person’s or any of its controlled Affiliate’s relationship with the Windstream Group or their direct or indirect ownership therein (including any entitlement to expense reimbursement or sponsor, monitoring or similar fees) or (ii) relating to the approval or consummation of the transactions contemplated by the Merger Agreement or any Transaction Agreements, including any alleged breach of any duty by any officer, manager, director, equityholder, partner or other owner of ownership interests of the Windstream Group (collectively, the “Elliott Released Claims”); provided that nothing contained in this Agreement shall limit in any manner (A) any rights to indemnification or contribution, or to any related advancement or reimbursement of expenses, to which such Elliott Releasing Parties may be entitled pursuant to the Merger Agreement, any other Transaction Agreement or the organizational documents of the Windstream Group or any of their respective Subsidiaries, (B) any rights to receive the Closing Cash Payment, or (C) any rights vis a vis other equityholders of the Windstream Group, in their capacity as such, pursuant to the organizational documents of the Windstream Group; provided that such rights shall only be enforceable against such other equityholders and, for the avoidance of doubt, not against any member of the Windstream Group, or (D) any other rights of such Elliott Releasing Party expressly granted to such Elliott Releasing Party in the Merger Agreement (including the Pre-Closing Windstream Reorganization) or any other Transaction Agreement. Each Covered Person, on behalf of itself and the other Elliott Releasing Parties, (i) represents that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any Proceeding or liability of any nature, character or description whatsoever, which is or which purports to be released or discharged by this Section 1(c), and (ii) acknowledges that the Elliott Releasing Parties may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the Elliott Released Claims, but it hereby expressly agrees that, as of the Closing, it (on behalf of itself and the other Elliott Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Elliott Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Without limitation of the foregoing, each Covered Person (on behalf of itself and its Elliott Releasing Parties) hereby waives the application of any provision of Law, including California Civil Code Section 1542, that purports to limit the scope of a general release. Each Covered Person (on behalf of itself and the other Elliott Releasing Parties) hereby acknowledges and agrees that if, after the Closing, such Covered Person or any of the other Elliott Releasing Parties should make any claim or demand or commence or threaten to commence any Proceeding against any Elliott Released Party with respect to any Elliott Released Claim, this Section 1(c) may be raised as a complete bar to any such Proceeding, and the applicable Elliott Released Party may recover from the Elliott Releasing Parties all costs incurred in connection with such Proceeding, including reasonable attorneys’ fees.

(d)   Uniti Release.   Effective as of the Closing, Uniti, on behalf of itself and its controlled Affiliates (including, for the avoidance of doubt, the Windstream Group) and their respective successors and assigns (collectively, the “Uniti Releasing Parties”), forever waives, releases, remises and discharges the Elliott Releasing Parties and their current and former managers and directors of such parties, and their respective controlled Affiliates and each of their and their respective controlled Affiliates’ former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, controlled Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, controlled Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) (collectively, the “Uniti Released Parties”) from any and all manner of Proceedings, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether at law or in equity, or any other liability (i) arising prior to, on or after the Closing (so long as the facts, circumstances, actions, omissions, and/or events giving rise to such claim or liability occurred prior to the Closing) relating to such Elliott Releasing Party’s or any of its controlled Affiliate’s relationship with the Windstream Group or their direct or indirect ownership in any member of the Windstream Group (including any entitlement to expense reimbursement or sponsor, monitoring or similar fees) or (ii) relating to the approval or consummation of the transactions contemplated by the Merger Agreement or any Transaction Agreements, including any alleged breach of any duty by any officer, manager, director, equityholder, partner or other owner of ownership interests of Uniti, the Windstream Group (collectively, the “Uniti Released Claims”); provided that nothing contained in this Agreement shall limit in any manner (A) rights to recoup advancement or reimbursement of expenses previously paid by a Uniti Releasing Party to a Uniti Released Party as a result of indemnification or contribution rights of such Uniti Released Party, to the extent it is ultimately determined that such Uniti Released Party was not entitled to such advancement or reimbursement pursuant to, as applicable, the Merger Agreement, any other Transaction Agreement or the organizational documents of Uniti, each member of the Windstream Group or any of their respective Subsidiaries or (B) any other rights of such Uniti Releasing Party expressly granted to such Uniti Releasing Party in the Merger Agreement or any other Transaction Agreement. Uniti, on behalf of itself and the other Uniti Releasing Parties, (i) represents that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any Proceeding or liability of any nature, character or description whatsoever, which is or which purports to be released or discharged by this Section 1(d), and (ii) acknowledges that the Uniti Releasing Parties may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the Uniti Released Claims, but it hereby expressly agrees that, as of the Closing, it (on behalf of itself and the other Uniti Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Uniti Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Without limitation of the foregoing, Uniti (on behalf of itself and its Uniti Releasing Parties) hereby waives the application of any provision of Law, including California Civil Code Section 1542, that purports to limit the scope of a general release. Uniti (on behalf of itself and the other Uniti Releasing Parties) hereby acknowledges and agrees that if, after the Closing, Uniti or any of the other Uniti Releasing Parties should make any claim or demand or commence or threaten to commence any Proceeding against any Uniti Released Party with respect to any Uniti Released Claim, this Section 1(d) may be raised as a complete bar to any such Proceeding, and the applicable Uniti Released Party may recover from the Uniti Releasing Parties all costs incurred in connection with such Proceeding, including reasonable attorneys’ fees.
(e)   Joinder.   Elliott shall cause any controlled Affiliate of Elliott or Nexus Aggregator L.P. that acquires membership interests of Windstream (including, for the avoidance of doubt, any securities of Windstream (including penny warrants) issued in connection with the Rights Offering) or equity interests in New Windstream LLC or New Uniti following the date hereof and prior to the Closing to be bound by the terms of this Agreement and to execute and deliver a counterpart to this Agreement in the form attached hereto as Exhibit B promptly following any such acquisition. Each such Affiliate shall be considered a “Covered Person” for all purposes under this Agreement.

(f)   Definitions.   Whenever used in this Agreement, “Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with, such Person, excluding, in respect of Elliott, any portfolio operating company (as such term is understood in the private equity industry) (unless such portfolio operating company is acting at the direction of Elliott or any of its controlled Affiliates to engage in conduct prohibited by this Agreement; provided that a portfolio operating company shall not be deemed to be acting at the direction of Elliott solely due to employees or other investment professionals of Elliott serving as directors of such portfolio operating company so long as such employees or investment professionals do not instruct, directly or indirectly, such portfolio operating company to engage in such conduct). The term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise; provided, that in no event shall the Windstream Group or any of its respective Subsidiaries, or any of the Windstream Group’s other controlled Affiliates (in each case after giving effect to the Transactions) be deemed to be Affiliates of Elliott or any of its respective Affiliates for purposes of this Agreement. For the avoidance of doubt, with respect to any Covered Person, any fund, account or investment vehicle will be deemed an Affiliate of such Covered Person if under common “control” as defined in the immediately preceding sentence.
2.   Covenants of Covered Persons
(a)   Restrictive Covenants.
(i)   From the date hereof until 12 months after the Closing, each Covered Person and their controlled Affiliates shall not, directly or indirectly, solicit or hire any person who is, at any time on or after the date hereof and on or prior to the Closing, a management-level employee (or higher) of Uniti, the Windstream Group or any of their respective controlled Affiliates (each, a “Restricted Person”); provided, however, that the foregoing shall not prevent (x) any Covered Person from hiring or soliciting a Restricted Person (i) through general advertisements or third-party recruiters (in each case not specifically directed towards Restricted Person), (ii) who was terminated by Uniti or the Windstream Group, as applicable, prior to solicitation or (iii) who has not been an employee of Uniti, the Windstream Group or their respective Subsidiaries for at least 90 days prior to any direct or indirect solicitation by such Covered Person or (y) any Covered Person’s engagement of a Restricted Person to serve on the board of directors (or similar governing body) of New Uniti.
(ii)   From the date hereof until the Closing, each Covered Person shall not, and shall cause its controlled Affiliates not to, directly or indirectly, intentionally make any public, written or oral statements regarding Uniti, the Windstream Group or any of their respective Subsidiaries or Affiliates to any third party that are disparaging or that are intended to damage the business, goodwill, reputation or business relationships of such Persons with the public generally or with any of their customers, suppliers or employees; provided, however, that the Covered Persons will not be restricted from (x) complying with Applicable Law or any listing agreement with or rule of any national securities exchange or association to which they are a party or (y) communications in any Proceeding reasonably necessary to enforce its rights against such Persons under this Agreement, the Merger Agreement or any other Transaction Agreements.
(iii)   Each Covered Person (on its own behalf and on behalf of its controlled Affiliates) acknowledges and agrees that, at the Closing, such Covered Person will directly or indirectly receive consideration for its interest in Windstream, and such Person therefore has a material economic interest in the consummation of the Transactions. Each Covered Person further acknowledges that Uniti would be unwilling to enter into the Merger Agreement or the other Transaction Agreements, or consummate the Transactions, in the absence of this Section 2(a), and that the covenants contained in this Section 2(a) constitute a material inducement to Uniti to enter into and consummate the Transactions. Without limiting the generality of the foregoing, each Covered Person acknowledges and agrees that the restrictions contained in this Section 2(a) are reasonable and necessary to protect the legitimate interests of Uniti, and it is the intention of the parties that if any of the restrictions or covenants contained in this Section 2(a) are for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 2(a), and this Section 2(a) shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the further intention of the parties that if any of the restrictions or covenants contained in this Section 2(a) is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall (to the maximum extent permitted by Applicable Law) not be construed to be null, void and of no effect, but instead shall be construed and interpreted or reformed to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. Each Covered Person acknowledges that Uniti would be irreparably harmed by any breach of this Section 2(a) and that there would be no adequate remedy at law or in damages to compensate Uniti for any such breach.
(b)   Confidentiality, Etc.   Elliott Management, Uniti and Windstream agree, as it relates to them, that the Confidentiality Agreement is hereby amended as follows:
(i)   Section 19 of the Confidentiality Agreement is deemed replaced with:   “This agreement will terminate and be of no further force or effect on the earlier of (x) the Closing and (y) the termination of the Merger Agreement.”
(ii)   The “Standstill Period” under the Confidentiality Agreement shall continue until the earlier of (x) the Closing and (y) the termination of the Merger Agreement.
(c)   Public Announcements.   Except to the extent required by Applicable Law, each Covered Person and his, her or its controlled Affiliates shall not, without the prior written consent of Uniti, issue any press release or make any public statement with respect to this Agreement, the Merger Agreement, other Transaction Agreements or the Transactions; provided that the foregoing will not restrict press releases or public announcements that (i) are materially consistent with press releases or public announcements previously made by Windstream or Uniti in accordance with the Merger Agreement and (ii) do not include any material non-public information not previously shared by Uniti or Windstream.
(d)   Transfer Restrictions.   Except as expressly contemplated by this Agreement or the Merger Agreement (including the Pre-Closing Windstream Reorganization) (it being understood that, other than the exchange of Windstream Securities for Rights Offerings Warrants, neither the Merger Agreement nor the Pre-Closing Windstream Reorganization expressly contemplates any Covered Person selling Windstream Securities in the Rights Offering), from the date hereof until the Closing, each Covered Person agrees not to directly or indirectly, sell, dispose, assign, transfer, charge, donate, grant any lien in (other than Liens (x) arising under or imposed by Applicable Law or pursuant to this Agreement, the Merger Agreement (or the transaction contemplated by the Merger Agreement) or any Permitted Transfer (as defined below) or (y) that are not material to the Covered Person’s performance of its respective obligations under this Agreement or the other Transaction Documents), exchange, pledge, encumber, hypothecate, or otherwise transfer or attempt to transfer all or any portion of the Subject Securities (as defined below) or any participation, right or interest therein (whether by merger, consolidation or otherwise by operation of law), in each case whether directly or indirectly (including through the transfer of any Subject Securities in any direct or indirect holding company holding Subject Securities or through the issuance and redemption by any such holding company of its Subject Securities, and through deposit into a voting trust or entry into a voting agreement or arrangement with respect to any such Subject Securities or grant of any proxy or power of attorney with respect thereto that is inconsistent with this Agreement), or enter into any offer, agreement, contract or commitment to do any of the foregoing, and regardless of whether any of the foregoing is effected, with or without consideration, voluntarily or involuntarily, and by operation of law or otherwise (any of the foregoing, a “Transfer”), or cause or permit the Transfer of any Subject Securities, other than (i) with the prior written consent of Uniti or (ii) Transfers between the Covered Persons or their or Elliott’s controlled Affiliates (so long as, for the avoidance of doubt, such Transfers do not reduce the aggregate beneficial ownership of the Covered Persons, including any transferee who becomes a Covered Person pursuant to Section 1(e)); provided, that in each case, the transferee shall, and such Covered Person (or Elliott) shall cause such transferee to, at the time of and as a condition to such Transfer, execute and deliver to Uniti a counterpart to this Agreement in the form attached hereto as Exhibit B providing that such transferee shall agree to be bound as a Covered Person under this Agreement (provided that the transferor shall continue to be liable for any failure of the transferee to comply with any provision of this Agreement) (each such exception, a “Permitted Transfer”). For the avoidance of doubt, the restrictions set forth in this Section 2(d) shall apply to any securities of Windstream (including penny warrants) obtained by any Affiliate of a Covered Person in the Rights Offering.
(e)   Regulatory Undertakings.   From the date hereof until the Closing, each Covered Person agrees to take, and their respective controlled Affiliates shall take, all actions reasonably required to be undertaken by a Covered Person to (i) enable the Windstream Group to comply with their obligations under the provisions of Section 8.01 of the Merger Agreement with respect to the filings referred to in Section 8.01(b) of the Merger Agreement (including, for the avoidance of doubt, any filing required by the Committee on Foreign Investment in the United States), including using their respective reasonable best efforts to supply as promptly as practicable information and documentary materials relating to such Covered Person as may be reasonably requested or required by Windstream and are available to such Covered Person to enable Windstream to comply with its obligations under Section 8.01 of the Merger Agreement; provided that (A) the Covered Persons may designate any nonpublic information that is competitively sensitive provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the other party without such Covered Person’s approval, and (B) the Covered Persons shall not be required to supply information or materials to the extent doing so would violate any Applicable Law and (ii) (A) make appropriate filings of Notification and Report Forms pursuant to the HSR Act with respect to the Transactions and the transactions contemplated by the Pre-Closing Windstream Reorganization Transactions with the FTC and the Antitrust Division, in each case as such Persons are required to make under Applicable Law to consummate such transactions and (B) with respect to each such filing, take all actions that Windstream would be required to take in connection with such filings, had it made such filings, pursuant to Section 8.01 of the Merger Agreement; provided that (x) if an objection is asserted with respect to the Transactions, or if any Governmental Authority requests any action (other than requests to provide information or participate in meetings or discussions in connection with the filings referred to above), nothing in this Section 2(e) shall require any Covered Person or any of its Affiliates, other than the Windstream Group and its respective Subsidiaries (including, upon formation, HoldCo and Merger Sub), to propose, negotiate or commit to, accept or otherwise agree to any obligation, requirement, condition, or limitation of any Governmental Authority (other than providing information or participating in meetings or discussions in connection with the filings referred to above) that would apply to any Covered Person or any of its Affiliates, or any of their respective portfolio operating companies, other than the Windstream Group and its respective Subsidiaries (including, upon formation, HoldCo and Merger Sub), including, without limitation, any of the actions take any action described in the definition of Burdensome Condition, and (y) any costs and expenses incurred by a Covered Person in connection with the actions contemplated by this Section 2(e) shall be deemed to be incurred by Windstream for purposes of the definition of “Transaction Expenses” in the Merger Agreement (and may be incurred, and paid by Windstream, to the extent permitted to be paid by Windstream pursuant to Section 7.05 of the Merger Agreement).
(f)   Rights Offering.   Subject to Section 9.02 of the Merger Agreement, each Covered Person shall cause to be completed the steps contemplated by the Rights Offering to be completed by it (including, to the extent contemplated by the Rights Offering, purchasing Windstream penny warrants and exchanging Windstream units for Windstream penny warrants) and shall keep Uniti reasonably informed of the status thereof and afford Uniti a reasonable opportunity to review and comment in advance on any documentation in connection therewith (it being agreed that such Covered Person may reject any such comments in its reasonable discretion).

3.   Representations and Warranties.   Each Covered Person hereby makes the representations and warranties set forth on Annex I, severally and not jointly, to Uniti, as of the date hereof, and as to itself only (provided that the representations and warranties contained in this Annex I shall not survive the Effective Time).
4.   Specific Performance.
(a)   Subject to Section 2(b), (i) each Covered Person hereto acknowledges and agrees that Uniti would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, (ii) therefore, notwithstanding anything to the contrary set forth in this Agreement, each Covered Person hereby agrees that Uniti shall be entitled to seek an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and/or specific performance by any Covered Person, and each Covered Person hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other parties have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief and (iii) the equitable remedies described in this Section 4 shall be in addition to, and not in lieu of, any other remedies at law or in equity that Uniti may elect to pursue.
(b)   Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Covered Person or any other Person have any right whatsoever to cause Uniti or any of its Affiliates to consummate the Closing, and in no event shall any other party hereto or any other Person be entitled to seek or obtain any injunction or injunctions to compel Uniti or any of its Affiliates to consummate the Closing, except for the rights of the members of the Windstream Group party to the Merger Agreement to seek specific performance pursuant to the express terms of Section 12.12 (Specific Performance) of the Merger Agreement (but subject to the limitations set forth therein).
5.   Governing Law.   This Agreement and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. Each party expressly agrees and acknowledges that the State of Delaware has a reasonable relationship to the parties and/or this Agreement.
6.   Jurisdiction; Waiver of Jury Trial.   The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement, the Transaction Agreements or the Transactions contemplated thereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought and determined exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in any manner permitted by the laws of the State of Delaware shall be deemed effective service of process on such party. Each Covered Person hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement, the Merger Agreement or the Transactions contemplated thereby.
7.   Termination.   This Agreement shall automatically terminate and be of no further force or effect upon any termination of the Merger Agreement.
8.   Counterparts; Effectiveness.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
9.   Entire Agreement.   This Agreement and the other Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
10.   Successors and Assigns.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto (except that Uniti may assign its rights and obligations under this Agreement in whole or in part to one or more of its controlled Affiliates). Each Covered Person agrees to be responsible for compliance with this Agreement by any controlled Affiliate of such Covered Person, and any breach of this Agreement by any such controlled Affiliates shall be deemed a breach by such Covered Person.
[Signature page follows]

Very truly yours,
UNITI GROUP INC.
By:
/s/ Daniel Heard

 Name: Daniel Heard
 Title:   EVP, General Counsel & Secretary
WINDSTREAM HOLDINGS II, LLC,
solely for the purposes of Section 2(b)
By:
/s/ Paul H. Sunu

 Name: Paul H. Sunu
 Title:   Chief Executive Officer
COVERED PERSONS:
Elliott Investment Management L.P.
By:
/s/ Elliot Greenberg

 Name: Elliot Greenberg
 Title:   Vice President
Nexus Aggregator L.P.
By:
Nexus Aggregator GP LLC, its general partner

By:
/s/ Elliot Greenberg

 Name: Elliot Greenberg
 Title:   Vice President
Elliott Associates, L.P.
By:
Elliott Investment Management L.P., as attorney-in-fact

Covered Person	Subject Securities
Nexus Aggregator L.P.	44,782,259
Elliott Investment Management, L.P.	0
Elliott Associates, L.P.	0
Elliott International, L.P.	0
 By:
/s/ Elliot Greenberg

 Name: Elliot Greenberg
 Title:   Vice President
Elliott International, L.P.
By:
Elliott Investment Management L.P., as attorney-in-fact

By:
/s/ Elliot Greenberg

 Name: Elliot Greenberg
 Title:   Vice President
[Signature Page to Unitholder Agreement]

Annex D
UNITHOLDER AGREEMENT
This UNITHOLDER AGREEMENT (this “Agreement”) dated as of May 3, 2024 is entered into by and among Uniti Group Inc., a corporation organized under the laws of Maryland (“Uniti”) and certain funds and accounts managed, advised or sub-advised by a certain institutional investment adviser (the “Minority Investment Adviser”) listed on Annex II that hold equity interests in Windstream Holdings II, LLC (“Windstream”) (such funds and accounts, the “Minority Supporting Unitholders” and, together with the Minority Investment Adviser, each a “Covered Person”). Any capitalized term that is used, but not defined, herein shall have the meaning ascribed to such term in the Merger Agreement (as defined below).
WHEREAS, concurrently with the execution of this Agreement, Uniti has entered into that certain Agreement and Plan of Merger dated as of May 3, 2024 (such agreement as in effect on the date hereof, the “Merger Agreement”) by and between Uniti and Windstream, pursuant to which, among other things, Windstream shall become a wholly owned indirect Subsidiary of New Windstream LLC, a Delaware limited liability company (“New Windstream LLC”) prior to the Closing, New Windstream LLC shall merge with and into Windstream Parent, Inc., a Delaware corporation (“New Uniti” and, together with Windstream and New Windstream LLC and each of their respective Subsidiaries, the “Windstream Group”) with New Uniti surviving the merger, and at the Closing, Uniti shall merge with and into a Subsidiary of New Uniti and survive the merger as a wholly owned indirect Subsidiary of New Uniti, in each case on the terms and subject to the conditions set forth in the Merger Agreement, an executed copy of which is attached hereto as Exhibit A;
WHEREAS, the board of directors of Uniti (the “Uniti Board”), by resolutions duly adopted, has (i) unanimously determined that the transactions contemplated by the Merger Agreement are in the best interests of Uniti and Uniti’s stockholders, (ii) declared advisable the transactions contemplated by the Merger Agreement on the terms and conditions of the Merger Agreement, (iii) directed that the approval of the transactions contemplated by the Merger Agreement on the terms and conditions of the Merger Agreement be submitted to Uniti’s stockholders for consideration at the Uniti Stockholders Meeting, (iv) resolved to recommend the approval of the transactions contemplated by the Merger Agreement to Uniti’s stockholders and (v) approved the Merger Agreement;
WHEREAS, the board of managers of Windstream, by resolutions duly adopted, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of Windstream and Windstream’s equityholders and (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby; and
WHEREAS, as an inducement to Uniti’s willingness to enter into the Merger Agreement and the other Transaction Agreements to which it is a party, the Minority Supporting Unitholders have agreed to execute and deliver this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged and agreed), each of the parties hereto, intending to be legally bound, hereby agree as follows:
1.   Contractual Obligations; Further Assurances; Release; Joinder.
(a)   Existing Contractual Obligations.   Each Covered Person, on behalf of itself and its controlled Affiliates (as defined below), hereby waives any and all consent, termination, change of control or similar rights, of such Covered Person or such Affiliates, and any related obligations, including any notice, penalty or similar obligations, of the Windstream Group, in each case, that would be triggered by the announcement, pendency or consummation of the Transactions under any Contract or other contractual obligation (including any commercial and financing agreements and arrangements) between such Covered Person or any of its Affiliates, on the one hand, and Windstream or any of its Subsidiaries, on the other hand.

(b)   Further Assurances.   Subject to the terms and conditions of this Agreement and the Merger Agreement, each Covered Person agrees to use its reasonable best efforts to execute and deliver, or cause to be executed and delivered, all further documents and instruments as Uniti may reasonably request to evidence such Covered Person’s obligations under Section 1(a) or Section 1(c) of this Agreement.
(c)   Minority Supporting Unitholders Release.   Effective as of the Closing, each Covered Person that receives consideration as a result of the Merger, and their respective successors and assigns (collectively, the “Minority Supporting Unitholders Releasing Parties”), forever waives, releases, remises and discharges the Windstream Group (which, for the avoidance of doubt, includes Uniti as of the Closing), the current and former managers and directors of such parties, and their respective controlled Affiliates and each of their and their respective controlled Affiliates’ former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, controlled Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) (collectively, the “Minority Supporting Unitholders Released Parties”) from any and all manner of Proceedings, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether at law or in equity, or any other liability (i) arising prior to, on or after the Closing (so long as the facts, circumstances, actions, omissions, and/or events giving rise to such claim or liability occurred prior to the Closing) relating to such Covered Person’s or any of its controlled Affiliate’s relationship with the Windstream Group or their direct or indirect ownership therein (including any entitlement to expense reimbursement or sponsor, monitoring or similar fees) or (ii) relating to the approval or consummation of the transactions contemplated by the Merger Agreement or any Transaction Agreements, including any alleged breach of any duty by any officer, manager, director, equityholder, partner or other owner of ownership interests of the Windstream Group (collectively, the “Minority Supporting Unitholders Released Claims”); provided that nothing contained in this Agreement shall limit in any manner (A) any rights to indemnification or contribution, or to any related advancement or reimbursement of expenses, to which such Minority Supporting Unitholders Releasing Parties may be entitled pursuant to the Merger Agreement, any other Transaction Agreement or the organizational documents of the Windstream Group or any of their respective Subsidiaries, (B) any rights to receive the Closing Cash Payment, (C) any rights vis a vis other equityholders of the Windstream Group, in their capacity as such, pursuant to the organizational documents of the Windstream Group; provided that such rights shall only be enforceable against such other equityholders and, for the avoidance of doubt, not against any member of the Windstream Group, (D) any other rights of such Minority Supporting Unitholders Releasing Party expressly granted to such Minority Supporting Unitholders Releasing Party in the Merger Agreement (including the Pre-Closing Windstream Reorganization) or any other Transaction Agreement or (E) any claims or rights in respect of any indebtedness or debt securities of the Windstream Group of any of their respective Subsidiaries for which any Covered Person or its controlled Affiliates is a lender or holder. Each Covered Person, on behalf of itself and the other Minority Supporting Unitholders Releasing Parties, (i) represents that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any Proceeding or liability of any nature, character or description whatsoever, which is or which purports to be released or discharged by this Section 1(c), and (ii) acknowledges that the Minority Supporting Unitholders Releasing Parties may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the Minority Supporting Unitholders Released Claims, but it hereby expressly agrees that, as of the Closing, it (on behalf of itself and the other Minority Supporting Unitholders Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Minority Supporting Unitholders Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Without limitation of the foregoing, each Covered Person (on behalf of itself and its Minority Supporting Unitholders Releasing Parties) hereby waives the application of any provision of Law, including California Civil

Code Section 1542, that purports to limit the scope of a general release. Each Covered Person (on behalf of itself and the other Minority Supporting Unitholders Releasing Parties) hereby acknowledges and agrees that if, after the Closing, such Covered Person or any of the other Minority Supporting Unitholders Releasing Parties should make any claim or demand or commence or threaten to commence any Proceeding against any Minority Supporting Unitholders Released Party with respect to any Minority Supporting Unitholders Released Claim, this Section 1(c) may be raised as a complete bar to any such Proceeding, and the applicable Minority Supporting Unitholders Released Party may recover from the Minority Supporting Unitholders Releasing Parties all costs incurred in connection with such Proceeding, including reasonable attorneys’ fees.
(d)   Uniti Release.   Effective as of the Closing, Uniti, on behalf of itself and its controlled Affiliates (including, for the avoidance of doubt, the Windstream Group) and their respective successors and assigns (collectively, the “Uniti Releasing Parties”), forever waives, releases, remises and discharges the Minority Supporting Unitholders Releasing Parties and their current and former managers and directors of such parties, and their respective controlled Affiliates and each of their and their respective controlled Affiliates’ former, current and future equityholders, controlling persons, directors, officers, employees, agents, representatives, controlled Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling person, director, officer, employee, agent, representative, controlled Affiliate, member, manager, general or limited partner, or assignee of any of the foregoing) (collectively, the “Uniti Released Parties”) from any and all manner of Proceedings, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief, whether known or unknown, whether at law or in equity, or any other liability (i) arising prior to, on or after the Closing (so long as the facts, circumstances, actions, omissions, and/or events giving rise to such claim or liability occurred prior to the Closing) relating to such Minority Supporting Unitholders Releasing Party’s or any of its controlled Affiliate’s relationship with the Windstream Group or their direct or indirect ownership in any member of the Windstream Group (including any entitlement to expense reimbursement or sponsor, monitoring or similar fees) or (ii) relating to the approval or consummation of the transactions contemplated by the Merger Agreement or any Transaction Agreements, including any alleged breach of any duty by any officer, manager, director, equityholder, partner or other owner of ownership interests of Uniti, the Windstream Group (collectively, the “Uniti Released Claims”); provided that nothing contained in this Agreement shall limit in any manner (A) rights to recoup advancement or reimbursement of expenses previously paid by a Uniti Releasing Party to an Uniti Released Party as a result of indemnification or contribution rights of such Uniti Released Party, to the extent it is ultimately determined that such Uniti Released Party was not entitled to such advancement or reimbursement pursuant to, as applicable, the Merger Agreement, any other Transaction Agreement or the organizational documents of Uniti, each member of the Windstream Group or any of their respective Subsidiaries or (B) any other rights of such Uniti Releasing Party expressly granted to such Uniti Releasing Party in the Merger Agreement or any other Transaction Agreement. Uniti, on behalf of itself and the other Uniti Releasing Parties, (i) represents that it has not assigned or transferred or purported to assign or transfer to any Person all or any part of, or any interest in, any Proceeding or liability of any nature, character or description whatsoever, which is or which purports to be released or discharged by this Section 1(d), and (ii) acknowledges that the Uniti Releasing Parties may hereafter discover facts other than or different from those that they know or believe to be true with respect to the subject matter of the Uniti Released Claims, but it hereby expressly agrees that, as of the Closing, it (on behalf of itself and the other Uniti Releasing Parties) shall have waived and fully, finally and forever settled and released any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent claim with respect to the Uniti Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Without limitation of the foregoing, Uniti (on behalf of itself and its Uniti Releasing Parties) hereby waives the application of any provision of Law, including California Civil Code Section 1542, that purports to limit the scope of a general release. Uniti (on behalf of itself and the other Uniti Releasing Parties) hereby acknowledges and agrees that if, after the Closing, Uniti or any of the other Uniti Releasing Parties should make any claim or demand or commence or threaten to commence any Proceeding against any Uniti Released Party with respect to any Uniti Released Claim, this Section 1(d) may be raised as a complete bar to any such Proceeding, and the applicable Uniti Released Party may recover from the Uniti Releasing Parties all costs incurred in connection with such Proceeding, including reasonable attorneys’ fees.
(e)   Joinder.   The Covered Persons shall cause any controlled Affiliate of the Minority Investment Adviser that acquires membership interests of Windstream (including, for the avoidance of doubt, any securities of Windstream (including penny warrants) issued in connection with the Rights Offering) or equity interests in New Windstream LLC or New Uniti following the date hereof and prior to the Closing to be bound by the terms of this Agreement and to execute and deliver a counterpart to this Agreement in the form attached hereto as Exhibit B promptly following any such acquisition. Each such Affiliate shall be considered a “Covered Person” for all purposes under this Agreement.
(f)   Definitions.   Whenever used in this Agreement, “Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with, such Person, excluding, in respect of the Minority Investment Adviser, any portfolio operating company (as such term is understood in the private equity industry) (unless such portfolio operating company is acting at the direction of the Minority Investment Adviser or any of its controlled Affiliates to engage in conduct prohibited by this Agreement; provided that a portfolio operating company shall not be deemed to be acting at the direction of the Minority Investment Adviser solely due to employees or other investment professionals of the Minority Investment Adviser serving as directors of such portfolio operating company so long as such employees or investment professionals do not instruct, directly or indirectly, such portfolio operating company to engage in such conduct). The term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise; provided, that in no event shall the Windstream Group or any of its respective Subsidiaries, or any of the Windstream Group’s other controlled Affiliates (in each case after giving effect to the Transactions) be deemed to be Affiliates of the Minority Investment Adviser or any of its respective Affiliates for purposes of this Agreement. For the avoidance of doubt, with respect to any Covered Person, any fund, account or investment vehicle will be deemed an Affiliate of such Covered Person if under common “control” as defined in the immediately preceding sentence.
2.   Covenants of Covered Persons
(a)   Restrictive Covenants.
(i)   From the date hereof until 12 months after the Closing, each Covered Person and their controlled Affiliates shall not, directly or indirectly, solicit or hire the Uniti and Windstream employees set forth on Annex III (each, a “Restricted Person”); provided, however, that the foregoing shall not prevent (x) any Covered Person from hiring or soliciting a Restricted Person (i) through general advertisements or third-party recruiters (in each case not specifically directed towards Restricted Person), (ii) who was terminated by Uniti or the Windstream Group, as applicable, prior to solicitation or (iii) who has not been an employee of Uniti, the Windstream Group or their respective Subsidiaries for at least 90 days prior to any direct or indirect solicitation by such Covered Person or (y) any Covered Person’s engagement of a Restricted Person to serve on the board of directors (or similar governing body) of New Uniti.
(ii)   From the date hereof until the Closing, each Covered Person shall not, and shall cause its controlled Affiliates not to, directly or indirectly, intentionally make any public, written or oral statements regarding Uniti, the Windstream Group or any of their respective Subsidiaries or Affiliates to any third party that are disparaging or that are intended to damage the business, goodwill, reputation or business relationships of such Persons with the public generally or with any of their customers, suppliers or employees; provided, however, that the

Covered Persons will not be restricted from (x) complying with Applicable Law or any listing agreement with or rule of any national securities exchange or association to which they are a party or (y) communications in any Proceeding reasonably necessary to enforce its rights against such Persons under this Agreement, the Merger Agreement or any other Transaction Agreements.
(iii)   Each Covered Person (on its own behalf and on behalf of its controlled Affiliates) acknowledges and agrees that, at the Closing, such Covered Person will directly or indirectly receive consideration for its interest in Windstream, and such Person therefore has a material economic interest in the consummation of the Transactions. Each Covered Person further acknowledges that Uniti would be unwilling to enter into the Merger Agreement or the other Transaction Agreements, or consummate the Transactions, in the absence of this Section 2(a), and that the covenants contained in this Section 2(a) constitute a material inducement to Uniti to enter into and consummate the Transactions. Without limiting the generality of the foregoing, each Covered Person acknowledges and agrees that the restrictions contained in this Section 2(a) are reasonable and necessary to protect the legitimate interests of Uniti, and it is the intention of the parties that if any of the restrictions or covenants contained in this Section 2(a) are for any reason held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 2(a), and this Section 2(a) shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the further intention of the parties that if any of the restrictions or covenants contained in this Section 2(a) is held to cover a geographic area or to be for a length of time which is not permitted by Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall (to the maximum extent permitted by Applicable Law) not be construed to be null, void and of no effect, but instead shall be construed and interpreted or reformed to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. Each Covered Person acknowledges that Uniti would be irreparably harmed by any breach of this Section 2(a) and that there would be no adequate remedy at law or in damages to compensate Uniti for any such breach.
(b)   Confidentiality.   From and after the date hereof until the Closing, each Covered Person agrees not to disclose (other than to its Representatives) or use (other than use in connection with ordinary course activities associated with such Covered Person’s investment in Uniti or a member of the Windstream Group), and shall direct its respective Affiliates and its and their respective Representatives not to directly or indirectly disclose to any third party or use (other than use in connection with ordinary course activities associated with such Covered Person’s investment in Uniti or a member of the Windstream Group), unless required to disclose by Applicable Law or a Governmental Authority or any listing agreement with or rule of any national securities exchange or association (in which case such Covered Person shall use commercially reasonable efforts to (x) consult with Uniti prior to making any such disclosure to the extent permitted by Applicable Law and reasonably practicable under the circumstances, and (y) reasonably cooperate in connection with Uniti’s efforts (at Uniti’s sole expense) to obtain a protective order or confidential treatment; provided that such prior consultation with Uniti shall not be required and disclosure by such Covered Person or its Representatives shall be permitted in the case of audits, investigations or examinations by any regulatory or self-regulatory authority that are not specifically directed at the Transactions, Uniti, New Uniti or the Confidential Information), all documents and information concerning Uniti, the Windstream Group or any of their respective Affiliates, or the Transactions, or the negotiation and execution of the Merger Agreement and the other Transaction Agreements (or the terms thereof) (including trade secrets, confidential information and proprietary materials, which may include the following categories of information and materials: methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, and other information, whether tangible or intangible, which is not publicly available generally) (collectively, the “Confidential Information”), except to the extent that such Confidential Information (i) is in the public domain through no fault of, or breach of this paragraph on the part of, any Covered

Person or any of their Affiliates or any of their respective Representatives, (ii) was or is lawfully acquired by such Covered Person or any of its Affiliates or their respective Representatives on a non-confidential basis from sources other than Uniti, the Windstream Group or any of their respective Affiliates or their Representatives and who are not known (to such Covered Person’s or its Affiliates’ or their respective Representatives’ actual knowledge) to be under an obligation of confidentiality with respect thereto; or (iii) was or is independently developed by such Covered Person or its Affiliates or Representatives without the use of or reference to Confidential Information. Notwithstanding the foregoing, any such Person may disclose such Confidential Information (A) to its tax and financial advisors for purposes of complying with such Person’s tax obligations or other reporting obligations under Applicable Law, including those arising out of the Merger Agreement, the other Transaction Agreements or the Transactions and (B) to his, her or its legal counsel, accountants and other professional advisors in connection with the transactions contemplated by the Merger Agreement, the other Transaction Agreements or the Transactions. Uniti acknowledges that the Covered Persons and their Affiliates are part of a multi-strategy asset management organization which, in the ordinary course of business through separate platforms, engages in a variety of investing activities (including the provision of debt financing, the investment in and formation and operation of various operating companies and joint ventures, and the purchase and sale of securities and syndicated bank debt), and that nothing in this Section 2(b) shall restrict such activities of such other platforms, provided that none of the Confidential Information is used in connection therewith and such other platforms are not otherwise acting at the direction of the Covered Persons or any of their Representatives with respect to any matter subject to restriction under this Agreement. The Covered Persons have in place compliance procedures, which monitor the receipt of Confidential Information and restrict the dissemination of Confidential Information to personnel of the Covered Persons who trade or may trade in the securities of Uniti and/or its Affiliates and certain other employees of the organization (collectively, the “Public Side Team”). Accordingly, notwithstanding anything to the contrary in this Agreement, Uniti acknowledges and agrees that, to the extent that the foregoing procedures are applied or an affirmative defense pursuant to paragraph (c) of the Rule 10b5-1 under the 1934 Act is applicable, this Section 2(b) shall not in any way restrict or limit the activities of the Public Side Team or any funds, accounts or other investment vehicles managed by any Affiliate of the Covered Persons so long as they are not then in possession of Confidential Information and are not otherwise acting at the direction of any personnel who have received Confidential Information.
(c)   Public Announcements.   Except to the extent required by Applicable Law, each Covered Person and his, her or its controlled Affiliates shall not, without the prior written consent of Uniti, issue any press release or make any public statement with respect to this Agreement, the Merger Agreement, other Transaction Agreements or the Transactions; provided that the foregoing will not restrict press releases or public announcements that (i) are materially consistent with press releases or public announcements previously made by Windstream or Uniti in accordance with the Merger Agreement and (ii) do not include any material non-public information not previously shared by Uniti or Windstream; provided further, that, except as required by Applicable Law, the publication and disclosure by Uniti of the Minority Investment Adviser’s identity and ownership of Subject Securities and the nature of the Minority Investment Adviser’s commitments, arrangements and understandings under this Agreement (including the disclosure of this Agreement) in any press release in connection with the Merger Agreement or the Transaction shall be subject to the Minority Investment Adviser’s prior written consent (not to be unreasonably withheld, condition or delayed), except (a) in respect of any press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case, Uniti will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the Minority Investment Adviser to review and comment upon such public statement or press release, and will consider in good faith any reasonable comments of the other party thereto) or (b) after the issuance of any press release with respect to which such consent was obtained, Uniti may issue additional press releases without any consent of the Minority Investment Adviser so long as such additional press releases are materially consistent with the press release with respect to which the Minority Investment Adviser had consented.

(d)   Regulatory Undertakings.
(i)   From the date hereof until the Closing, each Covered Person agrees to take, and their respective controlled Affiliates shall take, all actions reasonably required to be undertaken by a Covered Person to (i) enable the Windstream Group to comply with their obligations under the provisions of Section 8.01 of the Merger Agreement with respect to the filings referred to in Section 8.01(b) of the Merger Agreement or required to be made pursuant to Section 8.01(a) of the Merger Agreement, including using their respective reasonable best efforts to supply as promptly as practicable information and documentary materials relating to such Covered Persons as may be reasonably requested or required by Windstream and are reasonably available to such Covered Persons to enable Windstream to comply with its obligations under Section 8.01 of the Merger Agreement; provided that information consistent with that previously provided by any Covered Person or any of its controlled Affiliates to a federal Governmental Authority in connection with any Covered Person’s or any of its controlled Affiliates’ ownership interests in the Windstream Group will be deemed to be reasonably available; provided further that (A) the Covered Persons may designate any nonpublic information that is competitively sensitive provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers, managers or directors or their equivalents of the other party without such Covered Person’s approval, (B) the Covered Persons shall not be required to supply information or materials to the extent doing so would violate any Applicable Law, and (C) prior to providing any information, the Covered Persons may, if reasonably appropriate or necessary, require Windstream or Uniti to enter into a customary separate confidentiality agreement or common interest agreement with such Covered Person on terms reasonably acceptable to such Covered Person.
(ii)   Notwithstanding the foregoing, the parties acknowledge and agree that in no event shall any Covered Person or its Affiliates be required to (A) provide any information of or related to any non-controlled Affiliate of any Covered Person or cause or require any non-controlled Affiliates of any Covered Person to take any action, (B) commence or defend any action to obtain any consent or to obtain information required to submit any filing or (C) take or cause to be taken, do or cause to be done, negotiate, commit to, suffer, agree to and effect any action, commitment, condition, contingency, contribution, cost, donation, expense, liability, limitation, loss, obligation, payment, restriction, restraint, requirement, term or undertaking related to obtaining any consent, making any filing or providing any information that would reasonably be expected to have an adverse effect on the business, financial condition or results of operations of, or reputation of, the Covered Person or any of its controlled Affiliates; provided that (x) providing information consistent with that previously provided by any Covered Person or any of its controlled Affiliates to a federal Governmental Authority in connection with any Covered Person’s or any of its controlled Affiliates’ ownership interests in the Windstream Group; or (y) an irrevocable waiver of the Minority Supporting Unitholders’ right to appoint a board observer consistent with Section 2(d)(iv), in each case, will be deemed not to have an adverse effect on the business, financial condition or results of operations of, or reputation of, the Covered Person or any of its controlled Affiliates.
(iii)   (x) If an objection is asserted with respect to the Transactions, or if any Governmental Authority requests any action (other than requests to provide information or participate in meetings or discussions in connection with the filings referred to above), nothing in this Section 2(d) shall require any Covered Person or any of its Affiliates to (I) propose, negotiate or commit to, accept or otherwise agree to any obligation, requirement, condition, or limitation of any Governmental Authority (other than providing information or participating in meetings or discussions in connection with the filings referred to above) that would apply to any Covered Person or any of its Affiliates, or any of their respective portfolio operating companies, including, without limitation, any of the actions take any action described in the definition of Burdensome Condition or (II) submit a declaration or notice as set forth in the rules and regulations of the Foreign Investment Risk Review Modernization Act of 2018, as amended, or otherwise to be made with the Committee on Foreign Investment in the United

States (“CFIUS”), and (y) any costs and expenses incurred by a Covered Person in connection with the actions contemplated by this Section 2(d) shall be deemed to be incurred by Windstream for purposes of the definition of “Transaction Expenses” in the Merger Agreement (and may be incurred, and paid by Windstream, to the extent permitted to be paid by Windstream pursuant to Section 7.05 of the Merger Agreement).
(iv)   Notwithstanding anything to the contrary set forth in this Agreement or the Merger Agreement, or any other Transaction Agreement, in the event that (A) CFIUS requests a declaration or filing by any Covered Person or its controlled Affiliates or (B) the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector, established pursuant to Executive Order 13913 (“Team Telecom” and together with CFIUS, the “Executive Branch Committees” and each an “Executive Branch Committee”), requests information during its review of applications filed with the Federal Communications Commission (“FCC”), and the Minority Supporting Unitholders are unable to produce information requested from an Executive Branch Committee within twenty (20) business days of a request from an Executive Branch Committee (or such number of days reasonably necessary to satisfy any applicable deadline imposed by an Executive Branch Committee in its request) or following submission of such information, an Executive Branch Committee objects to the involvement in New Uniti of the Minority Supporting Unitholders on the basis of their right to appoint a board observer, then the Minority Supporting Unitholders shall (x) with respect to CFIUS, irrevocably waive their right to appoint a board observer if such waiver is required to obtain CFIUS clearance for the Merger or to eliminate the jurisdiction of CFIUS to review the Merger or (y) with respect to Team Telecom, irrevocably waive their right to appoint a board observer if such waiver is required for Team Telecom to refrain from objecting to approval of the FCC applications, including by filing a petition to adopt conditions.
(e)   Standstill.   Each Covered Person agrees that, until the earlier of (x) the Closing and (y) the termination of the Merger Agreement (the “Standstill Period”), no Covered Person or any of its controlled Affiliates will (and any person acting on behalf of or at the direction of such Covered Person or any such controlled Affiliates will not), directly or indirectly, without the prior written consent of Uniti, (i) acquire, agree to acquire, propose, seek or offer to acquire any voting securities or a material portion of the assets of Uniti or any of its subsidiaries, or any warrant, option or other direct or indirect right to acquire any such securities or assets, (ii) enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving Uniti or any of its subsidiaries, (iii) initiate, encourage, make, or in any way participate or engage in, any “solicitation” of “proxies” as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission (the “SEC”) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Uniti (including, for the avoidance of doubt, indirectly by means of communication with the press or the media), (iv) file with the SEC a proxy statement or any supplement thereof or any other soliciting material in respect of Uniti or its shareholders that would be required to be filed with the SEC pursuant to Rule 14a-12 or other provisions of the 1934 Act, (v) nominate or recommend for nomination a person for election at any shareholder meeting at which directors of Uniti’s board of directors are to be elected, (vi) submit any shareholder proposal for consideration at, or bring any other business before, any Uniti shareholder meeting, (vii) initiate, encourage, make, or in any way intentionally participate or engage in, any “withhold” or similar campaign with respect to any Uniti shareholder meeting, (viii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any voting securities of Uniti, (ix) call, request the calling of, or otherwise seek or intentionally assist in the calling of a special meeting of the shareholders of Uniti, (x) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of Uniti, (xi) publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or (xii) advise, intentionally assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing; provided that the foregoing shall not prevent the Covered Persons or their respective controlled Affiliates from (i) submitting confidential proposals to Uniti so long as the making or receipt of such proposal would not reasonably be expected to require the Uniti, any Covered Person or any of its Controlled Affiliates to make any public disclosure regarding the possibility of a business combination, merger or other type of transaction unless and until such proposal is approved by the Uniti Board, (ii) making acquisitions of Equity Securities (as defined in the Stockholder Agreement) of the Windstream Group as a result of new funds and accounts coming under management by any Covered Person or any of its Controlled Affiliates in the ordinary course of business and not for the purpose of acquiring Equity Securities of the Windstream Group, (iii) making acquisitions of Equity Securities of the Windstream Group by any broad-based index-based funds controlled by any Covered Person (if Equity Securities of the Windstream Group are included in the applicable index or benchmark; provided that the Covered Person and its Controlled Affiliates do not have discretion over inclusion of such Equity Securities in such index or benchmark) or investing in any broad-based index-based funds, or (iv) any of the Covered Persons and its Controlled Affiliates collectively and in the aggregate acquiring up to 2% of the issued and outstanding Equity Securities of the Company (not including and in addition to any of the Subject Shares (as defined in the Stockholder Agreement). Each Covered Person further agrees that during the Standstill Period such Covered Person and its controlled Affiliates will not (and any person acting on behalf of or at the direction of Covered Person or any such controlled Affiliates will not), directly or indirectly, without the prior written consent of Uniti, (x) make any request to amend or waive any provision of this Section 2(e) (including this sentence), or (y) take any action that would reasonably be expected to require Uniti to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this Section 2(e) with such Covered Person, Windstream or any of their respective Affiliates. The provisions of this Section 2(e) shall be inoperative and of no force or effect if any other person or group (as defined in Section 13(d)(3) of the 1934 Act), other than Windstream, any Covered Person or Elliott or any of their respective Affiliates, or any group controlled by one or more of them, enters into a definitive agreement to acquire (or publicly offers to acquire in an offer that has been recommended by the Uniti Board) more than 50% of the outstanding voting securities of Uniti or assets of Uniti or its subsidiaries representing more than 50% of the consolidated earning power of the Uniti and its subsidiaries, other than the Transactions contemplated by the Transaction Agreements. If Uniti agrees in writing to waive the material obligations of Elliott set forth in Section 10 of the Confidentiality Agreement (Standstill) (as amended pursuant to the Unitholder Agreement between Uniti, Elliott and the other party thereto), Uniti will provide a similar and proportionate waiver of the Covered Person’s obligations under this Section 2(e); provided that Uniti will retain all rights and remedies with respect to any breach by a Covered Person occurring prior to such waiver. For purposes of this Section 2(e), the “Stockholder Agreement” is the Stockholder Agreement in substantially the form attached hereto as Exhibit C.
3.   Representations and Warranties.   Each Covered Person hereby makes the representations and warranties set forth on Annex I, severally and not jointly, to Uniti, as of the date hereof, and as to itself only (provided that the representations and warranties contained in this Annex I shall not survive the Effective Time).
4.   Specific Performance.
(a)   Subject to Section 2(b), (i) each Covered Person hereto acknowledges and agrees that Uniti would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, (ii) therefore, notwithstanding anything to the contrary set forth in this Agreement, each Covered Person hereby agrees that Uniti shall be entitled to seek an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement and/or specific performance by any Covered Person, and each Covered Person hereby agrees to waive the defense (and not to interpose as a defense or in opposition) in any such suit that the other parties have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief and (iii) the equitable remedies described in this Section 4 shall be in addition to, and not in lieu of, any other remedies at law or in equity that Uniti may elect to pursue.
(b)   Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Covered Person or any other Person have any right whatsoever to cause Uniti or any of its

Affiliates to consummate the Closing, and in no event shall any other party hereto or any other Person be entitled to seek or obtain any injunction or injunctions to compel Uniti or any of its Affiliates to consummate the Closing, except for the rights of the members of the Windstream Group party to the Merger Agreement to seek specific performance pursuant to the express terms of Section 12.12 (Specific Performance) of the Merger Agreement (but subject to the limitations set forth therein).
5.   Governing Law.   This Agreement and all claims or causes of action (whether at law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state. Each party expressly agrees and acknowledges that the State of Delaware has a reasonable relationship to the parties and/or this Agreement.
6.   Jurisdiction; Waiver of Jury Trial.   The parties hereto and each other Covered Person agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement, the Transaction Agreements or the Transactions contemplated thereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought and determined exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in any manner permitted by the laws of the State of Delaware shall be deemed effective service of process on such party. Each Covered Person hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement, the Merger Agreement or the Transactions contemplated thereby.
7.   Termination.   This Agreement shall automatically terminate and be of no further force or effect upon any termination of the Merger Agreement.
8.   Counterparts; Effectiveness.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
9.   Entire Agreement.   This Agreement and the other Transaction Agreements constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
10.   Successors and Assigns.   This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto (except that Uniti may assign its rights and obligations under this Agreement in whole or in part to one or more of its controlled Affiliates). Each Covered Person agrees to be responsible for compliance with this Agreement by any controlled Affiliate of such Covered Person, and any breach of this Agreement by any such controlled Affiliates shall be deemed a breach by such Covered Person. The Minority Supporting Unitholders shall cause the Minority Investment Adviser and its Controlled Affiliates to comply with the representations, warranties, covenants and agreements applicable to the Covered Persons and the Parties set forth herein, and shall be responsible and liable for any noncompliance by the Minority Investment Adviser or its Controlled Affiliates therewith as if the Minority Investment Adviser and its Controlled Affiliates were each a party hereto as a “Covered Person”.
[Signature page follows]

Very truly yours,
UNITI GROUP INC.
By:
/s/ Daniel Heard

Name:
Daniel Heard

Title:
EVP, General Counsel & Secretary

[Minority Supporting Unitholders’ signature pages on file with Uniti]
[Signature Page to Unitholder Agreement]

FIRST AMENDMENT TO
UNITHOLDER AGREEMENT
This first amendment (this “Amendment”) to the Unitholder Agreement (the “Unitholder Agreement”), dated as of May 3, 2024, by and among Uniti Group Inc., a corporation organized under the laws of Maryland (“Uniti”) and certain funds and accounts managed, advised or sub-advised by a certain institutional investment adviser (the “Minority Investment Adviser”) listed on Annex II to the Unitholder Agreement that hold equity interests in Windstream Holdings II, LLC (“Windstream”) is made as of July 12, 2024. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Unitholder Agreement.
WHEREAS, the parties to the Unitholder Agreement desire to amend Section 2(e) of the Unitholder Agreement to make clarifying text edits as set forth below, as of the date hereof.
NOW, THEREFORE, in consideration of the foregoing recital, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:
1.   Amendment to Section 2(e).   Section 2(e) of the Unitholder Agreement is hereby deleted and replaced in its entirety to read as follows:
(e)   Standstill.   Each Covered Person agrees that, until the earlier of (x) the Closing and (y) the termination of the Merger Agreement (the “Standstill Period”), no Covered Person or any of its controlled Affiliates will (and any person acting on behalf of or at the direction of such Covered Person or any such controlled Affiliates will not), directly or indirectly, without the prior written consent of Uniti, (i) acquire, agree to acquire, propose, seek or offer to acquire any voting securities or a material portion of the assets of Uniti or any of its subsidiaries, or any warrant, option or other direct or indirect right to acquire any such securities or assets, (ii) enter, agree to enter, propose, seek or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving Uniti or any of its subsidiaries, (iii) initiate, encourage, make, or in any way participate or engage in, any “solicitation” of “proxies” as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission (the “SEC”) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Uniti (including, for the avoidance of doubt, indirectly by means of communication with the press or the media), (iv) file with the SEC a proxy statement or any supplement thereof or any other soliciting material in respect of Uniti or its shareholders that would be required to be filed with the SEC pursuant to Rule 14a-12 or other provisions of the 1934 Act, (v) nominate or recommend for nomination a person for election at any shareholder meeting at which directors of Uniti’s board of directors are to be elected, (vi) submit any shareholder proposal for consideration at, or bring any other business before, any Uniti shareholder meeting, (vii) initiate, encourage, make, or in any way intentionally participate or engage in, any “withhold” or similar campaign with respect to any Uniti shareholder meeting, (viii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any voting securities of Uniti, (ix) call, request the calling of, or otherwise seek or intentionally assist in the calling of a special meeting of the shareholders of Uniti, (x) otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of Uniti, (xi) publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or (xii) advise, intentionally assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing; provided that the foregoing shall not prevent the Covered Persons or their respective controlled Affiliates from (i) submitting confidential proposals to Uniti so long as the making or receipt of such proposal would not reasonably be expected to require the Uniti, any Covered Person or any of its Controlled Affiliates to make any public disclosure regarding the possibility of a business combination, merger or other type of transaction unless and until such proposal is approved by the Uniti Board, (ii) making acquisitions of Equity Securities (as defined in the Stockholder Agreement) of Uniti as a result of new funds and accounts coming under management by any Covered Person or any of its Controlled Affiliates in the ordinary course of business and not for the purpose of acquiring Equity Securities of Uniti, (iii) making acquisitions of Equity Securities of Uniti by any broad-based index-based funds controlled by any Covered Person (if Equity Securities of Uniti are included in the applicable index or benchmark; provided that the Covered Person and its Controlled Affiliates do not have discretion over inclusion of such Equity Securities in such index or benchmark) or investing in any broad-based index-based funds, or (iv) any of the Covered Persons and its Controlled Affiliates collectively and in the aggregate acquiring up to 2% of the issued and outstanding Equity Securities of Uniti (not including and in addition to any Equity Securities of Uniti held by such Persons as of the date of this Agreement). Each Covered Person further agrees that during the Standstill Period such Covered Person and its controlled Affiliates will not (and any person acting on behalf of or at the direction of Covered Person or any such controlled Affiliates will not), directly or indirectly, without the prior written consent of Uniti, (x) make any request to amend or waive any provision of this Section 2(e) (including this sentence), or (y) take any action that would reasonably be expected to require Uniti to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this Section 2(e) with such Covered Person, Windstream or any of their respective Affiliates. The provisions of this Section 2(e) shall be inoperative and of no force or effect if any other person or group (as defined in Section 13(d)(3) of the 1934 Act), other than Windstream, any Covered Person or Elliott or any of their respective Affiliates, or any group controlled by one or more of them, enters into a definitive agreement to acquire (or publicly offers to acquire in an offer that has been recommended by the Uniti Board) more than 50% of the outstanding voting securities of Uniti or assets of Uniti or its subsidiaries representing more than 50% of the consolidated earning power of the Uniti and its subsidiaries, other than the Transactions contemplated by the Transaction Agreements. If Uniti agrees in writing to waive the material obligations of Elliott set forth in Section 10 of the Confidentiality Agreement (Standstill) (as amended pursuant to the Unitholder Agreement between Uniti, Elliott and the other party thereto), Uniti will provide a similar and proportionate waiver of the Covered Person’s obligations under this Section 2(e); provided that Uniti will retain all rights and remedies with respect to any breach by a Covered Person occurring prior to such waiver. For purposes of this Section 2(e), the “Stockholder Agreement” is the Stockholder Agreement in substantially the form attached hereto as Exhibit C.
2.   Effect of Amendment; Ratification of Unitholder Agreement.   Except as otherwise set forth in this Amendment, the provisions, representations, warranties, covenants, and conditions of the Unitholder Agreement shall remain unchanged by the terms of this Amendment and shall remain in full force and effect in accordance with their respective terms, and are hereby ratified, approved, and confirmed in all respects. Nothing contained herein is intended to broaden the scope of any representation or warranty contained in the Unitholder Agreement or to create any covenant on the part of any party not expressly given in the Unitholder Agreement. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the Unitholder Agreement, the terms of this Amendment will control. From and after the date of this Amendment, all references to the Unitholder Agreement (whether in the Unitholder Agreement or this Amendment) shall refer to the Unitholder Agreement as amended by this Amendment.
3.   Miscellaneous.   The following sections of the Unitholder Agreement are hereby incorporated by reference and shall apply as if fully set forth herein mutatis mutandis: Section 5 (Governing Law), Section 6 (Jurisdiction; Waiver of Jury Trial), Section 7 (Termination), Section 8 (Counterparts; Effectiveness), Section 9 (Entire Agreement), and Section 10 (Successors and Assigns).
[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.
UNITI GROUP INC.
By:
/s/ Daniel Heard

Name:
Daniel Heard

Title:
EVP, General Counsel & Secretary

[Covered Persons’ signature pages on file with Uniti]
[Signature Page to First Amendment to Unitholder Agreement]

Annex E
STOCKHOLDER AGREEMENT
BY AND AMONG
[NEW UNITI]
and
THE PARTIES HERETO
DATED AS OF [•]

E-i

STOCKHOLDER AGREEMENT
This STOCKHOLDER AGREEMENT, dated as of [•] (as amended or restated from time to time, this “Agreement”), is made by and among [New Uniti], a Delaware corporation (the “Company”), Elliott Investment Management L.P., a Delaware limited partnership (“EIM”), Elliott Associates, L.P., a Delaware limited partnership (“Associates”), Elliott International, L.P., a Cayman Islands limited partnership (together with EIM and Associates, “Elliott”), Nexus Aggregator L.P. (“Nexus”), a Delaware limited partnership and DEVONIAN II ICAV, an Irish collective asset-management vehicle constituted as an umbrella fund with variable capital and segregated liability between sub-funds, authorized by the Central Bank of Ireland pursuant to the Irish Collective Asset-management Vehicles Act 2015 (as amended), acting solely for and on behalf of its sub-fund Devonian II-Sub-Fund I (“Devonian”) (each of Associates, Nexus and Devonian, an “Investor” and together, the “Investors”).1
W I T N E S S E T H:
WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of [•], 2024 (the “Merger Agreement”), by and between Uniti Group Inc., a Maryland corporation (“Uniti”), and Windstream Holdings II LLC, a Delaware limited liability company, among other things, Uniti became a wholly owned indirect Subsidiary of the Company, upon the terms and subject to the conditions set forth therein;
WHEREAS, as a result of the transactions contemplated by the Merger Agreement (the “Transactions”), Investors are the owners of certain Equity Securities of the Company, including the Subject Shares (as defined below); and
WHEREAS, the Company, Elliott and Investors desire to enter into this Agreement concerning the Equity Securities held, or to be held, by the Investor Participants (as defined below) and related provisions concerning the Investor Participants’ relationship with, and investment in, the Company.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Definitions.   As used in this Agreement, the following terms shall have the meanings indicated below:
“Activist Investor” means, as of any date of determination, any Person who has been identified as an activist investor on the most-recently available “SharkWatch 50” list or, in the event that the “SharkWatch 50” list is no longer published, on a substantially similar reputable published list of the most prominent activist investors regularly relied on or cited to by industry associations, public authorities or proxy advisors in the context of activism activities, or any controlled Affiliate of such Persons. Notwithstanding the foregoing, in no event shall Elliott, the Other Former Wizard Investor and each of their respective Affiliates be deemed Activist Investors for purposes of this Agreement.
“Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with, such Person, excluding, in respect of such Person, any portfolio operating company (as such term is understood in the private equity industry). The term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise; provided, that in no event shall the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates (in each case after giving effect to the Transactions) be deemed to be Affiliates of the Investors or any of their respective Affiliates for purposes

1
Parties to include any other Elliott entity that holds any Uniti Group Inc. or Windstream Holdings II, LLC equity at closing.

of this Agreement. For the avoidance of doubt, with respect to any Investor, any fund, account or investment vehicle will be deemed an Affiliate of such Investor if under common “control” as defined in the immediately preceding sentence.
“Agreement” has the meaning set forth in the Preamble.
“Associates” has the meaning set forth in the Preamble.
“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation). The terms “Beneficial Owner”, “Beneficially Owning” and “Beneficial Ownership” shall have a correlative meaning.
“Board” means, as of any date, the Board of Directors of the Company.
“Business Day” means any day that is not a Saturday, Sunday or other day on which the commercial banks in New York City, New York are authorized or required by Law to close.
“Certificate of Designations” means that certain Certificate of Designations which creates and sets forth the terms of the Company’s Series A Preferred Stock.
“Closing” has the meaning attributed to it in the Merger Agreement.
“Closing Date” means the date on which the Closing occurs.
“Common Stock” means shares of common stock, par value $[•] per share, of the Company.
“Company” has the meaning set forth in the Preamble.
“Company Competitor” means, at any time, any Person (other than the Company and its Subsidiaries) that is primarily engaged in operating a business of providing managed network communications and core transport solutions in the United States.
“Confidential Information” has the meaning set forth in Section 4.3(a).
“Derivative Instruments” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) of a Person that increase in value as the value of any Equity Securities of such Person increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (a) such interest conveys any voting rights in such security, (b) such interest is required to be, or is capable of being, settled through delivery of such security or cash or (c) other transactions hedge the economic effect of such interest.
“Devonian” has the meaning set forth in the Preamble.
“Director” means any member of the Board.
“Elliott” has the meaning set forth in the Preamble.
“EIM” has the meaning set forth in the Preamble.
“Equity Securities” means (i) shares of any class of common, preferred or other capital stock of a Person, (ii) Derivative Instruments of a Person and (iii) any options, warrants, rights, units or securities of a Person or any of its Affiliates convertible or exercisable into or exchangeable for (whether presently convertible, exchangeable or exercisable or not) common, preferred or capital stock of such Person. For the avoidance of doubt, references to “Equity Securities” in this Agreement that do not specify the Person to which such “Equity Securities” relate shall be deemed to reference Equity Securities of the Company.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Entity” means any federal, state, local, or foreign government or subdivision thereof, or any other governmental, administrative, arbitral, regulatory or self-regulatory authority (including Nasdaq and FINRA — Financial Industry Regulatory Authority), instrumentality, agency, commission, body, court or other legislative, executive or judicial governmental entity.
“Investor” and “Investors” have the meanings set forth in the Preamble.
“Investor Designee” has the meaning set forth in Section 3.1(b).
“Investor Participant” means any holder of record of Equity Securities of the Company that is Elliott, any Investor or any of their respective Affiliates.
“Laws” mean, collectively, any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.
“Lock-Up Termination Date” has the meaning set forth in Section 5.1(a).
“Merger Agreement” has the meaning set forth in the Recitals.
“Nasdaq” means the Nasdaq Global Select Market, or any other national securities exchange on which the shares of Common Stock are then-listed.
“Nexus” has the meaning set forth in the Preamble.
“Open Window” means a period in which (i) the Company does not have in place any restrictions on the ability of members of the Board to trade in the securities of the Company or (ii) the Company is buying, selling or offering to sell securities of the Company in the public markets.
“Organizational Documents” means the certificates of incorporation and by-laws or comparable governing documents.
“Other Former Wizard Investor” has the meaning set forth in Schedule I.
“Party” and “Parties” mean Elliott, Investors and the Company.
“Permitted Transferee” means Elliott and any of its controlled Affiliates that is not a Company Competitor.
“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of [•], by and between the Company, Investors and the other parties thereto.
“Representative” has the meaning set forth in Section 4.3(a).
“Restricted Transferee” means any Person who is not a Permitted Transferee and who, to Elliott’s knowledge, is (i) a Company Competitor, (ii) an Activist Investor or (iii) any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who, immediately after giving effect to such Transfer, would Beneficially Own five percent (5%) or more of the total voting power of the Equity Securities of the Company (other than the Other Former Wizard Investor and its controlled Affiliates).
“SEC” has the meaning set forth in Section 4.1(a)(iii).
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Standstill Period” has the meaning set forth in Section 4.1(a).
“Stockholder Meeting” has the meaning set forth in Section 4.2.
“Subject Shares” means, together, (i) the [•] shares of Common Stock (inclusive of [•] shares of Common Stock issuable upon exercise of warrants) held by Elliott and its controlled Affiliates as of the date of this Agreement (as adjusted for stock splits, stock dividends, stock combinations and the like) and (ii), without duplication, any shares of Common Stock issued by the Company to Elliott or any of its controlled Affiliates in the future in connection with the redemption, repurchase or conversion of any shares of preferred stock of the Company held by Elliott or its controlled Affiliates as of the date of this Agreement. Whenever used in this Agreement, the term Subject Shares shall be calculated treating warrants as though they have been converted into shares of Common Stock.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
“Transactions” has the meaning set forth in the Recitals.
“Transfer” means, with respect to any Equity Securities, sell, dispose, assign, transfer, charge, donate, grant any lien in, exchange, pledge, encumber, hypothecate, or otherwise transfer or attempt to transfer all or any portion of such Equity Securities or any participation, right or interest therein (whether by merger, consolidation or otherwise by operation of law), in each case whether directly or indirectly (including through the transfer of any Equity Securities in any direct or indirect holding company holding Equity Securities or through the issuance and redemption by any such holding company of its Equity Securities, and through deposit into a voting trust or enter into a voting agreement or arrangement with respect to any such Equity Securities or grant any proxy or power of attorney with respect thereto), or any offer, agreement, contract or commitment to do any of the foregoing, and regardless of whether any of the foregoing is effected, with or without consideration, voluntarily or involuntarily, and by operation of law or otherwise.
“Uniti” has the meaning set forth in the Recitals.
“Warrant Agreement” means that certain Warrant Agreement, dated as of [•], between the Company and [•], as warrant agent.
Section 1.2   Other Definitional Provisions.   Unless the express context otherwise requires:
(a)   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated. All Annexes, Exhibits, Sections or Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to any statute, rule, regulation, law or applicable Law shall be deemed to refer to such statute, rule, regulation, law or applicable Law as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in United States currency in the manner and at the times set forth herein. The terms “Dollars” and “$” mean United States Dollars. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa, and references herein to any gender includes each other gender.

(b)   The Parties have participated jointly in negotiating and drafting this Agreement and each has been represented by counsel of its choosing. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1   Representations and Warranties of the Company.   The Company represents and warrants to Elliott and each Investor as of the execution of this Agreement that:
(a)   The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware.
(b)   The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(c)   The execution, delivery and performance of this Agreement by the Company do not, and performance of its obligations hereunder will not, constitute or result in a breach or violation of, or a default under, the Organizational Documents of the Company or any material agreements of the Company.
Section 2.2   Representations and Warranties of Investors.
(a)   Each Investor represents and warrants to the Company, severally and not jointly and only with respect to itself, as of the date of this Agreement, that:
(i)   Such Investor is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.
(ii)   Such Investor has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by such Investor and constitutes a valid and binding agreement of such Investor enforceable against such Investor in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(iii)   The execution, delivery and performance of this Agreement by such Investor does not, and performance of its obligations hereunder will not, constitute or result in a breach or violation of, or a default under, the Organizational Documents of such Investor.
(iv)   Such Investor is the holder of record of those Equity Securities listed across from such Investor’s name on Schedule II hereto.
(v)   Such Investor represents that EIM has, and during the term of this Agreement will have, policies and safeguards in place designed to ensure that EIM and the Investors do not trade securities of the Company while in possession of material nonpublic information.
(vi)   Neither such Investor nor any of its Affiliates Beneficially Owns any Equity Securities of the Company other than those Equity Securities listed on Schedule II hereto.
(b)   Each Investor is acquiring the Subject Shares pursuant to an exemption from registration under the Securities Act solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each Investor acknowledges that the Subject Shares are not registered under the Securities Act, or any state securities laws, and that the Subject Shares may not be transferred or sold except pursuant to the registration provisions of the Securities

Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable, and in each case subject to the other limitations set forth in this Agreement.
ARTICLE III
CORPORATE GOVERNANCE AND BOARD REPRESENTATION
Section 3.1   Board Nomination Rights.
(a)   As of the date hereof, the Board shall be comprised of nine (9) Directors as set forth below:
[•]
[•]
[•]
[•]
[•]
[•]
[•]
[•]
[•]
(b)   The Company agrees that Elliott shall have the right, but not the obligation, to select a number of designees (each, an “Investor Designee”) equal to (i) two (or, in the event the number of directors on the Board is greater than nine, a number that would result in the number of Investor Designees representing 20% of the Directors then comprising the Board), for so long as Elliott and its controlled Affiliates collectively Beneficially Own at least 50% of the Subject Shares and (ii) one (or, in the event the number of directors on the Board is greater than nine, a number that would result in the number of Investor Designees representing 10% of the Directors then comprising the Board), for so long as Elliott and its controlled Affiliates collectively Beneficially Own at least 25% but less than 50% of the Subject Shares, in each case subject to each such Investor Designee’s compliance with the customary requirements of the Company’s [Nominating and Governance Committee] for service on the Board that are applicable to all non-employee Directors. For purposes of calculating the number of Investor Designees pursuant to the formula outlined above, any fractional amounts shall be rounded to the nearest whole number (but not below one for as long as Elliott and its controlled Affiliates own at least 25% of the Subject Shares) and the calculation shall be made on a pro forma basis after taking into account any increase in the size of the Board. For the avoidance of doubt, Investor Designees may be employees of Elliott and its Affiliates.
(c)   For the avoidance of doubt, if Elliott and its controlled Affiliates collectively cease to hold at least 50% of the Subject Shares but continue to hold at least 25% of the Subject Shares, Elliott will lose the right to select one of the two Investor Designees (or, in the event the number of Directors on the Board is greater than nine, a number that would result in the remaining number of Investor Designees that Elliott has the right to select to be 10% of the Directors then comprising the Board). If Elliott and its controlled Affiliates collectively cease to hold at least 25% of the Subject Shares, then Elliott will lose the right to select any Investor Designees. In the event that Elliott loses its right to select an Investor Designee pursuant to this Section 3.1(c), Elliott shall cause the applicable number of Investor Designees (if any) to promptly tender their resignations from the Board and any committee of the Board on which such Investor Designees then sit to the extent necessary to ensure that the number of Investor Designees then serving on the Board does not exceed the number of Investor Designees that Elliott would then be entitled to select pursuant to Section 3.1(b). In the event that Subject Shares are issued to Elliott or any of its controlled Affiliates after the loss of the right to select one or both Investor Designees due to the application of Section 3.1(b) and Section 3.1(c) (and not, for the avoidance of doubt, due to Elliott irrevocably waiving its rights to select Investor Designees in the circumstances contemplated by Section 4.1(a) or Section 4.2), the applicability of such rights shall be determined as though such additional Subject Shares were outstanding as of and from the date of this Agreement, and, if Elliott and its controlled Affiliates then hold Subject Shares in excess of the thresholds set forth in Section 3.1(b), Elliott shall have the applicable rights set forth in Section 3.1(b).
(d)   In the event that less than the total number of Investor Designees that Elliott shall be entitled to select pursuant to Section 3.1(b) are serving on the Board at any time (including if any Investor Designee serving on the Board is unable or unwilling to serve as a Director, resigns as a Director, is removed as a Director or ceases to serve as a Director for any other reason or rights are reinstated pursuant to Section 3.1(c)), Elliott shall have the right, at any time, to select as an Investor Designee(s) such additional individual(s) to which it is entitled pursuant to Section 3.1(b) in each case subject to each such Investor Designee’s compliance with the customary requirements of the Company’s [Nominating and Governance Committee] for service on the Board that are applicable to all non-employee Directors. The Company and the Board shall take all necessary action that is reasonable and within their control (and to the extent such actions are permitted by Law and would not cause a violation of the Company’s Organizational Documents or the provisions of this Agreement) to effect the appointment of such individual(s) to the Board as promptly as reasonably practicable, whether by increasing the size of the Board, or otherwise, subject to approval by the Board, not to be unreasonably withheld, conditioned or delayed, and in accordance with the Board’s fiduciary duties. Any such individual selected by Elliott who becomes a Board member in replacement of an Investor Designee shall be deemed to be an Investor Designee for all purposes under this Agreement. In the event any individual selected by Elliott as an Investor Designee pursuant to this Section 3.1(d) is not appointed to the Board for any reason, Elliott shall be entitled to select an additional individual for appointment to the Board as Investor Designee and the terms of this Section 3.1(d) shall continue to apply.
(e)   The Company agrees, notwithstanding any mandatory Director retirement age that may be adopted by the Company, to include in the slate of candidates for election to the Board at any meeting of stockholders called for the purpose of electing Directors all Investor Designees that Elliott has selected pursuant to Section 3.1(b), to nominate and recommend each such individual to be elected as a Director as provided herein, and to solicit proxies or consents in favor thereof. The Company is entitled to identify such individual as an Investor Designee pursuant to this Agreement.2
(f)   All committee assignments for the Investor Designee will be determined by the [Nominating and Governance Committee] after consultation with the Investor Designee (and subject to applicable legal requirements, including the corporate governance rules of Nasdaq).
(g)   Unless waived by the applicable Investor Designee, each Investor Designee shall be entitled to receive (i) any and all applicable director and committee fees and compensation that are payable to the Company’s non-employee Directors as part of the Company’s director compensation plan and (ii) reimbursement by the Company for reasonable and documented out-of-pocket expenses incurred while traveling to and from Board and committee meetings as well as travel for other business related to his or her service on the Board or committees thereof, subject to any maximum reimbursement obligations of general applicability to Directors as may be established by the Board from time to time. For the avoidance of doubt, each Investor Designee shall be permitted to assign its right to any fees, compensation, reimbursed expenses or any other consideration received or to be received, as applicable, in exchange for such Investor Designee’s service as a Director to Elliott or any of its Affiliates.
(h)   The Company and Elliott acknowledge that each Investor Designee, upon election or appointment to the Board, shall be obligated to abide, in all respects, with all policies and procedures of the Company that are applicable to all Directors. The Company shall at all times (i) provide each Investor Designee (in his or her capacity as a member of the Board) with the same rights and benefits (including with respect to insurance, indemnification and exculpation) that it provides to other members of the Board and (ii) maintain directors’ and officers’ liability insurance as determined by the Board.

2
Parties to agree to revised language as necessary in the event that Moelis-related DGCL amendments are not adopted or Moelis is not otherwise superseded or overruled prior to the closing of the Transactions.

ARTICLE IV
STANDSTILL; VOTING AND OTHER MATTERS
Section 4.1   Standstill Restrictions.
(a)   From and after the date of this Agreement until the later of (i) the date that is one (1) year after the date of this Agreement and (ii) 30 days following the date that is the later to occur of Elliott no longer having (x) an Investor Designee serving on the Board or (y) a right to select an Investor Designee including as a result of Elliott irrevocably waiving its rights to select Investor Designees pursuant to this Agreement (the “Standstill Period”), without the prior written consent of the Company, Elliott and its controlled Affiliates shall not (and any person acting on behalf of or at the direction of Elliott or any such controlled Affiliates shall not), directly or indirectly:
(i)   acquire, or agree or offer to acquire (including through the acquisition of Beneficial Ownership) any Equity Securities of the Company or a material portion of the assets of the Company or its Subsidiaries, or any warrant, option or other direct or indirect right to acquire any such securities or assets; provided, however, that nothing in this Section 4.1(a)(i) shall prevent the acquisition of (x) Common Stock pursuant to the exercise, conversion or redemption of shares of preferred stock or warrants of the Company held by Elliott or its controlled Affiliates as of the date hereof in accordance with their terms or (y) in the event that the Company issues Equity Securities in connection with a capital raising or liability management transaction, voting Common Stock acquired within three (3) months of such capital raising or liability management transaction to the minimum extent necessary to reverse the dilution to Elliott and its controlled Affiliates’ total percentage voting power of the voting Common Stock of the Company resulting from such capital raising or liability management transaction;
(ii)   make or submit to the Company or any of its Subsidiaries any proposal for or offer to enter into any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its Subsidiaries, either publicly or in a manner that would reasonably be expected to require public disclosure by the Company or Elliott or its controlled Affiliates (it being understood that the foregoing shall not restrict Elliott or its controlled Affiliates from tendering shares, receiving consideration or other payment for shares or otherwise participating in any extraordinary transaction, in each case, on the same basis as other stockholders of the Company generally);
(iii)   engage in, any “solicitation” of “proxies” as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission (the “SEC”) with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies;
(iv)   file with the SEC a proxy statement or any supplement thereof or any other soliciting material in respect of the Company or its stockholders that would be required to be filed with the SEC pursuant to Rule 14a-12 or other provisions of the Exchange Act;
(v)   (x) nominate or recommend for nomination a person for election to the Board at any Stockholder Meeting at which directors of the Board are to be elected or (y) seek the removal of any member of the Board, in each case other than as expressly permitted pursuant to Section 3.1; provided that nothing in this clause (v) shall prevent Elliott or its controlled Affiliates from taking actions in accordance with Section 3.1, as applicable;
(vi)   submit any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting;
(vii)   initiate or in any way intentionally participate or engage in, any “withhold” or similar campaign with respect to any Stockholder Meeting;
(viii)   form, join or act in concert with a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) for the purpose of voting, acquiring, holding, or disposing of, any Equity Securities of the Company (other than solely with controlled Affiliates of Elliott);

(ix)   call or seek to call (publicly or otherwise), alone or in concert with others, a special meeting of the stockholders of the Company, or initiate or propose any action by written consent;
(x)   enter into any negotiations, agreements or arrangements with any other persons to take any action that Elliott and its controlled Affiliates are prohibited from taking pursuant to this Section 4.1; or
(xi)   make any request to amend or waive any provision of this Section 4.1(a), in each case publicly or in a manner that would reasonably be expected to require the Company or Elliott or any of its controlled Affiliates to make any public announcement or disclosure of such request.
(b)   Notwithstanding anything to the contrary in Section 4.1(a), this Section 4.1 shall not prevent or restrict the ability of Elliott or any of its controlled Affiliates from making any proposal to the Company or the Board privately, so long as the making or receipt of such proposal would not reasonably be expected to require the Company, Elliott or any of its controlled Affiliates to make any public disclosure regarding the possibility of a business combination, merger or other type of transaction described in Section 4.1(a), and further:
(i)   this Section 4.1 shall be inoperative and of no force and effect upon the earliest of: (x) as a nonexclusive remedy for any material breach of Section 3.1 of this Agreement by the Company, upon ten (10) Business Days’ written notice by Elliott to the Company if such breach has not been cured within such notice period, provided that none of Elliott or its controlled Affiliates are in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (y) any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) other than Elliott or any of its Affiliates, or any “group” including or consisting of Elliott or any of its Affiliates (A) entering into an agreement with the Company to (1) acquire Beneficial Ownership of more than 50% of the total voting power of the Equity Securities of the Company, (2) designate members who, in the aggregate, hold a majority of the voting power of the Board, or (3) acquire all or substantially all of the assets of the Company and its subsidiaries or (B) commencing any tender or exchange offer (by any Person other than Elliott or its controlled Affiliates) which, if consummated, would result in the acquisition by any Person of Beneficial Ownership of more than 50% of the total voting power of the Equity Securities of the Company, where the Company files with the SEC a Schedule 14D-9 (or any amendment thereto) that does not recommend that its shareholders reject such tender or exchange offer (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act in response to the commencement of any tender or exchange offer); and (z) if the Board recommends for approval or adopts any amendment to the certificate of incorporation or bylaws of the Company that would reasonably be expected to impair in any material respect the Company’s ability to comply with the terms of this Agreement upon ten (10) Business Days’ written notice by Elliott to the Company if such noncompliance has not been cured within such notice period; provided that this clause (z) shall not apply if any Investor Designee recommends for approval or adopts such amendment;
(ii)   if the Company enters into, or publicly announces any plans to enter into, any agreement or understanding with respect to the sale or disposition of all or substantially all of the equity or assets of the Company or any of its significant subsidiaries (as such term is defined in Rule 405 of the Securities Act) or other extraordinary transaction, nothing in this Section 4.1 shall prohibit or restrict Elliott or its Affiliates from making any private statements (written or oral) with respect to such sale or disposition;
(iii)   nothing in this Section 4.1 shall be understood to prohibit or otherwise limit Elliott and its controlled Affiliates from (w) (A) negotiating with third parties, evaluating or trading, directly or indirectly in any non-convertible indebtedness of the Company or any of its Subsidiaries, Derivative Instruments that can only be settled with cash payments, exchange traded fund, benchmark or other basket of securities which may contain, or may otherwise reflect the performance of, any securities of the Company, (B) selling Equity Securities or exercising rights in accordance with the Registration Rights Agreement or (C) pledging, lending or granting a security interest in any Equity Securities, (x) engaging in private communications with the Chairman of the Board, Chief Executive Officer or other senior executive officers or their designees, in each case, only so long as such private communications would not reasonably be expected to require any public disclosure thereof by the Company or Elliott or any of its controlled Affiliates, (y) making any factual statement to comply with any oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process by any Governmental Entity or pursuant to Law (so long as such process or request did not arise as a result of discretionary acts by Elliott or any of its controlled Affiliates), including in accordance with Section 4.3(b), or (z) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable;
(iv)   nothing in this Section 4.1 shall prohibit or restrict any Investor Designee serving as a Director, in his or her personal capacity as a Director, from exercising his or her rights and fiduciary duties as a Director of the Company, or engaging in any discussions solely among other members of the Board or management, advisors, representatives or agents of the Company; and
(v)   nothing in this Section 4.1 shall prohibit or restrict any Investor Designee serving as a Director from communicating with any employee of the Company or its subsidiaries in any manner consistent with applicable Company policies and ordinary Company practices.
Section 4.2   Quorum and Voting.   From and after the date of this Agreement until 30 days following the date that is the later to occur of the Elliott no longer having (x) an Investor Designee serving on the Board or (y) a right to select an Investor Designee including as a result of Elliott irrevocably waiving its rights to select any Investor Designees pursuant to this Agreement, Elliott, Investors and each other Investor Participant shall (and Elliott shall cause each such other Investor Participant to) cause all Equity Securities of the Company Beneficially Owned by Elliott, Investors and each Investor Participant that any of them has the right to vote (or to direct the vote), as of the applicable record date for any annual meeting or special meeting of stockholders of the Company or any action by written consent of stockholders (each, a “Stockholder Meeting”), to be present for quorum purposes and to be voted, at all such Stockholder Meetings or at any adjournments or postponements thereof, in favor of all Directors nominated by the Board in all Director elections.
Section 4.3   Confidentiality.
(a)   Elliott shall keep confidential, and shall instruct its Affiliates and its and their respective Representatives (as defined below) who receive Confidential Information (as defined below) to keep confidential, any and all confidential, non-public or proprietary information and data (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof or whether pursuant to this Agreement or otherwise) to the extent relating to the Company or any of its Subsidiaries provided by, or on behalf of, the Company, any of its Subsidiaries or their respective Representatives to Elliott or any of its Representatives (collectively, “Confidential Information”), except that such Confidential Information may be provided to Elliott and its Affiliates and its and their respective officers, directors, employees, accountants, counsel, consultants and other agents and advisors (“Representatives”); provided that Confidential Information will not include any information that (A) is or becomes public knowledge other than as a result of any breach or violation of this Agreement by Elliott or its Affiliates or Representatives, (B) is disclosed to Elliott, its Affiliates or its or their respective Representatives by a third party not known by Elliott or its Affiliates or Representatives to be in violation of a non-disclosure obligation (or any other contractual, legal or fiduciary obligation of confidentiality) to the Company by making such disclosure, (C) is already in the possession of Elliott, its Affiliates or its or their respective Representatives prior to such information being furnished to Elliott, its Affiliates or its or their respective Representatives without violation of any obligations hereunder (and the source of such information was not known by Elliott or its Affiliates or Representatives to be in violation of a non-disclosure obligation (or any other contractual, legal or fiduciary obligation of confidentiality) to the Company by making such disclosure), (D) is independently developed by Elliott or any of their respective Affiliates or Representatives without reference to or use of the Confidential Information, (E) is approved in writing by the Company for disclosure by Elliott or any of its Affiliates or Representatives (as applicable) or (F) is provided to a prospective purchaser; provided that such prospective purchaser (i) is not a Restricted Transferee, (ii) shall have been advised of this Agreement and shall have expressly agreed to be bound by the confidentiality provisions hereof and (iii) unless such prospective purchaser signs a joinder hereto in a form and substance reasonably acceptable to the Company or a separate confidentiality agreement with the Company, shall be deemed a Representative of Elliott for purposes of this Section 4.3, and Elliott shall be liable for any breach of this Section 4.3 or any misuse of the Confidential Information by such prospective purchaser. For the avoidance of doubt, subject to applicable Law (including any applicable fiduciary duties), the Investor Designees shall be permitted to share Confidential Information with Elliott, its Affiliates, and their respective Representatives, provided that Elliott, its Affiliates, and their respective Representatives who receive Confidential Information remain bound by the confidentiality provisions hereof.
(b)   If Elliott, any Investor or any of their respective Affiliates is requested or required by oral questions, interrogatories, requests for information of documents, subpoenas, civil investigative demand or similar process by any Governmental Entity or pursuant to Law to disclose or provide any Confidential Information, the Person that received such request or demand or is subject to such requirement shall, to the extent permitted by applicable Law, provide the Company with prior written notice thereof promptly after receipt of such request and the terms and circumstances surrounding such request so that the Company may seek a protective order or other appropriate remedy at its sole expense. Each Party agrees to reasonably cooperate with the other Party in connection with seeking any such order or other appropriate remedy. If such protective order is not promptly obtained, and the Person that received such request or demand is required, as advised by legal counsel, to disclose Confidential Information pursuant to applicable Law, such Person shall (a) furnish only that portion of the Confidential Information that legal counsel advises is legally required to be disclosed and (b) exercise reasonable efforts, at the Company’s sole expense, to obtain reliable assurances that confidential treatment will be afforded to the Confidential Information. Notwithstanding the foregoing, the Person that received such request or demand or is subject to such requirement may disclose Confidential Information, and the foregoing notice and other actions shall not be required, where such disclosure is required in connection with an audit, review or examination by a governmental regulatory or self-regulatory authority of competent jurisdiction that is not targeted at, and does not specifically reference, the Company, any of its Affiliates, the Confidential Information, or the transactions contemplated by the Merger Agreement.
(c)   Elliott, on behalf of itself and each other Investor Participant, acknowledges and agrees that Elliott, Investors and each other Investor Participant are aware, and will advise any Investor Designee, any of their respective Representatives, and any other entity or Person who receives Confidential Information, that Confidential Information may include material, non-public information and applicable securities Laws prohibit any Person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities, in each case unless in compliance with such Laws.
(d)   Except as expressly set forth in this Agreement, nothing in this Agreement shall be deemed to restrain Elliott, Investors or any of their respective Affiliates from purchasing, selling or otherwise trading in any securities of the Company or any derivative securities which reference such securities, in each case, in compliance with applicable securities Laws. Following the Lock-Up Termination Date, the Company agrees that, upon the written request of Elliott, it will confirm to Elliott in writing whether the Company is in an Open Window as promptly as reasonably practicable (and within no more than one Business Day) after such request. Without the consent of Elliott, except as required to comply with applicable Law, the insider trading policies of the Company will not apply to Elliott or any of its Affiliates (excluding any Investor Designee in accordance with Section 3.1(h)) during the term of this Agreement.

ARTICLE V
TRANSFER RESTRICTIONS
Section 5.1   Transfer Restrictions.
(a)   None of Elliott, Investors or any of their respective Affiliates (including any Investor Participant) shall (and Elliott shall cause any such Person not to), Transfer any Equity Securities of the Company to any Person without the prior written consent of the Company prior to the six (6) month anniversary of the Closing Date (the “Lock-Up Termination Date”); provided, however, that this Section 5.1(a) shall only apply to Elliott, Investors and their respective Affiliates to the extent that each of the executive officers and Directors of the Company that was an executive officer or director of Uniti immediately prior to the Closing are subject to restrictions on substantially similar terms (it being understood that such restrictions on executive officers and directors shall contain customary exceptions). To the extent the Company waives any such restriction applicable to any executive officer or Director of the Company prior to the Lock-Up Termination Date, Elliott, Investors and each of their respective Affiliates (including any Investor Participant) shall be concurrently and automatically released from the foregoing limitation.
(b)   Notwithstanding the foregoing, the restrictions set forth in Section 5.1(a) shall not apply to:
(i)   Transfers to any Permitted Transferee, in each case, that has agreed to be bound by the terms of this Agreement by executing and delivering a counterpart to this Agreement in the form attached hereto as Exhibit A prior to such Transfer (provided that the transferor shall continue to be liable hereunder for any failure of the transferee to comply with Section 5.1 of this Agreement);
(ii)   Transfers pursuant to a merger, consolidation or other business combination, involving the Company or the sale of all or substantially all of the assets of the Company, in each case, in a transaction that has been approved by the Board; and
(iii)   Transfers pursuant to a tender offer or exchange offer for Common Stock if such offer is made by a Person other than Elliott, any Investor or their respective Affiliates, and recommended by the Board.
(c)   Notwithstanding Section 5.1(a) and Section 5.1(b), none of Elliott, Investors or any of their respective Affiliates (including any Investor Participant) will at any time (without the prior written consent of the Company) Transfer any Equity Securities of the Company to any Restricted Transferee. In no event shall the foregoing limitation apply to, or limit in any way sales by Elliott, Investors or any of their respective Affiliates (including any Investor Participant) (i) to or through underwriters in a public offering, (ii) “at the market” to or through market makers or into an existing market for the Equity Securities, (iii) in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers or (iv) in block trades in which a broker-dealer attempts to sell the Equity Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction.
(d)   Any attempted Transfer in violation of this Section 5.1 shall be null and void ab initio.
Section 5.2   Legends on Shares; Securities Act Compliance.
(a)   Unless otherwise requested by an Investor Participant, shares of Common Stock of the Company held by Investor Participants shall be uncertificated and evidenced by book-entry registration on the books and records of the Company’s transfer agent or warrant agent, as applicable. Such shares of Common Stock shall bear a restrictive notation substantially similar to the legend set forth below, and in the event that any shares of Common Stock are certificated, each share certificate shall bear the following legend:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAW.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS AND OTHER RESTRICTIONS SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED AS OF [•], A COPY OF WHICH MAY BE INSPECTED AT THE OFFICE OF THE COMPANY, AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOTED OR OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE THEREWITH.”
(b)   With respect to shares of Common Stock held by Investor Participants, at such time as any Investor Participant delivers to the Company a legal opinion, addressed to the Company and in form and substance reasonably acceptable to the Company, from a reputable national U.S. law firm, that the first legend set forth in Section 5.2(a) is no longer required under the Securities Act, the Company agrees that it will promptly after the later of the delivery of such opinion and, with respect to certificated shares of Common Stock, the delivery by such Investor Participant to the Company or its transfer agent of a certificate (in the case of a Transfer, in the proper form for Transfer) representing shares of Common Stock held by such Investor Participant issued with the foregoing restrictive legend, deliver or cause to be delivered to such Investor Participant a replacement stock certificate representing shares of Common Stock held by such Investor Participant that is free from the first legend set forth in Section 5.2(a) or remove or cause to be removed any comparable legend or restriction or other arrangement with respect to any uncertificated shares of Common Stock, provided, however, that if any shares of Common Stock were issued or sold to Investor Participants pursuant to an instrument or agreement containing legends which are subject to additional or more restrictive terms for their removal, nothing in this Agreement shall require the Company to remove such legends other than in accordance with the terms included in such instrument or agreement.
(c)   From and after the Lock-Up Termination Date, with respect to shares of Common Stock held by the Investor Participants, the Company agrees that it will promptly after notice from any Investor Participant to the Company and, with respect to certificated shares of Common Stock, the delivery by such Investor Participant to the Company or its transfer agent of a certificate (in the case of a Transfer, in the proper form for Transfer) representing shares of Common Stock held by such Investor Participant issued with the foregoing restrictive legend, deliver or cause to be delivered to such Investor Participant a replacement stock certificate representing such shares of Common Stock held by such Investor Participant that is free from the second legend set forth in Section 5.2(a) or remove or cause to be removed any comparable legend or restriction or other arrangement with respect to any uncertificated shares of Common Stock, provided, however, that if any shares of Common Stock were issued or sold to Investor Participants pursuant to an instrument or agreement containing legends which are subject to additional or more restrictive terms for their removal, nothing in this Agreement shall require the Company to remove such legends other than in accordance with the terms included in such instrument or agreement.
(d)   The Company agrees that it will use commercially reasonable efforts to take the following actions to enable such Investor Participant to sell Equity Securities: (i) causing the transfer agent to remove restrictive legends as set forth in this Section 5.2, (ii) delivering any necessary opinions or instruction letters to remove or cause to be removed any such restrictive legends or (iii) otherwise cooperating with any reasonable request by Elliott or any of its Affiliates relating to such a sale in order to facilitate settlement in accordance with the standard settlement cycle for securities transactions set forth in Rule 15c6-1(a) promulgated under the Exchange Act within one Business Day. The Company further agrees that, in the event the Company fails to comply with the foregoing clause (i) or (ii), the Company hereby authorizes its transfer agent to rely upon the opinion of counsel to the applicable Investor Participants.
ARTICLE VI
MISCELLANEOUS
Section 6.1   Termination.   This Agreement shall terminate and be of no further force and effect on the first date on which Elliott, Investors and their respective Affiliates cease to Beneficially Own any Equity Securities (excluding any Derivative Instruments) of the Company; provided that any such termination shall not relieve a Party from liability for any breach incurred prior to such termination; provided, further, that Section 4.3 of this Agreement shall survive any such termination until the date that is twelve (12) months after the date on which Elliott no longer has an Investor Designee serving on the Board.

Section 6.2   Assignments.   This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. None of the Parties may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement (whether by merger, consolidation or otherwise by operation of law) without the prior written consent of the other Parties. Any purported direct or indirect assignment in violation of this Section 6.2 shall be null and void ab initio.
Section 6.3   Amendment; Waiver.   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Elliott and Investors, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 6.4   Notices.   Any notice, request, instruction or other document to be given hereunder by any Party to any other Party shall be in writing and shall be deemed given to a Party when (a) served by personal delivery upon the Party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the Party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested, or (d) sent by email, provided that the transmission of the email is promptly confirmed by telephone, in each case, to the following addresses or email addresses and marked to the attention of the Person (by name or title) designated below, or to such other Persons or addresses as may be designated in writing by the Party to receive such notice as provided below:
If to the Company:
[•]
Attention:
[•]

Telephone:
[•]

E-mail:
[•]

With copies (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:
H. Oliver Smith
Evan Rosen

Telephone:
(212) 450-4636
(212) 450-4505

E-mail:
oliver.smith@davispolk.com
evan.rosen@davispolk.com

If to Investors or Elliott:
[•]
Attention:
[•]

Telephone:
[•]

E-mail:
[•]

With a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
66 Hudson Blvd.
New York, NY 10001
Attention:
Kevin M. Schmidt
Jennifer L. Chu

Email:
kmschmidt@debevoise.com
jlchu@debevoise.com

Section 6.5   GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.
(a)   THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW RULES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. IN CONNECTION WITH ANY CONTROVERSY ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE PARTIES HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, IF A BASIS FOR FEDERAL COURT JURISDICTION IS PRESENT, AND, OTHERWISE, IN THE COURTS OF THE STATE OF DELAWARE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO SERVICE OF PROCESS OUT OF THE AFOREMENTIONED COURTS AND WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE AFOREMENTIONED COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN SUCH COURTS THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN SUCH COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.
(c)   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the necessity of providing any bond or other security, and no Party will oppose the granting of such relief on the basis that money damages are adequate or that the other Parties otherwise have an adequate remedy at Law, this being in addition to any other remedy to which such Party is entitled at law or in equity.
Section 6.6   Entire Agreement; No Other Representations.   Except for the Merger Agreement, Registration Rights Agreement, the Certificate of Designations and the Warrant Agreement, this Agreement constitutes the entire agreement, and supersedes all prior agreements, understandings or representations and warranties, both written and oral, between the Parties with respect to the subject matter hereof.
Section 6.7   No Third-Party Beneficiaries.   The Parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
Section 6.8   Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
Section 6.9   Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement by one Party to the others may be made by facsimile, electronic mail, other electronic format (including any electronic signature complying with the Delaware Uniform Electronic Transactions Act, as amended from time to time, or other applicable law) or other transmission method, and the Parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 6.10   Exercise of Rights.   A failure to exercise or delay in exercising a right or remedy provided by this Agreement or law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of that right or remedy or the exercise of another right or remedy.
Section 6.11   Rights Cumulative.   The rights, powers and remedies conferred on any Party by this Agreement and remedies available to any Parties are cumulative and are additional to any right, power or remedy which it may have under general law or otherwise.
Section 6.12   No Partnership.   No provision of this Agreement creates a partnership between any of the Parties or makes a Party the agent of another Party for any purpose. A Party has no authority or power to bind, to contract in the name of, or to create a liability for, another Party in any way or for any purpose.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.
[NEW UNITI]
By:

Name:
Title:
ELLIOTT INVESTMENT MANAGEMENT L.P.
By:

Name:
Title:
ELLIOTT ASSOCIATES, L.P.
By:

Name:
Title:
ELLIOTT INTERNATIONAL, L.P.
By:

Name:
Title:
NEXUS AGGREGATOR L.P.
By:

Name:
Title:

DEVONIAN II ICAV, acting solely for and on behalf of its sub-fund DEVONIAN II — SUB-FUND I
By:

Name:
Title:

Annex F
STOCKHOLDER AGREEMENT
BY AND BETWEEN
[NEW UNITI]
AND
CERTAIN STOCKHOLDERS LISTED ON SCHEDULE I
DATED AS OF [•]

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STOCKHOLDER AGREEMENT
This STOCKHOLDER AGREEMENT, dated as of [•] (as amended or restated from time to time, this “Agreement”), is made by and among [New Uniti], a Delaware corporation (the “Company”), and certain [New Uniti] stockholders listed on Schedule I that are managed, advised or sub-advised by a certain institutional investment adviser (the “Investor Adviser”) listed on Schedule I (each such stockholder an “Investor” and, collectively, the “Investors”).1
W I T N E S S E T H:
WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of May 3, 2024 (the “Merger Agreement”), by and between Uniti Group Inc., a Maryland corporation (“Uniti”), and Windstream Holdings II LLC, a Delaware limited liability company, among other things, Uniti became a wholly owned indirect Subsidiary of the Company, upon the terms and subject to the conditions set forth therein;
WHEREAS, as a result of the transactions contemplated by the Merger Agreement (the “Transactions”), each Investor is the owner of certain Equity Securities of the Company, including the Subject Shares (as defined below); and
WHEREAS, the Company and Investors (which, for the avoidance of doubt, shall not include the Investor Adviser) desire to enter into this Agreement concerning the Equity Securities held, or to be held, by Investors and related provisions concerning Investors’ relationship with, and investment in, the Company.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1   Definitions.   As used in this Agreement, the following terms shall have the meanings indicated below:
“Activist Investor” means, as of any date of determination, any Person who has been identified as an activist investor on the most-recently available “SharkWatch 50” list or, in the event that the “SharkWatch 50” list is no longer published, on a substantially similar reputable published list of the most prominent activist investors regularly relied on or cited to by industry associations, public authorities or proxy advisors in the context of activism activities, or any controlled Affiliate of such Persons. Notwithstanding the foregoing, in no event shall Elliott, the Investors or any of their respective Affiliates be deemed Activist Investors for purposes of this Agreement.
“Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with, such Person, excluding, in respect of the Investor Adviser, any portfolio operating company (as such term is understood in the private equity industry). The term “control,” including the correlative terms “controlling,” “controlled by,” “Controlled” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise; provided, that in no event shall the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates (in each case after giving effect to the Transactions) be deemed to be Affiliates of any Investor or any of its Affiliates for purposes of this Agreement, and no equityholder of the Company shall be considered an Affiliate of any Investor or any of its Affiliates solely by virtue of being an equityholder in the Company.
“Agreement” has the meaning set forth in the Preamble.

1
Parties to include any other Investor Adviser entity that holds any Uniti Group Inc. or Windstream Holdings II, LLC equity at closing.

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“Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation). The terms “Beneficial Owner”, “Beneficially Owning” and “Beneficial Ownership” shall have a correlative meaning.
“Board” means, as of any date, the Board of Directors of the Company.
“Board Observer” has the meaning set forth in Section 3.1(a).
“Business Day” means any day that is not a Saturday, Sunday or other day on which the commercial banks in New York City, New York are authorized or required by Law to close.
“Certificate of Designations” means the Certificate of Designations contained in the Company’s certificate of incorporation.
“Closing” has the meaning attributed to it in the Merger Agreement.
“Closing Date” means the date on which the Closing occurs.
“Common Stock” means shares of common stock, par value $[•] per share, of the Company.
“Company” has the meaning set forth in the Preamble.
“Company Competitor” means, at any time, any Person (other than the Company and its Subsidiaries) that is primarily engaged in operating a business of providing managed network communications and core transport solutions in the United States.
“Confidential Information” has the meaning set forth in Section 4.3(a).
“Derivative Instruments” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) of a Person that increase in value as the value of any Equity Securities of such Person increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (a) such interest conveys any voting rights in such security, (b) such interest is required to be, or is capable of being, settled through delivery of such security or cash or (c) other transactions hedge the economic effect of such interest.
“Director” means any member of the Board.
“Elliott” means Elliott Investment Management L.P.
“Equity Securities” means (i) shares of any class of common, preferred or other capital stock of a Person, (ii) Derivative Instruments of a Person and (iii) any options, warrants, rights, units or securities of a Person or any of its Affiliates convertible or exercisable into or exchangeable for (whether presently convertible, exchangeable or exercisable or not) common, preferred or capital stock of such Person. For the avoidance of doubt, references to “Equity Securities” in this Agreement that do not specify the Person to which such “Equity Securities” relate shall be deemed to reference Equity Securities of the Company.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Governmental Entity” means any federal, state, local, or foreign government or subdivision thereof, or any other governmental, administrative, arbitral, regulatory or self-regulatory authority (including Nasdaq and FINRA — Financial Industry Regulatory Authority), instrumentality, agency, commission, body, banking, court or other legislative, executive or judicial governmental entity.
“Investor” and “Investors” have the meanings set forth in the Preamble.
“Investor Adviser” has the meaning set forth in the Recitals.

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“Laws” mean, collectively, any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.
“Lock-Up Termination Date” has the meaning set forth in Section 5.1(a).
“Merger Agreement” has the meaning set forth in the Recitals.
“Nasdaq” means the Nasdaq Global Select Market, or any other national securities exchange on which the shares of Common Stock are then-listed.
“Open Window” means a period in which (i) the Company does not have in place any restrictions on the ability of members of the Board to trade in the securities of the Company or (ii) the Company is buying, selling or offering to sell securities of the Company in the public markets.
“Organizational Documents” means the certificates of incorporation and by-laws or comparable governing documents.
“Party” and “Parties” mean Investors (other than the Investor Adviser) and the Company.
“Permitted Transferee” means any of the Investors or the Investor’s or the Investor Adviser’s Controlled Affiliates that is, in each case, not a Company Competitor.
“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity.
“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of [•], by and between the Company, Investors and the other parties thereto.
“Representative” has the meaning set forth in Section 4.3(a).
“Restricted Transferee” means any Person who is not a Permitted Transferee and who, to any Investor’s knowledge, is (i) a Company Competitor, (ii) an Activist Investor or (iii) any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who, immediately after giving effect to such Transfer, would Beneficially Own five percent (5%) or more of the total voting power of the Equity Securities of the Company (other than Elliott and its Controlled Affiliates).
“SEC” has the meaning set forth in Section 4.1(a)(iii).
“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Standstill Period” has the meaning set forth in Section 4.1(a).
“Stockholder Meeting” has the meaning set forth in Section 4.2.
“Subject Shares” means, together, (i) the [•] shares of Common Stock (inclusive of [•] shares of Common Stock issuable upon exercise of warrants) held by the Investors as of the date of this Agreement (as adjusted for stock splits, stock dividends, stock combinations and the like) and (ii), without duplication, any shares of Common Stock issued by the Company to the Investors in the future in connection with the redemption, repurchase or conversion of any shares of preferred stock of the Company held by the Investors as of the date of this Agreement. Whenever used in this Agreement, the term Subject Shares shall be calculated treating warrants as though they have been converted into shares of Common Stock. For the avoidance of doubt, with respect to any Investor which is a separately managed fund or account, references to such Investor and the Subject Shares held by such Investor shall only include the specific fund or account as managed, advised or sub-advised by the Investor Adviser and the Subject Shares held in such separately managed fund or account.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

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“Transactions” has the meaning set forth in the Recitals.
“Transfer” means, with respect to any Equity Securities, sell, dispose, assign, transfer, charge, donate, grant any lien in, exchange, pledge, encumber, hypothecate, or otherwise transfer or attempt to transfer all or any portion of such Equity Securities or any participation, right or interest therein (whether by merger, consolidation or otherwise by operation of law), in each case whether directly or indirectly (including through the transfer of any Equity Securities in any direct or indirect holding company holding Equity Securities or through the issuance and redemption by any such holding company of its Equity Securities, and through deposit into a voting trust or enter into a voting agreement or arrangement with respect to any such Equity Securities or grant any proxy or power of attorney with respect thereto), or any offer, agreement, contract or commitment to do any of the foregoing, and regardless of whether any of the foregoing is effected, with or without consideration, voluntarily or involuntarily, and by operation of law or otherwise.
“Uniti” has the meaning set forth in the Recitals.
“Warrant Agreement” means that certain Warrant Agreement, dated as of [•], between the Company and [•].
Section 1.2   Other Definitional Provisions.   Unless the express context otherwise requires:
(a)   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated. All Annexes, Exhibits, Sections or Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” when used in this Agreement is not exclusive. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to any statute, rule, regulation, law or applicable Law shall be deemed to refer to such statute, rule, regulation, law or applicable Law as amended or supplemented from time to time and to any rules, regulations and interpretations promulgated thereunder. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in United States currency in the manner and at the times set forth herein. The terms “Dollars” and “$” mean United States Dollars. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa, and references herein to any gender includes each other gender.
(b)   The Parties have participated jointly in negotiating and drafting this Agreement and each has been represented by counsel of its choosing. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1   Representations and Warranties of the Company.   The Company represents and warrants to each Investor as of the execution of this Agreement that:

F-4

(a)   The Company is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware.
(b)   The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(c)   The execution, delivery and performance of this Agreement by the Company do not, and performance of its obligations hereunder will not, constitute or result in a breach or violation of, or a default under, the Organizational Documents of the Company or any material agreements of the Company.
Section 2.2   Representations and Warranties of Investor.
(a)   Each Investor represents and warrants to the Company, severally and not jointly and only with respect to itself, as of the date of this Agreement, that:
(i)   Such Investor is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.
(ii)   Such Investor has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by such Investor and constitutes a valid and binding agreement of such Investor enforceable against such Investor in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(iii)   The execution, delivery and performance of this Agreement by such Investor does not, and performance of its obligations hereunder will not, constitute or result in a breach or violation of, or a default under, the Organizational Documents of such Investor.
(iv)   Such Investor is the holder of record of those Equity Securities listed across from such Investor’s name on Schedule I hereto.
(v)   Such Investor is a Controlled Affiliate of the Investor Adviser.
(vi)   Neither the Investor Adviser, such Investor nor any of their respective Controlled Affiliates Beneficially Owns any Equity Securities of the Company other than those Equity Securities listed on Schedule I hereto.
(b)   Each Investor is acquiring the Subject Shares pursuant to an exemption from registration under the Securities Act solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Each Investor acknowledges that the Subject Shares are not registered under the Securities Act, or any state securities laws, and that the Subject Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable, and in each case subject to the other limitations set forth in this Agreement.
ARTICLE III
CORPORATE GOVERNANCE AND BOARD REPRESENTATION
Section 3.1   Board Observer Rights.
(a)   If the Investor Adviser’s Controlled Affiliates Beneficially Own Subject Shares representing at least 5% of the issued and outstanding Common Stock of the Company immediately after the Closing on a fully-diluted basis (including treating warrants on an as-exercised basis), the Investors may jointly select (by a majority in interest of the Equity Securities held by such Investors in the Company on an as-converted basis, and the Company will be entitled to rely on any instruction from or on behalf the Investors that the Company believes to be genuine) a non-voting observer (a “Board Observer”)

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reasonably satisfactory to the Company, who will be entitled to notice of, to attend, and participate in, as a non-voting observer, all meetings of the Board (including any executive sessions thereof), whether in person, telephonically or otherwise. For the avoidance of doubt, the Board Observer may be an employee of an Investor or its Affiliates. If Investor Adviser’s Controlled Affiliates at any time Transfer any Equity Securities of the Company and, following such Transfer, collectively cease to hold at least [•]%2 of the Subject Shares, the Investors will lose the right to select a Board Observer and any and all participation rights of any such Board Observer then selected shall immediately cease.
(b)   The Company shall give the Board Observer copies of all notices, minutes, consents and other materials that it provides to its members of the Board or committees thereof, concurrently with the members of the Board or committee, as applicable. Notwithstanding the foregoing, the Board Observer may, in the sole discretion of the Board or committee, acting reasonably and in good faith, be excluded from all or part of any meetings, or from access to any information, if the Board or committee has determined in good faith (and such determination is based on the advice of legal counsel to the Company (which may include internal legal counsel)) that such Board Observer’s attendance or access would be reasonably likely to result in the waiver of attorney-client privilege or attorney work product protection (provided that the Board or committee shall take reasonable steps to minimize any such exclusions to the extent practicable) or would reasonably be expected to present a conflict of interest for such Board Observer. If the Board Observer is so excluded or information is withheld, then the Company will inform the Board Observer of the general nature of the subject matter discussed and explain the Board’s rationale for the decision to exclude the Board Observer. Each Investor acknowledges that the Board Observer shall be obligated to abide, in all respects, with all policies and procedures of the Company that are applicable to all Directors, including with respect to confidentiality. The Board Observer shall be permitted to share information with the Investors for purposes of monitoring and evaluating the Investors’ investment in the Company, subject to Section 4.3. For purposes of clarification and the avoidance of doubt, the Board Observer shall be an observer only, shall not be an actual member of the Board or any board of a Subsidiary or committee thereof, and shall not have any right to vote on any matter that may come before the Board, committee or board of a Subsidiary or any fiduciary obligations to the Company, any Subsidiary of the Company, any equityholder or other security holder of the Company or any Subsidiary of the Company, or any other Person arising from being an observer. The Company shall reimburse the Board Observer for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board, subject to any maximum reimbursement obligations of general applicability to non-executive Directors as may be established by the Board from time to time.
(c)   The Investors’ right to select a Board Observer shall not create any obligation on behalf of any Investor, the Investor Adviser or any of its Affiliates to communicate or present any business opportunity to the Company or any of its Subsidiaries.
ARTICLE IV
STANDSTILL; VOTING AND OTHER MATTERS
Section 4.1   Standstill Restrictions.
(a)   From and after the date of this Agreement until the later of (i) the date that is one (1) year after the date of this Agreement and (ii) 30 days following the date that the Investors are no longer entitled to select a Board Observer including as a result of the Investors irrevocably waiving their rights to select a Board Observer pursuant to this Agreement (the “Standstill Period”), without the prior written consent of the Company, Investors and their respective Controlled Affiliates shall not (and any Person acting on behalf of or at the direction of any Investor or any such Controlled Affiliates shall not), directly or indirectly:
(i)   acquire, or agree or offer to acquire (including through the acquisition of Beneficial Ownership) any Equity Securities of the Company or a material portion of the assets of the

2
To be set at the percentage that would result in the Investor Adviser’s Controlled Affiliates holding less than 5% as of the closing. That is, if the Investor Adviser’s Controlled Affiliates hold 10% immediately after the closing, this number would be 50%.

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Company or its Subsidiaries, or any warrant, option or other direct or indirect right to acquire any such securities or assets; provided, however, that nothing in this Section 4.1(a)(i) shall prevent (A) the acquisition of (x) Common Stock pursuant to the exercise, conversion or redemption of shares of preferred stock or warrants of the Company held by an Investor or its controlled Affiliates as of the date hereof in accordance with their terms or (y) in the event that the Company issues Equity Securities in connection with a capital raising or liability management transaction, voting Common Stock acquired within three (3) months of such capital raising or liability management transaction to the minimum extent necessary to reverse the dilution to an Investor and its controlled Affiliates’ total percentage voting power of the voting Common Stock of the Company resulting from such capital raising or liability management transaction, (B) acquisitions as a result of new funds and accounts coming under management by the Investor Adviser or its Controlled Affiliates in the ordinary course of business and not for the purpose of acquiring Equity Securities of the Company, (C) acquisitions by any broad-based index-based funds controlled by the Investor Adviser (if Equity Securities of the Company are included in the applicable index or benchmark; provided that the Investor Adviser and its Controlled Affiliates do not have discretion over inclusion of such Equity Securities in such index or benchmark) or investing in any broad-based index-based funds or (D) the Investor Adviser and its Controlled Affiliates (including the Investors) collectively and in the aggregate acquiring up to 2% of the issued and outstanding Equity Securities of the Company (not including and in addition to any of the Subject Shares);
(ii)   make or submit to the Company or any of its Subsidiaries any proposal for or offer to enter into any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its Subsidiaries, either publicly or in a manner that would reasonably be expected to require public disclosure by the Company or the Investor Adviser, any Investor or any of their respective Controlled Affiliates (it being understood that the foregoing shall not restrict any Investor or its Controlled Affiliates from tendering shares, receiving consideration or other payment for shares or otherwise participating in any extraordinary transaction, in each case, on the same basis as other stockholders or debtholders of the Company generally);
(iii)   engage in, any “solicitation” of “proxies” as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission (the “SEC”) with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies;
(iv)   file with the SEC a proxy statement or any supplement thereof or any other soliciting material in respect of the Company or its stockholders that would be required to be filed with the SEC pursuant to Rule 14a-12 or other provisions of the Exchange Act;
(v)   (x) nominate or recommend for nomination a person for election to the Board at any Stockholder Meeting at which directors of the Board are to be elected or (y) seek the removal of any member of the Board;
(vi)   submit any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting;
(vii)   initiate or in any way intentionally participate or engage in, any “withhold” or similar campaign with respect to any Stockholder Meeting;
(viii)   form, join or knowingly act in concert with a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) for the purpose of voting, acquiring, holding, or disposing of, any Equity Securities of the Company (other than solely with controlled Affiliates of the Investors);
(ix)   call or seek to call (publicly or otherwise), alone or in concert with others, a special meeting of the stockholders of the Company, or initiate or propose any action by written consent;

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(x)   enter into any negotiations, agreements or arrangements with any other Persons to take any action that an Investor and its Controlled Affiliates are prohibited from taking pursuant to this Section 4.1; or
(xi)   make any request to amend or waive any provision of this Section 4.1(a), in each case publicly or in a manner that would reasonably be expected to require the Company or the Investor Adviser, any Investor or any of their respective Controlled Affiliates to make any public announcement or disclosure of such request; provided, that the foregoing shall not restrict any request to irrevocably waive the Investors’ right to select a Board Observer pursuant to this Agreement.
(b)   Notwithstanding anything to the contrary in Section 4.1(a), this Section 4.1 shall not prevent or restrict the ability of an Investor or any of its Controlled Affiliates from making any proposal to the Company or the Board privately, so long as the making or receipt of such proposal would not reasonably be expected to require the Company or the Investor Adviser, any Investor or any of their Controlled Affiliates to make any public disclosure regarding the possibility of a business combination, merger or other type of transaction described in Section 4.1(a) unless and until such proposal is approved by the Board. If the Company agrees in writing to waive the material obligations of Elliott or its Affiliates from its obligations under Section 4.1 thereof (Standstill Restrictions), the Company will provide a similar and proportionate waiver of the Investors’ obligations under this Section 4.1; provided that the Company will retain all rights and remedies with respect to any breach by an Investor occurring prior to such waiver.
(i)   This Section 4.1 shall be inoperative and of no force and effect upon the earliest of: (x) as a nonexclusive remedy for any material breach of Section 3.1 of this Agreement by the Company, upon ten (10) Business Days’ written notice by the Investors to the Company if such breach has not been cured within such notice period, provided that none of the Investors or their respective Controlled Affiliates are in material breach of this Agreement at the time such notice is given or prior to the end of the notice period; (y) any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) other than an Investor or any of its Controlled Affiliates, or any “group” including or consisting of any Investors or any of their Controlled Affiliates (A) entering into an agreement with the Company to (1) acquire Beneficial Ownership of more than 50% of the total voting power of the Equity Securities of the Company, (2) designate members who, in the aggregate, hold a majority of the voting power of the Board, or (3) acquire all or substantially all of the assets of the Company and its Subsidiaries or (B) commencing any tender or exchange offer which, if consummated, would result in the acquisition by any Person of Beneficial Ownership of more than 50% of the total voting power of the Equity Securities of the Company, where the Company files with the SEC a Schedule 14D-9 (or any amendment thereto) that does not recommend that its shareholders reject such tender or exchange offer (other than a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act in response to the commencement of any tender or exchange offer); and (z) if the Board recommends for approval or adopts any amendment to the certificate of incorporation or bylaws of the Company that would reasonably be expected to impair in any material respect the Company’s ability to comply with the terms of this Agreement upon ten (10) Business Days’ written notice by the Investors to the Company if such noncompliance has not been cured within such notice period;
(ii)   if the Company enters into, or publicly announces any plans to enter into, any agreement or understanding with respect to the sale or disposition of all or substantially all of the equity or assets of the Company or any of the Company’s significant subsidiaries (as such term is defined in Rule 405 of the Securities Act) or other extraordinary transaction, nothing in this Section 4.1 shall prohibit or restrict the Investors or their respective Affiliates from making any private statements (written or oral) with respect to such sale or disposition; and
(iii)   nothing in this Section 4.1 shall be understood to prohibit or otherwise limit the Investors and their Controlled Affiliates from (1) (A) negotiating with third parties, evaluating or trading, directly or indirectly, in any non-convertible indebtedness of the Company or any of its Subsidiaries, Derivative Instruments that can only be settled with cash payments, exchange traded fund, benchmark or other basket of securities which may contain, or may otherwise reflect

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the performance of, any securities of the Company, (B) selling Equity Securities or exercising rights in accordance with the Registration Rights Agreement or (C) pledging, lending, hypothecating or granting a security interest or lien in any Equity Securities (or any similar transaction), (2) engaging in private communications with the Chairman of the Board, Chief Executive Officer or other senior executive officers or their designees, in each case, only so long as such private communications would not reasonably be expected to require any public disclosure thereof by the Company or the Investor Adviser, any other Investor or any of their controlled Affiliates unless and until any proposal included in such private communications is approved by the Board, (3) making any factual statement to comply with any oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process by any Governmental Entity or pursuant to Law (so long as such process or request did not arise as a result of discretionary acts by the Investor Adviser or any of its Controlled Affiliates), in accordance with Section 4.3(b) or (4) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable or depositing (or withdrawing from deposit) any Equity Securities with a fiduciary or depositary pursuant to a deposit agreement or arrangements (including any prime broker account).
Section 4.2   Quorum and Voting.   From and after the date of this Agreement until 30 days following the date that the Investors are no longer entitled to select a Board Observer including as a result of the Investors irrevocably waiving its rights to select a Board Observer pursuant to this Agreement, the Investors shall cause all Equity Securities of the Company Beneficially Owned by such Investor that any of them has the right to vote (or to direct the vote), as of the applicable record date for any annual meeting or special meeting of stockholders of the Company or any action by written consent of stockholders (each, a “Stockholder Meeting”), to be present for quorum purposes and to be voted, at all such Stockholder Meetings or at any adjournments or postponements thereof, in favor of all Directors nominated by the Board in all Director elections.
Section 4.3   Confidentiality.
(a)   Each Investor shall keep confidential, and shall instruct its Affiliates and its and their respective Representatives (as defined below) who receive Confidential Information (as defined below) from Investor to keep confidential, any and all confidential, non-public or proprietary information and data (irrespective of the form of communication, and irrespective of whether obtained prior to or after the date hereof or whether pursuant to this Agreement or otherwise) to the extent relating to the Company or any of its Subsidiaries provided by, or on behalf of, the Company, any of its Subsidiaries or their respective Representatives to the Investors or any of their Representatives (collectively, “Confidential Information”), except that such Confidential Information may be provided to Investors and their Affiliates and its and their respective officers, directors, employees, accountants, counsel, consultants and other agents and advisors (“Representatives”); provided that Confidential Information will not include any information that (A) is or becomes public knowledge other than as a result of any breach or violation of this Agreement any Investor or its Affiliates (who receive Confidential Information from the Investor) or Representatives, (B) is disclosed to the Investors, their Affiliates or their respective Representatives by a third party not known by the Investors or their Affiliates or Representatives to be in violation of a non-disclosure obligation (or any other contractual, legal or fiduciary obligation of confidentiality) to the Company by making such disclosure, (C) is already in the possession of the Investors, their Affiliates or their respective Representatives prior to such information being furnished to an Investor, its Affiliates or its or their respective Representatives without violation of any obligations hereunder (and the source of such information was not known by any Investor or its Affiliates or Representatives to be in violation of a non-disclosure obligation (or any other contractual, legal or fiduciary obligation of confidentiality) to the Company by making such disclosure), (D) is independently developed by the Investors or any of their respective Affiliates or Representatives without reference to or use of the Confidential Information, (E) is approved in writing by the Company for disclosure by an Investor or any of its Affiliates or Representatives (as applicable) or (F) is provided to a prospective purchaser; provided that such prospective purchaser (i) is not a Restricted Transferee,

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(ii) shall have been advised of this Agreement and shall have expressly agreed to be bound by the confidentiality provisions hereof and (iii) unless such prospective purchaser signs a joinder hereto in a form and substance reasonably acceptable to the Company or a separate confidentiality agreement with the Company, shall be deemed a Representative of the Investors for purposes of this Section 4.3, and the Investors shall be liable for any breach of this Section 4.3 or any misuse of the Confidential Information by such prospective purchaser. For the avoidance of doubt, subject to applicable Law, the Board Observer shall be permitted to share Confidential Information with the Investors, their respective Affiliates and their respective Representatives, provided that the Investors, their respective Affiliates and their respective Representatives who receive Confidential Information remain bound by the confidentiality provisions hereof.
(b)   If any Investor or any of its Affiliates is requested or required by oral questions, legal proceedings, interrogatories, requests for information of documents, subpoenas, civil investigative demand or similar process by any Governmental Entity, pursuant to Law or legal process, to disclose or provide any Confidential Information, the Person that received such request or demand or is subject to such requirement shall, to the extent permitted by applicable Law, provide the Company with prior written notice thereof as promptly as practicable after receipt of such request and the terms and circumstances surrounding such request so that the Company may seek a protective order or other appropriate remedy at its sole expense. Each Party agrees to reasonably cooperate with the other Party in connection with seeking any such order or other appropriate remedy. If such protective order is not promptly obtained, and the Person that received such request or demand is required, as advised by legal counsel (which may include internal legal counsel), to disclose Confidential Information pursuant to applicable Law, such Person shall (i) furnish only that portion of the Confidential Information that legal counsel (including internal legal counsel) advises is legally required to be disclosed and (ii) exercise reasonable efforts, at the Company’s sole expense, to obtain reliable assurances that confidential treatment will be afforded to the Confidential Information. Notwithstanding the foregoing, the Person that received such request or demand or is subject to such requirement may disclose Confidential Information, and the foregoing notice and other actions shall not be required, where such disclosure is required in connection with an audit, review or examination by a governmental regulatory or self-regulatory authority of competent jurisdiction that is not targeted at, and does not specifically reference, the Company, any of its Affiliates, the Confidential Information, or the transactions contemplated by the Merger Agreement.
(c)   Each Investor, on behalf of itself and its Controlled Affiliates, acknowledges and agrees that such Investor and each such Controlled Affiliate are aware, and will advise the Board Observer, any of their respective Representatives, and any other entity or Person who receives Confidential Information from or on behalf of such Investor, that Confidential Information may include material, non-public information and applicable securities Laws prohibit any Person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities, in each case unless in compliance with such Laws.
(d)   Except as expressly set forth in this Agreement, nothing in this Agreement shall be deemed to restrain any Investor or any of its Affiliates from purchasing, selling or otherwise trading in any securities of the Company or any derivative securities which reference such securities, in each case, in compliance with applicable securities Laws. Following the Lock-Up Termination Date, the Company agrees that, upon the written request of an Investor, it will confirm to such Investor in writing whether the Company is in an Open Window as promptly as reasonably practicable (and within no more than one Business Day) after such request. Without the consent of the Investors, except as required to comply with applicable Law, the insider trading policies of the Company will not apply to the Investors or any of their respective Controlled Affiliates at any time during the term of this Agreement so long as the representations in Section 4.3(e) remain true and correct as if made again at such time.
(e)   Notwithstanding anything to the contrary set forth herein, the Company acknowledges that the Investors and their Affiliates are part of a multi-strategy asset management organization which, in the ordinary course of business through separate platforms, engages in a variety of investing activities (including the provision of debt financing, the investment in and formation and operation of various

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operating companies and joint ventures, and the purchase and sale of securities and syndicated bank debt) and that nothing in this Section 4.3, shall restrict such activities of such other platforms, provided that none of the Confidential Information is used in connection therewith and such other platforms are not otherwise acting at the direction of the Investors or any of their Representatives with respect to any matter subject to restriction under this Agreement. Each Investor hereby represents to the Company that it and the Investor Adviser have in place compliance procedures, which monitor the receipt of Confidential Information and restrict the dissemination of Confidential Information to personnel of the Investor Adviser and such Investor who trade or may trade in the securities of the Company and/or its Affiliates and certain other employees of the organization (collectively, the “Public Side Team”). Accordingly, notwithstanding anything to the contrary in this Agreement, the Company acknowledges and agrees that, to the extent that the foregoing procedures are applied or an affirmative defense pursuant to paragraph (c) of the Rule 10b5-1 under the Exchange Act is applicable, this Section 4.3 shall not in any way restrict or limit the activities of the Public Side Team or any funds, accounts or other investment vehicles managed by any Affiliate of the Investors so long as they are not then in possession of Confidential Information and are not otherwise acting at the direction of any personnel who have received Confidential Information.
(f)   The Investors shall cause the Investor Adviser and its Controlled Affiliates who receive Confidential Information to comply with the provisions applicable to Investors in this Section 4.3 and shall be responsible and liable for any noncompliance by the Investor Adviser or its Controlled Affiliates therewith as if the Investor Adviser and its Controlled Affiliates were each a party hereto as an “Investor”.
(g)   Except to the extent required by applicable Law, the Investor Adviser, the Investors, or any of their Affiliates, shall not, without the prior written consent of the Company, issue any press release or make any public statement with respect to this Agreement; provided that the foregoing will not restrict press releases or public announcements that (i) are materially consistent with press releases or public announcements previously made by the Company in accordance with the Merger Agreement and (ii) do not include any material non-public information not previously shared by Uniti or the Company; provided further, that, except as required by applicable Law, the publication and disclosure by the Company of the Investment Adviser’s identity and ownership of Subject Shares and the nature of the Investment Adviser’s commitments, arrangements and understandings under this Agreement (including the disclosure of this Agreement) in any press release in connection with this Agreement, the Merger Agreement or the Transactions shall be subject to the Investment Adviser’s prior written consent (not to be unreasonably withheld, condition or delayed), except (a) in respect of any press release as may be required by applicable Law or any listing agreement with or rule of any national securities exchange or association (in which case, the Company will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the Investment Adviser to review and comment upon such public statement or press release, and will consider in good faith any reasonable comments of the other party thereto) or (b) after the issuance of any press release with respect to which such consent was obtained, the Company may issue additional press releases without any consent of the Investment Adviser so long as such additional press releases are materially consistent with the press release with respect to which the Investment Adviser had consented.
ARTICLE V
TRANSFER RESTRICTIONS
Section 5.1   Transfer Restrictions.
(a)   None of the Investors or any of their respective Controlled Affiliates shall (and the Investors shall cause any such Person not to), Transfer any Equity Securities of the Company to any Person without the prior written consent of the Company prior to the six (6) month anniversary of the Closing Date (the “Lock-Up Termination Date”); provided, however, that this Section 5.1(a) shall only apply to the Investors and their respective Controlled Affiliates to the extent that each of the executive officers and Directors of the Company that was an executive officer or director of Uniti immediately prior to the Closing are subject to restrictions on substantially similar terms (it being understood that such restrictions on executive officers and directors shall contain customary exceptions). To the extent the

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Company waives any such restriction applicable to any such executive officer or Director of the Company prior to the Lock-Up Termination Date, the Investors and their respective Controlled Affiliates shall be concurrently and automatically released from the foregoing limitation.
(b)   Notwithstanding the foregoing, the restrictions set forth in Section 5.1(a) shall not apply to:
(i)   Transfers to any Permitted Transferee, in each case, that has agreed to be bound by the terms of this Agreement by executing and delivering a counterpart to this Agreement in the form attached hereto as Exhibit A prior to such Transfer (provided that the transferor shall continue to be liable hereunder for any failure of the transferee to comply with Section 5.1 of this Agreement);
(ii)   Transfers pursuant to a merger, consolidation or other business combination, involving the Company or the sale of all or substantially all of the assets of the Company, in each case, in a transaction that has been approved by the Board;
(iii)   Transfers pursuant to a tender offer or exchange offer for Common Stock if such offer is made by a Person other than an Investor or its Controlled Affiliates, and recommended by the Board;
(iv)   Transfers to a Person’s direct or indirect partners, members, managers, controlling persons or equityholders in connection with any winding up, liquidation or distribution of assets in accordance with such Person’s Organizational Documents, provided that any transferee agrees to be bound by the terms of the this Agreement by executing and delivering a counterpart to this Agreement in the form attached hereto as Exhibit A prior to such Transfer and, upon consummation of such Transfer, such transferee shall be deemed an Investor for purposes hereof; provided, further, that, for the avoidance of doubt, if such transferee is not a Controlled Affiliate of the Investor Adviser, the Equity Securities Transferred to such transferee will be deemed not to be Beneficially Owned by the Investor Adviser or its Controlled Affiliates, and may result in the loss of Investors’ right to select the Board Observer if the Investor Adviser’s Controlled Affiliates cease to Beneficially Own at least [•]%3 of the Subject Shares;
(v)   Any Transfer in connection with any exercise of piggyback rights under the Registration Rights Agreement;
(vi)   granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable or depositing (or withdrawing from deposit) any Equity Securities with a fiduciary or depositary pursuant to a deposit agreement or arrangements (including any prime broker account);
(vii)   Transfers where an Investor (or the Investor Adviser) (a) is directed by its client to Transfer such Equity Securities or (b) is required to Transfer such Equity Securities to satisfy any redemption request by an unaffiliated investor solely in an amount of Equity Securities necessary to satisfy such redemption request; provided that, such Investor shall use commercially reasonable efforts to satisfy the redemption request entirely from other assets before resorting to the Transfer of such Equity Securities; provided further, that the applicable Investor shall use commercially reasonable efforts to notify the Company in writing at least twenty-four (24) hours before any such Transfer and specify the amount of Equity Securities to be sold, the date and time such Transfer may begin, and the reason for such Transfer; or
(viii)   an all-asset pledge (and any related foreclosure thereon) made in the ordinary course in connection with borrowed money and not for the purposes of circumventing restrictions set forth in Section 5.1(a)

3
To be set at the percentage that would result in Investor Adviser funds holding less than 5% as of immediately after the closing. That is, if the Investor Adviser holds 10% immediately after the closing, this number would be 50%.

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(c)   Notwithstanding Section 5.1(a) and Section 5.1(b), none of the Investors or any of their Controlled Affiliates will at any time (without the prior written consent of the Company) Transfer any Equity Securities of the Company to any Restricted Transferee. In no event shall the foregoing limitation apply to, or limit in any way sales by any Investor or any of its Controlled Affiliates (i) to or through underwriters in a public offering, (ii) “at the market” to or through brokers or market makers or into an existing market for the Equity Securities, (iii) in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers or (iv) in block trades in which a broker-dealer attempts to sell the Equity Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction.
(d)   Any attempted Transfer in violation of this Section 5.1 shall be null and void ab initio.
Section 5.2   Legends on Shares; Securities Act Compliance.
(a)   Unless otherwise requested by an Investor, shares of Common Stock of the Company held by the Investors or their respective Controlled Affiliates shall be uncertificated and evidenced by book-entry registration on the books and records of the Company’s transfer agent or warrant agent, as applicable. Such shares of Common Stock shall bear a restrictive notation substantially similar to the legend set forth below, and in the event that any shares of Common Stock are certificated, each share certificate shall bear the following legend:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAW.”
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS AND OTHER RESTRICTIONS SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED AS OF [•], A COPY OF WHICH MAY BE INSPECTED AT THE OFFICE OF THE COMPANY, AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOTED OR OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE THEREWITH.”
(b)   With respect to shares of Common Stock held by the Investors or their respective Controlled Affiliates, at such time as any such Person delivers to the Company a legal opinion, addressed to the Company and in form and substance reasonably acceptable to the Company, from a reputable national U.S. law firm, that the first legend set forth in Section 5.2(a) is no longer required under the Securities Act, the Company agrees that it will promptly after the later of the delivery of such opinion and, with respect to certificated shares of Common Stock, the delivery by such Person to the Company or its transfer agent of a certificate (in the case of a Transfer, in the proper form for Transfer) representing shares of Common Stock held by such Person issued with the foregoing restrictive legend, deliver or cause to be delivered to such Person a replacement stock certificate representing shares of Common Stock held by such Person that is free from the first legend set forth in Section 5.2(a) or remove or cause to be removed any comparable legend or restriction or other arrangement with respect to any uncertificated shares of Common Stock; provided, however, that if any shares of Common Stock were issued or sold to the Investors or their respective Controlled Affiliates pursuant to an instrument or agreement containing legends which are subject to additional or more restrictive terms for their removal, nothing in this Agreement shall require the Company to remove such legends other than in accordance with the terms included in such instrument or agreement.
(c)   From and after the Lock-Up Termination Date, with respect to shares of Common Stock held by the Investors or their respective Controlled Affiliates, the Company agrees that it will promptly after notice from any such Person to the Company and, with respect to certificated shares of Common Stock, the delivery by such Person to the Company or its transfer agent of a certificate (in the case of a Transfer, in the proper form for Transfer) representing shares of Common Stock held by such Person issued with the foregoing restrictive legend, deliver or cause to be delivered to such Person a replacement

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stock certificate representing such shares of Common Stock held by such Person that is free from the second legend set forth in Section 5.2(a) or remove or cause to be removed any comparable legend or restriction or other arrangement with respect to any uncertificated shares of Common Stock; provided, however, that if any shares of Common Stock were issued or sold to the Investors or their respective Controlled Affiliates pursuant to an instrument or agreement containing legends which are subject to additional or more restrictive terms for their removal, nothing in this Agreement shall require the Company to remove such legends other than in accordance with the terms included in such instrument or agreement.
(d)   The Company agrees that it will use commercially reasonable efforts to take the following actions to enable such Persons to sell Equity Securities: (i) causing the transfer agent to remove restrictive legends as set forth in this Section 5.2, (ii) delivering any necessary opinions or instruction letters to remove or cause to be removed any such restrictive legends or (iii) otherwise cooperating with any reasonable request by an Investor or any of its Affiliates relating to such a sale in order to facilitate settlement in accordance with the standard settlement cycle for securities transactions set forth in Rule 15c6-1(a) promulgated under the Exchange Act within one Business Day. The Company further agrees that, in the event the Company fails to comply with the foregoing clause (i) or (ii), the Company hereby authorizes its transfer agent to rely upon the opinion of counsel to the applicable Investors or their respective Controlled Affiliates.
ARTICLE VI
MISCELLANEOUS
Section 6.1   Termination.   This Agreement shall terminate and be of no further force and effect on the first date on which the Investors and their respective Controlled Affiliates cease to Beneficially Own any Subject Shares (excluding any Derivative Instruments) of the Company; provided that any such termination shall not relieve a Party from liability for any breach incurred prior to such termination; provided, further, that Section 4.3 of this Agreement shall survive any such termination until the date that is twelve (12) months after the date on which Investors are no longer entitled to select a Board Observer.
Section 6.2   Assignments.   This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. None of the Parties may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement (whether by merger, consolidation or otherwise by operation of law) without the prior written consent of the other Parties. Any purported direct or indirect assignment in violation of this Section 6.2 shall be null and void ab initio.
Section 6.3   Amendment; Waiver.   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Investors, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 6.4   Notices.   Any notice, request, instruction or other document to be given hereunder by any Party to any other Party shall be in writing and shall be deemed given to a Party when (a) served by personal delivery upon the Party for whom it is intended, (b) served by an internationally recognized overnight courier service upon the Party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested, or (d) sent by email, (provided that no automated return email indicating the email address is no longer valid or active or the recipient thereof is unavailable is promptly received by the sender), in each case, to the addresses or email addresses and marked to the attention of the Person (by name or title) as set forth on Annex I, or to such other Persons or addresses as may be designated in writing by the Party to receive such notice as provided on Annex I.
Section 6.5   GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.
(a)   THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE,

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WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW RULES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. IN CONNECTION WITH ANY CONTROVERSY ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE PARTIES AND THEIR RESPECTIVE CONTROLLED AFFILIATES HEREBY IRREVOCABLY CONSENT TO THE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, IF A BASIS FOR FEDERAL COURT JURISDICTION IS PRESENT, AND, OTHERWISE, IN THE COURTS OF THE STATE OF DELAWARE. EACH OF THE PARTIES AND THEIR RESPECTIVE CONTROLLED AFFILIATES IRREVOCABLY CONSENTS TO SERVICE OF PROCESS OUT OF THE AFOREMENTIONED COURTS AND WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE AFOREMENTIONED COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN SUCH COURTS THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN SUCH COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(b)   THE COMPANY AND EACH INVESTOR ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PERSON HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PERSON MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE TRANSACTIONS. EACH SUCH PERSON CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PERSON UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PERSON MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PERSON HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.
(c)   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the necessity of providing any bond or other security, and no Party or the Investor Adviser or any of their respective Controlled Affiliates will oppose the granting of such relief on the basis that money damages are adequate or that the other Parties otherwise have an adequate remedy at Law, this being in addition to any other remedy to which such Party is entitled at law or in equity.
Section 6.6   Entire Agreement; No Other Representations.   Except for the Merger Agreement, Registration Rights Agreement, Certificate of Designations and Warrant Agreement, this Agreement constitutes the entire agreement, and supersedes all prior agreements, understandings or representations and warranties, both written and oral, between the Parties with respect to the subject matter hereof.
Section 6.7   No Third-Party Beneficiaries.   The Parties hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
Section 6.8   Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision

F-15

to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
Section 6.9   Counterparts.   This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of this Agreement by one Party to the others may be made by facsimile, electronic mail, other electronic format (including any electronic signature complying with the Delaware Uniform Electronic Transactions Act, as amended from time to time, or other applicable law) or other transmission method, and the Parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Section 6.10   Exercise of Rights.   A failure to exercise or delay in exercising a right or remedy provided by this Agreement or law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of that right or remedy or the exercise of another right or remedy.
Section 6.11   Rights Cumulative.   The rights, powers and remedies conferred on any Party by this Agreement and remedies available to any Parties are cumulative and are additional to any right, power or remedy which it may have under general law or otherwise.
Section 6.12   No Partnership.   No provision of this Agreement creates a partnership between any of the Parties or makes a Party the agent of another Party for any purpose. A Party has no authority or power to bind, to contract in the name of, or to create a liability for, another Party in any way or for any purpose.
[Signature Page Follows]

F-16

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.
[NEW UNITI]
By:

Name:
Title:
[STOCKHOLDERS]
By:

Name:
Title:
[Signature Page to Stockholder Agreement]

Annex G
REGISTRATION RIGHTS AGREEMENT
by and among
[NEW UNITI]
and
THE PARTIES HERETO
DATED AS OF [•]

G-ii

G-iii

REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT (together with any exhibits, appendices, annexes and schedules hereto, this “Agreement”) is entered into as of [Date], by and among [New Uniti], a Delaware corporation (the “Issuer”), Elliott Associates, L.P., a Delaware limited partnership, Nexus Aggregator L.P., a Delaware limited partnership, DEVONIAN II ICAV, an Irish collective asset-management vehicle constituted as an umbrella fund with variable capital and segregated liability between sub-funds, authorized by the Central Bank of Ireland pursuant to the Irish Collective Asset-management Vehicles Act 2015 (as amended), acting solely for and on behalf of its sub-fund Devonian II-Sub-Fund I (collectively, the “Elliott Investor”)1, the entities affiliated with a certain institutional investor, as set forth in Schedule A attached hereto (collectively, the “Institutional Investor”; together with the Elliott Investor, the “Investors”; and together with the Issuer, the “Parties”) and any Person who becomes a Party hereto pursuant to Section 10.4. Capitalized terms used herein shall have the meaning assigned to such terms in this Agreement.
ARTICLE I
Definitions and Interpretations
Section 1.1.   Definitions.   As used in this Agreement, the following terms shall have the following meanings:
“Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with, such Person. The term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise; provided, that in no event shall the Issuer or any of its Subsidiaries be deemed to be Affiliates of the Investors or any of their respective Affiliates for purposes of this Agreement. For the avoidance of doubt, with respect to any Investor, any fund, account or investment vehicle will be deemed an Affiliate of such Investor if under common “control” as defined in the immediately preceding sentence.
“Agreement” shall have the meaning set forth in the Preamble.
“Automatic Shelf Registration Statement” has the meaning given to such term in Section 3.6(d).
“Block Sale” means the sale of Equity Securities to one or several purchasers pursuant to a Shelf Underwritten Offering by means of (i) a bought deal, (ii) a block trade or (iii) a similar transaction that is an underwritten offering.
“Board” means the board of directors of the Issuer.
“Business Day” shall mean any day other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is required to close.
“Certificate of Designations” shall mean that certain Certificate of Designations which creates and sets forth the terms of the Issuer’s Series A Preferred Stock.
“Charitable Gifting Event” means any Transfer by a Holder, or any subsequent Transfer by such Holder’s members, partners or other employees, in connection with a bona fide gift to any Charitable Organization made in connection with sales of Registrable Securities by a Holder pursuant to an effective Registration Statement.
“Charitable Organization” means a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.
“Common Stock” means shares of common stock, par value $[•] per share, of the Issuer, and any securities resulting from any reclassification, recapitalization or similar transactions with respect to such shares.

1
To the extent Elliott effects any internal reorganization prior to closing, the parties will be updated to reflect the direct holders of the Issuer’s equity securities.

“Covered Person” has the meaning given to such term in Section 6.1.
“Demand Follow-Up Notice” has the meaning given to such term in Section 3.1.
“Demand Including Holder” has the meaning given to such term in Section 3.1.
“Demand Notice” has the meaning given to such term in Section 3.1.
“Demand Registration” has the meaning given to such term in Section 3.1.
“Demanding Holder” has the meaning given to such term in Section 3.1.
“Elliott Investor” has the meaning given to such term in the Preamble.
[“Elliott Stockholder Agreement” shall mean that certain Stockholder Agreement, by and among the Issuer, Elliott Investment Management L.P., Elliott Associates, L.P., Elliott International, L.P., Nexus Aggregator L.P. and DEVONIAN II ICAV, dated as of the date hereof.]2
“Equity Securities” means (x) shares of common stock (including shares of common stock issuable upon the redemption or repurchase of other securities of the Issuer), preferred stock or other capital stock of the Issuer and (y) securities of the Issuer convertible into, or exchangeable or exercisable for, such shares, and options, warrants or other rights to acquire such shares.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor Federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.
“FINRA” means the Financial Industry Regulatory Authority.
“Free Writing Prospectus” has the meaning given to such term in Section 4.1(a).
“Holdback Agreement” has the meaning given to such term in Section 10.2.
“Holdback Period” means (i) with respect to (A) the first two registered underwritten offerings initiated by the Issuer following the date of this Agreement to sell securities for its own account and (B) any other registered underwritten offering covered by this Agreement completed within 12 months from the date hereof, 90 calendar days after and during the ten calendar days before, the effective date of the related Registration Statement or the date of the Prospectus supplement filed with the SEC in connection with such offering, as applicable, (ii) with respect to any other registered underwritten offering covered by this Agreement (other than the first two registered underwritten offerings initiated by the Issuer to sell securities for its own account and any Shelf Underwritten Offering), 60 calendar days after and during the ten calendar days before, the effective date of the related Registration Statement or the date of the Prospectus supplement filed with the SEC in connection with such offering, as applicable, and (iii) in the case of a Shelf Underwritten Offering (regardless of when such offering is completed), 45 calendar days after the date of the Prospectus supplement filed with the SEC in connection with such takedown and during such prior period (not to exceed seven calendar days) as the Issuer has given reasonable written notice to the Holder, in each case as such periods may be shortened by the agreement of the lead managing underwriter(s) with respect to such offering.
“Holder” means any of (i) any Investor, and (ii) any Permitted Transferee of a Holder who has entered into a joinder to this Agreement substantially in the form of Exhibit A hereto, in each case of clauses (i) and (ii), for so long as such Person holds Registrable Securities.
“Holder Group” shall mean (i) with respect to any Holder that is a natural Person, (A) such Holder, (B) the spouse, parents, siblings, lineal descendants and adopted children of such Holder and (C) any trust for the benefit of any of the foregoing, and (ii) with respect to any Holder that is a corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, such Holder, its Affiliates and any Related Funds, so long as they remain Affiliates or Related Funds, as applicable.

2
To be updated to reflect any changes to the parties.

“Incidental Registration Notice” has the meaning given to such term in Section 2.1.
“Including Holder” has the meaning given to such term in Section 2.1.
“Indemnified Party” has the meaning given to such term in Section 6.3.
“Indemnifying Party” has the meaning given to such term in Section 6.3.
“Indemnitors” has the meaning given to such term in Section 6.8.
“Inspector” has the meaning given to such term in Section 4.1(o).
“Institutional Investor” has the meaning given to such term in the preamble to this Agreement.
“Institutional Investor Stockholder Agreement” shall mean that certain Stockholder Agreement, by and among the Issuer and the Institutional Investor, dated as of [•].
“Investors” has the meaning given to such term in the preamble to this Agreement.
“Issuer” has the meaning given to such term in the preamble to this Agreement.
“Liquidation Preference” has the meaning given to such term in the Certificate of Designations.
“Losses” has the meaning given to such term in Section 6.1.
“Offering Confidential Information” “ means (i) the Issuer’s plan to file the relevant Registration Statement and engage in the offering so registered, (ii) any information regarding the offering being registered (including the potential timing, price, number of shares, underwriters or other counterparties, selling stockholders or plan of distribution), (iii) any information contained in, or the existence of, a notice delivered pursuant to Section 3.5, and (iv) any other information (including information contained in draft supplements or amendments to offering materials) provided to any Holders by the Issuer (or by third parties) in connection with a contemplated registration or offering; provided, that Offering Confidential Information shall not include information that (x) was or becomes generally available to the public (including as a result of the filing of the relevant Registration Statement) other than as a result of a disclosure by any Holder, (y) was or becomes available to any Holder from a source not, to the knowledge of such Holder, bound by any confidentiality agreement with the Issuer or (z) was otherwise in such Holder’s possession prior to it being furnished to such Holder by the Issuer or on the Issuer’s behalf.
“Opt-In Election” has the meaning given to such term in Section 3.11.
“Opt-Out Election” has the meaning given to such term in Section 3.11.
“Other Holder” has the meaning given to such term in Section 2.2(b).
“Parties” has the meaning given to such term in the preamble to this Agreement.
“Permitted Transferee” means with respect to any Holder, (x) a member of the Holder Group of such Holder, (y) in the case of a Holder that is a partnership, limited liability company or any foreign equivalent thereof, any partner, member or foreign equivalent thereof of such Holder and (z) any transferee of Registrable Securities that is not a member of the Holder Group of such Holder that, on an as-converted, as-exercised and as-redeemed or repurchased basis, holds (after giving effect to such Transfer) Equity Securities that represent in excess of two and a half percent (2.5%) of the outstanding Common Stock on a fully-diluted basis.
“Person” shall mean any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency, or other entity, whether acting in an individual, fiduciary or other capacity.
“Preferred Stock” means the Series A Preferred Stock of the Issuer.
“Prospectus” means the prospectus included in any Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, relating to Registrable Securities, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.
“Records” has the meaning given to such term in Section 4.1(o).
“Registrable Securities” means (a) any Equity Securities held from time to time by a Holder and (b) to the extent held, or to be held, by a Holder, any other equity securities or equity interests issued or issuable, directly or indirectly, with respect to the securities described in clause (a) by way of conversion or exchange thereof or stock dividends, stock splits or in connection with a combination of shares, reclassification, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities on the date when (i) they are disposed of pursuant to an effective Registration Statement under the Securities Act, (ii) they are disposed of pursuant to Rule 144 or Rule 145 (or another applicable exemption from registration under the Securities Act), (iii) the Holder of such securities, together with its Holder Group, on an as-converted, as-exercised and as-redeemed or repurchased basis, holds Equity Securities that represent less than 2.5% of the outstanding Common Stock on a fully-diluted basis and all such securities are able to be sold by their Holder without restriction as to volume or manner of sale pursuant to Rule 144, (iv) they shall have ceased to be outstanding, or (v) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities.
“Registration Statement” means any registration statement of the Issuer filed with the SEC under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including any Prospectus, Free Writing Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.
“Related Fund” shall mean with respect to a Holder, any fund, account or investment vehicle that is controlled, managed, advised or sub-advised by (a) the Holder, (b) an Affiliate of the Holder or (c) the same investment manager, advisor or subadvisor as the Holder or an Affiliate of such investment manager, advisor or subadvisor.
“Rule 144” means Rule 144 under the Securities Act.
“Rule 145” means Rule 145 under the Securities Act.
“Rule 405” means Rule 405 under the Securities Act.
“SEC” shall mean the Securities and Exchange Commission or any successor governmental agency.
“Securities Act” shall mean the Securities Act of 1933.
“Shelf Follow-Up Notice” has the meaning given to such term in Section 3.6(b).
“Shelf Registration” has the meaning given to such term in Section 3.6(a).
“Shelf Registration Statement” has the meaning given to such term in Section 3.6(a).
“Shelf Underwritten Offering” has the meaning given to such term in Section 3.7.
“Subsidiary” shall mean, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power for the election of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
“Suspension Event” has the meaning given to such term in Section 3.5.
“Take-Down Notice” has the meaning given to such term in Section 3.7.
“Transfer” shall mean, with respect to any Equity Securities, sell, dispose, assign, transfer, charge, donate, grant any lien in, exchange, pledge, encumber, hypothecate, or otherwise transfer or attempt to transfer all or any portion of such Equity Securities or any participation, right or interest therein (whether by merger, consolidation or otherwise by operation of law), in each case whether directly or indirectly (including through the transfer of any equity securities in any direct or indirect holding company holding Equity Securities or through the issuance and redemption by any such holding company of its equity securities, or any offer, agreement, contract or commitment to do any of the foregoing, and regardless of whether any of the foregoing is effected, with or without consideration, voluntarily or involuntarily, and by operation of law or otherwise.
“WKSI” has the meaning given to such term in Section 3.6(c).
Section 1.2.   Interpretations.   For purposes of this Agreement, unless otherwise noted:
(a)   All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor laws, rules, regulations and forms thereto in effect at the time.
(b)   All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed, to the extent replaced, to be references to the comparable successor thereto.
(c)   All references to agreements and other contractual instruments shall be deemed to be references to such agreements or other instruments as they may be amended, waived, supplemented or modified from time to time.
(d)   All references to any amount of securities (including Registrable Securities) shall be deemed to be a reference to such amount measured on an as-converted and as-exercised (in each case for Common Stock) basis and shall include shares of Common Stock issuable upon the redemption or repurchase of the Preferred Stock.
ARTICLE II
Incidental Registrations
Section 2.1.   Right to Include Registrable Securities.   If the Issuer determines to register Equity Securities under the Securities Act (other than pursuant to a Demand Registration or a Registration Statement filed by the Issuer on Form S-4 or S-8 or any successor forms promulgated for similar purposes, or filed solely in connection with an exchange offer or any employee benefit or dividend reinvestment plan) and including, for the avoidance of doubt, any Registration Statement filed pursuant to the last sentence of Section 3.6(c), whether or not for sale for its own account, in a manner which would permit registration of Registrable Securities for sale to the public under the Securities Act, it will, at each such time, give prompt written notice (the “Incidental Registration Notice”) to all Holders of its intention to do so and of such Holders’ rights under this Article II. Upon the written request of any such Holder (each, an “Including Holder”) made within five Business Days after the receipt of such Incidental Registration Notice (which request shall specify the Registrable Securities intended to be disposed of by such Holder and the intended method or methods of disposition thereof), the Issuer will use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the Issuer has been so requested to register by the Including Holders, to the extent required to permit the disposition of the Registrable Securities so to be registered; provided, that (i) if, at any time after delivering an Incidental Registration Notice and prior to the effective date of the Registration Statement filed in connection with such registration, the Issuer shall determine for any reason not to proceed with such proposed registration of the securities, the Issuer may, at its election, give written notice of such determination to each Holder and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the expenses in connection therewith) without prejudice to the rights of the Holders to request that such registration be effected under Article III and (ii) if such registration involves an underwritten offering, all Including Holders must sell their Registrable Securities to the underwriters selected by the Issuer on the same terms and conditions as apply to the Issuer and any other Person whose securities are included in such offering, with such differences, including any with respect to indemnification and liability insurance, as may be customary or appropriate in combined primary and secondary offerings, provided that (A) no Holder shall be required to sell more than the number of Registrable Securities that such Holder has requested the Issuer to include in such registration and (B) if any Holder disapproves of the terms of the underwriting, including the representations and warranties such Holder would be required to make pursuant thereto, such Holder may elect to withdraw therefrom by written notice to the Issuer and the managing underwriter(s). Each Holder acknowledges and agrees that the Issuer shall have been deemed to satisfy its obligations pursuant to this Article II in the event such Holder elects to withdraw from an offering in accordance with clause (B) of the preceding sentence. Further, notwithstanding the foregoing, no Holder shall be required to agree to any indemnification obligations on the part of such Holder that are greater than its obligations pursuant to Article VI. Other than with respect to a Shelf Registration Statement in accordance with Section 3.6, the Issuer shall not be required to maintain the effectiveness of the Registration Statement for a registration requested pursuant to this Section 2.1 beyond the earlier to occur of (A) 180 calendar days after the effective date thereof and (B) consummation of the distribution by the Holders of the Registrable Securities included in such Registration Statement. Any Including Holder shall be permitted to withdraw from such registration and offering by written notice to the Issuer (x) in the case of an underwritten offering, at least two Business Days prior to the earlier of the anticipated filing date of the “red herring” prospectus, if applicable, and the anticipated pricing date, or (y) in the case of any other offering, at least two Business Days prior to the effective date of the Registration Statement filed in connection with such registration.
Section 2.2.   Priority in Incidental Registrations.   In the event of any registration pursuant to this Section 2.2, the Issuer shall, and shall cause the managing underwriter(s) of a proposed underwritten offering to, permit Including Holders to include in such offering all Registrable Securities requested to be included on the same terms and conditions as any other shares of Equity Securities, if any, of the Issuer and any other Person, if applicable, included in the offering. Notwithstanding the foregoing, if the managing underwriter(s) of such underwritten offering have informed the Issuer that in its or their good faith opinion the total number or dollar amount of securities that the Including Holders, the Issuer and any other Person entitled to participate in such offering intend to include in such offering is such as to adversely affect the per-share offering price, then there shall be included in such underwritten offering the number or dollar amount of Registrable Securities that in the good faith opinion of such managing underwriter(s) can be sold without such adverse effect, and such number of Registrable Securities shall be allocated as follows:
(a)   first, (i) if such registration is initiated by the Issuer to sell securities for its own account, all securities proposed to be registered for the account of the Issuer or, (ii) if such registration is initiated by another Person exercising demand rights pursuant to a separate written contractual arrangement between the Issuer and such Person (to the extent permitted hereunder), all securities proposed to be registered for the account of such Person;
(b)   second, among the Including Holders and any other Person that has requested to participate in such offering for which the Issuer is obligated to register Equity Securities pursuant to a written contractual arrangement with such Person (each such person, an “Other Holder”) pro rata on the basis of their relative ownership of Common Stock on an as-converted and as-exercised basis by each such Including Holder and Other Holder (calculated as of the date of the applicable Incidental Registration Notice, provided that such calculation shall include shares of Common Stock issuable upon the redemption or repurchase of the Preferred Stock only to the extent the Issuer has provided notice of its election to settle such redemption or repurchase with Common Stock); and
(c)   third, to the extent clause (a)(ii) above applies, securities proposed to be registered for the account of the Issuer.
ARTICLE III
Registration on Request
Section 3.1.   Request by the Demand Party.   Each Holder shall have the right to require the Issuer to register, pursuant to the terms of this Agreement, under and in accordance with the provisions of the Securities Act, the number of Registrable Securities of such Holder and its Holder Group requested to be so registered pursuant to this Agreement, in each case by delivering written notice to the Issuer (any such written notice, a “Demand Notice”; any such registration, a “Demand Registration”; and any Holder delivering such Demand Notice, a “Demanding Holder”). Each Holder shall have the number of Demand Registrations provided by Section 3.4. Following receipt of a Demand Notice for a Demand Registration in accordance with this Section 3.1, the Issuer shall use its reasonable best efforts to file a Registration

Statement as promptly as practicable, but no later than 10 Business Days following receipt of any Demand Notice, and to cause such Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof. For the avoidance of doubt, any request for a Shelf Registration shall not constitute a Demand Registration and may not be made pursuant to this Section 3.1; any such request shall be made under Section 3.6, and any request to sell Registrable Securities under such Shelf Registration (including a Shelf Underwritten Offering) shall be governed under Section 3.7 and not this Section 3.1.
No Demand Registration shall be deemed to have occurred for purposes of the first sentence of the preceding paragraph if (i) the Registration Statement relating thereto (x) does not become effective, (y) is not maintained effective for the period required pursuant to this Article III, or (z) is subject to a stop order, injunction, or similar order or requirement of the SEC during such period, (ii) more than 33 1∕3% of the Registrable Securities requested by the Demanding Holder to be included in such registration are not so included pursuant to Section 3.2 or (iii) the conditions to closing specified in any underwriting agreement, purchase agreement or similar agreement entered into in connection with the registration relating to such request are not satisfied (other than as a result of a material default or breach thereunder by such Demanding Holder or its Holder Group) or otherwise waived by such Demanding Holder.
As promptly as practicable (but in any event within two Business Days) after receipt by the Issuer of a Demand Notice in accordance with this Section 3.1, the Issuer shall give written notice (the “Demand Follow-Up Notice”) of such Demand Notice to all other Holders and shall, subject to the provisions of Section 3.2 hereof, include in such registration all Registrable Securities with respect to which the Issuer receives written requests for inclusion therein (the Holders making such requests, the “Demand Including Holders”) within five Business Days after such Demand Follow-Up Notice is given by the Issuer to such Holders. For the avoidance of doubt, any such requests for inclusion in such registration of Registrable Securities by Demand Including Holders shall not count as a Demand Registration for the purposes of the limitations set forth in Section 3.4.
All requests made pursuant to this Article III will specify the number of Registrable Securities to be registered and the intended method or methods of disposition thereof.
The Issuer shall be required to maintain the effectiveness of the Registration Statement with respect to any Demand Registration for a period of at least 180 calendar days after the effective date thereof or such shorter period during which all Registrable Securities included in such Registration Statement have actually been sold; provided, however, that such period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such Registration Statement at the request of the Issuer or an underwriter of the Issuer pursuant to the provisions of this Agreement.
Section 3.2    Priority on Demand Registration.   If the managing underwriter(s) advise the Holders of Registrable Securities registered in a Demand Registration that is to be done as an underwritten offering that in its or their good faith opinion the total number or dollar amount of Registrable Securities proposed to be sold in such offering (including, without limitation, securities proposed to be included by other Holders of securities entitled to include securities in such Registration Statement pursuant to Article II or Section 3.1) is such as to adversely affect the per share offering price then there shall be included in such underwritten offering the number or dollar amount of Registrable Securities that in the good faith opinion of such managing underwriter(s) can be sold without such adverse effect, and such number of Registrable Securities shall be allocated as follows, unless the managing underwriter(s) require a different allocation:
(a)   first, the securities for which inclusion in such Demand Registration was requested by the Demanding Holder and its Holder Group;
(b)   second, among Demand Including Holders pro rata on the basis of their relative ownership of Common Stock on an as-converted and as-exercised basis by each such Including Holder (calculated as of the date of the applicable Demand Notice, provided that such calculation shall include shares of Common Stock issuable upon the redemption or repurchase of the Preferred Stock only to the extent the Issuer has provided notice of its election to settle such redemption or repurchase with Common Stock), until with respect to each such Holder, all Registrable Securities requested for registration by such Holder have been included in such registration;
(c)   third, among any Other Holders pro rata; and

(d)   fourth, the securities for which inclusion in such Demand Registration was requested by the Issuer.
Section 3.3.   Cancellation of a Demand Registration.   Each Holder that submitted a Demand Notice pursuant to a particular offering and the Holders of a majority of the Registrable Securities that are to be registered in a particular offering pursuant to this Article III shall have the right, prior to the effectiveness of the Registration Statement, to notify the Issuer that it or they, as the case may be, have determined that the Registration Statement be abandoned or withdrawn, in which event the Issuer shall abandon or withdraw such Registration Statement. Any Holder who has elected to sell Registrable Securities in an underwritten offering pursuant to this Article III (including the Holder who delivered the Demand Notice of such registration) shall be permitted to withdraw from such registration and offering by written notice to the Issuer at least two Business Days prior to the effective date of the Registration Statement filed in connection with such registration, or, in the case of an underwritten offering, at least two Business Days prior to the earlier of the anticipated filing of the “red herring” prospectus, if applicable, and the anticipated pricing date.
Section 3.4.   Number of Demand Registrations.   Subject to Section 3.5, the Elliott Investor and its Holder Group will initially be allocated two Demand Registrations and the Institutional Investor and its Holder Group will initially be allocated two Demand Registrations. In addition to the foregoing, each of the Elliott Investor and its Holder Group and the Institutional Investor and its Holder Group shall be entitled to one additional Demand Registration for each $200 million of aggregate Liquidation Preference (including any accrued but unpaid dividends) of any Preferred Stock redeemed, repurchased or converted by the Issuer through one or more issuances of Common Stock to the respective Investor or its Holder Group. The Elliott Investor and its Holder Group and the Institutional Investor and its Holder Group may each, at their option, exercise any of their respective Demand Registrations in the form of a Shelf Underwritten Offering, in which case such Shelf Underwritten Offering will count as a Demand Registration and not a Shelf Underwritten Offering. Other than with respect to a Demand Registration exercised in the form of a Shelf Underwritten Offering in accordance with immediately preceding sentence, no Shelf Registration or Shelf Underwritten Offering will count as a Demand Registration for purposes of the limitations set forth in this Section 3.4.
Section 3.5.   Postponements in Requested Registrations.   If the filing, initial effectiveness or continued use of a Registration Statement, including a Shelf Registration Statement, with respect to a Demand Registration would require the Issuer to make a public disclosure of material non-public information that the Issuer has a bona fide business purpose for preserving as confidential, which disclosure in the good faith judgment of the Board (after consultation with external legal counsel) (i) would be required to be made in any Registration Statement so that such Registration Statement would not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made therein not misleading, (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement and (iii) would reasonably be expected to have a material adverse effect on the Issuer or its business or on the Issuer’s ability to effect a bona fide material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction involving the Issuer (collectively, a “Suspension Event”), and the Issuer furnishes to the Holders a certificate signed by the Chief Executive Officer or any other senior executive officer of the Issuer stating that such disclosure would in the good faith judgment of the Chief Executive Officer or such other senior executive officer result in any such Suspension Event, then the Issuer may, upon giving prompt written notice of such action to the Holders participating in such registration, delay the filing or initial effectiveness (but not the preparation) of, or suspend use of, such Registration Statement; provided that the Issuer shall be permitted to take any such action no more than once in any 6-month period for a period not to exceed the earlier of (i) the termination of any such Suspension Event and (ii) 45 calendar days following notice of any such Suspension Event and provided further, that the Issuer may not postpone or suspend for periods exceeding, in the aggregate, 75 calendar days during any 12-month period. In the event that the Issuer exercises its rights under the preceding sentence, such Holders agree to suspend, promptly upon receipt of the notice referred to above, the use of any Prospectus relating to such registration in connection with any sale or offer to sell Registrable Securities. The Issuer covenants and agrees that it shall not deliver a suspension notice with respect to a suspension period unless all of Issuer’s employees, officers and directors who are aware of such information and subject to Issuer’s insider trading blackout policy, and who are prohibited by the terms thereof from effecting any public sales of securities of Issuer beneficially owned by them, are so prohibited for the duration of such suspension period. If the Issuer so postpones the filing of a Prospectus or the effectiveness of a Registration Statement, the Demanding Holder shall be entitled to withdraw such request and, if such request is withdrawn, such registration request shall not count for the purposes of the limitations set forth in Section 3.4. The Issuer shall promptly give any Holder requesting registration pursuant to this Article III written notice of any postponement made in accordance with the preceding sentence. Such notice shall notify the Holders only of the occurrence of such an event and shall provide no additional information regarding such event to the extent such information would constitute material non-public information, unless such additional information is so requested by the applicable Holder. Notwithstanding the foregoing, each Holder shall treat any notice delivered by the Issuer pursuant to this Section 3.5 as Offering Confidential Information.
Section 3.6.   Shelf Registrations.
(a)   At any time and from time to time, any Holder shall be entitled to submit a notice for a “shelf” registration statement on Form S-1 or, to the extent the Issuer qualifies, a Form S-3 (or, in each case, any comparable or successor form or forms or any similar long-form or short-form (a “Shelf Registration”) providing for the registration of, and the sale on a continuous or delayed basis of, the Registrable Securities held by such requesting Holder and its Holder Group, pursuant to Rule 415 or otherwise (a “Shelf Registration Statement”).
(b)    As promptly as practicable (but in any event within five Business Days) after receipt by the Issuer of a notice in accordance with this Section 3.6, the Issuer shall give a notice (the “Shelf Follow-Up Notice”) to all other Holders and shall include in such Shelf Registration all Registrable Securities with respect to which the Issuer received written requests for inclusion therein within five Business Days after such Shelf Follow-Up Notice is given by the Issuer to such Holders.
(c)    The Issuer shall use its reasonable best efforts to file a Shelf Registration Statement as promptly as practicable, but no later than 10 Business Days following the date of the Shelf Follow-Up Notice, and to cause such Shelf Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof. Upon filing any Shelf Registration and following the effectiveness thereof, the Issuer shall use its reasonable best efforts to keep such Shelf Registration effective with the SEC at all times and to re-file such Shelf Registration upon its expiration, and to cooperate, subject to Section 4.2(a) below, in any shelf take-down, whether or not underwritten, by amending or supplementing any Prospectus related to such Shelf Registration as may be reasonably requested by any Holder or as otherwise required, until such time as all Registrable Securities that could be sold in such Shelf Registration have been sold or are no longer outstanding. To the extent that the Issuer becomes ineligible to use Form S-3, the Issuer shall file a “shelf” registration statement on Form S-1 by the later of (x) 45 calendar days after the date of such ineligibility and (y) the date any existing Shelf Registration Statement on Form S-3 may no longer be used, and use its reasonable best efforts to have such Registration Statement declared effective as promptly as practicable. Upon the request of any Holder who owns Registrable Securities that are not included in the Shelf Registration Statement at the time of such request, the Issuer shall amend the Shelf Registration Statement to include the Registrable Securities of such Holder; provided that the Issuer shall not be required to so amend the Shelf Registration Statement more than once in any 3-month period. Within ten (10) days after receiving a request pursuant to the preceding sentence, the Issuer shall give written notice of such request to all other Holders of Registrable Securities and shall include in such amendment all such Registrable Securities with respect to which the Issuer has received written requests for inclusion therein within fifteen (15) days after the Issuer’s giving of such notice, provided that such Registrable Securities are not already covered by an existing and effective Registration Statement that may be utilized for the offer and sale of the Registrable Securities requested to be registered in the manner so requested.
(d)   To the extent the Issuer is a well-known seasoned issuer (as defined in Rule 405) (a “WKSI”) at the time any notice for a Shelf Registration is submitted to the Issuer, the Issuer shall file an automatic shelf registration statement (as defined in Rule 405) on Form S-3 (an “Automatic Shelf Registration Statement”) in accordance with the requirements of the Securities Act and the rules and regulations of the SEC thereunder, which covers the number or class of Registrable Securities which are requested to be registered. If at any time following the filing of an Automatic Shelf Registration Statement when the Issuer is required to re-evaluate its WKSI status the Issuer determines that it is not a WKSI, the Issuer shall use its reasonable best efforts to promptly post-effectively amend the Automatic Shelf

Registration Statement to a non-automatic Shelf Registration Statement on Form S-3 or file a new Shelf Registration Statement on Form S-3 or, if such form is not available, Form S-1, have such Shelf Registration Statement declared effective by the SEC as promptly as practicable, and keep such Registration Statement effective until such time as no Registrable Securities remain outstanding. To the extent that the Issuer is eligible to file an Automatic Shelf Registration Statement and a Holder notifies the Issuer that it wishes to engage in a Block Sale off of such an Automatic Shelf Registration Statement and the Issuer does not have an effective Shelf Registration Statement related to the Registrable Securities, the Issuer shall use its commercially reasonable efforts to file an Automatic Shelf Registration Statement within three Business Days of such notification by such Holder.
Section 3.7.   Shelf Take-Downs.   At any time that a Shelf Registration Statement covering Registrable Securities is effective, if any Holder delivers a notice to the Issuer (a “Take-Down Notice”) stating that it intends to effect an underwritten offering (including any Block Sale) of all or part of its Registrable Securities included by it on the Shelf Registration Statement (a “Shelf Underwritten Offering”), then the Issuer shall amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Underwritten Offering (taking into account the inclusion of Registrable Securities by any other Holders pursuant to Section 3.7(a)); provided that the Issuer shall not be required to facilitate a Shelf Underwritten Offering unless the reasonably expected aggregate gross proceeds from such Shelf Underwritten Offering are at least $200,000,000; provided, however, that the foregoing restriction shall not apply to any Take-Down Notice delivered by a Holder to the extent such Holder intends to sell all of its Registrable Securities. The Elliott Investor (together with its Holder Group) and the Institutional Investor (together with its Holder Group) shall each be entitled to request four (4) shelf take-downs to effect a Shelf Underwritten Offering (subject to the rights of the Elliott Investor and its Holder Group and the Institutional Investor and its Holder Group to exercise any of their respective Demand Registrations in the form of a Shelf Underwritten Offering pursuant to Section 3.4), if available to the Issuer, with respect to the Registrable Securities held by such requesting Holder and its Holder Group in addition to the other registration rights provided in Article II and this Article III; provided that in no event shall the aggregate number of Shelf Underwritten Offerings and Demand Registrations by all Holders exceed four (4) in any 12-month period (for the avoidance of doubt, a Registration Statement filed in connection with a contemporaneous Shelf Underwritten Offering shall be counted as a single transaction for purposes of this limitation). In connection with any Shelf Underwritten Offering:
(a)   the Issuer shall as promptly as practicable within two Business Days deliver the Take-Down Notice to all other Holders with Registrable Securities included on such Shelf Registration Statement and permit each such Holder to include its Registrable Securities included on the Shelf Registration Statement in the Shelf Underwritten Offering if such Holder notifies the proposing Holder and the Issuer within two Business Days after distribution or dissemination (including via e-mail, if available) of the Take-Down Notice to such Holder; and
(b)    in the event that the managing underwriter(s) advises the requesting Holder and the Issuer in its good faith opinion that the total number or dollar amount of Registrable Securities proposed to be sold in such Shelf Underwritten Offering is such as to adversely affect the per share offering price, then the underwriter may limit the number of shares which would otherwise be included in such Shelf Underwritten Offering in the same manner as described in Section 3.2 with respect to a limitation of shares to be included in a Demand Registration.
Section 3.8.   No Notice in Block Sales.   Notwithstanding any other provision of this Agreement, if any Investor wishes to engage in a Block Sale (including a Block Sale off of a Shelf Registration Statement or an effective Automatic Shelf Registration Statement, or in connection with the registration of such Investor’s Registrable Securities under an Automatic Shelf Registration Statement for purposes of effectuating a Block Sale), then notwithstanding the foregoing or any other provisions hereunder (including without limitation Articles II and III of this Agreement), no other Holder shall be entitled to receive any notice of or have its Registrable Securities included in such Block Sale. For the avoidance of doubt, no Holder will be entitled to receive any notice of or include its Registrable Securities in any sale by any other Holder by means of a direct sale or any other transaction that is not an underwritten offering.
Section 3.9.   Registration Statement Form.   If the Issuer becomes eligible to register the Registrable Securities for resale by the Holders on a Registration Statement on Form S-3, the Issuer shall be entitled to file such Registration Statement on Form S-3 in satisfaction of any Demand Registrations pursuant to this Article III; provided, that if any Demand Registration pursuant to this Article III which is proposed by the Issuer to be effected by the filing of a Registration Statement on Form S-3 (or any successor or similar short form Registration Statement) shall be in connection with an underwritten offering, and if the managing underwriter(s) shall advise the Issuer that, in its good faith opinion, the use of another form of Registration Statement is of material importance to the success of such proposed offering or is otherwise required by applicable law, then the Demanding Holder may direct the Issuer to file such other form in satisfaction of such Demand Registration; provided further that if a Holder other than the Demanding Holder will sell more than 50% of the Registrable Securities proposed to be sold in such offering, the form shall be chosen by such Holder after consulting in good faith with the Demanding Holder.
Section 3.10.   Selection of Underwriters.   If any Holder intends that the Registrable Securities requested to be covered by a Demand Registration or a Shelf Underwritten Offering requested by such Holder shall be distributed by means of an underwritten offering, such Demanding or requesting Holder shall so advise the Issuer as a part of the Demand Notice or Take-Down Notice, and the Issuer shall include such information in the notice sent by the Issuer to the other Holders with respect to such Demand Registration or Shelf Underwritten Offering. In such event, the managing underwriter(s) to administer the offering shall be chosen by the Demanding or requesting Holder, subject to the consent of the Issuer (which consent shall not be unreasonably withheld, conditioned or delayed), provided that such consent of the Issuer shall not be required in connection with any Block Sale. If the offering is underwritten, the right of any Holder to registration pursuant to this Article III will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise agreed by the Demanding or requesting Holder) and each such Holder will (together with the Issuer and the other Holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting (including, without limitation, pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s)), provided that (A) no Holder shall be required to sell more than the number of Registrable Securities that such Holder has requested the Issuer to include in any registration and (B) if any Holder disapproves of the terms of the underwriting, including the representations and warranties such Holder would be required to make pursuant thereto, such Holder may elect to withdraw therefrom by written notice to the Issuer, the managing underwriter(s) and, in connection with an underwritten registration pursuant to this Article III, the demanding Holder, provided further that, unless otherwise reasonably agreed by the Demanding or requesting Holder that chose the managing underwriter(s) to administer such offering, no such Person (other than the Issuer) shall be required to make any representations or warranties other than those related to title and ownership of, and power and authority to Transfer, shares and as to the accuracy and completeness of statements made in a Registration Statement, Prospectus or other document in reliance upon, and in conformity with, written information prepared and furnished to the Issuer or the managing underwriter(s) by such Person pertaining exclusively to such Holder. Notwithstanding the foregoing, no Holder shall be required to agree to any indemnification obligations on the part of such Holder that are greater than its obligations pursuant to Article VI.
Section 3.11.   Offering Confidential Information.   Each of the Investors and each Holder that is a member their respective Holder Groups acknowledges that any Offering Confidential Information received by such Holder shall be considered “Confidential Information” in accordance with the terms and conditions of the Elliott Stockholder Agreement or the Institutional Investor Stockholder Agreement, as applicable. The following provision shall apply to any Holder that is not the Elliott Investor, Institutional Investor or a member of either of their respective Holder Groups. Upon receipt by a Holder of any notice delivered by the Issuer pursuant to Section 2.1, Section 3.1, Section 3.5, Section 3.6 or Section 3.7, as the case may be, such Holder (i) shall treat the Offering Confidential Information as confidential information, (ii) shall not use any Offering Confidential Information for any purpose other than to evaluate whether to include its Registrable Securities in such registration, (iii) shall not trade while aware of such Offering Confidential Information if such information shall constitute material non-public information unless and until such information shall become public or shall cease to be material and (iv) shall not disclose any Offering Confidential Information to any Person other than such of its agents, employees, advisors and counsel as have a need to know such Offering Confidential Information, and to cause such agents, employees, advisors and counsel to comply with the requirements of this Section 3.11; provided, that any such Holder may disclose Offering Confidential Information if such disclosure (x) is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities, or (y) in the opinion of counsel to the Holder, is required by law or applicable legal process, but, to the extent permitted by law, such Holder shall cooperate with the Issuer to limit the extent of such disclosure through protective order or otherwise, and to seek confidential treatment of the Offering Confidential Information, in each case at the Issuer’s expense. Notwithstanding the foregoing or anything in this Agreement to the contrary, at any time after the date of this Agreement, a Holder may make an election (by providing notice to the Issuer) to not receive any material non-public information (an “Opt-Out Election”), following which the Issuer shall not deliver any notice or any information to such Holder that would reasonably be expected to constitute material non-public information, including any applicable registration notices; provided, however, that a Holder may not opt-out of receiving any notices pursuant to Section 3.5 to the extent such Holder has Registrable Securities included in any Registration Statement then on file with the SEC. At any time following a Holder making an Opt-Out Election, such Holder may make an election (by providing notice to the Issuer) to receive any such notices or information (an “Opt-In Election”), which election shall cancel any previous Opt-Out Election, and, following receipt of such Opt-In Election, the Issuer shall deliver any such notice or information to such Holder from the date of such Opt-In Election. An Opt-In Election or an Opt-Out Election may state a date on which it expires or, if no such date is specified, shall remain in effect indefinitely. A Holder who previously has given the Issuer an Opt-In Election or Opt-Out Election may revoke such election at any time, and there shall be no limit on the ability of a Holder to issue and revoke subsequent Opt-In Elections and Opt-Out Elections. Should any Holder have made an Opt-In Election and have received a notice or any information that would reasonably be expected to constitute material non-public information, such Holder agrees that it shall treat such information as confidential in accordance with this Section 3.11.
ARTICLE IV
Registration Procedures
Section 4.1.   Registration Procedures.   If and whenever the Issuer is required to use its reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Article II and Article III, the Issuer shall effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Issuer shall cooperate in the sale of such Registrable Securities and shall, as soon as reasonably practicable:
(a)   prepare and file, in each case as promptly as practicable, with the SEC a Registration Statement or Registration Statements on such form as shall be available for the sale of the Registrable Securities by the Holders thereof or by the Issuer in accordance with the intended method or methods of distribution thereof, make all required filings with FINRA, and, if such Registration Statement is not automatically effective upon filing, use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable and to remain effective as provided herein; provided, however, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including free writing prospectuses under Rule 433 (each a “Free Writing Prospectus”)) and, to the extent reasonably practicable, documents that would be incorporated by reference or deemed to be incorporated by reference in a Registration Statement filed pursuant to a Demand Notice (other than a Shelf Registration Statement), the Issuer shall furnish or otherwise make available to the Holders of the Registrable Securities covered by such Registration Statement, their counsel and the managing underwriter(s), if any, copies of all such documents proposed to be filed (including exhibits thereto), which documents (other than any documents to be incorporated by reference into such Registration Statement) will be subject to the reasonable review and comment of such Holders and counsel, and such other documents reasonably requested by such Holders and counsel, including any comment letter from the SEC, and, if requested by such Holders or counsel, provide such Holder or counsel, as applicable, reasonable opportunity to participate in the preparation of such Registration Statement and each Prospectus included therein (other than any documents to be incorporated by reference into such Registration Statement). The Issuer will include comments to any Registration Statement and any amendments or supplements thereto (other than to any documents to be incorporated by reference into such Registration Statement) from Holders of a majority of the aggregate principal amount of the Registrable Securities covered by such Registration Statement, or their counsel, or the managing underwriters, if any, as reasonably requested on a timely basis. The Issuer shall not file any such Registration Statement or Prospectus (including any including Free Writing Prospectus), or any amendments or supplements thereto (other than documents that, upon filing, would be incorporated or deemed incorporated by reference therein) with respect to a Demand Registration to which the Demanding Holder or the Holders of a majority of the Registrable Securities covered by such Registration Statement (or their counsel) or the managing underwriter(s), if any, shall reasonably object, in writing, on a timely basis, unless, in the opinion of the Issuer, such filing is necessary to comply with applicable law;
(b)    subject to the Issuer’s rights pursuant to Section 3.5, prepare and file with the SEC such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith and such Free Writing Prospectuses and Exchange Act reports as may be necessary to keep such Registration Statement continuously effective during the period provided herein and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement; and cause the related Prospectus to be supplemented by any Prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act in each case, until such time as all of such securities have been disposed of in accordance with the intended method or methods of disposition by the seller or sellers thereof set forth in such Registration Statement;
(c)    subject to the Issuer’s rights pursuant to Section 3.5, notify each selling Holder, its counsel and the managing underwriter(s), if any, promptly after the Issuer receives notice thereof (i) when a Prospectus or any Prospectus supplement or post-effective amendment or any Free Writing Prospectus has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceedings for that purpose, (iv) if at any time the Issuer has reason to believe that the representations and warranties of the Issuer contained in any agreement (including any underwriting agreement) contemplated by Section 4.1(n) below cease to be true and correct, (v) of the receipt by the Issuer of any notification with respect to the suspension of the qualification or exemption from qualification of such Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, and (vi) of the happening of any event that makes any statement made in such Registration Statement or related Prospectus, Free Writing Prospectus, amendment or supplement thereto, or any document incorporated or deemed to be incorporated therein by reference, as then in effect, untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of the Prospectus, preliminary Prospectus or any Free Writing Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (which notice shall notify the selling Holders only of the occurrence of such an event and shall provide no additional information regarding such event to the extent such information would constitute material non-public information);
(d)    subject to the Issuer’s rights pursuant to Section 3.5, use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest date reasonably practical;
(e)    if requested by the managing underwriter(s), if any, a Holder making a Demand Notice with respect to such offering or the Holders of a majority of the then issued and outstanding Registrable Securities being sold in connection with an underwritten offering, promptly include in a Prospectus supplement or post-effective amendment such information as the managing underwriter(s), if any, or such Holder or Holders, as the case may be, may reasonably request in order to facilitate the disposition of the Registrable Securities in accordance with the intended method or methods of distribution of such securities set forth in the Registration Statement and make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Issuer has received such request; provided, however, that the Issuer shall not be required to take any actions under this Section 4.1(e) that are not, in the opinion of counsel for the Issuer, in compliance with applicable law;
(f)    deliver to each selling Holder, its counsel, and the underwriters, if any, without charge, as many copies of the Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto (including any Free Writing Prospectus) as such Persons may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities in accordance with the intended method or methods of disposition thereof; and the Issuer, subject to the second to last paragraph of this Article IV, hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any such amendment or supplement thereto;
(g)   prior to any public offering of Registrable Securities, use its reasonable best efforts to register or qualify or cooperate with the selling Holders, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions within the United States as any seller or underwriter reasonably requests in writing and to use its reasonable best efforts to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective and to take any other action that may be necessary or advisable to enable such Holders to consummate the disposition of such Registrable Securities in such jurisdiction in accordance with the intended method or methods of disposition thereof; provided, however, that the Issuer will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4.1(g), (ii) subject itself to taxation in any jurisdiction wherein it is not so subject or (iii) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith);
(h)   cooperate with the selling Holders and the managing underwriter(s), if any, to facilitate the timely preparation and delivery of certificates (not bearing any legends unless required under applicable law) representing Registrable Securities to be sold and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriter(s), if any, or Holders may request;
(i)   use its reasonable best efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities within the United States as may be necessary in light of the business or operations of the Issuer to enable the seller or sellers thereof or the managing underwriter(s), if any, to consummate the disposition of such Registrable Securities, in accordance with the intended method or methods thereof, except as may be required solely as a consequence of the nature of such selling Holder’s business, in which case the Issuer will cooperate in all reasonable respects with the filing of such Registration Statement and the granting of such approvals, as may be necessary to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities in accordance with the intended method or methods thereof;
(j)   upon the occurrence of any event contemplated by Section 4.1(c)(vi) above, promptly prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Registration Statement or Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they were made), not misleading;

(k)   prior to the effective date of the Registration Statement relating to the Registrable Securities, provide a CUSIP number for the Registrable Securities;
(l)   provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities from and after the effective date of such Registration Statement. In connection therewith, if required by the Issuer’s transfer agent, the Issuer will promptly after the effective date of the Registration Statement, cause an opinion of counsel as to the effectiveness of the Registration Statement to be delivered to and maintained with such transfer agent, together with any other authorizations, certificates and directions required by the transfer agent which authorize and direct the transfer agent to issue such Registrable Securities without any such legend upon sale by the Holder or the underwriter or managing underwriter of an underwritten offering of Registrable Securities, if any, of such Registrable Securities under the Registration Statement. The Parties agree that for purposes of this Article IV and in accordance with the standard settlement cycle for securities transactions set forth in Rule 15c6-1(a) promulgated under the Exchange Act, “promptly” shall be interpreted to mean within one Business Day or the settlement cycle as otherwise determined by the managing underwriter(s), as applicable. The Issuer agrees that it will use its reasonable best efforts to cause the transfer agent to facilitate the settlement of any such transaction in accordance with the immediately preceding sentence, provided that, assuming timely delivery by the Issuer of the documentation requested by the transfer agent, the Issuer shall not be held responsible for any delay by the transfer agent in effecting such action or settlement.
(m)   use its reasonable best efforts to cause all shares of Registrable Securities covered by such Registration Statement to be listed on a national securities exchange if shares of the particular class of Registrable Securities are at that time listed on such exchange, prior to the effectiveness of such Registration Statement;
(n)   enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other actions reasonably requested by a Holder submitting a Demand Notice or Take-Down Notice with respect to such offering or the Holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriter(s), if any) to expedite or facilitate the disposition of such Registrable Securities, (i) make such representations and warranties to the Holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Issuer and its Subsidiaries, and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and, if true, confirm the same if and when reasonably requested, (ii) use its reasonable best efforts to furnish to the selling Holders of such Registrable Securities opinions of outside counsel (and/or internal counsel if acceptable to the managing underwriter(s)) to the Issuer and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriter(s), if any, and counsels to the selling Holders of the Registrable Securities), addressed to each selling Holder and each of the underwriters, if any, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such counsel and underwriters, (iii) use its reasonable best efforts to obtain “cold comfort” letters and updates thereof from an independent registered public accounting firm with respect to the Issuer (and, if necessary, any other independent certified public accountants of any Subsidiary of the Issuer or of any business acquired by the Issuer for which financial statements and financial data are, or are required to be, included in the Registration Statement) who have certified the financial statements included in such Registration Statement, addressed to each selling Holder (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and each of the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures that are customary for underwriting agreements in connection with underwritten offerings except as otherwise agreed by the Parties thereto and (v) deliver such documents and certificates as may be reasonably requested by a Holder making a Demand Notice with respect to such offering, the Holders of a majority of the Registrable Securities being sold pursuant to such Registration Statement, its or their counsel, as the case may be, or the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to Section 4.1(n)(i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Issuer. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder;
(o)   upon reasonable notice, make available for inspection by a representative of the selling Holders, the underwriters participating in any such disposition of Registrable Securities, if any, and any attorneys or accountants retained by such selling Holders or underwriter (collectively, the “Inspectors”) at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Issuer and its Subsidiaries (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of the Issuer and its Subsidiaries to supply all information in each case reasonably requested by any such Inspectors in connection with such Registration Statement; provided, however, that any information and Records that are not generally publicly available at the time of delivery of such information shall be kept confidential by the Inspectors unless (i) disclosure of such information or Records is required by court or administrative order, (ii) disclosure of such information or Records, in the opinion of counsel to such Inspector, is required by law or applicable legal process, (iii) such information or Records become generally available to the public other than as a result of a disclosure or failure to safeguard by such Inspector, (iv) such information or Records becomes available to such Inspector on a non-confidential basis from a source other than the Issuer or (v) such information or Records is independently developed by such Inspector. In the case of a proposed disclosure pursuant to (i) or (ii) above, such Inspector shall, to the extent permitted by law, be required to give the Issuer written notice of the proposed disclosure prior to such disclosure, shall cooperate with the Issuer to limit the extent of such disclosure through protective order or otherwise, and, if requested by the Issuer, seek confidential treatment of such information or Records, in each case at the expense of the Issuer;
(p)   cause its officers to use their reasonable best efforts to support the marketing of the Registrable Securities covered by the Registration Statement (including, without limitation, participation in such number of “road shows” and other customary marketing activities as the underwriter(s) reasonably request);
(q)   cooperate with each seller of Registrable Securities and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;
(r)   otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC (including Regulation M), and make available to its security holders, as soon as reasonably practicable (but no more than 18 months after the effective date of the Registration Statement or such later date as provided by Section 11(d) of the Securities Act), an earnings statement covering the period of at least 12 months beginning with the first day of the Issuer’s first full calendar quarter after the effective date of the Registration Statement (or such later date as provided by Section 11(d) of the Securities Act), which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;
(s)   cooperate with the Holders of Registrable Securities subject to the Registration Statement and with the underwriter(s) or agent participating in the distribution, if any, to facilitate any Charitable Gifting Event and to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to permit any such recipient Charitable Organization to sell in the public offering if it so elects; provided, however, that upon conclusion of such public offering, regardless of whether the Charitable Organization elects to participate in such offering, the Issuer shall have no further obligations to facilitate the registration, offer or sale of any Equity Securities held by such Charitable Organization other than its obligations pursuant to Article VIII;
(t)   if requested by any Holder and following Rule 144 becoming available for the sale of the Registrable Securities (including, for the avoidance of doubt, any sale subject to the requirement for the

Issuer to be in compliance with the current public information required under Rule 144(i)(2) as to such securities), use its best efforts to facilitate the Transfer of Registrable Securities without any legend prior to the sale thereof to an account of such Holder held in “street name” and, in connection therewith, cause the Issuer’s counsel to issue any legend removal opinion in standard form reasonably required by the transfer agent; provided that such Holder and any custodian holding in “street name” provides customary representation letters in form reasonably required by the Issuer’s counsel and/or the transfer agent; provided further that such account will have reasonable restrictions designed to ensure the sale of any such Registrable Securities, if not under an effective registration statement, would be pursuant to Rule 144 or another available exemption from registration under the Securities Act which would allow such Registrable Securities to be delivered without any legend; and
(u)   use commercially reasonable efforts to enter into an indemnification agreement in customary form, in favor of the Issuer’s transfer agent in connection with the waiver of any requirement to provide a medallion guarantee in connection with any Transfer of any Equity Securities of the Issuer by any Holder; provided that any Holder requesting such a waiver contemporaneously enter into a customary indemnification agreement in favor of the Issuer to indemnify and hold harmless the Issuer for any losses it incurs as a direct result of the indemnity provided in favor of the Issuer’s transfer agent.
The Issuer may require each Holder as to which any registration is being effected to furnish to the Issuer in writing such information required in connection with such registration regarding such seller and the distribution of such Registrable Securities as the Issuer may, from time to time, reasonably request and the Issuer may exclude from such registration the Registrable Securities of any Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request.
The Issuer agrees not to file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the Prospectus or any Free Writing Prospectus used in connection therewith, that refers to any Holder covered thereby by name, or otherwise identifies such Holder as the holder of any securities of the Issuer, without the consent of such Holder, such consent not to be unreasonably withheld or delayed, unless and to the extent such disclosure is required by law, rule or regulation, in which case the Issuer shall provide prompt written notice to such Holders prior to the filing of such amendment to any Registration Statement or amendment of or supplement to the Prospectus or any Free Writing Prospectus and allow any such Holder reasonable time to withdraw from such registration.
If the Issuer files any Shelf Registration Statement for the benefit of the holders of any of its securities other than the Holders, the Issuer agrees that it shall use its reasonable best efforts to include in such registration statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment.
Each Holder agrees if such Holder has Registrable Securities covered by such Registration Statement that, upon receipt of any notice from the Issuer of the happening of any event of the kind described in Section 4.1(c)(ii), 4.1(c)(iii), 4.1(c)(iv), 4.1(c)(v) and 4.1(c)(vi) hereof, such Holder will promptly discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 4.1(j) hereof, or until it is advised in writing by the Issuer that the use of the applicable Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus; provided, however, that the time periods under Article III with respect to the length of time that the effectiveness of a Registration Statement must be maintained shall automatically be extended by the amount of time the Holder is required to discontinue disposition of such securities.
Notwithstanding any provision hereof to the contrary, to the extent that any pro rata or other allocation or reduction of Registrable Securities is required pursuant to Section 2.2, 3.2, 3.7 or any other section herein, (i) all shares Transferred by a Holder to a Charitable Organization made in connection with the underwritten offering for which such pro rata or other allocation is required shall be included in the number of Registrable Securities deemed to be held by each Holder (or deemed to be included in such Holder’s request for inclusion of Registrable Securities) for purposes of calculating such Holder’s pro rata allocation or reduction in such underwritten offering and (ii) the number of Registrable Securities that a Holder is otherwise entitled to include in such underwritten offering shall be reduced by the number of shares Transferred by such Holder to a Charitable Organization made in connection with such underwritten offering.
Section 4.2.   Cooperation.
(a)   Notwithstanding anything to the contrary set forth in Section 4.1 above, the Issuer shall have no obligation to prepare any Prospectus supplement, participate in any due diligence, participate in any “road shows,” obtain comfort letters, deliver legal opinions, or execute any agreements or certificates (other than opinions, certificates and agreements as may be required by the transfer agent) except in connection with an underwritten offering.
(b)   In connection with any offering for which the Issuer has no obligation to cooperate pursuant to Section 4.2(a), each Holder or its counsel shall be permitted to prepare any Prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, in which case the Holder shall furnish or otherwise make available to the Issuer and their counsel a copy of any such Prospectus supplement, which will be subject to the reasonable review and comment of the Issuer and counsel, and, if requested by the Issuer or counsel, provide the Issuer or counsel, as applicable, reasonable opportunity to participate in the preparation of such Prospectus supplement. Subject to the immediately preceding sentence, the Issuer shall be obligated to file, as promptly as practicable, with the SEC such Prospectus supplement. Except as expressly set forth herein, Section 4.1(a) shall apply with respect to any Prospectus supplement prepared in accordance with this Section 4.2(b).
ARTICLE V
Hedging Transactions
Section 5.1.   Hedging Transactions.   The Parties agree that the provisions of this Agreement relating to the registration, offer and sale of Registrable Securities apply also to (i) any transaction which transfers some or all of the economic risk of ownership of Registrable Securities, including any forward contract, equity swap, put or call, put or call equivalent position, collar, margin loan, sale of exchangeable security or similar transaction (including the registration, offer and sale under the Securities Act of Registrable Securities pledged to the counterparty to such transaction or of securities of the same class as the underlying Registrable Securities by the counterparty to such transaction in connection therewith), and that the counterparty to such transaction shall be selected in the sole discretion of the Holders; provided, however, that this clause (i) shall not entitle a Holder to register any securities of the Issuer other than Registrable Securities, and (ii) any derivative transactions in which a broker-dealer, other financial institution or unaffiliated Person may sell Registrable Securities covered by any Prospectus and the applicable prospectus supplement including short sale transactions using Registrable Securities pledged by a Holder or borrowed from the Holder or others and Registrable Securities loaned, pledged or hypothecated to any such Party. At the Holder’s request, the Prospectus shall permit, in connection with derivative transactions, a broker-dealer, other financial institution or third party to sell shares of the Registrable Securities covered by such Prospectus and the applicable prospectus supplement, including in short sale transactions. To the extent that a transaction requested by a Holder to be included in a Registration Statement pursuant to this Section 5.1 is not otherwise included as part of a request by a Holder to register its Registrable Securities and requires the Issuer to prepare a Registration Statement or Prospectus Supplement to separately effect such registration or offering, such transaction shall count as a separate registration or offering by such Holder for purposes of the limitations set forth in Section 3.4 and Section 3.7, as applicable; provided, however, that the preparation of a Prospectus supplement by a Holder or its counsel to be filed by the Issuer in accordance with Section 4.2(b) shall not count as a separate registration or offering by such Holder for purposes of the limitations set forth in Section 3.4 and Section 3.7, as applicable.
ARTICLE VI
Indemnification
Section 6.1.   Indemnification by the Issuer.   The Issuer shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, each Holder whose Registrable Securities are covered by a Registration Statement or Prospectus, the officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees of each of them, each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) each such Holder and the officers, directors, partners, members, managers, shareholders, accountants, attorneys, agents and employees of each such controlling Person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter (each such Person being referred to herein as a “Covered Person”), from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, costs of preparation and reasonable attorneys’ fees and any legal or other fees or expenses incurred by such Party in connection with any investigation or proceeding), expenses, judgments, fines, penalties, charges and amounts paid in settlement (collectively, “Losses”), as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus, preliminary Prospectus or Free Writing Prospectus, or any amendment thereof or supplement thereto or any document incorporated by reference therein, or based on any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, or any violation by the Issuer of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation thereunder applicable to the Issuer and relating to any action or inaction in connection with the related offering of Registrable Securities, and will reimburse each such Covered Person for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such Loss, provided that the Issuer will not be liable in any such case to the extent that any such Loss arises out of or is based on any untrue statement or omission by such Covered Person relating to such Covered Person or its Affiliates (other than the Issuer or any of its Subsidiaries), but only to the extent that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, Prospectus, preliminary Prospectus, Free Writing Prospectus, or any amendment thereof or supplement thereto or any document incorporated by reference therein, or other document in reliance upon and in conformity with written information furnished to the Issuer by such Covered Person with respect to such Covered Person expressly for use therein. It is agreed that the indemnity agreement contained in this Section 6.1 shall not apply to amounts paid in settlement of any such Loss or action if such settlement is effected without the consent of the Issuer (which consent shall not be unreasonably withheld).
Section 6.2.   Indemnification by Holder.   As a condition to including any Registrable Securities in any Registration Statement filed in accordance with Article IV hereof, the Issuer shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Registrable Securities to indemnify, to the fullest extent permitted by law, severally and not jointly with any other Holders, the Issuer, its directors and officers and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) the Issuer and each underwriter, broker or other Person acting on behalf of the Holders, from and against all Losses arising out of or based on any untrue or alleged untrue statement of a material fact contained in any such Registration Statement, Prospectus, preliminary Prospectus or Free Writing Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, preliminary Prospectus or Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse the Issuer, such directors, officers, controlling Persons, underwriters, brokers and other Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such Loss, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such Registration Statement, Prospectus, preliminary Prospectus or Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Issuer by such Holder with respect to such Holder expressly for inclusion in such Registration Statement, Prospectus, preliminary Prospectus or Free Writing Prospectus; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such Losses (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided, further, that the liability of such Holder under this Section 6.2 and Section 6.4 shall be limited, in the aggregate, to the net proceeds after underwriting fees, commissions and discounts (but before any taxes and expenses which may be payable by such Holder) received by such selling Holder from the sale of Registrable Securities covered by such Registration Statement (less the aggregate amount of any damages which the Holder has otherwise been required to pay in respect of such Loss or any substantially similar Loss arising from the sale of such Registrable Securities).

Section 6.3.   Conduct of Indemnification Proceedings.   If any Person shall be entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall give prompt notice to the Party from which such indemnity is sought (the “Indemnifying Party”) of any claim or of the commencement of any proceeding with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the delay or failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been materially prejudiced by such delay or failure. The Indemnifying Party shall have the right, exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or proceeding, to, unless in the Indemnified Party’s reasonable judgment a conflict of interest between such Indemnified Parties and Indemnifying Parties may exist in respect of such claim, assume, at the Indemnifying Party’s expense, the defense of any such claim or proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that an Indemnified Party shall have the right to employ separate counsel in any such claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless: (i) the Indemnifying Party agrees to pay such fees and expenses; or (ii) the Indemnifying Party fails promptly to assume, or in the event of a conflict of interest cannot assume, the defense of such claim or proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party; in which case the Indemnified Party shall have the right to employ counsel and to assume the defense of such claim or proceeding at the Indemnifying Party’s expense; provided, however, that the Indemnifying Party shall not, in connection with any one such claim or proceeding or separate but substantially similar or related claims or proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the Indemnified Parties, or for fees and expenses that are not reasonable and documented (subject to redactions to maintain privilege). Whether or not such defense is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that (x) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder or (y) involves the imposition of equitable remedies or the imposition of any obligations on the Indemnified Party or adversely affects such Indemnified Party other than as a result of financial obligations for which such Indemnified Party would be entitled to indemnification hereunder.
Section 6.4.   Contribution.   If the indemnification provided for in this Article VI is unavailable to an Indemnified Party in respect of any Losses (other than in accordance with its terms), then each applicable Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party, on the one hand, and Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made (or omitted) by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, whether any applicable violation of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation thereunder was perpetrated by the Indemnifying Party or the Indemnified Party, and the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.
The Parties agree that it would not be just and equitable if contribution pursuant to this Section 6.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 6.4, an Indemnifying Party that is a selling Holder shall not be required to contribute any amount in excess of the amount that such Indemnifying Party has otherwise been, or would otherwise be, required to pay pursuant to Section 6.2 by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. No selling Holder shall be liable for contribution under this Section 6.4, except under such circumstances as such selling Holder would have been liable for indemnification under this Article VI if such indemnification were enforceable under applicable law.
Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are more favorable to the Holders than the foregoing provisions, the provisions in the underwriting agreement shall control.
Section 6.5.   Deemed Underwriter.   To the extent that any of the Holders is, or would be expected to be, deemed to be an underwriter of Registrable Securities pursuant to any SEC comments or policies or any court of law or otherwise, the Issuer agrees that the indemnification and contribution provisions contained in this Article VI shall be applicable to the benefit of such Holder in its role as deemed underwriter in addition to its capacity as a Holder (so long as the amount for which any other Holder is or becomes responsible does not exceed the amount for which such Holder would be responsible if the Holder were not deemed to be an underwriter of Registrable Securities.
Section 6.6.   Other Indemnification.   Indemnification similar to that specified in the preceding provisions of this Article VI (with appropriate modifications) shall be given by the Issuer and each seller of Registrable Securities with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.
Section 6.7.   Non-Exclusivity.   The obligations of the Parties under this Article VI shall be in addition to any liability which any Party may otherwise have to any other Party.
Section 6.8.   Primacy of Indemnification.   The Issuer hereby acknowledges that certain of the Holders have certain rights to indemnification, advancement of expenses and/or insurance provided by certain of their Affiliates (collectively, the “Indemnitors”). The Issuer hereby agrees that (i) it is the Indemnitor of first resort (i.e., its obligations to the Holders are primary and any obligation of the Indemnitors to advance expenses or to provide indemnification for the same Losses incurred by any of the Holders are secondary to any such obligation of the Issuer), (ii) it shall be liable for the full amount of all Losses to the extent legally permitted and as required by the terms of this Agreement and the articles and other organizational documents of the Issuer (or any other agreement between the Issuer and the relevant Holder), without regard to any rights any Holder may have against the Indemnitors, and (iii) it irrevocably waives, relinquishes and releases the Indemnitors from any and all claims (x) against the Indemnitors for contribution, indemnification, subrogation or any other recovery of any kind in respect thereof and (y) that any Holder must seek indemnification from any Indemnitor before the Issuer must perform its indemnification obligations under this Agreement. No advancement or payment by the Indemnitors on behalf of any Holder with respect to any claim for which such Holder has sought indemnification from the Issuer hereunder shall affect the foregoing. The Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery which any Holder would have had against the Issuer if the Indemnitors had not advanced or paid any amount to or on behalf of such Holder. The Issuer and the Holders agree that the Indemnitors are express third party beneficiaries of this Article VI.
ARTICLE VII
Registration Expenses
Section 7.1.   Registration Expenses.   All fees and expenses incurred in the performance of or compliance with this Agreement by the Issuer or as otherwise identified below shall be borne by the Issuer, whether or not any Registration Statement is filed or becomes effective, including, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses with respect to (A) filings required to be made with the SEC, all applicable securities exchanges and/or FINRA and (B) compliance with securities or blue sky laws, including, without limitation, any reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities pursuant to Section 4.1(g)), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses if the printing of Prospectuses is requested by the managing underwriter(s), if any, or by a Holder making a Demand Notice with respect to such offering or the Holders of a majority of the Registrable

Securities included in any Registration Statement), (iii) messenger, telephone and delivery expenses of the Issuer, (iv) fees and disbursements of counsel for the Issuer, (v) expenses of the Issuer incurred in connection with any road show, (vi) fees and disbursements of all independent registered public accounting firms referred to in Section 4.1(n) hereof (including, without limitation, the expenses of any “cold comfort” letters required by this Agreement) and any other Persons, including special experts retained by the Issuer (vii) documented fees and disbursements of one firm of counsel for all of the Holders participating in the offering, which counsel shall be selected by the Demanding or requesting Holder with respect to such offering, provided that if a Holder other than the Demanding or requesting Holder will sell more than 50% of the Registrable Securities proposed to be sold in such offering, counsel shall be chosen by such Holder and (viii) all other costs, fees and expenses incident to the Issuer’s performance or compliance with this Agreement. In addition, the Issuer shall pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange on which similar securities issued by the Issuer are then listed and rating agency fees and the fees and expenses of any Person, including special experts, retained by the Issuer.
The Issuer shall not be required to pay (i) fees and disbursements of any counsel retained by any Holder or by any underwriter (except as set forth above in this Section 7.1), (ii) any underwriter’s fees (including discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals) relating to the distribution of the Registrable Securities (other than with respect to Registrable Securities sold by the Issuer), or (iii) any other expenses of the Holders not specifically required to be paid by the Issuer pursuant to the first paragraph of this Section 7.1.
ARTICLE VIII
Rule 144; OTC
Section 8.1.   Rule 144; OTC.   The Issuer covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Issuer is not required to file such reports, it will, upon the request of any Holder, make publicly available such information so long as necessary to permit sales of Registrable Securities pursuant to Rule 144), and it will take such further action as any Holder (or, if the Issuer is not required to file reports as provided above, any Holder) may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including, without limitation, (i) causing the transfer agent to remove restrictive legends, (ii) delivering any necessary opinions or instruction letters to remove or cause to be removed any such restrictive legends and (iii) otherwise cooperating with any reasonable request by any Holder relating to such a sale in order to facilitate settlement within one Business Day. The Issuer agrees that it will use its reasonable best efforts to cause the transfer agent to facilitate the settlement of any such transaction in accordance with the immediately preceding sentence, provided that, assuming timely delivery by the Issuer of the documentation requested by the transfer agent, the Issuer shall not be held responsible for any delay by the transfer agent in effecting such action or settlement. Upon the request of any Holder, the Issuer will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof. If at any time following the filing of a Shelf Registration, the Common Stock is not listed on a “national securities exchange” as defined in Rule 600(b)(45) of Regulation National Market System promulgated by the SEC, as amended, the Issuer shall use its commercially reasonable efforts to cause the Common Stock to be quoted on any of the OTCQX or OTCQB markets as promptly as practicable, and shall thereafter use its commercially reasonable efforts to maintain such quotation.
ARTICLE IX
Certain Additional Agreements
Section 9.1.   Certain Additional Agreements.   If any Registration Statement or comparable statement under state blue sky laws refers to any Holder by name or otherwise as the Holder of any securities of the Issuer, then such Holder shall have the right to require (a) the insertion therein of language, in form and substance satisfactory to such Holder and the Issuer, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the

Issuer’s securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Issuer, or (b) in the event that such reference to such Holder by name or otherwise is not in the good faith judgment of the Issuer required by the Securities Act or any similar federal statute or any state blue sky or securities law then in force, the deletion of the reference to such Holder.
ARTICLE X
Miscellaneous
Section 10.1.   Termination.   The provisions of this Agreement shall terminate upon the earliest to occur of (i) with respect to a Holder, the date on which all Equity Securities held by such Holder and its Holder Group have ceased to be Registrable Securities, (ii) with respect to the Issuer, the date on which all Equity Securities have ceased to be Registrable Securities and (iii) the dissolution, liquidation or winding up of the Issuer. Nothing herein shall relieve any Party from any liability for the breach of any of the agreements set forth in this Agreement. The provisions of Sections 6 and 7 shall survive any termination of this Agreement.
Section 10.2.   Holdback Agreement.   In consideration for the Issuer agreeing to its obligations under this Agreement, each Holder agrees in connection with any registration of the Issuer’s securities (whether or not such Holder is participating in such registration) upon the request of the Issuer and the underwriter(s) managing any underwritten offering of the Issuer’s securities, that it and any member of its Holder Group that holds Registrable Securities will enter into a customary and reasonable agreement (subject to customary and reasonable exceptions, including, for the avoidance of doubt, in connection with a pledge of such securities related to a bona fide loan or similar financing in effect at such time, and any related foreclosure thereon in connection therewith) (each, a “Holdback Agreement”) not to effect (other than sales of Registrable Securities to be included in such offering and registration) any Transfer or other distribution of its Registrable Securities held immediately before the effectiveness of the Registration Statement for such offering, including, but not limited to, any sale pursuant to Rule 144, or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, or enter into any swap or other arrangement that transfers to another Person any of the economic consequences of ownership of, any Registrable Securities, any other Equity Securities or any securities convertible into or exchangeable or exercisable for any Equity Securities without the prior written consent of the Issuer or such underwriters, as the case may be, during the Holdback Period. The foregoing provisions of this Section 10.2 shall be applicable to a Holder and its Holder Group only if all executive officers and directors of the Issuer and all other Holders owning, on an as-converted basis, more than 5% of the outstanding Common Stock on a fully-diluted basis are subject to restrictions on substantially similar terms.
If any registration pursuant to Article III of this Agreement shall be in connection with any underwritten public offering, upon request of the underwriter(s) managing such underwritten offering, the Issuer will not effect any public sale or distribution of any Equity Securities or any securities convertible into or exchangeable or exercisable for any Equity Securities (other than a registration statement (i) on Form S-4, Form S-8 or any successor forms promulgated for similar purposes or (ii) filed in connection with an exchange offer or any employee benefit or dividend reinvestment plan) for its own account without the prior written consent of such underwriters, during the Holdback Period. The Issuer shall use commercially reasonable efforts to cause its executive officers and directors to enter into agreements that contain restrictions that are no less restrictive than the restrictions contained in the Holdback Agreements executed by the Holders.
Notwithstanding anything to the contrary set forth in this Section 10.2, in connection with a Block Sale, (A) no Holder or member of its Holder Group shall be subject to a Holdback Agreement, other than, if requested by the managing underwriter for such offering, a Holder that is participating in such Block Sale and (B) the Holdback Period shall not exceed 60 calendar days.
Each Holdback Agreement entered into by a Holder and members of its Holder Group in connection with any underwritten offering shall be on terms that are no less favorable to such Holder than terms applicable to the Party subject to the corresponding restrictions under (i) the Holdback Agreement entered into by any other Holder in connection with such underwritten offering or (ii) any agreement similar to the Holdback Agreement entered into by the directors or executive officers of the Issuer, as applicable.

Section 10.3.   Amendments and Waivers.   No provision of this Agreement may be waived or amended except in a written instrument signed by the Issuer and Holders that, on an as-converted and as-exercised basis, hold a majority of the Registrable Securities (calculated as of the date of such waiver or amendment, provided that such calculation shall include shares of Common Stock issuable upon the redemption or repurchase of the Preferred Stock only to the extent the Issuer has provided notice of its election to settle such redemption or repurchase with Common Stock); provided, that (i) any waiver or amendment that would have a disproportionate adverse effect on a Holder relative to the other Holders shall require the consent of such Holder and (ii) any waiver or amendment that eliminates or modifies any specific rights granted to a Holder that is an Affiliate of either the Elliott Investor or the Institutional Investor shall require the consent of such Holder. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms. Any Holder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Holder granting such waiver in any other respect or at any other time.
Section 10.4.   Successors, Assigns and Transferees.   This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns who agree in writing to be bound by the provisions of this Agreement. In addition, and whether or not any express assignment shall have been made, the provisions of this Agreement which are for the benefit of Holders shall also be for the benefit of and enforceable by any subsequent Holder of any Registrable Securities, subject to the limitations contained herein. The rights of a Holder hereunder may be assigned (but only with all related obligations set forth herein) in accordance with the terms of this Agreement in connection with a Transfer of Registrable Securities to a Permitted Transferee. Without prejudice to any other or similar conditions imposed hereunder with respect to such Transfer, no assignment permitted under the terms of this Section 10.4 will be effective unless and until the transferee to which the assignment is being made, if not a Holder, has delivered to the Issuer the executed joinder agreement substantially in the form attached as Exhibit A hereto agreeing to be bound by, and be Party to, this Agreement. A transferee to whom rights are Transferred pursuant to this Section 10.4 may not again Transfer those rights to any other Permitted Transferee other than as provided in this Section 10.4. The Issuer shall assign this Agreement in connection with a sale or acquisition of the Issuer, whether by merger, consolidation, sale of all or substantially all of the Issuer’s assets, or similar transaction to the successor or acquiring Person in such transaction, without the consent of the Holders, and the Issuer shall procure that the successor or acquiring Person shall agree in writing to assume all of the Issuer’s rights and obligations under this Agreement. Any purported Transfer in violation of this Section 10.4 shall be void and of no effect.
Section 10.5.   Notices.   All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been given if (i) personally delivered or sent by electronic mail (in each case, subject to the receipt of acknowledgment of successful transmission), (ii) sent by nationally recognized overnight courier or (iii) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:
(a)   If to the Issuer:
[New Uniti]
[•]
[•]
Attn:
[•]

E-mail:
[•]

With copies (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Michael Kaplan
H. Oliver Smith
Evan Rosen
E-mail: michael.kaplan@davispolk.com
oliver.smith@davispolk.com
evan.rosen@davispolk.com
(b)   If to the Elliott Investor:
[•]
Attention:   [•]
Telephone:  [•]
E-mail:      [•]
With a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
66 Hudson Blvd.
New York, NY 10001
Attention:
Kevin M. Schmidt

Jennifer L. Chu
Email:
kmschmidt@debevoise.com
jlchu@debevoise.com

(c)   If to the Institutional Investor, to the address set forth on Schedule A.
(d)   Any such communication shall be deemed to have been received (A) when delivered, if personally delivered or sent by email or facsimile, (B) the next Business Day after delivery, if sent by nationally recognized overnight courier, and (C) on the fourth Business Day following the date on which the piece of mail containing such communication is posted, if sent by first-class mail.
Section 10.6.   Further Assurances.   At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder.
Section 10.7.   Preservation of Rights.   The Issuer will not (i) grant any registration right to third parties which are more favorable than or inconsistent with the rights granted hereunder or (ii) enter into any agreement, take any action or permit any change to occur, with respect to securities that violates or subordinates the rights expressly granted to the Holders.
Section 10.8.   Entire Agreement; No Third-Party Beneficiaries.   The Agreement (i) constitutes the entire agreement with respect to the subject matter of this Agreement and supersede any prior discussions, correspondence, negotiation, proposed term sheet, agreement, understanding or agreement and there are no agreements, understandings, representations or warranties other than those set forth or referred to in this Agreement and (ii) except as provided in Article VI with respect to an Indemnified Party, is not intended to confer in or on behalf of any Person not a Party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.
Section 10.9.   Counterparts; Electronic Transmission.   For the convenience of the Parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by electronic transmission and such electronic transmission will be deemed as sufficient as if actual signature pages had been delivered.

Section 10.10.   Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.
(a)   This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the laws of a different jurisdiction.
(b)   Each Party irrevocably submits to the jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district any suit, action or other proceeding arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such suit, action or proceeding may be heard and determined in such court. Each Party hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such suit, action or other proceeding. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any suit, action or other proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
(c)   EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.11.   Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such a determination, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties to this Agreement as closely as possible in a mutually acceptable manner in order to ensure that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 10.12.   Enforcement.   Each Party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching Party will have the right to seek an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.
Section 10.13.   Titles and Subtitles.   The titles of the sections and subsections of this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
Section 10.14.   No Recourse.   Notwithstanding anything that may be expressed or implied in this Agreement, the Issuer and each Holder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, shareholder, general or limited partner or member of the Holders or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, shareholder, general or limited partner or member of any Holder or of any Affiliate or assignee thereof, as such for any obligation of the Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.
[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.
[NEW UNITI]
By:

Name:
Title:
ELLIOTT ASSOCIATES, L.P.
By:

Name:
Title:
NEXUS AGGREGATOR L.P.
By:

Name:
Title:
DEVONIAN II ICAV, acting solely for and on behalf of its sub-fund DEVONIAN II — SUB-FUND I
By:

Name:
Title:
[INSTITUTIONAL INVESTOR]
By:

Name:
Title:
By:

Name:
Title:

Annex H

WARRANT AGREEMENT
between
[NEW UNITI],
AS ISSUER
and
[           ],
AS WARRANT AGENT1
[DATE]

THE WARRANTS WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE WARRANTS MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.

1
Subject to change for Warrant Agent requirements.

EXHIBITS
Exhibit A Form of Warrant Certificate
Exhibit B Form of Notice of Election to Exercise Warrant
Exhibit C Form of Assignment for Warrants

H-i

This WARRANT AGREEMENT (this “Agreement”) is dated as of [      ], between [New Uniti], a Delaware corporation (the “Company”) and its successors and assigns, as issuer, and [      ], as warrant agent (the “Warrant Agent”).
W I T N E S S E T H
WHEREAS, pursuant to and in connection with the Merger Agreement (the “Internal Reorg Merger Agreement”) dated as of [      ], by and between the Company and [New Windstream,] LLC, a Delaware limited liability company, the Company has agreed to issue to the Holders (as defined herein) an aggregate of [      ] warrants (the “Warrants”), which are exercisable to receive shares of common stock (the “Common Stock”), par value $[      ] per share, of the Company (the “Shares”);
WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, replacement, exercise and cancellation of the Warrants;
WHEREAS, the Warrant Agent, at the request of the Company, has agreed to act as the agent of the Company in connection with the issuance, registration, transfer, exchange, replacement, exercise and cancellation of the Warrants as provided herein;
WHEREAS, the Warrants are being offered and sold in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities or “blue sky” laws afforded by Section 4(a)(2) of the Securities Act; and
WHEREAS, the Company desires to enter into this Agreement to set forth the terms and conditions of the Warrants and the rights of the Holders thereof.
NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereto agree as follows:
Section 1.   Certain Defined Terms.   Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Section.
“Affiliate” has the meaning specified in Rule 12b-2 under the Exchange Act.
“Agreement” has the meaning specified in the preamble hereof.
“Appropriate Officer” means the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, Assistant Secretary or any Vice President (or higher or equivalent officer) of the Company.
“Beneficial Ownership Limit” has the meaning specified in Section 5(m)(i).
“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation). The terms “Beneficial Owner”, “Beneficially Owning” and “Beneficial Ownership” shall have a correlative meaning.
“Board” means, as of any date, the Board of Directors of the Company in office on such date (or a duly authorized committee thereof).
“Business Day” means any day other than a Saturday or Sunday or any other day on which national banking associations in the State of New York generally are closed for commercial banking business.
“Change of Control” has the meaning assigned to such term in the Certificate of Designations with respect to the Series A Preferred Stock of the Company, dated as of the Initial Issue Date.
“Common Stock” has the meaning specified in the recitals hereof.
“Communications Laws” means the Communications Act of 1934, as amended, and the FCC Rules and, where applicable, state statutes and State public utilities commission (“State PUC”) regulations.
“Company” has the meaning specified in the preamble hereof.

“Corresponding Preferred Stock” means, with respect to each Warrant, [      ]2 shares of Series A Preferred Stock held by the Holder of that Warrant, subject to adjustments to account for any share subdivision, combination, reclassification or any other similar event relating to the Series A Preferred Stock.
“Depository” has the meaning specified in Section 3(b) hereof.
“Direct Registration Warrants” has the meaning specified in Section 3(b) hereof.
“Distributed Property” has the meaning specified in Section 6(b) hereof.
“Elliott” means, collectively, Elliott Investment Management L.P., a Delaware limited partnership, Elliott Associates, L.P., a Delaware limited partnership and Elliott International, L.P., a Cayman Islands limited partnership.
“Exchange” means a U.S. national or regional securities exchange.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Exercise Date” means, with respect to an exercise of a Warrant by a Holder, the date designated by such Holder in a Warrant Exercise Notice duly delivered in accordance with Section 5(d), which Exercise Date, solely with respect to Warrants being exercised other than following a Change of Control or the date the Corresponding Preferred Stock is redeemed, shall be no earlier than the 61st day following the date of such Warrant Exercise Notice and no later than the 75th day following the date of such Warrant Exercise Notice.
“Exercise Period” means, with respect to each Warrant, the period commencing upon the earliest of (i) [      ]3, (ii) a Change of Control of the Company and (iii) the date the Corresponding Preferred Stock is redeemed pursuant to the terms thereof, and ending on, and including, the Expiration Date.
“Exercise Price” means $0.01 per Share, subject to any adjustment or adjustments in accordance with Section 6 hereof.
“Expiration Date” has the meaning specified in Section 5(a) hereof.
“Fair Market Value” means, as of any date of determination:
(i)   in the case of shares of stock that are listed on an Exchange on such date, the Last Reported Sale Price for such shares for such date (or, if such date is not a Trading Day, the Trading Day immediately preceding such date);
(ii)   in the case of cash, the amount thereof; and
(iii)   in the case of securities not covered by clause (i) above or any other property, as determined by a nationally-recognized independent accounting, appraisal or investment banking firm or consultant engaged by the Company and selected by the Board with the written consent of the Holders of a majority-in-interest of the Warrants (which consent shall not be unreasonably withheld, conditioned or delayed).
“FCC” means the Federal Communications Commission, including any office, bureau, or division thereof acting on delegated authority, and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the date hereof.
“FCC Rules” means the written decisions, rules, orders, rulings and policies of the FCC, including any declaratory rulings granted by the FCC to the Company, its Affiliates, predecessors, or Subsidiaries.

2
To be an amount equal to (A) the number of shares of Series A Preferred Stock issued by the Company divided by (B) the number of Warrants issued by the Company at the Initial Issue Date at the Initial Issue Date.

3
To be the date that is three years after the Initial Issue Date.

“Global Warrant Certificate” has the meaning specified in Section 3(b) hereof.
“Holder” means the record holder of a Warrant listed on the Warrant Register.
“Initial Issue Date” means [     ].
“Individual Warrant Certificate” has the meaning specified in Section 3(b) hereof.
“Internal Reorg Merger Agreement” has the meaning specified in the recitals hereof.
“Last Reported Sale Price” means, on any day, (i) in the case of shares of stock that are listed on a Principal Exchange on such day, the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such day as reported in composite transactions for the Principal Exchange and (ii) in the case of shares of stock that are listed on an Exchange other than a Principal Exchange on such day, the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such day as reported in composite transactions for the primary Exchange on which such shares are traded.
“Lock-Up Legend” has the meaning specified in Section 3(b) hereof.
“Lock-Up Termination Date” means [      ]4.
“Marketable Securities” means any common equity securities (whether voting or non-voting) (including American depositary shares representing common equity securities) listed on a Principal Exchange.
“Minority Investors” means those funds or accounts advised, managed or subadvised by that certain investor adviser listed on Schedule [X].
“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency, or other entity, whether acting in an individual, fiduciary or other capacity.
“Principal Exchange” means each of The New York Stock Exchange, The Nasdaq Global Market and The Nasdaq Global Select Market (or any of their respective successors).
“Reference Property” means, in respect of any Reorganization, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Shares (or Units of Reference Property in respect of a prior Reorganization, as applicable) equal to the number of Warrant Shares (or Units of Reference Property in respect of a prior Reorganization, as applicable) obtainable upon exercise of each Warrant immediately prior to such Reorganization would have owned or been entitled to receive.
“Reorganization” means any consolidation, merger, statutory share exchange, business combination or similar transaction with a third party, any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of the Company and its Subsidiaries, or any recapitalization, reclassification or transaction that results in a change of the Common Stock (other than as described in Section 6(a)), in each case, in which all Common Stock is converted into, is exchanged for or becomes the right to receive cash, other securities or other property.
“Required Approvals” has the meaning specified in Section 5(m)(i).
“Resale Restriction Termination Date” has the meaning specified in Section 3(b) hereof.
“Restricted Stock Legend” has the meaning specified in Section 5(h) hereof.
“Restricted Warrants Legend” has the meaning specified in Section 3(b) hereof.
“Rule 144” means Rule 144 as promulgated under the Securities Act.

4
To be the date that is 180 days after the Initial Issue Date.

“Securities Act” has the meaning specified in the recitals hereof.
“Series A Preferred Stock” has the meaning specified in the Certificate of Designations with respect to the “Series A Preferred Stock” of the Company, dated as of the Initial Issue Date, as amended or restated from time to time.
“Shares” has the meaning specified in the recitals hereof.
“Specified Investors” means Elliott and the Minority Investors.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
“Trading Day” means a day on which (i) trading in the Shares (or other security for which a closing sale price must be determined) generally occurs on the Principal Exchange or, if the Shares (or such other security) are not then listed on a Principal Exchange, on the principal other Exchange on which the Shares (or such other security) are then listed, and (ii) a Last Reported Sale Price for the Shares (or closing sale price for such other security) is available on such securities exchange; provided that if the Shares (or such other security) are not so listed or traded, “Trading Day” means a Business Day.
“Unit of Reference Property” means, in respect of any Reorganization, the kind and amount of Reference Property that a holder of one Share (or the holder of one Unit of Reference Property in respect of a prior Reorganization, as applicable) is entitled to receive upon the consummation of such Reorganization.
“Warrant Agent” has the meaning specified in the preamble hereof and shall include any successor Warrant Agent hereunder.
“Warrant Agent Office” has the meaning specified in Section 4(g)(iii) hereof.
“Warrant Certificate” has the meaning specified in Section 3(b) hereof.
“Warrant Exercise Notice” has the meaning specified in Section 5(d) hereof.
“Warrant Register” has the meaning specified in Section 3(d) hereof.
“Warrant Shares” has the meaning specified in Section 3(a) hereof.
“Warrant Share Number” has the meaning specified in Section 3(a) hereof.
“Warrant Statements” has the meaning specified in Section 3(b) hereof.
“Warrants” has the meaning specified in the recitals hereof.
Section 2.   Appointment of Warrant Agent.   The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth in this Agreement, and the Warrant Agent hereby accepts such appointment, upon the terms and conditions hereinafter set forth.
Section 3.   Issuance of Warrants; Form, Execution and Delivery.   (a) Issuance of Warrants.   Pursuant to, and in accordance with, the terms of this Agreement and the Internal Reorg Merger Agreement, the Company hereby issues the Warrants. The Warrants shall be, upon issuance, duly authorized and validly issued. In accordance with Section 4 hereof, as of the date hereof, the Company shall cause to be issued to the applicable registered Holders, one or more Warrants. Each Warrant entitles the Holder, upon proper exercise and subject to Section 5(c) and Section 5(i), to receive from the Company one (1) Share (as it may be adjusted from time to time as provided herein, the “Warrant Share Number”). The Shares deliverable upon proper exercise of the Warrants are referred to herein as the “Warrant Shares.”
(b)   Form of Warrant.   Subject to Section 3 and Section 4 of this Agreement, each of the Warrants shall be issued (i) in the form of one or more global certificates (the “Global Warrant Certificates”) in substantially the form of Exhibit A attached, hereto, with the form of assignment to be printed on the reverse thereof, in substantially the form set forth in Exhibit C attached hereto, (ii) in certificated form in the form of one or more individual certificates (the “Individual Warrant Certificates”) in substantially the form of Exhibit A attached hereto, with the form of assignment to be printed on the reverse thereof, in substantially the form set forth in Exhibit C attached hereto, and/or (iii) in the form of Warrants evidenced by an uncertificated, book-entry registration on the books and records of the Warrant Agent (the “Direct Registration Warrants”) reflected on statements issued by the Warrant Agent from time to time to the Holders thereof reflecting such uncertificated book-entry position (the “Warrant Statements”); provided, that any Individual Warrant Certificates or Direct Registration Warrants may be exchanged at any time for a corresponding number of Global Warrant Certificates, in accordance with Section 4(d) and the applicable procedures of the Depository and the Warrant Agent. The Global Warrant Certificates and Individual Warrant Certificates (collectively, the “Warrant Certificates”) and Warrant Statements may bear such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules and regulations of The Depository Trust Company or any successor thereof (the “Depository”) in the case of the Global Warrant Certificates, with any law or with any rules made pursuant thereto or with any rules of any securities exchange or as may be determined, consistently herewith and reasonably acceptable to the Warrant Agent and provided, in each case, that they do not affect the rights, duties, obligations, responsibilities, liabilities or indemnities of the Warrant Agent, by (i) in the case of Warrant Certificates, the Appropriate Officers executing such Warrant Certificates, as evidenced by their execution of the Warrant Certificates and (ii) in the case of Warrant Statements, any Appropriate Officer. The Global Warrant Certificates shall be deposited on or after the date hereof with the Warrant Agent and registered in the name of Cede & Co. or any successor thereof, as the Depository’s nominee. Each Warrant Certificate shall represent such number of the outstanding Warrants as specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Warrants from time to time endorsed thereon and that the aggregate amount of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate, in accordance with the terms of this Agreement. The Warrants shall initially be issued as Direct Registration Warrants, unless a Holder elects to receive Individual Warrant Certificates.
Each Warrant Statement or Warrant Certificate and the Warrant Register shall bear the following legend (the “Lock-Up Legend”), until the Lock-Up Termination Date:
“THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THE INTERNAL REORG MERGER AGREEMENT, DATED AS OF [      ], BY AND BETWEEN [NEW UNITI] (THE “COMPANY”) AND [NEW WINDSTREAM,] LLC, A DELAWARE LIMITED LIABILITY COMPANY, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.”
In addition, each Warrant shall not be transferred unless (i) the Corresponding Preferred Stock is transferred together with such Warrant or (ii) the Corresponding Preferred Stock has been redeemed or repurchased pursuant to the terms thereof. Each Warrant Statement or Warrant Certificate and the Warrant Register shall bear a legend in substantially the following form (the “Stapling Legend”):
“THIS SECURITY SHALL NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (I) THE CORRESPONDING PREFERRED STOCK IS SOLD, PLEDGED OR OTHERWISE TRANSFERRED TOGETHER WITH THIS SECURITY OR (II) THE CORRESPONDING PREFERRED STOCK HAS BEEN REDEEMED OR REPURCHASED PURSUANT TO THE TERMS THEREOF. THE “CORRESPONDING PREFERRED STOCK” MEANS, WITH RESPECT TO EACH WARRANT, [      ]5 SHARES OF [NEW UNITI]’S SERIES A PREFERRED STOCK HELD BY THE HOLDER OF SUCH WARRANT, SUBJECT TO ADJUSTMENTS TO ACCOUNT FOR ANY SHARE SUBDIVISION, COMBINATION, RECLASSIFICATION OR OTHER SIMILAR EVENT RELATING TO SUCH SERIES A PREFERRED STOCK.”

5
To be an amount equal to (A) the number of shares of Series A Preferred Stock issued by the Company divided by (B) the number of Warrants issued by the Company at the Initial Issue Date at the Initial Issue Date.

In addition, until the date (the “Resale Restriction Termination Date”) that is the later of: (1) the earliest of (a) the date on which each Warrant has been sold pursuant to a registration statement that has become effective under the Securities Act; (b) the date on which each Warrant has been sold pursuant to Rule 144 or any similar provision then in force under the Securities Act; and (c) the date on which the Holder (x) has a “holding period” (determined pursuant to Rule 144(d)) of at least one year (or such shorter period of time as permitted by Rule 144 or any successor thereto at such time) and (y) is not an Affiliate of the Company (and has not been an Affiliate of the Company during the three months immediately preceding); and (2) such later date, if any, as may be required by applicable law, each Warrant Statement or Warrant Certificate and the Warrant Register shall bear the following legend (the “Restricted Warrants Legend”), unless otherwise agreed by the Company with written notice thereof to the Warrant Agent and the transfer agent for the Common Stock (if other than the Warrant Agent):
THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON EXERCISE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY NON-U.S. OR STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES FOR THE BENEFIT OF [NEW UNITI] (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE RESALE RESTRICTION TERMINATION DATE (AS DEFINED BELOW) EXCEPT:
(A)   TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR
(B)   PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR
(C)   PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (C) ABOVE, THE COMPANY AND THE WARRANT AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF A CUSTOMARY LEGAL OPINION, ADDRESSED TO THE COMPANY AND THE WARRANT AGENT AND IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY AND THE WARRANT AGENT, FROM A REPUTABLE NATIONAL U.S. LAW FIRM, THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH, OR PURSUANT TO AN APPLICABLE EXEMPTION FROM, THE SECURITIES ACT. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
THE “RESALE RESTRICTION TERMINATION DATE” MEANS THE LATER OF: (1) THE EARLIEST OF (A) THE DATE ON WHICH THIS SECURITY HAS BEEN SOLD PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT; (B) THE DATE ON WHICH THIS SECURITY HAS BEEN SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR ANY SIMILAR PROVISION THEN IN FORCE UNDER THE SECURITIES ACT; AND (C) THE DATE ON WHICH THE HOLDER OF THIS SECURITY (X) HAS A “HOLDING PERIOD” (DETERMINED PURSUANT TO RULE 144(d) UNDER THE SECURITIES ACT) OF AT LEAST ONE YEAR (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AT SUCH TIME) AND (Y) IS NOT AN AFFILIATE OF THE COMPANY (AND HAS NOT BEEN AN AFFILIATE OF THE COMPANY DURING THE THREE MONTHS IMMEDIATELY PRECEDING); AND (2) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW. IN DETERMINING WHETHER THE HOLDER OF THIS SECURITY (X) HAS A “HOLDING PERIOD” (DETERMINED PURSUANT TO RULE 144(d) UNDER THE SECURITIES ACT) OF AT LEAST ONE YEAR (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144

UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AT SUCH TIME) OR (Y) IS AN AFFILIATE OF THE COMPANY (OR HAS BEEN AN AFFILIATE OF THE COMPANY DURING THE THREE MONTHS IMMEDIATELY PRECEDING), THE COMPANY AND THE WARRANT AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF CUSTOMARY CERTIFICATIONS FROM THE HOLDER AND A CUSTOMARY LEGAL OPINION, ADDRESSED TO THE COMPANY AND THE WARRANT AGENT AND IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY AND THE WARRANT AGENT, FROM A REPUTABLE NATIONAL U.S. LAW FIRM.
The Restricted Warrants Legend on each Warrant Statement or Warrant Certificate and the Warrant Register (i) that has been transferred pursuant to a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, (ii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act or (iii) the Holder of which (A) has a “holding period” (determined pursuant to Rule 144(d) under the Securities Act of at least one year or such shorter period of time as permitted by Rule 144 or any successor provision thereto and (B) is not an Affiliate of the Company (and has not been an Affiliate of the Company during the three months immediately preceding), shall, upon request of the Holder of such Warrant, be removed upon receipt by the Company and the Warrant Agent of a customary legal opinion, addressed to the Company and the Warrant Agent and in form and substance reasonably acceptable to the Company and the Warrant Agent, from a reputable national U.S. law firm, that the Restricted Warrants Legend is no longer required under the Securities Act.
(c)   Execution of Warrants.   Warrant Certificates shall be signed on behalf of the Company by an Appropriate Officer. Each such signature upon the Warrant Certificates may be in the form of a facsimile or electronic signature of any such Appropriate Officer and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile or electronic signature of any Appropriate Officer who shall have been serving as an Appropriate Officer at the time of entering into this Agreement or issuing such Warrant Certificate. If any Appropriate Officer who shall have signed any of the Warrant Certificates shall cease to be such Appropriate Officer before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent or disposed of by the Company, such Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such Appropriate Officer had not ceased to be such Appropriate Officer, and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper Appropriate Officer, although at the date of the execution of this Agreement any such person was not such Appropriate Officer. Warrant Certificates shall be dated the date of countersignature by the Warrant Agent and shall represent one or more whole Warrants.
(d)   Countersignature.   Upon receipt of a written order of the Company signed by an Appropriate Officer instructing the Warrant Agent to countersign and accompanied by Warrant Certificates duly executed on behalf of the Company, the Warrant Agent, on behalf of the Company, shall countersign one or more Warrant Certificates evidencing the Warrants and shall deliver such Warrant Certificates to or upon such written order of the Company. Such written order of the Company shall specifically state the number of Warrants that are to be represented by such Warrant Certificate and the Warrant Agent may rely conclusively on such order. Each Warrant shall be, and shall remain, subject to the provisions of this Agreement until such time as all of the Warrants evidenced thereby shall have been duly exercised or shall have expired or been canceled in accordance with the terms hereof. Each Holder shall be bound by all of the terms and provisions of this Agreement (a copy of which is available on request to the Secretary of the Company) and any amendments thereto as fully and effectively as if such Holder had signed the same. No Warrant Certificate shall be valid for any purpose, and no Warrant evidenced thereby shall be exercisable, until such Warrant Certificate has been countersigned by the manual, facsimile or electronic signature of the Warrant Agent. Such signature by the Warrant Agent upon any Warrant Certificate executed by the Company shall be conclusive evidence that such Warrant Certificate so countersigned has been duly issued hereunder. The Warrant Agent shall keep, at an office designated for such purpose, books (the “Warrant Register”) in which, subject to such reasonable regulations as it may prescribe, it shall register any Warrant Certificates or Direct Registration Warrants and exchanges and transfers of outstanding Warrants in accordance with the procedures set forth in Section 4 of this Agreement, all in form satisfactory to the Company and the Warrant Agent. The Company may require payment by the applicable Holder of a sum sufficient to cover any stamp or other tax or other governmental charge that may be imposed on the Holder in connection with any such exchange or registration of transfer. The Warrant Agent shall have no obligation to effect an exchange or register a transfer unless and until any payments required by the immediately preceding sentence have been made. Prior to due presentment for registration of transfer or exchange of any Warrant in accordance with the procedures set forth in this Agreement, the Warrant Agent and the Company may deem and treat the Person in whose name any Warrant is registered as the absolute owner of such Warrant (notwithstanding any notation of ownership or other writing made in a Warrant Certificate by anyone), for the purpose of any exercise thereof, any distribution to the Holder thereof and for all other purposes, and neither the Warrant Agent nor the Company shall be affected by notice to the contrary.
Section 4.   Transfers.   (a) Transfer and Exchange of Global Warrant Certificates or Beneficial Interests Therein.   The transfer and exchange of Global Warrant Certificates or beneficial interests therein shall be effected through the Depository, in accordance with the terms of this Agreement and the procedures of the Depository.
(b)   Exchange of a Beneficial Interest in a Global Warrant Certificate for an Individual Warrant Certificate or Direct Registration Warrant.
(i)   Any Holder of a beneficial interest in any whole number of Warrants represented by a Global Warrant Certificate may, upon request, exchange such beneficial interest for a Direct Registration Warrant or a Warrant represented by an Individual Warrant Certificate. Upon receipt by the Warrant Agent (I) from the Depository or its nominee of written instructions or such other form of instructions as is customary for the Depository on behalf of any Person having a beneficial interest in a Global Warrant Certificate, and all other necessary information, and (II) of a written order of the Company signed by an Appropriate Officer authorizing such exchange, the Warrant Agent shall cause, in accordance with the standing instructions and procedures existing between the Depository and the Warrant Agent, the number of Warrants represented by the Global Warrant Certificate to be reduced by the number of Warrants to be represented by an Individual Warrant Certificate or Direct Registration Warrant, as the case may be, to be issued in exchange for the beneficial interest of such Person in the Global Warrant Certificate and, following such reduction, (A) in the case of an exchange for an Individual Warrant Certificate (x) the Company shall issue and the Warrant Agent shall either manually or by facsimile countersign an Individual Warrant Certificate representing the appropriate number of Warrants and (y) the Warrant Agent shall deliver such Individual Warrant Certificate to the registered Holder thereof, or (B) in the case of an exchange for a Direct Registration Warrant, the Warrant Agent shall register such Direct Registration Warrants in accordance with such written instructions from the Depository and deliver to such holder a Warrant Statement.
(ii)   Warrants represented by an Individual Warrant Certificate issued in exchange for a beneficial interest in a Global Warrant Certificate pursuant to this Section 4(b) shall be issued in such names as the Depository, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Warrant Agent. The Warrant Agent shall deliver Individual Warrant Certificates evidencing such issuance to the Persons in whose names such Individual Warrant Certificates are so issued. Direct Registration Warrants issued in exchange for a beneficial interest in a Global Warrant Certificate pursuant to this Section 4(b) shall be registered in such names as the Depository, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Warrant Agent.
(c)   Transfer and Exchange of Individual Warrant Certificates or Direct Registration Warrants.    When the registered Holder of an Individual Warrant Certificate or Direct Registration Warrant has presented to the Warrant Agent a written request:
(i)   to register the transfer of any Individual Warrant Certificate or Direct Registration Warrant; or
(ii)   to exchange any Individual Warrant Certificate or Direct Registration Warrant for a Direct Registration Warrant or an Individual Warrant Certificate, respectively, representing an equal number of Warrants of authorized denominations, the Warrant Agent shall register the transfer or make the exchange as requested if (x) its customary requirements for such transactions are met and (y) such transfer or exchange otherwise satisfies the provisions of this Agreement (including the legends described in Section 3(b)).

(d)   Restrictions on Transfer and Exchange of Individual Warrant Certificates or Direct Registration Warrants for a Beneficial Interest in a Global Warrant Certificate.   Neither an Individual Warrant Certificate nor a Direct Registration Warrant may be exchanged for a beneficial interest in a Global Warrant Certificate pursuant to this Agreement except upon satisfaction of the requirements set forth below and upon satisfaction of the Depository’s requirements for the eligibility of the Warrants for the book-entry systems of the Depository. Upon receipt by the Warrant Agent of appropriate instruments of transfer with respect to an Individual Warrant Certificate or Direct Registration Warrant, in form satisfactory to the Warrant Agent, together with written instructions directing the Warrant Agent to make, or to direct the Depository to make, an endorsement on the applicable Global Warrant Certificate to reflect an increase in the number of Warrants represented by such Global Warrant Certificate equal to the number of Warrants represented by such Individual Warrant Certificate or Direct Registration Warrant, and all other necessary information, then the Warrant Agent shall cancel such Individual Warrant Certificate or Direct Registration Warrant on the Warrant Register and cause, or direct the Depository to cause, in accordance with the standing instructions and procedures existing between the Depository and the Warrant Agent, the number of Warrants represented by such Global Warrant Certificate to be increased accordingly. If no Global Warrant Certificates are then outstanding, the Company shall issue and the Warrant Agent shall either manually or by facsimile countersign a new Global Warrant Certificate representing the appropriate number of Warrants.
(e)   Restrictions on Transfer and Exchange of Global Warrant Certificates.   Notwithstanding any other provisions of this Agreement (other than the provision set forth in Section 4(f)), a Global Warrant Certificate may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.
(f)   Cancellation of Warrant Certificate.
(i)   At such time as all beneficial interests in Warrant Certificates and Direct Registration Warrants have been exchanged for Common Stock in accordance herewith, redeemed, repurchased or cancelled, all Warrant Certificates shall be returned to, or cancelled and retained pursuant to applicable law by, the Warrant Agent, upon written instructions from the Company reasonably satisfactory to the Warrant Agent.
(ii)   If at any time:
(A)   the Depositary for the Global Warrant Certificates notifies the Company that the Depositary is unwilling or unable to continue as Depositary for the Global Warrant Certificates and a successor Depositary for the Global Warrant Certificates is not appointed by the Company within 90 days after delivery of such notice; or
(B)   the Company, in its sole discretion, notifies the Warrant Agent in writing that it elects to exclusively cause the issuance of Individual Warrant Certificate and Direct Registration Warrants under this Agreement;
then the Warrant Agent, upon written instructions signed by an Appropriate Officer of the Company, shall register Individual Warrant Certificates and Direct Registration Warrants, in an aggregate number equal to the number of Warrants represented by the Global Warrant Certificates, in exchange for such Global Warrant Certificates.
(g)   Obligations with Respect to Transfers and Exchanges of Warrants.
(i)   To permit registrations of transfers and exchanges, the Company shall execute and the Warrant Agent is hereby authorized to countersign, either by manual or facsimile signature, in accordance with the provisions of this Section 4, Warrant Certificates, as required pursuant to the provisions of this Section 4.
(ii)   All Warrant Certificates or Direct Registration Warrants issued upon any registration of transfer or exchange shall be the valid obligations of the Company, entitled to the same benefits under this Agreement as the Warrant Certificates or Direct Registration Warrants surrendered upon such registration of transfer or exchange.

(iii)   So long as the Depository, or its nominee, is the registered owner of a Global Warrant Certificate, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder represented by such Global Warrant Certificate for all purposes under this Agreement, including, without limitation, for the purposes of (a) giving notices with respect to such Warrants and (b) registering transfers with respect to such Warrants. Neither the Company nor the Warrant Agent, in its capacity as registrar for such Warrants, will have any responsibility or liability for any aspect of the records relating to beneficial interests in a Global Warrant Certificate or for maintaining, supervising or reviewing any records relating to such beneficial interests.
(iv)   The Warrant Agent shall, upon receipt of all information required to be delivered hereunder, register the transfer of any outstanding Warrants in the Warrant Register, upon surrender of Warrant Certificates, representing such Warrants or, in the case of Direct Registration Warrants, upon the delivery by the Holder thereof, at the Warrant Agent Office designated for such purpose (the “Warrant Agent Office”), duly endorsed, and accompanied by a completed form of assignment substantially in the form attached as Exhibit C, hereto duly signed by the Holder thereof or by the duly appointed legal representative thereof or by his attorney, duly authorized in writing, such signature to be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Warrant Agent; provided that at the request of a Specified Investor, the Company agrees to use commercially reasonable efforts to enter into an indemnification agreement in customary form, in favor of the Warrant Agent, in connection with the waiver of any requirement to provide a signature guarantee in connection with any transfer of any Warrants by any Holder, provided further that any Holder requesting such a waiver contemporaneously enter into a customary indemnification agreement in favor of the Company to indemnify and hold harmless the Company for any losses it incurs as a direct result of the indemnity provided in favor of the Warrant Agent. Upon any such registration of transfer, a new Warrant Certificate or Warrant Statement, as the case may be, shall be issued to the transferee. No transfer of any Warrant prior to the Resale Restriction Termination Date will be registered by the Warrant Agent unless the applicable box on the form of assignment substantially in the form attached as Exhibit C has been checked.
(v)   The Warrant Agent shall not undertake the duties and obligations of a transfer agent under this Agreement, including, without limitation, the duty to receive, issue or transfer the Warrant Shares.
(vi)   Notwithstanding any provision to the contrary, no Warrants shall be sold, exchanged or otherwise transferred unless such sale, exchange or transfer would not otherwise violate the Communications Laws.
(h)   Holder Acknowledgement.   Each Holder, by its acceptance of any Warrant under this Agreement, acknowledges and agrees that the Warrants were issued pursuant to the exemption from the registration requirement of Section 5 of the Securities Act provided by Section 4(a)(2) of the Securities Act, and a Holder of any Warrants (or a holder of any Warrant Shares issued upon exercise of any Warrants) shall not sell or transfer such Warrants (or Warrant Shares) in the absence of an effective registration statement under the Securities Act or an exemption from registration thereunder.
(i)   Company Acknowledgment.
(i)   From and after the Lock-Up Termination Date, the Company agrees that it will promptly upon request from any Holder and, with respect to Warrant Certificates, the delivery by such Holder to the Company or the Warrant Agent of the Warrant Certificate issued with the Lock-Up Legend, deliver or cause to be delivered to such Holder a replacement Warrant Certificate that is free from the Lock-Up Legend or remove or cause to be removed the Lock-Up Legend or the comparable restriction or other arrangement with respect to any Warrants.
(ii)   From and after the date on which the Corresponding Preferred Stock with respect to any Warrant has been redeemed or repurchased in accordance with the terms thereof (the “Corresponding Preferred Redemption Date”), the Company agrees that it will promptly upon request from any Holder and, with respect to Warrant Certificates, the delivery by such Holder to the Company or the Warrant Agent of the Warrant Certificate issued with the Stapling Legend, deliver or cause to be delivered to such Holder a replacement Warrant Certificate that is free from the Stapling Legend with respect to a number of Warrants corresponding to such amount of Corresponding Preferred Stock subject to such redemption or repurchase or remove or cause to be removed the Stapling Legend or the comparable restriction or other arrangement with respect to such Warrants from a number of Warrants corresponding to such amount of Corresponding Preferred Stock subject to such redemption or repurchase.
(iii)   The Company agrees that, at such time as any Holder delivers to the Company and the Warrant Agent a customary legal opinion, addressed to the Company and the Warrant Agent, from a reputable national U.S. law firm, that the Restricted Warrants Legend is no longer required under the Securities Act, and in form and substance reasonably satisfactory to the Corporation and the Warrant Agent, the Company agrees that it will promptly after the delivery of such opinion and, with respect to Warrant Certificate, the delivery by such Holder to the Company or the Warrant Agent of the Warrant Certificates issued with the Restricted Warrants Legend, deliver or cause to be delivered to such Holder a replacement Warrant Certificate that is free from the Restricted Warrants Legend or remove or cause to be removed such legend or the comparable restriction or other arrangement.
(iv)   From and after the Lock-Up Termination Date, the Company agrees that it will use commercially reasonable efforts to take the following actions to facilitate the consummation of a transfer of Warrants: (i) causing the Warrant Agent to remove any restrictive legends on the Warrants as set forth in Section 3(b) and (ii) delivering any necessary opinions or instruction letters to remove or cause to be removed any such restrictive legends in accordance with this Agreement. The Company further agrees that, in the event the Company fails to comply with the foregoing clause (i) or (ii), the Company hereby authorizes the Warrant Agent to rely upon the opinion of a reputable national U.S. law firm serving as counsel to the applicable Holder or written instructions from the applicable Holder reasonably satisfactory to the Warrant Agent.
Section 5.   Duration and Exercise of Warrants.   (a) Expiration Date.   The Warrants shall expire at 5:00 p.m., New York City time, on [    ] (the “Expiration Date”), which is the tenth (10th) anniversary of the Initial Issue Date. After 5:00 p.m., New York City time, on the Expiration Date, the Warrants will become void and of no value, and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time.
(b)   [Reserved].
(c)   Manner of Exercise.   Each Warrant may be exercised by the Holder thereof on an Exercise Date occurring during the Exercise Period as described below. Subject to the provisions of this Agreement, including Section 5(m)(i), each Warrant shall entitle the Holder thereof to receive from the Company (and the Company shall issue and sell to such Holder), on a cashless basis and for no consideration whatsoever, a number of Warrant Shares equal to the greater of (x) zero and (y) “X” as determined pursuant to the following formula:
Where:
Y = the Warrant Share Number (as of the Exercise Date);
A = the Fair Market Value of one Share on the Exercise Date; and
B = the Exercise Price (as of the Exercise Date).
The Company shall make all calculations under this Section 5(c) and, absent manifest error, the Company’s calculations shall be final and binding on Holders. The Warrant Agent shall have no duty or obligation to verify or confirm the Company’s calculations.
(d)   A Holder may exercise any of its Warrants for an Exercise Date occurring during the Exercise Period by, no later than 5:00 p.m., New York City time, on any Business Day, delivering written notice of such election substantially in the form attached as Exhibit B (a “Warrant Exercise Notice”) to exercise the applicable Warrants to the Company and the Warrant Agent at the addresses set forth in Section 14 hereof, and, solely with respect to Warrants being exercised other than following a Change of Control or the Corresponding Preferred Redemption Date, which Warrant Exercise Notice shall designate an Exercise Date that is no earlier than the 61st day following the date of such Warrant Exercise Notice and no later than the 75th day following the date of such Warrant Exercise Notice.
(e)   Any exercise of a Warrant pursuant to the terms of this Agreement shall be irrevocable as of the date of delivery of the applicable Warrant Exercise Notice and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency or similar laws generally affecting creditor’s rights).
(f)   The Warrant Agent shall:
(i)   examine all Warrant Exercise Notices and all other documents delivered to it by or on behalf of Holders as contemplated hereunder to ascertain whether, on their face, such Warrant Exercise Notices and any such other documents have been executed and completed in accordance with their terms;
(ii)   inform the Company of and cooperate with and assist the Company in resolving any reconciliation problems between the Warrant Exercise Notices received and delivery of Warrants to the Warrant Agent’s account; and
(iii)   advise the Company, no later than two (2) Business Days after receipt of a Warrant Exercise Notice, of (A) the receipt of such Warrant Exercise Notice and the number of Warrants exercised in accordance with the terms of this Agreement, (B) the instructions with respect to delivery of the Warrant Shares deliverable upon such exercise, and (C) such other information as the Company shall reasonably require.
(g)   All questions as to the validity, form and sufficiency (including time of receipt) of a Warrant exercise shall be determined by the Company in its reasonable discretion in good faith. The Warrant Agent shall incur no liability for or in respect of and, except to the extent such liability arises from the Warrant Agent’s bad faith, gross negligence or willful misconduct (each as determined by a final, non-appealable order, judgment of a court decree or ruling of competent jurisdiction), shall be indemnified and held harmless by the Company for acting or refraining from acting upon, or as a result of such determination by, the Company. The Company reserves the right to reject any and all Warrant Exercise Notices not in proper form or for which any corresponding agreement by the Company to exchange would, in the opinion of the Company, be unlawful as determined in good faith in consultation with the Company’s legal counsel and the relevant Holder. Moreover, the Company reserves the absolute right to waive any of the conditions to the exercise of Warrants or defects in Warrant Exercise Notices with regard to any particular exercise of Warrants. Neither the Company nor the Warrant Agent shall be under any duty to give notice to the Holders of any irregularities in any exercise of Warrants, nor shall they incur any liability for the failure to give such notice; provided that the Company and/or the Warrant Agent shall promptly notify a Holder if the Company will not honor a Warrant Exercise Notice from such Holder.
(h)   As soon as reasonably practicable after the exercise of any Warrant (and in any event not later than 10 Business Days thereafter), the Company shall instruct the Warrant Agent to issue, or otherwise deliver, in authorized denominations to or upon the order of the Holder, either: (A) if such Holder holds the Warrants being exercised through the Depository’s book-entry transfer facilities, by same-day or next-day credit to the Depository for the account of such Holder or for the account of a participant in the Depository the number of Warrant Shares to which such Holder is entitled, in each case registered in such name and delivered to such account as directed in the Warrant Exercise Notice by such Holder or by the direct participant in the Depository through which such Holder is acting; (B) if such Holder holds the Warrants being exercised in the form of Individual Warrant Certificates, a book-entry interest in the number of Warrant Shares to which such Holder is entitled on the books of the Company’s transfer agent or, at the Holder’s option, either (x) by delivery to the address designated by such Holder in its Warrant Exercise Notice of a physical certificate or certificates representing the number of Warrant Shares to which such Holder is entitled, in fully registered form, registered in such name or names as may be directed by such Holder or (y) following the Resale Restriction Termination Date, by same-day or next-day credit to the Depository for the account of such Holder or for the account of a participant in the Depository the number of Warrant Shares to which such Holder is entitled, in each case registered in such name and delivered to such account as directed in the Warrant Exercise Notice by such Holder; or (C) if such Holder holds the Warrants being exercised in the form of Direct Registration Warrants, a book-entry interest in the number of Warrant Shares to which such Holder is entitled on the books and records of the Company’s transfer agent or, at the Holder’s option, following the Resale Restriction Termination Date, by same-day or next-day credit to the Depository for the account of such Holder or for the account of a participant in the Depository the number of Warrant Shares to which such Holder is entitled, in each case registered in such name and delivered to such account as directed in the Warrant Exercise Notice by such Holder. The Person in whose name any Warrant Shares are to be issued or delivered upon exercise of a Warrant shall be deemed to have become the holder of record of such Warrant Shares as of the close of business on the Exercise Date.
If fewer than all of the Warrants evidenced by a Global Warrant Certificate surrendered upon the exercise of Warrants are exercised at any time prior to the Expiration Date, the Warrant Agent shall cause a notation to be made to the records maintained by the Depository.
If all of the Warrants evidenced by a Warrant Certificate have been exercised, such Warrant Certificate shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificate shall then be disposed of by or at the direction of the Company in accordance with applicable law. The Warrant Agent shall confirm such information to the Company in writing as promptly as practicable.
Until the Resale Restriction Termination Date, any Warrant Shares issued upon exercise of the Warrants that bear the Restricted Warrants Legend shall bear the following legend (unless such Warrant Shares have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or the Holder thereof (x) has a “holding period” (determined pursuant to Rule 144(d)) of at least one year (or such shorter period of time as permitted by Rule 144 or any successor thereto at such time) (it being understood that in accordance with Section 3(a)(9) under the Securities Act, the holding period of the Warrant Shares may be tacked on to the holding period of the Warrants) and (y) is not an Affiliate of the Company (and has not been an Affiliate of the Company during the three months immediately preceding), or unless otherwise agreed by the Company with written notice thereof to the transfer agent for the Common Stock) (the “Restricted Stock Legend”):
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY NON-U.S. OR STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES FOR THE BENEFIT OF [NEW UNITI] (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE RESALE RESTRICTION TERMINATION DATE (AS DEFINED BELOW) EXCEPT:
(A)   TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR
(B)   PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR
(C)   PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (C) ABOVE, THE COMPANY AND THE TRANSFER AGENT FOR THE COMPANY’S COMMON STOCK (THE “TRANSFER AGENT”) RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF A CUSTOMARY LEGAL OPINION, ADDRESSED TO THE COMPANY AND THE TRANSFER AGENT AND IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY AND THE TRANSFER AGENT, FROM A REPUTABLE NATIONAL U.S. LAW FIRM, THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH, OR PURSUANT TO AN APPLICABLE EXEMPTIOM FROM, THE SECURITIES ACT.

NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
THE “RESALE RESTRICTION TERMINATION DATE” MEANS THE LATER OF: (1) THE EARLIEST OF (A) THE DATE ON WHICH THIS SECURITY HAS BEEN SOLD PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT; (B) THE DATE ON WHICH THIS SECURITY HAS BEEN SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR ANY SIMILAR PROVISION THEN IN FORCE UNDER THE SECURITIES ACT; AND (C) THE DATE ON WHICH THE HOLDER OF THIS SECURITY (X) HAS A “HOLDING PERIOD” (DETERMINED PURSUANT TO RULE 144(d) UNDER THE SECURITIES ACT) OF AT LEAST ONE YEAR (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AT SUCH TIME) (IT BEING UNDERSTOOD THAT IN ACCORDANCE WITH SECTION 3(A)(9) UNDER THE SECURITIES ACT, THE HOLDING PERIOD OF THE WARRANT SHARES MAY BE TACKED ON TO THE HOLDING PERIOD OF THE WARRANTS) AND (Y) IS NOT AN AFFILIATE OF THE COMPANY (AND HAS NOT BEEN AN AFFILIATE OF THE COMPANY DURING THE THREE MONTHS IMMEDIATELY PRECEDING); AND (2) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW. IN DETERMINING WHETHER THE HOLDER OF THIS SECURITY (X) HAS A “HOLDING PERIOD” (DETERMINED PURSUANT TO RULE 144(d) UNDER THE SECURITIES ACT) OF AT LEAST ONE YEAR (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AT SUCH TIME) OR (Y) IS AN AFFILIATE OF THE COMPANY (OR HAS BEEN AN AFFILIATE OF THE COMPANY DURING THE THREE MONTHS IMMEDIATELY PRECEDING), THE COMPANY AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF CUSTOMARY CERTIFICATIONS FROM THE HOLDER AND A CUSTOMARY LEGAL OPINION, ADDRESSED TO THE COMPANY AND THE TRANSFER AGENT AND IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE COMPANY AND THE TRANSFER AGENT, FROM A REPUTABLE NATIONAL U.S. LAW FIRM.
The Restricted Stock Legend on any Warrant Shares issued upon exercise of the Warrants (i) that have been transferred pursuant to a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, (ii) that have been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act or (iii) the holder of which (A) has a “holding period” (determined pursuant to Rule 144(d) with respect to such Warrant Shares under the Securities Act of at least one year or such shorter period of time as permitted by Rule 144 or any successor provision thereto (it being understood that in accordance with Section 3(a)(9) under the Securities Act, the holding period of the Warrant Shares may be tacked on to the holding period of the Warrants) and (B) is not an Affiliate of the Company (and has not been an Affiliate of the Company during the three months immediately preceding), shall, upon request of the holder of such Warrant Shares, be removed upon receipt by the Company and the transfer agent for the Common Stock of a customary legal opinion, addressed to the Company and the transfer agent and in form and substance reasonably acceptable to the Company and the transfer agent, from a reputable national U.S. law firm, that the Restricted Stock Legend is no longer required under the Securities Act.
(i)   The Company shall not issue fractions of Warrant Shares upon exercise of the Warrants. All Warrant Shares (including fractions) to be issued upon exercise of the applicable Warrant will be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional Share. If, after aggregation, the exercise would result in the issuance of a fractional Share, the Company will, at its sole option, either (A) round such fractional Share up to the nearest whole Share and issue such whole Share or (B) in lieu of issuance of any fractional Share, pay the Holder otherwise entitled to such fractional Share an amount in cash equal to the product resulting from multiplying the Fair Market Value per Share as of the relevant Exercise Date by such fraction.
(j)   The Company shall comply with all applicable tax withholding and reporting requirements imposed by any governmental unit, and all distributions, including deemed distributions, pursuant to the

Warrants will be subject to applicable withholding and reporting requirements. Notwithstanding any provision to the contrary, the Company shall be authorized to (i) take any actions that may be reasonably necessary or appropriate to comply with such withholding and reporting requirements, (ii) apply a portion of any cash distribution to be made under the Warrants to pay applicable withholding taxes, (iii) liquidate a portion of any non-cash distribution to be made under the Warrants to generate sufficient funds to pay applicable withholding taxes or (iv) establish any other mechanisms the Company believes are reasonable and appropriate, including requiring Holders to submit appropriate tax and withholding certifications (such as IRS Forms W-9 and the appropriate IRS Forms W-8, as applicable) and/or requiring Holders to pay the withholding tax amount to the Company in cash as a condition of receiving the benefit of any anti-dilution adjustment pursuant to Section 6. If the Company believes it is required to deduct and withhold any taxes from any amounts distributed or deemed distributed to any Holder, it shall use commercially reasonable efforts to notify such Holder and shall cooperate with such Holder to minimize or eliminate the amount of such deduction or withholding, including by complying with Treas. Reg. Section 1.1445-1(c)(2) in circumstances where the Holder timely submits an application for a withholding certificate, reasonably acceptable to the Company, to the Internal Revenue Service under Treas. Reg. Section 1.1445-3.
(k)   Solely for U.S. federal and applicable state and local income tax purposes, the Holders and the Company agree to treat for U.S. federal income tax purposes, (i) each Warrant and its Corresponding Preferred Stock held by a Person as a single integrated instrument for tax purposes until such time as such Corresponding Preferred Stock is redeemed or such Warrant exercised, (ii) the single integrated instrument as equity other than preferred stock within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations thereon and (iii) to the extent a Warrant remains outstanding after the redemption of its Corresponding Preferred Stock, such Warrant as Common Stock of the Company.
(l)   The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder for a period beginning on the date of this Agreement and ending no earlier than the third anniversary of the Expiration Date.
(m)   Limits upon Issuance of Shares upon Exercise.
(i)   Prior to the receipt of the regulatory approvals referenced in Section 5(m)(v) (the “Required Approvals”), no Person will be entitled to receive any Shares otherwise deliverable upon exercise of the Warrants to the extent, but only to the extent, that (x) such receipt would cause such Person to become, directly or indirectly, or cause any other Person to become, directly or indirectly, a Beneficial Owner of more than 49.9% of the Common Stock outstanding on a fully-diluted basis as calculated under the Communications Laws or (y) such delivery would cause a violation of the Communications Laws (the restrictions in clause (x) and (y), the “Beneficial Ownership Limit”). For the avoidance of doubt, upon and following receipt of the Required Approvals, the Beneficial Ownership Limit shall cease to apply.
(ii)   Any purported delivery of Shares upon exercise of the Warrants shall be void and have no effect to the extent, but only to the extent, that such delivery would result in any Person becoming the Beneficial Owner of Common Stock outstanding at such time in excess of the Beneficial Ownership Limit.
(iii)   When such Holder surrenders Warrants for exercise, that Holder must provide a certification to the Company as to whether the Person (or Persons) receiving Shares upon exercise is, or would, as a result of such exercise, become the Beneficial Owner of Common Stock outstanding at such time in excess of any Beneficial Ownership Limit then applicable to such Person (or Persons).
(iv)   If any delivery of Shares otherwise owed to any Person (or Persons) upon exercise of the Warrants is not made, in whole or in part, as a result of the Beneficial Ownership Limit, the Company’s obligation to make such delivery shall not be extinguished and, such Holder may either:
(A)   request the return of the Warrant(s) surrendered by such Holder for exercise, after which the Company shall deliver such Warrant(s) to such Holder within two Business Days after receipt of such request; or

(B)   certify to the Company that the Person (or Persons) receiving Shares upon exercise is not, and would not, as a result of such delivery, become the Beneficial Owner of Common Stock outstanding at such time in excess of the Beneficial Ownership Limit, after which the Company shall deliver any such Shares withheld on account of such Beneficial Ownership Limit by the later of (i) the date such Shares were otherwise due to such Person (or Persons) and (ii) two Business Days after receipt of such certification; provided that until such time as the affected Holder gives such notice, no Person shall be deemed to be the stockholder of record with respect to the Common Stock otherwise deliverable upon exercise in excess of the Beneficial Ownership Limit. Upon delivery of such notice, the provisions under this Section 5 shall apply to the Shares to be delivered pursuant to such notice.
(v)   Upon request from a Holder, the Company shall seek and use reasonable best efforts to obtain all necessary regulatory approvals under the Communications Laws to allow the issuance of Common Stock to such Holder without regard to the Beneficial Ownership Limit to the extent the exercise of the Warrants at any time (including in connection with a Change of Control or as a result of the issuance of Common Stock to redeem or repurchase the Series A Preferred Stock) by such Holder would be disallowed by the Beneficial Ownership Limit.
Section 6.   Anti-Dilution Provisions.   No single event shall give rise to an adjustment or pass-through distribution under more than one subsection of this Section 6 (other than in the case of a dividend or other distribution of different types of property, in which case Section 6(a) and Section 6(b) shall apply to the appropriate parts of each such dividend or distribution); provided that any issuance of Warrant Shares upon exercise of the Warrants shall not itself give rise to any adjustment under this Section 6.
(a)   Share Distributions, Subdivisions or Combinations.   The Exercise Price and Warrant Share Number shall be adjusted pursuant to the formulas below in the event the Company (i) pays a dividend or makes any other distribution with respect to its Shares solely in Shares, (ii) subdivides or reclassifies its outstanding Shares into a greater number of Shares or (iii) combines or reclassifies its outstanding Shares into a smaller number of Shares. Such adjustments shall become effective (x) in the case of clause (i) above, at the close of business on the record date for such dividend or distribution or (y) in the case of clause (ii) or (iii) above, at the open of business on the effective date of such event. In the event that a dividend or distribution described in clause (i) above is not so paid or made, the Exercise Price and the Warrant Share Number shall be readjusted, effective as of the date when the Board determines not to make such dividend or distribution, as the case may be, to be the Exercise Price and the Warrant Share Number that would be in effect if such dividend or distribution had not been declared.
Where:
Pb = Exercise Price immediately before the adjustment
Pa = Exercise Price immediately after the adjustment
Ub = Warrant Share Number immediately before the adjustment
Ua = Warrant Share Number immediately after the adjustment
Ob = Number of Shares outstanding immediately before the adjustment
Oa = Number of Shares outstanding immediately after the transaction in question
(b)   Participation in Dividends and Distributions.   If the Company shall pay a dividend or make a distribution with respect to the Shares consisting of securities, evidences of indebtedness, assets, cash or other property or rights, options or warrants to purchase securities, evidences of indebtedness, assets, cash or other property (other than any dividends or distributions for which an adjustment is made pursuant to Section 6(a)) to all or substantially all holders of the Shares (any of such securities, evidences of indebtedness, assets, cash or other property or rights, options or warrants, the “Distributed Property”), then the Company shall issue, or otherwise deliver, to each Holder, in respect of each Warrant, at the same time and upon the same terms as holders of the Shares receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned, as of the record date for such dividend or distribution, a number of Shares equal to the Warrant Share Number on such record date and, for the avoidance of doubt, without regard to the Beneficial Ownership Limit.
(c)   Certain Other Events.   The Company may make increases in the Warrant Share Number and/or decreases in the Exercise Price as the Board deems advisable in good faith in order to avoid or diminish any income tax to holders of Shares resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.
(d)   Exceptions to Adjustments.   Except as specifically provided for herein, there shall be no adjustment or readjustment to the Exercise Price or the Warrant Share Number.
(e)   Notice of Adjustment.   Upon the occurrence of each adjustment or readjustment of the Exercise Price or the Warrant Share Number, the Company (at its expense) shall promptly compute such adjustment or readjustment in good faith in accordance with the terms hereof and furnish to (i) the Warrant Agent a certificate, signed by an Appropriate Officer, and (ii) to each Holder a notice, in each case setting forth (A) such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and (B) the Exercise Price and Warrant Share Number at the time in effect. The Warrant Agent shall have no duty with respect to any statement filed with it except to keep the same on file and available for inspection by Holders during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist which may require any adjustment to the Exercise Price or Warrant Share Number, or with respect to the nature or extent of any adjustment of the Exercise Price or Warrant Share Number when made or with respect to the method employed in making such adjustment.
(f)   No Change in Warrant Terms on Adjustment.   Irrespective of any adjustments in the Exercise Price or Warrant Share Number, the Warrants theretofore or thereafter issued may continue to express the same amounts as are stated in the similar Warrants issuable initially, or at some subsequent time, pursuant to this Agreement, and the Exercise Price and/or Warrant Share Number, as the case may be, specified thereon shall be deemed to have been so adjusted.
(g)   Miscellaneous.   All calculations hereunder shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100) of a Share, as the case may be. Any provision of this Section 6 to the contrary notwithstanding, no adjustment in the Warrant Share Number shall be made if the amount of such adjustment would be less than one-tenth (1/10th) of a Share and no adjustment in the Exercise Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate 1/10th of a Share or $0.01, as the case may be, or more, or upon exercise of a Warrant if it shall earlier occur.
(h)   Par Value.   If an adjustment in the Exercise Price made hereunder would reduce the Exercise Price to an amount below the par value of the Shares, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to such par value and not lower.
Section 7.   Cancellation of Warrants.   Except for any exchanges, substitutions or transfers that are rejected by the Company or declared unlawful pursuant to the terms hereunder, the Warrant Agent shall cancel all Warrant Certificates surrendered for exchange, substitution or transfer in whole or in part. Such cancelled Warrant Certificates shall thereafter be disposed of by the Warrant Agent upon written instructions from the Company reasonably satisfactory to the Warrant Agent and such Direct Registration Warrants shall be canceled by appropriate notation on the Warrant Register.
Section 8.   Mutilated or Missing Warrant Certificates.   Upon receipt by the Company and the Warrant Agent from any Holder of evidence reasonably satisfactory to them of the ownership of and the loss, theft, destruction or mutilation of such Holder’s Warrant Certificate and a surety bond or indemnity reasonably satisfactory to them and holding the Warrant Agent and Company harmless, and in case of mutilation upon surrender and cancellation thereof, and absent notice to Warrant Agent that such Warrant Certificates have been acquired by a bona fide purchaser, the Company will execute and the Warrant Agent will countersign and deliver in lieu thereof a new Warrant Certificate of like tenor and representing an equal number of Warrants to such Holder; provided that in the case of mutilation, no bond or indemnity shall be required if such Warrant Certificate in identifiable form is surrendered to the Company or the Warrant Agent for cancellation. Upon the issuance of any new Warrant Certificate under this Section 8, the Company may require the payment of a sum sufficient to cover any stamp tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Warrant Agent) in connection therewith. Every new Warrant Certificate executed and delivered pursuant to this Section 8 in lieu of any lost, stolen, destroyed or mutilated Warrant Certificate shall be entitled to the same benefits of this Agreement equally and proportionately with any and all other Warrant Certificates, whether or not the allegedly lost, stolen or destroyed Warrant Certificate shall be at any time enforceable by anyone. The provisions of this Section 8 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of lost, stolen, destroyed or mutilated Warrant Certificates.
Section 9.   Reorganization.   (a) If a Reorganization occurs at any time on or prior to the Expiration Date (or, if later, the settlement date for any exercise of Warrants), then, following the effective time of such Reorganization, a Holder’s right to receive Warrant Shares upon exercise of its Warrants shall be converted into the right to receive upon exercise, with respect to each Warrant Share that would have otherwise been deliverable hereunder, one Unit of Reference Property; provided that if the Reference Property consists solely of cash, then on the effective date of such Reorganization, each Holder shall receive, in respect of each Warrant such Holder holds, at the same time and upon the same terms as holders of Shares receive the cash in exchange for their Shares, an amount of cash equal to the greater of (i) (x) the amount of cash that such Holder would receive in such Reorganization if such Holder owned, as of the record date for such Reorganization, a number of Shares equal to the Warrant Share Number in effect on such record date, minus (y) the aggregate Exercise Price for such number of Shares, and (ii) $0, and upon the Company’s delivery of such cash (if any) in respect of such Warrant, such Warrant shall be deemed to have been exercised in full and canceled. With respect to any exercise of Warrants following the effective time of such Reorganization, the number of Units of Reference Property issuable upon exercise of a Warrant shall be calculated pursuant to Section 5 as if each reference therein to a “Share” or a “Warrant Share” referred to a Unit of Reference Property.
(b)   In the case of any Reorganization in which holders of Shares may make an election as between different types of Reference Property, such holders of Shares shall be deemed to have elected to receive (i) first, the maximum amount of Marketable Securities and (ii) for any remaining consideration, the maximum amount of cash. The Company shall not consummate any Reorganization unless the Company first shall have made appropriate provision to ensure that the applicable provisions of this Agreement shall immediately after giving effect to such Reorganization be assumed by and binding on the other party to the Reorganization (or the surviving entity, successor, parent company and/or issuer of such Reference Property, as appropriate) and applicable to any Reference Property deliverable upon the exercise of Warrants, pursuant to a customary assumption agreement. Any such assumption agreement shall also include any amendments to this Agreement necessary to effect the changes to the terms of the Warrants described in this Section 9 and preserve the intent of the provisions of this Agreement. The provisions of this Section 9 shall similarly apply to successive Reorganizations.
(c)   The Company shall notify the Holders and the Warrant Agent of any such proposed Reorganization reasonably prior to the consummation thereof so as to provide the Holders with a reasonable opportunity to confirm compliance with the terms hereof and, if they elect, to exercise the Warrants in accordance with the terms and conditions hereof prior to consummation of the Reorganization; provided that in the case of a transaction which requires notice to be given to the holders of the Shares, the Holders and the Warrant Agent shall be provided the same notice given to the holders of the Shares.
Section 10.   Covenants of the Company.   (a) Covenants as to Warrant Shares. The Company covenants and agrees that all Warrant Shares that may be issued upon the exercise of the rights represented by the

Warrants shall, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes (subject to Section 5(j)), liens and charges with respect to the issuance thereof and shall not be issued in violation of any applicable law or governmental regulation. The Company further covenants and agrees that the Company shall at all times prior to the Expiration Date (or any earlier time at which all Warrants have been canceled) have reserved a sufficient number of authorized but unissued Shares to provide for the exercise of all outstanding Warrants. The Company further covenants and agrees that, if the Shares are at any time listed or traded on a Principal Exchange, the Company shall procure, at its sole expense, the listing of the Shares issuable upon exercise of the Warrants, subject to issuance or notice of issuance, on such Principal Exchange.
(b)   Notices of Record Date.   In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any distribution of any kind, or any right to subscribe for, purchase or otherwise acquire any Shares or any other securities or property, or to receive any other right or interest of any kind, the Company will mail or otherwise deliver to the Holders, at least five (5) Business Days prior to such record date, a notice specifying the date on which any such record is to be taken for the purpose of such distribution (other than pursuant to the adjustments provided herein).
(c)   DTC Undertaking.   On or after the Lock-Up Termination Date, the Company shall use reasonable best efforts to cause any Holder’s Warrants to be held in book-entry form through the facilities of The Depository Trust Company as promptly as practicable following such Holder’s request, to the extent that such Warrants are then permitted to be so held through the facilities of The Depository Trust Company.
Section 11.   Warrant Agent.   The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the terms and conditions set forth in this Section 11.
(a)   Limitation on Liability.   The Warrant Agent shall not by countersigning Warrant Certificates or by any act hereunder be accountable with respect to or be deemed to make any representations as to the validity or authorization of the Warrants or the Warrant Certificates (except as to its countersignature thereon), as to the validity, authorization or value (or kind or amount) of any Warrant Shares or other property delivered or deliverable upon exercise of any Warrant, or as to the purchase price of such Warrant Shares or other property. The Warrant Agent shall not (i) be liable for any recital or statement of fact contained herein or in the Warrant Certificates or for any action taken, suffered or omitted by the Warrant Agent in the belief that any Warrant Certificate or any other document or any signature is genuine or properly authorized unless such action or omission was taken or omitted to be taken in bad faith, gross negligence or willful misconduct (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction), (ii) be responsible for determining whether any facts exist that may require any adjustment of the number of Warrant Shares issuable or with respect to the nature or extent of any such adjustments when made, or with respect to the method of adjustment employed, (iii) be responsible for any failure on the part of the Company to issue, transfer or deliver any Warrant Shares or property upon the surrender of any Warrant for the purpose of exercise or to comply with any other of the Company’s covenants and obligations contained in this Agreement or in the Warrant Certificates or (iv) be liable for any action taken, suffered or omitted to be taken in connection with this Agreement, except for its own bad faith, gross negligence or willful misconduct. The Warrant Agent shall be liable hereunder only for its own bad faith, gross negligence or willful misconduct (which bad faith, gross negligence or willful misconduct must be determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction). Except for the foregoing, notwithstanding anything in this Agreement to the contrary, in no event shall the Warrant Agent be liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits).
(b)   Instructions.   The Warrant Agent is hereby authorized to accept advice or instructions with respect to the performance of its duties hereunder from an Appropriate Officer and to apply to any such Appropriate Officer for advice or instructions. The Warrant Agent shall be fully protected and authorized in relying upon the most recent advice or instructions received from any such Appropriate Officer. The Warrant Agent shall not be liable for any action taken, suffered or omitted by it in accordance with the advice or instructions of any such Appropriate Officer, except to the extent that such action or omission resulted directly from the Warrant Agent’s bad faith, gross negligence, or willful misconduct.

(c)   Agents.   The Warrant Agent may execute and exercise any of the rights and powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, provided reasonable care has been exercised in the selection and in the continued employment of such attorney, agent or employee, provided, further that it shall be liable and responsible for any such attorney, agent or employee. The Warrant Agent shall not be under any obligation or duty to institute, appear in, or defend any action, suit or legal proceeding in respect hereof, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider necessary. The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against the Warrant Agent arising out of or in connection with this Agreement.
(d)   Cooperation.   The Company will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may reasonably be required by the Warrant Agent in order to enable the Warrant Agent to carry out or perform its duties under this Agreement.
(e)   Agent Only.   The Warrant Agent shall act solely as agent for the Company in accordance with the terms and conditions hereof and does not assume any obligation or relationship of agency or trust with any Holders. The Warrant Agent shall not be liable except for the performance of such duties as are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Warrant Agent, whose duties and obligations shall be determined solely by the express provisions hereof.
(f)   Right to Counsel.   The Warrant Agent may at any time consult with legal counsel reasonably satisfactory to it (who may be legal counsel for the Company), and the Warrant Agent shall incur no liability or responsibility to the Company or to any Holder for any action taken, suffered or omitted by the Warrant Agent in good faith in accordance with the opinion or advice of such counsel.
(g)   Compensation.   The Company agrees to pay the Warrant Agent reasonable compensation for all services rendered by it hereunder and to reimburse the Warrant Agent for its reasonable expenses hereunder (including reasonable and documented fees and out-of-pocket expenses of one legal counsel and one local counsel), and further agrees to indemnify and hold the Warrant Agent and its employees, officers, directors and agents harmless against any and all loss, claims, damages, expenses and liabilities, including, but not limited to, any judgments, costs and such reasonable counsel fees, for any action taken, suffered or omitted by the Warrant Agent and its employees, officers, directors and agents in connection with the acceptance, administration, exercise and performance of its duties under this Agreement and the Warrants, except for any such liabilities that arise as a result of the Warrant Agent’s bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non- appealable judgment). Notwithstanding the foregoing, the Company shall not be responsible for any settlement made without its consent, which consent shall not be unreasonably conditioned, withheld or delayed.
(h)   Accounting and Payment.   The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all moneys received by the Warrant Agent on behalf of the Company in connection with the exercise of Warrants. The Warrant Agent shall advise the Company by telephone at the end of each day on which a payment in connection with the exercise of Warrants is received of the amount so deposited to such account. The Warrant Agent shall as soon as practicable confirm such telephone advice to the Company in writing.
(i)   No Conflict.   Subject to applicable law, the Warrant Agent and any stockholder, affiliate, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Subject to applicable law, nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other Person including, without limitation, acting as trustee under an indenture.
(j)   Resignation; Termination.   The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent’s bad faith, gross negligence or willful misconduct) after giving thirty (30) calendar days’ prior written notice to the

Company. The Company may remove the Warrant Agent upon thirty (30) calendar days’ written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as have been caused by the Warrant Agent’s bad faith, gross negligence or willful misconduct. The Company shall cause to be mailed promptly (by first class mail, postage prepaid) or otherwise delivered to each registered Holder at such Holder’s last address as shown on the register of the Company, at the Company’s expense, a copy of such notice of resignation or notice of removal, as the case may be. Upon such resignation or removal the Company shall promptly appoint in writing a new Warrant Agent. If the Company shall fail to make such appointment within a period of sixty (60) calendar days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the Holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. A resignation or removal of the Warrant Agent and appointment of a successor Warrant Agent will become effective only upon the successor Warrant Agent’s acceptance of appointment. Pending appointment of a successor to the Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any successor Warrant Agent, whether appointed by the Company or by such a court, shall be a Person, organized under the laws of the United States or of any state thereof and authorized under such laws to conduct a shareholder services business, be subject to supervision and examination by a Federal or state authority, and have a combined capital and surplus of not less than $50,000,000 as set forth in its most recent published annual report of condition; or in the case of such capital and surplus requirement, a controlled affiliate of such a Person meeting such capital and surplus requirement. After acceptance in writing of such appointment by the new Warrant Agent, such successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities under this Agreement as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning or removed Warrant Agent. Not later than the effective date of any such appointment, the Company shall send notice thereof to the resigning or removed Warrant Agent and shall forthwith cause a copy of such notice to be mailed (by first class, postage prepaid) or otherwise delivered to each registered Holder at such Holder’s last address as shown on the register of the Company. Failure to give any notice provided for in this Section 11(j), or any defect in any such notice, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a successor Warrant Agent, as the case may be.
(k)   Merger, Consolidation or Change of Name of Warrant Agent.   Any corporation into which the Warrant Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to all or substantially all of the agency business of the Warrant Agent shall be the successor to the Warrant Agent hereunder without the execution or filing of any document or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 11(j). If at the time such successor to the Warrant Agent shall succeed under this Agreement, any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and if at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement. If at any time the name of the Warrant Agent shall be changed and at such time any of the Warrants shall have been countersigned but not delivered, the Warrant Agent whose name has changed may adopt the countersignature under its prior name; and if at that time any of the Warrants shall not have been countersigned, the Warrant Agent may countersign such Warrants either in its prior name or in its changed name; and in all such cases such Warrants shall have the full force and effect provided in the Warrants and in this Agreement.
(l)   Exclusions.   Unless a court of competent jurisdiction determines by a final, non-appealable order, judgment, decree or ruling that the Warrant Agent’s action or inaction constitutes bad faith, gross negligence or willful misconduct on the part of the Warrant Agent, the Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible or have any duty to make any calculation or adjustment (unless reasonably requested to do so by the Company in writing in a manner consistent with the terms of this Agreement), or to determine when any calculation or adjustment required under the provisions hereof should be made, how it should be made or what it should be, or have any responsibility or liability for the manner, method or amount of any such calculation or adjustment or the ascertaining of the existence of facts that would require any such calculation or adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Warrant Share to be issued pursuant to this Agreement or as to whether any Warrant Shares will, when issued, be valid and fully paid and nonassessable.
(m)   No Liability for Interest.   The Warrant Agent shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement.
(n)   No Liability for Invalidity.   The Warrant Agent shall not be under any responsibility with respect to the validity or sufficiency of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Warrant Agent).
(o)   No Responsibilities for Recitals.   The recitals contained herein shall be taken as the statements of the Company, and the Warrant Agent assumes no responsibility hereby for the correctness of the same.
(p)   No Implied Obligations.   The Warrant Agent shall be obligated to perform such duties as are explicitly set forth herein and no implied duties or obligations shall be read into this Agreement against the Warrant Agent. The Warrant Agent shall not be under any obligation to take any action hereunder that may involve it in any expense or liability, the payment of which within a reasonable time is not, in its reasonable opinion, assured to it. The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any Warrant Certificate authenticated by the Warrant Agent and delivered by it to the Company pursuant to this Agreement or for the application by the Company of the proceeds of the issuance and sale, or exercise, of the Warrants or Warrant Shares. The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained herein or in any Warrant Certificate or in the case of the receipt of any written demand from a Holder with respect to such default, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or, to make any demand upon the Company.
(q)   Force Majeure.   In no event shall the Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.
Section 12.   Severability.   The determination by a court of competent jurisdiction that any particular provision of this Agreement is unenforceable or invalid will not affect the enforceability of or invalidate the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provisions had never been part hereof and were omitted here from. Upon such a determination, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 13.   Holder Not Deemed a Stockholder.   No Holder of a Warrant, by reason of the ownership of such Warrant, shall be entitled to vote or be deemed the holder of any Warrant Shares for any purpose, nor shall anything contained in the Warrants be construed to confer upon the Holders, as such, any of the rights of a holder of Shares or any right to vote, give or withhold consent to any Company action (whether any reorganization, issuance of Shares, reclassification of Shares, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive subscription rights or otherwise, except as set forth herein. No Holder shall have any right not expressly conferred under, or by applicable law with respect to, this Agreement or the Internal Reorg Merger Agreement.

Section 14.   Notices to Company and Warrant Agent.   All notices, requests or demands authorized by this Agreement to be given or made by the Warrant Agent or by any registered Holder of any Warrant to or on the Company or the Warrant Agent to be effective shall be in writing (including by telecopy), and shall be deemed to have been duly given or made when delivered by hand, or two Business Days after being delivered to a recognized courier (whose stated terms of delivery are two Business Days or less to the destination), or five (5) Business Days after being deposited in the mail, or, in the case of facsimile or email notice, when received, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:
[New Uniti]
[Address]
Attention:
[      ]
[      ]

Email:
[      ]
[      ]

If the Company shall fail to maintain such office or agency or shall fail to give such notice of any change in the location thereof, presentation may be made and notices and demands may be served at the principal office of the Warrant Agent.
Any notice pursuant to this Agreement to be given by the Company or by any registered Holder of any Warrant to the Warrant Agent shall be sufficiently given if sent by first-class mail, postage prepaid, or by facsimile or email notice, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:
[        ]
[Address]
Attention:   [         ]
Email:          [         ]
The Warrant Agent maintains the Warrant Agent Office at the above address.
Section 15.   Supplements and Amendments.   The Company and the Warrant Agent may from time to time supplement or amend this Agreement (a) without the approval of any Holder in order to (i) cure any ambiguity, manifest error or other mistake in this Agreement or (ii) implement the amendments described in Section 9(b) or (b) with the prior written consent of (i) Holders of a majority of the Warrants and (ii) Elliott, if Elliott is a Holder; provided that each amendment or supplement that decreases the Warrant Agent’s rights or increases its duties and responsibilities hereunder shall also require the prior written consent of the Warrant Agent. Notwithstanding the foregoing, the consent of each Holder shall be required for any amendment pursuant to which the Warrant Shares Number would be decreased or the Exercise Price would be increased (in each case other than pursuant to adjustments provided herein), the Holders’ rights to participate in dividends and distributions pursuant to Section 6(b) would be limited or the Exercise Period would be shortened (assuming no amendment to the Expiration Date). Upon execution and delivery of any supplement or amendment pursuant to this Section 15, such amendment shall be considered a part of this Agreement for all purposes and every Holder of Warrants shall be bound thereby.
Section 16.   Termination.   This Agreement shall terminate on the earlier of (a) such date when all Warrants have been canceled or exercised with respect to all Warrant Shares subject thereto and (b) the Expiration Date or, if later, upon settlement of all Warrants validly exercised on or prior to the Expiration Date; provided that the provisions of Sections 12-23 shall survive such termination.
Section 17.   Governing Law and Consent to Forum.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to choice of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby); provided, however, that the foregoing shall not be construed so as to restrict in any manner the ability of the Company to enforce any judgment obtained in any court of competent jurisdiction. Each of the Company and the Warrant Agent irrevocably consents and agrees that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this

Agreement or the Warrants may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until obligations due and to become due in respect of the Warrants have been discharged, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues. Each of the Company and the Warrants Agent irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement or the Warrants brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
Section 18.   Waiver of Jury Trial.   EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.
Section 19.   Benefits of This Agreement.   Nothing in this Agreement shall be construed to give to any Person other than the Company, the Warrant Agent and the registered Holders (who are express third party beneficiaries of this Agreement) any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered Holders.
Section 20.   Counterparts.   This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.
Section 21.   Headings.   The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and in no way modify or restrict any of the terms or provisions hereof.
Section 22.   Electronic Transmission.   Each of the parties hereto agrees that (a) any consent or signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (b) any such consent or document shall be considered to have the same binding and legal effect as an original document and (c) at the request of any party hereto, any such consent or document shall be re-delivered or re-executed, as appropriate, by the relevant party or parties in its original form. Each of the parties further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
Section 23.   Frustration of Purpose.   The Company shall not, by amendment of its certificate of incorporation or bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith cooperate in the carrying out of all the provisions of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.
[NEW UNITI]
By:

Name:
Title:
[Signature Page to Warrant Agreement]

[       ]
By:

Name:
Title:
[Signature Page to Warrant Agreement]

EXHIBIT A
[To be provided]

EXHIBIT B
FORM OF NOTICE OF ELECTION TO EXERCISE WARRANT
TO BE COMPLETED BY REGISTERED HOLDER
[NEW UNITI]
Warrants to Receive Common Stock
(TO BE EXECUTED UPON EXERCISE OF A WARRANT)
Reference is made to that certain Warrant Agreement, dated [           ] (the “Warrant Agreement”), by and between [New Uniti] (the “Company”) and [           ] (the “Warrant Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Warrant Agreement.
The undersigned hereby irrevocably elects to exercise, on the Exercise Date, [•] Warrants representing the right to receive a number of Shares to be delivered to the undersigned to be calculated pursuant Section 5(c) of the Warrant Agreement (the “Exercise Shares”), on a cashless basis for no consideration whatsoever. The Exercise Date with respect to such Warrants will be [     ]6.
In connection with any exercise of any Warrant prior to [      ]7, the undersigned confirms that:
□
A Change of Control of the Company has occurred; or

□
The Corresponding Preferred Stock has been redeemed or repurchased pursuant to the terms thereof.

The undersigned requests that the Exercise Shares to be received hereby be in registered form in the authorized denominations, registered in such names and delivered, all as specified in accordance with the instructions set forth below.
(PLEASE PRINT)
RECIPIENT:
CONTACT NAME:
ADDRESS:
TELEPHONE (INCLUDING INTERNATIONAL CODE):
EMAIL:
SOCIAL SECURITY OR OTHER TAXPAYER IDENTIFICATION NUMBER
(IF APPLICABLE):
OR
The Warrant Shares shall be delivered to the following DWAC Account Number:

6
Solely with respect to Warrants being exercised other than following a Change of Control or the date the Corresponding Preferred Stock is redeemed, to be no earlier than the 61st day following the date of this Warrant Exercise Notice and no later than the 75th day following the date of this Warrant Exercise Notice.

7
Date to be the third (3rd) anniversary of the Initial Issue Date.

NOTE: THIS EXERCISE NOTICE MUST BE DELIVERED TO THE WARRANT AGENT, PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE WARRANT AGENT SHALL NOTIFY YOU OF THE ADDRESS, PHONE NUMBER AND FACSIMILE NUMBER WHERE YOU CAN CONTACT THE WARRANT AGENT AND TO WHICH WARRANT EXERCISE NOTICES ARE TO BE SUBMITTED.
[Signature Page Follows]

(Date)	(Signature)
(Print name)
Signature Guaranteed
BY:
Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s Warrant Agent, unless such requirement is otherwise waived by the Warrant Agent.

EXHIBIT C
FORM OF ASSIGNMENT FOR WARRANTS
(TO BE EXECUTED BY THE REGISTERED HOLDER
IF SUCH HOLDER DESIRES TO TRANSFER A WARRANT)
Reference is made to that certain Warrant Agreement, dated [           ] (the “Warrant Agreement”), by and between [New Uniti] (the “Company”) and [           ] (the “Warrant Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Warrant Agreement.
FOR VALUE RECEIVED, the undersigned registered holder of Warrants hereby sells, assigns and transfers unto

Name of Assignee

Address of Assignee
                  Warrants to receive Shares held by the undersigned, together with all right, title and interest therein, and does irrevocably constitute and appoint                   attorney, to transfer such Warrants on the books of the Warrant Agent, with full power of substitution.
In connection with any transfer of any Warrant, the undersigned confirms that:
□
The Corresponding Preferred Stock is being transferred together with such Warrant; or

□
The Corresponding Preferred Stock has been redeemed or repurchased pursuant to the terms thereof.

In connection with any transfer of any Warrant prior to the date that is 180 days after the Initial Issue Date, the undersigned confirms that such Warrant is being transferred in compliance with the restrictions on transfer as set forth in the Internal Reorg Merger Agreement dated as of [           ], as amended from time to time, by and among [New Uniti] and the subscribers party thereto.
In connection with any transfer of any Warrant, the undersigned confirms that such Warrants are being transferred:
□
To [New Uniti] or a subsidiary thereof; or

□
Pursuant to a registration statement that has become or been declared effective under the Securities Act of 1933, as amended; or

□
Pursuant to and in compliance with Rule 144 under the Securities Act of 1933, as amended, or any other available exemption from the registration requirements of the Securities Act of 1933, as amended.

Signature

Date

Social Security or Other Taxpayer Identification Number of Assignee
SIGNATURE GUARANTEED BY:

Signatures must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Warrant Agent, unless such requirement is otherwise waived by the Warrant Agent.

Annex I
CERTIFICATE OF INCORPORATION
OF
[NEW UNITI]
ARTICLE 1
Name
The name of the corporation is [New Uniti] (the “Corporation”).
ARTICLE 2
Registered Office and Agent
The address of its registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE 3
Purpose and Powers
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).
ARTICLE 4
Capital Stock
(A)   Authorized Shares
1.   Classes of Stock.   The total number of shares of stock that the Corporation shall have authority to issue is [•]1, consisting of [•] shares of Common Stock, par value $[•] per share (the “Common Stock”), and [•] shares of Preferred Stock, par value $[0.001] per share (the “Preferred Stock”).
2.   Preferred Stock.   The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.
(B)   Voting Rights
Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series of Preferred Stock are entitled, either separately or together with the holders of one or more other such affected classes or series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.

1
To be greater than the aggregate Share Cap in the Certificate of Designations.

(C)   Foreign Ownership Restrictions.
1.   Subject to Section (C)(4) of this Article 4, if, at any time, a holder of shares of Common Stock or Preferred Stock acquires additional shares of Common Stock or Preferred Stock, or is otherwise attributed with ownership of such shares, that would cause the Corporation to violate (in each case, an “FCC Violation”) (A) any requirement of the Federal Communications Commission (“FCC”) regarding foreign ownership (collectively, “Foreign Ownership Requirements”) or (B) any other rule or regulation of the FCC applicable to the Corporation, then the Corporation may, at the option of the Board of Directors, (i) redeem from the holder or holders causing such FCC Violation a sufficient number of shares of Common Stock or, at the option of the Board of Directors, Preferred Stock to eliminate the FCC Violation by paying in cash therefor a sum equal to the Redemption Price, (ii) suspend those rights of stock ownership the exercise of which causes or could cause such FCC Violation and/or (iii) require the sale of as many shares of Common Stock or Preferred Stock held by such stockholder as is necessary to eliminate such FCC Violation, and if the Board of Directors so requires, such stockholder shall promptly sell, and take all actions to sell, such shares such that, following such sale, there is no FCC Violation as a result of such stockholder. The “Redemption Price” (herein so called) shall equal such price as is mutually determined by such stockholders and the Corporation, or, if no mutually acceptable agreement can be reached, shall equal either (i) 75% of the fair market value of the Common Stock (the “Common Stock Fair Market Value”) or 75% of the Fair Market Value of the Preferred Stock, as applicable, where such holder caused the FCC Violation, or (ii) the Common Stock Fair Market Value or the Fair Market Value of the Preferred Stock, as applicable, where the FCC Violation was caused by no fault of the holder; provided, however, that the determination of whether such party caused the FCC Violation shall be made, in good faith, by the disinterested members of the Board of Directors. As used in this Section 4(C)(1), the Common Stock Fair Market Value shall be determined as follows:
(a)   if the Common Stock is listed on a U.S. national or regional securities exchange (an “Exchange”) on such date, (x) in the case of Common Stock listed on The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors) (each, a “Principal Exchange”) on such day, the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such day as reported in composite transactions for the Principal Exchange and (y) in the case of Common Stock listed on an Exchange other than a Principal Exchange on such day, the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such day as reported in composite transactions for the primary Exchange on which such shares are traded for such date (the “Last Reported Sale Price”) (or, if such date is not a Trading Day, the Trading Day immediately preceding such date); and
(b)   if the Common Stock is not publicly traded at the time of determination then, the fair value of the Common Stock as determined in good faith by the disinterested members of the Board of Directors.
As used in this Section 4(C), (i) the “Preferred Stock Fair Market Value” shall mean the value determined by multiplying the Common Stock Fair Market Value by the number of shares of Common Stock into which the share of Preferred Stock is then convertible and (ii) “Trading Day” shall mean a day on which (A) trading in the Common Stock generally occurs on the Principal Exchange or, if the Common Stock is not then listed on a Principal Exchange, on the principal other Exchange on which the Common Stock is then listed, and (B) a Last Reported Sale Price for the Common Stock is available on such securities exchange.
2.   At least 15 but no more than 30 days prior to any date on which Common Stock or Preferred Stock is to be redeemed or such shorter period as determined by the Board to avoid an FCC Violation (a “Redemption Date”), written notice shall be sent by mail, first class postage prepaid, overnight mail, facsimile, or electronic mail to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the shares of Common Stock or Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in Section 4(C)(3), on or after the Redemption Date, each holder of shares of Common Stock or Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.
3.   From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Common Stock or Preferred Stock designated for redemption in the Redemption Notice as holders of such shares of Common Stock or Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.
4.   The provisions of Sections (C)(1) through (C)(3) of this Article 4 shall not apply to (a) Elliott or the Investors (as each is defined in that certain Stockholder Agreement, to be entered into on the date this Certificate of Incorporation becomes effective, by and among the Corporation, Elliott Investment Management L.P., Elliott Associates, L.P., Elliott International, L.P. and certain investment vehicles affiliated with Elliott, as it may be amended or restated from time to time) (each, an “Elliott Stockholder”), (b) the Investors (as defined in that certain Stockholder Agreement, to be entered into on the date this Certificate of Incorporation becomes effective, by and among the Corporation and certain [New Uniti] stockholders that are managed, advised or sub-advised by a certain institutional investment adviser, as it may be amended or restated from time to time) (each, a “Minority Investor Stockholder”), (c) any acquisition of shares of Common Stock or Preferred Stock by an Elliott Stockholder or any of its subsidiaries or a Minority Investor Stockholder or any of its subsidiaries, or (d) any ownership of such shares otherwise attributed to an Elliott Stockholder or any of its subsidiaries or a Minority Investor Stockholder or any of its subsidiaries, and the Corporation shall not have the authority under Sections (C)(1) through (C)(3) of this Article 4 to redeem any shares of Common Stock or Preferred Stock beneficially owned, directly or indirectly, by an Elliott Stockholder or any of its subsidiaries or by a Minority Investor Stockholder or any of its subsidiaries, in each case notwithstanding anything to the contrary therein. In the event that any acquisition or ownership of shares of Common Stock or Preferred Stock by an Elliott Stockholder or by a Minority Investor Stockholder would cause an FCC Violation, such Elliott Stockholder or Minority Investor Stockholder, as applicable, shall not acquire or hold such shares until any waivers, rulings or approvals that may be required from the FCC are obtained. Such Elliott Stockholder and its subsidiaries and such Minority Investor Stockholder and its subsidiaries, as applicable, shall cooperate to secure such waivers, rulings or approvals and shall abide by any conditions related to such waivers, rulings or approvals.
(D)   FCC Compliance Restrictions.   The Corporation shall at all times be in compliance with, and shall not take any action, nor shall it cause any act to be done, that would cause it to be in violation of the limitations on ownership of mass media, cable television and newspaper (or such other interests as the legislation or the FCC shall require in the future) interests, as set forth in the Communications Act of 1934 or the rules of the FCC.
ARTICLE 5
Bylaws
The Board of Directors shall have the power to adopt, amend or repeal, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with Delaware Law or this Certificate of Incorporation.

The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 66 2∕3% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
ARTICLE 6
Board of Directors
(A)   Power of the Board of Directors.   The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.
(B)   Number of Directors.   The number of directors which shall constitute the Board of Directors shall, as of the date this Certificate of Incorporation becomes effective, be nine and, thereafter shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors.
(C)   Quorum.   A majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the board of directors and, except as otherwise expressly required by law or by this Certificate of Incorporation, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.
(D)   Election of Directors.   Except as expressly provided herein, the manner of election and removal of such directors and the term such directors shall hold office shall be designated in the Bylaws. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws shall so provide.
(E)   Vacancies.   Vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal.
(F)   Removal.   Any director may be removed, with or without cause, by the holders of a majority of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE 7
Meetings of Stockholders
(A)   Annual Meetings.   An annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.
(B)   Special Meetings.   Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Article 4(A) hereto, special meetings of holders of such Preferred Stock.
(C)   No Action by Written Consent.   Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, as may be set forth in the resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto for such class or series of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting.

ARTICLE 8
Indemnification
(A)   Limited Liability.   To the fullest extent permitted by Delaware Law, no present or former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Neither the amendment, repeal or elimination of this Article 8, nor the adoption or amendment of any provision of this Certificate of Incorporation or the Bylaws inconsistent with this Article 8, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or omission by a director or officer occurring before such amendment, adoption, repeal or elimination. Solely for purposes of this paragraph, “officer” shall have the meaning provided in Section 102(b)(7) of Delaware Law as amended from time to time.
(B)   Right to Indemnification.
1.   Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this Article 8 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this Article 8 shall be a contract right.
2.   The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.
(C)   Insurance.   The Corporation shall have power to purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under Delaware Law.
(D)   Nonexclusivity of Rights.   The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.
(E)   Preservation of Rights.   Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
ARTICLE 9
Business Opportunities
To the fullest extent permitted from time to time under the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to its directors or stockholders other than those directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article 9 shall apply to or have any effect on the liability or alleged liability of any director or stockholder of the Corporation for or with respect to any acts or omissions of such director or stockholder occurring prior to such amendment or repeal.

ARTICLE 10
Amendments
The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Article 4(B), Articles 5, 6 and 7 and this Article 10 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of such provisions, unless, in addition to any vote required by Delaware Law, such action is approved by the affirmative vote of the holders of not less than 66 2∕3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.
ARTICLE 11
DGCL Section 203 and Business Combinations
(A)   The Corporation hereby expressly elects not to be governed by Section 203(a) of the Delaware General Corporation Law (the “DGCL”).
(B)   Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:
1.   prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or
2.   upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or
3.   at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2∕3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.
(C)   For purposes of this Article 11, references to:
1.   “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person
2.   “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.
3.   “Elliott Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Elliott entity or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.
4.   “Elliott Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Elliott Direct Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

5.   “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:
(a)   any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section (B) of this Article 11 is not applicable to the surviving entity;
(b)   any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;
(c)   any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c) through (e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);
(d)   any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
(e)   any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.
6.   “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing the restrictions on business combinations set forth in this Article 11, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

7.   “Elliott” means Elliott Investment Management L.P. and its Affiliates and its and their respective successors and assigns (other than the Corporation and its subsidiaries), collectively.
8.   “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the Affiliates and associates of such person; but “interested stockholder” shall not include (a) Elliott, any Elliott Direct Transferee, any Elliott Indirect Transferee or any of their respective Affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.
9.   “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:
(a)   beneficially owns such stock, directly or indirectly; or
(b)   has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or
(c)   has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.
10.   “person” means any individual, corporation, partnership, unincorporated association or other entity.
11.   “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.
12.   “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall refer to such percentages of the votes of such voting stock.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this [•] day of [•], 202[•].

[Name]
Incorporator

Annex J
BYLAWS
OF
[NEW UNITI]
* * * * *
ARTICLE 1
Offices
Section 1.01.   Registered Office.   The registered office of [New Uniti] (the “Corporation”) shall be at City of Wilmington, County of New Castle/City of Dover, County of Kent, State of Delaware.
Section 1.02.   Other Offices.   The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.
Section 1.03.   Books.   The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.
ARTICLE 2
Meetings of Stockholders
Section 2.01.   Time and Place of Meetings.   All meetings of stockholders shall be held at such place, if any, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the Chairperson of the Board of Directors in the absence of a designation by the Board of Directors). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized under Delaware Law. If no determination is made by the Board of Directors, the place of meeting shall be the principal office of the Corporation.
Section 2.02.   Annual Meetings.   An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.
Section 2.03.   Special Meetings.   Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors.
Section 2.04.   Notice of Meetings and Adjourned Meetings; Waivers of Notice.   (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”), the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”) or these Bylaws, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Board of Directors or the Chairperson of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made or provided in any other manner permitted by Delaware Law. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b)   A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
Section 2.05.   Quorum.   Unless otherwise provided under the Certificate of Incorporation or these Bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the Chairperson of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.
Section 2.06.   Voting.   (a) Unless otherwise provided in the Certificate of Incorporation and subject to Delaware Law, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Subject to the rights of the holders of any series of preferred stock to elect additional directors under specific circumstances, a nominee for director shall be elected to the Board of Directors if the nominee receives a majority of the votes cast with respect to that nominee’s election at any meeting for the election of directors at which a quorum is present; provided, however, that if as of the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation, the number of nominees for director exceeds the number of directors to be elected (a “contested election”), the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If an incumbent director nominee fails to receive a majority of the votes cast in an election that is not a contested election, the director shall immediately tender his or her resignation to the Board of Directors. The nominating and governance committee of the Board of Directors, or such other committee designated by the Board of Directors, shall make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors shall act on the resignation, taking into account the committee’s recommendation, and publicly disclose (by a press release and filing an appropriate disclosure with the Securities and Exchange Commission) its decision regarding the resignation within 90 days following certification of the election results. If the Board of Directors accepts a director’s resignation pursuant to this Section, or if a nominee for director is not elected and the nominee is not an incumbent director, the remaining members of the Board of Directors may fill the resulting vacancy pursuant to Section 3.12 of these Bylaws or may decrease the size of the Board of Directors pursuant to Section 3.02.
(b)   Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by their attorney thereunto authorized, or by proxy sent by any means of electronic communication permitted by law, which results in a writing from such stockholder or by their attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.
Section 2.07.   Action by Consent.   Subject to the rights of the holders of any class or series of preferred stock then outstanding, as may be set forth in the certificate of designations for such class or series of preferred stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law.

Section 2.08.   Organization.   At each meeting of stockholders, the Chairperson of the Board of Directors, if one shall have been elected, or in the Chairperson’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as Chairperson of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the Chairperson of the meeting shall appoint as secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.
Section 2.09.   Order of Business.   The order of business at all meetings of stockholders shall be as determined by the Chairperson of the meeting.
Section 2.10.   Nomination of Directors and Proposal of Other Business.
(a)   Annual Meetings of Stockholders.   (i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or any committee thereof, (C)as may be provided in the certificate of designations for any class or series of preferred stock, or (D) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.10(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal. For the avoidance of doubt, the foregoing clause (D) shall be the exclusive means for a stockholder to make nominations or propose other business at an annual meeting of stockholders (other than a proposal included in the Corporation’s proxy statement pursuant to and in compliance with Rule 14a-8 under the Exchange Act).
(ii)   For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of paragraph (i) of this Section 2.10(a), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be received by the Corporation no earlier than 120 days prior to the date of such annual meeting and no later than the later of 90 days prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of the meeting was first made by the Corporation. In no event shall the adjournment, postponement or rescheduling of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(iii)   A stockholder’s notice to the Secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended (together with the rules and regulations promulgated thereunder), the “Exchange Act”) including such person’s written consent to being named in the proxy statement and form of proxy as a nominee and to serving as a director if elected; and (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), if any, on whose behalf the proposal is made and (C) as to the stockholder giving the notice and any Stockholder Associated Person, if any, on whose behalf the proposal is made:
(1)   the name and address of such stockholder (as they appear on the Corporation’s books) and any Stockholder Associated Person;
(2)   for each class or series, the number of shares of capital stock of the Corporation that are held of record by the stockholder or Stockholder Associated Person or are beneficially owned by such stockholder or any Stockholder Associated Person;
(3)   a description of any agreement, arrangement, relationship or understanding (whether written or oral) between or among such stockholder and any Stockholder Associated Person, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;
(4)   a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any Stockholder Associated Person or any such nominee with respect to the Corporation’s securities;
(5)   a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;
(6)   a representation as to whether such stockholder or any Stockholder Associated Person intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee, (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination and/or (iii) solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees pursuant to Rule 14a-19 under the Exchange Act;
(7)   a representation as to whether such stockholder or any Stockholder Associated Person has complied with all applicable legal requirements in connection with its acquisition of shares or other securities of the Corporation, and any other information reasonably requested by the Corporation, including with respect to determining whether such person has complied with this Section 2.10(a);
(8)   any other information relating to such stockholder, Stockholder Associated Person, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and
(9)   such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.
If requested by the Corporation, the information required under clauses 2.10(a)(iii)(C)(2), (3) and (4) of the preceding sentence of this Section 2.10 shall be supplemented by such stockholder and any such beneficial owner not later than 10 days after the record date for the meeting to disclose such information as of the record date.

(b)   Stockholder Associated Person.   For purposes of this Article 2, “Stockholder Associated Person” of any stockholder shall mean (i) any person acting in concert with such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such stockholder or such Stockholder Associated Person.
(c)   Special Meetings of Stockholders.   If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Section 2.10(c) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(c). For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to this Section 2.10(c), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 150 days prior to the date of the special meeting nor (B) the later of 120 days prior to the date of the special meeting and the tenth day following the day on which public announcement of the date of the special meeting was first made. A stockholder’s notice to the Secretary shall comply with the notice requirements of Section 2.10(a)(iii).
(d)   General.
(i)   To be eligible to be a nominee for election as a director, the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under Section 2.10(a)(ii) or Section 2.10(c): (1) a completed D&O questionnaire (in the form provided by the Secretary of the Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with their fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.10(a)(iii)(A)(2), the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.
(ii)   No person shall be eligible to be nominated by a stockholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.10. No business proposed by a stockholder shall be conducted at a stockholder meeting except in accordance with this Section 2.10.
(iii)   The Chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by law, if any stockholder or stockholder associated person (i) provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act with respect to any proposed nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) promulgated under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder or stockholder associated person has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). Upon request by the Corporation, if any stockholder or stockholder associated person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such stockholder or stockholder associated person shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.
(iv)   Without limiting the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.10; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.10, and compliance with paragraphs (a)(i)(D) and (c) of this Section 2.10 shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.10(d)(v)).
(v)   Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.10 shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.
ARTICLE 3
Directors
Section 3.01.   General Powers.   Except as otherwise provided in Delaware Law or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
Section 3.02.   Number, Election and Term of Office.   The number of directors which shall constitute the Board of Directors shall, as of the date this Certificate of Incorporation becomes effective, be no less than two nor more than nine members, the exact number of which shall be fixed exclusively by one or more resolutions adopted from time to time solely by the affirmative vote of a majority of the Board of Directors. The directors shall be elected at the Corporation’s annual meeting of the stockholders, except as otherwise provided in these Bylaws, and each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal. Directors need not be stockholders.
Section 3.03.   Quorum and Manner of Acting.   Unless the Certificate of Incorporation or these Bylaws require a greater number, a majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by the Certificate of Incorporation, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.
Section 3.04.   Time and Place of Meetings.   The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the Chairperson of the Board of Directors in the absence of a determination by the Board of Directors).
Section 3.05.   Annual Meeting.   The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.
Section 3.06.   Regular Meetings.   After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.
Section 3.07.   Special Meetings.   Special meetings of the Board of Directors may be called by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or by a majority of the directors then in office. Notice of special meetings of the Board of Directors shall be given to each director at least 48 hours before the date of the meeting in such manner as is determined by the Board of Directors.
Section 3.08.   Committees.   The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and shall have the power at any time to change the membership of any committee, to fill all vacancies or to dissolve such committee. The act of a majority of the committee members present at a meeting shall be the act of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.
Section 3.09.   Action by Consent.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Delaware Law. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained.
Section 3.10.   Telephonic Meetings.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
Section 3.11.   Resignation.   Except as provided in Section 2.06(a), any director may resign from the Board of Directors at any time by giving notice to the Board of Directors or to the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors or to the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 3.12.   Vacancies.   Unless otherwise provided in the Certificate of Incorporation, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. If there are no directors in office, such event shall not terminate the Corporation or affect these Bylaws and an election of directors may be held in accordance with Delaware Law. Unless otherwise provided in the Certificate of Incorporation, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.
Section 3.13.   Removal.   Any director may be removed, with or without cause, by the holders of a majority of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.
Section 3.14.   Compensation.   Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.
Section 3.15.   FCC Eligibility — Directors.   The Corporation, to the extent necessary to comply with FCC reporting or disclosure requirements, shall obtain from each existing and proposed director information relating to the citizenship and foreign affiliations, if any, of the director and such other information regarding the director as is reasonably necessary to ensure the Corporation is in compliance with applicable law.
ARTICLE 4
Officers
Section 4.01.   Principal Officers.   The principal officers of the Corporation shall be appointed by the Board of Directors and may consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board of Directors may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices, except that no one person shall hold the offices and perform the duties of President and Secretary.
Section 4.02.   Appointment, Term of Office and Remuneration.   The principal officers of the Corporation shall be appointed by the Board of Directors in the manner determined by the Board of Directors. Each such officer shall hold office for such period as the Board of Directors may from time to time determine and until their successor is appointed, or until their earlier death, resignation, retirement, disqualification or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03.   Subordinate Officers.   In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees.
Section 4.04.   Removal.   Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.
Section 4.05.   Resignations.   Any officer may resign at any time by giving notice to the Board of Directors (or to a principal officer if the Board of Directors has delegated to such principal officer the power to appoint and to remove such officer). Any such notice must be in writing. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 4.06.   Powers and Duties.   The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.
ARTICLE 5
Capital Stock
Section 5.01.   Certificates For Stock; Uncertificated Shares.   The Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be certificated shares or a combination of certificated and uncertificated shares. Except as otherwise required by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of shares represented by certificates of the same class and series shall be identical. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairperson or Vice Chairperson of the Board of Directors, or the Chief Executive Officer, President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.
Section 5.02.   Lost Certificates.   The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it that is alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it and / or transfer the agents and / or the registrars of its stock against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
Section 5.03.   Shares Without Certificates.   The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with Delaware Law.
Section 5.04.   Transfer Of Shares.
(a)   Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.
Section 5.05.   Authority for Additional Rules Regarding Transfer.   The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.
Section 5.06.   FCC Eligibility — Stockholders.   In order to enable the Corporation to establish that existing and proposed stockholders are eligible to be stockholders of the Corporation under applicable law, the officers of the Corporation, to the extent necessary, may request from each existing and proposed stockholder information relating to the citizenship and the extent, if any, of the foreign ownership of the stockholder, and such other information regarding the stockholder as is reasonable to ensure the Corporation is in compliance with applicable law.
ARTICLE 6
Indemnification
Section 6.01.   Limited Liability.   To the fullest extent permitted by Delaware Law, no present or former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.
Section 6.02.   Right to Indemnification.
(a)   Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or while an officer or director of the Corporation is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law. The right to indemnification conferred in this Article 6 shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by applicable law. The right to indemnification conferred in this Article 6 shall be a contract right, provided, however, that, except with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.
(b)   The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by applicable law.
Section 6.03.   Procedure for Indemnification.   A person seeking indemnification or advancement of expenses may seek to enforce such person’s rights to indemnification or advancement of expenses (as the case may be) in the Delaware Court of Chancery to the extent all or any portion of a requested indemnification has not been granted within 90 days of, or to the extent all or any portion of a requested advancement of expenses has not been granted within 20 days of, the submission of such request. All expenses (including reasonable attorneys’ fees) incurred by such person in connection with successfully establishing such person’s right to indemnification or advancement of expenses under this Article, in whole or in part, shall also be indemnified by the Corporation.
Section 6.04.   Burden of Proof
(a)   In any proceeding brought to enforce the right of a person to receive indemnification to which such person is entitled under Section 6.02 of these bylaws, the Corporation has the burden of demonstrating that the standard of conduct applicable under Delaware Law or other applicable law was not met. A prior determination by the Corporation (including the Board of Directors or any committee thereof, its independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct does not itself constitute evidence that the claimant has not met the applicable standard of conduct.
(b)   In any proceeding brought to enforce a claim for advancements to which a person is entitled under Section 6.02 of these bylaws, the person seeking an advancement need only show that he or she has satisfied the requirements expressly set forth in Section 6.02 of these bylaws.
Section 6.05.   Insurance.   The Corporation shall have power to purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any expense, liability or loss asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under Delaware Law.
Section 6.06.   Nonexclusivity of Rights.   The rights and authority conferred in this Article 6 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.
Section 6.07.   Preservation of Rights.   Neither the amendment nor repeal of this Article 6, nor the adoption of any provision of the Certificate of Incorporation or these Bylaws, nor, to the fullest extent permitted by applicable law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).
ARTICLE 7
General Provisions
Section 7.01.   Fixing the Record Date.   (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.
(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 7.02.   Dividends.   Subject to limitations contained in Delaware Law and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.
Section 7.03.   Accounting Year.   The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.
Section 7.04.   Corporate Seal.   The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.
Section 7.05.   Voting of Stock Owned by the Corporation.   The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.
Section 7.06.   Amendments.   These Bylaws or any of them, may be altered, amended or repealed, or new Bylaws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the Board of Directors as provided in the Certificate of Incorporation. Unless a higher percentage is required by the Certificate of Incorporation as to any matter that is the subject of these Bylaws, all such amendments must be approved by the affirmative vote of the holders of not less than 66 2∕3% of the total voting power of all outstanding securities of the Corporation, generally entitled to vote in the election of directors, voting together as a single class, or by a majority of the Board of Directors.
Section 7.07.   Forum Selection.   Unless the Corporation consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation or these Bylaws (as either may be amended or restated) or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America, including the applicable rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.07.

Annex K
Certificate of Designations
SERIES A PREFERRED STOCK
On [ ], 202[ ], the Board of Directors of [New Uniti], a Delaware corporation (the “Corporation”), adopted the following resolutions designating and creating, out of the authorized and unissued shares of Preferred Stock of the Corporation, [   ] authorized shares of a series of Preferred Stock of the Corporation titled the “Series A Preferred Stock”:
RESOLVED that, pursuant to the Certificate of Incorporation of the Corporation, dated as of [    ], as amended by this Certificate of Designation and as may be amended from time to time (the “Charter”), a series of Preferred Stock, designated as the “Series A Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The Series A Preferred Stock shall have the rights, designations, preferences, voting powers and other provisions set forth below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Charter.
SECTION 1.   Designation and Number of Shares.   The par value of the Series A Preferred Stock is $[     ] per share. The number of shares of Series A Preferred Stock initially constituting such series shall be [     ]. Such number of shares may be decreased by resolution of the Board of Directors, subject to the terms and conditions hereof; provided that no decrease shall reduce the number of shares of the Series A Preferred Stock to a number less than the number of shares then outstanding.
SECTION 2.   General Matters; Ranking.   Each share of the Series A Preferred Stock shall be identical in all respects to every other share of the Series A Preferred Stock. The Series A Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Corporation, shall rank (i) senior to all Junior Stock, (ii) on a parity with all Parity Preferred Stock and (iii) junior to all Senior Stock and the Corporation’s existing and future indebtedness.
SECTION 3.   Standard Definitions.   As used herein with respect to the Series A Preferred Stock:
“Agent Members” shall have the meaning set forth in Section 20(b)(ii).
“Anchor Holder” means the following entities: [Elliott Associates, L.P., a Delaware limited partnership, Nexus Aggregator L.P. and DEVONIAN II ICAV, an Irish collective asset- management vehicle constituted as an umbrella fund with variable capital and segregated liability between sub-funds, authorized by the Central Bank of Ireland pursuant to the Irish Collective Asset-management Vehicles Act 2015 (as amended), acting solely for and on behalf of its sub-fund Devonian II-Sub-Fund I, and any Affiliate of any of the foregoing]1; provided that for purposes of this Charter, references to the “Anchor Holder” may refer to any one or more of the foregoing entities.
“Anchor Holder Put Notice” shall have the meaning set forth in Section 12(a)(i).
“Average VWAP” per share of the Common Stock over a specified period means the arithmetic average of the VWAPs per share of the Common Stock for each Trading Day in such period. Whenever any provision of this Certificate of Designations requires the Corporation or the Board of Directors to calculate the VWAP per share of Common Stock over a span of multiple days, the Board of Directors shall in good faith, after consultation with an Independent Financial Advisor make appropriate adjustments to account for any (i) dividend or distribution of shares of Common Stock on shares of the Common Stock, (ii) subdivision or reclassification of outstanding shares of Common Stock into a greater number of shares or (iii) combination or reclassification of outstanding shares of the Common Stock into a smaller number of shares, in each case where the Ex-Dividend Date or Effective Date, as the case may be, of the event occurs at any time during the period when the VWAPs are to be calculated.
“Board of Directors” means the board of directors of the Corporation or a committee of such board duly authorized to act for it hereunder.

1
NTD: Parties to include any Elliott entity that holds Series A Preferred Stock at closing.

“Business Day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close.
“Capital Stock” means, for any entity, any and all shares, interests or other equivalents of or interests in (however designated) stock issued by that entity and does not include convertible or exchangeable debt securities.
“Cash Dividends” shall have the meaning set forth in Section 4(b)(i).
“Certificate of Designations” means this Certificate of Designations, as amended or supplemented from time to time.
“Change of Control” means the occurrence of any of the following:
(1)   the Corporation consolidates with, or merges with or into, another Person, or the Corporation, directly or indirectly, sells, leases or transfers all or substantially all of the properties or assets of the Corporation and its Subsidiaries, taken as a whole (other than by way of merger or consolidation), in one or a series of related transactions, or any Person consolidates with, or merges with or into, the Corporation, in any such event other than pursuant to a transaction (a “Permitted Holdco Transaction”) in which the Persons that beneficially owned the shares of the Voting Stock of the Corporation or any direct or indirect parent of the Corporation immediately prior to such transaction beneficially own at least a majority of the total voting power of all outstanding Voting Stock of the surviving or transferee Person;
(2)   the Corporation becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Corporation (directly or through the acquisition of voting power of Voting Stock of any direct or indirect parent company of the Corporation);
(3)   shares of Common Stock of the Corporation are not listed for trading on any United States national securities exchange or cease to be traded in contemplation of a de-listing for which there is no ability to appeal or rectify such contemplated de-listing;
(4)   the approval of any plan or proposal for the winding up, liquidation or dissolution of the Corporation); or
(5)   a “change of control” (or similar event) in respect of the Corporation or any of its Subsidiaries has occurred under any mortgage, agreement or other instrument governing any capital markets debt securities having an outstanding principal amount in excess of $75,000,000 (or its foreign currency equivalent) in the aggregate of the Corporation and/or any such Subsidiary, in each case, resulting in (x) the issuer of such capital markets debt securities being required to make an offer to purchase such capital markets debt securities or (y) such capital markets debt securities becoming or being declared due and payable prior to their stated maturity.
For purposes of this definition, (x) any direct or indirect holding company of the Corporation shall not itself be considered a “Person” or “group” for purposes of clause (2) above; provided that no “Person” or “group” beneficially owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of such holding company, and (y) for the avoidance of doubt, any Permitted Holdco Transaction shall not constitute a “Change of Control” pursuant to any clause of this definition.
Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iii) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.
“Change of Control Cash Settlement” shall have the meaning set forth in Section 11(c)(i).
“Change of Control Combination Settlement” shall have the meaning set forth in Section 11(c)(i).
“Change of Control Corporation Notice” shall have the meaning set forth in Section 11(a)(iii).
“Change of Control Corporation Notice Date” shall have the meaning set forth in Section 11(a)(iii).
“Change of Control Physical Settlement” shall have the meaning set forth in Section 11(c)(i).
“Change of Control Repurchase” shall have the meaning set forth in Section 11(a)(i).
“Change of Control Repurchase Date” shall have the meaning set forth in Section 11(a)(i).
“Change of Control Repurchase Notice” shall have the meaning set forth in Section 11(a)(ii)(A).
“Change of Control Repurchase Price” means, for each share of Series A Preferred Stock to be repurchased pursuant to Section 11, 100% of the Liquidation Preference of such share, plus all accumulated and unpaid dividends thereon (irrespective of whether such dividends have been declared), if any, to, but excluding, the Change of Control Repurchase Date (unless the Change of Control Repurchase Date falls after a Regular Record Date for a declared dividend for which the Corporation has elected to pay all or a portion of such dividend in cash but on or prior to the Dividend Payment Date to which such Regular Record Date relates, in which case the Corporation shall instead pay the full amount of such declared dividend that was elected to be paid in cash to Holders of record as of such Regular Record Date, and the Change of Control Repurchase Price shall not include such amount in respect of such declared dividend).
“Charter” shall have the meaning specified in the recitals hereof.
“close of business” means 5:00 p.m., New York City time.
“Common Stock” means the common stock, par value $[      ] per share, of the Corporation, subject to Section 10.
“Compounded Dividends” shall have the meaning set forth in Section 4(b)(i).
“Corporation” shall have the meaning specified in the recitals hereof.
“Corresponding Warrants” means, with respect to each share of Series A Preferred Stock, [  ] Warrants held by the Holder of that share of Series A Preferred Stock, subject to adjustments to account for any share subdivision, combination, reclassification or any other similar event relating to the Series A Preferred Stock.
“Depositary” means DTC or its nominee or any successor appointed by the Corporation.
“Direct Registration Preferred Shares” shall have the meaning specified in Section 20(a) hereof.
“Dividend Disbursing Agent” means [   ], the Corporation’s duly appointed dividend disbursing agent for the Series A Preferred Stock, and any successor appointed under Section 13.
“Dividend Payment Date” means [   ], [   ], [   ] and [   ] of each year commencing on [    ], 202[   ].

“Dividend Period” means the period from, and including, a Dividend Payment Date to, but excluding, the next Dividend Payment Date, except that the initial Dividend Period shall commence on, and include, the Initial Issue Date and shall end on, but exclude, [    ]2.
“Dividend Rate” means, (i) for the period from, and including, the Initial Issue Date to, but excluding, the first Dividend Payment Date immediately following the sixth (6th) anniversary of the Initial Issue Date, 11.0% per annum, (ii) for the period from, and including, the first Dividend Payment Date immediately following the sixth (6th) anniversary of the Initial Issue Date to, but excluding, the first Dividend Payment Date immediately following the seventh (7th) anniversary of the Initial Issue Date, 11.5% per annum, (iii) for the period from, and including, the first Dividend Payment Date immediately following the seventh (7th) anniversary of the Initial Issue Date to, but excluding, the first Dividend Payment Date immediately following the eighth (8th) anniversary of the Initial Issue Date, 12.0% per annum, (iv) for the period from, and including, the first Dividend Payment Date immediately following the eighth (8th) anniversary of the Initial Issue Date to, but excluding, the first Dividend Payment Date immediately following the ninth (9th) anniversary of the Initial Issue Date, 13.0% per annum, (v) for the period from, and including, the first Dividend Payment Date immediately following the ninth (9th) anniversary of the Initial Issue Date to, but excluding, the first Dividend Payment Date immediately following the tenth (10th) anniversary of the Initial Issue Date, 14.0% per annum, (vi) for the period from, and including, the first Dividend Payment Date immediately following the tenth (10th) anniversary of the Initial Issue Date to, but excluding, the first Dividend Payment Date immediately following the eleventh (11th) anniversary of the Initial Issue Date, 15.0% per annum and (vii) for the period on and after the first Dividend Payment Date immediately following the eleventh (11th) anniversary of the Initial Issue Date, 16.0% per annum; provided that the applicable Dividend Rate shall be increased by 1.0% per annum for each day during the period commencing upon the occurrence of any event of default (after giving effect to all applicable cure periods) by the Corporation or any of its Subsidiaries of any mortgage, agreement or other instrument governing Material Indebtedness of the Corporation and/or any Subsidiary and, in each case, ending on the date on such event of default is no longer continuing. For purposes hereof, “Material Indebtedness” shall mean indebtedness having an outstanding principal amount in excess of $75,000,000 (or its foreign currency equivalent).
“DTC” means The Depository Trust Corporation.
“Elected Shares” shall have the meaning set forth in Section 23(a).
“Effective Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share subdivision, combination or reclassification, as applicable.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Ex-Dividend Date” means, with respect to any issuance, dividend or distribution, the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Corporation or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.
“First Observation Period” means (x) with respect to the redemption of any share of Series A Preferred Stock subject to Optional Redemption, the 20 consecutive Trading Days ending on, and including, the fifth (5th) Trading Day immediately preceding the relevant Redemption Date, (y) with respect to the repurchase of any share of Series A Preferred Stock subject to Change of Control Repurchase, the 20 consecutive Trading Days ending on, and including, the fifth (5th) Trading Day immediately preceding the relevant Change of Control Repurchase Date and (z) with respect to any Put Amount or any repurchase of any shares of Series A Preferred Stock subject to a Holder Put, the 20 consecutive Trading Days ending on, and including, the fifth (5th) Trading Day immediately preceding the relevant Put Date.
“Global Preferred Shares” shall have the meaning set forth in Section 20(b)(i).

2
NTD: To be the first Dividend Payment Date.

“Holder” means each person in whose name shares of the Series A Preferred Stock are registered, who shall be treated by the Corporation and the Registrar as the absolute owner of those shares of Series A Preferred Stock for the purpose of making payment and for all other purposes.
“Holder Put” shall have the meaning set forth in Section 12(a)(i).
“Holder Put Cash Settlement” shall have the meaning set forth in Section 12(c)(i).
“Holder Put Combination Settlement” shall have the meaning set forth in Section 12(c)(i).
“Holder Put Corporation First Notice” shall have the meaning set forth in Section 12(a)(ii).
“Holder Put Corporation First Notice Date” shall have the meaning set forth in Section 12(a)(ii).
“Holder Put Corporation Second Notice” shall have the meaning set forth in Section 12(a)(iv).
“Holder Put Physical Settlement” shall have the meaning set forth in Section 12(c)(i).
“Holder Settlement Election Notice” shall have the meaning set forth in Section 23(a).
“Holder Share Election Cap” means, with respect to each share of Series A Preferred Stock, initially [    ]3 shares of Common Stock, subject to adjustments made pursuant to Section 22(b).
“Independent Financial Advisor” means an investment banking firm of nationally recognized standing; provided that such firm is not an Affiliate of the Company.
“Initial Issue Date” shall mean [     ].
“Initial Put Amount” shall mean an amount equal to one-third (1/3) of the aggregate Liquidation Preference of all shares of Series A Preferred Stock outstanding as of the date of the first Anchor Holder Put Notice delivered in accordance with Section 12(a); provided that for this purpose the Liquidation Preference of such shares shall be calculated as of the applicable Put Date in respect of the first Anchor Holder Put Notice.
“Junior Stock” means (i) the Common Stock and (ii) each other class or series of capital stock of the Corporation, the terms of which do not expressly provide that such class or series ranks either (x) senior to the Series A Preferred Stock as to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, winding-up or dissolution or (y) on a parity with the Series A Preferred Stock as to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution.
“Liquidation Amount” shall have the meaning set forth in Section 5(a).
“Liquidation Dividend Amount” shall have the meaning set forth in Section 5(a).
“Liquidation Preference” means, as to the Series A Preferred Stock, initially $1,000 per share, as increased from time to time pursuant to Section 4(b)(ii).
“Market Disruption Event” means (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m. New York City time, on any Scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.
“Nasdaq” means the Nasdaq Global Select Market, or any other national securities exchange on which the shares of Common Stock are then-listed.

3
To be 20% of the total number of shares of Common Stock outstanding immediately following the Initial Issue Date on a fully diluted basis (which, for the avoidance of doubt, shall not include Common Stock issuable upon redemption or repurchase of the Series A Preferred Stock) divided by the number of shares of Series A Preferred Stock to be issued on the Initial Issue Date.

“Merger Agreement” means that internal reorg merger agreement, dated as of [ ], by the between the Corporation and [New Windstream,] LLC.
“Officer” means the Chief Executive Officer, the Chief Financial Officer, any Executive Vice President or any Senior Vice President of the Corporation.
“Officer’s Certificate” means a certificate of the Corporation, signed by any duly authorized Officer of the Corporation.
“open of business” means 9:00 a.m., New York City time.
“Optional Redemption” shall have the meaning set forth in Section 6(a).
“Parity Preferred Stock” means any class or series of capital stock of the Corporation, the terms of which expressly provide that such class or series shall rank on a parity with the Series A Preferred Stock as to the priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, winding-up or dissolution.
“Participating Holder” means a Holder (other than the Anchor Holder) that has delivered a Put Participation Notice in accordance with Section 12(a)(iii).
“Permitted Holdco Transaction” shall have the meaning set forth in the definition of “Change of Control”.
“Person” means any individual, partnership, firm, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.
“Put Amount” means, with respect to any Holder Put, the least of (i) the Initial Put Amount plus, in the case of a Holder Put other than the first Holder Put, all the Compounded Dividends added to the Liquidation Preference of the Series A Preferred Stock with a Liquidation Preference as of the date of the first Anchor Holder Put Notice equal to the Initial Put Amount during the period beginning on, and including, the date of the first Anchor Holder Put Notice and ending on, but excluding, the date of the Anchor Holder Put Notice relating to such Holder Put, (ii) 19.9% of the aggregate market value of all the Common Stock outstanding as of the fifth (5th) Trading Day immediately preceding the relevant Put Date (with such Common Stock being valued at the lesser of (a) the Average VWAP per share of the Common Stock over the related First Observation Period and (b) the Average VWAP per share of the Common Stock over the related Second Observation Period) and (iii) the aggregate Liquidation Preference of all shares of Series A Preferred Stock outstanding as of the fifth (5th) Trading Day immediately preceding the relevant Put Date.
“Put Date” shall have the meaning set forth in Section 12(a)(i).
“Put Participation Notice” shall have the meaning set forth in Section 12(a)(iii).
“Put Price” means, for each share of Series A Preferred Stock to be repurchased pursuant to Section 12, 100% of the Liquidation Preference of such share, plus accumulated and unpaid dividends thereon (irrespective of whether such dividends have been declared), if any, to, but excluding, the Put Date (unless the Put Date falls after a Regular Record Date for a declared dividend for which the Corporation has elected to pay all or a portion of such dividend in cash but on or prior to the Dividend Payment Date to which such Regular Record Date relates, in which case the Corporation shall instead pay the full amount of such declared dividend that was elected to be paid in cash to Holders of record as of such Regular Record Date, and the Put Price shall not include such amount in respect of such declared dividend).
“Record Holder” means, with respect to any Dividend Payment Date, a Holder of record of the Series A Preferred Stock as such Holder appears on the stock register of the Corporation at the close of business on the related Regular Record Date.
“Redemption Cash Settlement” shall have the meaning set forth in Section 6(d).
“Redemption Combination Settlement” shall have the meaning set forth in Section 6(d).

“Redemption Date” shall have the meaning set forth in Section 6(b)(i).
“Redemption Notice” shall have the meaning set forth in Section 6(b)(i).
“Redemption Notice Date” shall have the meaning set forth in Section 6(b)(i).
“Redemption Physical Settlement” shall have the meaning set forth in Section 6(d).
“Redemption Price” means, for each share of Series A Preferred Stock to be redeemed pursuant to Section 6(a) in respect of any Optional Redemption, (i) if the Redemption Date for such Optional Redemption is prior to [   ]4, $1,400 per share (regardless of the Liquidation Preference of such share) minus the amount of all dividends paid in cash prior to such date (or, if the Redemption Date falls after a Regular Record Date for a declared dividend for which the Corporation has elected to pay all or a portion of such dividend in cash but on or prior to the immediately succeeding Dividend Payment Date, that will be paid in cash on such Dividend Payment Date) in respect of such share of Series A Preferred Stock and (ii) if the Redemption Date for such Optional Redemption is on or after [    ]5, 100% of the Liquidation Preference of such share plus accumulated and unpaid dividends on such share (irrespective of whether such dividends have been declared), if any, to, but excluding, the Redemption Date (unless the Redemption Date falls after a Regular Record Date for a declared dividend for which the Corporation has elected to pay all or a portion of such dividend in cash but on or prior to the immediately succeeding Dividend Payment Date, in which case the Corporation shall instead pay the full amount of such declared dividend that was elected to be paid in cash to Holders of record as of such Regular Record Date, and the Redemption Price pursuant to this clause (ii) will not include such amount in respect of such declared dividend).
“Reference Property” means, in respect of any Reorganization Event, the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of Common Stock immediately prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event.
“Registrar” shall initially mean [    ], the Corporation’s duly appointed registrar for the Series A Preferred Stock and any successor appointed under Section 13.
“Regular Record Date” means, with respect to any Dividend Payment Date, the [    ], [    ], [    ] or [    ]6, as the case may be, immediately preceding the applicable [    ], [    ], [    ] or [    ] Dividend Payment Date, respectively. These Regular Record Dates shall apply regardless of whether a particular Regular Record Date is a Business Day.
“Reorganization Event” shall have the meaning set forth in Section 10(a).
“Resale Restriction Termination Date” shall have the meaning set forth in Section 21(a).
“Restricted Common Stock Legend” shall have the meaning set forth in Section 21(b).
“Restricted Preferred Stock Legend” shall have the meaning set forth in Section 21(a).
“Rule 144” means Rule 144 as promulgated under the Securities Act.
“Scheduled Trading Day” means a day that is scheduled to be a Trading Day.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Observation Period” means (x) with respect to the redemption of any share of Series A Preferred Stock subject to Optional Redemption, the five (5) consecutive Trading Days ending on, and including, the fifth (5th) Trading Day immediately preceding the relevant Redemption Date, (y) with respect

4
NTD: To be the third year anniversary of the Initial Issue Date.

5
NTD: To be the third year anniversary of the Initial Issue Date.

6
NTD: To be the first day of the month of each Dividend Payment Date (or, if Dividend Payment Dates are on the first of the month, the fifteenth day of each month preceding the month of each Dividend Payment Date).

to the repurchase of any share of Series A Preferred Stock subject to Change of Control Repurchase, the five (5) consecutive Trading Days ending on, and including, the fifth (5th) Trading Day immediately preceding the relevant Change of Control Repurchase Date and (z) with respect to any Put Amount or any repurchase of any share of Series A Preferred Stock subject to a Holder Put, the five (5) consecutive Trading Days ending on, and including, the fifth (5th) Trading Day immediately preceding the relevant Put Date.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Senior Stock” means each class or series of capital stock of the Corporation, the terms of which expressly provide that such class or series shall rank senior to the Series A Preferred Stock as to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, winding-up or dissolution.
“Series A Preferred Stock” shall have the meaning set forth in the recitals hereof.
“Series A Preferred Stock Statements” shall have the meaning specified in Section 20(a).
“Settlement Amount” means the cash, shares of Common Stock or combination of cash and shares of Common Stock due in respect of the Redemption Price, the Change of Control Repurchase Price or any Put Price, as applicable, with respect to any redemption or repurchase, as the case may be, of Series A Preferred Stock.
“Settlement Method” means, with respect to (i) any redemption of Series A Preferred Stock, Redemption Physical Settlement, Redemption Cash Settlement or Redemption Combination Settlement, as elected (or deemed to have been elected) by the Corporation, (ii) any repurchase of Series A Preferred Stock pursuant to Section 11, Change of Control Physical Settlement, Change of Control Cash Settlement or Change of Control Combination Settlement, as elected (or deemed to have been elected) by the Corporation and (iii) any repurchase of Series A Preferred Stock pursuant to Section 12, Holder Put Physical Settlement, Holder Put Cash Settlement or Holder Put Combination Settlement, as elected (or deemed to have been elected) by the Corporation.
“Settlement Shares” means, with respect to each share of Series A Preferred Stock to be repurchased or redeemed that is held by a Holder that has timely delivered a Holder Settlement Election Notice pursuant to Section 23, a number of shares of Common Stock equal to the greater of (i) the number of the Elected Shares and (ii) the number of shares of Common Stock the Corporation would have been obligated to deliver pursuant to the Settlement Method it elected or was deemed to elect to satisfy the relevant Redemption Price, Change of Control Repurchase Price or Put Price, as applicable, if such Holder had not delivered such Holder Settlement Election Notice.
“Share Cap” means, with respect to each share of Series A Preferred Stock, initially [   ]7 shares of Common Stock, subject to adjustments pursuant to Section 22(b).
“Specified Dollar Amount” means (i) the cash amount per share of Series A Preferred Stock to be received in respect of the Redemption Price upon an Optional Redemption for which Redemption Combination Settlement applies as specified (or deemed to be specified) in the Redemption Notice for such Optional Redemption, (ii) the cash amount per share of Series A Preferred Stock to be received in respect of the Change of Control Repurchase Price with respect to a Change of Control Repurchase for which Change of Control Combination Settlement applies as specified (or deemed to be specified) in the Change of Control Corporation Notice for such Change of Control Repurchase or (iii) the cash amount per share of Series A Preferred Stock to be received in respect of any Put Price with respect to a Holder Put for which Holder Put Combination Settlement applies as specified (or deemed to be specified) in the Holder Put Corporation First Notice for such Holder Put, as the case may be.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other

7
To be 4,602,151,566 divided by the aggregate number of shares of Series A Preferred Stock to be issued on the Initial Issue Date.

interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.
“Trading Day” means a day on which (x) there is no Market Disruption Event and (y) trading in the Common Stock generally occurs (and at least one share of the Common Stock has traded) on Nasdaq or, if the Common Stock is not then listed on Nasdaq, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading, except that if the Common Stock is not so listed or admitted for trading, “Trading Day” means a Business Day.
“Transfer Agent” shall initially mean [ ], the Corporation’s duly appointed transfer agent for the Series A Preferred Stock and any successor appointed under Section 13.
“unit of Reference Property” means, in respect of any Reorganization Event, the kind and amount of Reference Property that a holder of one share of Common Stock (or the holder of one unit of Reference Property in respect of a prior Reorganization Event, as applicable) is entitled to receive upon the consummation of such Reorganization Event.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or other governing body of such Person, without regard to contingencies.
“VWAP” per share of Common Stock on any Trading Day means the per share volume- weighted average price as displayed on Bloomberg page “[    ]8 <Equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day; or, if such price is not available, “VWAP” means the market value per share of Common Stock on such Trading Day as determined, using a volume-weighted average method, by an Independent Financial Advisor retained by the Corporation for this purpose. The “VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
“Warrants” means the warrants issued by the Corporation pursuant to the warrant agreement, dated as of [   ], by and between the Corporation and [   ], as warrant agent, as amended or restated from time to time.
SECTION 4.   Dividends.   (a) Rate.   Holders shall be entitled to receive cumulative dividends, accruing on a daily basis (whether or not such dividends are declared and whether or not the Corporation has funds legally available therefor) from and including the Initial Issue Date, at the applicable Dividend Rate on the Liquidation Preference per share of Series A Preferred Stock. Such dividends will be payable in cash when, as and if declared by the Board of Directors (or an authorized committee thereof) out of funds of the Corporation legally available therefor; provided that to the extent any accumulated and unpaid dividends payable on any share of Series A Preferred Stock are not paid in cash for any reason, the accumulated and unpaid dividends will accumulate into the Liquidation Preference in the manner set forth in Section 4(b). No cash dividends upon shares of the Series A Preferred Stock shall be authorized by the Board of Directors or declared by the Corporation or paid or set apart by the Corporation to the extent that such authorization, declaration, payment or setting apart for payment in cash is at such time prohibited by law. Dividends on the Series A Preferred Stock shall be payable quarterly or compounded on each Dividend Payment Date at the Dividend Rate. Declared cash dividends shall be payable on the relevant Dividend Payment Date to Record Holders at the close of business on the immediately preceding Regular Record Date, whether or not the shares of Series A Preferred Stock held by such Record Holder on such Regular Record Date are redeemed or repurchased after such Regular Record Date. If a Dividend Payment Date is not a Business Day, payment in cash (if applicable) shall be made on the next succeeding Business Day, without any interest or other payment in lieu of interest accruing with respect to this delay. For the avoidance of doubt, if the Corporation does not declare full dividends in cash for any Dividend Period, the Corporation shall add to

8
NTD: Insert stock ticker.

the Liquidation Preference of the Series A Preferred Stock as set forth in Section 4(b)(ii) for any portion of such dividend not declared to be paid in cash.
The amount of dividends payable on each share of Series A Preferred Stock shall be computed on the basis of a 360-day year composed of twelve 30-day months and for partial months, on the basis of the number of days actually elapsed in a 30-day month.
Holders shall not be entitled to any dividends on the Series A Preferred Stock in excess of full cumulative dividends.
Dividends on any share of Series A Preferred Stock subject to an Optional Redemption, a Change of Control Repurchase or a Holder Put shall cease to accumulate on the relevant Redemption Date, the relevant Change of Control Repurchase Date or the relevant Put Date, as applicable, except in the event that the Corporation fails to consummate the settlement of such Optional Redemption, Change of Control Repurchase or Holder Put, as the case may be, in accordance with this Certificate of Designations as required on the applicable date.
(b)
Method of Payment of Dividends.

(i)   The Corporation shall notify the Holders and the Dividend Disbursing Agent on the first day of each Dividend Period whether it elects to pay dividends in cash (“Cash Dividends”) or, in lieu of paying dividends in cash, add to the Liquidation Preference of each share of Series A Preferred Stock in the manner set forth in Section 4(b)(ii) (“Compounded Dividends”) for such Dividend Period; provided that if the Corporation does not so timely make such election, then the Company shall be deemed to have elected Compounded Dividends (and, for the avoidance of doubt, the failure to timely make such election will not constitute a breach of the Charter).
(ii)   Any Compounded Dividends on the Series A Preferred Stock will be added to the Liquidation Preference of each share of Series A Preferred Stock in the manner provided in the next sentence. Effective immediately before the close of business on each Dividend Payment Date, the Liquidation Preference of each share of Series A Preferred Stock then outstanding will be deemed to be increased by the amount of accumulated and unpaid dividends on such share for the applicable Dividend Period, rounded up to the nearest $1.00, and the Dividend Disbursing Agent will record such increase in Liquidation Preference.
(iii)   Any Compounded Dividends the amount of which is added to the Liquidation Preference per share of Series A Preferred Stock pursuant to Section 4(b)(ii) shall not constitute “unpaid dividends” on the Series A Preferred Stock for all purposes of the Charter.
(iv)   Compounded Dividends on the Series A Preferred Stock shall be added to the Liquidation Preference of each share of Series A Preferred Stock in denominations of $1.00 and integral multiples of $1.00 in excess thereof.
SECTION 5.   Liquidation, Dissolution or Winding Up.   (a) In the event of any liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, each Holder shall be entitled to receive the Liquidation Preference per share of Series A Preferred Stock (such amount, the “Liquidation Amount”), plus an amount (the “Liquidation Dividend Amount”) equal to accumulated and unpaid dividends on such shares to, but excluding, the date of such liquidation, winding-up or dissolution to be paid out of the assets of the Corporation available for distribution to its stockholders, after satisfaction of liabilities owed to the Corporation’s creditors and holders of any Senior Stock and before any payment or distribution is made to holders of any Junior Stock, including, without limitation, Common Stock.
(b)   Neither the sale (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets or business of the Corporation (other than in connection with the liquidation, winding-up or dissolution of the Corporation), nor the merger or consolidation of the Corporation into or with any other Person, shall be deemed in and of itself to be a voluntary or involuntary liquidation, winding-up or dissolution of the Corporation for the purposes of this Section 5.
(c)   If, upon the voluntary or involuntary liquidation, winding-up or dissolution of the Corporation, the amounts payable with respect to (1) the Liquidation Amount plus the Liquidation Dividend Amount of the Series A Preferred Stock and (2) the liquidation preference of, and the amount of accumulated and unpaid dividends to, but excluding, the date fixed for liquidation, dissolution or winding up, on, all Parity Preferred Stock are not paid in full, the Holders and all holders of any Parity Preferred Stock shall share equally and ratably in any distribution of the Corporation’s assets in proportion to the respective liquidation preferences and amounts equal to the accumulated and unpaid dividends to which they are entitled.
(d)   After the payment to any Holder of the full amount of the Liquidation Amount and the Liquidation Dividend Amount for each of such Holder’s shares of Series A Preferred Stock, such Holder as such shall have no right or claim to any of the remaining assets of the Corporation in respect of such Holder’s shares of Series A Preferred Stock.
(e)   In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Delaware General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of Holders of the Series A Preferred Stock.
SECTION 6.   Optional Redemption.   (a) Notwithstanding anything herein to the contrary, the Corporation may redeem the Series A Preferred Stock (each, an “Optional Redemption”) at any time, in whole or in part, at the applicable Redemption Price, payable as described in Section 6(d). No distribution by redemption or other acquisition of shares of Series A Preferred Stock may be made unless permitted under the provisions of the Delaware General Corporation Law. Any such Optional Redemption in part shall be for an integral number of shares of Series A Preferred Stock.
(b)   (i) If the Corporation exercises its Optional Redemption right to redeem all or, as the case may be, any part of the Series A Preferred Stock pursuant to Section 6(a), it shall fix a date for redemption (each, a “Redemption Date”) and it shall deliver a notice of such Optional Redemption (a “Redemption Notice”, and the date of such notice, the “Redemption Notice Date”) not less than 45 nor more than 60 calendar days prior to the Redemption Date to each Holder. In the case of Direct Registration Preferred Shares or shares of Series A Preferred Stock in definitive, certificated form, such notice shall be by first class mail to each Holder or, in the case of Global Preferred Shares, such notice shall be delivered in accordance with the applicable procedures of the Depositary. The Redemption Date must be a Business Day.
(ii)   Each Redemption Notice shall specify:
(A)   the Redemption Date;
(B)   the Redemption Price and the Settlement Method therefor;
(C)   that on the Redemption Date, the Redemption Price will become due and payable upon each share of Series A Preferred Stock to be redeemed, and that dividends on the Series A Preferred Stock to be redeemed shall cease to accrue on and after the Redemption Date; and
(D)   in case the Series A Preferred Stock is to be redeemed in part only, the number of shares of Series A Preferred Stock to be redeemed.
A Redemption Notice shall be irrevocable.
(iii)   If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to Section 6(a), the Transfer Agent shall select the shares of Series A Preferred Stock to be redeemed (which such number shall be an integer), on a pro rata basis with respect to all Holders based on the total number of shares of Series A Preferred Stock then held by such Holder relative to the total number of shares of Series A Preferred Stock then outstanding (or as required by the procedures of the Depositary, if applicable).
(iv)   On and after the Redemption Date, upon surrender of a share certificate representing any Series A Preferred Stock redeemed in part, the Corporation shall execute and instruct the Registrar and Transfer Agent to countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing a number of shares of Series A Preferred Stock equal to the unredeemed portion thereof, or, if the Series A Preferred Stock is held in book-entry form, the Corporation shall cause the Transfer Agent and Registrar to reduce the number of shares of Series A Preferred Stock represented by the Direct Registration Preferred Shares or the global certificate by making a notation on Schedule I attached to the global certificate.
(c)   If any Redemption Notice has been given in respect of any Series A Preferred Stock in accordance with Section 6(b), the Series A Preferred Stock to be redeemed shall become due and payable on the Redemption Date at the place or places stated in the Redemption Notice and at the applicable Redemption Price. As of the Redemption Date, if and only if the settlement of the Optional Redemption has been consummated in accordance with this Certificate of Designations, (i) the Series A Preferred Stock to be redeemed will cease to be outstanding, (ii) dividends will cease to accumulate on the Series A Preferred Stock to be redeemed and (iii) all other rights of the Holders in respect of the Series A Preferred Stock to be redeemed will terminate.
(d)   Subject to Section 23, upon any Optional Redemption of any share of Series A Preferred Stock, the Corporation shall pay or deliver, as the case may be, to the Holder of such share, in respect of each share being redeemed, cash (“Redemption Cash Settlement”), shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 9 (“Redemption Physical Settlement”) or a combination of cash and shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 9 (“Redemption Combination Settlement”), at its election, as set forth in this Section 6(d), in satisfaction of the Redemption Price for such share.
(i)   Subject to Section 23, all redemptions in connection with any Redemption Notice shall be settled using the same Settlement Method.
(ii)   Subject to Section 23, the Corporation may elect a Settlement Method in respect of each Optional Redemption in the Redemption Notice for such Optional Redemption, which election shall be binding on the Corporation; provided that if the Corporation elects Redemption Combination Settlement or Redemption Physical Settlement in any Redemption Notice, the Corporation shall use reasonable best efforts to cause a registration statement registering the resale of the shares of Common Stock deliverable in satisfaction of the Redemption Price to be filed and declared effective and to be available for immediate use upon delivery of such shares by all Holders that will receive such shares of Common Stock and that (x) are the Corporation’s Affiliates or were the Corporation’s Affiliates during the three months immediately preceding the issuance of such shares of Common Stock or (y) would hold, following receipt of such shares of Common Stock, at least 2.5% of all the Common Stock outstanding as of the Redemption Date on a fully diluted basis; provided further that the Corporation shall satisfy the Redemption Price through Redemption Cash Settlement if such a registration statement is not effective and available for immediate use on the Redemption Date. If the Corporation does not specify a Settlement Method in the relevant Redemption Notice, the Corporation shall no longer have the right to elect Redemption Physical Settlement or Redemption Combination Settlement and the Corporation shall be deemed to have elected Redemption Cash Settlement in respect of the Redemption Price. In the case of an election of Redemption Combination Settlement, the relevant Redemption Notice shall specify the Specified Dollar Amount per share of Series A Preferred Stock, which shall be less than the applicable Redemption Price per share of Series A Preferred Stock. If the Corporation delivers a Redemption Notice electing Redemption Combination Settlement in respect of the Redemption Price but does not specify a Specified Dollar Amount per share of Series A Preferred Stock in such Redemption Notice, the Specified Dollar Amount per share of Series A Preferred Stock shall be deemed to be $0, and the provisions of Section 6(d)(iii)(A) shall apply as if the Corporation elected Redemption Physical Settlement in such Redemption Notice.
(iii)   The Settlement Amount with respect to any Optional Redemption of Series A Preferred Stock shall be computed as follows:
(A)   If the Corporation elects to satisfy the Redemption Price in respect of such Optional Redemption by Redemption Physical Settlement, subject to Section 8(c), the Corporation shall deliver to the relevant Holder in respect of each share of Series A Preferred Stock being redeemed a number of shares of Common Stock equal to the Redemption Price per share of Series A Preferred Stock divided by the lesser of (i) the Average VWAP per share of the Common Stock over the related First Observation Period and (ii) the Average VWAP per share of the Common Stock over the related Second Observation Period.
(B)   If the Corporation elects (or is deemed to have elected) to satisfy the Redemption Price in respect of such Optional Redemption by Redemption Cash Settlement, the Corporation shall pay to the relevant Holder in respect of each share of Series A Preferred Stock being redeemed cash out of funds legally available for such distribution in an amount equal to the Redemption Price per share of Series A Preferred Stock; provided that if the Corporation does not have funds legally available for such distribution in an amount equal to the Redemption Price per share of Series A Preferred Stock, the provisions of Section 6(d)(iii)(C) shall apply as if the Corporation elected Redemption Combination Settlement in such Redemption Notice, with the amount of funds legally available for such distribution being deemed the Specified Dollar Amount.
(C)   If the Corporation elects (or is deemed to have elected) to satisfy the Redemption Price in respect of such Optional Redemption by Redemption Combination Settlement, the Corporation shall pay or deliver, as the case may be, in respect of each share of Series A Preferred Stock being redeemed, a Settlement Amount equal to an amount of cash equal to the Specified Dollar Amount in respect of such Optional Redemption and, subject to Section 8(c), a number of shares of Common Stock equal to the quotient of (I) the Redemption Price per share, minus such Specified Dollar Amount, divided by (II) the lesser of (i) the Average VWAP per share of the Common Stock over the related First Observation Period and (ii) the Average VWAP per share of the Common Stock over the related Second Observation Period.
(e)   The Corporation shall pay or deliver, as the case may be, the consideration due in respect of any Optional Redemption on the relevant Redemption Date. A Holder shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of any Common Stock in respect of an Optional Redemption, but such Holder shall be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of any Common Stock in a name other than the name of such Holder. The Transfer Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Transfer Agent receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence. A certificate representing the shares of Common Stock, if any, issuable upon Optional Redemption shall be issued and delivered to the Holder of the share of Series A Preferred Stock being redeemed or, if the Series A Preferred Stock being redeemed is in book- entry form, the Corporation may elect to deliver the shares of Common Stock issuable upon Optional Redemption, if any, to the Holder of the share of Series A Preferred Stock being redeemed through book-entry transfer, including through the facilities of the Depositary.
The person or persons entitled to receive the shares of Common Stock issuable upon Optional Redemption, if any, shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the fifth (5th) Trading Day immediately preceding the relevant Redemption Date.
In the event that a Holder does not by written notice designate the name in which any shares of Common Stock to be issued upon Optional Redemption of such Series A Preferred Stock should be registered or, if applicable, the address to which the certificate or certificates representing such shares of Common Stock should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Holder as shown on the records of the Corporation and, if applicable, to send the certificate or certificates representing such shares of Common Stock to the address of such Holder shown on the records of the Corporation.
(f)   No sinking fund is provided for the Series A Preferred Stock.
SECTION 7.   Voting Rights.
(a)   General.   Holders shall not have any voting rights except as set forth in this Section 7 or as otherwise from time to time specifically required by Delaware law.

(b)   Other Voting Rights.   So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the affirmative vote or consent of the Holders of at least a majority of the outstanding shares of Series A Preferred Stock given in person or by proxy, either by written consent without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any of the following:
(i)   any authorization or issuance of any class or series of Senior Stock or any amendment or alteration of the Charter (including any adoption of any certificate of designation) or the Bylaws so as to authorize, create, determine, reclassify or designate, or increase the authorized amount of, any class or series of Senior Stock;
(ii)   any authorization or issuance of any class or series of Parity Preferred Stock or any amendment or alteration of the Charter (including any adoption of any certificate of designation) or the Bylaws so as to authorize, create, determine, reclassify or designate, or increase the authorized amount of, any class or series of Parity Preferred Stock, other than any Parity Preferred Stock with an aggregate initial liquidation preference, taken together with the aggregate initial liquidation preference of all other Parity Preferred Stock issued on or after the Initial Issuance Date, that is less than or equal to $[425,000,000]9;
(iii)   any amendment, alteration or repeal of any provision of the Charter (including any adoption of any certificate of designation) or the Bylaws, whether by merger, consolidation or otherwise, that would adversely affect any preference or right, voting power, restriction, limitation as to dividends, qualification or term or condition of redemption of the Series A Preferred Stock; or
(iv)   any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Corporation with or into another Person unless (1) (x) the shares of Series A Preferred Stock remain outstanding and are not amended in any respect and (y) the share exchange, reclassification, merger or consolidation does not result in there being any Senior Stock or Parity Preferred Stock or any other consequences that would have required the affirmative vote or consent of the Holders pursuant to this Section 7(b) as if the surviving or resulting entity, and/or its and/or the Corporation’s ultimate parent, following such share exchange, reclassification, merger or consolidation were the Corporation (including for purposes of the defined terms used in this Section 7(b)) or (2) the shares of Series A Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity, its ultimate parent or the Corporation’s ultimate parent, and such preference securities have such preferences and rights (including repurchase rights), voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, in each case as are not less favorable to the holders thereof than the preferences and rights (including repurchase rights), voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Series A Preferred Stock are to the Holders;
provided, however, that for all purposes of this Section 7(b), neither (1) any increase in the amount of the Corporation’s authorized but unissued shares of Preferred Stock nor (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of Parity Preferred Stock with an aggregate initial liquidation preference, taken together with the aggregate initial liquidation preference of all other Parity Preferred Stock issued on or after the Initial Issuance Date, that is less than or equal to $[425,000,000]10, or any Junior Stock, shall in and of itself be deemed to adversely affect the special rights, preferences, privileges or voting powers, of the Series A Preferred Stock, and shall not require the affirmative vote or consent of Holders.

9
NTD: To be decreased by the aggregate initial liquidation preference of any Parity Preferred Stockpurchased or to be purchased pursuant to a commitment obtained after the signing of the merger agreement and priorto the Initial Issue Date.

10
NTD: To be decreased by the aggregate initial liquidation preference of any Parity Preferred Stockpurchased or to be purchased pursuant to a commitment obtained after the signing of the merger agreement and priorto the Initial Issue Date.

(c)   Change of Name, Other Designation or Par Value.   Without the consent or action of the Holders, so long as such action is made pursuant to an amendment to the Charter duly adopted in accordance with Delaware law, and does not change the preferences, privileges or rights (including repurchase rights), voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the Series A Preferred Stock, a majority of the entire Board of Directors may change the name or other designation or the par value of such stock of the Corporation.
(d)   Prior to the close of business on the fifth (5th) Trading Day immediately preceding the relevant Redemption Date, Change of Control Repurchase Date or Put Date, as applicable, the shares of Common Stock issuable upon redemption or repurchase, as the case may be, of the Series A Preferred Stock shall not be deemed to be outstanding and Holders shall have no voting rights with respect to such shares of Common Stock by virtue of holding the Series A Preferred Stock, including the right to vote such shares of Common Stock on any amendment to the Charter that would adversely affect the rights of holders of the Common Stock.
(e)   Procedures for Voting and Consents.   Each Holder will have one vote per share of Series A Preferred Stock on any matter on which Holders are entitled to vote separately as a class, whether at a meeting or by written consent. The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, applicable law and the rules of any national securities exchange or other trading facility on which the Series A Preferred Stock is listed or traded at the time.
SECTION 8.   Issuance of Common Stock.   (a) The Corporation shall be entitled to deliver upon any redemption or repurchase of shares of Series A Preferred Stock, as herein provided, shares of Common Stock reacquired and held in the treasury of the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such treasury shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
(b)   The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the redemption or repurchase of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the redemption or repurchase of all the shares of Series A Preferred Stock then outstanding. All shares of Common Stock delivered upon any redemption or repurchase of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).
(c)   Notwithstanding anything to the contrary in the Charter, in no event shall the Corporation be required to deliver a number of shares of Common Stock per share of Series A Preferred Stock that exceeds the Share Cap in satisfaction of any Redemption Price, Change of Control Repurchase Price or Put Price. For the avoidance of doubt, the Corporation shall not be required to pay any cash amount in lieu of any shares of Common Stock that are not delivered by operation of the preceding sentence in any Optional Redemption, Change of Control Repurchase or Holder Put.
SECTION 9.   Fractional Shares.   (a) No fractional shares of Common Stock shall be issued as a result of any redemption or repurchase of shares of Series A Preferred Stock.
(b)   In lieu of any fractional share of Common Stock otherwise issuable in respect of the aggregate number of shares of Series A Preferred Stock that are redeemed pursuant to Section 6 or repurchased pursuant to Section 11 or Section 12, as the case may be, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the product of (i) that same fraction and (ii) the VWAP per share of the Common Stock on the last Trading Day of the relevant First Observation Period.
(c)   If more than one share of the Series A Preferred Stock is surrendered for redemption or repurchase at one time by or for the same Holder, the number of full shares of Common Stock issuable upon redemption or repurchase thereof, as the case may be, shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.
SECTION 10.   Reorganization Events.
(a)   In the case of:
(i)   any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),
(ii)   any consolidation, merger, combination or similar transaction involving the Corporation,
(iii)   any sale, lease or other transfer to a third party of the consolidated assets of the Corporation and the Corporation’s Subsidiaries substantially as an entirety, or
(iv)   any statutory share exchange,
in each case as a result of which all Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, (A) the Corporation shall continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon redemption of the Series A Preferred Stock in accordance with Section 6(d), repurchase of the Series A Preferred Stock in accordance with Section 11(c)(i), or repurchase of the Series A Preferred Stock in accordance with Section 12(c)(i) and all amounts paid or delivered, as the case may be, shall be determined in accordance with Section 6(d)(iii), Section 11(c)(i)(C) or Section 12(c)(i)(C), as the case may be, and (B) (I) any amount payable in cash upon redemption of the Series A Preferred Stock in accordance with Section 6(d), repurchase of the Series A Preferred Stock in accordance with Section 11(c)(i) or repurchase of the Series A Preferred Stock in accordance with Section 12(c)(i), shall continue to be payable in cash as determined in Section 6(d)(iii)(B), Section 11(c)(i)(C)(2) or Section 12(c)(i)(C)(2), as the case may be, (II) any shares of Common Stock that the Corporation would have been required to deliver upon redemption of the Series A Preferred Stock in accordance with Section 6(d), repurchase of the Series A Preferred Stock in accordance with Section 11(c)(i) or repurchase of the Series A Preferred Stock in accordance with Section 12(c)(i), shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have been entitled to receive in such Reorganization Event (provided that, for the avoidance of doubt, the Corporation (or any surviving or resulting entity following the Reorganization) will continue to be required to comply with the covenants in Section 6(d), Section 11(c)(i) and Section 12(c)(i), including with respect to the obligations of the Corporation with respect to registration statements therein) and (III) the VWAP shall be calculated based on the value of a unit of Reference Property.
If the Reorganization Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property with which the Corporation may satisfy its obligation with respect to any Redemption Price, Change of Control Repurchase Price or Put Price, as applicable, shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Common Stock, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock. The Corporation shall notify Holders of such weighted average as soon as practicable after such determination is made.
(b)   The above provisions of this Section shall similarly apply to successive Reorganization Events and the provisions of this Section shall apply to any Reference Property.
(c)   The Corporation (or any successor thereto) shall, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence and of the kind and amount of the stock, other securities, other property or assets that constitute the Reference Property. Failure to deliver such notice shall not affect the operation of this Section 10.

(d)   The Corporation shall not enter into or consummate any transaction or become a party to any agreement, in each case, with respect to any transaction that would constitute a Reorganization Event unless its terms are consistent with the provisions of Section 10(a).
SECTION 11.   Repurchase of Series A Preferred Stock at Option of Holders Upon a Change of Control.
(a)   Repurchase at Option of Holders Upon a Change of Control.   (i) If a Change of Control occurs at any time (including as a result of a Reorganization Event that constitutes a Change of Control), each Holder shall have the right, at such Holder’s option, to require the Corporation to repurchase (a “Change of Control Repurchase”) all or any integral number of such Holder’s shares of Series A Preferred Stock on the date (the “Change of Control Repurchase Date”) specified by the Corporation that is not less than 20 Business Days or more than 35 Business Days following the date of the Change of Control Corporation Notice, at the Change of Control Repurchase Price, payable as described in Section 11(c)(i). The Change of Control Repurchase Date shall be subject to postponement solely to the extent required to comply with applicable law; provided that the Corporation shall use reasonable best efforts to minimize the duration of any such postponement.
(ii)   Repurchases of Series A Preferred Stock under this Section 11(a) shall be made, at the option of the Holder thereof, upon:
(A)   delivery to the Dividend Disbursing Agent by a Holder of a duly completed notice (the “Change of Control Repurchase Notice”) in the form set forth in the form of stock certificate attached hereto as Exhibit A, if the shares of Series A Preferred Stock are Direct Registration Preferred Shares or in definitive, certificated form, or in compliance with the Depositary’s procedures for surrendering interests in Global Preferred Shares, if the shares of Series A Preferred Stock are Global Preferred Shares, in each case on or before the close of business on the Business Day immediately preceding the Change of Control Repurchase Date; and
(B)   delivery of the shares of Series A Preferred Stock, if such shares are in definitive, certificated form, to the Dividend Disbursing Agent at any time after delivery of the Change of Control Repurchase Notice (together with all necessary endorsements for transfer) at the office of the Dividend Disbursing Agent, or book-entry transfer of the shares of Series A Preferred Stock, if such shares are Global Preferred Shares, in compliance with the procedures of the Depositary, in each case such delivery being a condition to receipt by the Holder of the Change of Control Repurchase Price therefor.
The Change of Control Repurchase Notice in respect of any Series A Preferred Stock to be repurchased shall state:
(A)   in the case of definitive, certificated shares, the certificate numbers of the shares to be delivered for repurchase;
(B)   the number of shares to be repurchased, which must be an integer; and
(C)   that the shares are to be repurchased by the Corporation pursuant to the applicable provisions of this Certificate of Designations, provided, however, that if the shares are Global Preferred Shares, the Change of Control Repurchase Notice must comply with appropriate Depositary procedures.
Notwithstanding anything herein to the contrary, any Holder delivering to the Dividend Disbursing Agent the Change of Control Repurchase Notice contemplated by this Section 11(a)(ii) shall have the right to withdraw, in whole or in part, such Change of Control Repurchase Notice at any time prior to the close of business on the Business Day immediately preceding the Change of Control Repurchase Date by delivery of a written notice of withdrawal to the Dividend Disbursing Agent in accordance with Section 11(b).
The Dividend Disbursing Agent shall promptly notify the Corporation of the receipt by it of any Change of Control Repurchase Notice or written notice of withdrawal thereof.

(iii)   On or before the 20th Business Day after the occurrence of the effective date of a Change of Control, the Corporation shall provide to all Holders and the Transfer Agent and Dividend Disbursing Agent (in the case of a Dividend Disbursing Agent other than the Transfer Agent) a notice (the “Change of Control Corporation Notice”, and the date of such notice, the “Change of Control Corporation Notice Date”) of the occurrence of the effective date of the Change of Control and of the repurchase right at the option of the Holders arising as a result of the Change of Control. In the case of shares of Direct Registration Preferred Shares or Series A Preferred Stock in definitive, certificated form, such notice shall be by first class mail to each Holder in accordance with Section 15 or, in the case of Global Preferred Shares, such notice shall be delivered in accordance with the applicable procedures of the Depositary. Each Change of Control Corporation Notice shall specify:
(A)   the events causing the Change of Control;
(B)   the effective date of the Change of Control;
(C)   the last date on which a Holder may exercise the repurchase right pursuant to this Section 11;
(D)   the Change of Control Repurchase Price and the Settlement Method therefor;
(E)   the Change of Control Repurchase Date;
(F)   the name and address of the Transfer Agent and Dividend Disbursing Agent (in the case of a Dividend Disbursing Agent other than the Transfer Agent); and
(G)   the procedures that Holders must follow to require the Corporation to repurchase their shares of Series A Preferred Stock.
No failure of the Corporation to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of Series A Preferred Stock pursuant to this Section 11(a).
(iv)   To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 11 relating to the Corporation’s obligation to repurchase the Series A Preferred Stock upon a Change of Control, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under such provisions of this Section 11 by virtue of such conflict.
(v)   Notwithstanding the foregoing, the Corporation shall not be required to purchase, or to make an offer to purchase, any shares of Series A Preferred Stock upon a Change of Control if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by the Corporation as set forth in this Section 11 and such third party purchases all shares of Series A Preferred Stock properly surrendered and not validly withdrawn under its offer and otherwise in the same manner (including using the same Settlement Method elected or deemed to have been elected by the Corporation), at the same time and otherwise in compliance with the requirements for an offer made by the Corporation as set forth in this Section 11. For the avoidance of doubt, settlement in the form of Common Stock means the Common Stock as defined herein (and not any equity interests in such third party purchaser except to the extent any applicable Reference Property resulting from such Change of Control includes such equity interests).
(b)   Withdrawal of Change of Control Repurchase Notice.   A Change of Control Repurchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the office of the Dividend Disbursing Agent in accordance with this Section 11(b) at any time prior to the close of business on the Business Day immediately preceding the Change of Control Repurchase Date, specifying:
(i)   the number of shares of Series A Preferred Stock with respect to which such notice of withdrawal is being submitted,
(ii)   if definitive, certificated shares have been issued, the certificate number of the shares in respect of which such notice of withdrawal is being submitted, and

(iii)   the number of shares of Series A Preferred Stock, if any, of such Series A Preferred Stock that remains subject to the original Change of Control Repurchase Notice, which number of shares must be an integer, provided, however, that if the shares of Series A Preferred Stock are Global Preferred Shares, the notice must comply with appropriate procedures of the Depositary.
Notwithstanding anything herein to the contrary, no Change of Control Repurchase Notice with respect to any shares of Series A Preferred Stock may be surrendered by a Holder thereof if such Holder has also surrendered either an Anchor Holder Put Notice or a Put Participation Notice with respect to such shares of Series A Preferred Stock and has not validly withdrawn such notice in accordance with Section 12(b).
(c)   Satisfaction of Change of Control Repurchase Price.
(i)   Upon any Change of Control Repurchase of any share of Series A Preferred Stock, subject to Section 23, the Corporation shall pay or deliver, as the case may be, to the Holder of such share, in respect of each share being repurchased, cash (“Change of Control Cash Settlement”), shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 9 (“Change of Control Physical Settlement”) or a combination of cash and shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 9 (“Change of Control Combination Settlement”), at its election, as set forth in this Section 11(c), in satisfaction of the Change of Control Repurchase Price for such share.
(A)   Subject to Section 23, all Change of Control Repurchases in connection with any Change of Control Corporation Notice shall be settled using the same Settlement Method.
(B)   Subject to Section 23, the Corporation may elect a Settlement Method in respect of each Change of Control Repurchase Date in the Change of Control Corporation Notice for such Change of Control, which election shall be binding on the Corporation; provided that if the Corporation elects Change of Control Combination Settlement or Change of Control Physical Settlement in any Change of Control Corporation Notice, the Corporation shall use reasonable best efforts to cause a registration statement registering the resale of the shares of Common Stock deliverable in satisfaction of the Change of Control Repurchase Price to be filed and declared effective and to be available for immediate use upon delivery of such shares by all Holders that will receive such shares of Common Stock and that (x) are the Corporation’s Affiliates or were the Corporation’s Affiliates during the three months immediately preceding the issuance of such shares of Common Stock or (y) would hold, following receipt of such shares of Common Stock, at least 2.5% of all the Common Stock outstanding as of the Change of Control Repurchase Date on a fully diluted basis, or shall ensure that such shares of Common Stock may be resold immediately without limitations imposed by the U.S. securities laws. For the avoidance of doubt, the Corporation shall have no obligation to satisfy the Change of Control Repurchase Price in cash if such a registration statement is not available or such shares of Common Stock are not otherwise able to be resold immediately without limitations imposed by the U.S. securities laws. If the Corporation does not specify a Settlement Method in the relevant Change of Control Corporation Notice, the Corporation shall no longer have the right to elect Change of Control Physical Settlement or Change of Control Combination Settlement and the Corporation shall be deemed to have elected Change of Control Cash Settlement in respect of the Change of Control Repurchase Price. In the case of an election of Change of Control Combination Settlement, the relevant Change of Control Corporation Notice shall specify the Specified Dollar Amount per share of Series A Preferred Stock, which shall be less than the Liquidation Preference per share. If the Corporation delivers a Change of Control Corporation Notice electing Change of Control Combination Settlement in respect of the Change of Control Repurchase Price but does not specify a Specified Dollar Amount per share of Series A Preferred Stock in such Change of Control Corporation Notice, the Specified Dollar Amount per share of Series A Preferred Stock shall be deemed to be $0, and the provisions of Section 11(c)(i)(C)(1)

shall apply as if the Corporation elected Change of Control Physical Settlement in such Change of Control Corporation Notice.
(C)   The Settlement Amount with respect to any Change of Control Repurchase of Series A Preferred Stock shall be computed as follows:
(1)   If the Corporation elects to satisfy the Change of Control Repurchase Price in respect of such Change of Control Repurchase by Change of Control Physical Settlement, subject to Section 8(c), the Corporation shall deliver to the relevant Holder in respect of each share of Series A Preferred Stock being repurchased a number of shares of Common Stock equal to the Change of Control Repurchase Price per share of Series A Preferred Stock divided by the lesser of (i) the Average VWAP per share of the Common Stock over the related First Observation Period and (ii) the Average VWAP per share of the Common Stock over the related Second Observation Period.
(2)   If the Corporation elects (or is deemed to have elected) to satisfy the Change of Control Repurchase Price in respect of such Change of Control Repurchase by Change of Control Cash Settlement, the Corporation shall pay to the relevant Holder in respect of each share of Series A Preferred Stock being repurchased cash out of funds legally available for such distribution in an amount equal to the Change of Control Repurchase Price per share of Series A Preferred Stock; provided that if the Corporation does not have funds legally available for such distribution in an amount equal to the Change of Control Repurchase Price per share of Series A Preferred Stock, the provisions of Section 11(c)(i)(C)(3) shall apply as if the Corporation elected Change of Control Combination Settlement in such Change of Control Corporation Notice, with the amount of funds legally available for such distribution being deemed the Specified Dollar Amount.
(3)   If the Corporation elects (or is deemed to have elected) to satisfy the Change of Control Repurchase Price in respect of such Change of Control Repurchase by Change of Control Combination Settlement, the Corporation shall pay or deliver, as the case may be, in respect of each share of Series A Preferred Stock being repurchased, a Settlement Amount equal to an amount of cash equal to the Specified Dollar Amount in respect of such Change of Control Repurchase and, subject to Section 8(c), a number of shares of Common Stock equal to the quotient of (I) the Change of Control Repurchase Price per share, minus such Specified Dollar Amount, divided by (II) the lesser of (i) the Average VWAP per share of the Common Stock over the related First Observation Period and (ii) the Average VWAP per share of the Common Stock over the related Second Observation Period.
(ii)   Subject to receipt of funds and/or shares of Common Stock, as applicable, and/or shares of Series A Preferred Stock by the Dividend Disbursing Agent, payment for shares surrendered for repurchase (and not withdrawn prior to the close of business on the Business Day immediately preceding the Change of Control Repurchase Date) will be made on the later of (x) the relevant Change of Control Repurchase Date (provided the Holder has satisfied the conditions in Section 11(a)) and (y) the time of book-entry transfer or the delivery of such share to the Dividend Disbursing Agent by the Holder thereof in the manner required by Section 11(a). A Holder shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of any Common Stock in respect of a Change of Control Repurchase, but such Holder shall be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of any Common Stock in a name other than the name of such Holder. The Transfer Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Transfer Agent receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence. A certificate representing the shares of Common Stock, if any, issuable upon a Change of Control Repurchase shall be issued and delivered to the Holder of the share of Series A Preferred Stock being repurchased or, if the Series A Preferred Stock being repurchased is in book-entry form, the Corporation may elect to deliver the shares of Common

Stock issuable upon Change of Control Repurchase, if any, to the Holder of the share of Series A Preferred Stock being repurchased through book-entry transfer, including through the facilities of the Depositary. Any cash payable on the Change of Control Repurchase Date shall be paid by wire transfer of immediately available funds to the accounts of the Holders of shares of Series A Preferred Stock entitled thereto; provided, however, that payments to the Depositary shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.
The person or persons entitled to receive the shares of Common Stock issuable upon a Change of Control Repurchase, if any, shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the fifth (5th) Trading Day immediately preceding the relevant Change of Control Repurchase Date.
In the event that a Holder does not by written notice designate the name in which any shares of Common Stock to be issued upon Change of Control Repurchase of such Series A Preferred Stock should be registered or, if applicable, the address to which the certificate or certificates representing such shares of Common Stock should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Holder as shown on the records of the Corporation and, if applicable, to send the certificate or certificates representing such shares of Common Stock to the address of such Holder shown on the records of the Corporation.
(iii)   Upon surrender of a certificate representing a number of shares of Series A Preferred Stock greater than the number of shares to be repurchased pursuant to Section 11(a), the Corporation shall execute and the Transfer Agent shall countersign and deliver to the Holder a new certificate for a number of shares of Series A Preferred Stock equal to the unrepurchased portion of the certificate surrendered.
SECTION 12.   Repurchase of Series A Preferred Stock at Option of Anchor Holder After the Tenth Anniversary of the Initial Issue Date.
(a)   Repurchase at Option of Anchor Holder.   (i) At any time following the tenth (10th) anniversary of the Initial Issue Date, the Anchor Holder shall have the right, at its option and upon delivery of a written notice to the Corporation and the Dividend Disbursing Agent (an “Anchor Holder Put Notice”), to require the Corporation to repurchase (a “Holder Put”) a number of shares of Series A Preferred Stock with an aggregate Liquidation Preference not to exceed the relevant Put Amount from the Anchor Holder and any Participating Holder on the date (the “Put Date”) specified by the Corporation in the related Holder Put Corporation First Notice that is not more than 120 calendar days after the date of the Anchor Holder Put Notice at the Put Price, payable as described in Section 12(c)(i). The Put Date shall be subject to postponement solely to the extent required to comply with applicable law; provided that the Corporation shall use reasonable best efforts to minimize the duration of any such postponement. No fractional shares of Series A Preferred Stock shall be repurchased pursuant to this Section 12(a). If the aggregate Liquidation Preference of the Series A Preferred Stock validly submitted and not validly withdrawn for repurchase pursuant to this Section 12 exceeds the relevant Put Amount, then the Corporation shall repurchase such shares of the Series A Preferred Stock from the Holders that have validly submitted and not validly withdrawn Series A Preferred Stock for repurchase on a pro rata basis. In determining the number of shares of Series A Preferred Stock of the Anchor Holder and each of the Participating Holder subject to any Holder Put, the Corporation shall round any fractional shares down to the nearest whole share. The number of times that the Anchor Holder may require the Corporation to repurchase the Series A Preferred Stock pursuant to this Section 12 is unlimited; provided that the Corporation shall not be required to repurchase the Series A Preferred Stock pursuant to this Section 12 on more than one occasion during any 12-month period.
(ii)   Promptly following the receipt of any Anchor Holder Put Notice, the Corporation shall provide to each Holder, the Transfer Agent and Dividend Disbursing Agent (in the case of a Dividend Disbursing Agent other than the Transfer Agent) a notice (the “Holder Put Corporation First Notice”, and the date of such notice, the “Holder Put Corporation First Notice Date”) of the receipt of such Anchor Holder Put Notice and of the repurchase right of each other Holder with respect to its Series A Preferred Stock subject to the Holder Put. In the case of Direct

Registration Preferred Shares or shares of Series A Preferred Stock in definitive, certificated form, such notice shall be by first class mail to each Holder in accordance with Section 15 or, in the case of Global Preferred Shares, such notice shall be delivered in accordance with the applicable procedures of the Depositary. Each Holder Put Corporation First Notice shall specify:
(A)   the Put Date;
(B)   the formula to be used to determine the Put Amount;
(C)   the last date on which a Holder (other than the Anchor Holder) may elect to participate in such Holder Put by delivering a Put Participation Notice in accordance with Section 12(a)(iii);
(D)   the Put Price and the Settlement Method therefor;
(E)   the name and address of the Transfer Agent and Dividend Disbursing Agent (in the case of a Dividend Disbursing Agent other than the Transfer Agent); and
(F)   the procedures that the Anchor Holder and each Participating Holder must follow to require the Corporation to repurchase their shares of Series A Preferred Stock.
Subject to and without limiting Section 12(a)(iii), no failure of the Corporation to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of Series A Preferred Stock pursuant to this Section 12(a).
(iii)   Within ten (10) Business Days of the Holder Put Corporation First Notice Date (or such later date as the Corporation determines in its sole discretion), a Holder (other than the Anchor Holder) may deliver to the Dividend Disbursing Agent a duly completed notice (a “Put Participation Notice”) in the form set forth in the form of stock certificate attached hereto as Exhibit A, if the shares of Series A Preferred Stock are Direct Registration Preferred Shares or in definitive, certificated form, or deliver such Put Participation Notice in compliance with the Depositary’s applicable procedures, if the shares of Series A Preferred Stock are Global Preferred Shares.
The Dividend Disbursing Agent shall promptly notify the Corporation of the receipt by it of any Anchor Holder Put Notice or any Put Participation Notice or written notice of withdrawal thereof.
(iv)   No later than the third Business Day immediately preceding the Put Date, the Corporation shall provide to the Anchor Holder and each Participating Holder, the Transfer Agent and Dividend Disbursing Agent (in the case of a Dividend Disbursing Agent other than the Transfer Agent) a notice (the “Holder Put Corporation Second Notice”) relating to the Holder Put that is the subject of a Holder Put Corporation First Notice. In the case of Direct Registration Preferred Shares or shares of Series A Preferred Stock in definitive, certificated form, such notice shall be by first class mail to the Anchor Holder and each Participating Holder in accordance with Section 15 or, in the case of Global Preferred Shares, such notice shall be delivered in accordance with the applicable procedures of the Depositary. Each Holder Put Corporation Second Notice shall specify:
(A)   the Put Date;
(B)   the Put Amount;
(C)   the number of shares of Series A Preferred Stock of the Anchor Holder and each Participating Holder that will be repurchased on the Put Date;
(D)   the Put Price and the Settlement Method therefor;
(E)   the name and address of the Transfer Agent and Dividend Disbursing Agent (in the case of a Dividend Disbursing Agent other than the Transfer Agent); and

(F)   the procedures that the Anchor Holder and each Participating Holder must follow to require the Corporation to repurchase their shares of Series A Preferred Stock on the Put Date.
No failure of the Corporation to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of Series A Preferred Stock pursuant to this Section 12(a).
(v)   Repurchases of Series A Preferred Stock under this Section 12(a) shall be made upon:
(A)   delivery of the Anchor Holder Put Notice in accordance with Section 12(a)(i), in the case of the repurchase from the Anchor Holder, or delivery of the Put Participation Notice in accordance with Section 12(a)(iii), in the case of the repurchase from any Participating Holder; and
(B)   delivery of the shares of Series A Preferred Stock, if such shares are in definitive, certificated form, to the Dividend Disbursing Agent at any time on or before the close of business on the Business Day immediately preceding the Put Date (together with all necessary endorsements for transfer) at the office of the Dividend Disbursing Agent, or book-entry transfer of the shares of Series A Preferred Stock, if such shares are Global Preferred Shares, in compliance with the procedures of the Depositary, in each case such delivery being a condition to receipt by the Anchor Holder and any Participating Holder of the Put Price therefor.
(vi)   To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 12 relating to the Corporation’s obligation to repurchase the Series A Preferred Stock, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under such provisions of this Section 12 by virtue of such conflict.
(b)   Withdrawal of Anchor Holder Put Notice or Put Participation Notice.   Notwithstanding anything herein to the contrary, the Anchor Holder and any Participating Holder shall have the right to withdraw its Anchor Holder Put Notice or Put Participation Notice, as applicable, delivered to the Dividend Disbursing Agent at any time prior to the close of business on the Business Day immediately preceding the Put Date by delivery of a written notice of withdrawal to the Dividend Disbursing Agent, specifying:
(i)   the number of shares of Series A Preferred Stock with respect to which such notice of withdrawal is being submitted, which number of shares must be an integer and no greater than the number of shares of Series A Preferred Stock of such Holder subject to the Holder Put as specified in the relevant Holder Put Corporation Second Notice, and
(ii)   the number of shares of Series A Preferred Stock, if any, of such Series A Preferred Stock that remains subject to the Holder Put, which number of shares must be an integer and no greater than the number of shares of Series A Preferred Stock of such Holder subject to the Holder Put as specified in the relevant Holder Put Corporation Second Notice, provided, however, that if the shares of Series A Preferred Stock are Global Preferred Shares, the notice must comply with appropriate procedures of the Depositary.
Notwithstanding anything herein to the contrary, neither any Anchor Holder Put Notice nor any Put Participation Notice with respect to any shares of Series A Preferred Stock may be surrendered by a Holder thereof if such Holder has also surrendered a Change of Control Repurchase Notice with respect to such shares of Series A Preferred Stock and has not validly withdrawn such Change of Control Repurchase Notice in accordance with Section 11(b).
(c)   Satisfaction of Put Price.
(i)   Upon any repurchase of any share of Series A Preferred Stock in connection with a Holder Put, subject to Section 23, the Corporation shall pay or deliver, as the case may be, to the

Holder of such share, in respect of each share being repurchased, cash (“Holder Put Cash Settlement”), shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 9 (“Holder Put Physical Settlement”) or a combination of cash and shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with Section 9 (“Holder Put Combination Settlement”), at its election, as set forth in this Section 12(c), in satisfaction of the Put Price for such share.
(A)   Subject to Section 23, all repurchases of Series A Preferred Stock pursuant to any Holder Put shall be settled using the same Settlement Method.
(B)   Subject to Section 23, the Corporation may elect a Settlement Method in respect of each Holder Put in the Holder Put Corporation First Notice in connection with such Holder Put, which election shall be binding on the Corporation; provided that if the Corporation elects Holder Put Combination Settlement or Holder Put Physical Settlement in any Holder Put Corporation First Notice, the Corporation shall use reasonable best efforts to cause a registration statement registering the resale of the shares of Common Stock deliverable in satisfaction of the Put Price to be filed and declared effective and to be available for immediate use upon delivery of such shares by all Holders that will receive such shares of Common Stock and that (x) are the Corporation’s Affiliates or were the Corporation’s Affiliates during the three months immediately preceding the issuance of such shares of Common Stock or (y) would hold, following receipt of such shares of Common Stock, at least 2.5% of all the Common Stock outstanding as of the Put Date on a fully diluted basis. For the avoidance of doubt, the Corporation shall have no obligation to satisfy the Put Price in cash if such a registration statement is not available. If the Corporation does not specify a Settlement Method in the relevant Holder Put Corporation First Notice, the Corporation shall no longer have the right to elect Holder Put Physical Settlement or Holder Put Combination Settlement and the Corporation shall be deemed to have elected Holder Put Cash Settlement in respect of the Put Price. In the case of an election of Holder Put Combination Settlement, the relevant Holder Put Corporation First Notice shall specify the Specified Dollar Amount per share of Series A Preferred Stock, which shall be less than the Liquidation Preference per share. If the Corporation delivers a Holder Put Corporation First Notice electing Holder Put Combination Settlement in respect of the Put Price but does not specify a Specified Dollar Amount per share of Series A Preferred Stock in such Holder Put Corporation First Notice, the Specified Dollar Amount per share of Series A Preferred Stock shall be deemed to be $0, and the provisions of Section 12(c)(i)(C)(1) shall apply as if the Corporation elected Holder Put Physical Settlement in such Holder Put Corporation First Notice.
(C)   The Settlement Amount with respect to any repurchase of Series A Preferred Stock pursuant to a Holder Put shall be computed as follows:
(1)   If the Corporation elects (or is deemed to have elected) to satisfy the Put Price in respect of such Holder Put by Holder Put Physical Settlement, subject to Section 8(c), the Corporation shall deliver to the relevant Holder in respect of each share of Series A Preferred Stock being repurchased a number of shares of Common Stock equal to the Put Price per share of Series A Preferred Stock divided by the lesser of (i) the Average VWAP per share of the Common Stock over the related First Observation Period and (ii) the Average VWAP per share of the Common Stock over the related Second Observation Period.
(2)   If the Corporation elects (or is deemed to have elected) to satisfy the Put Price in respect of such Holder Put by Holder Put Cash Settlement, the Corporation shall pay to the relevant Holder in respect of each share of Series A Preferred Stock being repurchased cash out of funds legally available for such distribution in an amount equal to the Put Price per share of Series A Preferred Stock; provided that if the Corporation does not have funds legally available for such distribution in an amount equal to the Put Price per share of Series A Preferred Stock, the provisions of Section 12(c)(i)(C)(3) shall apply as if the Corporation elected Holder Put Combination Settlement in such

Holder Put Corporation First Notice, with the amount of funds legally available for such distribution being deemed the Specified Dollar Amount.
(3)   If the Corporation elects (or is deemed to have elected) to satisfy the Put Price in respect of such Holder Put by Holder Put Combination Settlement, the Corporation shall pay or deliver, as the case may be, in respect of each share of Series A Preferred Stock being repurchased, a Settlement Amount equal to an amount of cash equal to the Specified Dollar Amount in respect of such Holder Put and, subject to Section 8(c), a number of shares of Common Stock equal to the quotient of (I) the Put Price per share, minus such Specified Dollar Amount, divided by (II) the lesser of (i) the Average VWAP per share of the Common Stock over the related First Observation Period and (ii) the Average VWAP per share of the Common Stock over the related Second Observation Period.
(ii)   Subject to receipt of funds and/or shares of Common Stock, as applicable, and/or shares of Series A Preferred Stock by the Dividend Disbursing Agent, payment for shares surrendered for repurchase (and not withdrawn prior to the close of business on the Business Day immediately preceding the Put Date) will be made on the later of (x) the relevant Put Date (provided the Holder has satisfied the conditions in Section 12(a)(v)) and (y) the time of book-entry transfer or the delivery of such share to the Dividend Disbursing Agent by the Holder thereof in the manner required by Section 12(a)(v). A Holder shall not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of any Common Stock in respect of a Holder Put, but such Holder shall be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of any Common Stock in a name other than the name of such Holder. The Transfer Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Transfer Agent receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence. A certificate representing the shares of Common Stock, if any, issuable upon a Holder Put shall be issued and delivered to the Holder of the share of Series A Preferred Stock being repurchased or, if the Series A Preferred Stock being repurchased is in book-entry form, the Corporation may elect to deliver the shares of Common Stock issuable upon Holder Put, if any, to the Holder of the share of Series A Preferred Stock being repurchased through book-entry transfer, including through the facilities of the Depositary. Any cash payable on the Put Date shall be paid by wire transfer of immediately available funds to the accounts of the Holders of shares of Series A Preferred Stock entitled thereto; provided, however, that payments to the Depositary shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee.
The person or persons entitled to receive the shares of Common Stock issuable upon a Holder Put, if any, shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the date of the relevant Holder Put Corporation Second Notice (for the avoidance of doubt, unless and until such Holder withdraws its relevant Anchor Holder Put Notice or Put Participation Notice, as the case may be).
In the event that a Holder does not by written notice designate the name in which any shares of Common Stock to be issued upon a Holder Put of such Series A Preferred Stock should be registered or, if applicable, the address to which the certificate or certificates representing such shares of Common Stock should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Holder as shown on the records of the Corporation and, if applicable, to send the certificate or certificates representing such shares of Common Stock to the address of such Holder shown on the records of the Corporation.
(iii)   Upon surrender of a certificate representing a number of shares of Series A Preferred Stock greater than the number of shares to be repurchased pursuant to Section 12(a), the Corporation shall execute and the Transfer Agent shall countersign and deliver to the Holder a new certificate for a number of shares of Series A Preferred Stock equal to the unrepurchased portion of the certificate surrendered.

SECTION 13.   Transfer Agent, Registrar, and Dividend Disbursing Agent.   The duly appointed Transfer Agent, Registrar and Dividend Disbursing Agent for the Series A Preferred Stock shall be [    ]. The Corporation may, in its sole discretion, remove the Transfer Agent, Registrar or Dividend Disbursing Agent in accordance with the agreement between the Corporation and the Transfer Agent, Registrar or Dividend Disbursing Agent, as the case may be; provided that if the Corporation removes [   ], the Corporation shall appoint a successor transfer agent, registrar or dividend disbursing agent, as the case may be, who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders or, in respect of any Global Preferred Shares, in accordance with the applicable procedures of the Depositary.
SECTION 14.   Record Holders.   To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the Holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes.
SECTION 15.   Notices.   All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in the Charter or the Bylaws and by applicable law. Notwithstanding the foregoing, if the shares of Series A Preferred Stock are represented by Global Preferred Shares, such notices shall be given to the Holders in any manner permitted by DTC or any similar facility used for the settlement of transactions in the Series A Preferred Stock.
SECTION 16.   No Preemptive Rights.   The Holders shall have no preemptive or preferential rights to purchase or subscribe to any stock, obligations, warrants or other securities of the Corporation of any class.
SECTION 17.   Other Rights.   The shares of the Series A Preferred Stock shall not have any preferences or rights (including, but not limited to, any conversion, relative, participating, optional or other special rights), voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption thereof, other than as set forth herein or in the Charter or as provided by applicable law.
SECTION 18.   Stock Certificates.
(a)   Shares of Series A Preferred Stock in physical form shall be represented by stock certificates substantially in the form set forth as Exhibit A hereto.
(b)   Stock certificates representing shares of the Series A Preferred Stock shall be signed by an authorized Officer of the Corporation and attested by the Secretary, any assistant secretary, the Treasurer or any assistant treasurer, in accordance with the Bylaws and applicable Delaware law, by manual or facsimile signature.
(c)   A stock certificate representing shares of the Series A Preferred Stock shall not be valid until manually countersigned by an authorized signatory of the Transfer Agent and Registrar. Each stock certificate representing shares of the Series A Preferred Stock shall be dated the date of its countersignature.
(d)   If any Officer of the Corporation who has signed a stock certificate no longer holds that office at the time the Transfer Agent and Registrar countersigns the stock certificate, the stock certificate shall be valid nonetheless.
(e)   The Corporation may, at its option, issue shares of Series A Preferred Stock without certificates under the circumstances specified in Section 20.
SECTION 19.   Replacement Certificates.   If physical certificates are issued, and any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent Liquidation Preference of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity, if requested, reasonably satisfactory to the Corporation and the Transfer Agent.

SECTION 20.   Form of Series A Preferred Stock.
(a)   The Series A Preferred Stock shall initially be issued in uncertificated, book-entry form on the books and records of the Transfer Agent (the “Direct Registration Preferred Shares”) and, at the election of a Holder, may also be issued in definitive, certificated form, registered in the name of the Holder specified on the face of the certificate evidencing such Series A Preferred Stock. All Series A Preferred Stock in the form of Direct Registration Preferred Shares shall be reflected on statements issued by the Transfer Agent from time to time to the Holders thereof reflecting such uncertificated, book-entry position (the “Series A Preferred Stock Statements”). The Series A Preferred Stock Statements may bear such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Charter, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the Charter, any law or any rules made pursuant thereto or as may be determined, consistently herewith and reasonably acceptable to the Transfer Agent, by any authorized Officer of the Corporation. No Direct Registration Preferred Shares or definitive, certificated Series A Preferred Stock may be exchanged for Global Preferred Shares unless and until the transfer restrictions described in Section 21 and in the restrictive legend on the Series A Preferred Stock Statement in respect of such Series A Preferred Stock, or on the face of such Series A Preferred Stock, as the case may be, no longer apply to such Series A Preferred Stock.
(b)   (i) Subject to Section 20(a), the Series A Preferred Stock may be issued in global form (“Global Preferred Shares”) eligible for book-entry settlement with the Depositary, represented by one or more stock certificates in global form registered in the name of the Depositary or a nominee of the Depositary bearing the form of global securities legend set forth in Exhibit A. The aggregate number of shares of Series A Preferred Stock represented by each stock certificate representing Global Preferred Shares may from time to time be increased or decreased by a notation by the Registrar and Transfer Agent on Schedule I attached to the stock certificate.
(ii)   Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under the Charter with respect to any Global Preferred Shares, and the Depositary shall be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of the Series A Preferred Stock. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any shares of Series A Preferred Stock. The Holders may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Series A Preferred Stock or the Charter.
(iii)   Transfers of a Global Preferred Share shall be limited to transfers of such Global Preferred Share in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.
(iv)   If DTC is at any time unwilling or unable to continue as Depositary for the Global Preferred Shares or DTC ceases to be registered as a “clearing agency” under the Exchange Act, and in either case a successor Depositary is not appointed by the Corporation within 90 days, the Corporation shall issue certificated shares in exchange for the Global Preferred Shares. In any such case, the Global Preferred Shares shall be exchanged in whole for definitive stock certificates, in substantially the form attached hereto as Exhibit A, representing an equal aggregate Liquidation Preference. Such definitive stock certificates shall be registered in the name or names of the Person or Persons specified by DTC in a written instrument to the Registrar.
(c)   When the registered Holder of a Direct Registration Preferred Share has presented to the Transfer Agent a written request to register the transfer of any Direct Registration Preferred Share, the Transfer Agent shall register the transfer as requested if such transfer satisfies the provisions of the Charter (including the legends described in Section 21); provided that the Transfer Agent has received a written instruction of transfer in form satisfactory to the Transfer Agent, properly completed and duly executed by the Holder thereof or by his or her attorney, duly authorized in writing. A party requesting transfer of Series A Preferred Stock must provide any evidence of authority that may be required by the Transfer Agent, including, but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association. The Transfer Agent shall, upon receipt of all information, opinions, certifications or other evidence required to be delivered hereunder, register the transfer of any outstanding Direct Registration Preferred Shares upon the delivery by the registered Holder thereof, at the office of the Transfer Agent, duly endorsed, and accompanied by a completed form of assignment substantially in the form attached to the form of stock certificate attached hereto as Exhibit A and duly signed by the Holder thereof or by the duly appointed legal representative thereof or by his or her attorney, duly authorized in writing, such signature to be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Transfer Agent; provided that the Corporation agrees to use commercially reasonable efforts to enter into an indemnification agreement in customary form, in favor of the Transfer Agent, in connection with the waiver of any requirement to provide a signature guarantee in connection with any transfer of any Series A Preferred Stock by any Holder, provided further that any Holder requesting such a waiver contemporaneously enter into a customary indemnification agreement in favor of the Corporation to indemnify and hold harmless the Corporation for any losses it incurs as a direct result of the indemnity provided in favor of the Transfer Agent. Upon any such registration of transfer, a new Series A Preferred Stock Statement shall be issued to the transferee. No transfer of any share of Series A Preferred Stock prior to the Resale Restriction Termination Date will be registered by the Transfer Agent unless the applicable box on the form of assignment substantially in the form attached to the form of stock certificate attached hereto as Exhibit A has been checked.
(d)   On or after the date that is 180 days after the Initial Issue Date, the Corporation shall use reasonable best efforts to cause any Holder’s Series A Preferred Stock to be held in book-entry form through the facilities of DTC as promptly as practicable following such Holder’s request, to the extent that such Series A Preferred Stock is then eligible to be so held through the facilities of DTC.
SECTION 21.   Transfer Restrictions.
(a)   Until the date that is 180 days after the Initial Issue Date, each share of Series A Preferred Stock (and every security issued in exchange therefor or substitution thereof) shall not be transferred except in compliance with the terms of the Merger Agreement, and each Holder of Series A Preferred Stock, by such Holder’s acceptance of such Series A Preferred Stock, shall be deemed to be bound by such restriction on transfer. Until the date that is 180 days after the date hereof, each stock certificate evidencing the Series A Preferred Stock (and every security issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form (the “Lock-Up Legend”):
THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THE INTERNAL REORG MERGER AGREEMENT DATED AS OF [    ], BY AND BETWEEN [NEW UNITI] (THE “COMPANY”) AND [NEW WINDSTREAM,] LLC, A DELAWARE LIMITED LIABILITY COMPANY, AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.
In addition, each share of Series A Preferred Stock (and every security issued in exchange therefor or substitution thereof) shall not be transferred unless (i) the Corresponding Warrants are transferred together with such share of Series A Preferred Stock or (ii) the Corresponding Warrants have been exercised pursuant to the terms thereof. Each stock certificate evidencing the Series A Preferred Stock (and every security issued in exchange therefor or substitution thereof) shall bear a legend in substantially the following form (the “Stapling Legend”):
“THIS SECURITY SHALL NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (I) THE CORRESPONDING WARRANTS ARE SOLD, PLEDGED OR OTHERWISE TRANSFERRED TOGETHER WITH THIS SECURITY OR (II) THE CORRESPONDING WARRANTS HAVE BEEN EXERCISED PURSUANT TO THE TERMS THEREOF. THE “CORRESPONDING WARRANTS” MEANS, WITH RESPECT TO EACH SHARE OF THE SERIES

A PREFERRED STOCK, [   ]11 WARRANTS HELD BY THE HOLDER OF THAT SHARE OF THE SERIES A PREFERRED STOCK ISSUED BY [NEW UNITI] PURSUANT TO THE WARRANT AGREEMENT, SUBJECT TO ADJUSTMENTS TO ACCOUNT FOR ANY SHARE SUBDIVISION, COMBINATION, RECLASSIFICATION OR OTHER SIMILAR EVENT RELATING TO THE SERIES A PREFERRED STOCK. THE “WARRANT AGREEMENT” MEANS THE WARRANT AGREEMENT, DATED AS OF [ ], BY AND BETWEEN [NEW UNITI] AND [ ], AS WARRANT AGENT, AS AMENDED OR RESTATED FROM TIME TO TIME.”
Until the date (the “Resale Restriction Termination Date”) that is the later of: (1) the earliest of (a) the date on which each share of Series A Preferred Stock has been sold pursuant to a registration statement that has become effective under the Securities Act; (b) the date on which each share of Series A Preferred Stock has been sold pursuant to Rule 144 or any similar provision then in force under the Securities Act; and (c) the date on which the Holder (x) has a “holding period” (determined pursuant to Rule 144(d)) of at least one year (or such shorter period of time as permitted by Rule 144 or any successor thereto at such time) and (y) is not an Affiliate of the Corporation (and has not been an Affiliate of the Corporation during the three months immediately preceding); and (2) such later date, if any, as may be required by applicable law, each Series A Preferred Stock Statement and stock certificate evidencing the Series A Preferred Stock (and every security issued in exchange therefor or substitution thereof, except any shares of Common Stock issued upon redemption or repurchase thereof, which shall bear the Restricted Common Stock Legend, if applicable) shall bear a legend in substantially the following form (the “Restricted Preferred Stock Legend”), unless otherwise agreed by the Corporation with written notice thereof to the Transfer Agent and Registrar:
“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES FOR THE BENEFIT OF [NEW UNITI] (THE “CORPORATION”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE RESALE RESTRICTION TERMINATION DATE (AS DEFINED BELOW) EXCEPT:
(A)   TO THE CORPORATION OR ANY SUBSIDIARY THEREOF, OR
(B)   PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR
(C)   TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR
(D)   PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (D) ABOVE, THE CORPORATION AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF A CUSTOMARY LEGAL OPINION, ADDRESSED TO THE CORPORATION AND THE TRANSFER AGENT AND IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE CORPORATION AND THE TRANSFER AGENT, FROM A REPUTABLE NATIONAL U.S. LAW FIRM, THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH, OR PURSUANT TO AN APPLICABLE EXEMPTION FROM, THE SECURITIES ACT. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

11
NTD: To be an amount equal to (A) the number of Warrants issued by the Company at the Initial Issue Date and divided by (B) the number of shares of Series A Preferred Stock issued by the Company at the Initial Issue Date.

THE “RESALE RESTRICTION TERMINATION DATE” MEANS THE LATER OF: (1) THE EARLIEST OF (A) THE DATE ON WHICH THIS SECURITY HAS BEEN SOLD PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT; (B) THE DATE ON WHICH THIS SECURITY HAS BEEN SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR ANY SIMILAR PROVISION THEN IN FORCE UNDER THE SECURITIES ACT; AND (C) THE DATE ON WHICH THE HOLDER OF THIS SECURITY (X) HAS A “HOLDING PERIOD” (DETERMINED PURSUANT TO RULE 144(d) UNDER THE SECURITIES ACT) OF AT LEAST ONE YEAR (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR THERETO AT SUCH TIME) AND (Y) IS NOT AN AFFILIATE OF THE CORPORATION (AND HAS NOT BEEN AN AFFILIATE OF THE CORPORATION DURING THE THREE MONTHS IMMEDIATELY PRECEDING); AND (2) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW. IN DETERMINING WHETHER THE HOLDER OF THIS SECURITY (X) HAS A “HOLDING PERIOD” (DETERMINED PURSUANT TO RULE 144(d) UNDER THE SECURITIES ACT) OF AT LEAST ONE YEAR (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR THERETO AT SUCH TIME) OR (Y) IS AN AFFILIATE OF THE CORPORATION (OR HAS BEEN AN AFFILIATE OF THE CORPORATION DURING THE THREE MONTHS IMMEDIATELY PRECEDING), THE CORPORATION AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF CUSTOMARY CERTIFICATIONS FROM THE HOLDER AND A CUSTOMARY LEGAL OPINION, ADDRESSED TO THE CORPORATION AND THE TRANSFER AGENT AND IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE CORPORATION AND THE TRANSFER AGENT, FROM A REPUTABLE NATIONAL U.S. LAW FIRM.”
Any Series A Preferred Stock Statement with respect to any Series A Preferred Stock, or any Series A Preferred Stock in certificated form (or any security issued in exchange or substitution therefor, except any shares of Common Stock issued upon redemption or repurchase thereof), (i) that has been transferred pursuant to a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, (ii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act or (iii) the Holder of which (A) has a “holding period” (determined pursuant to Rule 144(d) under the Securities Act of at least one year and (B) is not an Affiliate of the Corporation (and has not been an Affiliate of the Corporation during the three months immediately preceding) shall have the Restricted Preferred Stock Legend removed or be exchanged for a new Series A Preferred Stock certificate of like tenor and representing an equivalent Liquidation Preference of shares of Series A Preferred Stock without the Restricted Preferred Stock Legend, as the case may be. To exercise such right of removal or exchange, the Holder of such Series A Preferred Stock must surrender such certificate evidencing such Series A Preferred Stock (if applicable) and deliver a customary legal opinion, addressed to the Corporation and the Transfer Agent and in form and substance reasonably acceptable to the Corporation and the Transfer Agent, from a reputable national U.S. law firm, that the Restricted Preferred Stock Legend is no longer required under the Securities Act.
(b)   Until the Resale Restriction Termination Date, if any shares of Common Stock are issued upon redemption or repurchase of any Series A Preferred Stock that bears the Restricted Preferred Stock Legend, then any stock certificate representing such shares of Common Stock shall bear a legend in substantially the following form (unless (I) such shares of Common Stock have been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, (II) the holder thereof (x) has a “holding period” (determined pursuant to Rule 144(d)) of at least one year (or such shorter period of time as permitted by Rule 144 or any successor thereto at such time) (it being understood that in accordance with Section 3(a)(9) under the Securities Act, the holding period of the shares of Common Stock issuable upon repurchase or redemption of any Series A Preferred Stock may be tacked on to the holding period of such Series A Preferred Stock) and (y) is not an Affiliate of the Corporation (and has not been an Affiliate of the Corporation during the three months immediately preceding), or (III) otherwise agreed by the Corporation with written notice thereof to the Transfer Agent and Registrar and the transfer agent for the Common Stock (if other than the Transfer Agent or Registrar) (the “Restricted Common Stock Legend”):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES FOR THE BENEFIT OF [NEW UNITI] (THE “CORPORATION”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE RESALE RESTRICTION TERMINATION DATE (AS DEFINED BELOW) EXCEPT:
(A)
TO THE CORPORATION OR ANY SUBSIDIARY THEREOF, OR

(B)
PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

(C)
TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR

(D)
PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (D) ABOVE, THE CORPORATION AND THE TRANSFER AGENT FOR THE CORPORATION’S COMMON STOCK RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF A CUSTOMARY LEGAL OPINION, ADDRESSED TO THE CORPORATION AND THE TRANSFER AGENT AND IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE CORPORATION AND THE TRANSFER AGENT, FROM A REPUTABLE NATIONAL U.S. LAW FIRM, THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH, OR PURSUANT TO AN APPLICABLE EXEMPTION FROM, THE SECURITIES ACT. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
THE “RESALE RESTRICTION TERMINATION DATE” MEANS THE LATER OF: (1) THE EARLIEST OF (A) THE DATE ON WHICH THIS SECURITY HAS BEEN SOLD PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT; (B) THE DATE ON WHICH THIS SECURITY HAS BEEN SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR ANY SIMILAR PROVISION THEN IN FORCE UNDER THE SECURITIES ACT; AND (C) THE DATE ON WHICH THE HOLDER OF THIS SECURITY (X) HAS A “HOLDING PERIOD” (DETERMINED PURSUANT TO RULE 144(d) UNDER THE SECURITIES ACT) OF AT LEAST ONE YEAR (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR THERETO AT SUCH TIME) (IT BEING UNDERSTOOD THAT IN ACCORDANCE WITH SECTION 3(A)(9) UNDER THE SECURITIES ACT, THE HOLDING PERIOD OF THE SHARES OF COMMON STOCK ISSUABLE UPON REDEMPTION OR REPURCHASE OF ANY SERIES A PREFERRED STOCK MAY BE TACKED ON TO THE HOLDING PERIOD OF SUCH SERIES A PREFERRED STOCK) AND (Y) IS NOT AN AFFILIATE OF THE CORPORATION (AND HAS NOT BEEN AN AFFILIATE OF THE CORPORATION DURING THE THREE MONTHS IMMEDIATELY PRECEDING); AND (2) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW. IN DETERMINING WHETHER THE HOLDER OF THIS SECURITY (X) HAS A “HOLDING PERIOD” (DETERMINED PURSUANT TO RULE 144(d) UNDER THE SECURITIES ACT) OF AT LEAST ONE YEAR (OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR THERETO AT SUCH TIME) OR (Y) IS NOT AN AFFILIATE OF THE CORPORATION (AND HAS NOT BEEN AN AFFILIATE OF THE CORPORATION DURING THE THREE MONTHS IMMEDIATELY PRECEDING), THE CORPORATION AND THE TRANSFER AGENT RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF CUSTOMARY CERTIFICATIONS FROM THE HOLDER AND A CUSTOMARY LEGAL OPINION, ADDRESSED TO THE CORPORATION AND THE TRANSFER AGENT AND

IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE CORPORATION AND THE TRANSFER AGENT, FROM A REPUTABLE NATIONAL U.S. LAW FIRM.”
Any such Common Stock (i) that has been transferred pursuant to a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, (ii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act or (iii) the holder of which (A) has a “holding period” (determined pursuant to Rule 144(d) with respect to such Common Stock under the Securities Act of at least one year) (it being understood that in accordance with Section 3(a)(9) under the Securities Act, the holding period of the shares of Common Stock issuable upon repurchase or redemption of any Series A Preferred Stock may be tacked on to the holding period of such Series A Preferred Stock) and (B) is not an Affiliate of the Corporation (and has not been an Affiliate of the Corporation during the three months immediately preceding), shall, upon surrender of the certificates representing such shares of Common Stock and delivery of a customary legal opinion, addressed to the Corporation and the transfer agent for the Common Stock and in form and substance reasonably acceptable to the Corporation and the transfer agent for the Common Stock, from a reputable national U.S. law firm, that the Restricted Common Stock Legend is no longer required under the Securities Act, be exchanged for a new certificate or certificates for a like aggregate number of shares of Common Stock, which shall not bear the Restricted Common Stock Legend.
(c)   As used in this Section 21, the term “transfer” encompasses any sale, pledge, transfer or other disposition whatsoever of any Series A Preferred Stock or Common Stock issued upon redemption or repurchase thereof, as the case may be.
(d)   From and after [ ]12, the Corporation agrees that it will promptly upon request from any Holder and, with respect to any stock certificates, the delivery by such Holder to the Corporation or the Transfer Agent of such stock certificates issued with the Lock-Up Legend, deliver or cause to be delivered to such Holder replacement stock certificates that are free from the Lock-Up Legend or remove or cause to be removed the Lock-Up Legend or the comparable restriction or other arrangement with respect to any Series A Preferred Stock.
(e)   From and after the date on which the Corresponding Warrants with respect to any Series A Preferred Stock has been exercised in accordance with the terms thereof, the Corporation agrees that it will promptly upon request from any Holder and, with respect to any stock certificates, the delivery by such Holder to the Corporation or the Transfer Agent of such stock certificates issued with the Stapling Legend, deliver or cause to be delivered to such Holder replacement stock certificates that are free from the Stapling Legend or remove or cause to be removed the Stapling Legend or the comparable restriction or other arrangement with respect to any Series A Preferred Stock.
(f)   The Corporation agrees that, at such time as any Holder delivers to the Corporation and the Transfer Agent a customary legal opinion, addressed to the Corporation and the Transfer Agent, from a reputable national U.S. law firm, that the Restricted Preferred Stock Legend is no longer required under the Securities Act, and in form and substance reasonably satisfactory to the Corporation and the Transfer Agent, the Corporation agrees that it will promptly after the delivery of such opinion and, with respect to any stock certificates, the delivery by such Holder to the Corporation or the Transfer Agent of such stock certificates issued with the Restricted Preferred Stock Legend, deliver or cause to be delivered to such Holder replacement stock certificates that are free from the Restricted Preferred Stock Legend or remove or cause to be removed such legend or the comparable restriction or other arrangement.
(g)   From and after [   ]13, the Corporation agrees that it will use commercially reasonable efforts to take the following actions to facilitate the consummation of a transfer of Series A Preferred Stock: (i) causing the Transfer Agent to remove any restrictive legends on the Series A Preferred Stock as set forth in this Section 21 and (ii) delivering any necessary opinions or instruction letters to remove or cause to be removed any such restrictive legends in accordance with this Section 21. The Corporation further agrees that, in the event the Corporation fails to comply with the foregoing clause (i) or (ii), the Corporation hereby authorizes

12
NTD: Date to be the 180 days following the Initial Issue Date.

13
NTD: Date to be the 180 days following the Initial Issue Date.

the Transfer Agent to rely upon the opinion of a reputable national U.S. law firm serving as counsel to the applicable Holder or written instructions from the applicable Holder reasonably satisfactory to the Transfer Agent.
SECTION 22.   Miscellaneous.   (a) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, and shall not be required to make any such issuance or delivery unless and until the Person otherwise entitled to such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.
(b)
The Liquidation Preference shall be subject to proportional adjustment whenever there shall occur a subdivision, stock dividend, combination, reclassification or other similar event which increases or decreases the number of shares of the Series A Preferred Stock outstanding. Each of the Share Cap and Holder Share Election Cap shall be subject to proportional adjustment whenever there shall occur a subdivision, stock dividend, combination, reclassification or other similar event which increases or decreases the number of shares of the Common Stock or the Series A Preferred Stock outstanding. Such adjustments shall be determined in good faith by the Corporation, after consultation with an Independent Financial Advisor and submitted by the Corporation to the Transfer Agent.

(c)   All shares of Series A Preferred Stock redeemed, repurchased or otherwise acquired in any manner by the Corporation shall be retired and shall be restored to the status of authorized but unissued Series A Preferred Stock, without designation as to series or class.
SECTION 23.   Holder’s Election of Settlement.
(a)   If the Corporation elects or is deemed to elect a Settlement Method other than Redemption Physical Settlement, Change of Control Physical Settlement or Holder Put Physical Settlement to satisfy the Redemption Price, Change of Control Repurchase Price or Put Price, as applicable, a Holder shall have the right, at its option and upon delivery of a written notice (a “Holder Settlement Election Notice”) within five Business Days of the relevant Redemption Notice Date, Change of Control Corporation Notice Date or Holder Put Corporation First Notice Date, as applicable, to require the Corporation to settle all or a portion of the Redemption Price, Change of Control Repurchase Price or Put Price, as applicable, of such Holder’s Series A Preferred Stock to be redeemed or repurchased in a number of shares of Common Stock not to exceed the Holder Share Election Cap per share of Series A Preferred Stock (the “Elected Shares”); provided that the Corporation shall not be required to issue any Common Stock to the extent that such issuance would give rise to a “change of control” (or terms of similar import) under the terms of any debt instrument or preferred stock of the Corporation or any of its Subsidiaries. The Corporation shall not waive the operation of the Holder Share Election Cap unless it has first received the affirmative vote of holders of a majority of the outstanding Common Stock approving such waiver.
(b)   Following the receipt of a Holder Settlement Election Notice, solely with respect to the Series A Preferred Stock of such Holder to be redeemed in an Optional Redemption or repurchased in a Change of Control Repurchase or Holder Put and notwithstanding the Corporation’s election or deemed election in the relevant Redemption Notice, Change of Control Corporation Notice or Holder Put Corporation First Notice, as the case may be, the Corporation shall be deemed to have elected Redemption Combination Settlement, Change of Control Combination Settlement or Holder Put Combination Settlement, as the case may be, with a Specified Dollar Amount equal to the greater of (i) zero and (ii) the Redemption Price or Put Price, as applicable, minus the product of (x) the lesser of (I) the Average VWAP per share of the Common Stock over the related First Observation Period and (II) the Average VWAP per share of the Common Stock over the related Second Observation Period and (y) the number of Settlement Shares.

SECTION 24.   Tax Matters.
(a)   The Corporation shall be entitled to deduct or withhold any taxes that the Corporation determines in good faith it is required to deduct and withhold from any amounts distributed or deemed distributed with respect to the Series A Preferred Stock, including being authorized to offset the amount to be deducted or withheld against (i) any amounts otherwise payable to such Holder with respect to the Series A Preferred Stock or (ii) sales proceeds received by, or other funds or assets of, such Holder. If the Corporation believes it is required to deduct and withhold any taxes from any amounts distributed or deemed distributed to any Holder, it shall use commercially reasonable efforts to notify such Holder and shall cooperate with such Holder to minimize or eliminate the amount of such deduction or withholding, including by complying with Treas. Reg. Section 1.1445-1(c)(2) in circumstances where the Holder timely submits an application for a withholding certificate, reasonably acceptable to the Corporation, to the Internal Revenue Service under Treas. Reg. Section 1.1445-3.
(b)   The Holders and the Corporation agree to treat for U.S. federal and applicable state and local income tax purposes, (i) the Series A Preferred Stock and the Corresponding Warrants held by a Person as a single integrated instrument for tax purposes until such time as the Series A Preferred Stock is redeemed or the Corresponding Warrants exercised and (ii) the single integrated instrument as equity other than preferred stock within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended, and applicable Treasury Regulations thereon.

Exhibit A
[FORM OF FACE OF SERIES A PREFERRED STOCK CERTIFICATE]
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY NON-U.S. OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE MERGER AGREEMENT DATED AS OF [    ], BY AND BETWEEN [NEW UNITI] (THE “CORPORATION”) AND [    ], AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.
THIS SECURITY SHALL NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (I) THE CORRESPONDING WARRANTS ARE SOLD, PLEDGED OR OTHERWISE TRANSFERRED TOGETHER WITH THIS SECURITY OR (II) THE CORRESPONDING WARRANTS HAVE BEEN EXERCISED PURSUANT TO THE TERMS THEREOF. THE “CORRESPONDING WARRANTS” MEANS, WITH RESPECT TO EACH SHARE OF THE SERIES A PREFERRED STOCK, [    ] WARRANTS HELD BY THE HOLDER OF THAT SHARE OF THE SERIES A PREFERRED STOCK ISSUED BY [NEW UNITI] PURSUANT TO THE WARRANT AGREEMENT, SUBJECT TO ADJUSTMENTS TO ACCOUNT FOR ANY SHARE SUBDIVISION, COMBINATION, RECLASSIFICATION OR OTHER SIMILAR EVENT RELATING TO THE SERIES A PREFERRED STOCK. THE “WARRANT AGREEMENT” MEANS THE WARRANT AGREEMENT, DATED AS OF [ ], BY AND BETWEEN [NEW UNITI] AND [ ], AS WARRANT AGENT, AS AMENDED OR RESTATED FROM TIME TO TIME.
[INCLUDE FOR GLOBAL PREFERRED SHARES]
[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR THE TRANSFER AGENT NAMED ON THE FACE OF THIS CERTIFICATE, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.]

Certificate Number [ ]	[Initial]14 Number of Shares of Series A Preferred Stock [ ]
CUSIP [    ]
ISIN [    ]
[NEW UNITI]
Series A Preferred Stock
(par value $[    ] per share)
(Liquidation Preference as specified below)
[New Uniti], a Delaware corporation (the “Corporation”), hereby certifies that [    ] (the “Holder”), is the registered owner of [    ]15 [the number shown on Schedule I hereto of]16 fully paid and non-assessable shares of the Corporation’s designated Series A Preferred Stock, with a par value of $[   ] per share and an initial Liquidation Preference of $1,000.00 per share (the “Series A Preferred Stock”). The shares of Series A Preferred Stock are transferable in accordance with the terms of the Charter (as defined below) on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Series A Preferred Stock represented hereby are and shall in all respects be subject to the provisions of the Certificate of Designations establishing the Series A Preferred Stock of [New Uniti] dated [    ], as amended or supplemented from time to time, which amended the Certificate of Incorporation of the Corporation, dated as of [   ] (the Certificate of Incorporation as so amended and as may be further amended from time to time, the “Charter”). Capitalized terms used herein but not defined shall have the meaning given them in the Charter. The Corporation will provide a copy of the Charter to the Holder without charge upon written request to the Corporation at its principal place of business. In the case of any conflict between this Certificate and the Charter, the provisions of the Charter shall control and govern.
Reference is hereby made to the provisions of the Series A Preferred Stock set forth on the reverse hereof and in the Charter, which provisions shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this executed certificate, the Holder is bound by the Charter and is entitled to the benefits thereunder.
Unless the Transfer Agent and Registrar have properly countersigned, these shares of Series A Preferred Stock shall not be entitled to any benefit under the Charter or be valid or obligatory for any purpose.

14
Include for Global Preferred Shares.

15
Include for certificated shares.

16
Include for Global Preferred Shares.

IN WITNESS WHEREOF, this certificate has been executed on behalf of the Corporation by an Officer of the Corporation and attested this [    ] of [    ] [   ].
ATTEST:		[NEW UNITI]
Name: Title:	By:	Name: Title:

COUNTERSIGNATURE
These are shares of Series A Preferred Stock referred to in the within-mentioned Charter.
Dated: [    ], [    ]
[    ], as Registrar and Transfer Agent
By:

Name:
Title:

[FORM OF REVERSE OF CERTIFICATE FOR SERIES A PREFERRED STOCK]
Cumulative dividends on each share of Series A Preferred Stock shall be payable at the applicable rate provided in the Charter.
The Corporation shall furnish without charge to each Holder who so requests a summary of the authority of the Board of Directors to determine variations for future series within a class of stock and the designations, limitations, preferences and relative, participating, optional or other special rights of each class or series of share capital issued by the Corporation and the qualifications, limitations or restrictions of such preferences and/or rights.

[FORM OF CHANGE OF CONTROL REPURCHASE NOTICE]
To:
[Insert Dividend Disbursing Agent Name]
[Insert Dividend Disbursing Agent Address]

The undersigned registered owner of [    ] shares of Series A Preferred Stock (the “Series A Preferred Stock”) of [New Uniti] (hereinafter called the “Corporation”), represented by stock certificate No(s). [ ] (the “Series A Preferred Stock Certificates”) hereby acknowledges receipt of a notice from the Corporation as to the occurrence of a Change of Control with respect to the Corporation and specifying the Change of Control Repurchase Date and requests and instructs the Corporation to pay or deliver, as the case may be, to the registered holder hereof in accordance with Section 11 of the Certificate of Designations establishing the Series A Preferred Stock of [New Uniti] dated [    ] (as amended from time to time, the “Certificate of Designations”), which amended the Certificate of Incorporation of the Corporation, dated [   ] (the Certificate of Incorporation as so amended and as may be further amended from time to time, the “Charter”) the consideration due as determined in Section 11(c) of the Certificate of Designations in respect of the entire Liquidation Preference of the shares of Series A Preferred Stock represented by the Series A Preferred Stock Certificates, or the integral portion thereof below designated. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Charter.
Dated:

Signature(s)

Social Security or Other Taxpayer
Identification Number
Number of shares of Series A Preferred Stock to be repaid (if less than all):
NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Series A Preferred Stock Certificates in every particular without alteration or enlargement or any change whatever.

[FORM OF PUT PARTICIPATION NOTICE]
To:
[Insert Dividend Disbursing Agent Name]
[Insert Dividend Disbursing Agent Address]

The undersigned registered owner of [ ] shares of Series A Preferred Stock (the “Series A Preferred Stock”) of [New Uniti] (hereinafter called the “Corporation”), represented by stock certificate No(s). [    ] (the “Series A Preferred Stock Certificates”) hereby acknowledges receipt of a notice from the Corporation as to the Corporation’s receipt of an Anchor Holder Put Notice and instructs the Corporation to pay or deliver, as the case may be, to the registered holder hereof in accordance with Section 12 of the Certificate of Designations establishing the Series A Preferred Stock of [New Uniti] dated [ ] (as amended from time to time, the “Certificate of Designations”), which amended the Certificate of Incorporation of the Corporation, dated [ ] (the Certificate of Incorporation as so amended and as may be further amended from time to time, the “Charter”) the consideration due as determined in Section 12(c) of the Certificate of Designation in respect of the undersigned’s Series A Preferred Stock (as adjusted pursuant to Section 12(a) of the Certificate of Designations). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Charter.
Dated:

Signature(s)

Social Security or Other Taxpayer
Identification Number
NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Series A Preferred Stock Certificates in every particular without alteration or enlargement or any change whatever.

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Series A Preferred Stock evidenced hereby to:

(Insert assignee’s social security or taxpayer identification number, if any)

(Insert address and zip code of assignee)
and irrevocably appoints:

as agent to transfer the shares of Series A Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
In connection with any transfer of the shares of Series A Preferred Stock evidenced hereby prior to the date that is 180 days after the Initial Issue Date, the undersigned confirms that such shares are being transferred in compliance with the restrictions on transfer as set forth in the Merger Agreement dated as of [    ], as amended from time to time, by and among [New Uniti] and [New Windstream,] LLC, a Delaware Limited Liability Company. In connection with any transfer of any share of Series A Preferred Stock, the undersigned confirms that:
☐   The Corresponding Warrants are being transferred together with such share of Series A Preferred Stock; or
☐   The Corresponding Warrants have been exercised pursuant to the terms thereof.
In connection with any transfer of any Series A Preferred Stock, the undersigned confirms that such Series A Preferred Stock are being transferred:
☐   To [New Uniti] or a subsidiary thereof; or
☐   Pursuant to a registration statement that has become or been declared effective under the Securities Act of 1933, as amended; or
☐   Pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended; or
☐   Pursuant to and in compliance with Rule 144 under the Securities Act of 1933, as amended, or any other available exemption from the registration requirements of the Securities Act of 1933, as amended.
Date:
Signature:
(Sign exactly as your name appears on the other side of this Certificate)
Signature Guarantee:
(Unless otherwise waived by the Transfer Agent, signature must be guaranteed by an “eligible guarantor institution” that is a bank, stockbroker, savings and loan association or credit union meeting the requirements of the Transfer Agent, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Transfer Agent in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.)

SCHEDULE I17
[New Uniti]
Global Preferred Share
Series A Preferred Stock
Certificate Number:
The number of shares of Series A Preferred Stock initially represented by this Global Preferred Share shall be [  ]. Thereafter the Transfer Agent and Registrar shall note changes in the number of shares of Series A Preferred Stock evidenced by this Global Preferred Share in the table set forth below:
Date of Exchange	Amount of Decrease in Number of Shares Represented by this Global Preferred Share	Amount of Increase in Number of Shares Represented by this Global Preferred Share	Number of Shares Represented by this Global Preferred Share following Decrease or Increase	Signature of Authorized Officer of Transfer Agent and Registrar

17
Attach Schedule I only to Global Preferred Shares.

Annex L
Exhibit L
Uniti Organizational Document Amendment
The charter of Uniti is hereby amended to add a new Article Thirteen as follows:
“To the fullest extent permitted by law, (i) the Corporation is designated as the stockholders’ sole and exclusive agent with the exclusive right to pursue and recover any remedies on behalf of stockholders under that certain Agreement and Plan of Merger, dated as of May 3, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and between the Corporation and Windstream Holdings II, LLC, a Delaware limited liability company, including under Section 12.06 thereof, pursuant to which, in the event that specific performance is not sought or granted as a remedy, the Corporation may pursue and recover damages or other amounts set forth in Section 12.06 of the Merger Agreement, and (ii) any amounts or damages recovered by the Corporation on behalf of the stockholders, whether through judgment, settlement or otherwise, shall, in the sole discretion of the Board of Directors, be distributed to the stockholders by a dividend, stock repurchase or buyback or in any other manner.

L-1

ANNEX M — OPINION OF J.P. MORGAN
May 3, 2024
The Board of Directors
Uniti Group Inc.
2101 Riverfront Drive
Suite A
Little Rock, Arkansas 72202
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.0001 per share (the “Company Common Stock”), of Uniti Group Inc. (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of a to-be-formed affiliate (“Merger Sub”) of Windstream Holdings II, LLC (the “Merger Partner”) with the Company. Pursuant to the Agreement and Plan of Merger, dated as of May 3, 2024 (the “Agreement”), by and among the Company and the Merger Partner, as more fully described in the Agreement, (i) the Merger Partner will complete an internal restructuring (the “Internal Reorganization”), resulting in, among other things, Windstream Parent, Inc. (“New Uniti”) becoming the ultimate parent of the Merger Partner and Merger Sub becoming a wholly-owned indirect subsidiary of New Uniti and resulting in certain existing equity holders of the Merger Partner receiving the right to receive a combination of common stock of New Uniti (the “New Uniti Common Stock”), preferred stock of New Uniti, warrants of New Uniti, and a pro rata portion of the Closing Cash Payment (as defined in the Agreement) to be made by the Company, (ii) the Company will become a wholly-owned subsidiary of a Maryland limited partnership that is an indirect wholly-owned subsidiary of New Uniti (“HoldCo”) and an indirect wholly-owned subsidiary of New Uniti and (iii) each outstanding share of Company Common Stock, other than Company restricted stock awards and shares of Company Common Stock owned by any Company subsidiary or owned by the Merger Partner, HoldCo, Merger Sub or their respective subsidiaries, will be converted into the right to receive a number of shares of New Uniti Common Stock equal to the Exchange Ratio (as defined in the Agreement), calculated pursuant to a formula contained in the Agreement, such that holders of the Company Common Stock (and assuming that all Operating Partnership Units and FinanceCo Preferred Shares (each as defined in the Agreement) still outstanding immediately prior to the Effective Time (as defined in the Agreement), other than those held the Company or its subsidiaries, were exchanged for Company Common Stock immediately prior to the Effective Time), together with holders of Company performance-based restricted stock units (to the extent vested as of the Effective Time) would receive, in respect of such stock and stock units, 57.680% of all shares of New Uniti Common Stock outstanding as of immediately following the Effective Time on an as converted and fully-diluted basis (after giving effect to the Transaction, but excluding any dilution attributable to (1) any Company restricted stock awards and unvested Company performance-based restricted stock units (other than Excess Uniti Equity Awards (as defined in the Agreement)) and (2) any Uniti Securities (as defined in the Agreement) issued (or issuable) in connection with (x) certain convertible or exchangeable equity and warrants or (y) financing transactions in connection with the Transaction.
In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (iv) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Merger Partner relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (v) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Transaction on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, New Uniti, New Windstream, LLC, a direct wholly owned subsidiary of the Merger Partner, the Merger Partner, HoldCo or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies and the annual cash rent expense assumptions for the 2030 renewal ILEC and CLEC Master Lease Agreements (the “Lease Renewal Assumptions”), we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions (including the Lease Renewal Assumptions) on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company, New Uniti, New Windstream, LLC, the Merger Partner, HoldCo and Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration to be paid in connection with the Transaction to, the holders of the Convertible Notes, the Exchangeable Notes or the Call Spread Warrants (each as defined in the Agreement) or of any other class of securities, creditors or other constituencies of the Company, or as to the underlying decision by the Company to engage in the Transaction. We also do not express any opinion as to the Elliott Voting Agreement, the Unitholder Agreements, the Stockholders Agreements, the Registration Rights Agreement (each, as defined in the Agreement) or any voting, governance or other rights of the existing equity holders of the Merger Partner, whether pursuant thereto, pursuant to the other documentation to be entered into in connection with the Transaction, or otherwise (and have not taken any such rights into account in our analysis). Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the New Uniti Common Stock or any other class of securities of the Company, New Uniti or the Merger Partner will trade at any future time.
We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for the delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Merger Partner, for which we and such affiliates have received customary compensation. Such services during such period for the Company have included acting as joint lead bookrunner on the Company’s offering of debt securities in February 2023 and as joint lead bookrunner on the Company’s offering of convertible debt securities in December 2022, and such services during such period for the Merger Partner have included acting as lead arranger on the Merger Partner’s term loan credit facility in November 2022. In addition, during the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with Elliott Management Corporation (“Elliott”), a significant affiliate of the Merger Partner, for which we and such affiliates have received customary compensation. Such services during such period for Elliott have included providing financial advisory services to Elliott portfolio companies. During the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with PIMCO Mortgage Trust, Inc., a significant affiliate of the Merger Partner (“PIMCO”). Our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Merger Partner, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, the Merger Partner, PIMCO, Elliott or Elliott portfolio companies for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the holders of the Company Common Stock.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. Notwithstanding the foregoing, this opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC
J.P. Morgan Securities LLC

ANNEX N — OPINION OF STEPHENS
May 2, 2024
Board of Directors
Uniti Group Inc.
2101 Riverfront Drive, Suite A
Little Rock, Arkansas
Dear Members of the Board:
We have acted as your financial advisor in connection with the proposed merger (the “Merger”) involving Uniti Group Inc. (the “Company”) and Windstream Holdings II, LLC (the “Counterparty”) under the proposed Agreement and Plan of Merger to be entered into by and between the Company and the Counterparty (the “Merger Agreement”). You have requested that we provide our opinion (the “Opinion”) as investment bankers as to whether the Exchange Ratio (as defined in the Merger Agreement) in the Merger is fair to the holders of the common stock of the Company (solely in their capacity as such, the “Shareholders”) from a financial point of view.
Pursuant to the Merger Agreement and subject to the terms, conditions and limitations set forth therein, we understand that, subject to potential adjustments as described in the Merger Agreement, each outstanding share of common stock of the Company, subject to certain exceptions described in the Merger Agreement, shall be converted into the right to receive a number of shares of the common stock of the combined entity determined in accordance with the Merger Agreement, so that the Shareholders (and holders of vested performance-based restricted stock unit awards of common stock of the Company) will receive, in the aggregate, approximately 57.68% of all shares of the common stock of the combined entity as of the closing of the Merger, before giving effect to any dilution arising from unvested Company awards and equity issued (or issuable) in connection with certain Company financing transactions, but treating Company securities underlying Excess Uniti Equity Awards (as defined in the Merger Agreement) as vested (at target performance, to the extent applicable). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
In connection with developing our Opinion we have:
(i)
Reviewed the most recent May 2, 2024 draft of the Merger Agreement and related documents provided to us by the Company;

(ii)
Reviewed certain audited financial statements regarding the Company and the Counterparty;

(iii)
Reviewed certain publicly available historical business and financial information relating to the Company and the Counterparty;

(iv)
Reviewed certain non-public historical business and financial information, including projected financial forecasts and other data relating to the Company and the Counterparty, furnished to us by management of the Company, including, in the case of the Counterparty, as adjusted by management of the Company;

(v)
Reviewed the potential pro forma financial impact of the Merger on the future financial performance of the combined company based upon projected financial forecasts and other data relating to the Company and the Counterparty provided to us by the management of the Company, including, in the case of the Counterparty, as adjusted by management of the Company, and the amount and timing of projected synergies and other strategic benefits anticipated by management of the Company to be realized from the Merger;

(vi)
Discussed with members of management of the Company the future business and prospects of the Company and the Counterparty, the anticipated financial consequences of the Merger to the

Company and the Counterparty and the amount and timing of projected synergies and other strategic benefits anticipated by management of Company to be realized from the Merger;
(vii)
Reviewed public information with respect to certain other companies in lines of business that we believe to be relevant in evaluating the businesses of the Company and the pro forma combined company, respectively;

(viii)
Reviewed historical stock prices and trading volumes of the common stock of the Company; and

(ix)
Conducted such other financial studies, analyses and investigations as we have deemed appropriate.

We have relied on the accuracy and completeness of the information, financial data and financial forecasts concerning the Company and the Counterparty provided to us by the Company and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not independently verified or undertaken any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Counterparty, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Counterparty under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of the Company or Counterparty. We have not made an independent analysis of the effects of potential future changes in the rate of inflation or of prevailing rates of interest or other market developments or disruptions, or of the effects of any global conflicts or hostilities, or of any other disaster or adversity, on the business or prospects of the Company or the Counterparty. With respect to the financial projections or forecasts prepared by management of the Company and management of the Counterparty, including the forecasts of potential cost savings and potential synergies, as provided to us by the Company, we have also assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company and the Counterparty, respectively, and provide a reasonable basis for our analysis. We recognize that such financial projections or forecasts are based on numerous variables, assumptions and judgments that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such forecasts, and we express no opinion as to the reliability of such financial projections, forecasts or estimates or the assumptions upon which they are based.
As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Counterparty. Affiliates and employees of Stephens Inc. own an investment interest of less than one-half of one percent of the outstanding common stock of the Company, and we make a market in the common stock of the Company. We have not received any investment banking fees from the Company or the Counterparty within the past two years. Within the past two years, we or our affiliates have provided insurance agency services to the Company and have received customary compensation for such services of approximately $460,000. We are entitled to receive a fee from the Company for providing our Opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our providing this Opinion letter. We expect to pursue future investment banking services assignments with participants in this Merger. In the ordinary course of business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of any participants in the Merger.
We are not legal, accounting, regulatory, or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Merger will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company or the Shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the Merger will be resolved favorably to the Company and the Shareholders. We do not express any opinion as to any tax or other consequences that might result from the Merger.
The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and on the information made available to us as of the date hereof. Market price data used in connection with this Opinion is based on reported market closing prices as of May 1, 2024. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion or otherwise comment on events occurring after the date hereof. We further note that volatility or disruptions in the credit and financial markets relating to, among other things, potential future changes in the rate of inflation or prevailing rates of interest or other market developments or disruptions, or the effects of any global conflicts or hostilities, or any other disaster or adversity may or may not have an effect on the Company or the Counterparty, and we are not expressing an opinion as to the effects of such volatility or disruptions on the Merger or any party to the Merger. We further express no opinion as to the prices at which the securities of any participant in the Merger may trade at any time subsequent to the announcement of the Merger.
In connection with developing this Opinion, we have assumed that, in all respects material to our analyses:
(i)
the Merger and any related transactions will be consummated on the terms of the latest draft of the Merger Agreement provided to us, without material waiver or modification;

(ii)
the representations and warranties of each party in the Merger Agreement and in all related documents and instruments referred to in the Merger Agreement are true and correct;

(iii)
each party to the Merger Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv)
all conditions to the completion of the Merger will be satisfied within the time frames contemplated by the Merger Agreement without any waivers;

(v)
that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Merger and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to the Company or the Shareholders;

(vi)
there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Counterparty since the date of the most recent financial statements made available to us, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact the Company or the Counterparty; and

(vii)
the Merger will be consummated in a manner that complies with applicable law and regulations.

This Opinion is directed to, and is for the use and benefit of, the Board of Directors of the Company (in its capacity as such) solely for purposes of assisting with its review and deliberations regarding the Merger. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Merger, the merits of the Merger as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the Merger, including with respect to how to vote or act with respect to the Merger. This Opinion is not intended to confer any rights or remedies upon any other person or entity. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of the Company or otherwise.

Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary concerning this Opinion may be included in communications to shareholders of the Company, provided that this Opinion letter is reproduced in its entirety, and we approve of the content of such disclosures prior to any filing, distribution or publication of such shareholder communications and prior to distribution of any amendments thereto.
Based on the foregoing and our general experience as investment bankers, and subject to the limitations, assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the Exchange Ratio is fair to the Shareholders from a financial point of view.
Very truly yours,
STEPHENS INC.

ANNEX O
PLAN OF CONVERSION
This PLAN OF CONVERSION (“Plan of Conversion”) sets forth certain terms of the conversion of Uniti Group Inc., a Maryland corporation (the “Converting Corporation”), to a Delaware corporation to be named “Uniti Group Inc.” (the “Converted Corporation”), pursuant to the provisions of the Maryland General Corporation Law (the “MGCL”) and the Delaware General Corporation Law (the “DGCL”).
WHEREAS, upon the terms and subject to the conditions of this Plan of Conversion, the Converting Corporation will be converted to a Delaware corporation pursuant to and in accordance with Sections 3-901 et seq. of the MGCL and Section 265 of the DGCL (the “Conversion”); and
WHEREAS, the Converting Corporation is adopting this Plan of Conversion pursuant to Section 265 of the DGCL to provide for, among other things, the taking of certain corporate actions by the Converted Corporation in connection with the Conversion, each of which shall require approval in accordance with all law applicable to the Converting Corporation, including any approval required under such applicable law for the authorization of the type of corporate actions specified in this Plan of Conversion; and
WHEREAS, the board of directors of the Converting Corporation has authorized and approved this Plan of Conversion, has adopted a resolution declaring that the Conversion and this Plan of Conversion are advisable and in the best interests of the Converting Corporation, and has directed that the Conversion and this Plan of Conversion be submitted for consideration at a special meeting of the stockholders of the Converting Corporation.
NOW, THEREFORE, upon the terms and subject to the conditions of this Plan of Conversion, and in accordance with the applicable provisions of the MGCL and the DGCL, at the Effective Time (as defined below) of the Conversion set forth in the Articles of Conversion (as defined below) to be filed with the State Department of Assessments and Taxation of Maryland (the “Department”) pursuant to the MGCL and the Certificate of Conversion and the Certificate of Incorporation (each as defined below) to be filed with the Secretary of State of the State of Delaware (the “Secretary of State”) pursuant to the DGCL, the Converting Corporation shall be converted to the Converted Corporation.
ARTICLE I
THE CONVERSION AND POST-CONVERSION CORPORATE ACTIONS
SECTION 1.01   The Conversion.   At the Effective Time, the Converting Corporation shall be converted to the Converted Corporation in accordance with the applicable provisions of the MGCL and the DGCL and, for all purposes of the laws of the State of Delaware and otherwise, (a) the Converted Corporation shall be deemed to be the same entity as the Converting Corporation and the Conversion shall be deemed a continuation of the existence of the Converting Corporation in the form of a Delaware corporation, (b) all of the rights, privileges and powers of the Converting Corporation, all property, real, personal and mixed, all debts due to the Converting Corporation, and all other things and causes of action belonging to the Converting Corporation shall remain vested in, and be the property of, the Converted Corporation, and (c) the title to any real property vested by deed or otherwise in the Converting Corporation shall not revert or be in any way impaired by reason of any provision of the MGCL, the DGCL or otherwise. The Conversion shall not (i) require the Converting Corporation to wind up its affairs or to pay its liabilities and distribute its assets, or (ii) be deemed to constitute a dissolution of the Converting Corporation. Following the Conversion, all rights of creditors and all liens upon any property of the Converting Corporation shall be preserved unimpaired, and all debts, liabilities and duties of the Converting Corporation shall remain attached to the Converted Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by it in its capacity as a Delaware corporation. The rights, privileges, powers and interests in property of the Converting Corporation, and the debts, liabilities and duties of the Converting Corporation, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Converted Corporation for any purpose of the laws of the State of Delaware or otherwise.
SECTION 1.02   Effective Time.   In accordance with the provisions of the MGCL and the DGCL, the Converting Corporation shall file or cause to be filed (i) Articles of Conversion (the “Articles of

Conversion”), in the form approved by any of the authorized officers of the Converting Corporation, with the Department pursuant to Section 3-903 of the MGCL, and (ii) a Certificate of Conversion (the “Certificate of Conversion”), in the form approved by any of the officers of the Converting Corporation, and a Certificate of Incorporation of the Converted Corporation, in the form attached hereto as Exhibit A (the “Certificate of Incorporation”), with the Secretary of State pursuant to Sections 103 and 265 of the DGCL. The Conversion shall become effective at the time specified in the Articles of Conversion and the Certificate of Conversion, as permitted by the MGCL and the DGCL (such time of effectiveness, the “Effective Time”).
SECTION 1.03   Certificate of Incorporation.   In connection with the Conversion, at and after the Effective Time, the Certificate of Incorporation shall be in the form attached hereto as Exhibit A until amended in accordance with its terms and the DGCL, and, as such, shall constitute the Certificate of Incorporation of the Converted Corporation. The approval of this Plan of Conversion shall constitute the approval of the Certificate of Incorporation in accordance with Section 265(h) of the DGCL.
SECTION 1.04   Directors and Officers.   In connection with the Conversion, the members of the board of directors of the Converting Corporation and the officers of the Converting Corporation immediately prior to the Effective Time shall continue in office following the Effective Time as the directors and officers of the Converted Corporation, respectively, until the expiration of their respective terms of office and until their successors have been duly elected and qualified, or until their earlier death, resignation or removal.
SECTION 1.05   Merger.   In connection with the Conversion, following the Effective Time, an affiliate of Windstream Holdings II, LLC, a Delaware limited liability company (“Windstream”), will merge with and into the Converted Corporation with the Converted Corporation surviving the merger as a wholly owned subsidiary of Windstream Parent, Inc., a Delaware corporation that is currently an indirect wholly owned subsidiary of Windstream (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of May 3, 2024, by and between the Converting Corporation and Windstream, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 17, 2024 (as it may be further amended and/or restated from time to time, the “Merger Agreement”).
SECTION 1.06   Effect of Plan of Conversion.   Pursuant to Section 265(l) of the DGCL, each corporate action contemplated by Sections 1.03, 1.04 and 1.05 of this Plan of Conversion (including, without limitation, the Merger, the Merger Agreement and the other actions and transactions contemplated thereby) shall be deemed authorized, adopted and approved, as applicable, by the Converted Corporation and the board of directors and stockholders thereof, as applicable, and shall not require any further action of the board of directors or stockholders of the Converted Corporation.
SECTION 1.07   Abandonment.   Notwithstanding the approval of the Conversion and this Plan of Conversion by the stockholders of the Converting Corporation, this Plan of Conversion may be terminated and the Conversion may be abandoned before the effective date of the Articles of Conversion by majority vote of the entire board of directors of the Converting Corporation in accordance with Section 3-907 of the MGCL. If the Articles of Conversion have been filed with the Department, notice of the abandonment shall be given promptly to the Department.
ARTICLE II
CONVERSION OF COMMON STOCK; MISCELLANEOUS
SECTION 2.01   Conversion of Common Stock.   At the Effective Time, without any action required on the part of the Converting Corporation, the Converted Corporation or any other person, pursuant to the Conversion, each share of common stock, par value $0.0001 per share, of the Converting Corporation issued and outstanding immediately prior to the Effective Time will be converted into one issued and outstanding, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Converted Corporation. All rights, powers, preferences, obligations, limitations, and qualifications of the common stock of the Converted Corporation shall be as set out in the Certificate of Incorporation. Each certificate, if any, representing shares of common stock of the Converting Corporation immediately prior to the Effective Time shall be deemed for all purposes to represent the same number of shares of common stock of the Converted Corporation into which the shares represented by such certificate have been converted pursuant to the Conversion.

SECTION 2.02   No Further Rights in Common Stock of the Converting Corporation.   The shares of common stock of the Converted Corporation, having all rights, powers, preferences, obligations, limitations, and qualifications as set forth in the Certificate of Incorporation, into which the shares of common stock of the Converting Corporation shall have been converted as a result of the Conversion shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of common stock of the Converting Corporation.
SECTION 2.03   Effectiveness of Plan of Conversion.   This Plan of Conversion will be effective upon the approval of the Plan of Conversion by the stockholders of the Converting Corporation, subject to the approval of the Merger and the Conversion by such stockholders, all in accordance with applicable law.
SECTION 2.04   Governing Law.   This Plan of Conversion shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Plan of Conversion as of        , 20  .
UNITI GROUP INC.,
a Maryland corporation
By:

Name:
Title:
[Signature Page to Plan of Conversion]

EXHIBIT A
CERTIFICATE OF INCORPORATION
OF
UNITI GROUP INC.
ARTICLE ONE
INCORPORATION
The name and mailing address of the incorporator is [ ].
ARTICLE TWO
NAME
The name of the Corporation is Uniti Group Inc.
ARTICLE THREE
PURPOSE
The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a REIT (as hereinafter defined) under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”). For purposes of this Certificate of Incorporation of the Corporation (the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.
ARTICLE FOUR
REGISTERED OFFICE AND REGISTERED AGENT
The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name of the registered agent of the Corporation at that address is Corporation Service Company.
ARTICLE FIVE
STOCK AND PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS
OF THE CORPORATION, THE BOARD OF DIRECTORS, AND OF THE STOCKHOLDERS
SECTION 1.   Authorized Shares.   The total number of shares of capital stock which the Corporation has authority to issue is 550,000,000 shares, consisting of:
(a)
50,000,000 shares of Preferred Stock, par value $.0001 per share (“Preferred Stock”); and

(b)
500,000,000 shares of Common Stock, par value $.0001 per share (“Common Stock”).

The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below.
SECTION 2.   Preferred Stock.   The Preferred Stock may be issued from time to time and in one or more series. The Board of Directors of the Corporation is authorized to determine or alter the powers, preferences and rights (including voting rights), and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series of Preferred Stock then outstanding) the number of shares of any such series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock. In the event that the number of shares of any series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status which such shares had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock subject to the requirements of applicable law.

SECTION 3.   Common Stock.
(a)   Dividends.   Except as otherwise provided by the DGCL or this Charter, the holders of Common Stock: (i) subject to the rights of holders of any series of Preferred Stock, shall share ratably, on a per share basis, in all dividends and other distributions payable in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; and (ii) are subject to all the powers, rights, privileges, preferences and priorities of any series of Preferred Stock as provided herein or in any resolution or resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of Section 2 of this ARTICLE FIVE.
(b)   Conversion Rights.   The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.
(c)   Preemptive Rights.   No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.
(d)   Voting Rights.   Except as otherwise provided by the DGCL or this Charter and subject to the rights of holders of any series of Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation.
(e)   Liquidation Rights.   In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and subject to the rights of the holders of shares of Preferred Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock ratably on a per share basis. A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 3(e) of ARTICLE FIVE.
(f)   Registration or Transfer.   The Corporation shall keep or cause to be kept at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of Common Stock. To the greatest extent permitted by applicable Delaware law, the shares of the Corporation’s Common Stock shall be uncertificated and transfer of such shares shall be reflected by book entry. Upon the surrender of any certificate representing shares of any class of Common Stock, the Corporation shall forthwith cancel such certificate and the holder thereof shall no longer be entitled to a certificate or certificates representing the shares of such class represented by the surrendered certificate. Any shares represented by a surrendered certificate cancelled as provided above shall be registered in the name and will represent such number of shares of such class as is requested by the holder of the surrendered certificate. Such book entry shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.
(g)   Replacement.   Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock that is represented by a certificate, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.
(h)   Notices.   All notices referred to herein shall be in writing, shall be delivered personally or by first class mail, postage prepaid, and shall be deemed to have been given when so delivered or mailed to the

Corporation at its principal executive offices and to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).
(i)   Fractional Shares.   In no event will holders of fractional shares be required to accept any consideration in exchange for such shares other than consideration which all holders of Common Stock are required to accept.
SECTION 4.   REIT Qualification.   The Board of Directors, without any action by the stockholders of the Corporation, shall have the authority to cause the Corporation to elect to be taxed as a REIT for federal income tax purposes. Following any such election, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be taxed as a REIT for federal income tax purposes, the Board of Directors, without any action by the stockholders of the Corporation, may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. In addition, the Board of Directors, without any action by the stockholders of the Corporation, shall have and may exercise, on behalf of the Corporation, without limitation, the power to determine that compliance with any restriction or limitation on stock ownership and transfers set forth in ARTICLE SEVEN of this Charter is no longer required in order for the Corporation to qualify as a REIT.
SECTION 5.   Section 203 of the DGCL.   Notwithstanding any other provision of the Charter or the Bylaws, the Corporation expressly elects not to be governed by the provisions of §203 of the DGCL.
ARTICLE SIX
DIRECTORS
SECTION 1.   Number, Election and Term of Office of Directors.
(a)   The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors shall consist of not less than two nor more than nine members, the exact number of which shall be fixed from time to time by the affirmative vote of a majority of the entire Board of Directors. The names of the initial members of the Board of Directors are:
Francis X. “Skip” Frantz
Scott Bruce
Jennifer Banner
Kenneth Gunderman
Carmen Perez-Carlton
(b)   Except as expressly provided herein, the manner of election and removal of such directors and the term such directors shall hold office shall be designated in the Bylaws of the Corporation. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
(c)   Subject to the rights, if any, of holders of any series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Subject to the rights, if any, of the holders of any series of Preferred Stock, any or all of the directors of the Corporation may be removed from office at any time, with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Charter applicable thereto.
ARTICLE SEVEN
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES
SECTION 1.   Definitions.   For the purpose of this ARTICLE SEVEN, the following terms shall have the following meanings:
(a)   Aggregate Stock Ownership Limit.   The term “Aggregate Stock Ownership Limit” shall mean 9.8% in value of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 2(h) of this ARTICLE SEVEN. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation, which determination shall be final and conclusive for all purposes hereof. For the purposes of determining the percentage ownership of Capital Stock by any Person, shares of Capital Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not shares of Capital Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.
(b)   Applicable Stock Exchange.   The term “Applicable Stock Exchange” shall mean the New York Stock Exchange, NASDAQ, or other national stock exchange on which the Corporation’s shares of capital stock are listed, or any successor stock exchange thereto.
(c)   Beneficial Ownership.   The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)(A) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.
(d)   Business Day.   The term “Business Day” shall mean any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in the State of New York are authorized or required by law, regulation or executive order to close.
(e)   Capital Stock.   The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.
(f)   Charitable Beneficiary.   The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 3(f) of this ARTICLE SEVEN, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.
(g)   Charitable Trust.   The term “Charitable Trust” shall mean any trust provided for in Section 3(a) of this ARTICLE SEVEN.
(h)   Common Stock Ownership Limit.   The term “Common Stock Ownership Limit” shall mean 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, or such other percentage determined by the Board of Directors in accordance with Section 2(h) of this ARTICLE SEVEN. The number and value of the outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation, which determination shall be final and conclusive for all purposes hereof. For purposes of determining the percentage ownership of Common Stock by any Person, shares of Common Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not shares of Common Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.
(i)   Constructive Ownership.   The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.
(j)   Excepted Holder.   The term “Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by this Charter or by the Board of Directors pursuant to Section 2(g) of this ARTICLE SEVEN.
(k)   Excepted Holder Limit.   The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by this Charter or by the Board of Directors pursuant to Section 2(g) of this ARTICLE SEVEN and subject to adjustment pursuant to Section 2(h) of this ARTICLE SEVEN, the percentage limit established for an Excepted Holder by this Charter or by the Board of Directors pursuant to Section 2(g) of this ARTICLE SEVEN.
(l)   Initial Date.   The term “Initial Date” shall mean the date on which this Certificate of Incorporation becomes effective following the filing with, and acceptance by, the Delaware Secretary of State.
(m)   Market Price.   The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price (as defined in this paragraph) for such Capital Stock on such date. The “Closing Price” on any date shall mean the last reported sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Applicable Stock Exchange or, if such Capital Stock is not listed or admitted to trading on the Applicable Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the- counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board of Directors.
(n)   Person.   The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a “group” as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.
(o)   Prohibited Owner.   The term “Prohibited Owner” shall mean, with respect to any purported Transfer (as defined in this Section 1 of this ARTICLE SEVEN) (or other event), any Person who, but for the provisions of Section 2(a) of this ARTICLE SEVEN, would Beneficially Own or Constructively Own shares of Capital Stock in violation of the provisions of Section 2(a) of this ARTICLE SEVEN, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Capital Stock that the Prohibited Owner would have so owned.
(p)   Restriction Termination Date.   The term “Restriction Termination Date” shall mean the first day on which the Board of Directors determines pursuant to Section 4 of ARTICLE FIVE of this Charter that it is no longer in the best interests of the Corporation to be taxed as a REIT for federal income tax purposes or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.
(q)   TRS.   The term “TRS” shall mean any taxable REIT subsidiary (as defined in Section 856(l) of the Code) of the Corporation.

(r)   Transfer.   The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or change such Person’s percentage of Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right, and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.
(s)   Trustee.   The term “Trustee” shall mean the Person, unaffiliated with both the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Charitable Trust.
SECTION 2.   Capital Stock.
(a)   Ownership Limitations.   During the period commencing on the Initial Date and prior to the Restriction Termination Date or as otherwise set forth below, and subject to Section 4 of this ARTICLE SEVEN:
(i)   Basic Restrictions.
(1)   Except as provided in Section 2(h) of this ARTICLE SEVEN, no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, and no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit. No Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.
(2)   Except as provided in Section 2(h) of this ARTICLE SEVEN, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT.
(3)   Except as provided in Section 2(h) of this ARTICLE SEVEN, any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Capital Stock.
(4)   Except as provided in Section 2(h) of this ARTICLE SEVEN, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent such Beneficial Ownership or Constructive Ownership would cause the Corporation to Beneficially Own or Constructively Own 9.9% or more of the ownership interests in a tenant (other than a TRS) of the Corporation’s real property within the meaning of Section 856(d)(2)(B) of the Code.
(5)   No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership would otherwise cause the Corporation to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any “eligible independent contractor” (as defined in Section 856(d)(9)(A) of the Code) that operates a “qualified health care property” (as defined in Section 856(e)(6)(D) (i) of the Code), on behalf of a TRS failing to qualify as such.
(6)   No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock could result in the Corporation failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(ii)   Transfer in Trust/Transfer Void Ab Initio.   If any Transfer of shares of Capital Stock (or other event) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 2(a)(i)(1), (2), (4), (5) or (6) of this ARTICLE SEVEN,
(1)   then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 2(a)(i)(1), (2), (4), (5) or (6) of this ARTICLE SEVEN (rounded up to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 3 of this ARTICLE SEVEN, effective as of the close of business on the Business Day prior to the date of such Transfer (or other event), and such Person shall acquire no rights in such shares of Capital Stock; or
(2)   if the transfer to the Charitable Trust described in clause (i) of this Section 2(a)(ii) of this ARTICLE SEVEN would not be effective for any reason to prevent the violation of Section 2(a)(i)(1), (2), (4), (5) or (6) of this ARTICLE SEVEN, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 2(a)(i)(1), (2), (4), (5) or (6) of this ARTICLE SEVEN shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.
(b)   Remedies for Breach.   If the Board of Directors or any duly authorized committee thereof shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 2(a) of this ARTICLE SEVEN or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 2(a) of this ARTICLE SEVEN (whether or not such violation is intended), the Board of Directors or a committee thereof, or other designees if permitted by the DGCL, shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 2(a) of this ARTICLE SEVEN shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof, or other designee if permitted by the DGCL.
(c)   Notice of Restricted Transfer.   Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 2(a)(i) of this ARTICLE SEVEN or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 2(a)(ii) of this ARTICLE SEVEN shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s status as a REIT.
(d)   Owners Required to Provide Information.   From the Initial Date and prior to the Restriction Termination Date:
(i)   Every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating (i) the name and address of such owner, (ii) the number of shares of Capital Stock Beneficially Owned and (iii) a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit; and
(ii)   Each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or

Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit.
(e)   Remedies Not Limited.   Nothing contained in this Section 2 of this ARTICLE SEVEN shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to, subject to Section 4 of ARTICLE FIVE, protect the Corporation and the interests of its stockholders in preserving the Corporation’s status as a REIT.
(f)   Ambiguity.   In the case of an ambiguity in the application of any of the provisions of this ARTICLE SEVEN, including any definition contained in Section 1 of this ARTICLE SEVEN, the Board of Directors shall have the power to determine the application of the provisions of this ARTICLE SEVEN with respect to any situation based on the facts known to it at such time. In the event Section 2 or 3 of this ARTICLE SEVEN requires an action by the Board of Directors and this Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 1, 2 or 3 of this ARTICLE SEVEN. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Sections 2(a) and 2(b)) of this ARTICLE SEVEN acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 2(a) of this ARTICLE SEVEN, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.
(g)   Exceptions.
(i)   The Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the restrictions contained in Section 2(a)(i)(1), (2) or (4) of this ARTICLE SEVEN, as the case may be. The Board of Directors may establish or increase an Excepted Holder Limit for such Person if the Board of Directors obtains such representations, covenants and undertakings as the Board of Directors may deem appropriate in order to conclude that granting the exemption and/or establishing or increasing the Excepted Holder Limit, as the case may be, will not cause the Corporation to lose its status as a REIT.
(ii)   Prior to granting any exception pursuant to Section 2(g)(i) of this ARTICLE SEVEN, the Board of Directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure that granting the exception will not cause the Corporation to lose its status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.
(iii)   Subject to Section 2(a)(i)(2), (4), (5) and (6) of this ARTICLE SEVEN, an underwriter, placement agent or initial purchaser that participates in a public offering, a private placement or other private offering of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering, private placement or immediate resale of such Capital Stock, and provided that the restrictions contained in Section 2(a)(i) of this ARTICLE SEVEN will not be violated following the distribution by such underwriter, placement agent or initial purchaser of such shares of Capital Stock.
(h)   Change in Aggregate Stock Ownership Limit, Common Stock Ownership Limit and Excepted Holder Limits.

(i)    The Board of Directors may from time to time increase or decrease the Aggregate Stock Ownership Limit and/or the Common Stock Ownership Limit; provided, however, that a decreased Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit will not be effective for any Person whose percentage ownership of Capital Stock is in excess of such decreased Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit until such time as such Person’s percentage of Capital Stock equals or falls below the decreased Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit, but until such time as such Person’s percentage of Capital Stock falls below such decreased Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit, any further acquisition of Capital Stock will be in violation of the Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit and, provided further, that the new Aggregate Stock Ownership Limit and/or Common Stock Ownership Limit would not allow five or fewer individuals (taking into account all Excepted Holders) to Beneficially Own or Constructively Own more than 49.9% in value of the outstanding Capital Stock.
(ii)   The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the then-existing Aggregate Stock Ownership Limit or Common Stock Ownership Limit, as applicable.
(i)   Legend.   Each certificate, if any, or any notice in lieu of any certificate, for shares of Capital Stock shall bear a legend summarizing the restrictions on ownership and transfer contained herein. Instead of a legend, the certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on ownership and transferability to a stockholder on request and without charge.
SECTION 3.   Transfer of Capital Stock in Trust.
(a)   Ownership in Trust.   Upon any purported Transfer or other event described in Section 2(a)(ii) of this ARTICLE SEVEN that would result in a transfer of shares of Capital Stock to a Charitable Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 2(a)(ii) of this ARTICLE SEVEN. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 3(f) of this ARTICLE SEVEN.
(b)   Status of Shares Held by the Trustee.   Shares of Capital Stock held by the Trustee shall continue to be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the Capital Stock held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action or any other recourse whatsoever against the purported transferor of such Capital Stock.
(c)   Dividend and Voting Rights.   The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid with respect to such shares of Capital Stock by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or other distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust and, subject to Delaware law, effective as of the date that the shares of Capital Stock have been transferred to the Charitable Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this ARTICLE SEVEN, until the Corporation has received notification that shares of Capital Stock have been transferred into a Charitable Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.
(d)   Sale of Shares by Trustee.   Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Charitable Trust, the Trustee of the Charitable Trust shall sell the shares held in the Charitable Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 2(a)(i) of this ARTICLE SEVEN. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 3(d) of this ARTICLE SEVEN. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Charitable Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Charitable Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 3(c) of this ARTICLE SEVEN. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary, together with any distributions thereon. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 3(d) of this ARTICLE SEVEN, such excess shall be paid to the Trustee upon demand.
(e)   Purchase Right in Stock Transferred to the Trustee.   Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 3(c) of this ARTICLE SEVEN. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Charitable Trust pursuant to Section 3(d) of this ARTICLE SEVEN. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner, and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.
(f)   Designation of Charitable Beneficiaries.   By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) the shares of Capital Stock held in the Charitable Trust would not violate the restrictions set forth in Section 2(a)(i) of this ARTICLE SEVEN in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under one of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 2(a)(ii)(1) of this ARTICLE SEVEN shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment
SECTION 4.   Applicable Stock Exchange Transactions.   Nothing in this ARTICLE SEVEN shall preclude the settlement of any transaction entered into through the facilities of the Applicable Stock

Exchange or any other automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this ARTICLE SEVEN, and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this ARTICLE SEVEN.
SECTION 5.   Enforcement.   The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this ARTICLE SEVEN.
SECTION 6.   Non-Waiver.   No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.
SECTION 7.   Severability.   If any provision of this ARTICLE SEVEN or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.
ARTICLE EIGHT
AMENDMENT OF BYLAWS
Any and all provisions of the Bylaws may be repealed, altered, amended, or rescinded and new bylaws may be adopted (a) by the stockholders at any annual meeting of the stockholders or at any special meeting called for that purpose (provided that notice of such proposal is included in the notice of such meeting) and (b) by the Board of Directors at any regular or special meeting of the Board of Directors; provided, however, the Board of Directors does not have the power to alter or repeal any bylaw made by the stockholders.
ARTICLE NINE
LIMITATION OF LIABILITY
SECTION 1.   Limitation of Liability.   To the maximum extent that Delaware law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this ARTICLE NINE, nor the adoption or amendment of any other provision of this Charter or the Bylaws inconsistent with this ARTICLE NINE, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.
SECTION 2.   Right to Indemnification.   The Corporation shall, to the maximum extent permitted by Delaware law in effect from time to time, indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is a party to a proceeding (or whom is threatened to be made a party) by reason of her or his service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity; provided, however, that, except as provided in Section 3 of this ARTICLE NINE with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The rights of a director or officer to indemnification and the advancement of expenses as set forth in this Section shall vest immediately upon election as a director or officer. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. Notwithstanding anything in the foregoing to the contrary, the Corporation shall not provide indemnification for any loss, liability, or expenses arising from or out of an alleged violation of federal or state securities laws by a director or officer, unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to such director or officer; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such director or officer; or (iii) a court of competent jurisdiction approves a settlement of the claims against such director or officer and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.
SECTION 3.   Procedure for Indemnification.   Any indemnification of a director or officer of the Corporation or advance of expenses under Section 2 of this ARTICLE NINE shall be made promptly, and in any event within forty-five days (or, in the case of an advance of expenses, twenty days), upon the written request of the director or officer made in accordance with this Section. The Corporation may pay or reimburse reasonable legal expenses and other costs incurred by a director or officer seeking indemnification in advance of final disposition of a proceeding only if: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation, (b) such director or officer provides the Corporation with a written affirmation of such director’s or officer’s good faith belief that such director or officer has met the standard of conduct necessary for indemnification by the Corporation as authorized by Delaware law, (c) the proceeding was initiated by a third party who is not a stockholder or, if by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement, and (d) such director or officer provides the Corporation with a written undertaking to repay the amount paid or reimbursed by the Corporation, together with the applicable legal rate of interest, if it is ultimately determined that such director or officer did not comply with the requisite standard of conduct. The procedure for indemnification of other employees and agents for whom indemnification is provided pursuant to Section 2 of this ARTICLE NINE shall be the same procedure set forth in this Section 3 of ARTICLE NINE for directors or officers, unless otherwise set forth in the action of the Board of Directors providing indemnification for such employee or agent.
SECTION 4.   Insurance.   The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.
SECTION 5.   Service for Subsidiaries.   Any person serving as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for this ARTICLE NINE) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.
SECTION 6.   Reliance.   Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director, officer or other employee of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE NINE in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this ARTICLE NINE shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.
SECTION 7.   Non-Exclusivity of Rights.   The rights to indemnification and to the advance of expenses conferred in this ARTICLE NINE shall not be exclusive of any other right which any person may have or hereafter acquire under this Charter or under any statute, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
SECTION 8.   Merger or Consolidation.   For purposes of this ARTICLE NINE, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE NINE with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.
SECTION 9.   Savings Clause.   If this ARTICLE NINE or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under Section 2 of this ARTICLE NINE as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this ARTICLE NINE to the full extent permitted by any applicable portion of this ARTICLE NINE that shall not have been invalidated and to the full extent permitted by applicable law.
ARTICLE TEN
MEETINGS OF STOCKHOLDERS
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE ELEVEN
STOCKHOLDER ACTION
For so long as any security of the Company is registered under Section 12 of the Securities Exchange Act of 1934: (i) the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied; and (ii) special meetings of the stockholders for any purpose or purposes may be called at any time by the majority of the Board of Directors or by the Secretary of the Corporation upon the written request of the holders of not less than twenty percent (20%) in voting power of our outstanding stock.
ARTICLE TWELVE
AMENDMENT
SECTION 1.   Notwithstanding any other provisions of this Charter or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Charter, the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation eligible to be cast in the election of directors shall be required to amend, alter, change or repeal Sections 5, 6, 7, and 8 of ARTICLE FIVE, ARTICLES SEVEN, EIGHT, NINE or ELEVEN hereof, or this ARTICLE TWELVE, or any provision thereof or of this ARTICLE TWELVE.
SECTION 2.   The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Charter, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE THIRTEEN
AGENCY
To the fullest extent permitted by law, (i) the Corporation is designated as the stockholders’ sole and exclusive agent with the exclusive right to pursue and recover any remedies on behalf of stockholders under that certain Agreement and Plan of Merger, dated as of May 3, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and between the Corporation and Windstream Holdings II, LLC, a Delaware limited liability company, including under Section 12.06 thereof, pursuant to which, in the event that specific performance is not sought or granted as a remedy, the Corporation may pursue and recover damages or other amounts set forth in Section 12.06 of the Merger Agreement, and (ii) any amounts or damages recovered by the Corporation on behalf of the stockholders, whether through judgment, settlement or otherwise, shall, in the sole discretion of the Board of Directors, be distributed to the stockholders by a dividend, stock repurchase or buyback or in any other manner.
[Signatures appear on the following page]

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, do certify that the facts herein stated are true, and, accordingly, have hereto set my hand this      day of            , 20  .

[  ], Incorporator

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY V62696-Z89506 Proposal 1 – The Merger Proposal Proposal 3 – The Interim Charter Agreement Proposal Proposal 4 – The Delaware Conversion Proposal Proposal 5 – The Adjournment Proposal Proposal 2 – The Advisory Compensation Proposal For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! UNITI GROUP, INC. (“Uniti”) The Board of Directors recommends that you vote “FOR” proposals 1, 2, 3, 4, and 5: UNITI GROUP, INC. 2101 RIVERFRONT DRIVE, SUITE A LITTLE ROCK, ARKANSAS 72202 1. Approve the merger of an aff i l i a t e o f Windstream Holdings II, LLC (“Windstream”) with and into Uniti with Uniti surviving the merger as a wholly owned subsidiary of Windstream Parent, Inc. (“New Uniti”, and such merger, the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of May 3, 2024, by and between Uniti and Windstream, as amended by the Amendment No. 1 to the Agreement and Plan of Merger, dated as of July 17, 2024 (as it may be further amended and/or restated from time to time, the “Merger Agreement”), and the other actions and transactions contemplated thereby (Proposal 1). 2. Approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Uniti’s named executive officers that is based on or otherwise relates to the Merger (Proposal 2). 3. Approve the amendment to the charter of Uniti, designating Uniti as the agent of Uniti stockholders to pursue damages in the event that specific performance is not sought or granted as a remedy for Windstream’s willful breach of the Merger Agreement (Proposal 3). Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer. 4. Approve the conversion of Uniti to a Delaware corporation and the related plan of conversion (Proposal 4). 5. Approve, if necessary, the adjournment of the Special Meeting of Uniti stockholders to a later date or dates to permit further solicitation of proxies in the event that there are insufficient votes to approve one or more of the foregoing proposals or to ensure there are sufficient shares represented to constitute a quorum necessary to conduct the business of the Special Meeting (Proposal 5). VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. The deadline to vote before the special meeting by Internet is 11:59 p.m. Eastern Time on April 1, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/UNIT2025SM You may attend the special meeting via the Internet and vote during the special meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. The deadline to vote by telephone is 11:59 p.m. Eastern Time on April 1, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice of Special Meeting and Proxy Statement/Prospectus are available at www.proxyvote.com. V62697-Z89506 Continued and to be signed on reverse side Uniti Group, Inc. – Proxy THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS ON APRIL 2, 2025 The undersigned stockholder(s) of Uniti Group, Inc., a Maryland corporation, hereby appoint(s) Daniel L. Heard and Paul Bullington, and each or either of them, as proxies, with the power to appoint their substitutes, and hereby authorize(s) them to cast on behalf of the undersigned, as designated on the reverse side of this proxy card, all votes that the undersigned is/are entitled to cast at the Special Meeting to be held virtually at www.virtualshareholdermeeting.com/UNIT2025SM on April 2, 2025 at 8:00 a.m., Eastern Time, or any postponement or adjournment thereof, in accordance with and as more fully described in the Notice of the Special Meeting and the accompanying Proxy Statement/Prospectus, receipt of each of which is hereby acknowledged and the terms of each of which are incorporated by reference, and otherwise to represent the undersigned at the Special Meeting with all powers possessed by the undersigned as if personally present at the Special Meeting. The undersigned hereby revokes any proxy heretofore given with respect to the Special Meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3, 4, AND 5 IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.